Exhibit 1.0

Partial proportional spin off
of Banca Fideuram S.p.A.
in favor of SANPAOLO IMI S.p.A.

INFORMATION DOCUMENT

The information contained in this Information Document, including its attachments, does not constitute an offer of securities for sale in the United States or offer to acquire securities in the United States.

The securities referred to herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption.  The securities are intended to be made available within the United States in connection with the business combination pursuant to an exemption from the registration requirements of the Securities Act.

***

The business combination described herein relates to the securities of foreign companies. The business combination is subject to disclosure and procedural requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Sanpaolo IMI and Banca Fideuram are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

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SANPAOLO IMI S.p.A.
Piazza San Carlo 156 - 10121 Turin
Company Secretariat
Tel. 011/5556093 – 011/5552526
Fax 011/5556396 - 011/5552989
e-mail: segreteria.societaria@sanpaoloimi.com
e-mail: investor.relations@sanpaoloimi.com

SANPAOLO IMI S.p.A.
EXTRAORDINARY SHAREHOLDERS’ MEETING
29 and 30 June 2004

CONVOCATION OF MEETING

The Shareholders are called to an Extraordinary Shareholders’ Meeting at the premises in Piazza San Carlo in Turin, with entrance at number 158, at 11.00 a.m., on 29 June 2004 on first convocation and on  30 June 2004 on second convocation, to discuss and resolve on the following

Agenda:

1.     Proposals of amendments to the Articles of Association and relative resolutions, correlated to:

•  the coming into force of Legislative Decrees no. 6 of 17 January 2003 and no. 37 of 6 February 2004;

•  the organizational structure of the Bank’s Administration and Management;

•  the necessity of clarity and greater precision in the formulation of some provisions of the Articles of Association as well as the formal amendment of the Articles and their numbering.

2.     The spin off from Banca Fideuram S.p.A. of the Fideuram Vita Compagnia di Assicurazioni e Riassicurazioni S.p.A. in favor of Sanpaolo Imi S.p.A.

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Banca Fideuram S.p.A.
Piazzale Douhet, 31 – 00143 Rome
General Secretariat of the Group
Tel. 06/59022857
Fax 06/50022129
e-mail:investor.relations@fideuram.it

Banca Fideuram S.p.A.
ORDINARY AND EXTRAORDINARY SHAREHOLDERS’ MEETING
29 and 30 June 2004

CONVOCATION OF MEETING

The shareholders are called to an ordinary and extraordinary Shareholders’ Meeting in Milan, Corso di Porta Romana 16, at 3 p.m., on 29 June 2004 on first convocation and, if necessary, on 30 June on second convocation, to resolve on the following

Agenda

Ordinary part

1.   Appointment of two Directors.

Extraordinary part

1.     Proposals of amendments to the Articles of Association: article 2, 1st and 2nd subsections; article 3; article 5, 1st and 2nd subsections; article 6, (new) 2nd subsection; article 7, 1st subsection; article 8, (new) 1st subsection; article 10, 2nd subsection; article 11, 1st subsection; article 12, (new) 3rd subsection; article 13, 2nd (new) 3rd and (new) 4th subsections; article 15, 2nd subsection; article 16, 3rd subsection; article 17, 1st subsection, (new) 2nd and (new) 3rd subsections; article 18, (new) 3rd subsection; article 19, 1st, 2nd, (new) 3rd and 5th subsections; article 20, 4th and 8th subsections; article 22, 5th subsection; article 23, 2nd, 6th and (new) 15th subsections; article 24; article 25, article 26, article 27, article 28, (new) article 29; (new) article 30.

2.     Project for the partial spin off of Banca Fideuram S.p.A. in favor of Sanpaolo IMI S.p.A., on the basis of the respective financial statements as of 31.12.2003. Relative resolutions and delegated powers.

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ATTACHMENTS

•      Spin off project in accordance with Article 2506-bis of the Italian Civil Code

•      Report in accordance with Articles 2506-ter and 2501-quinquies of the Italian Civil Code prepared by the Board of Directors of SANPAOLO IMI

•      Report prepared by Goldman Sachs and JP Morgan plc, independent advisors, used by the Board of Directors of SANPAOLO IMI for the determination of the share assignment ratio

•      Report in accordance with Articles 2506-ter and 2501-quinquies of the Italian Civil Code prepared by the Board of Directors of BANCA FIDEURAM

•      Report prepared by Citigroup Global Markets Limited, independent advisor, used by the Board of Directors of BANCA FIDEURAM for the determination of the share assignment ratio

•      SANPAOLO IMI financial statements as of 31 December 2003 to substitute the spin off balance sheet, in accordance with Articles 2506-ter and 2501-quater of the Italian Civil Code

•      BANCA FIDEURAM financial statements as of 31 December 2003 to substitute the spin off balance sheet, in accordance with Articles 2506-ter and 2501-quater of the Italian Civil Code

•      PriceWaterhouseCoopers S.p.A.'s report in accordance with Articles 2506-ter and 2501-sexies of the Italian Civil Code

•      Reconta Ernst & Young S.p.A.'s report in accordance with Articles 2506-ter and 2501-sexies of the Italian Civil Code

•      Report of the Board of Statutory Auditors of SANPAOLO IMI on the spin off

•      Report of the Board of Statutory Auditors of Banca Fideuram on the spin off

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SPIMI AND FIDEURAM PRO FORMA KEY DATA

The following are the key data of the Sanpaolo Imi Group, which take into account the limited effects of the partial proportional spin off of Banca Fideuram in favor of SANPAOLO IMI. The pro forma data, which were prepared assuming the spin off operation to be effective, respectively as of 31 December 2003 as regards the effects on the balance sheet and as of 1 January 2003 as regards the income statement effects, are shown with specific notes. The remaining indicators, not influenced by the transaction, are extracted from the official financial statements.

SANPAOLO IMI GROUP KEY DATA

Year 2003 pro forma
CONSOLIDATED STATEMENT OF INCOME (€/mil)
Net interest income	3,716
Net commissions and other net dealing revenues	3,036
Administrative costs	(4,610)
Operating income	2,717
Provisions and net adjustments to loans and financial fixed assets	(859)
Income before extraordinary items	1,700
Net income of the Group(1)	981

CONSOLIDATED BALANCE SHEET (€/mil)
Total assets	202,580
Loans to customers (excluding NPLs and SGA loans)	122,415
Securities	25,292
Equity investments	4,572
Subordinated liabilities	6,414
Net shareholders’ equity of the Group(1)	11,110

CUSTOMER FINANCIAL ASSETS (€/mil)
Customer financial assets	368,042
- Direct deposits	131,721
- Indirect deposits	236,321
- Asset management	143,711
- Asset administration	92,610

PROFITABILITY RATIOS (%)
RoE(1)(2)	9.0
Cost/ Income ratio (3)	61.9
Net commissions / Administrative costs	65.9

CREDIT RISK RATIOS (%)
Net non-performing loans / Net loans to customers	0.9
Net problem loans and loans in restructuring / Net loans to customers	1.1

SOLVENCY RATIOS (%)
Core tier 1 ratio	6.6
Tier 1 ratio	7.4
Total ratio	10.5

SHARES
Number of shares (million) (1)	1,863
Quoted price per share (€)
- average	8.158
- low	5.796
- high	11.346
Earnings / Average number of shares in circulation (€) (1)	0.53
Book value per share (€) (1) (4)	5.97

OPERATING STRUCTURE
Employees	43,465
Domestic branches	3,168
Foreign branches and representative offices	122
Financial planners	4,675

(1) These are pro forma data. For comparison with similar official data and for details on the calculation methodology, please refer to Section 5 of this document.

(2) Net income / Average net shareholders’ equity (calculated as the arithmetical average of the values at year end).

(3) Administrative costs (excluding indirect duties and taxes) and amortization (excluding adjustments to goodwill and merger and consolidation differences)/Net interest and other banking income (including other net income).

(4) Net shareholders’ equity / Number of shares in circulation.

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The following are the main consolidated indicators relating to Banca Fideuram, which take into account the effects of the partial proportional spin off in favor of SANPAOLO IMI. The pro forma data, which were prepared assuming the spin off to be effective, respectively as of 31 December 2003 as regards the effects on the balance sheet and as of 1 January 2003 as regards the effects on the income statement, are compared with those taken from the official financial statements.

BANCA FIDEURAM GROUP KEY DATA

	2003	2003 pro forma
CONSOLIDATED STATEMENT OF INCOME (€/mil)
Net commissions	478.6		(*)
Net interest and other banking income	592.4	556.4
Administrative costs and asset amortization	364.2		(*)
Income before extraordinary items	217.4	185.5
Net income of the Group	175.6	143.7

CONSOLIDATED BALANCE SHEET AND CUSTOMER FINANCIAL ASSETS (€/mil)

Total assets	5,954.7	5,520.4
of which shareholdings	443.9	9.6
Consolidated shareholders’ equity (**)	1,012.4	578.1
Net asset management flow	3,559		(*)
Total net flow	1,203		(*)
Total assets under management	58,129		(*)

PROFITABILITY RATIOS (%)
RoE	17.9	23.2
EVA (€/mil)	114.9	97.3
Cost / Income ratio	55.2	58.6
Labor cost / Net interest and other banking income	24.9	26.5
Net income / Media Assets under management	0.31	0.25

SHARES
Number of shares (millions)	980		(*)
Quoted price per share (€)
- period-end	4.710		(*)
- low	3.333		(*)
- high	5.765		(*)
Earnings / average number of shares in circulation (€)	0.18	0.15
Net shareholders’ equity (**) / number of shares in circulation (€)	1.05	0.60

OPERATING STRUCTURE
Private Banker	4.543		(*)
Employees (including insurance companies)	1.995	1.894
Private Banker Offices	261		(*)
Banca Fideuram branches	88		(*)

(*) The data under consideration are the official data in as much as they are not influenced (or are influenced in an undeterminable manner) by the spin off operation of Banca Fideuram Vita in favor of SANPAOLO IMI.

(**) ROE was calculated dividing the net income for 2003 by the average net shareholders’ equity of the period.

(***) The amount includes the profit of the period and excludes the own shares held.

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1.     IMPORTANT INFORMATION

This Information Document (the “Information Document”) was prepared in compliance with Article 70, subsection 4, of the Regulation approved by the Italian National Securities and Exchange Commission (“Consob”) Resolution no. 11971 of 14 May 1999 and subsequent amendments, in order to provide ample and specific information for the shareholders and the market, on the partial proportional spin off transaction (the “Spin Off”) of Banca Fideuram S.p.A. (hereinafter also referred to as “Banca Fideuram”, “BF”, “Spun-off Company” or “Company subject to Spin off”) in favor of SANPAOLO IMI S.p.A. (hereinafter also referred to as “SANPAOLO IMI”, “SPIMI” or “Beneficiary Company”).

The operation constitutes a step in the rationalization plan for Sanpaolo IMI Group’s position in the insurance sector, with the aim of creating a new insurance pole (hereinafter also referred to as the “New Insurance Pole”) aggregating the various companies currently operating in both the Life and the Personal and Property Protection fields.

In addition to the Spin Off of the shares of Fideuram Vita Compagnia di Assicurazioni e Riassicurazioni S.p.A. (hereinafter also referred to as “Fideuram Vita” or “FV”) held by BF in favor of SPIMI, the plan more specifically provides the spin off of all the shares held by Sanpaolo IMI Wealth Management S.p.A. (hereinafter also referred to as “SPWM”), a company entirely controlled by SPIMI, in Sanpaolo Vita S.p.A. (hereinafter also referred to as “SPVita”) in favor of Noricum Vita S.p.A. (hereinafter also referred to as “Noricum”), also entirely controlled, directly and indirectly, by SPIMI, as well as the merger by incorporation (hereinafter also referred to as the “Merger”) of SPVita and FV with Noricum, which will take the name of Assicurazioni Internazionali Torino S.p.A. or more briefly A.I.T. S.p.A.).

All the described transactions, even though legally and logically distinct, aim at the implementation of a unitary project—of substantially simultaneous implementation—to ensure that none of the spin off and merger operations can be stipulated in the absence of prescribed Isvap (Insurance Surveillance Institute) authorizations for each of the transactions and, in particular, that the Merger will take effect after the Spin Off.

The Spin off, approved on 18 May 2004 by the Boards of Directors of the two banks, will be presented to the Shareholders’ Meetings called respectively, on first and second convocation, for 29 and 30 June 2004, in Turin and Milan.

The Bank of Italy, as far as its competence is concerned, has authorized the partial proportional spin off operation of Banca Fideuram in favor of SANPAOLO IMI, pursuant to Article 57 of Legislative Decree n. 385 of 1 September 1993 (the “Consolidated Banking Law”), with a provision issued on 27 May 2004.

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The Information Document has been filed, and is available to the public, at the SANPAOLO IMI head office, in Turin, Piazza San Carlo 156, and also at the Banca Fideuram head office, at no. 31, P.le Douhet, Rome, and at Borsa Italiana S.p.A., at no. 6, Piazza Affari, Milan.

The Information Document was notified to Consob.

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2. INFORMATION RELATING TO THE SPIN OFF

2.1 DESCRIPTION OF THE MODALITIES AND TERMS OF THE TRANSACTION

2.1.1 Description of the companies involved in the transaction

A.    SANPAOLO IMI

Type, Name and Registered Office

SANPAOLO IMI S.p.A., with Registered Office in Turin, at no. 156, Piazza San Carlo, and permanent Secondary Offices in Rome, no. 25, Viale dell’Arte, and in Bologna, at no. 22, Via Farini, was registered as a bank on the Roll of Banks, and Parent Bank of the SANPAOLO IMI Banking Group was registered on the Roll of Banking Groups, was registered on the Turin Register of Businesses with no. 06210280019, Member of the Interbank Deposit Guarantee Fund.

Corporate Purpose

The corporate purpose is the collection of savings from the general public and the performance of banking activities in various forms, in Italy and abroad.

The company may carry out, within the limits allowed by applicable law, all banking and financial transactions and services, as well as every other transaction that is instrumental or anyway linked to the achievement of the corporate purpose.

Admission to listing

SANPAOLO IMI’s ordinary shares are listed on the Mercato Telematico Azionario, the Italian Stock Exchange, organized and managed by Borsa Italiana S.p.A. (“MTA”).

SANPAOLO IMI has furthermore issued non-convertible bonds quoted on the Telematic Debentures and Treasury Bonds Market (“MOT”).

SANPAOLO IMI’s ordinary shares, in the form of American Depository Shares, are also listed on the New York Stock Exchange (“NYSE”).

Share Capital

SANPAOLO IMI’s share capital amounts to €5,144,064,800, fully paid, and is composed of 1,448,831,982 ordinary shares and 388,334,018 preference shares, both with a nominal value per share of €2.80.

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Company bodies

Board of Directors

The Board of Directors of SANPAOLO IMI, which will remain in office until approval of the financial statements as of 31 December 2006, is composed as follows:

Name and Position

Enrico SALZA, born in Turin on 25/5/1937, Chairman (*)

Maurizio BARRACCO, born in Rome on 7/8/1943, Director

Pio BUSSOLOTTO, born in Vicenza on 7/1/1936, Director (*)

Giuseppe FONTANA, born in Monza (MI) on 04/06/1954, Director

Ettore GOTTI TEDESCHI, born in Pontenure (PC) on 3/3/1945, Director (*)

Alfonso IOZZO, born in Torre di Ruggiero (CZ) on 31/8/1942, Director (*) (**)

Virgilio MARRONE, born in Savona on 02/08/1946, Director

Iti MIHALICH, born in Fiume (Croatia) on 22/9/1931, Director

Anthony ORSATELLI, born in Saigon (Vietnam), on 19/01/1951, Director

Emilio OTTOLENGHI, born in Turin on 18/1/1932, Director (*)

Orazio ROSSI, born in Montagnana (PD) on 12/2/1932, Director (*) (***)

Gian Guido SACCHI MORSIANI, born in Scandiano (RE) on 8/10/1934, Director (*)

Alfredo SAENZ ABAD, born in Getxo (Vizcaya - Spain) on 21/11/1942, Director

Mario SARCINELLI, born in Foggia on 9/3/1934, Director

Leone SIBANI, born in Bologna on 14/4/1937, Director

Alberto TAZZETTI, born in Turin on 14/2/1948, Director

Josè Manuel VARELA, born in Madrid on 16/10/1946, Director (*)

(*) Member of the Executive Committee

(**) Managing Director

(***) Deputy Chairman

Board of Statutory Auditors

The Board of Auditors of SANPAOLO IMI, which will remain in office until approval of the financial statements as of 31 December 2004, is composed as follows:

Name and Position

Mario PAOLILLO, born in S. Biagio Saracinisco (FR) on 17/12/1930, Chairman

Aureliano BENEDETTI, born in Florence on 15/11/1935, Auditor

Maurizio DALLOCCHIO, born in Milan on 12/04/1958, Auditor

Paolo MAZZI, born in Isola d’Istria (Slovenia) on 10/10/1946, Auditor

Enrico VITALI, born in Milano on 31/03/1961, Auditor

Stefania BORTOLETTI, born in Vittorio Veneto (TV) on 21/12/1966, Supplentary Auditor

Gian Luca GALLETTI, born in Bologna on 15/07/1961, Supplementary Auditor

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The SANPAOLO IMI Group

Historical notes

SANPAOLO IMI was founded by the merger by incorporation of Istituto Mobiliare Italiano (“IMI”) in Istituto Bancario San Paolo di Torino. The transaction, approved by the respective Shareholders’ Meetings held on 31 July 1998, became legally effective on 1 November 1998.

Istituto Bancario San Paolo di Torino originated as the confraternity called the “Compagnia di San Paolo”, established in 1563 to aid the needy. Later, with the progressive and significant development of banking activities, it took on the status of a Public Law Banking Institute at the end of the nineteenth century, which was maintained until its transformation into a Joint Stock Company at the end of 1991.  At the beginning of the 1970s San Paolo was still a regional bank, but over the following twenty years it expanded significantly on the national market, both by the opening of its own branches and by numerous take-over and merger transactions with smaller banks, and this was accompanied by a selective strategy of international growth, aimed at creating a network of branches and subsidiaries abroad to cover the main international financial centers as well as to support operations with its customers in Italy. From the 1980s onwards, the growth of banking operations was accompanied by a progressive diversification into other financial sectors, with the inclusion of, among other things, the departments of trust funds, leasing, merchant banking, insurance and consumer credit. At the time of the merger with IMI, San Paolo presented itself as a leading national trading bank, with its diversified products and its capillary distribution network at the service of millions of households.

Istituto Mobiliare Italiano was founded in 1931 as a Public Law Company, with the purpose of restructuring and refinancing the Italian industry through the issuance of medium/long term credit and the underwriting of equity. During the 1980s, the IMI Group proceeded with a full scale reorganization process of its operating structure and of the company divisions, developing, together with the business area represented by specialist credit services, new lines of activity in the sectors of investment banking, professional savings management and financial consultancy to private individuals.

The integration process of the two Groups, completed during the year 1999, allowed San Paolo’s distributive capacities and wide customer base to be combined with IMI Group’s specialist expertise.

In the last three years, the SANPAOLO IMI Group has made decisive efforts to reinforce its presence on the national retail market and to complete its cover of the national territory in terms of its distribution network. This has come about with the purchase of Banco di Napoli, accomplished in 2000, which brought to the Group a vast and

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widespread network of approximately 720 branches and a customer base of both households and companies in the Southern Italian Regions, and with the merger with the Cardine Group, completed in June 2002, which allowed the acquisition of relevant market shares in the North Eastern Regions and along the Adriatic coast, thanks to the seven banks and over 850 branches of which the Cardine Group was composed, and to its consolidated relationship with the world of small and medium sized businesses.

Its presence and its widespread network in other Italian Regions was achieved thanks to investments in shareholdings and to specific industrial and commercial agreements, such as that with Cassa di Risparmio di Firenze, Cassa dei Risparmi di Forlì and Banca delle Marche. At the same time, SANPAOLO IMI has reinforced its position abroad, also by stipulating agreements and alliances with European groups of primary standing, such as Santander Central Hispano and Caisse des Dépôts et Consignations.

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The SANPAOLO IMI Group today

GROUP’S STRUCTURE AND BUSINESS SECTORS

The SANPAOLO IMI Group is organized into business sectors, each with autonomous operations, in order to effectively respond to the changing competitive scene, clearly identify the profitability of each business in relation to connected risk, establish the adequacy of the total capital and its proper allocation between the various areas, and to induce a strong assumption of managerial responsibilities concerning results.

The business model used by the SANPAOLO IMI Group today for developing guidelines for the three-year 2003-2005 plan is, in short, characterized by:

•      promotion of the concept of close relationships with customers in the various territories where is is established;

•      skills specialization within each business unit and the product companies in order to guarantee an excellent service;

•      concentration of operations and services in order to attain scale and scope economies;

•      centralization of strategic, management, and control policies within the parent company.

The organizational configuration at the end of last April is today divided into the following business sectors and other structures:

•      Commercial Bank: this is the SANPAOLO IMI Group’s area of development and strategic consolidation with over 3,000 operating points spread throughout the territory, characterized by a strong sense of close relationship with customers, confirmed by the appreciation of the historical brands of the banks united over time. The business strategy’s point of reference is represented by the Private & Retail and Business markets dedicated to the development and implementation of strategies for increasing market shares and income, which define product, pricing, and development policies of the network and consequent results. The core reference across the territory, rather, is constituted by branches organized into areas or banks, where maintaining a strong local identity is advisable.

•      Asset Management: this is the center of reference for developing sector products with the objective of optimizing portfolio performance and therefore strengthening the leading position that the SANPAOLO IMI Group has achieved for some time in asset management.

•      Insurance Pole: this represents a central reference center for the development of the insurance market activities, with the aim of increasing focus on this specific business and reinforcing the capacities for introducing innovations into products and into the overall offer. All the insurance companies of the SANPAOLO IMI Group will become members of the Insurance Pole.

•      Personal Financial Services: this gives concrete form to the group of specialist activities of the network of private bankers involved in developing assets managed for customers and their appreciation through appropriate asset allocation policies.

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•      Investment Banking: this constitutes the body of reference for the supply of special services—M&A, capital markets, trading—to business and institutional customers, as well as the development of structured products for covering their financial needs.

•      Local Authorities and Public Companies: this is the organization responsible for developing relations with reference organizations and has the purpose of providing financing and advice to public agencies and in relation to infrastructure projects in order to contribute to the development of the territory.

This model, which is completed by the management and governance structures making up the Central Functions, is better illustrated in the following diagram.

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GROUP STRUCTURE

COMMERCIAL BANK
SANPAOLO
- Parent Bank
- Foreign Network
- Sanpaolo IMI Internazionale
Banka Koper (Slovenia; 62.9%)
Inter-Europa Bank (Hungary; 85.9%)
Sanpaolo IMI Bank (Romania; 98.3%)

- Sanpaolo Leasint

- Finemiro Banca

Banca Popolare dell’Adriatico
Cassa di Risparmio di Padova e Rovigo
Cassa di Risparmio in Bologna
Cassa di Risparmio di Venezia
Friulcassa
Sanpaolo Banco di Napoli

CENTRAL FUNCTIONS	ASSET MANAGEMENT
Shareholdings	Sanpaolo IMI Wealth Management
- Santander Central Hispano (Spain; 2.9%)	- Sanpaolo IMI Asset Management
- CDC Ixis (France; 3.4%)	- Sanpaolo IMI Wealth Management (Lux)
- Cassa di Risparmio di Firenze (19.5%)	- Sanpaolo IMI Institutional Asset Management
- Cassa dei Risparmi di Forlì (29.8%)	- Sanpaolo IMI Alternative Investments
- Banca delle Marche (7%)
Finance	INVESTMENT BANKING
Integrated Operating Vehicle	Banca IMI
Sanpaolo IMI Private Equity
IMI Investimenti

PERSONAL FINANCIAL SERVICES
Banca Fideuram (73.4%)

INSURANCE POLE
Noricum Vita (Assicurazioni Internazionali Torino)
- Sanpaolo Vita
- Sanpaolo Life
- Fideuram Vita
- Egida (50%)
- Universo Servizi

LOCAL AUTHORITIES AND PUBLIC COMPANIES
Banca OPI

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B. BANCA FIDEURAM

Type, Name and Registered Office

Banca Fideuram S.p.A., with Registered Office in Rome, Piazzale 31 and permanent Secondary Office in Milan, Corso di Porta Romana 16 is registered in the Roll of Banks, belonging to the SANPAOLO IMI Banking Group registered in the Roll of Banking Groups and subject to the management and coordination, as per Article 2497 of the Italian Civil Code, of SANPAOLO IMI, is registered in the Company Register – Rome Office at no. 00714540150; it subscribed to the Fondo Interbancario di Tutela dei Depositi (Interbank Fund for the Protection of Deposits).

Corporate Purpose

The Company’s corporate purpose involves the collection of savings and the exercise of credit in its various forms, in Italy and overseas.

The Company may undertake, in accordance with current law, all allowable transactions and banking and financial services, as well as any other transaction that is instrumental, or in any case connected to, the acheivement of its corporate purpose.

Admission to listing

The shares of Banca Fideuram are listed on the MTA.

Share Capital

The share capital of Banca Fideuram, fully paid, amounts to €254,875,564.64, represented by 980,290,564 shares with a nominal unitary value of €0.26.

Company bodies

Board of Directors

The Board of Directors of Banca Fideuram, appointed until the approval of the financial statements on 31 December 2005, is composed as follows:

Name and Position

Vincenzo PONTOLILLO, born in Melfi (PZ),  on 24.6.1938, Chairman (*) (****)

Mario PRATI, born in Turin on 30.9.1933, Director (*) (***)

Ugo RUFFOLO, born inTreviso on 31.08.1949, Director (*) (**)

Franca CIRRI FIGNAGNANI, born in Ravenna on 4.9.1942, Director (*)

Salvatore MACCARONE, born in Rome on 20.6.1942, Director  (*) (****)

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Giuseppe FONTANA, born in Monza (MI) on 4.6.1954, Director

Giorgio FORTI, born in Teramo on 25.4.1931, Director

Giampietro NATTINO, born in Rome on 9.6.1935, Director

Bruno MAZZOLA, born in Montechiaro D’Asti (AT) on  9.7.1947, Director

(*) Member of the Executive Committe

(**) Managing Director and General Manager

(***) Deputy Chairman

(****) Member of the Board of Directors co-opted on 28 May 2004

Board of Statutory Auditors

The Banca Fideuram Board of Statutory Auditors, which will remain in office until approval of the financial statements as of 31 December 2004, is composed as follows:

Name and Position

Mario PAOLILLO, born in San Biagio Saracinisco (FR)  on 17.12.1930, Chairman

Vito CODACCI PISANELLI, born in Rome on 27.2.1958, Auditor

Gian Paolo GRIMALDI, born in Rome on  7.6.1939, Auditor

Lorenzo GINISIO, born in Turin on  13.8.1949, Supplementary Auditor

Ruggero RAGAZZONI, born in Turin on  27.3.1940, Supplementary Auditor

Brief history

In 1968 IMI acquired the Italian assets of International Overseas Services (IOS), integrating them in the newly established Fideuram. Fideuram’s first activity was the offer, through a network of about 300 Financial Planners, of mutual investment funds regulated by Luxemburg Law. In 1984, following the approval of the law enabling the set-up and commercialization of mutual investments regulated by Italian Law, Fideuram offered its customers its first Italian mutual funds.

In January 1992, Banca Fideuram was born from the merger of two IMI Group companies, Banca Manusardi and Fideuram. In September of the same year Banca Fideuram was listed on the Borsa Valori di Milano.

The experience gained in managing private assets and cooperating with the American company Frank Russell led, in 1997, to the creation of a personalized financial planning service with technologically innovative elements: Personal Financial Planning.

After forming Fideuram Bank Luxembourg in 1998, in 2000 Banca Fideuram extended its activities to France with the acquisition of the Wargny Group. As of 2001 it also operates in Switzerland through Fideuram Bank (Suisse).

In 2002 Banca Fideuram acquired Banca Sanpaolo Invest and with about €55 billion in volumes administered and more than 4,700 financial planners (private bankers), it became the first multi-channel bank-network in Italy.

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Banca Fideuram today

Banca Fideuram is one of the leaders in private banking in Italy and Europe, with about €58 billion assets under management (as of 31 December 2003) and Italian and foreign companies specialized in managing financial, insurance and welfare products. These products are joined by traditional banking services and buying and selling shares, also on-line.

The services to more than 750,000 customers are guaranteed by a total of 4,543 private bankers, 3,413 of whom belong to the Banca Fideuram network with 1,130 belonging to the Sanpaolo Invest network. Banca Fideuram, through the Fideuram Wargny subsidiary, is also present in France.

The Banca Fideuram business model is made up of:

•                               a unitary governance structure of the whole Bank which formulates strategies, allocates human and financial resources in order to accomplish these strategies and exercises controls;

•                               the individual and reciprocally independent private banker networks, called upon to maximize commercial and economic results;

•                               a shared infrastructure comprising the production, service and operating process areas, called upon to plan and manage the services commercialized by the networks and manage operations from an administrative and information point of view, using highly automated processes.

2.1.2 PROCEDURES, TERMS, AND CONDITIONS OF THE TRANSACTION

2.1.2.1 General outline

As previously explained, the Spin Off is part of a plan for the rationalization of SANPAOLO IMI’s presence in the insurance sector; the objective is the creation of an insurance pole where the various companies currently operating in both the life insurance as well as property and casualty sectors can come together.

This plan will be implemented – as already mentioned - through a process of concentration of subsidiary insurance companies whose main steps will include the following operations:

(i) spin off of the shareholding held by BF in FV in favor of SPIMI;

(ii) spin off of all the shares held by SPWM, a company fully controlled by SPIMI, in SPVita in favor of Noricum, which is also fully controlled, directly and indirectly, by SPIMI;

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(iii) merger by incorporation of SPVita and FV into Noricum, which will assume the company name Assicurazioni Internazionali Torino S.p.A., or A.I.T. S.p.A.

These transactions are subject to ISVAP approval, given the area of competence. The Spin Off, in particular concerning banks, was authorized by the Bank of Italy in accordance with Article 57 of the Testo Unico Bancario (Consolidated Banking Law), with a provision on 27 May 2004.

All the described transactions, even though legally and logically distinct, aim at the implementation of a unitary project—of substantially simultaneous implementation—to ensure that none of the spin off and merger transactions can be stipulated in the absence of prescribed authorizations for each of the transactions and, in particular, that the merger described under (iii) above will take effect after the spin-offs described under (i) and (ii) above.

From a statutory perspective, the Spin Off represents a partial proportional spin off of Banca Fideuram in favor of Sanpaolo Imi, whose object is Banca Fideuram’s shareholding in FV.  The Spin Off will be implemented in accordance with Articles 2506 et sub. of the Civil Code and according to the modalities and conditions contained in the Spin Off plan.

The balance sheet positions for spin off purposes of BF and SPIMI are replaced, in accordance with and by effect of Article 2501-quater of the Italian Civil Code (as per Article 2506-ter, first paragraph), with the financial statements as of 31 December 2003 of BF and SPIMI, respectively approved by the shareholders’ meeting of BF on 22 April 2004 and the shareholders’ meeting of SPIMI on 29 April 2004.

The assignment of SPIMI ordinary shares to BF shareholders (excluding SPIMI) will be proportional to the shareholding held by each shareholder in the spun-off company and the share assignment ratio will be set as follows:

0.07470 SPIMI ordinary shares for each BF share held.

There will be no cash compensation.

Considering the assignment ratio described above and the fact that SPIMI already holds 628,338,273 BF shares, the Beneficiary Company will issue a maximum of 26,290,836 ordinary shares each with a nominal value of €2.80 each in service of the transaction, for a share capital increase equal to a maximum of €73,614,340.80.

The share capital reduction of BF, consequential to the Spin Off, will take place through a reduction of the nominal value of shares and simultaneously with the assignment of 980,290,564 BF shares each with a nominal value of €0.26, which will be withdrawn and replaced by new 980,290,564 shares with a new nominal value of €0.19.

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Assignment methods of SPIMI shares

No share assignment criteria other than the proportional method will be implemented. The shareholders of BF shares—excluding SPIMI—will receive 0.07470 ordinary shares of SPIMI for each BF share held, as better described in the preceding paragraph.

No single shareholder may be assigned fractional SPIMI shares.

Within the assignment methods of SPIMI shares, a service for handling any potential fractional shares will be made available to BF shareholders through authorized intermediaries in order to allow rounding to the lowest or highest unit of the newly issued ordinary shares; this will be conducted at market prices and without additional costs, stamp duties or commissions.

The new ordinary shares issued as a consequence of the Spin Off will be assigned to those who have the right to receive them—through the respective authorized intermediaries adhering to Monte Titoli S.p.A., the italian central securities depositary—on the effective date of the Spin Off. BF shares that are not dematerialized can only be assigned upon delivery of these to an intermediary that is an authorized participant of a settlement system for dematerialized securities.

Rights relating to the shares subject to assignment

By effect of the Spin Off, shareholders of BF shares (other than SPIMI) will receive ordinary SPIMI shares with a nominal value of €2.80 each. These ordinary shares will have regular benefits and will provide equal rights to their owners with respect to ordinary shares already issued on the effective date of the Spin Off.

Evaluations on the use of withdrawal rights

The Spin Off does not provide withdrawal rights as per Article 2437 of the Italian Civil Code because, by effect of the Spin Off, none of the conditions for withdrawal included in the latter will occur.

The legal assumption for exercise of withdrawal rights in accordance with Article 2437-quinquies of the Italian Civil Code also do not apply, since BF's ordinary shares, listed on MTA, and those of SPIMI, also listed on MTA and on the NYSE, will retain ordinary status even after the Spin Off.

Effects of the Spin Off

In accordance with Article 2506-quater of the Italian Civil Code, the Spin Off will be effective on the last of the dates of registration of the Spin Off deed, or on the different later date eventually indicated in the Spin Off deed. As a consequence of the effects provided for under Article 2501-ter no. 6 of the Italian Civil Code, quoted by Article 2506-quater of the Italian Civil Code, the accounting effects of the Spin Off will be booked to the SPIMI financial statements on the same date.

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It is also the intention of SPIMI and BF to proceed in completing the transaction within the envisaged timing in order to obtain the required administrative authorizations, therefore—assuming authorization from the relevant regulatory authorities—by the beginning of November 2004.

Amendments to the Articles of Association

Articles of Association of Banca Fideuram

As a result of the Spin Off, the share capital of BF (Article 5) will be reduced from euro €254,875,546.64 to €186,255,207.16.  No other amendments to the Articles of Association of BF are expected as a result of the Spin Off.

The text of the Articles of Association of BF, as resulting from the Spin Off, is attached to the Spin Off plan as Attachment A and is an integral and substantial part of the plan.

The Shareholders’ Meeting of BF, called to approve the spin off plan, will first be called to approve, under a separate item on the agenda, the amendments to BF's Articles of Association, also for the purpose of conforming to the corporate law reform. The text of the new provisions which—subject to approval by BF’s shareholders meeting and the necessary regulatory authorization—will be inserted into the Articles of Association and attached to the Spin Off plan as Attachment B.

Articles of Association of SANPAOLO IMI

As a result of the Spin Off, the share capital of SANPOALO IMI (Article 6) will be increased to a maximum of €73,614,340.80, through the issue of up to 26,290,836 ordinary shares with a nominal value of €2.80 each.  No other changes to the Articles of Association of SPIMI are expected as a result of the Spin Off.

The text of SANPAOLO IMI’s Articles of Association, as resulting from the Spin Off, is attached to the Spin Off plan as Attachment C and is an integral and substantial part of the plan.

The Shareholders’ Meeting of SANPAOLO IMI, called to approve the Spin Off plan, will first be called to approve under a separate item on the agenda, the amendments to the SANPAOLO IMI Articles of Association, mainly related to the organizational structure of Management and for the purpose of conforming to the corporate law reform. The text of the new provisions which—subject to approval by SANPAOLO IMI’s shareholders meeting and the necessary regulatory authorization—will be inserted

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into the Articles of Association is attached to the Spin Off plan as Attachment D.  Also note that, specifically concerning the text of Articles 9.1 and 19.1, letter A) of the new provisions, in consideration of the observations received in a letter from the Bank of Italy on 14 June 2004, the text was amended as follows:

Article 9.1

Shareholders with voting rights who present the special certificate attesting to participation in the centralized system for managing shares may participate in the Shareholders’ Meeting.  The advance deposit stated in Article 2370 of the Civil Code is not required for the operation.

[…]

Article 19.1, letter A)

The General Manager is the head of the company’s operating and working structure. Based on and in consideration of the powers that the General Manager is delegated by the Board of Directors, the General Manager:

a)             has the power to make proposals concerning the management of loans and personnel, and also presents proposals regarding the delegated subject-matters to the administrative bodies;

  […]

2.1.2.2 The share assignment ratio

The Spin Off will take place according to the following share assignment ratio:

0.07470 SANPAOLO IMI ordinary shares
for
1 Banca Fideuram share

In accordance with Article 2501-sexies of the Italian Civil Code, as per Article 2506-ter of the Italian Civil Code, PriceWaterhouseCoopers S.p.A. and Reconta Ernst & Young S.p.A. were appointed by the Courts of Turin and Rome – at the request, respectively, of the Beneficiary Company and the Spun-off Company – as experts in charge of writing a report on the suitability of the share assignment ratio.

2.1.2.3 Effects of the spin off on the composition of shareholding and shareholders agreements

Effects of the spin off on the composition of shareholding of companies participating in the transaction

By effect of the Spin Off, there will not be any changes to either the shareholding or control structure of BF, which will continue to be exercised by right by SPIMI, in accordance with Article 93 of Italian Legislative decree no.  58 of 24 February 1998.

Given the non-material effect—compared to the total share capital of SPIMI—of the assigned shareholding for the Spin Off, the effects on the shareholding structure of SPIMI will be negligible.

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Effects of the transaction on relevant Partner Agreements in accordance with Article 122 of Italian Legislative decree no.  58 of 24 February 1998.

The parties to relevant shareholders agreements, in accordance with Article 122 of Italian Legislative decree no. 58 of 24 February 1998, regarding SPIMI have not issued any communication related to the potential effects created by the Spin Off on those agreements.

2.1.2.4 Tax effects of the transaction

In accordance with Article 173 of the Italian Consolidated Income Tax Law, approved by Presidential Decree no. 917 on 22 December 1986, as modified by Italian Legislative Decree no. 344 of 12 December 2003, the Spin Off will not result in the implementation or distribution of capital gains or losses on assets of the Spun-off company. In addition, the greater values booked in the financial statements will not create income for the Beneficiary Company up through the so-called “cancellation deficit” or the so-called “exchange deficit”.

The assets of the Spun-off Company will retain the values recognized for tax purposes in the original company.

In determining net income for the Beneficiary Company, neither the surplus booked in the financial statements because of the effects of the exchange of the shares of the Spun-off company with the shares of the Beneficiary Company, nor the cancellation surplus, is taken into account.

The suspended tax reserves of the Spun-off Company, including those only taxable in the case of distribution, will be recreated in the financial statements of the Beneficiary Company and, as a result, maintain the original fiscal structure in proportion to the respective shares of book-value shareholders’ equity that are transferred or are left over. There are no suspended tax reserves of the Spun-off Company that are related specifically or as a whole to the elements of the capital assets subject to the Spin Off.

Other net income or capital reserves that moved from the Spun-off Company—unlike those for suspended tax—retain the same nature with the Beneficiary Company as they had with the original Spun-off Company.

Neither the Spun-off Company nor the Beneficiary Company have reported tax losses.

For the purposes of income taxation, the Spin Off will not have retroactive effects, in accordance with Article 2506-quater of the Italian Civil Code.

For shareholders of the Spun-off Company, the exchange of the shares held by the Spun-off Company with those of the Beneficiary Company will not result in the implementation or distribution of capital gains or losses, nor will it result in revenues.

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The Spin Off is a VAT-free operation, in accordance with Article 2, paragraph 3, letter F) of the Decree of the President of the Republic no. 633/1972, and is subject to fixed stamp duty.

It has not been ascertained whether the Spin Off will be qualified as a fiscally neutral transaction for shareholders, in accordance with the provisions of jurisdictions outside Italy, or whether non-Italian shareholders in these jurisdictions will be subject to special tax provisions. Non-Italian shareholders should, therefore, contact their personal tax consultants regarding taxation of the Spin Off and of the ownership of SPIMI shares.

2.2 Description of assets subject to Spin Off

2.2.1 The Spin Off Shareholding

The item subject to the partial, proportional spin off from BF in favor of SPIMI is the shareholding (hereafter referred to as “Shareholding” or also as “Spin Off Compendium”), composed of 9,369,360 ordinary shares—equal to 100% of the share capital represented by ordinary shares—and 4,524,873 preferred shares—equal to 99.4% of the share capital represented by preferred shares and, therefore, overall equal to 99.8% of FV’s share capital.

Considering that the Shareholding is recorded in BF’s accounts for a value of €225,148,882.50, the assignment of the Shareholding to SPIMI will cause a reduction in book value of BF’s net shareholders’ equity from €795,600,752.12 to €570,451,869.62; all taking into account the allocation of net profit at year-end as of 31 December 2003.

The reduction in net shareholders’ equity is done while respecting the principle of proportionality between capital and reserves, having taken into account the relationship between the book value of the Shareholding and the book value of BF’s net shareholders’ equity, as well as the necessity of rounding the unitary nominal value of the ordinary shares of BF itself.

In particular:

(a) share capital will decrease from €254,875,546.64 to €186,255,207.16, through a reduction in the nominal value of shares from €0.26 to €0.19;

(b) the legal reserve will decrease from €50,975,109.33 to €37,251,041.44 (remaining equal at 20% of share capital);

(c) the remaining reserves will decrease from €489,750,096.15 to €346,945,621.02, as follows:

• revaluation reserve from €12,254,252.71 to €8,786,393.62;

• share premium reserve from €52,736,602.40 to €0;

• extraordinary reserve from €171,967,398.59 to €85,367,384.95.

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The companies participating in the transaction have certified that, in accordance with Article 2506-ter of the Italian Civil Code, the effective value of the Shareholding assigned to SPIMI through the Spin Off is higher than the respective book value; in addtion BF has certified that the effective value of the residual shareholders’ equity of BF is greater than its respective book value.

Given the assignment of the Shareholding in its favor, SPIMI will increase its share capital up to a maximum value of €73,614,340.80 through the issuance of a maximum number of 26,290,836 ordinary shares with a nominal unitary value of €2.80.

2.2.2 The spun-off company: Fideuram Vita

Brief history

FV was founded in Genoa with the corporate name “Lloyd Italico Vita Compagnia di Assicurazioni e Riassicurazioni S.p.A.”, through a notarial deed dated 31 May 1969; it later changed its corporate name into “Fideuram Vita Compagnia di Assicurazioni e Riassicurazioni S.p.A.” and transferred its corporate registered office from Genoa to Rome pursuant to a shareholders' resolution dated 28 November 1983.

FV’s corporate purpose includes—both in Italy and abroad—the exercise of insurance and re-insurance activities, as well as other transactions shown in the table attached to Italian Legislative Decree of 17 March 1995, namely:

a. Insurance on life expectancy;

b. insurance on marriage and birth rate;

c. insurance related to investment funds;

d. “permanent health insurance” (total or partial, long-term and non-rescindable disability)

e. capitalization transactions;

f. collective pension fund management transactions;

g. complementary insurances for personal damage risks.

With a provision on 3 December 2003, Isvap issued an authorization for the extension of insurance and re-insurance activities to FV in the following sectors: 1. Casualties and 2. Disease as per point A) of the attachment to the Legislative Decree no. 175 of 17 March 1995.

In the first quarter of 2004, the acquisition of all the shares in Fideuram Assicurazioni S.p.A. (hereafter referred to as, “Fideuram Assicurazioni” or also as “FAS”), held by the controlling company Banca Fideuram, was completed for a price of €20.2 million.

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Recent Developments

The fiscal year 2003, after a three-year period of strong growth, closed with satisfactory production results (€2,148.2 million of gross booked premiums), but lower in terms of premium volumes compared with the excellent results attained in 2002 (€3,071.3 million).

Revenue growth concentrated on products of Sector III; in this area, the determining factor was played by the unit-linked products which represented, as it was typical in the last few years, the primary part of booked premiums. Within these, the single premium component remained dominant with respect to overall collection.

In the course of 2003, Fideuram Vita enriched its product range with the launch of two new versions of the unit-linked type on the market, and which present characteristics suitable to the collection of long-term contracts.

The first quarter of 2004 should be noted for its technical balance of €13.9 million, a clear improvement compared with the €5.6 million of the first quarter of 2003.

Net operating income reached €8.3 million in the first quarter of 2004 from the €2.9 million of the first quarter of 2003.

Net income from investments—after allocation to technical reserves—increased considerably compared with the previous year (€23.0 million versus €2.9 million as of 31 March 2003).

In synthesis of the quarterly results described above, the income statement for the period shows earnings before tax equal to €31.3 million, compared to the corresponding final value of 2003 of €5.9 million.

Net income totaled €23.9 million versus €5.2 million on 31 March 2003.  Shareholders’ equity on 31 March 2004 totaled €463.8 million. This amount still includes the €8.7 million distributed as dividend.

2.2.3. Criteria used for the determination of the share assignment ratio and the valuation of the companies.

In order to determine the share assignment ratio relative to the expected Spin Off, Sanpaolo IMI and Banca Fideuram were advised by qualified external consultants: the company Goldman Sachs International (henceforth, “Goldman Sachs”) and JP Morgan plc (henceforth “JPMorgan”) for SPIMI and Citigroup Global Markets Limited (henceforth,  “Citigroup”) for Banca Fideuram, respectively.

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These financial advisors, in turn, referred to formulations prepared by the actuarial consultancy firm Tillinghast-Towers Perrin (henceforth, “Tillinghast”) for the valuation of Fideuram Vita and to which SANPAOLO IMI and Banca Fideuram conferred a specific combined mandate.

The methods used for the estimate that were conducted by the Board of Directors of SANPAOLO IMI and Banca Fideuram for the determination of the share assignment ratio—also on the basis of information supplied by the above-mentioned consultants—are described below.

A. PROCEDURE USED BY SANPAOLO IMI

In the valuations, the advisors appointed by SANPAOLO IMI, Goldman Sachs and JP Morgan, made use of public information and data as well as information and data pre-prepared and provided by the management of SANPAOLO IMI, Banca Fideuram and their respective consultants.

The list of these documents can be found in the report of the advisors, attached to this Information Document.

In addition to the examination of the informational base described above, and information of a more general, managerial and financial nature acquired in the course of interviews with management of the SANPAOLO IMI Group and its consultants, Goldman Sachs and JP Morgan also made use of public information relating to SANPAOLO IMI and certain listed companies.

The reference date for the valuations subject to estimate is 18 May 2004, the day the Board of Directors of SANPAOLO IMI met.

Stockmarket prices of the listed companies that are referred to in the advisory report are updated as of 17 May 2004.

Having taken into account that the valuations performed are directed uniquely at providing a comparative estimate of the capital worth of the companies affected by the Spin Off and can only be interpreted in a relative fashion—exclusively with reference to the specific transaction in question—these may not be compared to market values or sales prices, and may not be considered representative of an absolute, stand-alone valuation of any of the companies that are subject to analysis.

In the application of the valuation methodologies described below, Goldman Sachs and JPMorgan have adopted independent approaches.

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In particular, Goldman Sachs and JPMorgan have adopted the valuation methodologies (described below) in their analyses from a stand-alone perspective. In addition, Goldman Sachs and JPMorgan, in agreement with the mostly widely accredited doctrine, have considered the value of the economic benefits—net of re-organization charges—deriving from the synergies that could result from the re-organization and rationalization plan of the insurance activities of the Group. For this purpose, Goldman Sachs and JPMorgan have adopted as reference, the results of the analyses and audits conducted by the industrial consultant of SANPAOLO IMI, Bain & Co.

For the purposes of valuing the Shareholding, the advisors have proceeded to estimate the economic capital value of Fideuram Vita, taking into account the acquisition—on the part of the latter—of all the shares in Fideuram Assicurazioni, as well as to forecast economic benefits and referring to the most widespread and accepted methodologies of national and international valuation procedures for the insurance sector.

In valuing the Shareholding, the existence of preferred Fideuram Vita shares was also considered. Taking into account the goals described above, the historical and forecasted capital asset and income elements, as well as the significance of market parameters, the following valuation methods were used:

•      Appraisal Value method;

•      Market Multiples method;

•      Comparable Transactions method.

In particular, in the valuation of the capital worth of Fideuram Vita and Fideuram Assicurazioni, Goldman Sachs and JPMorgan have referred to the actuarial valuations contained in the respective Tillinghast reports.

As far as the valuation of SANPAOLO IMI is concerned, the following valuation methods were used:

•      Stock market quotation method;

•      Dividend Discount Model;

•      Market Multiples method;

•      Statistical regression method.

In conducting the analyses on the basis of the criteria mentioned above, Goldman Sachs and JPMorgan have considered the characteristics and implied limits of each of these on the basis of professional valuation procedures—both national and international—that are normally used in the insurance and banking sectors.

In particular, in light of the specific characteristics of the companies subject to valuation—in terms of conducted activities and the significance of reference market

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data, for example—the most appropriate valuation methodology was identified for each company.

Finally, in the application of these valuation methods for the Shareholding and for SANPAOLO IMI, Goldman Sachs and JPMorgan have highlighted the fact that the methods used, although representing recognized and commonly accepted methodologies in international standard procedures, should not be analyzed separately, but as an inseparable part of the whole valuation process.

A description of each of the valuation methodologies used in the analysis is provided below.

Valuation of the Shareholding

APPRAISAL VALUE METHOD

The Appraisal Value method consists in determining the value of the insurance company by valuing both the balance sheet component, as well as the capacity to generate future earnings, through the application of actuarial techniques. Using this methodology, the value of the insurance company, or the so-called Appraisal Value, is calculated as follows:

Appraisal Value = Embedded Value + Goodwill

The Embedded value, defined in the general valuation procedures of the insurance sector as “Embedded Value”, is an estimate—calculated using actuarial techniques—of the value of the insurance company without taking into account any value attributable to potential future production, or the capacity of the company in issuing new policies.

Goodwill is determined by taking into account future production by discounting the flow of actuarial values attributable to new insurance policies (determined at the moment of the policy sale and capitalized at the end of the year at the discount rate that was used) for the projection period under analysis.

With regards to Fideuram Vita, and for the purposes of determining the Embedded Value as of 31 December 2003, as well as the Value as of New Production for the years 2003 and 2004—defined as the actuarial value of the new insurance policies issued during the year in question, determined at the moment of the policy sale and capitalized at the end of the year at the discount rate that was used—reference was made to the commission agreements currently effective with the distribution network and with the company managing the assets underlying the policies.

On the other hand, with respect to the determination of the value of new production starting from the year 2005, the main economic terms agreed upon by SANPAOLO IMI and Banca Fideuram were taken in account; these related to the distribution, on the part of Banca Fideuram, of the products and insurance services which will be

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implemented with the future New Insurance Pole, and which will be effective starting 1 January 2005.

In applying the Appraisal Value methodology, the impact attributable to new production was taken into account, deriving both from the “migration” of asset management products (such as mutual funds and capital asset management funds) to unit-linked policies, as well as from the “transformation” of traditional policy portfolios to unit-linked policies.

In applying the Appraisal Value methodology for Fideuram Vita, the advisors referred to the Tillinghast report for both the Embedded Value as of 31 December 2003, as well as the Value of New Production for the year 2003 and for the years included in the projected analysis which were developed on the basis of hypotheses shared by SANPAOLO IMI and Banca Fideuram for the years 2004-2006.

Finally, with reference to Fideuram Assicurazioni, Goldman Sachs and JPMorgan, in applying the Appraisal Value methodology, referred to the Tillinghast report on Fideuram Assicurazioni for both the Embedded Value as of 31 December 2003 as well as the estimated goodwill based on the hypotheses developed by Banca Fideuram.

MARKET MULTIPLES METHOD

According to this method, the value of a company is determined by referring to indicators supplied by the market on companies with similar characteristics to the one subject to the valuation.

This method is based on the determination of multiples—calculated as the ratio of stock market values and economic/balance sheet/actuarial item values of a selected sample of representative companies—applied to the corresponding value size of the company subject to valuation.

It should be noted that since there are no listed companies in the market that are closely comparable to Fideuram Vita and Fideuram Assicurazioni, as the latter's profitability is necessarily influenced by their nature of “captive” companies lacking their own distribution network, the advisors believed that—for this case—the most significant characteristics for the selection of comparable companies would be constituted by the country of incorporation and their product mix; foreign companies were also inserted into the sample, given the greater number of comparable companies in terms of product mix.

On the basis of characteristics of the insurance sector itself and general market rules, the following multipliers were chosen:

•      Price/Future Earnings Ratio (“P/E”);

•      Price/Embedded Value Ratio (“P/EV”).

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For income and dividend data of the year 2003, the data published by the companies included in the sample were used, and for the forecast data for 2004 and 2005, management projections for Fideuram Vita and Fideuram Assicurazioni were taken into account; the estimates supplied by the Institutional Brokers Estimate System (“IBES”) for the insurance companies in the representative sample were also used.

The multiples obtained in this manner were finally applied to the net income values of 2004 and 2005, and to the Embedded Value (and the New Production Value) of Fideuram Vita and FAS.

COMPARABLE TRANSACTIONS METHOD

The comparable transactions method is based on the application of multipliers—used in comparable acquisition transactions—to balance sheet/income/actuarial values of the company subject to the valuation. In applying the multipliers determined from these similar transactions, it is important to keep in mind that these multiples may also implicitly express the strategic value and therefore the completely peculiar, specific and hard-to-quantify value attributed to the transaction by the parties involved, as well as the value of potential economic benefits that are expected as an effect of the transaction itself.

In applying the comparable transactions method, the inability of identifying similar circumstances for all profiles resulted in focusing on those transactions that have certain significant elements in common with the one subject to analysis.

In applying the comparable transactions method, the advisors proceeded in examining acquisitions of shareholdings of insurance companies in the recent past within the Italian bancassurance sector.

Given the above, and considering the specificity of the transaction and of the companies subject to analysis, as well as the absence of listed companies and strictly comparable transactions, Goldman Sachs and JPMorgan have preferred to use the Appraisal Value method for the valuation of the economic capital of the Spin Off Compendium in order to determine the share assignment ratio.

Valuation of SANPAOLO IMI

STOCK MARKET QUOTATION METHOD

The stock market quotation method consists in attributing to a company a value equal to the average stock market value in the market where the company’s shares are traded. The stock market quotation method therefore assumes the efficiency of the stock market in which the company is listed and results in the analysis and comparison of the quoted stock market values of the shares over sufficiently wide periods of time.

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In particular, the advisors have given preference to—in the valuation of the economic capital of SANPAOLO IMI—the valuation method based on stock market prices with respect to other valuation methodologies. The market capitalization of SANPAOLO IMI was, in fact, considered representative of its economic value, since the company is positioned among the thirty companies with the highest capitalization in the Italian Stock Market, with high levels of daily traded volume and coverage from the main Italian and financial intermediaries which contribute to the diffusion of information and analysis required for the formation of prices that adequately reflect the economic and financial status, as well as the risk profile, of the bank.

In order to neutralize the effects of exceptional events, short-term fluctuations and speculative tensions, while at the same time reflecting the information made available during the most recent periods, advisors have used, in order to estimate the share assignment ratio, the more significant values resulting from the average of the official Stock Market prices of the last month.

DIVIDEND DISCOUNT MODEL

The Dividend Discount Model is based on the hypothesis that the value of a bank is equal to the present value of the future cash flows for shareholders, which are assumed to be equal to the flow of dividends distributed by the bank while maintaining the latter maintains a suitable asset structure—on the basis of considerations related to current law and of an economic nature—that is necessary for expected future growth. These cash flows therefore depend on the dividend policy that is actually forecast or adopted by the bank.

Using this methodology, the value of a banking company is equal to the sum of the discounted value of future dividends and the terminal value of the company. The discount rate of the dividend cash flows, known as the Cost of Equity, is calculated on the basis of the Capital Asset Pricing Model (CAPM).

It should be highlighted that the application of this method can determine an estimate of economic capital that is significantly different from that resulting from market methodologies, since a significant component of the valuation is represented by forecast dividend generation beyond the temporal planning horizon of the bank that is subject to valuation, and is therefore necessarily appraisable in a subjective manner.

MARKET MULTIPLES METHOD

According to this method, the value of a company is determined by referring to the indications provided by the market, particularly companies with similar characteristics to the one subject to valuation. In this specific case, advisors considered the most significant characteristics for the selection of comparable companies to be size, nation of origin and territorial coverage. Foreign banks were not inserted into the sample since they present

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different profitability profiles from Italian companies; this is mainly due to the different legal, fiscal, accounting and regulatory structures of the Italian market with respect to foreign markets.

On the basis of the characteristics of the credit sector itself and the accepted market practice, the following multipliers were chosen:

•      Price/earnings ratio (“P/E”);

•      Price/shareholders’ equity ratio (“P/SE”);

For income and dividend data of the year 2003, the data published by the companies included in the sample were used, and for the forecast data for 2004 and 2005, management projections for SANPAOLO IMI were taken into account; the estimates supplied by the Institutional Brokers Estimate System (“IBES”) for the insurance companies in the representative sample were also used.

The multiples obtained in this manner were finally applied to the net income values of 2004 and 2005, and to the shareholders’ equity of SANPAOLO IMI.

STATISTICAL REGRESSION METHOD

This method consists in the analysis of the relationship between the profitability of a bank (Return on Average Equity, “RoAE”) expected by the market and the market capitalization/shareholders’ equity ratio for the same bank. This relationship can be approximated by using a regression of the RoAE and the market capitalization/shareholders’ equity ratio for a representative sample of banks. Once this relationship is calculated, the parameters obtained can be applied to the forecast RoAE and the shareholders’ equity of the bank—if considered statistically significant—in order to derive a theoretical market value.

In this specific case, a sample composed of a wide number of Italian credit companies were used; these listed companies had market capitalizations and liquidity levels that made the analysis relevant.

For the purposes of this valuation, the RoAE analysis was done for 2004 and 2005, calculated as the ratio of expected net income between 2004 and 2005 and the average shareholders’ equity for each period, using the IBES estimates for expected net income and dividends of the banks included in the sample. The regression applied to the sample was linear.

The attained relationship presents a satisfactory level of statistical significance, allowing these parameters to be applied to the shareholders’ equity and profitability values of the bank in order to derive a theoretical market value.

Given the above, and considering the high liquidity of SANPAOLO IMI shares, their use as the form of payment within the Spin Off and the substantial consistency of results deriving

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from the analyses conducted according to the other mentioned methodologies, Goldman Sachs and JPMorgan have preferred to use the stock market quotation method for the valuation of the economic capital of SANPAOLO IMI in order to determine the share assignment ratio.

Results and conclusions

On the basis of assumptions noted above and the analyses conducted according to the criteria described in the attached report (in particular the application of the Appraisal Value method for the valuation of the economic capital of the Shareholding and the application of the stock market quotation method for the valuation of the economic capital of SANPAOLO IMI), the advisors produced the following results:

Economic capital value (millions of Euro)	Demerged Assets*	SANPAOLO IMI**
Goldman Sachs	627-733	17,026
JP Morgan	638-720	17,026

*      The minimum value does not include the value of the expected economic benefits

**   Average of last month official prices

On the basis of the estimates shown above, dividing the value of the economic capital of the Shareholding and of SANPAOLO IMI by the number of shares of Banca Fideuram and SANPAOLO IMI, respectively, and taking into account the overall overlap area of the intervals identified by Goldman Sachs and JPMorgan, the advisors identified the following shared interval for share assignment ratios:

0.07025 – 0.07923 SANPAOLO IMI ordinary shares for each Banca Fideuram share held

Within this interval, Goldman Sachs and JPMorgan have identified 0.07470 as the exact value for the share assignment ratio.

The Board of Directors of SANPAOLO IMI has agreed with the valuation considerations expressed by the appointed advisors, both in terms of methodology as well as results. The Board believes that the valuation methods used—consistent with the best national and international commonly accepted practices and doctrines—should be considered for the valuation of the respective values of economic capital of the two companies together (and not separately), while paying particular attention to the determination of the value of economic capital of SANPAOLO IMI based on the stock market quotation method, and the determination of the economic value of the Shareholding based on the Appraisal Value method. On the basis of these valuation elements, the Board agreed upon the determination of the following share assignment ratio:

0.07470 SANPAOLO IMI ordinary shares for each Banca Fideuram share held.

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B. PROCEDURE USED BY BANCA FIDEURAM

In its valuations, the advisor appointed by Banca Fideuram, Citigroup (the “advisor”), made use of public information and data as well as information and data pre-prepared and provided by the management of SANPAOLO IMI, Banca Fideuram and their respective consultants.

The list of these documents can be found in the report of the advisors, attached to this Information Document.

The reference date for the valuations and conclusions is 18 May 2004.

Since the estimate of the share assignment ratio for the Spin Off involves the valuation of the Shareholding as well as of the SPIMI ordinary shares (henceforth, the “Shares”), the methodologies used for this purpose have taken into account the fact that the Shareholding refers to a non-listed company operating in the life insurance sector, while the Shares represent a limited quota of the capital of a listed company operating in the banking sector.

Taking into account the above considerations, the following methodologies were used for the valuation of the Shareholding and the Shares.

Valuation of the Shareholding

In order to reach an estimate of the value of the Shareholding, the distinguishing characteristics of Fideuram Vita as well as other qualitative and quantitative circumstances capable of influencing the valuation of the Shareholding were taken into account in the choice of valuation methodologies, in addition to historical and forecasted economic/financial results.

The valuation methods used for the estimate of the Shareholding refer to widespread methodologies accepted and used in national and international valuation practices for the insurance sector:

•      Appraisal Value method;

•      The method of multiples paid in comparable operations.

In particular, in the valuation of the economic capital of Fideuram Vita and Fideuram Assicurazioni, Citigroup referred to formulations prepared by Tillinghast.

In the selection and application of the methods mentioned above, the characteristics, advantages and implied limits of each method were considered—with the assistance of the advisor—on the basis of professional valuation practices that are normally used

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nationally and internationally in the insurance sector.  In particular, the Appraisal Value method was considered the most significant methodology since it allows the determination of the value of the Shareholding on the basis of an actuarial analysis and of the forecasted growth of Fideuram Vita, taking into account the distribution agreement that will be undersigned between Fideuram Vita and the New Insurance Pole.  The method of multiples paid in comparable operations was used as a control methodology.  Given the absence of a significant sample of listed firms comparable to Fideuram Vita, the market multiples method or statistical regression method were not used.

The share capital of Fideuram Vita is composed of ordinary and preferred shares.  Taking into account the characteristics of these shares, it was considered correct to consider the preferred shares with the same standard as the ordinary shares.

Valuation of SPIMI

In order to reach an estimate of the value of the Shares, the following was taken into consideration:

•  SPIMI ordinary shares were listed on the MTA and SPIMI is among the Italian companies of greatest capitalization;

•  The volume of SPIMI ordinary shares traded on a daily basis highlights the fact that the shares are highly liquid;

•  The main financial intermediaries regularly publish research documents on SPIMI, thereby contributing to the distribution of information and analyses necessary for the market price to adequately reflect share value, and

•  The Shares to be assigned to the shareholders of Banca Fideuram only represent a limited quota of the ordinary share capital of SPIMI.

As agreed with the advisor, the stock market quotation method was chosen as the main valuation method for the estimate of the value of the Shares and the market multiples method was chosen as a control methodology.  In the selection and application of the prementioned methods, the characteristics, advantages and implied limits of each method were considered—with the assistance of the advisor—on the basis of professional valuation practices that are normally used nationally and internationally in the banking sector.

Valuation methodologies chosen for the valuation of the Shareholding

APPRAISAL VALUE METHOD

The Appraisal Value method estimates the value of the insurance company on the basis of the following elements:

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•  The Embedded Value, which is an estimate, using actuarial techniques, of the value of the firm, equal to the sum of the adjusted shareholders’ equity and the value of the existing portfolio (Value In-Force, “VIF”) on the date of the valuation;

•  The Goodwill, or the net present value of future profits derived from new production which will be realized in a fixed temporal period.

METHOD OF MULTIPLES PAID IN COMPARABLE TRANSACTIONS

The method of multiples paid in comparable transactions is based on the analysis of the multiples paid in acquisition transactions within the Italian insurance market and with companies considered comparable to Fideuram Vita.  For the application of this model, a series of ratios (multiples)—between the inherent value attributed to the companies on the basis of the price paid for the acquisition of a quota of the capital of the former, and certain significant parameters, in particular the Embedded Value—are calculated. The average ratios obtained in this way are then applied to the results of Fideuram Vita in order to obtain the value of the insurance company itself.

The application of the method of multiplies paid in comparable transactions has allowed for the determination of a value range for FV that includes the range defined with the Appraisal Value method.

Valuation method used for the valuation of SPIMI

STOCK MARKET QUOTATION METHOD

The stock market quotation method expresses the value of the company subject to the valuation on the basis of the capitalization expressed on the basis of share prices, negotiated on regulated share markets, and representative of the company itself.  In particular, the stock market quotation method is considered essential for the valuation of listed companies in cases where the average traded volumes are significant.

In applying this method, it is necessary to identify the right balance between the necessity, on the one hand, of mitigating, through observation across sufficiently extended temporal periods, the effect of volatility on a daily basis and, on the other hand, of using current data indicating the recent market value of the company subject to valuation.  In particular, we referred to the official average of the last month.

Given that on 29 April 2004 the Shareholders’ Meeting of SPIMI approved a dividend issue and—considering the timing of the Spin Off for which the Shares will be assigned to the shareholders of Banca Fideuram after the payment of these dividends—in defining the share assignment ratio, the value of the official stock market prices net of the economic effects from the dividend payment was referred to. Through the subtraction of

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the value of the dividend from the value of the official stock market price estimated in the referenced time period, the ex-dividend value of the shares was reached.

MARKET MULTIPLES METHOD

According to the market multiples method, the value of a company is determined by referring to indicators supplied by the market on companies with similar characteristics to the one subject to the valuation.

This method is based on the determination of multiples calculated as the ratio of stock market values and economic/balance sheet/actuarial item values of a selected sample of representative companies. These multipliers are then applied—with any necessary integrations and adjustments—to the corresponding value size of the company subject to valuation, in order to estimate a range of values in the case that the former is not listed or to verify if these multipliers are in line with those expressed by the market for the company subject to valuation, in the case that the latter is listed.

The multiples may be adjusted in cases where there are differences in the situations between the comparable companies and the company subject to valuation.

The application of this method did not generate substantially different results from those obtained using the stock market quotation method.

Results and conclusions

Considering the highlighted assumptions and on the basis of the analyses conducted according to the methods described, the advisor attained the following results:

Values	Minimum	Maximum
Value of the Fideuram Vita Shareholding (in millions of Euro)
- Appraisal Value Method	654	703
- Method of multiplies paid in comparable transactions	603	724

Value per SPIMI Share (in Euros)
- Stock market quotation method (1)	9.27

Note:         (1) Ex-dividend value per share resulting from the average official Stock market price of ordinary SPIMI shares in the last month.

Based on the estimates shown above, dividing the minimum/maximum value of the Shareholding per share of Banca Fideuram, obtained through the Appraisal Value

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method, by the value of a Share determined by applying the stock market quotation method, the advisor identified the following range of share assignment ratios:

0.07020 – 0.0774 ordinary SPIMI shares for every Banca Fideuram share

The Board of Directors of Banca Fideuram has agreed with the valuation considerations expressed by the appointed advisor, both in terms of methodology as well as results. The Board believes that the valuation methods used—consistent with the best national and international practices and doctrines—should be considered, for the valuation of the respective values of economic capital of the two companies, together and not separately, while still paying particular attention to the determination of the value of economic capital of the Shareholding based on the Appraisal Value method and the determination of the value of economic capital of SPIMI based on the stock market quotation method. On the basis of these valuation elements, the Board agreed upon the determination of the following share assignment ratio:

0.07470 SPIMI ordinary shares for every Banca Fideuram share held

2.2.3.1 Evaluation of the experts appointed in accordance with Articles 2506 ter and 2501 sexies of the Italian Civil Code.

PricewaterhouseCoopers S.p.A. and Reconta Ernst & Young S.p.A., the experts respectively appointed at the request of the Beneficiary Company and the company subject to spin off by the Courts of Torino and of Rome in accordance with the requirements of Article 2501 sexies of the Italian Civil Code, as per Article 2506 ter, for the purposes of drafting a report on the consistency of the share assignment ratio, have concluded their reports by affirming that they consider the methods of valuation used to be adequate—since they are reasonable and not arbitrary—also on the basis of the indications of their consultants and their correct application for the purpose of determining the share assignment ratio of the shares contained in the spin off project.

The reports prepared by the experts were submitted in time and in accordance with applicable law and are reported in the attachments of this Information Document.

2.3 REASONS FOR AND GOALS OF THE TRANSACTION

2.3.1 Managerial objectives

The evolution of the socio-economic scenario presents trends with potential impact on asset management and banking of assurance activities.

Of these trends, the following should be noted:

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•      a progressive entry into the contraction/consolidation phase of the financial wealth management business;

•      the convergence of the legislative scenario towards greater regulation protecting the saving customer, to the advantage of market transparency and, more generally, of the system’s stability and efficiency.

•      uncertainty in relation to social security and pension coverage which in Italy, in the next few years, will be influenced by phenomena common to most of the countries with an elevated degree of development (increased life expectancy of the population and insufficient public financial resources needed to meet the increased demand for social security).

This results in the formation of a growing demand for social security which, in response to the primary needs for “security, protection and conservation” can be more effectively satisfied with products which are more insurance-based rather than financial content, and in which there is an adequate mix between growth objectives of family wealth and coverage from the risk of unexpected events.

Given the central nature—in this approach—of real risk understanding, the insurance model appears to be favored—from this perspective, with respect to a financial model—in satisfying the demand for security and offering an integrated range of products for savings/social security/protection.

At a European level, supply models are in fact under development—particularly by the main insurance groups—which, having gone beyond the current distinction between life insurance products and property/casualty insurance products, attempt to understand these new demands.

Despite the fact that the Italian market of “Personal and Property Protection” is still moderately large—very far from European standards—the evolution of this scenario and the new demands of customers present a real problem for banks adjusting the organizational models of the insurance business developed so far and strengthening existing structures.

Considering the above, SPIMI has the opportunity of further innovating its business model through the creation of a strong insurance pole, by:

•      unifying the Group’s special structures;

•      exploiting the market’s full potential through the Group’s distribution network;

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•      developing an offer system and an innovative service model in the Personal & Property protection sector.

2.3.2 The Industrial Plan

The SANPAOLO IMI Group is the leader in Italy for the Wealth Management and Banking and Assurance sectors.

The presence of the Group is also broken out into several product plants that are not integrated amongst themselves, with a substantially non-differentiated offer, that is replicated on autonomous distribution channels:

•      Sanpaolo Vita, a company 100% controlled by SPWM, which in turn controls the Irish company Sanpaolo Life Ltd (“Sanpaolo Life”), specialized in Sector III policies (unit- and index-linked). The two life insurance companies issued insurance policies in the course of 2003 with premiums totaling €5.7 billion and detain year-end technical reserves for over €19.8 billion. The market share for 2003 can be estimated at 8.8%(*);

•      Fideuram Vita, 99.8% controlled by Banca Fideuram. The residual share is held by private individuals. The company issued gross premiums for €2.1 billion, mostly unit linked products. Reserves reached €10.4 billion. Market share can be estimated at 3.3%

•      Noricum Vita, 57.85% owned by Sanpaolo Vita and 42.15% by SANPAOLO IMI. The company issued premiums for about €371 million in 2003, mostly through the networks of Cassa di Risparmio di Bologna and Banca Popolare dell’Adriatico (with which Unipol had concluded commercial agreements), confirming a market share of 0.6%. Reserves total €1.4 million.

In the property and casualty sector, on the other hand, the Group holds a marginal position, operating through the following companies:

•      Egida Compagnia di Assicurazioni S.p.A. (henceforth “Egida”),a 50% joint venture with Reale Mutua Assicurazioni, which in 2003 issued premiums for €26.9 million, a 53% increase compared with the previous year. Egida still shows a weak market position with a market share of 0.08%;

•      Fideuram Assicurazioni, 100% controlled by Fideuram Vita, with total issued premiums of €11.2 million in 2003, and an unassuming market share (0.03%).

The production scenario is completed by Universo Servizi S.p.A. (“Universo Servizi”), a company to which the activities inherent in the administrative and technological services for insurance companies—and directed at both companies of the

(*)  (Source: ANIA, direct work premiums in Italy integrated with placements of cross-border companies)

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group as well as third party companies—were conferred by spin-off from Sanpaolo Vita.

The concentration of the insurance activities of the Group will result in the creation of the third largest Italian operator in premium collection (€8.2 billion at the end of 2003), with technical reserves of over €31 billion, a market share greater than 12% and further growth potential as a result of exploiting the full commercial potential of the Group.

The specific mission of the New Insurance Pole will involve:

•      becoming the leading pole in the Italian insurance market;

•      increasing critical mass with selective positioning that exploits the bank matrix;

•      creating the foundations for realizing further growth options.

In order to attain this, the New Insurance Pole will have to develop a new product offer strategy and a new business model.

As far as the product range is concerned, the New Insurance Pole will develop the offer of individual and collective life insurance policies, integrating the financial product range with “pure risk” products, as well as new products, even in the property and casualty sector, or complex packages that include insurance coverage and financial investment in order to satisfy the growing demands of “Personal & Property Protection”.

The range will have to be developed on the basis of the needs of the different commercial platforms which are initially represented by the network of branches of the Group’s banks and the network of financial planners/private bankers of Banca Fideuram and Sanpaolo Invest.

Generally, it is already possible to envisage the following product lines:

•      Investment and savings:

•      traditional policies;

•      unit-linked and index-linked policies;

•      Social Security:

•      Individual Social Security Forms and Open Pension Funds;

•      immediate and deferred returns, to be associated with other financial products;

•      Personal & Property Protection:

•      Personal protection: accidents, disease, insurance in case of death;

•      protection of goods: theft, fire, general compulsory insurance;

•      Credit Protection Insurance: coverage of lending risk for mortgages/personal credit/consumer credit (covering death, disability, unemployment, etc..)

•      Transaction risks protection: bundling products with bank accounts and credit cards (theft, assistance, general insurance)

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A further area of opportunity is linked to the development of an offer directed at corporate customers.

As better described in paragraph 3 below, the Spin Off also aims to contribute to the creation of economic value for the shareholders of Banca Fideuram by allowing a concentration of financial resources—otherwise required for maintenance and development of the insurance department—on the growth and strengthening of the core business of financial and private banking consulting.

In particular, the exit of Banca Fideuram from the technical/insurance management, following the Spin Off will allow the creation of three benefits:

•      cancel the absorption of required capital (even following the introduction of the principles set in Basel II) to sustain the growth of insurance activitiy, freeing resources to be directed towards strengthening financial activity;

•      relieve the vulnerability of the business system of Banca Fideuram to (i) financial risks linked to interest rate trends and (ii) demographic risks.

•      contribute to the creation of an insurance pole within the SPIMI Group that can make a complete range of insurance products available to the customers of Banca Fideuram, allowing Banca Fideuram to avoid the necessary investments to remain competitive in a market situation of growing complexity (such as, for example, the integration of financial and social security elements, the evolution towards pure insurance risk, etc.).

2.3.3. Steps of project's implementation. The New Insurance Pole

At the end of the operation, SANPAOLO IMI will directly control Assicurazioni Internazionali Torino S.p.A. as a sub-holding company, and in turn will control the Irish company SANPAOLO LIFE, the property and casualty insurance companies and the service company, as shown in the following diagram:

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The corporate activities linked to the upcoming New Insurance Pole will be coupled with a redefinition of future commercial relations relating to insurance products currently distributed by BF’s network between the New Insurance Pole—in the process of being created—and the distribution networks headed by BF and its subsidiaries.

SPIMI and BF have in fact agreed to undersign an agreement (the “Framework Agreement”) which provides that Assicurazioni Internazionali Torino S.p.A. and its subsidiary, operating in the property and casualty branch, (Fideuram Assicurazioni), on the one hand, and BF and its subsidiaries, on the other hand, will enter in the following agreements:

i.      an agreement for the distribution of life insurance products currently marketed by FV;

ii.     an agreement for the distribution of property and casualty insurance products currently marketed by FAS;

iii.    a consulting agreement and a management agreement with Fideuram Investments Sgr S.p.A. related to the investments of assets from internal funds connected to unit linked products.

The Framework Agreement also contains an effective clause which requires BF to refund or restore any out of period expenses deriving from potential case in point sanctions or for any potential controversies concerning dues to the tax authority—both referring to FV and in any case beyond a pre-established threshold.

The stipulation of the commercial agreements listed above is expected to occur before the legal effects of the merger take place.

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The distribution agreements, as per points (i) and (ii) above, and regulated at market conditions, will have a duration of six years from the excution date (except in the case of automatic renewal for another three years in the absence of a cancellation notice) and will discipline the distribution of insurance products in the life and property and casualty branches of the New Insurance Pole on the part of the networks of Banca Fideuram and its subsidiaries, as well as premium inflow and customer assistance activities.

The structuring of new insurance products to be offered through the networks of Banca Fideuram will be conducted jointly by the New Insurance Pole and by Banca Fideuram. All the mathematical reserves of the unit-linked policies distributed by Banca Fideuram and its subsidiaries will be invested in UCITS that are promoted or managed by companies of the Banca Fideuram group.

The commercial agreements will include reciprocal binding exlusivity clauses: Banca Fideuram and its subsidiaries will not be able to distribute insurance products of third party insurers (with the exception of new products developed in conjunction with such third party following a renunciation on the part of the New Insurance Pole), and the New Insurance Pole will not be able to distribute insurance products through third channels that are marked by the brand and logo of Banca Fideuram.

The upcoming New Insurance Pole will make exclusive use of the consulting of Fideuram Investimenti SGR, which will be required to elaborate and monitor the asset allocations relative to investment of assets of internal funds connected to unit linked products distributed by Banca Fideuram and its subsidiaries.

The consulting agreement will be substituted, by 1 July 2005, with a management agreement which will require the commitment of SGR in managing—on an individual basis—the investment portfolios composed of assets from unit-linked policies issued by the New Insurance Pole and allocated by the distribution networks of Banca Fideuram.

The consulting and management services will be performed for a compensation, at market conditions, calculated on the basis of growing tiers as a function of the mathematical reserves related to policies that are part of the application realm of the contract in question.

2.3.4 Operational advantages and economic synergies

The rationale at the basis of offer integration is represented by the exploitation of complementary insurance, financial and investment needs. The business model therefore provides for the development of protection/social security insurance products to be offered in bundling with banking products or as stand alone in light of synergies in the sales phase, taking advantage of the commercial network’s knowledge of the habits and expectations of customers.

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A success factor will therefore be the combination of an efficient production capacity with efficient and extended distribution facilities, composed of the bank networks of the Group and the network of financial planners of Banca Fideuram and Sanpaolo Invest.

This combination will evolve along three strategic lines:

•      The consolidation of the life insurance business with a progressive re-alignment of the networks’ productivity to best internal practices;

•      The development of the damages branch along strategic lines linked to (i) lending products, (ii) wealth management and, in the extra captive area, the entrance in market niches and the maximation of returns from the joint venture with Poste Italiane (the Italian post service);

•      The improvement of the cost position with gross synergies forecasted between €8 to €12 million deriving from savings in personnel, technology and administrative costs.

2.4 DOCUMENTS AVAILABLE TO THE PUBLIC

The Information Document was deposited and made available to the public at the corporate registered offices of SANPAOLO IMI, in Turin, Piazza San Carlo 156, as well as at the registered office of Banca Fideuram, in Rome, Piazzale Douhet, 31, and with Borsa Italiana S.p.A., in Milan, Piazza Affari 6.

The corporate registered offices of the two companies also make available—in addition to the documentation reproduced within the Information Document—any further documentation whose submission is required by applicable law. In particular, the financial statements of the last three years for the companies participating in the operation are available in conjunction with their related annual reports.

3. SIGNIFICANT EFFECTS OF THE OPERATION ON THE COMPANY SUBJECT TO SPIN OFF

As described in detail in this Information Document, the proposed Spin Off operation sets the objective, on the one hand, of creating an New Insuarance Pole in the life and property and casualty branches within the Sanpaolo IMI Group and, on the other hand, of focusing the resources of Banca Fideuram on the growth and strengthening of its core business in the financial consulting, asset management and private banking sectors.

The exit of Banca Fideuram from the insurance sector will allow the Company subject to Spin Off to prospectively reduce the need for capital required by the Basle II criteria and necessary to cover the increasing demand for diversified products, while at the same time limiting its exposure to economic and financial risks deriving from margin and rate trends pressures.

The development of the insurance business of Fideuram Vita—in the current regulatory and competitive scenarios characterized by consolidation and specialization processes—

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in fact appears not to be feasible for Banca Fideuram while it still commits significant resources to the more profitable financial advisory, asset management and private banking areas.

The Spin Off operation will therefore allow Banca Fideuram to strengthen its business model and leverage control for the creation of economic value, given the primarily financial nature of the activity conducted by Banca Fideuram (only 20% of the managed assets at Banca Fideuram are invested in life insurance products or unit-linked policies—and in any case of primarily financial connotation—while the remaining 80% is invested in financial products, and largely mutual funds and asset management).

The creation of value for Banca Fideuram with the completion of the Spin Off will also be created, from an operational perspective, through the stipulation, as previously mentioned, of a commercial agreement for the distribution of insurance products between the upcoming insurance pole and Banca Fideuram which—at market conditions and for a finite period of time—will guarantee (i) the qualitative and quantitative expansion of the range of insurance products offered by Banca Fideuram and (ii) the maintenance of current levels of commercial effeciency and customer service.

In synthesis, the Spin Off will allow Banca Fideuram to strengthen its business model with a focus on financial consulting, asset management and private banking activities, and to distribute the products of a large insurance company (such as the upcoming New Issuance Pole) capable of competing with the main national and foreign players (and therefore to be itself more competitive in terms of the range of products offered to its customers).

4. PRO FORMA INCOME STATEMENT AND BALANCE SHEET DATA OF THE COMPANY SUBJECT TO SPIN OFF

The following are provided below:

•      The description of pro forma balance sheet and income statement effects on the consolidated financial statements of the Banca Fideuram Group on 31 December 2003 derived from the shareholding held by Banca Fideuram in Fideuram Vita in favor of SANPAOLO IMI;

•      The related pro forma indicators per share.

The pro forma information was created by assuming, by convention, that the Spin Off took place:

•      for balance sheet purposes, on 31 December 2003;

•      for income statement purposes, on 1 January 2003.

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The pro forma figures, supplied to guarantee a more complete picture, must not be considered as a forecast of the Group's future results and therefore do not reflect the forecast economic effects stated in the industrial plan.

4.1          PRO FORMA BALANCE SHEET AND INCOME STATEMENT EFFECTS

The effects of the Spin Off on the Banca Fideuram Group are linked to the loss of control over Fideuram Vita and the resulting exclusion of the insurance company from the scope of consolidation through the “shareholders’ equity valuation” method.

In particular, as far as the pro forma balance sheet effects—defined with respect to the consolidation on 31 December 2003—are concerned, the transaction will cause a reduction in the assets of the shareholding account for €434.3 million as an offset of the decrease in net consolidated shareholders’ equity, of which €69 million affecting share capital.

Concerning the effects on the pro forma income statement for 2003, these consist in a reduction of the year’s net income of the Banca Fideuram Group for a total of €31.9 million, corresponding to the contribution of Fideuram Vita to the consolidated result, and shown in the entry “net income from shareholdings valued at shareholders’ equity” (€36 million), net of the effect of the write-off of the amortization of the positive difference in shareholders’ equity versus the insurance subsidiary (€4.1 million).

For the sake of completeness and in order to allow greater knowledge of the accounting effects of the operation, it should be noted that the consolidated income statement of the Banca Fideuram Group in 2003 will include the net income generated by Fideuram Vita up until the legal date of the Spin Off, at which time it will be deconsolidated.

4.2           PRO FORMA INDICATORS PER SHARE

The main indicators per share, both historical and pro forma, as of 31 December 2003 are shown below.

From a methodological point of view, the following items were considered for the calculation of these indicators:

•      With regards to indices for shareholders’ equity, the total amount of outstanding shares on 31 December 2003, adjusted by subtracting the number of own shares held by Banca Fideuram on the same date;

•      With regards to the indices for economic margins, the weighted average of the circulating shares in 2003, taking into account the trading of own shares conducted by Banca Fideuram in the same period.

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Banca Fideuram Group – Data per share

	31 December 2003 Historical data	31 December 2003 Pro forma data
No. total shares as of 31 December 2003	980,290,564		(**)
No. total outstanding shares on 31 December 2003 (between the float and profit sharing held directly and indirectly by SPIMI)	965,290,564		(**)
No. weighted average circulating shares in 2003	965,290,564		(**)
Net income from ordinary activities/Average number of circulating shares (euro)	0.23	0.19
Net income /Average number of circulating shares (euro)	0.18	0.15
Net income in cash/Average number of circulating shares (euro) (*)	0.19	0.15
Net shareholders’ equity/ Average number of circulating shares (euro)	1.05	0.60
Gross unitary dividend (euro)	0.16		(**)

(*)Net income increased by “value adjustments on goodwill, merger and consolidation differences”.

(**)The examined data coincide with official ones, since the reduction in share capital of Banca Fideuram following the spin off of Fideuram Vita will take place—given equal numbers—through the reduction in the nominal value of the shares (from  €0.26 to €0.19 per share).

5. PRO FORMA INCOME STATEMENT AND BALANCE SHEET DATA OF THE BENEFICIARY COMPANY

The following data are furnished:

•      the description of the impact of the pro forma economic and balance sheet figures on the consolidated financial statements of the SANPAOLO IMI Group as of 31 December 2003 as a result of the spin off of the FV shares held by Banca Fideuram in favor of SANPAOLO IMI;

•      the related pro forma ratios per share.

The pro-forma information was issued conventionally assuming that the transaction under examination has taken place:

•      for balance sheet purposes, on 31 December 2003;

•      for income statement purposes, on 1 January 2003.

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The pro forma figures, supplied to guarantee a more complete picture, must not be considered as a forecast of the Group’s future results and therefore do not reflect the forecast economic effects stated in the industrial plan.

5.1          PRO FORMA BALANCE SHEET AND INCOME STATEMENT EFFECTS

The reorganization of the SANPAOLO IMI Group’s insurance sector affects the consolidated balance sheet structure and income results with sole regard to the Banca Fideuram Spin Off, as the company is subject to full consolidation and held by minority shareholders.

As regards the pro forma balance sheet effects in relation to the consolidated schedule as of 31 December 2003, the spin off mentioned above involves the shareholders’ equity acquisition of to the SANPAOLO IMI Group of the Fideuram Vita share of shareholders’ equity previously attributed to the minority shareholders of (and previously recorded under “minority interests”), totaling €115 million. Of this amount, €74 million represent the share capital increase, €41 million the reserves and net income.

In particular, the pro forma economic impact of the transaction of the result of the SANPAOLO IMI Group for 2003 consists in the increase in consolidated net income due to the 2003 income of Fideuram Vita previously attributed to the minority shareholders of Banca Fideuram (and as such previously recorded under “minority interests”), totaling €9 million.

5.2          PRO FORMA INDICATORS PER SHARE

The main historical and pro forma ratios as of 31 December 2003 are listed below.

In calculating the historical ratios as of 31 December 2003 the following items were considered:

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•     as regards the indexes of shareholders’ equity, the amount of the shares outstanding as of 31 December 2003 adjusted by the number of own shares held by the parent bank SANPAOLO IMI on the same date;

•     as regards economic margins, the weighted average of shares circulating in 2003, considering the purchase and sale of own shares by SANPAOLO IMI in the same period.

In determining the pro forma ratios per share as of 31 December 2003 the same methodological criteria used for the historical figures were applied. To determine the number of pro forma shares, the historical figure – as of 31 December 2003 – was conventionally increased to serve the spin off exchange  (no. 26,290,836). For the purposes of determining the average weighted number of pro forma shares outstanding in 2003, consistency for the whole year of the increase mentioned above was conventionally assumed.

SANPAOLO IMI Group – Data per share

	Historical data	Pro forma data
No. of total shares as of 31 December 2003	1,837,166,000	1,863,456,836
No. of outstanding shares as of 31 December 2003	1,833,945,081	1,860,235,917
No. of weighted average outstanding shares in 2003	1,835,013,540	1,861,304,376
Income before extraordinary items / Average number of outstanding shares (euro)	0.93	0.91
Net income/ Average number of outstanding shares (euro)	0.53	0.53
Net income in cash / Average number of outstanding shares (euro) (*)	0.62	0.61
Net shareholders’ equity / Number of outstanding shares (euro)	6.00	5.97
Dividend per share (euro) (**)	0.39	0.38

(*)          Net income comprising “adjustments to goodwill and merger and consolidation differences”.

(**)        The pro forma unitary dividend was calculated by relating the total dividend from the 2003 deliberated profit (€716,494,740) to the total number of pro forma shares as of 31 December 2003.

6. PROSPECTS OF THE COMPANY SUBJECT TO SPIN OFF

In the first quarter of 2004 Banca Fideuram achieved consolidated net income of €67.1 million, which represents the highest ever quarterly economic result, with an annual increase of 129% (65% without considering certain non-recurrent profitability components).

As regards flows, Banca Fideuram effectively pursued its commercial strategy aimed at increasing the weight of asset management within the volumes administered.

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Net flows of asset management recorded a positive balance of €0.3 billion in the first quarter, (compared with €0.8 billion in the first quarter of 2003 and €0.9 billion in the fourth quarter of 2003) thanks to the satisfactory results achieved in the placement of insurance products and, especially, portfolio management.

The positive results achieved in the quarter confirm Banca Fideuram among the first three market operators in terms of net flows to mutual funds (source: Assogestioni), contrasting with the negative total result of the system.

Banca Fideuram’s Assets under Management reached €59.5 billion at the end of the first quarter of 2004, registering a significant increase compared with the value as of 31 December 2003, when they were €58.1 billion, and especially with the value as of 31 March 2003, €54.2 billion.

This aggregate – which has registered a constantly rising trend for more than a year – includes the “assets managed” component, which exceeded 78% of the total at the end of March (it was 77% at the end of the year and 74% in March 2003).

The analysis of the management and economic results for each individual quarter – from the first quarter of 2003 to the first quarter of 2004 – confirms the linear growth of Banca Fideuram.

This improvement must be associated mainly with the constant increase of the average asset management volumes, an improved product mix and, to a lesser extent, the higher share content of the volumes.

In the first five months of 2004, these three elements (especially the first two), represented “leading indicators” of revenue performance, maintaining decidedly netter levels in terms of company profitability compared with the first five months of 2003.

Consequently, excluding significant negative market changes or currently unforeseeable events, the economic results expected for the whole of 2004 are better than 2003.

It should also be emphasized that this expected improvement refers to a consistent comparison between the two years, without taking account of the accounting, economic and balance sheet effects deriving from the spin off described in this document.

7. PROSPECTS OF THE BENEFICIARY COMPANY AND ITS GROUP

The macro economic scenario for 2004 is still conditioned by elements of uncertainty: on the one side, anticipatory ratios of the real cycle of the early months of 2004 strengthened the growth prospects of the mature economies, and on the other, this trend

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is reduced by the increase in the price of oil linked with the delicate situation in the Middle-East.

The increasing trend of medium and long-term rates in the United States reflects the expectations of a “gradual” monetary restriction phase by the Federal Reserve, aimed at reducing the inflation-related pressure which is linked with the price of oil, as well as the sustained level of consumption and increased employment. Rates in the Euro-zone are rising slower: the European Central Bank does not intend to increase interest rates during the year due to the low level of consumer spending which has offset the positive trend in exports.  In Italy and Germany in particular, the weakness of the economic recovery is attributable to the lack of confidence by households and the stagnant industrial situation.

Despite the backward slide in May 2004, the leading international stock exchanges have shown a fairly positive trend since the beginning of the year. The prospective evolution of the stock markets was positively conditioned by the positive income results of the companies and negatively conditioned by the rise in interest rates and uncertainty linked with international tension.

In this context, Group transactions in the first four months 2004 showed moderate growth in financial assets (+1.7%) thanks to the increase in direct deposits (2.6%) and, to a lesser extent, indirect deposits (+1.1%); in this context the placement of insurance products was characterized by more accentuated movement (+6,8%). Loans on the other hand registered a downtrend (-0.7%) attributable to greater selectivity which involved the reduction of exposure to domestic and international corporate counterparts.

The high quality of the portfolio is confirmed by the non performing loans/loans ratio of 1%; the value of this ratio is just over 2%, comprising problem and restructured loans. Prudent loan policies are reflected in the high coverage 73% of non performing loans and 33% of problem and restructured loans. Reserves destined to cover the performing portfolio physiological risk are 0.9%.

The Group’s operating results for the first four months of 2004, despite a less positive than expected economic situation, performed well in terms of revenues, thanks to the effectiveness of commercial steps to defend margins and commissions, as well as constant cost control. In particular, compared with the first four months of 2003, net interest and other banking income is up 5.2%, thanks to commissions (+16,6%); operating costs are largely stable (-0.5%) allowing a 15.8% increase in the operating result. These performances confirm total consistency with that presented in the budget. The cycle’s continuing weakness, which has so far determined reduced erosion of the total spread of interest-earning assets and interest-bearing liabilities, could negatively influence net interest and other banking income in the second part of the year. On the other hand, cost savings could be consolidated and increased.

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In line with the methods and the schedule indicated in the 2003-2005 plan, certain significant transactions aimed at rationalizing the commercial networks and companies specialized by business areas and increasing their efficiency were achieved in the first part of the year. In the context of the adoption by all the commercial networks of the Sanpaolo network distribution model, the IT procedures of three bank networks migrated, with two more expected to follow by September 2004. Lastly, the Group’s new organizational model has been in operation since 1 May 2004, focusing on the commercial banking activity, optimization of specialized business and further rationalization of headquarters, aimed at creating the cost and revenue synergies presented in the plan.

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Annex 1.1

Project for the partial spin off of Banca Fideuram in favor of Sanpaolo IMI S.p.A.

in accordance with Art. 2506-bis of the Italian Civil Code

The Boards of Directors of the companies involved in the spin off:

•                                         Banca Fideuram S.p.A. (“BF” or “Spun-off Company”), and

•                                         Sanpaolo IMI S.p.A. (“SPIMI” or “Beneficiary Company”)

Whereas

(a)          they intend to carry out the partial spin off of the 99.8% of the share capital of Fideuram Vita Compagnia di Assicurazioni e Riassicurazioni S.p.A. (described hereinbelow) held by BF in favor of SPIMI;

(b)         the spin off is part of the plan to rationalize the presence of the Sanpaolo IMI Group in the insurance sector, with the aim of creating an insurance newco in which to converge the Sanpaolo IMI Group companies currently operating in the life insurance and damages sectors;

(c)          said plan will be implemented through a process to concentrate the insurance subsidiaries and its main phases will be:

(i)                                     the spin off of the BF share in Fideuram Vita Compagnia di Assicurazioni e Riassicurazioni S.p.A. (“FV”) in favor of SPIMI, pursuant to letter (a) above;

(ii)                                  spin off of the entire share held by Sanpaolo IMI Wealth Management S.p.A., a company controlled entirely by SPIMI, in Sanpaolo Vita S.p.A. (“SPVita”) in favor of Noricum Vita S.p.A. (“Noricum”), also controlled entirely, directly and indirectly, by SPIMI;

(iii)                               merger by incorporation of SPVita and FV into Noricum;

(d)         the transactions described under letter (c) are subject to approval by the ISVAP, within its competence, and the transaction under point (i) is subject to Bank of Italy authorization;

(e)          all the transactions described, while being logically and legally separate, are part of a single project and will be performed more or less simultaneously. None of the spin offs or merger deeds may be stipulated unless the due authorizations for each different transaction have been received and, in particular, the effect of the transaction described under point (iii) of letter (c) will be subsequent to those preceding;

(f)            the Spun-off Company and the Beneficiary Company have also agreed upon the term-sheets of the agreements governing, among other things, the commercial relationships between BF and the pole which will result from the transactions described under letter (c), and upon the commitment by BF to reimburse or restore any sum to be paid  as a consequence of any sanctions, or any disputes concerning tax credits;

have written and prepared the following project for  partial spin off, in accordance with Art. 2506-bis of the Italian Civil Code (the “Spin off Project”).

1.  TYPE, NAME AND REGISTERED OFFICE OF THE COMPANIES INVOLVED IN THE SPIN OFF

1.1 Spun-off Company

Banca Fideuram S.p.A. – a company registered in the Roll of Banks, belonging to the Sanpaolo IMI Banking Group and subject to the management and coordination, pursuant to Art. 2497 of the Italian Civil Code, of Sanpaolo IMI S.p.A. – with registered office at 31 Piazzale Giulio Douhet in Rome, and permanent secondary office at 16 Corso di Porta Romana in Milan,  Fiscal Code and registration number in the Company Register of Rome 00714540150, subscribed and fully paid in share capital of 254,875,546.64 euro, represented by 980,290,564 shares each with a nominal value of 0.26 euro.

BF shares are negotiated in Italy on the Italian Telematic Share Market organized and managed by Borsa Italiana S.p.A.

1.2 Beneficiary Company

Sanpaolo IMI S.p.A. – a company registered in the Roll of Banks, Parent Bank of the Sanpaolo IMI Banking Group registered in the Roll of Banking Groups – with registered office at 156 Piazza San Carlo in Turin  and permanent secondary offices at 25 Viale dell’Arte in Rome and 22 Via Farini in Bologna, Fiscal Code and registration number in the

Company Register of Turin 06210280019, subscribed and fully paid in share capital of 5,144,064,800 euro, represented by 1,448,831,982 ordinary named shares each with a nominal value of 2.80 euro and 388,334,018 preference named shares each with a nominal value of 2.80 euro.

SPIMI shares are negotiated in Italy on the Italian Telematic Share Market organized and managed by Borsa Italiana S.p.A. and on the New York Stock Exchange (NYSE).

2.  ARTICLES OF ASSOCIATION OF THE SPUN-OFF COMPANY AND OF THE BENEFICIARY COMPANY AND CHANGES RESULTING FROM THE SPIN OFF

2.1 Articles of Association of the Spun-off Company

As a result of the spin off, the share capital of the Spun-off Company (Article 5) will be reduced from 254,875,546.64 euro to 186,255,207.16 euro. No other changes are envisaged to the articles of association of the Spun-off Company as a result of the spin off.

The text of the articles of association of the Spun-off Company, as it will be following the spin off, is annexed to this Spin off Project as Attachment A, and is an integrated and substantial part of the same Spin off Project.

The shareholders’ meeting of the Spun-off Company called to approve the Spin off Project will first be called to approve, under a separate item on the agenda, the changes to the articles of association of the same Spun-off Company, one of the aims being the adaptation to the corporate law reform. The new provisions which, subject to approval by the shareholders’ meeting of the Spun-off Company and the necessary authorization, will be included in the text of the articles of association of the Spun-off Company, are annexed to this Spin off Project as Attachment B.

2.2 Articles of Association of the Beneficiary Company

As a result of the spin off, the share capital of the Beneficiary Company (Article 6) will be increased by a maximum of  73,614,340.80 euro through the issue of a maximum of 26,290,836 ordinary shares each with a nominal value of 2.80 euro.

The text of the articles of association of the Beneficiary Company, as it will be following the spin off, is annexed to this Spin off Project as Attachment C, and is an integrated and substantial part of the same Project.

The shareholders’ meeting of the Beneficiary Company called to approve the Spin off Project will first be called to approve, under a separate item on the agenda, the changes to the articles of association of the same Beneficiary Company, mainly concerning the organizational model of the Management and adaptation to the corporate law reform. The new provisions which, subject to approval by the shareholders’ meeting of the Beneficiary Company and the necessary Bank of Italy authorization, will be included in the text of the articles of association of the Beneficiary Company, are annexed to this Spin off Project as Attachment D.

3.  ASSETS SUBJECT TO SPIN OFF

The Beneficiary Company will be assigned the participation held by BF in FV, comprising 9,369,360 ordinary shares and 4,524,873 preference shares, totaling 99.8% of the share capital (the “Shareholding”). The registered office of FV is at 80 Via Ennio Quirino Visconti in Rome and its permanent secondary office is at 7 Place Vendôme in Paris (France) - Fiscal Code and registration number in the Company Register of Rome 00362310104, subscribed and fully paid in share capital of 72,399,600.00 euro, represented by 9,369,360 ordinary shares and 4553,640 preference shares each with a nominal value of 5.20 euro.

The balance sheet positions for spin-off purposes of BF and SPIMI, in accordance with Articles 2506-ter and 2501-quater of the Italian Civil Code, are replaced by the financial statements as of 31 December 2003 approved by the shareholders’ meetings of the companies involved in the spin off on 22 April 2004 for BF and on 29 April 2004 for SPIMI.

Considering that the Shareholding is registered in the Spun-off Company’s accounts at the value of 225,148,882.50 euro, the assignment of the Shareholding to the Beneficiary Company will cause a reduction in the Spun-off Company’s accounting net shareholders’ equity from 795,600,752.12 euro to 570,451,869.62 euro, booking a reduction of 68,620,339,48 euro to the share capital and a reduction of 156,528,543.02 to reserves, taking into account the allocation of the operating income as of 31 December 2003.

4.  ASSIGNMENT RATIO

The assignment to BF shareholders other than the Beneficiary Company of the ordinary shares of the Beneficiary Company will take place in proportion to the shareholding held by each shareholder in the Spun-off Company. The assignment ratio is set as follows:

0.07470 SPIMI ordinary shares for each BF share held.

There will be no cash compensation.

5.  METHODS AND CRITERIA OF ASSIGNMENT OF THE SHARES OF THE BENEFICIARY COMPANY AND REDUCTION OF THE SHARE CAPITAL OF SPUN- OFF COMPANY

Considering the assignment ratio described under paragraph 4 and also considering the fact that SPIMI already holds 628,338,273 BF shares, the Beneficiary Company will issue a maximum of 26,290,836 ordinary shares each with a nominal value of 2.80 euro in service of the transaction.

The assignment to Spun-off Company shareholders other than SPIMI of the ordinary shares of the Beneficiary Company will take place through the dematerialization system on the date the spin off will be effective, the modalities of which will be published in a special notice.

The Spun-off Company’s shareholders will be offered a service to handle any fractions of shares, at market prices and without the addition of costs, stamp duty or commission, carried out by authorized brokers. This will make it possible to round up or down to the next unit the number of newly issued ordinary shares.

The reduction of the share capital of BF, consequential to the spin off and already described under item 3, will take place through the reduction of the nominal value of the shares and, simultaneously with the assignment, 980,290,564 shares of the Spun-off Company each with a nominal value of 0.26 euro, will be withdrawn and replaced by 980,290,564 new shares each with a new nominal value of 0.19 euro.

6.  DATE OF PARTICIPATION IN THE PROFITS OF THE SHARES OF THE BENEFICIARY COMPANY

The ordinary shares of the Beneficiary Company assigned to shareholders of the Spun-off Company other than SPIMI will be eligible for all applicable shares rights and will give their holders the same rights as ordinary shares already issued on the date the spin off becomes effective.

7.  DATE FROM WHICH THE SPIN OFF BECOMES EFFECTIVE

The spin off will become effective, in accordance with Art. 2506-quater of the Italian Civil Code, on the last of the dates of registration of the spin off deed or on the different, later date eventually indicated in the spin off deed. To the effects of Art. 2501-ter no. 6 of the

Italian Civil Code, quoted by Art. 2506-quater of the Italian Civil Code, the accounting effects of the spin off will be booked to the SPIMI financial statements on the same date.

8.  TREATMENT RESERVED FOR PARTICULAR CATEGORIES OF SHAREHOLDERS

There will be no special treatment for specific categories of shareholders or holders of securities other than shares for either the Spun-off Company or the Beneficiary Company.

9.  PARTICULAR BENEFITS FOR DIRECTORS OF THE COMPANIES INVOLVED IN THE SPIN OFF

There will be no particular benefits for directors of the companies involved in the spin off.

ATTACHMENTS

Attachment A:               Articles of Association of the Spun-off Company;

Attachment B:                 Provisions of the Articles of Association of the Spun-off Company in the event of approval of the changes provided for in the last section of paragraph 2.1;

Attachment C:                 Articles of Association of the Beneficiary Company;

Attachment D:                Provisions of the Articles of Association of the Beneficiary Company in the event of approval of the changes provided for in the last section of paragraph 2.2.

Turin, 18 May 2004

For the Board of Directors of Sanpaolo IMI S.p.A.

Rome, 18 May 2004

For the Board of Directors of Banca Fideuram S.p.A.

Annex 1.2

SANPAOLO IMI S.P.A.

Proportional partial demerger

of Banca Fideuram S.p.A.

in favour of SANPAOLO IMI S.p.A.

Report of the Board of Directors

The information contained herein does not constitute an offer of securities for sale in the United States or offer to acquire securities in the United States.

The securities referred to herein have not been, and are not intended to be, registered under the U. S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption.  The securities are intended to be made available within the United States in connection with the business combination pursuant to an exemption from the registration requirements of the Securities Act.

***

The business combination described herein relates to the securities of foreign companies.  The business combination is subject to disclosure and procedural requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of Untied States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Sanpaolo IMI and Banca Fideuram are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U. S. court’s judgment.

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CONTENTS

1.	INTRODUCTION

2.	SANPAOLO IMI GROUP
	2.1.	Establishment, shareholders, and capital
	2.2.	The Group’s Structure and Business Sectors
	2.3.	Recent evolution
		2.3.1.	Key figures
		2.3.2.	Consolidated results

3.	BANCA FIDEURAM
	3.1.	Constitution, Shareholders and Capital
	3.2.	The Organizational and Operating Structure
	3.3.	Recent Evolution
		3.3.1.	Key figures
		3.3.2.	Consolidated results
4.	AIMS OF THE TRANSACTION
	4.1.	Structure of the transaction
	4.2.	The new business model
	4.3.	The new insurance pole
		4.3.1.	Industrial strategy of the insurance pole: operational advantages and economic synergies
	4.4.	Description of the assets involved in the Demerger
		4.4.1.	Elements and balance sheet effects of the Demerger
		4.4.2.	The demerged company: Fideuram Vita
		4.4.3.	Evolution
	4.5.	Methodologies for the exchange ratio estimate
	4.6.	Legal Aspects and Assignment Methods
	4.7.	Tax effects of the operations on the companies participating in the Demerger

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1.              INTRODUCTION

Shareholders,

You were summoned to an Extraordinary Meeting to deliberate on the proportional partial demerger project of Banca Fideuram S.p.A. (hereafter referred to as “Banca Fideuram” or “BF” or “Spun-off Company”), in favor of your company, of Banca Fideuram’s shares in Fideuram Vita Compagnia di Assicurazioni e Riassicurazioni S.p.A. (hereafter referred to as “Fideuram Vita” or “FV”).

As described in detail in the present report, the operation constitutes one of the phases of a project for concentrating the Group’s insurance activities, aimed at creating a strong insurance pole (hereafter referred to as “Insurance Pole”) capable of becoming a national leader.

The merger project, as regards the entire corporate organization, provides for:

(i) The proportional partial demerger off in favor of SANPAOLO IMI S.p.A. (hereafter referred to as “SANPAOLO IMI” or “SPIMI” or “Beneficiary Company”) of the shares held by BF in FV, object of the present report;

(ii) The demerger of the 100% participation held by Sanpaolo IMI Wealth Management S.p.A. (hereafter referred to as “SPWM”), entirely controlled by SPIMI, in Sanpaolo Vita S.p.A. (hereafter referred to as “Sanpaolo Vita” or “SPVita”) in favor of Noricum Vita S.p.A. (hereafter referred to as “Noricum Vita” or “Noricum”), also fully controlled, directly and indirectly, by SPIMI;

(iii) The merger by incorporation of SPVita and FV into Noricum, which will assume the company name “ASSICURAZIONI INTERNATIONALI TORINO S.p.A.”

All of the described operations, even though logically and legally distinct, are designed to realize a single project whose execution is essentially simultaneous and subject to the granting of the prescribed authorizations by the regulatory authorities of the insurance and banking sector. The effect of the merger described in previous point (iii) will be subsequent to the effect of the operations that precede it.

That stated, you are convened to evaluate the proportional partial demerger of BF in favor of SANPAOLO IMI, in consideration of the strategic reasons and keeping in mind the procedures for realizing the operation, explained below in detail.

In general, the rationalization initiative comes from an analysis of the evolutionary trends leading to a new characterization phase of the insurance business in Italy’s wealth management sector.

Continuous and complex regulatory innovation, welfare reform, and socio-demographical evolution generate, in fact, challenges and opportunities for the bancassurance business. In particular, the following occur:

•                  Challenges, represented by the greater expectation of specialization and greater absorption of capital (for guaranteeing adequate remuneration with regard to the level of cost);

•                  Opportunities, constituted by further room for growth and increased profitability over the medium term after the closing of the protection gap compared to the European average and an increase in demand for private pensions.

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In light of the described conditions, the SANPAOLO IMI Group, a leader in Italy in the Wealth Management sector and bancassurance in particular, has the opportunity to further innovate its business model through the creation of a strong insurance pole by means of:

•                                          Unification of the Group’s special structures;

•                                          Exploitation of the market’s full potential through the Group’s distribution network;

•                                          The development of an offer system and an innovative service model in the Personal & Property protection sector.

At the same time, at the end of the operation, Banca Fideuram is called on to strengthen its own business model by focusing on financial consultancy, asset management, and private banking, with the possibility of distributing the products of a large insurance company capable of facing leading national and foreign players and therefore of being more competitive regarding the range of products offered to its customers.

In pursuing its mission, the Insurance Pole will follow a specialized and innovative business model capable of creating a new national leader. In particular, this model will need to provide for:

•                                          a relationship with the distribution networks based on the excellence of market standards in terms of products, level of service, and pricing;

•                                          a high standard of efficiency consistent with the position;

•                                          the pursuit of growth even outside of the Group by means of distribution agreements and strategic agreements with other operators.

The Insurance Pole’s development may be expressed according to the following guiding principles:

1.               unification of the life insurance business, with the creation of the third largest Italian operator in terms of insurance premium inflow as of 31/12/2003 (8.2 bil. euro), a market share greater than 12%, and further potential for growth as a consequence of the Group attaining full business potential;

2.               completion of the range of life insurance products (coverage of pension needs) and selective development within the Personal & Property protection business;

3.               improvement of the cost basis with synergies deriving from the integration of the various product companies.

The above having been stated, with specific reference to the operation that you are to examine concerning the proportional partial demerger, in favor of your company, of the shares held by BF in Fideuram Vita, the exchange ratio that governs the demerger was determined with the collaboration of qualified outside consultants, Goldman Sachs International (hereafter referred to as “Goldman Sachs”) and J.P. Morgan plc (hereafter referred to as “JPMorgan”), as follows:

5

0.07470 ordinary SPIMI shares for one BF share held.

This ratio identifies the number of ordinary SANPAOLO IMI shares to be assigned to Banca Fideuram shareholders that are distinct from SANPAOLO IMI, deducible from the ratio between the equivalent per BF share of the economic capital value of the participation and the economic capital value of each ordinary SANPAOLO IMI share.

From the statutory point of view, the demerger will be realized in accordance with articles 2506 et seq of the Civil Code and according to the procedures and conditions contained in the demerger project. The assignment of the ordinary SPIMI shares in favor of BF shareholders will be proportional to the equity participation in Banca Fideuram by each shareholder distinct from SPIMI itself.

According to Art. 2506-quater of the Civil Code, the effects of the demerger will become operative starting from the final demerger registration date or another later date indicated in the document that records the demerger. SANPAOLO IMI and Banca Fideuram intend, however, to proceed with finalization of the operation within the period of time strictly required for the granting of the prescribed administrative authorizations and therefore, as an indication, depending on approval by the relevant regulatory authorities, by the beginning of November 2004.

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2.              SANPAOLO IMI GROUP

2.1  ESTABLISHMENT, SHAREHOLDERS, AND CAPITAL

The SANPAOLO IMI Group was created by the merger through incorporation of Istituto Mobiliare Italiano into Istituto Bancario San Paolo di Torino in 1998.

In the years that followed, the Group finalized important mergers that led it to acquire a broader and more uniform presence across the national territory. Upon acquisition of Banco di Napoli in 2000, the latter was merged through incorporation into SANPAOLO IMI at the end of 2002 with the subsequent demerger of Sanpaolo Banco di Napoli, the only bank of the Group operating on southern Italy’s mainland, in 2003.

Integration with Cardine Group (2002-2003) added to the Group seven medium-size banks(1) operating in the northeast and along the Adriatic with deep roots in the areas of reference. With the incorporation of Cardine Finanziaria into SANPAOLO IMI, the merger of Cassa di Risparmio di Udine e Pordenone and Cassa di Risparmio di Gorizia into Friulcassa, and Banca Agricola di Cerea into Cassa di Risparmio di Padova e Rovigo, a rationalization process of the Group’s networks was begun, aimed at exploiting the strength of local brands deeply rooted in the regional markets of reference, and attaining scale and scope economies deriving from the elimination of operational overlapping and duplication.

On 31 March 2004, the Group’s net equity amounted to 11,383 million euro.

SANPAOLO IMI’s share capital is 5,144,064,800 euro, fully paid and divided into 1,448,831,982 ordinary shares and 388,334,018 preference shares, both with a nominal value per share of 2.8 euro.

The ordinary SANPAOLO IMI shares are traded in Italy on the Italian Telematic Share Market organized and managed by Borsa Italiana S.p.A., and on the New York Stock Exchange (NYSE).

(1)   Cassa di Risparmio di Padova e Rovigo, Banca Agricola di Cerea (merged by the former in 2003), Cassa di Risparmio in Bologna, Cassa di Risparmio di Venezia, Cassa di Risparmio di Udine e Pordenone, and Cassa di Risparmio di Gorizia (merged into Friulcassa – Cassa di Risparmio Regionale in December 2003), Banca Popolare dell’Adriatico

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Based on all of the available information, SANPAOLO IMI’s shareholding has, as of 29 April 2004, the following composition:

COMPANIES HOLDING INVESTMENTS (directly and/or indirectly)	ordinary shares	preference shares	TOTAL GROUP SHARES	% of total capital (1,837,166,000 shares)	% of ordinary capital (1,448,831,982 shares)

COMPAGNIA DI SAN PAOLO	108,662,399	157,341,052	266,003,451	14.479%	7.500%

FONDAZIONE C.R. PADOVA E ROVIGO	63,487,817	134,968,267	198,456,084	10.802%	4.382%

BANCO SANTANDER CENTRAL HISPANO			158,214,782	8.612%	10.920%
• Santusa Holding SL	141,746,246
• Banco Madesant SU SA	16,264,900
• SCH Prevision Seguros y Reaseguros SA	203,636

FONDAZIONE C.R. IN BOLOGNA	45,174,581	96,024,699	141,199,280	7.686%	3.118%

GIOVANNI AGNELLI E C. Sapa			70,371,000	3.830%	4.857%
• IFIL Finanziaria di Partecipazioni SpA	70,371,000

DEUTSCHE BANK AG			54,277,374	2.954%	3,746%
• Deutsche Bank AG	54,254,628
• Deutsche Bank Securities Inc.	16,000
• Deutsche Bank SpA	6,746

MEDIOBANCA			35,448,000	1.929%	2.447%

FONDAZIONE CARIPLO			32,057,549	1.745%	2.213%

CAISSE DES DEPOTS ET CONSIGNATIONS			31,294,572	1.703%	2.160%
• CDC IXIS Italia Holding SA	28,088,822
• Caisse des Depots et Consignations	3,205,750

SOCIETA’ REALE MUTUA DI ASSICURAZIONI			28,166,025	1.533%	1.944%
• Società Reale Mutua di Assicurazioni	25,909,754
• Italiana Assicurazioni SpA	2,256,271

ENTE CASSA DI RISPARMIO DI FIRENZE			28,050,000	1.527%	1.936%

CREDIT LYONNAIS SA			27,620,239	1.503%	1.906%

FONDAZIONE CASSA DI RISPARMIO DI VENEZIA			27,523,682	1,498%	1.900%

OTHER SHAREHOLDERS (2)			738,483,962	40.197%	50.971%

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In regards to capital requirements with respect to credit and market risks, the following table shows the SANPAOLO IMI Group’s regulatory capital, risk-weighted assets, and capital adequacy ratios as of 31 December 2003.

Regulatory capital of the SANPAOLO IMI Group

Category / Value		31/12/03	31/12/02
		(€/mil)	(€/mil)

A. Regulatory capital
A.1	Tier 1 capital	10,038	9,765
A.2	Tier 2 capital	4,470	4,406
A.3	Items to be deducted	-837	-470
A.4	Regulatory capital	13,671	13,701

B. Minimum regulatory requirements
B0.1	Credit risk	9,999	9,886
B0.2	Market risk	877	767
	of which:
	• risks on dealing portfolio	866	756
	• exchange risks	10	11
	• concentration risks	1	—
B.2.1	Tier 3 subordinated loans	598	589
B0.3	Other minimum requirements	45	44
B0.4	Total minimum requirements	10,921	10,697

C. Risk assets and capital adequacy-ratios
C0.1	Risk-weighted assets	136,513	133,713
C0.2	Tier 1 capital / Risk weighted assets	7.4%	7.3%
C.3	Regulatory capital / Risk weighted assets	10.5%	10.7%

At the end of March 2004 the ratio of regulatory capital to total weighted assets against credit and market risks was estimated at around 10.9%; the ratio of Group primary capital to total weighted assets was estimated at 7.6%.

(2)          The item includes own shares held by the Group.

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2.2 THE GROUP’S STRUCTURE AND BUSINESS SECTORS

The SANPAOLO IMI Group is organized according to business areas, each with autonomous operations, in order to effectively respond to the changing competitive scene, to clearly identify the profitability of each business in relation to connected risk, to establish the adequacy of the total capital and its proper allocation between the various areas, and to induce a strong assumption of managerial responsibilities concerning results.

The business model used by the Group today for developing guidelines for the three-year 2003-2005 plan is, in short, characterized by:

•                  Promotion of the concept of close relationships with customers in the various penetrated territories;

•                  Specialization of skills within the business units and the product companies in order to guarantee excellent service;

•                  Concentration of operations and services in order to attain scale and scope economies;

•                  Centralization of strategic, management, and control policies within the parent company.

Therefore, the organizational configuration at the end of last April is today divided into the following lines of business and other structures:

•                  Commercial Bank: This is the Group’s area of development and strategic consolidation with over 3,000 operating points spread throughout the territory, characterized by a strong sense of close relationships with customers, confirmed by the appreciation of the historical brands of the banks united over time. The business strategy’s point of reference is represented by the Private & Retail and Business markets dedicated to the development and implementation of strategies for increasing market shares and income, which define product, pricing, and development policies of the network and consequent results. The core reference across the territory, rather, is constituted by branches organized into areas or banks, where maintaining a strong local identity is advisable.

•                  Asset Management: This is the center of reference for developing sector products with the objective of optimizing portfolio performance and therefore strengthening the leading position that the Group has achieved for some time in asset management.

•                  Insurance Pole: This represents the unequivocal reference for developing insurance market activities with the objective of increasing focus on the specific business and strengthening the capacity of product innovation and the overall range of products. All of the Group’s insurance companies will be merged here.

•                  Personal Financial Services: This gives concrete form to the group of specialist activities of the network of private bankers involved in developing assets managed for customers and their appreciation through appropriate asset allocation policies.

•                  Investment Banking: This constitutes the body of reference for the supply of special services - M&A, capital market, trading – to business and institutional customers, as well as the development of structured products for covering their financial needs.

•                  Local Authorities and Public Companies: This is the operations pole responsible for developing relations with reference organizations and has the purpose of providing financing and advice to public agencies and for infrastructure projects in order to contribute to the development of the territory.

This model, which is completed by the management and governance structures making up the Corporate Center, is better illustrated in the following diagram.

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2.   RECENT EVOLUTION

2.3.1                     Key figures

In regards to the evolution of Group results during the first quarter of 2004, the most important data on income, volumes, and structure are reported below together with the main performance indicators.

	First quarter 2004	First quarter 2003	Change first quarter 2004 / First quarter 2003	2003
		pro forma (1)	pro forma (%)	(2)
CONSOLIDATED STATEMENT OF INCOME (€/mil)
Net interest income	9 0 4	9 2 4	-2,2	3.716
Net commissions and other net dealing revenues	785	682	+15,1	3.036
Administrative costs	-1.115	-1.116	-0,1	-4.610
Operating income	720	605	+19,0	2.704
Provisions and net adjustments to loans and financial fixed assets	-150	-134	+11,9	-859
Income before extraordinary items	535	437	+22,4	1.687
Net income of the Group	386	281	+37,4	972

CONSOLIDATED BALANCE SHEET (€/mil)
Total assets	206.997	202.775	+2,1	202.580
Loans to customers (excluding NPLs and SGA loans)	120.647	123.054	-2,0	122.415
Junior	31.470	23.439	+34,3	25.292
Equity investments	4.586	4.453	+3,0	4.572
Subordinated liabilities	6.666	6.533	+2,0	6.414
Shareholders’ equity of the Group	11.383	10.816	+5,2	10.995

CUSTOMER FINANCIAL ASSETS (€/mil)
Customer financial assets	374.116	355.867	+5,1	368.042
• Direct deposits	134.863	134.258	+0,5	131.721
• Indirect deposits	239.253	221.609	+8,0	236.321
• Asset management	145.282	134.371	+8,1	143.711
• Asset administration	93.971	87.238	+7,7	92.610

PROFITABILITY RATIOS (%)
Annualized RoE (3)	13,8	10,4		9,0
Cost / Income ratio (4)	59,5	63,3		62,0
Net commissions / Administrative costs	70,4	61,1		65,9

CREDIT RISK RATIOS (%)
Net non-performing loans / Net loans to customers	1,0	1,0		0,9
Net problem loans and loans in restructuring / Net loans to customers	1,2	1,2		1,1

SOLVENCY RATIOS (%) (5)
Tier 1 ratio	7,6	7,4		7,4
Total ratio	10,9	10,7		10,5

SHARES (6)
Number of shares (millions)	1.837	1.837	—	1.837
Quoted price per share (€)
• average	10,293	6,409	+60,6	8,158
• low	9,141	5,796	+57,7	5,796
• high	11,072	7,029	+57,5	11,346
Earnings / Average number of shares in circulation (€)	0,21	0,15	+40,3	0,53
Dividend per share (€)				0,39
Dividend per share / Average annual price (%)				4,78
Book value per share (€) (7)	6,21	5,89	+5,4	6,00

OPERATING STRUCTURE
Employees	43.397	45.022	-3,6	43.465
Domestic branches	3.179	3.118	+2,0	3.168
Foreign branches and representative offices	122	116	+5,2	122
Financial planners	4.502	4.885	-7,8	4.675

(1)                     The pro forma figures have been prepared, assuming, from 1/1/2003, the line by line consolidation of Inter-Europa Bank, the proportional consolidation of Cassa dei Risparmi di Forlì and the exclusion of Banque Sanpaolo and Finconsumo Banca, carried at equity, from the consolidation area.

(2)                     To guarantee easy comparison of the figures presented for 2003, tax credit on dividends from shareholdings previously booked under “Profits from companies carried at equity and dividends from shareholdings”, have been reclassified among “Income taxes for the period”.

(3)                     Net annualized income / Average net shareholders’ equity (calculated as the average of the values at period end).

(4)                     Administrative costs (excluding indirect duties and taxes) and amortization (excluding adjustments to goodwill and merger and consolidation differences) / Net interest and other banking income (including other net income).

(5)                     Figures related to 31/3/2004 are estimated; the solvency ratios as of 31/3/2003 are not pro forma.

(6)                     Figures for the first quarter of 2003 are not pro forma.

(7)                     Net shareholders’ equity / Number of shares in circulation.

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2.3.2                     Consolidated results

The picture that emerges from the indicators of the real business cycle showed, during the first quarter of 2004, clear signs of an American and Asian economic recovery, while the weak period of growth continues in the euro zone. The stock markets presented a bullish trend that suffered a halt following the terrorist attacks on March 11 in Madrid and the worsening of tensions in Iraq: quotations on the American stock exchange returned to beginning year levels whereas positive changes were recorded on the Tokyo stock exchange and, even if to a limited extent, on the European stock exchanges.

Summary of results

In this context, the SANPAOLO IMI Group showed growth, compared to the first quarter of the previous financial year, in operating profits which, accompanied by the containment of costs, permitted a significant increase in operating income (+19%). The latter is 44 million euro higher than the average 2003 quarterly value.  The cost to income ratio derived considerable benefits from this, falling below 60%.

The net income, equal to 386 million euro, compares with 281 million of the corresponding period of the previous financial year. The annualized RoE reached 13.8% compared to 10.4% of the first quarter in 2003.

It should be noted that, in order to permit uniform comparison, the 2003 data are reconstructed to consider the full consolidation of Inter-Europa Bank, the proportional consolidation of Cassa dei Risparmi di Forlì, and the exclusion of Banque Sanpaolo from full consolidation and Finconsumo Banca from proportional consolidation.

Net interest income

The interest margin realized during the first three months of 2004, equal to 904 million euro, was 2.2% lower than the same period in 2003. This trend can be attributed to the worsening of the overall spread between interest-earning assets and interest-bearing liabilities and the lower profitability of the surplus of funds, only partially compensated by the positive contribution generated by trading volumes.

The average return on the Group’s interest-earning assets was equal to 4.27% and the cost of interest-bearing liabilities was 2.05%. An overall spread equal to 2.22% followed, 9 basis points lower than that recorded in the corresponding 2003 period. The average spread regarding customer operations also dropped, although more moderately (5 basis points).

The average total of the Group’s interest-earning assets showed growth of 3.2% compared to the first quarter of 2003, mainly attributable to the development of loans to banks and customers, which more than compensated for the drop in repurchase transactions. In regards to liabilities, there was an increase (+4.4%) in average interest-bearing volumes, attributable to payables due to customers and securities issued, as well as interbank deposits, included in the other interest-bearing liabilities.

At the end of March 2004, outstanding net loans to Group customers excluding NPLs and SGA loans, stabilized at 120.6 billion euro, down by 2% compared to the end of March 2003 and 1.4% since the beginning of the year. The annual change is the result of a 14.9% drop in short-term

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financing and a positive dynamic in medium/long term loans, up by 6.3%. Nevertheless, on the average, loans to customers, excluding repurchase transactions, registered an increase of 3.3%.

Direct deposits by customers grew 2.4% since the beginning of the year and 0.5% over the twelve-month period (the average change of the aggregate excluding repurchase transaction was +4.3%). The total at the end of March 2004 reached 134.9 billion euro, benefiting from the increase in bonds that more than compensated for the outflow of commercial papers and certificates of deposit. On the other hand, inflow through current accounts, deposits, and repurchase transactions remained essentially stable.

At the end of March, the Group’s domestic market share was equal to 10.5% regarding loans as well as direct deposits by customers.

Customer financial assets

	31/3/2004		31/3/2003		Change 31/3/04- 31/3/03	31/12/2003		Change 31/3/04 31/12/03
			pro forma		pro forma
	Amount		Amount			Amount
	(€/mil)%		(€/mil)%		(%)	(€/mil)%		(%)
Asset management	145.282	38,8	134.371	37,8	+8,1	143.711	39,0	+1,1
Asset administration	93.971	25,1	87.238	24,5	+7,7	92.610	25,2	+1,5
Direct deposits	134.863	36,1	134.258	37,7	+0,5	131.721	35,8	+2,4
Customer financial assets	374.116	100,0	355.867	100,0	+5,1	368.042	100,0	+1,7

Direct customer deposits

	31/3/2004		31/3/2003		Change 31/3/04- 31/3/03	31/12/2003		Change 31/3/04 - 31/12/03
			pro forma		pro forma
	Amount		Amount			Amount
	(€/mil)%		(€/mil)%		(%)	(€/mil)%		(%)
Current accounts and deposits	67.741	50,2	67.853	50,5	-0,2	68.373	51,9	-0,9
Certificates of deposit	5.355	4,0	5.926	4,4	-9,6	7.149	5,4	-25,1
Bonds	41.479	30,8	38.432	28,6	+7,9	39.979	30,4	+3,8
Commercial paper	3.659	2,7	4.408	3,3	-17,0	3.766	2,9	-2,8
Reverse repurchase agreements and securities lending	12.757	9,4	12.817	9,6	-0,5	10.073	7,6	+26,6
Other deposits	3.872	2,9	4.822	3,6	-19,7	2.381	1,8	+62,6
Direct customer deposits	134.863	100,0	134.258	100,0	+0,5	131.721	100,0	+2,4

Net commissions and other net dealing revenues

The Group’s net commissions amounted to 785 million euro during the first quarter of 2004, up 15.1% compared to the corresponding period of the previous financial year. This dynamic, generated by the positive trend of all of the commission-based sectors, was driven in particular by the management, dealing, and advisory services (+18.4%) thanks to the performance of asset management and dealing in transferable securities. Commissions from asset management, which represented over 50% of the quarter’s total, were 65 million euro higher than those of the same period in 2003. This commission income’s growth was driven by positive performance as well as a mix directed more towards securities.

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Net commissions and other net dealing revenues

	First quarter 2004	First quarter 2003	Change first quarter 2004 / First quarter 2003	2003
		pro forma	pro forma
	(€/mil)	(€/mil)	(%)	(€/mil)
Management, dealing and advisory services	477	403	+18,4	1.776
• asset management	405	340	+19,1	1.479
• brokerage and custody of securities and currencies	72	63	+14,3	297
Loans and guarantees	76	63	+20,6	281
Collection and payment services	62	57	+8,8	239
Deposits and current accounts	119	111	+7,2	488
Other services and net dealing revenues	51	48	+6,3	252
Net commissions and other net dealing revenues	785	682	+15,1	3.036

Indirect deposits showed an increase of 8% compared to the end of March 2003, stabilizing at 239.3 billion euro, a result of the positive dynamic of asset management (+8.1%) and asset administration (+7.7%).

During the first quarter of 2004, the Group’s distribution networks showed a negative net asset management inflow of 882 million euro, attributable to disinvestment from mutual funds (-1.2 billion euro, including asset management funds) and portfolio management (-1 billion) against positive inflow in the insurance business (+1.4 billion). The quarter’s negativity was influenced by the disappearance of the managed assets of Adriavita at Carivenezia, following the sale of the Group’s stake in the insurance group Generali.

Asset management

	31/3/2004		31/3/2003		Change 31/3/04- 31/3/03	31/12/2003		Change 31/3/04 - 31/12/03
			pro forma		pro forma
	Amount		Amount			Amount
	(€/mil)%		(€/mil)%		(%)	(€/mil)%		(%)
Mutual funds and fund-based portfolio management	103.268	71,1	97.973	72,9	+5,4	102.738	71,5	+0,5
Portfolio management	6.590	4,5	8.332	6,2	-20,9	7.437	5,2	-11,4
Life technical reserves	35.424	24,4	28.066	20,9	+26,2	33.536	23,3	+5,6
Asset management	145.282	100,0	134.371	100,0	+8,1	143.711	100,0	+1,1

Change in assets under management

	First quarter 2004	First quarter 2003	2003
		pro forma
	(€/mil)	(€/mil)	(€/mil)
Net inflow for the period	-882	3.437	7.748
• Mutual funds and fund-based portfolio management	-1.233	2.015	2.659
• Portfolio management	-1.001	-188	-1.251
• Life policies	1.352	1.610	6.340
Performance effect	2.453	-1.997	3.032
Change in assets under management	1.571	1.440	10.780

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Mutual funds by type

	31/3/2004	31/3/2003	31/12/2003
		pro forma
	(%)	(%)	(%)
Equity	24,9	19,4	23,6
Balanced	7,4	8,6	7,4
Bond	41,5	43,0	41,5
Liquidity	26,2	29,0	27,5
Total Group mutual funds	100,0	100,0	100,0

Managed assets reached 145.3 billion euro at the end of March 2004, with an incremental flow of 1.6 billion compared to the end of the 2003 financial year.  In particular:

•                  Mutual fund and asset management fund volumes benefited from the recovery of securities markets, which largely offset negative net inflow, permitting a 0.5% increase in stock since the end of December 2003. During the twelve-month period, the share of equity rose from 19.4% to 24.9%, while the incidence of all other fund categories fell. At the end of the quarter, the SANPAOLO IMI Group held the top position in the domestic market, with a market share of 21%;

•                  The technical life insurance reserves confirmed the trend in growth already revealed during the 2003 financial year: The percentage change was equal to 26.2% over twelve months and 5.6% since the beginning of the year. The quarter’s net inflow from the distribution networks, equal to 1.4 billion euro, brought the technical reserves to 35.4 billion at the end of March 2004. Premiums were primarily directed toward index-linked policies and traditional products.

Profits from financial transactions, profits from companies carried at equity and dividends

Net profits from financial transactions and dividends on shares in the first quarter of 2003 came to 81 million euro. This value is slightly under the 85 million of the first quarter in 2003. Over 80% of this income is attributable to the dealing of securities, exchanges, and derivatives of Banca IMI and the parent company.

The growth in the profits from companies carried at equity and dividends from shareholders was considerable (+58.9%). This income reached 89 million euro during the quarter, 79 of which attributable to the profits of companies carried at equity, generated from the positive results of the Group’s insurance companies, and 10 million from dividends paid on minority shareholdings not included within consolidation (9 million in the corresponding 2003 period).

Operating costs

During the first quarter of 2004 the administrative costs amounted to a total of 1,115 million euro, remaining nearly in line with the first three months of 2003.  The increase in other administrative costs (+1.4%) was offset by the reduction in personnel expenses (-0.6%) and indirect duties and taxes (-3%).

In particular, lower personnel costs derived from optimization of personnel (-3.7% on the average), which more than compensated for increases in pay determined by contractual adjustments.

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Other administrative costs

	First quarter 2004	First quarter 2003	Change first quarter 2004 / First quarter 2003	2003
		pro forma	pro forma
	(€/mil)	(€/mil)	(%)	(€/mil)
IT costs	102	100	+2,0	426
Property costs	73	68	+7,4	289
General expenses	65	62	+4,8	268
Professional and insurance fees	55	64	-14,1	260
Utilities	21	22	-4,5	87
Promotion, advertising and marketing expenses	19	18	+5,6	91
Indirect personnel costs	23	19	+21,1	91
Other administrative costs	358	353	+1,4	1.512

The other administrative costs settled at 358 million euro, against 353 million from the same period in 2003, revealing growth that remained lower than the inflation rate trend (+2.3%).

Adjustments to tangible and intangible fixed assets totaled 100 million euro, continuing the downturn already recorded during the previous financial year.

The cost to income ratio of the first quarter of 2004 was 59.5%, showing a drop of 3.8 percentage points compared to the corresponding period in 2003, essentially attributable to the positive dynamic of revenues.

Provisions and adjustments

Adjustments to goodwill and merger and consolidation differences, equal to 35 million euro, of which 23 attributable to ex-Banco di Napoli, are in line with those of the first quarter of 2003.

The provisions and net adjustments on loans and financial fixed assets were equal to 150 million euro, with respect to 134 million of the first three months of 2003. Greater net adjustments to loans were recorded compared to the previous financial year. Furthermore, during the first quarter of 2004 net readjustments were made on financial fixed assets with respect to adjustments recorded during the same period of the previous financial year.

At the end of March 2004, the Group’s net doubtful loans reached 2,794 million euro, a drop of 1.4% compared to the end of March 2003, but up 8.7% since the beginning of the year.

More specifically, in loans to customers:

•             The net non-performing loans, equal to 1,178 million euro, were up 0.6% compared to 1,171 million at the end of December 2003.  The net non-performing loans/net loans to customers ratio settled at 1%;

•             Problem, restructured, and in course of restructuring loans rose to 1,553 million euro, 15.2% higher compared to 1,348 million at the end of December 2003;

•             Non-guaranteed loans to customers in countries subject to country risk totaled 30 million euro, up compared to 22 million at the end of the 2003 financial year.

The level of coverage of non-performing loans remained unchanged in comparison with the end of the 2003 financial year, settling at 73.2%, whereas problem, restructured, and in course of restructuring loans dropped to 32.2% from 33.9% at the end of December 2003. With respect to

17

reorganization of the loan portfolio compared to the value at the end of the 2003 financial year, the Group’s general reserve totaled 1,140 million euro (1,102 million on 31 December 2003), keeping the level of coverage of performing loans unchanged at 0.9%.

Extraordinary income and taxes

The Group’s net extraordinary income during the first quarter of 2004 settled at 59 million euro compared to 42 million of the first quarter of the previous year.

The most significant component of this aggregate is represented by capital gains (55 million euro consolidated) on the sale of the remaining 30% of Finconsumo Banca to Banco Santander Central Hispano S.A., which took place during January 2004.

The quarter’s income taxes were quantified as 190 million euro.  The tax rate of the SANPAOLO IMI Group is equal to 32%, down from 39.5% recorded during the first quarter of 2003 mainly because of provisions introduced by the new prescriptive system of charges and revenues regarding equity investments in force as of the 2004 financial year, because the corporate income tax rate was lowered one percentage point, and because of readjustment of the taxable base of the regional income tax (IRAP).

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3.              BANCA FIDEURAM

3.1       CONSTITUTION, SHAREHOLDERS AND CAPITAL

In 1968 IMI acquired the Italian assets of International Overseas Services (IOS), converging them in the newly established Fideuram.

Fideuram’s first activity was the offer, through a network of about 300 financial planners, of mutual investment funds regulated by Luxemburg Law. In 1984, following the approval of the law enabling the set-up and commercialization of mutual investments regulated by Italian Law, Fideuram offered its customers its first Italian mutual funds.

In January 1992, Banca Fideuram was born from the merger of two IMI Group companies, Banca Manusardi and Fideuram. In September of the same year Banca Fideuram was quoted on the Borsa Valori di Milano.

The experience gained in managing private assets and cooperating with the American company Frank Russel led, in 1997, to the creation of a personalized financial planning service with technologically innovative elements: Personal Financial Planning.

After forming Fideuram Bank Luxembourg in 1998, in 2000 Banca Fideuram extended its activities to France with the acquisition of the Wargny Group.

In 2002 Banca Fideuram acquired Banca Sanpaolo Invest and with about 55 billion euro in volumes administered and more than 4,700 financial planners (private bankers) became the first multi-channel bank-network in Italy.

Banca Fideuram’s share capital is Euro 254,875,546.64 fully paid in and divided into no. 980,290,564 ordinary shares each with a nominal value of 0.26 euro. 73.4% of the capital is controlled directly (64.1%) or indirectly (9.3%, through Invesp S.p.A.) by SANPAOLO IMI. The remainder (26.6%) is floating.  There are no other shareholders with more than a 2% share.

Banca Fideuram shares are negotiated in Italy in the Italian Telematic Share Market organized and managed by Borsa Italiana S.p.A.

With reference to the capital requirements to cope with credit and market risks, the table below shows the regulatory capital, risk weighted assets and solvency ratios as of 31 December 2003.

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Banca Fideuram S.p.A. Regulatory Capital

Category / Value		31/12/03	31/12/02
		(€/thousand)	(€/thousand)

A. Regulatory capital
A.1	Tier 1 capital	683.012	669.809
A.2	Tier 2 capital	212.254	212.237
A.3	Items to be deducted	—	—
A.4	Regulatory capital	895.266	882.046

B. Minimum regulatory requirements
B.1	Credit risk	123.173	125.016
B.2	Market risk	20.131	32.137
	of which:
	• risks on dealing portfolio	20.131	32.137
	• exchange risks	—	—
	• concentration risks	—	—
B.2.1	Tier 3 subordinated loans	—	—
B.3	Other minimum requirements	—	—
B.4	Total minimum requirements	143.304	157.153

C. Risk assets and capital adequacy-ratios
C.1	Risk-weighted assets	2.049.245	2.247.295
C.2	Tier 1 capital / Risk weighted assets	33,3%	29,8%
C.3	Regulatory capital / Risk weighted assets	43,7%	39,2%

As of 31 March 2004, Banca Fideuram has Tier 1 capital of 683 million euro, corresponding to 31.9% of the risk weighted assets, and regulatory capital of 895.2 million euro (41.9% of the risk weighted assets).

3.2       THE ORGANIZATIONAL AND OPERATING STRUCTURE

Banca Fideuram is one of the leaders in private banking in Italy and Europe, with about 59.5 billion euro assets under management (as of 31 March 2004) and Italian and foreign companies specialized in managing financial, insurance and welfare products. These products are joined by traditional banking services and buying and selling shares, also on line.

The service of more than 750,000 customers is guaranteed by a total, as of 31 December 2003, of 4,543 private bankers, 3,413 of whom belong to the Banca Fideuram network with 1,130 belonging to the Sanpaolo Invest network. Banca Fideuram, through the Fideuram Wargny subsidiary, is also present in France.

The Banca Fideuram business model is made up of:

•                  a unitary governance structure of the whole Bank which formulates strategies, allocates human and financial resources in order to accomplish these strategies and exercises controls;

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•                  the individual and reciprocally independent private bankers networks, called upon to maximize commercial and economic results;

•                  a shared infrastructure comprising the production, service and operating process areas, called upon to plan and manage the services commercialized by the networks and manage operations from an administrative and information point of view, using highly automated processes.

3.3       RECENT EVOLUTION

After the end of the 1999-01 three-year plan, at the end of which the company had successfully completed another significant expansion (increasing volumes administered by 51% and the network of private bankers by 20%) and maintained high levels of profitability and capital increase, Banca Fideuram faced a challenge: to define and implement a strategy to create value and levels of excellence in serving customers, even in hostile or uncertain market situations.

The refocusing took place in several phases:

•  in 2002, through:

a) reorientation of commercial activity towards the welfare component, achieving a 130% increase in the flow of new life premiums by Fideuram Vita (against a market average of 24%);

b) improvement of distribution capability by means of the acquisition of Sanpaolo Invest from SPIMI.

•  in 2003, in a better market situation, through:

a) further strengthening of the strategy to rationalize volumes administered, aiming to increase the absolute and relative weight of asset management;

b) integration of Sanpaolo Invest, with the common use of BF’s product and service platform and the exploitation of the company’s full potential.

The 2002-3 biennial was accompanied by another important phenomenon, as a result of the company’s decision to sacrifice short-term profitability and assign the maintenance of relationships with customer a leading role:  the significant reduction of the content of volumes of funds, managements and unit-linked products went from more than 50% to about 30% during 2002, remaining just above the minimum until the end of 2003.

3.3.1       Key figures

With reference to the evolution of the results of Banca Fideuram in the first quarter of 2004, the most significant income, volumetric and structural figures and the main performance ratios are presented below:

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	31.3.2004	31.3.2003	Change %	31.12.2003	Var. % 31.3.2004 over 31.12.2003

Net asset management flow (million euro)	347	846	-59	3.559	-90
Total net flow (million euro)	(30)	118	n.s.	1.203	n.s.
Assets under management totals (million euro)	59.450	54.201	10	58.129	2
Consolidated net income (million euro)	67,1	29,3	129	175,6	n.s.
Consolidated net income per share (million euro)	0,0684	0,0299	129	0,1791	n.s.
Dividend per share (euro)	n.d.	n.d.	—	0,16	—
R.o.E. (%)	25,6	11,5	123	17,9	43
EVA (million euro)	51,1	12,7	n.s.	114,9	n.s.
Cost / income ratio (%)	47,5	63,2	-25	55,2	-14
Labor cost / Net interest and other banking income (%)	21,0	30,4	-31	24,9	-16
Annualized net income / Media Assets under management (%)	0,46	0,21	119	0,31	48
Shareholders’ equity / total assets (%)	17,3	15,6	11	17,0	2
End of year share price (euro)	4,500	3,750	20	4,710	-4
Price / net income per share	16,4	31,4	-48	26,3	-38
Price / net equity per share	4,1	3,5	17	4,6	-11
Stock market capitalization (million euro)	4.411	3.676	20	4.617	-4
Private Bankers (no.)	4.498	4.699	-4	4.543	-1
Employees (no.)	1.977	2.006	-1	1.995	-1
Private Banker Offices (no.)	260	267	-3	261	—
Banca Fideuram Branches (no.)	89	87	2	88	1

3.3.2       Consolidated Results

In the first quarter of 2004 Banca Fideuram registered income of 67.1 million euro (+129% compared with the first quarter of 2003).

The financial margin for the first quarter of 2004 was 12.3 million euro, up compared with the first quarter of 2003, when it was 10.4 million euro.

The commission margin at the end of the first quarter of 2004 amounted to 134.7 million euro, up 27.3 million euro compared with the first quarter of 2003 and 2.3 million euro compared with the last quarter of 2003. In more detail, net commissions for the first quarter of 2004 increased by 26.1 million euro, equaling 25%, compared with the same period of the previous year.

Income from shareholdings carried at equity was 24.3 million euro. The balance is 18.6 million euro higher than the first quarter of 2003 and 13.6 million higher than the last quarter of 2003.

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Compared with the last quarter of 2003, net income is up 13.6 million euro, largely as a result of the improvement in financial management (17 million euro), compensated for by the reduction in the commission margin (2.3 million euro), technical management (1.9 million euro) and the increase in taxes (0.3 million euro).

Administrative costs were 81 million euro in the first quarter of 2004, up 1.2 million euro on the same period of the previous year and 0.8 euro on the last quarter of 2003.

Other net income for the first quarter was 6.1 million euro. This was largely made up of the recovery of indirect duties for stamp duty and taxes on stock exchange contracts.

Operating amortization was 8.6 million euro, falling slightly compared with the first quarter of 2003. This was mainly represented by amortization for intangible fixed assets, mainly software.

Adjustments, writebacks and provisions remained in line with those of recent quarters.

Extraordinary management had a reduced effect on the income plan, closing with a negative balance of 0.3 million euro, in line with the first quarter of 2003 and up compared with the last quarter of 2003 (negative balance of 0.9 million euro).

Net asset management flow registered a positive balance of 0.3 billion euro in the first quarter (compared with 0.8 billion in the first quarter of 2003 and 0.9 billion in the last quarter of 2003) thanks to satisfactory results attained in the insurance sector and especially portfolio management.

The result of managed net flows counters that of unmanaged net flows (almost exclusively securities and current accounts), which is almost the same figure but negative, emphasizing the positive upward trend of the weight of asset management.

As regards assets under management, which amount to 59.5 billion euro at the end of the first quarter of 2004, there has been significant growth compared with the value as of 31 December 2003, when they were 58.1 billion euro, and especially with the value as of 31 March 2003, when they were 54.2 billion euro.

As of 31 March 2004, assets under management are made up of 78% in asset management, higher than the value as of 31 December 2003 (77%) and as of 31 March 2003 (74%).

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4.               AIMS OF THE TRANSACTION

4.1       STRUCTURE OF THE TRANSACTION

The current structure of the Group in the insurance sector is shown in the diagram below:

As mentioned in the Introduction, the plan for merging insurance activities of the Group will include:

1)              The proportional partial demerger of the shareholding— held by BF in Fideuram Vita—in favour of SPIMI; the demerger shareholding is composed of 9,369,360 ordinary shares with a nominal value of 5.20 euro each, and equal to 100.0% of the ordinary share capital, and of 4,524,873 preferred shares with a nominal value of 5.20 euro each, equal to 99.4% of the preferred share capital, and therefore overall represents 99.8%(3) of the share capital of FV (“Demerged Assets”);

2)              The demerger of the total stake held by SPWM, a subsidiary entirely controlled by SPIMI, into SPVita in favor of Noricum, which is also a completely controlled subsidiary, both directly and indirectly, by SPIMI;

3)              The merger by incorporation of SPVita and FV into Noricum, which will assume the company name “ASSICURAZIONI INTERNATIONALI TORINO S.p.A.”;

Sub-operation 1) is the subject of this Report (the “Demerger”).

Together with the Demerger, the demerger of the shareholding in SPVita on the part of SPWM in favor of Noricum, equal to 100% of share capital, and represented by 235,000,000 ordinary shares with a nominal value of euro 1.00 each will be implemented.

(3)          The remaining 0.2% is held by private individuals.

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Given this increase, Noricum will allocate newly issued ordinary shares of Noricum to SPIMI, the only partner of SPWM, in accordance with the agreement relative to the demerger operation.

Following the effectiveness of the demerger of SPWM as described above, and the demerger that is the subject of this Report, the merger by incorporation of SPVIta and FV into Noricum will go into effect (the “Merger”).

The Merger will be implemented through:

(i)                                     the cancellation, without exchange, of the shares representing the total share capital of SPVita, given that they are wholly owned by Noricum at the time of the Merger;

(ii)                                  the attribution of ordinary shares of Noricum, on the basis of exchange rates defined at the moment, to FV partners in place of ordinary and preferred FV shares detained by the latter.

The three operations described above, even though judicially and logically distinct, are meant for the implementation of a unitary project— of substantially contextual implementation— to ensure that none of the demerger and merger operations can be stipulated in the absence of prescribed authorizations for each of the operations and, in particular, that the Merger will take effect after the operations that precede it.

At the end of the operation, SANPAOLO IMI will directly control ASSICURAZIONI INTERNAZIONALI TORINO S.p.A. in a sub-holding role, and in turn will control the Irish company, the property and casualty insurance companies and the service company, as shown in the following diagram:

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The corporate operations described above will be accompanied by a redefinition of future commercial relations relating to insurance products currently distributed by the BF network,  the Insurance Pole to be formed, on the one hand, and the distribution networks reporting to BF and its subsidiaries on the other. In fact, SPIMI and BF have agreed to undersign an agreement (“Framework Agreement”) through which it has also been agreed to stipulate the following agreements between ASSICURAZIONI INTERNAZIONALI TORINO S.p.A. and its subsidiary operating in the damges insurance sector – Fideuram Assicurazioni S.p.A. (“Fideuram Assicurazioni” or “FAS”) – on the one hand, and BF and its subsidiaries on the other:

•                  An agreement for the distribution of life insurance products currently marketed by FV;

•                  An agreement for the distribution of property and casualty insurance products currently marketed by FAS;

•                  A consulting and management agreement between FV and Fideuram Investimenti Sgr S.p.A. governing investments of the earnings from internal funds that are related to unit linked products.

The Framework Agreement also contains an effective clause providing for a commitment by BF to reimburse or restore, any sum to be paid as a consequence of potential legal sanctions or potential disputes concerning tax credits, with reference to FV and beyond a pre-determined threshold.

4.2       THE NEW BUSINESS MODEL

The analysis of the external socio-economic background highlights certain trends that entail a potential impact on asset management and bancassurance activities.

An initial market-level review shows, in particular, a gradual move into the inflection/consolidation phase of the financial wealth management business.  Having grown in Italy in a completely relevant way in the last ten years, this business is now characterized by a

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general size stability and the beginning of a concentration phase of market players, as well as increasing price competition.

In the meantime, as far as regulators, there are views aiming at a greater regulation for protection of the savers —to the advantage of market transparency and, more generally, of the stability and efficiency of the system. Relevant to this are: the Basel II Accord on risk management and capital absorption, the Directive on Financial Conglomerates, the introduction of IAS principles and the different representation of market risks, the recent provisions of the Bank of Italy on transparency of operations, financial services (with the ABI initiative “Clear Deal”) and on “protected or guarantee” management, and finally the current debate on the Savings Authority.

In the background, the emergence of expectations for greater protection of savings and investment security is evident, which also expresses itself as an interest in protecting family assets and quality of life.

These needs should be considered essential, and not secondary, components, of a socio-economic “long wave” which seems to be inclined to go beyond the phase of “exposure to risk”, typical of the 90’s, to one of greater caution and “risk coverage”.

In this scenario, there is also the uncertainty of social security and pension coverage which in Italy, in the next few years, will be influenced by phenomena which are common to most highly developed countries: (a) an increase in life expectancy of the population, with the result of a progressive growth in the non-working age range, and (b) insufficient public financial resources to meet the increased demand for social security.

This leads to an increasing demand for social security, not only in terms of pension coverage but also long-term health care, protection of the individual and protection of family assets over time.

Since this demand responds to the primary needs of “security, protection and preservation”, it will be more effectively satisfied with insurance rather than financial products, and in which there is an adequate blend of objectives relating to growth of family wealth and coverage for risks from unexpected events.

In terms of supply, this evolution of needs can be interpreted as an opportunity to create integrated wealth planning, based on the understanding of customer needs in terms of risk minimization, protection of assets and maintenance/improvement of quality of life over time.

Given the central nature—in this approach—of real risk understanding, the insurance model appears to be favored—from this perspective, with respect to a financial model—in satisfying the demand for security and offering an integrated range of products for savings/social security/protection.

At a European level, supply models are in fact under development—particularly by the main insurance groups—which, having gone beyond the current distinction between life insurance products and property/casualty insurance products, attempt to understand these new demands.

Despite the fact that the Italian market of “Personal and Property protection” is still moderately large—very far from European standards, as shown in the table below—the evolution of this scenario and the new demands of customers present a concrete problem for banks in adjusting the organizational models of the insurance business developed so far and in strengthening existing structures.

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% incidence of “Personal & Property Protection” premiums of:(4)	Italy	UK	France	Germany	Spain

Total property and casualty premiums	25%	41%	45%	54%	38%

PIL (Per Capita Real GDP)	0.7%	2.4%	1.4%	2.0%	1.3%

The development of a product range with greater insurance and protection content implies a substantial accentuation of specialization, with organizational solutions that maintain high levels of specificity of different know-how and draw upon the various producer and commercial units in an efficient and synergic manner.

4.3       THE NEW INSURANCE POLE

The SANPAOLO IMI Group has reached a prime position in Italian bancassurance in the course of the last few years by adopting—after an initial joint venture experience—an “in house” development model.

This business structure has allowed for an enrichment of the savings management offer of the Group, the full internalization of production margins on allocated life insurance products and the development of specialized competencies.

The current make-up in the life insurance sector—after the recent acquisition of Noricum Vita, whose stake was taken over from Unipol in the course of 2003—is as follows:

•                  Sanpaolo Vita, a company 100% controlled by SPWM, which in turn controls the Irish company Sanpaolo Life Ltd (henceforth, “Sanpaolo Life”), specialized in sector III policies (unit and index linked). The two life insurance companies issued insurance policies in the course of 2003 with premiums totaling 5,7 billion euro and detain year-end technical reserves for over 19.8 billion euro. The 2003 market share can be estimated at 8.8%(5);

•                  Fideuram Vita, 99.8% controlled by Banca Fideuram. The residual share is held by private individuals. The company issued gross premiums for 2.1 billion euro, mostly unit linked products.  Reserves reached 10.4 billion euro. Market share can be estimated at 3.3%

•                  Noricum Vita, 57.85% owned by Sanpaolo Vita and 42.15% by SANPAOLO IMI. The company issued premiums for about 371 million euro in 2003, mostly through the networks of the Cassa di Risparmio di Bologna and the Banca Popolare dell’Adriatico (with which Unipol had concluded commercial agreements), confirming a market share of 0.6%.  Reserves total 1.4 million euro.

The Group’s presence in the life insurance sector, with 8 billion euro of issued premiums and technical reserves of over 31 billion euro, is extremely substantial in terms of attained business volume, placing it in third place in Italy for premiums collection, with a market share over 13% and a position of recognized quality for the product and attained productive efficiency.

(4) Data elaborated by Bain & Co using ANIA data, Association of British Insurer, Comité Europeén des Assurance, EIU. Data refer to  2001.

(5) Source: ANIA, direct Italian work premiums integrated from allocations of cross-border insurance companies.

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The presence of the Group is also broken out into several product plants that are not integrated amongst themselves, with a substantially non-differentiated offer, that is replicated on autonomous distribution channels: on the one hand, the tellers of the network banks and on the other the financial planners of Banca Fideuram and of Sanpaolo Invest SIM S.p.A. (henceforth, “Sanpaolo Invest”).

In the property and casualty sector, on the other hand, the Group holds a completely marginal position, operating through the following companies:

•                  Egida Compagnia di Assicurazioni S.p.A. (henceforth “Egida”), a 50% joint venture with Reale Mutua Assicurazioni, which in 2003 issued premiums for 26.9 million euro, with a rise of 53% compared with the previous year.  Egida still shows a weak market position with a share of 0.08%;

•                  Fideuram Assicurazioni, 100% controlled by Fideuram Vita, with total issued premiums of 11.2 million euro in 2003, and an unassuming market share (0.03%).

The productive picture is completed by Universo Servizi S.p.A. (henceforth “Universo Servizi”), a company which was conferred—from Sanpaolo Vita by break-up—with activities relating to administrative and technological services for insurance companies and aimed at both Group insurance companies and third party insurance companies.

The insurance offer of the Group is therefore primarily based upon financial bancassurance products allocated from the perspective of a wealth management offer and only partly integrated by certain retail products of the property and casualty sector, and without specific cross selling initiatives.

The creation of a new Insurance Pole serves as a response to the forecast evolution of the market, in particular the appearance of new social security and individual risk coverage needs, as well as the trend detected of a growing demand for specialization in competences.  The Insurance Pole will allow further innovation of the business model of the Group through:

•                                          The unification of structures dedicated to the productive phase of the insurance business, currently fragmented in different productive units;

•                                          A re-launching of marketing for insurance products while taking advantage of all the opportunities offered by its distribution potential;

•                                          The development of a system with an innovative offer and service model in the Personal&Property protection sector.

Grouping together different companies would allow :

•                  a simplification and rationalization of the insurance market’s composition,

•                  by eliminating duplicates among different product plants of the Group, resulting in cost synergies;

•                  attaining a critical mass to the point of favoring efficiency increases thanks to scale and scope economies;

•                  an increase in the focus on the insurance business,

•                  strengthening product innovation capacity and product range, while exploiting market sensibility of the distribution networks of the Group;

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•                  optimizing governance and identifying, thanks to productive specialization, a clear commitment for management;

•                  optimizing risk management, adapting and developing control systems and procedures, in relation to both the insurance business as well as financial derivatives (market, operational and reputation risks);

•                  forecasting of market needs in order to determine growth potential,

•                  by developing new insurance products suitable for allocation within the Group’s networks;

•                  by exploiting the complementary insurance and financial demand in the area of protection and social security for the individual and the family;

•                  the creation of a leading Insurance Pole with further development options,

•                  By combining—through appropriate commercial agreements—an efficient productive platform with the proven distribution capacity of the networks;

•                  By giving full visibility to a party that would take on a position of relevance in the national insurance market, placing itself in third place for premiums collection in the national ranking of companies operating in the life insurance sector.

•                  By creating the pre-requisites for taking advantage of growth opportunities that emerge either internally or externally.

4.3.1                     Industrial strategy of the Insurance Pole: operational advantages and economic synergies

The specific mission of the Insurance Pole will involve:

•                  becoming the leading operator in the Italian insurance market;

•                  increasing critical mass with selective positioning that exploits the bank matrix;

•                  creating the foundations for realizing further growth options;

In order to attain this, the Insurance Pole will have to develop a new product offer strategy and a new business model.

As far as the product range is concerned, the Insurance Pole will have to develop the offer of individual and collective life insurance policies, integrating the financial product range with “pure risk” products, as well as new products, even in the property and casualty sector, or complex packages that include insurance coverage and financial investment in order to satisfy the growing demands of “Personal & Property Protection”.

The range will have to be developed on the basis of the needs of the different commercial platforms which are initially represented by the network of branches of the Group’s banks and the network of financial planners/private bankers of Banca Fideuram and Sanpaolo Invest.  Generally, it is already possible to envisage the following product lines:

•                  Investment and savings:

•                  traditional policies;

•                  unit linked and index linked;

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•                  Social Security:

•                  Individual Social Security fund and Open Pension Funds;

•                  immediate and deferred annuities, to be associated with other financial products;

•                  Personal & Property Protection:

•                  Personal protection: accidents, disease, life insurance;

•                  Protection of goods: theft, fire, public liability insurance;

•                  Credit Protection Insurance: coverage of lending risk for mortgages/personal credit/consumer credit (covering death, disability, unemployment, etc..)

•                  Transnational: bundling products with bank accounts and credit cards (theft, assistance, general insurance)

A further area of opportunity is linked to the development of an offer directed at corporate customers.

The rationale at the basis of offer integration is represented by the exploitation of complementary insurance, financial and investment needs. The business model therefore envisages the development of protection/social security insurance products to be offered in bundling with banking products or as stand alone in light of synergies in the sales phase, taking advantage of the commercial network’s knowledge of the habits and expectations of customers.

A success factor will therefore be the combination of an efficient production capacity with efficient and extended distribution facilities, composed of the bank networks of the Group and the network of financial planners of Banca Fideuram and Sanpaolo Invest.

This combination will evolve along three strategic lines:

•                  Consolidation of the life insurance business;

•                  Development of the property and casualty sector;

•                  Improvement of the cost position.

Consolidation of the life insurance business

The Group is the market leader in bancassurance, with market shares higher to that of its own networks.  Areas of improvement of commercial productivity remain, however, in the former Cardine networks and, to a lesser extent, in Banco di Napoli.

This upside will be exploited through a gradual re-alignment of the networks’ productivity with internal best practices.

Development of the property and casualty sector

Penetration of property and casualty products within the bank networks and financial planners of the Group is currently limited. Successful cases are however noted (CPI policy for personal loans) to demonstrate that the availability of products/marketing actions represents a fundamental driver for business development.

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The implementation of a non-financial bancassurance strategy (therefore re-including even pure risk life policies), based on a selective approach that takes into account the banking matrix of sales networks, could follow two linked lines of development:

•                  towards lending products, with the objective of guaranteeing the reimbursement of lent capital in the case of negative events connected to the life of the insured party;

•                  towards wealth management, with the objective of guaranteeing asset protection and health coverage for the insured party.

Experience from the European market shows a strong positive correlation between the weight of property and casualty bancassurance and consumer lending: forecasts of high growth rates in the latter lead to speculation on future consequential growth of property and casualty bancassurance.

In addition, exploitation of its full potential requires a business model configuration which, after having determined the strategic objectives of leadership in specific compartments of the non-financial insurance market, is elaborated through four fundamental drivers:

•                  A system for product offer (value proposition, products and customers);

•                  Operating vehicle (technological platform and casualty management systems);

•                  Distribution (channels, compensation/motivation systems);

•                  Governance (Group structure, relations with potential partners).

In addition, in the extracaptive area, know-how and the business model that was developed could be used to maximize return on the joint venture with Poste Italiane and the entrance into market niches that are identified as a priority.

Improvement of the cost position

The implementation guidelines of the new Insurance Pole structure include:

•                                          A centralization of governance functions and reporting to the company resulting from the merger of Noricum Vita, Sanpaolo Vita and Fideuram Vita;

•                                          Strengthening and centralizing the risk control and protection structures;

•                                          Focusing property and casualty insurance company structures of Sanpaolo Life and Universo Servizi on specific and characteristic activities;

•                                          Elimination of duplication/overlapping of activities/responsibilities between different judicial bodies/structures;

•                                          A structure consistent with the operational model of reference (Sanpaolo Vita and Egida), but capable of understanding the specificities related to the distributive and operational characteristics of Banca Fideuram.

From the economic point of view, a total of 8-12 million euro of gross synergies have been estimated; these are generated from savings in personnel costs, technology and other administrative costs.

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On the other hand, changeover and retraining costs—related to the technological platform and human resources—sustained between 2004 and 2006 are estimated to be between euro 4-7 million.

The combined effect of that described above allows forecasting of net profit growth derivable from the insurance business between 2004 and 2006, and attributable largely to the consolidation of the life insurance business and to a lesser extent to the exploitation of the full potential of the property and casualty sector and cost synergies.

4.4       DESCRIPTION OF THE ASSETS INVOLVED IN THE DEMERGER

4.4.1                    Elements and balance sheet effects of the Demerger

The subject of the proportional partial demerger from BF towards SPIMI are the Demergerd Assets, composed of 9,369,360 ordinary shares — equal to 100.0% of the share capital represented by ordinary shares — and 4,524,873 preferred shares — equal to 99.4% of the share capital represented by preferred shares and, therefore, overall equal to 99.8% of FV’s share capital.

Given that the Demerged Assets are registered in BF’s books for a value of 225,148,882.50 euro, the assignment of the Demerged Assets to SPIMI will cause a reduction in book value of BF’s shareholders’ equity from 795,600,752.12 euro to 570,451,869.62 euro; all of this already takes into account the allocation of net profit at year-end as of 31/12/2003.

The reduction in shareholders’ equity is done while respecting the principle of proportionality between capital and reserves, having taken into account the relationship between the book value of the Demerged Assets and the book value of BF’s shareholders’ equity, as well as the necessity of rounding the unitary nominal value of the ordinary shares of BF itself.

In particular:

(a)                                 share capital will be reduced from 254,875,546.64 euro to 186,255,207.16 euro, through a reduction in the nominal value of shares from 0.26 euro to 0.19 euro;

(b)                                the legal reserve will be reduced from 50,975,109.33 euro to 37,251,041.44 euro (remaining equal at 20% of share capital);

(c)                                 the remaining reserves will be reduced from 489,750,096.15 euro to 346,945,621.02 euro, as follows:

revaluation reserve from 12,254,252.71 euro to 8,786,393.62 euro;

share premium reserve from 52,736,602.40 euro to 0 euro;

extraordinary reserve from 171,967,398.59 euro to 85,367,384.95 euro.

It is also certified that, in accordance with Article 2506-ter of the Civil Code, the effective value of the Demerged Assets assigned to SPIMI through the Demerger is higher than the respective book value; BF has, in addition, certified that the effective value of the residual shareholder’s equity of BF is greater than its respective book value.

Given the assignment of the Demerged Assets in its favor, SPIMI will increase its share capital up to a maximum value of 73,614,340.80 euro through the issuing of a maximum number of 26,290,836 ordinary shares with a nominal unitary value of 2.80 euro.

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4.4.2                     The Demerged Asset: Fideuram Vita

Company establishment

FV was founded in Genoa under the corporate name “Lloyd Italico Vita Compagnia di Assicurazioni e Riassicurazioni S.p.A.”, through a notarial act dated 31 May 1969; it later changed its corporate name into “Fideuram Vita Compagnia di Assicurazioni e Riassicurazioni S.p.A.” and transferred its corporate registered office from Genoa to Rome with a resolution on 28 November 1983.

Authorization

1.               for insurance and re-insurance in the life insurance sector and for capitalization operations, given Ministry Decree of 20.1.1972 (“Official Journal” no. 35 of 8.2.1972) and the subsequent recognitive Ministry Decree on 26.11.1984 (“Official Journal” no. 357 of 31.12.1984);

2.               for insurance and re-insurance of the casualty and disease sectors with ISVAP Provision no. 2229 of 3.12.2003 (“Official Journal” no. 288 of 12.12.2003).

Corporate Purpose

Fideuram Vita’s corporate purpose includes—both in Italy and abroad—the exercise of insurance and re-insurance activities, as well as other operations shown in the table attached to Legislative Decree of 17 March 1995, and precisely:

a.                                       Insurance on life expectancy;

b.                                      Insurance on marriage and birth rate;

c.                                       Insurance related to investment funds;

d.                                      “Permanent health insurance” (total or partial, long-term and non-rescindable disability)

e.                                       capitalization operations;

f.                                         collective pension fund management operations;

g.                                      complementary insurances for personal damage risks.

With a provision on December 3, 2003, Isvap issued an authorization for the extension of insurance and re-insurance activities - to FV in the following sectors: 1. Casualties and 2. Disease as per point A) of the attachment to the Legislative Decree no. 175 of March 17, 1995.

In the first quarter of 2004, the acquisition of the total shareholding in Fideuram Assicurazioni S.p.A., detained by the controlling company Banca Fideuram, was completed for a price of 20.2 million euro.

Capital Assets and Shareholders

Fideuram Vita detained shareholders’ equity on December 31, 2003 of euro 431,256,563 (after the allocation of the net profit at year-end 2003, resolved by the shareholders’ meeting on April 5, 2004 and the execution, in January 2004, of a share capital increase resolved by the shareholders’ meeting on November 24, 2003), composed as follows:

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Share capital:	72,399,600
Legal reserve:	14,480,000
Other reserves:	344,376,963

Total Shareholders’ Equity	431,256,563

The share capital, entirely deposited, is composed of 13,923,000 shares with a nominal unitary value of 5.20 euro, subdivided as follows:

Ordinary shares	9,369,360
Preferred shares	4,553,640
Total Shares	13,923,000

Solvency Margin

On December 31, 2003 the solvency margin, in accordance with Legislative Decree 174/95, equaled 396,175 thousand euro, given available resources to cover the margin itself (taking into account the allocation of net profit for 2003) for 415,907 thousand euro, with a surplus equal to 19,732 thousand euro.

4.4.3                     Evolution

2003, after a three-year period of strong growth, closed with satisfactory production results, but lower in terms of  premium volumes compared with the excellent results attained in 2002.

Revenue growth concentrated on products of Sector II; in this area, the determining factor was played by the Unit Linked products which represented, as was typical in the last few years, the primary part of booked premiums. Within these, the single premium component remained dominant with respect to overall collection.

In the course of 2003, Fideuram Vita enriched its product range with the launch of two new versions of the Unit Linked type on the market, and which present characteristics suitable to the collection of long-term contracts.

Below is a brief commentary on the re-classified income statement of Fideuram Vita, with a comparison to the previous year:

RECLASSIFIED INCOME STATMENT

euro /1000	31/12/2003	31/12/2002	Change

Booked Gross Premiums	2,148,171	3,071,332	-923,161

Conserved premiums	2,147,739	3,069,666	-921,927
Net portfolio charges	-2,075,016	-2,992,854	917,838
Net production costs	-112,519	-54,985	-57,534
Other net technical transactions	91,901	42,108	49,793

Technical Balance	52,105	63,935	-11,830

General costs/adjustments	-22,519	-21,591	-928

Operating Income	29,586	42,344	-12,758

Net revenue from investments	21,543	21,393	150
Other net revenue/(charges)	76	923	-847

Earnings before tax	51,205	64,660	-13,455

Income tax	-15,870	-19,004	3,134

NET INCOME	35,335	45,656	-10,321

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The gross booked premiums for the year fell from 3,071.3 million euro of the previous year to 2,148.2 million euro. Within these, the decrease of newly produced booked premiums was not as sharp, going from 2,079 million euro in 2002 to 1,660 million euro for the current year.

As a result of the decrease in premium revenue, net portfolio charges (liquidation for ensured services and allocations to technical reserves) fell from 2,992.9 million euro in 2002 to 2,075.0 million euro.

On 31 December 2003, net technical reserves totaled 10,439.7 million euro with an increase of 18.7% compared with 2002.

While taking into account net production costs and management commissions on internal funds connected to Unit Linked policies, the technical balance therefore decreased, going from 63.9 million euro in 2002 to 52.1 million euro in 2003.  The incidence of the technical balance on gross booked premiums, however, increased from 2.1% in 2002 to 2.4% in 2003.

Net operating income fell from 42.3 million euro in 2002 to 29.6 million euro as a result of the decreased technical balance described above.

Net revenue from investments—after allocations to technical reserves—were substantially unaltered compared with the previous year (21.5 million euro versus 21.4 million euro in 2002). This situation is the result of:

•                  A smaller inflow of ordinary net income of 27.8 million euro, attributable to the gradual fall of managed assets in sectors I and V, at the close of the bond portfolio, for the expiration of securities with a coupon value higher than the current value and finally because of the gradual reduction in rates providing liquidity compensation;

•                  Decreased net income from investments of 4.5 million euro;

•                  Decreased net value adjustments on investments for 15.6 million euro;

•                  Decreased retrocession to policy holders in sectors I and V for 16.8 million euro.

To summarize the income statement evolution described above, 2003 witnessed pre-tax earnings of 51.2 million euro, down compared with the 64.7 million euro of 2002.

Net income after tax and ROE (Return on Investment) were 35.3 million euro and 8.6%, respectively.

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1st Quarter 2004

The first quarter of 2004 should be noted for its technical balance of 13.9 million euro, up compared with the 5.6 million euro of the first quarter of 2003.

The reasons for the improvement in the technical balance can be identified, in particular, in the decreased need for allocations to supplementary reserves, the greater elimination margins generated from the portfolio, and the considerable increase in active management commissions from internal funds connected to the Unit Linked policies.

Net operating income reached 8.3 million euro in the first quarter of 2004 from the 2.9 million euro of the first quarter of 2003.

Net income from investments—after allocation to technical reserves—increased considerably compared with the previous year (23.0 million euro versus 2.9 million euro as of March 31, 2003). This situation is the result of:

•                  A smaller inflow of ordinary net income of 6.5 million euro, attributable to the gradual fall of managed assets in sectors I and V, at the close of the bond portfolio, for the expiration of securities with a coupon value higher than the current value;

•                  Greater net income from investments of 16.9 million euro;

•                  Greater net value recoveries on investments for 2.5 million euro;

•                  Decreased retrocession to policy holders in sectors I and V for 7.1 million euro.

In synthesis of the quarterly results described above, the income statement for the period shows earnings before tax equal to 31.3 million euro, compared to the corresponding final value of 2003 of 5.9 million euro.

Net income totaled 23.9 million euro versus the 5.2 million euro on March 31, 2003.

RECLASSIFIED INCOME STATMENT

euro /1000	31/03/2004	31/03/2003	Change

Booked Gross Premiums	409,768	468,051	-58,283

Conserved premiums	409,421	467,947	-58,526
Net portfolio charges	-392,623	-452,806	60,183
Net production costs	-31,383	-23,752	-7,631
Other net technical transactions	28,550	16,947	11,603

Technical Balance	13,965	8,336	5,629

General costs/adjustments	-5,692	-5,426	-266

Operating Income	8,273	2,910	5,363

Net revenue from investments	22,963	2,942	20,021
Other net revenue/(charges)	88	80	8

Earnings before tax	31,324	5,932	25,392

Income tax	-7,459	-753	-6,706

NET INCOME	23,865	5,179	18,686

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Table 3	SYNTHESIZED BALANCE SHEET	(thousands of euro)

	31-dic-03	31-mar-04
ASSETS

Investments and deposits	3445574	3347990

Investments for policy holder beneficiaries who take on the associated risk	7088024,349	7809275,103

Loans	322273	310936

Accrued income and prepaid expenses	60304,65673	47830

Intangible assets	12387	11850

Other assets	521	443

TOTAL ASSETS	10929084,01	11528324,1

LIABILITIES

Payables and other liabilities	46378	59805

Accrued expenses and deferred income	2678,10143	2347

Provisions for risks and charges	331	1375

Technical reserves, net	3325194	3191661

Technical reserves with investment risk held by policy holders	7114506,6	7809275

TOTAL LIABILITIES	10489087,7	11064463

Capital	66830,4	72399,6
Legal reserve	13367	13367
Other reserve funds	259238,5891	228115,3291
Fund for additional paid-in capital	65224,95666	90779,01666
Profits (losses) from previous years	0	35334,97714
Profits (losses) of the year	35334,97713	23864,62795
TOTAL NET SHAREHOLDERS’ EQUITY	439995,9229	463860,5508

TOTAL LIABILITIES AND NET	10929083,62	11528323,55

4.5       Methodologies for the exchange ratio estimate

OBJECTIVES OF THE EXCHANGE RATIO ESTIMATE

In order to determine the share exchange ratio of the proportional partial demerger operation of the shareholding in Fideuram Vita from Banca Fideuram in favour of SANPAOLO IMI, the latter was assisted by Goldman Sachs and JPMorgan as qualified financial advisors.

Taking into account the technicalities involved in the valuation of an insurance company, SANPAOLO IMI and Banca Fideuram have jointly mandated Tillinghast-Towers Perrin (hereafter referred to as “Tillinghast”) to prepare an actuarial appraisal of Fideuram Vita as of 31/12/2003.

The considerations and the analyses prepared by the financial advisors were drawn up for the sole use of the Board of Directors as a support for its resolutions in connections with the Demerger, with the only objective of providing to the Board of Directors the information and analyses required to determine the exchange ratio between the equivalent value for each Banca Fideuram share of the Demerged Assets, and the value of each SANPAOLO IMI share.

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REFERENCE DOCUMENTATION

In their analyses, Goldman Sachs and JPMorgan used publicly available information as well as data prepared by the management of SANPAOLO IMI, Banca Fideuram and their respective consultants.

The considerations and the analyses prepared by the advisors were solely based on the documentation described below:

As for SANPAOLO IMI:

•                  Audited statutory and consolidated financial statements approved by the relevant bodies for the financial years 2002 and 2003;

•                  Consolidated quarterly report dated 31/03/2004;

•                  2004 budget and 2005 projections approved by the relevant bodies.

As for Fideuram Vita:

•                  Audited statutory and consolidated financial statements approved by the relevant bodies for the financial years 2002 and 2003;

•                  Statutory quarterly report dated 31/03/2004;

•                  2004-2006 projections prepared by the management;

•                  Tillinghast Report on Fideuram Vita;

•                  Appraisal report prepared by Valtech S.r.l. with reference to Fideuram Vita real estate portfolio;

•                  Main terms agreed between SANPAOLO IMI and Fideuram with regard to distribution by Fideuram of the insurance products and services to be manufactured by the SANPAOLO IMI Insurance Pole resulting from the reorganisation.

As for Fideuram Assicurazioni:

•                  Statutory financial statements, certified and approved by the relevant bodies for the financial years 2002 and 2003;

•                  Tillinghast Report on Fideuram Assicurazioni;

•                  Share purchase agreement stipulated on 8/03/2004 between Fideuram Vita and Fideuram in connection with the acquisition of Fideuram Assicurazioni by Fideuram Vita.

In addition to the above mentioned documents and to general management and financial information gathered in the course of meetings with the management of SANPAOLO IMI Group and their consultants, Goldman Sachs and JPMorgan also used publicly available information concerning SANPAOLO IMI and some listed companies.

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Valuation date

The reference date for the valuations is 18/05/2004, the day in which the Board of Directors of SANPAOLO IMI convened, taking into account —on the basis of available and used information for the period between the most recently available and reviewed statutory and consolidated financial statements, and the date of the aforementioned Board meeting— that SANPAOLO IMI and Banca Fideuram have certified that, with the sole exception described below, no events occurred that were capable of significantly modifying the economic and financial profile of the companies involved in the transaction.

Market prices of listed companies that are referenced in the advisors’ report are updated as of 17/05/2004.

As for the Demerged Assets, it is worth mentioning that the acquisition—entirely cash settled—by Fideuram Vita of 100% shareholding in Fideuram Assicurazioni held by the controlling company Banca Fideuram has been completed on 8/03/2004.  The considerations and the analyses conducted by Goldman Sachs and JPMorgan also take into account the effects of this operation.

In conducting their analyses, Goldman Sachs and JPMorgan took also into account that on 26/01/2004 Fideuram Vita capital increase approved by the extraordinary shareholders meeting held on 24/11/2003 was formally completed.

The judicial effects of the Demerger are predicted to be effective from the date of the last undersigning date of the demerger deed, in accordance with Article 2506 quarter of the Civil Code, or a different date later indicated in the demerger deed itself.

The analyses of Goldman Sachs and JPMorgan have been carried out—and they shall be therefore considered as valid and accurate—under the assumption that up to that date no significant changes in the economic and financial situations will occur.  Moreover, dividends already approved by the shareholders’ meetings of SANPAOLO IMI, Fideuram Vita and Banca Fideuram will be paid before the estimated completion date of the Demerger.  On this regard, the exchange ratio indicated by the advisors have been calculated adjusting the estimated values for SANPAOLO IMI and the Demerged Assets for the dividends whose distribution have already been approved by the relevant shareholders’ meetings; moreover, the distribution will be carried out before the estimated completion date of the Demerger.

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The analyses for estimating the exchange ratio

Having taken into account that the valuations and analyses prepared by the advisors have the sole objective of making a comparative estimate of the equity value of the Demerged Assets and of the beneficiary of the Demerger, they can be solely intended as relative data, making exclusive reference to this specific transaction; they may not and shall not be compared with market values or sale prices nor considered as a separate valuation of each of the companies subject of the analysis.

In the application of the valuation methodologies described below, Goldman Sachs and JPMorgan have adopted independent approaches.

In particular, Goldman Sachs and JPMorgan have applied the valuation methodologies (described below) on a stand-alone basis. Moreover, Goldman Sachs and JPMorgan, in accordance with the most established practice, took into consideration the value of synergies—net of the relevant restructuring costs—stemming from the reorganization project involving the insurance activities of the SANPAOLO IMI Group.  With regard to this matter, Goldman Sachs and JPMorgan referred to the analyses carried out by SANPAOLO IMI’s industrial consultant.

Exchange ratio valuation process

Valuation Methodologies applied

In order to estimate the value of the Demerged Assets, Goldman Sachs and JPMorgan have estimated the equity value of Fideuram Vita, taking into account the acquisition of Fideuram Assicurazioni and the synergies expected from the reorganisation, as well as referring to the valuation criteria and methodologies commonly accepted and used in the insurance sector both in Italy and globally.  In valuing the Demerged Compendium, the existence of preferred Fideuram Vita shares was also factored in. Taking into account the aforementioned objectives, the past and future financial figures, as well as the significance of the market parameters, the following valuation methodologies were applied:

•                  Appraisal Value;

•                  Trading multiples of comparable companies;

•                  Implied multiples of comparable transactions.

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In particular, in the valuation of Fideuram Vita and Fideuram Assicurazioni, Goldman Sachs and JPMorgan took into account the actuarial appraisals contained in the Tillinghast report on Fideuram Vita and in the Tillinghast Report on Fideuram Assicurazioni, respectively.

As for the valuation of SANPAOLO IMI the following methodologies were applied:

•                  Market prices;

•                  Dividend discount model;

•                  Trading multiple of comparable companies;

•                  Regression analysis.

In performing their analyses according to the aforementioned methodologies, Goldman Sachs and JPMorgan took into consideration the intrinsic features and limitations of each criteria, in line with what is provided for by the valuation criteria and methodologies commonly accepted in the banking and insurance sector and used both in Italy and globally. In particular, after assessing the peculiarities of the company subject of the valuation—for instance, in terms of activities and meaningfulness of available market data—the most appropriate methodology for each company has been identified.

Finally, in the application of these valuation methodologies for the Demerged Assets and for SANPAOLO IMI, Goldman Sachs and JPMorgan have highlighted the fact that the methodologies used, although representing commonly accepted methodologies in the valuation practice, shall not be analysed independently, but as part of a unique valuation process.

A description of each of the valuation methodologies used in the analysis is provided below.

VALUATION OF THE DEMERGED ASSETS

APPRAISAL VALUE

The Appraisal Value is an actuarially determined estimate of the value of a company value by taking into account both the company net assets and its capacity of generating income in the future.  According to this methodology, the value of an insurance company, the so-called Appraisal Value is calculated as follows:

Appraisal Value = Embedded Value + Goodwill

Where:

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Embedded Value is the value of the insurance company taking into account the adjusted net assets and the value of business in force at the valuation date; without taking into account any value attributable to the new business, i.e. the capacity of the company to write new policies; and

Goodwill is the value of the insurance company which can be attributed to future business (so called “Value of Future New Business”-calculated upon the sale of the policy and capitalized until the end of the year at the discount rate selected.)

In calculating the Embedded Value as of 31/12/2003, as well as the Value of New Business—where Value of New Business means the actuarial value of the new insurance policies issued during the relevant year, calculated on the selling date and capitalized at the end of the year on the basis of the relevant actualization rate—for the financial years 2003 and 2004 for Fideuram Vita, Goldman Sachs and JPMorgan took into account the existing commission agreements with the distribution network and the asset management company that manages the underlying assets of the policies issued.  While, in calculating the Value of New Business from 2005 onwards, the main economic conditions of the agreements between SANPAOLO IMI and Banca Fideuram regulating Banca Fideuram distribution of insurance products and services produced by the SANPAOLO IMI Insurance Pole—effective from 1/01/2005—were taken into account.

In applying the appraisal value methodology, the advisors also took into account the impact attributable to the new business deriving from the “migration” of asset management products (like investment funds and discretionary accounts) to unit -linked policies and from the “transformation” of a portion of the traditional policies portfolio to unit -linked policies.

Goldman Sachs and JPMorgan, upon application of the Appraisal Value methodology, took into account the Tillinghast Report on Fideuram Vita concerning both the Embedded Value as of 31/12/2003 and the Value of New Business for the corporate year 2003, as well as 2004-2006 projections developed from hypotheses shared and agreed by SANPAOLO IMI and Banca Fideuram.

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As for Fideuram Assicurazioni, Goldman Sachs and JPMorgan, upon application of the Appraisal Value methodology, took into account both the Embedded Value as of 31/12/2003 and the goodwill value—calculated according to some hypotheses put forth by Fideuram—included in the Tillinghast Report.

TRADING MULTIPLES OF COMPARABLE COMPANIES

According to this methodology, the value of a company is determined using the information provided by the stock market on companies with similar features to the one evaluated.

The trading multiples analysis is performed applying relevant multiples to the company subject to valuation—calculated as a ratio between a sample of comparable companies’ market capitalisations and various financial parameters of those companies.

It should be noted that there are no listed companies in the market that are strictly comparable to Fideuram Vita and Fideuram Assicurazioni, whose profitability is obviously affected by their nature of captive companies without their own distribution network; for this reason the advisors believed that—for this case—the most significant features for the selection of the comparable companies geographic location and the product mix.  Adding also foreign companies in the sample, was deemed adequate in order to have a wider range of comparable companies in terms of product mix.

The selection of the most relevant multiples for the analysis has been based on the characteristics of the insurance sector and on common market practice which gives particular relevance to the following multiples:

•                  Price/Expected Earnings Ratio (“P/E”);

•                  Price/Embedded Value Ratio (“P/EV”).

For the 2003 financial year, the advisors used in their analysis earnings and dividends reported by the companies composing the sample.  As for 2004 and 2005, Goldman Sachs and JPMorgan took into account the projections of the management board for Fideuram Vita and Fideuram Assicurazioni, and used the estimates produced by the Institutional Brokers Estimate System (“IBES”) for the insurance companies included in the sample.

The multiples resulting from the calculations have been thus applied to the net profit estimated for the financial years 2004 and 2005 and to the Embedded Values of Fideuram Vita and Fideuram Assicurazioni, in order to determine a range of values for the mentioned companies.

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IMPLIED MULTIPLES OF COMPARABLE TRANSACTIONS

The comparable transactions model is based on the application of the multiples in comparable to financial and actuarial figures of the company subject to the valuation.  When applying the multiples of comparable transactions, it is necessary to remember that the mentioned multiples can implicitly express also the strategic value which is, due to its nature, extremely peculiar, specific and difficult to quantify, as well as the value of potential estimated synergies resulting from the transaction itself.

In applying the comparable transactions methodology, the inability of identifying identical transactions resulted in focusing on those ones that have certain significant elements in common with the one subject to analysis.

In applying the comparable transactions methodology, the advisors analysed acquisitions of shareholdings of life insurance companies that took place within the Italian bancassurance sector in the recent past.

Given the peculiarities of both the proposed transaction and the evaluated companies and the lack of comparable listed companies and transactions, Goldman Sachs and JPMorgan mainly referred to the Appraisal Value methodology in evaluating the Demerged Assets and calculating the exchange ratio.

Valuation of  SANPAOLO IMI

MARKET PRICES METHOD

In the market prices method the value of a company is considered as the average value implied in the prices recorded in the market over a defined period.  The market price method relies upon the assumption of efficiency of the Stock Exchange in which the company is listed and it analyses and compares the values expressed by the Stock Exchange prices for the relevant stocks, over adequately long time-frames.

In particular, in evaluating the economic capital of SANPAOLO IMI, the advisors have given preference to market prices method compared to other valuation methodologies. The market capitalisation of SANPAOLO IMI was, in fact, considered representative of its economic value, since the company is positioned among the top thirty companies

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in terms of capitalisation in the Italian Stock Market, with high levels of daily traded volume and coverage from the main Italian and financial intermediaries which contribute to the spreading of information and analyses that are fundamental for market prices to adequately reflect the economic and financial situation as well as the risk profile of the bank.

In order to neutralize the effects of exceptional events, short-term fluctuations and speculations, while at the same time reflecting the information made available during the most recent periods, the advisors have used, in order to estimate the exchange ratio, the average of the last month official prices.

DIVIDEND DISCOUNT MODEL

The Dividend Discount Model is based on the assumption that the value of a bank is equal to the present value of the cash flows available in the future to the shareholders of the company itself, which are assumed to be equal to the dividend flow that can be distributed by the bank while keeping an adequate capitalisation level, based on considerations driven by existing regulatory requirements and considerations on the appropriate level of capital—from an operating and economic standpoint—to support the expected future development of the business.  The mentioned flows are not connected to the dividend policy actually planned or adopted by the bank.

According to this method, the value of a banking institution is equal to the sum of the value of the discounted future dividends and the terminal value of the company. The discount rate of the dividend cash flows, known as the Cost of Equity, is calculated on the basis of the Capital Asset Pricing Model.

It should be highlighted that the application of this model may result in an economic capital estimate significantly different from the one resulting from the application of the market methods, since a significant component of the value obtained consists of the dividend flows generated beyond explicit projections contained in the bank’s business plan, and thus necessarily requiring a subjective interpretation.

TRADING MULTIPLES OF COMPARABLE COMPANIES

According to this methodology, the value of a company is determined using the information provided by the stock market on companies with similar features to the one evaluated. In this specific case, corporate size, nation of origin and geographical area of presence were considered by the advisors as the most significant factors for the selection of comparable companies.  The advisors deemed inappropriate to include foreign companies in the sample since they have different profitability profiles when compared to the Italian companies, due to the different legal, tax, accounting and regulatory frameworks of the Italian market.

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The selection of the most relevan multiples for the analysis has been based on the characteristics of the banking sector and on common market practice which gives particular relevance to the following multiples:

•                    Price/(Expected) Earnings ratio (“P/E”);

•                    Price/Book value ratio (“P/BV”);

For the 2003 corporate year, the advisors used in their analysis earnings and dividends reported by the companies composing the sample.  As for the 2004 and 2005 data, Goldman Sachs and JPMorgan took into account the management projections for SANPAOLO IMI and the estimates provided by the IBES for the banks included in the reference sample.

The multiples resulting from the calculations have been applied to the net income estimated for the financial years 2004 and 2005 and to the Book Value of SANPAOLO IMI, in order to find a range of values for it.

P/BV-ROAE REGRESSION ANALYSIS

This methodology consists in the analysis of the correlation that exists between the profitability of a bank, measured in terms of projected return on average equity (“RoAE”) as expected by the financial community, and the premium or discount to the book value implied in the bank’s market capitalisation.  Such correlation can be analyzed through a regression between RoAE and P/BV multiples for a significant sample of banks.  Once such correlation has been identified, if deemed statistically meaningful, it can be applied to the projected RoAE of the Banks to obtain the theoretical P/BV multiple at which the Banks could be trading on the market.

In this case, the selected sample chosen by the advisors is made of a large number of listed Italian banks with adequate float and liquidity.

For the purposes of this valuation, the RoAE analysis was done for 2004 and 2005, calculated as the ratio of expected net income between 2004 and 2005 and the average shareholder’s equity for each period, using the IBES estimates for expected net income and dividends of the banks included in the sample. The regression applied to the sample was linear.

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The attained relationship presents a satisfactory level of statistical significance, allowing these parameters to be applied to the shareholder’s equity and profitability values of SANPAOLO IMI in order to derive a theoretical market value.

Given the above, considering that SANPAOLO IMI stocks have a high level of liquidity and are used as consideration for sale within the framework of the Demerger transaction, and considering that it provides substantially consistent results for the analyses carried out with the other mentioned valuation methodologies, in calculating the exchange ratio Goldman Sachs and JPMorgan mainly referred the market price methodology to estimate SANPAOLO IMI’s economic capital value.

Results and conclusions

On the basis of assumptions noted above and the analyses conducted according to the methodologies described (in particular the application of the Appraisal Value method for the Demerged Assets’ economic capital valuation and the application of the market prices method for the valuation of the SANPAOLO IMI’s economic capital), the advisors produced the following results:

Economic Capital Value (Euro m)	MERGED ASSETS*	SANPAOLO IMI**

Goldman Sachs	627-733	17,026

JPMorgan	638-720	17,026

*                 The minimum value does not include the expected economic benefits

**          On the basis of the average of the official prices in last month.

According to the aforementioned estimates, dividing the economic value of the Demerged assets and SANPAOLO IMI’s economic capital, by the number of Fideuram and SANPAOLO IMI shares, respectively, and taking also into account the area in which the ranges found by Goldman Sachs and JPMorgan overlap, the advisors derived the following exchange ratios shared range:

0.07025 – 0.07923 SANPAOLO IMI ordinary shares for one Banca Fideuram share

Within the mentioned range, Goldman Sachs and JPMorgan have identified 0.07470 as the exact value of the exchange ratio.

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The Board of Directors of SANPAOLO IMI has agreed upon the valuation considerations expressed by the entrusted advisors, both from the methodological and as well as from the results point of view. The Board believes that the valuation methods used—consistent with the best national and international commonly accepted practices and doctrines—should be considered, for the valuation of the respective values of economic capital of the two companies, together and not separately, while paying particular attention to the determination of the value of economic capital of SANPAOLO IMI based on the stock market quotation method and the determination of the economic value of the Demerged Assets based on the Appraisal Value method. On the basis of these valuation elements, the Board agreed upon the determination of the following share exchange ratio:

no. 0.07470 SANPAOLO IMI ordinary shares for one Banca Fideuram share.

4.6       LEGAL ASPECTS AND ASSIGNMENT METHODS

As previously illustrated, the Demerger is part of a plan for the rationalization of SANPAOLO IMI’s presence in the insurance sector; the objective is the creation of an Insurance Pole where the various companies currently operating in both the life insurance as well as property and casualty sectors can come together.

This plan will be implemented through a process of concentration of subsidiary insurance companies whose main steps will include the following operations:

(i)            demerger of the shareholding held by BF in FV to SPIMI;

(ii)           demerger of the total shareholding held by SPWM, a company fully controlled by SPIMI, in SPVita to Noricum, which is also fully controlled, directly and indirectly, by SPIMI;

(iii)          merger by incorporation of SPVita and FV into Noricum, which will assume the company name “ASSICURAZIONI INTERNAZIONALI TORINO S.p.A.

These operations are subject to ISVAP approval—given the area of competence—and the completion of the Demerger is also subject to the release of an authorization from Bank of Italy in accordance with, and by effect of, Article 57 of Legislative Decree no. 385 of 1 September 1993.

All the described operations, even though judicially and logically distinct, are meant for the implementation of a unitary project—of substantially contextual implementation—to ensure that none of the demerger and merger operations can be stipulated in the absence of prescribed authorizations for each of the operations and, in particular, that the operation described in (iii) will take effect after the operations that precede it.

From a statutory perspective, the Demerger will be implemented in accordance with Articles 2506 et sub. of the Civil Code and according to the modalities and conditions contained in the demerger plan. The assignment of ordinary SPIMI shares to BF shareholders not detaining SPIMI shares will be proportional to the shareholding quota held by each shareholder in the Spun-off company and the share exchange ratio will be set as follows:

no. 0.07470 ordinary SPIMI shares for one BF share

No exchange owelty in cash is expected.

49

Taking into account the share exchange ratio, as described above, and also keeping in mind that SPIMI already detains 628,338,273 BF shares, the Beneficiary Company will proceed in the issue of a maximum of 26,290,836 ordinary shares with a nominal value of 2.80 euro each for the operation, for a share capital increase equal to a maximum of 73,614,340.80 euro. It should also be noted that the maximum number of shares is stated with the assumption that the shareholding in BF held by Invesp S.p.A., a company fully controlled by SPIMI, equal to 0.28% of the share capital of BF, used for the Demerger.

The share capital reduction of BF, resulting from the Demerger and described in sub 4.4.1, will be carried out by way of the reduction of the nominal value of the shares.  Therefore in conjunction with the assignment, no. 980,290,564 BF shares with a nominal unitary value of 0.26 euro will be withdrawn and replaced with no. 980,290,564 new shares with a new nominal unitary value of 0.19 euro.

The balance sheet positions for demerger purposes of BF and SPIMI, will be replaced in accordance with and for the effects of Article 2501-quarter of the Civil Code (as per Article 2506-ter, first paragraph)—with the financial statements as of 31/12/2003 of BF and SPIMI, respectively approved by the shareholders’ meeting of BF on 22/04/2004 and the shareholders’ meeting of SPIMI on 29/04/2004.

Assignment Methods of SPIMI shares

No share assignment criteria other than the proportional method will be implemented. The shareholders of BF shares—that are not SPIMI shares—will receive 0.07470 ordinary shares of SPIMI for each BF share held, as better described in the preceding paragraph.

No single shareholder may be assigned fractional SPIMI shares. Within the assignment methods of SPIMI shares, a service for handling any potential fractional shares will be made available to BF shareholders through authorized intermediaries in order to allow rounding to the lowest or highest unit of the newly issued ordinary shares; this will be conducted at market prices and without additional costs, stamp duties or commissions.

The newly issued ordinary shares created for the Demerger will be assigned to those with the right to them—through the respective authorized intermediaries adhering to Monte Titoli S.p.A.—on the effective date of the Demerger. BF shares that are not dematerialized can be only be assigned upon the delivery of these to an intermediary authorized in their issue into a management system using a dematerialization system.

Rights relative to the shares subject to assignment

By effect of the Demerger, shareholders of BF shares other than SPIMI will receive ordinary SPIMI shares with a nominal value of 2.80 euro each. These ordinary shares will have regular enjoyment and will provide equal rights to their owners with respect to ordinary shares already issued on the effective date of the Demerger.

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Evaluations on the use of cancellation rights

The Demerger does not provide cancellation rights as per Article 2437 of the Civil Code because, by effect of the Demerger, none of the conditions for cancellation included in the latter will occur.

The legal assumption for exercise of cancellation rights in accordance with Article 2437-quinquies of the Civil Code also do not apply, since the ordinary BF shares, listed in the Italian Telematic Share Market that is managed by Borsa Italiana S.p.A.,. and those of SPIMI, also listed in the Italian Telematic Share Market and in the New York Stock Exchange (NYSE), will retain ordinary status even after the Demerger.

Effects of the Demerger

In accordance with Article 2506-quater of the Civil Code, the effects of the Demerger will be effective from the date of the last undersigning date of the demerger deed, or a different date later indicated in the demerger deed itself. In accordance with Article 2501-ter no.6 of the Civil Code, as per Article 2506-quater of the Civil Code, the same date will be used for accounting effects of the Demerger on SPIMI’s financial statements.

It is also the intention of SPIMI and BF to proceed in completing the operation within the envisaged timing in order to issue the required administrative authorizations, therefore—given the go-ahead from the relevant regulatory authorities—by the beginning of the next month of November 2004.

Forecasts on the composition of relevant shareholding and control structures of SPIMI and BF

By effect of the Demerger, there will not be any changes to neither the shareholding or control structure of BF, which will continue to be exercised by right by SPIMI, in accordance with Article 93 of Legislative Decree no. 58 of 24 February 1998.

Given the scarce effect—compared to the total share capital of SPIMI—of the assigned shareholding for the Demerger, the effects on the shareholding structure of SPIMI will be negligible.

Effects of the Operation on relevant Partner Agreements in accordance with Article 122 of Legislative decree no. 58 of 24 February 1998.

Adherents to relevant partner agreements, in accordance with Article 122 of Legislative decree no. 58 of 24 February 1998, of companies participating in the Demerger have not issued any communication related to the potential effects created by the Demerger on those agreements.

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Modifications to the Articles of Association

Articles of Association of Banca Fideuram

As a result of the Demerger, the share capital of BF (Article 5) will be reduced from euro 254,875,546.64 euro to 186,255,207,16 euro.  No other changes to the Articles of Association of BF are expected as a result of the Demerger.

The text of the Articles of Association of BF, as resulting from the Demerger, is attached to the demerger plan as Attachment A as an integral and substantial part of the plan.

It should be noted that the Shareholders’ Meeting of BF, called to approved the demerger plan, will be preliminarily called to approve, in a separate agenda item of the day, the modifications to the BF Articles of Association itself, also for the purpose of adaptation to the corporate law reform. The text of the new resolutions which—in subordination to approval by BF’s shareholders and the necessary regulatory authorization—will be inserted into the Articles of Association and attached to the demerger plan as Attachment B.

Articles of Association of SANPAOLO IMI

As a result of the Demerger, the share capital of SANPOALO IMI (Article 6) will be increased to a maximum of 73,614,340.80 euro, through the issue of maximum 26,290,836 ordinary shares with a nominal value of 2.80 euro each.

The text of SANPAOLO IMI’s Articles of Association, as resulting from the Demerger, is attached to the demerger plan as Attachment C as an integral and substantial part of the plan.

It should be noted that the Shareholders’ Meeting of SANPAOLO IMI, called to approved the demerger plan, will be preliminarily called to approve, in a separate agenda item of the day, the modifications to the SANPAOLO IMI Articles of Association itself, mainly related to the new organizational structure of Management and for the purpose of adaptation to the corporate law reform. The text of the new resolutions which—in subordination to approval by SANPAOLO IMI’s shareholders and the necessary regulatory authorization—will be inserted into the Articles of Association and attached to the demerger plan as Attachment D.

4.7       TAX EFFECTS OF THE OPERATIONS ON THE COMPANIES PARTICIPATING IN THE DEMERGER

In accordance with Article 173 of the Consolidated Tax Income Law, approved by Ministry Decree no. 917 on 22 December 1986, as modified by Legislative Decree no. 344 of 12 December 2003, the demerger will not result in the implementation or distribution of capital gains or losses on assets of the Spun-off Company. In addition, the greater values booked in the financial statements will not create income for the Beneficiary Company up through the so-called “cancellation deficit” or the so-called “exchange deficit”.

The assets of the Spun-off Company will retain the values recognized for tax purposes in the original company.

In determining net income for the Beneficiary Company, neither the surplus booked in the financial statements because of the effects of the exchange of the shares of the Spun-off Company with the shares of the Beneficiary Company, nor the cancellation surplus, is taken into account.

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The suspended tax reserves of the Spun-off Company, including those only taxable in the case of distribution, will be recreated in the financial statements of the beneficiary and, as a result, maintaining the original fiscal structure in proportion to the respective shares of book-value shareholder’s equity that are transferred or are left over. In particular, there are no suspended tax reserves of the Spun-off Company that are related specifically or as a whole to the elements of the capital assets subject to demerger.

Other net income or capital reserves that moved from the Spun-off Company—unlike those for suspended tax—retain the same nature with the Beneficiary Company as they had with the original Spun-off Company.

Neither the Spun-off Company nor the Beneficiary Company have reported tax losses.

For the purposes of income taxation, the Demerger will not have retroactive effects, in accordance with Article 2506-quater of the Civil Code.

For shareholders of the Spun-off Company, the exchange of the shares held by the demerger company with those of the Beneficiary Company will not result in the implementation nor distribution of capital gains or losses, nor will it result in revenues.

The Demerger is a VAT-free operation, in accordance with Article 2, paragraph 3, let. F) of the Decree of the President of the Republic no. 633/1972, and is subject to fixed stamp duty.

No determination has been made whether the Demerger will qualify as a tax-free transaction to shareholders under the rules of any jurisdiction other than Italy, and no determination has been made whether any special tax rules will apply to non-Italian shareholders.  Non-Italian shareholders are urged to consult their own tax advisors about the treatment of the demerger and the ownership of SANPAOLO IMI shares.

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Annex 1.3

Turin, 18th May 2004

Report to the Board of Directors of
SANPAOLO IMI S.p.A.

        Valuation of the exchange ratio in connection with the Demerger of Fideuram Vita S.p.A.’s shareholding held by Banca Fideuram in favour of SANPAOLO IMI S.p.A.

Table of Contents

I. Introduction	3
Important Notice	3
Transaction overview	3
Companies involved in the Demerger	4
Objectives of the valuation of the exchange ratio	5
Documents used	5
Valuation date	6
Difficulties and limitations of the analyses carried out	7
II. Exchange ratio estimate	8
Introduction	8
Exchange ratio valuation process	8
Valuation methodologies applied	8
Valuation of the Demerged Assets	10
Appraisal Value	10
Trading multiples of comparable companies	11
Implied multiples of comparable transactions	13
Fideuram Vita common and preferred shares	14
Valuation of SANPAOLO IMI	14
Market prices method	14
Dividend Discount Model	14
Trading multiples of comparable companies	16
P/BV—ROAE regression analysis	17
SANPAOLO IMI common and preferred shares	18
III. Results and Conclusions	19

2

I.    Introduction

Important Notice

        The Board of Directors of SANPAOLO IMI S.p.A. (hereafter referred to as the “Board” and “SANPAOLO IMI”, respectively), in relation to their engagement, requested to Goldman Sachs International (“Goldman Sachs”) and JPMorgan plc (“JPMorgan”) assistance in the valuation of the exchange ratio to be determined by the Board itself in connection with the proposed demerger of Fideuram Vita S.p.A. (“Fideuram Vita”) shareholding held by Banca Fideuram (“Fideuram”) in favour of SANPAOLO IMI (the “Demerger”). This report (the “Report”) has been prepared solely for the benefit of the Board of Directors of SANPAOLO IMI in connection with, and for the purposes of, its considerations in connection with the exchange ratio of the proposed Demerger. The final determination of the exchange ratio is of sole competence and responsibility of the Board; therefore, nobody, except for the members of the Board, is authorized to use or rely upon the Report and its content.

        The Report may be submitted to relevant authorities and used, for information purposes only, to prepare the Information Statement for the shareholder’s meeting due to resolve upon the Demerger. In any case, the Board will be fully and exclusively responsible for the use of the Report. Any other form of disclosure and any different use, of part or of the whole Report or its content, will have to be agreed upon and authorized in writing, in its form and content, by Goldman Sachs and JPMorgan.

        The Report is not addressed to SANPAOLO IMI’s shareholders and it has not been drawn up with the purpose of providing them with any recommendation over the resolution to take at the shareholders’ meeting due to resolve upon the Demerger. Therefore, SANPAOLO IMI’s shareholders shall not rely on the Report and, if deemed appropriate, they will have to rely upon their own financial advisors.

        As provided for by their engagement, Goldman Sachs and JPMorgan estimated the exchange ratio, based upon the methods described below, and reached the conclusions presented in section III of this document.

        The conclusions set forth in the present Report are based on all the analyses contained herein and therefore no part of this Report can be used separately from the Report as a whole. Goldman Sachs and JPMorgan accept no responsibility, either direct or indirect, for damages that may stem from an incorrect use of the Report and the information it contains.

        No information presented in the Report may or shall be relied upon as guarantee or indication of future results achieved by SANPAOLO IMI and Fideuram, or any other subsidiary or affiliate, or an indication concerning prices at which SANPAOLO IMI and Fideuram stocks will be negotiated on the market.

Transaction overview

        The proposed transaction is a proportional partial demerger of Fideuram Vita’s shareholding, amounting to 99.8% of Fideuram Vita’s total share capital (100.0% of common share capital and 99.4% of preferred share capital) held by Fideuram in favour of SANPAOLO IMI.

3

        The above mentioned Demerger is part of a wider project—whose guidelines have been approved by the Boards of Directors of SANPAOLO IMI and Fideuram on 13th February 2004—aimed at restructuring and reorganising SANPAOLO IMI Group’s (the”Group”) presence in the insurance sector, in order to concentrate into one company all the insurance activities of the Group, both life and property and casualty. This reorganisation project will be implemented through the following transactions which, even though logically and legally independent, belong to the same industrial reorganisation:

•               demerger of Sanpaolo Vita S.p.A. 100% shareholding held by SANPAOLO IMI Wealth Management S.p.A. in favour of Noricum Vita S.p.A.;

•               demerger of Fideuram Vita shareholding held by Fideuram in favour of SANPAOLO IMI, which is indeed the subject of the present Report;

•               merger by incorporation of Sanpaolo Vita S.p.A. and Fideuram Vita in Noricum Vita S.p.A. (the “Merger”).

        Refer to the Demerger project, which is submitted for approval to the Boards of Directors of SANPAOLO IMI and Fideuram, and the Merger project, which shall be submitted for approval to the relevant bodies, and to the information they contain for a more detailed description of the Demerger and the wider reorganisation project.

Companies involved in the Demerger

        The companies involved in the Demerger as the demerged company and beneficiary company, are the following:

•               Banca Fideuram S.p.A., headquartered in Rome, Piazzale Giulio Douhet n.31, share capital of €254,875,546.64 consisting of 980,290,564 common shares with nominal value of € 0.26, as the demerged company;

•               SANPAOLO IMI S.p.A., headquartered in Turin, Piazza San Carlo n.156 with secondary headquarters in Rome, Viale dell’Arte n.25, share capital of €5,144,064,800.00 consisting of 1,448,831,982 common shares with nominal value of €2.8 and 388,344,018 preferred shares with nominal value of €2.8, as the beneficiary company.

        To date, SANPAOLO IMI holds—both directly and indirectly—719,283,950 Fideuram shares, which correspond to about 73.4% of Fideuram’s share capital (of which 64.1% held directly and 9.3% through the subsidiary Invesp S.p.A.).

        The subject of the Demerger (the “Demerged Assets”) consists of the shareholding held by Fideuram in Fideuram Vita, a company headquartered in Rome, Via Ennio Quirino Visconti n.80 with secondary headquarters in Paris, Place Vendôme n.7, with a share capital of €72,399,600.00 consisting of 9,369,360 common shares with nominal value of €5.2 and 4,553,640 preferred shares with nominal value of €5.20. More in details, the shareholding held by Fideuram in Fideuram Vita (the “Shareholding”) amounts to 99.8% of the total share capital, divided as follows:

•               9,369,360 Fideuram Vita common shares, corresponding to the whole common share capital; and

•               4,524,873 Fideuram Vita preferred shares, corresponding to 99.4% of the preferred share capital.

        Moreover, it is worth mentioning that the acquisition by Fideuram Vita of the 100% shareholding in Fideuram Assicurazioni S.p.A. (“Fideuram Assicurazioni”) held by the controlling company Fideuram, was completed on 8th March 2004.

4

        As a consequence of the Demerger, the whole shareholding will be assigned to SANPAOLO IMI in exchange for newly-issued SANPAOLO IMI common shares to be assigned to all Fideuram shareholders, with the exclusion of SANPAOLO IMI; therefore no share swap will be carried out in connection with Fideuram share capital held by SANPAOLO IMI. As a consequence of the Demerger, Fideuram shareholders’ equity will be reduced.

Objectives of the valuation of the exchange ratio

        The present Report is aimed at:

•               providing the Board of SANPAOLO IMI with the information and analyses required to determine the exchange ratio to be proposed to the SANPAOLO IMI’s shareholders’ meeting; and

•               providing the same information and analyses to the expert appointed, according to the Italian law (ex Art. 2506 ter of the Italian Civil Code), to provide a fairness opinion on the exchange ratio proposed by the Board at SANPAOLO IMI’s shareholders’ meeting.

        More in details, the considerations and the analyses reported below were drawn up for the sole use of the Board as a support for its resolutions in connection with the Demerger, with the only objective of providing the Board with the information and analyses required to determine the exchange ratio between the equivalent value for each Fideuram share of the Demerged Assets, and the value of each SANPAOLO IMI share. Such ratio, indeed, is instrumental to determine the number of newly-issued SANPAOLO IMI common shares to be assigned, as a result of the Demerger, to all Fideuram shareholders—excluding SANPAOLO IMI—for every Fideuram share held.

Documents used

        In preparing the present Report Goldman Sachs and JPMorgan used publicly available information as well as data obtained from SANPAOLO IMI and Fideuram management as well as their consultants.

        More in details, considering the technicalities involved in the valuation of an insurance company, SANPAOLO IMI and Fideuram have jointly mandated Tillinghast-Towers Perrin (hereafter referred to as “Tillinghast”) to prepare an actuarial appraisal of Fideuram Vita as of 31st December 2003 (the “Tillinghast Report on Fideuram Vita”).

        With reference to Fideuram Assicurazioni, Goldman Sachs and JPMorgan referred to the actuarial report of appraisal issued by Tillinghast on 23rd December 2003 (the “Tillinghast Report on Fideuram Assicurazioni”) in connection with the acquisition by Fideuram Vita of the 100% shareholding in Fideuram Assicurazioni held by the controlling company Fideuram.

        Goldman Sachs and JPMorgan have assumed and relied completely upon, without any independent verification, the truthfulness, accuracy and completeness of all publicly available data and all information received, both written and oral.

        The valuation estimated contained in the report are exclusively based upon the documents described hereunder:

As for SANPAOLO IMI:

•               Audited statutory and consolidated financial statements approved by the relevant bodies for the financial years 2002 and 2003;

•               Consolidated quarterly report dated 31st March 2004;

•               2004 budget and 2005 projections approved by the relevant bodies.

5

As for Fideuram Vita:

•               Audited statutory and consolidated financial statements approved by the relevant bodies for the financial years 2002 and 2003;

•               Statutory quarterly report dated 31st March 2004;

•               2004-2006 projections prepared by the management;

•               Tillinghast Report on Fideuram Vita;

•               Appraisal report prepared by Valtech S.r.l. with reference to Fideuram Vita real estate portfolio;

•               Main terms agreed between SANPAOLO IMI and Fideuram with regard to the distribution by Fideuram of the insurance products to be manufactured by the SANPAOLO IMI insurance entity resulting from the reorganisation.

As for Fideuram Assicurazioni:

•               Statutory financial statements, certified and approved by the relevant bodies for the financial years 2002 and 2003;

•               Tillinghast Report on Fideuram Assicurazioni;

•               Share purchase agreement stipulated on 8th March 2004 between Fideuram Vita and Fideuram in connection with the acquisition of Fideuram Assicurazioni by Fideuram Vita.

        In addition to the above mentioned documents and to general management and financial information gathered in the course of meetings with the management of SANPAOLO IMI Group and their consultants, Goldman Sachs and JPMorgan also used publicly available information concerning SANPAOLO IMI and some listed companies.

        Goldman Sachs and JPMorgan did not carry out any independent investigation, assessment or appraisal on single assets and liabilities of the companies involved in the Demerger.

Valuation date

        The date of our valuation is the same as the present Report taking into account that, based on the information used, in the period between the latest statutory and consolidated financial statements and the date of the Report, SANPAOLO IMI and Fideuram stated that no events occurred that could significantly change the economic and financial profile of the companies, except for what is stated hereunder.

        As for the Demerged Assets, it is worth mentioning that the acquisition—entirely cash settled—by Fideuram Vita of the 100% shareholding in Fideuram Assicurazioni held by the controlling company Fideuram has been completed on 8th March 2004.

        The following considerations and analyses by Goldman Sachs and JPMorgan take into account such transaction.

        In their analyses, Goldman Sachs and JPMorgan took also into account that on 26th January 2004 Fideuram Vita capital increase approved by the extraordinary shareholders meeting held on 24th November 2003 was formally completed.

        Market prices of listed companies the Report refers to are updated to 17th May 2004.

        The Demerger is expected to be effective from a legal standpoint when the last registration of the Demerger deed provided for by Art. 2506 quarter of the Italian Civil Code is effected or at a later date, if so indicated in the deed.

6

        The analyses contained in the present Report have been carried out—and they shall be therefore considered as valid and accurate—under the assumption that up to the mentioned date no significant changes in the economic and financial situations will occur. Moreover, dividends already approved by the shareholders’ meetings of SANPAOLO IMI, Fideuram Vita and Fideuram will be paid before the estimated completion date of the Demerger. On this regard, the exchange ratios indicated in the present Report have been calculated adjusting the estimated values for SANPAOLO IMI and the Demerged Assets for the dividends whose distribution have already been approved by the relevant shareholders’ meetings; moreover, the distribution will be carried out before the estimated completion date of the Demerger. Therefore, the Board acknowledges that the accuracy of the appraisals in the present Report inevitably depends upon the accuracy of the above mentioned assumptions regarding the payment of dividends and the forecast that there will be no further capital increase before the Demerger completion.

Difficulties and limitations of the analyses carried out

        The valuations and the analysis carried out by Goldman Sachs and JPMorgan have to be interpreted taking into account the following limitations and difficulties:

•               different activities carried out by SANPAOLO IMI and Fideuram Vita;

•               financial markets volatility;

•               with reference to Fideuram Vita in particular, the lack of comparable companies in order to apply the market multiple methodology;

•               uncertainty concerning the predictability of the future operating and income performance of the companies being evaluated, also in relation to possible changes in the macroeconomic scenario and the expected benefits stemming from the Group insurance activities reorganisation project;

•               limitations of the actuarial appraisal carried out by Tillinghast;

•               existence of different type of shares (common and preferred) both at SANPAOLO IMI and Fideuram Vita.

7

II.    Exchange ratio estimate

Introduction

        The valuations and analyses set out in the present Report have the sole objective of making a comparative estimate of the equity value of the Demerged Assets and of the beneficiary of the Demerger and can be solely intended as relative data, making exclusive reference to the specific transaction subject of this Report; they may not and shall not be compared with market values or sale prices nor considered as a separate valuation of each of the companies subject of the analysis. Therefore, all valuations contained in the present Report cannot be used for purposes other that the estimate of the exchange ratio for the Demerger.

        The values of each company are to be interpreted only according to and as a support of the estimate of the exchange ratio of the proposed Demerger.

        In applying the valuation methodologies described hereunder, Goldman Sachs and JPMorgan adopted independent approaches, though reaching the same conclusions, as presented in section III of the Report.

        In particular, Goldman Sachs and JPMorgan applied the valuation methodologies described in the present Report on a stand-alone basis. Moreover, Goldman Sachs and JPMorgan, in accordance with the most established practice, took into consideration the value of synergies—net of the relevant restructuring costs—stemming from the reorganisation project involving the insurance activities of the Group. With regard to this matter, Goldman Sachs and JPMorgan referred to the analyses carried out by SANPAOLO IMI’s industrial consultant.

Exchange ratio valuation process

        The exchange ratio valuation process consists of the following:

•               valuation of the Demerged Assets through the estimate of Fideuram Vita’s equity value (taking into account the acquisition of Fideuram Assicurazioni and the synergies expected from the reorganisation) and, thus, the estimated value of Fideuram Vita shareholding held by Fideuram, considering also that Fideuram Vita share capital includes preferred shares;

•               valuation of SANPAOLO IMI;

•               calculation of the number of SAN PAOLO IMI common shares to be assigned to Fideuram shareholders, except for SANPAOLO IMI, for the Demerger, which can be desumed from the ratio between the value of the Demerged Assets for each Fideuram share and the value for each SANPAOLO IMI share.

        In accordance with the objectives of the valuations, the methodologies applied lead to comparable values for the purpose of calculating the exchange ratio.

Valuation methodologies applied

        Taking into consideration the valuation objectives, the type of companies subject of the valuation, and commonly accepted valuation criteria and methodologies used in the insurance sector both in Italy and globally, Goldman Sachs and JPMorgan, in preparing this Report, referred to both fundamental and market valuation methodologies, interpreting the respective results and their relevance according to the specific features of the companies subject of the valuation.

8

        In order to calculate the value of the Demerged Assets, Goldman Sachs and JPMorgan estimated Fideuram Vita’s equity value, taking into account the acquisition of Fideuram Assicurazioni and basing their valuation upon the most commonly accepted and prevailing valuation methodologies for the insurance sector both in Italy and globally. Taking into account the aforementioned objectives, the past and future financial figures, as well as the significance of the market parameters, the following valuation methodologies were applied:

•               Appraisal Value;

•               Trading multiples of comparable companies;

•               Implied multiples of comparable transactions.

        In particular, in the valuation of Fideuram Vita and Fideuram Assicurazioni, Goldman Sachs and JPMorgan took into account the actuarial appraisals contained in the Tillinghast Report on Fideuram Vita and in the Tillinghast Report on Fideuram Assicurazioni, respectively. More specifically, the Tillinghast Report on Fideuram Vita has been prepared upon a joint mandate by Fideuram and SANPAOLO IMI and includes the estimate of:

•               Embedded Value as of to the 31st December 2003;

•               2003 value of new business;

•               Value of the future new business according to projections agreed by SANPAOLO IMI and Fideuram.

        As for the valuation of SANPAOLO IMI, on the other hand, the following methodologies were applied:

•               Market prices;

•               Dividend discount model;

•               Trading multiples of comparable companies;

•               Regression analysis.

        In performing their analyses according to the aforementioned methodologies, Goldman Sachs and JPMorgan took into consideration the intrinsic features and limitations of each criteria, in line with what is provided for by the valuation criteria and methodologies commonly accepted in the banking and insurance sector and used both in Italy and globally.

        In particular, after assessing the peculiarities of the company subject of the valuation—for instance, in terms of activities and meaningfulness of available market data—the most appropriate methodology for each company has been identified.

        The valuation methodologies selected for the Demerged Assets and SANPAOLO IMI, even though they represent commonly accepted methodologies in the valuation practice, shall not be analysed independently, but as part of a unique valuation process. Following is a description of each fundamental and market methodologies, taken into account to evaluate the Demerged Assets and SANPAOLO IMI.

9

Valuation of the Demerged Assets

Appraisal Value

        The Appraisal Value is an actuarially determined estimate of the value of a company value by taking into account both the company net assets and its capacity of generating income in the future. According to this methodology, the value of an insurance company, the so-called Appraisal Value, is calculated as follows:

Appraisal Value = Embedded Value + Goodwill

Where:

Embedded Value	=	value of the insurance company taking into account the adjusted net assets and the value of business in force at the valuation date
Goodwill	=	value of the insurance company which can be attributed to future business

Embedded Value

        The Embedded Value is an actuarially determined estimate of the value of an insurance company excluding any value attributable to future new business, that is to say the capacity of the company to write new policies. The Embedded Value is calculated as follows:

Embedded Value = Adjusted Net Assets + Value of In Force

Where:

Adjusted Net Assets	=	published net assets adjusted to reflect market values of underlying assets and in order to be consistent with the value of in force calculation
Value of In Force	=

present value of projected future after-tax profits expected to be generated by the policies in force at the valuation date and calculated taking into account the residual maturity of the policies, assuming assets equal to the technical reserves and less the cost of holding a certain amount of solvency capital

        Following is a summary of the main assumptions used to calculate the Embedded Value and the Value of In Force:

1.     Operating assumptions used for the calculation of future profits: such assumptions include both management factors, like, amongst the others, the level of expenses and commissions, taxes, mortality rates, lapses, repayments, as well as assumptions in terms of rate of return on assets backing life technical reserves and expected inflation rate. These assumptions, developed for each business line, are defined by the actuary with a deterministic approach, without taking into account the normal volatility which may occur in the future.

2.     The discount rates used are determined with reference to the prevailing levels of interest rates and include an additional charge to reflect the risk that future profits will not be realised (so-called risk premium).

3.     As for the cost of maintaining an adequate level of solvency capital, it is a function of the difference between the after-tax yield earned on the assets backing solvency capital and the rate representative of the cost of capital as identified with the discount rate. The cost of capital is the present value of these costs over the remaining life of the in force policies.

10

Goodwill

        Goodwill is calculated based on future production and it is a function, amongst other things, of the expected production volumes, the commission agreements between the insurance company, the distribution networks and possibly the asset management company that manages the underlying assets of the policies issued, the operating and management assumptions, as well as the time-horizon of the future production projections. In accordance with national and international valuation procedures, the goodwill value is calculated discounting the stream of future value of new business (defined hereunder) related to the projection time-frame of the valuation. The value of new business each year (hereafter defined as “Value of New Business”) represents the actuarial value of the new insurance policies issued during that particular year and it is calculated upon the sale of the policy and capitalised until the end of the year at the discount rate selected.

        In calculating the Embedded Value as of 31st December 2003, as well as the Value of New Business for the financial years 2003 and 2004 for Fideuram Vita, reference was made to the existing commission agreements with the distribution network and the asset management company that manages the underlying assets of the policies issued. While, in calculating the Value of New Business from 2005 onwards, the main economic conditions of the agreements between SANPAOLO IMI and Fideuram regulating Fideuram distribution of insurance products produced by the SANPAOLO IMI insurance new entity—effective from 1st January 2005—were taken into account. In calculating the Value of New Business, it was also taken into account the impact attributable to the new business deriving from the “migration” of asset management products (like investment funds and discretionary accounts) to unit-linked policies and from the “transformation” of a portion of the traditional policies portfolio to unit-linked policies.

        Goldman Sachs and JPMorgan, upon application of the Appraisal Value methodology, took into account the Tillinghast Report on Fideuram Vita concerning both the Embedded Value as of 31st December 2003 and the Value of New Business for the financial year 2003, as well as 2004-2006 projections developed from hypotheses shared and agreed by SANPAOLO IMI and Fideuram.

        As for Fideuram Assicurazioni, Goldman Sachs and JPMorgan, upon application of the Appraisal Value methodology, took into account both the Embedded Value as of 31st December 2003 and the goodwill value—calculated according to assumptions provided by Fideuram—included in the Tillinghast Report.

Trading multiples of comparable companies

        According to this methodology, the value of a company is determined using the information provided by the stock market on companies with similar features to the one evaluated.

        The trading multiples analysis is performed applying relevant multiples to the company subject to valuation—calculated as a ratio between a sample of comparable companies’ market capitalisations and various financial parameters of those companies—in order to calculate a range of values if the company is not listed, or to see if these multiples are in line with those expressed by the market for the evaluated company, if listed in the Stock Exchange.

        The application of this methodology follows the steps listed hereunder:

A.    selection of a sample of comparable companies (national or international sample, operating performance analysis for all companies in the sample, corporate size, etc.);

B.    identification of the time of reference for the market capitalisation of the companies used in the sample (choice between share price at a single point in time or over a longer time period);

C.    calculation of the key multiples deemed to be significant within the analysed sector, for the selected companies (Price/Earnings ratio, Price/Embedded Value ratio, etc.);

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D.    determination of expected earnings and dividends of the companies composing the sample, as well as the other financial figures necessary for the analysis;

E.     selection of the range of multiples to be applied to the company subject of the valuation;

F.     application of the multiples obtained to the company subject of the valuation, adjusted to eliminate the impact of any extraordinary components, in order to derive a range of values for the company itself.

        The degree of reliability of this specific methodology depends on an adequate adaptation of the methodology to each specific case. The relevant aspects of the analysis are illustrated hereafter.

A.    Selection of the comparable companies sample

        Due to the nature of such a method, great care must be taken in finding a close resemblance, from an operating and financial standpoint, between the companies included as part of the sample and the financial institution subject of the valuation. The significance of the results, indeed, is strictly linked to the comparability of the sample. Since finding identical companies from every viewpoint is an impossible endeavour, the features deemed most significant for the establishment of the comparison sample are chosen, and comparable companies are subsequently selected based on the same features.

        The selected stocks shall have a good liquidity and therefore the sample cannot include companies whose market prices can be affected by particular incidental situations.

        In the analysed case, the most significant features for the selection of the comparable companies are the geographic location and the product mix (life insurance products rather than property and casualty). Adding also foreign companies in the sample, despite the different profitability profiles due to different legal, tax and accounting environments, was deemed adequate in order to have a wider range of comparable companies in terms of product mix.

        In general terms, however, there are no listed companies in the market strictly comparable to Fideuram Vita and Fideuram Assicurazioni, whose profitability is obviously affected by their nature of captive companies without their own distribution network.

B.    Identification of the reference time-frame

        The latest available market price was used for the calculation of the market capitalisation of the companies included in the sample.

C.    Calculation of key multiples

        A series of ratios, or multiples, thought to be of major importance for the analysis carried out with this methodology, were calculated for every company composing the sample. The selection of the most relevant multiples for the analysis has been based on the characteristics of the insurance sector and on common market practice which gives particular relevance to the following multiples:

•               Price/(Expected) Earnings ratio (“P/E”);

•               Price/Embedded Value ratio (“P/EV”).

        As regard to the Embedded Value as of 31st December 2003 and the Value of New Business concerning the 2003 financial year of the insurance companies included in the samples, we used the official values expressed in the actuarial reports attached to the 2003 annual reports of the companies themselves.

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D.    Determination of expected earnings and dividends for the companies composing the sample

        For the 2003 financial year, we used in our analysis earnings and dividends reported by the companies composing the sample. As for 2004 and 2005, we took into account the projections of the management board and their consultants for Fideuram Vita and Fideuram Assicurazioni, and used the estimates produced by the Institutional Brokers Estimate System (“IBES”) (expressing the consensus amongst financial analysts) for the insurance companies included in the sample.

E.    Selection of the range of multiples to be applied

        The multiples and the ranges to be applied to the companies subject to the valuation are defined on the basis of qualitative considerations on the significance of the multiples derived from the analysis of the companies composing the sample and on the financial features of the evaluated insurance companies.

F.     Applications of the selected multiples to the companies subject to the valuation

        The multiples resulting from the calculations have been applied to the net profit estimated for the financial years 2004 and 2005 and to the Embedded Values of Fideuram Vita and Fideuram Assicurazioni, in order to determine a range of values for the mentioned companies.

Implied multiples of comparable transactions

        The comparable transaction methodology is based on the application of the multiples implied in comparable transactions to financial and actuarial figures of the company subject of the valuation.

        When applying the multiples of comparable transactions, it is necessary to remember that the mentioned multiples can implicitly express also the strategic value which is, due to its nature, extremely peculiar, specific and difficult to quantify, as well as the value of potential estimated synergies resulting from the transaction itself. This methodology is applied following three steps:

•               collection of data on transactions with similar features to the one subject to the analysis, assessing the degree of similarity according to, amongst other factors, the transaction date, type, business model, size and profitability of the companies involved, acquired percentage and form of consideration;

•               calculations of the multiples, by comparing the price paid for the companies with certain reference financial figures;

•               calculation of significant statistical indexes of the resulting multiples and their application to the relevant financial figures of the companies subject of the valuation.

        In the application of the comparable transaction methodology, finding identical companies from every viewpoint is an impossible endeavour, resulting in a focus towards those transactions that have some significant elements in common with the analysed transaction.

        More specifically, we think the most significant criteria for the selection of comparable transactions are business model, corporate size and profitability of the company involved in the transaction, the technical-economic features of the transaction as well as the geographical presence.

        For the context of this Report, Goldman Sachs and JPMorgan analysed recent acquisitions of shareholdings in life insurance companies in the Italian bancassurance sector.

        Given the peculiarities of both the proposed transaction and the evaluated companies and the lack of comparable listed companies and transactions, Goldman Sachs and JPMorgan mainly referred to the Appraisal Value methodology in evaluating the Demerged Assets and calculating the exchange ratio.

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Fideuram Vita common and preferred shares

        Since the share capital of Fideuram Vita consists of both common and preferred shares, once the economic capital value of Fideuram Vita is calculated, in order to find the Demerged Assets value, the value of the shareholding (which is represented by 100% of the common share capital and 99.37% of the preferred share capital) in Fideuram Vita held by Fideuram has to be assessed. Therefore the total value of the economic capital of Fideuram Vita is to be split between common share capital and preferred share capital.

        Taking into account the features of the preferred shares of Fideuram Vita, in order to calculate the Demerged assets value and, subsequently, the exchange ratio, the mentioned preferred shares have been considered as common shares.

Valuation of SANPAOLO IMI

Market prices method

        In the market prices method the value of a company is considered as the average value implied in the prices recorded in the market over a defined period. The market price method relies upon the assumption of efficiency of the Stock Exchange in which the company is listed and it analyses and compares the values expressed by the Stock Exchange prices for the relevant stocks, over adequately long time-frames. Since stock prices of companies with sufficiently high float and traded volumes are the result of a stockbroker’s arbitrage systematic process, they represent reliable appraisal indicators of profitability, financial soundness, risk profile and growth perspective, and, therefore, they are useful to estimate the value of those companies.

        As for SANPAOLO IMI, we believe that the market capitalisation of the SANPAOLO IMI stock represents the economic value of the company, because:

•               SANPAOLO IMI is among the top thirty companies listed in the Italian Stock Exchange in terms of capitalisation;

•               the high level of volumes traded every day prove that the liquidity of the stock is high;

•               the main Italian and international financial brokers constantly publish research notes on the company, thus helping the spreading of information and analyses that are fundamental for market prices to adequately reflect the economic and financial situation as well as the risk profile of the bank.

        Given our belief that the Stock Exchange prices of SANPAOLO IMI are in line with the company’s economic capital value, in estimating the exchange ratio, we considered as most significant those values that resulted from the calculation of the Stock Exchange official prices (daily weighted average price) on time-frames that level off the consequences of any exceptional event, like short-term fluctuations and speculations, and, at the same time, reflect the information available for the market in the most recent periods. In particular, we considered the last month average of the official prices.

Dividend Discount Model

        The Dividend Discount Model (hereafter referred to as “DDM”) is based on the assumption that the value of a bank is equal to the present value of the cash flows available in the future to the shareholders of the company itself, which are assumed to be equal to the dividend flow that can be distributed by the bank while keeping an adequate capitalisation level, based on considerations driven by existing regulatory requirements and considerations on the appropriate level of capital—from an operating and economic standpoint—to support the expected future development of the business. The mentioned flows are not connected to the dividend policy actually planned or adopted by the bank.

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        According to this method, the value of a banking institution is equal to the sum of the value of the discounted future dividends and the terminal value of the company, calculated with the following formula:

Ve =	[n] å t=1	Dt (1 + Ke) [t]	+	TV (1 + Ke) [n]

Where:

Ve	=	Economic value of the company;
D	=	Maximum yearly dividend which can be distributed by the bank while maintaining an adequate capitalisation level;
TV	=	Terminal value of the company;
n	=	Number of years in the projection;
Ke	=	Dividend discount rate, which expresses the company cost of capital;

        This model is normally applied through the following stages:

A.    detailed forecast of future cash flows and of the flows which can be distributed to the shareholders during the reference time-frame, taking into account the need to keep a minimum capitalisation level, defined according to the existing regulations for banking institutions and to prudential considerations;

B.    calculation of the terminal value of the bank, that is to say the value of the bank estimated in the last year of the detailed forecasts as per paragraph (A). The Terminal Value can be calculated with two methods:

(i)    By using the following formula:

TV =	Dt (1 + g) (Ke — g)

Where:

Dt	=	Maximum dividend which can be distributed in the last year of the detailed forecasts;
g	=	Perpetual growth rate of the dividends that can be distributed;
Ke	=	Cost of capital of the company subject to the valuation;

(ii)   or by applying a multiple to the profits or to the book value of the bank in the last year of detailed forecasts.

        The final value obtained is then considered as an additional cash flow in the last year of the detailed forecasts.

C.    calculation of the discount rate of the dividend flows. Even though the rate can be calculated with different methods, usually this discount rate, defined as Cost of Equity, is calculated using the following Capital Asset Pricing Model (“CAPM”) formula:

Ke = Rf + Beta × (Rm — Rf)

Where:

Rf	=	Rate of Return for risk-free investments;

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Beta	=	Correlation factor between the actual yield of a share and the overall yield of the reference stock market;
Rm	=	Overall yield of the reference stock market;
(Rm — Rf)	=	Market risk premium of reference stock market compared to risk free investments.

        This method is based on the assumption that in a liquid and efficient market investors calculate the required return rate by considering only the systemic (or market) risk of an investment, expressed by the relation between stock price variation and stock market variation (Beta factor). The investment-specific risk is not taken into account, as it can be eliminated by the investor with an adequate investment-diversification policy.

        It is interesting to notice that the application of this model may result in an economic capital estimate significantly different from the one resulting from the application of the market methods, since a significant component of the value obtained consists of the dividend flows generated beyond explicit projections contained in the bank’s business plan, and thus necessarily requiring a subjective interpretation.

Trading multiples of comparable companies

        As for the description of the trading multiples methodology, refer to the paragraph describing the application of the same methodology to the valuation of Fideuram Vita.

        More specifically, with regards to the application of the trading multiples methodology to SANPAOLO IMI, the following is reported.

A.    Selection of the comparable companies sample

        In the analysed case, corporate size, nation of origin and geographical area of presence were considered as the most significant factors for the selection of comparable companies. The corporate size is important as it influences the kind of activities carried over by the banks, the combination of funding/investment flows and, therefore, the economic and financial structures. We deemed inappropriate to include foreign companies in the sample since they have different profitability profiles when compared to the Italian companies, due to the different legal, tax, accounting and regulatory frameworks of the Italian market.

        As for the geographical area of presence banks with a national reach were selected, due to the national ambitions of SANPAOLO IMI and the resulting similarities in terms of investment risks, funding diversification and profitability.

B.    Selection of the reference time-frame

        For the calculation of the market capitalisation of the companies included in the sample, the latest available price was used.

C.    Calculation of key multiples

        A series of ratios, or multiples, thought to be of major importance for the analysis carried out with this methodology, were calculated for every bank composing the sample. The selection of the most relevant multiples for the analysis has been based on the characteristics of the banking sector and on common market practice which gives particular relevance to the following multiples:

•               Price/(Expected) Earnings ratio (“P/E”);

•               Price/Book value ratio (“P/BV”).

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D.    Determination of expected earnings and dividends for the companies composing the sample

        For the 2003 financial year, we used in our analysis earnings and dividends reported by the companies composing the sample. As for the 2004 and 2005 data, we took into account the management projections for SANPAOLO IMI and the estimates provided by the Institutional Brokers Estimate System (“IBES”) (which reflect the consensus amongst financial analysts) for the banks included in the reference sample.

E.    Selection of the range of multiples to be applied

        The multiples and the ranges to be applied to the bank subject to the valuation are defined on the basis of qualitative considerations on the significance of the multiples derived from the analysis of the companies composing the sample and on the financial features of the evaluated bank.

F.     Applications of the selected multiples to the companies subject to the valuation

        The multiples resulting from the calculations have been applied to the net income estimated for the financial years 2004 and 2005 and to the book value of SANPAOLO IMI, in order to find a range of values for it.

P/BV—ROAE regression analysis

        The regression analysis carried out on a wide sample of comparable listed companies, allows to assess the positioning and the relative valuation of each company, according to their present and estimated profitability. This methodology consists in the analysis of the correlation that exists between the profitability of a bank, measured in terms of projected return on average equity (“RoAE”) as expected by the financial community, and the premium or discount to the book value implied in the bank’s market capitalisation. Such correlation can be analyzed through a regression between RoAE and P/BV multiples for a significant sample of banks. Once such correlation has been identified, it can be applied to the projected RoAE of the Banks to obtain the theoretical P/BV multiple at which the Banks could be trading on the market.

        The application of the regression method consists of the following steps:

A.    selection of the sample of banks on which the regression analysis is carried out;

B.    selection of the reference time-frame for the RoAE;

C.    calculation of the RoAE and the P/BV ratio for the companies included in the sample;

D.    selection of the kind of the statistical regression to be applied;

E.     calculation of the RoAE and the book value of the bank to which the results of the regression are applied;

F.     application, provided that they are of any statistical significance, of the statistical regression results to calculate a theoretical market value for the bank subject of the valuation.

A.    Selection of the statistical sample

        The selected sample is made of a large number of listed Italian banks with adequate float and liquidity. We did not deem relevant nor appropriate to include foreign banks in the sample since these have different profitability levels than Italian banks in light of different legal, fiscal, accounting and regulatory frameworks.

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B.    Selection of the reference time-frame

        One of the fundamental assumptions on which the application of this model is based, is the existence of a significant and sound correlation between the indicated parameters. The mentioned correlation is particularly significant if applied to the 12-24 month forward RoAE, which corresponds to the time-frame most widely spread amongst market analysts when they carry out regression analyses. For our purpose, we carried out the analysis on the estimated 2004 and 2005 RoAE, calculated as the ratio between the estimated profits in 2004 and 2005 and estimated average book value for each period.

C.    Calculation of the RoAE and the P/BV ratio for the analysed companies

        In order to calculate the estimated RoAE and the P/BV ratio of the companies included in the sample, we considered the estimates provided by IBES concerning the profits and dividends of those banks.

D.    Choice of the kind of regression to use

        The regression applied to the sample is linear, according to the equation:

P/BV = a + b × Estimated RoAE

        Where “a” expresses the intercept and “b” the slope of the regression line. The significance of correlation thus obtained is satisfactory from a statistical standpoint, so much so that its parameters can be applied to financial figures of the bank in order to calculate a theoretical market value.

        Since the SANPAOLO IMI stocks have a high level of liquidity and are used as consideration in the proposed Demerger, and considering that it provides substantially consistent results for the analyses carried out with the other mentioned valuation methodologies, in calculating the exchange ratio Goldman Sachs and JPMorgan mainly referred to the market price methodology to estimate SANPAOLO IMI’s economic capital value.

SANPAOLO IMI common and preferred shares

        Given the features of SANPAOLO IMI preferred shares, they were considered as common shares when calculating the exchange ratio.

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III.    Results and Conclusions

        In accordance with the assumptions outlined in the introduction and the analyses carried out according to the methodologies described in the present Report (in particular the application of the Appraisal Value for the Demerged Assets’ economic capital valuation and the application of the market prices method for the valuation of SANPAOLO IMI’s economic capital), we obtained the following results:

Economic capital value (€m)	Demerged Assets*	SANPAOLO IMI**
Goldman Sachs	627-733	17,026
JPMorgan	638-720	17,026

*              The minimum value does not include the value of the expected economic benefits

**           Average of last month official prices

        According to the aforementioned estimates, dividing the economic value of the Demerged assets and SANPAOLO IMI’s economic capital by the number of Fideuram and SAN PAOLO IMI shares, respectively, and taking also into account the area in which the ranges found by Goldman Sachs and JPMorgan overlap, we derived the following exchange ratios shared range:

0.07025—0.07923 SANPAOLO IMI shares for one Fideuram share

        Within the mentioned range, Goldman Sachs and JPMorgan have identified 0.07470 as the exact value of the exchange ratio.

Goldman Sachs International Managing Director	J.P. Morgan plc Managing Director

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Annex 1.4

DIRECTORS’ REPORT ON THE PROPORTIONAL PARTIAL DEMERGER OF THE SHAREHOLDING OF BANCA FIDEURAM SPA IN FIDEURAM VITA SPA IN FAVOUR OF SANPAOLO IMI SPA

PURSUANT TO THE TERMS OF ARTICLE 2506 TER OF THE CIVIL CODE

WARNING FOR US SHAREHOLDERS

The information contained herein does not constitute an offer of securities for sale in the United States or offer to acquire securities in the United States.

The securities referred to herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption.  The securities are intended to be made available within the United States in connection with the business combination pursuant to an exemption from the registration requirements of the Securities Act.

***

The business combination described herein relates to the securities of foreign companies. The business combination is subject to disclosure and procedural requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Sanpaolo IMIand Banca Fideuram are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

TABLE OF CONTENTS

1.	INTRODUCTION

2.	BANCA FIDEURAM
2.1 Constitution, shareholders and capital
2.2 The organizational and operating structure
2.3 Recent evolution
2.3.1 Key Figures
2.3.2 Consolidated results

3.	THE SANPAOLO IMI GROUP
3.1 Constitution, shareholders and capital
3.2 Group structure and sectors of activity
3.3 Recent evolution
3.3.1 Key figures
3.3.2 Consolidated results

4.	ECONOMIC REASONS OF THE TRANSACTION

5.	DESCRIPTION AND VALUE OF ASSET ITEMS SUBJECT TO DEMERGER

6.	CRITERIA FOR DETERMINING THE RATIO OF ASSIGNMENT OF SHARES

7.	LEGAL AND ACCOUNTING PROFILES OF THE DEMERGER AND TERMS AND CONDITIONS FOR THE ASSIGNMENT OF SHARES

8.	TAX CONSEQUENCIES OF THE DEMERGER ON THE COMPANIES INVOLVED

Dear Shareholders,

The present Report proposes to illustrate and justify, in terms of legal and economic aspects, the draft demerger of the shareholding held by Banca Fideuram SpA (“Banca Fideuram”) in Fideuram Vita SpA (“Fideuram Vita” or “Company subject to demerger”) in favour of Sanpaolo IMI (“SPIMI” or “Beneficiary Company”).

1.              INTRODUCTION

The transaction illustrated below, which provides, pursuant to the terms of article 2506 and thereafter of the Civil Code, the demerger of the shareholding held by Banca Fideuram in Fideuram Vita in favour of SPIMI (the “Demerger”), falls within the framework of a re-organisation plan of the insurance assets of the SPIMI Group, approved, for what within its competence, by your Board of Directors on 13 February 2004, also aiming to strategically reinforce Banca Fideuram as a bank which specialises in financial consultancy and private banking.

The current market trend in the insurance sector has made it necessary to significantly increase the dimensions of the companies involved, with a view to broadening the services offered. In this context, your Board has considered that the objectives of reinforcement of the core business of Banca Fideuram are incompatible with the costs and investments required in order to guarantee Fideuram Vita an adequate dimensional growth.

Both the development of Fideuram Vita assets and the operative and environmental synergies between the core business of Banca Fideuram and the insurance activity appear, therefore, easier to pursue by creating an insurance centre within the SPIMI Group, the characteristics of which, in terms of dimensions and assets, may make it possible to most efficiently pursue the enhancement of value of Fideuram Vita assets.

The major stages of the process of concentrating insurance companies within the framework of the SPIMI Group with a view to creating an insurance pole within the life and damage branches, are represented by the following transactions which, while logically and legally separate, will be deliberated and enforced substantially at the same time:

•                                          Demerger of the subsidiary owned by Banca Fideuram SpA in Fideuram Vita in favour of Sanpaolo IMI SpA;

•                                          Demerger of the subsidiary owned by Sanpaolo IMI Wealth Management SpA in Sanpaolo Vita SpA in favour of Noricum Vita SpA;

•                                          Merger by incorporation of Fideuram Vita and Sanpaolo Vita SpA into Noricum Vita SpA.

This concentration process, at the end of which it will be created an Italian life company almost totally controlled by Sanpaolo IMI SpA, is subject to the obtainment of the approval by ISVAP (Italian supervisory body for private insurance) and the authorisation of the Bank of Italy, as well as the completion of all the above-mentioned transactions, and therefore of the proposed Demerger.

The trend to concentrate in the insurance sector is the result of multiple factors including the reform of sickness insurance and the socio-demographic evolution which, on the one hand, have caused new sickness insurance needs and personal risks cover to emerge, and on the other hand, generated a growing demand for specialisation of skills in the insurance field.

The Board considers that the Demerger and the planned inclusion of insurance activities within the framework of the SPIMI Group, at present fragmented into various productive units, will allow Banca Fideuram to concentrate on its core business and make it possible for Fideuram Vita to pursue the necessary dimensional growth policy within an insurance pole which makes it possible to:

•                                          simplify and rationalise the presence on the insurance market (eliminating duplications between the various product factories within the Sanpaolo IMI Group and encouraging increases of efficiency by means of cost synergies and economies of scale), as well as capacity in terms of product innovation and the range of offer and centring of risks control processes;

•                                          an even better enhancement of value of the distribution networks of Banca Fideuram in the various commercial settings and skills matured by them.

The planned Demerger is therefore proposed to contribute to the creation of economic value for the shareholder of Banca Fideuram, making it possible to focus financial resources — otherwise requested by the maintenance and development of the insurance sector — on the growth and reinforcement of the core business of financial consultancy and private banking.

In particular, the fact that Banca Fideuram is leaving the insurance technical management will allow a three-fold benefit to emerge:

•                                          to annul the requested absorption of capital (also as effect of the introduction of the principles established by Basilea II) in order to sustain the growth of insurance activity, releasing resources which may be allocated for the expansion of financial activity;

•                                          to mitigate the vulnerability of Banca Fideuram’s business system to (i) financial risks linked to rates trend and (ii) to demographic risks;

•                                          contribute to setting up an insurance centre within the SPIMI Group which may provide a complete range of insurance products to clients, and allow Banca Fideuram to avoid the investments required in order to remain competitive in a market context of increasing complexity (such as, for example, integration of financial and sickness insurance elements, evolution towards the pure insurance risk etc.).

The planned Demerger, therefore, certainly does not prejudice but indeed reinforces the business model and control of levers for the creation of economic value centred on a clear prevalence of the financial assets (about 80% of the assets in management at Banca Fideuram are actually invested in financial products (to a great extent, unit trusts and assets management), while the residual 20% is invested in life insurance products (unit-linked policies), also with a prevalent financial connotation).

The creation of value for Banca Fideuram on the outcome of the Demerger is realised, from an operational prospective, by stipulating a commercial distribution agreement of insurance products between the insurance pole being set up and Banca Fideuram which, under market conditions and for a defined period , guarantees (i) an extension and deepening for Banca Fideuram of the insurance product range offered, and (ii) maintenance of the current levels of commercial efficiency and customer service.

To sum up, the Demerger will allow Banca Fideuram to reinforce the business model with focus on financial consultancy activities, asset management and private banking, and distribute the products to a major insurance company (that is the insurance centre being set up) which is in a position to be compared with the major national and definition players (and thus be more competitive with them in terms of the product range offered to its own clients).

The planned partial Demerger allows for the reduction of the net assets of Banca Fideuram, realised by means of proportional reduction of the share capital and reserves (as described in greater detail in paragraph 4 herein) and the issue in favour of the shareholders of Banca Fideuram, other than SPIMI, of shares of the Beneficiary Company of the Demerger.

In order to determine the ratio of shares assignment concerning the planned Demerger, Banca Fideuram benefited from the collaboration of Citigroup, as qualified independent consultant (the “Advisor”). Taking into account the peculiar techniques which characterise the appraisal of an insurance company, Fideuram and SPIMI have also appointed Tillinghast-Towers Perrin in order to arrange an actuarial evaluation of Fideuram Vita on 31 December 2003.

The process of appraisal of the shares assignment ratio to be used for the purposes of the Demerger has been based on the evaluation of the economic capital of Fideuram Vita and SPIMI (taking into account the effects of the acquisition of the shareholding in Fideuram Assicurazioni SpA) on a stand-alone basis.

On this basis, the Board determined the number of ordinary SPIMI shares to be attributed to the shareholders of Banca Fideuram other than SPIMI, at the service of the Demerger, represented by the ratio between the economic value of the spun off shareholding calculated for each Banca Fideuram share and the economic value of each ordinary SPIMI share.

Under a civil law point of view, the Demerger will take place pursuant to the terms of articles 2506 and followings of the Civil Code, and according to the terms and conditions contained in the draft demerger project. The assignment in favour of the shareholders of Banca Fideuram of the shares of the Beneficiary Company takes place in proportion to the quota of shares owned in the Company subject to the Demerger by each shareholder other than the Beneficiary Company, and the assignment ratio is established as follows:

0.07470 SPIMI shares for each Banca Fideuram share owned.

The adequacy of the above-mentioned assignment ratio will be the object of a report by Reconta Ernst & Young SpA which, by order of the Court of Rome dated 26 April 2004, was appointed as expert pursuant to the terms of articles 2506 ter/2501 quater of the Civil Code.

Pursuant to the terms of article 2506 quarter of the Civil Code, the effects of the Demerger will start running as from the last date of registration of the deed of demerger or any other date thereafter which is, eventually, indicated in the demerger deed.

2.              BANCA FIDEURAM

2.1 CONSTITUTION, SHAREHOLDERS AND CAPITAL

In 1968 IMI acquired the Italian assets of International Overseas Services (IOS), converging them in the newly established Fideuram.

Fideuram’s first activity was the offer, through a network of about 300 Financial Planners, of mutual investment funds regulated by Luxemburg Law. In 1984, following the approval of the law enabling the set-up and commercialization of mutual investments regulated by Italian Law, Fideuram offered its customers its first Italian mutual funds.

In January 1992, Banca Fideuram was born from the merger of two IMI Group companies, Banca Manusardi and Fideuram. In September of the same year Banca Fideuram was quoted on the Borsa Valori di Milano.

The experience gained in managing private assets and cooperating with the American company Frank Russel led, in 1997, to the creation of a personalized financial planning service with technologically innovative elements: Personal Financial Planning.

After forming Fideuram Bank Luxembourg in 1998, Banca Fideuram extended its activities, in 2000 to France with the acquisition of the Wargny Group and in 2001 to Suisse with the establishment of Fidueram Bank (Suisse).

In 2002 Banca Fideuram acquired Banca Sanpaolo Invest and with about 55 billion euro in volumes administered and more than 4,700 financial planners (private bankers) became the first multi-channel bank-network in Italy.

Banca Fideuram’s share capital is made up of 980,290,564 ordinary shares each with a nominal value of 0.26 euro. 73.4% of the capital is controlled directly (64.1%) or indirectly (9.3%, through Invesp S.p.A.) by SANPAOLO IMI. The remainder (26.6%) is floating. As of 31 December 2003, there are no other shareholders with more than a 2% share.(1)

Free float
26.6%
San paolo IMI 73.4%

The Banca Fideuram is listed on the Milan Stock Exchange and is part of the Italian Blue Chips index (Mib 30), which includes the companies with higher capitalisation and liquidity.

1 Including the legislative Decree no. 58/1996 Part IV, Heading III, Section II, Article 120 (obligations of communication of significant holdings), paragraph 2.

As of 31 March 2004, Banca Fideuram has a Tier 1 capital of 683 million euro, corresponding to 31.9% of the risk weighted assets, and a regulatory capital of 895.2 million euro (41.9% of the risk weighted assets).

The financial soundness of the company is also witnessed by the rating attributed to it by Standard & Poor’s: A- in the short term, A+ in the medium/long term.

2.2 THE ORGANIZATIONAL AND OPERATING STRUCTURE

Banca Fideuram is one of the leaders in private banking in Italy and Europe, with about 59.5 billion euro assets under management (as of 31 March 2004) and Italian and foreign companies specialized in managing financial, insurance and welfare products. In addition to these products activities, it carries out also the traditional banking services and trading of shares, available also on line.

The service to more than 750,000 customers is guaranteed by a total of 4,543 private bankers, 3,413 of whom belong to the Banca Fideuram network while 1,130 belong to the Sanpaolo Invest network. Banca Fideuram, through the Fideuram Wargny subsidiary, is also present in France.

The Banca Fideuram business model is made up of:

•                                          a unitary governance structure of the whole Bank which formulates strategies, allocates human and financial resources in order to accomplish these strategies and exercises controls;

•                                          the individual and reciprocally independent private banker networks, called upon to maximize commercial and economic results;

•                                          a shared infrastructure comprising the production, service and operating process areas, called upon to plan and manage the services commercialized by the networks and manage operations from an administrative and information point of view, using highly automated processes.

2.3 RECENT EVOLUTION

After the end of the 1999-01 three-year plan, at the end of which the company had successfully completed another significant expansion (increasing volumes administered by 51% and the network of private bankers by 20%) and maintained high levels of profitability and capital increase, Banca Fideuram faced a challenge: to define and implement a strategy to create value and levels of excellence in serving customers, even in hostile or uncertain market situations.

The new focus took place in the two year period from 2002 to 2003, by means of the following actions:

•                  the purchase (and subsequent integration/commercial re-launch) of Sanpaolo Invest, which constitued a large scale recruitment transaction whereby the contingent market situation made an organic growth excessively onerous;

•                  the direction of the commercial activity, in the complex context of the markets, on managed savings, by introducing an innovative Network bonus system.

The 2002-3 biennial was accompanied by another important phenomenon, as a result of the company’s decision to sacrifice short-term profitability and assign the maintenance of relationships with customer a leading role:  the significant reduction of the equity element within the volumes of funds, managements and unit-linked products, which went down from more than 50% to about 30% during 2002, remaining just above the minimum until the end of 2003.

The strategic approach described until this point, while being designed within a context of crisis of the financial markets and uncertainty, may be easily re-adapted also to a growth scenario with more stable and/or favourable markets, simply by going back to taking action on the organic growth lever.

2.3.1 Key figures

					Var.%
					31.3.2004
			Change		over
	31.3.2004	31.3.2003%		31.12.2003	31.12.2003

Net asset management flow (million euro)	347	846	-59	3.559	-90
Total net flow (million euro)	(30)	118	n.s.	1.203	n.s.
Assets under management totals (million euro)	59.450	54.201	10	58.129	2
Consolidated net income (million euro)	67,1	29,3	129	175,6	n.s.
Consolidated net income per share (million euro)	0,0684	0,0299	129	0,1791	n.s.
Dividend per share (euro)	n.d.	n.d.	—	0,16	—
R.o.E. (%)	25,6	11,5	123	17,9	43
EVA (million euro)	51,1	12,7	n.s.	114,9	n.s.
Cost / income ratio (%)	47,5	63,2	-25	55,2	-14
Labor cost / Net interest and other banking income (%)	21,0	30,4	-31	24,9	-16
Annualized net income / Media Assets under management (%)	0,46	0,21	119	0,31	48
Shareholders’ equity / total assets (%)	17,3	15,6	11	17,0	2
End of year share price (euro)	4,500	3,750	20	4,710	-4
Price / net income per share	16,4	31,4	-48	26,3	-38
Price / net equity per share	4,1	3,5	17	4,6	-11
Stock market capitalization (million euro)	4.411	3.676	20	4.617	-4
Private Bankers (no.)	4.498	4.699	-4	4.543	-1
Employees (no.)	1.977	2.006	-1	1.995	-1
Private Banker Offices (no.)	260	267	-3	261	—
Banca Fideuram Branches (no.)	89	87	2	88	1

2.3.2 Consolidated results

The consolidated net profit of the first quarter of 2004, equal to 67.1 million euro, was the highest ever quarterly net profit of Banca Fideuram. The increase over the first quarter of 2003 is 129%.

From the operative point of view, Banca Fideuram has increased the level of the masses in administration, which increases by almost 10% against 31 March 2003 and 2.3% against 31.12.2003.

As regards collection, it  continues to apply the commercial strategy aiming at increasing the weight of savings managed within the administered masses.

The positive results achieved in the quarter indicate Banca Fideuram among the first three market operators in terms of net collections on unit trusts (source: Assogestioni), as counter-trend against the overall result of the system, which was negative.

Operative Results

On 31.3.2004, the overall number of Private Bankers amounted to 4,498, including 69 insurance producers. The bank subsidiaries and offices of Private Bankers amounted to 89 and 260 respectively. The number of clients amounted to about 750 thousand, including about 132 thousand using online services.

The net managed savings income recorded a positive balance in the first quarter equal to 0.3 thousand million euro (against a result equal to 0.8 thousand million euro of the first quarter of 2003 and 0.9 thousand million euro of the first quarter of 2003) thanks to the satisfactory results achieved in insurance and particularly in asset management operations.

The net managed income result is counter-posed to that of net non-managed income (almost exclusively consisting of securities and current accounts), in a sum almost identical but of contrary sign, thus marking the positive trend towards an increase in the weight of managed savings.

As regards the administered masses (Assets under Management), which amount to 59.5 thousand million euro at the end of the first quarter of 2004, a significant growth appears in comparison with the value as at 31.12.2003, when they were equal to 58.1 thousand million euro, and particularly with the value on 31.3.2003 equal to 54.2 thousand million euro.

The administered masses have been recording a constantly growing trend for over a year.

78% of the composition of the administered masses consists of managed masses as of 31.3.2004, higher than that existing on 31.12.2003 (77%) and that of 31.3.2003 (74%).

Assets under management

(millions of euro)

				Change		Change
	31.12.2004	31.12.2003	31.3.2003	31.3.2004	31.12.2003	31.3.2004	31.3.2003
				Absolute	%	Absolute	%
Unit Trusts	17,596	17,315	15,636	281	1.6	1,960	12.5
Assets Management operations	15,670	14,918	13,403	752	5.0	2,267	16.9
Life insurance	12,767	12,244	11,008	523	4.3	1,759	16.0
Including: Unit linked	7,398	6,717	4,752	681	10.1	2,646	55.7
Pension funds	109	96	72	13	13.5	37	51.4
Total managed savings	46,142	44,573	40,119	1,569	3.5	6,023	15.0
Total non-managed savings	13,308	13,556	14,082	(248)	-1.8	(774)	-5.5
including: Securities	10,886	11,348	11,729	(462)	-4.1	(843)	-7.2
TOTAL INCREASE	59,450	58,129	54,201	1,321	2.3	5,249	9.7

Net yield
(millions of euro)

	1st quarter	1st quarter	Absolute	Financial year
	2004	2003	variation	2003
Unit trusts	(109)	732	(841)	1,504
Assets management	228	(226)	454	643
Life insurance	224	336	(112)	1,389
including: Unit linked	275	391	(116)	1,651
Pension funds	4	4	—	23
Total managed savings	347	846	(499)	3,550
Total non-managed savings	(377)	(728)	351	(2,356)
including: Securities	(585)	(694)	109	(2,203)
TOTAL INCOME	(30)	118	(148)	1,203

Economic results

During the first quarter, the Banca Fideuram Group achieved a net consolidated profit equal to 67.1 million euro.

Adjusted quarterly economic results

(in millions of euro)

	1st	4th	3rd	2nd	1st
	quarter	quarter	quarter	quarter	quarter
	2004	2003	2003	2003	2003
Net profit	67.1	54.3	48.4	43.6	29.3
Total adjustments in terms of non-recurring elements	-6.9	+1.2	-2.3	-11.4	+10.8
Depreciation (+) / Surplus values (-) from evaluation of own shares	+4.1	+4.4	-3.6	-15.5	+10.8
Surplus values (-) on sale of minority holdings		-2.0
Extraordinary provisions to risks funds		+5.0
Tax rebate				+4.1
Lower taxes from use of Wargny depreciation		-9.1
Charges of restructuring of Fideuram Wargny		+2.9	+1..3
Surplus values achieved on Fideuram Vita shareholding portfolio	-11.0
Fiscal Bills	-0.4	-2.5	+1.3	+5.4	-3.8
Adjusted net profit	59.8	53.0	47.4	37.6	36.3

(1)               First quarter of 2004: depreciation on 15 million Banca Fideuram shares in portfolio evaluated at the unit price of closure on 31 March 2004 of €4,497 (against an initial evaluation of €4.77)

(2)               Fourth quarter of 2003: depreciation on 15 million Banca Fideuram shares in portfolio evaluated at the unit price of closure on 31 March 2004 of €4.47 (against an initial evaluation of €5.06)

(3)               Third quarter of 2003: surplus value on 15 million Banca Fideuram shares in portfolio evaluated at the unit price of closure on 30 September 2003 of €5.06 (against an initial evaluation of €4.82)

(4)               Second quarter of 2003: surplus value on 15 million Banca Fideuram shares in portfolio evaluated at the unit price of closure on 30 June 2003 of €4.82 (against an initial evaluation of €3.79)

(5)               First quarter of 2003: depreciation on 15 million Banca Fideuram shares in portfolio evaluated at the unit price of closure on 31 March 2003 of €3.79 (against an initial evaluation of €4.51)

Over the past five quarters, certain non-recurring events have taken place which have affected the determination of the consolidated profit; in order to allow a homogenous comparison, the above table stated the financial year profit without the effect of the following operations:

•                       mark to market of 15 million own shares held in portfolio for the stock option  plan;

•                       extraordinary profits deriving from the sale of minority quotas of subsidiaries

•                       extraordinary provisions imputed in the fourth quarter of 2003, of an exclusively precautionary nature, carried out by Banca Fideuram on the risks funds;

•                       charges for the tax rebate concerning assessments for the periods from 1997 to 2001, of Banca Fideuram and Fideuram Capital;

•                       cost of bonuses on the advance flight and extraordinary charges for restructuring Fideuram Wargny, imputed to the third and fourth quarter of 2003;

•                       lower taxes deriving from the favourable outcome of the fiscal interrogation concerning the deductibility of the depreciation of the Fideuram Wargny shareholding carried out in the fourth quarter of 2002;

•                       financial income from the unfreezing of the equity portfolio of Fideuram Vita in the first quarter of 2004, reflected in the consolidated income statement within the profits of subsidiaries evaluated at the net assets.

The financial margin was equal in the first quarter of 2004 to 12.3 million euro, above the first quarter of 2003 when it amounted to 10.4 million euro.

Financial margin
(in millions of euro)

	1st	4th	3rd	2nd	1st
	quarter	quarter	quarter	quarter	quarter
	2003	2003	2003	2003	2004
Mark to Market Banca Fideuram shares	(10.8)	15.5	3.6	(4.4)	(4.1)
Income from securities brokerage of Fideuram Wargny	3.9	4.6	1.9	1.7	2.3
Other	17.3	15.8	12.5	15.2	14.1
Total	10.4	35.9	18.0	12.5	12.3

This improvement is due to all of the following factors:

•                                          the lesser impact in the sum of 6.7 million euro of the depreciation of own shares in portfolio, which affected the first quarter of 2004 in the sum of 4.1 million euro (against a depreciation in the first quarter of the previous year of 10.8 million euro);

•                                          the decrease of the financial margin of Fideuram Wargny of 1.6 million euro,  due to the effect of the lower income deriving from the securities brokerage activity on behalf of institutional clients;

•                                          the reduction of net masses of availments and, to a lesser extent, the general  fall of market interest rates.

Against the fourth quarter of 2003, the financial margin of the first quarter of 2004 remained substantially unchanged.

The commission margin amounted to 134.7 million euro at the end of the first quarter of 2004, up 27.3 million euro against the first quarter of 2003 and 2.3 million euro against the fourth quarter of 2003.

(millions of euro)

			Variation	Variation
			against the	against the same
		Net	previous	quarter of the
Year	Quarter	commission	quarter	previous year
2003	I	107.4
2003	II	111.7	4.3
2003	III	127.1	15.4
2003	IV	132.4	5.3
2004	I	134.7	2.3	27.3

The positive trend of commissions, again growing over all the quarters of 2003 and in the first quarter of 2004, also continued in the current year.

In greater detail, the commission showed the following trends. The net commissions recurring in the first quarter of 2004 were up by €26.1 million, equal to 25%, against the corresponding period of the previous year.

In general, the variation is mainly due to the increase of the average masses with recurring commission, from €33.5 thousand million to €40.3 thousand million (equal to 20%), the better product mix and, to a marginal degree, their higher shareholding content, the incidence of which passed from about 33% to about 36%.

The increase of the average masses managed with recurring commission is also reflected in the comparison with the fourth quarter of 2003, when they were equal to €38.4 thousand million and presented a shareholding content equal to about 35%. The increase of commissions in the sum of over €7 million mainly concerned commissions on assets management operations for €3.7 million and unit-linked products in the sum of €3.2 million.

The front end net commissions, equal to €21 million, increased by €2.7 million against the first quarter of 2003.

The variation is mainly due to the increase of commissions deriving from activities in securities.

In comparison with the fourth quarter of 2003, the front end commissions recorded a decrease equal to €8.7 million, mainly due to the decrease of income from securities placement (€6.5 million). The latter were exceptionally significant in the last quarter of 2003.

The net bonus commissions and others, which present a negative balance of 18.5 million euro, are slightly up against the negative balance of the first quarter of 2003, equal to 17 million euro. These also include the loyalty charges of the Fideuram Banking Network for a sum equal to 4.5 million euro. Against the fourth quarter of 2003 these commissions decreased by 4 million euro.

The profit of subsidiaries evaluated at net assets stood at 24.3 million euro. The balance is up by 18.6 million euro against the first quarter of 2003 and 13.6 million euro against the fourth quarter of 2003.

(millions of euro)

				Variation
		Profit from	Variation	against the
		subsidiaries	against the	same quarter
		evaluated at	previous	of the
Year	Quarter	net assets	quarter	previous year
2003	I	5.7
2003	II	12.7	7.0
2003	III	7.9	(4.8)
2003	IV	10.7	2.8
2004	I	24.3	13.6	18.6

The difference over the first quarter of 2003 is due to the increase of the Fideuram Vita profit and it is attributable to the following managerial factors:

•                       the improvement of financial management in the sum of over 20 million euro, which was affected in terms of about 11 million euro by the income deriving from the unfreezing of the equity portfolio, in the sum of 6 million euro the realisation of the portfolio of fixed income securities and for the remaining amount the evaluation of the securities portfolio;

•                       the improvement of the commission margin in the sum of 2.4 million euro due to the increase of recurring commissions due to the effect of the development of unit-linked policies;

•                       the improvement of technical management in the sum of 3.1 million euro;

•                       I increase of the fiscal charge by 6.8 million euro.

Against the fourth quarter of 2003, the financial year profit is up by 13.6 million euro, mainly due to the effect of the improvement of financial management (17 million euro), compensated by the reduction of the commission margin (2.3 million euro), technical management (1.9 million euro) and tax increase (0.3 million euro).

On 31.3.2004, Fideuram Vita held investments against traditional policies for a sum equal to 3.2 thousand million euro. The tied up assets amount to 2.2 thousand million euro, while non freezed securities amount to 1 thousand million euro.

Overheads were equal during the first quarter of 2004 to 81 million euro, up by 1.2 million euro over the corresponding period of the previous year and 0.8 million euro on the fourth quarter of 2003.

(millions of euro)

				Variation
			Variation	against the
			against the	same quarter
			previous	of the
Year	Quarter	Overheads	quarter	previous year
2003	I	79.8
2003	II	84.7	4.9
2003	III	76.9	(7.8)
2003	IV	80.2	3.3
2004	I	81.0	0.8	1.2

The variation over the first quarter of 2003 is the balance between the decrease of payroll costs in the sum of 1.6 million euro and the increase of other overheads in the sum of 2.8 million euro.

The reduction of payroll costs is mainly due to the lower costs attributable to Fideuram Wargny, due to the effect of the lower bonus schemes linked to the brokerage activity of debenture securities and the first impacts of the restructuring plan, as well as the reduction of the average payroll of the Banca Fideuram Group.

Other overheads varied mostly by the increase of consultancy fees linked to the demerger project of Fideuram Vita.

The first quarter of 2004 shows a reduction of payroll costs against the last quarter of 2003, of 1.5 million euro. This decrease is particularly due (1.4 million euro) to the higher provisions made in the aforesaid last quarter of 2003, concerning the positive results of the bonus system linked to individual targets and two significant corporate parameters linked to ‘generation of value’ (Qualified Yield and Gross Consolidated Management Result).

In comparison with the fourth quarter of 2003, the other overheads increased by 2.3 million euro.

Other net income was equal in the first quarter to 6.1 million euro. It consisted to a broad degree of the recovery of indirect taxes for stamp duty and taxes on stock exchange contracts.

Operative amortization amounted to 8.6 million euro, slight down against the first quarter of 2003. The majority of them is constituted by amortisation operations for intangible fixed assets, mainly software.

Adjustments and write-backs and provisions remained in line with those carried out in past quarters.

Adjustments, write-backs and provisions (millions of euro)

	1st	4th	3rd	2nd	1st
	quarter	quarter	quarter	quarter	quarter
	2003	2003	2003	2003	2004
Adjustments of value on goodwill and positive consolidation differences	(1.6)	(1.7)	(1.6)	(1.5)	(.06)
Adjustments of value on credits and provisions for guarantees and commitments	(0.2)	(0.7)	—	(3.4)	(0.2)
Adjustments of value on financial fixed assets	—	—	—	—	—
Write-backs on credits and provisions for guarantees and commitments	0.1	0.6	0.2	1.4	0.3
Write-backs on financial fixed assets	0.1	(0.1)	0.1	0.2	—
Provisions for risks and charges	(4.4)	(8.8)	(7.0)	(8.4)	(9.5)
Total	(6.0)	(10.7)	(8.3)	(11.7)	(10.0)

Extraordinary management had only a slight effect on the profit plan ending with a negative balance equal to 0.3 million euro, in line with that of the first quarter of 2003 and improved against that of the fourth quarter of 2003 (negative balance of 0.9 million euro).

Income tax amounted to 10.5 million euro, above the first quarter of 2003 (6.6 million euro) and against the fourth quarter of 2003 (1.4 million euro).

Extraordinary management, taxes and net profit (millions of euro)

	1st	4th	3rd	2nd	1st
	quarter	quarter	quarter	quarter	quarter
	2003	2003	2003	2003	2004
Profit from ordinary activities	36.2	60.5	64.6	56.1	77.8
Net extraordinary profit	(0.5)	(3.8)	(1.8)	(0.9)	(0.3)
Gross profit	35.7	56.7	62.8	55.2	77.5
Income tax	(6.6)	(13.3)	(14.7)	(1.4)	(10.5)
Profit concerning third parties	0.2	0.2	0.3	0.5	0.1
Net profit	29.3	43.6	48.4	54.3	67.1

3. THE SANPAOLO IMI GROUP

3.1 CONSTITUTION, SHAREHOLDERS AND CAPITAL

The SANPAOLO IMI Group was created by the merger through incorporation of Istituto Mobiliare Italiano into Istituto Bancario San Paolo di Torino in 1998.

In the years that followed, the Group finalized important mergers that led it to acquire a broader and more uniform presence across the national territory. Upon acquisition of Banco di Napoli in 2000, the latter was merged through incorporation into SANPAOLO IMI at the end of 2002 with the subsequent demerger of Sanpaolo Banco di Napoli, the only bank of the Group operating on southern Italy’s mainland, in 2003.

Integration with Cardine Group (2002-2003) added to the Group seven medium-size banks(2) operating in the northeast and along the Adriatic with deep roots in the areas of reference. With the incorporation of Cardine Finanziaria into SANPAOLO IMI, the merger of Cassa di Risparmio di Udine e Pordenone and Cassa di Risparmio di Gorizia into Friulcassa, and Banca Agricola di Cerea into Cassa di Risparmio di Padova e Rovigo, a rationalization process of the Group’s networks was begun, aimed at exploiting the strength of local brands deeply rooted in the regional markets of reference, and attaining scale and scope economies deriving from the elimination of operational overlapping and duplication.

On 31 March 2004, the Group’s net equity amounted to 11,383 million euro.

SANPAOLO IMI’s share capital is 5,144,064,800 euro, fully paid and divided into 1,448,831,982 ordinary shares and 388,334,018 preference shares, both with a nominal value per share of 2.8 euro.

The ordinary SANPAOLO IMI shares are traded in Italy on the Italian Telematic Share Market organized and managed by Borsa Italiana S.p.A. and on the New York Stock Exchange (NYSE).

Based on all of the available information, SANPAOLO IMI’s shareholding has, as of 29 April 2004, the following composition:

(2) Cassa di Risparmio di Padova e Rovigo, Banca Agricola di Cerea (taken over by the former in 2003), Cassa di Risparmio in Bologna, Cassa di Risparmio di Venezia, Cassa di Risparmio di Udine e Pordenone, and Cassa di Risparmio di Gorizia (merged into Friulcassa — Cassa di Risparmio Regionale in December 2003), Banca Popolare dell’Adriatico

					% of
				% of total	ordinary
COMPANIES HOLDING			TOTAL	capital	capital
INVESTMENTS	ordinary	preference	GROUP	(1,837,166,000	(1,448,831,982
(directly and/or indirectly)	shares	shares	SHARES	shares)	shares)

COMPAGNIA DI SAN PAOLO	108,662,399	157,341,052	266,003,451	14.479%	7.500%

FONDAZIONE C.R. PADOVA E ROVIGO	63,487,817	134,968,267	198,456,084	10.802%	4.382%

BANCO SANTANDER CENTRAL HISPANO			158,214,782	8.612%	10.920%
• Santusa Holding SL	141,746,246
• Banco Madesant SU SA	16,264,900
• SCH Prevision Seguros y Reaseguros SA	203,636

FONDAZIONE C.R. IN BOLOGNA	45,174,581	96,024,699	141,199,280	7.686%	3.118%

GIOVANNI AGNELLI E C. Sapa			70,371,000	3.830%	4.857%
• IFIL Finanziaria di Partecipazioni SpA	70,371,000

DEUTSCHE BANK AG			54,277,374	2.954%	3,746%
• Deutsche Bank AG	54,254,628
• Deutsche Bank Securities Inc.	16,000
• Deutsche Bank SpA	6,746

MEDIOBANCA			35,448,000	1.929%	2.447%

FONDAZIONE CARIPLO			32,057,549	1.745%	2.213%

CAISSE DES DEPOTS ET CONSIGNATIONS			31,294,572	1.703%	2.160%
• CDC IXIS Italia Holding SA	28,088,822
• Caisse des Depots et Consignations	3,205,750

SOCIETA’ REALE MUTUA DI ASSICURAZIONI			28,166,025	1.533%	1.944%
• Società Reale Mutua di Assicurazioni	25,909,754
• Italiana Assicurazioni SpA	2,256,271

ENTE CASSA DI RISPARMIO DI FIRENZE			28,050,000	1.527%	1.936%

CREDIT LYONNAIS SA			27,620,239	1.503%	1.906%

FONDAZIONE CASSA DI RISPARMIO DI VENEZIA			27,523,682	1,498%	1.900%

OTHER SHAREHOLDERS(3)			738,483,962	40.197%	50.971%

At the end of March 2004 the ratio of regulatory capital to total weighted assets against credit and market risks was estimated at around 10.9%; the ratio of Group primary capital to total weighted assets was estimated at 7.6%.

3.2 GROUP STRUCTURE AND SECTORS OF ACTIVITY

The SANPAOLO IMI Group is organized according to business areas, each with autonomous operations, in order to effectively respond to the changing competitive scene, to clearly identify the profitability of each business in relation to connected risk, to establish the adequacy of the total capital and its proper allocation between the various areas, and to induce a strong assumption of managerial responsibilities concerning results.

The business model used by the Group today for developing guidelines for the three-year 2003-2005 plan is, in short, characterized by:

•                  Promotion of the concept of close relationships with customers in the various penetrated territories;

•                  Specialization of skills within the business units and the product companies in order to guarantee excellent service;

•                  Concentration of operations and services in order to attain scale and scope economies;

•                  Centralization of strategic, management, and control policies within the parent company.

Therefore, the organizational configuration at the end of last April is today divided into the following lines of business and other structures:

•                  Commercial Bank: This is the Group’s area of development and strategic consolidation with over 3,000 operating points spread throughout the territory, characterized by a strong sense of close relationships with customers, confirmed by the appreciation of the historical brands of the banks united over time. The business strategy’s point of reference is represented by the Private & Retail and Business markets dedicated to the development and implementation of strategies for increasing market shares and income, which define product, pricing, and development policies of the network and consequent results. The core reference across the territory, rather, is constituted by branches organized into areas or banks, where maintaining a strong local identity is advisable.

•                  Asset Management: This is the center of reference for developing sector products with the objective of optimizing portfolio performance and therefore strengthening the leading position that the Group has achieved for some time in asset management.

•                  Insurance Pole: This represents the unequivocal reference for developing market activities with the objective of increasing focus on the specific business and

(3)  The item includes own shares held by the Group.

strengthening the capacity of product innovation and the overall range of products. All of the Group’s insurance companies will be merged here.

•                  Personal Financial Services: This gives concrete form to the group of specialist activities of the network of private bankers involved in developing assets managed for customers and their appreciation through appropriate asset allocation policies.

•                  Investment Banking: This constitutes the body of reference for the supply of special services - M&A, capital market, trading — to business and institutional customers, as well as the development of structured products for covering their financial needs.

•                  Local Authorities and Public Companies: This is the operations pole responsible for developing relations with reference organizations and has the purpose of providing financing and advice to public agencies and for infrastructure projects in order to contribute to the development of the territory.

This model, which is completed by the management and governance structures making up the Corporate Center, is better illustrated in the following diagram.

THE NEW GROUP STRUCTURE

3.3 RECENT EVOLUTION

3.3.1 Key figures

			Change
		First	first quarter 2004 /
	First	quarter 2003	First quarter 2003	2003
	quarter 2004	pro forma (1)	pro forma (%)	(2)

CONSOLIDATED STATEMENT OF INCOME (€/mil)
Net interest income	904	924	-2,2	3.716
Net commissions and other net dealing revenues	785	682	+15,1	3.036
Administrative costs	-1.115	-1.116	-0,1	-4.610
Operating income	720	605	+19,0	2.704
Provisions and net adjustments to loans and financial fixed assets	-150	-134	+11,9	-859
Income before extraordinary items	535	437	+22,4	1.687
Net income of the Group	386	281	+37,4	972

CONSOLIDATED BALANCE SHEET (€/mil)
Total assets	206.997	202.775	+2,1	202.580
Loans to customers (excluding NPLs and SGA loans)	120.647	123.054	-2,0	122.415
Junior	31.470	23.439	+34,3	25.292
Equity investments	4.586	4.453	+3,0	4.572
Subordinated liabilities	6.666	6.533	+2,0	6.414
Shareholders’ equity of the Group	11.383	10.816	+5,2	10.995

CUSTOMER FINANCIAL ASSETS (€/mil)
Customer financial assets	374.116	355.867	+5,1	368.042
• Direct deposits	134.863	134.258	+0,5	131.721
• Indirect deposits	239.253	221.609	+8,0	236.321
• Asset management	145.282	134.371	+8,1	143.711
• Asset administration	93.971	87.238	+7,7	92.610

PROFITABILITY RATIOS (%)
Annualized RoE (3)	13,8	10,4		9,0
Cost / Income ratio (4)	59,5	63,3		62,0
Net commissions / Administrative costs	70,4	61,1		65,9

CREDIT RISK RATIOS (%)
Net non-performing loans / Net loans to customers	1,0	1,0		0,9
Net problem loans and loans in restructuring / Net loans to customers	1,2	1,2		1,1

SOLVENCY RATIOS (%) (5)
Tier 1 ratio	7,6	7,4		7,4
Total ratio	10,9	10,7		10,5

SHARES (6)
Number of shares (millions)	1.837	1.837	—	1.837
Quoted price per share (€)
• average	10,293	6,409	+60,6	8,158
• low	9,141	5,796	+57,7	5,796
• high	11,072	7,029	+57,5	11,346
Earnings / Average number of shares in circulation (€)	0,21	0,15	+40,3	0,53
Dividend per share (€)				0,39
Dividend per share / Average annual price (%)				4,78
Book value per share (€) (7)	6,21	5,89	+5,4	6,00

OPERATING STRUCTURE
Employees	43.397	45.022	-3,6	43.465
Domestic branches	3.179	3.118	+2,0	3.168
Foreign branches and representative offices	122	116	+5,2	122
Financial planners	4.502	4.885	-7,8	4.675

(1)                               The pro forma figures have been prepared, according to the criteria detailed in the Explanatory Notes, assuming, from 1/1/2003, the line by line consolidation of Inter-Europa Bank, the proportional consolidation of Cassa dei Risparmi di Forlì and the exclusion of Banque Sanpaolo and Finconsumo Banca, carried at equity, from the consolidation area.

(2)                               To guarantee easy comparison of the figures presented for 2003, tax credit on dividends from shareholdings previously booked under “Profits from companies carried at equity and dividends from shareholdings”, have been reclassified among “Income taxes for the period”.

(3)                               Net annualized income / Average net shareholders’ equity (calculated as the average of the values at period end).

(4)                               Administrative costs (excluding indirect duties and taxes) and amortization (excluding adjustments to goodwill and merger and consolidation differences) / Net interest and other banking income (including other net income).

(5)                               Figures related to 31/3/2004 are estimated; the solvency ratios as of 31/3/2003 are not pro forma.

(6)                               Figures for the first quarter of 2003 are not pro forma.

(7)                               Net shareholders’ equity / Number of shares in circulation.

3.3.2 Consolidated results

The picture that emerges from the indicators of the real business cycle showed, during the first quarter of 2004, clear signs of an American and Asian economic recovery, while the weak period of growth continues in the euro zone. The stock markets presented a bullish trend that suffered a halt following the terrorist attacks on March 11 in Madrid and the worsening of tensions in Iraq: Quotations on the American stock exchange returned to beginning year levels whereas positive changes were recorded on the Tokyo stock exchange and, even if to a limited extent, on the European stock exchanges.

SUMMARY OF RESULTS

In this context, the SANPAOLO IMI Group showed growth, compared to the first quarter of the previous financial year, in operating profits which, accompanied by the containment of costs, permitted a significant increase in operating income (+19%). The latter is 44 million euro higher than the average 2003 quarterly value.  The cost to income ratio derived considerable benefits from this, falling below 60%.

The net income, equal to 386 million euro, compares with 281 million of the corresponding period of the previous financial year. The annualized RoE reached 13.8% compared to 10.4% of the first quarter in 2003.

It should be noted that, in order to permit uniform comparison, the 2003 data are reconstructed to consider the full consolidation of Inter-Europa Bank, the proportional consolidation of Cassa dei Risparmi di Forlì, and the exclusion of Banque Sanpaolo from full consolidation and Finconsumo Banca from proportional consolidation.

Net interest income

The interest margin realized during the first three months of 2004, equal to 904 million euro, was 2.2% lower than the same period in 2003. This trend can be attributed to the worsening of the overall spread between interest-earning assets and interest-bearing liabilities and the lower profitability of the surplus of funds, only partially compensated by the positive contribution generated by trading volumes.

The average return on the Group’s interest-earning assets was equal to 4.27% and the cost of interest-bearing liabilities was 2.05%. An overall spread equal to 2.22% followed, 9 basis points lower than that recorded in the corresponding 2003 period. The average spread regarding customer operations also dropped, although more moderately (5 basis points).

The average total of the Group’s interest-earning assets showed growth of 3.2% compared to the first quarter of 2003, mainly attributable to the development of loans to banks and customers, which more than compensated for the drop in repurchase transactions. In regards to liabilities, there was an increase (+4.4%) in average interest-bearing volumes, attributable to payables due to customers and securities issued, as well as interbank deposits, included in the other interest-bearing liabilities.

At the end of March 2004, outstanding net loans to Group customers excluding NPLs and SGA loans, stabilized at 120.6 billion euro, down by 2% compared to the end of

March 2003 and 1.4% since the beginning of the year. The annual change is the result of a 14.9% drop in short-term financing and a positive dynamic in medium/long term loans, up by 6.3%. Nevertheless, on the average, loans to customers, excluding repurchase transactions, registered an increase of 3.3%.

Direct deposits by customers grew 2.4% since the beginning of the year and 0.5% over the twelve-month period (the average change of the aggregate excluding repurchase transaction was +4.3%). The total at the end of March 2004 reached 134.9 billion euro, benefiting from the increase in bonds that more than compensated for the outflow of commercial papers and certificates of deposit. On the other hand, inflow through current accounts, deposits, and repurchase transactions remained essentially stable.

At the end of March, the Group’s domestic market share was equal to 10.5% regarding loans as well as direct deposits by customers.

Customer financial assets

			31/3/2003		Change 31/3/04-
	31/3/2004		pro forma		31/3/03 pro	31/12/2003		Change 31/3/04-
	Amount	%	Amount	%	forma	Amount	%	31/12/03
	(€/mil)		(€/mil)		(%)	(€/mil)		(%)
Asset management	145.282	38,8	134.371	37,8	+8,1	143.711	39,0	+1,1
Asset administration	93.971	25,1	87.238	24,5	+7,7	92.610	25,2	+1,5
Direct deposits	134.863	36,1	134.258	37,7	+0,5	131.721	35,8	+2,4
Customer financial assets	374.116	100,0	355.867	100,0	+5,1	368.042	100,0	+1,7

Direct customer deposits

			31/3/2003		Change 31/3/04-
	31/3/2004		pro forma		31/3/03 pro	31/12/2003		Change 31/3/04-
	Amount	%	Amount	%	forma	Amount	%	31/12/03
	(€/mil)		(€/mil)		(%)	(€/mil)		(%)
Current accounts and deposits	67.741	50,2	67.853	50,5	-0,2	68.373	51,9	-0,9
Certificates of deposit	5.355	4,0	5.926	4,4	-9,6	7.149	5,4	-25,1
Bonds	41.479	30,8	38.432	28,6	+7,9	39.979	30,4	+3,8
Commercial paper	3.659	2,7	4.408	3,3	-17,0	3.766	2,9	-2,8
Reverse repurchase agreements and securities lending	12.757	9,4	12.817	9,6	-0,5	10.073	7,6	+26,6
Other deposits	3.872	2,9	4.822	3,6	-19,7	2.381	1,8	+62,6
Direct customer deposits	134.863	100,0	134.258	100,0	+0,5	131.721	100,0	+2,4

Net commissions and other net dealing revenues

The Group’s net commissions amounted to 785 million euro during the first quarter of 2004, up 15.1% compared to the corresponding period of the previous financial year. This dynamic, generated by the positive trend of all of the commission-based sectors, was driven in particular by the management, dealing, and advisory services (+18.4%) thanks to the performance of asset management and dealing in transferable securities. Commissions from asset management, which represented over 50% of the quarter’s total, were 65 million euro higher than those of the same period in 2003. This commission income’s growth was driven by positive performance as well as a mix directed more towards securities.

Net commissions and other net dealing revenues

			Change first
			quarter 2004 /
			First quarter
	First quarter	First quarter		pro
	2004	2003 pro forma	2003	forma	2003
	(€/mil)	(€/mil)		(%)	(€/mil)
Management, dealing and advisory services	477	403		+18,4	1.776
• asset management	405	340		+19,1	1.479
• brokerage and custody of securities and currencies	72	63		+14,3	297
Loans and guarantees	76	63		+20,6	281
Collection and payment services	62	57		+8,8	239
Deposits and current accounts	119	111		+7,2	488
Other services and net dealing revenues	51	48		+6,3	252
Net commissions and other net dealing revenues	785	682		+15,1	3.036

Indirect deposits showed an increase of 8% compared to the end of March 2003, stabilizing at 239.3 billion euro, a result of the positive dynamic of asset management (+8.1%) and asset administration (+7.7%).

During the first quarter of 2004, the Group’s distribution networks showed a negative net asset management inflow of 882 million euro, attributable to disinvestment from mutual funds (-1.2 billion euro, including asset management funds) and portfolio management (-1 billion) against positive inflow in the insurance business (+1.4 billion). The quarter’s negativity was influenced by the disappearance of the managed assets of Adriavita at Carivenezia, following the sale of the Group’s stake in the insurance group Generali.

Asset management

			31/3/2003		Change 31/3/04-
	31/3/2004		pro forma		31/3/03 pro	31/12/2003		Change 31/3/04 -
	Amount	%	Amount	%	forma	Amount	%	31/12/03
	(€/mil)		(€/mil)		(%)	(€/mil)		(%)
Mutual funds and fund-based portfolio management	103.268	71,1	97.973	72,9	+5,4	102.738	71,5	+0,5
Portfolio management	6.590	4,5	8.332	6,2	-20,9	7.437	5,2	-11,4
Life technical reserves	35.424	24,4	28.066	20,9	+26,2	33.536	23,3	+5,6
Asset management	145.282	100,0	134.371	100,0	+8,1	143.711	100,0	+1,1

Change in assets under management

		First quarter 2003
	First quarter 2004	pro forma	2003
	(€/mil)	(€/mil)	(€/mil)
Net inflow for the period	-882	3.437	7.748
• Mutual funds and fund-based portfolio management	-1.233	2.015	2.659
• Portfolio management	-1.001	-188	-1.251
• Life policies	1.352	1.610	6.340
Performance effect	2.453	-1.997	3.032
Change in assets under management	1.571	1.440	10.780

Mutual funds by type

		31/3/2003
	31/3/2004	pro forma	31/12/2003
	(%)	(%)	(%)
Equity	24,9	19,4	23,6
Balanced	7,4	8,6	7,4
Bond	41,5	43,0	41,5
Liquidity	26,2	29,0	27,5
Total Group mutual funds	100,0	100,0	100,0

Managed assets reached 145.3 billion euro at the end of March 2004, with an incremental flow of 1.6 billion compared to the end of the 2003 financial year.  In particular:

•                  Mutual fund and asset management fund volumes benefited from the recovery of securities markets, which largely offset negative net inflow, permitting a 0.5% increase in stock since the end of December 2003. During the twelve-month period, the share of equity rose from 19.4% to 24.9%, while the incidence of all other fund categories fell. At the end of the quarter, the SANPAOLO IMI Group held the top position in the domestic market, with a market share of 21%;

•                  The technical life insurance reserves confirmed the trend in growth already revealed during the 2003 financial year: The percentage change was equal to 26.2% over twelve months and 5.6% since the beginning of the year. The quarter’s net inflow from the distribution networks, equal to 1.4 billion euro, brought the technical reserves to 35.4 billion at the end of March 2004. Premiums were primarily directed toward index-linked policies and traditional products.

Profits from financial transactions, profits from companies carried at equity and dividends

Net profits from financial transactions and dividends on shares in the first quarter of 2003 came to 81 million euro. This value is slightly under the 85 million of the first quarter in 2003. Over 80% of this income is attributable to the dealing of securities, exchanges, and derivatives of Banca IMI and the parent company.

The growth in the profits from companies carried at equity and dividends from shareholders was considerable (+58.9%). This income reached 89 million euro during the quarter, 79 of which attributable to the profits of companies carried at equity, generated from the positive results of the Group’s insurance companies, and 10 million from dividends paid on minority shareholdings not included within consolidation (9 million in the corresponding 2003 period).

Operating costs

During the first quarter of 2004 the administrative costs amounted to a total of 1,115 million euro, remaining nearly in line with the first three months of 2003.  The increase in other administrative costs (+1.4%) was offset by the reduction in personnel expenses (-0.6%) and indirect duties and taxes (-3%).

Other administrative costs

			Change first
			quarter 2004 /
			First quarter
	First quarter	First quarter		pro
	2004	2003 pro forma	2003	forma	2003
	(€/mil)	(€/mil)		(%)	(€/mil)
IT costs	102	100		+2,0	426
Property costs	73	68		+7,4	289
General expenses	65	62		+4,8	268
Professional and insurance fees	55	64		-14,1	260
Utilities	21	22		-4,5	87
Promotion, advertising and marketing expenses	19	18		+5,6	91
Indirect personnel costs	23	19		+21,1	91
Other administrative costs	358	353		+1,4	1.512

In particular, lower personnel costs derived from optimization of personnel (-3.7% on the average), which more than compensated for increases in pay determined by contractual adjustments.

The other administrative costs settled at 358 million euro, against 353 million from the same period in 2003, revealing growth that remained lower than the inflation rate trend (+2.3%). Adjustments to tangible and intangible fixed assets totaled 100 million euro, continuing the downturn already recorded during the previous financial year.

The cost to income ratio of the first quarter of 2004 was 59.5%, showing a drop of 3.8 percentage points compared to the corresponding period in 2003, essentially attributable to the positive dynamic of revenues.

Provisions and adjustments

Adjustments to goodwill and merger and consolidation differences, equal to 35 million euro, of which 23 attributable to ex-Banco di Napoli, are in line with those of the first quarter of 2003.

The provisions and net adjustments on loans and financial fixed assets were equal to 150 million euro, with respect to 134 million of the first three months of 2003. Greater net adjustments to loans were recorded compared to the previous financial year. Furthermore, during the first quarter of 2004 net readjustments were made on financial fixed assets with respect to adjustments recorded during the same period of the previous financial year.

At the end of March 2004, the Group’s net doubtful loans reached 2,794 million euro, a drop of 1.4% compared to the end of March 2003, but up 8.7% since the beginning of the year.

More specifically, in loans to customers:

•                  The net non-performing loans, equal to 1,178 million euro, were up 0.6% compared to 1,171 million at the end of December 2003.  The net non-performing loans/net loans to customers ratio settled at 1%;

•                  Problem, restructured, and in course of restructuring loans rose to 1,553 million euro, 15.2% higher compared to 1,348 million at the end of December 2003;

•                  Non-guaranteed loans to customers in countries subject to country risk totaled 30 million euro, up compared to 22 million at the end of the 2003 financial year.

The level of coverage of non-performing loans remained unchanged in comparison with the end of the 2003 financial year, settling at 73.2%, whereas problem, restructured, and in course of restructuring loans dropped to 32.2% from 33.9% at the end of December 2003. With respect to reorganization of the loan portfolio compared to the value at the end of the 2003 financial year, the Group’s general reserve totaled 1,140 million euro (1,102 million on 31 December 2003), keeping the level of coverage of performing loans unchanged at 0.9%.

Extraordinary income and taxes

The Group’s net extraordinary income during the first quarter of 2004 settled at 59 million euro compared to 42 million of the first quarter of the previous year.

The most significant component of this aggregate is represented by capital gains (55 million euro consolidated) on the sale of the remaining 30% of Finconsumo Banca to SCH, which took place during January 2004.

The quarter’s income taxes were quantified as 190 million euro.  The tax rate of the SANPAOLO IMI Group is equal to 32%, down from 39.5% recorded during the first quarter of 2003 mainly because of provisions introduced by the new prescriptive system of charges and revenues regarding equity investments in force as of the 2004 financial year, because the corporate income tax rate was lowered one percentage point, and because of readjustment of the taxable base of the regional income tax (IRAP).

4. ECONOMIC REASONS OF THE SPIN OFF

The implementation of a strategy of specialisation and focussing of financial resources on the Banca Fideuram growth and reinforcement of its core business in the sector of financial consultancy and private banking, constitute the company’s major motivations of the operation under examination.

In the light of this objective, the development of the Fideuram Vita insurance business, in the current statutory and competitive context, features a process of consolidation and specialisation which appears difficult to achieve by Banca Fideuram, and would commit significant resources in any event, which could be allocated more profitably to financial advisory services and private banking.

At the same time, the fact that Banca Fideuram left the insurance component will make it possible to reduce the need for capital requested by the new rules of Basilea II and which are necessary to address the increasing demand for diversified products and minimise the exposure to economic and financial risks deriving on the insurance market by the pressures on margins and the trend of rates.

Furthermore, within a group perspective, the spin off contributes to forming an insurance centre(4) with sufficient critical mass to acquire a leadership position within a market context of increasing complexity. The competitive and statutory scenario of reference of the insurance component is actually taking on new connotations which require significant investments.

The Basilea II agreement on risks management and the absorption of capital, the Directive on Financial Conglomerations, the introduction of the IAS principles, the recent provisions of the Bank of Italy on the transparency of financial operations and financial services (with the ‘clear agreements’ initiative of the Italian Banking Association) and on to ‘protected or guaranteed’ management operations and the current debate on the Authority for Savings, are just some of the changes which are leading the insurance sector towards a growing concentration of operators.

Moreover, the reform of sickness insurance, the socio-demographic development and the uncertainty concerning cover for sickness and pensions, on the one hand have led to the emergence of new needs for sickness insurance and cover of risks to persons, and on the other hand they have generated a growing request for specialised skills in the insurance field and a demand for products of mixed insurance and financial content, which comply with the growth objectives of family wealth and cover from the risks of unexpected events.

This trend has already taken shape at European level where the major insurance groups have adopted models of supply which, exceeding the present distinction between life branch products and damage branch products, attempt to interpret these new requirements.

The planned Spin off, therefore, certainly does not prejudice but indeed reinforces the business model and controls levers for the creation of economic value centred on a clear prevalence of financial assets (about 80% of the assets managed at Banca Fideuram are actually invested in financial products, to a broad degree, unit trusts and assets management operations, while the remaining 20% is invested in insurance products, unit-linked policies, also with a prevalently financial connotation).

The Spin off will be accompanied by a re-definition of the future commercial organisations concerning insurance products currently distributed by the Banca Fideuram network, between Fideuram  Vita and Banca Fideuram Assicurazioni SpA (“Fideuram Assicurazioni”) on the one hand, and the distribution networks headed by Banca Fideuram and its subsidiaries on the other hand. In fact, SPIMI and Banca

(4)  The creation of the Insurance Centre will allow:

a) the inclusion of life business, with the creation of the third Italian operator for premium collection on 31/12/03(€ 8.2 thousand million), a market share in excess of 12% and further potential growth due to the effect of the Group achieving its full commercial protecting;

b) the completion of the life products range (cover of sickness insurance needs) and selective development in the damage branches (Personal & Property protection);

c) improvement of the cost base with synergies deriving from the integration of Fideuram Vita;

d) also growth outside the perimeter of the Group by means of both distribution agreements and strategic agreements with other  operators.

Fideuram have agreed to subscribe an agreement (“Framework Agreement”) by means of which it is agreed, among other matters, to stipulate the following agreements between the Group company being set up and Banca Fideuram and its subsidiaries:

•                  an agreement for the distribution of life branch products currently traded by Fideuram Vita;

•                  an agreement for the distribution of damage branch products currently traded by Fideuram Assicurazioni;

•                  a consultancy agreement and a management agreement between Fideuram Vita and Fideuram Investimenti SGR SpA.

The Framework Agreement also contains the commitment of Banca Fideuram to reimburse or return to Fideuram Vita the contingencies, over a certain previously established threshold, from possible cases of sanction or from disputes concerning debts to the treasury.

The execution of the above-mentioned distribution agreements for insurance products guarantees the creation of value for Banca Fideuram by virtue of an extension of the insurance product rate offered for Banca Fideuram.

The project to merge the insurance business assets, which are currently fragmented in several productive units, guarantees the following within the framework of the SPIMI Group:

•                  simplification and rationalisation of presence on the insurance market, which eliminates duplication between the various product factories within the SPIMI Group and encourages increased efficiency levels by means of cost synergies, economy of scale and the centring of risks control processes;

•                  an enhancement of value of the Banca Fideuram’s distribution networks within the various commercial environments and of the skills which it has matured, by combining an efficient production capacity and an efficient and extended distribution force consisting of the union of banking networks of the SPIMI Group and the financial promoters’ networks of Banca Fideuram and Sanpaolo Invest SpA. Through these distribution channels, the new insurance pole can develop the offer of individual and collective policies as well as new products or complex packages of insurance cover and financial investment which may better satisfy the increasing needs of “Personal and Property Protection”.

To sum up, the Spin off will allow Banca Fideuram to reinforce the business model with focus on financial consultancy activities, asset management and private banking, and to distribute the products of a major insurance company (such as the insurance pole being set up) able to face with the major national and foreign players, and therefore be more competitive in itself in terms of the product range offered to its own clients.

The new Insurance Centre

The Spin off of the shareholding in Fideuram Vita (and its subsidiary Fideuram Assicurazioni) in favour of SPIMI allows the creation of an important insurance pole  within the Group, which over the past few years has achieved a major position in banking insurance in Italy.

The setting up of the insurance centre, characterised by 8 thousand million euro of premiums issued and technical reserves for a further 31 thousand million euro, provides for the merger of the following companies operating in the life branch sector:

•                  Sanpaolo Vita, specialising in branch III policies (unit and index-linked), which during 2003 issued life policies with overall premiums of 5.7 thousand million euro and achieved technical reserves at the end of for a further 19.8 thousand million euro, with a market share against 2003 equal to 8.8%(5);

•                  Fideuram Vita, which issued gross premiums for 2.1 thousand million euro, mostly concerning unit-linked products and achieved reserves equal to 10.4 thousand million euro, with a market share of the company standing at 3.3%;

•                  Noricum Vita, which issued premiums in 2003 for about 371 thousand million euro, mostly through the Carisbo and BPA networks, and recorded reserves equal to 1.4 thousand million euro, with a market share in the order of 0.6%.

The damage branch of the insurance pole will be developed through the following companies:

•                  Egida (50% joint venture with Reale Mutua Assicurazioni) which, in 2003, issued premiums for 26.9 thousand million euro, with growth of 53% against the previous financial year;

•                  Fideuram Assicurazioni (100% controlled by Banca Fideuram) with premiums issued in 2003 of 11.2 million euro.

The productive framework is completed with Universo Servizi, a company to which assets were conferred by the removal from capital of Sanpaolo Vita concerning administrative and technological services for the insurance companies aimed at both group companies and outside companies (including Poste Vita and Intesa Vita).

The offer of the insurance centre will be mainly based on financial banking insurance products placed within a framework of offering wealth management, only partially integrated by certain retail products of the damage branch.

(5) Source: ANIA, Italian National Insurance Association, premiums from and direct Italy work integrated by placements of cross-border companies.

5. DESCRIPTION AND VALUE OF THE ASSET ITEMS SUBJECT TO SPIN OFF

The credit and debt asset elements which constitute the compendium being transferred to the Beneficiary Company are represented exclusively by the entire shareholding held in Fideuram Vita equal to 9.369,360 ordinary shares, equal to 100% of the capital represented by ordinary shares, and 4,524,873 privileged shares equal to 99.4% of the capital represented by privileged shares, that is an overall shareholding equal to 99.8% of the share capital of Fideuram Vita.

Fideuram Vita was set up in Genova under the name of “Lloyd Italico Vita

Compagnia di Assicurazioni e Riassicurazioni SpA” by means of a Notary’s deed of 31 May 1969; it later changed its corporate name to “Fideuram Vita Compagnia di Assicurazioni e Riassicurazioni SpA” and transferred the registered office from Genova to Rome with Notary’s deed of 28 November 1983.

The company is currently authorised:

1.               for insurance and re-insurance in the life insurance sector and for capitalization operations, given Ministry Decree of 20.1.1972 (“Official Journal” no. 35 of 8.2.1972) and the subsequent recognitive Ministry Decree on 26.11.1984 (“Official Journal” no. 357 of 31.12.1984);

2.               for insurance and re-insurance of the casualty and disease sectors with ISVAP Provision no. 2229 of 3.12.2003 (“Official Journal” no. 288 of 12.12.2003).

Fideuram Vita’s corporate purpose includes—both in Italy and abroad—the exercise of insurance and re-insurance activities, as well as other operations shown in the table attached to Legislative Decree of 17 March 1995, and precisely:

a.                                       Insurance on life expectancy;

b.                                      Insurance on marriage and birth rate;

c.                                       Insurance related to investment funds;

d.                                      “Permanent health insurance” (total or partial, long-term and non-rescindable disability)

e.                                       capitalization operations;

f.                                         collective pension fund management operations;

g.                                      complementary insurances for personal damage risks.

In addition, it should be noted that with a provision on 3.12.2003, Isvap issued an authorization for the extension of insurance and re-insurance activities  to Fideuram Vita in the following sectors: 1. Casualties and 2. Disease as per point A) of the attachment to the Legislative Decree no. 175 of 17.3.1995. Following the issue of the aforesaid authorisation, the Board of Directors of the Company deliberated to acquire the whole of the holding in Fideuram Assicurazioni SpA held by the parent company Banca Fideuram SpA. The operation, for which a price of 20.2 million euro was agreed, was completed during the 1st quarter of 2004.

For the achievement of its corporate objectives, the company may carry out any commercial, industrial and financial operation, as well as operations in movable property and real estate, and purchase shareholdings or quota in companies and corporations carrying out similar or complementary activities.

Fideuram Vita held on 31/12/2003 net assets equal to euro 431,256,563 (after the allocation of the net profit for the year 2003, resolved by the shareholders’ meeting on 5/4/04 and the execution, in January 2004, of a share capital increase resolved by the shareholders’ meeting on 24/11/03), composed as follows:

Share capital:	72,399,600
Legal reserve:	14,480,000
Other reserves:	344,376,963

Total Shareholders’ Equity	431,256,563

The effective net assets of Fideuram Vita which are the transferred  to the beneficiary SPIMI are not below the net accounting assets of the Company above described.

The share capital, entirely deposited, is composed of 13,923,000 shares with a par value per share of 5.20 euro, subdivided as follows:

Ordinary shares	9,369,360
Preferred shares	4,553,640
Total Shares	13,923,000

99.8% of the share capital is held by Banca Fideuram and 0.2% by other shareholders who exclusively own privileged shares.

On 31/12/2003 the solvability margin to be constitued, in accordance with Ministry Decree 174/95, was equal to Euro 396,175 thousand, given available resources to cover the margin itself (taking into account the allocation of net profit for 2003) for 415,907 thousand euro, with a surplus equal to 19,732 thousand euro.

The financial year 2003, after a three-year period of strong growth, closed with satisfactory production results, but lower in terms of  premium volumes compared with the excellent results attained in 2002.

Revenue growth concentrated on products of Sector III; in this area, the determining factor was played by the Unit Linked products which represented, as was typical in the last few years, the primary part of booked premiums. Within these, the single premium component remained dominant with respect to overall collection. In the course of 2003, Fideuram Vita enriched its product range with the launch of two new versions of the Unit Linked type on the market, and which present characteristics suitable to the collection of long-term contracts.

Below is a brief commentary on the re-classified income statement of Fideuram Vita, with a comparison to the previous year:

RECLASSIFIED INCOME STATMENT

euro /1000	31/12/2003	31/12/2002	Change

Booked Gross Premiums	2,148,171	3,071,332	-923,161

Conserved premiums	2,147,739	3,069,666	-921,927
Net portfolio charges	-2,075,016	-2,992,854	917,838
Net production costs	-112,519	-54,985	-57,534
Other net technical transactions	91,901	42,108	49,793

Technical Balance	52,105	63,935	-11,830

General costs/adjustments	-22,519	-21,591	-928

Operating Income	29,586	42,344	-12,758

Net revenue from investments	21,543	21,393	150
Other net revenue/(charges)	76	923	-847

Earnings before tax	51,205	64,660	-13,455

Income tax	-15,870	-19,004	3,134

NET INCOME	35,335	45,656	-10,321

The gross booked premiums for the year fell from 3,071.3 million euro of the previous year to 2,148.2 million euro. Within these, the decrease of newly produced booked premiums was not as sharp, going from 2,079 million euro in 2002 to 1,660 million euro for the current year.

As a result of the decrease in premium revenue, net portfolio charges (liquidation for ensured services and allocations to technical reserves) fell from 2,992.9 million euro in 2002 to 2,075.0 million euro.

On 31 December 2003, net technical reserves totaled 10,439.7 million euro with an increase of 18.7% compared with 2002.

While taking into account net production costs and management commissions on internal funds connected to Unit Linked policies, the technical balance therefore decreased, going from 63.9 million euro in 2002 to 52.1 million euro in 2003.  The incidence of the technical balance on gross booked premiums, however, increased from 2.1% in 2002 to 2.4% in 2003.

Net operating income fell from 42.3 million euro in 2002 to 29.6 million euro as a result of the decreased technical balance described above.

Net revenue from investments—after allocations to technical reserves—were substantially unaltered compared with the previous year (21.5 million euro versus 21.4 million euro in 2002). This situation is the result of:

•                  A smaller inflow of ordinary net income of 27.8 million euro, attributable to the gradual fall of managed assets in sectors I and V, at the close of the bond portfolio, for the expiration of securities with a coupon value higher than the current value and finally because of the gradual reduction in rates providing liquidity compensation;

•                  Decreased net income from investments of 4.5 million euro;

•                  Decreased net value adjustments on investments for 15.6 million euro;

•                  Decreased retrocession to policy holders in sectors I and V for 16.8 million euro.

To summarize the income statement evolution described above, 2003 witnessed pretax earnings of 51.2 million euro, down compared with the 64.7 million euro of 2002.

Net income after tax and ROE (Return on Investment) were 35.3 million euro and 8.6%, respectively.

The net assets of Fideuram Vita amounted on 31 December 2003 to 440 million euro.

1st Quarter 2004

The first quarter of 2004 should be noted for its technical balance of 13.9 million euro, up compared with the 5.6 million euro of the first quarter of 2003.

The reasons for the improvement in the technical balance can be identified, in particular, in the decreased need for allocations to supplementary reserves, the greater elimination margins generated from the portfolio, and the considerable increase in active management commissions from internal funds connected to the Unit Linked policies.

Net operating income reached 8.3 million euro in the first quarter of 2004 from the 2.9 million euro of the first quarter of 2003.

Net income from investments—after allocation to technical reserves—increased considerably compared with the previous year (23.0 million euro versus 2.9 million euro as of 31/3/2003). This situation is the result of:

•                  A smaller inflow of ordinary net income of 6.5 million euro, attributable to the gradual fall of managed assets in sectors I and V, at the close of the bond portfolio, for the expiration of securities with a coupon value higher than the current value;

•                  Greater net income from investments of 16.9 million euro;

•                  Greater net value recoveries on investments for 2.5 million euro;

•                  Decreased retrocession to policy holders in sectors I and V for 7.1 million euro.

In synthesis of the quarterly results described above, the income statement for the period shows earnings before tax equal to 31.3 million euro, compared to the corresponding final value of 2003 of 5.9 million euro.

Net income totaled 23.9 million euro versus the 5.2 million euro on 31/3/2003.

RECLASSIFIED INCOME STATMENT

euro /1000	31/03/2004	31/03/2003	Change

Booked Gross Premiums	409,768	468,051	-58,283

Conserved premiums	409,421	467,947	-58,526
Net portfolio charges	-392,623	-452,806	60,183
Net production costs	-31,383	-23,752	-7,631
Other net technical transactions	28,550	16,947	11,603

Technical Balance	13,965	8,336	5,629

General costs/adjustments	-5,692	-5,426	-266

Operating Income	8,273	2,910	5,363

Net revenue from investments	22,963	2,942	20,021
Other net revenue/(charges)	88	80	8

Earnings before tax	31,324	5,932	25,392

Income tax	-7,459	-753	-6,706

NET INCOME	23,865	5,179	18,686

Pursuant to the terms of article 2506 ter, paragraph two of the Civil Code, this is to certify that the effective value of the net assets transferred to the Beneficiary Company as effect of the Spin off excedes the relevant accounting value. It is also certified that the effective value of the net assets which will remain in Banca Fideuram at the end of the Spin off excedes of the relevant accounting value.

6. CRITERIA FOR DETERMINING THE RATIO OF ASSIGNMENT OF THE SHARES

For the purposes of determining the share assignment ratio concerning the planned partial proportional Spin off by Banca Fideuram of the shareholding in Fideuram Vita in favour of SPIMI, Banca Fideuram benefitted from the collaboration of Citigroup appointed as a qualified independent Advisor.

Taking into account the technical peculiarity which characterizes the valuation of an insurance company, SANPAOLO IMI and Banca Fideuram have conferred a co-joint mandate to Tillinghast-Towers Perrin for the preparation of an actuarial valuation of Fideuram Vita as of 31 December 2003.

The valuations were implemented for exclusive use of the Board of Directors, in support of its tasks of competence and in order to provide the latter with useful references and indications for the determination of the share assignment ratio within the Spin Off described above.

Date of reference

The date of reference of the evaluations and conclusions is that of 18 May 2004, since during the period between the above-mentioned date and that of reference of the latest statements of assets and liabilities available for Fideuram Vita, Fideuram Assicurazioni and SPIMI, no events occurred which modified significantly or relevantly the profile of the Companies subject to analysis under an assets, economic and financial point of view. For the purposes of determining the assignment ratio for the purposes of the Spin off, was taken into account (i) the acquisition of Fideuram Assicurazioni by Fideuram Vita on 8 March 2004 and (ii) the capital increase of Fideuram Vita closed on 26 January 2004.

The SPIMI Stock Exchange prices are updated to 17 May 2004.

The analyses were carried out on the assumption that, until the date when the Spin off will start to produce its legal effects, no significant or relevant variations intervene on the balance sheets, income statements and financial reports of the Company.

Documentation used

The evaluations and conclusions are based on the following documents.

For Fideuram Vita:

•                  The balance sheets drafted according to the civil code provisions and the consolidated balance sheets for the financial years 2002 and 2003;

•                  Distribution agreement between Banca Fideuram and the Insurance Pole being set up which the parties intend to execute, containing the provisions aiming at regulating all relations between the two companies with regard to the promotion and distribution of insurance products and services by Banca Fideuram (“Distribution Agreement”);

•                  Premium collection plan concerning the financial years 2004-2006; and

•                  Actuarial evaluation of Fideuram Vita as at 31/12/2003, as set out by  Tillinghast in the report dated 12 May 2004 entitled “Actuarial evaluation of Fideuram Vita SpA on 31 December 2003” in conformity with the conditions contained in a letter of appointment conferred jointly by SPIMI and Banca Fideuram on 5 February 2004.

For Fideuram Assicurazioni:

•                  The balance sheets drafted according to the civil code provisions and the consolidated balance sheets for the financial years 2002 and 2003;

•                  Actuarial evaluation of Banca Fideuram Assicurazioni as at 31/12/2003 as set out by Tillinghast in the report dated 23 December 2003 entitled “Fideuram Assicurazioni SpA — Independent evaluation of reserves of accident claims and calculation of the appraisal value as at 31 December 2003” pursuant to the terms of the conditions contained in a letter of appointment conferred jointly by Banca Fideuram and Fideuram Vita on 4 December 2003; and

•                  Contract executed on 8 March 2004 by Fideuram Vita and Banca Fideuram for the sale of Fideuram Assicurazioni.

For SPIMI:

•                  The balance sheets drafted according to the civil code provisions and the consolidated balance sheets for the financial years 2002 and 2003;

•                  - Half year balance sheets drafted according to the civil code provisions and the consolidated balance sheets as at 30 June 2002 and 2003;

•                  Quarterly consolidated reports concerning the financial years 2003 and 2004; and

•                  Stock Exchange prices trend of the SANPAOLO IMI ordinary shares over certain significant lengths of time.

•                  In addition to the examination of the above-mentioned documents, the Board also used, with the assistance of the Advisor, of public information, including that concerning recent operations regarding, or having a similar structure to, the Spin off and, as such, considered relevant.

Difficulties and limits

In completing the evaluations the following limitations and difficulties were found:

•                  the absence of a significant sample of quoted companies comparable to Fideuram Vita at both national and international level, limited the applicable evaluation methodologies;

•                  the profitability of Fideuram Vita is particularly sensitive to mechanisms of commission retrocession established between the distribution networks and the product company itself. Therefore the possibility of comparing Fideuram Vita against other companies operating within the same sector is limited;

•                  the above-mentioned retrocession mechanisms incurred variations during the course of the year 2003, whereby there were no references concerning the historic profit profile of Fideuram Vita. The Distribution Agreement which Banca Fideuram and the Insurance Pole intend to sign further modifies the ratios of retrocession and thus also the future profit profile of Fideuram Vita;

•                  the financial plan of Banca Fideuram concerning the financial years 2003/2005, approved by the Board on 12 December 2003, was drafted on a date prior to the definition of the Distribution Agreement between Banca Fideuram and the Insurance Centre which the parties intend to subscribe; and

•                  the capital of Fideuram Vita consists of two different categories of shares.

Analysis of the estimate of the assignment ratio

Introduction

The estimate of the ratio of assignment for the purposes of the Spin off includes the evaluation of the value of the shareholding which is its object (“Holding”) and the ordinary SPIMI shares (“Shares”). The methodologies adopted to this end took into account the fact that the Holding refers to a non-quoted company operating in the life insurance sector while the Shares represent a limited quota of the capital of a quoted company operating in the banking sector.

Taking into account the above-mentioned considerations, the following methodologies were adopted for the purposes of the evaluation of the Holding and the Shares.

Fideuram Vita

In order to achieve the estimation of the value of the Holding, it was taken into account, in choosing the appraisal methodologies, not only the historic economic-financial and expected results, but also the distinctive characteristics of Fideuram Vita and other quality and quantity circumstances likely to influence the evaluation of the Holding.

The evaluation methods adopted for the estimate of the Holding refer to broad-based methodologies accepted and used in national and international evaluation practice for the insurance sector:

•                  the criterion of the Appraisal Value; and

•                  the criterion of multiples paid in comparable  operations.

In the selection and application of the above-mentioned criteria, the characteristics, advantages and implicit limits in each of them were considered with the assistance of the Advisor, on the basis of professional, national and international evaluation practice normally observed in the insurance sector. In particular, the Appraisal Value criterion was considered the most significant methodology in that it makes it possible to determine the value of the Holding on the basis of an actuarial analysis and the forecast development of Fideuram  Vita, taking into account the Distribution Agreement to be subscribed between Banca Fideuram and the Insurance Centre. The criterion of the multiples paid in comparable operations was used as a control methodology. In view of the absence of a significant sample of quoted companies comparable to Fideuram Vita, the criterion of market multiples or statistical regression was not used.

The share capital of Fideuram Vita consists of ordinary and privileged shares. Taking into consideration the characteristics of these shares, it is considered correct to consider the privileged shares on a level with ordinary shares.

SPIMI

In order to achieve the estimation of the value of the Shares, it was taken into account the following:

•                  ordinary SPIMI shares are listed on the Shares Telematic Market organised and managed by Borsa Italiana SpA (“MTA”) and SPIMI is placed among the Italian companies of major capitalisation;

•                  the volumes of ordinary SPIMI shares exchanged on a daily basis show that the shares are highly liquid;

•                  the major financial brokers regularly publish research documents on SPIMI, thus contributing to the distribution of information and analysis necessary for the market price to adequately reflect the value of the share; and

•                  the Shares to be assigned to shareholders of Banca Fideuram represent only a limited quota of the ordinary share capital of SPIMI.

By common agreement with the Advisor, it was therefore considered appropriate to select the Stock Exchange quotation method as the major evaluation method for the estimate of the value of the Shares, and the criterion of the market multiples as a control methodology. In the selection and application of the above-mentioned criteria, the characteristics, advantages and implicit limits of each of them were considered, on the basis of professional, national and international evaluation practices normally followed in the banking sector.

Evaluation methodologies adopted for the evaluation of Fideuram Vita

1. Appraisal Value Criterion

The Appraisal Value criterion estimates the value of an insurance company on the basis of the following elements:

•                  The Embedded Value which is an estimate of the value of a company using actuarial techniques, and is equal to the sum of the adjusted net assets and the value of the existing portfolio (Value In-Force, “VIF”) on the date of evaluation;

•                  The goodwill, that is the current net value of the future profits deriving from the new production to be achieved within a certain time frame.

2. Criterion of multiples paid in comparable operations

The criterion of multiples paid in comparable operations is based on the analysis of the multiples paid in acquisition operations within the framework of the Italian insurance market having as its object companies considered comparable to Fideuram Vita. For the application of the model, a series of ratios (multiples) is calculated, between the implicit value attributed to the companies on the basis of the price paid for the acquisition of a quota of its capital and certain significant parameters, particularly the Embedded Value. The average ratios thus obtained are then applied to the results of Fideuram Vita in order to obtain the value of the insurance company itself.

Methodology of evaluation adopted for the evaluation of SPIMI

1. Criterion of Stock Exchange quotations

The criterion of Stock Exchange quotations expresses the value of the company which is the object of evaluation on the basis of the capitalisation expressed on the basis of the prices of the securities, negotiated on regulated share markets, representative of the company itself. In particular, the method of Stock Exchange quotations is considered essential for the evaluation of listed companies, should the average volumes exchanged be significant.

Within the framework of the application of this criterion, it is appropriate to indicate a fair balance between the necessity of mitigating, through observations over sufficiently long periods of time, the effect of volatility of the daily rates on the one hand, and on the other hand, to use current data which indicate a recent market value of the company which is the object of evaluation. In particular, we made reference to the official average of the last month.

Taking into account the fact that the Board of Directors of SPIMI deliberated a dividend on 29 April 2004, and considering the period of the Spin off, whereby the Shares will be assigned to the shareholders of Banca Fideuram after the payment of these dividends, reference was made in the reference of the ratio of assignment to the value of the official Stock Exchange prices net of the economic effects of payment of the dividends. By means of subtracting the value of the dividend from the value of the official Stock Exchange price estimated during the period of time of reference, the value of the share ex dividend was obtained.

2. Criterion of market multiples

According to the criterion of market multiples, the value of a company is determined by assuming as reference the indications provided by the Italian insurance market with regard to companies with similar characteristics to that which is the object of evaluation.

The method is based on the determination of multiples calculated as the ratio between stock exchange values and assets and economic/financial values  of a selected sample of comparable companies. The multipliers thus determined are applied to the corresponding dimensions of the company which is the object of evaluation, with the appropriate integrations and adjustments, in order to estimate an interval of values if this is not listed or to verify whether these multipliers are in line with those expressed by the market for the company which is the object of evaluation, if this is listed.

The multiples may be adjusted if there are contingent situations of difference between the comparable companies and the company which is the object of evaluation.

The application of the criterion did not lead to results substantially out of line with those obtained by using the criterion of stock exchange quotations.

Results and conclusions

In consideration of the introductions indicated and on the basis of the analyses carried out according to the criteria described by the Advisor, the following results were achieved:

Values	Minimum	Maximum
Value of the Holding Fideuram Vita (in millions of euro)
• Appraisal Value Criterion	654	703
• Criterion of multiples paid in comparable operations	603	724
Value per SPIMI Share (in €)
• Criterion of Stock Exchange quotations (1)	9.27

Note: (1) Value per share ex dividend resulting from the average of the official Stock Exchange prices of the ordinary SPIMI shares of the last month.

On the basis of the above-mentioned estimates, by dividing the minimum/maximum value of the Holding per Banca Fideuram share, obtained through the Appraisal Value criterion, for the value of a Share determined by applying the criterion of the Stock Exchange quotations, the Advisor achieved the indication of the following interval of assignment ratios:

0.0720 — 0.0774 ordinary SPIMI shares for one Banca Fideuram share

The Board of Directors of Banca Fideuram shared and accepted the evaluation considerations expressed by the appointed Advisor, in terms of both the methodology used and the results obtained. The Board considered that the evaluation methods used, in line with the best practice and national and international doctrine, must be considered for the evaluation of the values concerning the economic capital of the two companies, as a whole and not individually, while making particular reference for the determination of the value of the economic capital of SPIMI to the criterion of Stock Exchange quotations. On the basis of these evaluation elements, the determination of the following assignment ratio was therefore achieved:

0.07470 SPIMI shares for each Banca Fideuram share.

7. LEGAL AND ACCOUNTING PROFILES OF THE SPIN OFF AND TERMS AND CONDITIONS FOR THE ASSIGNMENT OF SHARES

Characteristics and conditions of the spin off operation

The Spin off falls within the plan of specialisation of the Banca Fideuram activity and of the rationalisation of the insurance businesses  within the SPIMI Group, the objective of which, dictated by the current market trend, is the creation of a pole in which will be merged the various companies of the SPIMI Group, which operate at present in both the life and damage branches.

The aforesaid plan is planned to be implemented by means of a process of concentration of the controlled insurance companies, the major stages of which are represented by the following operations:

(i) spin off of the entire shareholding owned by SPIMI Wealth Management SpA, a company wholly controlled by SPIMI, in Sanpaolo Vita SpA in favour of Noricum Vita SpA, also directly and indirectly controlled by SPIMI;

(ii) spin off of the shareholding owned by Banca Fideuram in Fideuram Vita Compagnia di Assicurazioni e Riassicurazioni SpA (as already defined Banca Fideuram Vita) in favour of SPIMI;

(iii) merger by incorporation of Vita SpA and Fideuram Vita into Noricum.

The above operations are subject to ISVAP approval—given the area of competence—and the completion of the Spin Off is also subject to the release of an authorization from Bank of Italy in accordance with, and by effect of, Article 57 of Legislative Decree no. 385 of 1 September 1993.

All the described operations, even though legally and logically distinct, are meant for the implementation of a unitary project—of substantially contextual implementation—so that none of the spin off and merger operations can be implemented in absence of the prescribed authorizations for the above operations and, in particular, that the operation described under (iii) above will take effect after the spin off operations that precede it.

The partial proportional Spin off operation of Banca Fideuram in favour of SPIMI involves the assignment to SPIMI of the shareholding held by Banca Fideuram in Fideuram Vita equal to 9,369,360 ordinary shares, corrensponding to 100% of the capital represented by ordinary shares, and 4,524,873 privileged shares, equal to 99.4% of the capital represented by privileged shares, that is an overall shareholding equal to 99.8% of the share capital of Fideuram Vita (the “Holding”).

Accounting effects of the operation

As a consequence of the assignment of the Holding to the Beneficiary Company, the net accounting assets of Banca Fideuram were reduced from 795,600,752.12 euro to 570,451,869.62 euro, all having already taken into account the allocation of the financial year result as at 31 December 2003.

The reduction of the net assets will take place according to a criterion of proportionality between capital and reserves, taking into account the ratio between the current accounting value of the compendium subject to Spin off and the net accounting assets of the company subject to Spin off, and the necessity to round up the single face value of the ordinary shares of Banca Fideuram.

In particular:

(a)               the share capital will be reduced from 254,875,546.64 euro to 186,255,207.16 euro by reducing the face value of the shares from €0.26 to €0.19;

(b)              the legal reserve will be reduced from 50,975,109.33 euro to 37,251,041.43 euro (remaining equal to 20% of the share capital);

(c)               the remaining reserves will be reduced from 489,750,096.15 euro, 346,945,621.03 euro, for the residual amount of 142,804,475.12 euro, including:

re-evaluation reserve, 3,467,859.09 euro;

share premium reserve 52,736,602.40 euro;

extraordinary reserve 86,600,013.63 euro;

As effect of the assignment of the Holding in its favour, SPIMI will increase its own share capital up to a maximum of 73,611,294 euro by issuing a maximum number of 26,289,748 ordinary shares with par value of 2.80 euro per share.

Legal profiles

From a statutory perspective, the Spin Off will be implemented in accordance with Articles 2506 et following of the Civil Code and according to the terms and conditions contained in the spin off plan. The assignment of ordinary SPIMI shares to the Banca Fideuram shareholders will be proportional to the quota held by each shareholder, other than SPIMI, in the Spin-off company and the share assignment ratio will be set as follows:

no. 0.07470 ordinary SPIMI shares for every BF share

The Spin Off will be implemented by referring to—using balance sheet positions for spin off purposes, in accordance with and by effect of Article 2501-quarter of the Civil Code (as per Article 2506-ter, first paragraph)—the financial statements as of 31 December 2003 of BF and SPIMI, respectively approved by the shareholders’ meeting of Banca Fideuram on 22 April 2004 and the shareholders’ meeting of SPIMI on 29 April 2004. The Spin off will take place at the accounting values which the elements of the transferred assets and liabilities have in the aforesaid balance sheet of the Company subject to Spin off.

No criteria are set out No share assignment criteria other than the proportional method will be implemented. The shareholders of BF shares—that are not SPIMI shares—will receive 0.07470 ordinary shares of SPIMI for each BF share held, as better described in the preceding paragraph.

No single shareholder may be assigned fractional SPIMI shares. Within the assignment methods of SPIMI shares, a service for handling any potential fractional shares will be made available to BF shareholders through authorized intermediaries in order to allow rounding to the lowest or highest unit of the newly issued ordinary shares; this will be conducted at market prices and without additional costs, stamp duties or commissions.

The newly issued ordinary shares created for the Spin Off will be assigned to those with the right to them—through the respective authorized intermediaries adhering to Monte Titoli S.p.A.—on the effective date of the Spin Off. BF shares that are not dematerialized can be only be assigned upon the delivery of these to an intermediary authorized in their issue into a management system using a dematerialization system.

Due to the effect of the Spin off, by effect of the Spin Off, shareholders of BF shares other than SPIMI will receive ordinary SPIMI shares with a nominal value of 2.80 euro each. These ordinary shares will have regular enjoyment and will provide equal rights to their owners with respect to ordinary shares already issued on the effective date of the Spin Off.

The Spin off does not give rise to the right of withdrawal under the terms of article 2437 of the Civil Code since, due to the effect of the Spin off, none of the causes of withdrawal stated within will apply.

Further, the law provisions concerning the exercise of the right of withdrawal under article 2437 quinquies of the Civil Code do not apply, since the ordinary shares of the Company subject to Spin off, listed on the Shareholding Telematic Market managed by Borsa Italiana SpA, and the Beneficiary Company, also listed on the Shareholding Telematic Market and the New York Stock Exchange (NYSE), will remain listed also at the end of the Spin off.

Pursuant to the terms of article 2506 quater of the Civil Code, the effects of the Spin off will come into force as from the last date for registration of the deed of spin off or from the later date eventually included in the deed of spin off. Having regard to the effects set forth by article 2501 ter no. 6 of the Civil Code, mentioned in article 2506 bis of the Civil Code, the accounting effects of the Spin off will be imputed to the SPIMI balance sheet as from the same date.

Shareholers and shareholders’ agreements

Shareholders  of the Company subject to Spin off

On the date of the present report, the shareholders of the Company subject to Spin off who directly or indirectly held more that 2% of the ordinary share capital of such company, on the basis of the results of the shareholders’ ledger and communications of the relevant holdings pursuant to the terms of article 120 of the legislative Decree of 24 February 1998 no. 58, are as follows:

Shareholder	Number of ordinary shares	% on the ordinary share capital
Sanpaolo IMI SpA	628,338,273	64.097
Invesp SpA	90,945,677	9.277

As effect of the Spin Off, there will not be any changes to neither the shareholders or control structure of Banca Fideuram, which will continue to be exercised by right by

SPIMI, in accordance with Article 93 of Legislative decree no. 58 of 24 February 1998.

Shareholding body of the Beneficiary Company

On the date of the present report, the shareholders of SPIMI as of 29 April 2004 are as follows:

	Number of	% on the ordinary
Shareholder	ordinary shares	share capital
Banco Santander Central Hispano SA	158,214,782	10.920
Compagnia di Sanpaolo	108,662,399	4.857
Giovanni Agnelli & c. Sapa	70,371,000	4.857
Fondazione Cassa di Risparmio di Padova e Rovigo	63,487,817	4.382
Deutsche Bank A.G.	54,277,374	3.746
Fondazione Cassa di Risparmio in Bologna	45,174,581	3.118
Mediobanca	35,448,000	2.447
Fondazione Cariplo	32,057,549	2.213
Caisse des Dépôts et Consignations	31,294,572	2.160

In view of the small number — against the total share capital of the Beneficiary Company — of the shares to be assigned to the shareholders of the Company subject to Spin off, other than SPIMI, there will be no significant effects on the composition of the shareholders of the Beneficiary Company.

Effects of the Operation on para-company agreements pursuant to the terms of article 122 of the Legislative Decree of 24 February 1998 no. 58.

Adherents to relevant shareholders’ agreements, in accordance with Article 122 of Legislative decree no. 58 of 24 February 1998, of companies participating in the Spin Off have not issued any communication related to the potential effects created by the Spin Off on those agreements.

Modifications to the charter

Charter of the Company subject to Spin off

According to the spin off, the share capital of Banca Fideuram (article 5) will be reduced from 254,875,546.64 euro to 186,255,207.16 euro. No other changes modifications have been planned to be made to the Banca Fideuram charter or Bylaws as a consequence of the spin off operation.

The text of the Banca Fideuram charter, after the effect of the spin off, is attached to the Draft Spin off.

It should be noted that the Shareholders’ Meeting of Banca Fideuram, called to approved the spin off plan, will be preliminarily called to approve, in a separate agenda item of the day, the modifications to the Banca Fideuram Articles of Association itself, also for the purpose of adaptation to the corporate law reform. The text of the new provisions which—subject to the approval by Banca Fideuram’s shareholders and the necessary regulatory authorization—will be inserted into the Articles of Association are attached to the spin off plan as Attachment B.

Charter of the Beneficiary Company

As a result of the Spin Off, the share capital of SANPOALO IMI (Article 6) will be increased to a maximum of 73,611,294 euro, through the issue of maximum 26,289,748 ordinary shares with a nominal value of 2.80 euro each.

The text of SANPAOLO IMI’s Articles of Association, as resulting from the Spin Off, is attached to the spin off plan as Attachment C as an integral and substantial part of the plan.

It should be noted that the Shareholders’ Meeting of SANPAOLO IMI, called to approved the spin off plan, will be preliminarily called to approve, in a separate agenda item of the day, the modifications to the SANPAOLO IMI Articles of Association itself, mainly related to the new organizational structure of Management and for the purpose of adaptation to the corporate law reform. The text of the new provisions which—subject to the approval by SANPAOLO IMI’s shareholders and the necessary regulatory authorization—will be inserted into the Articles of Association are attached to the spin off plan as Attachment D.

8. TAX CONSEQUENCIES OF THE SPIN OFF ON THE COMPANIES INVOLVED

In accordance with Article 173 of the Consolidated Tax Income Law, approved by Ministry Decree no. 917 on 22 December 1986, as modified by Legislative Decree no. 344 of 12 December 2003, the spin off will not result in the implementation or distribution of capital gains or losses on assets of the Spun-off company. In addition, the greater values booked in the financial statements will not create income for the beneficiary company up through the so-called “cancellation deficit” (difference between the cost of the shares of the company subject to spin off, annulled due to the effect of the spin off and the value of the corresponding quota of the accounting net assets of the same company) or the so-called “exchange deficit” (difference between the increase of capital of the beneficiary company and the net accounting assets of the company subject to spin off).

The assets of the Spun-off company will retain the values recognized for tax purposes in the original company.

In determining net income for the beneficiary company, neither the surplus booked in the financial statements because of the effects of the exchange of the shares of the Spun-off company with the shares of the beneficiary, nor the cancellation surplus, is taken into account.

The suspended tax reserves of the Spun-off company, including those only taxable in the case of distribution, will be recreated in the financial statements of the beneficiary and, as a result, maintaining the original fiscal structure in proportion to the respective shares of book-value shareholder’s equity that are transferred or are left over. In particular, there are no suspended tax reserves of the Spun-off company that are related specifically or as a whole to the elements of the capital assets subject to spin off.

Other net income or capital reserves that moved from the Spun-off company—unlike those for suspended tax—retain the same nature with the beneficiary as they had with the original Spun-off company.

Neither the Spun-off company nor the beneficiary have reported tax losses.

For the purposes of income taxation, the spin off will not have retroactive effects coincides with that established pursuant to the terms of article 2506 quater of the Civil Code.

For shareholders of the Spun-off company, the assignment of the shares held by the spin off company with those of the beneficiary company will not result in the implementation nor distribution of capital gains or losses, nor will it result in revenues. The fiscally acknowledged cost of the holding in the section is attributed to the shares of the beneficiary received in exchange, in proportion to the ratio between the net accounting assets transferred to the beneficiary and those remaining after the spin off.

The section constitutes an operation excluded from the field of application of VAT, pursuant to the terms of article 2, paragraph 3, letter f) of the presidential Decree no. 633/1972, and is subject to registration tax at fixed rate.

It has not been determined whether the spin off will be qualified as a neutral transaction for the shareholers under a tax point of view according to the provisions applicable in jurisdictions different from Italy, nor whether in tese jurisdictions the non Italian shareholders will be subject to particular tax regimes. It is therefore reccomended to non Italian shareholders to seek the advice of their own tax consultant with regard to the tax regime applicable to the spin off and to the ownership of the SPIMI Shares.

The Board of Directors	Rome, 18 May 2004

Annex 1.5

Turin, 18 May 2004

Appraisal Report to the Board of Directors of
Banca Fideuram S.p.A.

Appraisal report on the determination of the share exchange ratio in relation to the partial demerger of Banca Fideuram S.p.A.’s equity holding in Fideuram Vita S.p.A. to SANPAOLO IMI S.p.A.

Contents

1. Introduction
1.1 Foreword
1.2 Companies Involved in the Transaction
1.3 Purposes of the Report
1.4 Reference Date
1.5 Documentation Utilised
1.6 Difficulties and Limits

2. Determination of the Share Exchange Ratio
2.1 Foreword
2.2 Valuation Methods Adopted for Valuing Fideuram Vita
2.3 Valuation Methods Adopted for Valuing SANPAOLO IMI

3. Results and Conclusions

1.    Introduction

1.1  Foreword

        The Board of Directors (the “Board”) of Banca Fideuram S.p.A. (“Banca Fideuram”) requested Citigroup Global Markets Limited (“Citigroup”) to assist it in determining the number of shares of SANPAOLO IMI S.p.A. (“SANPAOLO IMI”) to be assigned to the shareholders of Banca Fideuram other than SANPAOLO IMI (the “Share Exchange Ratio”) in relation to the proposed partial demerger to SANPAOLO IMI of Banca Fideuram’s entire equity holding in Fideuram Vita S.p.A. (“Fideuram Vita”) (the “Transaction”).

        This report (the “Report”) has been prepared exclusively for the Board, which is thus the sole addressee hereof, in order to assist the Board in its decision and solely for the purpose of providing it with useful information and indications for establishing the Share Exchange Ratio in connection with the Transaction. Therefore, the Board shall independently assess how best to use the conclusions that Citigroup has reached in this Report, meaning that all decisions and choices regarding the Share Exchange Ratio are matters solely for the Board. Consequently, the Board shall be exclusively responsible for such choice.

        The Board may, where required by law, make the Report available to the competent authorities. The Board may further use the Report for information purposes only in the context of preparing the information document for the extraordinary general meeting of the shareholders of Banca Fideuram that will be called to approve the Transaction (the “General Meeting”). In all cases, the Board itself shall be solely and fully responsible for such uses. Any other form of dissemination or use in whole or in part of this Report or the contents hereof shall, as regards form and content, be agreed in advance in writing with Citigroup. Distribution to third parties of the Report, even when authorised by Citigroup, shall not be considered or deemed to be considered as advice by Citigroup to the third parties concerned. Banca Fideuram is aware that Citigroup has been appointed to assist Fideuram Vita in relation to the plan to merge the latter in Noricum Vita S.p.A.

        The Report is not intended for the shareholders of Banca Fideuram and neither does it serve to provide them with any indication or recommendation as to how they should vote at the General Meeting.

        The conclusions set forth in this Report are based on the aggregate of the indications and evaluations contained herein, and hence no part of this Report may be considered or utilised separately from the document in its entirety.

        For the purposes of this document Citigroup was not requested to give and neither has it expressed any independent judgement as to the feasibility and/or desirability of the Transaction, considered in itself or as an alternative to other transactions that may have been considered by Banca Fideuram and/or SANPAOLO IMI. Nothing in this Report can or may be construed as a guarantee or indication of the future results of Banca Fideuram, Fideuram Vita or SANPAOLO IMI or any of their subsidiaries or companies in which they hold an interest. Likewise, nothing herein amounts to an indication of the price at which shares in Banca Fideuram and SANPAOLO IMI may trade on the stock market.

        The present document represents the translation into English of the Report. The Italian text is the legally binding one. The English translation is for convenience only.

1.2  Companies Involved in the Transaction

        The companies involved in the Transaction are as follows:

•                  Banca Fideuram S.p.A., with headquarters in Rome at Piazzale Guido Douhet 31, share capital as of 18 May 2004 equal to €254,875,547 comprising 980,290,564 ordinary shares with a nominal value of €0.26 each, as the transferor company;

•                  SANPAOLO IMI S.p.A., with headquarters in Turin at Piazza San Carlo 156, share capital as of 18 May 2004 equal to €5,144,064,800, comprising 1,448,831,982 ordinary shares with a nominal value of €2.80 each and 388,334,018 preference shares with a nominal value of €2.80 each, as the transferee company.

        Within the framework of the proposed Transaction, the following need to be appraised:

•                  Banca Fideuram’s equity holding in Fideuram Vita, equal to 9,369,360 ordinary shares with a nominal value of €5.20 each and 4,524,873 preference shares with a nominal value of €5.20 each, representing approximately 99.8% of the ordinary and preference share capital of Fideuram Vita (the “Shareholding”);

•                  the ordinary shares in SANPAOLO IMI (the “Shares”). Shares will be assigned to the shareholders of Banca Fideuram other than SANPAOLO IMI in return for the transfers of the Shareholding to SANPAOLO IMI within the framework of the Transaction, the number of which Shares will depend on the Share Exchange Ratio.

        For a detailed description of the Transaction, reference should be made to the Demerger Plan which will be approved by the Board and the information contained therein.

1.3  Purposes of the Report

        This Report has been prepared solely for the purposes of providing the Board with useful information and indications for determining the Share Exchange Ratio to be proposed to the General Meeting.

1.4  Reference Date

        The reference date of the valuations and the conclusions contained in the Report is 18 May 2004 on the assumption and subject to the fact that—as represented by Banca Fideuram to Citigroup—there have been no events in the period between the reference date of the last available financial documentation (as detailed in Section 1.5 below) for Fideuram Vita, Fideuram Assicurazioni and SANPAOLO IMI (the “Companies”) and the date of this Report that could significantly modify the economic, financial and balance sheet situations of the Companies being analysed. We wish to underline that for the purposes of determining the Share Exchange Ratio for the Transaction, we have taken account of (i) the acquisition of Fideuram Assicurazioni S.p.A. (“Fideuram Assicurazioni”) by Fideuram Vita completed on 8 March 2004 and (ii) the capital increase of Fideuram Vita which was completed on 26 January 2004.

        The stock market prices of SANPAOLO IMI referred to in this Report are updated to 17 May 2004.

        The analysis contained in this Report has been conducted on the basis that up to the date on which the Transaction will start to produce its legal effects, there will be no significant or material changes in the economic, financial and balance sheet situations of the Companies.

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1.5  Documentation Utilised

        In preparing this Report, Citigroup has relied exclusively on Public Information, as hereinafter defined, and on the data and the information contained in the documents provided by the management of Banca Fideuram and Fideuram Vita and their advisers (the “Documentation”).

        Citigroup has proceeded on the basis that the Public Information and the Documentation it has received are true, accurate and complete without making any independent checks itself as to such truthfulness, accuracy and completeness. Therefore, the Board acknowledges that the correctness of the evaluations and conclusions contained in this Report unavoidably depend on the correctness, truthfulness and completeness of the information and documents on which such assessments and conclusions are founded.

        As per the terms of its appointment by the Board, Citigroup has not engaged in any due diligence. Neither has Citigroup carried out any independent investigations, checks and evaluations of the individual items or components of the assets and liabilities of Fideuram Vita, Fideuram Assicurazioni and SANPAOLO IMI.

        The assessments and conclusions contained in this Report are based on the following documents which constitute an integral part of the Documentation.

For Fideuram Vita:

•                  certified statutory and consolidated accounts for the 2002 and 2003 financial years;

•                  distribution agreement between Banca Fideuram and the so-called “Polo Assicurativo” (currently in the process of formation)(1), which the parties intend to execute and which contains all of the provisions designed to regulate relations between the companies concerned in connection with the promotion and distribution of products and insurance services by Banca Fideuram (the “Distribution Agreement”);

(1)                                  The “Polo Assicurativo” will be the insurance company that will exist upon completion of the merger of Sanpaolo Vita S.p.A and Fideuram Vita S.p.A in Noricum Vita S.p.A.

•                  forecast for premiums written for the 2004, 2005 and 2006 financial years, provided by the management of Banca Fideuram; and

•                  actuarial valuation of Fideuram Vita as of 31/12/2003 made by the actuaries Tillinghast—Towers Perrin (“Tillinghast”) in the report dated 17 May 2004, entitled “Actuarial Valuation of Fideuram Vita as of 31/12/2003”, in compliance with the terms of the letter of appointment from SANPAOLO IMI and Banca Fideuram dated 5 February 2004.

For Fideuram Assicurazioni:

•                  certified statutory accounts for the 2002 and 2003 financial years;

•                  actuarial valuation of Fideuram Assicurazioni as of 31/12/2003 made by Tillinghast in the report dated 23 December 2003, entitled “Fideuram Assicurazioni S.p.A.—Independent Valuation of Claims Reserves and Calculation of the Appraisal Value as of 31 December 2003”, in compliance with the terms of the joint letter of appointment from Banca Fideuram and Fideuram Vita dated 4 December 2003; and

•                  agreement entered into on 8 March 2004 between Fideuram Vita and Banca Fideuram for the purchase by Fideuram Vita of Fideuram Assicurazioni.

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For SANPAOLO IMI:

•                  certified statutory and consolidated accounts for the 2002 and 2003 financial years;

•                  statutory and consolidated half-yearly directors’ reports as of 30 June 2002 and 2003;

•                  quarterly consolidated reports for the 2003 and 2004 financial years; and

•                  stock market performance of SANPAOLO IMI shares over relevant time spans.

        In addition to examining the documents referred to above, Citigroup has also taken account of public information, including that on recent deals whose subject matter or structure was similar to that of the Transaction such that they could be considered relevant for the purposes of preparing this Report (the “Public Information”).

1.6  Difficulties and Limits

        In making its evaluations aimed at determining the Share Exchange Ratio to be proposed to the General Meeting, Citigroup encountered the following limitations and difficulties which the Board acknowledges and whose importance it recognises:

•                  the absence of listed companies perfectly comparable to Fideuram Vita at national or international level limited the applicable valuation methods;

•                  the profitability of Fideuram Vita is very much linked to retrocession arrangements agreed between the distribution network and the company itself, meaning that the comparability of Fideuram Vita with other companies operating in the same environment is limited;

•                  the above mentioned retrocession arrangements underwent some changes in 2003, following which a historical point of reference in Fideuram Vita’s profitability disappeared, and the Distribution Agreement that Banca Fideuram and the so-called “Polo Assicurativo” intend to execute will further modify retrocession arrangements and hence also the future profitability of Fideuram Vita;

•                  Banca Fideuram’s financial plan for the 2003, 2004 and 2005 financial years, approved by the Board on 12 December 2003, was drawn up by the management prior to the date of execution of the Distribution Agreement between Banca Fideuram and the so-called “Polo Assicurativo” although Banca Fideuram’s management has provided Citigroup with a revised projection of Banca Fideuram’s development prospects after the Transaction;

•                  Fideuram Vita’s share capital is divided into two classes of shares.

2.    Determination of the Share Exchange Ratio

2.1  Foreword

        Determining the Share Exchange Ratio for the purposes of the Transaction entails appraising the value of the Shareholding and the Shares. The methodologies adopted in this regard have taken account of the fact that the Shareholding is in an unlisted company operating in the insurance sector whereas the Shares constitute a small portion of the share capital of a listed company operating in the banking industry.

        In light of the foregoing considerations, the following methodologies were adopted to value the Shareholding and the Shares.

6

(A) Fideuram Vita

        In order to determine the value of the Shareholding, Citigroup has taken account in its valuation methods of past and projected economic-financial results, the distinctive features of Fideuram Vita and the other quantitative and qualitative circumstances which have a bearing on the value of the Shareholding.

        The valuation methods adopted to determine the value of the Shareholding make reference to widely accepted and utilised methodologies in national and international appraisals for the insurance sector:

•                  the appraisal value criterion; and

•                  the multiples paid in comparable transactions criterion.

        In selecting and applying the aforementioned criteria, Citigroup has considered the features, advantages and limits associated with each one on the basis of national and international professional appraisal practices normally followed in the insurance sector. In particular the appraisal value criterion was considered to be the most important method since it permits the determination of the value of the Shareholding on the basis of an actuarial analysis and the projected development of Fideuram Vita, taking account of the Distribution Agreement that will be entered into between Banca Fideuram and the so-called “Polo Assicurativo”. The multiples paid in comparable transactions criterion was used to check the results of the first method used. Given the absence of a significant sample of listed companies comparable to Fideuram Vita the market multiples criterion or statistical regression was not utilised.

        Fideuram Vita’s share capital consists of both ordinary and preference shares. In light of the characteristics of such shares, Citigroup maintained that it was proper to treat the preference shares in the same manner as the ordinary ones.

(B) SANPAOLO IMI

        In order to determine the value of the Shares, Citigroup has taken into account in its valuation methodology that:

•                  the ordinary shares of SANPAOLO IMI are listed on the Electronic Share Market (“MTA”) organised and managed by Borsa Italiana S.p.A. and that SANPAOLO IMI is a company with one of the highest market capitalisations- in Italy;

•                  the volume of SANPAOLO IMI ordinary shares that are traded every day evidences that the shares are highly liquid;

•                  the main financial institutions regularly publish research on SANPAOLO IMI thereby contributing to the dissemination of information and analysis which ensures that the market price adequately reflects the value of the shares; and

•                  the Shares to be assigned to Banca Fideuram’s shareholders represent only a fraction of SANPAOLO IMI’s ordinary share capital.

        Therefore, Citigroup adopted the stock market price criterion as the main valuation method for the Shares while the market multiples criterion was used to check the results of the main method used. Indeed, the market multiples criterion did not produce an outcome significantly different from the results obtained by applying the stock market price criterion. In selecting and applying the aforementioned criteria, Citigroup has considered the features, advantages and limits associated with each one on the basis of national and international professional appraisal practices normally followed in the banking sector.

7

        Citigroup proceeded to analyse the Share Exchange Ratio on the basis of the methodologies illustrated hereunder and in so doing has reached the conclusions set out in Section 3 of this Report.

        The valuation of the Shareholding and the Shares contained in this Report was made solely and exclusively with a view to establishing the Share Exchange Ratio for the purposes of the Transaction. Therefore, all indications as to value in this Report may not be used for purposes other than for indicating the Share Exchange Ratio in connection with the Transaction.

2.2  Valuation Methods Adopted for Valuing Fideuram Vita

        There follows a description of each of the valuation methods used.

1.     The appraisal value criterion

        The appraisal value criterion estimates the value of an insurance company on the basis of the following three elements:

A.           embedded value, which is an estimate—relying on actuarial techniques—of the value of a company equal to the sum of adjusted net asset value and the value of the existing portfolio (Value In-Force, or “VIF”) as at the valuation date;

B.             goodwill, i.e. the net present value of future profits deriving from the new business that will be achieved within a fixed timeframe.

        Appraisal value entails use of the following formula:

Ve = embedded value + goodwill

where:

Ve    =    is the value of the insurance company.

        Specifically, the figure for embedded value expresses the value of the economic capital of an insurance company in relation to the following elements:

1.               the adjusted net asset value of the company, i.e. the net equity shown in the balance sheet plus the adjustments necessary to account for the market value of the underlying assets; and

2.               VIF, i.e. the current value of profits deriving from the portfolio of policies in place as at the valuation date, on the basis of the Tillinghast estimates.

        Therefore, the figure for embedded value is obtained applying the following formula:

Embedded Value = PNR + VIF

where:

PNR	=	adjusted net asset value

VIF	=	value of existing portfolio

        The figure for goodwill was calculated by reference to the following formula:

Goodwill =	[n]	NBVtu
	å t=1	(1 + i)[t]

8

where:

Goodwill	=	sum of present value of future profits deriving from the new business that will be achieved within the timeframe considered
NBVt	=	value of a year of new production, on the basis of the Tillinghast estimates
i	=	discount rate

        The value of a year of new business was determined by multiplying the volume of new annualised business by the profitability margin therefor. Both the volumes of new business and the profitability margins took account of the Distribution Agreement between Banca Fideuram and the so-called “Polo Assicurativo” that the parties concerned intend to sign.

2.     The multiples paid in comparable transactions criterion

        The multiples paid in comparable transactions criterion is based on an analysis of the multiples paid in acquisitions of companies considered comparable to Fideuram Vita in the Italian insurance market. In applying this model, one calculates a series of ratios (multiples) between the implicit value attributed to the company based on the price paid for the purchase of a stake therein and on some important parameters, amongst which embedded value. The average ratios obtained are then applied to Fideuram Vita’s results in order to obtain the value of the insurance company itself.

        The application of the multiples paid in comparable transactions criterion led to a range of values for Fideuram Vita, which encompasses the range of values obtained by applying the appraisal value criterion.

2.3  Valuation Methods Adopted for Valuing SANPAOLO IMI

        There follows a description of each of the valuation methods used.

1.     Stock market price criterion

        The stock market price criterion expresses the value of a company on the basis of its market capitalisation taking account of the prices of its shares traded on regulated stock markets. In particular, the stock market price criterion is considered essential in valuing listed companies in cases where trading volumes in the shares are significant.

        In applying this criterion it is necessary to strike a balance between the need on the one hand to mitigate the volatility of daily price movements by considering prices over a sufficiently long period and on the other hand to use current information indicative of the recent market value of the company. Specifically, Citigroup referred to the official average price over the last month.

        Taking account of the fact that on 29 April 2004 SANPAOLO IMI’s General Meeting approved the distribution of a dividend and considering also that the timing of the Transaction means that the Shares will be assigned to Banca Fideuram shareholders after the payment of the dividends in question, in determining the Share Exchange Ratio reference was made to official stock market prices net of any economic effects associated with payment of the dividend. Citigroup calculated the ex-dividend value by subtracting the value of the dividend from the official stock market price over the chosen time period.

9

2.     Market multiples criterion

        According to the market multiples criterion, the value of a company is obtained by taking as a reference point the market indications in relation to companies with analogous characteristics to the one being valued. The method is based on determining multiples calculated as the ratio between the stock market values and economic, balance sheet and financial data of a select sample of comparable companies. Subject to suitable adjustments being made, the multipliers thereby obtained are applied to the company being valued in order to arrive at a range of values in the event that the company is not listed. By contrast, where the company is listed it is a question of checking whether the multipliers are in line with those expressed by the market for the company being valued.

        The multiples can be subject to adjustment where there are contingent differences between the comparable companies and the one actually being valued. Applying the market multiples criterion did not produce substantially different results from those obtained by using the stock market prices criterion.

3.    Results and Conclusions

        Without prejudice to the considerations, assumptions and limits expressed in Section 1 hereof and on the basis of the analysis conducted in accordance with the criteria described in Section 2 hereof, we have determined the following range of values for the Shareholding and the Shares:

Values	Minimum	Maximum
Value of Shareholding (in millions of euro)
—using the appraisal value criterion	654	703
—using the multiples paid in comparable transactions criterion	603	724

Value per SANPAOLO IMI Share (in euro)
—using the stock market price criterion(1)	9.27

Note:

(1)          value per share ex dividend based on the average official stock market price of SANPAOLO IMI ordinary shares in the last month.

        For the purposes of calculating the Share Exchange Ratio, Citigroup divided the minimum/maximum value of the Shareholding per Banca Fideuram share (determined by applying the appraisal value criterion) by the value of a Share (determined by applying the stock market prices criterion). On the basis of the results set out above, Citigroup has established the following range of values for the Share Exchange Ratio:

0.0720—0.0774 ordinary SANPAOLO IMI shares per Fideuram Vita share.

*****

Citigroup Global Markets Limited

10

Annex 1.6

SANPAOLO IMI

ANNUAL REPORT 2003

2003 Annual Report

SANPAOLO IMI S.p.A.

REGISTERED OFFICE: PIAZZA SAN CARLO 156, TURIN, ITALY

SECONDARY OFFICES:

- VIALE DELL’ARTE 25, ROME, ITALY

- VIA FARINI 22, BOLOGNA, ITALY

COMPANY REGISTER OF TURIN 06210280019

SHARE CAPITAL EURO 5,144,064,800 FULLY PAID

PARENT BANK OF THE SANPAOLO IMI BANKING GROUP

MEMBER OF THE INTERBANK DEPOSIT GUARANTEE FUND

	Luigi Arcuti	Honorary Chairman

Board of Directors	Rainer Stefano Masera (*)	Chairman
	Pio Bussolotto (*)	Managing Director
	Alberto Carmi	Director
	Giuseppe Fontana	Director
	Richard Gardner	Director
	Alfonso Iozzo (*)	Managing Director
	Mario Manuli	Director
	Luigi Maranzana (*)	Managing Director
	Antonio Maria Marocco	Director
	Virgilio Marrone (*)	Director
	Abel Matutes	Director
	Iti Mihalich (*)	Director
	Anthony Orsatelli	Director
	Emilio Ottolenghi	Director
	Orazio Rossi (*)	Deputy Chairman
	Gian Guido Sacchi Morsiani	Director
	Enrico Salza (*)	Deputy Chairman
	Remi François Vermeiren	Director

(*) Members of the Executive Committee

Board of Statutory Auditors	Mario Paolillo	Chairman
	Aureliano Benedetti	Auditor
	Maurizio Dallocchio	Auditor
	Paolo Mazzi	Auditor
	Enrico Vitali	Auditor
	Stefania Bortoletti	Supplementary Auditor
	Antonio Ottavi (**)	Supplementary Auditor

(**) Prof. Ottavi handed in his resignation, effective as of 19 January 2004

Independent Auditors	PricewaterhouseCoopers S.p.A.

Contents

AGENDA OF THE SHAREHOLDERS’ MEETING
LETTER TO THE SHAREHOLDERS
KEY FIGURES
GROUP STRUCTURE
CONSOLIDATED FINANCIAL STATEMENTS AND REPORTS
Reclassified consolidated financial statements
Reclassified consolidated statement of income
Reclassified consolidated balance sheet

Report on Group Operations
Economic background
Action points and initiatives in the year
Consolidated results
Embedded value of the life portfolio
Operating volumes and organization
Capital and reserves
Risk management and control
Supplementary information
• Performance of share prices
• Shareholders
• Ratings
• Transactions with related parties
• Offices held by Directors in other companies
• Stock incentive plans
• Transition to IAS/IFRS international accounting policies
Group Business Areas
Developments after the end of the year

Independent auditors’ report
Consolidated financial statements
Consolidated balance sheet
Consolidated statement of income
Consolidated Explanatory Notes
Introduction	– Background information on the consolidated financial statements
Part A	– Accounting policies
Part B	– Information on the consolidated balance sheet
Part C	– Information on the consolidated statement of income
Part D	– Other information

Attachments
Statement of changes in consolidated shareholders’ equity
Statement of consolidated cash flows
Reconciliation between the Bank’s financial statements and the consolidated financial statements
List of equity investments higher than 10% in unlisted companies and in limited liability companies
Methodological notes and statements of the pro forma consolidated statements of income and balance sheets for 2002 and for the first three quarters of 2003

PARENT BANK FINANCIAL STATEMENTS AND REPORTS
Parent Bank reclassified financial statementsp
Parent Bank reclassified statement of income
Parent Bank reclassified balance sheet

Parent Bank Report on Operations
Parent Bank results
Operating volumes and organization
Capital and reserves
Supplementary information
Developments after the end of the year
Proposal for the approval of the financial statements and allocation of net income for the year
Report of the Board of Statutory Auditors
Independent auditors’ report
Parent Bank financial statements
Parent Bank balance sheet
Parent Bank statement of income
Parent Bank Explanatory Notes
Introduction	– Background information on the financial statements
Part A	– Accounting policies
Part B	– Information on the balance sheet
Part C	– Information on the statement of income
Part D	– Other information

Attachments
Statement of changes in shareholders’ equity
Statement of cash flows
List of properties owned by the Bank

OTHER POINTS ON THE AGENDA
Nomination, following determination of the number, of the members of the Board of Directors and the Chairman for 2004/2005/2006; detail of related remuneration
Assignment of the appointment to audit the financial statements, the Half Year Report and the Annual Report on Form 20-F for 2004/2005/2006
Authorization for the purchase and sale of own shares
Nomination of a Supplementary Auditor in accordance with Art. 2401 of the Italian Civil Code

REPORT ON THE CORPORATE GOVERNANCE AND IMPLEMENTATION OF THE CODE OF CONDUCT FOR LISTED COMPANIES
INFORMATION FOR INVESTORS

Agenda of the Shareholders’ Meeting

TURIN

1st    calling for the ordinary meeting: 28 April 2004

2nd   calling for the ordinary meeting: 29 April 2004

1.               Financial statements as of 31 December 2003, reports of the Board of Directors and the Board of Statutory Auditors; allocation of net income; consolidated Group financial statements as of 31 December 2003

2.               Nomination, following determination of the number, of the members of the Board of Directors and the Chairman for 2004/2005/2006; detail of related remuneration

3.               Assignment of the appointment to audit the financial statements, the Half Year Report and the Annual Report on Form 20-F for 2004/2005/2006

4.               Authorization for the purchase and sale of own shares

5.               Nomination of a Supplementary Auditor in accordance with Art. 2401 of the Italian Civil Code

Letter to the Shareholders

Shareholders,

the year 2003, a year of light and shade, closed a difficult three-year period, characterized by events which influenced, and will continue to affect, the international economy and politics. While many uncertainties are still hovering over the global social and economic system, the first signs of recovery are appearing and there is hope that they will lead to an improvement in the situation and new optimism on the markets.

With the slowing down of the expansion cycle that had characterized the main international economies for years, in 2001 the economic recession which had already been hinted at in the second half of 2000 became fully obvious. This market situation dissipated the euphoria of the financial markets and the wave of optimism that had induced some to assume the end of economic cycles and the advent of a New Economy.

The crisis was then worsened with the onset of other events which further undermined market confidence and that, if on the one hand accelerated its negative cycle phase, on the other stimulated its economic impact. Above all, the escalation of terrorism and the succeeding crises in the Middle East represented and continue to represent a threat both to industrialized and developing societies. Secondly, cases of insolvency, often in conjunction with accounting crimes, which have concerned certain large companies in the industrialized countries, as well as Argentina’s default, created new uncertainty and unavoidable negative influences on the global financial market. The impact of the spread of a series of epidemics, which in some cases slowed the growth of certain of the otherwise internationally more dynamic regions, should not be underestimated.

The 2001-2003 period was also characterized by important global changes. The rapid growth of certain, mostly Asian, countries started modifying economic balances and the increase in de-localization had inevitable negative impacts on employment in industrialized countries, owing to the ever increasing shift of a series of segments of the production chain towards developing countries. Europe in addition experienced the physical introduction of the single currency, leading to closer economic integration of the countries in the euro-zone, and the ratification of the admission of the East European countries, which will soon lead to the enlargement of the European Union and, consequently, to a new series of opportunities, and also challenges, for companies in Western countries.

From a certain point of view, 2003 represented a turning point: the United States and certain Asian economies recorded a significant growth, especially in the second half of the year, and financial markets showed a better than expected recovery, almost constant since the end of the conflict in Iraq. There were also negative aspects: Europe has shown no significant signs of recovery and is still penalized by the rise in the value of the euro compared to the dollar; there have been other extremely serious terrorist attacks; and the confidence of investors still has to be regained after the recent crimes which have affected the economic community.

This scenario had, and will undoubtedly continue to have, a considerable influence on the Italian banking system: the economic difficulties and uncertainty of the equity markets have imposed new business models, increased diversification of the sources of revenue and a marked perception of risk, as regards both company activity and, especially, for customers.

Changes taking place in the European Union will set further challenges, represented by the progressive financial integration which could soon lead all the main operators to compete in a common European arena, but also opportunities, represented by possible expansion in the economies of the New Europe, which are rapidly converging towards models more similar to those of Western countries.

Finally, our country’s economic map is changing considerably: the competition brought by emerging countries, especially Asian, is creating difficulties in areas once characterized by a high level of wealth per capita, but new business opportunities and the implementation of economic development policies, are favoring the birth of new industrial districts characterized by considerable dynamism. There are still problems concerning competition and product innovation, which make it even more necessary to destine greater resources to research and development.

Within this scenario, SANPAOLO IMI has established strategies aimed at countering the negative impacts of the economic situation and assuming a better position in view of the challenges and opportunities which are lining up.

Firstly, in the three-year period work began on reorganizing the Group structure, changing the multispecialist arrangement to move towards a business model which, despite the presence of specialist units, is strongly focused on business with households and companies and on exploiting local organizations. The widespread presence throughout the country, which was expanded from the traditional regions to Southern Italy already in 2000 with the acquisition of Banco di Napoli, was completed in June 2002 thanks to the integration into SANPAOLO IMI of the

Cardine Group, with roots in the North East. The expansion of the distribution networks was followed by their rationalization and integration: at the end of 2002 a plan was presented to extend the model successfully adopted by the Sanpaolo Network, based upon the specialization of the operating points and the creation of a certain number of territorial areas and bank networks. This model aims at satisfying more effectively the needs of different types of customers and exploiting strongly rooted brands.

The expansion and rationalization of the distribution networks were joined by initiatives undertaken with important local organizations. In Italy, investments were acquired in Cassa dei Risparmi di Forlì and in Banca delle Marche, in which SANPAOLO IMI now holds shares of 29.8% and 7% respectively. These shareholdings, which according to existing arrangements might still be increased, together with that in Cassa di Risparmio di Firenze, completed in 2000 and currently at 19.5%, not only represent an option for the future, they are also aimed at the implementation of joint projects in numerous sectors. Further shareholdings have been acquired in banks in foreign countries of strategic interest: the Group now holds 62.9% of Banka Koper, operating in Slovenia with 39 branches; 85.9% of Inter-Europa Bank, which has 25 operating points in Hungary; 97.9% of Sanpaolo IMI Bank Romania, operating through 22 branches, as well as shares of 3.6% and 5.6% respectively in the Polish bank Kredyt Bank and the Tunisian bank Biat.

The compression of economic margins as a result of the adverse market scenario also forced SANPAOLO IMI, on the one hand, to diversify its sources of revenue even further and, on the other, to implement effective cost control. The Group, leader in the industry of Italian mutual funds, was influenced by the recession of the financial markets, which not only eroded the value of customer investments, but also involved their recomposition towards products with lower added value; the fall in interest rates, which has put pressure on the credit margin should be added to this scenario. In this negative context SANPAOLO IMI increased transactions with customers and conceived new investment products, becoming leader in Italy in the bancassurance sector.

The search for increased operating efficiency was the subject of numerous projects: the Macchina Operativa Integrata was created as a single structure to organize the information systems and network support functions, while finance and treasury activities were centralized in the Parent Bank, along with the purchases and logistics of the bank networks. A generational exchange plan was also approved, making considerable use of the “Fund for staff in the banking industry”. The Group’s investment portfolio was rationalized: this involved drastic simplification of the structure, as in the cases of integration of Sanpaolo Invest in Fideuram, of Noricum Vita and the Eptaconsors group, and the centralization of the tax collection and depositary bank activities, the sale of the investments in Banque Sanpaolo, Finconsumo Banca and Adria Vita and the reorganization of the presence in the international financial centers.

The combination of these initiatives allowed the offsetting of the fall in income and, in 2003, a year in which the economy offered better prospects, to achieve satisfactory results, above budget expectations. Net income, benefiting from the increase in all the economic margins, reached 972 million euro, increasing 7.9% compared with the pro forma result of 2002. This is the result of higher revenues, thanks to the defense of the net interest income and the positive trend of commissions and profits and losses from financial transactions, and of cost control, which restricted the growth of administrative costs to 0.7%. With this result, the total income produced in the last three-year period – a period with a difficult economic scenario - reached 3.1 billion euro, more than 2 billion of which, including the dividend proposed this year by the Shareholders’ meeting, were distributed to Shareholders.

If we look at a more long-term picture, the path followed since 1998 - the year of the merger between San Paolo and IMI - has been long and often uphill, but the results have been significant, both in terms of profitability and strategic position. The 9% RoE obtained in 2003 compares with a profitability of the San Paolo capital in 1997 of less than 2%. Simultaneously, the distribution capacity in Italy has more than doubled, moving from about 1,300 to almost 3,200 branches. Customer financial assets have also doubled – about 370 billion euro – as have customer loans – at about 125 billion euro. This growth in size was realized at the same time as an improvement in efficiency and in asset quality: the net non-performing loans to net loans ratio, 3.7% for San Paolo at the end of 1997, has steadily reached about 1% since 2000 and has currently dropped to 0.9%.

These results, achieved thanks to close teamwork which has integrated and exploited different professional approaches and cultures, confirm the validity of the steps taken and enable an optimistic outlook of the future. The strategic decisions of the past did not envisage a short-term view, but focused on putting SANPAOLO IMI in the best position to face future challenges.

The new distribution model, which has already produced significant results for the Sanpaolo Network and is being extended to the Group’s other distribution networks, lays the foundations for taking full advantage of the opportunities offered by the territorial expansion accomplished in recent years. It represents a solid basis for new alliances or acquisitions, thanks to its organization into bank networks and territorial areas with a considerable amount of independence.

The efficiency and solidity achieved also represent a strong reference point on which to build future operating growth. In 2003, the cost to income ratio fell to 61.9% compared with 65.1% in 2002 and a target of about 55% has been maintained for 2005, continuing to represent a challenging yet realistic aim. The capitalization, expressed by a 7.4% tier 1 ratio and a total ratio of 10.5%, enables the development of growth strategies sustainable in future years. Prudent management has been confirmed by the monitoring of asset quality, with the improvement in 2003 of all coverage and the provision of 90% of the exposure towards the Parmalat group, and the booking of all extraordinary charges linked with staff leaving incentives to the statement of income.

Finally, the reorganization of the insurance activities is being studied with the aim of concentrating the various holding companies operating in the sector. This operation will create, on the one hand, the second national insurance pole which will serve not only the Group networks, but also independent networks and will therefore be characterized by considerable critical mass and increased operating efficiency and, on the other, develop innovative products in sectors such as welfare and personal and property insurance.

As leader of the asset management sector in Italy and a main national financial institute, the most pressing challenge facing SANPAOLO IMI is the best management of the difficult moment that Group customers are facing. Recent cases of insolvency, following the decline in share prices and Argentina’s default, are threatening the confidence of investors: this lack of security does not imply only a risk of creating distortions on the capital markets which could penalize savers even further, but also of compromising the availability of certain types of financing to companies.

SANPAOLO IMI has taken steps to regain the confidence of investors as regards financial markets as well as to guarantee Italian companies the amounts of capital required for them to operate. As regards this second aspect, the Group intends to confirm its role as reference point for the national industrial system, granting credit to companies with adequate stability, and cooperating in the development of alternative sources of financing, also acting as a channel for collective investments. As far as savings are concerned, SANPAOLO IMI has already begun distributing products aimed at diminishing the risk for investors: traditional asset management products which, by diversifying investments, enable the almost complete neutralization of the specific risk, have been flanked with others that guarantee capital. An Investment Policy has also been approved. This comprises a series of policies aimed at the staff of the distribution networks and addressed towards the diversification of portfolios and the development of increased customer awareness in relation to investment choices. With reference to the holders of debt securities in default, initiatives for their individual assessment with a view to redemption have been carried out in order to establish suitability for sale by the Group banks. Customers have also been guaranteed the necessary support to include the related credit under liabilities, offering particular support to the formation of the “Committee to defend SANPAOLO IMI Group Parmalat bondholders” headed by Prof. Paolo Vercellone.

This combination of initiatives demonstrates the commitment to the Bank’s current priority, the consolidation of the traditional relationship of confidence with savers. The latter, along with employees, local communities and environmental protection, are one of the stakeholders with whom SANPAOLO IMI has made a commitment of social responsibility. We are firmly convinced that the creation of value for Shareholders cannot put aside the respect and maximization of the relationship with all stakeholders. For this reason, we are making considerable investments so that the ethics and social responsibilities are understood and implemented constantly at all levels. In this sense the role of the Social Report is a fundamental instrument, not only in terms of reporting but also of governance and monitoring. The Social Report, in its second edition, refers to the whole Group and is presented together with the Financial Statements.

As in the past, the years ahead will probably herald further changes and new events, positive and, unfortunately, also negative; certain challenges that await us in the future are already tangible and others are only just perceptible, while others have yet to appear on the horizon. Your Bank has already proven its ability to overcome successfully difficult times and to respond with resolution to the changing external scenario: this enables us to confirm our aims, which envisage, among other things, reaching a RoE of approximately 15% in 2005. The SANPAOLO IMI Group has to look confidently to the future, convinced that it can withstand adversity and exploit fully any opportunities which might arise.

Turin, 26 March 2004

The Chairman

/s/ [ILLEGIBLE]

The position of the SANPAOLO IMI Group

2003-2005 Plan: the expected results

Key figures

	2003	2002 pro forma (1)	Change 2003 / 2002 pro forma	2002
			(%)

CONSOLIDATED STATEMENT OF INCOME (€/mil)
Net interest income	3,716	3,653	+1.7	3,773
Net commissions and other net dealing revenues	3,036	2,795	+8.6	2,809
Administrative costs	-4,610	-4,578	+0.7	-4,648
Operating income	2,717	2,334	+16.4	2,360
Provisions and net adjustments to loans and financial fixed assets	-859	-1,412	-39.2	-1,426
Income before extraordinary items	1,700	704	+141.5	722
Net income of the Group	972	901	+7.9	889

CONSOLIDATED BALANCE SHEET (€/mil)
Total assets	202,580	199,645	+1.5	203,773
Loans to customers (excluding NPLs and SGA loans)	122,415	121,676	+0.6	124,115
Securities	25,292	21,406	+18.2	22,591
Equity investments	4,572	4,172	+9.6	4,064
Subordinated liabilities	6,414	6,605	-2.9	6,613
Shareholders’ equity of the Group	10,995	10,702	+2.7	10,537

CUSTOMER FINANCIAL ASSETS (€/mil)
Customer financial assets	368,042	352,411	+4.4	356,281
• Direct deposits	131,721	133,236	-1.1	137,049
• Indirect deposits	236,321	219,175	+7.8	219,232
• Asset management	143,711	132,931	+8.1	131,515
• Asset administration	92,610	86,244	+7.4	87,717

PROFITABILITY RATIOS (%)
RoE (2)	9.0	8.3		8.3
Cost / Income ratio (3)	61.9	65.1		65.1
Net commissions / Administrative costs	65.9	61.1		60.4

CREDIT RISK RATIOS (%)
Net non-performing loans / Net loans to customers	0.9	1.0		1.1
Net problem loans and loans in restructuring / Net loans to customers	1.1	1.2		1.1

SOLVENCY RATIOS (%) (4)
Core tier 1 ratio	6.6	6.6		6.6
Tier 1 ratio	7.4	7.3		7.3
Total ratio	10.5	10.7		10.7

SHARES (4)
Number of shares (millions)	1,837	1,837	—	1,837
Quoted price per share (€)
• average	8.158	9.439	-13.6	9.439
• low	5.796	5.231	+10.8	5.231
• high	11.346	13.702	-17.2	13.702
Earnings / Average number of shares in circulation (€)	0.53	0.48	+10.4	0.48
Dividend per share (€)	0.39	0.30	+30.0	0.30
Dividend per share / Average annual price (%)	4.78	3.18		3.18
Book value per share (€) (5)	6.00	5.74	+4.5	5.74

OPERATING STRUCTURE
Employees	43,465	45,217	-3.9	45,650
Domestic branches	3,168	3,115	+1.7	3,069
Foreign branches and representative offices	122	114	+7.0	153
Financial planners	4,675	4,951	-5.6	4,955

(1)

The pro forma figures, which are unaudited, were prepared taking into consideration the changes in the consolidation area, according to the criteria detailed in the Explanatory Notes. In particular, from 1/1/2002, the line by line consolidation of Eptaconsors and Inter-Europa Bank, the proportional consolidation of Cassa dei Risparmi di Forlì and the exclusion of Banque Sanpaolo, Finconsumo Banca and IW Bank from the consolidation area, have been assumed; in the pro forma figures the latter have been carried at equity.

(2)	Net income / Average net shareholders’ equity (calculated as the arithmetical average of the values at year end).
(3)

Administrative costs (excluding indirect duties and taxes) and amortization (excluding adjustments to goodwill and merger and consolidation differences) / Net interest and other banking income (including other net income).

(4)	The comparative figures for 2002 are not pro forma.
(5)	Net shareholders’ equity / Number of shares in circulation.

Group structure

Domestic Banking Networks
• Sanpaolo Network and Consumer Banking
Sanpaolo Network
Parent Bank
Sanpaolo Banco di Napoli
Sanpaolo Leasint
Finemiro Banca (97%)
Sanpaolo Bank (Luxembourg) (2)
Sanpaolo Bank (Austria) (3)
Sanpaolo Bank (Switzerland)
• Former Cardine bank networks (4)
Cassa di Risparmio di Padova e Rovigo
Cassa di Risparmio in Bologna
Cassa di Risparmio di Venezia
Banca Popolare dell’Adriatico
Friulcassa
• Banca OPI
• Large Groups and Structured Finance
Parent Bank
• Other Italian Networks
Cassa di Risparmio di Firenze (19.5%)
Cassa dei Risparmi di Forlì (29.8%)
Banca delle Marche (7%)
• Tax Collection
Parent Bank
GEST Line

Central Functions	Personal Financial Services
• Parent Bank Functions	• Banca Fideuram (73.4%)
• Shareholding Investments	Sanpaolo Invest SIM
Santander Central Hispano (Spain; 2.9%)	Banque Privée Fideuram Wargny (France)
CDC Ixis (France; 3.4%)	Fideuram Investimenti
Banque Sanpaolo (France; 40%)	Fideuram Vita
Finconsumo Banca (30%) (1)	Fideuram Bank (Luxembourg)
Other shareholdings	Fideuram Assicurazioni
• Treasury	Fideuram Fiduciaria
Parent Bank	Fideuram Bank Suisse (Switzerland)
Sanpaolo IMI US Financial (United States)	Fideuram Gestions (Luxembourg)
Sanpaolo IMI Bank International (Madeira, Portugal)	Fideuram Asset Management (Ireland)
• Macchina Operativa Integrata	Sanpaolo Invest Ireland (Ireland)
(Integrated Operating Vehicle)
Wealth Management and Financial Markets
• Sanpaolo IMI Wealth Management
Sanpaolo IMI Asset Management
Sanpaolo Vita
Sanpaolo Life (Ireland)
Sanpaolo IMI Wealth Management (Luxembourg)
Sanpaolo IMI Institutional Asset Management
Sanpaolo IMI Alternative Investments
• Eptafund
• Banca IMI
IMI Bank (Luxembourg) (2)
IMI Investments (Luxembourg)
IMI Capital Markets USA (United States)
Banca IMI Securities (United States)
• Sanpaolo IMI Private Equity
LDV Holding (Netherlands)

International Activities
• Foreign Network
Parent Bank
Sanpaolo IMI Bank Ireland (Ireland)
• Sanpaolo IMI Internazionale
Banka Koper (Slovenia; 62.6%) (5)
Inter-Europa Bank (Hungary; 85.9%)
Sanpaolo IMI Bank Romania (Romania; 97.9%)

IMI Investimenti

(1)       The sale of the share to Santander Central Hispano was completed on 23 January 2004.

(2)       The merger by incorporation of IMI Bank (Luxembourg) into Sanpaolo Bank (Luxembourg) was approved on 16 December 2003.

(3)       The termination of the activity of Sanpaolo Bank (Austria) was authorized on 16 December 2003.

(4)       From 1/1/2004, Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio in Bologna, Cassa di Risparmio di Venezia and Friulcassa operate within the North East Territorial Direction, while Banca Popolare dell’Adriatico refers to the Sanpaolo Network.

(5)       On 18 February 2004 the share rose from 62.6% to 62.9%.

Consolidated financial statements and reports

RECLASSIFIED CONSOLIDATED FINANCIAL STATEMENTS

REPORT ON GROUP OPERATIONS

INDEPENDENT AUDITORS’ REPORT

CONSOLIDATED FINANCIAL STATEMENTS

ATTACHMENTS

Reclassified consolidated financial statements

RECLASSIFIED CONSOLIDATED STATEMENT OF INCOME

RECLASSIFIED CONSOLIDATED BALANCE SHEET

Reclassified consolidated statement of income

	2003	2002 pro forma (1)	Change 2003 / 2002 pro forma	2002
	(€/mil)	(€/mil)	(%)	(€/mil)

NET INTEREST INCOME	3,716	3,653	+1.7	3,773
Net commissions and other net dealing revenues	3,036	2,795	+8.6	2,809
Profits and losses from financial transactions and dividends on shares	447	304	+47.0	286
Profits from companies carried at equity and dividends from shareholdings	283	314	-9.9	292

NET INTEREST AND OTHER BANKING INCOME	7,482	7,066	+5.9	7,160
Administrative costs	-4,610	-4,578	+0.7	-4,648
• personnel	-2,841	-2,814	+1.0	-2,856
• other administrative costs	-1,512	-1,508	+0.3	-1,528
• indirect duties and taxes	-257	-256	+0.4	-264
Other operating income, net	329	354	-7.1	358
Adjustments to tangible and intangible fixed assets	-484	-508	-4.7	-510

OPERATING INCOME	2,717	2,334	+16.4	2,360
Adjustments to goodwill and merger and consolidation differences	-158	-218	-27.5	-212
Provisions and net adjustments to loans and financial fixed assets	-859	-1,412	-39.2	-1,426
• provisions for risks and charges	-195	-261	-25.3	-261
• net adjustments to loans and provisions for guarantees and commitments	-724	-590	+22.7	-604
• net adjustments to financial fixed assets	60	-561	n.s.	-561

INCOME BEFORE EXTRAORDINARY ITEMS	1,700	704	+141.5	722
Net extraordinary income/expense	-32	320	n.s.	296

INCOME BEFORE TAXES	1,668	1,024	+62.9	1,018
Income taxes for the period	-657	-443	+48.3	-450
Change in reserve for general banking risks	9	363	-97.5	364
Income attributable to minority interests	-48	-43	+11.6	-43

NET INCOME	972	901	+7.9	889

(1)

The pro forma figures for 2002, which are unaudited, were prepared to enable consistent comparison with the figures for 2003. The pro forma schedules reflect the line by line consolidation of the Inter-Europa Bank and Eptaconsors and the proportional consolidation of Cassa dei Risparmi di Forlì commencing from 1 January 2002, as well as the exclusion of Banque Sanpaolo and IW Bank from the line by line consolidation area and of Finconsumo Banca from the proportional consolidation area as of the same date.

.

Quarterly analysis of the reclassified consolidated statement of income

	2003					2002 pro forma (1)
	Fourth quarter	Third quarter pro forma (1)	Second quarter pro forma (1)	First quarter pro forma (1)	Quarterly average	Fourth quarter	Third quarter	Second quarter	First quarter	Quarterly average
	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)

NET INTEREST INCOME	921	939	932	924	929	926	906	920	901	913
Net commissions and other net dealing revenues	855	786	713	682	759	751	665	686	693	699
Profits and losses from financial transactions and dividends on shares	108	76	178	85	112	68	22	129	85	76
Profits from companies carried at equity and dividends from shareholdings	61	67	99	56	71	58	60	142	54	79

NET INTEREST AND OTHER BANKING INCOME	1,945	1,868	1,922	1,747	1,871	1,803	1,653	1,877	1,733	1,767
Administrative costs	-1,214	-1,128	-1,152	-1,116	-1,153	-1,205	-1,113	-1,157	-1,103	-1,145
• personnel	-735	-696	-713	-697	-710	-733	-683	-709	-689	-704
• other administrative costs	-422	-365	-372	-353	-378	-404	-372	-378	-354	-377
• indirect duties and taxes	-57	-67	-67	-66	-64	-68	-58	-70	-60	-64
Other operating income, net	85	82	81	81	82	92	93	91	78	89
Adjustments to tangible and intangible fixed assets	-148	-113	-116	-107	-121	-159	-128	-112	-109	-127

OPERATING INCOME	668	709	735	605	679	531	505	699	599	584
Adjustments to goodwill and merger and consolidation differences	-43	-35	-46	-34	-40	-91	-40	-45	-42	-55
Provisions and net adjustments to loans and financial fixed assets	-474	-71	-180	-134	-215	-658	-453	-150	-151	-353
• provisions for risks and charges	-88	-44	-36	-27	-49	-98	-65	-53	-45	-65
• net adjustments to loans and provisions for guarantees and commitments	-432	-122	-102	-68	-181	-263	-181	-54	-92	-148
• net adjustments to financial fixed assets	46	95	-42	-39	15	-297	-207	-43	-14	-140

INCOME BEFORE EXTRAORDINARY ITEMS	151	603	509	437	424	-218	12	504	406	176
Net extraordinary income/expense	179	-38	-215	42	-8	150	35	79	56	80

INCOME BEFORE TAXES	330	565	294	479	416	-68	47	583	462	256
Income taxes for the period	-133	-213	-122	-189	-164	42	-74	-242	-169	-111
Change in reserve for general banking risks	3	6	—	—	2	352	13	-2	—	91
Income attributable to minority interests	-14	-13	-12	-9	-12	—	-14	-15	-14	-11

NET INCOME	186	345	160	281	242	326	-28	324	279	225

(1)

The pro forma figures, which are unaudited, were prepared to enable consistent comparison. The pro forma schedules reflect the line by line consolidation of Inter-Europa Bank and Eptaconsors and the proportional consolidation of Cassa dei Risparmi di Forlì commencing from 1 January 2002, the exclusion of Banque Sanpaolo and IW Bank from the line by line consolidation area and of Finconsumo Banca from the proportional consolidation area as of the same date, and, with exclusive regard to the first quarter of 2002, the line by line consolidation of the former Cardine Group, taking place for the first time as of 30 June 2002, with accounting effect as of 1 January 2002.

Reclassified consolidated balance sheet

	31/12/2003	31/12/2002 pro forma (1)	Change 31/12/03 - 31/12/02 pro forma	31/12/2002
	(€/mil)	(€/mil)	(%)	(€/mil)

ASSETS
Cash and deposits with central banks and post offices	1,474	1,499	-1.7	1,406
Loans	146,877	145,921	+0.7	148,701
• due from banks	22,278	21,744	+2.5	22,000
• loans to customers	124,599	124,177	+0.3	126,701
Dealing securities	22,357	19,015	+17.6	19,694
Fixed assets	9,822	9,103	+7.9	9,596
• investment securities	2,935	2,391	+22.8	2,897
• equity investments	4,572	4,172	+9.6	4,064
• intangible fixed assets	343	398	-13.8	406
• tangible fixed assets	1,972	2,142	-7.9	2,229
Differences arising on consolidation and on application of the equity method	959	1,080	-11.2	1,030
Other assets	21,091	23,027	-8.4	23,346
Total assets	202,580	199,645	+1.5	203,773

LIABILITIES
Payables	160,255	157,369	+1.8	161,505
• due to banks	28,534	24,133	+18.2	24,456
• due to customers and securities issued	131,721	133,236	-1.1	137,049
Provisions	4,019	3,889	+3.3	3,813
• for taxation	732	742	-1.3	670
• for termination indemnities	946	967	-2.2	961
• for risks and charges	2,037	1,832	+11.2	1,839
• for pensions and similar	304	348	-12.6	343
Other liabilities	20,626	20,738	-0.5	20,971
Subordinated liabilities	6,414	6,605	-2.9	6,613
Minority interests	271	342	-20.8	334
Shareholders’ equity	10,995	10,702	+2.7	10,537
Total liabilities	202,580	199,645	+1.5	203,773

GUARANTEES AND COMMITMENTS
Guarantees given	19,912	20,060	-0.7	20,483
Commitments	25,839	27,287	-5.3	27,574

(1)

The pro forma figures as of 31 December 2002, which are unaudited, were prepared to enable consistent comparison with the figures as of 31 December 2003. The pro forma schedules reflect the line by line consolidation of the Inter-Europa Bank and Eptaconsors and the proportional consolidation of Cassa dei Risparmi di Forlì commencing from 1 January 2002, as well as the exclusion of Banque Sanpaolo and IW Bank from the line by line consolidation area and of Finconsumo Banca from the proportional consolidation area as of the same date.

Quarterly analysis of the reclassified consolidated balance sheet

	2003				2002 pro forma (1)
	31/12	30/9 pro forma (1)	30/6 pro forma (1)	31/3 pro forma (1)	31/12	30/9	30/6	31/3
	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)

ASSETS
Cash and deposits with central banks and post offices	1,474	963	974	967	1,499	965	1,086	1,502
Loans	146,877	139,679	146,381	148,267	145,921	142,835	143,830	144,214
• due from banks	22,278	17,607	20,050	22,741	21,744	21,604	22,450	20,702
• loans to customers	124,599	122,072	126,331	125,526	124,177	121,231	121,380	123,512
Dealing securities	22,357	23,642	24,580	20,489	19,015	23,068	24,384	25,058
Fixed assets	9,822	9,690	9,586	9,866	9,103	9,812	10,406	11,521
• investment securities	2,935	2,864	2,895	2,950	2,391	2,634	3,185	3,484
• equity investments	4,572	4,424	4,253	4,453	4,172	4,478	4,428	5,175
• intangible fixed assets	343	334	339	370	398	371	389	411
• tangible fixed assets	1,972	2,068	2,099	2,093	2,142	2,329	2,404	2,451
Differences arising on consolidation and on application of the equity method	959	992	1,027	1,055	1,080	1,148	1,195	1,175
Other assets	21,091	22,893	26,460	22,131	23,027	22,982	22,781	22,831
Total assets	202,580	197,859	209,008	202,775	199,645	200,810	203,682	206,301

LIABILITIES
Payables	160,255	155,736	160,518	162,154	157,369	159,913	162,937	164,353
• due to banks	28,534	26,638	28,087	27,896	24,133	26,686	30,155	32,455
• due to customers and securities issued	131,721	129,098	132,431	134,258	133,236	133,227	132,782	131,898
Provisions	4,019	4,026	3,680	3,908	3,889	4,293	4,181	4,585
• for taxation	732	725	436	838	742	1,195	1,078	1,412
• for termination indemnities	946	985	971	971	967	975	995	998
• for risks and charges	2,037	2,007	1,925	1,751	1,832	1,776	1,760	1,800
• for pensions and similar	304	309	348	348	348	347	348	375
Other liabilities	20,626	20,555	27,311	19,010	20,738	19,593	19,566	19,505
Subordinated liabilities	6,414	6,484	6,784	6,533	6,605	6,210	6,147	5,785
Minority interests	271	298	292	354	342	437	445	805
Shareholders’ equity	10,995	10,760	10,423	10,816	10,702	10,364	10,406	11,268
Total liabilities	202,580	197,859	209,008	202,775	199,645	200,810	203,682	206,301

(1)

The pro forma figures, which are unaudited, were prepared to enable consistent comparison. The pro forma schedules reflect the line by line consolidation of Inter-Europa Bank and Eptaconsors and the proportional consolidation of Cassa dei Risparmi di Forlì commencing from 1 January 2002, the exclusion of Banque Sanpaolo and IW Bank from the line by line consolidation area and of Finconsumo Banca from the proportional consolidation area as of the same date, and, with exclusive regard to the first quarter of 2002, the line by line consolidation of the former Cardine Group, taking place for the first time as of 30 June 2002, with accounting effect as of 1 January 2002.

Report on Group Operations

ECONOMIC BACKGROUND

ACTION POINTS AND INITIATIVES IN THE YEAR

CONSOLIDATED RESULTS

EMBEDDED VALUE OF THE LIFE PORTFOLIO

OPERATING VOLUMES AND ORGANIZATION

CAPITAL AND RESERVES

RISK MANAGEMENT AND CONTROL

SUPPLEMENTARY INFORMATION

GROUP BUSINESS AREAS

DEVELOPMENTS AFTER THE END OF THE YEAR

Economic background

The international context

Despite economic developments in the first half of the year failed to live up to expectations -as result of geo-political tensions connected with the Iraqi conflict - the performance of the world economy strengthened in the second half of 2003. Led by the United States and China, the cyclical recovery broadened to Japan and the main emerging areas, albeit not homogeneously. On the contrary, in the Euro-zone and - Italy there were no clear signs of a solid economic upturn.

In the United States GDP increased by 3.1% in 2003, thanks to the acceleration in the second half of the year which led the growth rate near to the potential level. The resilience of private consumption was joined by the positive trend of gross fixed investment and exports. The domestic and foreign components of demand benefited, on the one hand, from extensive monetary and fiscal policies and, on the other, from the large depreciation of the dollar. Notwithstanding the favorable cyclical momentum, inflation in the United States continued its downward trend, reaching an annual average of 2.3%.

The recovery of the American manufacturing activity however was not followed by a rise in employment, nor by absorption of the domestic and international imbalances. The creation of new jobs has so far been clearly lower than in previous phases of recovery. Furthermore, the improvement in the financial balance of the private sector has been replaced by a worsening in public accounts. The external imbalance has enlarged even further.

The growth rate in Japan rose from -0.3% in 2002 to over 2% in 2003, higher than its long-term value, estimated at around 1%. The Japanese economy benefited both from the positive trend of commerce in the Asian area, thanks to an increased openness of China to foreign exchanges, and from the recovery of the private investment cycle. Household consumption remained weak because of the difficulties in the labor market and the persistence of deflationary pressures on prices.

In 2003 the emerging countries showed a sustained growth for the second consecutive year. The Asian economies provided a decisive contribution, followed by the good performance of the East European and Mediterranean countries and by the return to positive growth rates in Latin America. The improvement in the economic prospects of the emerging areas favored the inflows of foreign capital and the accumulation of official reserves.

The euro-zone and Italy

In 2003 the economic growth in the Euro-zone was fairly disappointing; flat in the first half of the year with only a slight revival in the second half. GDP growth (+0.4%, one half of the 2002 figure) was lower than expected, due to the persistent weakness of domestic demand, especially in the first half year. In the second half of the year, the strong rebound in global trade brought about an increase in exports that in turn sustained the recovery of manufacturing activities; confidence indicators improved and industrial production picked up only slightly (+0.4%). However, since November 2003 the large appreciation of the euro against the dollar began to influence exports negatively.

During the year inflation in the Euro-zone moved - with only slight oscillations - around an annual average of 2.1%. The rise in the value of the euro contributed to containing the inflationary pressures generated by price rises in food and energy, during the second half of the year. Improved expectations regarding inflation did favor the expansionary stance of the ECB. Policy rates in the first half of the year were reduced, with two interventions, by 75 basis points, reaching 2% in June.

Growth and inflation showed different trends in the various countries in the area. In 2003 the Germany slipped into recession (-0.1% the change in real GDP), partly offset at the end of the year by the recovery in industrial activity. Inflation rose by 1%. Despite the support of public expenditure, especially in the second half of the year, France registered a real growth rate of just 0.2% and an inflation rate of 2.2%. The difficult economic momentum influenced negatively the public accounts in all major EMU countries. In Germany and France, for the second year running, the deficit/GDP ratio exceeded the 3% threshold value set by the Maastricht Treaty.

Economic growth in Italy (+0.3%) was slightly lower than the area average. Industrial production fell again (-0.4%), largely owing to the crisis of the manufacturing sector (-1.5%). The aggregate demand, especially investments and consumption of durable goods, remained weak. At the same time, the domestic share in international trade fell as a result of the decline in demand from the main geographical areas and for products of specialized sectors. Moreover the strong appreciation of the euro favored a highly competitive international environment. The sectors which suffered the most were leathers and footwear, textiles and clothing, but also transport and electronics. The construction sector, on the contrary, was the most dynamic one.

Difficult economic conditions also affected heavily the public balance in Italy: the net debt of the Public Administration, while remaining below the 3% level, differed from the target of the Stability Pact, signed at the end of 2002 by the EMU members, climbing to 2.4% of GDP. The public debt/GDP ratio fell once more, reaching about 106% at the end of the year.

Inflation in Italy was higher than in the Euro-zone in general; the average annual growth in prices reached 2.7%.

Banking industry

Despite a modest economic growth, bank loans in the year confirmed the growth rate shown in 2002, at around 6%.

The general trend was sustained by the medium and long-term funding, which grew at particularly high rate (+13% compared with +11.5% in 2002) while short-term loans offered a negative contribution (-1.7% against the 0.3% of 2002). The evolution of the two components was influenced by the structural tendency to extend the maturity of banking loans, still continuing.

The fall in interest rates on new disbursements stimulated the demand for loans by households (+10.2% gross of non-performing loans), mainly linked to retail mortgages (+22.1%) and consumer credit (+15.7%). A contribution to the growth of total loans also came from non-financial businesses (+6.9% gross of non-performing loans), especially in the services, construction and public works sectors.

The prolonged weakness of the manufacturing industry triggered a slight deterioration of the credit quality in the second half of the year. The phenomenon worsened even further owing to the crisis suffered by some companies, including Parmalat. The impact of net non-performing loans on loans rose to 2.2% at the end of 2003.

Banking deposits maintained sustained growth rates (+5.2% from 4.4% in 2002), benefiting from the expansion of all the main forms of funding. Total deposits increased in general (+2.5%) as a result of the good performance of current accounts (+6.3%), sustained by the demand for liquidity typically associated to weak phases in the economic cycle. The aggregate of deposits however suffered from the structural contraction of certificates of deposit (-16.1%) and the reduction in repurchase agreements (-12.7%). Banking bonds confirmed a very lively trend (+8.6%). After the collapse in 2002, the external liabilities also returned to record positive changes (+7.2%).

The drop in the benchmark interest rates in the first half of 2003 favored the decrease in banking interest rates, which continued throughout the year. In December the short-term spread fell to 3.9% (about -50 basis points compared with December 2002) as a result of a drop in the average rate on short-term loans of about 100 basis points, about double the intensity of the reduction of the average rate on current accounts.

Securities brokerage

After a still disappointing first quarter of 2003, the international stock markets climbed during the rest of the year, favored by the rapid military solution in the conflict in Iraq, by signs of recovery of the economic cycle in the major areas and by the positive trend of profits from companies. The increase in share prices also benefited from further cuts to the official rates by the Fed and the ECB.

The main international share indexes closed 2003 with significant increases, following three years of considerable losses. In 2003 S&P500 earned 26.4%, Nikkei 24.5%, DJ Euro Stoxx 18.1% and Mibtel 13.9%. At sectorial level, the technological indexes earned the most (Nasdaq rose by 50%). In the Euro-zone, besides the technological sector, the share indexes of the banking, industrial and telecommunications sectors made the most consistent increases.

As a result of the recovery of the share prices, the stock market capitalization of the Italian companies quoted in domestic markets rose to 487 billion euro, 37.6% of GDP (36.4% in 2002), although the number of new companies listed fell to 4 (6 in 2002). The flow of investments into the Italian market, as channeled through a Public Offer amounted to 2.8 billion euro (2.9 billion in 2002), through six transactions instead of the nine transactions that were completed during 2002. The total funds obtained by the listed companies through capital increases reached 9.8 billion euro (compared with 3.7 billion in 2002), based on 28 transactions (18 in 2002). The average daily value of shares exchanged rose to 2.7 billion euro (compared with 2.5 billion in 2002).

Asset management

In 2003 mutual funds grew at a significant rate as a result of both extensive inflows and revaluation of the amounts outstanding, due to the increase in share prices.

The shareholders’ equity of funds managed by Italian brokers at the end of December 2003 reached 509 billion euro, showing a 9.2% variation in the twelve months. The annual balance of net flows was about 25.2 billion, a value which had not been reached since 2000.

Net inflows of capital were addressed mainly towards low risk investments, such as liquidity and bond funds and towards equity funds, only in the second half of the year, with the recovery of stock market prices.

The other areas of assets under management received a strong impulse from the insurance-welfare sector. Preliminary estimates at the end of 2003 indicate an increase in life technical reserves largely in line with that registered in 2002, amounting to 16%.

Action points and initiatives in the year

The initiatives undertaken by the SANPAOLO IMI Group during the year were aimed at the pursuit of the targets of the 2003-2005 Plan, articulated in five issues: the improvement of the core business performance, the control of operating costs, the exploitation of other assets, the active management of the investment portfolio, and the transparent communication and constant monitoring of the progress of the same Plan. Significant results were achieved during 2003 with reference to all the lines of intervention mentioned above, through the integration of the banking networks, the optimization of the IT platform and the rationalization of the Group structure.

Integration of distribution networks

During the year, initiatives were taken to add consistency to the plan to develop and rationalize the Group distribution networks, aiming at extending gradually the model already successfully adopted by the Sanpaolo Network. This model is based on the breakdown into territorial areas and the specialization of operating points by customer segments, combining the policies of a unique strategy at national level with the satisfaction of the specific service needs expressed by different types of customers.

The plan envisages that, at full capacity, the Group’s territorial presence will cover a certain number of territorial areas and bank networks with light central structures, providing uniform supervision of the respective territory.

Integration of the Sanpaolo and Banco di Napoli networks and incorporation of Sanpaolo Banco di Napoli

The network integration plan found a first application in the territorial reorganization of the distribution structures of Sanpaolo and Banco di Napoli, following the merger between SANPAOLO IMI and the Neapolitan bank on 31 December 2002.

During the year the integration of the Sanpaolo and Banco di Napoli branches took place from a commercial, credit, organizational and IT perspective. In particular:

•                  at the beginning of the year the network was reorganized into territorial areas with unitary responsibility for the Sanpaolo and Banco di Napoli branches;

•                  the organization model of the Sanpaolo networks, based on specialization by the type of customer served, was extended then gradually to the Banco di Napoli branches;

•                  the SANPAOLO IMI IT systems have also been extended to the Banco di Napoli branches.

During the second half of the year, the Sanpaolo Banco di Napoli start-up was launched. This is the only Group bank operating in mainland Southern Italy, to which the branches operating in the Campania, Apulia, Calabria and Basilicata regions were transferred. The transfer took place in two phases, in order to consider organizational and IT needs connected with the completion of the operation: the 624 Banco di Napoli operating points were integrated on 1 July, while the 121 Sanpaolo operating points in the same area were transferred on 29 September.

Sanpaolo Banco di Napoli has 745 branches, comprising 688 branches and 57 other operating points, and 5,813 employees at the service of more than one million retail customers and about 20,000 companies. Net shareholders’ equity totaled around 1.2 billion euro at the end of December 2003, to which 400 million in subordinated loans are added, thus allowing a solvency ratio of more than 10%.

Integration of the Cardine network

The aim to apply the Group’s distribution model also to the North East regions included various transactions during the last year which involved the former Cardine Group.

On 25 March 2003 the Board of Directors of SANPAOLO IMI decided to proceed with a voluntary Public Offer for the ordinary shares of Banca Popolare dell’Adriatico, a company listed on the restricted market, in which the Parent Bank already indirectly held 71.76% of the share capital.

The Offer included all the ordinary shares in circulation, excluding those already indirectly held by SANPAOLO IMI, at a price of 7.26 euro per share. When the operation closed on 18 June 2003, the shares acquired represented 93.40% of the securities subject to the Offer and 26.38% of the issuer’s share capital. This acceptance threshold enabled SANPAOLO IMI to reach a total share of 98.14%, above the level of effectiveness of the Offer. Moreover, having exceeded the shareholding threshold of 98%, SANPAOLO IMI exercised the right to purchase the remaining shares in December 2003.

Still on 25 March, the Board of Directors of SANPAOLO IMI approved concentration of the activities of Banca Agricola di Cerea into the Cassa di Risparmio di Padova e Rovigo. The transaction was completed on 1 June 2003, through the merger by incorporation of Banca Agricola di Cerea into Cassa di Risparmio di Padova e Rovigo.

In November the merger between Cassa di Risparmio di Udine e Pordenone and Cassa di Risparmio di Gorizia was effected, with the establishment of a regional bank named Friulcassa S.p.A. Cassa di Risparmio Regionale (becoming legally effective from 1 December 2003 and effective for accounting and tax purposes from 1 January 2003).

On 25 November 2003, the Shareholders’ Meeting approved the merger by incorporation of Cardine Finanziaria into the Parent Bank, becoming legally effective from 31 December 2003 and effective for accounting and tax purposes from 1 January 2003. The aim pursued by this integration was:

•                  realization of scale and scope economies, with the gradual centralization in the Parent Bank of the operating support functions (MOI and Logistics);

•                  best exploitation of local brands, deeply rooted in the regional reference markets;

•                  maximizing distributive effectiveness through a common commercial policy.

The merger, already envisaged in the 2003-2005 Plan, led to the creation of the North East Territorial Direction, in support of the four bank networks operating in the Triveneto (comprising the regions Veneto, Friuli Venezia Giulia and Trentino Alto Adige) and Emilia areas (Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio di Venezia, Cassa di Risparmio in Bologna and Friulcassa). The Direction, based in Padua, controls the commercial and credit activities of the Group branches operating in this area. It also supports the development activities on its reference market, coordinating the distribution networks and the other Group structures.

The territorial reorganization processes

At the end of 2003, the integration between SANPAOLO IMI and Banco di Napoli and the need for coordination with the former Cardine bank networks highlighted the opportunity of several interventions on the organization of the territorial areas, which were carried out through the incorporation of certain areas and the redefinition of the outline of others, adopting criteria aiming, on the one hand, at providing efficient management of the network and, on the other, at enabling integration in the territories characterized by the presence of various historical brands.

Development initiatives in Italy

During the year the industrial partnership between SANPAOLO IMI, Cassa dei Risparmi di Forlì and Cassa di Risparmio di Firenze strengthened, a partnership which already found an application in numerous initiatives set up in the field of retail banking, asset management, loans and credit risk management, in the foreign sector, investment banking and the public works sector.

On 12 May 2003 the transfer by Fondazione Cassa dei Risparmi di Forlì of an 11.66% share of its capital to SANPAOLO IMI and Cassa di Risparmio di Firenze was completed. The transaction, linked with the exercise of the first tranche of the put option granted to the same Fondazione, involved 11,140,493 shares, for a total price of 90 million euro. The number of shares subject to purchase by SANPAOLO IMI amounted to 8,355,370, equal to 8.75% of the share capital, for a cost of 68 million euro; the investment in Cassa dei Risparmi di Forlì held by the Group rose from 21.02% to 29.77%.

On 18 November 2003 SANPAOLO IMI acquired 7% of the capital of Banca delle Marche, in accordance with the agreement signed in July with Banca delle Marche, Fondazione CR Jesi, Fondazione CR Provincia di Macerata and Fondazione CR Pesaro. In particular, a 4.8% share was purchased directly from Banca delle Marche and 2.2% was purchased from the Fondazioni. The purchase price of 1.77 euro per share, involved a total outlay of 92 million euro. SANPAOLO IMI also granted the Fondazioni a put option on a further 8% of the bank’s capital, exercisable before 31/12/2006.

The agreement also provides for a collaboration agreement aimed at developing commercial and operating synergies in wealth management, investment banking, corporate and international banking and in the financing of public works.

Banca delle Marche, leader in one of Italy’s most dynamic regions, operates for retail customers and small- and medium-sized companies through a network of 262 branches in Central Italy, of which 230 situated in the Marche.

For SANPAOLO IMI the acquisition is part of a development project that prioritizes alliances or aggregations with medium-sized banks rooted in their reference territories and equipped with operating networks concentrated in territorial areas of particular interest.

Agreements and alliances with international partners

During the year SANPAOLO IMI and Santander Central Hispano (SCH) signed an agreement for the development of a pan European project in the wholesale distribution of third party mutual funds, through the activation of a joint venture. To this end on 9 October 2003 the purchase/sale contract was signed for the taking over by the Group of 50% of All Funds Bank S.A. (AFB). The company, wholly owned by SCH, has a platform offering access to third party funds available to institutional customers. The agreement between the partners regulating the aspects of governance and way out and the operational and commercial relationships between AFB and the two promoting groups was also signed. In particular, the latter undertook to ensure that each group’s unlisted subsidiaries refer exclusively to AFB for the distribution and placement of third party funds and for connected and instrumental activities.

With this transaction SANPAOLO IMI and SCH intend to consolidate their leadership at European level and identify potential strategic partners in the main European markets.

On 3 December 2003, the disposal of 60% of the French subsidiary Banque Sanpaolo to Caisse Nationale des Caisses d’Epargne (CNCE) was completed by SANPAOLO IMI. The transaction, which generated a gross capital gain of 240 million euro for the Group, completed the first part of the agreement signed on 31 July which, for the remaining 40%, provides for a put and call option system exercisable after four years, liable to extension by two, in exchange for cash or shares in one of the companies of the CNCE Group.

The initiative, which is part of the context of the strategic agreements defined in 2001 between SANPAOLO IMI and EULIA, the French holding company created by the Caisse des Dépôts et Consignations Group and by the Caisse d’Epargne Group, enables the creation of a partnership of significant importance. The latter will serve the realization of a leading entity in banking services to small- and medium-sized companies on the French market, combining the potential for market penetration of the distribution network of the Caisse d’Epargne Group with the experience acquired by Banque Sanpaolo in the SME segment.

The initiatives to rationalize the Group structure

On 30 June 2003, SANPAOLO IMI, Banca Carige and Banco di Sardegna stipulated an agreement which provided for the sale to the SANPAOLO IMI Group of the shares in Eptaconsors held by Banca Carige and Banco di Sardegna and equal to 20.24% and 19.04% of the company, respectively. SANPAOLO IMI, which already held 60.72% of Eptaconsors, now holds full control over the company; this has enabled to continue the rationalization process of its shareholdings in asset management, also enhancing the equity of Eptaconsors in the context of current and future strategic projects. The transaction was completed at a total price of 36 million euro.

In relation to the tax collection sector, effective on 1 October 2003, the following tax collection subsidiaries underwent the merger by incorporation into Esaban, which adopted the name GEST Line S.p.A: Ge.Ri.Co., Sanpaolo Riscossioni Genova and Sanpaolo Riscossioni Prato. The incorporation of the Group’s tax collection business into a single company enables an increase in operating efficiency, with the achievement of significant scale economies on structural costs.

On 3 December 2003, full control was acquired in Noricum Vita, an insurance company which sells its own products through the branches of Cassa di Risparmio in Bologna and Banca Popolare dell’Adriatico, with the acquisition (by Sanpaolo Vita) of the 51% share belonging to Unipol Assicurazioni and (directly by the Parent Bank) of the 5% share belonging to Reale Mutua, which joined the 44% already held by SANPAOLO IMI following the merger with Cardine Finanziaria. The transaction, which involved a total outlay of 44 million euro, allows consolidation of the Group’s already relevant presence in the insurance sector.

Noricum Vita is the corporate vehicle identified for the realization of the plan to concentrate the Group’s insurance activities. The strategic lines of the feasibility study, implemented towards the end of the year, were approved by the Boards of Directors of the Parent Bank and Banca Fideuram. This plan provides for the concentration of all the life insurance companies and those in the property and casualty branch into a single pole, and is aimed at expanding and strengthening the range and innovative capacity of products in sectors such as pensions, personal protection and property insurance.

The completion, on 12 November 2003, of the sale of the 24.5% shareholding in Adriavita S.p.A., held by Cardine

Finanziaria, to Generali Assicurazioni (who already held 75.5% of the company) following the dissolution of the business partnership between Generali and Casse Venete, also falls within the scope of the same rationalization project.

On 16 December 2003 the Board of Directors approved the merger by incorporation of IMI Bank (Luxembourg) into Sanpaolo Bank (Luxembourg). The evolution of the reference markets and the convergence of the supply systems enabled the integration of the two companies and the rationalization of the structures, with consequent obtainment of cost synergies. The termination of the activity of Sanpaolo Bank (Austria) was authorized on the same date, considering the presence of a foreign branch of the Parent Bank in the same area and the progressive reduction in the interest of savers for Austria.

On the basis of the agreements of 3 March 2003, SANPAOLO IMI sold its 50% shareholding in Finconsumo Banca to SCH, holder of the other 50%. The transaction, which is part of the rationalization of the shareholdings of both companies, took place in two phases. The sale of a 20% share was completed on 8 September 2003 at a price of 60 million euro, determining, at consolidated level, a gross capital gain of 44 million euro. As regards the remaining 30% share still held by SANPAOLO IMI at the end of 2003, the put option was exercised on 20 January 2004, as envisaged by the March agreements. These agreements established the mutual concession of put options to SANPAOLO IMI and of call options to SCH, exercisable from the end of 2003 for a period of 12 months. The transaction was completed on 23 January 2004 at a price of 80 million euro, determining, at consolidated level, a gross capital gain of 55 million euro, which will be booked to the 2004 statement of income.

The staff leaving incentive is part of a wider project for the rationalization of the Group structure: consistent with the forecasts of the 2003-2005 Plan, the decision was made to use the “Income, employment and re-training fund for staff in the banking industry” (“Fondo di solidarietà per il sostegno del reddito, dell’occupazione e della riconversione e riqualificazione professionale del Personale del Credito”). This enabled the Group not only to absorb excess personnel by offering staff leaving incentives, but also to implement a rejuvenation of staff, the benefits of which, in terms of savings on personnel expenses, represent the main cost synergies already incorporated in the Plan.

Development initiatives in foreign markets

On 25 February 2003 Sanpaolo IMI Internazionale approved the launch of a Public Offer on the Hungarian bank Inter-Europa Bank, of which SANPAOLO IMI already owned a 32.5% share. The Offer, launched on 17 March by Sanpaolo IMI Internazionale (to whom the interest held by the Parent Bank was transferred on 4 April), was concluded on 15 April with the delivery of a number of shares equal to 52.7% of the share capital of the bank, bringing the total shareholding held to 85.2%. The total outlay for the Offer amounted to 31 million euro. Following further purchases, the shareholding amounted to 85.9% at the end of the year.

Agreements with FIAT and Italenergia

In accordance with that provided for by the Framework Agreement in May 2002 between FIAT, on the one side, and SANPAOLO IMI, together with Banca Intesa, Unicredito and Capitalia, on the other, in May 2003 the final contracts were signed for the acquisition by the above mentioned banks (SANPAOLO IMI operated through IMI Investimenti) from FIAT Auto of 51% of Fidis Retail Italia, leading company for consumer credit activities in the automobile sector in various European countries, at a price in line with the shareholders’ equity of the compendium, adjusted according to due diligence. These agreements were implemented in two phases: the first, referred to a first group of companies, was terminated at the time of closing on 27 May, while the second phase of the transaction, regarding the sale of further former Fidis assets, was formalized on 30 September 2003 and completed during the month of October. The outlay by IMI Investimenti amounted to 93 million euro, susceptible to limited variations following the envisaged price adjustment. It has been agreed that FIAT Auto can repurchase the shareholding, at a prearranged price, by exercising a call option by 2006.

This transaction completed all the operations provided for by the aforementioned Framework Agreement, including, in particular, the granting of a “to be converted” financing for a total of 3 billion euro in July 2002 (of which 400 million by SANPAOLO IMI), and the taking over by FIAT of 14% of the capital of Italenergia Bis by Banca Intesa, Capitalia and SANPAOLO IMI, which purchased a 4.66% share through IMI Investimenti.

As regards the FIAT group, in July 2003, IMI Investimenti subscribed, for the pro quota attributable, the capital increase of

FIAT S.p.A., for a total of 1,836 million euro, presented in the context of the automobile group’s relaunch plan presented in June; the related outlay was 27 million euro. Therefore, as of 31 December 2003, the Group owned a total of 14.6 million FIAT shares (equal to 1.487% of the total capital), including those allocated in the dealing portfolio.

In relation to the Italenergia group, in May 2003 the Edison capital increase was completed for 2,095 million euro, subscribed as follows:

•                  1,000 million euro from Italenergia Bis;

•                  503 million euro from the partners of Italenergia Bis (the IMI Investimenti share being 66 million euro);

•                  the remaining 592 million euro from the market, within the context of the Offer supervised by a banking placement consortium.

On the new Edison shareholding purchased by the SANPAOLO IMI Group, the extension of the put option towards EDF – Electricité de France for the percentage share referable to the original stake held in Italenergia (corresponding to 41 million euro, against the total investment of 66 million euro mentioned earlier), has been negotiated.

Corporate bond risk and the protection of savers

The considerable decline in medium- and long-term interest rates and the elimination of the exchange rate risk following the introduction of the single currency have favored transactions on the international debt market involving companies operating in the euro-zone. The development of corporate bonds in Italy regarded a more limited number of companies, with a greater degree of concentration compared with other countries, both in terms of issuers and of industrial sectors, and a consequent lower possibility of diversification for investors interested in domestic issuers. This happened in a context where savers, to offset the drastic drop in rates, increased the demand for corporate and/or emerging market bonds, sometimes lacking an official rating or with a rating below the investment grade.

To deal with the heavy repercussions of defaults at domestic and international level on savers’ portfolios, the Group has taken several initiatives to protect its customers. In the belief that it has maintained an attitude focused on maximum correctness in the performance of investment services, SANPAOLO IMI has adopted an approach aimed at examining, with particular attention, also resorting to appropriate guarantee review procedures, those areas in which customers complain of specific shortcomings in the relationship with the reference branch. The aim of this activity is to fairly and amicably resolve any complaints.

In relation to the Cirio case, the Italian judiciary authorities are investigating a number of credit institutes, including SANPAOLO IMI, with regard to dealing activities with savers in bonds issued by Cirio group companies and with regard to any lending relationships with the above mentioned group. The investigations are still in the preliminary stage and also involve company representatives including two SANPAOLO IMI Directors.

Confident of the absolute regularity, in general terms, of the company’s activities in relation to the situations under investigation and, in particular, of the total lack of involvement in such situations of the aforementioned company representatives, the Bank is cooperating fully with the judiciary authorities in the context of the investigations underway.

With regard to the Parmalat case, SANPAOLO IMI’s openness towards its customers has been confirmed by the agreement stipulated with the “Committee to defend SANPAOLO IMI Group Parmalat bondholders”. This committee was founded on 2 February 2004 as the result of the initiative of several Group customers, with the aim of taking all actions necessary for the admission of credits into the extraordinary administration procedures and instigating any collective legal proceedings for compensation. In accordance with this agreement, SANPAOLO IMI has undertaken to provide organizational and financial support to guarantee the protection of the interests of its customers free of charge.

In the context of a more comprehensive attention to the problems linked with the performance of investment services and the safeguard of investors, in 2003 SANPAOLO IMI issued a specific “Investment Policy”, declaring the fundamental principles which have always governed the management of relationships with savers, aimed at the diversification of portfolios and the development of increased customer awareness in relation to investment choices. Moreover, since 2002 even more cautious selection policies have been adopted when offering customers securities for placement through the trading securities portfolios offered to Group customers, aligned with those adopted for proprietary investments and the acceptance of credit risks.

The Bank has also intensified its monitoring of the composition of customer portfolios, helping customers search for the best solutions, in order to pursue the reduction of the risk profile by adopting diversification policies.

With reference to the need for clear, comprehensible and transparent customer advisory activities, the banks belonging to the SANPAOLO IMI Group have also joined the “PattiChiari” initiative promoted by ABI (the Italian Bankers Association). Asset management has obtained specific priority in the interventions provided for by such initiative and two training and communication initiatives have been assigned to it. The first is aimed at savers with no experience or financial information and mainly involves the identification of a list of low risk and low earning bonds, listed in the regulated markets of the main countries. The second initiative is aimed at customer segments with greater financial culture and envisages, with regard to structured and subordinated banking bonds, the publication of comprehensible information in order to make investors aware of the risks inherent in this type of financial investment.

The concept of diversifying investments continues to be the mainstay of the Group’s Investment Policy, confident that no security, issued by anyone with any rating, is completely risk free. Therefore, adequate diversification is based on the use of asset management products and systems focused on a prompt indication of positions of concentration on individual securities, issuers or sectors.

Consolidated results

Summary of results

During 2003, the SANPAOLO IMI Group, in the configuration following variations in the consolidation setting during the period, showed a positive evolution of the income margins and less vulnerability to the drop in interest rates and to the volatility of the markets.

The lively trend in operating revenues and the cost containment actions, together with the writebacks and profits made on the investment portfolio, enabled extensive compensation for adjustments to loans and extraordinary expenses linked with the staff leaving incentives. The net income for the year, amounting to 972 million euro, showed a growth of 7.9% compared with 2002; it also exceeded the budget target, confirming the growth forecast in the 2003-2005 Plan.

Net interest income

The net interest income for 2003 was 3,716 million euro; the 1.7% increase compared with last year was mainly the result of the positive contribution attributable to the evolution of volumes, joined by an improvement in customer spreads. The lower contribution of the fund imbalance, both in terms of amount and return worked in the opposite sense.

In terms of market rates, three-month Euribor, decreasing from 2.96% in December 2002 to 2.15% in December 2003, averaged 99 basis points lower when compared to 2002, moving from 3.32% to 2.33%.

Net interest income

	2003	2002 pro forma	Change 2003 / 2002 pro forma	2002
	(€/mil)	(€/mil)	(%)	(€/mil)

Interest income and similar revenues	7,443	8,455	-12.0	8,693
Interest expense and similar charges	-3,701	-4,837	-23.5	-4,955
Reclassification (1)	-26	35	n.s.	35
Net interest income	3,716	3,653	+1.7	3,773

(1)

The reclassification refers to the interest income of the Banca IMI group which, in the interest of a better representation of the Group results, has been reclassified under “Profits and losses from financial transactions and dividends on shares” as it is more closely related, from an operating point of view, to securities dealing.

The return on the Group’s interest-earning assets was 4.53% and the cost of interest-bearing liabilities was 2.20%. As a consequence, the total spread of 2.33% is largely in line with that recorded in 2002. Customer transactions on the other hand generated an average spread which was 10 basis points higher.

The average amounts of the Group’s interest-earning assets showed a growth of 4.5% compared with 2002, despite the 10.5% reduction in the securities portfolio following the rationalization measures undertaken by the centralized Group Finance. The positive trend in the total aggregate was determined by the increase in loans to customers (+2.9%) and repurchase agreements (+80%). On the liability side, average interest-bearing liabilities rose by 5.2%, favored by interbank expansion and repurchase agreements; the 0.8% decrease in average volumes of customer deposits on the other hand is the result of a drop in funding from securities (-5.8%), only partially compensated for by an increase in other customer deposits (+2.9%).

Net interest and other banking income

Group net interest and other banking income in 2003 came to 7,482 million euro, up 5.9% on the previous year.

This trend can be attributed, in addition to the increase in net interest income, to the favorable development of commissions and profits from financial transactions. On the contrary, the profits from companies carried at equity and dividends from shareholdings registered a decline.

Group net commissions in 2003 amounted to 3,036 million euro, up 8.6% compared with the previous year. The dynamics of the aggregate, partially attributable to the recovery of the financial markets, have improved gradually since the beginning of the year.

The growing trend of commission revenues characterized all areas. Management, dealing and advisory services increased by 6.2% thanks to the positive trend of revenues

Analysis of average amounts and interest rates

	2003		2002 pro forma		2002
	Average amounts	Average rate	Average amounts	Average rate	Average amounts	Average rate
	(€/mil)	(%)	(€/mil)	(%)	(€/mil)	(%)

Interest-earning assets	155,977	4.53	149,297	5.31	157,066	5.20
• loans to customers	116,659	5.17	113,369	5.83	118,868	5.66
• due from banks	12,452	2.09	10,961	3.21	12,120	3.29
• securities	14,528	3.17	16,240	4.16	17,351	4.32
• repurchase agreements	10,787	2.35	5,992	3.09	5,992	3.09
• other interest-earning assets	1,551	3.74	2,735	3.66	2,735	3.66
Non interest-earning assets (1)	47,004		53,313		50,299
Total assets	202,981		202,610		207,365

Interest-bearing liabilities	152,223	2.20	144,687	2.95	149,287	2.94
• direct customer deposits	110,360	2.03	111,196	2.79	115,020	2.76
• due to customers	66,822	1.14	64,957	1.54	66,888	1.53
• securities issued	43,538	3.39	46,239	4.54	48,132	4.47
• due to banks	24,177	2.38	18,802	2.88	19,643	3.03
• repurchase agreements	11,214	2.21	8,723	3.34	8,671	3.34
• subordinated liabilities	6,472	4.39	5,966	5.62	5,953	5.59
Non interest-bearing liabilities (1)	39,909		47,077		47,343
Shareholders’ equity	10,849		10,846		10,735
Total liabilities and shareholders’ equity	202,981		202,610		207,365

(1)       This figure includes Banca IMI group’s average volumes, in line with the reclassification of the related interest income and expense.

for brokerage and custody of securities and currencies (+12.1%), and asset management related commissions (+5%). The latter, which had registered largely negative variations during the year, showed a progressive recovery, attributable to the evolution of assets under management. The effect of these commissions on the total aggregate fell from 50.4% of 2002 to 48.7% of 2003. Among other commission revenues, loans and guarantees, deposits and current accounts and other net services and net dealing revenues registered increases between 13% and 15%.

During 2003 the Group’s total net commissions accounted for 65.9% of administrative costs and 106.9% of personnel costs, registering a significant improvement compared with the previous year in terms of hedging operating costs.

During the year, profits from financial transactions and dividends on shares were 447 million euro, up 47% compared with 2002. More than two thirds of these revenues were formed by income generated by Banca IMI’s and the Parent Bank’s dealing activities in securities, foreign exchange and derivatives. Both benefited from revenues from the placement of interest and exchange rate derivatives for companies structured by Banca IMI and distributed by the commercial network.

Profits from companies carried at equity and dividends from shareholdings, amounting to 283 million euro, decreased by 9.9% compared with the previous year. In particular:

•             profits from companies carried at equity were 197 million euro against 159 million in the previous year. The increase was mainly attributable to the results of the insurance companies of Sanpaolo IMI Wealth Management, of minority shareholdings in tax collection companies and to the fact that the negative results of several minor shareholdings ceased to apply;

•             dividends paid to the Group by minority shareholdings not included in the consolidation area amounted to 86 million euro, compared with 155 million euro collected for 2002, which discounted unrepeatable components.

Net interest and other banking income

	2003	2002 pro forma	Change 2003 / 2002 pro forma	2002
	(€/mil)	(€/mil)	(%)	(€/mil)
Net interest income	3,716	3,653	+1.7	3,773
Net commissions and other net dealing revenues	3,036	2,795	+8.6	2,809
• management, dealing and advisory services	1,776	1,673	+6.2	1,673
• asset management	1,479	1,408	+5.0	1,387
• brokerage and custody of securities and currencies	297	265	+12.1	286
• loans and guarantees	281	248	+13.3	245
• collection and payment services	239	229	+4.4	227
• deposits and current accounts	488	425	+14.8	438
• other services and net dealing revenues	252	220	+14.5	226
Profits and losses from financial transactions and dividends on shares	447	304	+47.0	286
Profits from companies carried at equity and dividends from shareholdings	283	314	-9.9	292
Net interest and other banking income	7,482	7,066	+5.9	7,160

Operating income

Operating income amounted to 2,717 million euro, 16.4% more compared with 2002.

The control of the trend of administrative costs allowed the Group to absorb the non-negligible impact of integration and restructuring costs due to the Group’s expansion operations in recent years.

Administrative costs amounted to 4,610 million euro, against 4,578 million euro incurred during 2002. The 0.7% annual increase, significantly lower than the rate of inflation (2.7%), is attributable to the growth in personnel costs, while other administrative costs and indirect duties and taxes were almost unchanged.

Despite the increases induced by the national collective labor contract (expired, for the economic part, at the end of 2003), personnel costs showed a contained growth of 1%, reaching 2,841 million euro. This result was achieved thanks to the actions to contain and optimize staff, diminished by 2.9% in average terms compared with 2002. The benefits expected from the staff leaving incentives using the “Fund for staff in the banking industry”, while becoming more intensely effective from 2004, began to appear already in 2003.

Other administrative costs, 1,512 million euro, reached similar levels to those of 2002, confirming the meticulous control over all types of costs, which enabled savings especially in the context of professional, general, promotional and advertising and utilities costs. As regards other expense captions, where property costs were substantially stable, there has been an increase in IT costs and indirect personnel costs. The growth of IT costs must be placed in relation to the charges connected with the unification of the IT systems of the banking networks in the Parent Bank’s Macchina Operativa Integrata (MOI); the increase in indirect personnel costs is attributable to transfer and training charges related to the processes underway, aimed at integrating the distribution networks.

Operating income

	2003	2002 pro forma	Change 2003 / 2002 pro forma	2002
	(€/mil)	(€/mil)	(%)	(€/mil)
Net interest and other banking income	7,482	7,066	+5.9	7,160
Operating costs	-4,765	-4,732	+0.7	-4,800
• administrative costs	-4,610	-4,578	+0.7	-4,648
• personnel	-2,841	-2,814	+1.0	-2,856
• other administrative costs	-1,512	-1,508	+0.3	-1,528
• indirect duties and taxes	-257	-256	+0.4	-264
• other operating income, net	329	354	-7.1	358
• adjustments to tangible fixed assets	-252	-292	-13.7	-294
• adjustments to intangible fixed assets	-232	-216	+7.4	-216
Operating income	2,717	2,334	+16.4	2,360

Adjustments to tangible and intangible fixed assets came to 484 million euro, compared with the 508 million of 2002 (-4.7%). The drop is in line with the trend of investments which, despite reaching high levels, were lower than those made in the previous year. A relevant share of these investments was destined to improve the central processing capacity and modernize technological infrastructure in the context of the integration of the IT systems of the bank networks in the MOI. Relevant resources were also allocated to the development of new applications and new products and to the reorganization and specialization of the commercial network.

The cost/income ratio fell from 65.1% to 61.9%, improving by more than 3 percentage points on 2002, owing to the favorable trend in revenues.

Income before extraordinary items

The Group’s income before extraordinary items came to 1,700 million euro, compared with 704 million in 2002.

Adjustments to goodwill and merger and consolidation differences, 158 million euro, were 27.5% lower than the value booked the previous year. This drop is mainly attributable to the completion, at the end of 2002, of the ten-year amortization related to the incorporation of the former Banca Provinciale Lombarda and the former Banco Lariano. The 2002 statement of income also discounted the registration of adjustments to the positive consolidation differences for the French group Fideuram Wargny.

Provisions and net adjustments to loans and financial fixed assets in 2003 were 859 million euro, falling 39.2% from the 1,412 million of 2002. This reduction was largely attributable to the writeback of shareholding in Santander Central Hispano (SCH), against the adjustment which significantly influenced the 2002 statement of income.

Provisions for risks and charges came to 195 million euro, lower than the 261 million of 2002. The reduction is mainly related to the recalculation of the potential charge in connection with the renegotiation of subsidized home mortgage loans (Art. 29 of Law 133/99), in accordance with the

Other administrative costs

	2003	2002 pro forma	Change 2003 / 2002 pro forma	2002
	(€/mil)	(€/mil)	(%)	(€/mil)
IT costs	426	401	+6.2	404
Property costs	289	291	-0.7	294
General expenses	268	277	-3.2	279
Professional and insurance fees	260	282	-7.8	287
Utilities	87	90	-3.3	93
Promotion, advertising and marketing expenses	91	93	-2.2	96
Indirect personnel costs	91	74	+23.0	75
Other administrative costs	1,512	1,508	+0.3	1,528

terms established by the Government with the Ministerial Decree dated 31/3/2003. The one-off restructuring costs accrued in 2002 by Banca Fideuram for the integration with Banca Sanpaolo Invest must also be considered.

Provisions and adjustments to loans, deriving from adjusting the estimated realizable value of specific accounts and from the coverage of the physiological risk on performing loans, include the provision (273 million euro) of 90% of the exposure to the Parmalat group and the provision (10 million) aimed at the full writedown of the exposure to the Cirio group. The total amount of provisions and adjustments to loans was higher than in 2002 (724 million euro against 590 million).

The valuation of financial fixed assets determined net write-backs of 60 million euro, compared with the 561 million net adjustments for 2002. Equity investments enabled the registration of net writebacks for 66 million while 6 million of adjustments were made to investment securities. With regard to the investment portfolio, there was a rise in the shares of SCH which, in accordance with the average price for the last six months (8.075 euro), produced a writeback of 215 million euro (against the 399 million adjustment in 2002). The adjustment of the value of the shareholding in H3G involved the booking of a capital loss of 105 million euro, corresponding to the Group’s share of the estimated year loss of the telecom company. Lastly, the adaptation of the stake in FIAT to average market values in December (6.397 euro) determined the booking of a loss of 12 million euro in the statement of income for the year.

Net income

Net income, 972 million euro, included 32 million euro of net extraordinary charges, in comparison with the 320 million euro of net income attributable to extraordinary management in 2002.

The flow of net extraordinary charges of the year includes:

•         475 million euro in provisions for staff leaving, largely attributable to the “Income, employment and re-training fund for staff in the banking industry”;

•         16 million euro in expenses for use of the tax reform. This amount corresponds to part of the Group’s total outlay, which also includes 11 million related to insurance subsidiaries, the results of which are recorded using the net equity method, and 20 million for which existing tax reserves were used;

•         320 million gains on the sale of shareholdings, of which 240 million attributable to the sale of the majority share of the capital (60%) of Banque Sanpaolo and 44 million to the sale of the first tranche (20%) of Finconsumo Banca;

•         84 million euro income from the release of reserves for potential expenses in excess, largely owing to the renegotiation of subsidized home mortgage loans.

Income before extraordinary items

	2003	2002 pro forma	Change 2003 / 2002 pro forma	2002
	(€/mil)	(€/mil)	(%)	(€/mil)
Operating income	2,717	2,334	+16.4	2,360
Adjustments to goodwill and merger and consolidation differences	-158	-218	-27.5	-212
Provisions and net adjustments to loans and financial fixed assets	-859	-1,412	-39.2	-1,426
• provisions for risks and charges	-195	-261	-25.3	-261
• adjustments to loans and provisions for guarantees and commitments	-724	-590	+22.7	-604
• net writedowns	-972	-723	+34.4	-742
• net provisions for guarantees and commitments	6	-67	n.s.	-68
• recoveries	242	200	+21.0	206
• net adjustments to financial fixed assets	60	-561	n.s.	-561
• net writedowns of equity investments	66	-539	n.s.	-539
• net writedowns of investment securities	-6	-22	-72.7	-22
Income before extraordinary items	1,700	704	+141.5	722

The flow of 2002 was largely characterized by the disposal of shareholdings and the use of funds considered in excess on the basis of actuarial estimates, as well as real estate sales.

Income taxes for the year, totaling 657 million euro, established a Group tax rate of 39.4%, lower than that registered in 2002 (43.3%). The improvement was the result of the two percentage point reduction in IRPEG (Corporate Income Tax) and the half percentage point reduction in IRAP (Regional Income Tax), and by the higher amount of income taxable at reduced rates or not subject to IRAP, such as writebacks of equity investments, gains for the sale of shareholdings and dividends, which balanced the nondeductibility in terms of IRAP of staff leaving incentives expenses.

Net income

	2003	2002 pro forma	Change 2003 / 2002 pro forma	2002
	(€/mil)	(€/mil)	(%)	(€/mil)
Income before extraordinary items	1,700	704	+141.5	722
Net extraordinary items	-32	320	n.s.	296
• net gains on disposal of equity investments	320	149	+114.8	149
• other net extraordinary items	-352	171	n.s.	147
Income before taxes	1,668	1,024	+62.9	1,018
Income taxes for the period	-657	-443	+48.3	-450
Change in reserve for general banking risks	9	363	-97.5	364
Income attributable to minority interests	-48	-43	+11.6	-43
Net income	972	901	+7.9	889

Embedded value of the life portfolio

The Group’s net income includes the consolidated result of Sanpaolo Vita and the companies within its consolidation setting (Sanpaolo Life, Noricum Vita, Egida Assicurazioni and Universo Servizi) as well as Fideuram Vita; in particular:

•	the consolidated result of Sanpaolo Vita contributed 79.5 million euro to the Group’s net income;
•	Fideuram Vita registered 35.5 million euro net income.

To understand fully the importance of these results, it should be remembered that one of the most significant indicators of the management performance of a life insurance company is the increase registered in a year by the so-called embedded value. The embedded value is an estimate, made using the actuarial techniques, of the economic value of a closed portfolio company, regardless of the value attributable to future production. This is intended as the sum of two elements:

•	the company shareholders’ equity adjusted to market value as of the date of evaluation;
•

the value of the policy portfolio as of the date of evaluation, calculated as the current value of income after taxes, that the portfolio in force is likely to generate over the years until its natural extinction, corrected by the maintenance cost of the capital required to respect the solvency limit.

The calculation of the embedded value of the life insurance business as of 31 December 2003 has been carried out with the assistance of the actuarial divisions of a leading consulting company, according to the following criteria:

•

in preparation for the evaluation of the portfolio in force, an actuarial technical examination of the portfolio of contracts held by the companies was carried out. This was joined by a formulation of expected future operating scenarios, important elements of this being the hypotheses assumed with regard to the performance of assets, the mortality rate, the management costs of the portfolio in question, the trend in premature closure due to abnormal causes and options exercised by customers, and the tax burden;

•

subsequently, the comparison made with the support of the actuarial procedures of general sharing between the operating scenarios used as reference for the calculation of the premiums related to the current portfolio and anticipated scenarios, as formulated above, was used to obtain the succession of the estimated values of income that the portfolio will generate during the individual years of remaining life, net of taxes and of the opportunity cost linked with the maintenance of the solvency limit;

•

this succession of values was then discounted by applying a discount rate equal to the performance of a non-risk investment, increased to consider the uncertainty of the flow of income as determined above. This is linked to the uncertainty that the operating hypotheses formulated correspond to actual operations.

The hypotheses considered in the formulation of the future operating scenarios anticipated imply the characteristics of the portfolios of the various companies. In particular, as regards the performance rates of the assets, a rate of 4.21% was considered for Sanpaolo Vita during the first five years, with a rate of 4.12% for the following years (separate management); a constant rate of 4.80% was considered for Sanpaolo Life (unit linked management); a constant rate of 4.10% was considered for Noricum Vita both for separate and unit linked management; for Fideuram Vita rates of 4.55% for separate management, 4.95% for guaranteed unit linked management and 4.85% for non guaranteed unit linked management were considered. As regards the discounting rates, both for the Companies within the Sanpaolo Wealth Management setting and for Fideuram Vita, a rate of 7.25% was considered.

On this basis, an estimate of the increase registered in 2003 by the embedded value at Group level inherent in the life insurance business was made, considering not only the component implicit in the life insurance companies but also the part of value allocated to other Group companies, to which the companies acknowledge sale, management or maintenance commissions. The results of the estimate are reported in the table below.

The embedded value of the life insurance business in the Group companies that receive sale, management or maintenance commissions is estimated as the current value of specific income, net of costs and after tax, that these companies will register on the policy portfolio until their contractual dissolution.

The change in the embedded value during 2003, for the Group’s life insurance business, was 299 million euro for operations carried out by Wealth Management and 264 million euro for Banca Fideuram. The added value of the year, considering the dividends distributed by the companies to Group companies (net of capital increases) and commissions, came to 324 million euro for Wealth Management and 237 million euro for Banca Fideuram.

Embedded value of life insurance business

	Wealth Management life insurance business		Banca Fideuram life insurance business
	(€/mil)		(€/mil)
Embedded value as of 31/12/2002	899		844
Embedded value as of 31/12/2003	1,198		1,108
Change in the embedded value during 2003	299		264
of which: increase in value attributable to new production	242		206
new policies excluding migration (1)		95
new policies resulting from migration		50
new policies resulting from changes		61
Dividends distributed	26		4
Capital increase / capital payments	-87		-31
Fees during the year (net of network costs and taxes)	86		—
Added value for the year	324		237

(1) Including the new production from Sanpaolo Invest network.

Operating volumes and organization

Assets managed on behalf of customers

At the end of December 2003, customer financial assets amounted to 368 billion euro, up 4.4% on the value registered at the end of 2002.

Indirect deposits showed a growth of 7.8% on an annual basis. This is largely attributable to the positive performance of the financial markets, which is reflected in new subscriptions and in the revaluation of the existing stock. Direct deposits on the other hand fell slightly.

Asset management and administration

At the end of 2003, asset management volumes reached 143.7 billion euro, up 8.1% compared with the end of 2002. The net increase during the year, of 10.8 billion euro, is attributable for 7.8 billion to net flow and 3 billion to the revaluation of stocks.

In the context of the various products, mutual funds and fund-based portfolio management reached 102.7 billion euro, up 4.9% since the beginning of the year, thanks to a net flow equal to 2.7 billion and to a positive performance effect. The performance of the financial markets, which began to recover only in March, induced customers to prefer lower risk products in the first part of the year, with a return to equity funds only towards the end of the year. As

Customer financial assets

					Change 31/12/03-31/12/02 pro forma
	31/12/2003		31/12/2002 pro forma			31/12/2002
	Amount		Amount			Amount
	(€/mil)%		(€/mil)%		(%)	(€/mil)%
Asset management	143,711	39.0	132,931	37.7	+8.1	131,515	36.9
Asset administration	92,610	25.2	86,244	24.5	+7.4	87,717	24.6
Direct deposits	131,721	35.8	133,236	37.8	-1.1	137,049	38.5
Customer financial assets	368,042	100.0	352,411	100.0	+4.4	356,281	100.0

Asset management

	31/12/2003		31/12/2002 pro forma		Change 31/12/03-31/12/02 pro forma	31/12/2002
	Amount		Amount			Amount
	(€/mil)%		(€/mil)%		(%)	(€/mil)%
Mutual funds and fund-based portfolio management	102,738	71.5	97,982	73.7	+4.9	94,918	72.2
Portfolio management	7,437	5.2	8,586	6.5	-13.4	9,443	7.2
Life technical reserves	33,536	23.3	26,363	19.8	+27.2	27,154	20.6
Asset management	143,711	100.0	132,931	100.0	+8.1	131,515	100.0

Change in assets under management

	2003	2002 pro forma	2002
	(€/mil)	(€/mil)	(€/mil)
Net inflow for the period	7,748	3,175	3,197
• Mutual funds and fund-based portfolio management	2,659	-3,716	-3,641
• Portfolio management	-1,251	-687	-853
• Life policies	6,340	7,578	7,691
Performance effect	3,032	-9,849	-10,161
Change in assets under management	10,780	-6,674	-6,964

a result of these choices, the breakdown of funds by type as of 31 December 2003 shows a recomposition from the balanced funds in favor of the equity, bond and liquidity funds. At the end of 2003, the SANPAOLO IMI Group held the top position in the domestic market, with a share of 21.1%, in line with the levels registered at the end of December 2002.

In 2003 the life insurance sector confirmed the growth already shown during the previous year; life technical reserves, equal to 33.5 billion euro, grew by 27.2% benefiting from a net flow of 6.3 billion. Index linked and unit linked policies represented one of the forms of investment preferred by customers who place their assets in the hands of professional consultants.

At the end of 2003 asset administration also showed a positive trend, reaching 92.6 billion euro, with an annual growth of 7.4%.

Direct deposits

Direct customer deposits, 131.7 billion euro at the end of December 2003, showed a 1.1% reduction over the 12 months, owing to the diverging trends of the various components. In more detail, declines were registered by current accounts and deposits (-0.8%), commercial papers (-7.2%) and repurchase agreements (-19.7%). On the other hand, certificates of deposit showed a positive annual change (+26.6%) thanks to the high number of placements of foreign currency certificates by the Parent Bank’s London branch, as well as the bonds issued by Group companies (+2.1%).

The deposits of the Domestic Bank Networks, which represent about two thirds of the Group’s direct deposits, showed a decline (-1.7%), largely attributable to the Sanpaolo Network and Consumer Banking and to Banca

Mutual funds by type

	31/12/2003	31/12/2002 pro forma	31/12/2002
	(%)	(%)	(%)
Equity	23.6	22.5	22.3
Balanced	7.4	10.2	10.9
Bond	41.5	40.3	39.7
Liquidity	27.5	27.0	27.1
Total Group mutual funds	100.0	100.0	100.0

OPI; the performance of the atypical components of the aggregate was also negative, being characterized by increased volatility, especially Banca IMI deposits from foreign counterparties and through repurchase agreements (Wealth Management and Financial Markets) and, to a lesser extent, the deposits of the Parent Bank’s foreign branches (International Assets). On the contrary, funding from securities made by Group Finance (Central Functions) increased by 16.9%.

At the end of the year the Group’s share of direct deposits on the domestic market was 10.2%, down compared with the 10.7% at the end of the previous year.

Direct customer deposits

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma	31/12/2002
	(€/mil)	(€/mil)	(%)	(€/mil)
Current accounts and deposits	68,373	68,894	-0.8	70,313
Certificates of deposit	7,149	5,646	+26.6	7,310
Bonds	39,979	39,161	+2.1	39,447
Commercial paper	3,766	4,057	-7.2	4,139
Reverse repurchase agreements and securities lending	10,073	12,543	-19.7	12,917
Other deposits	2,381	2,935	-18.9	2,923
Direct customer deposits	131,721	133,236	-1.1	137,049

Direct customer deposits by Business Sector

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma	31/12/2002
	(€/mil)	(€/mil)	(%)	(€/mil)
Domestic Banking Networks	87,064	88,533	-1.7	88,356
• Sanpaolo Network and Consumer Banking (1)	52,783	53,722	-1.7	37,799
• Cassa di Risparmio di Padova e Rovigo	10,280	9,797	+4.9	9,797
• Cassa di Risparmio in Bologna	6,875	7,122	-3.5	7,122
• Cassa di Risparmio di Venezia	4,427	4,142	+6.9	4,142
• Friulcassa	2,977	2,826	+5.3	2,826
• Banca Popolare dell’Adriatico	2,571	2,481	+3.6	2,481
• Banca OPI	5,557	6,587	-15.6	4,615
• other Business Areas	1,594	1,856	-14.1	19,574
Personal Financial Services	3,581	3,901	-8.2	3,901
Wealth Management and Financial Markets	10,365	13,427	-22.8	13,370
International Activities (2)	3,198	3,838	-16.7	7,956
Central Functions	27,513	23,537	+16.9	23,466
Direct customer deposits	131,721	133,236	-1.1	137,049

(1)	The pro forma figures as of 31/12/2003 and 31/12/2002 comprise the former Banco di Napoli Italian Network, included in other Business Areas as of 31/12/2002.
(2)	The figure as of 31/12/2002 includes Banque Sanpaolo.

Loans to customers

The Group’s net loans to customers, excluding non-performing loans and loans to SGA (the company into which the doubtful loans of the former Banco di Napoli were transferred), were 122.4 billion euro, up 0.6% since the end of 2002. This change is the result of lively dynamics in medium- and long-term loans, up 8.2%, countered by the drop in short-term loans (-11%).

In medium- and long-term loans, good progress in financings directed to the retail sector continued: mortgage disbursements to households by the Group’s banking networks were 3.9 billion euro, up about 22% compared with the previous year. The significant presence of the Group’s banks in the sector gained an advantage from the favorable evolution of the Italian real estate market in 2003, confirmed by the increase in the average quotations of real estate for residential purposes and the number of the purchase/sale transactions. The evolution in terms of loans made by Banca OPI for public works and infrastructure, which rose to 18.7 billion euro, showing an annual increase of 11.8%, was also positive.

From the analysis of counterparty loans emerges the increased tendency towards indebtedness by households, also favored by extremely low interest rates. A 8.3% growth in loans to households has been registered, and the trend in loans to Governments and public bodies is also

Loans to customers

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma	31/12/2002
	(€/mil)	(€/mil)	(%)	(€/mil)
Short-term loans	42,815	48,105	-11.0	48,637
Medium- and long-term loans	79,600	73,571	+8.2	75,478
Loans to customers excluding NPLs and loans to SGA	122,415	121,676	+0.6	124,115
Non-performing loans	1,171	1,249	-6.2	1,334
Loans to SGA	1,013	1,252	-19.1	1,252
Loans to customers	124,599	124,177	+0.3	126,701

Loans to customers by counterparty

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma	31/12/2002
	(€/mil)	(€/mil)	(%)	(€/mil)
Loans to households	24,962	23,042	+8.3	24,586
Loans to family businesses and non-financial companies	74,732	74,425	+0.4	73,680
Loans to financial companies	10,222	12,304	-16.9	13,985
Loans to governments and public bodies (1)	13,826	13,454	+2.8	13,481
Other	857	952	-10.0	969
Loans to customers	124,599	124,177	+0.3	126,701

(1) Excluding Banca OPI’s loans to municipalized companies, included among loans to non-financial businesses.

positive (+2.8%). Loans to family businesses and non-financial companies where stable (+0.4%), while loans to financial companies showed a reduction (-16.9%).

Loans issued by the Group’s foreign network came to 7.5 billion euro, down 15.4%; this trend is the result of increased selectivity which has enabled reduction of the

Loans to customers by type of lending

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma	31/12/2002
	(€/mil)	(€/mil)	(%)	(€/mil)
Loans to households	24,962	23,042	+8.3	24,586
• Domestic network	24,708	22,876	+8.0	23,260
• overdraft	1,588	1,752	-9.4	1,736
• personal loans	3,164	2,865	+10.4	3,360
• mortgage loans	18,026	16,477	+9.4	16,390
• other	1,930	1,782	+8.3	1,774
• Foreign network	254	166	+53.0	1,326
Loans to family businesses, companies, governments, public bodies and others	99,637	101,135	-1.5	102,115
• Domestic network	92,398	92,448	-0.1	91,375
• overdraft	15,482	15,393	+0.6	15,199
• repurchase agreements	856	1,613	-46.9	1,613
• import/export financing	3,003	2,897	+3.7	2,882
• leasing	4,579	4,048	+13.1	4,090
• mortgage loans	46,123	41,962	+9.9	41,799
• other	22,355	26,535	-15.8	25,792
• Foreign network	7,239	8,687	-16.7	10,740
Loans to customers	124,599	124,177	+0.3	126,701

Loans to customers by Business Sector

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma	31/12/2002
	(€/mil)	(€/mil)	(%)	(€/mil)
Domestic Banking Networks	112,593	109,446	+2.9	109,518
• Sanpaolo Network and Consumer Banking (1)	55,240	54,554	+1.3	46,663
• Large Groups and Structured Finance	11,410	13,017	-12.3	13,061
• Cassa di Risparmio di Padova e Rovigo	9,483	8,567	+10.7	8,567
• Cassa di Risparmio in Bologna	8,606	8,109	+6.1	8,109
• Cassa di Risparmio di Venezia	3,466	3,139	+10.4	3,139
• Friulcassa	2,580	2,412	+7.0	2,412
• Banca Popolare dell’Adriatico	2,479	2,361	+5.0	2,361
• Banca OPI	18,693	16,717	+11.8	14,735
• other Business Areas	636	570	+11.6	10,471
Personal Financial Services	735	576	+27.6	576
Wealth Management and Financial Markets	1,097	3,683	-70.2	3,663
International Activities (2)	4,639	6,117	-24.2	9,238
Central Functions	3,351	1,854	+80.7	1,120
Loans to customers excluding NPLs and loans to SGA	122,415	121,676	+0.6	124,115

(1)  The pro forma figures as of 31/12/2003 and 31/12/2002 comprise the former Banco di Napoli Italian Network, included in other Business Areas as of 31/12/2002.

(2)  The figure as of 31/12/2002 includes Banque Sanpaolo.

risk profile with corporate counterparties, and of the effect of the exchange rates linked with the devaluation of the dollar, pound sterling and yen against the euro.

The aforementioned general growth of loans to customers excluding non-performing loans and loans to SGA is the result of different trends within the Group’s various Business Sectors. In particular loans issued by the Domestic Bank Networks increased (+2.9%), supported by the commercial networks and Banca OPI, which fully offset the resizing of exposure towards large groups. Loans in the Wealth Management and Financial Markets and International Activities sectors also showed weak growth. Treasury customer business grew, thanks to repurchase agreements, while there was a decline in intersector transactions. Both components are positioned under Central Functions.

The Group’s market share in the domestic market at the end of the year was 10.8% for total loans, falling slightly compared with 11.1% of 2002. More specifically, medium- and long-term loans reached a 12% share, while short-term loans a 9.2%.

Qualitative analysis of loan portfolio

	31/12/2003		31/12/2002 pro forma		Change 31/12/03-31/12/02	31/12/2002
	Amount		Amount		pro forma	Amount
	(€/mil)%		(€/mil)%		(%)	(€/mil)%
Non-performing loans	1,171	0.9	1,249	1.0	-6.2	1,334	1.1
Problem, restructured and in course of restructuring loans	1,348	1.1	1,460	1.2	-7.7	1,447	1.1
Loans to countries at risk	22	0.0	58	0.0	-62.1	59	0.0
Doubtful loans - customers	2,541	2.0	2,767	2.2	-8.2	2,840	2.2
Performing loans	122,058	98.0	121,410	97.8	+0.5	123,861	97.8
Total loans to customers	124,599	100.0	124,177	100.0	+0.3	126,701	100.0
Non-performing and problem loans - banks	—		1		n.s.	1
Loans to countries at risk - banks	30		50		-40.0	51
Total doubtful loans - customers and banks	2,571		2,818		-8.8	2,892

Securities, interbank position and derivatives

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma	31/12/2002
	(€/mil)	(€/mil)	(%)	(€/mil)
Investment securities	2,935	2,391	+22.8	2,897
Dealing securities (1)	22,357	19,015	+17.6	19,694
Total securities	25,292	21,406	+18.2	22,591
Loans to banks	22,278	21,744	+2.5	22,000
Funding from international banking organizations	6,360	5,881	+8.1	5,881
Funding from other banks	22,174	18,252	+21.5	18,574
Derivatives and forward transactions in foreign currencies (at nominal value)	560,068	351,044	+59.5	354,244

(1) This figure includes SANPAOLO IMI shares bought by subsidiaries as part of their dealing activities.

Quality of the loan portfolio

In a context still characterized by elements of uncertainty, the Group continued to pay strict attention to the quality of assets, extending the adoption of strict loan-issue selection policies and prudent provision policies to all the network banks.

Net doubtful loans at the end of the year were 2,571 million euro, down 8.8% since the end of 2002. In particular, in loans to customers:

•

net non-performing loans were 1,171 million euro against 1,249 million at the end of 2002 (-6.2%); the net non-performing loans/net loans to customers ratio was 0.9%, down compared with 1% of 31 December 2002. The coverage ratio of the Group’s non-performing loans rose to 73.2% from 69.3% at the end of 2002;

•	problem, restructured and in course of restructuring loans were 1,348 million euro, falling 7.7% compared with the end of December 2002. The coverage ratio was 33.9% against 30% at the end of 2002;
•	non-guaranteed loans to customers in countries subject to country risk fell to 22 million euro from the 58 million as of 31 December 2002.

The ratio of gross doubtful loans to gross loans to customers remained stable at 5%, the same level registered in 2002, confirming the substantial stability of the quality of the Group’s credit portfolio. A general reserve was created to cover the physiological risk inherent in the performing loan portfolio. At the end of 2003 it was equal to 1,102 million euro, corresponding to 0.9% of the performing loan portfolio (excluding loans to SGA), in line with 2002. This total provision offers adequate coverage of the risk of deterioration in creditworthiness inherent in the Group’s portfolio, with particular reference to larger exposures to certain specific industrial sectors, including the automotive sector.

Activities on financial markets

Dealing and treasury activities

In line with the Group Finance organizational model, redefined in 2002 with the establishment of the integrated treasury, during 2003 the Parent Bank continued the centralization activity related to market operations with domestic banking networks and, generally, with the Group companies. Keeping direct access to said companies was considered to be not ideal. Further strengthening of exchanges between Group companies enabled the treasury to create univocal intervention strategies with regard to the management of deposits and loans. On the interbank market, 63% of the volumes negotiated by the Parent Bank, net of exchanges between Group companies, regarded collection transactions; a significant portion of the total amount was channeled through the e-Mid circuit. In the context of short term deposits, roughly 18% of funding was carried out via the issue of certificates of deposit and commercial paper, realized through “Issuance programs” destined to foreign markets.

As regards medium- and long-term funding, also centralized with the Parent Bank in relation to the needs of the banking networks and Group companies adhering to the integrated treasury service, in 2003 SANPAOLO IMI placed, through the internal network and the Sanpaolo Banco di Napoli network, securities for 3.3 billion euro, of which 2.8 billion of senior nature and 550 million of Lower Tier II and Tier III subordinated nature. Securities for 1.2 billion euro were placed on the international markets, of which 800 million of senior nature and 400 million of Lower Tier II and Tier III subordinated nature. Other funding, for 1.4 billion euro, was deposited in the form of private placement or direct deposits from banks and international organizations. Medium- and long-term issues of the former Cardine bank networks, placed entirely with retail customers through the internal network, also generated total net flows of 2.5 billion euro.

At the end of 2003, the Group’s securities portfolio came to 25.3 billion euro, up 18.2% on the pro forma amount at the end of 2002. The investment component came to 2.9 billion euro, accounting for 11.6% of the total, in comparison to 11.2% at the end of the previous year (2.4 billion euro).

At the end of the year the dealing portfolio of the subsidiary Banca IMI was 10.7 billion euro, up 62.1% compared with the 6.6 billion held at the end of 2002; this included 70.1% Government and EU public issue bonds and 10.4% other bonds.

At the end of the year, the Parent Bank’s securities portfolio came to 11.3 billion euro, down 19.4% compared with the pro forma amounts at the end of 2002 (determined taking into account the renewal of capitalization contracts as credits/loans). This reduction is attributable to the adjustment of the portfolios acquired during the merger of Cardine Banca and Banco di Napoli to the management of the Parent Group’s securities portfolio, in respect of the risk/return profile, according to the different holding purposes, authorized by the guidelines approved during 2002 by the Bank’s Board of Directors. On the whole, corporate bonds have fallen and the sizing of the various portfolio segments took place according to fair values such as to maximize the profitability aims and satisfy the secondary liquidity needs of the Bank and the Group.

At the end of the year, the dealing component of the Parent Bank’s portfolio amounted to 8.8 billion euro, while the investment component amounted to 2.5 billion euro. In the context of the dealing portfolio, the share of Government bonds accounted for 22%, while bonds from financial and banking issuers (including Group securities) represented 78%. Approximately 90% of the investment component was represented by Government and international organi-sation bonds, with the remaining 10% made up of corporate issues. During the whole of 2003, in observance of the guidelines adopted concerning the funding liquidity risk, the securities portfolio maintained the minimum quantity of eligible securities to be held available for spot hedging of the very short-term liquidity risk while the “liquidity target ratio”, to be respected in the short-term as regards the imbalance between expiring assets or those suitable for prompt liquidation, and expiring liabilities, divided into time brackets, was constantly higher than the unit at consolidated level. The volume of the securities negotiated by the Parent Bank was 31 billion euro, while transactions in repurchase agreements, entered into for retail and corporate customers and to support activity on the monetary markets, amounted to 429 billion euro, 298 billion of which were handled by the MTS/PCT platform.

Placement and advisory business

During 2003 Banca IMI confirmed its status as one of the main operators on the primary debt market, taking on the role of leader and sole placer in 62 bond issues, for total amount of approximately 25 billion euro. This context includes: in the financial institutions compartment, the senior issues of SANPAOLO IMI, Banca delle Marche, Credito Valtellinese, Landsbanki Islands, Kaupthing Bunadarbanki, Merril Lynch, Banco Itau Europa and the subordinate issues of SANPAOLO IMI, Caja de Madrid, Banca CR Firenze and Findomestic Banca; in the corporate issuers compartment, the issues of Deutsche Bank, Hellenyc Railways, GMAC and Daimler Chrysler, and Edison’s EMTS program; in the local bodies’ and government bonds compartment, the issues of the Municipality of Pisa, the Independent Province of Bolzano, Piedmont Region and the first inflation indexed BTP, welcomed with considerable interest by investors; the securitization transactions performed by Cassa Depositi e Prestiti, INPS and Master Dolfin (Findomestic Banca).

As regards the equity sector, the improvement of the markets in Europe was only partially reflected in a recovery in transactions on the primary market where, against a good level of activity in capital increases linked with financial restructuring processes, the placement and quotation of new companies was still extremely modest. In this last area Banca IMI led the placement of Hera and the quotation of Isagro, participated in the Meta Initial Public Offer and made a placement with leading institutional investors of shares of the capital of Edison and CDC, a IT products retail company quoted on the New Market. On the international scene there was also participation, as co-manager, in the institutional offer of shares in Timken, an important US manufacturing company.

In capital increases, Banca IMI confirmed its strong presence on the market, taking part as coordinator in the main transactions carried out in Italy (including Edison, AEM Torino, Reno de Medici and IFIL) and as lead manager (FIAT), also taking part and acting as guarantor in three major operations launched on the European markets (Banco Commercial Portugues, Royal & Sun Alliance and the German insurance company Allianz). It also performed the first four tranches of the Mondo TV capital increase and participated in the capital increase option of Banca Antoniana Popolare Veneta.

Lastly, as regards delisting transactions, it took part as advisor/coordinator in the Public Offers promoted by ENI on the Italgas shares, by Wide Design on Italdesign Giugiaro and by SANPAOLO IMI on Banca Popolare dell’Adriatico.

In relation to the corporate finance activity, despite an international downturn in the M&A market, the Italian sector showed signs of recovery. The bank supplied advisory services for the Ministry of Economy and Finance in the evaluation for the privatization of ETI and for the country’s major industrial groups. In particular:

•                  assisted Edison in the sale of gas reserves in Egypt, ENEL for the sale of electricity generation assets, ENI for the exploitation of assets in the chemical sector and Buzzi Unicem for the Public Offer on Dyckerhoff preference shares;

•                  continued the activity of global advisor for the FIAT Group and supplied consultancy to Business Solutions for the sale of the majority shareholding in the IPI subsidiary;

•                  assisted the Parent Bank (the purchase of the majority shareholding of Fidis with a pool of banks and a 7% share in Banca delle Marche) and Sanpaolo IMI Wealth Management (purchase of Eptafund and constitution of a joint venture with Santander Central Hispano).

Furthermore, at the end of the year activities for FS, Alitalia, Finmeccanica and Mediaset were underway.

As regards medium-sized companies, assistance was given to the issuers in the Public Offers of Roland, Manuli and Banca di Sassari, and to Cassa di Risparmio di Firenze and Carige in the acquisition, respectively, of C.R. La Spezia and C.R. Carrara.

Equity investments

The Group’s investments in companies that are not consolidated on a line by line basis amounted to 4.6 billion euro, with a net increase of 0.5 billion euro compared with the value as of 31 December 2002, comprising 493 million euro increases for purchases and subscriptions, 226 million euro decreases for disposals, 66 million euro net adjustments and 175 million euro other net decreases.

During the year purchases of companies not consolidated using the line by line method amounted to 493 million euro; disposals were also completed for 226 million euro, realizing capital gains amounting to 339 million euro (including income from merchant banking for 15 million euro) gross of the tax effect. The main transactions, some of which were mentioned earlier, regarded:

•                 in the context of transactions by Central Functions, as regards acquisitions:

•             the take over of the 7% share of the capital of Banca delle Marche with an outlay of 92 million euro;

•             the increase of the share held in Cassa dei Risparmi di Forlì, from 21.02% to 29.77%;

•             the subscription of the share in the capital increase of the Unipol subsidiary, to support the acquisition of the Italian assets of Winterthur, with an outlay of 27 million euro;

•             the increase of the share held by the Group in Borsa Italiana, from 12.5% to 13.7%, by taking over a 1.2% share from several minority shareholders at the price of 12 million euro;

•             the purchase of the 1.05% share of Hera, a multiutility company operating in the energy, water treatment and environment markets, with an outlay of 10 million euro;

•             the pro quota subscription of the CDC Ixis capital increase for 5.1 million euro;

•             the acquisition of 5% of Noricum Vita from Reale Mutua Assicurazioni at the price of 3.6 million euro;

and as regards disposals:

•             the sale on the market of part of the investments in Beni Stabili, Banca Popolare di Lodi, Olivetti and Meliorbanca. The Group was paid a total of 60 million euro for these disposals, obtaining a net capital gain of 6 million euro;

•             the sale to Santander Central Hispano of a first tranche, equal to 20% of the capital, of Finconsumo Banca at the price of 60 million euro, realizing a capital gain of 44 million euro;

•             the sale of the Group’s 1.4% stake in Intesa Holding Asset Management to Banca Intesa for 7.5 million euro, earning a capital gain of 7 million euro;

•             the sale to Generali Assicurazioni of the 24.5% held in the capital of Adriavita; the sale, for a price of 4.7 million euro, realized a capital gain of 1 million euro;

•             the sale of the 3.53% stake in C.B.I. Factor for the sale price of 2.6 million euro and realization of a capital gain of approximately 0.6 million euro;

•             the sale of Finnat Corporate for 1.2 million euro, earning the Group a capital gain of about the same amount;

Non-consolidated equity investments

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma	31/12/2002
	(€/mil)	(€/mil)	(%)	(€/mil)
Equity investments	4,572	4,172	+9.6	4,064
• carried at equity	1,775	1,374	+29.2	1,266
• carried at cost	2,797	2,798	-0.0	2,798
• in listed companies	1,331	1,302	+2.2	1,302
• in other companies	1,466	1,496	-2.0	1,496

•                 in the context of transactions by IMI Investimenti, as regards acquisitions:

•             the purchase of 25% of Synesis Finanziaria, a new company which took over from FIAT Auto 51% of Fidis Retail Italia S.p.A., with an outlay of 93 million euro;

•             the subscription of a 1.75% share of the quoted company Edison, for 66 million euro, in the context of its recapitalization (totaling 2,095 million euro) in relation to the share reserved to permanent partners of Italenergia Bis. Part of the Edison shares corresponding to the original shareholding in Italenergia Bis were extended in a put option towards EDF;

•             the pro quota subscription of the FIAT capital increase linked with the implementation of the automobile group’s new Strategic plan, with an outlay of 27 million euro;

•             the increase of the shareholding in AEM Torino, from the original 1.5% to 3%, following the capital increase of the municipal company and subsequent purchases on the market, with an outlay of 10 million euro;

and the sale on the market of part of the investments in ENI, Edison and Banca Popolare di Lodi and of the entire shareholdings in ENEL and Olivetti. The Group was paid a total of 77 million euro for these disposals, obtaining a net capital gain of 10 million euro;

•                  in the context of transactions in Wealth Management and Financial Markets, with reference to acquisitions:

•             the acquisition of 51% of Noricum Vita from Unipol Assicurazioni at the price of 40 million euro;

•             the purchase, with an investment of 9 million euro (including financing by partners for 2.7 million euro), of 30% of the new company Aeroporti Holding S.r.l., with the aim of creating a network of regional airports. As its first initiative, the subsidiary was granted the tender for the privatization of Aeroporti di Firenze, a company quoted on the Stock Exchange of which it purchased 29%;

•             the purchase, by Sanpaolo IMI Private Equity, of a 0.50% share of the capital of EIF (European Investment Fund), taking it over from the majority shareholder European Investment Bank, at the price of 3 million euro and with a maximum commitment of 8 million euro;

and, with reference to disposals, the sale to a group of banks in Emilia Romagna of the 17.31% investment held in AMPS S.p.A., realizing a capital gain of 5.3 million euro against a cost of 44 million euro.

Writebacks of 216 million euro refer substantially to the shareholding in Santander Central Hispano, while adjustments for a total of 150 million euro mainly regard the investments held in Hutchinson 3G Italia (for 75 million), in 3G Mobile Investments (for 30 million), in FIAT (for 12 million) and in Kredyt Bank (for 11 million).

The other net changes include, as regards increases, the conferral of the Parent Bank’s real estate branch to CSP Investimenti (160 million euro) and the book value of the shares in Banque Sanpaolo (173 million) and Finconsumo Banca (25 million), valued for the first time at equity, and, as regards decreases, the transfer of certain investments (amounting to 179 million euro) to the dealing securities portfolio in respect of their intended disposal.

Operating structure

The distribution network

During 2003 the Group continued operating towards the development and rationalization of the distribution networks characterized, as already described in detail, by the restructuring process, involving, on the one hand, the rationalization of the territorial organization of the whole Sanpaolo Network and the start-up, within this context, of Sanpaolo Banco di Napoli, and, on the other, the merger by incorporation of Cardine Finanziaria into SANPAOLO IMI (with the consequent creation of the North East Territorial Direction), the establishment of the regional bank Friulcassa and the incorporation of Banca Agricola di Cerea into Cassa di Risparmio di Padova e Rovigo.

At full capacity, the Group territorial presence in banking activity should cover a certain number of territorial areas and bank networks with light central structures, which will provide uniform and complete supervision of the respective territory. The plan to develop and rationalize the networks also provides for a distribution model based on the specialization by macro customer segments, in order to supply an improved and more effective response to different household and company needs.

At the end of December the SANPAOLO IMI Group had a network of 3,168 banking branches in Italy, 32.8% of which are distributed throughout the North West, which is in-depth covered by the Sanpaolo Network, 29.3% in the North East, where the former Cardine bank networks are concentrated, and 25.5% in Southern Italy and the Islands, where the Sanpaolo Network also operates (through the 688 branches and 57 operating points of Sanpaolo Banco di Napoli for the mainland regions). The remaining 12.4% of the Group net-

work is situated in Central Italy, where there are branches of Cassa di Risparmio di Firenze (in which a 19.5% interest is held) and Banca delle Marche (in which a 7% interest is held). SANPAOLO IMI has stipulated distribution agreements with both banks. Further commercial agreements have been stipulated with Cassa dei Risparmi di Forlì, which has about eighty branches mainly operating in the North East.

The share of branches held throughout Italy amounts to 10.4%. The Group in particular has an 11.1% share in the North West, 11.3% in the North East, 5.7% in the Center and 13.6% in the South and the Islands.

On the basis of the customer segments serviced, the consolidation of the networks specialization projects into Retail (personal, family market and small business), Private and Company branches continued during 2003. The Sanpaolo Network was also involved in the opening of 16 new branches.

The Group confirmed its commitment towards innovative channels. At the end of the year, with regard to the private and retail segments, direct banking contracts managed by Sanpaolo Network branches, including transactions by Sanpaolo Banco di Napoli, rose above 457,000, an increase of about 40% since the beginning of the year. Internet banking contracts with companies and small businesses reached 31,000 units, up 45% since the beginning of the year. On the date, the former Cardine bank networks had roughly 60,000 phone and Internet banking contracts.

With reference to direct channels, the retail customer service is carried out through the network of automatic Bancomat tellers which, at the end of the year, included 2,803 Sanpaolo ATMs (of which 860 belonging to Sanpaolo Banco di Napoli) and 1,016 related to the former Cardine bank networks, and through the POS terminals (38,722 of the first Network, of which 10,036 related to Sanpaolo Banco di Napoli, and 20,213 of the second).

The Group’s distribution structure is also made up of 4,675 financial planners, mainly of Banca Fideuram and Sanpaolo Invest SIM. During 2003 the latter completed its transformation into SIM, ceasing performance of banking activity

Group distribution network

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma	31/12/2002
			(%)
Banking branches and area offices	3,272	3,182	+2.8	3,205
• Italy	3,168	3,115	+1.7	3,069
of which: Parent Bank	1,438	1,390	+3.5	2,115
• Abroad	104	97	+7.2	136
Representative offices	18	17	+5.9	17
Financial planners	4,675	4,951	-5.6	4,955
of which: Banca Fideuram (1)	4,543	4,754	-4.4	4,754

(1) Including Sanpaolo Invest SIM.

Group distribution network in Italy as of 31/12/2003

	Sanpaolo Network (1)		Former Cardine bank networks		Other (2)		TOTAL
		%		%		%		%
North-West (Piedmont, Val d’Aosta, Lombardy and Liguria)	987	46.4	13	1.5	39	20.9	1,039	32.8
North-East (Veneto, Trentino Alto Adige, Friuli Venezia Giulia and Emilia Romagna)	107	5.0	719	84.1	104	55.6	930	29.3
Centre (Tuscany, Marche, Umbria, Lazio, Abruzzo and Molise)	242	11.4	123	14.4	27	14.4	392	12.4
South and Islands (Campania, Apulia, Basilicata, Calabria, Sicily and Sardinia)	790	37.2	—	—	17	9.1	807	25.5
Banking branches and area offices in Italy	2,126	100.0	855	100.0	187	100.0	3,168	100.0

(1) Includes, in addition to the 1,438 branches of the Parent Bank, the 688 branches of Sanpaolo Banco di Napoli.

(2) Includes the branches of Banca Fideuram (88), Finemiro Banca (22), Farbanca (1) and Cassa dei Risparmi di Forlì (76).

and focusing on the provision of investment services through its network of financial planners.

The Group operates abroad through a network of 104 branches and 18 representative offices. Also during the year, the Parent Bank opened a branch in Shanghai and representative offices in Madrid and Barcelona.

Personnel

At the end of the year the Group employed 43,465 resources, down 1,752 units (-3.9%) compared with 31 December 2002 pro forma.

This decrease is attributable to the realization of operations for the rationalization and integration at Group level as established within the context of the 2003-2005 Plan which focuses, in terms of cost, on making business support structures as efficient as possible to favor improvement of the distribution networks, in order to sustain the commercial expansion plans aimed at strengthening/increasing market shares and profitability.

To achieve the aims mentioned, staff leaving incentives were adopted, also using the “Income, employment and re-training fund for staff in the banking industry”.

The use of the aforementioned Fund was defined with the Group Agreement signed with the trade unions on 10 June 2003 and subsequently applied in each company office.

Its activation enabled the Group to absorb redundancies directly, through the resignation of personnel from the structures in question, and indirectly, actuating intense professional conversion processes. These redundancies will also enable the creation of space in the distribution network for the entry of new staff, thus making an important investment for future growth and development, and speed up the acquisition of benefits from the most recent CCNL and CIA employment contracts.

The staff leaving incentives, offered to staff who matured the right to a pension during 2003, ended on 31 December 2003. An approximate total of 800 redundancies were defined.

These leaving incentives were applied for by a total of about 3,750 employees (out of about 4,800 people), of whom about 2,900 through the “Fund for staff in the banking industry” and about 800 for voluntary retirement, 750 having already taken place in 2003.

The actions described above involved a total cost of approximately 520 million euro. This cost is covered by the provisions made to the Provisions for risks and charges.

With particular reference to the Parent Bank, on 31 December 2003, the staff was made up of 22,086 employees, down 1,221 (-5.2%) in comparison to the same period of the previous year, reclassified consistently to take into account the transfer of resources operating in the branches converged to Sanpaolo Banco di Napoli, the resources from the merger by incorporation of Cardine Finanziaria and the spin off of the resources of the public works sector to Banca OPI.

The reduction was mainly realized through leaving incentives, taken up by approximately 1,300 employees, 700 of whom through the “Fund for staff in the banking industry” pursuant to the Company agreement stipulated on 14 June 2003, 111 through a similar initiative launched by the former Banco di Napoli in 2002 and about 500 through voluntary retirement.

With reference to Sanpaolo Banco di Napoli, at the end of the year personnel consisted of 5,813 employees, down by 104 units compared with the date of conferral, following

Personnel

					Change 31/12/03-31/12/02 pro forma
	31/12/2003		31/12/2002 pro forma (1)			31/12/2002
		%		%	(%)		%
Period-end headcount	43,465	100.0	45,217	100.0	-3.9	45,650	100.0
• executives	821	1.9	852	1.9	-3.6	881	1.9
• third and fourth level managers	5,408	12.4	5,934	13.1	-8.9	5,975	13.1
• other personnel	37,236	85.7	38,431	85.0	-3.1	38,794	85.0

(1) The pro forma figures have been prepared to take into account the changes in the consolidation area, according to the criteria detailed in the Explanatory Notes. The pro forma figures are unaudited.

243 resignations (of which 199 with incentives) and 139 new entries (of which 124 following contract transfers from the Parent Bank).

As of 31 December 2003 the staff of the former Cardine Group bank networks consisted of 8,288 employees, down 137 units compared with 31 December 2002, reclassified consistently to take into account the transfer of personnel on secondment from the bank networks to Cardine Finanziaria on 1 October 2003.

The other Group companies showed a reduction of 225 units compared with 31 December 2002 pro forma. The decrease is the result of actions made to reduce staff employed by companies operating in sectors involved in rationalization, such as tax collection (-4.5%) and leasing (-11.1%), with an increase in areas subject to recent commercial expansion, such as Eastern Europe (+2.4%) and consumer banking (+13.1%).

The integration of companies operating in particular business sectors also involved the definition of the reorganization of the Epta Group in 2003, which was consolidated, also through conversion and re-training processes, with the absorption by other Group companies of the staff involved.

With reference to the management tools used during the year, the “integrated system of planning/management/development of resources” used by the Parent Bank was extended to the Group’s commercial banks and was consolidated through the adoption of the cost/staff budget system, the skills system, the evaluation and incentives system and also of instruments for individuating resources with high development potential, thus realizing a methodological and operational integration for the Group.

Revaluation of real estate

At the time of approval of the 2003 financial statements, Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio in Bologna, Friulcassa and Banca Popolare dell’Adriatico took advantage of the possibility to revaluate the company assets booked to the 2002 financial statements, in accordance with subsections 25 and 27 of Art. 2, of Law no. 350 dated 24/12/2003 (2004 Financial Law), which reopened the terms provided for by the original law 342/2000 (Art. 10-16).

The revaluation, which includes the payment of a substitute tax replacing IRPEG (Corporate Income Tax) and IRAP (Regional Income Tax), equal to 19% on gains related to amortizable assets and 15% on those related to non amortizable assets, regarded properties not used by the company (operating and non-operating).

The criteria chosen to determine the maximum limit of the revaluation value was that of “market value”, established by appraisals recently prepared by independent companies and professionals (applying a 17.5% reduction in value to the so-called “package sales”), and also prudently taking into account any lower realizable value of properties for which purchase offers were made.

Income from revaluation was assigned to a special reserve, subject to deferred taxation, net of the related substitute tax.

The properties were revaluated at a total of 65 million euro, the substitute tax was calculated at 11 million euro, thus involving the registration of a revaluation reserve, equal to the difference, of 54 million euro.

Capital and reserves

Net shareholders’ equity

Group shareholders’ equity, 10,995 million euro at 31 December 2003, showed in the year the following movements:

Movements in Group shareholders’ equity	(€/mil)

Pro forma shareholders’ equity as of 31 December 2002	10,702
Reversal of pro forma adjustments	-165
Shareholders’ equity as of 31 December 2002	10,537
Decreases	-568
• Dividends	-550
• Exchange and other adjustments	-9
• Use of reserve for general banking risks	-9
Increases	1,026
• Monetary revaluation	54
• Net income	972
Shareholders’ equity as of 31 December 2003	10,995

Besides the distribution of the 2002 dividend and the net income for 2003, the changes compared with the figures at the end of December 2002 reflect:

•                  among decreases, the use of the reserve for general banking risks by certain subsidiaries;

•                  among increases, the effects of the monetary revaluation of real estate made, at the time of approval of the financial statements, by the subsidiaries Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio in Bologna, Banca Popolare dell’Adriatico and Friulcassa in accordance with Law no. 342 of 21/11/2000 (as amended by Law no. 350 of 24/12/2003).

Own shares

As of 31 December 2003, the Parent Bank alone held 3,220,919 SANPAOLO IMI shares in its portfolio, equal to 0.18% of the share capital, which were recorded, among the assets in the Balance sheet, at market value for 34 million euro (10.413 euro unit cost).

During 2003 the Group pursued the aim of concentrating the ownership of SANPAOLO IMI shares by the Parent Bank, excluding those negotiated by Banca IMI in relation to its institutional dealing activities.

Group transactions entered into were the following:

•                  as of 31 December 2002, the Parent Bank held just one own share in its portfolio with a nominal value of 2.8 euro and book value of 7.41 euro, sold in 2003. In application of that established in the decisions made by the Shareholders’ meeting regarding authorization to purchase and dispose of own shares, during the year it purchased 6,097,849 shares (nominal value 17.1 million euro), for a total cost of 48.6 million euro. The shares were destined as follows:

•             2,344,522 shares (6.6 million euro nominal value), for a cost of 19 million euro, were assigned to employees in relation to the extended employee stock plan;

•             434,953 shares (1.2 million euro nominal value), for a cost of 3.7 million euro, were transferred to Fondazione CR Venezia as payment of the debt arising from the price revision clause in the former Cardine Banca share purchase agreement, entered into by the aforementioned Fondazione and completed in 2001;

•             97,455 shares (273,000 euro nominal value), for a book value of 0.8 million euro, were sold on the market for a cost of about 0.9 million euro;

•                  as of 31 December 2002, the subsidiary Prospettive 2001 held 3,073,729 SANPAOLO IMI shares in its dealing portfolio (8.6 million euro nominal value), booked at a market value of 19.1 million euro. During the first half of 2003 the company sold the entire shareholding on the market for 22.7 million euro;

•                  as of 31 December 2002, the subsidiary Banca Popolare dell’Adriatico held 53,087 SANPAOLO IMI shares in its dealing portfolio (0.1 million euro nominal value), booked at a market value of 0.3 million euro. During the first half of 2003 the company sold the entire shareholding on the market for 0.4 million euro;

•                  as of 31 December 2002, the subsidiary IMI Investimenti held 219,190 SANPAOLO IMI shares in its dealing portfolio (0.6 million euro nominal value), booked at a market value of 1.4 million euro. The entire shareholding was sold on the market in July 2003 for 1.9 million euro;

•                  as of 31 December 2002, the subsidiary Banca IMI, in relation to its institutional dealing activity, held 1,594,744 SANPAOLO IMI shares in its portfolio (4.5 million euro nominal value), booked at a market value of 9.9 million euro. During the year the company purchased 8,542,252 shares (23.9 million euro nominal value), for a cost of 77.7 million euro, and sold 10,532,571 shares (29.5 million euro nominal value) for a total outlay of 95.0 million euro. Consequently, as of 31 December 2003, among the liabilities in Banca IMI’s accounts there was a “short-term position” in relation to 395,575 shares of the Parent Bank (1.1 million euro nominal value), attributable to the normal dealing activity and financially balanced by transactions in derivatives.

Regulatory capital and solvency ratios

As of 31 December 2003 the ratio of the Group’s total regulatory capital to total weighted assets against risks, deriving mainly from credit and market risks, showed a total solvency ratio of 10.5%; in particular, the market risks referable to the Parent Bank and other Group companies, 11 billion euro at the end of December 2003, were largely hedged by Tier 3 subordinated liabilities, entered into for a total of 598 million euro.

The ratio between the Group’s Tier 1 capital and the total weighted assets reached, at the end of December 2003, 7.4% (tier 1 ratio). On the same date, the Core tier 1 ratio (calculated by reference to the Tier 1 capital net of preferred shares) came to 6.6%.

The regulatory capital structure of the SANPAOLO IMI Group is therefore consistent with the recommendations formulated by the Bank of Italy which, following a more general international orientation aimed at stimulating the formation of more solid capital endowment for the most important banks (e.g.: aligned to the status of Financial Holding Company in accordance with US standards), recommended to the Bank stricter targets than the obligatory target ratios:

• Core tier 1 ratio = 6%;

• Total ratio = 10%.

Regulatory capital and solvency ratios

	31/12/2003	31/12/2002
Regulatory capital (€/mil)
Tier 1 capital	10,038	9,765
of which: preferred shares	1,000	1,000
Tier 2 capital	4,470	4,406
less: prescribed deductions	-837	-470
Regulatory capital	13,671	13,701
Tier 3 subordinated loans	598	589
Total regulatory capital	14,269	14,290
Weighted assets (€/mil)
Credit risk	124,987	123,575
Market risk	10,963	9,588
Other requirements	563	550
Total assets	136,513	133,713
Solvency ratios (%)
Core tier 1 ratio	6.6	6.6
Tier 1 ratio	7.4	7.3
Total ratio	10.5	10.7

Risk management and control

The basic principles

The SANPAOLO IMI Group is strongly committed to risk management and control, which is based on three principles:

•                  clear identification of responsibility for taking on risks;

•                  measurement and control systems in line with international best practice;

•                  organizational separation between the Business Areas that carry on day to day operations and those that carry out controls.

The policies relating to the acceptance of credit and financial risks are defined by the Parent Bank’s Board of Directors and Executive Committee with support from the Group Risks Technical Committee and specific operating Committees.

The Parent Bank also performs general functions of risk management and control and makes risk-acceptance decisions in the case of particularly large risks, supported by the Risk Management department.

The Business Areas that generate credit and/or financial risks are all assigned with limits of autonomy and each has its own control structure. In the case of Sanpaolo Banco di Napoli these functions are carried out, on an outsourcing contract basis, by the Parent Bank’s risk control functions, which periodically report to the Board of Directors and the Audit Committee of the subsidiary. This organization model will be extended gradually to all Group’s Domestic Banking Network.

The Basel II Project

During 2003 SANPAOLO IMI set up the “Basel II Project”, with the mission of preparing the Group for adoption of the advanced approaches right from the coming into force of the New Accord envisaged for the end of 2006. This option enables to benefit from lower capital requirements through a proven and efficient capacity to measure and manage risks.

The adoption of the advanced approaches of “Basel II” therefore represents a strategic opportunity to gain a competitive advantage in terms of lower capital absorbed, while improving the efficiency and the effectiveness of service to our customers.

For 2004 investments are planned to support the first necessary activities, which briefly concern:

•                  improvement of the risk measurement methodologies and historical databases, especially for credit risks (rating models, Loss Given Default, Exposure at Default) and operational risks;

•                  updating of the organizational procedures and connected technological supports, with particular reference to credit processes.

For some years now, in order to combine careful assessment and control of credit risks and the delivery of excellent services to companies in terms of transparent and rigorous lending procedures, SANPAOLO IMI has represented one of the Banks in Italy which anticipated, in its risk management procedures, the evolution of supervisory regulation and international best practice.

The risk measurement methods used by the Group and described below appear in fact substantially in line with the framework set out by the Basel proposal.

Financial and market risk management and control

Organization

The main body responsible for the management and control of financial risks is the Board of Directors of the Parent Bank. It defines the criteria and strategic issues concerning market risks, allocates capital on the basis of the expected risk/return profile and approves the operating risk limits for the Parent Bank and the guidelines for the subsidiaries.

The Group Financial and Market Risks Committee (“CRFMG”) is responsible for defining risk measurement criteria and methodologies, the structure of the Parent Bank and Business Areas’ risks limits and verifying the Group companies’ risk profile. The CRFMG consists of the Managing Directors, the heads of the Business Areas and the Risk Management Department.

The Group Treasury Department of the Parent Bank is responsible for the treasury activities, including access to markets and immunization against market risks generated by lending activities of the Domestic Banking Network.

The Risk Management Department, a department of the Parent Bank, is responsible for developing risk monitoring methodologies and proposals regarding the system of operating risks limits for the various lines of business of Sanpaolo IMI and of the Group. The Risk Management Department is also responsible for the measurement of risks existing in the various operating units and for monitoring the Business Areas compliance with the limits laid down by the board of directors and Executive Committee of the Parent Bank.

The individual Business Areas measure internally the financial risks, using a system of limits consistent with the Parent Bank’s global design.

Measurement techniques

The financial risk measurement methods used by the Group consist mainly of:

•                  Value at Risk (VaR);

•                  Sensitivity Analysis;

•                  Worst Case Scenario.

VaR modeling is a statistical technique that produces an estimate of the potential loss in a portfolio over a specified holding period which is statistically unlikely to be exceeded more than once during the given holding period. The Group uses a model based on historical volatility and correlations between the individual risks of each currency made up of short and long-term interest rates, exchange rates and equity prices. The Group’s model is based on the last 250 trading days, a 10-day holding period and a 99% confidence level.

The Sensitivity Analysis quantifies the change of value in the portfolio following adverse movements of the risk factors. For interest rate risk, adverse movement is defined as a parallel and uniform shift of 100 basis points of the interest rate curve. For the main companies in the banking book, a measure of net interest income at risk is also applied. Net interest income at risk is the potential change in net interest income resulting from a parallel and instantaneous shock of ±25 basis points in the level of interest rates over the next 12 months. This measurement shows the effect of the changes in interest rates on the portfolio. The measurement excludes assumptions regarding future changes in the assets and liabilities mix, and, therefore, cannot be considered a predictor of the future level of the Group’s net interest income.

The Worst Case method establishes a risk measurement (“maximum potential loss”), which represents the worst possible economic result of those obtained in various hypothetical scenarios, built in such a way as to represent a significant shock to current market parameters on the basis of a holding period of one day and accumulating the losses deriving from the various risk factors in absolute value. The idea underlying the determination of shocks to be assigned to the risk factors is to ensure a high degree of prudence. The objective of the method is to quantify and limit the maximum potential loss that could arise in extreme market conditions.

Financial risks from lending activities

The financial risk generated by the Group’s lending activities (Asset and Liability Management) in 2003 was considerably lower than the average level observed last year.

During 2003, the potential loss on the fair value of lending activities, measured using the sensitivity analysis, assuming an increase in rates of 100 basis points, had an average value of 131 million euro (with a minimum and a maximum of 76 and 190 million euro respectively), compared to an average value of 231 million registered in 2002.

Sensitivity Analysis - Lending activities

	2003	2002
	(€/mil)	(€/mil)
Average	130.9	230.6
Low	76.3	184.9
High	190.4	278.7
31 December	149.2	251.1

The VaR of the lending activities during 2003 fluctuated around the average value of 78 million euro, amounting to 75 million euro at the end of December.

In 2003, the exchange risk generated by the lending activities was not material.

The sensitivity of the net interest income for companies in the “banking book”, - assuming a rise in rates of 25 basis points - amounted at the end of December to 40 million euro (-35 million euro in the case of reduction), corresponding to 1% of the consolidated annual net interest income.

Equity investments in non-Group listed companies

Equity investments held in quoted companies not consolidated line by line or at net equity showed a market value, at end of the year prices, of 1,674 million euro, 270 million of which held by the subsidiary IMI Investimenti. The market value of equity investments showed, according to prices at the end of December, a net potential capital gain on book value of 197 million euro (after economic adjustments of the value during the quarter).

The VaR related to minority investments in listed companies, recorded during 2003 an average level of 231 million euro, with a minimum of 200 million euro and a maximum of 274 million euro. At the end of 2003 the VaR was 217 million euro; this value is in line with the levels observed at the end of 2002 (226 million euro), since the effect of the increase in the market value of the portfolio was substantially compensated for by the decrease in average volatility of share prices.

Listed investment portfolio VaR

	2003	2002
	(€/mil)	(€/mil)
Average	230.9	248.0
Low	199.8	166.3
High	273.5	301.6
31 December	217.1	226.3

Trading activities

Most of these risks are concentrated in Banca IMI and its subsidiaries and arise from dealing in fixed income securities, equity securities, currency and other derivatives.

The VaR of trading activities registered an average value during the year of 12.1 million euro (against 8.8 million in

VaR of trading activities by type of risk

	2003				2002
	31 December	Average	Low	High	31 December	Average
	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)
Interest rate risk	1.6	3.8	0.2	11.7	8.8	4.1
Exchange rate risk	2.8	0.8	0.0	3.5	0.4	0.5
Share price risk	14.0	11.6	6.1	18.5	9.9	6.9
Diversification effect	-3.5	-4.1	n.s.	n.s.	-4.7	-2.8
Total	14.8	12.0	6.3	18.3	14.4	8.8

Trading activity maximum potential daily loss (€/mil)

2002), oscillating between a minimum of 6.3 million euro and a maximum of 18.3 million euro. At the end of December the VaR was 14.8 million euro, in line with the figure at the end of the previous year (14.4 million).

In addition to VaR, the Worst Case Scenario technique is used to monitor the impact of potential losses that might arise under extreme market conditions. The maximum potential daily loss in 2003 showed an average value of 35 million euro, compared with 33 million last year.

In 2003, backtesting showed the prudent nature of the internal measurement techniques used. Actual daily losses were never higher than the risk measures expressed in terms of maximum potential loss and daily VaR.

Credit risk management and control

Organization

SANPAOLO IMI has established lines of conduct to be followed when taking on credit risk; these rules are to be applied throughout the Group. They provide for approval levels limits defined in terms of total Group credit exposure to a particular counterparty, differentiated principally according to the counterparty’s rating (which can be an internal rating or an agency rating). The first level of approval limits applies to each individual Business Area or subsidiary, which in turn defines the approval limits to be delegated to its branches. Transactions in excess of these limits must be submitted to the appropriate body within the Parent Bank, consisting of (according to the increasing level of exposure) the Group Credit Committee (composed of the Managing Directors and the heads of the Credit and Risk Management functions), the Executive Committee and the Board of Directors.

As regards credit risks with financial institutions, the centralized and unitary control is attributed to the Committee for Group Financial and Market Risks, which is also responsible for the approval of exposures to risk countries.

The Risk Management Department is responsible for defining and updating the Group measurement methodologies, with the aim of guaranteeing alignment with best practice, as well as the analysis of the Parent Bank and Group risk profile and the proposal of any corrective measures. The Risk Management Department is also responsible of measuring the exposure to the larger counterparties and of reporting to the Parent Bank’s senior management on the changes in portfolio credit quality and on the use of the economic capital by the Business Areas.

The control structures operating within the individual Business Areas are responsible for measuring and monitoring the portfolio assigned to them.

Measurement techniques

SANPAOLO IMI has developed a series of instruments to ensure analytical control over the quality of the loans to customers and financial institutions, as well as exposures subject to country risk.

With reference to loans to customers, differentiated grading models have been developed according to the operating segment of the counterparty, in terms of economic sector and size. These models make it possible to summarize the credit quality of the counterparty in a measurement, the rating, which reflects the probability of default in a period of one year, calibrated to the average level of the economic cycle. The ratings calculated are also reported, through statistical adjustments, as fully comparable with the classifications of the official rating agencies, within a consistent reference scale. The backtesting analyses carried out periodically, comparing the insolvency forecasts with actual defaults, confirm the reliability of the models used.

As regards the Sanpaolo Network’s portfolio (including Sanpaolo Banco di Napoli), made up of households, small business and small- and medium-sized companies, credit quality management is supported by a system which classifies customers into categories, based on assessment by the credit managers, to whom specific management responsibilities are assigned (frequency of credit lines reviews and recovery actions). Lastly, the control of the credit quality uses an early warning system aimed at the anticipated indication of any anomalous situations.

With reference to the banking and financial counterparties, a system has been established to classify the financial institutions in a scale consistent with those used by agencies specialized in ratings. The risk class forms the basic information which, integrated by the facility type and the duration of the transaction, as well as by any collateral and guarantees present, makes it possible to establish the credit limits with each counterparty. In the case of transactions covered by guarantees issued by banks, the credit quality of the guaranteed counterparty is also taken into consideration when weighting the limit.

Lastly, as regards the country risk, the rating is assigned on the basis of a model which considers the judgment of specialized institutions and agencies, market information and internal assessments.

Besides being a direct instrument for monitoring credit quality, ratings provide a primary element for the credit risk portfolio model, which summarizes the information on asset quality in term of risk indicators, including the expected loss and risk capital.

The “expected loss” is the product of probability of default (derived from the rating), exposure at default and loss given default; the latter is measured with reference to an economic, as opposed to accounting, concept of loss comprehensive of legal costs, calculated prudently on the recoveries from disputes on a discounted base.

The “expected” loss represents the average of the loss distribution, while the risk capital is defined as the maximum “unexpected” loss which the Group could incur with a confidence level of 99.95%.

Credit risks

All of the on- and off-balance sheet credit exposures are measured here. The analysis is developed on the portfolio of the Parent Bank, Sanpaolo Banco di Napoli, Banca Popolare dell’Adriatico, Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio in Bologna, Cassa di Risparmio di Venezia, Friulcassa, Banca OPI, Sanpaolo IMI Bank Ireland and Sanpaolo Leasint. Altogether, the credit portfolio analyzed represents more than 90% of the Group’s risk weighted assets.

Drawn down loan portfolio by rating source

Drawn down loan portfolio by level of rating

In terms of exposure, the analytical rating covers 70% of the credit portfolio. The unrated counterparties, to whom a rating estimated on the basis of the average historical default rate has been assigned, are concentrated in the household sector. Analytical ratings coverage for other sectors is just under 90%.

In relation to the combination of analytical ratings, less than half is represented by ratings of specialized agencies, while the majority are internal ratings; the latter are by large the prevailing ones in the corporate sector.

Loans to customers to which an analytical rating has been assigned, which represent the main reference of the credit risk management model, show a high credit quality, with a portion of investment grade loans (from AAA to BBB) equal to about three quarters of the total portfolio.

At the end of the year the expected loss of the portfolio considered accounted for 0.46% of loans. The expected loss measure has been taken into account in establishing the amount of general writedown to cover the inherent risk of the performing loan portfolio. On the same date the economic capital accounted for about 4.50% of loans.

The Sanpaolo Network and Consumer Banking (including Sanpaolo Banco di Napoli) and the former Cardine bank networks represent two thirds of the loans and absorb almost 80% of the capital. On the contrary, for the Foreign Network and Banca OPI, the share of capital absorbed is lower than the outstanding, as these areas are characterized, due to the activity undertaken, by a lower risk profile. In the case of Large Groups and Structured Finance, the high quality of the counterparties is offset by the concentration risk, therefore the outstanding and the capital absorbed are both just over 10% of the total.

The concentration risk fell during 2003: exposure towards the largest 20 industrial groups decreased by about 900 million euro compared with the end of 2002 and the share on the total portfolio decreased from 11.4% to 10.2%. This led to a recomposition of the portfolio, on the one hand, toward the public sector and infrastructure and, on the other, toward small- and medium-sized companies and households.

The management and control of other risks

SANPAOLO IMI also considers two other types of risk in its models: operational risk and business risk.

Operational risk is defined as the risk of incurring losses as a result of four macro categories of events: fraud, legal risks (including non-performance of contractual obligations), weaknesses in internal control or information systems, and natural calamities. For each category use was made of a database of relevant events occurred in the last ten years and from which it was possible to identify the impact in terms of loss from public information sources. The empirical distributions of losses calculated in this way are estimated by means of distribution theories according to the extreme value theory. The risk capital is defined as the minimum measurement, net of existing insurance policies, needed to face the maximum potential loss with a confidence level of 99.95%; the method also provides for the application of a correction factor to take account of the effectiveness of internal controls in the various operating areas.

Loans and guarantees by Business Area

Capital against credit risk by Business Area

It should be pointed out that this method was developed with the intention to allocate to the Business Areas and to the Group as a whole a quantity of capital adjusted to the potential of these types of events. The controls of operating risks are carried out at process level through the definition of internal rules and procedures, the observance of which is monitored by the Audit Department of the Parent Bank.

The measurement method is evolving, especially with regard to the improvement of statistical calculation engines of the different information sources, both internally and in relation to the banking system, the determination of the economic effect linked with the effectiveness and intensity of internal controls and the development of scenario analyses. Work also continues on the extension of the databases related to operating losses and exposure indicators, both through the continuous updating of the internal databases and through the participation in consortium initiatives with leading banking groups for shared use of the same: at a national level by helping to set up the DIPO (Database Italiano delle Perdite Operative – Italian Database of Operational Losses) Consortium and at an international level by acting as a founder member of the ORX (Operational Riskdata eXchange association) Consortium.

Business risk (also called strategic risk) is the risk of incurring losses as a result of changes in the macro- or micro-economic scenario which could jeopardize the ability to generate income, typically by reduced operating volumes or margin compression. This is evaluated through the break down of the Business Area assets, on the basis of the respective cost and revenue structures, into fundamental “industrial” business sectors (such as EDP, consulting and distribution). The Business Areas are then allocated a level of capitalization in line with the norm for companies operating in the same type of activity.

Supplementary information

Performance of share prices

At the end of December 2003 SANPAOLO IMI’s share price was 10.34 euro, up 66.8% from the beginning of the year, against an increase of 30.3% in the MIB bancario index. On the same date the SANPAOLO IMI share traded on a price/book value of 1.7 and a price/earnings, calculated on consensus earnings for 2003, of 14.6.

On 24 March 2004 the quoted price was 9.146 euro, down 11.5% since the start of the year.

	30/12/2003	30/12/2002
Book value per share (€)	6.00	5.74

	2004E	2005E
Consensus earnings per share (EPS) (€)	0.71	0.86

Market comparison

	24/3/2004	30/12/2003	30/12/2002	Change 30/12/03 - 30/12/02 (%)
SANPAOLO IMI share price (€)	9.146	10.340	6.200	+66.8
Banking index (historical MIB bancario)	2,086	2,251	1,727	+30.3

SANPAOLO IMI share price

Year	High	Low	Average
	(€)	(€)	(€)
1995	5.118	4.025	4.577
1996	5.269	4.236	4.766
1997	8.800	4.564	6.275
1998	16.274	8.717	12.429
1999	16.071	10.970	13.192
2000	20.800	11.483	16.612
2001	18.893	8.764	14.375
2002	13.702	5.231	9.439
2003	11.346	5.796	8.158
2004 (up to 24/03/2004)	11.072	9.141	10.373

SANPAOLO IMI share price and MIB bancario (29/12/00=100)

Shareholders

As of 31 December 2003 the shareholder structure of SAN-PAOLO IMI, based on available information, was as follows:

Shareholders of SANPAOLO IMI

	% of capital
	total	ordinary
Compagnia di San Paolo	14.48	7.50
Fondazione CR Padova e Rovigo	10.80	4.38
Santander Central Hispano	7.71	9.78
Fondazione CR in Bologna	7.69	3.12
Giovanni Agnelli e C.	3.83	4.86
Deutsche Bank	2.13	2.71
Mediobanca	1.93	2.45
Fondazione Cariplo	1.75	2.21
Caisse des Dépôts et Consignations (CDC)	1.70	2.16
Società Reale Mutua di Assicurazioni	1.53	1.94
Ente CR Firenze	1.53	1.94
Credit Lyonnais	1.50	1.90
Fondazione CR Venezia	1.50	1.90
Other shareholders (1)	41.92	53.15
Total	100.00	100.00

(1) Includes own shares held by the Group.

After 31 December 2003, Santander Central Hispano issued news of the increase of the shareholding in the total share capital of SANPAOLO IMI to 8.6%. At the beginning of March 2004 Deutsche Bank announced its reduction of the share held in the total capital to 2%.

Ratings

The following table shows the main ratings assigned to the debt of SANPAOLO IMI.

SANPAOLO IMI debt ratings

Fitch
• Short-term debt	F1+
• Medium/long-term debt (senior)	AA-
Moody’s Investors Service
• Short-term debt	P-1
• Medium/long-term debt (senior)	Aa3
Standard & Poor’s
• Short-term debt	A-1
• Medium/long-term debt (senior)	A+

In October 2003 Moody’s officially assigned to Banca IMI the following ratings: Aa3 on medium/long-term debt, P-1 on short-term debt and C+ on financial solidity, all with a stable outlook.

Transactions with related parties

Procedural aspects

The Board of Directors of SANPAOLO IMI, in accordance and compliance with the Consob regulation (Communications dated 20 February 1997 and 27 February 1998 and subsequent integrations), has identified the parties related to the Bank and defined a Group procedure for the deliberation of transactions with such parties, aimed at setting competencies and responsibilities, as well as indicating the informative flows between the structures of the Bank and the Companies directly and indirectly controlled.

To this end, please refer to that described in detail in the “Report on the corporate governance and implementation of the code of conduct for listed companies” reported in an attachment to this document.

As regards transactions with subjects exercising functions of administration, management and control of the Bank, Art. 136 of the D. Lgs. 385/93 (Testo Unico Bancario - Consolidated Banking Law) will be applied. For these subjects (regardless of the fact that they are related counterparties) these transactions were approved unanimously by the Board of Directors, with the favorable vote of all the Statutory Auditors, subject to the obligations provided by the Italian Civil Code regarding the interests of the directors. The same procedure also applies to the parties who carry out the administrative, managerial, and executive duties within a bank or a company belonging to the Group, for actions taken in connection with the company itself or for financing transactions entered into with other companies or banks within the Group. In such cases, the transactions are decided upon by the boards of the contracting company or bank, with the prior consent of the Parent Bank.

Section D of the Explanatory Notes to the Consolidated and Parent Bank Financial Statements reports the loans and guarantees issued to Directors and Auditors of the Parent Bank.

The same section of the Explanatory Notes to the Parent Bank Financial Statements also reports, in accordance with Art. 78 of Consob Resolution 11971/99, the remuneration of the Directors and Auditors of the Parent Bank.

Shares held by individuals as per Article 79 of Consob Resolution no. 11971 of 14/5/99 (1)

Surname and name	Company	How held	Title to shares	Shares held as of 31/12/02	Shares bought during 2003	Shares sold during 2003	Shares held as of 31/12/03
Bussolotto Pio	SANPAOLO IMI	Direct	Full	3,000			3,000
Carmi Alberto	SANPAOLO IMI	Spouse	Full	10,000			10,000
Iozzo Alfonso	SANPAOLO IMI	Direct	Full	7,087			7,087
Masera Rainer	SANPAOLO IMI	Direct	Full	150,000			150,000
		Spouse	Full	27,500			27,500
Matutes Abel	SANPAOLO IMI	Subsidiary	Full	761,517			761,517
Mihalich Iti	SANPAOLO IMI	Direct	Full	8,000		5,000	3,000
Ottolenghi Emilio	SANPAOLO IMI	Direct	Full	320,000			320,000
		Subsidiary	Full	4,658,731			4,658,731
		Spouse	Full	4,000			4,000
Rossi Orazio	SANPAOLO IMI	Direct	Full	52,593			52,593
		Spouse	Full	34,000		34,000	—
Sacchi Morsiani Gian Guido	SANPAOLO IMI	Direct	Full	200,000			200,000
Salza Enrico	SANPAOLO IMI	Direct	Full	500			500
		Spouse	Full	1,250			1,250
Vitali Enrico	SANPAOLO IMI	Direct	Full		642	642	—

(1) Shares held in SANPAOLO IMI and its subsidiaries by Directors, Statutory Auditors, Managing Directors and by their not legally divorced spouses and by minor sons, directly, through a subsidiary, a trust or a third party.

The shares of the Parent Bank and subsidiaries, held by Administrators and Auditors of the Parent Bank and by others, as provided for by Art. 79 of Consob Resolution 11971/99, are detailed in the table above.

Transactions with related parties

a) Corporate reorganization procedures

During the year the Group has entered into transactions with particularly significant related parties mainly as regards the organizational-business model.

The most significant transactions with related counterparties are listed below, with reference to the structure and the Business Areas into which the group is articulated; some have already been mentioned elsewhere in the Report.

Transactions entered into with reference to Central Functions and Domestic Banking Networks operations:

•                  as of 1 January 2003, SANPAOLO IMI transferred to Banca OPI the assets which previously belonged to Banco di Napoli in the public works and infrastructure sector at a value of 60 million euro. With this transfer, the share capital of Banca OPI was increased by 50 million euro, while the remaining 10 million euro was destined as the premium of the shares issued;

•                  on 29 January 2003, the SANPAOLO IMI Group (through Invesp), which already owned a 40.48% shareholding, perfected its purchase of the share of Eptaconsors held by the Cassa di Risparmio di Firenze group, equivalent to 20.24%, at a cost of 19 million euro. The transaction is part of a more extensive reorganization process which provided for, among other things, the acquisition by Unicredito Italiano of the residual share of Eptafid, a company controlled by Eptaconsors, and its successive merger by incorporation into Sanpaolo Fiduciaria. With regard to this and considering the termination of the operational mission of certain companies subject to organizational restructuring, in December the merger by incorporation into Invesp of Eptaconsors and its subsidiary Eptasim and of RSP S.r.l. was completed according to the simplified procedure. Prior to the effects of the merger, Eptasim sold the on line trading divisions to IW Bank and dealing activities on behalf of third parties to Banca IMI;

•                  on 2 April 2003, the sale of the Bologna branch of the former Banco di Napoli Network to Cassa di Risparmio di Firenze was completed at a price of 11 million euro, corresponding to a valuation that also considers the goodwill linked with the ordinary customer deposits portfolio (direct and indirect);

•                  on 10 April the deed setting up Sanpaolo Banco di Napoli was signed, with an initial share capital of 6.3 million euro. The company is the beneficiary (in the third quarter of 2003) of the conferral of the company branch represented by the Southern Territorial Direction of the Parent Bank, subject to valuations by independent experts, taking the capital endowment to 1.2 billion euro. To support the transaction technically, at the end of June, reciprocal interbank deposits at market conditions were made with Banca Fideuram, Banca OPI and IMI Bank Luxembourg, and were successively extinguished at the beginning of July;

•                  the merger by incorporation of Banca Agricola di Cerea into Cassa di Risparmio di Padova e Rovigo was completed on 1 June. The merger took place without share issues, since the incorporating company and the company to be incorporated were held by the single shareholder Cardine Finanziaria;

•                  on 30 June, SANPAOLO IMI joined the CDC Ixis capital increase for 5.1 million euro. With reference to the strategic alliance with the Eulia Group, in the context of a wider partnership which also involves the Caisse des Dépôts et Consignations (CDC) Group, see that described in the section Action points of this Report;

•                  on 11 September – effective on 1 October – the other tax collection subsidiaries, Ge.Ri.Co., Sanpaolo Riscossioni Genova and Sanpaolo Riscossioni Prato, underwent the merger by incorporation into Esaban. In December the stake in Esatri (31.5% of the capital held directly by the Parent Bank), for a book value of 4.2 million euro was transferred through a capital increase to the incorporating company, which took the name GEST Line;

•                  on 11 November 2003 the Board of Directors authorized the takeover by the Parent Bank (which already held about 69%) of 31% of the capital held by the Luxembourg subsidiary Sanpaolo IMI International S.A. in Sanpaolo IMI Bank (International) S.A. of Madeira. the stake was transferred on 16 January 2004 for a price of 56 million euro, corresponding to the equity pro quota as of 30 September 2003. This price was considered as the “normal value” for the transaction, taking into account its income structure and the instrumental nature of the company, since Sanpaolo IMI Bank (International) S.A. of Madeira is a funding vehicle at the exclusive service of the Group companies;

•                  in the same month of November the merger between Cassa di Risparmio di Udine e Pordenone and Cassa di Risparmio di Gorizia was effected, with the establishment of a regional bank named Friulcassa Cassa di Risparmio Regionale (becoming legally effective from 1 December 2003 and effective for accounting and tax purposes from 1 January 2003);

•                  in December 2003, according to the guidelines of the plan for rationalization and reallocation of minority investments among Group companies approved by the Board of Directors on 14 January 2003, FIN.OPI took over from IMI Investimenti the 3% share held in AEM Torino, for a price of 18 million euro, determined on the basis of the average market price of the AEM share of the previous month;

•                  in the same month of December, Cardine Finanziaria underwent the merger by incorporation into SANPAOLO IMI. The transaction was realized through cancellation of all the shares of the incorporated company, without the issue and/or assignment of shares and without definition of the exchange ratio;

•                  in the same month of December, the conferral to the subsidiary CSP Investimenti of the company branch comprising the properties not functional to the activities of the bank was completed, at a value – subject to appraisal –of 200 million euro, booking a capital gain in the SAN-PAOLO IMI S.p.A. financial statements of 51 million euro.

Transactions entered into in the context of the operations of Personal Financial Services:

•                  effective as of 1 July, the integration of Banca Sanpaolo Invest (SPI) into Banca Fideuram (BF), realized through the partial split in favor of the holding company BF of the entire banking SPI banking branch, was completed. The following mergers by incorporation were also completed: Fideuram Gestioni Patrimoniali SIM into Fideuram Fondi, taking the new name Fideuram Investimenti SGR, and the merger by incorporation into Banca Fideuram of the subsidiary Fideuram Capital SIM, held in its entirety, following the sale by the latter to Fideuram Fondi of the investment management advisory activity;

•                  upon completion of the authorization process, in March 2004 Fideuram Vita purchased from Banca Fideuram the entire investment in Fideuram Assicurazioni for an outlay of 20 million euro.

Transactions entered into in the context of transactions in Wealth Management and Financial Markets:

•                  on 14 April 2003, Sanpaolo IMI Private Equity – in its capacity as sponsor – subscribed class A shares in the “Fondo di Promozione del Capitale di Rischio per il Mezzogiorno” (Risk capital fund for Southern Italy) managed by NHS Mezzogiorno SGR, for a value of 42.5 million euro, at the same conditions reserved for all subscribers;

•                  on 11 June a new agreement was subscribed between Sanpaolo Vita and Reale Mutua Assicurazioni concerning the Egida subsidiary (held in equal stakes). The new contract envisages in particular:

•                  the strengthening of the “governance” positions of Sanpaolo Vita;

•                  the extension of the duration of the cooperation (not exclusive) between Sanpaolo Vita and Reale Mutua Assicurazioni in the damages branch;

•                  the replacement of SANPAOLO IMI by Sanpaolo Vita in the ownership of the call option on the 50% stake of Egida owned by Reale Mutua, the value of which will be established by an independent expert on the basis of the net equity and goodwill values.

A specific fairness opinion has been acquired from an independent advisor with regard to the terms;

•                  on 20 June, Sanpaolo IMI Private Equity purchased from NHS Luxembourg the 10% stake held in Convergenza SCA at the price of 7.8 million euro, using appraisal valuations;

•                  on 25 July, Sanpaolo IMI Private Equity purchased the shares of the Eptasviluppo and Cardine Impresa funds in the SANPAOLO IMI portfolio at a total price of 30 million euro, an evaluation determined on the basis of the results of the appraisal report prepared by the expert appointed by the Chief Justice of the Turin Court;

•                  effective as of 1 September 2003, the merger by incorporation of Banco di Napoli Asset Management SGR (BNAM) into Sanpaolo IMI Asset Management SGR (SPIAM), was completed, taking advantage of the simplified process provided for by the Italian Civil Code. Prior to this transaction, during 2002, the former Banco di Napoli had conferred 100% of BNAM to Sanpaolo IMI Wealth Management, which controlled 100% of SPIAM;

•                  on 21 October 2003, Universo Servizi was set up, of which 99% of the 18 million euro capital is managed by Sanpaolo Vita – which subscribed its share through the conferral of a business branch – and 1% is managed by Sanpaolo WM;

•                  on 16 December, the Board of Directors of the Bank authorized the drawing up of an agreement – signed in February 2004 – for the coinsurance sale by Sanpaolo Vita to Reale Mutua Assicurazioni of a certain amount of premiums on the new annual production, the maximum amount of which was estimated at 85 million euro. The economic conditions are in line with those usually practiced on the market.

Transactions entered into in the context of the operations of International Activities:

•                  on 4 April the 32.51% share in Inter-Europa Bank held by the Parent Bank was transferred to Sanpaolo IMI Internazionale for a value of 17 million euro corresponding to the appraisal valuation;

•                  in the second half of the year the transfer from the Parent Bank to Sanpaolo IMI of the shareholdings in Kredyt Bank S.A. (20 million euro) and Biat S.A. (8 million euro) was also completed.

b) Transactions of atypical and/or unusual nature

In accordance with that established by the regulations in force, no transactions of “atypical or unusual nature” were carried out during 2003, the relevance/importance of which might give rise to doubts with regard to the safety of the shareholder’s equity and the protection of minority shareholders, neither with related parties nor with subjects other than related parties.

c) Transactions of ordinary or recurrent nature

The transactions entered into with related parties of atypical or usual nature (under standard conditions) lie within the scope of the normal operations of the Group and are usually entered into under market conditions, on the basis of valuations made for mutual economic convenience, also in observance of the internal procedures mentioned above.

Receivable and payable balances at the end of the year in the consolidated accounts with related parties amount to a total which is not relevant to the entity of the Group’s portfolio. They refer mainly to transactions with affiliated companies and subsidiaries not consolidated line by line, while balances with other related parties are marginal.

Similarly, the influence of income and charges with related parties on the consolidated operating income is not relevant. In particular, commission income from the placement of the Group’s insurance products, included under the relevant caption of the consolidated statement of income for 254 million euro, is largely offset by the results of the Group’s insurance companies, counterparties of these economic flows, valued using the equity method.

•              Transactions with Group companies

As far as transactions with Group companies other than those mentioned above are concerned, reciprocal relationships between the main company groups into which the SANPAOLO IMI banking Group is divided can be attributed to the ordinary internal operations of a multifunctional banking organization, and principally concern:

•                  support by SANPAOLO IMI for the financial needs of the other Group companies, both in the form of loans and in the form of subscription of securities issued by the subsidiaries;

•                  the channeling of foreign funding made by the Group’s specialist companies (Sanpaolo IMI US Financial Co., Sanpaolo IMI Bank International S.A., Sanpaolo IMI Capital Company I L.l.c.) towards the Parent Bank and, to a lesser degree, towards other subsidiaries;

•                  the lending transactions of the liquidity of subsidiaries with the Parent Bank;

•                  optimization of the Group’s tax position using the procedure of “transfer of IRPEG (Corporate Income Tax) credit between Group companies” provided for by tax regulations. In fact, during 2003 sales were completed for a total of 248 million euro.

To this end it should be noted that transactions with Group companies are largely regulated at the conditions under which the Parent Bank accesses the reference markets, which are not necessarily the same as those which would be applicable if the counterpart companies were to operate independently. In any case these conditions are applied in observance of substantial correctness and always in pursuit of the aim to create value for the Group.

The analytical list of assets, liabilities, guarantees, income and charges of SANPAOLO IMI with Group companies and subsidiaries subject to significant influence as of 31 December 2003, are presented in detail in the Explanatory Notes to the Parent Bank Financial Statements (Part B – Section 3).

Information related to financial balances existing with the subsidiaries not consolidated on a line by line basis, as well as with affiliated companies subject to significant influence, are reported in the Explanatory Notes to the Consolidated Financial Statements (Part B – Section 3).

•              Transactions with important Shareholders

As regards transactions with important shareholders and subjects related to latter (in accordance with the Consob regulation) – in addition to that already mentioned in this Report with reference to the strategic alliance with the Eulia Group, in the context of a wider partnership which also involves the Caisse des Dépôts et Consignations (CDC) Group – relations between the principal company groups into which the SANPAOLO IMI banking Group and important shareholders are divided can be attributed to the ordinary internal operations of a multifunctional banking organization, and are entered into at the same market conditions practiced with other non-related counterparties with the same creditworthiness.

•              Transactions with Representatives

As regards transactions with representatives and subjects linked with them (in accordance with the Consob regulation), relations between the principal company groups into which the SANPAOLO IMI banking Group and company representatives are divided can be attributed to the ordinary internal operations of the Group and are entered into at market conditions, applying special conditions for employees and/or co-workers and, in the case of legal entities, for other non-related counterparties with the same creditworthiness.

Offices held by Directors in other companies

In accordance with the recommendations of the Code of Conduct for Listed Companies issued by Borsa Italiana, Section D of the Explanatory Notes to the Parent Bank financial statements reports the list of the offices of Director or Auditor held by the Directors of SANPAOLO IMI in other companies listed in regulated markets (also foreign), in financial, banking, insurance and other significant-sized companies.

Stock incentive plans

The Shareholders’ Meeting, held on 31 July 1998, authorized the Board of Directors to make stock incentive (stock option) plans in favor of Group executives, resorting to increases in capital against payment up to a maximum amount subsequently established as 40 million euro, corresponding to 14,285,714 shares.

On the strength of this power of attorney, the Board of Directors:

•                  in the meeting held on 9 February 1999, presented a first plan, assigning to the Managing Directors, inasmuch as General Managers, and to other 56 executives, a total of 6,772,000 rights exercisable for one third as of 2000, for one third as of 2001 and for the remaining third as of 2002 and no later than 31 March 2003 (extended to 31 March 2004 with resolution of the Board of Directors of 30 July 2002), at a subscription price of 12.396 euro per share;

•                  in the meeting of 27 June 2000, it presented a second plan, assigned to the Managing Directors, inasmuch as General Managers, and to 122 other executives, 3,378,270 rights exercisable as of 2003 and no later than 31 March 2005, at a subscription price of 16.45573 euro per share;

•                  on 18 December 2001, it approved a third stock option plan, assigning to 171 Group executives, of which about 40 employees of subsidiaries, 4,030,000 rights exercisable after the issue of the dividend for 2003 and no later than 31 March 2006, at a price of 12.7229 euro.

The Shareholders’ Meeting, held on 30 April 2002, conferred a new power of attorney to the Board of Directors to make stock incentive plans in favor of Group executives, resorting to increases in capital against payment up to a maximum amount of 51,440,648 euro, corresponding to 18,371,660 shares.

On the strength of this power of attorney the Board of Directors, on 17 December 2002, presented a new stock option plan, assigning to 291 Group executives, of which about 77 employees of subsidiaries, in relation to the office held, 8,280,000 rights (of which 5,455,000 fixed and 2,825,000 with effective exercise subordinated to the achievement of the Group’s RoE and cost income targets for 2003), which can be exercised at a price of 7.1264 euro per share on detachment of the dividend relating to the year 2004 and not after 31 March 2007.

Furthermore, the Board of Directors, on 14 May 2002, presented a stock option plan for the Chairman and the Managing Directors, for the 2001-2003 three-year period, on the basis of the power of attorney approved by the Ordinary meeting of 30 April 2002 to use own shares at the service of the same plan.

The plan provides for the assignment of 2,200,000 total rights (own shares) of which 1,650,000 fixed plus another 550,000 with effective exercise subordinated to the achievement of an average share price of 20 euro (in the thirty days before the Meeting to approve the 2003 financial statements). The purchase price is 12,6244 euro. The period of exercise of the rights is forecast for the end of the 2001/2003 three-year period, after the issue of the dividend for 2003 and before approval by the Board of Directors of the 2005 financial statements and no later than 31 March 2006.

Development of stock option plans in 2003

	Number of shares	Average exercise price (€)	Market price (€)
(1) Rights existing as of 1/1/2003	18,514,104	10.9061	6.200	(a)
(2) Rights already assigned in 2002 plan (b)	2,825,000	7.1264	—
(3) Rights exercised in 2003	—	—	—
(4) Rights lapsed in 2003 (c)	-220,000	12.8934	—
(5) Rights existing as of 31/12/2003	21,119,104	10.0333	10.340	(d)
(6) Of which: exercisable as of 31/12/2003 (e)	—	—	—

(a) Reference market price as of 30/12/2002.

(b) These rights were already assigned in the plan for 2002 with exercise subject to achieving the RoE and Cost/Income targets for 2003.

(c) Rights no longer exercisable because holders no longer work for the Bank.

(a) Reference market price as of 30/12/2003.

(e) The exercise of rights is admitted within specific periods of time, which did not include 31 December 2003. On this date 4,305,834 rights at a price of 12.396 euro each had already become eligible for exercise, the expiry being set for March 2004, and further 3,093,270 rights, at a price of 16.45573 euro, the expiry being set for March 2005.

Detail of rights by exercise price and residual maturity

	Rights assigned as of 31/12/2003 Minimum remaining contractual validity					of which: exercisable as of 31/12/2003
Exercise price (€)	February 2003 - March 2004 (a)	May 2003 - March 2005	May 2004 - March 2006	May 2005 - March 2007	Total	Total	Average residual contractual maturity
12.396	4,305,834	—	—	—	4,305,834	—	—
16.45573	—	3,093,270	—	—	3,093,270	—	—
12.7229	—	—	3,860,000	—	3,860,000	—	—
12.6244	—	—	1,650,000	—	1,650,000	—	—
7.1264	—	—	—	8,210,000	8,210,000	—	—
Total	4,305,834	3,093,270	5,510,000	8,210,000	21,119,104	—	—

(a) The Board of Directors has postponed the deadline for exercising the 1999 plan from March 2003 to March 2004.

In 2002 the Board of Directors approved the first stock granting operation of SANPAOLO IMI shares to all Parent Bank personnel in service on 27 June 2002. The initiative, application for which was voluntary, was connected with the 2001 company production premium issued in May 2002.

Lastly, the Board of Directors on 4 March 2003 approved a second plan for the stock granting operation to Parent Bank personnel (considered in the company configuration at that time) with voluntary application, for a cost graduated in relation to the individual level of remuneration, providing for a connection with the 2002 company production premium issued in 2003. The assignment of these free shares (unavailable for three years) involved 14,090 employees, 51.3% of those entitled. On the basis of the regulations of this initiative, personnel in service on 27 June 2003 received 2,344,522 shares with a reference cost per unit of 8.1271 euro (calculated according to the current tax standards) for a commitment of 19 million euro.

In greater detail, Banca Fideuram approved stock incentive plans in 2002 and 2003 in favor of the Fideuram and Sanpaolo Invest networks. More details can be found in the company’s financial statements.

Transition to IAS/IFRS international accounting policies

In relation to EC Regulation 1606/2002, which, as of 2005, obliges listed companies of the member states to prepare the consolidated financial statements applying the international accounting policies issued by the IASB (International Accounting Standard Board) and approved by the European Commission, in December 2002 the SANPAOLO IMI Group launched a project with the aim of planning and realizing the operations necessary to cope in an adequate manner with the transition to the new regulatory framework.

In the context of the project, the Parent Bank took on a role of directing and controlling the activities entered into by the Group companies which, on the one hand, involved the definition, at the end of 2003, of “Group Guidelines” aimed at supplying methodological and operational support to subsidiaries for the planning of adaptation processes and, on the other, provides for constant monitoring of the progress of the operations underway with subsidiaries.

The project is mainly split into two areas of activity:

•                  study and analysis of the new international accounting policies and the main problems caused by their introduction. This activity, which involves a high number of resources (about 120 specialists within the Parent Bank and the main subsidiaries and split into 15 work teams) has enabled the production of the first IAS compliant version of the “Group Accounting Policies Handbook”, which represents the univocal point of reference for the Parent Bank and all the subsidiaries for the preparation of financial statements using consistent Group policies;

•                  organization and IT operations, performed separately within the different Group areas on the basis of the above mentioned “guidelines”.

In particular, the Parent Bank’s activities are divided as follows:

•                  operations on IT systems, already started and to be completed during 2004;

•                  organizational operations regarding administration, valuation and accounting processes, forecast for the second half of 2004;

•                  training operations, programmed during 2004, with the aim of spreading knowledge of the new regulatory framework to the Parent Bank and all the subsidiaries through special courses and meetings with different levels of specialization and detail.

A valuation of the impacts of the introduction of the new accounting policies on the Group’s income and equity configuration can only be made in the context of the above mentioned project during 2004, as soon as the new and final reference regulatory framework has been established. At the moment the European Commission has still not approved the accounting policies on the matter of registration and valuation of financial products and of hedging transactions, key rules for the financial statements of banking businesses.

Group Business Areas

Organization by Business Areas

In 2003, the SANPAOLO IMI Group operated through a structure organized by Business Areas in the following Business Sectors:

•                  Domestic Banking Networks

•                  Personal Financial Services

•                  Wealth Management and Financial Markets

•                  International Activities

•                  Central Functions.

The following tables show the data of the statement of income, the operating structure and the profitability ratios. There are two types of report: that referring to Business Sectors (“Reportable Segments”), with data expressing the contribution to the Group income, and that referring to Business Areas (“Business Segments”), where the data is expressed, in the case of business carried out by companies, before the posting of consolidation, reporting the contribution to Group income as additional information.

Where necessary, the figures used to evaluate the performance compared with the previous year have been consistently reconstructed, assuming that this organizational model was launched as of 1/1/2002. The data published in the 2002 financial statements is also provided for information purposes.

Criteria for calculating the profitability of Business Sectors and Business Areas

The statement of income of the Business Sectors is the result of the statements of income of its Business Areas. The latter have been prepared as follows:

•                  for those Areas whose business is carried out both by the Parent Bank and by subsidiaries, consolidation of the accounts of the Parent Bank attributable to the relevant Area has been effected with the income statement line items of the subsidiary companies. In particular, the attribution to individual Areas of Parent Bank line items is made on the basis of the following principles:

•                  the net interest income has been calculated using appropriate internal transfer rates;

•                  in addition to commissions in effect, notional commissions for services rendered by one Area to another have also been quantified;

•                  the direct costs of each Area have been calculated and, according to parameters, costs of the central structures other than those attributable to holding company functions, have been allocated to the Areas. It should be noted that, for IT services, allocation was made on the basis of services performed at standard prices, allocating to head office the difference between costs effectively sustained and costs allocated. This methodological choice is aimed at making the central structures responsible for the recovery of efficiency and will be extended during 2004 to all bodies providing services to operating business units;

•                  for those Areas whose business is carried out wholly by subsidiaries, the income statements of the companies are reported; their contribution to consolidated net income is also shown, net of minority interest and after the posting of consolidation attributable to the Area.

As with the statement of income, the capital of the Business Sectors is the result of adding up the capitals of the respective Business Areas. The capital has also been attributed to each Area according to the following criteria:

•                  for those Areas whose business is carried out both by the Parent Bank and by subsidiaries, consolidation of the average economic capital of the Parent Bank with that of the subsidiaries has been effected. The capital is measured according to VaR, distinguishing among the different types of risk: credit risk, market risks and operational risks;

•                  for those Areas whose business is carried out exclusively by subsidiaries, reference is made to the average accounting net shareholders’ equity (including income for the year).

In allocating capital to the Areas of the Parent Bank, the risks have been wholly covered with primary capital.

Finally, the profitability of each Area has been calculated. In particular:

•                  for those Areas whose business is carried out both by the Parent Bank and by subsidiaries, profitability has been expressed in terms of RORAC (Return On Risk Adjusted Capital), taking the Area’s contribution to net income of the Group to the relative economic capital quantified according to VaR;

•                  for those Areas whose business is carried out exclusively by subsidiaries, profitability has been expressed in terms of RoE (Return On Equity), reporting the Area’s contribution to net income of the Group to the respective average accounting net shareholders’ equity

(including income for the year), consistently with the principles adopted for the Group.

Results of the Business Sectors

The Domestic Banking Networks, which constitute the Group’s core business, comprise: the Sanpaolo Network, which is widespread in North Western Italy and, through Sanpaolo Banco di Napoli, in the mainland South; the former Cardine bank networks, rooted in the North East. The networks, dedicated to the service of retail and private customers and companies, present an optimal coverage of the Italian territory through more than 3,000 banking branches and integrated multi-channel infrastructures. The banking networks are flanked by specialist units to serve domestic clients: Banca OPI, which provides consultancy and medium- and long-term financing to public bodies and infrastructure, tax collection activities, as well as, within the Sanpaolo Network and Consumer Banking, companies operating in private banking, consumer credit and leasing. This sector also includes the Other Italian Networks, which handles the Group’s shareholdings in Cassa di Risparmio di Firenze, in Cassa dei Risparmi di Forlì and in Banca delle Marche, as well as Large Groups and Structured Finance.

The Domestic Banking Networks manage most of the volumes handled by the Group, accounting for almost 96% of net interest income. Owing to the defense of spread and the positive contribution generated by the evolution of the assets of deposits and loans, this income margin showed a growth of 3.3% in 2003.

The favorable trend of all the components of revenue was reflected in a 6% increase in the sector’s net interest and other banking income compared with 2002 pro forma. This income margin represents 81% of the Group value. A relevant share of customer financial assets and transactions in securities, exchanges and derivatives can in fact be attributed to this sector.

The trend of operating costs, which fell in real terms, allowed an 11.6% increase in operating income. Personnel costs form a relevant component of the costs of the Domestic Banking Networks, which employ 33,314 resources, corresponding to 77% of the Group’s total staff.

The considerable increase in provisions and net adjustments to loans influenced net income, which reached 973 million euro, showing a growth of 15.8% compared with the previous year, higher than that of the capital allocated to the sector. This enabled improvement in the profitability of the Domestic Banking Networks which reached 12.7%, compared with 11.4% in 2002. The sector absorbed 71% of the Group capital.

Personal Financial Services manage the activities carried out by the networks of financial planners of the Banca Fideuram group to serve customers with a medium/high savings potential. The staff operating in this sector includes 4,543 financial planners and 1,871 employees. The contribution to the Group’s net income was 132 million euro compared with 111 million in 2002.

The sector contributed 14% to the Group’s net income and absorbed 7% of the capital.

Transactions benefited from a better level and mix of net asset management flow than expected. The economic results were obtained through the realization of revenues just below those of the previous year, against a reduction in costs and provisions. RoE rose to 17.9% from 14.1% in 2002.

Wealth Management and Financial Markets include: the Sanpaolo IMI Wealth Management companies, dedicated to providing asset management products to the Group networks and associated networks, as well as institutional investors and other networks; Eptafund, operating mainly in asset management; Banca IMI, the Group’s investment bank, whose business priorities concern, on the one side, the supply of specialist services to companies and institutional customers and, on the other, the development of structured products distributed to retail customers and companies through the Group’s networks; Sanpaolo IMI Private Equity, in which the private equity activities of the Group have been concentrated.

Wealth Management and Financial Markets contributed 22% of the consolidated net income for 2003, absorbing 12.5% of the capital. The sector, which obtains considerable synergies from the placement of its products through the Group’s banking networks, which are widespread throughout the country, was characterized by high profitability levels, which rose to 15.7% during the year, from 12.9% in 2002.

The contribution to consolidated net income was 214 million euro, up compared with the 158 million of the previous year, thanks to the expansion of revenues against a substantial stability of the cost structure.

International Activities is made up of the Parent Bank’s Foreign Network, limited to corporate lending, and Sanpaolo IMI Internazionale, established to develop and supervise the Group’s activities in geographical areas and foreign countries of strategic interest.

International Activities operated in 2003 through a network of 116 branches and representative offices, employing 1,689 resources.

Thus following the exit of Banque Sanpaolo, the sector’s contribution to Group income was 4%, with just 3% absorption of capital.

The reduction of net interest income and the increase in operating costs prevailed over the positive trend of non financial revenues, causing the sector’s operating income to fall by 5.7%. The contribution to net income was 40 million euro, higher than the value registered in 2002, discounting the booking of consistent adjustments to loans. The profitability ratio was 12.8% compared with the previous year’s 4.7%.

Central Functions includes holding activities, including the former Cardine Finanziaria, finance, the Macchina Operativa Integrata and the management of property, shareholding investments and Group lending policy. Consequently, all the activities for the direction, support, management and control of the Group’s other Business Sectors as well as the inter-sector posting are positioned in this sector.

The income results reflect the transversal nature of these Functions, which sustain costs using a centralized system and on behalf of other Group companies, only partially allocating them to the operating units. This decision answers the need to safeguard cost control by central bodies, which have the facilities to govern costs and tangibly monitor the pursuit of “objective” efficiency levels declared in the internal integration processes. Central Functions registered a loss of 387 million euro in 2003, largely attributable to the share of costs not allocated to operating functions and also to the amortization of goodwill consequent upon equity investments made at holding level and not attributable to operating Business Areas. The writeback of the shareholding in Santander Central Hispano (SCH), the capital gains on the disposals of the equity portfolio and the extraordinary charges for personnel were also allocated to Central Functions in 2003.

Net income 2003 by Business Sectors (€/mil)	Allocated capital 2003 by Business Sectors (€/mil)

2003

	Domestic Banking Networks	Personal Financial Services	Wealth Management and Financial Markets	International Activities	Central Functions	Group total
STATEMENT OF INCOME (€/mil)
Net interest income	3,557	51	5	102	1	3,716
Net commissions and other net dealing revenues	2,299	479	231	61	-34	3,036
Profits and losses from financial transactions and dividends on shares	127	26	222	10	62	447
Profits from companies carried at equity and dividends from shareholdings	50	37	103	—	93	283
Net interest and other banking income	6,033	593	561	173	122	7,482
Administrative costs	-3,687	-321	-256	-82	-264	-4,610
• personnel	-2,161	-148	-121	-43	-368	-2,841
• other administrative costs	-1,449	-150	-133	-37	257	-1,512
• indirect duties and taxes	-77	-23	-2	-2	-153	-257
Other operating income, net	200	24	19	1	85	329
Adjustments to tangible and intangible fixed assets	-65	-42	-23	-10	-344	-484
Operating income	2,481	254	301	82	-401	2,717
Adjustments to goodwill and merger and consolidation differences	—	-2	-16	—	-140	-158
Provisions and net adjustments to loans and financial fixed assets	-812	-33	-16	-18	20	-859
• provisions for risks and charges	-112	-31	-8	-3	-41	-195
• net adjustments to loans and provisions for guarantees and commitments	-697	-2	-1	-11	-13	-724
• net adjustments to financial fixed assets	-3	—	-7	-4	74	60
Income before extraordinary items	1,669	219	269	64	-521	1,700
Net extraordinary income/expense	51	-6	1	-2	-76	-32
Income before taxes	1,720	213	270	62	-597	1,668
Income taxes for the period	-735	-34	-54	-21	187	-657
Change in reserve for general banking risks	12	—	-2	—	-1	9
Income attributable to minority interests	-24	-47	—	-1	24	-48
Net income	973	132	214	40	-387	972
AVERAGE ALLOCATED CAPITAL (€/mil)	7,677	737	1,361	313	761	10,849
RATIOS (%)
Profitability (RoE / RORAC)	12.7	17.9	15.7	12.8	n.s.	9.0
Cost / Income ratio	59.0	55.1	47.8	51.7	n.s.	61.9

31/12/2003
OPERATING STRUCTURE
Employees	33,314	1,871	1,149	1,689	5,442	43,465
Financial planners	132	4,543	—	—	—	4,675
Domestic branches	3,080	88	—	—	—	3,168
Foreign branches and representative offices	1	4	1	116	—	122

2002 pro forma

	Domestic Banking Networks	Personal Financial Services (1)	Wealth Management and Financial Markets	International Activities	Central Functions	Group total
STATEMENT OF INCOME (€/mil)
Net interest income	3,444	70	8	109	22	3,653
Net commissions and other net dealing revenues	2,140	486	182	55	-68	2,795
Profits and losses from financial transactions and dividends on shares	81	-9	178	6	48	304
Profits from companies carried at equity and dividends from shareholdings	29	50	106	—	129	314
Net interest and other banking income	5,694	597	474	170	131	7,066
Administrative costs	-3,611	-330	-254	-76	-307	-4,578
• personnel	-2,138	-141	-114	-42	-379	-2,814
• other administrative costs	-1,402	-165	-138	-32	229	-1,508
• indirect duties and taxes	-71	-24	-2	-2	-157	-256
Other operating income, net	202	25	20	3	104	354
Adjustments to tangible and intangible fixed assets	-61	-40	-29	-10	-368	-508
Operating income	2,224	252	211	87	-440	2,334
Adjustments to goodwill and merger and consolidation differences	—	-51	-8	—	-159	-218
Provisions and net adjustments to loans and financial fixed assets	-585	-68	-32	-62	-665	-1,412
• provisions for risks and charges	-113	-66	-5	-4	-73	-261
• net adjustments to loans and provisions for guarantees and commitments	-471	-2	-4	-56	-57	-590
• net adjustments to financial fixed assets	-1	—	-23	-2	-535	-561
Income before extraordinary items	1,639	133	171	25	-1,264	704
Net extraordinary income/expense	-17	15	10	10	302	320
Income before taxes	1,622	148	181	35	-962	1,024
Income taxes for the period	-742	-13	-18	-19	349	-443
Change in reserve for general banking risks	-7	15	-2	-1	358	363
Income attributable to minority interests	-33	-39	-3	2	30	-43
Net income	840	111	158	17	-225	901
AVERAGE ALLOCATED CAPITAL (€/mil)	7,338	786	1,222	365	1,135	10,846
RATIOS (%)
Profitability (RoE / RORAC)	11.4	14.1	12.9	4.7	n.s.	8.3
Cost / Income ratio	61.1	55.6	56.9	48.6	n.s.	65.1

31/12/2002 pro forma
OPERATING STRUCTURE
Employees	34,559	1,880	1,202	1,647	5,929	45,217
Financial planners	197	4,754	—	—	—	4,951
Domestic branches	3,028	87	—	—	—	3,115
Foreign branches and representative offices	2	4	2	106	—	114

(1)The figures shown are not pro forma, as there were no changes in the company setting during 2003.

Change 2003 / 2002 pro forma (%)

	Domestic Banking Networks	Personal Financial Services	Wealth Management and Financial Markets	International Activities	Central Functions	Group total
STATEMENT OF INCOME (€/mil)
Net interest income	3.3	-27.1	-37.5	-6.4	-95.5	1.7
Net commissions and other net dealing revenues	7.4	-1.4	26.9	10.9	-50.0	8.6
Profits and losses from financial transactions and dividends on shares	56.8	n.s.	24.7	66.7	29.2	47.0
Profits from companies carried at equity and dividends from shareholdings	72.4	-26.0	-2.8	—	-27.9	-9.9
Net interest and other banking income	6.0	-0.7	18.4	1.8	-6.9	5.9
Administrative costs	2.1	-2.7	0.8	7.9	-14.0	0.7
• personnel	1.1	5.0	6.1	2.4	-2.9	1.0
• other administrative costs	3.4	-9.1	-3.6	15.6	12.2	0.3
• indirect duties and taxes	8.5	-4.2	—	—	-2.5	0.4
Other operating income, net	-1.0	-4.0	-5.0	-66.7	-18.3	-7.1
Adjustments to tangible and intangible fixed assets	6.6	5.0	-20.7	—	-6.5	-4.7
Operating income	11.6	0.8	42.7	-5.7	-8.9	16.4
Adjustments to goodwill and merger and consolidation differences	—	-96.1	100.0	—	-11.9	-27.5
Provisions and net adjustments to loans and financial fixed assets	38.8	-51.5	-50.0	-71.0	n.s.	-39.2
• provisions for risks and charges	-0.9	-53.0	60.0	-25.0	-43.8	-25.3
• net adjustments to loans and provisions for guarantees and commitments	48.0	—	-75.0	-80.4	-77.2	22.7
• net adjustments to financial fixed assets	200.0	—	-69.6	100.0	n.s.	n.s.
Income before extraordinary items	1.8	64.7	57.3	156.0	-58.8	141.5
Net extraordinary income/expense	n.s.	n.s.	-90.0	n.s.	n.s.	n.s.
Income before taxes	6.0	43.9	49.2	77.1	-37.9	62.9
Income taxes for the period	-0.9	161.5	200.0	10.5	-46.4	48.3
Change in reserve for general banking risks	n.s.	n.s.	—	n.s.	n.s.	-97.5
Income attributable to minority interests	-27.3	20.5	n.s.	n.s.	-20.0	11.6
Net income	15.8	18.9	35.4	135.3	72.0	7.9
AVERAGE ALLOCATED CAPITAL (€/mil)	4.6	-6.2	11.4	-14.2	-32.9	0.0

Change 31/12/2003 - 31/12/2002 pro forma (%)
OPERATING STRUCTURE
Employees	-3.6	-0.5	-4.4	2.6	-8.2	-3.9
Financial planners	-33.0	-4.4	—	—	—	-5.6
Domestic branches	1.7	1.1	—	—	—	1.7

2002

	Domestic Banking Networks	Personal Financial Services	Wealth Management and Financial Markets	International Activities	Central Functions	Group total
STATEMENT OF INCOME (€/mil)
Net interest income	3,525	70	6	210	-38	3,773
Net commissions and other net dealing revenues	2,126	486	148	116	-67	2,809
Profits and losses from financial transactions and dividends on shares	81	-9	178	-4	40	286
Profits from companies carried at equity and dividends from shareholdings	36	50	73	8	125	292
Net interest and other banking income	5,768	597	405	330	60	7,160
Administrative costs	-3,694	-330	-231	-180	-213	-4,648
• personnel	-2,159	-141	-103	-105	-348	-2,856
• other administrative costs	-1,461	-165	-125	-69	292	-1,528
• indirect duties and taxes	-74	-24	-3	-6	-157	-264
Other operating income, net	183	25	18	4	128	358
Adjustments to tangible and intangible fixed assets	-84	-40	-27	-19	-340	-510
Operating income	2,173	252	165	135	-365	2,360
Adjustments to goodwill and merger and consolidation differences	-2	-51	-8	—	-151	-212
Provisions and net adjustments to loans and financial fixed assets	-600	-68	-31	-70	-657	-1,426
• provisions for risks and charges	-115	-66	-5	-4	-71	-261
• net adjustments to loans and provisions for guarantees and commitments	-484	-2	-4	-65	-49	-604
• net adjustments to financial fixed assets	-1	—	-22	-1	-537	-561
Income before extraordinary items	1,571	133	126	65	-1,173	722
Net extraordinary income/expense	-16	15	9	10	278	296
Income before taxes	1,555	148	135	75	-895	1,018
Income taxes for the period	-713	-13	-3	-36	315	-450
Change in reserve for general banking risks	-7	15	-2	-1	359	364
Income attributable to minority interests	-5	-39	-5	2	4	-43
Net income	830	111	125	40	-217	889
AVERAGE ALLOCATED CAPITAL (€/mil)	7,544	786	1,268	789	348	10,735
RATIOS (%)
Profitability (RoE / RORAC)	11.0	14.1	9.9	5.1	n.s.	8.3
Cost / Income ratio	62.2	55.6	60.3	57.8	n.s.	65.1

31/12/2002
OPERATING STRUCTURE
Employees	35,834	1,880	1,058	2,238	4,640	45,650
Financial planners	197	4,754	—	—	4	4,955
Domestic branches	2,982	87	—	—	—	3,069
Foreign branches and representative offices	2	4	2	145	—	153

Results of the Business Areas

Domestic Banking Networks

Sanpaolo Network and Consumer Banking

Sanpaolo Network and Consumer Banking operate according to an activity base comprising the following business units:

•                  the Sanpaolo Network, consisting of more than 2,400 operating points of the Parent Bank and of Sanpaolo Banco di Napoli, supported by the Internet, phone and mobile banking direct channels;

•                  the subsidiaries, supporting the banking business, operating in consumer credit (Finemiro Banca), leasing (Sanpaolo Leasint) and international private banking

	Sanpaolo Network and Consumer Banking				of which: Sanpaolo Network
	2003	2002 pro forma	Change 2003 / 2002 pro forma	2002 (1)	2003	2002 pro forma	Change 2003 / 2002 pro forma	2002 (1)
			(%)				(%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	3,998	3,813	+4.9	3,088	3,632	3,472	+4.6	2,713
Operating costs	-2,556	-2,495	+2.4	-1,918	-2,389	-2,338	+2.2	-1,764
• administrative costs	-2,584	-2,519	+2.6	-1,947	-2,387	-2,337	+2.1	-1,763
• personnel	-1,501	-1,485	+1.1	-1,110	-1,433	-1,419	+1.0	-1,041
• other administrative costs	-1,074	-1,027	+4.6	-826	-953	-917	+3.9	-721
• indirect duties and taxes	-9	-7	+28.6	-11	-1	-1	—	-1
• other operating income, net	42	38	+10.5	45	-2	-1	+100.0	-1
• amortization	-14	-14	—	-16	—	—	—	—
Operating income	1,442	1,318	+9.4	1,170	1,243	1,134	+9.6	949
Provisions and net adjustments to loans and financial fixed assets	-369	-348	+6.0	-276	-313	-287	+9.1	-206
Income before extraordinary items	1,073	970	+10.6	894	930	847	+9.8	743
Net extraordinary income/expense	37	1	n.s.	2	23	-6	n.s.	-6
Income before taxes	1,110	971	+14.3	896	953	841	+13.3	737
Income taxes for the period	-488	-457	+6.8	-407	-437	-420	+4.0	-357
Change in reserve for general banking risks and income attributable to minority interests	-24	-29	-17.2	—	—	—	—	—
Net income	598	485	+23.3	489	516	421	+22.6	380
AVERAGE ALLOCATED CAPITAL (€/mil)	3,828	3,640	+5.2	2,660	3,021	2,916	+3.6	2,031
RATIOS (%)
RORAC	15.6	13.3		18.4	17.1	14.4		18.7
Cost / Income ratio	64.1	65.6		62.3	65.7	67.3		65.0

	31/12/2003	31/12/2002 Pro forma	Change 31/12/03- 31/12/02 pro forma	31/12/2002 (1)	31/12/2003	31/12/2002 pro forma	Change 31/12/03- 31/12/02 pro forma	31/12/2002 (1)
			(%)				(%)
OPERATING DATA (€/mil)
Customer financial assets	206,324	193,412	+6.7	152,899	200,465	187,874	+6.7	147,129
• Direct deposits	52,783	53,722	-1.7	37,799	49,806	50,074	-0.5	33,919
• Asset management	77,354	71,369	+8.4	60,884	77,083	71,087	+8.4	60,602
• Mutual funds and fund-based portfolio management	55,728	53,046	+5.1	45,444	55,539	52,923	+4.9	45,320
• Portfolio management	3,568	4,923	-27.5	3,597	3,486	4,764	-26.8	3,439
• Life technical reserves	18,058	13,400	+34.8	11,843	18,058	13,400	+34.8	11,843
• Asset administration	76,187	68,321	+11.5	54,216	73,576	66,713	+10.3	52,608
Net asset management flows	3,638	1,689		-220	3,704	1,869		-41
Net loans to customers excluding NPLs	55,240	54,554	+1.3	46,663	53,110	51,742	+2.6	43,257
OPERATING STRUCTURE
Employees	23,164	24,207	-4.3	17,638	22,028	23,060	-4.5	16,388
Domestic branches	2,149	2,117	+1.5	1,416	2,126	2,115	+0.5	1,390

(1) Does not include the Italian Network and the depositary bank of former Banco di Napoli.

(Sanpaolo Bank Luxembourg and Sanpaolo Bank Switzerland).

Globally, during the year, Sanpaolo Network and Consumer Banking presented a net income of 598 million euro, up 23.3% on the previous year. The profitability of the Area, expressed in terms of RORAC, was 15.6%.

2003 was characterized by important organizational events. In particular:

•                  the distribution structures of Sanpaolo and Banco di Napoli were integrated following the merger between SANPAOLO IMI and the Neapolitan bank on 31 December 2002. This integration involved, initially, the unification of the IT systems of the two distribution networks, with the adoption of the Sanpaolo systems by the branches of Banco di Napoli. At the same time, the systems for the management of the territory were shared: at the beginning of the year, the network was reorganized into territorial areas with unitary responsibility for the Sanpaolo and Banco di Napoli branches; the organization model of the Sanpaolo networks, based on specialization by type of customer served combined with strong local coordination, was extended then gradually to the Banco di Napoli branches;

•                  on 1 July 2003 began operating Sanpaolo Banco di Napoli, the Group’s company dedicated to the four Southern regions traditionally serviced by Banco di Napoli: Campania, Apulia, Calabria and Basilicata. With regards to the Sanpaolo Network structures existing in the other Italian regions, the company operates with a single commercial coordination. The IT, administration and control activities are outsourced to SANPAOLO IMI.

Following the start-up of Sanpaolo Banco di Napoli, work continued on the rationalization of the territorial organization of the whole Sanpaolo Network, aiming at enabling the integration in the territories characterized by the presence of various historical brands and at consolidating further the distribution model adopted by the Group. The organizational intervention reduced the territorial management Areas from 22 to 17. Of these, 14 coordinate the operations of the Parent Bank branches and three address the operations of the Sanpaolo Banco di Napoli branches. In more detail:

•                  considering the importance of the proximity to the reference market for operations with private customers, some Areas have been subdivided into several Markets.

A total of 28 Markets have been set up to supervise the operations performed by over 2,200 private and retail operating points;

•                  the rationalization of the branches specialized in services to companies has been completed. The network dedicated to companies is now organized into 17 Markets and comprises 151 branches and 63 specialist teams;

•                  specific Markets dedicated to operations with Public Bodies and Companies have been set up to support operational development for services to the public sector in the areas with the greatest growth potential, especially in Southern Italy.

In order to pursue the budget targets set out for the year, which provided for the strengthening of the market position in terms of private and retail customers as well as the development of relations with companies with adequate creditworthiness, the Sanpaolo Network took the following actions:

•                  regarding private and retail segments, the initiatives aimed at improving relations with customers and specializing and personalizing the product range were entered into. In more detail:

•                  the distribution model based on the specialization of operating points by customer segments was consolidated; it had been extended throughout the network at the beginning of the year. In the current organizational structure, the retail branches are articulated in modules dedicated to serving the customers of its various submarkets: personal, family market and small business, dedicated respectively to customers with significant financial funds, to households and to customers comprising professionals, artisans, farmers and smaller companies. Within the retail branches, there are also modules specialized in serving private customers, which, together with the branches specifically dedicated to this type of customer, ensure a better coverage of the territory;

•                  an intense training activity and more evolved models were implemented to provide branch operators with more effective means for a financial planning tailored to suit customer needs. This meets the requirements of the “Investment Policy”, presented in April 2003, which establishes the guidelines to be followed in the assistance provided by branches to customers in relation to investments, with the aim of developing greater awareness towards monitoring risks and consistency between the customer’s investment portfolio and his specific financial needs;

•                  the design of new products, particularly with guaranteed capital, was developed;

•                  initiatives aimed at increasing operations with small businesses with reasonable creditworthiness were set

up. This was carried out by making specific products and instruments for this segment available to branch specialists;

•                  the spread of multi channel infrastructures went ahead: at the end of December, direct banking contracts rose to more than 457,000, with a growth of around 40% on an annual basis;

•                  as regards business customers, major emphasis has been placed on small- and medium-sized companies, also through the activation of commercial campaigns. Also noteworthy is the commercial effort related to several specific strategic areas, including:

•                  risk hedging: about 3,000 companies used Sanpaolo products to hedge financial and exchange risks connected with operations, compared with 1,000 in 2002;

•                  telematic channels: intense activity aimed at maximizing the dissemination and use of remote stations continued; at the end of 2003, the number of Internet banking contracts, including small business, reached 31,000 units, climbing 45% from the beginning of the year;

•                  foreign: the relaunch of the sector through the strengthening of the offer and operational rationalization showed the first results; trading flows and revenues for the last months of 2003 have increased compared with the previous year, despite the stable market trend.

Lastly, also worth noting are:

•                  the definition, in the second half of the year, of the new “Commercial Policy”, which represents the “charter of values” to which the daily management of business with companies aims to comply;

•                  the issue to consultants of new instruments to facilitate the identification of commercial actions, as well as the definition of pricing in relation to the risk undertaken and to operating costs.

Under the operational profile, Sanpaolo Network customer financial assets showed an annual growth of 6.7%, attributable to asset management and administration. The net asset management flow in particular was almost doubled during the year if compared to the whole of 2002. Loans to customers increased by 2.6% compared with the end of 2002. The particularly strong performance of retail mortgages for households was confirmed: 2.6 billion euro have been disbursed during the year, up 12% compared with the previous year.

The operating income of the Sanpaolo Network in 2003 showed a growth of 9.6% compared with last year, thanks to the positive trend in all revenue components and to the limited movement registered in costs. Net income, equal to 516 million euro, increased by 22.6%. RORAC reached 17.1%, compared with 14.4% in 2002.

Former Cardine bank networks

The former Cardine bank networks include the 855 branches of Cassa di Risparmio di Padova e Rovigo (which merged Banca Agricola di Cerea), Cassa di Risparmio in Bologna, Cassa di Risparmio di Venezia, Banca Popolare dell’Adriatico and Friulcassa (resulting from the merger between Cassa di Risparmio di Udine e Pordenone and Cassa di Risparmio di Gorizia).

As described in more detail in the chapter “Action points and initiatives in the year”, to which reference should be made, the merger by incorporation of Cardine Finanziaria into the Parent Bank took place on 31 December 2003, leading to the creation of the North East Territorial Direction, to control and supervise the commercial and credit activities of the Group branches operating in the areas of Triveneto (comprising the regions Veneto, Friuli Venezia Giulia and Trentino Alto Adige) and Emilia. Therefore, in the reports of the Business Areas for 2003 and for 2002 pro forma, the income and operating results of the Cardine Finanziaria holding are converged into Central Functions.

The main initiatives during 2003 were aimed at the extension to all of the former Cardine bank networks and successive improvement of the Sanpaolo Network distribution model articulated by customer segments. In particular, specialized consultants were individuated to serve the different customer segments and were given instruments for monitoring the total portfolio and the positions of individual customers. Lastly, the products and services for the various types of customers were identified.

From the commercial viewpoint, the activity of the bank networks was concentrated on the retail market, organized into personal, family market and small business segments, in particular offering products originating from the SANPAOLO IMI Group’s companies, notably in relation to asset management and bancassurance products. With reference to the other customer segments, the networks operated aiming towards selective growth of volumes - with particular attention to the containment of risks - and at expanding margins, for the corporate sector, as well as increasing the number of customers and the amounts managed, for the private sector.

Towards the end of the year the first interventions on the organization and commercial direction began in preparation for the migration of the bank networks’ IT systems towards the SANPAOLO IMI target.

During 2003, the activities of former Cardine bank networks were characterized by the favorable development of the main operational aggregates. Customer financial assets showed a growth of 6.1%, supported by asset management

Former Cardine bank networks

	2003	2002 pro forma	Change 2003 / 2002 pro forma	2002 (1)
			(%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	1,469	1,436	+2.3	1,435
Operating costs	-815	-802	+1.6	-855
• administrative costs	-917	-916	+0.1	-919
• personnel	-562	-557	+0.9	-585
• other administrative costs	-297	-301	-1.3	-276
• indirect duties and taxes	-58	-58	—	-58
• other operating income, net	150	159	-5.7	131
• amortization	-48	-45	+6.7	-67
Operating income	654	634	+3.2	580
Provisions and net adjustments to loans and financial fixed assets	-176	-278	-36.7	-276
Income before extraordinary items	478	356	+34.3	304
Net extraordinary income/expense	-83	-11	n.s.	-11
Income before taxes	395	345	+14.5	293
Income taxes for the period	-190	-172	+10.5	-148
Change in reserve for general banking risks and income attributable to minority interests	11	-7	n.s.	-10
Net income	216	166	+30.1	135
Contribution to net income of the Group (2)	270	220	+22.7	191
AVERAGE ALLOCATED CAPITAL (€/mil)	2,177	2,203	-1.2	2,536
RATIOS (%)
RoE	12.4	10.0		7.5
Cost / Income ratio	56.0	56.6		59.3

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma	31/12/2002 (1)
			(%)
OPERATING DATA (€/mil)
Customer financial assets	54,566	51,413	+6.1	51,815
• Direct deposits	27,130	26,367	+2.9	26,524
• Asset management	14,328	12,910	+11.0	13,159
• Mutual funds and fund-based portfolio management	9,028	8,340	+8.2	8,539
• Portfolio management	3,204	3,038	+5.5	3,038
• Life technical reserves	2,096	1,532	+36.8	1,582
• Asset administration	13,108	12,136	+8.0	12,132
Net asset management flows	1,135	1,478		1,478
Net loans to customers excluding NPLs	26,615	24,588	+8.2	24,588
OPERATING STRUCTURE
Employees	8,288	8,425	-1.6	9,719
Domestic branches	855	841	+1.7	841

(1) Cardine Finanziaria group consolidated.

(2) After the posting of consolidation attributable to the Area, mainly concerning in 2002 the reversal of the discounting of loans for consistency and, in 2003, the integration of the criteria of attribution of the expenses connected with staff leaving incentives.

and administration. Also positive was the development of loans to customers, net of non-performing loans, which were up 8.2% on an annual basis; new disbursements to households in connection with retail mortgages were particularly relevant at 1.3 billion euro.

The operating income showed an increase of 3.2% compared with 2002, reaching 654 million euro. This trend was made possible by the growth of revenues (+2.3%), encouraged by the positive evolution of the commissions and profits from financial transactions and by the control of operating costs. Provisions and adjustments fell by 36.7% compared with the previous year, which included extraordinary components in relation to the actualization of doubtful loans and provisions to the general reserve. Net income was 216 million euro, up 30.1% on 2002. RoE was 12.4%.

Banca OPI

Banca OPI provides financial services to the public sector, with particular reference to the financing of infrastructure investments and public works. As of 1 January 2003 the bank performs the activities in the public works sector previously performed by Banco di Napoli.

During the year the bank:

•              issued new loans mainly concerning the rail sector, land preservation, the road and freeway infrastructure sector

Banca OPI

	2003	2002 pro forma	Change 2003 / 2002 pro forma	2002
			(%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	165	139	+18.7	120
Operating costs	-25	-23	+8.7	-20
• administrative costs	-28	-24	+16.7	-20
• personnel	-13	-12	+8.3	-10
• other administrative costs	-11	-10	+10.0	-9
• indirect duties and taxes	-4	-2	+100.0	-1
• other operating income, net	3	1	+200.0	1
• amortization	—	—	—	-1
Operating income	140	116	+20.7	100
Provisions and net adjustments to loans and financial fixed assets	-78	-68	+14.7	-68
Income before extraordinary items	62	48	+29.2	32
Net extraordinary income/expense	9	4	+125.0	4
Income before taxes	71	52	+36.5	36
Income taxes for the period	-25	-17	+47.1	-9
Net income	46	35	+31.4	27
Contribution to net income of the Group (1)	100	77	+29.9	66
AVERAGE ALLOCATED CAPITAL (€/mil)	686	675	+1.6	500
RATIOS (%)
RoE	14.6	11.4		13.2
Cost / Income ratio	14.3	15.7		16.5

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma	31/12/2002
			(%)
OPERATING DATA (€/mil)
Net loans to customers excluding NPLs	18,693	16,717	+11.8	14,735
Disbursements in the period	5,209	n.d.	n.d.	3,231
OPERATING STRUCTURE
Employees	156	167	-6.6	126

(1) After the posting of consolidation attributable to the Area, mainly represented by the reversal of adjustments to loans made exclusively for tax purposes.

in Italy and abroad and local public services, with particular reference to water cycle systems and environmental hygiene; supported local authority investment programs (regional, provincial and municipal councils); carried out significant interventions in the re-qualification of urban infrastructure, especially through government financings;

•                  subscribed securities from public issuers (mainly local authorities and foreign counterparties from government sector);

•                  in the context of innovative forms of financial intervention, has participated, through the subsidiary FIN.OPI and in conjunction with CDC Ixis, in investment funds aimed at the environmental sector and infrastructure for transport. Participation in the project for the Turin-Lyons, part of Corridor 5 Lyons-Trieste-Lubiana-Kiev link should also be noted;

•                  in the advisory sector, assisted the process of aggregation of some multi-utilities located in the Emilia Romagna region, leading to the establishment of the Hera company and the successive placement of its shares on the stock market; acquired a mandate from Rimini Fiera S.p.A. to partially privatize the company; carried out mandates regarding the privatization of APS S.p.A., a public utility in Padua, and the valuation of a company for its acquisition by the public utility based in Settimo Torinese, ASM S.p.A.; performed a preliminary study, commissioned by the Municipality of Orvieto in view of the exploitation of an important property asset; assisted AMA S.p.A. of Rome in the selection procedure for investors in the privatization of the subsidiary AMA International S.p.A.;

•                  in project financing:

•                  together with an important German bank, structured the FIBE project for the construction and management of an integrated waste disposal system for the Province of Naples, which has reached the subunderwriting phase; began the procedures for participation in the project to construct and manage a highway in Ireland, as well as the purification system servicing in The Hague;

•                  continued, together with an Austrian bank, the arranging mandate for the Europpass project (sponsored by Autostrade S.p.A.) in relation to the construction of a toll paying system for heavy vehicles on the Austrian road network, for which the inspection phase has begun;

•                  assisted - in the presentation of proposals for the assignment of new concessions - companies operating in the freeway transport sector, such as Pedemontana Veneta S.p.A., Astaldi S.p.A. - Giustino Costruzioni S.p.A. (Avellino-Sicignano) and Nuova Romea S.p.A. (Ravenna-Mestre) and took part in the project finance transaction for the acquisition of Empresa Nacional de Autopistas (ENA), a company managing freeways in Northern Spain and Chile;

•                  in the equity investment activity, through the subsidiary FIN.OPI, has taken over significant investments in the local utilities AEM Torino and Hera, quoted on the Stock Exchange, and in AMA International held by the Municipality of Rome.

In 2003 the bank made new disbursements for 5.2 billion euro; these were joined by a flow of new subscriptions of securities issued by Public Bodies, amounting to 1.7 billion euro. Total financings rose at the end of December to 18.7 billion euro, up 11.8% in the 12 months, while securities in portfolio issued by reference customers reached 2.1 billion euro, about five times higher than the values of the previous year.

The income results for the year showed a rise in net interest and other banking income (+18.7%), determined mainly by the higher net commissions and greater profits from financial transactions. The favorable trend of revenues is reflected in the net income, which reached 46 million euro, up 31.4%.

Large Groups and Structured Finance

Large Groups and Structured Finance are the Group’s two specialist units, the first appointed to manage relations with the major groups of domestic and international importance, the latter project financing and specialized structured lending.

In 2003, despite improved operating revenues, the economic results of the Large Groups unit were penalized by major provisions to deal with the Parmalat group default in the last quarter of the year.

The Structured Finance unit defined important transactions, the effects of which will become evident from the current year: the positive evolution of several transactions registered towards the end of the year also enabled the realization of significant recoveries on provisions already made.

Other Italian Networks

Other Italian Networks operate in the domestic market through the distribution networks of the Cassa di Risparmio di Firenze, in which the Group has a stake of 19.5%, the Cassa dei Risparmi di Forlì (29.8% stake), and the Banca delle Marche, in which SANPAOLO IMI acquired a 7% share in November.

In the context of the distribution agreements between SANPAOLO IMI and the companies in the Area, the following should be noted:

•                  positive progress in the marketing of mutual funds managed by CR Firenze Gestion Internationale (in which an 80% interest is held by Carifirenze and a 20% interest by SANPAOLO IMI); the net flow for the year, equal to 1.6 billion euro, brought the total amounts at the end of December to 3.9 billion euro;

•                  placement by the Cariforlì network, in the year, of SAN-PAOLO IMI Group asset management products for 69 million euro. This net flow took the stock, at the end of December, to 234 million, up 41% on the 12 months.

Personal Financial Services

Banca Fideuram

Banca Fideuram has a network of 4,543 financial planners and 88 branches in Italy and operates using its own specialized companies dedicated to the production of asset management services.

During 2003, Banca Fideuram’s activities were mainly aimed at the completion of the integration process with Sanpaolo Invest SIM (formerly Banca Sanpaolo Invest). In

Banca Fideuram (1)

	2003	2002 pro forma (2)	Change 2003 / 2002 pro forma	2002
			(%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	592	596	-0.7	596
Operating costs	-338	-342	-1.2	-342
• administrative costs	-321	-329	-2.4	-329
• personnel	-147	-140	+5.0	-140
• other administrative costs	-151	-165	-8.5	-165
• indirect duties and taxes	-23	-24	-4.2	-24
• other operating income, net	26	27	-3.7	27
• amortization	-43	-40	+7.5	-40
Operating income	254	254	—	254
Adjustments to goodwill and merger and consolidation differences	-6	-58	-89.7	-58
Provisions and net adjustments to loans and financial fixed assets	-31	-68	-54.4	-68
Income before extraordinary items	217	128	+69.5	128
Net extraordinary income/expense	-6	34	n.s.	34
Income before taxes	211	162	+30.2	162
Income taxes for the period	-36	-13	+176.9	-13
Change in reserve for general banking risks and income attributable to minority interests	1	1	—	1
Net income	176	150	+17.3	150
Contribution to net income of the Group (3)	132	111	+18.9	111
AVERAGE ALLOCATED CAPITAL (€/mil)	737	786	-6.2	786
RATIOS (%)
RoE	17.9	14.1		14.1
Cost / Income ratio	55.2	55.4		55.4

	31/12/2003	31/12/2002 pro forma (2)	Change 31/12/03-31/12/02 pro forma	31/12/2002
			(%)
OPERATING DATA (€/mil)
Customer financial assets	59,517	56,457	+5.4	56,457
• Direct deposits	3,581	3,901	-8.2	3,901
• Asset management	44,573	40,028	+11.4	40,028
• Mutual funds and fund-based portfolio management	31,736	28,756	+10.4	28,756
• Portfolio management	593	525	+13.0	525
• Life technical reserves	12,244	10,747	+13.9	10,747
• Asset administration	11,363	12,528	-9.3	12,528
Net asset management flows	3,560	-1,153		-1,153
OPERATING STRUCTURE
Employees	1,871	1,880	-0.5	1,880
Financial planners	4,543	4,754	-4.4	4,754
Domestic branches	88	87	+1.1	87

(1) Including Sanpaolo Invest SIM.

(2) The figures shown are not pro forma, as there were no changes in the company setting during 2003.

(3) Related to the stake held by SANPAOLO IMI and after the posting of consolidation attributable to the Area.

June the spin off of the Banca Sanpaolo Invest banking branch to Banca Fideuram was signed, becoming legally effective as of 1 July 2003. The latter therefore has ceased to perform banking activity, concentrating on the provision of investment services through its network of financial planners, and assumed the status of SIM in December.

Banca Fideuram also completed the program for the reorganization of investment services. Effective as of 1 July 2003:

•                  after Fideuram Capital sold the advisory branch to Fideuram Fondi in March, it was incorporated in Banca Fideuram;

•                  Fideuram Fondi incorporated Fideuram Gestioni Patrimoniali and simultaneously took the name of Fideuram Investimenti, extending its activity to the individual management of investment portfolios on behalf of third parties.

The reorganization of the French subsidiary Fideuram Wargny also continued.

At the end of 2003 customer financial assets of Banca Fideuram were 59.5 billion euro, up 5.4% on the 12 months. This evolution reflects the strategy to reconvert the assets under administration, aimed at increasing the weight of asset management. At the end of December 2003, the amounts of asset management were 44.6 billion euro (+11.4% since the beginning of the year), thanks to a net inflow of 3.6 billion, countering the outflow of the previous year.

Operating income for the year, 254 million euro, maintained the level of 2002, benefiting from actions to contain operating costs (-1.2%) which succeeded in contrasting the slight drop in revenues (-0.7%). Lower levels of provisions enabled net income to reach 176 million euro, up 17.3% compared with 2002. Profitability was 17.9% compared with 14.1% in the previous year.

Wealth Management and Financial Markets

Sanpaolo IMI Wealth Management

Wealth Management provides asset management products and services both to the Group’s internal distribution networks and to institutional investors, associated networks and other networks. The Sanpaolo IMI Wealth Management holding company heads the Group companies operating in mutual funds, portfolio management and life insurance.

In 2003, the Area realized initiatives aimed at rationalizing its corporate structure. In particular, these regarded:

•                  the reduction of 50%, less one share, to the share-holding held in Sanpaolo Bank Luxembourg, following the capital increase of the latter company, fully subscribed by the Parent Bank SANPAOLO IMI, which assumed control;

•                  the acquisition of full control of Sanpaolo IMI Wealth Management Luxembourg, through the purchase of the 11.8% share held by Sanpaolo Bank Luxembourg;

•                  the merger by incorporation of Banco di Napoli Asset Management into Sanpaolo IMI Asset Management;

•                  the capital increase of the subsidiary Sanpaolo IMI

Alternative Investments, a company dedicated to the management of hedge funds;

Sanpaolo IMI Wealth Management

	2003	2002 pro forma	Change 2003 / 2002 pro forma	2002
			(%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	256	237	+8.0	207
Operating costs	-85	-88	-3.4	-88
• administrative costs	-88	-91	-3.3	-91
• personnel	-32	-33	-3.0	-33
• other administrative costs	-55	-57	-3.5	-57
• indirect duties and taxes	-1	-1	—	-1
• other operating income, net	13	13	—	13
• amortization	-10	-10	—	-10
Operating income	171	149	+14.8	119
Adjustments to goodwill and merger and consolidation differences	-14	-7	+100.0	-7
Provisions and net adjustments to loans and financial fixed assets	-4	—	—	—
Income before extraordinary items	153	142	+7.7	112
Net extraordinary income/expense	-10	2	n.s.	2
Income before taxes	143	144	-0.7	114
Income taxes for the period	-10	-8	+25.0	-8
Change in reserve for general banking risks and income attributable to minority interests	-1	-1	—	-7
Net income	132	135	-2.2	99
Contribution to net income of the Group (1)	142	145	-2.1	109
AVERAGE ALLOCATED CAPITAL (€/mil)	719	658	+9.3	630
RATIOS (%)
RoE	19.7	22.0		17.3
Cost / Income ratio	36.1	40.0		45.5

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma	31/12/2002
			(%)
OPERATING DATA (€/mil)
Assets under management	93,650	83,407	+12.3	83,407
OPERATING STRUCTURE
Employees	387	404	-4.2	404

(1) After the posting of consolidation attributable to the Area, mainly represented by the reversal of amortization for goodwill on Group companies.

•                  the acquisition by Sanpaolo Vita of the shareholding held by Banca Fideuram in Sanpaolo Life (Ireland), thus gaining complete control, and the acquisition, again by Sanpaolo Vita, of the Noricum Vita share held by Unipol Assicurazioni;

•                  the setting up, following a spin off from Sanpaolo Vita, of Universo Servizi, a company offering IT-administration insurance services.

Sanpaolo IMI Wealth Management S.p.A. also implemented actions to strengthen the range of commercial products and to increase the penetration of the Group banking networks by these products, especially through:

•                  the widening of the product range, with the launch of funds of funds, protected funds and an inflation linked fund, the placement of two new index linked policies by Sanpaolo Vita, the launch of the new GP PrivateSolution dedicated to the private customer segment and the start up of the marketing of the Sanpaolo Etico Venezia Serenissima ethical fund in conjunction with the reopening of the “La Fenice Theater”;

•                  the unification of the product range of Sanpaolo IMI Wealth Management and Banco di Napoli Asset Management, especially mutual funds and portfolio management;

•                  the marketing of the Area’s products through the former Cardine bank networks;

•                  the opening of the eleventh and twelfth seasons of the “Active Portfolio” protected capital unit linked policy;

•                  the commercial relaunch of the range of funds of hedge funds by Sanpaolo IMI Alternative Investments;

•                  the technical and commercial support of the activity to rationalize the product range, mainly mutual funds, pension funds and portfolio management, in view of the integration with Eptafund.

The Area’s assets under management amounted to 93.7 billion euro, up 12.3% on an annual basis. Within the total aggregate the sustained growth in life technical reserves, which rose to 19.4 billion euro (+35.7% compared with the end of December 2002) should be noted.

In 2003 Wealth Management registered net interest and other banking income of 256 million euro, up by 8% compared with the previous year; this trend was determined by the increase in net commissions and the contribution of the insurance companies Sanpaolo Vita and Sanpaolo Life, booked as profits from companies carried at equity. This, together with the reduction in operating costs (-3.4%), led to a 14.8% growth of the operating income. The net income of 132 million euro was influenced by extraordinary expenses attributable to use of the Budget Law 2003 for the tax reform. The profitability, expressed in terms of RoE, was 19.7%.

Banca IMI

Banca IMI, the Group’s investment bank, covers securities dealing both on own account and for customers, the raising of risk and debt capital for companies, as well as corporate finance consultancy.

During 2003, with reference to corporate finance and capital markets, Banca IMI:

•                  with regard to Public Offerings, participated, acting as joint advisor and joint global coordinator in the Public Offer of Italgas shares promoted by ENI and of Italdesign Giugiaro by Wide Design, which led to the cancellation of the respective shares from the list;

•                  in the context of equity placements, guided, as joint bookrunner, the placement of Hera and, as global coordinator, the quotation of Isagro. It participated in the Meta Initial Public Offer and made a placement with leading institutional investors of shares of the capital of Edison and CDC, a company quoted on the New Market, which distributes IT products;

•                  with reference to capital increases, in Italy, coordinated the capital increases of Edison, AEM Torino and Reno de Medici and participated as lead manager in the FIAT capital increase and as coordinator and lead manager for the IFIL capital increase. It performed the first four tranches of the Mondo TV capital increase and participated in the capital increase option of Banca Antoniana Popolare Veneta. On the foreign market it intervened as guarantor in the capital increases of Banco Comercial Português and Royal & Sun Alliance. It also acted as co-manager in the institutional offer of Timken shares;

•                  in the debt market, performed the role of leader and placer in 62 transactions. In particular, was joint lead manager and bookrunner for the first inflation indexed BTP. In the financial institutions compartment, it performed the role of joint lead manager and bookrunner for the senior issues of SANPAOLO IMI, Banca delle Marche, Credito Valtellinese, Landsbanki Islands, Kaupthing Bunadarbanki, Merril Lynch and Banco Itau Europa and the subordinate issues of SANPAOLO IMI, Caja de Madrid, Cassa di Risparmio di Firenze and Findomestic Banca; it held the role of sole manager for the issues of SNS Bank, Caixa Geral de Depositos, Natexis Banque Populaire and Caixa Economica Montepio Geral and of arranger of the EMTN program of Mediocredito Trentino Alto Adige. As regards corporate issuers, it was co-arranger for Edison’s EMTN program and joint lead manager and bookrunner for the related debut issue. It participated as joint lead manager and bookrunner for the issues of Deutsche Bahn, Hellenic Railways, GMAC and Daimler Chrysler. In relation to activity with local authorities, acted as joint-bookrunner for an issue by Pisa Municipal Council, as rating advisor for the Independent Province of Bolzano and obtained a mandate as joint lead manager and bookrunner for the issue by Piedmont Region. Lastly, in securitization, it acted as joint arranger and bookrunner for the transactions of Cassa Depositi e Prestiti, INPS and Master Dolphin (the master trust of Findomestic Banca).

As regards corporate finance advisory, Banca IMI:

•                  completed the assistance to Edison (sale of gas reserves in Egypt), ENEL (sale of electricity generation assets), ENI

Banca IMI

	2003	2002 pro forma	Change 2003 / 2002 pro forma	2002
			(%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	255	185	+37.8	185
Operating costs	-150	-150	—	-150
• administrative costs	-138	-133	+3.8	-133
• personnel	-75	-67	+11.9	-67
• other administrative costs	-62	-65	-4.6	-65
• indirect duties and taxes	-1	-1	—	-1
• other operating income, net	3	4	-25.0	4
• amortization	-15	-21	-28.6	-21
Operating income	105	35	n.s.	35
Provisions and net adjustments to loans and financial fixed assets	-4	-5	-20.0	-5
Income before extraordinary items	101	30	n.s.	30
Net extraordinary income/expense	—	5	n.s.	5
Income before taxes	101	35	+188.6	35
Income taxes for the period	-34	-11	n.s.	-2
Change in reserve for general banking risks and income attributable to minority interests	-2	—	n.s.	—
Net income	65	24	+170.8	33
Contribution to net income of the Group	66	24	+175.0	33
AVERAGE ALLOCATED CAPITAL (€/mil)	392	361	+8.6	341
RATIOS (%)
RoE	16.8	6.6		9.7
Cost / Income ratio	58.9	81.0		81.0
OPERATING DATA (€/mil)
Banca IMI SpA trading volumes
• trading	705,250	671,677	+5.0	671,677
• sales	211,620	143,809	+47.2	143,809
• repurchase agreements	1,922,541	1,621,992	+18.5	1,621,992
• placements	9,392	6,360	+47.7	6,360

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma	31/12/2002
			(%)
OPERATING STRUCTURE
Employees	608	634	-4.1	634
Branches	1	2	-50.0	2

(exploitation of businesses in the chemical sector), the Ministry of Economy and Finance (evaluation for the privatization of ETI), Buzzi Unicem (consulting in the Public Offer on Dyckerhoff preference shares), SANPAOLO IMI (purchase of the majority shareholding of Fidis Retail Italia, together with a pool of banks, and of the 7% share in Banca delle Marche), Sanpaolo IMI Wealth Management (taking over of Eptafund and constitution of a joint venture with SCH), Cassa di Risparmio di Firenze and Cassa di Risparmio di Genova (purchase of Cassa di Risparmio di La Spezia and Cassa di Risparmio di Carrara, respectively), the Merlo group and to the issuers in the Roland, Manuli and Banca di Sassari Public Offers. With reference to the FIAT Group, as well as advisory activity in the context of a Global Advisory mandate, the bank assisted Business Solutions for the sale of the majority shareholding in IPI;

•                  regarding transactions underway, performed advisory activity for FS, Alitalia, Finmeccanica and Mediaset.

During the year Banca IMI also performed interest and exchange rate derivatives distribution activities for corporate customers of the SANPAOLO IMI network and the development of personal finance products placed through the Group networks.

In 2003 the total revenues of Banca IMI reached 255 million euro, up 37.8% compared with the previous year, benefiting from the recovery of capital markets activity, the positive trend in risk management, as well as an improvement in the sales sector margin. This, together with the control of operating costs, allowed the bank to achieve a net income of 65 million euro, compared with 24 million in 2002, and a RoE of 16.8%.

The operating income and results do not include the results of IW Bank.

Sanpaolo IMI Private Equity

Sanpaolo IMI Private Equity is responsible for the private equity activity of the Group, with the strategic goal of strengthening and consolidating its presence in this sector, mainly through the promotion and management of closed-end investment funds dedicated to equity investment in small and medium-sized companies.

The company, which performs sectorial sub-holding functions, heads two SGR in Italy authorized to manage closed-end investment funds (Sanpaolo IMI Fondi Chiusi SGR and Sanpaolo IMI Investimenti per lo Sviluppo SGR), as well as an advisory company to support their activity (Alcedo S.r.l.), while the subsidiaries instrumental to the management of international law closed-end investment funds and the merchant banking activity are located abroad.

The actions carried out in 2003 were aimed at the centralization of the Group’s private equity activities into Sanpaolo IMI Private Equity. Both the acquisition from Cardine Finanziaria of the entire capital of Alcedo, the advisory company of the Cardine Impresa and Eptasviluppo funds, and the passage of the management of the Eptasviluppo Fund from Eptafund to the Sanpaolo IMI Fondi Chiusi SGR subsidiary were completed. The Group’s private equity funds were reallocated, concentrating them in Sanpaolo IMI Private Equity, which purchased the shares of the Convergenza fund from the NHS Luxembourg subsidiary and the shares of the Cardine Impresa, Eptasviluppo and Emerald funds.

Sanpaolo IMI Private Equity, together with SAGAT and TecnoHolding, was granted the tender for the privatization of Florence Airport, directly investing its own capital, and is currently involved in the Aeroporti Holding project for the construction of a network of regional airports.

Two important private equity transactions in small/medium-sized companies (Kedrion group and Proel S.p.A.) were completed during the year, through coinvestments by the Cardine Impresa and Eptasviluppo funds (managed by Sanpaolo IMI Fondi Chiusi SGR) and Fondo Mezzogiorno (managed by Sanpaolo IMI Investimenti per lo Sviluppo SGR).

Sanpaolo IMI Fondi Chiusi SGR performed the preliminary activities for the launch of two new multi-regional funds Nord Ovest Impresa and Centro Impresa, dedicated to investments in small- and medium-sized companies in their respective areas of competence, for which authorization from the Bank of Italy was received in January 2004.

With reference to the other SGR, previously named NHS Mezzogiorno SGR, work began on the procedures to change the name to Sanpaolo IMI Investimenti per lo Sviluppo SGR, in order to exploit the Group brand and in view of an extension of the field of action also to other areas of activity, such as investments in infrastructure. These procedures were completed in February 2004. The fund raising activities for “Fondo di Promozione del Capitale di Rischio per il Mezzogiorno” (“Risk capital fund for Southern Italy”) were completed in the first half of the year, with 100 million euro subscribed capital. Towards the end of the year this Fund completed, through co-investments with other Group

Funds, the first two private equity transactions in companies located in Southern Italy, as mentioned earlier.

As regards the activity of foreign funds, in addition to SIPEF1, which is already operational, activities were set up for the structuring of the new pan European fund E.A. Partners, in conjunction with CDC IXIS and Bayerische Landesbank. In this context a first bridge transaction for the new fund was completed towards the end of the year, with a 10 million euro investment in the Modena-based group Argenta, leader in the sector of beverage and snack vending machines.

Lastly, consistent with the strategic plan which provides for the gradual disposal of merchant banking shareholdings, the Dutch subsidiary LDV completed the disposal of the entire shareholding in AMPS, the former municipal company of Parma.

With reference to the income results, in 2003 Sanpaolo IMI Private Equity, along with its subsidiaries, showed a slight net income compared with the loss registered for the previous year, the first year of operation after the spin off of the former NHS.

International Activities

Foreign Network

The Area is responsible for the foreign network of the Parent Bank composed, at the end of December 2003, of 12 branches, 18 representative offices and 1 operating desk, as well as for the Irish subsidiary Sanpaolo IMI Bank Ireland. The strategic position in the reference markets is supervised through three territorial structures (Americas, Europe and Asia), giving direction and controlling the various operating points which guarantee a total direct presence in 27 countries.

Moreover, to optimize the synergies with Sanpaolo IMI Internazionale, the latter was assigned, as of 2003, the hierarchical responsibility for the 6 representative offices in Central Eastern Europe, which will however continue to remain, from the corporate point of view, within the Parent Bank.

The Area is evolving consistently with the Group’s global objectives, aimed at encouraging the internationalization of Italian companies and increasing the presence of foreign multinationals on the Italian market.

During 2003, the lending activities with foreign counter-parties were marked by the selectivity and safeguard of the quality of the portfolio rather than increasing operating volumes, confirming a strong customer oriented policy. The synergies with the Group’s product factories and domestic networks have gained strength. In relation to the cross selling of products and services, significant results were achieved in the sale of international cash management services.

From an economic viewpoint, operations with Foreign Network customers in 2003 showed an improvement in revenues, bringing RORAC to 18.7%.

The amount of loans with foreign counterparties fell compared with the end of December 2002, partly attributable to the rise in the value of the euro compared to the dollar and the pound. The good quality of the loans disbursed enabled maintenance of reservation levels at physiological values. The adjustment of some positions was amply offset by significant recoveries in value as a result of the total repayment of partially written down loans, such as Xerox, and the restructuring of critical loans, such as Marconi, at better conditions than expected.

Sanpaolo IMI Internazionale

Sanpaolo IMI Internazionale was formed for the purpose of developing and supervising the activities of the Group in those geographic areas and foreign countries deemed to be of strategic interest.

So far, the Parent Group has assigned the company the shareholding in the Hungarian Inter-Europa Bank, which has 25 branches, the 3.6% shareholding in the Polish Kredyt Bank and the 5.6% shareholding in the Tunisian bank BIAT (Banque Internationale Arabe de Tunisie). The former assignment took place on 4 April 2003, while the remaining assignments were performed on 2 July 2003. The transfer of the shareholding in Sanpaolo IMI Bank Romania (97.9%), operating in Romania through 22 branches, was completed on 3 February 2004, after receiving the necessary authorization from the Central Bank. Sanpaolo IMI Internazionale is also responsible for the operational control of Banka Koper, operating in Slovenia through a network of 39 branches, of which 62.6% was held by the Parent Bank at the end of December. This share rose to 62.9% on 18 February 2004.

On 15 April 2003 the full Public Offer launched by Sanpaolo IMI Internazionale for Inter-Europa Bank, of which SANPAOLO IMI already owned a 32.5% share, was completed. The Offer saw the delivery of a number of shares equal to 52.7% of the bank’s share capital, bringing the total shareholding to 85.2%. The total outlay for the Offer amounted to 31 million euro. Following further purchases made on the market, the shareholding amounted to 85.9% at the end of the year.

The plan to restructure and strengthen the capital of Sanpaolo IMI Bank Romania continued during the year, with the payment of a first tranche of capital increase of 5 million euro. In this context, the name was changed from West Bank to Sanpaolo IMI Bank Romania in October.

IMI Investimenti

IMI Investimenti manages the major industrial shareholdings with particular reference to the amount, the impact in terms of “significant exposures” and the strategic importance attributed by the Group.

With regard to the investment portfolio, on 14 May 2003, Synesis Finanziaria S.p.A. was established. This is a newco in which the company participates equally with Capitalia, Banca Intesa and Unicredito, taking over from the FIAT group 51% of Fidis Retail Italia. The transaction took place in two phases: the first, referred to a first group of companies, was completed on 27 May, at the time of the exchange of shares, and involved an outlay of 63 million euro by IMI Investimenti, while the second phase of the transaction, completing the sale of the former Fidis assets, was formalized on 30 September 2003 and completed during the month of October at a price of 30 million. The total exposure, amounting to 93 million euro, is susceptible to limited variations following the envisaged price adjustment.

In July 2003, IMI Investimenti subscribed, for the pro quota attributable, the capital increase of FIAT S.p.A., for a total of 1,836 million euro, presented in the context of the automobile group’s relaunch plan presented in June; the related outlay was 27 million euro. Therefore, as of 31 December 2003, IMI Investimenti possessed a total of 14.6 million FIAT shares (equal to 1.487% of the total capital), including those allocated in the dealing portfolio.

In the context of the plan to reallocate the minority investment portfolio within the Group which sees IMI Investimenti, on the one hand, as the seller of several assets such as SAGAT and AEM Torino and, on the other, as the buyer of shareholdings in Merloni Termosanitari, Fincantieri, Infracom and Sitcom, the sale of the stake in AEM Torino (3% of the capital) to FIN.OPI for 18 million euro was completed in December.

After the end of the year, IMI Investimenti also acquired, in January 2004, the SANPAOLO IMI stake in Fincantieri and in Infracom, and in February, the Finemiro Banca stake in Sitcom.

The economic performance in 2003 is penalized by significant adjustments to the investment portfolio (in particular H3G) which have resulted in a negative influence of the Group’s net income for 59 million euro.

Developments after the end of the year

Economic background

In the early months of 2004 trend indicators confirm a non homogenous recovery at international level. In the United States there have been several signs of strengthening of the economic upturn, although the weak labor market and the large foreign imbalance cast doubts on the sustainability of the current growth rates in the medium term.

The cyclical phase in Europe, while being expected to improve during the year, still appears fragile due to the uncertainty about the strength of the domestic demand and the negative effects of the appreciation of the euro on competition. In this context, the major central banks stayed on hold confirming a prudent attitude.

Owing to largely stable market rates and a positive trend in company earnings, in the first two months of 2004 the share indexes confirmed the increases recorded in 2003. However the uncertainty about the evolution of the European cycle and the insolvency of some companies in Italy have influenced negatively the household confidence and the dynamics of net transaction of mutual funds. Despite negative net flows of about 2.3 billion euro, in the first two months of the year, the amount outstanding of asset under management has grown by about 1%, thanks to positive performances. . The market condition deteriorated in March, partly because of exogenous factors such as the terrorist attacks in Spain.

The Group’s financial position and significant events after the end of the year

In a scenario characterized by elements of uncertainty regarding the economic recovery, Group transactions in the first two months of 2004 were characterized by moderate growth of financial assets and a reverse trend in loans.

The stock of financial assets shows signs of improvement, continuing the trend registered at the end of the year. Since the beginning of the year, within the total aggregate there have been positive trends for all components, especially indirect deposits.

In relation to asset management products, the positive trend of the financial markets has determined an increase in amounts. Among the various sectors, insurance products have confirmed the rising trend that has characterized them in recent years.

As regards lending activities, net loans to customers recorded a decrease, reflecting the weak economic cycle in Italy.

The income results for the two months appear in line with the budget, thanks to the effectiveness of the steps taken last year to defend margins and control operating costs, and with the positive flow of revenues during this first part of the year.

In January 2004 the Antitrust Authority notified Sanpaolo IMI Wealth Management, as holder and outsourcer of Sanpaolo Vita, and Fideuram Vita that they were subject to inspections being undertaken. The preliminary investigation promoted by said Authority, first regarding a number of insurance companies and later extended to the Group companies, is aimed at verifying any practices to restrict competition in relation to the purchase of an advisory service from a company specialized in analyzing the insurance market and acquiring information on the conditions of contracts, prices and data related to competitors in the life insurance and pensions sector. According to the Antitrust Authority, the fact that several companies share the same information would appear to be potentially damaging to the competition. The Group companies, in a precautionary context aimed at reducing risks resulting from the verification of violations, terminated the advisory relationship with the supplier of the aforementioned market data before the investigation began. The developments of the investigation are being closely monitored.

At the beginning of March news was issued concerning the start of proceedings by the Legal Authorities to investigate a certain number of financial planners of the Banca Fideuram subsidiary and employees of Fideuram Bank Suisse. All claimed hypotheses concern participation to the crime of abusiveness (consisting in the offer of investment services or financial products by a subject unauthorized in Italy), apart from one financial planner charged with money laundering. The bank, which has not yet been involved in the investigation, in conjunction with the Parent Bank, has set up a special work team for the quick and in-depth verification of the facts and ensured maximum cooperation to the investigating Authorities.

Future prospects

The strategies indicated in the 2003-2005 Plan have been confirmed for 2004. In particular, the Group intends to complete the spread of the Sanpaolo Network distribution model to all the commercial networks, combining efficiency, achieved thanks to the unique nature of the strategic and commercial management and to common support structures, with the strengthening of relationships with customers, generated by the strong territorial roots of the various historical brands that are now part of the Group.

The rationalization of the distribution channel is joined by the initiatives to make the companies specialized by business activities (product factories) as efficient as possible, aiming to optimize know how and product innovation, and traditional strong points such as the solid financial situation and the high quality of assets, confirmed by the solvency ratios and credit risk ratios.

As regards exogenous factors, the banking industry could gain a boost both from the gradual recovery of the economic cycle, which is expected to improve in the second half of the year, and from the recomposition of the financing methods for companies in favor of banking loans. As regards this second aspect, various corporate bond issues will expire during the year and, given the different market conditions, they will not be fully renewed owing to the higher risk perceived by investors which makes this form of financing more expensive. Therefore, the loan development opportunities will be screened by the Group’s banks with the usual attention.

PricewaterhouseCoopers SpA

AUDITORS’ REPORT IN ACCORDANCE WITH ARTICLE 156 OF LAW DECREE N° 58 DATED 24 FEBRUARY 1998

To the Shareholders of
Sanpaolo IMI SpA

1                                          We have audited the consolidated financial statements of Sanpaolo IMI SpA and its subsidiaries (the “Sanpaolo IMI Group”) as of 31 December 2003.  These consolidated financial statements are the responsibility of Sanpaolo IMI’s directors.  Our responsibility is to express an opinion on these financial statements based on our audit.

2                                          We conducted our audit in accordance with the Auditing Standards and criteria recommended by CONSOB, the Italian Commission for listed Companies and the Stock Exchange.  Those standards and criteria require that we plan and perform the audit to obtain the necessary assurance about whether the consolidated financial statements are free of material misstatement and, taken as a whole, are presented fairly.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by the directors.  We believe that our audit provides a reasonable basis for our opinion.

The responsibility for the audit of the financial statement of certain subsidiaries, representing 13 per cent of consolidated “Total assets”, 1 per cent of consolidated “Net interest income”, and 8 per cent of consolidated “Net interest and other banking income”, rests with other auditors.

For the opinion on the consolidated financial statements of the prior period, which are presented for comparative purposes as required by law, reference is made to our report dated 10 April 2003.

Sede legale: Milano 20124 Via Vittor Pisani 20 Tel. 0267831 Fax 0266981433 Cap. Soc. 3.754.400,00 Euro i.v., C. F. P.IVA e Reg. Imp. Milano 12979880155 Iscritta all’Albo Consob – Altri Uffici: Ancona 60123 Via Corridoni 2 Tel. 07136881 – Bari 70125 Viale della Repubblica 110 Tel. 0805429863 – Bologna 40122 Via delle Lame 111 Tel. 051526611 – Brescia 25124 Via Cefalonia 70 Tel. 0302219811 – Firenze 50129 Viale Milton 65 Tel. 0554627100 – Genova 16121 Piazza Dante 7 Tel. 01029041 – Milano 20122 Corso Europa 2 Tel. 0277851 – Napoli 80121 Piazza dei Martiri 30 Tel. 0817644441 – Padova 35137 Largo Europa 16 Tel. 0498762677 – Palermo 90141 Via Marchese Ugo 60 Tel. 091349737 – Parma 43100 Viale Tanara 20/A Tel. 0521242848 – Roma 00154 Largo Fochetti 29 Tel. 06570251 –  Torino 10129 Corso Montevecchio 37 Tel. 011556771 – Trento 38100 Via Manzoni 16 Tel. 0461237004 – Treviso 31100 Piazza Crispi 8 Tel. 0422542726 – Trieste 34125 Via Cesare Battisti 18 Tel. 0403480781 – Udine 33100 Via Marinoni 12 Tel. 043225789 – Verona 37122 Corso Porta Nuova 125 Tel. 0458002561

3                                          In our opinion, the consolidated financial statements of Sanpaolo IMI Group as of 31 December 2003 comply with the laws governing the criteria for their representation; accordingly, they give a true and fair view of the financial position and the results of operations of the group.

Turin, 8 April 2004

PricewaterhouseCoopers SpA

Signed by

Sergio Duca

(Partner)

“This report has been translated into the English language solely for the convenience of international readers.  The original report was issued in accordance with Italian legislation.”

Consolidated financial statements

CONSOLIDATED BALANCE SHEET

CONSOLIDATED STATEMENT OF INCOME

CONSOLIDATED EXPLANATORY NOTES

Consolidated balance sheet

(€/mil)

		31/12/03		31/12/02 pro forma (*)		31/12/02
ASSETS
10.	Cash and deposits with central banks and post offices		1,474		1,499		1,406
20.	Treasury bills and similar bills eligible for refinancing with central banks		3,923		3,199		3,143
30.	Due from banks		22,278		21,744		22,000
	a) repayable on demand	7,291		4,533		4,975
	b) other deposits	14,987		17,211		17,025
40.	Loans to customers		124,599		124,177		126,701
	of which:
	• loans using public funds	172		206		206
50.	Bonds and other debt securities		18,588		15,592		16,822
	a) public entities	10,366		8,610		8,628
	b) banks	5,536		4,986		5,079
	of which:
	• own bonds	2,783		1,777		1,774
	c) financial institutions	2,116		1,114		1,132
	of which:
	• own bonds	53		8		8
	d) other issuers	570		882		1,983
60.	Shares, quotas and other equities		2,747		2,584		2,595
70.	Equity investments		3,442		3,147		3,224
	a) carried at equity	645		349		426
	b) other	2,797		2,798		2,798
80.	Investments in Group companies		1,130		1,025		840
	a) carried at equity	1,130		1,025		840
90.	Goodwill arising on consolidation		883		1,000		842
100.	Goodwill arising on application of the equity method		76		80		188
110.	Intangible fixed assets		343		398		406
	of which:
	• start-up costs	2		3		2
	• goodwill	7		16		16
120.	Tangible fixed assets		1,972		2,142		2,229
140.	Own shares or quotas (nominal value € 9 million)		34		31		31
150.	Other assets		17,986		20,252		20,494
160.	Accrued income and prepaid expenses		3,105		2,775		2,852
	a) accrued income	2,223		2,021		2,063
	b) prepaid expenses	882		754		789
	of which:
	• discounts on bond issues	277		236		236

Total assets			202,580		199,645		203,773

(*)       The pro forma figures have been prepared taking into consideration the changes in the method of consolidation, according to the criteria detailed in the Explanatory Notes. The pro forma figures are unaudited.

(€/mil)

		31/12/03		31/12/02 pro forma (*)		31/12/02
LIABILITIES
10.	Due to banks		28,534		24,133		24,456
	a) repayable on demand	3,875		2,904		2,952
	b) time deposits or with notice period	24,659		21,229		21,504
20.	Due to customers		79,993		83,499		85,280
	a) repayable on demand	63,074		59,396		60,458
	b) time deposits or with notice period	16,919		24,103		24,822
30.	Securities issued		51,553		49,529		51,561
	a) bonds	39,979		39,161		39,447
	b) certificates of deposit	7,149		5,646		7,310
	c) other	4,425		4,722		4,804
40.	Public funds administered		175		208		208
50.	Other liabilities		18,445		18,654		18,807
60.	Accrued expenses and deferred income		2,181		2,084		2,164
	a) accrued expenses	1,708		1,558		1,622
	b) deferred income	473		526		542
70.	Provisions for employee termination indemnities		946		967		961
80.	Provisions for risks and charges		2,982		2,846		2,781
	a) pensions and similar commitments	304		348		343
	b) taxation	732		742		670
	c) other	1,946		1,756		1,768
90.	Reserve for probable loan losses		91		76		71
100.	Reserve for general banking risks		4		14		14
110.	Subordinated liabilities		6,414		6,605		6,613
130.	Negative goodwill arising on application of the equity method		213		91		94
140.	Minority interest		271		342		334
150.	Capital		5,144		5,144		5,144
160.	Additional paid-in capital		708		708		708
170.	Reserves		3,882		3,826		3,670
	a) legal reserve	1,029		1,029		1,029
	b) reserve for own shares or quotas	34		31		31
	d) other reserves	2,819		2,766		2,610
180.	Revaluation reserves		72		18		18
200.	Income for the period		972		901		889
Total liabilities and shareholders’ equity			202,580		199,645		203,773

							(€/mil)

		31/12/03		31/12/02 pro forma (*)		31/12/02
GUARANTEES AND COMMITMENTS
10.	Guarantees given		19,912		20,060		20,483
	of which:
	• acceptances	145		166		167
	• other guarantees	19,767		19,894		20,316
20.	Commitments		25,839		27,287		27,574

(*)       The pro forma figures have been prepared taking into consideration the changes in the method of consolidation, according to the criteria detailed in the Explanatory Notes. The pro forma figures are unaudited.

Consolidated statement of income

(€/mil)

		2003		2002 pro forma (*)		2002
10.	Interest income and similar revenues		7,443		8,455		8,693
	of which:
	• loans to customers	6,215		6,777		6,936
	• debt securities	727		956		995
20.	Interest expense and similar charges		-3,701		-4,837		-4,955
	of which:
	• amounts due to customers	-1,050		-1,424		-1,445
	• securities issued	-1,761		-2,156		-2,203
30.	Dividends and other revenues		309		565		565
	a) shares, quotas and other equities	223		410		410
	b) equity investments	86		155		155
40.	Commission income		3,722		3,562		3,467
50.	Commission expense		-685		-772		-671
60.	Profits (losses) on financial transactions		198		-80		-98
70.	Other operating income		396		411		422
80.	Administrative costs		-4,610		-4,578		-4,648
	a) personnel	-2,841		-2,814		-2,856
	of which:
	• wages and salaries	-2,046		-2,028		-2,061
	• social security charges	-633		-611		-618
	• termination indemnities	-132		-138		-140
	• pensions and similar	-30		-37		-37
	b) other administrative costs	-1,769		-1,764		-1,792
90.	Adjustments to tangible and intangible fixed assets		-642		-745		-753
100.	Provisions for risks and charges		-195		-261		-261
110.	Other operating expense		-68		-50		-50
120.	Adjustments to loans and provisions for guarantees and commitments		-1,126		-858		-889
130.	Writebacks of adjustments to loans and provisions for guarantees and commitments		417		302		320
140.	Provisions to the reserve for probable loan losses		-15		-27		-27
150.	Adjustments to financial fixed assets		-158		-569		-569
160.	Writebacks of adjustments to financial fixed assets		218		8		8
170.	Income (losses)from investments carried at equity		197		159		137
180.	Income from ordinary activities		1,700		685		691
190.	Extraordinary income		548		580		575
200.	Extraordinary expense		-580		-241		-248
210.	Extraordinary net income		-32		339		327
230.	Change in reserves for general banking risks		9		363		364
240.	Income taxes		-657		-443		-450
250.	Income (loss) attributable to minority interests		-48		-43		-43
260.	Income for the period		972		901		889

(*)       The pro forma figures have been prepared taking into consideration the changes in the method of consolidation, according to the criteria detailed in the Explanatory Notes. The pro forma figures are unaudited.

Consolidated Explanatory Notes

Introduction – Background information on the consolidated financial statements

•     Form and content of the consolidated financial statements

•     Scope of consolidation

•     Consolidated pro forma schedules for 2002 and the first three quarters of 2003

•     Consolidation principles

•     Financial statements used for consolidation

•     Audit of the consolidated financial statements

•     Comparison with the Quarterly Report as of 31 December 2003

Part A – Accounting policies

•     Section 1 – Description of accounting policies

•     Section 2 – Adjustments and provisions recorded for fiscal purposes

Part B – Information on the consolidated balance sheet

•     Section 1 – Loans

•     Section 2 – Securities

•     Section 3 – Equity investments

•     Section 4 – Tangible and intangible fixed assets

•     Section 5 – Other assets

•     Section 6 – Payables

•     Section 7 – Provisions

•     Section 8 – Capital, equity reserves, reserve for general banking risks and subordinated liabilities

•     Section 9 – Other liabilities

•     Section 10 – Guarantees and commitments

•     Section 11 – Concentration and distribution of assets and liabilities

•     Section 12 – Administration and dealing on behalf of third parties

Part C – Information on the consolidated statement of income

•     Section 1 – Interest

•     Section 2 – Commission

•     Section 3 – Profits and losses from financial transactions

•     Section 4 – Administrative costs

•     Section 5 – Adjustments, writebacks and provisions

•     Section 6 – Other statement of income captions

•     Section 7 – Other information on the statement of income

Part D – Other information

•     Section 1 – Directors and statutory auditors

Introduction – Background information on the consolidated financial statements

Form and content of the consolidated financial statements

The consolidated financial statements for the 2003 financial year have been prepared pursuant to D.Lgs. 87 dated 27 January 1992, which implemented EEC Directive 86/635. They also take into account the requirements contained in the Bank of Italy instructions dated 30 July 1992 and subsequent amendments. For all matters not governed by special regulations, reference has been made to the Italian Civil Code and to national accounting standards.

The consolidated financial statements comprise the consolidated balance sheet, the consolidated statement of income and these explanatory notes. They are accompanied by the Board of Directors’ Report on Operations.

These Consolidated explanatory notes are presented with comparative figures taken from the financial statements as of 31 December 2002 and provide all the information required by law, including any supplementary information considered necessary to give a true and fair view of the Group’s financial position. The tables provided for by law and the details required by the Bank of Italy are numbered in accordance with Bank of Italy instructions or based on the relevant Instructions.

The analyses and contents of the Report on operations refer to the pro forma performances for 2002 and to the first three quarters of 2003, in relation to the main changes to the line by line and proportional method of consolidation for 2003, reconstructed on a consistent basis (see subsequent paragraph “Consolidated pro forma schedules for 2002 and the first three quarters of 2003”). Furthermore, with the aim of providing a more significant comparison with the situation as of 31 December 2003, a pro forma version of the official Consolidated Balance Sheet and Consolidated Statement of Income as of 31 December 2002 have also been supplied. Lastly, the Explanatory Notes offer comparison with the pro forma performances for 2002, as far as the tables summarizing the main balance sheet and income aggregates are concerned, as well as remarks on the effects of the change to the consolidation area in the presentation of the changes in portfolio stocks.

The Consolidated Financial Statements are compiled in millions of euro.

The following schedules are attached to the consolidated financial statements:

•     Statement of changes in consolidated shareholders’ equity;

•     Statement of consolidated cash flows;

•     Reconciliation between the profit and net equity of the Parent Bank and that of the Group;

•     List of equity investments that exceed 10% of the capital of unquoted and limited companies (as per Consob resolution no. 11715 of 24 November 1998);

•     Methodological notes and statements of the pro forma consolidated statement of income and balance sheet for 2002 and the first three quarters of 2003.

Scope of consolidation

The scope of line by line consolidation reflects membership of the SANPAOLO IMI Banking Group as recorded in the appropriate register in compliance with Art. 64 of D. Lgs. 385 dated 1 September 1993, with the exception of certain minor subsidiaries whose balance sheets and results of operations are not significant to the consolidated financial statements, or which have been put into liquidation or listed for disposal. In addition to SANPAOLO IMI S.p.A. (the Parent Bank), the Banking Group comprises those directly and indirectly controlled subsidiaries which carry out banking, finance or other activities which complement those of the Parent Bank.

The scope of line by line consolidation excludes Società per la Gestione di Attività S.p.A. (Sga), the shares of which have been handed over as a pledge with voting right to the Treasury Ministry as part of the special procedures described in these notes – “Part B Section 5 - Other assets”. Furthermore, those companies carried at equity and for which disposal has been formally arranged are excluded.

Joint control equity investments have been consolidated using the proportional method.

Investments in subsidiaries whose activities differ from banking, financing or other activities which complement those of the Parent Bank and those that are excluded from the scope of consolidation for the aforementioned reasons, and share-holdings in companies subject to significant influence where the Group controls at least 20% of the voting rights in the ordinary meeting (i.e. associated companies), are carried at equity.

The main changes in the line by line and proportional consolidation area compared with 31 December 2002 concern:

•                  the passage from the area of consolidation according to the equity method to consolidation on a line by line basis of:

•                  the company Eptaconsors S.p.A. and its subsidiaries, following the increase in the investment held by the SANPAOLO IMI Group which, in the first half of 2003, rose from 40.48% to 100%. In the fourth quarter of 2003, Eptaconsors S.p.A. and its subsidiary Eptasim S.p.A. were merged into Invesp S.p.A.;

•                  the Hungarian Inter-Europa Bank RT and its main subsidiaries, following the increase in the investment held by the Group which, in 2003, rose from 32.51% to 85.87%;

•                  the passage of Cassa dei Risparmi di Forlì S.p.A. from the area of consolidation according to the equity method, to that of proportional consolidation, following the attainment of joint control by the Parent Bank which, in May 2003, increased its investment from 21.02% to 29.77%;

•                  the passage from the area of consolidation on a line by line basis to consolidation according to the equity method of:

•                  IW Bank S.p.A. following the disposal at the beginning of 2003 of 80% of its entire shares previously held by Banca IMI S.p.A.;

•                  Banque Sanpaolo S.A. and its subsidiaries following the disposal in December 2003 of 60% of its shares previously held by the Parent Bank;

•                  the passage of Finconsumo Banca S.p.A. from the area of proportional consolidation to the area of consolidation according to the equity method, as an effect of the sale agreement and of the end of joint control (which was followed by the disposal of 20% of the investment).

Lastly, attention is brought to the inclusion in the area of consolidation according to the equity method, of the newly acquired interest in Synesis Finanziaria S.p.A. (25%), holder of controlling interest in FIDIS Retail Italia.

Companies consolidated on a line by line or proportional basis and investments carried at equity are listed in Part B, Section 3 of these notes.

Consolidated pro forma schedules for 2002 and the first three quarters of 2003

In relation to the aforementioned changes in the area of line by line and proportional method of consolidation, in order to ensure comparability of the accounting results on a consistent basis, the accounts of the past year and of the first three quarters for 2003 are also presented in a pro forma version that conventionally assumes the line by line consolidation of the Eptaconsors Group and Inter-Europa Bank, the proportional consolidation of Cassa dei Risparmi di Forlì and the non-

consolidation of Banque Sanpaolo, IW Bank and Finconsumo Banca with effect from 1 January 2002. Furthermore, the pro forma results as of 31 March 2002 also reflect the line by line consolidation of the former Cardine Group, which first took place on 30 June 2002, with accounting effect from the beginning of the year.

The above pro forma results, which are unaudited, are used as a comparable basis for the analyses and comments contained in the Report on Operations.

Methodological notes and statements to determine the consolidated pro forma statements of income and balance sheets for 2002 and the first three quarters of 2003 are attached to these notes.

Consolidation principles

The main consolidation principles adopted are as follows:

The book value of equity investments in consolidated companies, held by the Parent Bank or other Group companies, is offset against the corresponding portion of the Group’s share of the company’s shareholders’ equity - adjusted where necessary to bring the company into line with Group accounting principles - including their assets and liabilities on a line by line basis in accordance with the “full consolidation method”. The off setting of book value against shareholders’ equity is carried out on the basis of values current at the time the investment was consolidated for the first time, or at the time the controlling interest was acquired. Where appropriate, any differences arising are allocated to the assets and liabilities of the consolidated companies concerned or, for the quota attributable to the Group on the basis of the application of the equity ratios, to “goodwill or negative goodwill” arising on consolidation, depending on whether the value of the investment is higher or lower than the related portion of shareholders’ equity.

More specifically, the shareholders’ equity of Group companies used in calculating consolidation differences has been determined as follows:

•                  for investments held in portfolio as of 31 December 1994, this being the date of the Parent Bank’s first consolidated financial statements, with reference to their financial position as of 31 December 1993;

•                  for investments purchased after 31 December 1994, with reference to their financial position as of the date of purchase or, where this is not available, with reference to the financial position reported in the official financial statements prepared closest to that date;

•                  for investments formerly belonging to the IMI Group, with reference to their financial position as of 1 January 1998 (accounting date for the merger of Sanpaolo and IMI);

•                  for investments formerly belonging to the Cardine Group, with reference to their financial position as of 1 January 2002 (accounting date for the merger between Sanpaolo IMI and Cardine Banca).

Investments in companies carried at equity are recorded in the financial statements at the amount equal to the corresponding portion of their shareholders’ equity. Any balance not assignable to the assets or liabilities of the companies concerned at the time this method is first implemented, is booked under “positive/negative goodwill arising on application of the equity method”. In the years after the first year of consolidation, the adjustment of the value of these investments is booked under “negative goodwill arising on application of the equity method” and to “Profit and losses from investments carried at equity” respectively for the changes referring to reserves and those referring to the net income of the company in which the investment is held.

“Positive goodwill” arising on the application of line by line consolidation, proportional consolidation or the equity method is deducted from the total “negative goodwill” already existing or which arose during the same year and up to the total amount. Investments acquired to be re-sold as part of the merchant banking activity are not offset in this way. Goodwill which is not offset against negative goodwill is amortized over a period corresponding to the use of the investment (see Section 5 – “Other assets”).

Receivables, payables, off-balance sheet transactions, and costs and revenues as well as any gains and losses relating to significant transactions between consolidated Group companies are eliminated. By way of exception, given the provisions of Art. 34, D.Lgs. 87/92, costs and revenues arising from intra-Group trading in securities and currency are not eliminated if such transactions were carried out under normal market conditions.

Financial statements denominated in currencies not included in the euro-zone are converted into euro at year-end rates of exchange. Differences arising on the conversion of the shareholders’ equity captions using these closing rates of exchange are allocated to consolidated reserves, unless they are offset by specific hedging transactions.

Adjustments and provisions made in the financial statements of the Parent Bank and other companies consolidated on a line by line basis solely for fiscal purposes are eliminated from the Consolidated Financial Statements.

Financial statements used for consolidation

The financial statements used for the line by line consolidation process are those prepared as of 31 December 2003, as approved by the boards of the subsidiaries concerned. They have been adjusted, where necessary, for consistency with Group accounting policies. The financial statements of companies operating in the financial leasing sector used for consolidation purposes were prepared using the financial lease method, which is essentially consistent with Group accounting policies.

Investments with no controlling interests have been valued according to the net equity method, made on the basis of the latest or draft financial statements available.

Audit of the consolidated financial statements

The consolidated financial statements and those of the Parent Bank, have been subjected to an audit by PricewaterhouseCoopers S.p.A., in accordance with the shareholders’ resolution dated 28 April 2000, which appointed the firm as auditors for the 2001/2003 three-year period.

Comparison with the Quarterly Report as of 31 December 2003

The Consolidated Financial Statements, prepared using the final accounting information of the Parent Bank and its subsidiaries, include a number of changes compared with the Quarterly report as of 31 December 2003, which was presented on 13 February 2004 and which provided advance information concerning the Group’s results for the year end.

The differences however are not significant and do not alter the substance of the report already published. They relate primarily to:

•                  the completion of the reconciliation process, by more precise elimination of intercompany transactions which is essentially reflected in net commissions, other administrative costs and other net income;

•                  the changes to valuation at equity of investments with no controlling interests, following the availability of more recent figures;

•                  the more timely recording of some revenues of an extraordinary nature;

•                  the monetary revaluation of real estate by some subsidiaries (see Part B – Sections 4 and 8). This revaluation led to an increase in the consolidated revaluation reserves of 54 million euro;

•                  the recalculation of the tax effect on the above changes.

Part A – Accounting policies

SECTION 1 - DESCRIPTION OF ACCOUNTING POLICIES

The consolidated financial statements as of 31 December 2003 have been prepared using the same accounting policies as those adopted for the consolidated financial statements as of 31 December 2002.

1. Loans, guarantees and commitments

Loans

Loans, comprising principals not yet due and principals and interest due but not yet collected, are stated at their estimated realizable value, taking into account the solvency of borrowers in difficulty and any debt-servicing problems faced by individual industrial sectors or the countries in which borrowers are resident. The assessment performed also takes into consideration any guarantees received, market prices and negative market trends involving the consistent loan categories. Estimated realizable value is determined following a detailed review of outstanding loans, taking into consideration the degree of risk associated with the various forms of lending and the risk of default inherent in loans that are currently performing normally. The estimated realizable value of doubtful loans (non-performing, problem and restructured loans, loans being restructured) takes into consideration not only the likelihood of eventual recovery, but also any total or partial failure to generate income and delayed repayments.

In detail:

•                  non-performing loans: loans to borrowers in a state of insolvency or similar, are valued on a case-by-case basis;

•                  problem loans: loans to borrowers suffering temporary difficulties which are likely to be overcome in an acceptable period of time, are valued on a case-by-case basis;

•                  restructured loans: loans for which a pool of banks (or a single bank) reschedules the repayment of principal or re-negotiates the applicable terms at lower-than-market rates, are valued on a case-by-case basis;

•                  loans being restructured: loans for which the borrower has applied for consolidation to a variety of banks within the past 12 months, are valued on a case-by-case basis;

•                  loans exposed to “country risk”: loans not guaranteed to borrowers resident in countries with debt-servicing difficulties, are normally adjusted on a general basis, from country to country, by applying writedown percentages that are not lower than those specified by the banking association. Exceptions are made for certain positions which are valued taking into account the level of risk covered by underlying guarantees. These loans do not include specific positions which, on the basis of an objective state of insolvency, are classified in the previous risk categories;

•                  performing loans: loans to borrowers who, at this time, do not present specific insolvency risks are valued on a general basis. Loans acquired from third parties for the purpose of investment, or rather with the intent of holding them in portfolio up to their expiry in order to maximize the financial profit of the investment, are classified at purchase cost; any difference between the price paid for the investment and the nominal value or reimbursement is reflected in the statement of income to adjust the interest relating to the loans acquired, according to the residual duration of the loans and on the basis of the accruals principle. General adjustments to other performing loans are calculated by the individual subsidiaries on the basis of historical/statistical methods used to determine the deterioration of loans which are considered to be effectively incurred, but the amount of which is not known at the moment of evaluation.

The historical/statistical method used by the Parent Bank and by the other bank networks of the Group, is organized as follows:

1.               at the end of the period an estimate is made of the performing loans which, based on the movements over the last five years, are expected to become doubtful loans during the next year;

2.               the calculation of the potential losses likely to be incurred on the aggregate of point 1, is determined assuming that the loss percentage on performing loans transferred to doubtful loans is in line with the average loss observed over the last five years;

3.               the results of the historical statistical method are, for the purpose of back-testing with the aim of confirming the effectiveness and accuracy of the method, compared with the ratings used to monitor and control credit risks on the basis of risk management methods.

The “expected losses” resulting from a reasoned comparison of the risk management models, constitute the parameter of reference utilized to calculate the “general reserve” destined to cover the default risk on performing loans. This calculation is aligned to what is assumed to be a fair value, determined also considering specific factors pertaining to the portfolio and to valuations of the expected evolution of the economic cycle.

For the purpose of classifying loans as being non-performing, problem, restructured or exposed to country-risk, reference is made to current Bank of Italy regulations on the subject, integrated by internal instructions which establish more restrictive rules and criteria for the transfer of loans within the various risk categories.

The operating structures classify doubtful loans under the coordination of the central departments responsible for the supervision of credit control.

Following a review by the central departments responsible for the control and recovery of loans, the resulting estimated realizable values are formally approved by the committees and other levels within the organization empowered to make such decisions.

Default interest accrued during the period is eliminated from the statement of income since, for the sake of prudence, collection is considered wholly unlikely.

Writedowns, both specific and general, are made by an adjustment to reduce the value of the asset recorded in the balance sheet on the basis of the aforementioned criteria. The original values may be reinstated by means of writebacks, when the reasons for such writedowns cease to apply.

As regards the method used to calculate the discounting adjustments, they have been determined to reflect the difference between:

•                  the estimated realizable value;

•                  and the net present value of future financial flows (principal and interest).

The current value of financial flows is determined by reference to expected cash receipts, the timing of such receipts and the applicable discounting rate.

The timing and extent of expected cash receipts are determined on the detailed calculations provided by the departments responsible for loan evaluation and, where these are unavailable, using estimates and general statistics deriving from internal historical data and studies of the business sectors concerned.

With regard to the discounting rate, as of 31 December 2003, the Parent Bank used the average reference rate of 4.7%, determined as the appropriate approximate average performance at the date of inception of the doubtful loan portfolio and calculated on the basis of the contractual rates actually applied by the Parent Bank on medium-long term loans (fixed and floating rate) and on short term loans (floating rate). Considering the need to simplify and reduce data processing costs, it is deemed that such average rate is sufficiently approximate to the result which would have been obtained had current contractual rates been applied to transactions now classified as doubtful loans. A similar approach has been adopted by subsidiaries, using reference rates appropriate to the markets concerned, for foreign companies.

The posting of value adjustments due to actualization means that there will be writebacks to discounted loans: in fact, the mere passage of time, with the consequent approach of the expected collection deadlines, implies an automatic reduction in the implicit financial charges previously deducted from the value of the loans.

Loans for which the Group acquired protection against the risk of non-performance as part of derivative contracts (“buyer protection”) continue to be booked in the financial statements among loans secured by personal guarantees.

Loans deriving from financing and deposit contracts

These are recorded at the amount disbursed. Loans backed by discounted notes, acquired within the scope of lending activities, are recorded in the financial statements at their nominal value, while the portion pertaining to future years is recorded among deferred income.

Repurchase agreements on securities and securities lending

Repurchase agreements on securities that require the holder to resell securities when the agreement matures are treated as lending transactions. The amounts disbursed in this way are therefore recorded as loans. Income from lending, comprising interest coupons on securities and the differential between the spot and forward prices for such securities, is recorded on an accruals basis as interest in the statement of income.

Transactions involving the loan of securities guaranteed by funds freely available to the lender, are treated in the same way as repurchase agreements on securities. Securities loaned, not guaranteed by sums of money, are recorded in the financial statements as a combination of two functionally-linked transactions, of assets or liabilities against deposits or loans. These transactions are essentially the same as repurchase agreements, therefore the securities loaned remain in the portfolio of the lender.

Finance leases

Lease transactions are recorded using the lease accounting methodology, which states lease contracts and transactions in such a way as to disclose their economic substance. This approach, which recognizes the financial nature of lease transactions, treats the excess of total lease payments over the cost of the related asset as interest income. Such income is credited to the statement of income according to the residual outstanding principal and the pre-determined rate of return, also taking into consideration the end-of-lease purchase value of the asset. Accordingly, the balance of loans under finance leases reported in the financial statements essentially represents the outstanding principal on loans to customers and installments due but not yet collected.

Guarantees and commitments

Guarantees and commitments giving rise to credit risk are recorded at the total value of the exposure, and are valued applying the same criteria as those used for loans. Expected losses in relation to guarantees and commitments are covered by the related reserve. Commitments include exposures to underlying borrowers for credit derivatives for which the Group has taken over the credit risk (“seller protection”).

Credit derivatives

Hedging sales – Credit derivatives which involve hedging sales are recorded to caption 20 “commitments” according to their notional value. If payment of a fixed amount is expected, the amount recorded is that of the final sum established by the contract.

Hedging purchases – Credit derivatives which involve hedging purchase are booked to the underlying asset among loans secured by personal guarantees.

Credit derivatives are classified as belonging to the dealing portfolio (“trading book”) when the bank is holding them for trading. Derivatives on loans not included in the trading book are classified to the banking book.

Credit derivatives belonging to the trading book are valued individually, taking into consideration the credit and market risk inherent in the contracts.

Credit derivatives belonging to the banking book are valued:

•                  at cost adjusted to take into account any permanent losses in value, in the case of contracts which involve hedging sales;

•                  in a consistent manner with the underlying asset object of the protection, for contracts which involve hedging purchase.

The premium paid or collected on contracts belonging to trading book is recorded among premiums for options (caption 150 under assets and caption 50 under liabilities of the balance sheet).

Contracts belonging to banking book are recorded as commission income or expense entries according to whether the amount is collected or paid (respectively captions 40 and 50 of the statement of income).

2. Securities and off-balance sheet transactions (other than foreign currency transactions)

2.1.Investment securities

Investment securities due to be held by the Group over the long term with a view to stable investments are valued at “the average daily cost”, adjusted to reflect accruals for the year of issue and dealing discounts (the latter being the difference between the purchase price and the related redemption price, net of issue discounts yet to mature).

Such securities are written down to reflect any lasting deterioration in the solvency of the issuers and the ability of the related nations to repay debt. Investment securities may also be written down in consideration of the market trend in accordance with the first subsection of Art. 18 of D. Lgs. 87/92. The original value is reinstated if the reasons for any writedowns cease to apply.

2.2. Dealing securities

Securities held for dealing and treasury purposes are stated at their “average daily cost”, adjusted to reflect accrued issue discounts. They are valued as follows:

•                  securities quoted in organized markets: the official price quoted on the last trading day of the year;

•                  securities not quoted in organized markets: at the lower between cost and market value. The latter value is estimated via the discounting of future financial flows, applying the market rates, as at the time of valuation, for similar type of instruments and the creditworthiness of the issuer. Where possible, the estimates are compared with quoted securities with similar financial characteristics. The original value of dealing securities is reinstated when the reasons for any writedowns cease to apply. Unquoted securities which are economically linked to derivative contracts are valued at market price, consistent with the valuation of the contracts concerned.

Securities held for dealing purposes include securities issued by Group companies which were purchased on the market and held for negotiation purposes.

Any transfers between investment security and dealing security portfolios are made on the basis of the value resulting from the application - at the time of the transaction - of the valuation policies for the portfolio of origin; the related economic effects are reported in caption 60 “Profits and losses from financial transactions” if the portfolio of origin is a dealing portfolio, and in caption 150 “Adjustments to fixed financial assets” if the portfolio of origin is an investment portfolio. Securities transferred and still held at year-end are valued using the method applicable to the destination portfolio.

Commitments to buy or sell for security transactions to be settled

Commitments to buy are valued on the basis applicable to the destination portfolio. The value of commitments to sell, on the other hand, takes into consideration the contractual forward sale price.

3. Equity investments

Equity investments which are neither consolidated on a line by line basis nor valued at equity, are stated at cost, increased to reflect past revaluations at the time the company was transformed and the effect of mergers, determined on a LIFO basis with annual increments. Cost is written down to reflect any permanent losses in value, taking into account any reductions in the equity value of the companies concerned and in the trend in exchange rates for those investments held at historical rates. The original value of equity investments is reinstated if the reasons for any writedowns cease to apply.

Equity investments may also be written down in consideration of the market, in accordance with the first subsection of Art. 18 of D. Lgs. 87/92.

With reference to investments held in Isveimer and in Sga, any charges which the Parent Bank may be called on to bear to cover losses incurred by companies will be covered through measures taken in accordance with Law 588/96, accomplished with the procedures provided by the Ministerial Decree of 27 September 1974, as revealed in Part B, Section 9 of these notes.

Dividends from investments that are not subject to line by line consolidation or valued at equity are recorded, together with the related tax credits, when the tax credit becomes collectible, usually in the year in which dividends are collected.

4. Foreign currency assets and liabilities (including off balance sheet transactions)

Assets and liabilities denominated in foreign currency

Assets and liabilities denominated in foreign currencies, or indexed to foreign exchange movements, as well as financial fixed assets funded in foreign currencies or indexed to foreign exchange movements, are valued using spot exchange rates applicable at year end. Equity investments denominated in foreign currencies subject to local exchange control restrictions (non-convertible currencies) stated in currencies other than those of use, and those not fully or partially covered with a deposit in the currency of denomination of the investment are stated, with regard to the part financed in currencies other than those of use, at the historical rates of exchange applying at the time of acquisition.

Foreign currency costs and revenues are stated at the exchange rates applying at the time of the transaction.

Unsettled spot and forward currency transactions

Unsettled spot and forward currency transactions carried out for hedging purposes are valued in the same way as the assets and liabilities being hedged, whether they are recorded on or off the balance sheet.

Transactions not carried out for hedging purposes are valued:

•                  at year-end spot exchange rates, in the case of spot transactions still to be settled;

•                  at period-end forward exchange rates for maturity dates corresponding with that of the transactions being valued, in the case of forward transactions.

The effect of these valuations is debited or credited to the statement of income.

5. Tangible fixed assets

Tangible fixed assets are stated at purchase cost, including related charges and the cost of improvements. In certain cases, purchase cost may have been restated on transformations, at the time of mergers or as a result of applying monetary revaluation laws.

Operating assets are depreciated on a straight-line basis over their residual useful lives. Tangible fixed assets are written down in cases where there is a permanent loss in value, regardless of how much depreciation has already been accumulated. The value of such assets is reinstated in future accounting periods if the reasons for any writedowns no longer apply.

Costs for ordinary maintenance and repairs which do not determine increased utility and/or useful life are expensed in the year they are incurred.

6. Intangible fixed assets

Intangible fixed assets are stated at purchase or production cost, including related charges, and amortized over the period they are expected to benefit, as described below:

•                  start-up costs and other deferred charges are amortized, generally on a straight-line basis, over five years;

•                  costs incurred for the purchase of software or for its development, using external resources, are generally amortized on a straight-line basis, over three years, taking into account the expected residual period of utilization.

7. Other assets

Own shares

Own shares are valued according to the purposes for which they are held. In particular, they are valued at cost, determined using the “average daily cost” method, if they are classed as long-term investments. For this purpose own shares, used to complete strategic deals which require their availability, are considered long-term investments (e.g. share exchanges as part of the acquisition of equity investments, co-operation agreements and other corporate finance deals).

Instead, own shares are stated at their market value corresponding to the “official quotation of the year-end closing date” if they are held for a dealing portfolio, since they are available for sale or destined for share incentive or stock option plans.

Stock option plans

Stock incentive plans approved by the Parent Bank, which do not include the assignment of own shares, consist in the assignment of rights to underwrite increases in capital against payment. Considering that neither Italian regulations nor Italian accounting policies provide specific instructions to such effect, the booking of these plans takes place through the registration, at the time of underwriting, of the increase in capital with related additional payments.

8. Payables

Payables are stated at their nominal value. The difference between the nominal value of loans received, or securities placed, and the amount actually received, is recorded in the financial statements among deferrals and released to the statement of income on an accruals basis, in accordance with the repayment plan implicit in the funding transaction. Zero-coupon securities are stated at their issue price plus accrued interest. Consistent with the policies described above, repurchase agreements, that require the holder to resell the securities acquired when the agreement matures, are recorded among payables, as well as securities borrowing transactions.

Funding repurchase agreements on securities issued by Group companies are not reported on the above basis if they are arranged by the issuing company concerned. In this case, they are recorded as securities issued with a forward repurchase commitment.

9. Provisions for termination indemnities

The provisions for termination indemnities represents the liability to each employee at period-end, accrued in accordance with current legislation and payroll agreements.

10. Provisions for risks and charges

Provisions for risks and charges cover known or likely liabilities whose timing and extent cannot be determined at period-end or at the time the financial statements are prepared.

Pensions and similar commitments

The pension fund, qualifiable as an “internal” pension fund, is set up to cover charges linked with integration of the pension paid to the former staff from some companies of the former Cardine Group entitled to such payment integration (Cassa di Risparmio di Venezia, Friulcassa, Cassa di Risparmio in Bologna and Banca Popolare dell’Adriatico). The potential liability arising in this connection is assessed at period-end on the basis of independent actuarial appraisals, in order to determine the provisions to technical reserves needed to cover future pensions. A similar fund has been set up by Cassa dei Risparmi di Forlì (a proportionally consolidated company).

Provisions for taxation

The provisions for taxation cover deferred taxes, income taxes and the tax on business activities, including those charged on units operating abroad. The provisions also take into consideration current and potential disputes with the tax authorities.

Income taxes are estimated prudently on the basis of the tax charges for the year, determined in relation to current tax legislation.

Deferred taxation, determined according to the so called “balance sheet liability method”, reflects the tax effect of temporary differences between the book value of assets and liabilities and their value for tax purposes, which will lead to taxable and deductible amounts in future years. To this end, taxable temporary differences are defined as those which will give rise to taxable income in future years (deferred capital gains, for example); while deductible temporary differences are defined as those which will give rise to deductible amounts in future years (such as provisions and costs that can be deducted for tax purposes over a period of years, e.g. general loan writedowns in excess of the fiscally deductible amount).

Deferred tax liabilities are calculated by applying to each consolidated company the effective expected tax rate on taxable temporary differences likely to generate a tax burden. Deferred tax assets are calculated on deductible temporary differences if these are likely to be recovered.

The deferred taxation on equity reserves that will become taxable “however used” is charged against shareholders’ equity. Deferred taxation relating to revaluations arising on conversion to the euro, credited to a specific reserve that will become taxable pursuant to Art. 21 of D. Lgs. 213/98, is charged directly against this reserve.

No provision is made for the Parent Bank’s reserves subject to taxation only in the event of distribution. This is because such reserves are allocated to accounts that are not available for distribution and because the events which would give rise to such taxation are not expected to occur.

Deferred taxation on shareholders’ equity items of consolidated companies is not booked if it is unlikely that any liability will actually arise, bearing in mind the permanent nature of the investment.

Deferred tax assets and liabilities relating to the same kind of tax, applicable to the same entity and expiring in the same period, are offset against each other.

Deferred tax assets are booked to the assets side of the balance sheet under caption 150 - Other assets - offset against income tax. Liabilities for deferred taxes are booked to the liabilities side of the balance sheet under sub-caption 80.b - Taxation - and are also offset against income tax.

If the deferred tax (asset or liability) relates to transactions directly involving shareholders’ equity without affecting the statement of income, it is debited or credited to shareholders’ equity.

Other provisions

The provision for guarantees and commitments covers losses on guarantees given and, more generally, the contingencies associated with the Group’s guarantees and commitments, and the exposures to credit derivatives for which the Group has taken over the credit risk (seller protection).

The provision for other risks and charges covers estimated incurred losses arising from legal disputes, including repayments claimed by the receivers of bankrupt customers. It also covers probable charges in connection with guarantees given on the sale of equity investments, the Group’s commitment to support the Interbank Deposit Guarantee Fund, the renegotiation of subsidized home mortgage loans (Law 133/99 and that dictated by Budget Law 2001) and unsubsidized fixed rate mortgages (Law Decree 394 dated 29 December 2000, converted to Law 24 dated 28 February 2001), and other connected charges and contingent liabilities.

The “provisions for other personnel charges” mainly comprise:

•                  provisions made by the Parent Bank and by SANPAOLO Banco di Napoli S.p.A., on the basis of an independent actuarial report, in order to cover the technical deficit of the Supplementary Pension Fund, an independent fund which supplements the compulsory pension fund, as well as accruals for other welfare and social contributions;

•                  provisions made on a mathematical/actuarial basis to set up the technical reserve needed to cover long-service bonuses payable to employees.

•                  provisions made to cover discretional bonuses to employees and other contingent liabilities, including those connected with staff leaving incentives.

11. Other aspects

Reserves for general banking risks

These reserves cover general business risks and, as such, forms part of shareholders’ equity in compliance with international supervisory standards and Bank of Italy instructions.

Accruals and deferrals

Accruals and deferrals are recognized in accordance with the matching principle.

Derivatives on currency, securities, interest rates, stockmarket indices and other assets

Derivative contracts are valued individually using the methods applicable to the portfolio concerned (hedging contracts and non-hedging contracts). The valuation criteria of derivative contracts are also applied to incorporated derivatives which represent the components of hybrid financial instruments and include both derivative and host contracts. To this end, incorporated derivative contracts are separate from host contracts and are valued on the basis of the rules of host contracts.

The values determined are recorded separately in the balance sheet without off-setting assets and liabilities. Agreements between the parties to off-set reciprocal receivables and payables in the case of default by one of the counterparts (“master netting agreements”) are not relevant for disclosure purposes, but are taken into consideration when assessing the counterparty’s credit risk.

The values determined by the contract valuation process (hedging and non-hedging) are adjusted on a case-by-case or a general basis, where appropriate, in order to reflect any lending risk (counterparty and/or country risk) inherent in the contracts.

Hedging contracts

These are entered into with the aim of protecting the value of individual assets or liabilities, as well as any groups of assets or liabilities, on or off the balance sheet, from the risk of market fluctuations. In the case of off-balance sheet items, the hedging objective is achieved via the use of asset and liability management techniques. A transaction is considered to be a hedge in the presence of the following documented conditions:

a)              intent to enter into a hedge;

b)             high degree of correlation between the technical and financial characteristics of the assets or liabilities hedged and those inherent in the hedging contract.

If just one of the conditions above ceases to apply, then the contract is re-qualified as “non-hedging”.

Hedging derivatives are valued on a basis consistent with the assets and liabilities being hedged. The related procedures for presentation in the financial statements are summarized below:

Balance sheet: the period element of differentials earned on contracts hedging the risk of fluctuations in the rates of interest on interest earning/bearing assets and liabilities is classified among “Accrued income” and/or “Accrued expenses”. The element of differentials payable in future years on forward rate agreements hedging the interest arising from interest earning/bearing assets and liabilities is classified among “Prepaid expenses” and/or “Deferred income”. The market value (net of any accruals) of contracts hedging the risk of price fluctuations in dealing transactions, as well as the effect of valuing contracts hedging the exchange risk on lending and funding activities (principal portion) using year-end spot exchange rates, are classified among “Other assets” and/or “Other liabilities”. Contracts hedging investment securities or total loans and deposits are valued at cost.

Statement of income: where derivative contracts are intended to hedge the risk of fluctuations in the rates of interest on interest earning/bearing assets and liabilities, the differentials accrued will form part of net interest income on an accruals basis. If the derivative contract hedges the risk of market price or exchange fluctuations (principal portion), then the revenues or costs generated (with the exception of the differentials earned) are treated as “Profits (losses) on financial transactions”. More specifically, differentials and margins earned on derivative contracts hedging dealing securities are treated as interest if they relate to multiple-flow contracts (e.g. IRS) or to single-flow contracts where the duration of the underlying asset is less than one year (e.g. FRA); but as profits and losses from financial transactions, if they relate to single-flow contracts where the duration of the underlying asset is more than one year (e.g. futures and options).

Non-hedging contracts

These are valued as follows:

Contracts on securities, interest rates, stockmarket indices and other assets: contracts quoted in organized markets are stated, assessed at their market value on the last day of the period. Contracts linked to reference indicators subject to official observation are stated on the basis of their financial value (replacement cost), determined with reference to the market quotations for those indicators on the last day of the period. Other contracts are valued with reference to other elements determined on an objective and consistent basis.

Foreign currency derivatives: these are stated using the forward exchange rates ruling at period-end for the maturity dates of the transactions subject to valuation.

The related procedures for presentation in the financial statements are summarized below:

Balance sheet: the amounts determined from the valuation of non-hedging contracts are classified as “Other assets” or “Other liabilities”.

Statement of income: the economic effects of non-hedging derivative contracts are classified as “Profits (losses) from financial transactions”. The structure of this caption, according to the sectors of the financial instruments being traded (securities, currency, other financial instruments) and to the nature of income/charges which they generate (valuations or not), is illustrated in a specific table in the Explanatory Notes.

Internal deals

The Parent Bank and the subsidiary Banca IMI have adopted an organizational structure based on specialized trading desks that have exclusive authorization to deal in specific derivatives. The arrangement is based mainly on the goals of efficiency (lower transaction costs), improved management of market and counterparty risks, and the optimal allocation of specialized human resources. These desks manage portfolios consisting of various types of derivatives and, sometimes securities and operate within defined limits of net risk.

The desks serve as counterparties to other desks that are not authorized to deal in the market (but which are autonomous from an accounting point of view), by means of internal deals in derivatives at market prices.

With regard to the accounting treatment of internal deals and their effect on income, it should be noted that:

•                  internal deals involving derivatives held in specialized desk portfolios are stated at market value when entered into for negotiation/dealing purposes;

•                  internal deals involving derivatives held in non-specialized desk portfolios are treated on a basis consistent with the assets or liabilities being hedged (for example, at market value if they hedge listed dealing securities and at cost if they hedge investment securities and/or deposits).

Settlement date

Security and currency transactions, deposits, interbank operations and the bills portfolio are recorded with reference to their settlement dates.

SECTION 2 - ADJUSTMENTS AND PROVISIONS RECORDED FOR FISCAL PURPOSES

2.1 Adjustments to value recorded solely for fiscal purposes

Adjustments recorded by the Parent Bank and consolidated companies in their statutory financial statements solely for fiscal purposes, have been reversed upon consolidation.

The Group has not recorded any adjustments solely for fiscal purposes during the year, with the exception of the adjustment made by the Parent Bank on the stake IMI Investimenti, but eliminated from the consolidated financial statements as it is now consolidated on a line by line basis.

2.2 Provisions recorded solely for fiscal purposes

Provisions recorded by consolidated companies in their statutory financial statements solely for fiscal purposes, have been reversed upon consolidation.

Provisions for probable loan losses made in accordance with tax laws by the subsidiary Banca OPI S.p.A. for 68 million euro have been eliminated from the consolidated statement of income for the year.

Part B – Information on the consolidated balance sheet

SECTION 1 - LOANS

The Group’s loan portfolio is analyzed below by type of counterparty:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Due from banks (caption 30)	22,278	21,744	22,000
Loans to customers (caption 40) (*)	124,599	124,177	126,701
Total	146,877	145,921	148,701

(*)       The amount includes 1,042 million euro of loans to Società per la gestione delle attività S.p.A. (Sga). (see Section 5 – “Other assets”) of which 1,013 million euro (1,252 million euro as of 31 December 2002) disbursed under Law 588/96.

Due from banks (caption 30)

Amounts due from banks include:

Detail of caption 30 “due from banks” (Table 1.1 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Deposits with central banks	514	474
b) Bills eligible for refinancing with central banks	—	—
c) Finance leases	—	—
d) Repurchase agreements	10,050	11,500
e) Securities loaned	71	118

Deposits with central banks as of 31 December 2003 include the compulsory reserve of 422 million euro with the Bank of Italy and other foreign central banks (458 million euro as of 31 December 2002).

Loans to customers (caption 40)

Loans to customers, which are analyzed by technical form in the Report on Operations, include:

Detail of caption 40 “loans to customers” (Table 1.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Bills eligible for refinancing with central banks	1	18
b) Finance leases	4,593	4,266
c) Repurchase agreements	1,669	2,631
d) Securities loaned	25	13

“Secured loans to customers” are detailed as follows:

Secured loans to customers (Table 1.3 B.I.) (*)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Mortgages	33,152	31,588
b) Pledged assets:
1. cash deposits	626	706
2. securities (**)	4,017	4,705
3. other instruments	270	390
c) Guarantees given by:
1. Governments (***)	5,500	6,257
2. other public entities	565	401
3. banks	969	992
4. other operators	17,106	18,139
Total	62,205	63,178

(*)                               The values as of 31 December 2002 relating to personal guarantees have been classified to make them consistent with those as of 31 December 2003.

(**)                        Include repurchase and similar agreements guaranteed by underlying securities totaling 1,694 million euro (2,644 million euro as of 31 December 2002).

(***)                 Include 1,013 million euro of loans to Società per la gestione delle attività S.p.A. (Sga).

Loans to customers guaranteed by banks and other operators include 99 million euro of positions for which the Parent Bank purchased buyer protection against the risk of non-performance, by means of derivative contracts.

The loans to customers covered by guarantees included in the above table and those granted directly to Governments or other public bodies represent 61.0 % of total loans to customers (60.5% as of 31 December 2002).

Degree of risk in loan portfolio

The principal and interest elements of loans are stated at their estimated realizable value by applying the policies described in detail in Part A, Section 1 of these notes; the related writedowns are made by reducing the asset value of the loans concerned in the balance sheet.

The estimated realizable value of doubtful loans takes into account not only the likelihood of recovery, but also the total or partial lack of income generated and the delay in repayment. Total adjustments for discounting purposes as of 31 December 2003 amount to 221 million euro (272 million euro as of 31 December 2002).

Analysis of loans to customers

(Bank of Italy regulation 17.12.98)

	31/12/03			31/12/02
	(€/mil)			(€/mil)
	Gross exposure	Total adjustments	Net exposure	Gross exposure	Total adjustments	Net exposure
A. Doubtful loans	6,433	3,892	2,541	6,447	3,607	2,840
A.1 Non-performing loans	4,364	3,193	1,171	4,294	2,960	1,334
A.2 Problem loans	1,821	645	1,176	1,767	565	1,202
A.3 Loans in course of restructuring	24	3	21	35	4	31
A.4 Restructured loans	193	42	151	268	54	214
A.5 Unsecured loans exposed to country risk	31	9	22	83	24	59
B. Performing loans	123,069	1,011	122,058	124,854	993	123,861
Total loans to customers	129,502	4,903	124,599	131,301	4,600	126,701

Non-performing and problem loans include unsecured loans to residents of nations exposed to risk for a gross exposure of, respectively, 4 million euro and 13 million euro, and which have been written down by 4 million euro and 9 million euro, respectively.

Coverage of loans (*)

	31/12/03 (%)	31/12/02 pro forma (%)	31/12/02 (%)
Categories
Non-performing loans	73.2	69.3	68.9
Problem, restructured and in course of restructuring loans	33.9	30.0	30.1
Unsecured loans exposed to country risk	29.0	29.3	28.9
Performing loans (**)	0.9	0.9	0.9

(*)                               Index is defined as the ratio between accumulated adjustments on loans and the gross amount of such loans at year end.

(**)                        Total performing loans do not include loans to Sga (1,013 million euro), total adjustments include the reserve for probable loan losses (91 million euro).

Analysis of loans to banks

(Bank of Italy regulation 17.12.98)

		31/12/03			31/12/02
		(€/mil)			(€/mil)
		Gross exposure	Total adjustments	Net exposure	Gross exposure	Total adjustments	Net exposure
A.	Doubtful loans	46	16	30	77	25	52
	A.1 Non-performing loans	6	6	—	11	10	1
	A.2 Problem loans	1	1	—	—	—	—
	A.3 Loans in course of restructuring	—	—	—	—	—	—
	A.4 Restructured loans	—	—	—	—	—	—
	A.5 Unsecured loans exposed to country risk	39	9	30	66	15	51
B.	Performing loans	22,259	11	22,248	21,959	11	21,948
Total loans to banks		22,305	27	22,278	22,036	36	22,000

Non-performing loans include unsecured loans to residents in nations exposed to risk, held in portfolio by the Parent Bank, for a gross exposure of 4 million euro, written-down in full.

Non-performing loans (Table 1.4 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Non-performing loans (net amount in the financial statements including default interest)	1,171	1,335

Movements in gross doubtful loans to customers

(Bank of Italy regulation 17.12.98)	(€/mil)

Description / Categories	Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk
A. Gross exposure as of 01/01/03	4,294	1,767	35	268	83
A.1 of which: for default interest	641	88	—	—	—
B. Increases	1,334	1,778	37	69	—
B.1 inflows from performing loans	464	1,387	—	17	—
B.2 default interest	109	36	1	—	—
B.3 transfer from other categories of doubtful loans	554	97	28	37	—
B.4 other increases	207	258	8	15	—
C. Decreases	1,264	1,724	48	144	52
C.1 outflows to performing loans	23	323	—	38	27
C.2 write-offs	302	137	—	5	2
C.3 collections	462	674	11	34	21
C.4 disposals	81	1	—	1	—
C.5 transfer to other categories of doubtful loans	64	558	29	65	—
C.6 other decreases	332	31	8	1	2
D. Gross exposure as of 31/12/03	4,364	1,821	24	193	31
D.1 of which: for default interest	789	93	1	1	—

“Other increases” include the balance of 43 million euro (composed of 26 million euro for non-performing loans and 17 million euro for problem loans) relating to Cassa dei Risparmi di Forlì and to Inter-Europa Bank, which were included in the consolidation area during the year.

“Other decreases” include the balance of 245 million euro (composed of 244 million euro for non-performing loans and 1 million euro for loans exposed to country risk) relating to the non-consolidation of Banque Sanpaolo and its subsidiaries Sanpaolo Bail and Sanpaolo Mur, as well as Finconsumo Banca and its subsidiary FC Factor, which were not included in the consolidation area during the year.

Other decreases include receivables deriving from the sale of loans completed by subsidiaries for a total sale price of 83 million euro, of which 81 million euro refer to non-performing loans, 1 million euro to problem loans and 1 million to restructured loans. These receivables are carried in the financial statements for a total gross value of 241 million euro (of which 150 million euro for non-performing loans, 90 million euro for problem loans and 1 million euro for restructured loans) and for a total net value of 90 million euro (of which 88 million euro for non-performing loans, 1 million euro for problem loans and 1 million euro for restructured loans).

Movements in gross doubtful amounts due from banks

(Bank of Italy regulation 17.12.98)	(€/mil)

Description / Categories	Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk
A. Gross exposure as of 01/01/03	11	—	—	—	66
A.1 of which: for default interest	1	—	—	—	—
B. Increases	1	2	—	—	2
B.1 inflows from performing loans	—	—	—	—	—
B.2 default interest	—	—	—	—	—
B.3 transfer from other categories of doubtful loans	—	1	—	—	2
B.4 other increases	1	1	—	—	—
C. Decreases	6	1	—	—	29
C.1 outflows to performing loans	—	—	—	—	—
C.2 write-offs	—	—	—	—	—
C.3 collections	1	—	—	—	26
C.4 disposals	—	—	—	—	—
C.5 transfer to other categories of doubtful loans	3	—	—	—	—
C.6 other decreases	2	1	—	—	3
D. Gross exposure as of 31/12/03	6	1	—	—	39
D.1 of which: for default interest	—	—	—	—	1

“Other decreases” in loans exposed to country risk include 2 million euro relating to the non-consolidation of Banque Sanpaolo and its subsidiaries Sanpaolo Bail and Sanpaolo Mur, which were not included in the consolidation area during the year.

Movements in adjustments made to loans granted to customers

(Bank of Italy regulation 17.12.98)	(€/mil)

Description / Categories	Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk	Performing loans
A. Total adjustments as of 01/01/03	2,960	565	4	54	24	993
A.1 of which: for default interest	641	88	—	—	—	24
B. Increases	970	477	7	15	—	264
B.1 adjustments	670	347	3	10	—	238
B.1.1 of which: for default interest	109	36	1	—	—	10
B.2 use of reserves for probable loan losses	1	—	—	—	—	—
B.3 transfer from other categories of doubtful loans	230	121	3	4	—	11
B.4 other increases	69	9	1	1	—	15
C. Decreases	737	397	8	27	15	246
C.1 writebacks from valuations	72	33	1	5	5	26
C.1.1 of which: for default interest	—	—	—	—	—	—
C.2 writebacks of collections	123	52	—	2	—	25
C.2.1 of which: for default interest	28	10	—	—	—	4
C.3 write-offs	302	137	—	5	2	9
C.4 transfer to other categories of doubtful loans	36	164	6	14	5	144
C.5 other decreases	204	11	1	1	3	42
D. Total adjustments as of 31/12/03	3,193	645	3	42	9	1,011
D.1 of which: for default interest	789	93	1	1	—	19

“Other increases” include the balance of 24 million euro (composed of 16 million euro for non-performing loans, 4 million euro for problem loans and 4 million euro for performing loans) relating to Cassa dei Risparmi di Forlì and to Inter-Europa Bank, which were included in the consolidation area during the year.

“Other decreases” include the balance of 179 million euro (composed of 150 million euro for non-performing loans and 29 million euro for performing loans) relating to the non-consolidation of Banque Sanpaolo and its subsidiaries Sanpaolo Bail and Sanpaolo Mur, as well as Finconsumo Banca and its subsidiary FC Factor, which were not included in the consolidation area during the year.

Total adjustments as of 31 December 2003 include 221 million euro relating to the adoption of a policy for discounting doubtful loans. More specifically, writedowns for discounting purposes total 151 million euro on non-performing loans, 63 million euro on problem loans and 7 million euro on restructured loans and loans being restructured.

With reference to the more recent situations of default by important industrial groups, the Parmalat group loans have been classified as non-performing loans and recorded to the financial statements for around 33 million euro, after a writedown of 273 million euro, corresponding to around 90% of the gross exposure. The Cirio group loans (gross exposure of around 25 million euro) have also been classified as non-performing and are written-down almost in full.

Movements in adjustments made to loans granted to banks

(Bank of Italy regulation 17.12.98)	(€/mil)

Description / Categories	Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk	Performing loans
A. Total adjustments as of 01/01/03	10	—	—	—	15	11
A.1 of which: for default interest	1	—	—	—	—	—
B. Increases	1	2	—	—	2	—
B.1 adjustments	—	—	—	—	—	—
B.1.1 of which: for default interest	—	—	—	—	—	—
B.2 use of reserves for probable loan losses	—	—	—	—	—	—
B.3 transfer from other categories of doubtful loans	—	1	—	—	—	—
B.4 other increases	1	1	—	—	2	—
C. Decreases	5	1	—	—	8	—
C.1 writebacks from valuations	—	—	—	—	7	—
C.1.1 of which: for default interest	—	—	—	—	—	—
C.2 writebacks of collections	1	—	—	—	—	—
C.2.1 of which: for default interest	—	—	—	—	—	—
C.3 write-offs	—	—	—	—	—	—
C.4 transfer from other categories of doubtful loans	1	—	—	—	—	—
C.5 other decreases	3	1	—	—	1	—
D. Total adjustments as of 31/12/03	6	1	—	—	9	11
D.1 of which: for default interest	—	—	—	—	1	—

“Other decreases” in loans exposed to country risk include 1 million euro relating to the non-consolidation of Banque Sanpaolo and its subsidiaries Sanpaolo Bail and Sanpaolo Mur, which were not included in the consolidation area during the year.

Loans to customers and banks resident in nations exposed to country risk

(€/mil)

	Gross exposure
		of which: unsecured
Country	Total	book value	weighted value
Brazil	62	38	38
Venezuela	11	10	10
Russia	261	5	5
Argentina	73	4	3
Algeria	17	2	2
Angola	12	2	2
Serbia and Montenegro	4	2	2
Peru	2	2	2
Philippines	9	2	1
Costa Rica	2	2	—
Lebanon	19	—	—
Pakistan	12	—	—
Other	15	1	—
Total gross exposure	499	70	65
Total adjustments	18	18
Net exposure as of 31/12/03	481	52

For the purposes of these notes, the countries considered are those listed by the Italian Banking Association, for which, in the absence of specific guarantees, general adjustments have been made.

Adjustments to unsecured loans exposed to country risk have been made by applying the weighting criteria and the write-down percentages agreed industry-wide by the Italian Bankers’ Association, as mentioned above. Such writedowns are made to cover all of the losses that might arise from those events that are typical to “country risk”.

Secured loans, amounting to 429 million euro, are mainly insured by SACE or equivalent entities and by guarantees from banking operators in the OECD area. In addition, they comprise loans of 92 million euro granted by the Parent Bank to a prime customer resident in Russia, that are guaranteed by receivables deriving from supply contracts with leading West European companies. This collateral is deemed adequate to cover the credit risk. In compliance with Bank of Italy regulations, these loans are included in the calculation of country risk, which is deducted from the Bank’s capital for supervisory purposes.

Other information relating to loans

Information regarding the distribution of loans, by category of borrower, business sector, geographical area, currency and liquidity, is provided in Part B, Section 11 of these notes.

SECTION 2 - SECURITIES

Securities owned by the Group are analyzed as follows:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Treasury bills and similar bills eligible for refinancing with central banks (caption 20)	3,923	3,199	3,143
Bonds and other debt securities (caption 50)	18,588	15,592	16,822
Shares, quotas and other equities (caption 60)	2,747	2,584	2,595
Total	25,258	21,375	22,560

“Treasury bills and similar bills eligible for refinancing with central banks” represent securities which may be used for refinancing purposes on condition that they are not subject to restrictions deriving from other transactions.

Investment securities

Securities recorded in the consolidated financial statements include those which will be held long term by Group companies and declared as such in their financial statements. The investment securities portfolio is analyzed as follows:

Investment securities (Table 2.1 B.I.)

	31/12/03		31/12/02
	(€/mil)		(€/mil)
	Book value	Market value	Book value	Market value
1. Debt securities
1.1 Government securities
• quoted	2,153	2,216	1,193	1,273
• unquoted	—	—	—	—
1.2 Other securities
• quoted	139	143	731	749
• unquoted	585	599	965	980
2. Equities
• quoted	—	—	—	—
• unquoted	58	58	8	8
Total	2,935	3,016	2,897	3,010

The comparison between the market value and the value entered in the financial statements reveals net unrealizable gains, for the Parent Bank and some subsidiaries, for 1 million euro on securities not covered by derivative contracts and for 80 million euro on hedged securities. The evaluation of related derivative contracts reveals potential losses for 62 million euro (including 30 million euro for operations entered into with Group companies operating on financial markets within their brokerage activity).

“Other securities”, quoted and unquoted (724 million euro), mainly include securities held by the Parent Bank for 451 million euro and by foreign subsidiaries for 152 million euro. These securities also include investments made during the year by Banca Fideuram S.p.A. in insurance policies issued by Fideuram Vita dedicated to plan the fidelization of the financial planner network (119 million euro).

In more detail, the aforementioned 724 million euro refer to investments in securities in foreign Governments and public entities amounting to 111 million euro while, in addition to the aforementioned insurance policies (119 million euro), other investments in securities amounting to 613 million euro mainly include securities issued by leading companies in the European Union and in other industrialized countries (442 million euro), particularly the United States and Singapore, as well as International Organizations (72 million euro).

“Equities” only comprise units in mutual funds mainly included in the investment portfolios of Sanpaolo IMI Private Equity group.

Changes in investment securities during the year (Table 2.2 B.I.)	(€/mil)

A. Opening balance	2,897
B. Increases
B1. purchases	1,383
B2. writebacks	2
B3. transfers from dealing portfolio	3
B4. other changes	76
C. Decreases
C1. sales	510
C2. redemptions	177
C3. adjustments	8
of which:
long-term writedowns	7
C4. transfers to dealing portfolio	80
C5. other changes	651
D. Closing balance	2,935

“Transfers from dealing portfolio” at subcaption B3 refer to transfers by a foreign subsidiary.

Subcaption B4. “Increases – other changes” includes 25 million euro which refers to the effect of the consolidation of the Inter-Europa Bank Group and the Eptaconsors Group (included in the consolidation area during the year), 14 million euro exchange gains on securities denominated in foreign currency and 19 million euro gains from dealings.

Subcaption C5. “Decreases – other changes” includes 531 million euro which refers to the effect of the non-consolidation of Banque San Paolo and Finconsumo Banca (excluded from the consolidation area during the year), 91 million euro exchange losses on securities denominated in foreign currency and 6 million euro losses from dealings.

In addition, subcaptions B4 and C5 also include accrued issue and dealing discounts.

Disposals, mainly made by the Parent Bank in the context of the redefinition of investment portfolio following the merger operations concluded in 2002 (399 million euro), led to the recording net extraordinary income of 13 million euro.

The “adjustments in value” at subcaption C3., of 8 million euro, refer mainly to losses in value of a long-term nature (7 million euro). The writedowns recorded were mainly calculated on the negative trend in the conditions of solvency of borrowers in relation to securities or collaterals. When determining the adjustments, the prices agreed for the securities disposed of at the beginning of 2004 were considered, as well as the prices supplied by the arrangers for the issues remaining in portfolio.

Subcaption C4. “Transfers to dealing portfolio” refers to transfers made by the Parent Bank and by a foreign subsidiary in connection with changes to the local regulatory framework.

The positive net differences between reimbursements and book values (issue and dealing discounts) total 4 million euro and have been booked to the statement of income on the basis of the accruals principle. More specifically, the Parent Bank and other foreign subsidiaries show positive differences for, respectively, 3 million euro and 1 million euro.

It should be noted that movements in the investment portfolio are carried out by Group companies on the basis of resolutions passed by the Board of Directors and within the limits set by them.

Dealing securities

Dealing securities, held for treasury and negotiation purposes, are analyzed as follows:

Dealing securities (Table 2.3 B.I.)

	31/12/03		31/12/02
	(€/mil)		(€/mil)
	Book value	Market value	Book value	Market value
1. Debt securities
1.1 Government securities
• quoted	9,600	9,600	7,248	7,248
• unquoted	40	40	43	43
1.2 Other securities
• quoted	3,407	3,409	4,234	4,236
• unquoted	6,587	6,608	5,551	5,575
2. Equities
• quoted	2,443	2,448	2,426	2,429
• unquoted	246	246	161	162
Total	22,323	22,351	19,663	19,693

In the reclassified consolidated financial statements, the dealing securities portfolio also includes 34 million euro in SAN-PAOLO IMI S.p.A. shares in the portfolio of the Parent Bank.

Gains shown in the table for other quoted debt securities and other equities quoted refer to values quoted on small East European markets characterized by limited liquidity. These gains are not reflected in the statement of income.

Changes in dealing securities during the year (Table 2.4 B.I.)	(€/mil)

A. Opening balance	19,663
B. Increases
B1. purchases	409,264
• debt securities	376,499
• Government securities	259,441
• other securities	117,058
• equities	32,765
B2. writebacks and revaluations	143
B3. transfers from investment portfolio	259
B4. other changes	1,811
C. Decreases
C1. sales and reimbursements	405,490
• debt securities	372,678
• Government securities	256,724
• other securities	115,954
• equities	32,812
C2. adjustments	89
C3. transfers to investment portfolio	3
C5. other changes	3,235
D. Closing balance	22,323

Subcaption B4. “Increases – other changes” includes 171 million euro which refers to the effect of the consolidation of the Eptaconsors Group, the Inter-Europa Bank Group and Cassa dei Risparmi di Forlì (included in the consolidation area during the year).

Subcaption C5. “Decreases – other changes” includes 202 million euro which refers to the effect of the non-consolidation of Banque Sanpaolo Group (excluded from the consolidation area during the year).

“Transfers from dealing portfolio” include 179 million euro of equities reclassified from the investment portfolio in respect of their intended disposal.

Other information relating to securities

The composition of the securities portfolio is analyzed by geographical area, currency and liquidity in Part B, Section 11 of these notes.

SECTION 3 - EQUITY INVESTMENTS

Equity investments, reported in asset captions 70 and 80 of the balance sheet, are analyzed as follows:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Equity investments (caption 70)	3,442	3,147	3,224
Investments in Group companies (caption 80)	1,130	1,025	840
Total	4,572	4,172	4,064
• significant investments carried at equity (Table 3.1 B.I.)	1,775	1,374	1,266
• other equity investments carried at cost	2,797	2,798	2,798

Significant investments

Significant investments held by the Group, being those in subsidiary companies or in companies subject to significant influence, as defined in articles 4 and 19 of D.Lgs. 87/92, are indicated in the table below:

Significant investments (Table 3.1 B.I.)

			Type of	sharehold-	Income /			Voting rights	consolidat-
			relation-	ers’ equity	Loss			at share-	ed book
		Registered	ship	(€/mil)	(€/mil)	Ownership		holders’	values
Name		offices	(*)	(**)	(**)	Held by	%	meeting %	(€/mil)
A.	Companies consolidated on a line by line and proportional basis

SANPAOLO IMI S.p.A. (Parent Bank)		Turin		10,346	824	—	—	—	—

A1	Companies consolidated on a line by line basis

1	Alcedo S.r.l.	Padua	1	—	—	Sanpaolo IMI	100.00	100.00	XXX
						Private Equity
2	Banca Comerciala Sanpaolo IMI Bank Romania S.A. (former West Bank S.A.)	Romania	1	7	-3	Sanpaolo IMI	97.86	97.86	XXX	(A)
3	Banca Fideuram S.p.A.	Rome	1	950	168	Sanpaolo IMI	64.10	64.10	XXX
						Invesp	9.28	9.28	XXX
							73.38	73.38		(B)
4	Banca d’Intermediazione Mobiliare IMI S.p.A. (Banca IMI)	Milan	1	406	59	Sanpaolo IMI	100.00	100.00	XXX

5	Banca IMI Securities Corp.	United States	1	159	3	IMI Capital	100.00	100.00	XXX
						Market USA
6	Banca OPI S.p.A.	Rome	1	694	40	Sanpaolo IMI	100.00	100.00	XXX	(C)
7	Banca Popolare dell’Adriatico S.p.A.	Teramo	1	231	2	Sanpaolo IMI	100.00	100.00	XXX	(D)
8	Banque Privée Fideuram Wargny S.A.	France	1	48	-21	Financiere Fideuram	99.86	99.86	XXX
9	Cassa di Risparmio di Padova e Rovigo S.p.A.	Padua	1	806	99	Sanpaolo IMI	100.00	100.00	XXX	(E)
10	Cassa di Risparmio di Venezia S.p.A.	Venice	1	308	43	Sanpaolo IMI	100.00	100.00	XXX
11	Cassa di Risparmio in Bologna S.p.A.	Bologna	1	627	49	Sanpaolo IMI	100.00	100.00	XXX
12	Epta Global Investment Ltd	Ireland	1	1	2	Invesp	100.00	100.00	XXX	(F)
13	Eptafund S.G.R. p.A.	Milan	1	26	10	Invesp	100.00	100.00	XXX	(F)
14	Europool Befektetesi Alapkezelo Rt.	Hungary	1	1	—	Inter-Europa Consulting	46.00	46.00	XXX
						Inter-Europa Bank	5.00	5.00	XXX
							51.00	51.00		(G)
15	Farbanca S.p.A.	Bologna	4	11	—	Sanpaolo IMI	15.00	15.00	XXX
16	Fideuram Asset Management (Ireland) Ltd	Ireland	1	141	137	Banca Fideuram	100.00	100.00	XXX

			Type of	sharehold-	Income /			Voting rights	consolidat-
			relation-	ers’ equity	Loss			at share-	ed book
		Registered	ship	(€/mil)	(€/mil)	Ownership		holders’	values
Name		offices	(*)	(**)	(**)	Held by	%	meeting %	(€/mil)
17	Fideuram Bank S.A.	Luxembourg	1	35	6	Banca Fideuram	99.99	99.99	XXX
						Fideuram Vita	0.01	0.01	XXX
							100.00	100.00
18	Fideuram Bank (Suisse)A.G.	Switzerland	1	21	1	Fideuram Bank	99.95	99.95	XXX
19	Fideuram Fiduciaria S.p.A.	Rome	1	2	—	Banca Fideuram	100.00	100.00	XXX
20	Fideuram Gestions S.A.	Luxembourg	1	16	1	Banca Fideuram	99.94	99.94	XXX
						Fideuram Vita	0.06	0.06	XXX
							100.00	100.00
21	Fideuram Investimenti S.G.R. S.p.A. (former Fideuram Fondi S.p.A.)	Rome	1	35	8	Banca Fideuram	99.50	99.50	XXX	(H)
22	Fideuram Wargny Active Broker S.A.	France	1	15	—	Banque Privée	99.99	99.99	XXX
						Fideuram Wargny
23	Fideuram Wargny Gestion S.A.	France	1	4	—	Banque Privée	99.89	99.89	XXX
						Fideuram Wargny
24	Fideuram Wargny Gestion S.A.M.	Principality of Monaco	1	5	—	Banque Privée Fideuram Wargny	99.96	99.96	XXX
25	FIN. OPI S.p.A.	Turin	1	237	5	Banca OPI	100.00	100.00	XXX
26	Financière Fideuram S.A.	France	1	28	—	Banca Fideuram	94.95	94.95	XXX
27	Finemiro Banca S.p.A.	Bologna	1	132	18	Sanpaolo IMI	96.68	96.68	XXX
						Cariforlì	0.28	0.28	XXX
							96.96	96.96
28	Finemiro Leasing S.p.A.	Bologna	1	51	14	Finemiro Banca	100.00	100.00	XXX	(C)
29	Friulcassa S.p.A.	Gorizia	1	241	22	Sanpaolo IMI	100.00	100.00	XXX	(I)
30	GEST Line S.p.A. (former Esaban S.p.A.)	Naples	1	57	40	Sanpaolo IMI	100.00	100.00	XXX	(J)
31	IDEA S.A.	Luxembourg	1	—	—	IMI Bank (Lux)	99.17	99.17	XXX
						Sanpaolo IMI	0.83	0.83	XXX
						International
							100.00	100.00
32	IE-New York Broker Rt	Hungary	1	4	1	Inter-Europa	90.00	90.00	XXX
						Consulting			XXX
						Inter-Europa Bank	10.00	10.00
							100.00	100.00		(G)
33	IMI Bank (Lux) S.A.	Luxembourg	1	77	1	Banca IMI	99.99	99.99	XXX
						IMI Investments	0.01	0.01	XXX
							100.00	100.00
34	IMI Capital Markets USA Corp.	United States	1	127	—	IMI Investments	100.00	100.00	XXX
35	IMI Finance Luxembourg S.A.	Luxembourg	1	7	9	IMI Investments	100.00	100.00	XXX
36	IMI Investimenti S.p.A.	Turin	1	973	-58	Sanpaolo IMI	100.00	100.00	XXX
37	IMI Investments S.A.	Luxembourg	1	272	-4	Banca IMI	99.99	99.99	XXX
						Banca IMI Securities	0.01	0.01	XXX
							100.00	100.00
38	IMI Real Estate S.A.	Luxembourg	1	4	—	IMI Bank (Lux)	99.99	99.99	XXX
						Sanpaolo IMI International	0.01	0.01	XXX
							100.00	100.00
39	Inter-Europa Bank Rt	Hungary	1	46	5	Sanpaolo IMI	85.87	85.87	XXX	(K)
						Internazionale
40	Inter-Europa Beruhazo Kft	Hungary	1	11	—	Inter-Europa Bank	100.00	100.00	XXX	(G)
41	Inter-Europa Consulting Kft	Hungary	1	4	—	Inter-Europa	51.00	51.00	XXX
						Fejlesztesi
						Inter-Europa	49.00	49.00	XXX
						Szolgaltato
							100.00	100.00		(G)

			Type of	sharehold-	Income /			Voting rights	consolidat-
			relation-	ers’ equity	Loss			at share-	ed book
		Registered	ship	(€/mil)	(€/mil)	Ownership		holders’	values
Name		offices	(*)	(**)	(**)	Held by	%	meeting %	(€/mil)
42	Inter-Europa Fejlesztesi Kft	Hungary	1	9	—	Inter-Europa Bank	100.00	100.00	XXX	(G)
43	Inter-Europa Szolgaltato Kft	Hungary	1	7	—	Inter-Europa Bank	100.00	100.00	XXX	(G)
44	Inter-Invest Risk Management Vagyonkezelo Rt	Hungary	1	1	—	Inter-Europa Bank	48.00	48.00	XXX
						Inter-Europa	48.00	48.00	XXX
						Consulting
						Inter-Europa	4.00	4.00	XXX
						Szolgaltato
							100.00	100.00		(G)
45	Invesp S.p.A.	Turin	1	409	43	Sanpaolo IMI	100.00	100.00	XXX	(L)
46	Lackenstar Ltd	Ireland	1	—	—	Sanpaolo IMI Bank Ireland	100.00	100.00	XXX
47	LDV Holding B.V.	Netherlands	1	139	7	Sanpaolo IMI Private Equity	100.00	100.00	XXX
48	NHS Investments S.A.	Luxembourg	1	56	-76	IMI Investimenti	99.99	99.99	XXX
						LDV Holding	0.01	0.01	XXX
							100.00	100.00
49	NHS Mezzogiorno S.G.R. S.p.A. (subsequently Sanpaolo IMI Investimenti per lo Sviluppo SGR S.p.A.)	Naples	1	2	—	Sanpaolo IMI Private Equity	100.00	100.00	XXX	(M)
50	Prospettive 2001 S.p.A.	Turin	1	54	4	Sanpaolo IMI	100.00	100.00	XXX
51	Sanpaolo Banco di Napoli S.p.A.	Naples	1	1,225	28	Sanpaolo IMI	100.00	100.00	XXX	(N)
52	Sanpaolo Bank (Austria) A.G.	Austria	1	16	1	Sanpaolo Bank	100.00	100.00	XXX
53	Sanpaolo Bank S.A.	Luxembourg	1	201	47	Sanpaolo IMI	50.00	50.00	XXX	(O)
						Sanpaolo IMI WM	50.00	50.00	XXX
							100.00	100.00
54	Sanpaolo Bank (Suisse) S.A.	Switzerland	1	17	-5	Sanpaolo Bank	99.98	99.98	XXX
55	Sanpaolo Fiduciaria S.p.A.	Milan	1	6	2	Sanpaolo IMI	100.00	100.00	XXX	(P)
56	Sanpaolo IMI Alternative Investments S.G.R. S.p.A.	Milan	1	5	-1	Sanpaolo IMI WM	100.00	100.00	XXX
57	Sanpaolo IMI Asset Management S.G.R. S.p.A.	Turin	1	38	9	Sanpaolo IMI WM	100.00	100.00	XXX
58	Sanpaolo IMI Bank (International) S.A.	Madeira	1	181	5	Sanpaolo IMI	69.01	69.01	XXX
						Sanpaolo IMI	30.99	30.99	XXX
						International
							100.00	100.00		(Q)
59	Sanpaolo IMI Bank Ireland Plc	Ireland	1	518	21	Sanpaolo IMI	100.00	100.00	XXX
60	Sanpaolo IMI Capital Company I L.l.c.	United States	1	50	—	Sanpaolo IMI	100.00	100.00	XXX
61	Sanpaolo IMI Fondi Chiusi S.G.R. S.p.A. (former Cardine Investimenti S.G.R. S.p.A.)	Bologna	1	1	—	Sanpaolo IMI	100.00	100.00	XXX
						Private Equity
62	Sanpaolo IMI Institutional Asset Management S.G.R. S.p.A.	Monza	1	22	2	Sanpaolo IMI WM	85.00	85.00	XXX
						Banca IMI	11.72	11.72	XXX
						IMI Bank (Lux)	3.28	3.28	XXX
							100.00	100.00
63	Sanpaolo IMI International S.A.	Luxembourg	1	966	156	Sanpaolo IMI	100.00	100.00	XXX
64	Sanpaolo IMI Internazionale S.p.A.	Padua	1	83	-4	Sanpaolo IMI	100.00	100.00	XXX	(M)(R)
65	Sanpaolo IMI Private Equity S.p.A.	Bologna	1	238	4	Sanpaolo IMI	100.00	100.00	XXX
66	Sanpaolo IMI US Financial Co.	United States	1	—	—	Sanpaolo IMI	100.00	100.00	XXX
67	Sanpaolo IMI Wealth Management S.p.A.	Milan	1	698	102	Sanpaolo IMI	100.00	100.00	XXX
68	Sanpaolo IMI WM Luxembourg S.A.	Luxembourg	1	12	41	Sanpaolo IMI WM	100.00	100.00	XXX
69	Sanpaolo Invest Ireland Ltd	Ireland	1	6	6	Banca Fideuram	100.00	100.00	XXX	(S)
70	Sanpaolo Invest SIM S.p.A. (former Banca Sanpaolo Invest S.p.A.)	Rome	1	19	—	Banca Fideuram	100.00	100.00	XXX	(T)
71	Sanpaolo Leasint S.p.A.	Milan	1	109	17	Sanpaolo IMI	100.00	100.00	XXX	(C)
72	SEP S.p.A.	Turin	1	3	—	Sanpaolo IMI	100.00	100.00	XXX

			Type of	sharehold-	Income /			Voting rights	consolidat-
			relation-	ers’ equity	Loss			at share-	ed book
		Registered	ship	(€/mil)	(€/mil)	Ownership		holders’	values
Name		offices	(*)	(**)	(**)	Held by	%	meeting %	(€/mil)
73	Sogesmar S.A.	France	1	—	—	Banque Privée	51.09	51.09	XXX
						Fideuram Wargny
						Fideuram Wargny	48.19	48.19	XXX
						Gestion
							99.28	99.28
74	SP Immobiliere S.A.	Luxembourg	1	—	—	Sanpaolo Bank	99.99	99.99	XXX
						Sanpaolo IMI WM	0.01	0.01	XXX
						Luxembourg
							100.00	100.00
75	Sygman Szolgaltato es Kereskedelmi Rt.	Hungary	1	1	—	IE-New York	100.00	100.00	XXX	(G)
						Broker
76	Tobuk Ltd	Ireland	1	—	—	Sanpaolo IMI	100.00	100.00	XXX
						Bank Ireland
77	Tushingham Ltd	Ireland	1	—	—	Sanpaolo IMI	100.00	100.00	XXX
						Bank Ireland

A2	Companies consolidated with the proportional method

1	Banka Koper d.d.	Slovenia	7	143	18	Sanpaolo IMI	62.60	32.99	XXX
2	Cassa dei Risparmi di Forlì S.p.A.	Forlì	7	224	21	Sanpaolo IMI	29.77	29.77	XXX	(U)
3	Centradia Group Ltd	United Kingdom	7	14	-7	Sanpaolo IMI	29.03	29.03	XXX
4	Centradia Ltd	United Kingdom	7	4	2	Centradia Group	100.00	100.00	XXX
5	Centradia Services Ltd	United Kingdom	7	6	-4	Centradia Group	100.00	100.00	XXX

B.	Investments carried at equity

B1	Investments carried at equity – subsidiaries (***)
1	3G Mobile Investments S.A.	Belgium	1	22	-30	IMI Investimenti	100.00	100.00	22
2	Bonec Ltd	Ireland	1	—	—	Sanpaolo IMI	100.00	100.00	—
						Bank Ireland
3	Cardine Financial Innovation S.p.A. (subsequently IMI Solutions S.p.A.)	Padua	1	—	—	Banca IMI	100.00	100.00	—	(V)
4	Cedar Street Securities Corp.	United States	1	—	—	Banca IMI Securities	100.00	100.00	—
5	Consorzio Studi e Ricerche Fiscali	Rome	1	—	—	Sanpaolo IMI	55.00	55.00	—
						Banca Fideuram	10.00	10.00	—
						Banca IMI	5.00	5.00	—
						Banca OPI	5.00	5.00	—
						Fideuram Vita	5.00	5.00	—	(W)
						Sanpaolo Leasint	5.00	5.00	—
						Sanpaolo IMI	5.00	5.00	—
						Asset Management
						Sanpaolo IMI WM	5.00	5.00	—
						IMI Investimenti	2.50	2.50	—
						Sanpaolo IMI	2.50	2.50	—
						Private Equity
							100.00	100.00
6	Consumer Financial Services S.r.l.	Bologna	1	2	—	Finemiro Banca	100.00	100.00	2	(X)
7	CSP Investimenti S.r.l.	Turin	1	202	—	Sanpaolo IMI	100.00	100.00	162	(Y)
8	Emil Europe ‘92 S.r.l.	Bologna	1	4	—	Cassa di	90.55	90.55	3
						Risparmio Bologna
9	Fideuram Assicurazioni S.p.A.	Rome	1	9	1	Banca Fideuram	100.00	100.00	9
10	Fideuram Vita S.p.A.	Rome	1	440	35	Banca Fideuram	99.80	100.00	436

			Type of	sharehold-	Income /			Voting rights		consolidat-
			relation-	ers’ equity	Loss			at share-		ed book
		Registered	ship	(€/mil)	(€/mil)	Ownership		holders’		values
Name		offices	(*)	(**)	(**)	Held by	%	meeting %		(€/mil)
11	Immobiliare 21 S.r.l.	Milan	1	—	—	Invesp	100.00	100.00		—
12	Immobiliare Nettuno S.p.A.	Bologna	1	1	—	Cassa di Risparmio	100.00	100.00		1
						Bologna
13	NHS Luxembourg S.A.	Luxembourg	1	—	—	Sanpaolo IMI	99.99	99.99		—
						Private Equity
						LDV Holding	0.01	0.01		—
							100.00	100.00			(Z)
14	Noricum Vita S.p.A.	Turin	1	35	1	Sanpaolo Vita	57.85	57.85		—	(W)
						Sanpaolo IMI	42.15	42.15		15
							100.00	100.00		15	(AA)
15	Obiettivo Società di Gestione del Risparmio (S.G.R.) S.p.A.	Milan	1	2	-1	Banca IMI	100.00	100.00		2
16	S.V.I.T. S.p.A.	Padua	1	1	—	Cassa di Risparmio	57.45	57.45		—
						Padova e Rovigo
17	Sanpaolo IMI Capital Partners Ltd	Guernsey	1	—	—	Sanpaolo IMI	99.00	99.00		—
						Private Equity
						Sanpaolo IMI	1.00	1.00		—	(W)
						Management
							100.00	100.00
18	Sanpaolo IMI Insurance Broker S.p.A. (former Poseidon Insurance Broker S.p.A.)	Bologna	1	3	1	Invesp	55.00	55.00		2
						Sanpaolo IMI	45.00	45.00		1
							100.00	100.00		3	(BB)
19	Sanpaolo IMI Management Ltd	United Kingdom	1	—	—	Sanpaolo IMI				—
						Private Equity	100.00	100.00
20	Sanpaolo Leasint G.M.B.H.	Austria	1	2	1	Sanpaolo Leasint	100.00	100.00		—
21	Sanpaolo Life Ltd	Ireland	1	103	22	Sanpaolo Vita	100.00	100.00		—	(W)
22	Sanpaolo Vita S.p.A.	Milan	1	461	96	Sanpaolo IMI WM	100.00	100.00		465	(CC)
23	Servizi S.r.l.	Bologna	1	1	1	Finemiro Banca	100.00	100.00	1
24	Studi e Ricerche per il Mezzogiorno	Naples	1	—	—	Sanpaolo IMI	16.67	16.67		—
						Banca OPI	16.67	16.67		—
						NHS Mezzogiorno	16.67	16.67		—
						Sanpaolo Banco di Napoli	16.66	16.66		—
							66.67	66.67			(X)
25	Tele Futuro S.r.l. (former Picus S.p.A. in liq.)	Milan	1	—	—	LDV Holding	99.13	99.13		—
						Sanpaolo IMI	0.02	0.02		—
						Private Equity
							99.15	99.15
26	Universo Servizi S.p.A.	Milan	1	18	—	Sanpaolo Vita	99.00	99.00		—	(W)
						Sanpaolo IMI WM	1.00	1.00		—
							100.00	100.00			(X)
27	Veneto Nanotech Scpa	Padua	1	—	—	Sanpaolo IMI	65.00	65.00		—	(DD)
28	W.D.W. S.A.	France	1	—	—	Banque Privèe	99.72	99.72		—
						Fideuram Wargny
29	West Trade Center S.A.	Romania	1	—	—	Sanpaolo IMI	100.00	100.00		—	(A)
30	BN Finrete S.p.A. (in liq.)	Naples	1	1	—	Sanpaolo IMI	99.00	99.00		1	(EE)
31	Cardine Finance Plc (in liq.)	Ireland	1	—	—	Sanpaolo IMI	99.97	99.97		—
						Cassa di Risparmio	0.01	0.01		—
						Padova e Rovigo
						Cassa di Risparmio	0.01	0.01		—
						Venezia
						Cassa di Risparmio	0.01	0.01		—
						Bologna
							100.00	100.00			(FF)

			Type of	sharehold-	Income /			Voting rights	consolidat-
			relation-	ers’ equity	Loss			at share-	ed book
		Registered	ship	(€/mil)	(€/mil)	Ownership		holders’	values
Name		offices	(*)	(**)	(**)	Held by	%	meeting %	(€/mil)
32	Cardine Suisse S.A. (in liq.)	Switzerland	1	1	—	Sanpaolo IMI	99.00	99.00	1	(EE)
33	Cariparo Ireland Plc (in liq.)	Ireland	1	—	—	Sanpaolo IMI	99.94	99.94	—
						Friulcassa	0.02	0.02	—
						Banca Popolare	0.01	0.01	—
						dell’Adriatico
						Cassa di Risparmio	0.01	0.01	—
						Padova e Rovigo
						Cassa di Risparmio	0.01	0.01	—
						Venezia
						Cassa di Risparmio	0.01	0.01	—
						Bologna
							100.00	100.00		(GG)
34	Cioccolato Feletti S.p.A. (in liq.)	Aosta	1	-2	—	Invesp	95.00	95.00	—	(F)
35	Cotonificio Bresciano Ottolini S.r.l. (in liq.)	Brescia	1	—	—	Invesp	100.00	100.00	—	(F)
36	Epta Global Hedge S.G.R. p.A. (in liq.)	Milan	1	—	—	Invesp	90.00	90.00	—
						Eptafund	10.00	10.00	—
							100.00	100.00		(F)
37	FISPAO S.p.A. (in liq.)	Turin	1	—	—	FIN.OPI	100.00	100.00	—	(GG)
38	Imifin S.p.A. (in liq.)	Rome	1	—	—	Sanpaolo IMI	100.00	100.00	—
39	IMI Bank A.G. (in liq.)	Germany	1	1	—	IMI Bank (Lux)	95.24	95.24	1	(EE)
						Sanpaolo IMI	4.76	4.76	—
						International
							100.00	100.00	1
40	Innovare S.r.l. (in liq.)	Naples	1	1	—	Sanpaolo IMI	90.00	90.00	1	(EE)
41	ISC Euroservice G.M.B.H. (in liq.)	Germany	1	—	—	Sanpaolo IMI	80.00	80.00	—
42	S. e P. Servizi e Progetti S.p.A. (in liq.)	Turin	1	—	—	FIN.OPI	100.00	100.00	—	(GG)
43	S.A.G.E.T. S.p.A. (in liq.)	Teramo	1	—	—	Banca Popolare	99.98	99.98	—
						dell’Adriatico
44	Sanpaolo U,S, Holding Co. (in liq.)	United States	1	4	—	Sanpaolo IMI	100.00	100.00	2	(EE)
45	Se.Ri.T. S.p.A. (in liq.)	Teramo	1	—	—	Banca Popolare	100.00	100.00	—
						dell’Adriatico
46	Sicilsud Leasing S.p.A. (in liq.)	Palermo	1	—	-1	FIN.OPI	100.00	100.00	—
47	West Leasing S.A. (in liq.)	Romania	1	—	—	Sanpaolo Bank	88.71	88.71	—
						Romania
	Other minor investments								3	(HH)
				Investments carried at equity - subsidiaries					1,130

			Type of	sharehold-	Income /			Voting rights	consolidat-
			relation-	ers’ equity	Loss			at share-	ed book
		Registered	ship	(€/mil)	(€/mil)	Ownership		holders’	values
Name		offices	(*)	(**)	(**)	Held by	%	meeting %	(€/mil)
B2	Investments carried at equity - other
48	Aeffe S.p.A.	Rimini	8	56	5	LDV Holding	20.00	20.00	11	(II)
49	Aeroporti Holding S.r.l.	Turin	8	21	—	Sanpaolo IMI	30.00	30.00	6	(DD)
						Private Equity
50	Attività Finanziarie Merlo S.p.A.	Turin	8	15	—	Banca IMI	33.33	33.33	5	(II)(JJ)
51	Axon Rt	Hungary	8	4	—	Inter-Europa Bank	22.71	22.71	1	(G)(II)
52	Banque Sanpaolo S.A.	France	8	432	27	Sanpaolo IMI	40.00	40.00	173	(KK)
53	Carpine S.p.A.	Modena	8	34	—	Sanpaolo IMI	27.09	27.09	10	(DD)
						Private Equity
54	Cassa di Risparmio di Firenze S.p.A.	Florence	8	1,032	73	Sanpaolo IMI	19.50	19.50	196	(LL)
55	CBE Service S.p.r.l.	Belgium	8	—	—	Sanpaolo IMI	31.70	31.70	—
						Cariforlì	5.00	5.00	—
							36.70	36.70
56	CR Firenze Gestion Internationale S.A.	Luxembourg	8	7	7	Sanpaolo IMI	20.00	20.00	1
57	Egida Compagnia di Assicurazioni S.p.A.	Turin	7	12	2	Sanpaolo Vita	50.00	50.00	—	(W)
58	Esatri S.p.A.	Milan	8	92	54	GEST Line	31.50	31.50	29	(MM)
59	Finconsumo Banca S.p.A.	Turin	8	81	18	Sanpaolo IMI	30.00	30.00	25	(NN)
60	Finnat Investments S.p.A.	Rome	8	1	—	Invesp	20.00	20.00	—	(OO)
61	Galaxy S. a r.l.	Luxembourg	8	25	-1	FIN.OPI	20.00	20.00	5	(DD)
62	HDI Assicurazioni S.p.A.	Rome	8	142	5	Sanpaolo IMI	28.32	28.32	38	(OO)
63	I.TRE Iniziative Immobiliari Industriali S.p.A.	Rovigo	8	—	—	Cassa di Risparmio	20.00	20.00	—
						Padova e Rovigo
64	Immobiliare Colonna ‘92 S.r.l.	Rome	8	6	1	FIN.OPI	33.33	33.33	2
65	Integra S.r.l.	Belluno	8	—	—	Cassa di Risparmio	29.65	29.65	—
						Padova e Rovigo
66	IW Bank S.p.A. (former IMIWeb Bank S.p.A.)	Milan	8	15	—	Banca IMI	20.00	20.00	3	(PP)
67	Lama Dekani d.d.	Slovenia	8	—	—	Banka Koper	78.41	78.41	1	(QQ)
68	Liseuro S.p.A.	Udine	8	4	—	Sanpaolo IMI	35.11	35.11	1	(OO)
69	Padova 2000 Iniziative Immobiliari S.p.A.	Padua	8	-9	-9	Cassa di Risparmio	45.01	45.01	—	(OO)
						Padova e Rovigo
70	Pivka Perutninarstvo d.d.	Slovenia	8	—	—	Banka Koper	26.36	26.36	1
71	Progema S.r.l.	Turin	8	—	—	Finemiro Banca	10.00	10.00	—
						SEP	10.00	10.00	—
							20.00	20.00		(OO)
72	Sagat S.p.A.	Turin	8	44	3	IMI Investimenti	12.40	12.40	5	(OO)(RR)
73	Sanpaolo IMI Private Equity Scheme B.V.	Netherlands	8	44	-19	LDV Holding	29.38	29.38	13
74	Sifin S.r.l.	Bologna	8	2	2	Invesp	30.00	30.00	—
75	Sinloc - Sistemi Iniziative Locali S.p.A.	Turin	8	43	1	FIN.OPI	31.85	31.85	15
						Banca OPI	8.15	8.15	4
							40.00	40.00	19
76	Società Friulana Esazione Tributi S.p.A.	Udine	8	6	—	Friulcassa	33.33	33.33	2	(II)
77	Società Gestione per il Realizzo S.p.A.	Rome	8	19	-2	Sanpaolo IMI	28.31	28.31	1
						Banca Fideuram	0.64	0.64	—
							28.95	28.95		(OO)
78	Splosna Plovba Portoroz d.d.	Slovenia	8	—	—	Banka Koper	21.00	21.00	—
79	Summa Finance S.p.A.	Bologna	8	—	—	Invesp	39.90	39.90	—
80	Synesis Finanziaria S.p.A.	Turin	8	382	11	IMI Investimenti	25.00	25.00	96	(SS)
81	Trivimm S.r.l.	Verona	8	1	—	Sanpaolo IMI	23.00	23.00	—
82	Aeroporto di Napoli S.p.A. (in liq.)	Naples	8	—	—	Sanpaolo IMI	20.00	20.00	—
83	Chasefin - Chase Finanziaria S.p.A. (in liq.)	Milan	8	—	—	Finemiro Leasing	30.00	30.00	—
84	Consorzio Agrario Prov.le di Rovigo (in liq.)	Rovigo	8	-6	1	Cassa di Risparmio	35.45	35.45	—	(II)
						Padova e Rovigo

			Type of	sharehold-	Income /			Voting rights	consolidat-
			relation-	ers’ equity	Loss			at share-	ed book
		Registered	ship	(€/mil)	(€/mil)	Ownership		holders’	values
Name		offices	(*)	(**)	(**)	Held by	%	meeting %	(€/mil)
85	Consorzio Bancario SIR S.p.A. (in liq.)	Rome	8	-249	-250	Sanpaolo IMI	32.84	32.84	—	(OO)(TT)
86	Finexpance S.p.A. (in liq.)	Chiavari	8	—	9	Sanpaolo IMI	30.00	30.00	—
87	G.E.CAP. S.p.A. (in liq.)	Foggia	8	2	4	Sanpaolo IMI	37.25	37.25	—	(OO)
88	Galileo Holding S.p.A. (in liq.)	Venice	8	-23	1	Sanpaolo IMI	31.52	31.52	—	(OO)(UU)
89	Italinfra Grandi Progetti S.p.A. (in liq.)	Naples	8	4	—	Sanpaolo IMI	30.00	30.00	—
90	Mega International S.p.A. (in arrangement before bankruptcy)	Ravenna	8	-2	—	Finemiro Banca	48.00	48.00	—	(OO)
91	Sofimer S.p.A. (in liq.)	Naples	8	—	—	Sanpaolo IMI	20.00	20.00	—	(GG)(VV)
	Other equity investments								1	(HH)

						Total investments carried at equity - other			645
						Total investments carried at equity			1,775

Notes to the table of significant investments:

(*)                 Type of relationship:

1 =control ex Art. 2359 Italian Civil Code, subsection 1, no. 1: majority of voting rights in the ordinary meeting.

2 = control ex Art. 2359 Italian Civil Code, subsection 1, no. 2: dominating influence in the ordinary meeting.

3 = control ex Art. 2359 Italian Civil Code, subsection 2, no. 1: agreements with other partners.

4 = other forms of control.

7 = joint control ex Art. 35, subsection 1 of D. Lgs. 87/92.

8 =associated company ex Art. 36, subsection 1 of D. Lgs. 87/92: company over which “significant influence” is exercised, which is assumed to exist when at least 20% of the voting rights in the ordinary meeting are held.

(**)          Shareholders’ equity for consolidated companies corresponds to that used for the consolidation procedures. It also includes income for the year before distribution of dividends (net of any interim dividends).

(***)   The list does not include investments of Isveimer S.p.A. (in liquidation) and Società per la gestione di attività S.p.A. (Sga), given the particular characteristics of the respective interest held (see Part B - Section 9 “Other liabilities” of these notes).

(A)                The company was transferred from the Parent Bank to Sanpaolo IMI Internazionale in February 2004.

(B)                In July 2003 the company merged by incorporation Fideuram Capital SIM S.p.A. and was beneficiary of the transfer of the business branch of Banca Sanpaolo Invest S.p.A. (now Sanpaolo Invest SIM S.p.A.).

(C)               Lease transactions are shown in the financial statements according to the financial lease method.

(D)               Complete control of the company was acquired following the Public Offer concluded in June 2003.

(E)                In June 2003 the company merged Banca Agricola di Cerea S.p.A..

(F)                The company became part of the Sanpaolo IMI Group following the purchase of control over Eptaconsors S.p.A. later merged with Invesp S.p.A..

(G)               The company became part of the Sanpaolo IMI Group following the purchase of control over Inter-Europa Bank Rt. in April 2003.

(H)               In July 2003 the company merged Fideuram Gestioni Patrimoniali SIM S.p.A..

(I)                    The company was formed from the merger in December 2003 between Cassa di Risparmio di Udine e Pordenone S.p.A. and Cassa di Risparmio di Gorizia S.p.A..

(J)                  In October 2003 the company merged Sanpaolo Riscossioni Genova S.p.A., Sanpaolo Riscossioni Prato S.p.A. and Ge.Ri.Co. S.p.A. thereby concentrating the Group’s tax collection activities. The company was beneficiary of the transfer by the Parent Bank of the stake in Esatri S.p.A..

(K)               In April 2003 the company was transferred from the Parent Bank to Sanpaolo IMI Internazionale S.p.A. and also became part of Sanpaolo IMI Group in the same month, following the conclusion of the Public Offer launched in March 2003.

(L)                 In December 2003 the company merged Eptaconsors S.p.A., Eptasim S.p.A. and Rsp S.r.l..

(M)             In the consolidated financial statements for 2002, the company was included among “Investments carried at equity - subsidiaries”.

(N)               In the third quarter of 2003, the newly formed company was beneficiary of the business branch represented by the Southern Territorial Direction of the Parent Bank.

(O)               In January 2003 the Parent Bank purchased direct control of the company by subscribing to the increase in share capital.

(P)                In October 2003 the company merged Eptafid S.p.A..

(Q)               In January 2004 the Parent Bank purchased direct control of the company.

(R)                In April 2003, the Parent Bank transferred to the company the shareholding held in Inter-Europa Bank Rt. The company is also beneficiary of the transfer of minority shareholdings in banks operating in Central Eastern Europe and the Mediterranean.

(S)                 In July 2003 the company was sold to Banca Fideuram S.p.A. by Sanpaolo Invest SIM S.p.A..

(T)                 In July 2003 the business branch of the company was the object of a spin off to Banca Fideuram S.p.A..

(U)               This company, which was among “Investments carried at equity – other” in the 2002 consolidated financial statements, has been included in the area of proportional consolidation in respect of agreements with Cassa di Risparmio di Firenze and Fondazione Cariforlì.

(V)                The company was sold by the Parent Bank to Banca IMI S.p.A. in December 2003.

(W)              The book value is included in the valuation in net equity of the holding company.

(X)                The company was established in the second half of 2003.

(Y)                 The company was sold to the Parent Bank by FIN.OPI S.p.A. in December 2003. The company is beneficiary of the spin off of the real estate business branch of the Parent Bank. In the consolidated financial statements the company is carried at net equity, adjusted to reflect the reversal of the capital gains of infra Group transactions.

(Z)                 The company has been excluded from the line by line area of consolidation following the reduction in activities.

(AA)        In December 2003 the Group purchased control of the company also through the subsidiary Sanpaolo Vita S.p.A..

(BB)        In October 2003 the company merged Brokerban S.p.A..

(CC)      The valuation has been made on the basis of the consolidated financial statements prepared by the company in which the investment is held.

(DD)      Equity investment acquired in the second half of 2003.

(EE)        The company’s book value reflects the estimated realizable value according to the stage of completion of the liquidation process.

(FF)        The company has been excluded from the line by line area of consolidation as it has been put into liquidation.

(GG)      The company was cancelled from the Register of Companies in January 2004.

(HH)      Represents the sum of the book values of shareholdings under 500,000 euro.

(II)                Shareholders’ equity refers to the financial statements as of 30 June 2003.

(JJ)            Equity investment acquired in the first half of 2003.

(KK)      The company, which was consolidated on a line by line basis in the 2002 financial statements, has been included among “Investments carried at equity – other” having successfully concluded the disposal of 60% of the company to Caisse Nationale des Caisses d’Epargne.

(LL)          The valuation has been made on the basis of the consolidated financial statements as of 30 September 2003 prepared by the company in which the investment is held.

(MM)  The investment was transferred by the Parent Bank to Gest Line S.p.A. in December 2003.

(NN)      The company, which was included in the proportional area of consolidation in the 2002 financial statements, has been included among “Investments carried at equity – other” having successfully concluded the disposal of 20% of the company to Santander Central Hispano; In January 2004 the disposal of the remaining 30% was completed.

(OO)      Shareholders’ equity refers to the financial statements as of 31 December 2002.

(PP)        The company, which was consolidated on a line by line basis in the 2002 financial statements, has been included among “Investments carried at equity – other” having successfully concluded in November 2003 the disposal of 80% of the company to Centrobanca.

(QQ)      The investment controlled by Banka Koper d.d. is not included among “Investments carried at equity - subsidiaries” as the holding company Banka Koper is included in consolidation using the proportional method.

(RR)        The company was included among “Investments carried at equity – other” in respect of the parasocial contracts which allow the Sanpaolo IMI Group to exercise significant interest in the management of the company.

(SS)          The investment was purchased in the first half of 2003. The company holds 51% of Fidis Retail Italia.

(TT)          The investment refers to the IMI-SIR dispute illustrated in Section 5 – “Other assets”

(UU)      In relation to the equity deficit of the company, acquired as part of the restructuring of that group, it is expected that the company’s equity deficit should be offset on completion of the debt restructuring, which entails the shareholder banks waiving their receivables.

(VV)        The financial data refers to the financial statements in liquidation as of 31 October 2003.

Among the remaining investments held by the Group the most significant are listed below by amount invested (book value equal to or higher than 2.5 million euro):

Other significant equity investments

		Ownership		Consolidated
Name	Registered offices	Held by	% (*)	book values
				(€/mil)
AC.E.GA.S APS S.p.A.	Trieste	Friulcassa	0.65	2
		Cassa di Risparmio Padova e Rovigo	0.52	1
			1.17	3
AEM Torino S.p.A.	Turin	FIN.OPI	3.00	17	(A)
Autostrada BS-VR-VI-PD S.p.A.	Verona	Sanpaolo IMI	5.80	6
Azimut S.p.A.	Viareggio	LDV Holding	9.09	34
		Sanpaolo IMI Private Equity	0.08	—
			9.17	34
Banca delle Marche S.p.A.	Ancona	Sanpaolo IMI	7.00	92	(B)
Banca d’Italia	Rome	Sanpaolo IMI	8.33	185
		Cassa di Risparmio Bologna	6.20	—
		Cassa di Risparmio Padova e Rovigo	1.20	—
		Cassa di Risparmio Venezia	0.88	—
		Friulcassa	0.63	—
		Cariforlì	0.20	2
			17.44	187
Banco del Desarrollo S.A.	Chile	Sanpaolo IMI	15.72	23
Banksiel S.p.A.	Milan	Sanpaolo IMI	7.00	3
Banque Espirito Santo et de la Venetie S.A.	France	Prospettive 2001	18.00	10
BIAT S.A.	Tunisia	Sanpaolo IMI Internazionale	5.61	7	(C)
Borsa Italiana S.p.A.	Milan	Banca IMI	7.94	22
		Sanpaolo IMI	5.37	52
		IMI Bank (Lux)	0.43	—
			13.74	74
Cassa di Risparmio di Ferrara S.p.A.	Ferrara	Prospettive 2001	1.15	6
CDC Finance - CDC IXIS S.A.	France	Sanpaolo IMI	3.45	328
Centrale dei Bilanci S.r.l.	Turin	Sanpaolo IMI	12.60	6
Centro Agroalimentare di Napoli S.c.p.A.	Naples	Sanpaolo IMI	15.68	3
Centro Factoring S.p.A.	Florence	Invesp	10.81	3
		Cariforlì	0.11	—
			10.92	3
Centro Leasing S.p.A.	Florence	Invesp	12.33	15
		Cariforlì	0.05	—
			12.38	15
Cimos International d.d.	Slovenia	Banka Koper	13.55	7
Compagnia Assicuratrice Unipol S.p.A.	Bologna	Invesp	2.00	61
Convergenza S.c.a.	Luxembourg	Sanpaolo IMI Private Equity	6.67	8
Dyckerhoff A.G.	Germany	IMI Finance	7.88	30
		IMI Investments	4.24	15
			12.12	45
Engineering Ingegneria Informatica S.p.A.	Rome	Sanpaolo IMI Private Equity	1.60	4
Euromedia Venture Belgique S.A.	Belgium	Sanpaolo IMI Private Equity	9.68	3
FIAT S.p.A.	Turin	IMI Investimenti	0.93	58

				Consolidated
		Ownership		book values
Name	Registered offices	Held by	% (*)	(€/mil)
Fin.Ser. S.p.A.	Padua	Cassa di Risparmio Padova e Rovigo	15.00	4
Fincantieri - Cantieri Navali Italiani S.p.A.	Trieste	IMI Investimenti	1.21	4
		Sanpaolo IMI	0.76	3
			1.97	7
Fondo Europeo per gli Investimenti	Luxembourg	Sanpaolo IMI Private Equity	0.50	3	(B)
Hera S.p.A.	Bologna	FIN.OPI	1.05	10	(D)
Hutchinson 3G Italia S.p.A.	Milan	NHS Investments	5.58	70
		3G Mobile Investments	2.23	—	(E)
			7.81	70
Infracom Italia S.p.A. (former Serenissima Infracom S.p.A.)	Verona	Sanpaolo IMI	7.35	25
Istituto Enciclopedia Italiana S.p.A.	Rome	Sanpaolo IMI	8.00	3
Istituto per il Credito Sportivo	Rome	Sanpaolo IMI	10.81	19
Italenergia Bis S.p.A.	Turin	IMI Investimenti	12.48	431
Kiwi II Ventura Servicos de Consultoria S.A.	Madeira	Sanpaolo IMI Private Equity	1.09	4
Kredyt Bank S.A.	Poland	Sanpaolo IMI Internazionale	3.64	17	(C)
Merloni Termosanitari S.p.A.	Ancona	LDV Holding	6.05	22
		Banca Popolare dell’Adriatico	1.37	5
			7.42	27
Santander Central Hispano S.A.	Spain	Sanpaolo IMI	1.10	425
		Sanpaolo IMI International	1.77	680
			2.87	1,105
Simest S.p.A.	Rome	Sanpaolo IMI	4.01	6
Transdev S.A.	France	FIN.OPI	7.00	11
Other minor investments				52

		Total other significant equity investments		2,797

Notes to the table “other significant investments”:

(*)       The percentage refers to the total capital.

(A)      The company was sold to FIN.OPI S.p.A. by IMI Investmenti S.p.A. in December 2003.

(B)      Equity investment acquired in the second half of 2003.

(C)     The company was transferred from the Parent Bank to Sanpaolo IMI Internazionale S.p.A. in the second half of 2003.

(D)     Equity investment acquired in the first half of 2003.

(E)      The book value is included in the valuation in net equity of the holding company.

Composition of the investment portfolio

Analysis of caption 80 “investments in Group companies” (Table 3.5 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) in banks
1. quoted	—	—
2. unquoted	—	1
b) in financial institutions
1. quoted	—	—
2. unquoted	11	23
c) other
1. quoted	—	—
2. unquoted	1,119	816
Total	1,130	840

Analysis of caption 70 “equity investments” (Table 3.4 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) in banks
1. quoted	1,327	1,137
2. unquoted	869	617
b) in financial institutions
1. quoted	—	11
2. unquoted	195	124
c) other
1. quoted	200	356
2. unquoted	851	979
Total	3,442	3,224

The main characteristics of the commitments and options on significant investments are provided below:

•                  the Cassa dei Risparmi di Forlì S.p.A. share purchase agreement of 29 November 2000, between Fondazione CR Forlì (seller) and SANPAOLO IMI and Cassa di Risparmio di Firenze (purchasers), provides that the purchasers shall grant Fondazione an option to sell ordinary shares representing not more than 51.35% of the share capital of CR Forlì, to be exercised in a number of tranches, at a unit price of 8.11 euro per share, for the first two tranches, and at a price determined according to the “fair market value” for the last tranches. The put option may be exercised by Fondazione at any time between 12 June 2002 and the 15th day before the expiry of the first period for notice of termination of the Consortium Agreement drawn up between the same parties (31 December 2008). On 12 May 2003 Fondazione CR Forlì exercised the first tranche of the put option on 8,335,370 shares (equal to 8.75% of the share capital), for a price of 68 million euro. After acquisition, the investment held by SANPAOLO IMI rose to 29.77%. The option on the portion of share capital still held by Fondazione, involved the booking of 231 million euro to commitments for “put options issued”;

•                  the agreement between the Bank and the majority shareholders of Banka Koper, aimed at purchasing a controlling investment in the company, provides that, in the event the Public Offer in March 2002 for the entire share capital of the company is successful, SANPAOLO IMI guarantees the leading shareholders a put option on their shares which were not contributed in the Public Offer. Such entitlement is also extended to each shareholder which contributed at least one share to the Public Offer. Each shareholder may exercise the put option during the 30 days after 31 March, 30 June, 30 September and 31 December of each year, commencing from the 30 days after 31 December 2002 and up to the 30th day after 30 June 2006. The price is equal to that of the Public Offer, plus interest calculated on the rate paid by Banka Koper one ‘year and one day’ deposits in Slovenian Tolar, for the period extending from the last effective day of the Public Offer, to the day on which the put option is exercised and is reduced by the dividends collected on such shares. This transaction involved the booking of 88 million euro to “commitments for put options issued”;

•                  in the context of the agreement concluded on 15 November 1999 between Ente Cassa di Risparmio di Firenze and SAN-PAOLO IMI for the acquisition of a 15% stake in Cassa di Risparmio di Firenze, a right of pre-emption at “fair price” was granted to SANPAOLO IMI on CARIFI shares transferred by Ente CRF. The agreement also provided that, in the event that SANPAOLO IMI should not exercise its pre-emption right, the shares involved, representing a total of around 10.8% of CRF share capital, may be offered on sale to third parties at the same “fair price”. In the event of an unsuccessful sale to third parties, Ente CRF is entitled to offer the shares on sale to the Bank, who is obliged to purchase them at a price equal to the arithmetical average of the official stockmarket prices over the previous three months, increased by 50%, on the condition that the average daily volume of dealings in the shares is equal to 3 million euro (under this assumption, the amount as of 31 December 2003, is estimated at approximately 238 million euro). If, however, the average daily volume of dealings in the shares is less than 3 million euro, the price will be determined according to the best technical valuation of the sector. Considering that the conditions under which the Bank is obliged to purchase in the event of an unsuccessful sale to third parties by Ente CRF and that the Bank has not yet expressed its willingness to exercise its pre-emption rights, no amount for commitments has been recorded to the financial statements;

•                  In the context of the agreement concluded on 16 July 2003 between SANPAOLO IMI and the Fondazioni shareholders of Banca delle Marche, which led to the take over of 7% of the share capital in the latter bank, SANPAOLO IMI granted the Fondazioni a put option on 8% of the bank’s capital, exercisable before 31/12/06. The unit price for exercising the put option shall equal the greater amount of: (i) 1.8 euro, plus the one-month Euribor rate (365 day basis) from the date of execution of the contract to the date on which the put option is exercised, less the dividends collected by Fondazioni in the same period and, (ii) 1.8 euro plus any increase in net equity of each Banca delle Marche share from 31/12/02 to the date on which the put option is exercised, on the basis of the latest financial statements or the half year report, whichever is most recent. This transaction involved the booking of around 107 million euro to commitments for “put options issued”.

In the context of the parasocial contracts valid up to 31/12/06, which may be extended on agreement between the parties, SANPAOLO IMI has a pre-emptive right to purchase the remaining shares which Fondazioni may decide to sell, with the exception of limited assumptions, and the right to co-sell (at a price not lower than that paid) if the pre-emptive right is not exercised.

Detail of the above commitments, where recorded to the financial statements, is provided in the memorandum accounts (caption 20 Guarantees and Commitments), in the Explanatory Notes, in the table on forward transactions (Table 10.5.B.I. “Other transactions”) and in the supplementary information requested by the Basel Committee on Banking Supervision and the International Organization of Securities Commissions (IOSCO).

Changes during the year in the equity investment portfolio

Investments in Group companies (Table 3.6.1 B.I.)	(€/mil)

A. Opening balance	840
B. Increases
B1. purchases	93
B2. writebacks	—
B3. revaluations	—
B4. other changes	258
C. Decreases
C1. sales	2
C2. adjustments	30
of which:
• long-term writedowns	30
C3. other changes	29
D. Closing balance	1,130
E. Total revaluations	69
F. Total adjustments	853

Subcaption B1. “Purchases” reflects the payments during the year to the share capital of Sanpaolo Vita S.p.A. (60 million euro) and to Fideuram Vita S.p.A. (31 million euro). Furthermore, this caption includes a total of 2 million euro for investments made during the year for the formation of Consumer Financial Services S.r.l..

Subcaption B4. “Other changes” includes the transfer of the real estate branch of the Parent Bank to the subsidiary CSP Investimenti S.r.l. (160 million euro), as well as the increase in value of subsidiary companies valued according to the equity method (79 million euro). This subcaption also reflects the 15 million euro transfer of the shareholding in Noricum Vita S.p.A. from “Other changes” to the aggregate in question.

Subcaption C1. “Sales” reflects the sale price of IMIWeb (UK) Limited (2 million euro).

Subcaption C2. “Adjustments” refers to the write down of the investment in 3G Mobile Investments S.A. by IMI Investimenti (30 million euro) (see Section 5 of the statement of income – Adjustments to financial fixed assets).

Subcaption C3. “Other changes” reflects the decrease (12 million euro) following the line by line consolidation of Sanpaolo IMI Internazionale S.p.A. and NHS Mezzogiorno SGR S.p.A.. This subcaption also includes decreases in a number of subsidiaries valued according to the net equity method (8 million euro) and the exit of the subsidiaries controlled by Banque Sanpaolo S.A. (5 million euro) from the consolidation area following the disposal of the controlling stake in the bank (60%).

Other equity investments (Table 3.6.2 B.I.)	(€/mil)

A. Opening balance	3,224
B. Increases
B1. purchases	400
B2. writebacks	216
B3. revaluations	—
B4. other changes	289
C. Decreases
C1. sales	224
C2. adjustments	120
of which:
• long-term writedowns	108
C3. other changes	343
D. Closing balance	3,442
E. Total revaluations	293
F. Total adjustments	1,155

Subcaption B1. “Purchases” includes the investments made by the Parent Bank and by other Group companies in Synesis Finanziaria S.p.A. (93 million euro), Banca delle Marche S.p.A. (92 million euro), Edison S.p.A. (66 million euro), Hera S.p.A. (10 million euro), Galaxy S. a r.l. (5 million euro) and Attività Finanziarie Merlo S.p.A. (5 million euro), as well as the private equity investments in Carpine S.p.A. (10 million euro) and Aeroporti Holding S.r.l. (6 million euro) by the subsidiary Sanpaolo IMI Private Equity S.p.A.. Also included are increases in capital subscribed by the Group and increases in shareholdings in Fiat S.p.A. (27 million euro), Compagnia Assicuratrice Unipol S.p.A. (27 million euro), Borsa Italiana S.p.A. (12 million euro), AEM Torino S.p.A. (10 million euro), Banca Popolare di Lodi S.c.r.l. (6 million euro), CDC Ixis S.A. (5 million euro), Banco del Desarrollo S.A. (4 million euro) and Noricum Vita S.p.A. (4 million euro).

Subcaption B2. “Writebacks” refers mainly to writebacks made by the Parent Bank and by Sanpaolo IMI International S.A. in Santander Central Hispano S.A. (215 million euro).

Subcaption B4. “Other increases” includes:

•                  the book value of the shares held in Banque Sanpaolo S.A. (173 million euro), Finconsumo Banca S.p.A. (25 million euro) and IW Bank S.p.A. (1 million euro), valued for the first time at equity and no longer consolidated line by line or proportionally;

•                  profits (54 million euro) realized from the sale of investments, of which 9 million euro refer to the sale by IMI Investimenti S.p.A. of shares in Edison S.p.A., 7 million euro to the disposal of shares held by the Parent Bank and by Invesp S.p.A. in Intesa Holding Asset Management S.p.A., 6 million euro for the disposal by Invesp S.p.A. of Beni Stabili S.p.A. shares, 5 million euro for the disposal by Friulcassa S.p.A. of shares in Cedacri S.p.A., 3 million euro for the disposal by the Parent Bank of shares in Meliorbanca S.p.A., and 15 million euro profit earned from the merchant banking activities of Ldv Holding BV;

•                  the 32 million euro increase in value of companies valued using the equity method;

•                  the book value of portfolio investments of companies included in consolidation during the year for the first time, especially the Inter-Europa Bank Rt Group. (2 million euro) and Cassa dei Risparmi di Forlì (2 million euro).

Subcaption C1. “Sales” refers to:

•                  the disposal by IMI Investimenti of the shareholding in Edison S.p.A. for 33 million euro, Enel S.p.A. for 14 million euro, Eni S.p.A. for 8 million euro and Acea S.p.A. for 1 million euro;

•                  the disposal by Ldv Holding Bv of the shareholding in Amps S.p.A. for 44 million euro and in Wire Industries S.p.A. for 6 million euro;

•                  the disposal by IMI Investimenti S.p.A. and Invesp S.p.A. of the shareholding in Olivetti S.p.A. for 29 million euro;

•                  the disposal by the Parent Bank and IMI Investimenti S.p.A. of the shareholding in Banca Popolare di Lodi S.c.r.l. for 25 million euro;

•                  the disposal by the Parent Bank and by Invesp S.p.A. of the shareholding in Beni Stabili S.p.A. for 24 million euro and Intesa Holding Asset Management S.p.A. for 8 million euro;

•                  the disposal by Sanpaolo IMI Private Equity S.p.A. of its shareholding in Spinner Global Technology Fund Ltd for 8 million euro;

•                  the disposal by Fiulcassa S.p.A. of its shareholding in Cedacri S.p.A. for 7 million euro;

•                  the disposal by the Parent Bank of the shareholding in Adriavita S.p.A. for 5 million euro and in Meliorbanca S.p.A. for 4 million euro;

•                  the disposal by Invesp S.p.A. of its shareholding in CBI Factor S.p.A. for 3 million euro.

Subcaption C2. “Adjustments” mainly reflects the writedown by NHS Investments S.A. of the investment in Hutchinson 3G Italia S.p.A. (75 million euro), by IMI Investimenti S.p.A. in Fiat S.p.A. (12 million euro) and by the Parent Bank and Sanpaolo IMI Internazionale S.p.A. in Kredyt Bank S.A. (11 million euro). (Detail of other adjustments is provided in Section 5 of the statement of income – Adjustments to financial fixed assets).

Subcaption C3. “Other decreases” includes:

•                  the transfer to dealing securities portfolio for the negotiation of the investments in Eni S.p.A. for 100 million euro, Edison S.p.A. for 39 million euro, Fiat S.p.A. for 37 million euro, Zwahlen & Mair S.A. for 2 million euro, and Euroclear Ltd for 1 million euro;

•                  the book values of investments in Cassa dei Risparmi di Forlì S.p.A. (45 million euro), Eptaconsors S.p.A. (32 million euro) and Inter-Europa Bank Rt (8 million euro), following their first time inclusion in consolidation according to the line by line or proportional method;

•                  the value of the companies held by Banque Sanpaolo S.A. (28 million euro), excluded from the consolidation area, following the sale of the controlling stake in the bank (60%);

•                  the 19 million euro decrease in value of companies valued using the equity method;

•                  the book value of the shares in Noricum Vita S.p.A. (15 million euro) following its passage among controlling shares.

Amounts due to and from Group companies and investments (non-Group companies)

Amounts due to and from Group companies, as established in art. 4 of D.Lgs. 87/92, as well as subsidiaries and affiliated companies (non-Group companies), are analyzed in the following tables:

Amounts due to and from Group companies (Table 3.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Assets
1. due from banks	—	—
of which:
• subordinated	—	—
2. due from financial institutions (*)	20	31
of which:
• subordinated	—	2
3. due from other customers	116	106
of which:
• subordinated	65	65
4. bonds and other debt securities	121	—
of which:
• subordinated	2	—
Total assets	257	137
b) Liabilities
1. due to banks	40	16
2. due to financial institutions	7	17
3. due to other customers	326	302
4. securities issued	1,049	1,087
5. subordinated liabilities	2	—
Total liabilities	1,424	1,422
c) Guarantees and commitments
1. guarantees given	5	5
2. commitments	6	—
Total guarantees and commitments	11	5

(*)       Excluding 1,042 million euro Parent Bank loans due from Sga given the particular characteristics of the respective interest held (see Part B - Section 9 “Other assets” of these notes).

Amounts due to and from investments (non-Group companies) (Table 3.3 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Assets
1. due from banks (*)	1,153	718
of which:
• subordinated	10	30
2. due from financial institutions	2,548	1,824
of which:
• subordinated	—	17
3. due from other customers	1,219	2,585
of which:
• subordinated	—	—
4. bonds and other debt securities (**)	90	108
of which:
• subordinated	12	4
Total assets	5,010	5,235
b) Liabilities
1. due to banks (***)	1,939	923
2. due to financial institutions	313	178
3. due to other customers	296	484
4. securities issued	—	9
5. subordinated liabilities	—	8
Total liabilities	2,548	1,602
c) Guarantees and commitments
1. guarantees given	1,085	847
2. commitments	435	517
Total guarantees and commitments	1,520	1,364

(*)                 Including the compulsory reserve deposited with the Bank of Italy.

(**)          The subsidiary Sanpaolo Vita also holds bonds issued by Banque Sanpaolo and Carifirenze for 320 million euro.

(***)   Including the repurchase agreements with the Bank of Italy.

To supplement the previous table, amounts due to and from affiliated companies (in which Group companies hold 20% or more, or 10% or more if quoted) are analyzed below:

Amounts due to and from affiliated companies

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Assets
1. due from banks	589	21
of which:
• subordinated	—	20
2. due from financial institutions	446	448
of which:
• subordinated	—	—
3. due from other customers	230	202
of which:
• subordinated	—	—
4. bonds and other debt securities (*)	12	80
of which:
• subordinated	12	4
Total assets	1,277	751
b) Liabilities
1. due to banks	70	19
2. due to financial institutions	19	23
3. due to other customers	71	148
4. securities issued	—	9
5. subordinated liabilities	—	—
Total liabilities	160	199
c) Guarantees and commitments
1. guarantees given	286	189
2. commitments	26	3
Total guarantees and commitments	312	192

(*)       The subsidiary Sanpaolo Vita also holds bonds issued by Banque Sanpaolo and Carifirenze for 320 million euro.

Consolidated financial statements – Part B – Information on the consolidated balance sheet - Section 4

SECTION 4 - TANGIBLE AND INTANGIBLE FIXED ASSETS

Tangible and intangible fixed assets comprise the following:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Tangible fixed assets (caption 120)	1,972	2,142	2,229
Intangible fixed assets (caption 110)	343	398	406
Total	2,315	2,540	2,635

Tangible fixed assets (caption 120)

Tangible fixed assets comprise:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Property
• operating	1,535	1,716
• non-operating	221	256
Furniture and installation
• electronic equipment	116	138
• general and specific installations	45	51
• office furniture and equipment	53	66
• vehicles	2	2
Total	1,972	2,229

Changes in tangible fixed assets during the year (Table 4.1 B.I.)	(€/mil)

A. Opening balance	2,229
B. Increases
B1. purchases	178
B2. writebacks	—
B3. revaluations	65
B4. other changes	65
C. Decreases
C1. sales	18
C2. adjustments
a) amortization	249
b) long-term writedowns	3
C3. other changes	295
D. Closing balance	1,972
E. Total revaluations	1,458
F. Total adjustments	2,904
a) amortization	2,900
b) long-term writedowns	4

Changes in tangible fixed assets during the year are detailed below:

		(€/mil)

	Property	Furniture and installation
Opening balance	1,972	257
Increases
• purchases	22	156
• revaluations	65	—
• other changes	47	18
• incremental costs	13	—
• gains on disposals	6	—
• other	28	18
Decreases
• sales	13	5
• adjustments	96	156
• amortization	93	156
• long-term writedowns	3	—
• other changes	241	54
Closing balance	1,756	216

At the time of approval of the 2003 financial statements, Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio in Bologna, Friulcassa and Banca Popolare dell’Adriatico took advantage of the possibility to revaluate the company assets booked to the 2002 financial statements, in accordance with subsections 25 and 27 of Art. 2, of Law 350 dated 24/12/2003 (2004 Financial Law), which reopened the terms provided for by the original law 342/2000 (Art. 10-16).

This revaluation, which provides for the payment of a substitute tax in place of Corporate Income Tax and the Regional Tax on Business equal to 19% on gains relating to amortizable assets and 15% on gains relating to non-amortizable assets, was applied to those assets owned but not used by the company (instrumental and non-instrumental).

The criteria chosen to determine the maximum limit of the value of revaluation was the “market value”, established by recent appraisals carried out by external companies and specialists (who applied a reduction in value of 17.5% to the so called “disposal packs”) and also taking into account, as a precautionary measure, any minor realizable value of assets subject to purchase offers.

The balance of the revaluation, net of the relevant substitute tax, has been accrued to a specific net equity reserve subject to taxation. Altogether the assets were revalued by 65 million euro, the substitute tax totaled 11 million euro, and the resulting difference of 54 million has been accrued to a revaluation reserve (see Part B – Section 8).

The other increases refer mainly to the changes in the area of consolidation during the year.

The other decreases refer mainly to the effect of the exclusion from consolidation of Banque SANPAOLO and its subsidiaries (105 million euro), as well as the transfer of non-operating assets of the Parent Bank to the subsidiary CSP Investimenti S.r.l., a subsidiary company valued according to the equity method. This transfer was completed on 31 December 2003 and includes the business branch composed of property considered not to be functional for the activities of the Parent Bank. This operation resulted in the disposal of a number of premises in over 100 buildings with a net book value of 149 million euro. Among the properties included in the transfer of the business branch were 9 buildings, for a depreciable value of 7 million euro, being historical buildings they are bound by law 1089/1939 and as such, subject to regulations provided by Law Decree 490/1999. In accordance with this legislation, the effectiveness of the transfer has been suspended pending the expiry of the pre-emptive rights of the State, in March 2004. In consideration of the aforementioned encumbrance, the property was kept in the financial statements of the Parent Bank as of 31 December 2003.

Intangible fixed assets (caption 110)

Intangible fixed assets comprise:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Goodwill	7	16
Software in use	201	198
Software not yet in use	73	111
Other deferred charges	62	81
Total	343	406

The caption “software in use” refers to purchases of new packages for integrating the operating network procedures.

Amounts recorded to the caption “software not yet in use” relate to changes interventions to develop programs mainly ordered from third parties and not yet completed.

Other “Deferred charges” include:

•     49 million euro for leasehold property improvements;

•     2 million euro for start-up and expansion costs.

Changes in intangible fixed assets during the year (Table 4.2 B.I.)	(€/mil)

A. Opening balance	406
B. Increases
B1. purchases	211
B2. writebacks	—
B3. revaluations	—
B4. other changes	152
C. Decreases
C1. sales	—
C2. adjustments
a) amortization	232
b) long-term writedowns	8
C3. other changes	186
D. Closing balance	343
E. Total revaluations	—
F. Total adjustments	551
a) amortization	551
b) long-term writedowns	—

Changes in intangible fixed assets during the year are detailed below:

(€/mil)

	Goodwill	Software in use	Software not yet in use	Other deferred charges
Opening balance	16	198	111	81
Increases
• purchases	—	69	124	18
• writebacks	—	—	—	—
• revaluations	—	—	—	—
• transfer of software completed	—	142	—	—
• other changes	—	6	—	4
Decreases
• sales	—	—	—	—
• adjustments:
a) amortization	1	182	17	32
b) long-term writedowns	7	1	—	—
• transfer of software completed	—	—	142	—
• other changes	1	31	3	9
Closing balance	7	201	73	62

The other increases and decreases refer mainly to the changes in the area of consolidation during the year.

Software investments in 2003 increased mainly because of the development of the Bank’s data processing system, the modernizing of branch and central office hardware, the development of new software applications for the network, the migration of the former Banco di Napoli branches and the subsequent spin off of the branches of the Parent Bank located in the regions of Campania, Apulia, Basilicata and Calabria into Sanpaolo Banco di Napoli and the integration of information technology and operation activities of the former Cardine bank networks into the SANPAOLO IMI IT system.

SECTION 5 - OTHER ASSETS

Asset captions 90, 100, 150 and 160, not commented upon previously in these notes, comprise the following:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Goodwill arising on consolidation (caption 90)	883	1,000	842
Goodwill arising on application of the equity method (caption 100)	76	80	188
Other assets (caption 150)	17,986	20,252	20,494
Accrued income and prepaid expenses (caption 160)	3,105	2,775	2,852
Total	22,050	24,107	24,376

Goodwill arising on consolidation (caption 90)

This caption expresses the remaining goodwill arising from line by line and proportional consolidation after off-setting against negative goodwill on first time consolidation and amortization (see Part B – Section 8).

Analysis of caption 90 “goodwill arising on consolidation”

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Banco di Napoli	636	727
Gruppo Cardine	11	13
Banka Koper (*)	57	72
Financière Fideuram	16	18
Banque Privée Fideuram Wargny	3	3
Sanpaolo IMI Private Equity	7	9
Cassa dei Risparmi di Forlì	140	—
Inter Europa Bank	5	—
Eptaconsors (**)	4	—
Banca Popolare dell’Adriatico	4	—
Total	883	842

(*)                 The decrease in goodwill reflects, in addition to ordinary amortization, the extraordinary adjustment of 8 million euro, made in order to align the value of the investment in the Slovenian bank to the estimated opinion obtained in view of transferring the company to Sanpaolo IMI Internazionale.

(**)          The company was merged in Invesp S.p.A. during 2003.

Goodwill arising on application of the equity method (caption 100)

This caption expresses the remaining goodwill arising on application of the equity method after off-setting against negative goodwill on first time consolidation and amortization (see Part B – Section 8).

Analysis of caption 100 “goodwill arising on application of the equity method”

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Cassa di Risparmio di Firenze	47	55
Cassa dei Risparmi di Forlì	—	108
Eptaventure	1	1
Sagat	10	—
Noricum	2	—
Aeffe	16	24
Total	76	188

Given the strategic nature of the investments, goodwill arising on companies consolidated line by line and proportionally (caption 90), as well as that from Cassa di Risparmio di Firenze, is amortized over 10 years. The goodwill in Sanpaolo IMI Private Equity, Aeffe and Eptaventure purchased under private equity, is amortized over 5 years. Also the goodwill in SAGAT and NORICUM is amortized over 5 years.

Other assets (caption 150)

Analysis of caption 150 “other assets” (Detail 5.1 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Valuation of derivatives on interest rates and stockmarket indices	4,586	6,084
Effect of currency hedges, forex swap and cross-currency swap	454	1,012
Unprocessed transactions (*)	2,522	1,833
Deferred tax assets (**)	1,488	1,697
Tax collection accounts	1,210	1,379
Due from tax authorities:	2,407	2,212
• prepaid current year direct taxes	516	574
• tax credits relating to prior years	959	558
• taxes paid in advance on termination indemnities - Law 662/96	69	79
• taxes withheld during the year	344	252
• other loans	519	749
Amounts in transit with branches and subsidiaries (*)	1,416	1,444
Loans to be restored ex Law 588/96 (***)	—	580
Premiums paid on purchased options	1,296	1,066
Other items derivative contracts	1,032	341
Deposits with clearing-houses	35	858
Checks and other instruments held	30	87
Net effect of translating funds from international agencies using current rates, with the exchange borne by third parties	16	31
Items relating to securities transactions	35	11
Transactions by foreign branches	7	8
Other (****)	1,452	1,851
Total	17,986	20,494

(*)                               The amounts were mostly settled at the beginning of the new financial year.

(**)                        See Part B - Section 7 – “Provisions”.

(***)                 See Part B - Section 9 – “Other liabilities”.

(****)          ‘Other’ includes the estimated realizable value of 1.3 million euro for the loan arising from the Rome Court of Appeal in relation to the IMI Sir dispute. Detailed information on this dispute is provided later in this section.

IMI Sir dispute

Other assets include 1.3 million euro which refer to the estimated realizable value of the credit which was definitively enforced by the Civil Section of the Supreme Court through sentence 2469/03. This sentence has substantially confirmed decision no. 2887, passed by the Rome Court of Appeal on 11 September 2001, which condemned Consorzio Bancario SIR S.p.A. (in liquidation) to reimburse to the Bank the sum of 506 million euro previously paid by IMI to the heirs of Mr. Nino Rovelli as compensation for damages, in accordance with the sentence passed by the Rome Court of Appeal on 26 November 1990. However, the sentence changed the ruling on the amount of interest payable by the Consorzio – on the grounds of procedures and not of merit - in respect of whether or not it should include the amount matured from the date on which the appeal was served (equal to around 72.5 million euro as of 31 December 2001). Furthermore, the Supreme Court referred to another section of the Rome Appeal Court the decision on whether or not the total amount owed to the Bank by Consorzio should be reduced by approximately 14.5 million euro, as compensation for the damages related to the transaction between the Consorzio and IMI in respect of the additional agreement of 19/7/1979: if the trial judge holds the claim amount unjustified, the sentence against the Consorzio to pay the sum of 506 million euro will be reduced accordingly. In this respect, proceedings have begun within the terms, for the resummons of the sentence before the Rome Court of Appeal – where judgment is currently pending.

The same Supreme Court sentence passed final judgment on the right of Consorzio to be held harmless by Mrs Battistella Primarosa (heir to Mr. Nino Rovelli) and Eurovalori S.p.A.. The Supreme Court also endowed the Consorzio’s right to recourse as subordinate to the previous payment of the amount owed to SANPAOLO IMI S.p.A. and assigned the sentence on this particular appeal to the trial judge.

For the purposes of preparing the financial statements, the book value of the credit subject to the Supreme Court sentence has been calculated in accordance with national and international accounting standards for revenue recognition on the basis of its estimated realizable value, as confirmed by authoritative opinions.

With reference to the above, taking into account that the initiatives taken so far have not achieved substantial results, the Bank has considered that the estimated realizable value of this loan should be within the bounds of the Consorzio’s capital and its ability to pay; such amount, net of the effects attributable to the previously mentioned Supreme Court sentence, being substantially in line with that currently recorded.

Taking a consistent approach, since 2001, the investment held in the Consorzio has been written down to zero.

On 29 April 2003, the Criminal Section IV of the Court of Milan, finally sentenced Rovelli’s heir and the other co-defendants to different terms of imprisonment in relation to their respective levels of responsibility for the crimes committed, establishing also the compensation for damages to be awarded to the plaintiffs, among which SANPAOLO IMI.

To this end it should be noted that the Court quantified the amount of damages to be liquidated solely for moral injury at 516 million euro, without however granting provisional enforceability of the sentence, which would have allowed the plaintiffs to take immediate action in order to recover the amount receivable.

Therefore, since the sentence is not final nor binding (in that a plea for burden has been proposed by all the parties), it is expected that under the circumstances no relevance can be given to the amount due from Consorzio Bancario SIR either autonomously or as an element of valuation.

Accrued income and prepaid expenses (caption 160)

Analysis of caption 160 “accrued income and prepaid expenses” (Detail 5.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Accrued income
• income from derivative contracts	1,163	843
• interest from loans to customers	536	597
• interest on securities	275	346
• bank interest	100	125
• other	149	152
Prepaid expenses
• commission on placement of securities and mortgage loans	213	276
• charges on derivative contracts	31	33
• discounts on bond issues	277	236
• other expenses	361	244
Total	3,105	2,852

Other information

Distribution of subordinated assets (Table 5.4 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Due from banks	10	55
b) Loans to customers	66	68
c) Bonds and other debt securities	165	189
Total	241	312

Subordinated loans to banks and to customers refer mainly to Group companies. Subordinated bonds and other debt securities refer mainly to issues by leading banking institutions and securities which represent securitization transactions (see Part B – Section 11 of the Explanatory Notes).

SECTION 6 - PAYABLES

Detail of the total balance for the Group is provided below:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Due to banks (caption 10)	28,534	24,133	24,456
Due to customers (caption 20)	79,993	83,499	85,280
Securities issued (caption 30)	51,553	49,529	51,561
Public funds administered (caption 40)	175	208	208
Total	160,255	157,369	161,505

Due to banks (caption 10)

Deposits taken from banks are analyzed as follows:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Due to central banks
• repurchase agreements and securities loaned	1,704	842
• other deposits from the Italian Exchange Office	355	28
• other deposits from central banks	1,918	905
Due to other banks
• deposits	9,762	9,603
• repurchase agreements and securities loaned	5,998	2,802
• medium and long-term loans from international bodies	6,360	5,881
• current accounts	721	943
• other	1,716	3,452
Total	28,534	24,456

Detail of caption “due to banks” (Table 6.1 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Repurchase agreements	7,582	3,534
b) Securities loaned	120	110

Loans from international bodies include loans used by the Group to finance investment projects in industrial sectors and in public utility services.

Due to customers and securities issued (captions 20 and 30)

Funds obtained directly from customers, comprising deposits from customers and securities issued, are detailed below:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Due to customers
• current accounts	53,968	52,197
• repurchase agreements and securities loaned	10,073	12,917
• deposits	14,405	18,116
• short-term payables relating to special management services carried out for the government	230	313
• other (*)	1,317	1,737
Securities issued
• bonds	39,979	39,447
• certificates of deposit	7,149	7,310
• banker’s drafts	641	648
• other securities	3,784	4,156
Total	131,546	136,841

(*) Essentially comprises short positions on securities taken as part of stockbroking activities.

Detail of caption “due to customers” (Table 6.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Repurchase agreements	9,946	12,779
b) Securities loaned	127	138

There have been no issues of bonds convertible into shares of the Bank or other companies, or similar securities or bonus shares.

Public funds administered (caption 40)

Public funds administered are provided by the State and other public agencies. These funds are analyzed below:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Funds provided by the State	52	151
Funds provided by regional public agencies	123	19
Other funds	—	38
Total	175	208
of which: funds with risk borne by the Government under Law 19 of 6/2/87	10	59

Other information relating to payables

Information regarding the distribution of deposits by geographical area, type of currency and degree of liquidity, is reported in Part B, Section 11 of these notes.

SECTION 7 - PROVISIONS

The Group provisions are analyzed below:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Provisions for employee termination indemnities (caption 70)	946	967	961
Provisions for risks and charges (caption 80)
• pensions and similar commitments (caption 80.a)	304	348	343
• provisions for taxation (caption 80.b)	732	742	670
• other provisions (caption 80.c)	1,946	1,756	1,768
Reserve for probable loan losses (caption 90)	91	76	71
Total	4,019	3,889	3,813

Provisions for termination indemnities (caption 70)

Changes in “reserve for termination indemnities” during the year	(€/mil)

Opening balance	961
Increases
• provisions	101
• employment contract acquisition	—
• other changes	13
Decreases
• advances allowed under Law 297/82	16
• indemnities to employees leaving the Group	96
• employment contract acquisition	—
• other changes	17
Closing balance	946

Provisions for risks and charges (caption 80)

Pensions and similar commitments (caption 80.a)

Changes in the reserve for pensions and similar commitments during the year	(€/mil)

Opening balance	343
Increases
• provisions	14
• other	11
Decreases
• utilizations	24
• other	40
Closing balance	304

As of 31 December 2003 the provision is made up of 298 million euro from the former Cardine Group banks (302 million euro as of 31 December 2002) and 6 million euro from the Cassa dei Risparmi di Forlì. The reserve accrued by the Parent Bank as of 31 December 2002, (41 million euro) to cover charges in relation to the integration of the pension paid to former IMI S.p.A. staff, has been transferred during the year to Section A of the Pensions Reserve in relation to former Banco di Napoli staff, subject to the Bank’s original obligation in respect of access to the fund (the transfer has been booked to other decreases for a value of 39 million euro).

Accruals to the reserve in question were made on the basis of independent actuary appraisals.

Provisions for taxation (caption 80.b)

Changes in “provisions for taxation” during the year

(€/mil)

	Current income taxes payable	Deferred tax liabilities	Total
Opening balance	534	136	670
Increases
• provisions for current year direct taxes	461	34	495
• other changes	79	141	220
Decreases
• utilizations	386	163	549
• other changes	58	46	104
Closing balance	630	102	732

The provisions for taxation are composed of 630 million euro to cover current income taxes and actual, existing or potential fiscal disputes, including local taxes payable by foreign branches and subsidiaries, as well as 102 million euro to cover deferred taxes.

During the year, SANPAOLO IMI and many of its subsidiaries have adhered to an initiative in terms of “tax reform and benefits” in compliance with the 2003 Budget Law (“Legge Finanziaria”), by sustaining a total charge of 48 million euro, of which 21 million euro with the use of pre-existing reserves (for further detail refer to Part C – Section 6 - Other statement of income captions). As regards fiscal disputes, it is worth pointing out that:

•                  in a sentence dated 23 October 2003, the subsidiary Fideuram Vita obtained a favorable judgment from the Supreme Court in respect of its dispute with the tax authorities regarding the years from 1985 to 1987;

•                  the subsidiary Sanpaolo Life Ltd, pursuant to Art. 15 of the aforementioned 2003 Budget Law, closed the action made in December 2002 by the Tax Police in the context of an examination of Banca Sanpaolo Invest S.p.A. (for more detailed information on this subject, refer to the Explanatory Notes to the Consolidated Financial Statements as of 31 December 2002 – Section 7 - Provisions).

Deferred tax assets and liabilities recorded in the consolidated financial statements refer to temporary differences between the accounting and fiscal value of assets and liabilities accrued in 2003 and in prior years, for which it is deemed likely that a tax liability will be incurred in the future (in the case of deferred tax liabilities) or which will most likely be recovered (in the case of deferred tax assets). Deferred taxation has been calculated by each Group company and also on consolidation in respect of the tax effect of specific consolidation entries. The tax effect relating to provisional differences of each Group subsidiary has been calculated applying different tax rates according to the respective country of residence.

Analysis of deferred tax liabilities

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Deferred tax liabilities charged to the statement of income	88	112
• on profits from Group companies	7	13
• other	81	99
Deferred tax liabilities charged to shareholders’ equity:	14	24
• on Parent Bank’s reserves	13	13
Other reserves - Reserve ex Law 169/83	4	4
Other reserves - Reserve ex Decree 213/98	9	9
• on other subsidiary reserves	1	11
Total	102	136

Changes in deferred tax liabilities charged to the statement of income

Changes in deferred tax liabilities (Bank of Italy regulation 03.08.99)	(€/mil)

1. Initial amount	249
2. Increases
2.1 Deferred tax liabilities arising during the year	34
2.2 Other increases	4
3. Decreases
3.1 Deferred tax liabilities deferred during the year	163
3.2 Other decreases	3
4. Final amount (*)	121

(*)       Where applicable, this refers to the total deferred taxation before compensation with the assets for advance taxation.

Compensation between deferred tax liabilities and deferred tax assets

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Deferred tax liabilities before compensation	121	249
Compensation with deferred tax assets	33	137
Net deferred tax liabilities (*)	88	112

(*)       This refers to the total of caption 80.b of the Balance Sheet, Taxation.

Changes in deferred tax liabilities charged to shareholders’ equity

Changes in deferred tax liabilities (Bank of Italy regulation 03.08.99)	(€/mil)

1. Initial amount	24
2. Increases
2.1 Deferred tax liabilities arising during the year	—
2.2 Other increases	—
3. Decreases
3.1 Deferred tax liabilities deferred during the year	—
3.2 Other decreases	10
4. Final amount	14

“Other decreases” reflect the exit of Banque Sanpaolo from line by line consolidation.

Analysis of deferred tax assets

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Deferred tax assets credited in the statement of income for:	1,262	1,447
• net adjustments to loans	349	401
• provisions for future charges	616	563
• adjustments to securities and equity investments	121	163
• other	176	320
Deferred tax assets credited in shareholders’ equity for:	226	250
• deferred tax assets generated by the merger with Banco di Napoli	226	250
Total	1,488	1,697

Changes in deferred tax assets credited in the statement of income

Changes in deferred tax assets (Bank of Italy regulation 03.08.99)	(€/mil)

1. Initial amount	1,584
2. Increases
2.1 Deferred tax assets arising during the year	398
2.2 Other increases	15
3. Decreases
3.1 Deferred tax assets reversing during the year	642
3.2 Other decreases	60
4. Final amount (*)	1,295

(*)       Where applicable, this refers to the total deferred tax assets before compensation with the deferred tax liabilities.

“Other decreases” includes the exit of Banque Sanpaolo from line by line consolidation.

Compensation between deferred tax assets and deferred tax liabilities

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Deferred tax assets before compensation	1,295	1,584
Compensation with deferred tax liabilities	33	137
Net deferred tax assets (*)	1,262	1,447

(*) This refers to the total of caption 150. of the Balance Sheet, Other assets.

Changes in deferred tax assets credited in net shareholders’ equity

During 2002 tax benefits for 250 million euro were booked in respect of funds concerning the deferred tax asset generated by the merger of Banco di Napoli into SANPAOLO IMI, in relation to the quota of goodwill on Banco di Napoli, credited in 2000 to offset pre-existing negative differences at first consolidation. This amount decreased by 24 million euro in 2003 following the booking in the consolidated statements of income of the tax effects generated by the amortization of the merger differences following the aforementioned merger operation.

Report as per Consob Communication 1011405 dated 15 February 2001

Tax benefits under D.Lgs. 153 dated 17/5/99 (Legge Ciampi)

Law Decree 153 dated 17 May 1999 - known as “Legge Ciampi” – introduced tax instruments in respect of restructuring operations on banks and, among others, set a reduced tax rate for bank or banking group concentration transactions of 12.50% on profits destined to a special reserve to be composed of the maximum amount, to be broken down on a straight-line basis over five years, at 1.2% of the difference between the receivables and payables of all the banks that took part in the transaction and the aggregate of the major bank participating in the transaction.

The European Commission declared, through a statement dated 11 December 2001, that the tax benefits under “Legge Ciampi” were incompatible with Community principles. Together with the Italian Government who, in February 2002, filed an appeal against the European Court of Justice, ABI (the Italian Bankers Association) and the banks concerned, including SANPAOLO IMI, petitioned the High Court of Luxembourg to cancel the decision of the European Commission. The dispute is still pending even if, in view of the pending sentence on the appeal filed by the Government before the Court of Justice, the Court has decided to suspend judgment until the appeal by the Italian Government is settled. All in all this latest development has limited the possibility for private parties (among which our Bank) to enforce the specific reasons for grievance against the lodged appeal. This is why an attempt was made to obtain a review of the order to suspend the sentence issued by the Court. Unfortunately this attempt was unsuccessful.

Therefore ABI and the banks concerned are now forced to wait until the Court of Justice pronounces judgment on the proceedings brought by the Italian Government, the consequences of which, in all probability, will influence profoundly the outcome of their own appeal as soon as it can resume its course before the High Court.

Following the aforementioned decision by the European Commission, decree law 63 of 15 April 2002 (subsequently converted into Law 112 on 15 June 2002) suspended Legge Ciampi with effect from 2001. Commencing from that year, current income taxes and deferred taxes have therefore been determined without taking into account the benefits in question. Furthermore, through decree law 282 of 24 December 2002 (subsequently converted into Law 27 on 21 February 2003), the Government implemented the decision of the Commission whereby it enforced payment of the unpaid taxes (being the relief granted to banks through Legge Ciampi) by 31 December 2002. It should be noted that SANPAOLO IMI and the Cardine group merged banks – that, through the law in question, benefited from tax relief for the years 1998, 1999 and 2000 – had accrued prudently the corresponding amount to the tax reserve.

In respect of the expiry on 31 December 2002, the Parent Bank paid 200 million euro, which corresponds to the lower tax liabilities already paid in by the Bank and the merged banks and includes interest at an annual rate of 5.5%, which is substantially in line with the full amount to be reimbursed, apart from some minor adjustments. Merely for precautionary measures, reservations were expressed to the Department of the Treasury, the payee, in respect of the petitions brought before the High Court of the European.

As far as the effect on the financial statements is concerned, considering that the recovery of the tax relief has been applied in the presence of disputes brought against the European Commission by the Italian Government and the banks concerned and that in any case the amount paid cannot be considered definitive, such amounts have been recorded to other assets and wholly offset by accruals to the tax reserve.

Provisions for risks and charges - other reserves (caption 80.c)

Analysis of caption 80.c “provisions for risks and charges: other provisions” (Table 7.3 B.I.)	(€/mil)

	Guarantees and commitments		Other risks and charges		Other personnel charges		Total
Opening balance	144		1,061		563		1,768
Increases
• provisions	14		159		36		209
• reclassifications	—		—		—		—
• other	—		13		529	(*)	542
Decreases
• revaluation of guarantees	20		—		—		20
• coverage of charges deriving from legal disputes and other	—		69		—		69
• used to cover long-service bonuses and for surplus	—		84		229		313
• reclassifications	—		—		—		—
• other	7	(**)	153	(**)	11	(**)	171
Closing balance	131		927		888		1,946

(*)                 This caption mainly comprises 452 million euro for accruals to “Income, employment and re-training fund for staff in the banking industry”, of which 376 million euro refer to the Parent Bank and 76 million euro to the former Cardine bank networks, booked to “extraordinary expenses”, and of 76 million euro being the contra-entry of “personnel costs”, mainly relating to accruals for bonuses and discretionary incentives for employees, of which 39 million euro refer to the Parent Bank, 33 million euro to the former Cardine bank networks and 4 million euro to Sanpaolo Banco di Napoli.

(**)          This caption includes the effect of the non-consolidation of Banque Sanpaolo.

Provisions for “guarantees and commitments” of 131 million euro cover expected losses in respect of guarantees and more generally, the contingencies associated with guarantees and commitments, including exposures to derivate contracts on loans for which the Group has taken over the credit risk (seller protection). More specifically, the provisions include risks calculated on a case by case basis as well as the physiological risk of performing accounts valued using the same principles as those applied to loans.

Provisions for “other risks and charges” amounting to 927 million euro, include:

•                  the Parent Bank for 490 million euro, of which:

•                  294 million euro provided against estimated losses on legal disputes and, more specifically, on claims by receivers of bankrupt customers;

•                  163 million euro to cover potential charges among which guarantees given as part of company transactions and those relating to risks connected to dealing activities in securities;

•                  33 million euro accrued against potential charges deriving from the probable renegotiation of mortgage loans to a specific reserve calculated on the basis of the parameters that are currently available;

•                  Sanpaolo Banco di Napoli for 141 million euro, of which:

•                  89 million euro provided against estimated losses on legal disputes, including claims by receivers of bankrupt customers;

•                  34 million euro accrued against potential charges deriving from the probable renegotiation of mortgage loans to a specific reserve calculated on the basis of the parameters that are currently available;

•                  10 million euro for outstanding contributions connected to special loans;

•                  8 million euro for other categories;

•                  44 million euro for the former Cardine bank networks, of which 5 million euro against potential costs deriving from the renegotiation of mortgage loans;

•                  the tax collection services of the Group for 18 million euro to cover specific risks in the sector and restructuring charges;

•                  other subsidiaries for 234 million euro, mainly relating to risks, also of a commercial or operational nature, connected to the distribution of and dealing in financial products.

Provisions for “other personnel costs”, of 888 million euro, include:

•                  the Parent Bank for 738 million euro, of which:

•                  494 million euro for staff leaving incentives offered to employees during the year and in prior years. With reference to initiatives completed during 2003, the reserve also includes charges referring to staff whose employment contracts were transferred to Sanpaolo Banco di Napoli S.p.A. in the context of the conferral of the Business Branch represented by the Southern Territorial Direction. The provisions of the transfer requires that the Parent Bank reimburses the receiving company the sums paid by the latter as leaving incentives to employees on the basis of the company agreement with the Parent Bank dated 14 June 2003;

•                  120 million euro accrued, on the basis of independent actuarial appraisals, to cover the technical deficit of the supplementary pension fund, an independent entity, which integrates the compulsory pension fund for Istituto Bancario San Paolo di Torino employees;

•                  54 million euro of other provisions to the supplementary pension fund;

•                  44 million euro accrued against potential liabilities deriving mainly from employee premiums and incentives, the issue of which is at the discretion of the Parent Bank;

•                  18 million euro to cover payment of long service bonuses to employees;

•                  8 million euro provisions made to the technical reserve – Law 336/70, for employee accident coverage and to cover other minor potential liabilities.

•                  other subsidiaries for 150 million euro, of which 117 million euro refer to the former Cardine bank networks and 10 million euro to Sanpaolo Banco di Napoli.

Potential risks from customer complaints in respect of dealing activities in securities

The provision for risks and charges has been calculated taking into consideration the Group’s risk profile with customers connected to dealing activities in securities, especially in respect of the circumstances related to the insolvency of the Cirio and Parmalat groups.

The Group policy provides that – in accordance with normal criteria for managing customer complaints based on verifying that the formal and behavioral principles dictated by regulatory reference framework have been respected – Group companies pay particular attention, even resorting to a proper course of investigation, to the adequacy of the service provided, particularly in respect of the awareness acquired by the customer about the implicit risks involved in the specific intermediary financial instruments.

Furthermore, SANPAOLO IMI has welcomed the setting up of a Committee of Parmalat bondholders, created in order to represent Group customers in the context of the collective procedings, and has decided to provide the Committee with logistic assistance and financial support, whilst guaranteeing its total autonomy in respect of management and decisions.

On the basis of the analyses and evaluations made in respect of the potential liabilities arising from the global framework, the Group has proceeded at year end to adjust the accrual to the provision for risks and charges by 30 million euro.

Report as per Consob Communication 1011405 dated 15 February 2001

Subsidized home mortgage loans

Law 133/99, implemented with Ministerial Decree 110/2000 (against which an appeal was presented before the administrative court) forces banks, upon receipt of a specific request by borrowers or by the body issuing the borrowing facilities, to review the interest rates applied to mortgages issued, with charges to be borne in full or partially by the public sector.

As no “threshold rate” is set for subsidized loans, subsection 62 of Art. 145 of Law 388 dated 23 December 2000 (Budget Law 2001) clarifies that the renegotiation rate is to be considered as “the average effective global rate for home mortgage loans being amortized”, assigning the identification of the transactions within which to carry out the observations to determine the renegotiation rate to a subsequent regulation. To this end, with the Decree dated 4 April 2001, the Treasury set up the new consistent category of subsidized loans being amortized, and the Bank of Italy issued the correlated methodological notes to identify the average rates for the sector. To complete the application of the framework of the legislation, Ministerial Decree dated 31 March 2003 was enacted, which identified the interest rates to be applied, 12.61%, for the purposes of renegotiating such loans.

The Group companies commenced accounting-administration activities in order to apply the new interest rates and to carry out the necessary adjustments to the installments expired after 1 July 1999. These activities refer to the six months ended 31 December 2003 and concern those loans to which the benefits of Art. 29 of Law 133/99 apply. Some aspects still have to be defined with the interested bodies in respect of the renegotiation of some types of loans granted according to specific incentive laws and regional funds, as well as adjustments relating to already extinguished loans. SANPAOLO IMI has decided to continue, still in agreement with the system, with the appeals which were disregarded in the first degree by the Lazio Regional Administration Court, against that stated in Ministerial Decree 110/2000.

For completeness it is highlighted that the provisions of the Ministerial Decree of 31 March 2003 for determining the renegotiation rate cannot be formally defined as being fully established, owing to an isolated appeal presented before the Lazio Regional Administration Court by a Regional Body. Nevertheless, because of its characteristics and in the light of case law precedents issued by the same Regional Administration Court, such initiative would not appear appropriate to bring the current regulatory model under discussion.

The potential charge in respect of the future renegotiation of mortgage loans not included in the initial enforcement of the applicable legislative measures, equal to 76 million euro (of which 30 million euro refer to the Parent Bank), has been covered by making appropriate accruals to the provision for other risks and charges. In the years following 2004, the negative impacts on the statement of income will be gradually reduced because of the expiry of current mortgage loans.

Subsidized agricultural mortgage loans

The provisions of Art. 128 of Law 388/2000 (Budget Law 2001) have introduced the faculty for borrowers to renegotiate “loan installments still to expire” at more favorable rates fixed for low-interest transactions, as an alternative to early extinction, whilst providing the same benefits. Renegotiation is subject to the implementation of a Ministerial Decree which has still not yet been issued.

Later, Law 268 of 24 September 2003 was enacted providing that, for the purpose of applying Art. 128 of Law 388/2000, allow even different banks to grant loans destined exclusively for the early extinction of agricultural mortgages which had been amortized for at least five years at the date on which Law 268/03 became effective. These new financial transactions, to be completed at market rates and the granting of which has been merely authorized and is not obligatory for the lending bank, are subject to presentation of specific requests for early extinction and financing, also to be formulated by the local authorities providing the benefits.

Considering the precise reference to the “loan installments still to expire” already contained in Law 388/2000, enacted by Law 268/03, and the consequent possibility to activate “renegotiation” of such loans only for the future, no specific provisions have been made.

Fixed-rate unsubsidized mortgage loans (usury)

In compliance with the provisions of Decree Law 394/2000, (converted into Law 24/2001 and containing the authentic interpretation of “anti-usury” Law 108/1996) and the subsequent Constitutional Court Sentence 29/2002, the SANPAOLO IMI Group adjusted all mortgages covered by these provisions to the annual “replacement” rate of 9.96% with effect from installments expiring before 31 December 2000. Furthermore, an annual interest rate of 8% was applied to those loans which, thanks to the presentation of self-certification by the borrowers, the eligibility requirements to such reduction were ascertained (the original capital of the loan not being more than 150 million Italian Lira, granted to first-time buyers of non-luxury homes).

The reserves for other risks and charges still include a residual accrual of 3 million euro (wholly referring to the Parent Bank) to cover further requests to reduce interest rates to 8% not yet received or not yet documented by borrowers possessing the legal requirements to benefit from such rates.

Anatocism

In March 1999, the Supreme Court declared quarterly capitalization of interest payable to be illegitimate, thereby completely changing the previous law. This decision was based on the assumption that the relevant clauses in bank contracts do not integrate “regulatory” use - as believed in the past - but rather “trading”, which contrasts with the prohibition of anatocism in compliance with Art. 1283 of the Italian Civil Code.

After the reversal by the Supreme Court, Decree Law 342/99 was enacted, confirming the legitimacy of capitalization of interest in current account contracts if it is applied over the same period as that for calculating interest payable and receivable: the Credit and Savings Interdepartmental Committee was assigned to determine the methods of such calculation and from 22 April 2000, the date on which the Committee’s instructions became effective, all current accounts were adjusted applying quarterly capitalization to interests receivable and payable.

Since April 2000 the capitalization of half-yearly interests is considered legitimate and the dispute refers only to those contracts signed before that date; it should be noted that, despite the fact that the Supreme court has repeatedly confirmed the invalidity of the capitalization clauses, many judges of merit have disregarded the sentence, continuing to consider it legitimate, thus the case law is still being debated.

As a whole the number of cases pending has remained at an insignificant level in absolute terms, but is subject to careful monitoring. The risks relating to the disputes in question correspond to the prudent accruals made to the Provisions for other risks and charges which are proportionate to the total of each legal request. Where the introductory measures do not quantify the demand and until an accounting opinion has been expressed on the issue, the risk involved is covered by an accrual to the provision for other risks and charges of 69 million euro (of which 50.5 million euro refer to the Parent Bank), destined, in its entirety, to hedge disputes of an undetermined amount and of an uncertain outcome.

GEST Line dispute

GEST Line S.p.A. is the SANPAOLO IMI Group company for tax collection activities, created from the merger by incorporation of the tax collection companies Gerico, Sanpaolo Riscossioni Genova, Sanpaolo Riscossioni Prato and Esaban.

The risks connected to this dispute are almost exclusively attributable to a dispute with the tax authorities in respect of claims of irregularities and vary by nature and size according to the business of each merged company.

With reference to Gerico S.p.A., previously a subsidiary of the former Cardine Banca and later merged by incorporation into SANPAOLO IMI S.p.A., there are a series of administrative and accounting procedures pending filed by local Tax offices and by the General Accounting Office for presumed fiscal damages, all originating from the non-collection of income taxes. More specifically, the aforementioned proceedings are connected to presumed irregularities committed by some tax collection officials reporting activities during inspections on delinquent tax payers premises. These proceedings are still pending on various levels of judgment and are constantly defended by the legal professionals engaged by the company.

The dispute involving Esaban S.p.A. (a company in the tax collection sector of the former Banco di Napoli, which incorporated all the other tax collection companies of the Group, changing its name to GEST Line S.p.A.) originated from a series of provisions denying the reimbursements issued by the tax authorities in the years 1999 – 2001, all contested according to hierarchy.

The total risks connected to the Gerico S.p.A. and Esaban S.p.A. disputes are covered by unlimited guarantees already received by the aforementioned companies from the companies transferring the respective tax collection branches of business (each of the savings banks then merged into Cardine Banca and the former Banco di Napoli). The above mentioned guarantees cover any losses or contingent liabilities following events prior to the respective dates of transfer and expire in 2005. In light of the events which took place following the merger of Cardine Banca and Banco di Napoli, SANPAOLO IMI took over the commitments deriving from the aforementioned guarantees, the risks of which are, as a whole, covered by appropriate accruals.

The risk pertaining mainly to the tax collection activities in the context of the authorities in Venice is not comprised in the aforementioned guarantees and, instead, solely affects the capital of GEST Line. Following the proceedings for fiscal damages as a result of presumed irregularities by some tax officials, the local section of the General Accounting Office passed sentence against the licensee for a sum of around 11 million euro. The relevant sentences have all been contested with its enforcement suspended; as a consequence an appropriate accrual has been made.

Dispute relating to the proceedings sanctioned by Consob against Sanpaolo IMI Asset Management S.G.R. S.p.A.

The financial administrative sanctions issued by the Ministry of Economy following the proposal by Consob after inspection assessments at Sanpaolo IMI Asset Management have, in accordance with Art. 195 TUF, been contested by SGR and its sanctioned representatives before the Milan Court of Appeal which, on 26 November 2003, declared the sanctions illegal. The decision is not definitive, as it is subject to appeal before the Supreme Court.

Reserve for probable loan losses (caption 90)

Changes during the year in “reserve for probable loan losses” (Table 7.2 B.I.)	(€/mil)

A. Opening balance	71
B. Increases
B1. provisions	15
B2. other changes	6
C. Decreases
C1. utilization	1
C2. other changes	—
D. Closing balance	91

This caption reflects provisions made by certain subsidiaries to cover credit risks - including risks deriving from derivative transactions; these risks are only potential, therefore the reserve is not set off against asset balances.

SECTION 8 - CAPITAL, EQUITY RESERVES, RESERVE FOR GENERAL BANKING RISKS AND SUBORDINATED LIABILITIES

This section comments on the following balance sheet captions:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Shareholders’ equity
• capital (caption 150)	5,144	5,144	5,144
• additional paid-in capital (caption 160)	708	708	708
• reserves (caption 170)
a) legal reserve	1,029	1,029	1,029
b) reserve for own shares	34	31	31
c) other reserves	2,819	2,766	2,610
• revaluation reserves (caption 180)	72	18	18
• reserve for general banking risks (caption 100)	4	14	14
• negative goodwill arising on consolidation (caption 120)	—	—	—
• negative goodwill arising on application of the equity method (caption 130)	213	91	94
Total Group capital and reserves	10,023	9,801	9,648
• net income (caption 200)	972	901	889
Group interest in shareholders’ equity	10,995	10,702	10,537
Own shares (asset caption 140)	34	31	31
Minority interest (caption140)	271	342	334
Subordinated liabilities (caption 110)	6,414	6,605	6,613

Group shareholders’ equity

Capital and equity reserves (liability captions 150, 160, 170 and 180)

The capital, additional paid-in capital and the legal reserve coincide with the corresponding captions of the shareholders’ equity of the Parent Bank. “Other reserves” includes the Parent Bank’s remaining reserves and changes at Group level in the equity of the companies included in the consolidation.

As of 31 December 2003, “share capital” amounts to 5,144,064,800 euro and is composed of 1,448,831,982 ordinary shares and 388,334,018 preference shares, both with a nominal value of 2.8 euro each.

The “reserve for own shares” has been set up by the Parent Bank to cover the SANPAOLO IMI shares in portfolio.

The “revaluation reserves” are lodged with certain Group companies following the revaluation of investments made in application of special laws. In particular, it should be noted that during the year revaluations for 65 million euro were made by the subsidiaries Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio in Bologna, Banca Popolare dell’Adriatico and Friulcassa in compliance with Law 342 of 21 November 2000 (as subsequently modified by Law 350 of 24 December 2003). This revaluation is set-off by the increase in the equity reserves of the subsidiaries for 54 million euro and by recording 11 million euro to a reserve for substitute tax.

Reserve for general banking risks (liability caption 100)

The “Reserve for general banking risks” exclusively refers to accruals made by certain subsidiaries.

Negative goodwill arising on application of the equity method and on consolidation (liability captions 120 and 130)

Liability captions 120 and 130 represent the negative differences arising on line by line consolidation and on application of the equity method after off-setting them against positive differences on first time consolidation.

Details of the aforementioned off setting operations between negative and positive differences on first time consolidation are shown in the table below.

	31/12/03	31/12/02
	(€/mil)	(€/mil)

Negative goodwill arising on first-time consolidation:
• line-by-line
• former IMI Group	952	952
• former Cardine Group	241	241
• using the equity method
• former IMI Group	75	75
• former Cardine Group	58	58
Total	1,326	1,326

Goodwill arising on first-time consolidation:
• line-by-line
• former Banco di Napoli Group	-854	-854
• former Cardine Group	-296	-296
• using the equity method
• Cassa di Risparmio di Firenze	-173	-173
• former Cardine Group	-3	-3
Total	-1,326	-1,326

The balance of caption 130 “Negative goodwill arising on application of the equity method”, for 213 million euro, represents the Group’s interest in the increase in shareholders’ equity of investments valued using the equity method and recorded after first time consolidation. The amount refers mainly to companies operating in the insurance sector.

Commentary to asset captions 90 “Goodwill arising on consolidation” and 100 “Goodwill arising on application of the equity method” is provided in Part B – Section 5, “Other assets”.

Own shares (asset caption 140)

As of 31 December 2003, the Parent Bank alone held 3,220,919 SANPAOLO IMI shares in its portfolio (equal to 0.18% of the share capital). These are recorded at market value among the assets in the Balance sheet for 34 million euro.

Further explanation of own shares is provided in the “Report on Operations - Capital and reserves”. Detail of the movements in 2003 is provided below:

	Opening balance		Increases		Decreases		Closing balance
	number	book value (*)	number	equivalent	number	equivalent	number	book value (*)
		(€/mil)		(€/mil)		(€/mil)		(€/mil)
SANPAOLO IMI	1	—	6,097,849	48.6	2,876,931	23.6	3,220,919	33.5
Prospettive 2001	3,073,729	19.1	—	—	3,073,729	22.7	—	—
Banca Popolare dell’Adriatico	53,087	0.3	—	—	53,087	0.4	—	—
IMI Investimenti	219,190	1.4	—	—	219,190	1.9	—	—
Banca IMI (**)	1,594,744	9.9	8,542,252	77.7	10,532,571	95.0	—	—
Total	4,940,751	30.7	14,640,101	126.3	16,755,508	143.6	3,220,919	33.5

(*)                 Expressed at market values.

(**)          As of 31 December 2003, Banca IMI booked to liabilities a “short position” relating to 395,575 SANPAOLO IMI shares which refer to the normal dealing and financial activities balanced by transactions in derivatives.

Minority interests (liability caption 140)

As of 31 December 2003, the portion of “minority interests” amounting to 271 million euro essentially relates to the share attributable to minority shareholders in Banca Fideuram.

A statement of changes in the consolidated net shareholders’ equity for the period is attached to these notes, together with a reconciliation of the Parent Bank’s net shareholders’ equity and the corresponding consolidated amounts.

Regulatory capital

A breakdown of the regulatory capital and a description of the minimum requirements for supervisory purposes is provided below. The final results will be submitted to the Bank of Italy following approval of these financial statements:

Category / Value	31/12/03	31/12/02
	(€/mil)	(€/mil)
A. Regulatory capital
A.1 Tier 1 capital	10,038	9,765
A.2 Tier 2 capital	4,470	4,406
A.3 Items to be deducted	-837	-470
A.4 Regulatory capital	13,671	13,701
B. Minimum regulatory requirements
B.1 Credit risk	9,999	9,886
B.2 Market risk	877	767
of which:
• risks on dealing portfolio	866	756
• exchange risks	10	11
• concentration risks	1	—
B.2.1 Tier 3 subordinated loans	598	589
B.3 Other minimum requirements	45	44
B.4 Total minimum requirements	10,921	10,697
C. Risk assets and capital adequacy-ratios
C.1 Risk-weighted assets (*)	136,513	133,713
C.2 Tier 1 capital / Risk weighted assets	7.4%	7.3%
C.3 Regulatory capital / Risk weighted assets (**)	10.5%	10.7%

(*)                 Total minimum requirements multiplied by the minimum compulsory ratio for lending risks (12.5).

(**)          On the basis of Bank of Italy letter no. 10155 dated 3 August 2001, in order to compute the Total Risk ratio, Tier 3 subordinated loans are considered a component of total capital.

Subordinated liabilities (liability caption 110)

	Original currency	Amount in the financial statements as of 31/12/03	Amount in original currency (millions)	Interest rate	Issue date	Maturity date	Starting date of early redemption of the loan
		(€/mil)

Preferred Shares	EUR	1,000	1,000	up to 10/11/2010: 8.126% p.a.	10/11/2000	Not	10/11/2010
				subsequently: 1 year Euribor + 3.5% p. a.		redeemable
Total innovative capital instruments (Tier 1)		1,000
Notes	USD	75	94	6 months LIBOR - 0.25% p.a. (a)	30/11/1993	30/11/2005	(*)
Notes	EUR	355	361	6 months Eurolibor + 0.50% p.a.	30/06/1994	30/06/2004	(*)
Debenture loan	Italian lire	209	404,115	6 months BOT + 0.10% p.a.	30/06/1997	01/08/2004	30/06/1999
Debenture loan	EUR	142	150	5.75%	15/09/1999	15/09/2009	(*)
Debenture loan	EUR	200	200	6 months Euribor + 0.50% p.a.	01/10/1999	01/10/2009	(*)
Debenture loan	EUR	150	150	up to 10/12/2004: 6 months Euribor 6 + 0.40% p.a.	10/12/1999	10/12/2009	10/12/2004
				subsequently: 6 months Euribor +0.75% p.a.
Notes	EUR	487	500	6.375% p.a.	06/04/2000	06/04/2010	(*)
Notes	EUR	349	350	up to 6/4/2005: 3 months Euribor + 0.50% p.a.	06/04/2000	06/04/2010	06/04/2005
				subsequently: 3 months Euribor + 1.25% p.a.
Notes	EUR	997	1,000	up to 27/9/2005: 3 months Euribor + 0.65% p.a.	27/09/2000	27/09/2010	27/09/2005
				subsequently: 3 months Euribor + 1.25% p.a.
Debenture loan	EUR	17	20	1.00% p.a.	27/04/2001	27/04/2006	(*)
Debenture loan	EUR	299	300	5.55% p.a.	31/07/2001	31/07/2008	(*)
Debenture loan	EUR	1	1	ECB interest rate on repo refinancing transactions	20/09/2001	20/09/2006	(*)
Debenture loan	EUR	200	200	5.16% p.a.	02/10/2001	02/10/2008	(*)
Notes	EUR	500	500	up to 28/6/2007: 3 months Euribor + 0.49% p.a.	28/06/2002	28/06/2012	28/06/2007
				subsequently: 3 months Euribor + 1.09% p.a.
Debenture loan	EUR	51	54	up to 15/7/2007: 4.90%	15/07/2002	15/07/2012	15/07/2007
				subsequently: 6 months Euribor + 0.76% p.a.
Debenture loan	EUR	141	147	up to 4/12/2007: 4.32% p.a.	04/12/2002	04/12/2012	04/12/2007
				subsequently: 6 months Euribor + 0.85% p.a.
Notes	EUR	300	300	5.375% p.a.	13/12/2002	13/12/2012	(*)
Notes	EUR	343	350	up to 9/6/2010: 3.75% p.a.	09/06/2003	09/06/2015	09/06/2010
				subsequently: 3 months Euribor + 1.05% p.a.
Total subordinated liabilities (Tier 2)		4,816
Debenture loan	EUR	349	350	2.98% p.a.	15/05/2003	15/11/2005	(*)
Notes	EUR	50	50	up to 14/11/2004: 1.44289% p.a.	26/06/2003	15/11/2007	(*)
				subsequently: 1.50% p.a.
Debenture loan	EUR	199	200	2.42%	30/06/2003	30/12/2005	(*)
Total Tier 3 subordinated liabilities		598
Total		6,414

(*)       Early redemption of the loan is not expected.

(a)       With a minimum of 5.375% and a maximum of 8.250%.

During the year, the Parent Bank issued new subordinated loans for 350 million euro in the form of Tier 2 subordinated loans destined to replace those in expiry and for 600 million euro in the form of Tier 3 subordinated liabilities.

The Tier 2 subordinated liabilities not included in the calculation of regulatory capital as of 31 December 2003 is equal to 490 million euro.

Preferred Securities, which are attributable to Tier 1 capital, satisfy the following requirements:

•                  the securities are not redeemable, the issuer’s redemption right, if any, cannot be exercised during the first 10 years after issue; redemption has to be authorized in advance by the Bank of Italy;

•                  the contract provides for the possibility of suspending remuneration of the securities, even partially, if the Parent Bank, which directly controls the issuer, has not distributed dividends on its own shares during the previous year;

•                  dividends cannot be accumulated in subsequent years;

•                  in the event of the liquidation of SANPAOLO IMI, the holders of securities can only be reimbursed after all other subordinated and non-subordinated creditors have been paid.

Contractually, subordinated loans included in Tier 2 may not be redeemed prior to maturity, nor converted into capital or any other type of liability. In particular, such contracts provide that:

•                  where permitted, early redemption can only take place on the issuer’s initiative and with Bank of Italy authorization;

•                  the loan period must not be less than five years; if no maturity is stated, the contract must state that a notice period of at least five years has to be given;

•                  in the event that the issuer is put into liquidation, the loan can only be reimbursed once all other creditors, not similarly subordinated, have been satisfied.

Tier 3 subordinated loans, issued to cover market risks, meet the following conditions:

•                  the original duration is not less than 2 years;

•                  the payment of interest and capital is suspended if the capital requirements of SANPAOLO IMI should fall below 7% on an individual basis or 8% on a consolidated basis;

•                  in the event that the Bank is put into liquidation, the loan can only be reimbursed once all other creditors, not similarly subordinated, have been satisfied.

Information regarding the distribution of subordinated liabilities by geographical area, type of currency and degree of liquidity, is reported in Part B, Section 11 of these notes.

Consolidated financial statements – Part B – Information on the consolidated balance sheet - Section 9

SECTION 9 - OTHER LIABILITIES

Liability captions 50 and 60 comprise the following:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Other liabilities (caption 50)	18,445	18,654	18,807
Accrued expenses and deferred income (caption 60)	2,181	2,084	2,164
Total	20,626	20,738	20,971

Other liabilities (caption 50)

Analysis of caption 50 “other liabilities” (Table 9.1 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Items relating to derivative contracts and currency transactions:	7,939	8,194
• Valuation of derivatives on interest rates and stockmarket indices	5,148	5,941
• Valuations of foreign currency derivative contracts	1,314	1,168
• Premiums collected on options sold	682	385
• Other items derivative contracts	795	700
Amounts available for third parties	2,824	1,878
Unprocessed transactions (*)	2,581	2,685
Amounts in transit with branches and subsidiaries	1,293	2,388
Non-liquid balances from portfolio transactions	684	606
Tax payments accounts	560	587
Amounts due to employees	376	237
Due to tax authorities	259	375
Amounts payable due to settlement value date	129	12
Deposits guaranteeing agricultural and construction loans	40	36
Amounts payable to the Bank of Italy - loans to be restored Sga L. 588/96	7	—
Items relating to securities transactions	1	2
Other	1,752	1,807
Total	18,445	18,807

(*)       The amounts were mostly settled at the beginning of the new financial year.

Accrued expenses and deferred income (caption 60)

Analysis of caption 60 “accrued expenses and deferred income” (Table 9.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Accrued expenses
• interest on securities issued	585	734
• charges on derivative contracts	887	600
• interest on amounts due to banks	84	116
• payroll and other operating costs	11	35
• interest on amounts due to customers	64	104
• other expenses	77	33
Deferred income
• income from derivative contracts	127	132
• interest on discounted notes	40	51
• other	306	359
Total	2,181	2,164

Liabilities in respect of the Banco di Napoli loans to be restored ex Law 588/96

Other liabilities includes 7 million euro (580 million euro as of 31 December 2002), which represents the residual capital and interest, for the recovery made by the Bank of Italy in relation to former Banco di Napoli interventions made to cover the liquidation deficit of Isveimer and the losses of Società per la Gestione di Attività S.p.A. (Sga). These interventions form part of the reorganization plan prepared, with the Bank of Italy’s approval, on the basis of Law 588/96 containing urgent provisions for the recovery, reorganization and privatization of the former Banco di Napoli. Furthermore, the same law establishes to hold the former Banco di Napoli harmless from the economic and financial consequences of the measures taken or to be taken using the mechanism provided by the Treasury Ministry Decree of 27 September 1974. Since 31 December 2002, following the merger by incorporation of Banco di Napoli into SANPAOLO IMI, the latter has, for all legal purposes, taken over from the Banco in the recovery mechanism.

To summarize, the procedure applicable both to Isveimer and to Sga states that the Bank of Italy will grant extraordinary advances at a special low rate of interest (1%) to cover the losses of the subsidiaries concerned. Such advances must be invested in Government securities, so that the differential between the interest income on the securities purchased and the interest expense on the advances received can directly reduce the “loans to be restored” and the related interest accrued, based on the “minimum interest rate offered on the principal refinancing transactions”. During 2003 in particular, there were 4 advances totaling 12,288 million euro, granted on 27 December 2002, with the following expiry: 270.4 million euro on 1 March 2003, 134 million on 1 June 2003; 2,578.6 million euro on 22 December 2003 and 9,304.8 million euro on 29 December 2003. Furthermore, it was not necessary for SANPAOLO IMI to cover Sga losses during the year.

From an accounting point of view, the advances received from the Bank of Italy and the Government securities purchased were shown under the memorandum accounts, while the financial flows deriving from collection of coupons on such securities and from the payment of interest on the advances were, respectively, debited and credited directly to the “loans to be restored”. This accounting treatment, authorized by the Bank of Italy, places emphasis on the substance of the situation rather than the form, in accordance with Decree Law 87 dated 27 January 1992.

On the expiry of the advances granted by the Bank of Italy, the recovery process showed a balance in favor of the Central Bank of 7 million euro, which represents the ratio of burden remunerated to the Bank of Italy at the minimum interest rate offered on principal refinancing transactions. SANPAOLO IMI has paid already 7 million euro to the Bank of Italy on 30 January 2004.

As of 29 December 2003, the Bank of Italy did not consider it necessary to activate new advances; therefore it was possible to release the securities held as guarantee; from an accounting point of view the write-offs were made to the memorandum accounts which recorded the amount of advances received and the value of the securities purchased.

A summary of the circumstances relating to the investments in Isveimer S.p.A. and in Società per la Gestione di Attività S.p.A. is provided below.

The liquidation of Isveimer

Isveimer S.p.A., a subsidiary of Banco di Napoli which financed industrial development in Southern Italy, was put into voluntary liquidation in 1996.

In 1997, Banco di Napoli intervened to reduce the final liquidation deficit estimated to be 917 million euro. The cost of this intervention and the related interest were recovered in accordance with Law 588/96, as mentioned above, and with the methods described in the aforementioned Treasury Decree of 1974.

On the expiry of the advances granted by the Bank of Italy, the recovery process showed a balance in favor of the Central Bank of 58 million euro, lodged as a non interest-bearing deposit with the same Central Bank. This deposit is shown under “other assets” offset by “other liabilities”.

Società per la Gestione di Attività (Sga)

Società per la Gestione di Attività S.p.A. (Sga) was created in 1996 by transforming an existing subsidiary of Banco di Napoli for the purpose of taking over most of the bank’s doubtful loans, as an onerous title and without recourse. Although Banco di Napoli (and therefore, SANPAOLO IMI) owns the entire share capital of Sga, it does not exercise control over it as, in accordance with the law, it gave the shares and the voting rights to the Treasury by way of a pledge.

The transfer of doubtful loans to Sga began on 1 January 1997; at the same time, Banco di Napoli granted its subsidiary various interest-bearing lines of credit, essentially to finance the cost of the factoring agreement, as well as to cover the company’s running costs. As of 31 December 2002, the loans to SANPAOLO IMI in respect of Sga totaled 1,285 million euro, of which 1,252 million euro was granted for the measures provided by law 588/96 and 33 million euro disbursed for the regular management of the company.

With the transfer on 1 July 2003 of the business branch made up of the Southern Territorial Direction, all accounts held with Sga were transferred to Sanpaolo Banco di Napoli S.p.A..

As of 31 December 2003, loans to Sanpaolo Banco di Napoli S.p.A. in respect of Sga totaled 1,042 million euro, of which 1,013 million euro granted for the measures provided by law 588/96 (a reduction of 239 million euro on 31 December 2002) and 29 million euro disbursed for the ordinary activity of the company.

In relation to this item, the transfer of the business branch made up of the Southern Territorial Direction to the new company Sanpaolo Banco di Napoli S.p.A. also provides that SANPAOLO IMI is obliged to hold harmless Sanpaolo Banco di Napoli from the losses and/or liabilities which may arise in respect of loans to Società per la gestione di attività S.p.A. (Sga) deriving from the business transferred. Any losses which may arise on such loans must be covered by SANPAOLO IMI S.p.A. which, in turn, must commence recovery on the basis of the provisions of Law 588/96.

The following tables show details of the aforementioned restoration procedure for the year 2003, with comparative figures for 2002.

Advances received and securities purchased ex Law 588/96

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Advances received from the Bank of Italy ex Law 588/96 (*)	—	12,288
Securities lodged in guarantee for advances ex Law 588/96 (nominal value)	—	10,841
• securities purchased with advances received from the Bank of Italy	—	10,431
• portfolio securities (**)	—	410

(*)                 The total advances of 12,288 million euro, granted on 27 December 2002, expired as follows: 270.4 million euro on 1 March 2003, 134 million on 1 June 2003; 2,578.6 million euro on 22 December 2003 and 9,304.8 million euro on 29 December 2003. As of 31 December 2003 no new advances were made and no securities were purchased with advances.

(**)          The securities held as guarantee were released at the same time as the advances were closed.

Change of loans to be restored ex Law 588/96 (*)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
A. Opening balance	580	840
B. Changes
1. Coverage of SGA’s losses (**)	—	531
2. Interest income on the securities purchased with the funds advanced by the Bank of Italy	-715	-953
3. Interest expenses on advances from the Bank of Italy	120	142
4. Interest accrued on the “Loans to be restored” account	8	20
5. Other changes	—	—
Total	-7	580

(*)                 The statement of income only includes interest accrued on loans to be restored.

(**)          No loss was covered during 2003.

Financial flows maturing on the advances received from the Bank of Italy and on securities put up as guarantee ex Law 588/96 (*)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Interest accrued on advances	—	—
Coupons falling due on Bank of Italy securities lodged in guarantee	—	127
Total	—	127

(*) The amounts refer to accruals for the respective years.

Consolidated financial statements – Part B – Information on the consolidated balance sheet - Section 10

SECTION 10 - GUARANTEES AND COMMITMENTS

Captions 10 and 20 of the balance sheet, related to guarantees issued and commitments undertaken by the Group, which involve the acceptance of credit risks, comprise the following:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Guarantees (caption 10)	19,912	20,060	20,483
Commitments (caption 20)	25,839	27,287	27,574
Total	45,751	47,347	48,057

“Guarantees granted to third parties” are comprised as follows:

Analysis of caption 10 “guarantees given” (Table 10.1 B.I.)

	31/12/03	31/12/02	Change %
	(€/mil)	(€/mil)
a) Commercial guarantees	10,685	13,396	-20.2
a) Financial guarantees	9,151	6,999	+30.7
c) Assets lodged in guarantee	76	88	-13.6
Total	19,912	20,483	-2.8

“Commitments” at the end of the year are:

Analysis of caption 20 “commitments” (Table 10.2 B.I.)

	31/12/03	31/12/02	Change %
	(€/mil)	(€/mil)
a) Commitments to grant finance (certain to be called on)	6,173	7,753	-20.4
b) Commitments to grant finance (not certain to be called on)	19,666	19,821	-0.8
Total	25,839	27,574	-6.3

The commitments undertaken by the Group are detailed below:

	31/12/03	31/12/02	Change %
	(€/mil)	(€/mil)
Purchase of securities not yet settled	2,634	4,175	-36.9
Commitments for derivatives on loans	848	984	-13.8
Other commitments certain to be called on	255	140	+82.1
Undrawn lines of credit granted	11,412	11,814	-3.4
Put options issued	1,147	1,350	-15.0
Mortgage loans and leasing contracts to be disbursed	7,191	6,422	+12.0
Deposits and loans to be made	1,986	1,577	+25.9
Membership of Interbank Deposit Guarantee Fund	144	142	+1.4
Other commitments not certain to be called on	222	970	-77.1
Total	25,839	27,574	-6.3

Assets lodged to guarantee the Group’s liabilities

(Table 10.3 B.I.)

	31/12/03	31/12/02	Change %
	(€/mil)	(€/mil)
Portfolio securities lodged with third parties to guarantee repurchase agreements	8,037	7,318	+9.8
Securities lodged with the clearing-house for transactions on the derivatives market	14	23	-39.1
Securities lodged with central banks to guarantee advances	638	146	n.s.
Securities lodged with the Bank of Italy to guarantee bankers’ drafts	156	123	+26.8
Other tied bonds	431	545	-20.9
Total	9,276	8,155	+13.7

Unused lines of credit

The unused lines of credit available to the SANPAOLO IMI Group, excluding operating limits, are as follows:

(Table 10.4 B.I.)

	31/12/03	31/12/02	Change %
	(€/mil)	(€/mil)
a) Central banks	59	44	+34.1
b) Other banks	431	250	+72.4
Total	490	294	+66.7

Forward transactions

Forward transactions, excluding those on behalf of third parties, show the following amounts:

(Table 10.5 B.I.)				(€/mil)

	Hedging transactions	Dealing transactions (*)	Other transactions	Total

1. Purchase/sale of
1.1 Securities
• purchases	—	2,634	—	2,634
• sales	—	1,730	—	1,730
1.2 Currency
• currency against currency	2,285	1,197	—	3,482
• purchases against euro	9,033	2,696	—	11,729
• sales against euro	3,839	2,233	—	6,072
2. Deposits and loans
• to be disbursed	—	—	2,423	2,423
• to be received	—	—	3,412	3,412
3. Derivative contracts
3.1 With exchange of capital
a) securities
• purchases	—	1,905	443	2,348
• sales	1,110	2,097	840	4,047
b) currency
• currency against currency	22	1,416	—	1,438
• purchases against euro	2,431	9,160	—	11,591
• sales against euro	105	7,187	—	7,292
c) other instruments
• purchases	—	—	—	—
• sales	—	—	—	—
3.2 Without exchange of capital
a) currency
• currency against currency	14	30	—	44
• purchases against euro	37	35	—	72
• sales against euro	35	30	12	77
b) other instruments (**)
• purchases	38,384	199,965	593	238,942
• sales	21,355	243,062	8,517	272,934
Total	78,650	475,377	16,240	570,267

(*)                 They also include hedging derivatives belonging to the dealing portfolio for 5,084 million euro.

(**)          They include basis swaps for 14,537 million euro and other derivatives with index exchanges for 18 million euro both in purchases and sales.

Dealings in derivative contracts principally include transactions entered into within the scope of investment banking activities and to cover dealing portfolios. The results of the valuation of derivative contracts are revealed in the statement of income and described in the note concerning profits and losses on financial transactions of Part C, Section 3 of these Explanatory Notes.

“Hedging” derivatives refer mainly to transactions to cover interest and/or exchange rate risks on funding and/or lending activities. These mainly reflect the activities of the Parent Bank and its subsidiaries operating in the loans sector.

“Other transactions” principally refer to some types of derivative contracts included under structured financial instruments.

Derivative contracts included under structured financial instruments amount to 14,814 million euro, at nominal value.

At year end the potential net loss on the aggregate value of derivative hedging contracts entered into by Group companies was 264 million euro. In compliance with accounting policies, this amount was not recorded in the financial statements since the purpose of the derivative contracts in question is to hedge interest, market and exchange rate risks with regard to funding activities (particularly collection transactions made through issuing bonds with a structured yield) and/or lending. These contracts are in fact recorded on a consistent basis with those adopted for hedging transactions. It should be noted that if the assets and liabilities object of the above treatment should be valued in the same way, the consequent result would generally offset the loss revealed above.

Forward transactions as of 31 December 2003, as shown in the above table, mainly reflect the activities of the Parent Bank and its subsidiaries operating in the loans sector and in dealing activities.

Financial information relating to derivative contracts and forward currency purchase/sale transactions

This section offers supplementary information on operations in derivative contracts according to the standards established by the Basel Committee on Banking Supervision and the International Organization of Securities Commissions (IOSCO).

The table below shows the notional nominal capital, by type, of purchase/sale of currency and derivative contracts on interest rates, exchange rates and stockmarket index.

Notional amounts	(€/mil)

	Interest rate related	Exchange rate related	Stockmarket index related	Other	Total
OTC trading contracts
• Forward (*)	24,067	3,340	—	—	27,407
• Swap (**)	305,875	629	—	—	306,504
• Options purchased	17,948	8,641	7,019	—	33,608
• Options sold	23,554	8,337	9,208	—	41,099
• Other	958	227	18	—	1,203
Exchange traded contracts
• Futures purchased	3,569	2	33	—	3,604
• Futures sold	42,839	14	288	—	43,141
• Future currency against currency	—	6	—	—	6
• Options purchased	605	—	377	—	982
• Options sold	120	—	204	—	324
• Other	—	—	—	—	—
Total trading contracts	419,535	21,196	17,147	—	457,878
Total non-trading contracts	52,625	17,701	14,408	—	84,734
Total contracts (***)	472,160	38,897	31,555	—	542,612
• including OTC contracts	425,027	38,874	30,654	—	494,555

(*)                 The caption includes the F.R.A. contracts and forward currency purchase/sale transactions.

(**)          The caption mainly includes the I.R.S., C.I.R.S. contracts and basis swaps.

(***)   Includes basis swaps for 14,537 million euro, and other derivatives with index exchanges for 18 million euro, and does not include forward transactions on currency with an original duration of less than 2 days, amounting on the whole to 2,900 million euro.

The table below shows the residual duration of the above unquoted OTC transactions:

Residual maturity of notional amounts underlying OTC derivative contracts	(€/mil)

	Up to 12 months	Between 1 and 5 years	Beyond 5 years	Total
Interest rate related	174,667	157,425	92,935	425,027
Exchange rate related	33,618	4,967	289	38,874
Stockmarket index related	4,684	23,146	2,824	30,654
Other contracts	—	—	—	—

The table below reports the credit risk equivalent relating to unquoted OTC contracts, broken down into their various components: positive market value and add on.

Notional amounts, market values and similar add on of OTC derivative contracts	(€/mil)

	Interest rate related	Exchange rate related	Stockmarket index related	Other	Total
Notional amounts	425,027	38,874	30,654	—	494,555
A. Market value of OTC trading contracts
A.1 positive market value	5,374	343	426	—	6,143
A.2 negative market value	-5,450	-416	-302	—	-6,168
B. Add on	1,842	178	501	—	2,521
C. Market value of OTC non-trading contracts
C.1 positive market value	659	284	533	—	1,476
C.2 negative market value	-905	-1,046	-195	—	-2,146
D. Add on	149	302	371	—	822
Credit risk equivalent (A.1+B+C.1+D)	8,024	1,107	1,831	—	10,962

The table below reports the positive and negative market value of quoted contracts:

Notional amounts and market values of quoted contracts	(€/mil)

	Interest rate related	Exchange rate related	Stockmarket index related	Other	Total
Notional amounts	47,133	23	901	—	48,057
A. Market value of trading contracts
A.1 positive market value	—	—	17	—	17
A.2 negative market value	—	—	-14	—	-14
B. Market value of non-trading contracts
B.1 positive market value	—	—	—	—	—
B.2 negative market value	—	—	—	—	—

Market values of hedging and dealing transactions arranged with third parties have been calculated using the criteria established by the Bank of Italy to determine the solvency ratio. The market values identified in the table above derive from the application of the aforementioned criteria which provide for inclusion in the calculation of the market value of accrued income and expenses currently maturing as well as the result deriving from the current rate revaluation of the principal amount of cross-currency interest rate swaps to be exchanged at maturity.

Lastly, the table below shows the breakdown of credit risk equivalent on unquoted contracts by type of counterparty.

Credit quality of OTC derivative contracts, by counterparty	(€/mil)

	Positive market value	Add on	Credit risk equivalent (*) (current value)
Governments and central banks	10	12	22
Banks	6,735	2,999	9,734
Other operators	874	332	1,206
Total	7,619	3,343	10,962

(*)       The credit risk equivalent reported in this table includes transactions with an original life not exceeding 14 days. The existence of Master Netting Agreements allows a reduction in the above equivalent credit risk of 4,810 million euro in respect of banks and 153 million euro in respect of other operators.

The aforementioned transactions are not normally covered by real or personal guarantees. There have been no losses on loans for derivatives during the year, and there are no outstanding derivative contracts waived, but not settled.

The inherent risks of derivative contracts entered into by Group companies, including those “hedging contracts” whose current value is not shown in the financial statements, are subject to monitoring within the context of the complete system of risk management and control set up by the Group. A description of the organizational model and the results of monitoring the evolution of risks for 2003 is reported in the special section of the Report on Group Operations (“Risk management and control”).

Credit derivatives

Transactions in credit derivatives carried out by the Group as of 31 December 2003, are analyzed below:

(Table 10.6 B.I.)	(€/mil)

	Negotiation	Other transactions	Total
Categories of operations
1. Hedging purchases
1.1 With exchange of capital
• credit default swap	321	351	672
1.2 Without exchange of capital
• credit default swap	—	—	—
2. Hedging sales
2.1 With exchange of capital
• credit default swap	318	426	744
• credit linked note	—	40	40
2.2 Without exchange of capital
• credit linked note	6	58	64
Total	645	875	1,520

Table 10.6 comprises credit derivatives recorded by the Parent Bank, included under structured financial instruments amounting to 356 million euro, at nominal value.

Other information relating to guarantees

The classification of guarantees given by category of counterparty is provided in Part B - Section 11 of these notes, while forward transactions related to dealing on behalf of third parties are described in Part B - Section 12.

Consolidated financial statements – Part B – Information on the consolidated balance sheet - Section 11

SECTION 11 - CONCENTRATION AND DISTRIBUTION OF ASSETS AND LIABILITIES

Significant exposures

The table below shows the positions defined as “Significant exposures” by the Bank of Italy in compliance with EC guidelines. For this purpose, positions are considered significant if the total exposure to a single client (or group of companies) on a consolidated basis is equal to or greater than 10% of the Group’s regulatory capital. Exposure is calculated using a system of weighting positions exposed to lending risk, which takes into account the nature of the counterparty and the guarantees received.

(Table 11.1 B.I.)

31/12/03
a) Amount (€/mil)	7,290
b) Number	3

Distribution of loans to customers, by category of borrower

Loans to customers are distributed by main category of borrower as follows:

(Table 11.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Governments	7,551	7,237
b) Other public entities	6,275	6,244
c) Non-financial businesses	68,822	68,214
d) Financial institutions	10,222	13,985
e) Family businesses	5,910	5,466
f) Other operators	25,819	25,555
Total	124,599	126,701

Distribution of loans to resident non-financial companies and family businesses

The distribution of loans to non-financial and family businesses resident in Italy is detailed below, by sector to which the borrower belongs:

(Table 11.3 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Other services for sale	13,979	10,535
b) Commerce, renovation and repairs	9,693	9,553
c) Construction and public works	7,098	6,558
d) Energy products	4,656	5,642
e) Internal transport services	2,874	2,942
f) Other sectors	30,322	29,440
Total	68,622	64,670

Distribution of credit derivatives by category of borrower

Credit derivatives, equal to 1,520 million euro, classified in relation to category of counterparty are distributed as follows:

•                  1,099 million euro to banks;

•                  385 million euro to financial institutions;

•                  36 million euro to other operators.

Distribution of guarantees issued, by category of counterparty

Guarantees given by the Group are classified by category of counterparty as follows:

(Table 11.4 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Governments	—	1
b) Other public entities	219	84
c) Banks	726	812
d) Non-financial businesses	16,968	17,217
e) Financial institutions	1,204	1,307
f) Family businesses	161	163
g) Other operators	634	899
Total	19,912	20,483

Geographical distribution of assets and liabilities

The geographical distribution of the Group’s assets and liabilities is detailed below, by reference to the countries of residence of the counterparties concerned:

(Table 11.5 B.I.)

	31/12/03				31/12/02
	(€/mil)				(€/mil)
	Italy	Other EU countries	Other countries	Total	Italy	Other EU countries	Other countries	Total
1. Assets
1.1 due from banks	6,872	12,747	2,659	22,278	5,129	14,562	2,309	22,000
1.2 loans to customers	114,128	5,579	4,892	124,599	111,808	9,488	5,405	126,701
1.3 securities	19,028	3,799	2,431	25,258	14,368	5,053	3,139	22,560
Total	140,028	22,125	9,982	172,135	131,305	29,103	10,853	171,261
2. Liabilities
2.1 due to banks	8,181	12,955	7,398	28,534	5,989	9,509	8,958	24,456
2.2 due to customers	70,169	5,096	4,728	79,993	72,667	8,318	4,295	85,280
2.3 securities issued	37,274	11,479	2,800	51,553	36,872	10,923	3,766	51,561
2.4 other accounts	5,160	429	1,000	6,589	4,937	884	1,000	6,821
Total	120,784	29,959	15,926	166,669	120,465	29,634	18,019	168,118
3. Guarantees and commitments	29,342	8,196	8,213	45,751	31,109	8,195	8,753	48,057

Maturities of assets and liabilities

The residual maturities of assets and liabilities are detailed in the following table:

(Table 11.6 B.I.)	(€/mil)

	Specified duration
				Between
			Between	1 and 5 years		Beyond 5 years
	On	Up to	3 and 12	Fixed	Indexed	Fixed	Indexed	Unspecified
	demand	3 months	months	rate	rate	rate	rate	duration	Total
1. Assets
1.1 Treasury bonds eligible for refinancing	41	391	569	713	1,126	655	428	—	3,923
1.2 due from banks	7,218	11,225	2,100	288	623	1	385	438	22,278
1.3 loans to customers	23,118	19,780	13,367	10,969	25,000	9,637	20,680	2,048	124,599
1.4 bonds and other debt securities	183	670	4,228	6,323	3,730	2,043	1,411	—	18,588
1.5 off-balance sheet transactions	11,776	168,655	151,623	81,034	25,525	45,235	1,921	—	485,769
Total assets	42,336	200,721	171,887	99,327	56,004	57,571	24,825	2,486	655,157
2. Liabilities
2.1 due to banks	3,902	12,674	3,808	692	2,316	386	4,756	—	28,534
2.2 due to customers	63,275	14,471	1,160	410	154	394	129	—	79,993
2.3 securities issued:
• bonds	301	1,121	6,682	12,523	13,660	2,876	2,816	—	39,979
• certificates of deposit	120	4,542	1,174	1,162	50	93	8	—	7,149
• other securities	659	3,530	236	—	—	—	—	—	4,425
2.4 subordinated liabilities	—	—	564	1,114	75	1,930	2,731	—	6,414
2.5 off-balance sheet transactions	12,286	166,651	148,374	72,389	32,735	52,003	1,331	—	485,769
Total liabilities	80,543	202,989	161,998	88,290	48,990	57,682	11,771	—	652,263

Assets and liabilities denominated in foreign currencies

Assets and liabilities denominated in currencies other than those of the Euro-zone are broken down as follows:

(Table 11.7 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Assets
1. due from banks	3,970	3,936
2. loans to customers	6,920	8,833
3. securities	2,179	2,931
4. equity investments	69	90
5. other accounts	207	203
Total assets	13,345	15,993
b) Liabilities
1. due to banks	6,595	7,658
2. due to customers	6,700	6,543
3. securities issued	6,819	6,551
4. other accounts	75	519
Total liabilities	20,189	21,271

The “liquidity”, “rates” and “exchange” risks inherent in the distribution by expiry, type of rate and currency of Group assets, liabilities and forward transactions (of which the two tables above supply a simplified representation with reference to the precise situation at the end of the year), are subject to monitoring within the context of the complete system of risk management and control set up by the Group.

A description of the organizational model and the results of monitoring the evolution of risks for 2003 is reported in the special section of the Report on Group Operations (“Risk management and control”).

Securitization transactions

Group securitization transactions

As of 31 December 2003 there remained only one securitization transaction in the SANPAOLO IMI Group accounts, which was carried out by the subsidiary Sanpaolo Leasint S.p.A..

In 1997 the company made a non-recourse assignment of performing loans under leasing contracts as per Law 52/91 for a total book value of 504 million euro. In 2003 no revolving assignments were made against the original securitization transaction, in order to ensure the equivalence of the initial securitized assets to the securities issued up to the contract date set for repayment of the securities. The transaction was carried out in order to free part of the loan portfolio, generating sources of additional liquidity and, at the same time, benefiting from credit risk containment. Junior securities are included in the investment securities portfolio at their original value of 50 million euro. Furthermore, these securities represent the financial tool for recognizing, during the transaction, the spread differential between cash flows generated by the portfolio of assigned loans and the securities issued (excess spread). The assigned portfolio is subject to continuous monitoring which consists of preparing a quarterly settlement report for the various entities involved (rating agencies, factoring companies, vehicle companies and trustees) with a detailed explanation of the state of the loans and of collections during the period. The servicer activity commits the company to the separate administration, management and collection of the portfolio originally assigned and of the loans subsequently due, as well as handling any recovery procedures. As of 31 December 2003, loans to be collected amounted to 13 million euro.

Portfolio securities representing third party securitization transactions

The Group holds investment and dealing securities from third party securitizations, as shown in the following table:

(€/mil)

Type of underlying activities	Loan quality	Senior securities	Mezzanine securities	Junior securities	Total
		book value
Investment securities portfolio
Leasing	Performing	19	—	—	19
Other loans	Performing	1	—	—	1
		20	—	—	20
Dealing securities portfolio
Central and local authorities	Performing	805	35	20	860
Building mortgage loans	Performing	1	—	—	1
Consumer loans	Performing	14	11	—	25
Leasing	Performing	2	—	—	2
Health care receivable	Performing	401	—	—	401
Public real estate	Performing	17	—	—	17
Social security contributions	Performing	56	—	—	56
Problem loans		5	—	—	5
Other loans	Performing	1	—	—	1
		1,302	46	20	1,368
		1,322	46	20	1,388

The investment securities portfolio is shown net of adjustments in value totaling 18 million euro, of which 4 million euro were booked during the year.

The underlying activities to junior securities deriving from third party securitization transactions (pro quota value) amount to 354 million euro.

Consolidated financial statements – Part B – Information on the consolidated balance sheet - Section 12

SECTION 12 - ADMINISTRATION AND DEALING ON BEHALF OF THIRD PARTIES

Dealing in securities

Purchases and sales made during the year on behalf of third parties were as follows:

(Table 12.1 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Purchases
1. settled	114,927	118,222
2. not settled	23	124
Total purchases	114,950	118,346
b) Sales
1. settled	126,552	109,844
2. not settled	10	122
Total sales	125,562	109,966

Purchase and sale transactions performed on behalf of third parties include, respectively, 9,201 million euro and 21,406 million euro for dealings in derivative contracts.

Portfolio management

The total market value of portfolios managed on behalf of customers and inclusive of Fund-based Portfolio Management (GPF) is detailed below:

(Table 12.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Portfolio management (*)	33,241	34,283

(*)       In accordance with specific Bank of Italy instructions, this information refers solely to personalized portfolio management on behalf of customers, excluding those offered by third parties and distributed by the Group.

Custody and administration of securities

The nominal value of securities held in custody and for administration, including those received as guarantees, is detailed below:

(Table 12.3 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Third-party securities held on deposit	289,891	257,594
b) Third-party securities deposited with third parties	210,283	175,659
c) Portfolio securities deposited with third-parties (*)	24,607	21,703

(*)       Excluding securities deposited with third parties to secure repurchase agreements, already included in table “10.3 B.I. – Assets lodged to guarantee the Group’s liabilities”.

Collection of loans on behalf of third parties: debit and credit adjustments

The notes portfolio has been reclassified on the basis of the related settlement date, by recording the following adjustments:

(Table 12.4 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Debit adjustments
1. current accounts	659	681
2. central portfolio	2,555	3,658
3. cash	827	1,395
4. other accounts	812	1,448
b) Credit adjustments
1. current accounts	827	616
2. transferors of notes and documents	4,122	6,556
3. other accounts	141	296

Other transactions

Research and Development

Applied Research Reserve

SANPAOLO IMI manages transactions arising from applications received by 31 December 1999 out of the Applied Research Reserve. As of 31 December 2003, there are resolutions to be stipulated for 115 million euro, disbursements to be made for 587 million euro and loans for 697 million euro.

Reserve for Research Grants

SANPAOLO IMI continues to operate, in its capacity as authorized bank, for the evaluation and control of industrial research projects and researcher training schemes using the Reserve for Research Grants managed by the Ministry of Education, Universities and Research (MIUR). During 2003, 113 applications were received for research investment for 386 million euro and MIUR deliberated on financing of 339 million euro.

Since the end of 2002 the Ministry has momentarily suspended acceptance of applications for projects outside of depressed areas in Southern Italy, owing to lack of funds.

Reserve for Technological Innovation

Since November 2001, SANPAOLO IMI has co-operated with the Ministry for Productive Activities (MAP) for the management of development projects utilizing the Reserve for Technological Innovation. During 2003, acceptance of applications was suspended owing to lack of funds; MAP deliberated on financing of 270 million euro.

During the year activities connected to the three reserves generated a total 9 million euro commission from the Public Administration.

Guarantee Fund for small and medium-sized enterprises in Southern Italy Law 341/95

With the Convention stipulated between the Italian Treasury and the Bank on 21 December 1995, as approved and activated by Decree of the Director-General of the Treasury dated 5 January 1996, SANPAOLO IMI, in its capacity as Managing Body, has been granted the concession to this Fund established under Law 341/1995.

The purpose of Law 341/1995 is to promote rationalization of the financial situation of small and medium-sized enterprises in Southern Italy, as defined by EU parameters. This involves measures of various types, from interest-relief grants on loans designed to convert short-term bank borrowing into medium and long-term loans, to the granting of supplementary guarantees on investment loans, for the purchase of equity investments and for the debt consolidation described above.

Since the beginning of 2000 acceptance of new applications was closed. As of 31 December 2003, there are 1,564 applications for 626 million euro, broken down as follows:

•                  611 million euro relating to the consolidation of short-term debt (of which 610 million euro already being paid and 1 million euro waiting for the final documentation);

•                  13 million euro for investment loans; an application for 1 million euro not yet completed;

•                  1 million euro for the purchase of investments.

The management activities for this Ministry generated 0.3 million euro commission.

Notes accepted after collection and taxation

The Group has received instructions to collect third-party receivables as part of its portfolio transactions. The nominal value of such receivables is 33,700 million euro.

Furthermore, through the subsidiary Gest Line, the Group manages the collection and recovery of taxation and duties for 32,956 million euro.

Third-party portion of syndicated loans

The portion of syndicated loans arranged by the Parent Bank for third parties without a representation mandate totaled 564 million euro at period end (671 million euro as of 31 December 2002).

Portfolio management services rendered by third parties

The amount of portfolio management services rendered by third parties and offered to customers through Group companies as of 31 December 2003 amounted to 4,704 million euro broken down as follows: 1,184 million euro of mutual funds, 917 million euro of fund-based portfolio management, 497 million euro of portfolio management schemes and 2,106 million euro in insurance policies.

Consolidated financial statements – Part C – Information on the consolidated statement of income - Section 1

Part C – Information on the consolidated statement of income

SECTION 1 - INTEREST

Interest income and expense and similar revenues and charges, detailed below, are reported in captions 10 and 20 of the consolidated statement of income:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Interest income and similar revenues (caption 10)	7,443	8,455	8,693
Interest expense and similar charges (caption 20)	3,701	4,837	4,955

Interest income and similar revenues (caption 10)

Analysis of caption 10 “interest income and similar revenues” (Table 1.1 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) On amounts due from banks	460	691
of which:
• deposits with central banks	43	60
b) On loans to customers	6,215	6,936
of which:
• loans using public funds	—	—
c) On debt securities	727	995
d) Other interest income	41	71
Total	7,443	8,693

Detail of caption 10 “interest income and similar revenues” (Table 1.3 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) On assets denominated in foreign currency	205	309

“Interest income and similar revenues” on assets denominated in foreign currency relate to transactions denominated in currencies not included in the euro-zone.

Interest expense and similar charges (caption 20)

Analysis of caption 20 “interest expenses and similar charges” (Table 1.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) On amounts due to banks	659	1,029
b) On amounts due to customers	1,050	1,445
c) On securities issued (*)	1,493	1,945
of which:
• certificates of deposit	110	221
d) On public funds administered	—	—
e) On subordinated liabilities	302	320
f) Net differential on hedging transactions (**)	197	216
Total	3,701	4,955

(*)                 Excluding interest on subordinated securities included in caption e).

(**)          They represent the net effect of differentials on derivative hedging contracts.

Detail of caption 20 “interest expenses and similar charges” (Table 1.4 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) On liabilities denominated in foreign currency	224	403

“Interest expense and similar charges” on liabilities denominated in foreign currency relate to transactions denominated in currencies not included in the euro-zone.

Consolidated financial statements – Part C – Information on the consolidated statement of income - Section 2

SECTION 2 - COMMISSION

Commission income and expense, as detailed below, is reported in captions 40 and 50 of the consolidated statement of income:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Commission income (caption 40)	3,722	3,652	3,467
Commission expense (caption 50)	685	772	671

Commission income (caption 40)

Analysis of caption 40 “commission income” (Table 2.1 B.I.)

			31/12/03	31/12/02
			(€/mil)	(€/mil)
a)	Guarantees given		80	77
b)	Credit derivatives		8	10
c)	Management, dealing and advisory services
	1.	dealing in securities	97	129
	2.	dealing in currency	31	35
	3.	portfolio management:
		3.1 individual	204	229
		3.2 collective	1,219	1,129
	4.	custody and administration of securities	67	66
	5.	depositary bank	115	121
	6.	placement of securities	34	13
	7.	acceptance of instructions	97	83
	8.	advisory services	35	23
	9.	third party service distribution:
		9.1 portfolio management:
		a) individual	18	23
		b) collective	29	110
		9.2 insurance products	285	159
		9.3 other products	7	7
d)	Collection and payment services		332	325
e)	Servicing for securitization transactions		—	2
f)	Tax collection services		179	122
g)	Other services		885	804
Total			3,722	3,467

Subcaption “g) Other services” comprises, in particular:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Loans granted	271	243
Deposits and current account overdrafts	316	297
Current accounts	173	141
Loan-arrangement activities	8	6
Other services	117	117
Total	885	804

The organization of commission income by distribution channels is:

Detail of caption 40 “commission income”:“products and services distribution channels” (Table 2.2 B.I.)

		31/12/03	31/12/02
		(€/mil)	(€/mil)
a)	with own branches:
	1. portfolio management	993	933
	2. placement of securities	1	1
	3. third party service distribution	188	192
b)	outside supply:
	1. portfolio management	430	425
	2. placement of securities	33	12
	3. third party service distribution	151	107

Commission expense (caption 50)

Analysis of caption 50 “commission expense” (Table 2.3 B.I.)

			31/12/03	31/12/02
			(€/mil)	(€/mil)
a)	Guarantees received		12	14
b)	Credit derivatives		1	1
c)	Management and dealing services:
	1.	dealing in securities	33	36
	2.	dealing in currency	1	2
	3.	portfolio management:
		3.1 own portfolio	—	—
		3.2 third party portfolio	79	71
	4.	custody and administration of securities	23	24
	5.	placement of securities	7	2
	6.	door-to-door sales of securities, financial products and services	314	319
d)	Collection and payment services		93	98
e)	Other services		122	104
Total			685	671

Subcaption “e) Other services” comprises, in particular:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Loan-arrangement activities	56	65
Loans obtained	6	3
Intermediation on financing transactions	9	10
Other services	51	26
Total	122	104

Consolidated financial statements – Part C – Information on the consolidated statement of income - Section 3

SECTION 3 - PROFITS AND LOSSES FROM FINANCIAL TRANSACTIONS

Profits and losses from financial transactions, detailed below, are reported in caption 60 of the statement of income:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Profits (losses) on financial transactions (caption 60)	198	-80	-98

Profits and losses from financial transactions (caption 60)

Profits and losses in respect of the “official schedules” are analyzed as follows:

Analysis of caption 60 “profits (losses) from financial transactions” (Table 3.1 B.I.)	(€/mil)

		Security transactions	Currency transactions	Other transactions	Total
A1.	Revaluations	237		1,797	2,034
A2.	Writedowns	-205		-1,942	-2,147
B.	Other profits and losses	-54	70	295	311
Total		-22	70	150	198
of which:
1. on government securities		-39
2. on other debt securities		6
3. on equities		170
4. on security derivatives		-159

This caption mainly reflects one component of the brokerage activity normally carried out by the Group, the results of which are also reflected in the captions relating to interest and dividends. The main result is outlined in the net interest and other banking income of the Wealth Management and Financial Markets business sector – Banca IMI in the Report on Operations.

The reconciliation with the “Profits and losses from financial transactions and dividends on shares” caption of the reclassified statement of income, reported in the Report on Operations, is detailed below:

Reconciliation of caption 60 “profits (losses) on financial transactions” with the reclassified statement of income	(€/mil)

Profits (losses) on financial transactions (caption 60)	198
Reclassification from interest income and expense of the positive margin of Investment Banking (*)	26
Reclassification from the dividends on dealing shares caption	223
Caption of the reclassified statement of income “Profits and losses from financial transactions and dividends on shares”	447

(*)       The reclassification refers to the net interest income for the Banca IMI group, which in the interests of a better representation of Group results, is shown under the “profits and losses from financial transactions and dividends on shares” caption, being closely connected, from an operating point of view, with the result of the stock broking activities.

Consolidated financial statements – Part C – Information on the consolidated statement of income - Section 4

SECTION 4 - ADMINISTRATIVE COSTS

Administrative costs, detailed below, are reported in caption 80 of the consolidated statement of income:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Personnel costs (caption 80.a)	2,841	2,814	2,856
Other administrative costs (caption 80.b)	1,769	1,764	1,792
Total	4,610	4,578	4,648

Personnel costs (caption 80.a)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Wages and salaries	2,046	2,061
Social security charges	633	618
Termination indemnities	132	140
Pensions and similar	30	37
Total	2,841	2,856

Average number of employees by category (Table 4.1 B.I.)

		31/12/03	31/12/02 pro forma	31/12/02
a)	Executives	836	832	857
b)	Managers	5,671	6,070	6,114
c)	Other employees	37,834	38,768	39,132
Total		44,341	45,670	46,103
	of which: of companies consolidated proportionally	705	695	698

The average pro forma figures as of 31 December 2002 include the changes in the consolidation area (see Introduction -Background information on the consolidated financial statements).

Other administrative costs (caption 80.b)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
IT costs	426	404
Software maintenance and upgrades	122	110
External data processing	96	93
Maintenance of operating assets	68	67
Data transmission charges	66	62
Database access charges	49	53
Equipment leasing charges	25	19
Property costs	289	294
Rental of premises	172	172
Security services	39	39
Cleaning of premises	33	34
Maintenance of property owned by the Bank	29	34
Maintenance of leasehold premises	16	15
General expenses	268	279
Postage and telegraph charges	53	62
Office supplies	32	37
Transport and counting of valuables	23	31
Courier and transport services	21	18
Personnel on secondment	6	5
Other expenses	133	126
Professional and insurance fees	260	287
Professional fees	158	185
Legal and judiciary expenses	41	43
Insurance premiums banks and customers	40	40
Investigation/commercial information costs	21	19
Promotion, advertising and marketing expenses	91	96
Advertising and entertainment	77	82
Contributions and membership fees to trade unions and business associations	14	14
Indirect personnel costs	91	75
Indirect personnel expenses	91	75
Utilities	87	93
Energy	47	49
Telephone	40	44
Total	1,512	1,528
Indirect duties and taxes
• stamp duties	176	190
• substitute tax (Pres. Decree 601/73)	32	26
• local property taxes	15	14
• tax on stock exchange contracts	7	8
• non-recoverable VAT on purchases	6	4
• other	21	22
Total	257	264
Total other administrative costs	1,769	1,792

Consolidated financial statements – Part C – Information on the consolidated statement of income - Section 5

SECTION 5 - ADJUSTMENTS, WRITEBACKS AND PROVISIONS

Adjustments and provisions, reported in captions 90, 100, 120, 140 and 150 of the statement of income, and writebacks, reported in captions 130 and 160, are detailed below:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Adjustments to tangible and intangible fixed assets (caption 90)	642	745	753
Provisions for risks and charges (caption 100)	195	261	261
Adjustments to loans and provisions for guarantees and commitments (caption 120)	1,126	858	889
Writebacks of adjustments to loans and provisions for guarantees and commitments (caption 130)	417	302	320
Provisions to reserves for probable loan losses (caption 140)	15	27	27
Adjustments to financial fixed assets (caption 150)	158	569	569
Writebacks of adjustments to financial fixed assets (caption 160)	218	8	8

Adjustments to tangible and intangible fixed assets (caption 90)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Adjustments to intangible fixed assets
• amortization of start-up and capital increase expenses	1	1
• amortization of goodwill	1	2
• long-term writedowns of goodwill	7	—
• amortization of merger differences	—	27
• amortization of software costs	199	198
• long-term writedowns of software costs	1	4
• amortization of other deferred charges	31	32
• long-term writedowns of other deferred charges	—	12
• amortization of goodwill arising on consolidation	131	154
• amortization of goodwill arising on application of the equity method	19	29
Adjustments to tangible fixed assets
• depreciation of property	93	92
• long-term writedowns of property	3	—
• depreciation of furniture and installation	156	202
Total	642	753

Individual assets have been written down with reference to their remaining useful lives using, in most cases, the maximum fiscally-allowed rates, including the provisions of accelerated depreciation.

“Amortization of goodwill arising on consolidation” includes the investment in Banka Koper d.d. reflecting, in addition to the portion of ordinary amortization for 2003, the extraordinary adjustment of 8 million euro, made in order to align the value of the investment in the Slovenian bank to the estimated opinion obtained in view of transferring the company to Sanpaolo IMI Internazionale S.p.A..

Provisions for risks and charges (caption 100)

Provisions for risks and charges of 195 million euro during the year reflect the consolidation of the corresponding provisions of the Parent Bank for 117 million euro, designed as follows:

•     57 million euro to strengthen the fund against losses on legal disputes;

•     38 million euro to cover potential charges among which guarantees given in respect of extraordinary transactions and those relating to risks connected to dealing activities in securities with customers;

•     22 million euro to increase the reserve for other personnel costs, of which 16 million euro for charges relating to supplementary pension funds and 6 million euro to cover long-service bonuses to employees.

Provisions made by subsidiaries (78 million euro) comprise 21 million euro of provisions made by the “Bank Networks” held by Cardine Finanziaria and by SANPAOLO Banco di Napoli; the remaining 57 million euro refers to provisions made by subsidiaries against the risks involved in operating in the placement and management of financial products (37 million euro) and to provisions made by other subsidiaries (20 million euro).

Adjustments to loans and provisions for guarantees and commitments (caption 120)

Analysis of caption 120 “adjustments to loans and provisions for guarantees and commitments” (Table 5.1 B.I.)

		31/12/03	31/12/02
		(€/mil)	(€/mil)
a)	Adjustments to loans	1,112	803
	of which:
	• general adjustments for country risk	—	7
	• other general adjustments	169	189
b)	Provisions for guarantees and commitments	14	86
	of which:
	• general provisions for country risk	—	—
	• other general provisions	5	67
Total		1,126	889

Writebacks of adjustments to loans and provisions for guarantees and commitments (caption 130)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Revaluation of loans previously written down	149	95
Revaluation of loans previously written off	5	1
Revaluation of provisions for guarantees and commitments	21	18
Collection of loan principal previously written down	161	116
Collection of loan principal and interest previously written off	39	39
Collection of default interest previously written down	42	51
Total	417	320

Provisions for probable loan losses (caption 140)

Provisions for probable loan losses are made by certain subsidiaries against risks which are only potential. For this reason they do not involve any adjustment to the assets.

Adjustments to financial fixed assets (caption 150)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Adjustments to equity investments	150	542
Adjustments to other investment securities	8	27
Total	158	569

Adjustments to equity investments for 150 million euro refer to the writedown of holdings in the following companies:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Hutchison 3G Italia S.p.A. (*)	105	16
Fiat S.p.A.	12	82
Kredit Bamk S.A.	11	—
Compagnia Assicuratrice Unipol S.p.A.	7	—
Praxis Calcolo S.p.A.	4	2
Edison S.p.A.	2	—
Fata Group S.r.l.	2	—
Acegas-Aps S.p.A.	1	—
Eni S.p.A.	1	—
Finanziaria Aps S.p.A.	1	—
Kiwi II Ventura - Serviços de Consultoria S.A.	1	2
Lingotto S.p.A.	1	—
Santander Central Hispano	—	399
Olivetti S.p.A.	—	10
Idra Partecipazioni S.p.A.	—	6
AEM Torino S.p.A.	—	4
Convergenza S.C.A.	—	4
Enel S.p.A.	—	4
Engineering Ingegneria Informatica S.p.A.	—	3
Euromedia Venture Belgique S.A.	—	2
AC.E.GA.S S.p.A.	—	1
ACEA S.p.A.	—	1
Banca Popolare di Lodi S.c.r.l.	—	1
Metzler International A.G.	—	1
Other adjustments	2	4
Total	150	542

(*)       The figure includes the effect of the writedown of the entire investment in Hutchison 3G Italia S.p.A., including the portion held through the subsidiary 3G Mobile Investments S.A. which was consolidated using the equity method. This treatment is aimed at disclosing the effect of the writedown in the value of the investment in a single balance sheet caption.

Writebacks of adjustments to financial fixed assets (caption 160)

Writebacks of fixed financial assets (218 million euro) refer to writebacks of equity investments for 216 million euro (of which 215 million euro refer to Santander Central Hispano S.A.) and to writebacks of investment securities for 2 million euro.

Change in the reserve for general banking risks (caption 230)

In 2003 movements in the reserve were made solely by subsidiaries, showing utilizations of 13 million euro and accruals of 4 million euro, with net utilization at consolidated level equal to 9 million euro.

Consolidated financial statements – Part C – Information on the consolidated statement of income - Section 6

SECTION 6 - OTHER STATEMENT OF INCOME CAPTIONS

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Dividends and other revenues (caption 30)	309	565	565
Other operating income (caption 70)	396	411	422
Other operating expense (caption 110)	68	50	50
Extraordinary income (caption 190)	548	580	575
Extraordinary expense (caption 200)	580	241	248
Income taxes for the period (caption 240)	657	443	450

Dividends and other revenues (caption 30)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Shares, quotas and other equities
• dividends	146	268
• tax credits	77	142
On equity investments, other than those consolidated on a line by line basis or carried at equity
• dividends	73	118
Santander Central Hispano S.A.	36	36
CDC Ixis S.A.	9	10
Banca d’Italia	7	8
Eni S.p.A.	6	7
Banco del Desarrollo S.A.	2	1
Borsa Italiana S.p.A.	2	2
Autostrada BS-VR-VI-PD S.p.A.	1	—
Biat S.A.	1	1
Centro Leasing S.p.A.	1	1
Compagnia Assicuratrice Unipol S.p.A.	1	1
Enel S.p.A.	1	1
AMPS S.p.A.	—	1
Cardine Banca S.p.A.	—	33
Cartiere Fedrigoni S.p.A.	—	1
Fiat S.p.A.	—	3
Intesa Holding Asset Management S.p.A.	—	1
Monte Titoli S.p.A.	—	1
Serene S.p.A.	—	1
Other minor investments	6	9
• tax credits	13	37
Total	309	565

Other operating income (caption 70)

Analysis of caption 70 “other operating income” (Table 6.1 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Expenses recovered
• stamp duties	162	180
• other taxes	44	32
• legal costs	24	25
• other recoveries	69	78
Income from merchant banking activities	15	13
Reimbursement of services rendered to third parties	15	11
Rent and other income from property	15	17
Other income from leasing activities	4	5
Income from IT companies	2	3
Income from option contracts	2	—
Other income	44	58
Total	396	422

Other operating expenses (caption 110)

Analysis of caption 110 “other operating expenses” (Table 6.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Other charges on leasing transactions	41	24
IT companies expenses	1	1
Charges on option contracts	3	—
Losses on merchant banking activities	—	1
Other expenses	23	24
Total	68	50

Extraordinary income (caption 190)

Analysis of caption 190 “Extraordinary income”

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Out-of-period income
• use of reserves in excess	84	106
• disposal of derivative contracts connected with shareholdings (*)	—	96
• other out-of-period income	83	107
Reimbursement of prior years direct taxes	—	21
Amounts not payable	9	6
Out-of-court settlements	11	10
Price revision on property and investment transactions	—	10
Reimbursement of damages for natural disasters	—	5
Expropriation of former Banco di Napoli saving deposits	—	22
Disposal of branches	11	12
Gains on:
• equity investments (**)	40	133
• investments in consolidated companies	284	16
• investment securities	19	5
• other financial fixed assets	1	—
• tangible and intangible fixed assets	6	26
Total	548	575

(*)            This caption refers to the disposal of contracts connected with the shareholding in Banca Agricola Mantovana, disposed of simultaneously with the booking of losses for the same amount.

(**)     The detail of gains on investments is shown in Part B - Section 3 of the Consolidated Explanatory Notes.

The use of excess reserves includes income of 62 million euro from the release of reserves for potential charges relating to the renegotiation of Parent Bank mortgage loans, in excess in respect of the most recent regulatory framework of reference.

Gains on investments realized on the companies already included in consolidation (line by line or proportionally) refer to the sale of 60% interest in Banque Sanpaolo (240 million euro) and 20% in Finconsumo Banca (44 million euro).

Gains on investment securities refer to the Parent Bank and essentially derive from the disposal of corporate bonds in the context of the redefinition of investment portfolio following the merger operations concluded in 2003.

Gains on other financial fixed assets refer to income generated by the Parent Bank in respect of closing derivative contracts hedging investment securities.

Extraordinary expense (caption 200)

Analysis of caption 200 “Extraordinary expense”

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Tax amnesty	16	—
Amounts not collectible	8	7
Transactions for legal disputes	10	15
Restructuring	9	25
Expenses for voluntary incentive retirement schemes	475	31
Losses on:
• investment securities	6	3
• equity investments (*)	4	96
• other financial fixed assets	3	4
• tangible and intangible fixed assets	2	1
Other out-of-period expenses	47	66
Total	580	248

(*)       The figures as of 31 December 2002 refer to the disposal of the shareholding in Banca Agricola Mantovana, disposed of simultaneously with the derivative contracts connected with this shareholding with the booking of contingent assets for the same amount.

With respect to the “Tax amnesty” initiatives (2003 Budget Law), SANPAOLO IMI and its subsidiaries incurred charges totaling 48 million euro, of which 27 million euro were charged to the statement of income for 2003 and 21 million euro economically neutralized as an effect of the use of pre-existing reserves. More specifically, such charge refers to companies consolidated on a line by line basis for 36 million euro (16 million euro of which is recorded to the statement of income as “extraordinary items” and 20 million euro compensated by the use of pre-existing funds) and to subsidiary companies consolidated using the net equity method for 12 million euro (11 million euro of which is recorded to the consolidated statement of income as “Profit (losses) from investments carried at equity” and 1 million euro compensated by the use of preexisting reserves).

Charges for staff leaving incentives mainly include accruals to the “Income, employment and re-training fund” (Fondo di solidarietà) made by the Parent Bank (376 million euro) and by former Cardine bank networks (80 million euro).

Losses on investments refer mainly to the disposal of investments in Olivetti S.p.A. (3 million euro).

Losses on other financial fixed assets refer to Parent Bank charges in respect of closing derivative contracts hedging investment securities.

Income taxes for the period (caption 240)

Analysis of caption 240 “Income taxes for the period” (Bank of Italy regulation 03.08.99)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
1. Current taxes	500	932
2. Change in deferred tax assets	290	368
3. Change in deferred tax liabilities	-133	-850
4. Income taxes for the period	657	450

Income taxes for the year, totaling 657 million euro, established a Group tax rate of 39.4%, lower than that registered in 2002 (44.2%). The improvement was the result of the two percentage point reduction in IRPEG (Corporate Income Tax) and the half percentage point reduction in IRAP (Regional Income Tax), and by the higher amount of income taxable at reduced rates or not subject to IRAP, such as writebacks of equity investments, gains for the sale of shareholdings and dividends, which balanced the non-deductibility in terms of IRAP of staff leaving expenses.

Consolidated financial statements – Part C – Information on the consolidated statement of income - Section 2

SECTION 7 - OTHER INFORMATION ON THE STATEMENT OF INCOME

Geographical distribution of revenues

The geographical distribution of the revenues, based on the location of Group’s companies and their branches, is as follows:

(Table 7.1 B.I.)

	31/12/03				31/12/02
	(€/mil)				(€/mil)
	Italy	Other EU countries	Other countries	Total	Italy	Other EU countries	Other countries	Total
Interest income and similar revenues	6,990	177	276	7,443	7,779	557	357	8,693
Dividends and other revenues	286	22	1	309	539	9	17	565
Commission income	3,019	636	67	3,722	2,671	764	32	3,467
Profits (losses) on financial transactions	161	30	7	198	-142	42	2	-98
Other operating income	371	21	5	397	398	18	6	422
Total revenues	10,827	886	356	12,069	11,245	1,390	414	13,049

Consolidated financial statements – Part D – Other information - Section 1

Part D – Other information

SECTION 1 - DIRECTORS AND STATUTORY AUDITORS

Remuneration

The remuneration of Directors, including the variable component, and Statutory Auditors for the performance of their duties during the year, in the Parent Bank and in the subsidiary companies is as follows:

Remuneration (Table 1.1 B.I.)

	31/12/03	31/12/02	Change %
	(€/mil)	(€/mil)
Directors (*) (**)	12	8	+50.0
Statutory auditors (**)	1	1	—

(*)            This caption does not include 1.6 million euro received by the Directors for similar activities performed at other Group companies which they paid back to the Parent Bank.

(**)     These captions include the remuneration paid to the Directors and Auditors of Cardine Finanziaria, which was merged into SANPAOLO IMI S.p.A. in 2003.

In compliance with Art. 78 of CONSOB resolution no. 11971 dated 14 May 1999, detail of the remuneration toward the Directors, Statutory Auditors and General Managers is provided in the Explanatory Notes to the Parent Bank financial statements (Part D – Other Information).

Loans and guarantees given

Loans and guarantees given (Table 1.2 B.I.)

	31/12/03	31/12/02	Change %
	(€/mil)	(€/mil)
Directors	21	39	-46.2
Statutory auditors	—	—	n.s.

The amounts indicated above refer to loans and guarantees for 0.1 million euro granted to the Directors and Statutory Auditors by the Parent Bank and, for 21.3 million euro, to subjects identified as being of extraordinary importance pursuant to Art. 136 of the Consolidated Banking Act.

Attachments

STATEMENT OF CHANGES IN CONSOLIDATED SHAREHOLDERS’ EQUITY

STATEMENT OF CONSOLIDATED CASH FLOWS

RECONCILIATION BETWEEN THE BANK’S FINANCIAL STATEMENTS
AND THE CONSOLIDATED FINANCIAL STATEMENTS

LIST OF EQUITY INVESTMENTS HIGHER THAN 10% IN UNLISTED COMPANIES
AND IN LIMITED LIABILITY COMPANIES

METHODOLOGICAL NOTES AND STATEMENTS OF THE PRO FORMA
CONSOLIDATED STATEMENTS OF INCOME AND BALANCE SHEETS FOR 2002
AND THE FIRST THREE QUARTERS OF 2003

STATEMENT OF CHANGES IN CONSOLIDATED SHAREHOLDERS’ EQUITY

(€/mil)

	Capital	Reserves and retained earnings	Reserve for general banking risks	Differences arising on consolidation and on application of the equity method	Net income	Total
Shareholders’ equity as of 31/12/2002	5,144	4,396	14	94	889	10,537

Allocation of 2002 net income:
• to reserves	—	339	—	—	(339)	—
• to shareholders	—	—	—	—	(550)	(550)

Reclassification between reserves	—	(119)	—	119	—	—

Change in reserves for general banking risks	—	—	(9)	—	—	(9)

Revaluation ex Law. 342 21/11/2000	—	54	—	—	—	54

Differences arising on the translation of foreign currency financial statements and other adjustments	—	(8)	(1)	—	—	(9)

Net income	—	—	—	—	972	972

Shareholders’ equity as of 31/12/2003	5,144	4,662	4	213	972	10,995

STATEMENT OF CONSOLIDATED CASH FLOWS

(€/mil)

APPLICATION OF FUNDS

Use of funds generated by operations	914
Dividends distributed	550
Use of reserves for termination indemnities	122
Use of provisions for risks and charges	59
Use of reserves for general banking risks	9
Use of reserves for probable loan losses	—
Movements in pro forma shareholders’ equity at beginning of the year	165
Exchange differences on translating the net equity of consolidated companies and other adjustments	9

Increase in funds applied	6,187
Due from banks	534
Loans to customers	1,131
Dealing securities	3,339
Investment securities	550
Equity investments	334
Own shares	3
Differences arising on consolidation and on application of the equity method	29
Tangible fixed assets	82
Intangible fixed assets	185

Decrease in funds taken	1,889
Due to customers and securities issued	1,515
Other liabilities	112
Subordinated liabilities	191
Minority interests	71

Total	8,990

(€/mil)

SOURCES OF FUNDS

Funds generated by operations	2,628
Net income	972
Monetary revaluation	54
Provisions for employee termination indemnities	101
Net adjustments to loans and provisions for guarantees and commitments	709
Provisions for risks and charges	195
Provisions for probable loan losses	15
Adjustments to tangible fixed assets	252
Adjustments to intangible fixed assets	240
Net adjustments to financial fixed assets	-60
Adjustments to goodwill arising on consolidation and on application of the equity method	150

Increase in funds taken	4,401
Due to banks	4,401

Decrease in funds applied	1,961
Cash and deposits with central banks and post offices	25
Other assets	1,936

Total	8,990

RECONCILIATION BETWEEN THE BANK’S FINANCIAL STATEMENTS AND THE CONSOLIDATED FINANCIAL STATEMENTS

(€/mil)

	Net income	Capital and reserves	Shareholders’ equity	Reserve for probable loan losses	Total
FINANCIAL STATEMENT OF THE PARENT BANK	824	9,522	10,346	—	10,346

Balance of subsidiary companies consolidated line by line	1,084	10,950	12,034	281	12,315
Consolidation adjustments
• book value of consolidated investments line by line	—	-8,108	-8,108	—	-8,108
• dividends of consolidated companies	-1,223	190	-1,033	—	-1,033
• amortization of goodwill arising on consolidation	-150	-481	-631	—	-631
• elimination of goodwill arising on consolidation	—	-1,326	-1,326	—	-1,326
• elimination of gains on sale investments	-69	-1,450	-1,519	—	-1,519
• valuation of investments at net equity	197	213	410	—	410
• writedowns of investments	240	69	309	—	309
• minority interests	-48	-223	-271	—	-271
• elimination of reserves for probable loan losses	68	122	190	-190	—
• reversal of Group company transfers and goodwill	-63	-54	-117	—	-117
• reversal of amortization of negative goodwill on BdN	149	155	304	—	304
• portion of tax benefits from the Banco di Napoli merger	-24	250	226	—	—
• reversal of writedowns of investments made for tax purposes in previous years	—	229	229	—	229
• other adjustments	-13	-35	-48	—	-48

CONSOLIDATED FINANCIAL STATEMENTS	972	10,023	10,995	91	11,086

LIST OF EQUITY INVESTMENTS AS OF 31 DECEMBER 2003 HIGHER THAN 10% IN UNLISTED COMPANIES, REPRESENTED BY SHARES WITH VOTING RIGHTS AND IN LIMITED LIABILITY COMPANIES (CONSOB RESOLUTION NO. 11715 OF 24 NOVEMBER 1998) (1)

Name	Held by	%
Agricola del Varano S.r.l.	Cassa di Risparmio Padova e Rovigo	26.58
Agricola Favorita S.r.l.	Cassa di Risparmio Padova e Rovigo	99.32
Alilaguna S.r.l.	Cassa di Risparmio Venezia	80.00
Ama International S.p.A.	FIN.OPI	14.97
Banque Galliere S.A. (in liq.)	Cassa di Risparmio Bologna	17.50
Beato Edoardo Materiali Ferrosi S.r.l.	Cassa di Risparmio Padova e Rovigo	50.00
	Cassa di Risparmio Venezia	50.00
		100.00
Biessefin S.p.A. (in liq.)	Sanpaolo IMI	36.10
Calitri Denim Industries S.p.A.	Isveimer (in liq.)	14.29
Calzaturificio Novella S.r.l.	Cassa di Risparmio Venezia	45.00
Calzaturificio Zampieri S.r.l.	Cassa di Risparmio Venezia	25.00
Cartasi S.p.A.	Sanpaolo IMI	11.16
Celeasing S.r.l.	Sanpaolo IMI	100.00
Cen. Ser. Centro Servizi S.p.A.	Cassa di Risparmio Padova e Rovigo	11.60
Centro S.r.l.	Cassa di Risparmio Padova e Rovigo	100.00
Cive S.p.A.	Sanpaolo IMI	68.97
Cogemar S.p.A.	Sanpaolo IMI	98.00
Crif S.p.A.	Invesp	5.05
	Sanpaolo IMI	5.05
		10.10
Dulevo S.p.A. (bankrupt)	Sanpaolo IMI	16.30
Efrem S.r.l.	Servizi	20.00
Elvetia Edile S.r.l.	Sanpaolo IMI	100.00
Emporium S.r.l.	Cassa di Risparmio Padova e Rovigo	51.27
Esatto S.p.A.	GEST Line	16.33
Esped Spedizioni S.r.l.	Cassa di Risparmio Padova e Rovigo	29.80
Eufigest S.A.	Eptafund S.G.R.	12.88
Evoluzione 94 S.p.A.	Sanpaolo IMI	5.99
	Cassa di Risparmio Bologna	2.55
	Friulcassa	1.97
		10.51
Fata Group S.r.l.	IMI Investimenti	13.17
Fides S.p.A. (bankrupt)	Isveimer (in liq.)	20.00
Fin. Tess. S.p.A.	Cassa di Risparmio Padova e Rovigo	98.00
Finlombarda Leasing S.p.A. (in liq.)	Sanpaolo IMI	14.00
Finpaper S.p.A.	Friulcassa	51.00
Finplozner S.p.A.	Friulcassa	25.00
Fonti di Gaverina	Sanpaolo IMI	63.44

Name	Held by	%
Gerard H Polderman S.r.l.	Cassa di Risparmio Padova e Rovigo	100.00
Giraglia Immobiliare S.p.A.	Sanpaolo IMI	17.15
Guiness Peat Aviation ATR Ltd	Sanpaolo IMI Bank Ireland	12.50
I Guardi S.r.l.	Cassa di Risparmio Venezia	56.00
IAM Piaggio S.p.A. (in liq.)	Sanpaolo IMI	9.68
	Banca Fideuram	3.74
		13.42
Idra Partecipazioni S.p.A. (in liq.)	Ldv Holding	11.56
Immobiliare dell’Isola Cattaneo S.p.A.	Sanpaolo IMI	48.57
Immobiliare Femar S.p.A.	Cassa di Risparmio Padova e Rovigo	38.57
Immobiliare Meduna S.r.l.	Cassa di Risparmio Venezia	40.00
Immobiliare Peonia Rosa S.r.l.	Sanpaolo IMI	57.00
Immobiliare Santa Caterina S.r.l.	Sanpaolo Banco di Napoli	100.00
Impianti S.r.l. (in liq.)	Sanpaolo IMI	14.16
Integrated Shipping Company	Sanpaolo IMI	100.00
Istituto per l’Enciclopedia della Banca e della Borsa S.p.A.	Sanpaolo IMI	12.12
	Banca Fideuram	0.34
		12.46
Isveimer S.p.A. (in liq.)	Sanpaolo IMI	65.22
	Banca Popolare dell’Adriatico	0.17
		65.39
Italpower S.p.A. (in liq.)	IMI Investimenti	15.00
Ittica Ugento S.p.A.	Sanpaolo Banco di Napoli	26.96
Kall Kwik Italia S.p.A. (in liq.)	Sanpaolo Leasint	15.00
Kish Receivables Co.	Tobuk	20.83
La Compagnia Finanziaria S.p.A.	Sanpaolo IMI	12.09
La Promessa S.r.l.	Cassa di Risparmio Padova e Rovigo	100.00
Lillo S.p.A.	Sanpaolo IMI	50.00
Lingotto S.p.A.	FIN.OPI	17.02
Loseri S.p.A.	Sanpaolo IMI	18.40
Loop S.p.A.	Sanpaolo Leasint	19.79
Marche Capital S.p.A.	Banca Popolare dell’Adriatico	11.99
Mirano Costruzioni S.r.l.	Cassa di Risparmio Venezia	100.00
Pantecna S.p.A. (bankrupt)	Sanpaolo IMI	15.50
Pdp Box Doccia S.p.A.	Cassa di Risparmio Padova e Rovigo	80.00
Pharmacom S.r.l.	Farbanca	17.00
Pila 2000 S.p.A.	Cassa di Risparmio Padova e Rovigo	37.19
Praxis Calcolo S.p.A.	Ldv Holding	14.52
	Sanpaolo IMI Private Equity	0.29
		14.81
Print S.r.l.	Banca Popolare dell’Adriatico	100.00
Raco S.p.A.	Ldv Holding	12.30
Sago S.p.A. (2)	Sanpaolo IMI	26.67
Serit S.p.A. - Servizi Riscoss. Imposte e Tesoreria (in liq.)	Sanpaolo IMI	18.64

Name	Held by	%
Siteba S.p.A.	Sanpaolo IMI	10.45
Soa Nordest S.p.A.	Cassa di Risparmio Padova e Rovigo	15.00
Società Capua Group Imbottigliamento Bevande Gassate S.p.A.	Sanpaolo Banco di Napoli	80.19
Sofimer S.p.A.	Isveimer (in liq.)	20.00
SSB - Società per i Servizi Bancari S.p.A.	Sanpaolo IMI	15.54
	Banca Fideuram	0.02
		15.56
Società Trasporto Telematico S.p.A.	Sanpaolo IMI	14.00
Stoà S.c.p.a.	Sanpaolo IMI	10.20
Tecnoalimenti S.c.p.A. (2)	Sanpaolo IMI	20.00
Tecnobiomedica S.p.A. (2)	Sanpaolo IMI	26.32
Tecnocittà S.r.l.	Sanpaolo IMI	12.00
Tecnofarmaci S.p.A. (2)	Sanpaolo IMI	20.50
Tecnogen S.c.p.a.	Sanpaolo IMI	29.96
Tecnotessile S.r.l. (2)	Sanpaolo IMI	40.00
Torsyl S.A. (in liq.)	Sanpaolo IMI International	15.79
Trieste Terminal Cereali S.r.l.	Cassa di Risparmio Padova e Rovigo	31.25
Venezia Tronchetto Real Estate S.p.A.	Cassa di Risparmio Padova e Rovigo	99.62

(1) This excludes equity investments already listed in Part B - Section 3 of the Consolidated Explanatory Notes.

(2) Equity investments originating from transactions as per Law 1089 of 25 October 1968 (Applied Research Reserve).

Methodological notes and statements of the
pro forma consolidated statements of income
and balance sheets for 2002
and the first three quarters of 2003

Methodological notes to determine the pro forma consolidated statements of income and balance sheets for 2002 and for the first three quarters of 2003

In order to ensure comparability of the accounting results on a consistent basis in relation to the main changes to the line by line and proportional consolidation area, the consolidated accounts of the SANPAOLO IMI Group for the previous year and for the first three quarters of 2003 are presented in a pro forma version.

The pro forma results for the year 2002 were prepared conventionally assuming the line by line consolidation of the Eptaconsors Group and Inter-Europa Bank, the proportional consolidation of Cassa dei Risparmi di Forlì and the non-consolidation of IW Bank, Banque Sanpaolo and Finconsumo Banca with effect from 1 January 2002. Furthermore, since the consolidated financial statements of the SANPAOLO IMI Group for the quarter as of 31 March 2003 and the half year as of 30 June 2003 did not reflect the line by line consolidation of Inter-Europa Bank, the proportional consolidation of Cassa dei Risparmi di Forlì and the non-consolidation of Banque Sanpaolo and Finconsumo Banca, a pro forma reconstruction of those results has also been made. Likewise, the values as of 30 September 2003 reflect the exit of Banque Sanpaolo from line by line consolidation. Finally, it is noted that the pro forma results as of 31 March 2002 also take into consideration the line by line consolidation of the former Cardine Group, which first took place on 30 June 2002, with accounting effect from the beginning of the year.

Attached to these Methodological notes are the statements to determine the pro forma consolidated statements of income and balance sheets for the four quarters of 2002 and for the first three quarters of 2003.

In particular, the pro forma results have been prepared using the statements of income and reclassified consolidated balance sheets of the SANPAOLO IMI Group for the year 2002 and for the first three quarters of 2003(1) (column “a” of the attached statements), and reflect the following:

•                  in column “b” of the attachments

•                  the line by line consolidation of the 100% shareholding in Eptaconsors and its subsidiaries, following the reversal in the valuation in net equity of the 40.48% share already held in the previous year. For this purpose the purchase of the additional 59.52% shareholding has been simulated as of 01/01/2002, offset against “customer deposits” for an amount of 55 million euro;

•                  the line by line consolidation of the 85.87% shareholding in Inter-Europa Bank, following the reversal in the value of net equity of the 32.51% share already held in the previous year. For this purpose the purchase of the additional 53.36% shareholding has been simulated as of 01/01/2002, offset against “customer deposits” for an amount of 30 million euro;

•                  the proportional consolidation of the 29.77% shareholding in Cassa dei Risparmi di Forlì, following the reversal in the valuation in net equity of the 21.02% share already held in the previous year. For this purpose the purchase of the additional 8.75% shareholding has been simulated as of 01/01/2002, offset against “customer deposits” for an amount of 68 million euro;

(1)       It should be reminded that the pro forma results for the first quarter of 2003 take into account exclusively the abovementioned considerations on Cassa dei Risparmi di Forlì, Inter-Europa Bank, Banque Sanpaolo and Finconsumo Banca, and the effects relating to the tranches of Eptaconsors (39.28%), purchased during the second quarter of 2003.

•                  in column “c” of the attachments

•                  the full non-consolidation of IW Bank, following the disposal of 80% of the entire shareholding previously held, and the valuation in net equity of the residual 20%. In particular, the disposal of the majority shareholding has been simulated with effect from 01/01/2002 and offset against an increase in “loans to banks” for a total amount of 5 million euro, with the subsequent loss recorded directly to net equity reserves, in accordance with relevant accounting principles. Consistently, the consolidated statement of income has been reversed by the extraordinary charges arising from the financial statements as of 31/12/2002, for the alignment of the value of the shareholding disposed to the announced sale price, net of any tax effects;

•                  the proportional non-consolidation of Finconsumo Banca, as an effect of the sale agreement (which was followed by the disposal of 20% of the investment) and of the end of joint control, with the consequent valuation of the entire investment held using the equity method;

•                  in column “d” of the attachments

•                  the full non-consolidation of Banque Sanpaolo and its subsidiaries, following the disposal of 60% of the entire previously held shareholding, and the valuation in net equity of the remaining 40%. In particular, the disposal of the majority shareholding has been simulated with effect from 31 December 2002 and offset against an increase in “loans to banks” for a total amount of 481 million euro, with the subsequent net gain recorded directly to net equity reserves, in accordance with relevant accounting principles.

It should be remembered that the aforementioned pro forma schedules are unaudited.

31/12/2002: Statement of consolidated pro forma balance sheet - Official format

(€/mil)

	SANPAOLO IMI Group (1) (a)		Expansion of the consolidation area using line by line and proportional method (2) (b)		Reduction in the consolidation area using line by line and proportional method (3) (c)		Exit of Banque Sanpaolo from line by line consolidation area (d)		SANPAOLO IMI Group pro forma (e)= (a+b+c+d)
ASSETS
10. Cash and deposits with central banks and post offices		1,406		102		—		-9		1,499
20. Treasury bills and similar bills eligible for refinancing with central banks		3,143		56		—		—		3,199
30. Due from banks		22,000		168		100		-524		21,744
a) repayable on demand	4,975		33		4		-479		4,533
b) other deposits	17,025		135		96		-45		17,211
40. Loans to customers		127,349		1,059		-559		-3,672		124,177
of which:
• loans using public funds	206		—		—		—		206
50. Bonds and other debt securities		16,174		129		-2		-709		15,592
a) public entities	8,628		104		—		-122		8,610
b) banks	5,079		20		—		-113		4,986
of which:
• own bonds	1,774		3		—		—		1,777
c) financial institutions	1,132		—		-2		-16		1,114
of which:
• own bonds	8		—		—		—		8
d) other issuers	1,335		5		—		-458		882
60. Shares, quotas and other equities		2,595		11		—		-22		2,584
70. Equity investments		3,224		-82		33		-28		3,147
a) carried at equity	426		-86		33		-24		349
b) other	2,798		4		—		-4		2,798
80. Investments in Group companies		840		—		—		185		1,025
a) carried at equity	840		—		—		185		1,025
b) other	—		—		—		—		—
90. Goodwill arising on consolidation		842		158		—		—		1,000
100. Goodwill arising on application of the equity method		188		-108		—		—		80
110. Intangible fixed assets		406		31		-4		-35		398
of which:
• start-up costs	2		1		—		—		3
• goodwill	16		—		—		—		16
120. Tangible fixed assets		2,229		26		-8		-105		2,142
140. Own shares or quotas		31		—		—		—		31
150. Other assets		20,494		37		-62		-217		20,252
160. Accrued income and prepaid expenses		2,852		11		-28		-60		2,775
a) accrued income	2,063		10		-4		-48		2,021
b) prepaid expenses	789		1		-24		-12		754
of which:
• discounts on bond issues	236		—		—		—		236
Total assets		203,773		1,598		-530		-5,196		199,645

(1)  On the basis of recent instructions received from the Bank of Italy, capitalization certificates subscribed by the Group (648 million euro) have been reclassified from the caption in the published statements “dealing securities” to the caption “loans to customers”.

(2)  The figures refer to the conventional assumption of the line by line consolidation of the Eptaconsors Group and of Inter-Europa Bank and the proportional consolidation of Cassa dei Risparmi di Forlì with effect from 1 January 2002.

(3)  The figures refer to the conventional assumption of the non consolidation of IW Bank and Finconsumo Banca, with effect from 1 January 2002.

(€/mil)

	SANPAOLO IMI Group (a)		Expansion of the consolidation area using line by line and proportional method (1) (b)		Reduction in the consolidation area using line by line and proportional method (2) (c)		Exit of Banque Sanpaolo from line by line consolidation area (d)		SANPAOLO IMI Group pro forma (e) = (a+b+c+d)
LIABILITIES
10. Due to banks		24,456		231		-58		-496		24,133
a) repayable on demand	2,952		34		166		-248		2,904
b) time deposits or with notice period	21,504		197		-224		-248		21,229
20. Due to customers		85,280		962		-176		-2,567		83,499
a) repayable on demand	60,458		468		-169		-1,361		59,396
b) time deposits or with notice period	24,822		494		-7		-1,206		24,103
30. Securities issued		51,561		281		-232		-2,081		49,529
a) bonds	39,447		248		-150		-384		39,161
b) certificates of deposit	7,310		33		—		-1,697		5,646
c) other	4,804		—		-82		—		4,722
40. Public funds administered		208		—		—		—		208
50. Other liabilities		18,807		45		-37		-161		18,654
60. Accrued expenses and deferred income		2,164		11		-7		-84		2,084
a) accrued expenses	1,622		11		-4		-71		1,558
b) deferred income	542		—		-3		-13		526
70. Provisions for employee termination indemnities		961		8		-2		—		967
80. Provisions for risks and charges		2,781		30		-10		45		2,846
a) pensions and similar commitments	343		5		—		—		348
b) taxation	670		18		-7		61		742
c) other	1,768		7		-3		-16		1,756
90. Reserve for probable loan losses		71		5		—		—		76
110. Subordinated liabilities		6,613		—		-8		—		6,605
120. Negative goodwill arising on consolidation		—		—		—	—	—		—
130. Negative goodwill arising on application of the equity method		94		4		-5		-2		91
140. Minority interest		334		8		—		—		342
Capital and reserves (captions 100, 150, 160, 170, 180)		9,554		18		-12		150		9,710
200. Net income		889		-5		17		—		901
Total liabilities and shareholders’ equity		203,773		1,598		-530		-5,196		199,645

GUARANTEES AND COMMITMENTS
10. Guarantees given		20,483		107		—		-530		20,060
of which:
• acceptances	167		—		—		-1		166
• other guarantees	20,316		107		—		-529		19,894
20. Commitments		27,574		423		—		-710		27,287

(1)  The figures refer to the conventional assumption of the line by line consolidation of the Eptaconsors Group and of Inter-Europa Bank and the proportional consolidation of Cassa dei Risparmi di Forlì with effect from 1 January 2002.

(2)  The figures refer to the conventional assumption of the non consolidation of IW Bank and Finconsumo Banca, with effect from 1 January 2002.

2002: Statement of consolidated pro forma statement of income - Official format

(€/mil)

	SANPAOLO IMI Group (a)		Expansion of the consolidation area using line by line and proportional method (1) (b)		Reduction in the consolidation area using line by line and proportional method (2) (c)		Exit of Banque Sanpaolo from line by line consolidation area (d)		SANPAOLO IMI Group pro forma (e) = (a+b+c+d)
10. Interest income and similar revenues		8,693		116		-67		-287		8,455
of which:
• loans to customers	6,936		77		-48		-188		6,777
• debt securities	995		11		-12		-38		956
20. Interest expense and similar charges		-4,955		-70		23		165	-4,837	-4,837
of which:
• amounts due to customers	-1,445		-27		3		45		-1,424
• securities issued	-2,203		-12		5		54		-2,156
30. Dividends and other revenues		565		—		—		—		565
a) shares, quotas and other equities	410		—		—		—		410
b) equity investments	155		—		—		—		155
40. Commission income		3,467		209		-36		-78		3,562
50. Commission expense		-671		-140		24		15		-772
60. Profits (losses) on financial transactions		-98		15		-1		4		-80
70. Other operating income		422		7		-10		-8		411
80. Administrative costs		-4,648		-95		43		122		-4,578
a) personnel	-2,856		-49		17		74		-2,814
of which:
• wages and salaries	-2,061		-34		13		54		-2,028
• social security charges	-618		-11		4		14		-611
• termination indemnities	-140		-3		—		5		-138
• pensions and similar	-37		-1		—		1		-37
b) other administrative costs	-1,792		-46		26		48		-1,764
90. Adjustments to tangible and intangible fixed assets		-753		-27		22		13		-745
100. Provisions for risks and charges		-261		-3		2		1		-261
110. Other operating expense		-50		-2		1		1		-50
120. Adjustments to loans and provisions for guarantees and commitments		-889		-10		10		31		-858
130. Writebacks of adjustments to loans and provisions for guarantees and commitments		320		2		-1		-19		302
140. Provisions to the reserve for probable loan losses		-27		—		—		—		-27
150. Adjustments to financial fixed assets		-569		—		—		—		-569
160. Writebacks of adjustments to financial fixed assets		8		—		—		—		8
170. Income (losses) from investments carried at equity		137		-1		2		21		159
180. Income from ordinary activities		691		1		12		-19		685
190. Extraordinary income		575		9		-2		-2		580
200. Extraordinary expense		-248		-4		10		1		-241
210. Extraordinary net income		327		5		8		-1		339
230. Change in reserves for general banking risks		364		-1		—		—		363
240. Income taxes		-450		-10		-3		20		-443
250. Income (loss) attributable to minority interests		-43		—		—		—		-43
260. Net income		889		-5		17		—		901

(1)  The figures refer to the conventional assumption of the line by line consolidation of the Eptaconsors Group and of Inter-Europa Bank and the proportional consolidation of Cassa dei Risparmi di Forlì with effect from 1 January 2002.

(2)  The figures refer to the conventional assumption of the non consolidation of IW Bank and Finconsumo Banca, with effect from 1 January 2002.

First quarter of 2002: statement of reclassified consolidated pro forma statement of income

(€/mil)

	SANPAOLO IMI Group (pro forma) (1) (a)	Expansion of the line by line and proportional consolidation area (2) (b)	Reduction of the line by line and proportional consolidation area (3) (c)	Exit of Banque Sanpaolo from line by line consolidation and 100% evaluation at equity (d)	SANPAOLO IMI Group pro forma (e)=(a+b+c+d)
NET INTEREST INCOME	927	12	-10	-28	901
Net commissions and other net dealing revenues	697	17	-2	-19	693
Profits and losses from financial transactions and dividends on shares	84	2	—	-1	85
Profits from companies carried at equity and dividends from shareholdings	49	-1	1	5	54

NET INTEREST AND OTHER BANKING INCOME	1,757	30	-11	-43	1,733
Administrative costs	-1,120	-23	9	31	-1,103
• personnel	-699	-13	4	19	-689
• other administrative costs	-359	-10	4	11	-354
• indirect duties and taxes	-62	—	1	1	-60
Other operating income, net	78	2	-2	—	78
Adjustments to tangible and intangible fixed assets	-111	-4	3	3	-109

OPERATING INCOME	604	5	-1	-9	599
Adjustments to goodwill and merger and consolidation differences	-41	-1	—	—	-42
Provisions and net adjustments to loans and financial fixed assets	-156	-2	2	5	-151

INCOME BEFORE EXTRAORDINARY ITEMS	407	2	1	-4	406
Net extraordinary income/expense	56	—	—	—	56

INCOME BEFORE TAXES	463	2	1	-4	462
Income taxes for the period	-172	-2	1	4	-169
Change in reserves for general banking risks	—	—	—	—	—
Income attributable to minority interests	-14	—	—	—	-14

NET INCOME	277	—	2	—	279

(1)  Pro forma figures prepared according to the criteria detailed in the Explanatory Notes to the consolidated financial statements as of 31/12/2002, assuming the merger with Cardine Banca from 1 January 2002.

(2)  The figures refer to the conventional assumption of the line by line consolidation of the Eptaconsors group and of Inter-Europa Bank and the proportional consolidation of Cassa dei Risparmi di Forlì with effect from 1 January 2002.

(3)  The figures refer to the conventional assumption of the non consolidation of IW Bank and Finconsumo Banca, with effect from 1 January 2002.

31/3/2002: statement of reclassified consolidated pro forma balance sheet

(€/mil)

	SANPAOLO IMI Group (pro forma) (1) (2) (a)	Expansion of the line by line and proportional consolidation area (3) (b)	Reduction of the line by line and proportional consolidation area (4) (c)	Exit of Banque Sanpaolo from line by line consolidation and 100% evaluation at equity (d)	SANPAOLO IMI Group pro forma (e)=(a+b+c+d)
ASSETS
Cash and deposits with central banks and post offices	1,454	58	—	-10	1,502
Loans	147,902	1,241	-316	-4,613	144,214
• due from banks	21,189	295	113	-895	20,702
• loans to customers	126,713	946	-429	-3,718	123,512
Dealing securities	25,028	278	—	-248	25,058
Fixed assets	11,732	-32	7	-186	11,521
• investment securities	3,931	21	-2	-466	3,484
• equity investments	4,837	-117	34	421	5,175
• intangible fixed assets	426	38	-17	-36	411
• tangible fixed assets	2,538	26	-8	-105	2,451
Differences arising on consolidation and on application of the equity method	1,120	55	—	—	1,175
Other assets	23,116	106	-47	-344	22,831
Total assets	210,352	1,706	-356	-5,401	206,301

LIABILITIES
Payables	168,360	1,469	-279	-5,197	164,353
• due to banks	32,943	360	-87	-761	32,455
• due to customers and securities issued	135,417	1,109	-192	-4,436	131,898
Provisions	4,565	83	-13	-50	4,585
• for taxation	1,392	59	-6	-33	1,412
• for termination indemnities	993	7	-2	—	998
• for risks and charges	1,810	12	-5	-17	1,800
• for pensions and similar	370	5	—	—	375
Other liabilities	19,611	89	-41	-154	19,505
Subordinated liabilities	5,793	—	-8	—	5,785
Minority interests	797	8	—	—	805
Shareholders’ equity	11,226	57	-15	—	11,268
Total liabilities	210,352	1,706	-356	-5,401	206,301

(1)       Pro forma figures prepared according to the criteria detailed in the Explanatory Notes to the consolidated financial statements as of 31/12/2002, assuming the merger with Cardine Banca from 1 January 2002.

(2)       On the basis of recent instructions received from Bank of Italy, capitalization certificates subscribed by the Group (629 million euro) have been reclassified from the caption in the published financial statements “dealing securities” to the caption “loans to customers”.

(3)       The figures refer to the conventional assumption of the line by line consolidation of the Eptaconsors group and of Inter-Europa Bank and the proportional consolidation of Cassa dei Risparmi di Forlì with effect from 1 January 2002.

(4)       The figures refer to the conventional assumption of the non consolidation of IW Bank and Finconsumo Banca, with effect from 1 January 2002.

First half 2002: statement of reclassified consolidated pro forma statement of income

(€/mil)

	SANPAOLO IMI Group (a)	Expansion of the line by line and proportional consolidation area (1) (b)	Reduction of the line by line and proportional consolidation area (2) (c)	Exit of Banque Sanpaolo from line by line consolidation and 100% evaluation at equity (d)	SANPAOLO IMI Group pro forma (e)=(a+b+c+d)
NET INTEREST INCOME	1,877	24	-20	-60	1,821
Net commissions and other net dealing revenues	1,386	35	-5	-37	1,379
Profits and losses from financial transactions and dividends on shares	209	6	-1	—	214
Profits from companies carried at equity and dividends from shareholdings	184	-2	2	12	196

NET INTEREST AND OTHER BANKING INCOME	3,656	63	-24	-85	3,610
Administrative costs	-2,296	-46	20	62	-2,260
• personnel	-1,420	-24	8	38	-1,398
• other administrative costs	-743	-21	10	22	-732
• indirect duties and taxes	-133	-1	2	2	-130
Other operating income, net	171	2	-4	—	169
Adjustments to tangible and intangible fixed assets	-223	-10	5	7	-221

OPERATING INCOME	1,308	9	-3	-16	1,298
Adjustments to goodwill and merger and consolidation differences	-85	-2	—	—	-87
Provisions and net adjustments to loans and financial fixed assets	-312	-3	5	9	-301

INCOME BEFORE EXTRAORDINARY ITEMS	911	4	2	-7	910
Net extraordinary income/expense	136	—	1	-2	135

INCOME BEFORE TAXES	1,047	4	3	-9	1,045
Income taxes for the period	-415	-5	—	9	-411
Change in reserves for general banking risks	-2	—	—	—	-2
Income attributable to minority interests	-29	—	—	—	-29

NET INCOME	601	-1	3	—	603

(1)       The figures refer to the conventional assumption of the line by line consolidation of the Eptaconsors group and of Inter-Europa Bank and the proportional consolidation of Cassa dei Risparmi di Forlì with effect from 1 January 2002.

(2)       The figures refer to the conventional assumption of the non consolidation of IW Bank and Finconsumo Banca, with effect from 1 January 2002.

30/6/2002: statement of reclassified consolidated pro forma balance sheet

(€/mil)

	SANPAOLO IMI Group (1) (a)	Expansion of the line by line and proportional consolidation area (2) (b)	Reduction of the line by line and proportional consolidation area (3) (c)	Exit of Banque Sanpaolo from line by line consolidation and 100% evaluation at equity (d)	SANPAOLO IMI Group pro forma (e)=(a+b+c+d)
ASSETS
Cash and deposits with central banks and post offices	1,029	70	-1	-12	1,086
Loans	147,242	1,241	-439	-4,214	143,830
• due from banks	22,735	271	40	-596	22,450
• loans to customers	124,507	970	-479	-3,618	121,380
Dealing securities	24,465	232	-1	-312	24,384
Fixed assets	10,660	-29	8	-233	10,406
• investment securities	3,642	22	-2	-477	3,185
• equity investments	4,120	-112	35	385	4,428
• intangible fixed assets	407	35	-16	-37	389
• tangible fixed assets	2,491	26	-9	-104	2,404
Differences arising on consolidation and on application of the equity method	1,141	54	—	—	1,195
Other assets	22,995	75	-67	-222	22,781
Total assets	207,532	1,643	-500	-4,993	203,682

LIABILITIES
Payables	166,657	1,459	-437	-4,742	162,937
• due to banks	30,201	319	-52	-313	30,155
• due to customers and securities issued	136,456	1,140	-385	-4,429	132,782
Provisions	4,159	68	-9	-37	4,181
• for taxation	1,058	43	-2	-21	1,078
• for termination indemnities	989	8	-2	—	995
• for risks and charges	1,769	12	-5	-16	1,760
• for pensions and similar	343	5	—	—	348
Other liabilities	19,755	57	-32	-214	19,566
Subordinated liabilities	6,155	—	-8	—	6,147
Minority interests	437	8	—	—	445
Shareholders’ equity	10,369	51	-14	—	10,406
Total liabilities	207,532	1,643	-500	-4,993	203,682

(1)       On the basis of recent instructions received from Bank of Italy, capitalization certificates subscribed by the Group (635 million euro) have been reclassified from the caption in the published financial statements “dealing securities” to the caption “loans to customers”.

(2)       The figures refer to the conventional assumption of the line by line consolidation of the Eptaconsors group and of Inter-Europa Bank and the proportional consolidation of Cassa dei Risparmi di Forlì with effect from 1 January 2002.

(3)       The figures refer to the conventional assumption of the non consolidation of IW Bank and Finconsumo Banca, with effect from 1 January 2002.

First nine months of 2002: statement of reclassified consolidated pro forma statement of income

(€/mil)

	SANPAOLO IMI Group (a)	Expansion of the line by line and proportional consolidation area (1) (b)	Reduction of the line by line and proportional consolidation area (2) (c)	Exit of Banque Sanpaolo from line by line consolidation and 100% evaluation at equity (d)	SANPAOLO IMI Group pro forma (e)=(a+b+c+d)
NET INTEREST INCOME	2,813	35	-31	-90	2,727
Net commissions and other net dealing revenues	2,054	52	-9	-53	2,044
Profits and losses from financial transactions and dividends on shares	222	11	—	3	236
Profits from companies carried at equity and dividends from shareholdings	239	-3	3	17	256

NET INTEREST AND OTHER BANKING INCOME	5,328	95	-37	-123	5,263
Administrative costs	-3,424	-70	30	91	-3,373
• personnel	-2,111	-36	11	55	-2,081
• other administrative costs	-1,118	-33	15	32	-1,104
• indirect duties and taxes	-195	-1	4	4	-188
Other operating income, net	264	4	-6	—	262
Adjustments to tangible and intangible fixed assets	-350	-16	7	10	-349

OPERATING INCOME	1,818	13	-6	-22	1,803
Adjustments to goodwill and merger and consolidation differences	-124	-3	—	—	-127
Provisions and net adjustments to loans and financial fixed assets	-765	-6	7	10	-754

INCOME BEFORE EXTRAORDINARY ITEMS	929	4	1	-12	922
Net extraordinary income/expense	170	—	1	-1	170

INCOME BEFORE TAXES	1,099	4	2	-13	1,092
Income taxes for the period	-492	-8	2	13	-485
Change in reserves for general banking risks	11	—	—	—	11
Income attributable to minority interests	-43	—	—	—	-43

NET INCOME	575	-4	4	—	575

(1)       The figures refer to the conventional assumption of the line by line consolidation of the Eptaconsors group and of Inter-Europa Bank and the proportional consolidation of Cassa dei Risparmi di Forlì with effect from 1 January 2002.

(2)       The figures refer to the conventional assumption of the non consolidation of IW Bank and Finconsumo Banca, with effect from 1 January 2002.

30/9/2002: statement of reclassified consolidated pro forma balance sheet

(€/mil)

	SANPAOLO IMI Group (1) (a)	Expansion of the line by line and proportional consolidation area (2) (b)	Reduction of the line by line and proportional consolidation area (3) (c)	Exit of Banque Sanpaolo from line by line consolidation and 100% evaluation at equity (d)	SANPAOLO IMI Group pro forma (e)=(a+b+c+d)
ASSETS
Cash and deposits with central banks and post offices	1,042	84	-2	-159	965
Loans	146,321	1,227	-452	-4,261	142,835
• due from banks	21,977	244	68	-685	21,604
• loans to customers	124,344	983	-520	-3,576	121,231
Dealing securities	23,095	198	—	-225	23,068
Fixed assets	10,093	-35	10	-256	9,812
• investment securities	3,117	23	-2	-504	2,634
• equity investments	4,170	-115	36	387	4,478
• intangible fixed assets	390	31	-15	-35	371
• tangible fixed assets	2,416	26	-9	-104	2,329
Differences arising on consolidation and on application of the equity method	1,095	53	—	—	1,148
Other assets	23,128	79	-62	-163	22,982
Total assets	204,774	1,606	-506	-5,064	200,810

LIABILITIES
Payables	163,743	1,412	-434	-4,808	159,913
• due to banks	26,902	250	-48	-418	26,686
• due to customers and securities issued	136,841	1,162	-386	-4,390	133,227
Provisions	4,291	55	-13	-40	4,293
• for taxation	1,194	31	-6	-24	1,195
• for termination indemnities	969	8	-2	—	975
• for risks and charges	1,786	11	-5	-16	1,776
• for pensions and similar	342	5	—	—	347
Other liabilities	19,765	82	-38	-216	19,593
Subordinated liabilities	6,218	—	-8	—	6,210
Minority interests	429	8	—	—	437
Shareholders’ equity	10,328	49	-13	—	10,364
Total liabilities	204,774	1,606	-506	-5,064	200,810

(1)       On the basis of recent instructions received from Bank of Italy, capitalization certificates subscribed by the Group (642 million euro) have been reclassified from the caption in the published financial statements “dealing securities” to the caption “loans to customers”.

(2)       The figures refer to the conventional assumption of the line by line consolidation of the Eptaconsors group and of Inter-Europa Bank and the proportional consolidation of Cassa dei Risparmi di Forlì with effect from 1 January 2002.

(3)       The figures refer to the conventional assumption of the non consolidation of IW Bank and Finconsumo Banca, with effect from 1 January 2002.

2002: statement of reclassified consolidated pro forma statement of income

(€/mil)

	SANPAOLO IMI Group (a)	Expansion of the line by line and proportional consolidation area (1) (b)	Reduction of the line by line and proportional consolidation area (2) (c)	Exit of Banque Sanpaolo from line by line consolidation and 100% evaluation at equity (d)	SANPAOLO IMI Group pro forma (e)=(a+b+c+d)
NET INTEREST INCOME	3,773	46	-44	-122	3,653
Net commissions and other net dealing revenues	2,809	69	-12	-71	2,795
Profits and losses from financial transactions and dividends on shares	286	15	-1	4	304
Profits from companies carried at equity and dividends from shareholdings	292	-1	2	21	314

NET INTEREST AND OTHER BANKING INCOME	7,160	129	-55	-168	7,066
Administrative costs	-4,648	-95	43	122	-4,578
• personnel	-2,856	-49	17	74	-2,814
• other administrative costs	-1,528	-44	21	43	-1,508
• indirect duties and taxes	-264	-2	5	5	-256
Other operating income, net	358	5	-9	—	354
Adjustments to tangible and intangible fixed assets	-510	-21	10	13	-508

OPERATING INCOME	2,360	18	-11	-33	2,334
Adjustments to goodwill and merger and consolidation differences	-212	-6	—	—	-218
Provisions and net adjustments to loans and financial fixed assets	-1,426	-11	11	14	-1,412

INCOME BEFORE EXTRAORDINARY ITEMS	722	1	—	-19	704
Net extraordinary income/expense	296	5	20	-1	320

INCOME BEFORE TAXES	1,018	6	20	-20	1,024
Income taxes for the period	-450	-10	-3	20	-443
Change in reserves for general banking risks	364	-1	—	—	363
Income attributable to minority interests	-43	—	—	—	-43

NET INCOME	889	-5	17	—	901

(1)       The figures refer to the conventional assumption of the line by line consolidation of the Eptaconsors group and of Inter-Europa Bank and the proportional consolidation of Cassa dei Risparmi di Forlì with effect from 1 January 2002.

(2)       The figures refer to the conventional assumption of the non consolidation of IW Bank and Finconsumo Banca, with effect from 1 January 2002.

31/12/2002: statement of reclassified consolidated pro forma balance sheet

(€/mil)

	SANPAOLO IMI Group (1) (a)	Expansion of the line by line and proportional consolidation area (2) (b)	Reduction of the line by line and proportional consolidation area (3) (c)	Exit of Banque Sanpaolo from line by line consolidation and 100% evaluation at equity (d)	SANPAOLO IMI Group pro forma (e)=(a+b+c+d)
ASSETS
Cash and deposits with central banks and post offices	1,406	102	—	-9	1,499
Loans	149,349	1,227	-459	-4,196	145,921
• due from banks	22,000	168	100	-524	21,744
• loans to customers	127,349	1,059	-559	-3,672	124,177
Dealing securities	19,046	171	—	-202	19,015
Fixed assets	9,596	—	19	-512	9,103
• investment securities	2,897	25	-2	-529	2,391
• equity investments	4,064	-82	33	157	4,172
• intangible fixed assets	406	31	-4	-35	398
• tangible fixed assets	2,229	26	-8	-105	2,142
Differences arising on consolidation and on application of the equity method	1,030	50	—	—	1,080
Other assets	23,346	48	-90	-277	23,027
Total assets	203,773	1,598	-530	-5,196	199,645

LIABILITIES
Payables	161,505	1,474	-466	-5,144	157,369
• due to banks	24,456	231	-58	-496	24,133
• due to customers and securities issued	137,049	1,243	-408	-4,648	133,236
Provisions	3,813	43	-12	45	3,889
• for taxation	670	18	-7	61	742
• for termination indemnities	961	8	-2	—	967
• for risks and charges	1,839	12	-3	-16	1,832
• for pensions and similar	343	5	—	—	348
Other liabilities	20,971	56	-44	-245	20,738
Subordinated liabilities	6,613	—	-8	—	6,605
Minority interests	334	8	—	—	342
Shareholders’ equity	10,537	17	—	148	10,702
Total liabilities	203,773	1,598	-530	-5,196	199,645

(1)       On the basis of recent instructions received from Bank of Italy, capitalization certificates subscribed by the Group (648 million euro) have been reclassified from the caption in the published financial statements “dealing securities” to the caption “loans to customers”.

(2)       The figures refer to the conventional assumption of the line by line consolidation of the Eptaconsors group and of Inter-Europa Bank and the proportional consolidation of Cassa dei Risparmi di Forlì with effect from 1 January 2002.

(3)       The figures refer to the conventional assumption of the non consolidation of IW Bank and Finconsumo Banca, with effect from 1 January 2002.

First quarter of 2003: statement of reclassified consolidated pro forma statement of income

(€/mil)

	SANPAOLO IMI Group (a)	Expansion of the line by line and proportional consolidation area (1) (b)	Reduction of the line by line and proportional consolidation area (2) (c)	Exit of Banque Sanpaolo from line by line consolidation and 100% evaluation at equity (d)	SANPAOLO IMI Group pro forma (e)=(a+b+c+d)
NET INTEREST INCOME	955	12	-12	-31	924
Net commissions and other net dealing revenues	692	4	2	-16	682
Profits and losses from financial transactions and dividends on shares	83	1	—	1	85
Profits from companies carried at equity and dividends from shareholdings	48	-1	2	7	56

NET INTEREST AND OTHER BANKING INCOME	1,778	16	-8	-39	1,747
Administrative costs	-1,142	-10	5	31	-1,116
• personnel	-713	-6	2	20	-697
• other administrative costs	-361	-4	2	10	-353
• indirect duties and taxes	-68	—	1	1	-66
Other operating income, net	84	—	-3	—	81
Adjustments to tangible and intangible fixed assets	-111	—	1	3	-107

OPERATING INCOME	609	6	-5	-5	605
Adjustments to goodwill and merger and consolidation differences	-33	-1	—	—	-34
Provisions and net adjustments to loans and financial fixed assets	-135	-2	3	—	-134

INCOME BEFORE EXTRAORDINARY ITEMS	441	3	-2	-5	437
Net extraordinary income/expense	42	—	—	—	42

INCOME BEFORE TAXES	483	3	-2	-5	479
Income taxes for the period	-194	-2	2	5	-189
Change in reserves for general banking risks	—	—	—	—	—
Income attributable to minority interests	-9	—	—	—	-9

NET INCOME	280	1	—	—	281

(1)       The figures refer to the line by line consolidation of Inter-Europa Bank and the proportional consolidation of Cassa dei Risparmi di Forlì not recorded to the quarterly report of the SANPAOLO IMI Group as of 31/3/2003.

(2)       The figures refer to the non-consolidation of Finconsumo Banca not recorded in the quarterly report of the SANPAOLO IMI Group as of 31/3/2003.

31/3/2003: statement of reclassified consolidated pro forma balance sheet

(€/mil)

	SANPAOLO IMI Group (a)	Expansion of the line by line and proportional consolidation area (1) (b)	Reduction of the line by line and proportional consolidation area (2) (c)	Exit of Banque Sanpaolo from line by line consolidation and 100% evaluation at equity (d)	SANPAOLO IMI Group pro forma (e)=(a+b+c+d)
ASSETS
Cash and deposits with central banks and post offices	891	83	-1	-6	967
Loans	152,571	1,082	-589	-4,797	148,267
• due from banks	23,638	72	32	-1,001	22,741
• loans to customers	128,933	1,010	-621	-3,796	125,526
Dealing securities	20,620	95	—	-226	20,489
Fixed assets	10,079	12	30	-255	9,866
• investment securities	3,455	22	-2	-525	2,950
• equity investments	4,059	-49	34	409	4,453
• intangible fixed assets	381	24	-1	-34	370
• tangible fixed assets	2,184	15	-1	-105	2,093
Differences arising on consolidation and on application of the equity method	999	56	—	—	1,055
Other assets	22,363	47	-51	-228	22,131
Total assets	207,523	1,375	-611	-5,512	202,775

LIABILITIES
Payables	166,646	1,312	-569	-5,235	162,154
• due to banks	28,215	175	-273	-221	27,896
• due to customers and securities issued	138,431	1,137	-296	-5,014	134,258
Provisions	3,946	23	-11	-50	3,908
• for taxation	875	7	-9	-35	838
• for termination indemnities	969	4	-2	—	971
• for risks and charges	1,759	7	—	-15	1,751
• for pensions and similar	343	5	—	—	348
Other liabilities	19,196	64	-23	-227	19,010
Subordinated liabilities	6,541	—	-8	—	6,533
Minority interests	379	-25	—	—	354
Shareholders’ equity	10,815	1	—	—	10,816
Total liabilities	207,523	1,375	-611	-5,512	202,775

(1)       The figures refer to the line by line consolidation of Inter-Europa Bank and the proportional consolidation of Cassa dei Risparmi di Forlì not recorded to the quarterly report of the SANPAOLO IMI Group as of 31/3/2003.

(2)       The figures refer to the non-consolidation of Finconsumo Banca not recorded in the quarterly report of the SANPAOLO IMI Group as of 31/3/2003.

First half 2003: statement of reclassified consolidated pro forma statement of income

(€/mil)

	SANPAOLO IMI Group (a)	Exit of Banque Sanpaolo from line by line consolidation and 100% evaluation at equity (b)	SANPAOLO IMI Group pro forma (c)=(a+b)
NET INTEREST INCOME	1,919	-63	1,856
Net commissions and other net dealing revenues	1,428	-33	1,395
Profits and losses from financial transactions and dividends on shares	267	-4	263
Profits from companies carried at equity and dividends from shareholdings	139	16	155

NET INTEREST AND OTHER BANKING INCOME	3,753	-84	3,669
Administrative costs	-2,329	61	-2,268
• personnel	-1,449	39	-1,410
• other administrative costs	-745	20	-725
• indirect duties and taxes	-135	2	-133
Other operating income, net	162	—	162
Adjustments to tangible and intangible fixed assets	-230	7	-223

OPERATING INCOME	1,356	-16	1,340
Adjustments to goodwill and merger and consolidation differences	-80	—	-80
Provisions and net adjustments to loans and financial fixed assets	-320	6	-314

INCOME BEFORE EXTRAORDINARY ITEMS	956	-10	946
Net extraordinary income/expense	-172	-1	-173

INCOME BEFORE TAXES	784	-11	773
Income taxes for the period	-322	11	-311
Change in reserves for general banking risks	—	—	—
Income attributable to minority interests	-21	—	-21

NET INCOME	441	—	441

30/6/2003: statement of reclassified consolidated pro forma balance sheet

(€/mil)

	SANPAOLO IMI Group (a)	Exit of Banque Sanpaolo from line by line consolidation and 100% evaluation at equity (b)	SANPAOLO IMI Group pro forma (c)=(a+b)
ASSETS
Cash and deposits with central banks and post offices	980	-6	974
Loans	151,344	-4,963	146,381
• due from banks	21,129	-1,079	20,050
• loans to customers	130,215	-3,884	126,331
Dealing securities	24,805	-225	24,580
Fixed assets	9,804	-218	9,586
• investment securities	3,369	-474	2,895
• equity investments	3,860	393	4,253
• intangible fixed assets	372	-33	339
• tangible fixed assets	2,203	-104	2,099
Differences arising on consolidation and on application of the equity method	1,027	—	1,027
Other assets	26,645	-185	26,460
Total assets	214,605	-5,597	209,008

LIABILITIES
Payables	165,842	-5,324	160,518
• due to banks	28,597	-510	28,087
• due to customers and securities issued	137,245	-4,814	132,431
Provisions	3,718	-38	3,680
• for taxation	460	-24	436
• for termination indemnities	971	—	971
• for risks and charges	1,939	-14	1,925
• for pensions and similar	348	—	348
Other liabilities	27,546	-235	27,311
Subordinated liabilities	6,784	—	6,784
Minority interests	292	—	292
Shareholders’ equity	10,423	—	10,423
Total liabilities	214,605	-5,597	209,008

First nine months of 2003: statement of reclassified consolidated pro forma statement of income

(€/mil)

	SANPAOLO IMI Group (a)	Exit of Banque Sanpaolo from line by line consolidation and 100% evaluation at equity (b)	SANPAOLO IMI Group pro forma (c)=(a+b)
NET INTEREST INCOME	2,889	-94	2,795
Net commissions and other net dealing revenues	2,234	-53	2,181
Profits and losses from financial transactions and dividends on shares	344	-5	339
Profits from companies carried at equity and dividends from shareholdings	196	26	222

NET INTEREST AND OTHER BANKING INCOME	5,663	-126	5,537
Administrative costs	-3,489	93	-3,396
• personnel	-2,165	59	-2,106
• other administrative costs	-1,121	31	-1,090
• indirect duties and taxes	-203	3	-200
Other operating income, net	244	—	244
Adjustments to tangible and intangible fixed assets	-347	11	-336

OPERATING INCOME	2,071	-22	2,049
Adjustments to goodwill and merger and consolidation differences	-115	—	-115
Provisions and net adjustments to loans and financial fixed assets	-390	5	-385

INCOME BEFORE EXTRAORDINARY ITEMS	1,566	-17	1,549
Net extraordinary income/expense	-211	—	-211

INCOME BEFORE TAXES	1,355	-17	1,338
Income taxes for the period	-541	17	-524
Change in reserves for general banking risks	6	—	6
Income attributable to minority interests	-34	—	-34

NET INCOME	786	—	786

30/9/2003: statement of reclassified consolidated pro forma balance sheet

(€/mil)

	SANPAOLO IMI Group (a)	Exit of Banque Sanpaolo from line by line consolidation and 100% evaluation at equity (b)	SANPAOLO IMI Group pro forma (c)=(a+b)
ASSETS
Cash and deposits with central banks and post offices	968	-5	963
Loans	144,654	-4,975	139,679
• due from banks	18,794	-1,187	17,607
• loans to customers	125,860	-3,788	122,072
Dealing securities	23,841	-199	23,642
Fixed assets	9,869	-179	9,690
• investment securities	3,310	-446	2,864
• equity investments	4,021	403	4,424
• intangible fixed assets	366	-32	334
• tangible fixed assets	2,172	-104	2,068
Differences arising on consolidation and on application of the equity method	992	—	992
Other assets	23,127	-234	22,893
Total assets	203,451	-5,592	197,859

LIABILITIES
Payables	161,072	-5,336	155,736
• due to banks	27,105	-467	26,638
• due to customers and securities issued	133,967	-4,869	129,098
Provisions	4,070	-44	4,026
• for taxation	755	-30	725
• for termination indemnities	985	—	985
• for risks and charges	2,021	-14	2,007
• for pensions and similar	309	—	309
Other liabilities	20,767	-212	20,555
Subordinated liabilities	6,484	—	6,484
Minority interests	298	—	298
Shareholders’ equity	10,760	—	10,760
Total liabilities	203,451	-5,592	197,859

Parent Bank financial statements and reports

PARENT BANK RECLASSIFIED FINANCIAL STATEMENTS

PARENT BANK REPORT ON OPERATIONS

PROPOSAL FOR THE APPROVAL OF THE FINANCIAL STATEMENTS
AND ALLOCATION OF NET INCOME FOR THE YEAR

REPORT OF THE BOARD OF STATUTORY AUDITORS

INDEPENDENT AUDITORS’ REPORT

PARENT BANK FINANCIAL STATEMENTS

ATTACHMENTS

Parent Bank reclassified financial statements

PARENT BANK RECLASSIFIED STATEMENT OF INCOME

PARENT BANK RECLASSIFIED BALANCE SHEET

Parent Bank reclassified statement of income

	2003	2002 pro forma (1)	Change 2003 / 2002 pro forma (%)	2002
	(€/mil)	(€/mil)		(€/mil)
NET INTEREST INCOME	1,849	1,829	+1.1	2,103
Net commissions and other net dealing revenues	1,467	1,322	+11.0	1,512
Profits and losses from financial transactions and dividends on shares	89	55	+61.8	62
Dividends from shareholdings	832	628	+32.5	700

NET INTEREST AND OTHER BANKING INCOME	4,237	3,834	+10.5	4,377
Administrative costs	-2,723	-2,713	+0.4	-2,866
• personnel	-1,665	-1,655	+0.6	-1,823
• other administrative costs	-918	-914	+0.4	-885
• indirect duties and taxes	-140	-144	-2.8	-158
Other operating income, net	375	390	-3.8	252
Adjustments to tangible and intangible fixed assets	-339	-352	-3.7	-330

OPERATING INCOME	1,550	1,159	+33.7	1,433
Adjustments to goodwill and merger differences	-115	-148	-22.3	-185
Provisions and net adjustments to loans and financial fixed assets	-579	-710	-18.5	-748
• provisions for risks and charges	-117	-143	-18.2	-151
• net adjustments to loans and provisions for guarantees and commitments	-401	-229	+75.1	-260
• net adjustments to financial fixed assets	-61	-338	-82.0	-337

INCOME BEFORE EXTRAORDINARY ITEMS	856	301	+184.4	500
Net extraordinary income/expense	233	425	-45.2	316

INCOME BEFORE TAXES	1,089	726	+50.0	816
Income taxes for the period	-265	-203	+30.5	-410
Change in reserve for general banking risks	—	—	n.s.	358

NET INCOME	824	523	+57.6	764

(1) The criteria for the preparation of the pro forma reclassified accounts are detailed in the Explanatory Notes.

The pro forma statement of income for 2002 is unaudited.

Parent Bank reclassified balance sheet

	31/12/2003	31/12/2002 pro forma (1)	Change 31/12/03-31/12/02 pro forma (%)	31/12/2002
	(€/mil)	(€/mil)		(€/mil)
ASSETS
Cash and deposits with central banks and post offices	741	835	-11.3	986
Loans	91,368	86,155	+6.1	97,110
• due from banks	27,385	20,512	+33.5	20,951
• loans to customers	63,983	65,643	-2.5	76,159
Dealing securities	8,816	11,950	-26.2	12,658
Fixed assets	14,820	13,690	+8.3	13,381
• investment securities	2,458	2,033	+20.9	2,039
• equity investments	10,291	9,344	+10.1	8,313
• intangible fixed assets	797	829	-3.9	1,613
• tangible fixed assets	1,274	1,484	-14.2	1,416
Other assets	9,235	8,921	+3.5	10,872
Total assets	124,980	121,551	+2.8	135,007

LIABILITIES
Payables	97,470	94,750	+2.9	106,233
• due to banks	37,800	37,143	+1.8	31,020
• due to customers and securities issued	59,670	57,607	+3.6	75,213
Provisions	2,490	2,512	-0.9	3,115
• for taxation	660	790	-16.5	1,038
• for termination indemnities	529	512	+3.3	687
• for risks and charges	1,301	1,169	+11.3	1,349
• for pensions and similar	—	41	n.s.	41
Other liabilities	8,787	7,934	+10.8	9,613
Subordinated liabilities	5,887	6,090	-3.3	6,090
Shareholders’ equity	10,346	10,265	+0.8	9,956
• capital	5,144	5,144	—	5,144
• reserves	4,378	4,164	+5.1	4,048
• net income	824	523	+57.6	764
• adjustment for alignment with net income	—	434	n.s.	—
Total liabilities	124,980	121,551	+2.8	135,007

GUARANTEES AND COMMITMENTS
Guarantees given	29,298	29,383	-0.3	30,142
Commitments	14,057	13,359	+5.2	14,181

(1)       The criteria for the preparation of the pro forma reclassified accounts are detailed in the Explanatory Notes.

The pro forma balance sheet for 2002 is unaudited.

Parent Bank Report on Operations

PARENT BANK RESULTS

OPERATING VOLUMES AND ORGANIZATION

CAPITAL AND RESERVES

SUPPLEMENTARY INFORMATION

DEVELOPMENTS AFTER THE END OF THE YEAR

Parent Bank results

In 2003, the Bank’s income results registered a growth compared with the previous year, from March in a context of recovering financial markets and from the end of the first half thanks to a gradual improvement in the economic situation.

The positive trend of revenues and the substantial stability of costs generated an operating income of 1,550 million euro, up 33.7% compared with 2002 pro forma.

Net income reached 824 million euro, up 57.6% owing to fewer provisions and adjustments which more than offset the reduction in net extraordinary income.

To allow a consistent comparison of the 2003 results, a pro forma balance sheet for 2002 was prepared, taking account of:

•                  the merger by incorporation of Cardine Finanziaria, legally effective as of 31 December 2003 and effective for accounting and tax purposes as of 1 January 2003;

•                  the spin off of the branches operating in Southern regions of mainland Italy, to Sanpaolo Banco di Napoli, in two tranches: the first, effective as of 1 July 2003, regarded more than 600 operating points of the former Banco di Napoli; the second, effective as of 29 September 2003, involved about 130 SANPAOLO IMI operating points;

•                  the transfer of the company branch of the public works of the former Banco di Napoli to Banca OPI, with effect from 1 January 2003;

•                  the transfer of the tax collection sector of the former Banco di Napoli to Esaban (now GEST Line), with effect from 1 October 2002.

The criteria observed for the preparation of the pro forma statement are illustrated in the Explanatory Notes.

Net interest income

The net interest income for 2003 was 1,849 million euro, up 1.1% compared with 2002 thanks to the stable spread, despite the continuing weakness of the market rates, and to the recomposition of the assets of deposits in favor of less costly sight deposits.

During the year the spread related to short-term transactions with customers increased, benefiting from the increase in the mark up, favored by the stability of the rates negotiated and the maximum overdraft commission application mechanism, which more than offset the decline in the mark down.

Net interest and other banking income

Net interest and other banking income came to 4,237 million euro, with a growth of 10.5% compared with 2002.

Net commissions amounted to 1,467 million euro, registering an increase of 11% on an annual basis. The positive evolution of the aggregate favored by the gradual recovery of the financial markets, can be seen in all sectors. Compared to the previous year collection and payment (+32.7%), deposits and current accounts (+19.4%) and loans and guarantees (+18.6%) sectors show remarkably higher growth rates. Asset management, dealing and advisory, up 9.2%, has benefited from the positive trend of commissions related to asset management (+10.8%), mainly attributable to the insurance sector.

Profits from financial transactions and dividends on shares presented a considerable increase, climbing from 55 million euro in 2002 to 89 million in 2003 (+61.8%). This result was influenced positively by income from dealing activities in derivatives (about 40 million euro), and the

Net interest income

	2003 pro forma	2002 2003 / 2002	Change pro forma (%)	2002
	(€/mil)	(€/mil)		(€/mil)
Interest income and similar revenues	4,159	4,922	-15.5	5,364
Interest expense and similar charges	-2,310	-3,093	-25.3	-3,261
Net interest income	1,849	1,829	+1.1	2,103

favorable trend of dealings in own shares. On the contrary the Parmalat shares in portfolio suffered writedowns of 9 million euro.

Dividends from shareholdings were 832 million euro, growing 32.5% compared with 2002. This movement is the result of the net influence of the increase of dividends from subsidiaries and the drop in those from other companies.

Operating income

Operating income amounted to 1,550 million euro, registering a 33.7% increase compared with 2002.

The structural cost containment actions taken as of 2001 allowed the Bank to strictly control the trend of administrative costs, which reached 2,723 million euro, growing slightly (+0.4%) compared with 2002.

Net interest and other banking income

	2003 pro forma	2002 2003 / 2002	Change pro forma (%)	2002
	(€/mil)	(€/mil)		(€/mil)
Net interest income	1,849	1,829	+1.1	2,103
Net commissions and other net dealing revenues	1,467	1,322	+11.0	1,512
• management, dealing and advisory services	774	709	+9.2	779
• asset management	688	621	+10.8	679
• brokerage and custody of securities and currencies	86	88	-2.3	100
• loans and guarantees	217	183	+18.6	199
• collection and payment services	146	110	+32.7	165
• deposits and current accounts	302	253	+19.4	301
• other services and net dealing revenues	28	67	-58.2	68
Profits and losses from financial transactions and dividends on shares	89	55	+61.8	62
Dividends from shareholdings	832	628	+32.5	700
Net interest and other banking income	4,237	3,834	+10.5	4,377

Operating income

	2003	2002 pro forma	Change 2003 / 2002 pro forma (%)	2002
	(€/mil)	(€/mil)		(€/mil)
Net interest and other banking income	4,237	3,834	+10.5	4,377
Operating costs	-2,687	-2,675	+0.4	-2,944
• administrative costs	-2,723	-2,713	+0.4	-2,866
• personnel	-1,665	-1,655	+0.6	-1,823
• other administrative costs	-918	-914	+0.4	-885
• indirect duties and taxes	-140	-144	-2.8	-158
• other operating income, net	375	390	-3.8	252
• adjustments to tangible fixed assets	-177	-194	-8.8	-189
• adjustments to intangible fixed assets	-162	-158	+2.5	-141
Operating income	1,550	1,159	+33.7	1,433

Personnel costs, equal to 1,665 million euro, showed a moderate increase of 0.6%. This trend is the result of the opposing movements of the increases induced by the current national collective labor contract and actions to optimize staff, reduced on average terms by 3.5% compared with 2002. The first benefits expected from the staff leaving incentives, also using the “Fund for staff in the banking industry”, were registered in 2003, but will become more intensely effective from 2004.

Other administrative costs increased 0.4%, mainly as a result of IT costs, indirect personnel costs and promotional initiatives for product development.

Amortization of tangible and intangible fixed assets came to 339 million euro, down 3.7% on the previous year. The decrease is in line with the trend of investments which, while high, were lower than in 2002.

Income before extraordinary items

Income before extraordinary items reached 856 million euro, almost three times the 301 million realized in 2002.

Adjustments to goodwill and merger differences, 115 million euro, were down by 22.3% compared with 2002,

Other administrative costs

	2003	2002 pro forma	Change 2003 / 2002 pro forma (%)	2002
	(€/mil)	(€/mil)		(€/mil)
IT costs	275	259	+6.2	239
Property costs	185	183	+1.1	190
General expenses	172	184	-6.5	168
Professional and insurance fees	119	139	-14.4	133
Utilities	50	56	-10.7	54
Promotion, advertising and marketing expenses	52	41	+26.8	44
Indirect personnel costs	65	52	+25.0	57
Other administrative costs	918	914	+0.4	885

Income before extraordinary items

	2003	2002 pro forma	Change 2003 / 2002 pro forma (%)	2002
	(€/mil)	(€/mil)		(€/mil)
Operating income	1,550	1,159	+33.7	1,433
Adjustments to goodwill and merger differences	-115	-148	-22.3	-185
Provisions and net adjustments to loans and financial fixed assets	-579	-710	-18.5	-748
• provisions for risks and charges	-117	-143	-18.2	-151
• adjustments to loans and provisions for guarantees and commitments	-401	-229	+75.1	-260
• net writedowns	-516	-283	+82.3	-325
• net provisions for guarantees and commitments	3	-57	n.s.	-59
• recoveries	112	111	+0.9	124
• net adjustments to financial fixed assets	-61	-338	-82.0	-337
• net writedowns of equity investments	-56	-288	-80.6	-287
• net writedowns of investment securities	-5	-50	-90.0	-50
Income before extraordinary items	856	301	+184.4	500

mainly owing to the completion of the ten-year amortization of goodwill related to the merger of the former Banca Provinciale Lombarda and the former Banco Lariano.

Provisions and net adjustments to loans and financial fixed assets amounted to a total of 579 million euro, registering a reduction of 18.5%, resulting mainly from writebacks to the investment portfolio. The net flow for the year includes, in particular:

•                  117 million euro provisions for risks and charges, which include forecasts of major outlay for legal action and possible charges in connection with guarantees given in the context of company transactions and dealing activities in securities with customers;

•                  401 million euro of provisions and adjustments to loans, destined both to adjusting the estimated realizable value of specific accounts included in doubtful loans (among which 245 million euro representing 90% of the exposure to the Parmalat group and 8 million aimed to the full writedown of loans to the Cirio group), and to the coverage of the physiological risk of the performing loans portfolio;

•                  61 million euro of adjustments to financial fixed assets, of which 56 million in relation to the investment portfolio and 5 million for investment securities. The main writedowns concerned Banca Popolare dell’Adriatico (60 million euro) and IMI Investimenti (66 million); on the contrary, the stake held directly in Santander Central Hispano was revaluated for 83 million euro, aligning the book value to the average market price for the second half of the year (8.075 euro per share).

Net income

Net income, 824 million euro, includes 233 million euro of net extraordinary income, compared with 425 million in 2002. Charges connected with staff leaving registered an increase, from about 15 million in 2002 to 376 million, against capital gains deriving from the sale of shares in Banque Sanpaolo (268 million euro) and in Finconsumo Banca (52 million), the extraordinary distribution of reserves (113 million) and the real estate spin off (51 million).

The Bank’s tax rate was 24.3%, below the 28% of the previous year thanks to the drop in IRPEG (Corporate Income Tax) and IRAP (Regional Income Tax), and the effect of dividends from subsidiaries booked by pertinence, which, on the basis of the regulations of the tax reform, will only be taxed in relation to 5% of their value.

Net income

	2003	2002 pro forma	Change 2003 / 2002 pro forma (%)	2002
	(€/mil)	(€/mil)		(€/mil)
Income before extraordinary items	856	301	+184.4	500
Net extraordinary items	233	425	-45.2	316
• net gains on disposal and transfer of equity investments	331	121	+173.6	121
• other net extraordinary items	-98	304	n.s.	195
Income before taxes	1,089	726	+50.0	816
Change in reserves for general banking risks	—	—	—	358
Income taxes for the period	-265	-203	+30.5	-410
Net income	824	523	+57.6	764

Operating volumes and organization

To enable consistent comparison with 2003, the figures as of 31 December 2002 have been presented pro forma to reproduce the changes in the setting which characterized the year ended: the transfer of the public works company branch of the former Banco di Napoli to Banca OPI, the spin off of the branches operating in the Southern regions of mainland Italy to Sanpaolo Banco di Napoli during the year and the merger by incorporation of Cardine Finanziaria.

Customer financial assets

At the end of 2003, customer financial assets amounted to 185.1 billion euro, up 8% from the end of December 2002. This movement can be attributed to the growth of all its components.

In greater detail, direct customer deposits amounted at the end of December 2003 to 59.7 billion euro, up 3.6% compared with the end of the previous year.

Within this context, the flow of the Italian branches reached 50.1 billion euro, up 0.7 billion compared with the

Customer financial assets

	31/12/2003		31/12/2002 pro forma		Change 31/12/03-31/12/02 pro forma (%)	31/12/2002
	Amount	%	Amount	%		Amount	%
	(€/mil)		(€/mil)			(€/mil)
Asset management	61,675	33.3	57,155	33.3	+7.9	71,087	34.2
Asset administration	63,745	34.5	56,654	33.1	+12.5	61,352	29.6
Direct deposits	59,670	32.2	57,607	33.6	+3.6	75,213	36.2
Customer financial assets	185,090	100.0	171,416	100.0	+8.0	207,652	100.0

Direct customer deposits

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma (%)	31/12/2002
	(€/mil)	(€/mil)		(€/mil)
Italian branches’ deposits	50,136	49,448	+1.4	67,054
• current accounts and deposits	29,715	28,248	+5.2	41,754
• certificates of deposit	483	925	-47.8	1,981
• bonds	15,099	13,812	+9.3	16,025
• repurchase agreements and securities lending	4,114	5,562	-26.0	6,215
• other deposits	725	901	-19.5	1,079
Foreign branches’ deposits	9,534	8,159	+16.9	8,159
Direct customer deposits	59,670	57,607	+3.6	75,213

Asset management

	31/12/2003		31/12/2002 pro forma		Change 31/12/03-31/12/02 pro forma (%)	31/12/2002
	Amount	%	Amount	%		Amount	%
	(€/mil)		(€/mil)			(€/mil)
Mutual funds and fund-based portfolio management	44,573	72.3	42,538	74.4	+4.8	52,923	74.4
Portfolio management	2,693	4.4	3,117	5.5	-13.6	4,764	6.7
Life technical reserves	14,409	23.3	11,500	20.1	+25.3	13,400	18.9
Asset management	61,675	100.0	57,155	100.0	+7.9	71,087	100.0

end of December 2002 (+1.4%); this trend is largely attributable to the growth of current accounts and deposits, for 1.5 billion euro, and bonds, for 1.3 billion, more than offsetting the decline in certificates of deposit and repurchase agreements.

Direct customer deposits taken by the foreign network, 9.5 billion euro, registered an increase of 16.9%, thanks to the high number of issues of foreign currency certificates by the London branch.

The Bank’s assets under management reached 61.7 billion euro at the end of December, up 7.9% since the end of 2002. The increase, 4.5 billion euro, is attributable to the net flow of 3.4 billion and revaluation of stocks for 1.1 billion.

Mutual funds and fund-based portfolio management amounted to 44.6 billion euro, up 4.8% thanks to a net flow of 1.3 billion. In relation to fund types, there was a positive trend of equity funds, thanks to the recovery of the financial markets, and liquidity funds, preferred by customers in the context of a still uncertain economic situation, while balanced and bond funds declined. The share held by the Bank on the domestic market of mutual funds was 9% at the end of the year.

Positive movement in life technical reserves continued in 2003: the inflow realized by the distribution network during the year, 3.4 billion euro, took the amount of the technical reserves to 14.4 billion euro, rising by 25.3% since the end of 2002.

Change in assets under management

	2003	2002 pro forma	2002
	(€/mil)	(€/mil)	(€/mil)
Net inflow for the period	3,380	1,045	1,869
• Mutual funds and fund-based portfolio management	1,329	-2,298	-1,709
• Portfolio management	-1,336	-644	-701
• Life policies	3,387	3,987	4,279
Performance effect	1,140	-3,954	-4,126
Change in assets under management	4,520	-2,909	-2,257

Mutual funds by type

	31/12/2003 (%)	31/12/2002 pro forma (%)	31/12/2002 (%)
Equity	17.0	14.3	14.3
Balanced	14.4	17.7	17.7
Bond	32.5	34.5	34.5
Liquidity	36.1	33.5	33.5
Total mutual funds	100.0	100.0	100.0

Loans to customers

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma (%)	31/12/2002
	(€/mil)	(€/mil)		(€/mil)
Short-term loans	28,947	32,128	-9.9	35,350
Medium- and long-term loans	34,584	33,078	+4.6	38,769
Loans to customers excluding NPLs and loans to SGA	63,531	65,206	-2.6	74,119
Non-performing loans	452	437	+3.4	788
Loans to SGA	—	—	—	1,252
Loans to customers	63,983	65,643	-2.5	76,159

Asset administration rose at the end of the year to 63.7 billion euro, with an increase of 7.1 billion (+12.5%) since the end of December 2002. This favorable evolution can be attributed both to the equity sector and to the bond sector, only marginally penalized by the loss of value of certain corporate bonds, which represented a limited share of the portfolios of the Bank’s customers.

Loans to customers

Net loans to customers, excluding non-performing loans, reached 63.5 billion euro, registering a drop of 2.6% since the end of December 2002, attributable to the decline of short-term loans (-9.9%), only partially compensated for by the increase of medium- and long-term loans (+4.6%).

In medium- and long-term loans, good progress in financings directed to the retail sector continued: mortgage disbursements to households were 2.4 billion euro during the year, higher than the previous year. These results were favoured by a positive trend in the real estate market, in association with extremely contained interest rates.

Altogether loans issued to households, representing 20% of the total, registered an increase of 2.9% on an annual

Loans to customers by counterparty

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma (%)	31/12/2002
	(€/mil)	(€/mil)		(€/mil)
Loans to households	12,774	12,419	+2.9	14,599
Loans to family businesses and non-financial companies	37,551	38,746	-3.1	43,368
Loans to financial companies	12,933	13,471	-4.0	14,914
Loans to governments and public bodies	586	847	-30.8	3,089
Other	139	160	-13.1	189
Loans to customers	63,983	65,643	-2.5	76,159

Loans to customers by type of lending

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma (%)	31/12/2002
	(€/mil)	(€/mil)		(€/mil)
Loans to households	12,774	12,419	+2.9	14,599
• Domestic network	12,764	12,412	+2.8	14,592
• overdraft	426	554	-23.1	764
• personal loans	690	545	+26.6	693
• mortgage loans	11,219	10,913	+2.8	12,539
• other	429	400	+7.3	596
• Foreign network	10	7	+42.9	7
Loans to family businesses, companies, governments, public bodies and others	51,209	53,224	-3.8	61,560
• Domestic network	45,683	46,327	-1.4	54,663
• overdraft	7,073	8,107	-12.8	9,666
• repurchase agreements	436	289	+50.9	289
• import/export financing	1,867	1,806	+3.4	1,991
• mortgage loans	17,661	16,014	+10.3	20,571
• other	18,646	20,111	-7.3	22,146
• Foreign network	5,526	6,897	-19.9	6,897
Loans to customers	63,983	65,643	-2.5	76,159

basis compared with the decline in loans to other types of counterparty.

Quality of the loan portfolio

Net doubtful loans reached 1,033 million euro, compared with the 1,158 million at the end of 2002, showing a drop of 10.8%. More specifically, in loans to customers:

•                  net non-performing loans, 452 million euro, showed a growth of 15 million euro compared with the end of December 2002 (+3.4%). At the end of 2003 they accounted for 0.7% of the Bank’s net loans with a coverage ratio of 78.5%;

•                  problem, restructured and in course of restructuring loans reached 531 million euro, down by 101 million compared with the end of 2002; the coverage ratio was 30.8%;

•                  non-guaranteed loans to customers in countries subject to country risk rose from 34 million euro at the end of 2002 to 20 million as of 31 December 2003.

The general reserve, 477 million euro, offers adequate coverage of the risk of deterioration in creditworthiness inherent in the Bank’s performing loans portfolio, with particular reference to larger exposures to certain specific industrial sectors, including the automotive sector.

Activities on financial markets

In line with the Group Finance organizational model, redefined in 2002 with the establishment of the integrated treasury, during 2003 the Parent Bank continued the centralization activity related to market operations with domestic banking networks and, generally, with the Group companies. Keeping direct access to said companies was considered to be not ideal.

Analysis of loan portfolio

	31/12/2003		31/12/2002 pro forma		Change 31/12/03-31/12/02 pro forma (%)	31/12/2002
	Amount	%	Amount	%		Amount	%
	(€/mil)		(€/mil)			(€/mil)
Non-performing loans	452	0.7	437	0.7	+3.4	788	1.0
Problem, restructured and in course of restructuring loans	531	0.8	632	1.0	-16.0	854	1.1
Loans to countries at risk	20	0.1	34	0.0	-41.2	34	0.1
Doubtful loans - customers	1,003	1.6	1,103	1.7	-9.1	1,676	2.2
Performing loans	62,980	98.4	64,540	98.3	-2.4	74,483	97.8
Total loans to customers	63,983	100.0	65,643	100.0	-2.5	76,159	100.0
Non-performing and problem loans - banks	—		1		n.s.	1
Loans to countries at risk - banks	30		54		-44.4	54
Total doubtful loans - customers and banks	1,033		1,158		-10.8	1,731

Securities, interbank position and derivatives

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma (%)	31/12/2002
	(€/mil)	(€/mil)		(€/mil)
Investment securities	2,458	2,033	+20.9	2,039
Dealing securities	8,816	11,950	-26.2	12,658
Total securities	11,274	13,983	-19.4	14,697
Loans to banks	27,385	20,512	+33.5	20,951
Funding from international banking organizations	1,804	2,474	-27.1	2,484
Funding from other banks	35,996	34,669	+3.8	28,536
Derivatives and forward transactions in foreign currencies (at nominal value)	185,743	125,627	+47.9	125,627

At the end of the year the Bank’s securities portfolio came to 11.3 billion euro, with an annual reduction of 19.4%. This reduction is attributable to the adjustment of the portfolios acquired during the merger of Cardine Banca and Banco di Napoli to the management of the Parent Group’s securities portfolio, in respect of the risk/return profile, according to the different holding purposes, authorized by the guidelines approved during 2002 by the Bank’s Board of Directors. Investment securities, 2.5 billion euro, represented 21.8% of the total, up 14.5% on the end of 2002.

In the context of the dealing portfolio, the share of Government bonds accounted for 22%, while bonds from financial and banking issuers (including Group securities) represented 78%. Approximately 90% of the investment component was represented by Government and international organizations bonds, with the remaining 10% made up of corporate issues. The volume of the securities negotiated in 2003 was 31 billion euro, while transactions in repurchase agreements, entered into for retail and corporate customers and to support activity on the monetary markets, amounted to 429 billion euro, 298 billion of which were handled by the MTS/PCT platform.

Equity investments

The investment portfolio reached 10.3 billion euro, up 0.9 billion euro compared with the pro forma value at the end of December 2002, comprising 1,079 million euro increases for purchases and subscriptions, 581 million euro decreases for disposals, 56 million euro net adjustments and 505 million euro other net decreases.

The most significant acquisition transactions, already described in detail in the Report on Group Operations, regarded:

•                  the take over of the 7% share of the capital of Banca delle Marche with an outlay of 92 million euro;

•                  the increase of the share held in Cassa dei Risparmi di Forlì, from 21.02% to 29.77%;

•                  the increase of the share held in Banca Popolare dell’Adriatico, achieving complete control of the bank, through a voluntary Public Offer for the total shares in circulation and the subsequent exercise of the right to purchase shares not contributed in the Public Offer. At the time of the Offer, a 26.38% share was acquired with a total outlay of 74 million euro, together with a subsequent squeeze out of 5.4 million euro on 1.86% of the bank’s capital;

•                  the acquisition from Reale Mutua Assicurazioni of 5% of Noricum Vita at the price of 3.6 million euro;

•                  the increase of the share held in Borsa Italiana, from 4.14% to 5.37%, by taking over a share from several minority shareholders at the price of 12 million euro;

•                  the pro quota subscription of the CDC Ixis capital increase for 5.1 million euro.

The major disposal transactions include:

•                  the sale to Caisse Nationale des Caisses d’Epargne (CNCE) of a first share, equal to 60% of the capital, of Banque Sanpaolo at the price of 500 million euro, as the difference between the arranged price of 510 million euro and the estimated 2003 dividend part-share pertinent to SANPAOLO IMI, realizing, in this first phase, a capital gain of 268 million euro;

•                  the sale to Santander Central Hispano of a first tranche, equal to 20% of the capital, of Finconsumo Banca at the price of 60 million euro, realizing a capital gain of 52 million euro;

•                  the sale on the market of part of the investments in Beni Stabili and Banca Popolare di Lodi for a total price of 7.5 million euro;

•                  the sale to Generali Assicurazioni of the 24.5% held in the capital of Adriavita; the sale, for a price of 4.7 million euro, realized a capital gain of 2.3 million euro.

For details of the other transactions within the context of the rationalization of the portfolio, see Section 3 of the Explanatory Notes.

Equity investments

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma (%)	31/12/2002
	(€/mil)	(€/mil)		(€/mil)
Equity investments	10,291	9,344	+10.1	8,313
• in Group companies	8,277	7,674	+7.9	6,693
• other	2,014	1,670	+20.6	1,620

The distribution network

Following the restructuring process, involving the rationalization of the territorial organization of the whole Sanpaolo Network and the start-up, within this context, of Sanpaolo Banco di Napoli, the Bank’s distribution structure, at the end of December, included a network of 1,438 banking branches in Italy as well as 12 offices and 18 representative offices abroad.

A policy for the reorganization of distribution aimed at obtaining a more widespread presence throughout the country also led to the opening of 16 new branches. The strengthening of the branch network has also been realized via the consolidation of the project for the specialization of branches based on the customers served and the services offered.

The Bank also confirmed its commitment towards innovative channels; at the end of the year, with regard to the private and retail segments, direct banking contracts managed by branches rose to about 400,000, while Internet banking contracts with companies and small businesses reached about 25,000 units. The retail customer service is also carried out through the network of automatic Bancomat tellers (1,943 ATMs at the end of the year) and through the POS terminals (28,736).

Personnel

At the end of the year the Parent Bank employed 22,086 resources, down 1,221 units (-5.2%) compared with 31 December 2002, reclassified consistently.

This reduction can be attributed to rationalization and efficiency initiatives provided for within the context of the 2003-2005 Plan, with regard to which staff leaving incentives were adopted, also using the “Income, employment and re-training fund for staff in the banking industry”.

The Group Agreement for activating the Fund, signed with the trade unions on 10 June 2003, was implemented by the Parent Bank on 14 June 2003.

The activation of the Fund enabled the Group to absorb redundancies directly, through the resignation of personnel in the structures in question, and indirectly, actuating intense professional conversion processes. These redundancies will also enable the creation of space in the distribution network for the entry of new staff, thus making an important investment for future growth and development, and speed up the acquisition of benefits from the most recent CCNL and CIA employment contracts.

Distribution network

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma (%)	31/12/2002

Banking branches and area offices	1,450	1,401	+3.5	2,126
• Italy	1,438	1,390	+3.5	2,115
• Abroad	12	11	+9.1	11
Representative offices	18	17	+5.9	17

Personnel

	31/12/2003		31/12/2002 pro forma (1)		Change 31/12/03-31/12/02 pro forma (%)	31/12/2002
		%		%			%
Period-end headcount	22,086	100.0	23,307	100.0	-5.2	28,036	100.0
• executives	451	2.0	462	2.0	-2.4	457	1.6
• third and fourth level managers	3,064	13.9	3,443	14.8	-11.0	3,901	13.9
• other personnel	18,571	84.1	19,402	83.2	-4.3	23,678	84.5

(1)       Figures reconstructed pro forma to take into account the conferral of resources operating in the branches converged to Sanpaolo Banco di Napoli, the resources from the merger by incorporation of Cardine Finanziaria and the spin off of the resources of the public works sector to Banca OPI.

After the Fund was set up, about 2,000 applications were received in the Parent Bank, out of a total of about 2,450 people.

The first resignations were arranged in September 2003 while the remainder, forecast to take place over a period extended right through 2004, will be arranged to suit operating and organizational needs, giving priority to personnel belonging to the structures in which efficiency must be increased.

The staff leaving incentives, offered to staff who matured the right to a pension during 2003, ended on 31 December 2003. A total of approximately 550 redundancies was defined.

Altogether, following the above-mentioned staff leaving incentives, more than 1,300 resignations took place in 2003: about 700 through the “Fund for staff in the banking industry”, 111 pursuant to a previous initiative launched by the former Banco di Napoli in 2002 and about 500 through voluntary retirement.

Capital and reserves

Net shareholders’ equity

The Bank’s shareholders’ equity, 10,346 million euro as of 31 December 2003, showed in the year the following movements:

Movements in Bank’s equity	(€/mil)

Shareholders’ equity as of 1 January 2003	9,956
Decreases	-550
• Dividends	-550
Increases	940
Cardine Finanziaria merger surplus	116
• Net income for the period	824
Shareholders’ equity as of 31 December 2003	10,346

For more details on transactions during the year and all the Bank’s equity accounts, see Part B - Section 8 of the Explanatory Notes.

Own shares

As of 31 December 2002 the Bank held just one own share in its portfolio, with 2.8 euro nominal value, for a book value of 7.41 euro. This share was sold in 2003.

During 2003 the Bank pursued the aim of concentrating in the Parent Bank the possession of SANPAOLO IMI shares held by the Group.

The Parent Bank’s dealing in own shares was aimed at purchasing securities for the dealing portfolio at the service of stock option plan and the extended employee stock plan.

In particular, in application of that established in the decisions made by the Shareholders’ meeting regarding authorization to purchase and dispose of own shares, during 2003 it purchased 6,097,849 shares (nominal value 17.1 million euro), for a total cost of 48.6 million euro. The shares were destined as follows:

•                  2,344,522 shares (6.6 million euro nominal value), for a cost of 19 million euro, were assigned to employees in relation to the extended employee stock plan;

•                  434,953 shares (1.2 million euro nominal value), for a cost of 3.7 million euro, were transferred to Fondazione CR Venezia as payment of the debt arising from the price revision clause in the former Cardine Banca share purchase agreement, entered into by the aforementioned Fondazione and completed in 2001;

•                  97,455 shares (273,000 euro nominal value), for a book value of 0.8 million euro, were sold on the market for a cost of about 0.9 million euro.

At the end of 2003 therefore, the Parent Bank held 3,220,919 own shares (9 million euro nominal value) in its portfolio, equal to 0.18% of the share capital, recorded, among the assets in the Balance sheet, at market value for 34 million euro (10.413 euro unit cost).

Regulatory capital and solvency ratios

At the end of 2003 the ratio of the Bank’s regulatory capital to total weighted assets against credit and market risks showed a total solvency ratio of 15.1%. The ratio of the primary capital to total weighted assets was 11.0%.

Regulatory capital and solvency ratios

	31/12/2003	31/12/2002
Regulatory capital (€/mil)
Tier 1 capital	9,799	8,793
Tier 2 capital	3,934	3,883
less: prescribed deductions	-440	-485
Regulatory capital	13,293	12,191
Tier 3 subordinated loans	140	211
Total regulatory capital	13,433	12,402
Weighted assets (€/mil)
Credit risk	86,774	93,086
Market risk	1,997	3,016
Other requirements	1	2
Total assets	88,772	96,104
Solvency ratios (%)
Tier 1 ratio	11.0	9.1
Total ratio	15.1	12.9

Supplementary information

Committees and management

In compliance with the recommendation issued by Consob with Communication 1574/1997, in accordance with Art. 15 of the Articles of Association, the Board of Directors has elected among its members the Executive Committee (comprising the Chairman, presiding, the Deputy Chairmen and the Managing Directors) and has a set number of components, powers of attorney, duration, operating standards and powers. The Board has also elected the Managing Directors, establishing their attributions.

The Board has attributed to the Executive Committee powers to be exercised within the context of the strategies, the addresses and plans laid out by the same Board, with faculty of sub-power of attorney and the obligation to report quarterly to the Board on the activity performed, the decision made and the powers of attorney conferred. In particular, the Executive Committee has been conferred powers concerning loan issue and, more generally, operational powers for the recovery of loans, other economic sacrifices, assets and liabilities in dispute and pre-litigation, not involving recoveries, administrative procedures against the company and equity investments – subject to the exclusive competence of the Board of Directors in the cases provided for by Art. 16 of the Articles of Association – as well as matters regarding personnel and expenditure and, generally, the faculty to make any urgent provisions in the Bank’s interest, informing the Board at the first meeting.

Powers concerning the granting of loans have also been attributed to special Committees composed of the Managing Directors and the Managers of the competent company structures.

The Board of Directors has conferred to the Managing Directors, considered individually, powers to be exercised within the context of the respective competencies, strategies, addresses and plans laid out by the same Board, with faculty of sub-power of attorney and the obligation to report quarterly to the Board on the activities performed, the decisions made and the powers of attorney conferred.

In order to identify operating and market contexts with consistent characteristics and to exploit the respective specializations and competencies, the areas of responsibility have been divided between the Managing Directors as follows:

•                  the Managing Director Pio Bussolotto is assigned responsibility for the North East Territorial Direction, established following the merger by incorporation of Cardine Finanziaria into SANPAOLO IMI in support of the bank networks belonging to the former Cardine group operating in the Triveneto (comprising the regions Veneto, Friuli Venezia Giulia and Trentino Alto Adige) and Emilia areas; his functions comprise supervising the related commercial and credit activities, coordinating the operations of the SANPAOLO branches in the respective territorial settings and promoting development activities, addressing and exploiting the business opportunities offered by the market of reference. The Managing Director in question is also assigned responsibility for shareholdings in other domestic banks and for the GEST Line tax collection company, as well as the control of Group operation and supervision of purchasing and logistics;

•                  the Managing Director Alfonso Iozzo is in charge of banking and lending activities to households, companies and public entities, through the direct responsibility for the Sanpaolo Network, Sanpaolo Banco di Napoli, Banca OPI and Banca Popolare dell’Adriatico, as well as the Group’s corporate identity. In order to accentuate the operational integration between the various Group banks, the Managing Director in question has also been assigned the centralized control of Group lending, including large risks, and responsibility for the Macchina Operativa Integrata;

•                  the Managing Director Luigi Maranzana is assigned responsibility for specialist businesses, with particular reference to the financial planner networks (Banca Fideuram and Banca Sanpaolo Invest), investment banking (Banca Imi), asset management (Sanpaolo Imi Wealth Management), financial markets and international banking. The Financial Statements, as well as other central functions of the Group near to the above-mentioned markets, such as Group Finance, Risk Management and Correspondent Banks, refer to the Managing Director in question.

Considering the aforementioned competencies, the Board has conferred to the Managing Directors powers concerning loan issue and, more generally, operational, Group guarantees to financial institutions, financial risk management and control, recovery of loans, assumption of economic burdens, legal and prelegal proceedings on non-recovered assets and liabilities, administration procedures against the Company, shareholdings and costs, as well as powers in matters concerning personnel and structures within the context of the management directions approved by the administrative bodies.

The Managing Directors have been assigned, in general and within the context of their respective attributions, or in the execution of decisions made by superior Bodies, all powers necessary for the ordinary management of the Company, unless otherwise reserved specifically to other Bodies pursuant to the Articles of Association or by exclusive mandate of the Board of Directors.

The Board of Directors, in accordance with Art. 20 of the Articles of Association, has elected a Central Management, establishing the number of members and also providing for attribution of the competencies as well as the allocation of the respective functions.

The Central Management – which answers to the Managing Directors – implements the decisions made by the Board of Directors, the Executive Committee, the Chairman and the Managing Directors; it manages all current affairs; it supervises the structure and operation of services; it organizes the assignments and destinations of personnel, excluding Executives. They can also delegate, with internal and continuing provisions, certain powers of theirs to Executives and other Head Office personnel, area and branch managers.

Transactions with related parties

In accordance with and in observance of the Consob provisions (Communications dated 20 February 1997, 27 February 1998 and subsequent integrations), the transactions entered into by the Bank with related parties lie within the scope of the normal operations of the Parent Bank and are usually entered into under market conditions, on the basis of valuations made for mutual economic convenience, also in observance of the internal procedure provided for this purpose.

During 2003, no transactions of “atypical or unusual nature” were carried out, the relevance/importance of which might give rise to doubts with regard to the safety of the shareholder’s equity and the protection of minority shareholders, neither with related parties nor with subjects other than related parties.

The balances and transactions between the Bank and the other companies in the SANPAOLO IMI Banking Group, which occurred during the year, are detailed in the Explanatory Notes.

Further information is given in the Group Report on Operations, to which reference must be made.

As regards transactions with subjects exercising functions of administration, management and control of the Bank, Art. 136 of the D. Lgs. 385/93 (Testo Unico Bancario -Consolidated Banking Law) will be applied. For these subjects (regardless of the fact that they are related counter-parties) these transactions were approved unanimously by the Board of Directors, with the favorable vote of all the Statutory Auditors, subject to the obligations provided by the Italian Civil Code regarding the interests of the directors. The same procedure also applies to the parties who carry out the administrative, managerial, and executive duties within a bank or a company belonging to the Group, for actions taken in connection with the company itself or for financing transactions entered into with other companies or banks within the Group. In such cases, the transactions are decided upon by the boards of the contracting company or bank, with the prior consent of the Parent Bank.

Section D of the Explanatory Notes highlights the loans and guarantees issued to Directors and Auditors of the Bank.

The same Section D of the Explanatory Notes also reports, in accordance with Art. 78 of Consob Resolution 11971/99, the remuneration of the Directors and Auditors of the Parent Bank.

The shares of the Parent Bank and subsidiaries, held by Administrators and Auditors of the Parent Bank and by others, as provided for by Art. 79 of Consob Resolution 11971/99, are detailed in the Group Report on Operations.

Offices held by Directors in other companies

In accordance with the recommendations of the Code of Conduct for Listed Companies issued by Borsa Italiana S.p.A., Section D of the Explanatory Notes to the Parent Bank financial statements reports the list of the offices of Director or Auditor held by the Directors of SANPAOLO IMI in other companies listed in regulated markets (also foreign), in financial, banking, insurance and other significant-sized companies.

Stock incentive plans

The Bank has set up four stock option plans reserved for executives, as well as a plan reserved for the Chairman and the Managing Directors. In 2003, as in 2002, there was a free assignment of SANPAOLO IMI shares reserved for all Parent Bank personnel. The details of these initiatives are illustrated in the Group Report on Operations, to which reference must be made.

Other information in accordance with the law

Planning document on information security management

In the context of the standards provided for by law 675/1996 on privacy protection, the Bank has prepared the planning document on personal information security management, in accordance with Art. 6 of D.P.R. 318/1999. It is currently being updated in accordance with Sub. 1 of Art. 34 of D.Lgs. 196/2003 and rules 19 and 26 of the related technical regulations.

Developments after the end of the year

In the first two months of 2004, the Bank registered an increase in the volumes of customer financial assets compared with the end of 2003, mainly because of asset administration and, to a lesser extent, asset management. The positive trend of the latter is mainly a consequence of the good performance of the financial markets.

As regards the economic results of the first two months of 2004, as well as the prospects for the evolution of the operating volumes and economic margins, the considerations regarding the Group are confirmed.

Turin, 26 March 2004

The Board of Directors

Proposal for the approval of the financial statements and allocation of net income for the year

Shareholders,

we submit to your approval the SANPAOLO IMI financial statements for 2003.

Firstly, the incorporation of Cardine Finanziaria S.p.A., becoming legally effective from 31 December 2003, determined the cancellation of the book value of the investment in Cardine Finanziaria (2,439 million euro) against the net equity of the incorporated company (2,555 million euro, after distributing net income for 2002); this has determined a cancellation merger surplus of approximately 116 million euro.

Considering that the cancellation surplus is fully attributable to the incorporated company’s profit reserves, it has been consistently added to the Bank’s extraordinary reserve.

The net equity of SANPAOLO IMI S.p.A. as of 31 December 2003, before allocation of net income, is composed as follows:

€

	Share capital and reserves as of 31/12/03 before the allocation of the merger deficit		Allocation of cancellation deficit	Share capital and reserves before allocation of 2003 net income
Capital	5,144,064,800			5,144,064,800
Legal reserve	1,028,812,960			1,028,812,960
Additional paid-in capital	707,767,359			707,767,359
Other Reserves:	2,641,153,334			2,641,153,334
Reserve D.Lgs. 153/99	854,281,978			854,281,978
Reserve ex Art. 21 D.Lgs. 213/98	14,353,079			14,353,079
Reserve ex Art.13 sub.6 D.Lgs. 124/93	4,544,434			4,544,434
Cardine Finanziaria merger surplus	115,624,431		-115,624,431	—
Reserve for purchase of own shares	1,000,000,000	(*)		1,000,000,000
Extraordinary reserve	652,131,364		115,624,431	767,755,795
Reserve pursuant to Law Decree 429/82	218,048			218,048
Income for the period to be distributed	824,309,839			824,309,839
	10,346,108,292		—	10,346,108,292

(*) Of which € 33,539,430 commitments for own shares held in portfolio as of 31/12/03.

Considering that the Legal Reserve has reached the maximum limit provided for by the first subsection of Art. 2430 of the Italian Civil Code (20% of the share capital), it is not necessary, in accordance with the law and with Art. 22 of the Articles of Association, to allocate a 10% share of the net income to the Legal Reserve. Consistently with this assumption, and taking account of the fact that Art. 22 of the Articles of Association provides for the attribution to the preference shares of 5% of their nominal value, we propose the allocation of net income for the year, 824,309,839 euro, to be distributed as follows:

•                  716,494,740 euro to the Shareholders, with recognition of a dividend of 0.39 euro for each of the 1,448,831,982 ordinary shares and 388,334,018 preference shares part of the share capital, to be distributed to the shares in circulation, allocating to the extraordinary reserve the undistributed share against any own shares held by the Bank as of 24 May 2004, the dividend issue date;

•                  873,421 euro to the Reserve provided for by subsection 6 of Art. 13 of D.Lgs. 124/93, to make use of the tax deduction deriving from the possibility for setting up this reserve subject to taxation, for 3% of the share for termination indemnities for employees’ supplementary pensions;

•                  106,941,678 euro to the Extraordinary reserve.

The dividends will be paid on 27 May 2004.

By effect of the tax reform effective from 1 January 2004, dividends are not usually entitled to tax credit. In a few cases, expressly regulated by legal provisions, they are entitled to “full” tax credit of 51.51%.

The proposal for the distribution of net income is consistent with the positive trend registered by the Bank in the early months of 2004 and with the levels of adequacy of the Bank’s and the Group’s regulatory capital and solvency ratio. In the case of approval of the proposal in question, after allocation of the net income for the year and regardless of specification of the own shares held by the Bank, SANPAOLO IMI’s net equity will be formed as follows:

€

Composition of the net equity of SANPAOLO IMI after the allocation of 2003 net income
Capital	5,144,064,800
Legal reserve	1,028,812,960
Additional paid-in capital	707,767,359
Other Reserves:	2,748,968,433
Reserve D.Lgs. 153/99	854,281,978
Reserve ex Art. 21 D.Lgs. 213/98	14,353,079
Reserve ex Art.13 sub.6 D.Lgs. 124/93	5,417,855
Reserve for purchase of own shares	1,000,000,000
Extraordinary reserve	874,697,473
Reserve pursuant to Law Decree 429/82	218,048
9,629,613,552

Turin, 26 March 2004	The Board of Directors

Report of the Board of Statutory Auditors in accordance with Art. 153 of Decree Law 58 dated 24 February 1998 and with Art. 2429, subsection 3 of the Civil Code

Shareholders,

the 2003 financial statements submitted for your examination and approval, as well as the consolidated financial statements for the year 2003 which are at your disposal, have been submitted by us in compliance with legislation and have been prepared in accordance with D. Lgs. 87 of 27 January 1992 and with the Bank of Italy regulation of 30 July 1992 and subsequent amendments.

The Report on Operations of the Parent Bank and of the Group, presented with the financial statements, fully and exhaustively illustrate the financial position and results of operations and the performance of the Parent Bank and of the Group during 2003, as well as the developments after the end of the year.

The financial statements also comprise the Report on Corporate Governance and the compliance with the Code of Conduct for Listed Companies which reveal that the SANPAOLO IMI Corporate Governance structure as a whole conforms to the indications of the Code.

In compliance with the recommendations set forth in the Code of Conduct, and following the amendments to the Regulations for markets organized and managed by Borsa Italiana S.p.A., the Bank:

•                  has approved the Code for Conduct in respect of insider dealing, aimed at giving transparency to purchase and sale transactions of stocks of listed Companies and subsidiaries by the Directors, the Statutory Auditors and other “relevant people” of such Companies, with effect from 1 January 2003;

•                  has adopted an internal procedure, which reaffirms the principle of discretion to which the Directors and Statutory Auditors are bound in respect of withholding confidential information;

•                  has revealed in the Explanatory Notes to the financial statements the positions held by Directors of the Parent Bank on Boards of Directors or Statutory Auditors in listed companies, financial institutions, banks, insurance companies or other significant businesses.

As far as the performance of the company bodies is concerned, commencing from 2001, the Bank established Regulations for meetings.

In the context of the activity undertaken by the Board of Directors and the Ethical Committee in 2003, the Bank has defined a Group Ethical Code and published a “Social Report” which, together constitute the general frame of reference for the principles and ethical values of the Group. This Code also forms the corpus for the criteria of conduct of the Directors, employees and co-workers in every operating and geographical area.

* * *

Considering the amendments to the framework of legislation in respect of operations with related companies, the Bank approved a specific organizational procedure for the Group which identifies the consolidation area of the related parties, defines the duties and responsibilities and indicates the flow of information between the Bank and its directly and indirectly controlled subsidiaries. The specific organizational procedure provides that, in line with the regulations of the Code of Conduct, operations with significant related parties (defined on the basis of threshold analyses according to the type of operations and counterparties) referring to the Parent Bank shall be reserved to the resolution and approval of the Board of Directors, after close examination by the Audit Technical Committee. Significant operations performed by subsidiary companies with related parties shall be resolved and approved by the Board of Directors of the subsidiary, after duly submitting its proposal for approval.

* * *

With respect to the adequacy of the organization, the Board of Statutory Auditors reminds that the Bank has Group Regulations which define the entire organizational structure, the basic principles on which it operates, the areas of competency and the responsibilities of the central functions, as well as the mechanisms and instruments used to coordinate the entire Group. These Regulations are aimed at providing the regulatory framework of reference which, together with the definitions of procedures, directives and preventive authorizations, will characterize the Group by its common entrepreneurial design, a strong internal cohesiveness and a single leadership, consistent with the Bank of Italy directives and with the needs of a good and prudent management.

With reference to the adequacy of the system internal controls on the administration-accounting system and the reliability of the latter to correctly represent the operations, we highlight that in 2003 the Bank began a project to “Analyse a model to govern administration-accounting and formalize administration-accounting procedures”, with particular regard to the preparation of the consolidated and Parent Bank financial statements and the Annual Report on Form 20-F, prepared by the Parent Bank in its capacity as company listed on the NYSE and registered with the United States Security Exchange Commission.

* * *

The Parent Bank and consolidated Reports on Operations, and the relevant Explanatory Notes, contain the information required by the regulations issued by the Bank of Italy and by Consob. The Board of Statutory Auditors has especially noted that the Explanatory Notes to the Parent Bank and consolidated financial statements include the information requested by Consob (Communication no. 1011405 dated 15 February 2001) to banks listed on regulated markets, in respect of tax benefits provided by “Legge Ciampi” and of the renegotiation of subsidized loans and included in the usury and anatocism phenomena. With reference to the latter, the Board of Statutory Auditors has taken note of the information contained in the Explanatory Notes to the Parent Bank and consolidated financial statements on the basis of which, in light of existing jurisprudence and in consideration of the current status of the legal proceedings, the Bank estimates the potential risks in relation to the dispute to be covered by the prudent accruals made to the provisions for other risks and charges, in proportion to each case, where quantifiable, whereby they are covered by 69 million euro of the provision (of which 50.5 refer to the Parent Bank) accrued for disputes whose amount cannot be determined.

As indicated in the Explanatory Notes, taking into consideration the considerable balance of the general reserve (1,102 million euro), the Directors decided that the amount was also sufficient to cover the risk view of the greater exposure toward some production sectors, including the automobile sector.

It should be highlighted that, following the heavy repercussions of the defaults by leading domestic and international companies on savers’ portfolios, the Group has taken some precautions to protect its customers, paying particular attention, even by resorting to a proper course of investigation supervised by the Audit Technical Committee, to the adequacy of the service provided, particularly in respect of the awareness acquired by the customer about the implicit risks involved in the specific intermediary financial instruments. Because of the potential risk to assets from the global framework, the Bank accrued around 30 million euro at Group level to the provision for risks and charges.

With regard to the Parmalat case, SANPAOLO IMI’s openness towards its customers has been confirmed by the agreement stipulated with the “Committee to defend SANPAOLO IMI Group Parmalat bondholders”. This committee was founded on 2 February 2004 as the result of the initiative of several Group customers, with the aim of taking all actions necessary for the admission of credits into the extraordinary administration procedures and instigating any collective legal proceedings for compensation. In accordance with this agreement, SANPAOLO IMI has undertaken to provide organizational and financial support to guarantee the protection of the interests of its customers free of charge.

In 2003, on the occasion of the merger by incorporation of Cardine Finanziaria S.p.A. and the transfer to Sanpaolo Banco di Napoli S.p.A. of the business branches operating in the Southern regions of mainland Italy, the Board of Statutory Auditors supervised the compliance with current regulations in respect of fulfilling requirements for merger operations and transfers.

Considering the requirements for comparability of the 2003 financial statements with the prior year, the Board of Statutory Auditors verified that the Explanatory Notes provide all information necessary to illustrate the criteria used to prepare the pro forma schedules for 2002, which were prepared taking into account the indications provided by Consob.

In relation to transactions with Group companies and related companies, the global framework is fully illustrated in the relevant paragraphs in the Report on Operations and in the Explanatory Notes. It is highlighted that these are encompassed in the ordinary operating activities of the Group and are executed under market conditions and are, in any case, valued on the basis of reciprocal economic convenience. The Report on Operations in the consolidated financial statements reveals the transactions with related parties of particular relevance mainly as regards the organizational-business model. Receivable and payable balances at the end of the year in the consolidated accounts with related parties amount to a total which is not relevant to the entity of the Group’s portfolio. No transactions of an atypical or unusual nature were carried out, including those with Group or related companies.

As regards transactions with subjects who fulfill administrative, managerial, and executive duties for the Bank, or for Group companies, the Board of Statutory Auditors is assured that these have been recorded in compliance with Art. 136 of D.Lgs. 385/93 (Testo Unico Bancario - Consolidated Banking Law). Accordingly, any such transactions were the subject of unanimous decisions by the Board of Directors, with the favorable vote of all of the Statutory Auditors, subject to the abstention obligations provided by the Italian Civil Code regarding the interests of the directors. The same procedure also applies to the parties who carry out the administrative, managerial, and executive duties within a bank or a company belonging to the Group, for actions taken in connection with the Bank itself or with other banks or companies within the Group. In such cases, the transactions are discussed and resolved by the Boards of the Bank or contracting party, with the prior consent of the Parent Bank. The appropriate Section of the Explanatory Notes highlights, in addition to emoluments, the loans and guarantees issued to directors and statutory auditors of the Parent Bank.

During the year the Board of Statutory Auditors, in accordance with Art. 2389 of the Italian Civil Code and Art. 15, subsection 9 of the Bank’s Articles of Association, issued their opinions in respect of the remuneration of Directors holding particular offices such as Chairman and Managing Directors, as decided by the Board of Directors with the approval of the Remuneration and Personnel Policies Committee.

The information required according to Art. 10 of Law 72/83 is provided in the sections of the Explanatory Notes relating to the revaluated assets.

The Reports on Operations to the Parent Bank and consolidated financial statements for the first half of 2003, received by us from the Board of Directors within the terms of law, were prepared and published in compliance with Consob recommendations. The quarterly reports were published within the terms established.

Shareholders, during the year ended on 31 December 2003, we performed our supervisory activities required by law and for this purpose:

•                  we attended the 17 meetings of the Board of Directors and the 20 meetings of the Executive Committee held during the year. During the same period the Board of Statutory Auditors met 19 times to perform its examinations and received from the Directors, in accordance with Art. 150 of D.Lgs. 58/98, information on a quarterly basis on the activities performed during the year, on the delegated powers within the Parent Bank and on the most significant economic, financial and capital transactions carried out by the Bank (and by its subsidiaries). We also assured ourselves that all activities deliberated and carried out were done so in compliance with the law and with the company Articles of Association and that they were not openly imprudent, hazardous or incompatible with the resolutions of Shareholders’ meetings;

•                  we gained knowledge of and supervised, in respect of our duties, the adequacy of the organizational structure of the Bank and the observance of the principles of correct management, by directly monitoring, gathering information from the heads of departments and through meetings with the independent auditors in order to exchange information on reporting data and significant issues;

•                  we supervised the adequacy of the system of internal control and of the administration-accounting system of the Bank, as well as the reliability of the latter to correctly represent the operations, through obtaining information from the heads of the respective departments, by examining company documents and by analyzing the results of the work performed by the independent auditors. The Internal Audit Management verifies that the organizational structure of the Bank is suitable to guarantee against all risks and that business is carried out in accordance with internal and external procedures and regulations; the department is also responsible for evaluating the effectiveness of the entire system of internal control and for revealing any irregularities. The Management provides quarterly reports to the Board of Directors, the Board of Statutory Auditors, and the Audit Technical Committee on the business performed by the Parent Bank, the foreign Branches and Group companies and reports on any problems in relation to their respective areas of concern. With respect to significant issues relating to the system of internal control, the reciprocal and timely reporting between the Audit Technical Committee and the Board of Statutory Auditors is assured by the participation of the Chairman of the Board at Committee meetings, and by the disclosure of the areas of concern to the other members of the Board.

During 2003 we received detailed information on the controls performed by the Audit Management through the examination of the aforementioned quarterly reports, illustrated during the periodical Board meetings and of the analytical reports made available to us. In this respect, particular attention was paid to the inspections performed on foreign Branches and Group Companies;

•                  we verified, by checking directly and reviewing information provided by the Independent auditors, the compliance with laws concerning the preparation and layout of the financial statements and the report on operations, as well as the adequacy of the provisions imparted by the Bank to the subsidiary companies in accordance with Art. 114, subsection 2 of D. Lgs. 58/98. Our controls revealed that the administration-accounting system is adequate and reliable to correctly represent the operations.

The work performed did not reveal any significant issues which might require reporting to Regulatory Authorities or specific mention in this report.

Having reported the above, and having examined the contents of the report issued by the Independent Auditors PricewaterhouseCoopers S.p.A. and considering that the information provided therein does not reveal any critical issues, we express an opinion in favor of approving the financial statements for the year 2003, formally acknowledging that the proposal for distribution of dividends expressed by the Board of Directors is in compliance with current legislation and the company Articles of Association and is adequately motivated in relation to the economic and financial position of the Bank. The derogation in respect of the preparation and layout of the financial statements according to Art. 2423, subsection 4 of the Italian Civil Code has not been exercised.

The Board of Statutory Auditors also expresses a favorable opinion in respect of the criteria used to allocate the merger goodwill arising from the incorporation of Cardine Finanziaria S.p.A., which is accurately illustrated in the relevant Sections of the Explanatory Notes to the financial statements of SANPAOLO IMI S.p.A..

It is noted that, on 8 August 2003 Mr Massimo Cellini, in the interests of his client Mr Maurizio Cantini, addressed a complaint to the Chairman of the Board of Statutory Auditors in compliance with Art. 2408, subsection 1 of the Italian Civil Code, in relation to a loan of modest value which is subject to recovery procedures by the Bank. This matter – which does not refer to any reprehensible behavior by SANPAOLO IMI staff – is subject to examination by the Judge.

By way of another statement received on 30 December 2003, ex Art. 2408, subsection 1 of the Italian Civil Code, Mr Cellini writes of a general grievance in respect of the Public Offer carried out by SANPAOLO IMI on the shares of the Banca Popolare dell’Adriatico (in May-June 2003), complaining that the exercising of the right to purchase the residual shares ex Art. 111 of the Consolidated Banking Act, would have resulted in a loss in the investments made by members of his family. Once again, the examinations of the circumstances referred to in the complaint confirmed that the operations were performed in full compliance with current regulations and therefore, the motives for the complaints made in respect of the reprehensible behavior of the Bank are groundless.

We also inform you that in 2003 no reports were received by the Board of Statutory Auditors.

* * *

In respect of the request for authorization to purchase own shares, we express that the resolution is in accordance with the provisions of Articles 2357 and 2357-ter of the Italian Civil Code, Art. 132 of D. Lgs. 58 of 24 February 1998 and with the regulations issued by Consob. The Reports prepared by the Directors in respect of all the items on the agenda for the Shareholders’ meeting called to approve the financial statements are complete and have been prepared in accordance with the law and the Articles of Association.

The Board of Statutory Auditors does not have any proposals to submit to the Shareholders’ Meeting according to Art. 153 subsection 2 of D.Lgs. n. 58/98.

* * *

In compliance with Consob Recommendation 1025564 of 6 April 2001, you are informed that during 2003 your Bank instructed PricewaterhouseCoopers S.p.A. to perform, over and above the audit of the financial statements, additional activities required by law in respect of the following:

•                  release of appropriate Comfort Letters in connection with the Offering Circular relating to the long-term program for the placing of Euro Medium Term Notes. The fees for this work totaled 147,000 euro;

•                  accounting and tax due diligence work on Banca delle Marche S.p.A. in respect of the purchase of 7% of the shareholding. The fees for this work totaled 215,000 euro;

•                  examination procedures for the purpose of issuing an opinion on the Social Report of SANPAOLO IMI for the years 2002 and 2003; the fees agreed for this work totaled 20,000 euro for each year.

The Board of Statutory Auditors supervised the assignment of these appointments by approving the request for opinions. Lastly, the Board of Statutory Auditors reports that in 2003 the Bank did not assign new engagements to subjects or companies connected to PricewaterhouseCoopers SpA by continuative collaboration.

Turin, 9 April 2004

The Board of Statutory Auditors

PricewaterhouseCoopers SpA

AUDITORS’ REPORT IN ACCORDANCE WITH ARTICLE 156 OF LAW DECREE N° 58 DATED 24 FEBRUARY 1998

To the Shareholders of

Sanpaolo IMI SpA

1                                          We have audited the financial statements of Sanpaolo IMI SpA (the “Bank”) as of 31 December 2003.  These financial statements are the responsibility of Sanpaolo IMI’s directors.  Our responsibility is to express an opinion on these financial statemetns based on our audit.

2                                          We conducted our audit in accordance with the Auditing Standards and criteria recommended by CONSOB, the Italian Commission for listed Companies and the Stock Exchange. Those standards and criteria require that we plan and perform the audit to obtain the necessary assurance about whether the financial statements are free of material misstatement and, taken as a whole, are presented fairly. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the directors. We believe that our audit provides a reasonable basis for our opinion.

The responsibility for the audit of the financial statement of certain subsidiaries, representing 4 per cent of the caption “Investments in Group Companies” and 0.3 per cent of “Total assets”, rests with other auditors.

For the opinion on the financial statements of the prior period, which are presented for comparative purposes as required by law, reference is made to our report dated 10 April 2003.

Sede legale: Milano 20124 Via Vittor Pisani 20 Tel. 0267831 Fax 0266981433 Cap. Soc. 3.754.400,00 Euro i.v., C.F. P.IVA e Reg. Imp. Milano 12979880155 Iscritta all’ Albo Consob – Altri Uffici: Ancona 60123 Via Corridoni 2 Tel. 07136881 - Bari 70125 Viale della Repubblica 110 Tel. 0805429863 – Bologna 40122 Via delle Lame 111 Tel. 0512526611 – Brescia 25124 Via Cefalonia 70 Tel. 0302219811 – Firenze 50129 Viale Milton 65 Tel. 0554627100 – Genova 16121 Piazza Dante 7 Tel. 01029041 – Milano 20122 Corso Europa 2 Tel. 0277851 – Napoli 80121 Piazza dei Martini 30 Tel. 0817644441 – Padova 35137 Largo Europa 16 Tel. 0498762677 – Palermo 90141 Via Marchese Ugo 60 Telo. 091349737 – Parma 43100 Viale Tanara 20/A Tel. 0521242848 – Roma 00154 Largo Fochetti 29 Tel. 06570251 – Torino 10129 Corso Montevecchio 37 Tel. 011556771 – Trento 38100 Via Manzoni 16 Tel. 0461237004 - Treviso 31100 Piazza Crispi 8 Tel. 0422542726 – Trieste 34125 Via Cesare Battisti 18 Tel. 0403480781 - Udine 33100 Via Marinoni 12 Tel. 043225789 – Verona 37122 Corso Porta Nuova 125 Tel. 0458002561

3                                          In our opinion, the financial statements of Sanpaolo IMI SpA as of 31 December 2003 comply with the laws governing the criteria for their representations; accordingly, they give a true and fair view of the financial position and of the results of operations of the bank.

Turin,  8 April 2004

PricewaterhouseCoopers SpA

Signed by

Sergio Duca

(Partner)

“This report has been translated into the English language solely for the convenience of international readers.  The original report was issued in accordance with Italian legislations.”

Parent Bank financial statements

PARENT BANK BALANCE SHEET

PARENT BANK STATEMENT OF INCOME

PARENT BANK EXPLANATORY NOTES

Parent Bank balance sheet

(Euro)

		31/12/2003		31/12/2002 pro forma		31/12/2002
ASSETS
10.	Cash and deposits with central banks and post offices		741,061,563		985,719,740		985,719,740
20.	Treasury bills and similar bills eligible for refinancing with central banks		2,191,213,836		1,553,698,471		1,553,698,471
30.	Due from banks:		27,384,886,332		21,031,579,984		20,951,323,060
	a) repayable on demand	8,930,400,397		5,001,737,282		4,921,480,358
	b) other deposits	18,454,485,935		16,029,842,702		16,029,842,702
40.	Loans to customers		63,982,919,330		76,806,767,958		76,158,636,358
	of which:
	• loans using public funds	32,100,438		90,404,572		90,404,572
50.	Bonds and other debt securities		9,047,597,319		12,165,781,481		12,813,913,081
	a) public entities	2,005,491,053		4,563,621,199		4,563,621,199
	b) banks	6,531,126,488		6,434,321,388		6,434,321,388
	of which:
	• own bonds	768,758,229		986,187,745		986,187,745
	c) financial institutions	202,412,256		487,524,975		487,524,975
	of which:
	• own bonds	—		—		—
	d) other issuers	308,567,522		680,313,919		1,328,445,519
60.	Shares, quotas and other equities		807,678		329,736,031		329,736,031
70.	Equity investments		2,013,834,465		1,669,779,042		1,619,592,372
80.	Investments in Group companies		8,277,025,695		6,416,892,969		6,693,119,740
90.	Intangible fixed assets		796,715,430		1,645,991,252		1,612,606,208
	of which:
	• start-up costs	—		—		—
	• goodwill	565,245,215		1,411,283,306		1,411,283,306
100.	Tangible fixed assets		1,273,642,861		1,484,169,967		1,416,269,773
120.	Own shares or quotas (nominal value 9,018,573.20 euro)		33,539,430		7		7
130.	Other assets		7,460,680,759		9,002,121,539		9,044,329,784
140.	Accrued income and prepaid expenses:		1,776,121,286		1,828,095,749		1,828,037,680
	a) accrued income	1,447,246,271		1,451,080,451		1,451,080,451
	b) prepaid expenses	328,875,015		377,015,298		376,957,229
	of which:
	• discounts on bond issues	17,506,412		6,426,867		6,426,867
Total assets			124,980,045,984		134,920,334,190		135,006,982,305

The pro forma balance sheet as of 31/12/2002, unaudited, has been prepared in order to enable comparability with the balance sheet as of 31/12/2003.

(Euro)

		31/12/2003		31/12/2002 pro forma		31/12/2002
LIABILITIES
10.	Due to banks:		37,799,877,102		31,020,049,520		31,020,049,520
	a) repayable on demand	4,336,225,692		2,661,073,661		2,661,073,661
	b) time deposits or with notice period	33,463,651,410		28,358,975,859		28,358,975,859
20.	Due to customers:		40,499,322,667		55,690,036,510		55,741,833,510
	a) repayable on demand	30,220,655,729		40,438,544,035		40,490,341,035
	b) time deposits or with notice period	10,278,666,938		15,251,492,476		15,251,492,476
30.	Securities issued:		19,131,734,612		19,375,280,452		19,375,280,452
	a) bonds	15,098,732,104		16,024,777,812		16,024,777,812
	b) certificates of deposit	3,716,975,365		2,845,383,004		2,845,383,004
	c) other	316,027,143		505,119,636		505,119,636
40.	Public funds administered		32,150,975		90,528,461		90,528,461
50.	Other liabilities		7,538,892,559		8,336,621,202		8,279,336,152
60.	Accrued expenses and deferred income:		1,254,881,271		1,338,243,873		1,338,243,873
	a) accrued expenses	1,034,662,707		1,092,277,336		1,092,277,336
	b) deferred income	220,218,564		245,966,537		245,966,537
70.	Provisions for employee termination
	indemnities		529,121,440		687,423,706		686,918,780
80.	Provisions for risks and charges:		1,960,464,126		2,180,723,365		2,427,868,887
	a) pensions and similar commitments	—		41,237,000		41,237,000
	b) taxation	659,599,280		789,136,533		1,037,458,900
	c) other	1,300,864,846		1,350,349,832		1,349,172,987
100.	Reserve for general banking risks		—		—		—
110.	Subordinated liabilities		5,887,492,939		6,090,475,262		6,090,475,262
120.	Capital		5,144,064,800		5,144,064,800		5,144,064,800
130.	Additional paid-in capital		707,767,359		707,767,359		707,767,359
140.	Reserves:		3,669,966,295		3,301,641,905		3,340,535,833
	a) legal reserve	1,028,812,960		1,028,812,960		1,028,812,960
	b) reserve for own shares or quotas	33,539,430		7		7
	c) statutory reserves			—		—
	d) other reserves	2,607,613,905		2,272,828,938		2,311,722,866
170.	Income for the period		824,309,839		918,597,775		764,079,416
	Adjustments for alignment with net income				38,880,000
Total liabilities and shareholders’ equity			124,980,045,984		134,920,334,190		135,006,982,305

		31/12/2003		31/12/2002 pro forma		31/12/2002
GUARANTEES AND COMMITMENTS
10.	Guarantees given		29,298,297,442		30,142,155,929		30,142,155,929
	of which:
	• acceptances	101,812,094		129,978,307		129,978,307
	• other guarantees	29,196,485,348		30,012,177,622		30,012,177,622
20.	Commitments		14,056,523,002		14,180,937,609		14,180,832,609
	of which:
	• for derivatives on loans	530,147,753		789,098,156		789,098,156
	• for sales with obligation to repurchase	—		—		—

The pro forma balance sheet as of 31/12/2002, unaudited, has been prepared in order to enable comparability with the balance sheet as of 31/12/2003.

Parent Bank statement of income

(Euro)

		2003		2003 pro forma		2002

ITEMS
10.	Interest income and similar revenues		4,158,712,007		5,364,650,288		5,363,502,175
	of which:
	• loans to customers	3,182,852,727		4,003,533,530		4,003,533,530
	• debt securities	372,879,320		644,111,676		644,111,676
20.	Interest expense and similar charges		-2,309,876,098		-3,260,654,484		-3,260,552,884
	of which:
	• amounts due to customers	-630,426,024		-996,073,132		-996,073,132
	• securities issued	-765,180,337		-1,081,949,799		-1,081,949,799
30.	Dividends and other revenues		832,552,209		638,071,007		709,742,039
	a) shares, quotas and other equities	291,388		9,533,702		9,533,702
	b) equity investments	78,224,172		172,348,512		171,259,198
	c) investments in Group companies	754,036,649		456,188,793		528,949,139
40.	Commission income		1,569,038,623		1,629,967,463		1,629,952,170
50.	Commission expense		-102,281,598		-118,485,513		-117,600,220
60.	Profits (losses) on financial transactions		89,413,766		43,917,660		43,917,660
70.	Other operating income		385,088,588		319,319,041		257,529,983
80.	Administrative costs		-2,723,238,361		-2,958,984,731		-2,866,395,942
	a) personnel	-1,665,091,707		-1,850,913,423		-1,823,065,521
	of which:
	• wages and salaries	-1,188,535,389		-1,338,461,035		-1,311,896,430
	• social security charges	-391,836,808		-416,584,878		-415,616,600
	• termination indemnities	-84,719,511		-95,557,340		-95,552,491
	• pensions and similar			-283,325		—
	b) other administrative costs	-1,058,146,654		-1,108,071,308		-1,043,330,421
90.	Adjustments to tangible and intangible fixed assets		-453,381,249		-555,674,041		-534,010,971
100.	Provisions for risks and charges		-117,465,213		-152,227,607		-151,077,607
110.	Other operating expense		-9,687,915		-5,935,063		-5,934,964
120.	Adjustments to loans and provisions for guarantees and commitments		-590,568,066		-424,571,182		-424,571,182
130.	Writebacks of adjustments to loans and provisions for guarantees and commitments		189,611,407		173,210,939		173,210,939
140.	Provisions to the reserve for probable loan losses		—		—		—
150.	Adjustments to financial fixed assets		-145,432,134		-339,376,737		-338,475,902
160.	Writebacks of adjustments to financial fixed assets		84,264,640		861,243		861,243
170.	Income from ordinary activities		856,750,606		354,088,284		480,096,538
180.	Extraordinary income		636,391,869		608,595,985		496,084,660
190.	Extraordinary expense		-403,332,366		-160,425,467		-160,241,059
200.	Extraordinary net income		233,059,503		448,170,519		335,843,602
210.	Change in reserve for general banking risks		—		358,369,442		358,369,442
220.	Income taxes for the period		-265,500,270		-242,030,471		-410,230,167
230.	Income for the period		824,309,839		918,597,775		764,079,416

	Adjustment for alignment with aggregate income for 2002 (SANPAOLO IMI + Cardine Finanziaria)				38,880,000

	Aggregate net income for 2002 (SANPAOLO IMI + Cardine Finanziaria)				957,477,775

The pro forma statement of income for 2002, unaudited, has been prepared in order to enable comparability with the statement of income for the year 2003.

Parent Bank Explanatory Notes

Introduction – Background information on the financial statements

Form and content of the financial statements

Merger by incorporation of Cardine Finanziaria S.p.A.

Pro forma balance sheet and income schedules

Adjustments following company transactions

Other adjustments

Audit of the financial statements

Half year report

Part A – Accounting policies
Section	1	–	Description of accounting policies
Section	2	–	Adjustments and provisions recorded for fiscal purposes

Part B – Information on the balance sheet
Section	1	–	Loans
Section	2	–	Securities
Section	3	–	Equity investments
Section	4	–	Tangible and intangible fixed assets
Section	5	–	Other assets
Section	6	–	Payables
Section	7	–	Provisions
Section	8	–	Share capital, reserves, reserve for general banking risks and subordinated liabilities
Section	9	–	Other liabilities
Section	10	–	Guarantees and commitments
Section	11	–	Concentration and distribution of assets and liabilities
Section	12	–	Administration and dealing on behalf of third parties

Part C – Information on the statement of income
Section	1	–	Interest
Section	2	–	Commission
Section	3	–	Profits and losses from financial transactions
Section	4	–	Administrative costs
Section	5	–	Adjustments, writebacks and provisions
Section	6	–	Other statement of income captions
Section	7	–	Other information on the statement of income

Part D – Other information
Section	1	–	Directors and statutory auditors
Section	2	–	Parent Bank

Introduction – Background information on the financial statements

Form and content of the financial statements

The financial statements of the Bank have been prepared pursuant to D. Lgs. 87 dated 27 January 1992, which implemented EEC Directive 86/635. They also take into account the requirements contained in the Bank of Italy instructions dated 30 July 1992 and subsequent amendments. For all matters not governed by special regulations, reference has been made to the Italian Civil Code and to national accounting standards.

The financial statements comprise the balance sheet, statement of income, these explanatory notes and also include the Board of Directors report on operations.

The financial statements correspond to the company accounts, which fully reflect the transactions executed during the year.

In accordance with Bank of Italy and Consob regulations, the financial statements are stated in euro. The Explanatory notes are stated in millions of euro.

These explanatory notes are presented with comparative figures taken from the financial statements as of 31 December 2002 and from the pro forma schedules as of the same date, as illustrated hereafter, and provide all the information required by law, including any supplementary information considered necessary to give a true and fair view of the company’s financial position. The tables provided for by law and the details required by the Bank of Italy are numbered in accordance with the Bank of Italy instructions, or based on the relevant measures.

The following schedules are attached to the financial statements:

•                  Statement of changes in shareholders’ equity;

•                  Statement of cash flows;

•                  List of property owned.

In accordance with legislation, the Bank’s financial statements will be deposited at the company’s registered offices, together with a complete set of the latest approved financial statements of the subsidiary companies and a summary sheet of essential data relating to the 2003 financial statements of the subsidiary companies which are subject to the approval of the respective Shareholders’ meetings after the financial statements of the Bank.

In compliance with Consob regulations (Art. 77, Resolution no. 11971 of 14 May 1999 and subsequent modifications), the consolidated financial statements shall also be deposited at the registered offices, together with the independent auditors’ report and the summary sheet of essential data relating to the latest financial statements of the subsidiary companies.

Merger by incorporation of Cardine Finanziaria S.p.A.

SANPAOLO IMI merged with Cardine Finanziaria S.p.A. by deed on 22 December 2003. The merger became legally effective as of 31 December 2003, while the booking and tax effects were backdated to 1 January 2003.

As regards the legal/balance sheet effects of the merger on SANPAOLO IMI, the transaction involved the cancellation of the book value of the investment in Cardine Finanziaria (2,439 million euro) against the net equity of the merged company (2,555 million euro after distribution of 2002 net income); this determined a merger surplus from the cancellation of around 116 million euro.

Considering that:

•                  the book value of the investment in Cardine Finanziaria represents the cost of the business branch transferred to that company from the former Cardine Banca with effect from 1 June 2002 (2,400 million euro), increased by the merger deficit following the incorporation of Cardine Banca by SANPAOLO IMI on the same date (39 million euro);

•                  such book value, with the exception of the portion referring to the merger deficit, covers the share capital and the reserve for additional paid-in capital of the former Cardine Finanziaria;

•                  against a net income for the year 2002 of 193 million euro, Cardine Finanziaria distributed a dividend to SANPAOLO IMI equal to 39 million euro, allocating the remainder (154 million euro) to the legal reserve (10 million euro) and to the extraordinary reserve (144 million euro), the resulting surplus from cancellation is wholly referable to the income reserves of the merged company. On the basis of such consideration, the merger surplus has been booked to increase the extraordinary reserve of the Bank.

As far as Cardine Finanziaria’s contribution to the gross income of the Bank for the year 2003 is concerned, it should be noted that this totaled around 185 million euro, after recording 205 million euro for dividends matured in respect of the bank networks of the former Cardine Group and taking into account an operating loss of 20 million euro.

Pro forma balance sheet and income schedules

Pro forma schedules used for the Report on operations

In order to ensure the most consistent comparability between the figures from the balance sheet and income statement as of 31 December 2003 and the relevant values for the year 2002 – for the purposes of analyzing trends in operations – reclassified pro forma schedules have been prepared (statement of income for the year 2002 and balance sheet as of 31 December 2002) which reflect the effects of the company transactions detailed below and the other adjustments necessary for reasons of comparison:

a)              the merger by incorporation of Cardine Finanziaria, completed on 31 December 2003, effective for accounting and tax purposes as of 1 January 2003;

b)             transfer of the company branch of the public works of the former Banco di Napoli to Banca Opi, with effect from 1 January 2003;

c)              transfer of the tax collection sector of the former Banco di Napoli to Esaban (now called GEST Line), with effect from 1 October 2002;

d)             transfer of the business branch made up of the branch networks, human resources and legal bodies belonging to the Southern Territorial Direction to Sanpaolo Banco di Napoli S.p.A., completed in two tranches legally effective from, respectively, 1 July 2003 and 29 September 2003.

The pro forma schedules were prepared, in accordance with regulations, assuming the transfer completed in 2002 to have been effective as from 1 January 2002 and that the transfer and mergers carried out in 2003 became effective on the same date in the year 2002.

Adjustments following company transactions

a) Incorporation of Cardine Finanziaria

As already mentioned, for the purpose of the pro forma adjustments, it was assumed that the merger took place on 31 December 2002, with economic effect from 1 January 2002. Consequently a simulation was made of the cancellation of shares in Cardine Finanziaria, equal to 2,439 million euro, against a net equity in the same company, recording a resulting merger surplus of 116 million euro.

Adjustments made to the balance sheet as of 31 December 2002:

•                  increase in amounts due from banks of 44 million euro (net of those from SANPAOLO IMI, equal to 52 million euro);

•                  decrease in shareholdings of 226 million euro (through the cancellation of the investment in Cardine Finanziaria, net of the investments purchased from the same during the merger);

•                  increase in intangible fixed assets of 33 million euro;

•                  increase in tangible fixed assets of 68 million euro;

•                  increase in other assets of 227 million euro;

•                  decrease in customer deposits of 52 million euro;

•                  increase in the tax reserve of 23 million euro;

•                  increase in provisions for termination indemnities of 1 million euro;

•                  increase in provisions for other risks and charges of 1 million euro;

•                  increase in other liabilities of 57 million euro;

•                  recording of merger goodwill of 116 million euro;

Adjustments made to the statement of income as of 31 December 2002:

•                  increase in net interest income (+ 1 million euro);

•                  decrease in net commission (- 1 million euro);

•                  increase in dividends from shareholdings (+ 350 million euro);

•                  increase in personnel costs (- 28 million euro);

•                  increase in other administrative costs (- 64 million euro);

•                  increase in other net revenues (+ 62 million euro);

•                  increase in adjustments to the value of fixed assets (- 22 million euro);

•                  increase in provisions for risks and charges (- 1 million euro);

•                  increase in adjustments to the value of fixed assets (- 1 million euro).

Net of the tax effect (- 103 million euro), the impact on net income as of 31 December 2002 is + 193 million euro.

In order to provide a comparison of the caption dividends, 113 million euro has been reclassified to extraordinary income collected in 2002 by Cardine Finanziaria by way of extraordinary distribution of reserves by subsidiary companies.

b) Transfer of the company branch of the public works of the former Banco di Napoli to Banca OPI, with effect from 1 January 2003

Adjustments made to the balance sheet as of 31 December 2002:

•                  decrease in current accounts of 4 million euro;

•                  decrease in loans to customers of 1,943 million euro;

•                  decrease in dealing securities of 60 million euro;

•                  decrease in investment securities of 6 million euro;

•                  decrease in other assets of 36 million euro;

•                  increase in payables to banks of 40 million euro;

•                  decrease in customer deposits of 1,978 million euro;

•                  decrease in provisions for termination indemnities of 1 million euro;

•                  decrease in other liabilities of 50 million euro.

To fund the transfer, the shareholdings were increased by the net value of the business transferred, equal to 60 million euro.

Adjustments made to the statement of income as of 31 December 2002:

•                  decrease in net interest income (- 23 million euro);

•                  decrease in administrative costs (+ 3 million euro).

Net of the tax effect (+ 7 million euro), the impact on net income as of 31 December 2002 is - 13 million euro.

c) Transfer of the tax collection sector of the former Banco di Napoli to Esaban (now called GEST Line), with effect from 1 October 2002

Adjustments made to the statement of income as of 31 December 2002:

•                  increase in net interest income (+ 2 million euro);

•                  decrease in commission income (- 31 million euro);

•                  decrease in administrative costs (+ 34 million euro).

•                  decrease in other operating income (- 2 million euro);

•                  decrease in provisions for risks and charges (+ 1 million euro).

Net of the tax effect (- 1 million euro), the impact on income as of 31 December 2002 is + 3 million euro.

d) Transfer of the assets and liabilities to Sanpaolo Banco di Napoli S.p.A.

Adjustments made to the statement of income as of 31 December 2002:

•                  decrease in net interest income (- 253 million euro);

•                  decrease in net commission (- 158 million euro);

•                  decrease in profits and losses from financial transactions (- 7 million euro);

•                  decrease in personnel costs (+ 167 million euro);

•                  decrease in other administrative costs (+ 121 million euro);

•                  decrease in indirect duties and taxes (+ 14 million euro);

•                  decrease in other net operating income (- 15 million euro);

•                  decrease in adjustments to the value of goodwill (+ 37 million euro);

•                  decrease in provisions for risks and charges (+ 8 million euro);

•                  decrease in adjustments to the value of loans and provisions for guarantees and commitments (+ 30 million euro);

•                  decrease in extraordinary net income (- 3 million euro).

Net of the tax effect (+ 31 million euro), the impact on net income as of 31 December 2002 is - 28 million euro.

d.1) Assets and liabilities attributable to the 626 branches of the former Banco di Napoli (first tranche of the transfer of the “Southern Territorial Direction” business branch) transferred to Sanpaolo Banco di Napoli S.p.A., with effect from 1 July 2003

Adjustments made to the balance sheet as of 31 December 2002:

•                  decrease in cash and deposits with central banks and post offices of 113 million euro;

•                  decrease in loans to customers of 6,764 million euro;

•                  decrease in intangible fixed assets (goodwill) of 731 million euro;

•                  decrease in other assets of 1,674 million euro;

•                  increase in payables to banks of 6,479 million euro;

•                  decrease in customer deposits of 13,226 million euro;

•                  decrease in provisions for termination indemnities of 149 million euro;

•                  decrease in provisions for risks and other charges of 112 million euro;

•                  decrease in other liabilities of 1,233 million euro.

To fund the transfer, the shareholdings were increased by the net value of the business transferred, equal to 1,041 million euro.

d.2) Assets and liabilities attributable to the 129 branches of SANPAOLO IMI (second tranche of the transfer of the “Southern Territorial Direction” business branch) transferred to Sanpaolo Banco di Napoli S.p.A., with effect from 29 September 2003

Adjustments made to the balance sheet as of 31 December 2002:

•                  decrease in cash and deposits with central banks and post offices of 28 million euro;

•                  decrease in loans to customers of 2,457 million euro;

•                  decrease in loans to banks of 520 million euro;

•                  decrease in other assets of 439 million euro;

•                  decrease in payables to banks of 396 million euro;

•                  decrease in customer deposits of 2,350 million euro;

•                  decrease in provisions for termination indemnities of 26 million euro;

•                  decrease in provisions for risks and other charges of 69 million euro;

•                  decrease in other liabilities of 453 million euro.

To fund the transfer, the shareholdings were increased by the net value of the business transferred, equal to 150 million euro.

By way of reasons for comparison of the investment and goodwill captions, the balance sheet as of 31 December 2002 has been adjusted to take into account on one side, the fully paid-in increase in capital of Sanpaolo Banco di Napoli subscribed before the aforementioned transfers (increase in investment of 6 million euro to the cash balance contra-entry) and, on the other side, the different amount in residual goodwill of Banco di Napoli which would have arisen under the assumption of the transfer as of 1 July 2002 (decrease in goodwill of 86 million euro to the contra-entry in other assets).

Taking into account that following the aforementioned transfers, a number of activities relating to the organization and management of Sanpaolo Banco di Napoli were outsourced to SANPAOLO IMI, it has been assumed that such services had already been performed in 2002. This resulted in an increase in other administrative costs and other net operating income of 94 million euro.

Other adjustments

The caption dividends from shareholdings in the 2002 financial statements has been adjusted by 39 million euro in relation to the Cardine Finanziaria dividends distributed to SANPAOLO IMI and recorded to the year on the basis of their maturity. Furthermore, considering that in the statement of income for the year 2003 dividends from subsidiary companies to be recorded on the basis of their maturity (collectible in 2004) were booked net of their related tax credits (on the basis of the contents of the tax reform which established the abolition with effect from 1 January 2004), dividends recorded in 2002 on the basis of the same criteria have also been reduced by the corresponding amount of such tax credit, equal to 271 million euro; this adjustment did not have any effect on net income, since income taxes have been reduced by the same amount.

With the aim of providing the most consistent comparison of gross and net income, it was deemed necessary to adjust such margins for the year 2002 by neutralizing the extraordinary, unrepeatable component, represented by the utilization of the reserve for general banking risks of 358 million euro made in 2002. This adjustment did not have any effect on taxation, considering that the relevant deferred taxation has been appropriately accrued.

In compliance with instructions issued by the Bank of Italy in letter 3147 dated 3 March 2003, capitalization contracts subscribed by the Bank and recorded in the financial statements as of 31 December 2002 for 648 million euro, have been reclassified from the caption Securities to the caption Loans to customers.

Pro forma schedules used for the official financial statements and the Explanatory Notes

In order to prepare the schedules for the official financial statements and the tables to the Explanatory Notes, the pro forma figures for the year 2002 have been adjusted attributing a different importance in respect of the following:

I. “realization” transactions, which determine the definitive transfer of assets/liabilities;

II.             transactions which have resulted in the integration of other companies;

III.         reclassification of financial statement captions;

IV.         extraordinary components.

With respect to the different aims for the presentation of the official financial statements and the Explanatory Notes, in the construction of the 2002 comparative financial statements, the criteria followed to distinguish between company transactions which represent the sale/purchase of assets (eg. transfer of business branches) and those transactions which result in the bank taking over the assets/liabilities of the merged company.

In the first case (point I), taking into consideration that the transactions resulted in the definitive transfer of the assets/liabilities of the Bank, no pro forma adjustments were made to the 2002 figures: this permits, among others, a clearer indication of the movements during the year.

In the second case (point II) however, given that the incorporating company acquires the assets/liabilities in the same manner in which they were recorded by the merged company, it is considered correct and appropriate to adjust the pro forma figures of the previous year, increasing them to reflect the results of the incorporated company.

Lastly, in line with that envisaged by IAS 1, the reclassifications to financial statement captions (point III) led to adjustments to pro forma figures for the previous year, whilst no adjustments were made to the extraordinary components for the year 2002 (point IV).

To conclude, compared with the pro forma adjustments made for the purpose of the Report on Operations, the schedules used for the financial statements and the preparation of the tables for the Explanatory Notes have taken into consideration exclusively those adjustments referring to the incorporation of Cardine Finanziaria, the 2002 dividends and the reclassification of capitalization contracts.

Provided below are the diagrams determining the pro forma schedules, in reclassified and “official” versions, it should however be noted that, for the purposes of the tables for the Explanatory Notes, the pro forma figures have been omitted in the assumption that they would have coincided with those published last year.

Lastly, it is pointed out that the aforementioned pro forma schedules are unaudited.

Reclassified pro forma balance sheet as of 31/12/2002

	31/12/02 SANPAOLO IMI	31/12/02 Cardine Finanziaria	31/12/02 pro forma adjustments	31/12/02 pro forma
	(€/mil)	(€/mil)	(€/mil)	(€/mil)

ASSETS
Cash and deposits with central banks and post offices	986	—	-151	835
Loans	97,110	96	-11,051	86,155
• due from banks	20,951	96	-535	20,512
• loans to customers	76,159	—	-10,516	65,643
Dealing securities	12,658	—	-708	11,950
Fixed assets	13,381	2,314	-2,005	13,690
• investment securities	2,039	—	-6	2,033
• equity investments	8,313	2,213	-1,182	9,344
• intangible fixed assets	1,613	33	-817	829
• tangible fixed assets	1,416	68	—	1,484
Other assets	10,872	265	-2,216	8,921
Total assets	135,007	2,675	-16,131	121,551

LIABILITIES
Payables	106,233	—	-11,483	94,750
• due to banks	31,020	—	6,123	37,143
• due to customers and securities issued	75,213	—	-17,606	57,607
Provisions	3,115	25	-628	2,512
• for taxation	1,038	23	-271	790
• for termination indemnities	687	1	-176	512
• provisions for risks and charges	1,349	1	-181	1,169
• for pensions and similar	41	—	—	41
Other liabilities	9,613	57	-1,736	7,934
Subordinated liabilities	6,090	—	—	6,090
Shareholders’ equity	9,956	2,593	-2,284	10,265
of which:
• capital	5,144	1,800	-1,800	5,144
• reserves	4,048	600	-484	4,164
• net income for the period	764	193	-434	523
• adjustment for alignment with net income	—	—	434	434
Total liabilities and shareholders’ equity	135,007	2,675	-16,131	121,551

GUARANTEES AND COMMITMENTS
Guarantees given	30,142	—	-759	29,383
Commitments	14,181	—	-822	13,359

The pro forma balance sheet as of 31/12/2002 is unaudited.

Reclassified pro forma statement of income as of 31/12/2002

	2002 SANPAOLO IMI	2002 Cardine Finanziaria	2002 pro forma adjustments	2002 pro forma
	(€/mil)	(€/mil)	(€/mil)	(€/mil)

NET INTEREST INCOME	2,103	1	-275	1,829
Net commissions and other net dealing revenues	1,512	-1	-189	1,322
Profits and losses from financial transactions and dividends on shares	62	—	-7	55
Dividends from shareholdings	700	351	-423	628

NET INTEREST AND OTHER BANKING INCOME	4,377	351	-894	3,834
Administrative costs	-2,866	-93	246	-2,713
of which:
• personnel	-1,823	-5	173	-1,655
• other administrative costs	-885	-88	59	-914
• indirect duties and taxes	-158	—	14	-144
Other operating income, net	252	62	76	390
Adjustments to tangible and intangible fixed assets	-330	-22	—	-352

OPERATING INCOME	1,433	298	-572	1,159
Adjustments to goodwill and merger differences	-185	—	37	-148
Provisions for risks and charges	-151	-1	9	-143
Net adjustments to loans and provisions for guarantees and commitments	-260	—	31	-229
Net adjustments to financial fixed assets	-337	-1	—	-338

INCOME BEFORE EXTRAORDINARY ITEMS	500	296	-495	301
Net extraordinary income	316	—	109	425

INCOME BEFORE TAXES before the use of reserve for general banking risks	816	296	-386	726
Use of reserve for general banking risks	358	—	-358	—

INCOME BEFORE TAXES	1,174	296	-744	726
Income taxes for the period	-410	-103	310	-203

NET INCOME	764	193	-434	523

Adjustment for alignment with aggregate income for 2002 (SANPAOLO IMI + Cardine Finanziaria)				434

Aggregate net income 2002 (SANPAOLO IMI + Cardine Finanziaria)				957

The pro forma statement of income for 2002 is unaudited.

Pro forma balance sheet as of 31/12/2002

(Euro)

		31/12/02 SANPAOLO IMI		31/12/02 Cardine Finanziaria		31/12/02 Pro forma adjustments		31/12/02 Total pro forma
ASSETS
10.	Cash and deposits with central banks and post offices		985,719,740		—		—		985,719,740
20.	Treasury bills and similar bills eligible for refinancing with central banks		1,553,698,471		—		—		1,553,698,471
30.	Due from banks:		20,951,323,060		95,416,924		-15,160,000		21,031,579,984
	a) repayable on demand	4,921,480,358		95,416,924		-15,160,000		5,001,737,282
	b) other deposits	16,029,842,702		—		—		16,029,842,702
40.	Loans to customers		76,158,636,358		—		648,131,600		76,806,767,958
	of which:
	• loans using public funds	90,404,572		—		—		90,404,572
50.	Bonds and other debt securities		12,813,913,081		—		-648,131,600		12,165,781,481
	a) public entities	4,563,621,199		—		—		4,563,621,199
	b) banks	6,434,321,388		—		—		6,434,321,388
	of which:
	• own bonds	986,187,745		—		—		986,187,745
	c) financial institutions	487,524,975		—		—		487,524,975
	of which:
	• own bonds	—		—		—		—
	d) other issuers	1,328,445,519		—		-648,131,600		680,313,919
60.	Shares, quotas and other equities		329,736,031		—		—		329,736,031
70.	Equity investments		1,619,592,372		50,186,670		—		1,669,779,042
80.	Investments in Group companies		6,693,119,740		2,162,677,068		-2,438,903,839		6,416,892,969
90.	Intangible fixed assets		1,612,606,208		33,385,044		—		1,645,991,252
	of which:
	• start-up costs	—		—		—		—
	• goodwill	1,411,283,306		—		—		1,411,283,306
100.	Tangible fixed assets		1,416,269,773		67,900,194		—		1,484,169,967
120.	Own shares or quotas (nominal value 2.8 euro)		7		—		—		7
130.	Other assets		9,044,329,784		265,172,451		-307,380,696		9,002,121,539
140.	Accrued income and prepaid expenses:		1,828,037,680		58,069		—		1,828,095,749
	a) accrued income	1,451,080,451		—		—		1,451,080,451
	b) prepaid expenses	376,957,229		58,069		—		377,015,298
	of which:
	• discounts on bond issues	6,426,867		—		—		6,426,867
Total assets			135,006,982,305		2,674,796,420		-2,761,444,535		134,920,334,190

The pro forma balance sheet as of 31/12/2002 is unaudited.

(Euro)

		31/12/02 SANPAOLO IMI		31/12/02 Cardine Finanziaria		31/12/02 Pro forma adjustments		31/12/02 Total pro forma
LIABILITIES
10.	Due to banks:		31,020,049,520		—		—		31,020,049,520
	a) repayable on demand	2,661,073,661		—		—		2,661,073,661
	b) time deposits or with notice period	28,358,975,859		—		—		28,358,975,859
20.	Due to customers:		55,741,833,510		—		-51,797,000		55,690,036,510
	a) repayable on demand	40,490,341,035		—		-51,797,000		40,438,544,035
	b) time deposits or with notice period	15,251,492,476		—		—		15,251,492,476
30.	Securities issued:		19,375,280,452		—		—		19,375,280,452
	a) bonds	16,024,777,812		—		—		16,024,777,812
	b) certificates of deposit	2,845,383,004		—		—		2,845,383,004
	c) other	505,119,636		—		—		505,119,636
40.	Public funds administered		90,528,461		—		—		90,528,461
50.	Other liabilities		8,279,336,152		57,285,050		—		8,336,621,202
60.	Accrued expenses and deferred income:		1,338,243,873		—		—		1,338,243,873
	a) accrued expenses	1,092,277,336		—		—		1,092,277,336
	b) deferred income	245,966,537		—		—		245,966,537
70.	Provisions for employee termination indemnities		686,918,780		504,926		—		687,423,706
80.	Provisions for risks and charges:		2,427,868,887		23,598,174		-270,743,696		2,180,723,365
	a) pensions and similar commitments	41,237,000		—		—		41,237,000
	b) taxation	1,037,458,900		22,421,329		-270,743,696		789,136,533
	c) other	1,349,172,987		1,176,845		—		1,350,349,832
100.	Reserve for general banking risks		—		—		—		—
110.	Subordinated liabilities		6,090,475,262		—		—		6,090,475,262
120.	Capital		5,144,064,800		1,800,000,000		-1,800,000,000		5,144,064,800
130.	Additional paid-in capital		707,767,359		600,000,000		-600,000,000		707,767,359
140.	Reserves:		3,340,535,833		20,000		-38,913,928		3,301,641,905
	a) legal reserve	1,028,812,960		—		—		1,028,812,960
	b) reserve for own shares or quotas	7		—		—		7
	c) statutory reserves	—		—		—		—
	d) other reserves	2,311,722,866		20,000		-38,913,928		2,272,828,938
160.	Losses carried forward		—		-10,089		10,089		—
170.	Income for the period		764,079,416		193,398,359		-38,880,000		918,597,775
	Adjustment for alignment with net income		—		—		38,880,000		38,880,000
Total liabilities and shareholders’ equity			135,006,982,305		2,674,796,420		-2,761,444,535		134,920,334,190

		31/12/02 SANPAOLO IMI		31/12/02 Cardine Finanziaria		31/12/02 Pro forma adjustments		31/12/02 Total pro forma
GUARANTEES AND COMMITMENTS
10.	Guarantees given		30,142,155,929		—		—		30,142,155,929
	of which:
	• acceptances	129,978,307		—		—		129,978,307
	• other guarantees	30,012,177,622		—		—		30,012,177,622
20.	Commitments		14,180,832,609		105,000		—		14,180,937,609
	of which:
	• for derivatives on loans	789,098,156		—		—		789,098,156
	• for sales with obligation to repurchase	—		—		—		—

The pro forma balance sheet as of 31/12/2002 is unaudited.

Pro forma statement of income as of 31/12/2002

(Euro)

		2002 SANPAOLO IMI		2002 Cardine Finanziaria		2002 Pro forma adjustments		2002 Total pro forma
CAPTIONS
10.	Interest income and similar revenues		5,363,502,175		1,148,113		—		5,364,650,288
	of which:
	• loans to customers	4,003,533,530		—		—		4,003,533,530
	• debt securities	644,111,676		—		—		644,111,676
20.	Interest expense and similar charges		-3,260,552,884		-101,600		—		-3,260,654,484
	of which:
	• amounts due to customers	-996,073,132		—		—		-996,073,132
	• securities issued	-1,081,949,799		—		—		-1,081,949,799
30.	Dividends and other revenues		709,742,039		350,452,664		-422,123,696		638,071,007
	a) shares, quotas and other equities	9,533,702		—		—		9,533,702
	b) equity investments	171,259,198		1,089,314		—		172,348,512
	c) investments in Group companies	528,949,139		349,363,350		-422,123,696		456,188,793
40.	Commission income		1,629,952,170		15,293		—		1,629,967,463
50.	Commission expense		-117,600,220		-885,293		—		-118,485,513
60.	Profits (losses) on financial transactions		43,917,660		—		—		43,917,660
70.	Other operating income		257,529,983		61,789,058		—		319,319,041
80.	Administrative costs		-2,866,395,942		-92,588,789		—		-2,958,984,731
	a) personnel	-1,823,065,521		-4,603,902		-23,244,000		-1,850,913,423
	of which:
	• wages and salaries	-1,311,896,430		-3,320,605		-23,244,000		-1,338,461,035
	• social security charges	-415,616,600		-968,278		—		-416,584,878
	• termination indemnities	-95,552,491		-4,849		—		-95,557,340
	• pensions and similar	—		-283,325		—		-283,325
	b) other administrative costs	-1,043,330,421		-87,984,887		23,244,000		-1,108,071,308
90.	Adjustments to tangible and intangible fixed assets		-534,010,971		-21,663,070		—		-555,674,041
100.	Provisions for risks and charges		-151,077,607		-1,150,000		—		-152,227,607
110.	Other operating expense		-5,934,964		-99		—		-5,935,063
120.	Adjustments to loans and provisions for guarantees and commitments		-424,571,182		—		—		-424,571,182
130.	Writebacks of adjustments to loans and provisions for guarantees and commitments		173,210,939		—		—		173,210,939
140.	Provisions to the reserve for probable loan losses		—		—		—		—
150.	Adjustments to financial fixed assets		-338,475,902		-900,835		—		-339,376,737
160.	Writebacks of adjustments to financial fixed assets		861,243		—		—		861,243
170.	Income from ordinary activities		480,096,538		296,115,442		-422,123,696		354,088,284
180.	Extraordinary income		496,084,660		11,325		112,500,000		608,595,985
190.	Extraordinary expense		-160,241,059		-184,408		—		-160,425,467
200.	Extraordinary net income		335,843,602		-173,083		112,500,000		448,170,519
210.	Change in reserve for general banking risks		358,369,442		—		—		358,369,442
220.	Income taxes for the period		-410,230,167		-102,544,000		270,743,696		-242,030,471
230.	Income for the period		764,079,416		193,398,359		-38,880,000		918,597,775

			Adjustment for alignment with aggregate net income for 2002 (SANPAOLO IMI + Cardine Finanziaria)						38,880,000
			Aggregate net income 2002 (SANPAOLO IMI + Cardine Finanziaria)						957,477,775

The pro forma statement of income for 2002 is unaudited.

Audit of the financial statements

The financial statements of the Bank have been audited by PricewaterhouseCoopers S.p.A., in accordance with the shareholders’ resolution of 28 April 2000, which appointed them as auditors of the year end, half year financial statements and of Form 20-F for the 2001/2003 three-year period.

Half year report

In accordance with legislation and with the methods established by Consob, SANPAOLO IMI prepared and published the report on operations for the first six months of 2003.

The aforementioned half year report was subjected to a limited audit by PricewaterhouseCoopers S.p.A., in accordance with CONSOB Recommendations 97001574 of 20 February 1997 and 10867 of 31 July 1997, and with the aforementioned shareholders’ resolution of 28 April 2000.

Part A - Accounting policies

SECTION 1 - DESCRIPTION OF ACCOUNTING POLICIES

The financial statements of the Bank as of 31 December 2003 have been prepared using the same accounting policies as those adopted for the financial statements as of 31 December 2002.

1. Loans, guarantees and commitments

Loans

Loans, comprising principals not yet due and principals and interest due but not yet collected, are stated at their estimated realizable value, taking into account the solvency of borrowers in difficulty and any debt-servicing problems faced by individual industrial sectors or by the countries in which borrowers are resident. The assessment performed also takes into consideration any guarantees received, market prices and negative market trends involving the consistent loan categories. Estimated realizable value is determined following a detailed review of outstanding loans, considering the degree of risk associated with the various forms of lending and the risk of default inherent in loans that are currently performing normally. The estimated realizable value of non-performing loans, problem, restructured loans and loans being restructured, not only take into consideration the likelihood of eventual recovery, but also any total or partial failure to generate income and delayed repayments.

In detail:

•                  non-performing loans: loans to borrowers in a state of insolvency or similar, are valued on a case-by-case basis;

•                  problem loans: loans to borrowers suffering temporary difficulties which are likely to be overcome in an acceptable period of time, are valued on a case-by-case basis;

•                  restructured loans: loans for which a pool of banks (or a single bank) reschedules the repayment of principal or re-negotiates the applicable terms at lower-than-market rates, are valued on a case-by-case basis;

•                  loans being restructured: loans for which the borrower has applied for consolidation to a variety of banks within the past 12 months, are valued on a case-by-case basis;

•                  loans exposed to “country risk”: loans not guaranteed to borrowers resident in countries with debt-servicing difficulties, are normally adjusted on a general basis, from country to country, by applying writedown percentages that are not lower than those specified by the banking association. Exceptions are made for certain positions which are valued taking into account the level of risk covered by underlying guarantees. These loans do not include specific positions which, on the basis of an objective state of insolvency, are classified in the previous risk categories;

•                  performing loans: loans to borrowers who, at this time, do not present specific insolvency risks are valued on a general basis. Loans acquired from third parties for the purpose of investment, or rather with the intent of holding them in portfolio up to their expiry in order to maximize the financial profit of the investment, are classified at purchase cost; any difference between the price paid for the investment and the nominal value or reimbursement is reflected in the statement of income to adjust the interest relating to the loans acquired, according to the residual duration of the loans and on the basis of the accruals principle. General adjustments to other performing loans are calculated on the basis of a historical/statistical method used to determine the deterioration of loans which are considered to be effectively incurred, but the amount of which is not known at the moment of evaluation.

The “historical/statistical” method is organized as follows:

1.               at the end of the period an estimate is made of the performing loans which, based on the movements over the last five years, are expected to become doubtful loans during the next year;

2.               the calculation of the potential losses likely to be incurred on the aggregate of point 1, is determined assuming that the loss percentage on performing loans transferred to doubtful loans is in line with the average loss observed over the last five years;

3.               the results of the historical statistical method are, for the purpose of back-testing with the aim of confirming the effectiveness and accuracy of the method, compared with the ratings used to monitor and control credit risks on the basis of risk management methods.

The “expected losses” resulting from a reasoned comparison of the risk management models, constitute the parameter of reference utilized to calculate the “general reserve” destined to cover the default risk on performing loans. This calculation is aligned to what is assumed to be a fair value, determined also considering specific factors pertaining to the portfolio and to valuations of the evolution of the economic cycle.

For the purpose of classifying loans as being non-performing, problem, restructured or exposed to country-risk, the Bank refers to current Bank of Italy regulations on the subject integrated with internal instructions which establish more restrictive rules and criteria for the transfer of loans within the various risk categories.

The operating structures classify doubtful loans under the coordination of the central departments responsible for the supervision of credit control.

Following a review by the central departments responsible for the management of doubtful loans, the resulting estimated realizable values are formally approved by the committees and other levels within the organization empowered to make such decisions.

Default interest accrued during the period is reversed from the statement of income since, for the sake of prudence, unless otherwise stated, collection is considered wholly unlikely.

Writedowns, both specific and general, are made by an adjustment to reduce the value of the asset recorded in the balance sheet on the basis of the aforementioned criteria. The original values may be reinstated by means of writebacks, when the reasons for such writedowns cease to apply.

As regards the method used to calculate the “discounting adjustments”, they are determined to reflect the difference between the:

•                  estimated realizable value;

•                  and the net present value of future financial flows (principal and interest).

The net present value of financial flows is determined by reference to expected cash receipts (future financial flows), the timing of such receipts and the applicable discounting rate.

The timing and extent of expected cash receipts are determined on the analytical assumptions provided by the departments responsible for loan evaluation and, where these are unavailable, on estimates and general statistics deriving from internal historical data and studies of the business sectors concerned.

With regard to the discounting rate as of 31 December 2003, the Bank used the reference rate of 4.7%, determined as the appropriate approximate average performance at the date of inception of the doubtful loan portfolio and calculated on the basis of the contractual rates actually applied by the Bank on medium-long term loans (fixed and floating rate) and on short term loans (floating rate). Considering the need to simplify and reduce data processing costs, it is deemed that such average rate is sufficiently approximate to the result which would have been obtained had current contractual rates been applied to transactions now classified as doubtful loans.

The posting of value adjustments due to actualization means that there will be writebacks to discounted loans: in fact, the mere passage of time, with the consequent approach of the expected collection deadlines, implies an automatic reduction in the implicit financial charges previously deducted from the value of the loans.

Loans for which the Bank has acquired protection against the risk of non-performance as part of derivative contracts (“buyer protection”) continue to be booked in the financial statements among loans secured by personal guarantees.

Loans deriving from financing and deposit contracts

These are recorded at the amount disbursed. Loans backed by discounted notes, acquired within the scope of lending activities, are recorded in the financial statements at their nominal value, while the portion pertaining to future years is recorded among deferred income.

Repurchase agreements on securities and securities lending

Repurchase agreements on securities that require the holder to resell securities when the agreement matures are treated as lending transactions. The amounts disbursed in this way are therefore recorded as loans. Income from lending, comprising interest coupons on securities and the differential between the spot and forward prices for such securities, is recorded on an accruals basis as interest in the statement of income.

Transactions involving the loan of securities guaranteed by funds freely available to the lender, are treated in the same way as repurchase agreements on securities. Securities loaned, not guaranteed by sums of money, are recorded in the financial statements as a combination of two functionally-linked transactions, of assets or liabilities against deposits or loans. These transactions are essentially the same as repurchase agreements, therefore the securities loaned remain in the portfolio of the lender.

Guarantees and commitments

Guarantees and commitments acquired by the Bank and which give rise to credit risks are recorded at the total value of the exposure, while the related risk is assessed on the basis described in relation to loans. Expected losses in relation to guarantees and commitments are covered by the related reserve. Commitments include exposures to underlying borrowers for credit derivatives for which the Bank has taken over the credit risk (“seller protection”).

Credit derivatives

As highlighted above, credit derivatives which involve hedging sales are booked to caption 20 “commitments” at their theoretical value, while those which involve hedging purchases are booked to the underlying asset among loans secured by personal guarantees.

Credit derivatives are classified as belonging to the dealing portfolio (“trading book”) when the bank is holding them for trading. Credit derivatives not included in the trading book are classified to the banking book.

Credit derivatives belonging to the trading book are valued individually, taking into consideration the credit and financial risk inherent in those contracts.

Credit derivatives belonging to the banking book are valued:

•                  at cost adjusted to take into account any permanent losses in value, in the case of contracts which involve hedging sales;

•                  in a consistent manner with the underlying asset object of the protection, for contracts which involve hedging purchase.

The premium paid or collected on contracts belonging to trading book is recorded among premiums for options (caption 130 under assets and caption 50 under liabilities of the balance sheet).

Contracts belonging to banking book are recorded as commission income or expense entries (respectively captions 40 and 50 of the statement of income), according to whether the amount is collected or paid.

2. Securities and off-balance sheet transactions (other than foreign currency transactions)

2.1 Investment securities

Investment securities due to be held by the company over the long term with a view to stable investments are valued at “the average daily cost”, adjusted to reflect accruals for the period of issue and dealing discounts (the latter being the difference between the purchase price and the related redemption price, net of issue discounts yet to mature).

Such securities are written down to reflect any lasting deterioration in the solvency of the issuers and the ability of the related nations to repay debt. Investment securities may also be written down in consideration of the market trend in accordance with the first subsection of Art. 18 of D. Lgs. 87/92. The original value is reinstated if the reasons for any writedowns cease to apply.

2.2 Dealing securities

Securities held for dealing and treasury purposes are stated at their “average daily cost”, adjusted to reflect accrued issue discounts. They are valued as follows:

•                  securities quoted in organized markets: the official price quoted on the last trading day of the period;

•                  securities not quoted in organized markets: at the lower between cost and market value. The latter value is estimated via the discounting of future financial flows, applying the market rates, as at the time of valuation, for similar type of instruments and the creditworthiness of the issuer. Where possible, the estimates are compared with quoted securities with similar financial characteristics. The original value of dealing securities is reinstated when the reasons for any writedowns cease to apply. Unquoted securities which are economically linked to derivative contracts are valued at market price, consistent with the accounting treatment of the contracts concerned.

Any transfers between investment security and dealing security portfolios are made on the basis of the value resulting from the application - at the time of the transaction - of the valuation policies for the portfolio of origin; the related economic effects are reported in caption 60 “Profits and losses from financial transactions” if the portfolio of origin is a dealing portfolio, and in caption 150 “Adjustments to fixed financial assets” if the portfolio of origin is an investment portfolio. Securities transferred and still held at year end are valued using the method applicable to the destination portfolio.

Commitments to buy or sell for security transactions to be settled

Commitments to buy are valued on the basis applicable to the destination portfolio. The value of commitments to sell, on the other hand, takes into consideration the contractual forward sale price.

3. Equity investments

Equity investments are stated at cost, as revalued in the past at the time of transformation into a limited company or as a result of mergers, determined on a LIFO basis with annual increments. Cost is written down to reflect any permanent losses in value, taking into account any reductions in the equity value of the companies concerned and in the trend in exchange rates for those investments held at historical rates. The original value of equity investments is reinstated if the reasons for any writedowns cease to apply.

Equity investments may also be written down in consideration of the market trend, in accordance with the first subsection of Art. 18 of D. Lgs. 87/92, or rather exclusively for tax purposes as allowed by subsection three of Art. 15 of D. Lgs 87/92.

With reference to investments held in Isveimer and in S.G.A., any charges which the Bank may be called on to bear to cover losses incurred by companies will be covered through measures taken in accordance with Law 588/96, accomplished with the procedures provided by the Ministerial Decree of 27 September 1974, as revealed in Part B, section 9 of these notes.

The differences between the carrying value of “significant investments” and the lower value of the corresponding portion of net equity from the latest financial statements of subsidiary companies, are normally justified by the goodwill and greater market value of the assets held by those subsidiaries.

Dividends of directly controlled investments are recorded on the basis of their maturity, on the condition that the Boards of Directors of the directly controlled investments approve the proposals for the distribution of profit which are submitted before the respective Shareholders’ Meetings held before the Board of Directors of the Bank approve the financial statements.

Dividends from other investments are recorded, together with the related tax credits, to the year in which the tax credit becomes collectible, usually the year in which the dividends are collected.

4. Foreign currency assets and liabilities (including off balance sheet transactions)

Assets and liabilities denominated in foreign currency

Assets and liabilities denominated in foreign currencies or indexed to foreign exchange movements, as well as financial fixed assets funded in foreign currencies or indexed to foreign exchange movements, are valued using the spot exchange rates applying at period-end. Equity investments denominated in foreign currencies subject to local exchange control restrictions (non-convertible currencies) stated in currencies other than those of use, and those not fully or partially hedged by a deposit in the currency of denomination of the investment are stated, with regard to the part financed in currencies other than those of use, at the historical rates of exchange applying at the time of acquisition.

Foreign currency costs and revenues are stated using the exchange rates applying at the time they arose.

Unsettled spot and forward currency transactions

Unsettled spot and forward currency transactions carried out for hedging purposes are valued in the same way as the assets and liabilities being hedged - whether they are recorded on or off the balance sheet.

Transactions not carried out for hedging purposes are valued:

•                  at period-end spot exchange rates, in the case of spot transactions still to be settled;

•                  at period-end forward exchange rates for maturity dates corresponding with that of the transactions being valued, in the case of forward transactions.

The effect of these valuations is debited or credited to the statement of income.

5. Tangible fixed assets

Tangible fixed assets are stated at purchase cost, including related charges and the cost of improvements. In certain cases, purchase cost may have been restated on transformations, at the time of mergers or as a result of applying monetary revaluation laws.

Operating assets by destination or by nature are depreciated on a straight-line basis over their residual useful lives. Tangible fixed assets are written down in cases where there is a permanent loss in value, regardless of how much depreciation has already been accumulated. The value of such assets is reinstated in future accounting periods if the reasons for any writedowns no longer apply.

Costs for ordinary maintenance and repairs which do not determine increased utility and/or useful life are expensed in the year they are incurred.

6. Intangible fixed assets

Intangible fixed assets are stated at purchase or production cost, including related charges, and amortized over the period they are expected to benefit, as described below:

•                  start-up costs and capital increase expenses and other deferred charges are amortized, generally on a straight-line basis, over five years;

•                  costs incurred for the purchase of software or for its development, using external resources, are generally amortized on a straight-line basis, over three years, taking into account the expected residual period of utilization. Costs incurred for the development of software before the year in which the development project was completed, are capitalized when a positive outcome of the development/creation of software is expected and the benefits of the products under completion will spread over the long term. On this assumption, the costs are amortized over not more than 5 years. During the year in which software is completed, costs incurred and not yet amortized are recorded to assets and the relevant cost is amortized over three years;

•                  the merger deficit deriving from the merger with Banco di Napoli, which was concluded in 2002, is amortized on a straight-line basis. Amortization is provided over a period of ten years in relation to the duration of the goodwill inherent to the merged bank and is in line with the period adopted by the advisors within the scope of determining exchange ratios, for the purpose of the valuation of the companies.

7. Other assets

Own shares

Own shares are valued according to the purposes for which they are held. In particular, they are valued at “cost”,

determined using the “average daily cost” method, if they are classed as long-term investments. For this purpose own shares, used to complete strategic deals which require their availability, are considered long-term investments (e.g. share exchanges as part of the acquisition of equity investments, co-operation agreements and other corporate finance deals).

Instead, own shares are stated at their market value corresponding to the “official quotation of the year-end closing date” if they are held for a dealing portfolio, since they are available for sale or destined for share incentive or stock option plans.

Stock option plans

Stock incentive plans approved by the Bank, which do not include the assignment of own shares, consist in the assignment of rights to subscribe to increases in share capital against payment. Considering that neither Italian regulations nor Italian accounting policies provide specific instructions in this respect, the booking of these plans is made by registering the increase in capital and the related additional paid in capital at the time of subscription.

8. Payables

Payables are stated at their nominal value. The difference between the nominal value of loans received, or securities placed, and the amount actually received, is recorded in the financial statements among deferrals and released to the statement of income on an accruals basis, in accordance with the repayment plan implicit in the funding transaction. Zero-coupon securities are stated at their issue price plus accrued interest. Consistent with the policies described above, repurchase agreements, that require the holder to resell the securities acquired when the agreement matures, are recorded among payables, as well as securities borrowing transactions.

9. Provisions for termination indemnities

The provisions for termination indemnities represents the liability to each employee at period-end, accrued in accordance with current legislation and payroll agreements.

10. Provisions for risks and charges

Provisions for risks and charges cover known or likely liabilities, the timing and extent of which cannot be determined at period-end or at the time the financial statements are prepared.

Provisions for taxation

The provisions for taxation are to cover corporate income taxes (IRPEG) and the tax on business activities (IRAP), including local taxes payable by foreign branches, as well as deferred taxes and existing or potential fiscal disputes.

Income taxes for the year are estimated prudently on the basis of the tax charges for the period, determined in relation to current tax legislation.

Deferred taxation, determined according to the so called balance sheet liability method, reflects the tax effect of provisional differences between the book value of assets and liabilities and their value for tax purposes, which will lead to taxable and deductible amounts in future years. To this end, taxable provisional differences are defined as those which will give rise to taxable income in future years (deferred capital gains, for example); while deductible provisional differences are defined as those which will give rise to deductible amounts in future years (such as provisions and costs that can be deducted for tax purposes over a period of years, e.g. general loan writedowns in excess of the fiscally deductible amount and accruals to provisions for risks and charges).

Deferred tax liabilities are calculated by applying the tax rates established by current law to the taxable temporary differences likely to generate a tax burden and to the deductible temporary differences if these are likely to be recovered. Deferred tax assets and liabilities relating to the same tax and expiring in the same period are offset against each other.

In the years in which deductible provisional differences are higher than taxable provisional differences, the relevant deferred tax assets are recorded to caption 130 – other assets- as an asset item of the balance sheet and offset against income tax. On the other hand, in the years in which taxable provisional differences are higher than deductible provisional differences, the relevant deferred tax liabilities are recorded to caption 80.b – provisions for taxation - and offset against income tax.

If the deferred tax (asset or liability) relates to transactions directly involving shareholders’ equity without affecting the statement of income, it is debited or credited to shareholders’ equity.

The deferred taxation on equity reserves that will become taxable “however used” is charged against shareholders’ equity. Deferred taxation relating to revaluations arising on conversion to the euro, credited to a specific reserve that will become taxable pursuant to Art. 21 of D. Lgs. 213/98, is charged directly against this reserve.

No provision is made for the Banks’ reserves subject to taxation only in the event of distribution. This is because such reserves are allocated to accounts that are not available for distribution and because the events which would give rise to such taxation are not expected to occur.

Other provisions

Provisions for guarantees and commitments cover losses on guarantees given and, more generally, the contingencies associated with guarantees and commitments and exposures to credit derivates on loans for which the Bank has taken over the credit risk (seller protection).

The provision for other risks and charges covers estimated incurred losses arising from legal disputes, including repayments claimed by the receivers of bankrupt customers. It also covers probable charges in connection with guarantees given in respect of company transactions and of the sale of equity investments; potential liabilities deriving from the renegotiation of subsidized home mortgage loans (Law 133/99 and that dictated by Budget Law 2001) and from unsubsidized fixed rate mortgages (Law Decree 394 dated 29 December 2000, converted to Law 24 dated 28 February 2001); other potential liabilities deriving from customer disputes in respect of dealing activities in securities, and other connected charges and contingent liabilities.

The “provisions for other personnel charges” mainly comprise:

•                  provisions recorded on the basis of an independent actuarial report, in order to cover the technical deficit of the independent supplementary pension fund for Istituto Bancario San Paolo di Torino employees (an independent entity which integrates the compulsory pension fund) as well as provisions for other welfare and social contributions;

•                  provisions made to set up a reserve to provide cover for employee seniority bonuses payable after completion of 25 and 35 years service;

•                  provisions to cover discretional employee bonuses, commitments for staff leaving incentives offered during the year and in prior years and other contingent liabilities.

11. Other aspects

Accruals and deferrals

Accruals and deferrals are recognized in accordance with the matching principle.

Derivatives on currency, securities, interest rates, stockmarket indices and other assets

Derivative contracts are valued individually using the methods applicable to the portfolio concerned (hedging contracts and non-hedging contracts). The valuation criteria of derivative contracts are also applied to incorporated derivatives which represent the components of hybrid financial instruments and include both derivative and host contracts. To this end, incorporated derivative contracts are separate from host contracts and are valued on the basis of the rules of host contracts.

The values determined are recorded separately in the balance sheet without off-setting assets and liabilities. Agreements between the parties to off-set reciprocal receivables and payables in the case of default by one of the counterparts (“master netting agreements”) are not relevant for disclosure purposes, but are taken into consideration when assessing the counterparty’s credit risk.

The values determined by the contract valuation process (hedging and non-hedging) are adjusted on a case-by-case or a general basis, where appropriate, in order to reflect any lending risk (counterparty and/or country risk) inherent in the contracts.

Hedging contracts

These are entered into with the aim of protecting the value of individual assets or liabilities, as well as any groups of assets or liabilities, on or off the balance sheet, from the risk of market fluctuations. In the case of off-balance sheet items, the hedging objective is achieved via the use of asset and liability management techniques. A transaction is considered to be a hedge in the presence of the following documented conditions:

a)              intent to enter into a hedge;

b)             high degree of correlation between the technical and financial characteristics of the assets or liabilities hedged and those inherent in the hedging contract.

If just one of the conditions above ceases to apply, then the contract is re-qualified as “non-hedging”.

Hedging derivatives are valued on a basis consistent with the assets and liabilities being hedged. The related procedures for presentation in the financial statements are summarized below:

Balance sheet: the period element of differentials accrued on contracts hedging the risk of fluctuations in the rates of interest on interest earning/bearing assets and liabilities is classified among “Accrued income” and/or “Accrued expenses”. The element of differentials payable in future years on forward rate agreements hedging the interest arising from interest earning/bearing assets and liabilities is classified among “Prepaid expenses” and/or “Deferred income”. The market value (net of any accruals) of contracts hedging the risk of price fluctuations in dealing transactions, as well as the effect of valuing contracts hedging the exchange risk on lending and funding activities (principal portion) using year-end spot exchange rates, are classified among “Other assets” and/or “Other liabilities”.

Contracts hedging investment securities or total loans and deposits are valued at cost.

Statement of income: where derivative contracts are intended to hedge the risk of fluctuations in the rates of interest on interest earning/bearing assets and liabilities, the differentials accrued will form part of net interest income on an accruals basis. If the derivative contract hedges the risk of market price or exchange fluctuations (principal portion), then the revenues or costs generated (with the exception of the differentials earned) are treated as “Profits (losses) on financial transactions”. More specifically, differentials and margins earned on derivative contracts hedging dealing securities are treated as interest if they relate to multiple-flow contracts (e.g. IRS) or to single-flow contracts where the duration of the underlying asset is less than one year (e.g. FRA); but as profits and losses from financial transactions, if they relate to single-flow contracts where the duration of the underlying asset is more than one year (e.g. futures and options).

Non-hedging contracts

These are valued as follows:

Contracts on securities, interest rates, stockmarket indices and other assets: contracts quoted in organized markets are stated, assessed at their market value on the last day of the period. Contracts linked to reference indicators subject to official observation are stated on the basis of their financial value (replacement cost), determined with reference to the market quotations for those indicators on the last day of the period. Other contracts are valued with reference to other elements determined on an objective and consistent basis.

Foreign currency derivatives: these are stated using the forward exchange rates ruling at period-end for the maturity dates of the transactions subject to valuation.

The related procedures for presentation in the financial statements are summarized below:

Balance sheet: the amounts determined from the valuation of non-hedging contracts are classified as “Other assets” or “Other liabilities”.

Statement of income: the economic effects of non-hedging derivative contracts are classified as “Profits (losses) from financial transactions”. The structure of this caption, according to the sectors of the financial instruments being traded (securities, currency, other financial instruments) and to the nature of income/charges which they generate (valuations or not), is illustrated in a specific table in the Explanatory Notes.

Internal deals

The Bank has adopted an organizational structure based on specialized trading desks that have exclusive authorization to deal in specific derivatives. The arrangement is inspired mainly by the goals of efficiency (lower transaction costs), improved management of market and counterparty risks, and the optimal allocation of specialized human resources. These desks manage portfolios consisting of various types of derivatives (and sometimes securities) and operate within defined net risk limits.

The desks serve as counterparties to other desks (which are also autonomous from an accounting point of view) that are not authorized to deal in the market, by means of internal deals in derivatives at market prices.

With regard to the accounting treatment of internal deals and their effect on income, it should be noted that:

•                  internal deals involving derivatives held in specialized desk portfolios are stated at market value when entered into for trading/dealing purposes;

•                  internal deals involving derivatives held in non-specialized desk portfolios are treated on a basis consistent with the assets or liabilities being hedged (for example, at market value if they hedge dealing securities and at cost if they hedge investment securities and/or deposits).

Settlement date

Currency and security transactions, interbank deposits and loans and the bills portfolio are recorded with reference to their settlement dates.

300

SECTION 2 - ADJUSTMENTS AND PROVISIONS RECORDED FOR FISCAL PURPOSES

2.1 Adjustments to value recorded solely for fiscal purposes

During the year the investment in IMI Investimenti was written down by 66 million euro, which corresponds to the difference between the book value and the net equity of the company as of 31 December 2003.

This write down, which does not refer to a permanent loss in value, was made solely to take advantage of tax benefits.

2.2 Provisions recorded solely for fiscal purposes

No provisions solely for fiscal purposes have been recorded during the year.

Part B - Information on the balance sheet

SECTION 1 - LOANS

Due from banks (caption 30)

Amounts due from banks are analyzed below by type of counterparty and technical form of the transaction:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Deposits with central banks
• compulsory reserve	133	143	143
• other	16	14	14
Deposits with other banks
• repurchase agreements and securities loaned	5,445	4,871	4,871
• current accounts	1,188	738	657
• deposits	19,014	14,060	14,060
• loans	1,386	1,008	1,008
• subordinated loans	198	194	194
• other	5	4	4
Total	27,385	21,032	20,951

The compulsory reserve with the Bank of Italy identified above reflects the year-end precise position.

Detail of caption 30 “due from banks” (Table 1.1 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) deposits with central banks	149	157
b) bills eligible for refinancing with central banks	—	—
c) repurchase agreements	5,445	4,871
d) securities loaned	—	—

Degree of risk in loan portfolio to banks

Analysis of loans to banks (Table 1.2 B.I.)	(€/mil)

		31/12/03			31/12/02 pro forma			31/12/02
Categories / Values		Gross exposure	Total adjust- ments	Net exposure	Gross exposure	Total adjust- ments	Net exposure	Gross exposure	Total adjust- ments	Net exposure
A. Doubtful loans		45	15	30	79	24	55	79	24	55
A.1	Non-performing loans	5	5	—	9	8	1	9	8	1
A.2	Problem loans	1	1	—	—	—	—	—	—	—
A.3	Loans in course of restructuring	—	—	—	—	—	—	—	—	—
A.4	Restructured loans	—	—	—	—	—	—	—	—	—
A.5	Unsecured loans exposed to country risk	39	9	30	70	16	54	70	16	54
B. Performing loans		27,355	—	27,355	20,977	—	20,977	20,896	—	20,896
Total loans to banks		27,400	15	27,385	21,056	24	21,032	20,975	24	20,951

Non-performing loans include unsecured loans to residents in nations exposed to risk, for a gross exposure of 4 million euro, written-down in full.

Movements in doubtful loans to banks (Table 1.3 B.I.)	(€/mil)

Description / Categories			Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk
A.	Gross exposure as of 1/1/03		9	—	—	—	70
	A.1	of which: for default interest	—	—	—	—	—
B.	Increases		1	2	—	—	2
	B.1	inflows from performing loans	—	—	—	—	—
	B.2	default interest	—	—	—	—	—
	B.3	transfer from other categories of doubtful loans	—	1	—	—	2
	B.4	other increases	1	1	—	—	—
C.	Decreases		5	1	—	—	33
	C.1	outflows to performing loans	—	—	—	—	—
	C.2	write-offs	—	—	—	—	—
	C.3	collections	1	—	—	—	33
	C.4	disposals	—	—	—	—	—
	C.5	transfer to other categories of doubtful loans	3	—	—	—	—
	C.6	other decreases	1	1	—	—	—
D.	Gross exposure as of 31/12/03		5	1	—	—	39
	D.1	of which: for default interest	—	—	—	—	1

Movements in total adjustments made to loans granted to banks (Table 1.4 B.I.)	(€/mil)

Description / Categories			Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk	Performing loans
A.	Total pro forma adjustments as of 1/1/03		8	—	—	—	16	—
	A.1	of which: for default interest	—	—	—	—	—	—
B.	Increases		1	2	—	—	2	—
	B.1	adjustments	—	—	—	—	—	—
		B.1.1 of which: for default interest	—	—	—	—	—	—
	B.2	use of reserves for probable loan losses	—	—	—	—	—	—
	B.3	transfer from other categories of loans	—	1	—	—	—	—
	B.4	other increases	1	1	—	—	2	—
C.	Decreases		4	1	—	—	9	—
	C.1	writebacks from valuations	—	—	—	—	7	—
		C.1.1 of which: for default interest	—	—	—	—	—	—
	C.2	writebacks of collections	—	—	—	—	—	—
		C.2.1 of which: for default interest	—	—	—	—	—	—
	C.3	write-offs	—	—	—	—	—	—
	C.4	transfer to other categories of doubtful loans	1	—	—	—	—	—
	C.5	other decreases	3	1	—	—	2	—
D.	Total adjustments as of 31/12/03		5	1	—	—	9	—
	D.1	of which: for default interest	—	—	—	—	1	—

Loans to customers (caption 40)

Loans to customers are analyzed below, by technical form:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Mortgage loans	28,918	33,155	33,155
Other forms of finance not flowing through current accounts - Italian branches	15,461	17,171	17,171
Current accounts	7,636	10,569	10,569
Other forms of finance not flowing through current accounts - Foreign branches	4,392	5,706	5,706
Import-export loans	1,874	1,997	1,997
Advances with recourse	1,438	2,642	2,642
Repurchase agreements and securities loaned	1,109	957	957
Loans repurchased by third parties	938	839	839
Personal loans	741	735	735
Risk on portfolio	478	803	803
Non-performing loans	453	788	788
Other loans to customers	545	1,445	797
Total	63,983	76,807	76,159

The decrease in loans to customers is mainly attributable to the transfer during the year of the business branches to Banca OPI and Sanpaolo Banco di Napoli. As a matter of fact 11,164 million euro of loans to customers were transferred, the detail of which is as follows: 6,083 million of euro mortgage loans, 1,704 million euro of current accounts, 1,690 million euro of other forms of finance not included in current accounts, 380 million euro of loans subject to collection, 351 million euro of non-performing loans, 261 million euro of risk in loan portfolio, 184 million euro of import-export financing and 511 million euro of other types of loans.

Detail of caption 40 “loans to customers” (Table 1.5 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Bills eligible for refinancing with central banks	—	18
b) Repurchase agreements	1,109	957
b) Securities loaned	—	—

The detail of “secured loans to customers” excluding those granted directly to Governments or other public bodies for 586 million euro (3,089 million euro as of 31 December 2002), is the following:

Secured loans to customers (Table 1.6 B.I.)

		31/12/03	31/12/02
		(€/mil)	(€/mil)
a)	Mortgages	17,347	20,505
b)	Pledged assets:
	1. cash deposits	50	238
	2. securities (a)	2,580	2,543
	3. other instruments	74	317
c)	Guarantees given by:
	1. Governments	1,548	3,153
	2. other public entities	52	44
	3. banks	622	854
	4. other operators	8,364	9,873
Total		30,637	37,527

(a)       These include 1,109 million euro as of 31 December 2003 and 957 million euro as of 31 December 2002 of repurchase and similar agreements guaranteed by underlying securities.

Loans to customers guaranteed by banks and other operators include 99 million euro of positions for which the Bank purchased buyer protection against the risk of non-performance, by means of derivative contracts.

The negative changes in this caption also refer mainly to the aforementioned transfer during the year of the business branches in which guaranteed loans to customers and to Governments or other Public Bodies amounting to 6,496 million euro and 299 million euro, respectively, were transferred to Sanpaolo Banco di Napoli and loans to Governments or other public bodies for 1,943 million euro were transferred to Banca OPI.

“Secured loans to customers” and those granted directly to Governments or other public bodies represent 49% of total loans to customers (53% at the end of 2002, which drops to 49% taking into account the transfers made during 2003).

Degree of risk in loan portfolio to customers

The principal and interest elements of loans are stated at their estimated realizable value by applying the policies described in detail in Part A, Section 1 of these notes; the related writedowns are effected via direct reduction of the balance sheet asset value of the loans concerned.

The estimated realizable value of doubtful loans takes into account not only the likelihood of recovery, but also the total or partial lack of income generated and the delay in repayment. Total adjustments for discounting purposes as of 31 December 2003 amount to 69 million euro (173 million euro as of 31 December 2002, of which 75 million euro refer to loans transferred to Sanpaolo Banco di Napoli S.p.A.).

Analysis of loans to customers (Table 1.7 B.I.)	(€/mil)

		31/12/03			31/12/02 pro forma			31/12/02
Categories / Values		Gross exposure	Total adjust- ments	Net exposure	Gross exposure	Total adjust- ments	Net exposure	Gross exposure	Total adjust- ments	Net exposure
A.	Doubtful loans	2,898	1,895	1,003	4,154	2,478	1,676	4,154	2,478	1,676
	A.1 Non-performing loans	2,104	1,651	453	2,933	2,145	788	2,933	2,145	788
	A.2 Problem loans	612	203	409	1,012	287	725	1,012	287	725
	A.3 Loans in course of restructuring	17	3	14	19	1	18	19	1	18
	A.4 Restructured loans	137	30	107	139	28	111	139	28	111
	A.5 Unsecured loans exposed to country risk	28	8	20	51	17	34	51	17	34
B.	Performing loans	63,457	477	62,980	75,793	662	75,131	75,145	662	74,483
Total loans to customers		66,355	2,372	63,983	79,947	3,140	76,807	79,299	3,140	76,159

Problem and non-performing loans include unsecured loans to residents of nations exposed to risk for a gross exposure of 8 million euro, of which 4 million euro on problem loans, written down by 1 million euro and 4 million euro on non-performing loans written down in full.

Coverage of loans

Categories	31/12/03	31/12/02
	(%)	(%)
Non-performing loans	78.47	73.13
Problem, restructured and in course of restructuring loans	30.81	27.01
Unsecured loans exposed to country risk	28.57	33.33
Performing loans (a)	0.83	0.97

(a)       Total performing loans do not include loans to Group companies, equal to 5,717 million euro (5,567 million euro as of 31/12/2002).

As regards the various types of loans, the highest levels of coverage are for ordinary loans, while the percentages on construction loans are lower given the existence of mortgage guarantees on these positions.

Movements in doubtful loans to customers (Table 1.8 B.I.)	(€/mil)

Description / Categories		Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk
A.	Gross exposure as of 1/1/03	2,933	1,012	19	139	51
	A.1 of which: for default interest	—	—	—	—	—
B.	Increases	803	745	35	53	—
	B.1 inflows from performing loans	352	510	—	17	—
	B.2 default interest	75	6	—	—	—
	B.3 transfer from other categories of doubtful loans	261	66	28	25	—
	B.4 other increases	115	163	7	11	—
C.	Decreases	1,632	1,145	37	55	23
	C.1 outflows to performing loans	6	152	—	13	—
	C.2 write-offs	71	32	—	1	2
	C.3 collections	210	343	10	15	21
	C.4 disposals	—	—	—	—	—
	C.5 transfer to other categories of doubtful loans	48	294	19	19	—
	C.6 other decreases	1,297	324	8	7	—
D.	Gross exposure as of 31/12/03	2,104	612	17	137	28
	D.1 of which: for default interest	335	19	—	—	—

Movements in total adjustments made to loans granted to customers (Table 1.9 B.I.)	(€/mil)

Description / Categories			Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk	Performing loans
A.	Total pro forma adjustments as of 1/1/03		2,145	287	1	28	17	662
	A.1	of which: for default interest	—	—	—	—	—	—
B.	Increases		613	198	7	11	—	23
	B.1	adjustments	478	163	3	7	—	22
		B.1.1 of which: for default interest	75	6	—	—	—	4
	B.2	use of reserves for probable loan losses	—	—	—	—	—	—
	B.3	transfer from other categories of loans	108	29	3	3	—	—
	B.4	other increases	27	6	1	1	—	1
C.	Decreases		1,107	282	5	9	9	208
	C.1	writebacks from valuations	32	19	—	4	5	4
		C.1.1 of which: for default interest	—	—	—	—	—	—
	C.2	writebacks of collections	64	27	—	—	—	5
		C.2.1 of which: for default interest	15	7	—	—	—	1
	C.3	write-offs	71	32	—	1	2	4
	C.4	transfer to other categories of doubtful loans	23	110	4	3	—	3
	C.5	other decreases	917	94	1	1	2	192
D.	Total adjustments as of 31/12/03		1,651	203	3	30	8	477
	D.1	of which: for default interest	335	19	—	—	—	2

As already discussed, total adjustments include 69 million euro relating to the adoption of a policy for discounting doubtful loans. More specifically, writedowns for discounting purposes total 52 million euro on non-performing loans, 13 million euro on problem loans, 3 million euro on restructured loans and 1 million euro on loans in course of restructuring.

Default interest accrued on performing loans and written-down in full amount to 2 million euro.

With reference to the more recent situations of default by important industrial groups, the Parmalat group loans have been classified as non-performing loans and recorded to the financial statements for around 27 million euro, after a writedown of 245 million euro, corresponding to around 90% of the gross exposure. The Cirio group loans (gross exposure of around 19 million euro) have also been classified as non-performing and are written-down almost in full.

Loans to customers and banks resident in nations exposed to country risk

(€/mil)

	Gross exposure
		of which: unsecured
Country	Total	book value	weighted value
Brazil	49	38	38
Venezuela	10	9	9
Russia	249	4	4
Argentina	60	3	3
Philippines	9	2	1
Algeria	17	2	2
Angola	6	2	2
Serbia and Montenegro	3	2	2
Peru	2	2	2
Costarica	2	2	—
Lebanon	5	—	—
Pakistan	5	—	—
Other	10	1	—
Total gross exposure	427	67	63
Total adjustments	17	17
Net exposure as of 31/12/03	410	50

For the purposes of the report on the “country risk”, the countries considered are those listed by the Italian Bankers Association, for which, in the absence of specific guarantees, general adjustments have to be made. Adjustments have been made, normally, by applying the weighting criteria and the writedown percentages agreed industry-wide by the Italian Bankers Association, as mentioned above. Such writedowns are to cover all of the losses that might arise from those events that are typical to “country risk”.

Secured loans amount to 360 million euro, of which 268 million euro are insured by SACE or by guarantees from operators in the OECD area. The remaining 92 million euro refer to loans granted to a prime customer resident in Russia that are guaranteed by receivables deriving from supply contracts with leading West European companies. This collateral is deemed adequate to cover the credit risk. In compliance with Bank of Italy regulations, these loans are included in the calculation of country risk, which is deducted from the Bank’s capital for supervisory purposes.

Other information relating to loans

Information regarding the distribution of loans, by category of borrower, business sector, geographical area, currency and liquidity, is provided in Part B, Section 11 of these notes.

SECTION 2 - SECURITIES

Securities owned by the Bank are analyzed as follows:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Treasury bills and similar bills eligible for refinancing with central banks (caption 20)	2,191	1,554	1,554
Bonds and other debt securities (caption 50)	9,048	12,165	12,813
Shares, quotas and other equities (caption 60)	1	330	330
Total	11,240	14,049	14,697
of which:
• investment securities	2,458	2,039	2,039
• dealing securities	8,782	12,010	12,658

“Treasury bills and similar bills eligible for refinancing with central banks” represent securities which may be used for refinancing purposes on condition that they are not subject to restrictions deriving from other transactions.

Investment securities

Investment securities, totaling 2,458 million euro, are held for the long term as a stable investment and, as such, are generally held through to redemption. The allocation to the investment portfolio is made on the basis of criteria defined in a specific framework resolution approved by the Board of Directors in the following circumstances:

•     in the case of related forms of funding;

•      in the case of specific control regulations;

•      in the case of not readily marketable securities.

Investment securities (Table 2.1 B.I.)	(€/mil)

			31/12/03		31/12/02
Item/Value			Book value	Market value	Book value	Market value
1.	Debt securities
	1.1	Government securities
		• quoted	2,007	2,055	996	1,050
		• unquoted	—	—	—	—
	1.2	Other securities
		• quoted	43	45	135	141
		• unquoted	408	420	908	919
2.	Equities
		• quoted	—	—	—	—
		• unquoted	—	—	—	—
Total			2,458	2,520	2,039	2,110

The portfolio as of 31 December 2003, consisting of 82% Italian Government bonds and 18% other securities, shows a net unrealized gain of 3 million euro on the portion not covered by hedging contracts and an unrealized gain of 59 million euro on the portion hedged by derivative contracts. The valuation of these contracts reveals an unrealized loss of 39 million euro.

A positive difference between the market value and book value reveals a profit of 3 million euro which will be recorded in the statement of income on an accrual basis.

Changes in investment securities during the year (Table 2.2 B.I.)	(€/mil)

A.	Pro forma opening balance		2,039
B.	Increases
	B1.	purchases	1,049
	B2.	writebacks	1
	B3.	transfers from dealing portfolio	—
	B4.	other changes	42
C.	Decreases
	C1.	sales	405
	C2.	redemptions	123
	C3.	adjustments	6
		of which:
		long-term writedowns	6
	C4.	transfers to dealing portfolio	38
	C5.	other changes	101
D.	Closing balance		2,458

The purchases for 1,049 million euro refer to 1,011 million euro of Italian Government bonds, to suit the liquidity policy and transactions in repurchase agreements, 4 million euro of securities deriving from the restructuring of the Marconi Plc loan and 34 million euro of securities of a highly valued rating on a plafond destined for investments in corporate bonds.

The sales for 405 million euro refer to 189 million euro and 190 million euro of securities deriving from the incorporation of, respectively, Banco di Napoli and Cardine Banca, 20 million euro of securities issued by emerging countries and 6 million euro of BOC securities transferred to Banca OPI on 1 January 2003. Disposals, mainly made in the context of the redefinition of the investment portfolio following the merger operations concluded by the Bank in 2002, led to the recording of 12 million euro net extraordinary income.

Reimbursements of 123 million euro refer to 51 million euro mainly of structured securities deriving from the former Banco di Napoli, 25 million euro of securities held by the London branch of the former Banca Cardine, corporate bonds of which 14 million euro held by the Hong Kong branch, 14 million euro held by the Singapore branch and 13 million euro held by the Nassau branch and 6 million euro of Optimum Finance securities.

Transfers to the dealing portfolio of 38 million euro refer to securities deriving from the former Banco di Napoli (of which 20 million euro refer to bonds from corporate issuers and 18 million euro bonds from banking issuers). The transfers were stipulated at book value, on the basis of the valuation policies for the portfolio of origin.

Subcaption B4. “Increases - other changes” includes exchange rate differences on securities denominated in foreign currencies for 14 million euro, issue and dealing discounts and capitalization of interest on zero coupon bonds recorded to the statement of income for 11 million euro and gains on disposal of 17 million euro.

Subcaption C5. “Decreases - other changes” includes exchange rate differences on securities denominated in foreign currencies for 90 million euro, dealing discounts recorded to the statement of income for 6 million euro and losses on disposals of 5 million euro.

The “adjustments in value” at subcaption C3., amounting to 6 million euro, refer to losses in value of a long-term nature. The writedowns recorded were mainly calculated on the negative trend in the conditions of solvency of borrowers in relation to securities or collaterals. When determining the adjustments, the valuation of securities disposed of at the beginning of 2004 considered realizable prices, while for issues remaining in portfolio, the valuation also considered the prices supplied by the arrangers.

It is worth remembering that by resolution of the Board of Directors of the Bank, the maximum size of the investment securities portfolio has been established as the lower of:

•        25% of the total securities owned;

•      the Bank’s regulatory capital.

Dealing securities

Dealing securities, held for treasury and negotiation purposes, amount to 8,782 million euro and comprise:

•                       3,283 million euro linked to derivative contracts;

•                       5,499 million euro not linked to derivative contracts.

Dealing securities (Table 2.3 B.I.)	(€/mil)

			31/12/03		31/12/02 pro forma		31/12/02
Item/Value			Book value	Market value	Book value	Market value	Book value	Market value
1.	Debt securities
	1.1	Government securities
		• quoted	1,965	1,965	4,673	4,673	4,673	4,673
		• unquoted	40	40	40	40	40	40
	1.2	Other securities
		• quoted (a)	999	999	789	789	789	789
		• unquoted	5,777	5,793	6,179	6,203	6,827	6,851
2.	Equities
		• quoted	1	1	299	299	299	299
		• unquoted	—	—	30	30	30	30
Total			8,782	8,798	12,010	12,034	12,658	12,682

(a)    With exclusive regard to foreign securities quoted in organized markets for which the latest listings do not represent the realizable values in transactions between independent counterparties (inactive market situations), the market values have been identified on the basis of the methods used to valuate unquoted securities.

Unquoted dealing securities not linked to derivative contracts, valued at the lower of cost and market value, have led to write-downs of 3 million euro, net.

The book value of other unquoted securities includes the own issues for 608 million euro and Group company issues for 3,492 million euro.

Changes in dealing securities during the year (Table 2.4 B.I.)	(€/mil)

A.	Pro forma opening balance		12,010
B.	Increases
	B1.	purchases
		• debt securities
		• Government securities	12,735
		• other securities	7,103
		• equities	13
	B2.	writebacks and revaluations	30
	B3.	transfers from investment portfolio	38
	B4.	other changes	112
C.	Decreases
	C1.	sales and reimbursements
		• debt securities
		• Government securities	15,500
		• other securities	7,321
		• equities	6
	C2.	adjustments	34
	C3.	transfers to investment portfolio	—
	C5.	other changes	398
D.	Closing balance		8,782

Subcaption C.2 “Adjustments” includes writedowns of 9 million euro attributable to bonds issued by the PARMALAT group (for a nominal value of 10 million euro) held in portfolio by the Bank; after such adjustments the bonds have been recorded for a value of 1 million euro.

Subcaption B4. “Increases - other changes” is detailed as follows:

B4. “Increases - other changes”	(€/mil)

Exchange differences	15
Capitalization of accrued interest on treasury bills (BOT) and zero coupon bond (BTZ)	55
Gains on disposals	33
Accrued issue discounts	2
Other	7
Total other changes	112

Subcaption C5. “Decreases - other changes” is detailed as follows:

C5. “Decreases - other changes”	(€/mil)

Exchange differences	362
Losses on disposals	30
Other	6
Total other changes	398

Operations in own shares

Transactions in own shares carried out by the Bank during 2003 involved the individual portfolios in which such shares are classified on the basis of the main reason for their purchase.

With reference to the portfolio valued at cost, in that it is related to shares considered as fixed and used to conclude strategic transactions, as of 1 January 2003 the Bank held one single share with a nominal value 2.8 euro, for a total cost of 7.41 euro which was sold during 2003.

In relation to the portfolio valued at market value, during 2003 the Bank:

•     purchased 6,097,849 shares (nominal value of around 17.1 million euro) for the sum of 48.6 million;

•      assigned to employees 2,344,522 shares (nominal value approximately 6.6 million euro), for an outlay of 19 million euro, in relation to the share incentive plan, which assigned after application by those entitled, a number of own shares in relation to the bonus due to each employee;

•      sold 97,455 shares (nominal value of around 273,000 euro) for the sum of 0.9 million euro;

•      transferred 434,953 shares (1.2 million euro nominal value) to Fondazione CR Venezia, for an outlay of 3.7 million euro, as payment of the debt arising from the price revision clause in the former Cardine Banca share purchase agreement, entered into by the aforementioned Fondazione and completed on 15 January 2001.

At year end the Bank held 3,220,919 own shares for a nominal value, according to the market quotations on the last day of the period, of around 9 million euro and a book value of 34 million euro.

Transactions in own shares carried out during the year showed a net gain of 2 million euro (of which 1 million euro was recorded to extraordinary income and 1 million euro booked to profits from financial transactions) and gains from valuation adjustments of 9 million euro (recorded to profits from financial transactions).

Other information relating to securities

The composition of the securities portfolio is analyzed by geographical area, currency and liquidity in Part B, Section 11 of these notes.

SECTION 3 - EQUITY INVESTMENTS

Equity investments, reported in asset captions 70 and 80 of the balance sheet, are analyzed as follows:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(a) (€/mil)	(a) (€/mil)
Equity investments (caption 70)	2,014	1,670	1,620
IInvestments in Group companies (caption 80)	8,277	8,856	6,693
Total	10,291	10,526	8,313
of which:
• significant investments	9,099	9,491	7,313
• other equity investments	1,192	1,035	1,000

(a)  The difference between the corresponding information recorded to the “official” and “reclassified” balance sheet pro forma schedules, as of 31 December 2002 of 2,439 million euro, refers to the cancellation of the investment in Cardine Finanziaria as a result of the merger.

Significant investments

Significant investments held by the Bank, being those in subsidiary companies or in companies subject to significant influence, as defined in articles 4 and 19 of D. Lgs. 87/92 are indicated in the table below:

Significant investments (Table 3.1 B.I.)	(€/mil)

Name	Registered offices	Activity	sharehold- ers’ equity (a)	Income / Loss	Percentage ownership	Pro quota shareholders’ equity (a)	Book value
A. Subsidiary companies
A.1 Group companies
Banca Comerciala Sanpaolo Imi Bank Romania S.A. (former West Bank S.A.)	Romania	Banking	7	-3	97.86	7	7
Banca di Intermediazione Mobiliare Imi S.p.A.	Milan	Banking	379	59	100.00	379	305
Banca Fideuram S.p.A.	Rome	Banking	793	168	64.10	508	94
Banca OPI S.p.A.	Rome	Banking	653	40	100.00	653	529
Banca Popolare dell’Adriatico S.p.A.	Teramo	Banking	229	2	100.00	229	372
Cassa di Risparmio di Padova e Rovigo S.p.A.	Padua	Banking	712	99	100.00	712	700
Cassa di Risparmio di Venezia S.p.A.	Venice	Banking	267	43	100.00	267	260
Cassa di Risparmio in Bologna S.p.A.	Bologna	Banking	580	49	100.00	580	555
Consorzio Studi e Ricerche Fiscali Gruppo SANPAOLO IMI	Rome	Operating	—	—	55.00	—	—
CSP Investimenti S.r.l.	Turin	Non-finance	202	—	100.00	202	203
Farbanca S.p.A. (b)	Bologna	Banking	11	—	15.00	2	2
Finemiro Banca S.p.A.	Bologna	Banking	115	18	96.68	112	73
Friulcassa S.p.A.	Gorizia	Banking	219	22	100.00	219	297
GEST Line S.p.A.	Naples	Finance	22	40	100.00	22	22
IMI Investimenti S.p.A.	Turin	Finance	973	-58	100.00	973	973
Invesp S.p.A.	Turin	Finance	409	43	100.00	409	248
Noricum Vita S.p.A. (f)	Turin	Insurance	35	1	42.15	15	16
Prospettive 2001 S.p.A.	Turin	Finance	49	4	100.00	49	40
Sanpaolo Banco di Napoli S.p.A.	Naples	Banking	1197	28	100.00	1197	1,197

Significant investments (Table 3.1 B.I.) - cont.: A1 Group companies	(€/mil)

Name	Registered offices	Activity	sharehold- ers’ equity (a)	Income / Loss	Percentage ownership	Pro quota shareholders’ equity (a)	Book value
Sanpaolo Bank S.A.	Luxembourg	Banking	159	47	50.00	80	77
Sanpaolo Fiduciaria S.p.A.	Milan	Finance	5	2	100.00	5	4
Sanpaolo Imi Bank (International) S.A.	Madeira	Banking	177	5	69.01	122	95
Sanpaolo Imi Bank Ireland Plc	Ireland	Banking	518	21	100.00	518	515
Sanpaolo Imi Capital Company I LLC (c)	United States	Finance	1050	—	4.31	45	45
Sanpaolo Imi Insurance Broker S.p.A. (f)	Bologna	Insurance	2	1	45.00	1	1
Sanpaolo Imi International S.A.	Luxembourg	Finance	826	156	100.00	826	810
Sanpaolo Imi Internazionale S.p.A.	Padua	Finance	83	-4	100.00	83	83
Sanpaolo Imi Private Equity S.p.A.	Bologna	Finance	238	4	100.00	238	248
Sanpaolo Imi Us Financial Co.	United States	Finance	—	—	100.00	—	—
Sanpaolo Imi Wealth Management S.p.A.	Milan	Finance	601	102	100.00	601	417
Sanpaolo Leasint S.p.A.	Milan	Finance	93	17	100.00	93	82
Sep - Servizi e Progetti S.p.A.	Turin	Operating	3	—	100.00	3	2
S.G.A. S.p.A. Società per la Gestione di Attività (d)	Naples	Finance	1	—	100.00	1	1
Studi e Ricerche per il Mezzogiorno (f)	Naples	Non-finance	—	—	16.67	—	—
Veneto Nanotech Scpa	Padua	Non-finance	—	—	65.00	—	—
West Trade Center S.A.	Romania	Operating	—	—	100.00	—	—
Bn Finrete S.p.A. - in liq.	Naples	Finance	1	—	99.00	1	1
Cardine Finance Plc - in liq.	Ireland	Finance	—	—	99.98	—	—
Cardine Suisse S.A. - in liq.	Switzerland	Finance	1	—	99.00	1	—
Cariparo Ireland Plc - in liq.	Ireland	Finance	—	—	99.94	—	—
Imifin S.p.A. - in liq.	Rome	Finance	—	—	100.00	—	—
Innovare S.r.l. - in liq.	Naples	Non-finance	1	—	90.00	1	1
ISC Euroservice Gmbh - in liq.	Germany	Operating	—	—	80.00	—	—
Isveimer S.p.A. - in liq. (e)	Naples	Banking	53	6	65.22	34	—
Sanpaolo U.s. Holding Co. - in liq.	United States	Finance	4	—	100.00	4	2
Total							8,277

(a)  Excluding share of net income and reserves due for distribution.

(b)  Company included as a significant investment in that it is subject to single leadership under Art. 26 – subsection 1 of D.Lgs 87/92.

(c)   The percentage ownership refers to the total capital. The percentage ownership on ordinary capital amounts to 100%.

(d)  Financial statements as of 31 December 2002 – Voting rights on 100% of share capital is exercised by the Treasury Ministry.

(e)   Financial statements as of 31 December 2002.

(f)    Company included as significant investment in that globally the Group holds the controlling portion of shares.

Significant investments (Table 3.1 B.I.)	(€/mil)

Name	Registered offices	Activity	sharehold- ers’ equity (a)	Income / Loss	Percentage ownership	Pro quota shareholders’ equity (a)	Book value
A.2 Jointly held companies
Banka Koper D.D.	Slovenia	Banking	143	18	62.60	89	151
Centradia Group Ltd	United Kingdom	Finance	14	-7	29.03	4	4
Total							156

B. Companies subject to significant influence
Banque Sanpaolo S.A.	France	Banking	392	22	40.00	157	154
Cassa dei Risparmi di Forlì S.p.A.	Forlì	Banking	209	21	29.77	62	237
Cassa di Risparmio di Firenze S.p.A.	Florence	Banking	939	91	19.50	183	228
Cbe Service S.p.r.l. (b)	Belgium	Non-finance	—	—	31.70	—	—
Cr Firenze Gestion Internationale S.A.	Luxembourg	Finance	1	7	20.00	—	—
Finconsumo Banca S.p.A.	Turin	Banking	81	18	30.00	24	8
Hdi Assicurazioni S.p.A. (b)	Rome	Insurance	142	5	28.32	40	38
Liseuro S.p.A. (b)	Udine	Finance	3	—	35.11	1	—
Società Gestione per il Realizzo S.p.A. (b)	Rome	Non-finance	19	-2	28.31	5	1
Trivimm S.r.l.	Verona	Non-finance	1	—	23.00	—	—
Aeroporto di Napoli S.p.A. - in liq.	Naples	Non-finance	—	—	20.00	—	—
Consorzio Bancario Sir S.p.A. - in liq. (b)	Rome	Finance	-249	-250	32.84	-82	—
Finexpance S.p.A. - in liq.	Chiavari	Non-finance	—	9	30.00	—	—
G.E.Cap. - Gestioni Esattoriali della Capitanata S.p.A. - in liq. (b)	Foggia	Finance	2	4	37.25	1	—
Galileo Holding S.p.A. - in liq. (b)	Venice	Non-finance	-23	1	31.52	-7	—
Italinfra Grandi Progetti S.p.A. - in liq.	Naples	Non-finance	4	—	30.00	1	—
Sofimer S.p.A. - in liq. (c)	Naples	Finance	—	—	20.00	—	—
Total							666

(a)  Excluding share of net income and reserves due for distribution.

(b)  Financial statements as of 31 December 2002.

(c)   Financial statements in liquidation as of 31 October 2003.

As described in Part A, Section 1 of these Notes, the differences between book value of significant investments and the lower value of the corresponding portion of net equity reported in the latest available financial statements of the subsidiaries, is generally justified in the goodwill and higher market value of the assets owned by the subsidiaries. In particular:

•      the differences of 175 million euro for Cassa dei Risparmi di Forlì S.p.A., 62 million euro for Banka Koper D.D., 78 million euro for Friulcassa S.p.A. and 45 million euro for Cassa di Risparmio di Firenze S.p.A., reflect purchased goodwill representing the income-earning potential of these companies;

•      as far as the 10 million euro difference relating to Sanpaolo Imi Private Equity S.p.A. is concerned, it is not considered necessary to make any adjustment to value in light of the forecast recovery in profitability of the company, as confirmed by the net income for 2003 (4 million euro) and by the budgets for the years 2004 and 2005;

•      as regards the investment in Galileo Holding S.p.A., acquired as part of the restructuring of that group, the company’s equity deficit should be offset on completion of the debt restructuring, which entails the shareholder banks waiving their receivables;

•      the difference of 82 million euro for Consorzio Bancario Sir S.p.A. refers to the IMI-SIR dispute illustrated in Section 5 –”Other assets”;

•      as far as the investment in Banca Popolare dell’Adriatico S.p.A. is concerned, the difference of 143 million euro is justified in the higher market value of the investment as confirmed by the appraisal prepared by JP Morgan (financial advisor in the Public Offer launched on the company in June 2003). During the year this investment was written down by 60 million euro in line with the advisor’s appraisal and taking into account a majority premium equal to 20% of the value of the shareholding.

The main characteristics of the commitments and options on significant investments are provided below:

•      the Cassa dei Risparmi di Forlì S.p.A. share purchase agreement of 29 November 2000, between Fondazione Cassa dei Risparmi Forlì (seller) and SANPAOLO IMI and Cassa di Risparmio di Firenze (purchasers), provides that the purchasers shall grant Fondazione an option to sell ordinary shares representing not more than 51.35% of the share capital of Cassa dei Risparmi Forlì, to be exercised in a number of tranches, at a unit price of 8.11 euro per share for the first two tranches, and at a price determined according to the “fair market value” for the last tranches. The put option may be exercised by Fondazione at any time between 12 June 2002 and the 15th day before the expiry of the first period for notice of termination of the Consortium Agreement drawn up between the same parties (31 December 2008). On 12 May 2003 Fondazione Cassa dei Risparmi Forlì exercised the first tranche of the put option on 8,335,370 shares (equal to 8.75% of the share capital), for a price of 68 million euro. After acquisition, the investment held by SANPAOLO IMI rose to 29.77%. The option on the portion of share capital still held by Fondazione, involved the booking of 231 million euro to commitments for “put options issued”;

•      the agreement between the Bank and the majority shareholders of Banka Koper D.D., aimed at purchasing a controlling investment in the company, provides that, in the event the Public Offer in March 2002 for the entire share capital of the company is successful, SANPAOLO IMI guarantees the leading shareholders a put option on their shares which were not contributed in the Public Offer. Such entitlement is also extended to each shareholder which contributed at least one share to the Public Offer. Each shareholder may exercise the put option during the 30 days after 31 March, 30 June, 30 September and 31 December of each year, commencing from the 30 days after 31 December 2002 and up to the 30th day after 30 June 2006. The price is equal to that of the Public Offer, plus interest calculated on the rate paid by Banka Koper D.D. one ‘year and one day’ deposits in Slovenian Tolar, for the period extending from the last effective day of the Public Offer, to the day on which the put option is exercised and is reduced by the dividends collected on such shares. This transaction involved the booking of 88 million euro to “commitments for put options issued”;

•      in the context of the agreement concluded on 15 November 1999 between Ente Cassa di Risparmio di Firenze and SANPAOLO IMI for the acquisition of a 15% stake in Cassa di Risparmio di Firenze S.p.A., a right of pre-emption at “fair price” was granted to SANPAOLO IMI on CR Firenze shares transferred by Ente CR Firenze. The agreement also provided that, in the event that SANPAOLO IMI should not exercise its pre-emption right, the shares involved, representing a total of around 10.8% of CR Firenze share capital, may be offered on sale to third parties at the same “fair price”. In the event of an unsuccessful sale to third parties, Ente CR Firenze is entitled to offer the shares on sale to the Bank, who is obliged to purchase them at a price equal to the arithmetical average of the official stockmarket prices over the previous three months, increased by 50%, on the condition that the average daily volume of dealings in the shares is equal to 3 million euro (under this assumption, the amount as of 31 December 2003, is estimated at approximately 238 million euro). If, however, the average daily volume of dealings in the shares is less than 3 million euro, the price will be determined according to the best technical valuation of the sector. Considering that the conditions under which the Bank is obliged to purchase in the event of an unsuccessful sale to third parties by Ente CR Firenze and that the Bank has not yet expressed its willingness to exercise its pre-emption rights, no amount for commitments has been recorded to the financial statements.

•                  In the context of the agreement concluded on 16 July 2003 between SANPAOLO IMI and the Fondazioni shareholders of Banca delle Marche S.p.A., which led to the take over of 7% of the share capital in the latter bank, SANPAOLO IMI granted the Fondazioni a put option on 8% of the bank’s capital, exercisable before 31/12/06. The unit price for exercising the put option shall equal the greater amount of: (i) 1.8 euro, plus the one-month Euribor rate (365 day basis) from the date of execution of the contract to the date on which the put option is exercised, less the dividends collected by Fondazioni in the same period and, (ii) 1.8 euro plus any increase in net equity of each Banca delle Marche S.p.A. share from 31/12/02 to the date on which the put option is exercised, on the basis of the latest financial statements or the half year report, whichever is most recent. This transaction involved the booking of around 107 million euro to commitments for “put options issued”. In the context of the parasocial contracts valid up to 31/12/06, which may be extended on agreement between the parties, SANPAOLO IMI has a pre-emptive right to purchase the remaining shares which Fondazioni may decide to sell, with the exception of limited assumptions, and the right to co-sell (at a price not lower than that paid) if the pre-emptive right is not exercised.

Detail of the above commitments, where recorded to the financial statements, is provided in the memorandum accounts (caption 20 Guarantees and Commitments), in the Explanatory Notes, in the table on forward transactions (Table 10.5.B.I. “Other transactions”) and in the supplementary information requested by the Basel Committee on Banking Supervision and the International Organization of Securities Commissions (IOSCO).

Other equity investments

The remaining major equity investments of the Bank, are:

(€/mil)

Name and location of registered offices	Activity	Percentage ownership	Book value
Santander Central Hispano S.A.	Banking	1.10	425
CDC Ixis	Banking	3.45	328
Banca d’Italia	Banking	8.33	185
Banca delle Marche S.p.A.	Banking	7.00	92
Borsa Italiana S.p.A.	Non-finance	5.37	52
Infracom Italia S.p.A. - Verona	Non-finance	7.35	25
Banco del Desarrollo S.A.	Banking	15.72	23
Istituto per il credito sportivo	Banking	10.81	19
Other			43
Total			1,192

Composition of the investment portfolio

Analysis of caption 80 “investments in Group companies” (Table 3.5 B.I.)

		31/12/03	31/12/02 pro forma	31/12/02
		(€/mil)	(€/mil)	(€/mil)
a)	in banks
	1. quoted	94	444	94
	2. unquoted	4,983	3,661	1,849
b)	in financial institutions
	1. quoted	—	—	—
	2. unquoted	2,977	4,747	4,746
c)	other
	1. quoted	—	—	—
	2. unquoted	223	4	4
Total		8,277	8,856	6,693

Analysis of caption 70 “equity investments” (Table 3.4 B.I.)

		31/12/03	31/12/02 pro forma	31/12/02
		(€/mil)	(€/mil)	(€/mil)
a)	in banks
	1. quoted	805	767	767
	2. unquoted	1,046	731	731
b)	in financial institutions
	1. quoted	—	—	—
	2. unquoted	17	22	20
c)	other
	1. quoted	1	2	2
	2. unquoted	145	148	100
Total		2,014	1,670	1,620

Changes during the year in the equity investment portfolio

Investments in Group companies (Table 3.6.1 B.I.)	(€/mil)

A.	Pro forma opening balance (a)		8,856
B.	Increases
	B1.	purchases	886
	B2.	writebacks	—
	B3.	revaluations	—
	B4.	other changes	2,177
C.	Decreases
	C1.	sales	501
	C2.	adjustments	138
		of which:
		• long-term writedowns	72
	C3.	other changes	3,003
D.	Closing balance		8,277
E.	Total revaluations		117
F.	Total adjustments		876

(a)  The difference of 2,439 million euro between the “official” and “reclassified” balance sheet pro forma schedules as of 31 December 2002, refers to the Cardine Finanziaria shareholding cancelled on the merger.

Subcaption B.1 “Purchases” is made up of the following transactions:

•      payment of 607 million euro to the share capital of IMI Investimenti S.p.A. in the context of the redefinition of the capital structure of the subsidiary;

•      subscription of an increase in Sanpaolo Bank S.A. capital for 77 million euro, reserved to the Parent Bank;

•      purchase by Public Offer of 26.38% of Banca Popolare dell’Adriatico S.p.A. share capital for an outlay of 74 million euro; subsequent completion of the squeeze out transaction on the shares still in circulation, for a total outlay of 5 million euro, and achievement of direct control of the shareholding through the purchase of shares held in portfolio by the same company for a value, in line with the previous acquisitions, of 3 million euro.

•      payment of 50 million euro to the share capital of Sanpaolo IMI Wealth Management S.p.A. aimed at supporting current financial management and the shareholding investments of the subsidiary;

•      payment of 32 million euro to the share capital of Sanpaolo Imi Internazionale S.p.A. aimed at financing the Public Offer on Inter-Europa Bank Rt;

•      payment to cover the losses and to reinstate the capital of the companies involved in the restructuring of the tax collection sector: Esaban S.p.A. for 10 million euro and Ge.Ri.Co. S.p.A. for 3 million euro; the restructuring operation consisted of the merger by incorporation of Ge.Ri.Co S.p.A., Sanpaolo Riscossioni Prato S.p.A. and Sanpaolo Riscossioni Genova S.p.A. into Esaban S.p.A. and changing the name of the latter to GEST Line S.p.A.;

•      the purchase of 23% of the share capital of West Bank S.A. (now Banca Comerciala Sanpaolo Imi Bank Romania S.A.), held by Sif Banat Crisana for a book value of 5 million euro and the subsequent subscription of a capital increase for an outlay of 5 million euro;

•      subscription of 6 million euro as the entire share capital for the establishment of Sanpaolo Banco di Napoli S.p.A.;

•      acquisition of complete control of CSP Investimenti S.r.l. by FIN.OPI S.p.A., for an outlay of 3 million euro;

•     acquisition of complete control of Eptafid S.p.A. by Eptaconsors S.p.A., for an outlay of 2 million euro;

•      purchase from Sanpaolo Riscossioni Genova S.p.A. of its shareholding in Sanpaolo Riscossioni Prato S.p.A. for a cost of 2 million euro with the aim of achieving complete control of the company.

Subcaption C1. “Sales” refers mainly to the sale to Caisse Nationale des Caisses d’Epargne (CNCE) of 60% shares in Banque Sanpaolo S.A. for 500 million euro, making a capital gain of 268 million euro.

Subcaption C.2 “adjustments” refers to the 9 million euro writedown of West Bank S.A. (now called Banca Comerciala Sanpaolo Imi Bank Romania S.A.), made to align the book value to the value attributed to the company by the appraisal valuation made in accordance with art. 2343 of the Civil Code in the context of the completion of the transfer of the shareholding to Sanpaolo Imi Internazionale. The effect on the statement of income is 5 million euro, taking into account that, against the writedown of the investment adjustments, 4 million euro was released in 2002 on commitments from the purchase of further shares in the investment, completed in 2003.

Other negative adjustments, detail of which is provided in Part C – Section 5 of these Notes, refer to IMI Investimenti S.p.A. (66 million euro), Banca Popolare dell’Adriatico S.p.A. (60 million euro), Sanpaolo Imi Internazionale S.p.A. (4 million euro) and GEST Line S.p.A. (3 million euro).

Subcaptions B4. “Increases - other changes” and C3. “Decreases - other changes” are detailed as follows:

B4. “Increases - other changes”	(€/mil)

Transfer to Sanpaolo Banco di Napoli S.p.A. of the company branch “Southern Territorial Direction”	1,191
Merger of Cassa di Risparmio di Gorizia S.p.A. and Cassa di Risparmio di Udine e Pordenone S.p.A. into Friulcassa S.p.A.	298
Profit from the disposal of Banque Sanpaolo S.A.	268
Transfer of the real estate business branch to CSP Investimenti S.r.l.	200
Merger by incorporation of Banca Agricola di Cerea S.p.A. into Cassa di Risparmio di Padova e Rovigo S.p.A.	80
Transfer to Banca OPI S.p.A. of the company branch of public works	60
Conferral of Inter Europa Bank Rt, Biat S.A. and Kredyt Bank S.A. to Sanpaolo Imi Internazionale S.p.A.	45
Transfer of Noricum Vita S.p.A. from “other investments” portfolio	16
Merger by incorporation of Ge.Ri.Co. S.p.A., Sanpaolo Riscossioni Prato S.p.A. and Sanpaolo Riscossioni Genova S.p.A. into GEST Line S.p.A.	12
Conferral of Esatri S.p.A. to GEST Line S.p.A.	4
Merger by incorporation of Eptafid S.p.A. into Sanpaolo Fiduciaria S.p.A.	2
Merger of Brokerban S.p.A. into Poseidon Insurance Brokers S.p.A. (now Sanpaolo Imi Insurance Broker S.p.A.)	1
Total	2,177

C3. “Decreases - other changes”	(€/mil)

Cancellation of Cardine Finanziaria S.p.A.	2,439
Merger of Cassa di Risparmio di Udine e Pordenone S.p.A. in Friulcassa S.p.A.	184
Transfer of Banque Sanpaolo S.A. from “other investments” portafoglio	154
Merger of Cassa di Risparmio di Gorizia S.p.A. in Friulcassa S.p.A.	114
Merger by incorporation of Banca Agricola di Cerea S.p.A. into Cassa di Risparmio di Padova e Rovigo S.p.A.	80
Merger by incorporation of Ge.Ri.Co. S.p.A., Sanpaolo Riscossioni Prato S.p.A. and Sanpaolo Riscossioni Genova S.p.A. into GEST Line S.p.A.	12
Reimbursement of capital contributions from Cardine Finance Plc – in liquidation	10
Recovery in value of commitments relating to the purchase of 23% of West Bank S.A.	4
Utilization of provisions for risks related to tax collection services offset against the adjustment to the value of GEST Line S.p.A.	2
Merger by incorporation of Eptafid S.p.A. into Sanpaolo Fiduciaria S.p.A.	2
Merger of Brokerban S.p.A. into Poseidon Insurance Brokers S.p.A. (now Sanpaolo Imi Insurance Broker S.p.A.)	1
Final portion of liquidation of Cariparo Ireland Plc	1
Total	3,003

Other equity investments (Table 3.6.2 B.I.)	(€/mil)

A.	Pro forma opening balance		1,670
B.	Increases
	B1.	purchases	193
	B2.	writebacks	83
	B3.	revaluations	—
	B4.	other changes	224
C.	Decreases
	C1.	sales	80
	C2.	adjustments	1
		of which:
		• long-term writedowns	1
	C3.	other changes	75
D.	Closing balance		2,014
E.	Total revaluations		292
F.	Total adjustments		533

Subcaption B.1 “Purchases” mainly refers to:

•     the purchase of 7% of the capital of Banche delle Marche S.p.A., for an outlay of 92 million euro;

•      purchase from Fondazione Cassa dei Risparmi di Forlì of 8.75% of the capital of Cassa dei Risparmi Forlì S.p.A., for 68 million euro;

•      the purchase of 1.23% of Borsa Italiana S.p.A. for 12 million euro;

•      purchase of a minority shareholding (0.5%) in Banca Popolare di Lodi S.c.a r.l. for 6 million euro;

•      subscription of 5 million euro to an increase in capital of CDC Ixis within the limit of the option rights and equal to the extraordinary dividend paid by the company in which the investment is held;

•      subscription of 4 million euro to the increase in capital of Banco del Desarrollo S.A.;

•      the purchase of 5% of the capital of Noricum Vita S.p.A. from Società Reale Mutua di Assicurazioni, for an outlay of 4 million euro.

Subcaption B.2 “Writebacks of adjustments” refers to the investment in Santander Central Hispano S.A. which was written back according to the same criteria adopted in 2002 (the average market price of the shares in the second half of the year).

Subcaption C.1 “Sales” reflects the following transactions:

•     sale to Santander Consumer Finance of the first tranche, equal to 20% of share capital, of Finconsumo S.p.A. for the sum of 60 million euro and generating a capital gain of 52 million euro;

•     disposal of the investment in Adriavita S.p.A. to Generali Assicurazioni for 5 million euro and generating a profit of 2 million euro;

•      disposal of 930,900 Meliorbanca S.p.A. shares for 4 million euro and generating a profit of 3 million euro;

•     disposal of the investment in Banca Popolare di Lodi S.c.a r.l. for 6 million euro in line with book value;

•     disposal of the total shareholding in Intesa Holding Asset Management S.p.A. (0.56%) to Banca Intesa S.p.A. for 3 million euro and generating a profit of 3 million euro.

Subcaption C.2 “Adjustments” reflects the writedown of the investment in Centradia Group Ltd to align the book value of the shareholding to the pro quota net equity of the company.

Subcaption B4. “Increases - other changes” and subcaption C3. “Decreases - other changes” are detailed as follows:

B4. “Increases - other changes”	(€/mil)

Transfer of Banque Sanpaolo S.A. from “investment in Group companies” portfolio	154
Gains of disposal of Finconsumo S.p.A.	52
Gains of conferral of Inter-Europa Bank Rt to Sanpaolo Imi Internazionale S.p.A.	9
Gains of disposal of Meliorbanca S.p.A.	3
Gains of disposal of Intesa Holding Asset Management S.p.A.	3
Gains of disposal of Adriavita S.p.A.	2
Gains of conferral of Biat S.A. to Sanpaolo Imi Internazionale S.p.A.	1
Total	224

C3. “Decreases - other changes”	(€/mil)

Conferral of Kredyt Bank S.A. to Sanpaolo Imi Internazionale S.p.A.	20
Conferral of Inter-Europa Bank Rt to Sanpaolo Imi Internazionale S.p.A.	17
Transfer of Noricum Vita S.p.A. from “investment in Group companies” portfolio	16
Conferral of Biat S.A. to Sanpaolo Imi Internazionale S.p.A.	8
Losses on conferral of Kredyt Bank S.A. to Sanpaolo Imi Internazionale S.p.A.	7
Conferral of Esatri S.p.A. to GEST Line S.p.A.	4
Exchange rate effect	3
Total	75

Amounts due to and from Group companies and investments (non-Group companies)

The amounts due to and from companies belonging to the Group as of 31 December 2003, as established in art. 4 of D. Lgs. 87/92, and the amounts due to and from investments subject to significant influence, are analyzed in the following tables:

(€/mil)

Group companies	Assets (a)	Liabilities	Guarantees and commitments (b)	Income (c)	Expenses
Banca Comerciala Sanpaolo Imi Bank Romania S.A.	6	—	—	1	—
Banca di Intermediazione Mobiliare Imi S.p.A.	1,132	115	664	115	77
Banca Fideuram S.p.A.	12	253	—	1	5
Banca OPI S.p.A.	11,499	2	3,032	301	4
Banca Popolare dell’Adriatico S.p.A.	87	363	7	14	14
Cassa di Risparmio di Padova e Rovigo S.p.A.	897	2,536	14	45	84
Cassa di Risparmio di Venezia S.p.A.	99	1,405	7	16	46
Cassa di Risparmio in Bologna S.p.A.	1,146	413	147	41	25
Farbanca S.p.A.	33	1	—	—	—
Fideuram Bank (Suisse) A.G.	—	—	10	—	—
Fideuram Bank S.A.	—	118	—	—	—
Fideuram Vita S.p.A.	—	159	—	—	—
FIN.OPI S.p.A.	—	2	—	—	—
Finemiro Banca S.p.A.	1,456	—	296	36	—
Finemiro Leasing S.p.A.	1,550	—	—	39	1
Friulcassa S.p.A.	122	776	5	14	19
GEST Line S.p.A.	1	97	318	13	1
Imi Bank (Lux) S.A.	35	432	—	1	11
IMI Investimenti S.p.A.	2	58	2	4	1
Inter-Europa Bank Rt	32	3	7	1	—
Invesp S.p.A.	1	8	5	1	—
Ldv Holding B.V.	—	9	—	—	—
NHS Mezzogiorno Sgr S.p.A.	—	4	—	—	—
Sanpaolo Banco di Napoli S.p.A.	1,311	7,768	13	103	79
Sanpaolo Bank (Austria) A.G.	3	—	—	—	—
Sanpaolo Bank S.A.	355	2,328	73	6	52
Sanpaolo Fiduciaria S.p.A.	—	3	—	—	1
Sanpaolo Imi Alternative Investments Sgr S.p.A.	—	5	—	—	—
Sanpaolo Imi Asset Management Sgr S.p.A.	—	109	—	456	2
Sanpaolo Imi Bank (International) S.A.	185	8,082	8,126	3	206
Sanpaolo Imi Bank Ireland Plc	48	111	—	2	12
Sanpaolo Imi Capital Company I LLC	—	1,000	—	—	79
Sanpaolo Imi Institutional Asset Management Sgr S.p.A.	—	13	—	—	—
Sanpaolo Imi International S.A.	—	—	—	—	5
Sanpaolo Imi Internazionale S.p.A.	—	9	—	2	—

(a)       Excluding the book value of the investment.

(b)       Excluding commitments to subscribe to increases in capital.

(c)        Excluding dividends received.

Group companies	Assets (a)	Liabilities	Guarantees and commitments (b)	Income (c)	Expenses
Sanpaolo Imi Private Equity S.p.A.	9	—	4	1	—
Sanpaolo Imi Us Financial Co.	—	2,361	2,361	—	24
Sanpaolo Imi Wealth Management S.p.A.	—	6	—	3	—
Sanpaolo Imi WM Luxembourg S.A.	—	—	—	58	—
Sanpaolo Invest Sim S.p.A.	—	—	—	1	1
Sanpaolo Leasint Gmbh	9	—	2	—	—
Sanpaolo Leasint S.p.A.	4,154	5	197	88	6
Sanpaolo Vita S.p.A.	65	856	1	99	3
Sep - Servizi e Progetti S.p.A.	1	2	—	1	9
S.G.A. S.p.A. Società per la Gestione di Attività	—	—	—	6	—
Total Group companies	24,250	29,412	15,291	1,472	767

Jointly held subsidiaries
Banka Koper D.D.	19	5	15	2	—
Total	24,269	29,417	15,306	1,474	767

(€/mil)

Other companies subject to significant influence	Assets (a)	Liabilities	Guarantees and commitments (b)	Income (c)	Expenses
Banque Sanpaolo S.A.	573	15	1	10	1
Cassa di Risparmio di Firenze S.p.A.	1	27	7	—	—
Cassa dei Risparmi di Forlì S.p.A.	48	1	—	1	—
Finconsumo Banca S.p.A.	—	11	11	3	—
Hdi Assicurazioni S.p.A.	—	58	1	—	1
Società Gestione per il Realizzo S.p.A.	4	—	—	—	—
Total	626	112	20	14	2

(a)       Excluding the book value of the investment.

(b)       Excluding commitments to subscribe to increases in capital.

(c)        Excluding dividends received.

Amounts due to and from Group companies (Table 3.2 B.I.)

			31/12/03	31/12/02 pro forma	31/12/02
			(€/mil)	(€/mil)	(€/mil)
a)	Assets
	1.	due from banks	14,795	11,510	11,430
		of which: • subordinated	189	148	148
	2.	due from financial institutions	5,726	6,857	6,857
		of which • subordinated	25	—	—
	3.	due from other customers	66	79	79
		of which: • subordinated	65	65	65
	4.	bonds and other debt securities	3,663	2,953	2,953
		of which • subordinated	403	3	3
Total assets			24,250	21,399	21,319
b)	Liabilities
	1.	due to banks	24,706	17,868	17,868
	2.	due to financial institutions	2,689	3,463	3,515
	3.	due to other customers	45	41	41
	4.	securities issued	972	—	—
	5.	subordinated liabilities	1,000	1,000	1,000
Total liabilities			29,412	22,372	22,424
c)	Guarantees and commitments
	1.	guarantees given	12,809	15,346	15,346
	2.	commitments	2,482	718	718
Total guarantees and commitments			15,291	16,064	16,064

Amounts due to and from investments (non-Group companies) (Table 3.3 B.I.)

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
a) Assets
1. due from banks (a)	779	441	441
of which:
• subordinated	—	46	46
2. due from financial institutions	686	1,280	1,280
of which:
• subordinated	—	—	—
3. due from other customers	117	178	178
of which:
• subordinated	—	—	—
4. bonds and other debt securities	37	15	15
of which:
• subordinated	—	—	—
Total assets	1,619	1,914	1,914
b) Liabilities
1. due to banks	694	814	814
2. due to financial institutions	64	36	36
3. due to other customers	184	286	286
4. securities issued	—	—	—
5. subordinated liabilities	—	—	—
Total liabilities	942	1,136	1,136
c) Guarantees and commitments
1. guarantees given	360	390	390
2. commitments	23	121	121
Total guarantees and commitments	383	511	511

(a)       Including the compulsory reserve deposited with the Bank of Italy

Assets and liabilities outstanding in relation to Group companies and investments in non-Group companies are indicated in Part C, Section 7 of these notes.

Amounts due to and from indirectly affiliated companies

The amounts due to and from indirectly affiliated companies are analyzed in the following table:

(€/mil)

Other indirectly affiliated companies	Assets	Liabilities	Guarantees and commitments (a)	Income (b)	Expenses
Acquisizione Prima S.r.l.	—	1	—	—	—
Aeffe S.p.A.	14	6	—	—	—
Egida Compagnia di Assicurazione S.p.A.	—	2	—	3	5
Esatri S.p.A.	398	—	168	3	—
Iw Bank S.p.A.	—	2	—	—	—
Sinloc - Sistemi iniziative locali S.p.A.	—	11	—	—	2
Total	412	22	168	6	7

(a)       Excluding commitments to subscribe to increases in capital.

(b)       Excluding dividends received.

Other information relating to equity investments

The information required pursuant to Art. 10 of Law 72/83 is as follows:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Historical cost	9,882	7,904
Law 72/83	43	43
Law 218/90	336	336
Cancellation deficit on merger of Crediop S.p.A.	30	30
Total revaluations	409	409
Gross book value	10,291	8,313

SECTION 4 - TANGIBLE AND INTANGIBLE FIXED ASSETS

Tangible fixed assets (caption 100)

Tangible fixed assets comprise:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Property
• operating	769	1,206	1,155
• non-operating	370	129	118
Furniture and installation
• office furniture and equipment	21	27	21
• electronic equipment	85	95	95
• general and specific installations	29	27	27
Total	1,274	1,484	1,416

Changes in tangible fixed assets during the year (Table 4.1 B.I.)	(€/mil)

A. Pro forma opening balance	1,484
B. Increases
B1. purchases	101
B2. writebacks	—
B3. revaluations	—
B4. other changes	14
C. Decreases
C1. sales	6
C2. adjustments
a) amortization	177
b) long-term writedowns	—
C3. other changes	142
D. Closing balance	1,274
E. Total revaluations	1,351
F. Total adjustments
a) amortization	2,086
b) long-term writedowns	1

Changes in tangible fixed assets during the year are detailed below:

(€/mil)

	Property	Furniture and installation
Pro forma opening balance	1,335	149
Increases
• purchases	—	101
• other changes
• incremental costs	11	—
• gains on disposals	3	—
• exchange differences	—	—
Decreases
• sales	6	—
• adjustments
• amortization	62	115
• long-term writedowns	—	—
• other changes
• losses on disposals	—	—
• conferral to CSP Investimenti	142	—
Closing balance	1,139	135
Total revaluations	1,341	10
Total adjustments
• amortization	735	1,351
• long-term writedowns	1	—

Instrumental assets refer to those used directly by the Bank for performing its business. Non-instrumental assets comprise all other assets, including those rented to Group companies for performing their businesses.

The transfer of the business branch composed of property considered not to be functional for the activities of the Bank to the subsidiary CSP Investimenti S.r.l. was completed on 31 December 2003. This operation resulted in the disposal of a number of premises in over 100 buildings with a net book value of 149 million euro. Among the properties included in the transfer of the business branch were 9 buildings, for a net value of 7 million euro, being historical buildings they are bound by law 1089/1939 and as such, subject to regulations provided by Law Decree 490/1999. In accordance with this legislation, the effectiveness of the transfer has been suspended pending the expiry of the pre-emptive rights of the State, in March 2004. In consideration of the aforementioned encumbrance, the property was kept in the financial statements of the Parent Bank as of 31 December 2003.

The gain deriving from this transaction was 51 million euro.

The table attached shows the list of properties, with indication of book values.

Intangible fixed assets (caption 90)

Intangible fixed assets comprise:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Goodwill	565	1,411	1,411
Software in use	143	102	69
Software not yet in use	65	104	104
Other deferred charges	24	29	29
Total	797	1,646	1,613

The goodwill recorded in the financial statements following the merger of Banco di Napoli in SANPAOLO IMI (originally 1,564 million euro – as of 31 December 2002 1,407 million euro), is subject to amortization on a ten year basis commencing from the year 2002. Commencing from 1 July 2003, the goodwill was transferred pro-quota to Sanpaolo Banco di Napoli, for 731 million euro (corresponding to an original value of around 860 million euro).

From that date the remaining amount shall continue to be amortized over a period of ten years commencing from the 2002 financial year. Amortization accrued in 2003 totaled 113 million euro (78 million euro in the first half of the year and 35 million in the second half). Therefore the net goodwill recorded to the SANPAOLO IMI financial statements as of 31 December 2003 is 563 million euro.

Goodwill also includes the higher price paid in respect of net equity at the time of the take over of the Hong Kong branch by Banco di Napoli S.p.A. in 2001. Such amount, originally equal to 6 million euro, is carried in the financial statements for a total net value of 2 million euro.

Software investments refer mainly to the development of the central data processing system, the modernizing of branch and central office hardware, the development of new software applications for the network, the migration of the former Banco di Napoli branches to the SANPAOLO IMI systems and the subsequent spin off of the branches located in the regions of Campania, Apulia, Basilicata and Calabria into Sanpaolo Banco di Napoli, and to the integration of information technology and operation activities of the former Cardine bank networks into the SANPAOLO IMI IT system.

“Other deferred charges” refers mainly to costs incurred for leasehold improvements.

Changes in intangible fixed assets during the year (Table 4.2 B.I.)	(€/mil)

A. Pro forma opening balance	1,646
B. Increases
B1. purchases	158
B2. writebacks	—
B3. revaluations	—
B4. other changes	138
C. Decreases
C1. sales	—
C2. adjustments
a) amortization	276
b) long-term writedowns	—
C3. other changes	869
D. Closing balance	797
E. Total revaluations	—
F. Total adjustments
a) amortization	456
b) long-term writedowns	—

Changes in intangible fixed assets during the year are detailed below:

(€/mil)

	Goodwill	Software in use	Software not yet in use	Other deferred charges
Pro forma opening balance	1,411	102	104	29
Increases
• purchases	—	35	116	7
• other changes:
• transfer of software developed in 2003	—	138	—	—
Decreases
• sales	—	—	—	—
• adjustments:
• amortization	115	132	17	12
• long-term writedowns	—	—	—	—
• other changes
• transfer of software developed in 2003	—	—	138	—
• conferral to Sanpaolo Banco di Napoli	731	—	—	—
Closing balance	565	143	65	24
Total revaluations	—	—	—	—
Total adjustments
• amortization	144	255	19	38
• long-term writedowns	—	—	—	—

The caption “software in use” refers to purchases of new packages for integrating the operating network procedures.

Amounts recorded to the caption “software not yet in use” relate to changes and interventions to develop programs mainly ordered from third parties and not yet completed, the release and subsequent use of which is expected in the long term.

No advances have been paid for the purchase of intangible fixed assets.

Other information relating to tangible and intangible fixed assets

Pursuant to Article 10 of Law 72/83, information relating to revaluations on property included in the Bank’s equity as of 31 December 2003 is given below:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Historical cost	534	505
Law 823/73 (a)	12	14
Law 576/75 (a)	16	18
Law 72/83 (a)	163	170
Other (a)	61	60
Law 218/90 (b)	800	871
Law 408/90 (a)	117	170
Law 413/91 (a)	80	61
Merger of Banca Provinciale Lombarda and Banco Lariano	92	94
Total revaluations	1,341	1,458
Gross book value	1,875	1,963

(a)       Revaluations carried out by the Bank and by the merged banks.

(b)       Higher values attributed on transformation from a public credit institution into a limited company.

It must be highlighted that in accordance with Law 218/90, revaluations have been made to the works of art owned by the former Banco di Napoli for 10 million euro.

SECTION 5 - OTHER ASSETS

Other assets (caption 130)

Analysis of caption 130 “other assets” (Detail 5.1 B.I.)

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Unprocessed transactions and transactions by foreign branches:	2,126	1,966	1,963
• unprocessed transactions - Italian branches (a)	1,551	1,005	1,002
• amounts in transit between Italian branches (a)	568	953	953
• transactions by foreign branches	7	8	8
Due from tax authorities:	2,039	1,922	2,152
• prepaid current year direct taxes	98	233	233
• tax credits on dividends and taxes withheld	464	828	1,058
• tax withholdings overpaid during the year on bank interest income	54	51	51
• tax credits relating to prior years	1,385	749	749
• taxes paid in advance on termination indemnities - Law 662/96	38	61	61
Deferred tax assets	862	1,118	1,113
Items relating to derivative contracts and currency transactions:	849	862	862
• effect of currency hedges, forex swap and cross-currency swap	53	144	144
• valuation of derivatives on interest rates and stockmarket indices	743	686	686
• premiums paid on purchased options	53	32	32
Loans to subsidiaries for dividends matured	754	526	374
Deposit with the Bank of Italy relating to the liquidation of Isveimer	58	58	58
Items relating to securities transactions	21	5	5
Net effect of translating funds from international agencies using current rates, with the exchange borne by third parties	13	31	31
Checks and other instruments held	13	65	65
Loans to be restored ex Law 588/96	—	580	580
Deposits with clearing-houses	—	833	833
Other (b)	726	1,036	1,008
Total	7,461	9,002	9,044

(a)       The amounts were mostly settled at the beginning of the new financial year.

(b)       “Other” includes the estimated realizable value of 1.3 million euro for the loan arising from the Rome Court of Appeal in relation to the IMI Sir dispute. Detailed information on this dispute is provided later in this section.

Valuation of the assets in question did not give rise to any adjustments.

IMI Sir dispute

Other assets include 1.3 million euro which refer to the estimated realizable value of the credit which was definitively enforced by the Civil Section of the Supreme Court through sentence 2469/03. This sentence has substantially confirmed decision no. 2887, passed by the Rome Court of Appeal on 11 September 2001, which condemned Consorzio Bancario SIR S.p.A. (in liquidation) to reimburse to the Bank the sum of 506 million euro previously paid by IMI to the heirs of Mr. Nino Rovelli as compensation for damages, in accordance with the sentence passed by the Rome Court of Appeal on 26 November 1990. However, the sentence changed the ruling on the amount of interest payable by the Consorzio – on the grounds of procedures and not of merit - in respect of whether or not it should include the amount matured from the date on which the appeal was served (equal to around 72.5 million euro as of 31 December 2001). Furthermore, the Supreme Court referred to another section of the Rome Appeal Court the decision on whether or not the total amount owed to the Bank by Consorzio should be reduced by approximately 14.5 million euro, as compensation for the damages related to the transaction between the Consorzio and IMI in respect of the additional agreement of 19 July 1979: if the trial judge holds the claim amount unjustified, the sentence against the Consorzio to pay the sum of 506 million euro will be reduced accordingly. In this respect, proceedings have begun within the terms, for the resummons of the sentence before the Rome Court of Appeal, where judgment is currently pending.

The same Supreme Court sentence passed final judgment on the right of Consorzio to be held harmless by Mrs Battistella Primarosa (heir to Mr. Nino Rovelli) and Eurovalori S.p.A.. The Supreme Court also endowed the Consorzio’s right to recourse as subordinate to the previous payment of the amount owed to SANPAOLO IMI S.p.A. and assigned the sentence on this particular appeal to the trial judge.

For the purposes of preparing the financial statements, the book value of the credit subject to the Supreme Court sentence has been calculated in accordance with national and international accounting standards for revenue recognition on the basis of its estimated realizable value, as confirmed by authoritative opinions.

With reference to the above, taking into account that the initiatives taken so far have not achieved concrete results, the Bank has considered that the estimated realizable value of this loan should be within the bounds of the Consorzio’s capital and its ability to pay; such amount, net of the effects attributable to the previously mentioned Supreme Court sentence, being substantially in line with that currently recorded.

Taking a consistent approach, since 2001, the investment held in the Consorzio has been written down to zero.

On 29 April 2003, the Criminal Section IV of the Court of Milan, finally sentenced Rovelli’s heir and the other co-defendants to different terms of imprisonment in relation to their respective levels of responsibility for the crimes committed, establishing also the compensation for damages to be awarded to the plaintiffs, among which SANPAOLO IMI.

To this end it should be noted that the Court quantified the amount of damages to be liquidated solely for moral injury at 516 million euro, without however granting provisional enforceability of the sentence, which would have allowed the plaintiffs to take immediate action in order to recover the amount receivable.

Therefore, since the sentence is not final nor binding (in that a plea for burden has been proposed by all the parties), it is expected that under the circumstances no relevance can be given to the amount due from Consorzio Bancario SIR either autonomously or as an element of valuation.

Accrued income and prepaid expenses (caption 140)

Analysis of caption 140 “accrued income and prepaid expenses” (Detail 5.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Accrued income
• income from derivative contracts (a)	803	700
• interest from loans to customers	322	418
• interest on securities	87	147
• bank interest	62	79
• other	173	107
Prepaid expenses
• charges on derivative contracts	29	32
• commission on placement of securities and mortgage loans	187	227
• discounts on bond issues	18	13
• other expenses	95	105
Total	1,776	1,828

(a)       Accrued income from derivative contracts is recognized on a contract-by-contract basis with reference to the interest rates applicable at the time.

Other information

Distribution of subordinated assets (Table 5.4 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Due from banks	198	194
b) Loans to customers	90	65
c) Bonds and other debt securities	444	88
Total	732	347

SECTION 6 - PAYABLES

Due to banks (caption 10)

Deposits taken from banks are analyzed as follows:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Due to central banks
• repurchase agreements and securities loaned	191	470
• other deposits from the Italian Exchange Office	355	28
• other deposits from central banks	1,918	898
Due to other banks
• deposits	19,793	15,121
• other forms of finance not included in current accounts	6,299	6,570
• repurchase agreements and securities loaned	4,063	2,910
• medium and long-term loans from international bodies	1,803	2,484
• current accounts	949	745
• other	17	16
• other loans	2,412	1,778
Total	37,800	31,020

Detail of caption “due to banks” (Table 6.1 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Repurchase agreements	4,254	3,380
b) Securities loaned	—	—

Loans from international bodies include loans used by the Bank to finance investment projects in industrial sectors and in public utility services.

Due to customers and securities issued (captions 20 and 30)

Funds obtained directly from customers, comprising deposits from customers and securities issued, are detailed below:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Due to customers
• current accounts	27,251	35,357	35,409
• repurchase agreements and securities loaned	4,114	6,215	6,215
• deposits	8,750	13,590	13,590
• short-term payables relating to special management services carried out for the Government	230	313	313
• other	154	215	215
Securities issued
• bonds	15,099	16,025	16,025
• certificates of deposit	3,717	2,845	2,845
• banker’s drafts	298	493	493
• other securities	18	12	12
Total	59,631	75,065	75,117

The changes refer mainly to the transfer during the year of the business branches to Banca OPI and Sanpaolo Banco di Napoli, which included customer deposits and securities for, respectively, 1,978 million euro and 15,576 million euro.

Detail of caption “due to customers” (Table 6.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Repurchase agreements	4,114	6,215
b) Securities loaned	—	—

Securities issued comprise those due or ready for repayment totaling 2 million euro.

There have been no issues of bonds convertible into shares of the Bank or other companies, or similar securities or bonus shares.

Public funds administered (caption 40)

Public funds administered are provided by the State and by other Public bodies mainly to act as a source of subsidized loans to customers. These funds are analyzed below:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Funds provided by the State	11	35
Funds provided by regional public agencies	21	18
Other funds	—	38
Total	32	91
of which: funds with risk borne by the Government under Law 19 of 6/2/87	10	11

Other information relating to payables

Information regarding the distribution of deposits by geographical area, type of currency and degree of liquidity, is reported in Part B, Section 11 of these notes.

SECTION 7 - PROVISIONS

The Bank’s provisions are analyzed below:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Provisions for employee termination indemnities (caption 70)	529	688	687
Provisions for risks and charges (caption 80)
• pensions and similar commitments (caption 80.a)	—	41	41
• provisions for taxation (caption 80.b)	660	789	1,038
• other provisions (caption 80.c)
• provisions for guarantees and commitments	73	108	108
• provisions for other risks and charges	490	736	735
• provisions for other personnel charges	738	506	506
Total	2,490	2,868	3,115

Provisions for termination indemnities (caption 70)

Changes in “reserve for termination indemnities” during the year	(€/mil)

Pro forma opening balance	688
Increases
• provisions	55
• employment contract acquisition (a)	35
• other changes	3
Decreases
• advances allowed under Law 297/82	9
• indemnities to employees leaving the Group	62
• employment contract acquisition	4
• conferral to Banca OPI	1
• conferral to Sanpaolo Banco di Napoli 01/07/2003	149
• conferral to Sanpaolo Banco di Napoli 29/09/2003	25
• other changes	2
Closing balance	529

(a)       Employment contract acquisition refers mainly to employees from the Cardine Bank Networks, whose employment contracts were transferred to Cardine Finanziaria during the year.

Provisions for risks and charges (caption 80)

Pensions and similar commitments (caption 80.a)

Changes in the reserve for pensions and similar commitments during the year	(€/mil)

Pro forma opening balance	41
Increases
• provisions	—
Decreases
• utilizations	2
• transfer of former Banco di Napoli employees to Section A of the Pensions Reserve	39
Closing balance	—

This reserve, which has been accrued to cover charges in relation to the integration of the pension paid to former IMI S.p.A. staff, has been transferred during the year to Section A of the Pensions Reserve in relation to staff from the former Banco di Napoli (an independent entity), subject to the Bank’s original obligation in respect of access to the fund.

As a matter of fact, the adequacy of the technical reserves of the fund is calculated annually based on the valuations of an independent professional actuary. As of 31 December 2003 the valuations did not reveal any need for intervention by the Bank.

Provisions for taxation (caption 80.b)

Changes in “reserve for taxation” during the year	(€/mil)

	Income taxes	Other reserves - Reserve ex Law 169/83	Other reserves - Reserve ex Decree 213/98	Deferred taxes relating to dividends matured	Total
Pro forma opening balance (a)	1,044	4	9	3	1,060
Increases
• provisions for 2003 income taxes	348	—	—	—	348
• deferred taxes on dividends for 2003	—	—	—	—	—
• exchange differences	—	—	—	—	—
• other changes (b)	—	—	—	266	266
Decreases
• payment of income taxes	731	—	—	266	997
• exchange differences	—	—	—	—	—
• other changes	14	—	—	3	17
Closing balance	647	4	9	—	660

(a)       The opening balance differs by 271 million euro compared to the pro forma figures in respect of the adjustments for the abolition of the tax credit on dividends. This amount is in fact equal to the tax credits booked in 2002.

(b)       Following the collection and consequent taxation of the dividends for the year 2002, the tax credit has been booked to an appropriate caption to offset the provision for deferred taxation (other increases). The deferred taxation referring to matured dividends not yet collected as of 31 December 2003, has been offset against the deferred tax assets.

The provisions for taxation as of 31 December 2003 is considered sufficient to cover current income taxes, including local taxes payable by foreign branches and existing and potential tax disputes.

Other decreases refer to 13 million euro for the tax charge for the year 2002 and to 1 million euro utilization of the excess reserves of foreign branches.

It should also be noted that current income taxes include the tax charges for the year (approximately 7 million euro), substitute tax relating to the disposal of the portion of merger deficit arising from the incorporation of Banco di Napoli, which was not recognized for tax purposes (approximately 362 million euro). This tax, totaling around 69 million euro, is booked to the statement of income over a period consistent with the amortization of the Banco di Napoli merger deficit (10 years); this in compliance with the Bank of Italy decisions expressed in its Letter 9426 dated 27 July 2000. As of 31 December 2003, 55 million euro of taxation payable in future years was booked as an asset item – prepaid expenses.

Movements on deferred tax assets credited to the statement of income are as follows:

Changes during the year in “Deferred tax assets credited in the statement of income” (Table 7.4 B.I.)	(€/mil)

1. Pro forma initial amount	1,118
2. Increases
2.1 Deferred tax assets arising during the year	253
2.2 Other increases	—
3. Decreases
3.1 Deferred tax assets reversing during the year	414
3.2 Other decreases	95
4. Final amount	862

The pro forma opening balance of deferred tax assets includes 5 million euro which refers to the former Cardine Finanziaria and which was recorded against tax credit on dividends booked to the financial statements on the basis of their maturity.

The other decreases refer to the transfer of deferred tax assets of 60 million euro for the business branches transferred during the year to Sanpaolo Banco di Napoli S.p.A., to the tax charge for the year 2002 (13 million euro), to the recalculation of the deductible timing differences taking into account, among others, the changes introduced in the tax regulations (15 million euro) and the deferred taxation and tax credits on dividends (7 million euro).

The financial statements of the Bank as of 31 December 2003 reveal deferred tax assets totaling 862 million euro; this reflects the effect of timing differences between the book value and the value for tax purposes of assets and liabilities matured in 2003 and in prior years and which it is reasonably certain will become deductible in future years.

The table below reports the fiscal effects of deductible and taxable timing differences at the end of the year, broken down by type.

(€/mil)

	IRPEG (corporate income taxes)	IRAP (regional income taxes)
A. Deductible timing differences
Adjustments of receivables deductible in future years	187	23
Provisions for future charges	276	—
Writedowns of securities, property and equity investments	88	1
Extraordinary expenses for voluntary incentive retirement schemes	124	—
Other	183	—
B. Taxable timing differences
Dividends matured	15	—
Accrued capital gains	5	—
Total	838	24

Deductible timing differences have been offset against taxable timing differences according to the type of tax and by year of reversal. According to our estimates, there will not be any taxable timing differences in future years higher than the deductible timing differences.

The deferred tax reserves refer to specific reserves which are in suspense for tax purposes and are booked in offset against their corresponding asset captions.

Deferred tax liabilities did not show any movements for the year 2003:

Changes during the year in “Deferred tax liabilities charged to shareholders’ equity” (Table 7.5 B.I.)	(€/mil)

1. Pro forma initial amount	13
2. Increases
2.1 Deferred tax liabilities arising during the year	—
2.2 Other increases	—
3. Decreases
3.1 Deferred tax liabilities deferred during the year	—
3.2 Other decreases	—
4. Final amount	13

Deferred tax reserves charged to the statement of income referred to tax charges relating to subsidiary dividends are booked on an accruals basis. More specifically, the reserve comprised the excess of deferred taxes on dividends in respect of the prepaid tax credits recognized on the dividends themselves.

As a result of the change to the tax regulations in respect of the taxation of dividends, which involved the abolition of tax credit with effect from the 2004 financial year, deferred taxation on dividends of subsidiary companies recorded to the financial statements on the basis of their maturity has been booked to reduce the deferred tax assets.

Changes during the year in “Deferred tax liabilities charged to the statement of income” (Table 7.5 B.I.)	(€/mil)

1. Initial amount	3
2. Increases	266
2.1 Deferred tax liabilities arising during the year	—
2.2 Other increases	266
3. Decreases	269
3.1 Deferred tax liabilities deferred during the year	266
3.2 Other decreases	3
4. Final amount	—

The other increases refer to the reclassifications among prepaid tax credits on dividends for the year 2002 collected during the year, while other decreases refer to taxes in respect of dividends not yet collected which have been offset to reduce deferred tax assets.

Deferred taxation writeoffs during the year refer to dividends for prior years collected and taxed in 2003.

Report as per Consob Communication 1011405 dated 15 February 2001

Tax benefits under D.Lgs. 153 dated 17/5/99 (Legge Ciampi)

Law Decree 153 dated 17 May 1999 - known as “Legge Ciampi” – introduced tax instruments in respect of restructuring operations on banks and, among others, set a reduced tax rate for bank or banking group concentration transactions of 12.50% on profits destined to a special reserve to be composed of the maximum amount, to be broken down on a straight-line basis over five years, at 1.2% of the difference between the receivables and payables of all the banks that took part in the transaction and the aggregate of the major bank participating in the transaction.

The European Commission declared, through a statement dated 11 December 2001, that the tax benefits under “Legge Ciampi” were incompatible with Community principles. Together with the Italian Government who, in February 2002, filed an appeal against the European Court of Justice, ABI (Italian Bankers Association) and the banks concerned, including SAN-PAOLO IMI, petitioned the High Court of Luxembourg to cancel the decision of the European Commission. The dispute is still pending even if, in view of the pending sentence on the appeal filed by the Government before the Court of Justice, the Court has decided to suspend judgment until the appeal by the Italian Government is settled. All in all this latest development has limited the possibility for private parties (among which the Bank) to enforce the specific reasons for grievance against the lodged appeal. This is why an attempt was made to obtain a review of the order to suspend the sentence issued by the Court. Unfortunately this attempt was unsuccessful.

Therefore ABI and the banks concerned are forced to wait until the Court of Justice pronounces judgment on the proceedings brought by the Italian Government, the consequences of which, in all probability, will influence profoundly the outcome of their own appeal as soon as it can resume its course before the High Court.

Following the aforementioned decision by the European Commission, decree-law 63 of 15 April 2002 (subsequently converted into Law 112 on 15 June 2002) suspended Legge Ciampi with effect from 2001. Commencing from that year, current income taxes and deferred taxes have therefore been determined without taking into account the benefits in question. Furthermore, through decree law 282 of 24 December 2002 (subsequently converted into Law 27 on 21 February 2003), the Government implemented the decision of the Commission whereby it enforced payment of the unpaid taxes (being the relief granted through Legge Ciampi) by 31 December 2002. It should be noted that SANPAOLO IMI and the Cardine group merged banks – that, through the law in question, benefited from tax relief for the years 1998, 1999 and 2000 – had accrued prudently the corresponding amount to the tax reserve.

In respect of the expiry on 31 December 2002, the Bank paid 200 million euro, which corresponds to the lower tax liabilities already paid in by the Bank and the merged banks and includes interest at an annual rate of 5.5%, which is substantially in line with the full amount to be reimbursed, apart from some minor adjustments. Merely for precautionary measures, reservations were expressed to the Department of the Treasury, the payee, in respect of the petitions brought before the High Court of the European Community.

As far as the effect on the financial statements is concerned, considering that the recovery of the tax relief has been applied in the presence of disputes brought against the European Commission by the Italian Government and the banks concerned and that in any case the amount paid cannot be considered definitive, such amounts have been recorded to other assets and wholly offset by accruals to the tax reserve.

Provisions for risks and charges - other reserves (caption 80.c)

Analysis of caption 80.c “provisions for risks and charges: other provisions” (detail 7.3 B.I.)	(€/mil)

	Guarantees and commitments	Other risks and charges	Other personnel charges	Total
Pro forma opening balance	108	736	506	1,350
Increases
• provisions	3	96	21	120
• other changes (a)	—	4	415	419
Decreases
• revaluation of guarantees	6	—	—	6
• used to cover charges on settlement of disputes	—	54	—	54
• used to cover long-service bonuses and other payments and for surplus	—	98	198	296
• utilization to cover other liabilities	3	47	—	50
• other changes (b)	29	147	6	182
Closing balance	73	490	738	1,301

(a)       Other increases include 39 million euro offset against personnel costs, mainly in respect of accruals for bonuses and incentives in favor of employees; 376 million euro offset against “extraordinary expenses” referring to staff leaving incentives and 4 million euro offset against other administrative costs.

(b)       In addition to exchange rate fluctuations, the decrease in other changes refers to the transfer of the portion of the reserve attributable to Sanpaolo Banco di Napoli.

Provisions for “guarantees and commitments” of 73 million euro cover expected losses in respect of guarantees and more generally, the contingencies associated with guarantees and commitments, including exposures to derivate contracts on loans for which the Bank has taken over the credit risk (seller protection). More specifically, the provisions include risks calculated on a case by case basis as well as the physiological risk of performing accounts valued using the same principles as those applied to loans.

Provisions for “other risks and charges” amounting to 490 million euro, include:

•                  294 million euro provided against estimated losses on legal disputes and, more specifically, on claims by receivers of bankrupt customers;

•                  163 million euro to cover potential charges among which guarantees given as part of company transactions and those relating to risks connected to dealing activities in securities;

•                  33 million euro accrued against potential charges deriving from the probable renegotiation of mortgage loans to a specific reserve calculated on the basis of the parameters that are currently available.

Provisions for “other personnel charges”, of 738 million euro, include:

•                  494 million euro for staff leaving incentives offered to employees during the year and in prior years. With reference to initiatives realized during 2003, the reserve also includes charges referring to staff whose employment contracts were transferred to Sanpaolo Banco di Napoli S.p.A. in the context of the conferral of the Business Branch represented by the Southern Territorial Direction. The provisions of the transfer requires that the Parent Bank reimburses the receiving company the sums paid by the latter as leaving incentives to employees on the basis of the company agreement with the Parent Bank dated 14 June 2003;

•                  120 million euro accrued, on the basis of independent actuarial appraisals, to cover the technical deficit of the supplementary pension fund, an independent entity, which integrates the compulsory pension fund for Istituto Bancario San Paolo di Torino employees;

•                  54 million euro of other provisions to the supplementary pension fund;

•                  44 million euro accrued against potential liabilities deriving mainly from employee premiums and incentives, the issue of which is at the discretion of the Parent Bank;

•                  18 million euro to cover payment of long service bonuses to employees;

•                  8 million euro provisions made to the technical reserve – Law 336/70, for employee accident coverage and to cover other minor potential liabilities.

Potential risks from customer complaints in respect of dealing activities in securities

The provision for risks and charges has been calculated taking into consideration the Bank’s risk profile with customers connected to dealing activities in securities, especially in respect of the circumstances related to the insolvency of the Cirio and Parmalat groups.

The Group policy provides that – in accordance with normal criteria for managing customer complaints based on verifying that the formal and behavioral principles dictated by regulatory reference framework have been respected – the Bank pay particular attention, even resorting to a proper course of investigation, to the adequacy of the service provided, particularly in respect of the awareness acquired by the customer about the implicit risks involved in the specific intermediary financial instruments.

Furthermore, SANPAOLO IMI has welcomed the spontaneous setting up of a Committee of Parmalat bondholders, created in order to represent Group customers in the context of the collective proceedings, and has decided to provide the Committee with logistic assistance and financial support, whilst guaranteeing its total autonomy in respect of management and decisions.

On the basis of the analyses and evaluations made in respect of the potential liabilities arising from the global framework, the Bank has proceeded at year end to adjust the accrual to the provision for risks and charges by 20 million euro.

Report as per Consob Communication 1011405 dated 15 February 2001

Subsidized home mortgage loans

Law 133/99, implemented with Ministerial Decree 110/2000 (against which an appeal was presented before the administrative court) forces banks, upon receipt of a specific request by borrowers or by the body issuing the borrowing facilities, to review the interest rates applied to mortgages issued, with charges to be borne in full or partially by the public sector.

As no “threshold rate” is set for subsidized loans, subsection 62 of Art. 145 of Law 388 dated 23 December 2000 (Budget Law 2001) clarifies that the renegotiation rate is to be considered as “the average effective global rate for home mortgage loans being amortized”, assigning the identification of the transactions within which to carry out the observations to determine the renegotiation rate to a subsequent regulation. To this end, with the Decree dated 4 April 2001, the Treasury set up the new consistent category of subsidized loans being amortized, and the Bank of Italy issued the correlated methodological notes to identify the average rates for the sector. To complete the application of the framework of the legislation, Ministerial Decree dated 31 March 2003 was enacted, which identified the interest rates to be applied, 12.61%, for the purposes of renegotiating such loans.

The Bank has commenced accounting-administration activities in order to apply the new interest rates and to carry out the necessary adjustments to the installments expired after 1 July 1999. These activities refer to the six months ended 31 December 2003 and concern those loans to which the benefits of Art. 29 of Law 133/99 apply. Some aspects still have to be defined with the interested bodies in respect of the renegotiation of some types of loans granted according to specific incentive laws and regional funds, as well as adjustments relating to already extinguished loans. Sanpaolo Imi has decided to continue, still in agreement with the system, with the appeals which were disregarded in the first degree by the Lazio Regional Administration Court, against that stated in Ministerial Decree 110/2000.

For completeness it is highlighted that the provisions of the Ministerial Decree of 31 March 2003 for determining the renegotiation rate cannot be formally defined as being fully established, owing to an isolated appeal presented before the Lazio Regional Administration Court by a Regional Body. Nevertheless, because of its characteristics and in the light of case law precedents issued by the same Regional Administration Court, such initiative would not appear appropriate to bring the current regulatory model under discussion.

The potential charge in respect of the future renegotiation of mortgage loans not included in the initial enforcement of the applicable legislative measures, equal to 30 million euro, has been covered by making appropriate accruals to the provision for other risks and charges. In the years following 2004, the negative impacts on the statement of income will be gradually reduced because of the expiry of current mortgage loans.

Subsidized agricultural mortgage loans

The provisions of Art. 128 of Law 388/2000 (Budget Law 2001) have introduced the faculty for borrowers to renegotiate “loan installments still to expire” at more favorable rates fixed for low-interest transactions, as an alternative to early extinction, whilst providing the same benefits. Renegotiation is subject to the implementation of a Ministerial Decree which has still not yet been issued.

Later, Law 268 of 24 September 2003 was enacted providing that, for the purpose of applying Art. 128 of Law 388/2000, allow even different banks to grant loans destined exclusively for the early extinction of agricultural mortgages which had been amortized for at least five years at the date on which Law 268/03 became effective. These new financial transactions, to be completed at market rates and the granting of which has been merely authorized and is not obligatory for the lending bank, are subject to presentation of specific requests for early extinction and financing, also to be formulated by the local authorities providing the benefits.

Considering the precise reference to the “loan installments still to expire” already contained in Law 388/2000, enacted by Law 268/03, and the consequent possibility to activate “renegotiation” of such loans only for the future, no specific provisions have been made.

Fixed-rate unsubsidized mortgage loans (usury)

In compliance with the provisions of decree law 394/2000, (converted into Law 24/2001 and containing the authentic interpretation of “anti-usury” Law 108/1996) and the subsequent Constitutional Court Sentence 29/2002, SANPAOLO IMI adjusted all mortgages covered by these provisions to the annual “replacement” rate of 9.96% with effect from installments expiring before 31 December 2000. Furthermore, an annual interest rate of 8% was applied to those loans which, thanks to the presentation of self-certification by the borrowers, the eligibility requirements to such reduction were ascertained (the original capital of the loan not being more than 150 million Italian Lire, granted to first-time buyers of non-luxury homes).

The reserves for other risks and charges still include a residual accrual of 3 million euro to cover further requests to reduce interest rates to 8% not yet received or not yet documented by borrowers possessing the legal requirements to benefit from such rates.

Anatocism

In March 1999, the Supreme Court declared quarterly capitalization of interest payable to be illegitimate, thereby completely changing the previous law. This decision was based on the assumption that the relevant clauses in bank contracts do not integrate “regulatory” use - as believed in the past - but rather “trading”, which contrasts with the prohibition of anatocism in compliance with Art. 1283 of the Italian Civil Code.

After the reversal by the Supreme Court, Decree Law 342/99 was enacted, confirming the legitimacy of capitalization of interest in current account contracts if it is applied over the same period as that for calculating interest payable and receivable: the Credit and Savings Interdepartmental Committee was assigned to determine the methods of such calculation and from 22 April 2000, the date on which the Committee’s instructions became effective, all current accounts were adjusted applying quarterly capitalization to interests receivable and payable.

Since April 2000 the capitalization of half-yearly interests is considered legitimate and the dispute refers only to those contracts signed before that date; it should be noted that, despite the fact that the Supreme court has repeatedly confirmed the invalidity of the capitalization clauses, many judges of merit have disregarded the sentence, continuing to consider it legitimate, thus the case law is still being debated.

As a whole the number of cases pending has remained at an insignificant level in absolute terms, but is subject to careful monitoring. The risks relating to the disputes in question correspond to the prudent accruals made to the Provisions for other risks and charges which are proportionate to the total of each legal request. Where the introductory measures do not quantify the demand and until an accounting opinion has been expressed on the issue, the risk involved is covered by an accrual to the provision for other risks and charges, equal to around 50.5 million euro, destined, in its entirety, to hedge disputes of an undetermined amount and of an uncertain outcome.

SECTION 8 - CAPITAL, EQUITY RESERVES, RESERVE FOR GENERAL BANKING RISKS AND SUBORDINATED LIABILITIES

Net shareholders’ equity is detailed below:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Shareholders’ equity
• Capital (caption 120)	5,144	5,144	5,144
• Additional paid-in capital (caption 130)	708	708	708
• Reserves (caption 140)
a) legal reserve	1,029	1,029	1,029
b) reserve for own shares	34	—	—
c) statutory reserves	—	—	—
d) other reserves:	2,607	2,272	2,311
• reserve ex art.13 sub. 6 D.Lgs. 124/93	5	4	4
• reserve D.Lgs.153/99	854	854	854
• extraordinary reserve	768	828	983
• unrestricted reserve for the acquisition of own shares	966	456	456
• reserve D.Lgs. 213/98	14	14	14
• other reserves (a)	—	116	—
• Revaluation reserves (caption 150)	—	—	—
• Reserve for general banking risks (caption 100)	—	—	—
• Retained earnings (caption 160)	—	—	—
Total Capital and Reserves	9,522	9,153	9,192
• Income for the period (caption 170)	824	919	764
Total shareholders’ equity	10,346	10,072	9,956
Own shares or quotas (caption 120 - Assets)	34	—	—
Subordinated liabilities (caption 110)	5,887	6,090	6,090

(a)       The other reserves relating to 2002 include the effect of the pro forma adjustments to net equity.

As already anticipated in the Introduction to the Explanatory Notes, following the cancellation of the investment in Cardine Finanziaria S.p.A., the merger goodwill of 116 million euro has been allocated to increase the Extraordinary reserve of the Bank.

Share Capital and Additional paid-in capital

As of 31 December 2003, the Bank’s share capital amounts to 5,144,064,800.00 euro and is composed of 1,448,831,982 ordinary shares and 388,334,018 preference shares, both with a nominal value of 2.8 euro each.

Other Reserves

Other reserves comprise:

•                  the reserve Art. 13 subsection 6 D. Lgs 124/93, created to take advantage of the tax benefits deriving from the allocation of portions of termination indemnities to pension funds;

•                  the reserve ex D. Lgs. 213/98, created in 1998 following the revaluation of equity investments expressed in Euro-zone currencies at the fixed euro exchange rate.

The most significant changes in other reserves concerned:

•                  the net decrease in the Extraordinary Reserve of 215 million euro from the allocation of net income for the year 2002 (213 million euro), the merger surplus (116 million euro) net of utilization to increase the Reserve for the acquisition of own shares (544 million euro);

•                  the increase in the Reserve for purchase of own shares from 456 million euro to 1,000 million euro, following the approval of the decision to purchase own shares on 29 April 2003. As of 31 December 2003, the restricted portion of the Reserve for own shares amounted to 34 million euro, while the unrestricted portion amounted to 966 million euro.

Other information

A breakdown of the regulatory capital and a description of the minimum requirements for supervisory purposes is provided below:

Net shareholders’ equity and minimum regulatory requirements (Table 8.1 B.I.)

Categories / Values	31/12/03	31/12/02
	(€/mil)	(€/mil)
A. Regulatory capital
A.1 Tier 1 capital	9,799	8,793
A.2 Tier 2 capital	3,934	3,883
A.3 Items to be deducted	440	485
A.4 Regulatory capital	13,293	12,191
B. Minimum regulatory requirements
B.1 Credit risk	6,074	6,516
B.2 Market risk (a)	140	211
of which:
• risks on dealing portfolio	140	211
• exchange risks	—	—
B.3 Tier 3 subordinated loans	140	211
B.4 Other minimum requirements	—	—
B.5 Total minimum requirements	6,214	6,727
C. Risk assets and capital adequacy-ratios
C.1 Risk-weighted assets	88,772	96,104
C.2 Tier 1 capital / Risk weighted assets	11.0%	9.1%
C.3 Regulatory capital / Risk weighted assets	15.1%	12.9%

(a)       Market risks are fully covered by issues of Tier 3 subordinated liabilities. The latter, equal to 600 million euro, cover market risks attributable both to the Parent Bank and to other Group companies.

An attachment provides a statement of changes in shareholders’ equity for the year.

Subordinated liabilities (caption 110)

	Original currency	Amount in the financial statements as of 31/12/03	Amount in original currency	Interest rate	Issue date	Maturity date	Effective date of early redemption
		(€/mil)	(millions)
Subordinated deposits linked to the issuance of Preferred Shares	EUR	1,000	1,000	up to 10/11/2010: 7.88% p.a. subsequently: 1 year Euribor + 3.25% p.a.	10/11/2000	31/12/2100	10/11/2010
Total innovative capital instruments (Tier 1)		1,000
Notes	USD	75	94	6 months LIBOR - 0.25% p.a. (a)	30/11/1993	30/11/2005		(*)
Notes	EUR	361	361	6 months Euro LIBOR + 0.50% p.a.	30/06/1994	30/06/2004		(*)
Debenture loan	EUR	150	150	5.75%	15/09/1999	15/09/2009		(*)
Notes	EUR	500	500	6.375% p.a.	6/04/2000	6/04/2010		(*)
Notes	EUR	350	350	up to 6/4/2005: 3 months Euribor + 0.50% p.a.	6/04/2000	6/04/2010	6/4/2005
				subsequently: 3 months Euribor + 1.25% p.a.
Notes	EUR	1,000	1,000	up to 27/9/2005: 3 months Euribor + 0.65% p.a.	27/09/2000	27/09/2010	27/9/2005
				subsequently: 3 months Euribor + 1.25% p.a.
Debenture loan	EUR	300	300	5.55% p.a.	31/07/2001	31/07/2008		(*)
Debenture loan	EUR	200	200	5.16% p.a.	2/10/2001	2/10/2008		(*)
Notes	EUR	500	500	up to 28/6/2007: 3 months Euribor + 0.49% p.a.	28/06/2002	28/06/2012	28/6/2007
				subsequently: 3 months Euribor + 1.09% p.a.
Debenture loan	EUR	54	54	up to 15/7/2007: 4.90%	15/07/2002	15/07/2012	15/7/2007
				subsequently: 6 months Euribor + 0.76% p.a.
Debenture loan	EUR	147	147	up to 4/12/2007: 4.32% p.a.	4/12/2002	4/12/2012	4/12/2007
				subsequently: 6 months Euribor + 0.85% p.a.
Notes	EUR	300	300	5.375% p.a.	13/12/2002	13/12/2012		(*)
Notes	EUR	350	350	up to 9/6/2010: 3.75% p.a.	9/06/2003	9/06/2015	9/6/2010
				subsequently: 3 months Euribor + 1.05 p.a.
Total subordinated liabilities (Tier 2)		4,287
Debenture loan	EUR	350	350	2.98% p.a.	15/05/2003	15/11/2005		(*)
Notes	EUR	50	50	up to 14/11/2004: 1.44289% p.a.	26/06/2003	15/11/2007		(*)
				subsequently: 1.50% p.a.
Debenture loan	EUR	200	200	2.42%	30/06/2003	30/12/2005		(*)
Total Tier 3 subordinated liabilities		600
Total		5,887

(*)       Early redemption of the loan is not expected.

(a)       With a minimum of 5.375% and a maximum of 8.250%.

During the year, SANPAOLO IMI issued new subordinated loans for 350 million euro in the form of Tier 2 subordinated loans and 600 million euro in the form of Tier 3 subordinated loans.

Subordinated liabilities not included in the calculation of regulatory capital amount to 317 million euro, excluding Tier 3 subordinated loans.

Tier 2 subordinated loans provide that:

•                  where permitted, early redemption can only take place on the initiative of the Bank and with Bank of Italy authorization;

•                  the loan period must not be less than five years; if no maturity is stated, the contract must state that a notice period of at least five years has to be given;

•                  in the event that the Bank is put into liquidation, these subordinated loans can only be reimbursed once all other creditors, not similarly subordinated, have been satisfied.

Tier 3 subordinated loans, issued to cover market risks, meet the following conditions:

•                  the original duration is not less than 2 years;

•                  the payment of interest and capital is suspended if the capital requirements of SANPAOLO IMI should fall below 7% on an individual basis or 8% on a consolidated basis;

•                  in the event that the Bank is put into liquidation, the loan can only be reimbursed once all other creditors, not similarly subordinated, have been satisfied.

Other information on subordinated liabilities

Information regarding the distribution of subordinated liabilities by geographical area, type of currency and degree of liquidity, is reported in Part B, Section 11 of these notes.

SECTION 9 - OTHER LIABILITIES

Other liabilities (caption 50)

Analysis of caption 50 “other liabilities” (Detail 9.1 B.I.)

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Amounts available for third parties	2,205	1,632	1,632
Unprocessed transactions and transactions by foreign branches:	2,089	3,748	3,748
• unprocessed transactions (a)	1,562	1,930	1,930
• amounts in transit between Italian branches (a)	511	1,803	1,803
• transactions by foreign branches	16	15	15
Items relating to derivative contracts and currency transactions:	1,675	1,157	1,127
• Effect of currency hedges, forex swap and cross-currency swap	868	400	370
• Valuation of derivatives on interest rates and stockmarket indices	746	725	725
• Premiums collected on options sold	61	32	32
Amounts due to employees	253	171	171
Non-liquid balances from portfolio transactions	221	313	313
Due to tax authorities	90	212	212
Amounts payable to Bank of Italy in respect of Isveimer liquidation	58	58	58
Deposits guaranteeing agricultural and construction loans	31	36	36
Amounts payable due to settlement value date	27	—	—
Items relating to securities transactions	7	9	9
of which “short position”	7	6	6
Amounts payable to the Bank of Italy - loans to be restored S.G.A. L. 588/96	7	—	—
Other	876	1,000	973
Total	7,539	8,336	8,279

(a)       The amounts were mostly settled at the beginning of 2004.

Accrued expenses and deferred income (caption 60)

Analysis of caption 60 “accrued expenses and deferred income” (Detail 9.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Accrued expenses
• charges on derivative contracts (a)	576	450
• interest on securities issued	290	432
• interest on amounts due to banks	128	130
• interest on amounts due to customers	31	59
• other expenses	10	21
Deferred income
• interest on discounted notes	21	39
• income from derivative contracts	119	125
• bond issue premium	—	—
• other	80	82
Total	1,255	1,338

(a)       Accrued income from derivative contracts is recognized on a contract-by-contract basis with reference to the interest rates applicable at the time.

Liabilities in respect of the Banco di Napoli loans to be restored ex Law 588/96

“Other liabilities” includes 7 million euro (580 million euro for “Other assets” as of 31 December 2002), which represents the residual capital and interest, for the recovery made by the Bank of Italy in relation to the interventions made in the past by the former Banco di Napoli to cover the liquidation deficit of Isveimer and the losses of Società per la Gestione di Attività S.p.A. (S.G.A.). These interventions form part of the reorganization plan prepared, with the Bank of Italy’s approval, on the basis of Law 588/96 containing urgent provisions for the recovery, reorganization and privatization of the former Banco di Napoli. Furthermore, the same law establishes to hold the former Banco di Napoli harmless from the economic and financial consequences of the measures taken or to be taken using the mechanism provided by the Treasury Ministry Decree of 27 September 1974. Since 31 December 2002, following the merger by incorporation of Banco di Napoli into SANPAOLO IMI, the latter has, for all legal purposes, taken over from the Banco in the recovery mechanism.

To summarize, the procedure applicable both to Isveimer and to S.G.A. states that the Bank of Italy will grant extraordinary advances at a special low rate of interest (1%) to cover the losses of the subsidiaries concerned. Such advances must be invested in Government securities, so that the differential between the interest income on the securities purchased and the interest expense on the advances received can directly reduce the “loans to be restored” and the related interest accrued, based on the “minimum interest rate offered on the principal refinancing transactions”. During 2003 in particular, there were 4 advances totaling 12,288 million euro, granted on 27 December 2002, with the following expiry: 270.4 million euro on 1 March 2003, 134 million on 1 June 2003; 2,578.6 million euro on 22 December 2003 and 9,304.8 million euro on 29 December 2003. Furthermore, it was not necessary for SANPAOLO IMI to cover S.G.A. losses during the year.

From an accounting point of view, the advances received from the Bank of Italy and the Government securities purchased are shown under the memorandum accounts, while the financial flows deriving from collection of coupons on such securities and from the payment of interest on the advances are, respectively, debited and credited directly to the “loans to be restored”. This accounting treatment, authorized by the Bank of Italy, places emphasis on the substance of the situation rather than the form, in accordance with Decree Law 87 dated 27 January 1992.

On the expiry of the advances granted by the Bank of Italy, the recovery process showed a balance in favor of the Central Bank of 7 million euro, which represents the ratio of burden remunerated to the Bank of Italy at the minimum interest rate offered on principal refinancing transactions. SANPAOLO IMI has paid already 7 million euro to the Bank of Italy on 30 January 2004.

As of 29 December 2003, the Bank of Italy did not consider it necessary to activate new advances; therefore it was possible to release the securities held as guarantee; from an accounting point of view the write-offs were made to the memorandum accounts which recorded the amount of advances received and the value of the securities purchased.

A summary of the circumstances relating to the investments in Isveimer S.p.A. and in Società per la Gestione di Attività S.p.A. is provided below.

The liquidation of Isveimer

Isveimer S.p.A., a subsidiary of Banco di Napoli which financed industrial development in Southern Italy, was put into voluntary liquidation in 1996.

In 1997, Banco di Napoli intervened to reduce the final liquidation deficit estimated to be 917 million euro. The cost of this intervention and the related interest were recovered in accordance with Law 588/96, as mentioned above, and with the methods described in the aforementioned Treasury Decree of 1974.

On the expiry of the advances granted by the Bank of Italy, the recovery process showed a balance in favor of the Central Bank of 58 million euro, lodged as a non interest-bearing deposit with the same Central Bank. This deposit is shown under “other assets” offset by “other liabilities”.

Società per la Gestione di Attività (S.G.A.)

Società per la Gestione di Attività S.p.A. (S.G.A.) was created in 1996 by transforming an existing subsidiary of Banco di Napoli for the purpose of taking over most of the bank’s doubtful loans, as an onerous title and without recourse. Although Banco di Napoli (and therefore, SANPAOLO IMI) owns the entire share capital of S.G.A., it does not exercise control over it as, in accordance with the law, it gave the shares and the voting rights to the Treasury by way of a pledge.

The transfer of doubtful loans to S.G.A. began on 1 January 1997; at the same time, Banco di Napoli granted its subsidiary various interest-bearing lines of credit, essentially to finance the cost of the factoring agreement, as well as to cover the company’s running costs. As of 31 December 2002, the loans to SANPAOLO IMI in respect of S.G.A. totaled 1,285 million euro, of which 1,252 million euro was granted for the measures provided by law 588/96 and 33 million euro disbursed for the regular management of the company.

With the transfer on 1 July 2003 of the business branch made up of the Southern Territorial Direction, all accounts held with S.G.A. were transferred to Sanpaolo Banco di Napoli S.p.A..

As of 31 December 2003, loans to Sanpaolo Banco di Napoli S.p.A. in respect of S.G.A. totaled 1,042 million euro, of which 1,013 million euro granted for the measures provided by law 588/96 (a reduction of 239 million euro on 31 December 2002) and 29 million euro disbursed for the ordinary activity of the company.

In relation to this item, the transfer of the business branch made up of the Southern Territorial Direction to the new company Sanpaolo Banco di Napoli S.p.A. also provides that SANPAOLO IMI is obliged to hold harmless Sanpaolo Banco di Napoli from the losses and/or liabilities which may arise in respect of loans to Società per la Gestione di Attività S.p.A. (S.G.A.) deriving from the business transferred. Any losses which may arise on such loans must be covered by SANPAOLO IMI S.p.A. which, in turn, must commence recovery on the bases of the provisions of Law 588/96.

The following tables show details of the aforementioned restoration procedure for the year 2003, with comparative figures for 2002.

Advances received and securities purchased ex Law 588/96

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Advances received from the Bank of Italy ex Law 588/96 (a)	—	12,288
Securities lodged in guarantee for advances ex Law 588/96 (nominal value)	—	10,841
• securities purchased with advances received from the Bank of Italy	—	10,431
• portfolio securities (b)	—	410

(a)       The total advances of 12,288 million euro, granted on 27 December 2002, expired as follows: 270.4 million euro on 1 March 2003, 134 million on 1 June 2003; 2,578.6 million euro on 22 December 2003 and 9,304.8 million euro on 29 December 2003. As of 31 December 2003 no new advances were made and no securities were purchased with advances.

(b)       The securities held as guarantee were released at the same time as the advances were closed.

Change of loans to be restored ex Law 588/96 (a)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a. Opening balance	580	840
b. Changes
1. Coverage of S.G.A.’s losses (b)	—	531
2. Interest income on the securities purchased with the funds advanced by the Bank of Italy	-715	-953
3. Interest expense on advances from the Bank of Italy	120	142
4. Interest accrued on the “Loans to be restored” account	8	20
5. Other changes	—	—
Total	-7	580

(a)       The statement of income only includes interest accrued on loans to be restored.

(b)       No loss was covered during 2003.

Financial flows maturing on the advances received from the Bank of Italy and on securities put up as guarantee ex Law 588/96 (a)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Interest accrued on advances	—	—
Coupons falling due on Bank of Italy securities lodged in guarantee	—	127
Total	—	127

(a)       The amounts refer to accruals for the respective years

SECTION 10 - GUARANTEES AND COMMITMENTS

Guarantees (caption 10)

Analysis of caption 10 “guarantees given” (Table 10.1 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Commercial guarantees	10,155	10,407
a) Financial guarantees	19,139	19,729
c) Assets lodged in guarantee	4	6
Total	29,298	30,142

Unsecured guarantees given by the Bank, together with assets lodged to guarantee third-party commitments, comprise the following:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Endorsements and sureties	20,650	20,077
Documentary credits	388	529
Acceptances	102	130
Other guarantees	8,154	9,400
Assets lodged in guarantee:	—	—
• securities	—	—
• other assets	4	6
Total	29,298	30,142

Commitments (caption 20)

Analysis of caption 20 “commitments” (Table 10.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Commitments to grant finance (certain to be called on)	3,889	2,707
b) Commitments to grant finance (not certain to be called on)	10,168	11,474
Total	14,057	14,181

Firm commitments undertaken by the Bank are detailed below:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Undrawn lines of credit granted	8,412	9,419
Deposits and loans to be made	2,346	490
Purchase of securities	355	727
Put options issued	426	392
Mortgage loans to be disbursed	1,230	1,553
Membership of Interbank Deposit Guarantee Fund	100	99
Commitments for derivatives on loans	530	789
Other commitments certain to be called on	658	702
Other commitments not certain to be called on	—	10
Total	14,057	14,181

Assets lodged to guarantee the Group’s liabilities

(Detail 10.3 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Portfolio securities lodged with third parties to guarantee repurchase agreements	3,573	6,157
Securities lodged with central banks to guarantee advances	50	51
Securities lodged with the Bank of Italy to guarantee bankers’ drafts	59	97
Securities guaranteeing other transactions	160	60
Total	3,842	6,365

Unused lines of credit

SANPAOLO IMI has unused lines of credit, excluding operating limits, as detailed below:

(Table 10.4 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Central banks	28	29
b) Other banks	317	160
Total	345	189

Forward transactions

Forward transactions, excluding transactions between the Bank’s head office and foreign branches as well as those carried out within organizational units and on behalf of third parties, are detailed below:

(Table 10.5 B.I.)	(€/mil)

Categories of operations	Hedging transactions	Dealing transactions	Other transactions	Total
1. Purchase/sale of
1.1 Securities
• purchases	—	355	—	355
• sales	—	167	—	167
1.2 Currency
• currency against currency	1,974	964	—	2,938
• purchases against euro	7,980	436	—	8,416
• sales against euro	1,962	341	—	2,303
2. Deposits and loans
• to be disbursed	—	—	2,346	2,346
• to be received	—	—	914	914
3. Derivative contracts
3.1 With exchange of capital
a) securities
• purchases	—	—	427	427
• sales	—	—	824	824
b) currency
• currency against currency	—	154	—	154
• purchases against euro	2,431	2,029	—	4,460
• sales against euro	116	2,035	—	2,151
c) other instruments
• purchases	—	—	—	—
• sales	—	—	—	—
3.2 Without exchange of capital
a) currency
• currency against currency	—	64	—	64
• purchases against euro	13	39	—	52
• sales against euro	—	23	13	36
b) other instruments
• purchases	48,238	41,404	147	89,789
• sales	26,381	44,373	3,376	74,130
Total (a)	89,095	92,384	8,047	189,526

(a)       Interest rate related basis swaps (shown in point 3.2 b) are included in both purchases and sales for a total of 16,811 million euro.

Derivative contracts include those entered into to hedge the dealing portfolio (mainly asset swap) for a nominal value of 3,434 million euro. The results of the valuation of derivative contracts are revealed in the statement of income and described in the note concerning profits and losses on financial transactions of Part C, Section 3 of these Explanatory Notes.

Derivative contracts entered into to hedge against assets and liabilities valued at cost show a net potential loss of 64 million euro. In compliance with the accounting policies, this amount has not been recorded in the financial statements since the purpose of the derivatives contracts in question is to hedge interest and/or exchange rate risks with regard to funding activities and/or lending activities: these contracts are in fact recorded on a consistent basis with those adopted for hedging transactions. It should be noted that if the assets and liabilities object of the above treatment should be valued in the same way, the consequent result would generally offset the loss revealed above.

“Other transactions” principally include derivative contracts included under structured financial instruments. The nominal value of derivative contracts included under financial instruments totals 3,804 million euro (a portion of which is included in dealing transactions), which is equivalent to a lesser nominal value of the incorporating instrument (equal to 3,530 million euro). The difference is attributable to the breakdown of derivatives implied in “reverse convertible” type bonds, on the basis of Bank of Italy instructions.

Internal deals

Internal deals amount to a total of 374 million euro at nominal value. The following table provides a breakdown of internal deals, reporting the same contract in both purchases and sales:

(€/mil)

	Hedging transactions	Dealing transactions
Derivatives with exchange of capital
a) securities
• purchases	—	—
• sales	—	—
b) currency
• currency against currency	—	—
• purchases against euro	362	12
• sales against euro	362	12
Derivatives without exchange of capital
b) other instruments
• purchases	—	—
• sales	—	—
Total	724	24

The valuation to market of internal deals carried out to cover assets/liabilities valued at cost is shown to be equal to the potential losses and gains.

Financial information relating to derivative contracts and forward currency purchase/sale transactions

This section offers supplementary information on operations in derivative contracts according to the standards established by the Basel Committee on Banking Supervision and the International Organization of Securities Commissions (IOSCO).

The table below shows the notional nominal capital, by type, of purchase/sale of currency and derivative contracts on interest rates, exchange rates and stockmarket index.

Notional amounts	(€/mil)

	Interest rate related	Exchange rate related	Stockmarket index related	Other	Total
OTC trading contracts
• Forward (a)	7,218	428	—	—	7,646
• Swap (b)	67,174	210	—	—	67,384
• Options purchased	2,959	2,073	534	—	5,566
• Options sold	2,964	2,062	471	—	5,497
Exchange traded contracts
• Future purchased	—	—	—	—	—
• Future sold	—	—	—	—	—
• Options purchased	—	—	—	—	—
• Options sold	—	—	—	—	—
Total trading contracts	80,315	4,773	1,005	—	86,093
Total non-trading contracts	67,928	14,471	7,517	—	89,916
Total contracts (c)	148,243	19,244	8,522	—	176,009
• including OTC contracts	148,243	19,244	8,522	—	176,009

(a)       The caption includes the F.R.A. contracts and forward currency purchase/sale transactions.

(b)       The caption mainly includes the I.R.S., C.I.R.S. contracts and basis swaps.

(c)        Including basis swaps for 8,405 million euro and excluding forward currency transactions with a duration of less than 2 working days, for 1,330 million euro.

The table below shows the residual duration of the above OTC transactions:

Residual maturity of notional amounts underlying OTC derivative contracts	(€/mil)

	Up to 12 months	Between 1 and 5 years	Beyond 5 years	Total
Interest rate related	75,590	49,418	23,235	148,243
Exchange rate related	15,887	3,063	294	19,244
Stockmarket index related	909	5,487	2,126	8,522
Other contracts	—	—	—	—

The table below reports the credit risk equivalent relating to unquoted OTC contracts, broken down into their various components: positive market value and add on.

Notional amounts, market values and similar add on	(€/mil)

	Interest rate related	Exchange rate related	Stockmarket index related	Other	Total
Notional amounts	148,243	19,244	8,522	—	176,009
A. Market value of trading contracts
A.1 positive market value	847	135	18	—	1,000
A.2 negative market value	-924	-135	-18	—	-1,077
B. Add on	291	34	42	—	367
C. Market value of non-trading contracts:
C.1 positive market value	912	271	192	—	1,375
C.2 negative market value	-985	-1,097	-192	—	-2,274
D. Add on	217	270	297	—	784
Credit risk equivalent (A.1+B+C.1+D)	2,267	710	549	—	3,526

Market values of hedging and negotiation transactions arranged with third parties have been calculated using the criteria established by the Bank of Italy to determine the solvency ratio. The market values identified in the table above derive from the application of the aforementioned criteria which provide for inclusion in the calculation of the market value of accrued income and expenses currently maturing as well as the result deriving from the current rate revaluation of the principal amount of cross-currency interest rate swaps to be exchanged at maturity.

Lastly, the table below shows the breakdown of credit risk equivalent on unquoted contracts by type of counterparty.

Credit quality of OTC derivative contracts, by counterparty	(€/mil)

	Positive market value	Add on	Credit risk equivalent (a) (current value)
Governments and central banks	9	12	22
Banks	1,938	904	2,841
Other operators	428	235	663
Total	2,375	1,151	3,526

(a)       The credit risk equivalent reported in this table includes transactions with an original life not exceeding 14 days. The existence of Master Netting Agreements allows a reduction in the equivalent credit risk of 2,094 million euro in respect of banks and 151 million euro in respect of other operators.

The derivative contracts analyzed above are not covered by real nor personal guarantees. There have been no losses on loans for derivatives during the year, and there are no outstanding derivative contracts waived, but not settled.

The inherent risks of derivative contracts entered into by the Bank, including those “hedging contracts” whose current value is not shown in the financial statements, are subject to monitoring within the context of the complete system of risk management and control set up by the Group.

A description of the organizational model and the results of monitoring the evolution of risks for 2003 is reported in the special section of the Report on Group Operations (“Risk management and control”).

Credit derivatives

In relation to the contracts through which the credit risk inherent in certain outstanding loans is transferred, the following table shows the notional capital referring to contracts signed by the Bank.

(Table 10.6 B.I.)	(€/mil)

Categories of operations	Dealing transactions	Other transactions	Total
1. Hedging purchases
1.1 With exchange of capital
• credit default swap	—	351	351
2. Hedging sales
2.1 With exchange of capital
• credit default swap	—	426	426
• credit linked note	—	40	40
2.2 Without exchange of capital
• credit linked note	6	58	64
Total	6	875	881

Table 10.6 comprises credit derivatives included under structured financial instruments amounting to 356 million euro, at nominal value.

Other information relating to guarantees

The classification of guarantees given by category of counterparty is provided in Part B, Section 11 of these notes, while forward transactions related to dealing on behalf of third parties are described in Part B, Section 12.

SECTION 11 - CONCENTRATION AND DISTRIBUTION OF ASSETS AND LIABILITIES

Significant exposures

Major lines of credit that exceed 10% of the Bank’s equity and defined by the Bank of Italy as “significant exposures”, are as follows:

(Table 11.1 B.I.)

	31/12/03	31/12/02
a) Amount (in million €)	6,495	8,636
b) Number	3	5

These positions comprise total assets at risk (loans, shares, bonds, etc.) outstanding in relation to customers and groups of related customers (including banks).

Distribution of loans to customers, by category of borrower

Loans to customers are distributed by main category of borrower as follows:

(Table 11.2 B.I.)

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
a) Governments	370	1,505	1,505
b) Other public entities	216	1,584	1,584
c) Non-financial businesses	35,074	40,202	40,202
d) Financial institutions	12,933	15,562	14,914
e) Family businesses	2,477	3,166	3,166
f) Other operators	12,913	14,788	14,788
Total	63,983	76,807	76,159

Distribution of loans to resident non-financial companies and family businesses

The distribution of loans to non-financial and family businesses resident in Italy is detailed below, by sector to which the borrower belongs:

(Table 11.3 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Other services for sale	6,264	5,821
b) Commerce, renovation and repairs	4,384	5,634
c) Energy products	2,821	3,807
d) Construction and public works	2,730	3,355
e) Transport	2,351	2,314
f) Other sectors	14,465	16,815
Total	33,015	37,746

Distribution of credit derivatives by category of borrower

Credit derivatives are distributed as follows:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Banks	705	879
Financial institutions	140	205
Other operators	36	80
Total	881	1,164

Distribution of guarantees issued, by category of counterparty

Guarantees given by the Bank are classified by category of counterparty as follows:

(Table 11.4 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Governments	—	—
b) Other public entities	177	52
c) Banks	10,520	11,511
d) Non-financial businesses	14,229	12,249
e) Financial institutions	4,073	5,761
f) Family businesses	82	107
g) Other operators	217	462
Total	29,298	30,142

Geographical distribution of assets and liabilities

The geographical distribution of the Bank’s assets and liabilities is detailed below, by reference to the countries of residence of the counterparties concerned:

(Table 11.5 B.I.)	(€/mil)

	31/12/03				31/12/02
		Other EU	Other			Other EU	Other
	Italy	countries	countries	Total	Italy	countries	countries	Total
1. Assets
1.1 due from banks	18,343	8,045	997	27,385	13,256	6,452	1,243	20,951
1.2 loans to customers	56,729	3,795	3,459	63,983	68,139	3,978	4,042	76,159
1.3 securities	9,002	437	1,801	11,240	11,210	959	2,528	14,697
Total	84,074	12,277	6,257	102,608	92,605	11,389	7,813	111,807
2. Liabilities
2.1 due to banks	16,767	14,240	6,793	37,800	9,016	13,289	8,715	31,020
2.2 due to customers	34,139	1,667	4,693	40,499	48,074	1,840	5,828	55,742
2.3 securities issued	16,137	2,576	419	19,132	18,509	188	678	19,375
2.4 other accounts	4,483	436	1,000	5,919	4,300	881	1,000	6,181
Total	71,526	18,919	12,905	103,350	79,899	16,198	16,221	112,318
3. Guarantees and commitments	20,561	12,932	9,862	43,355	19,936	13,195	11,192	44,323

Maturities of assets and liabilities

The residual maturities of assets and liabilities are detailed in the following table:

(Table 11.6 B.I.)	(€/mil)

	Specified duration
			Between 3 and 12 months	Between 1 and 5 years		Beyond 5 years
	On demand	Up to 3 months		Fixed rate	Indexed rate	Fixed rate	Indexed rate	Unspecified duration	Total
1. Assets
1.1 Treasury bonds eligible for refinancing	—	71	126	386	876	327	405
1.2 due from banks	8,999	7,882	1,939	623	4,198	802	2,753	189	27,385
1.3 loans to customers	9,867	18,466	5,670	5,074	12,389	3,588	8,005	924	63,983
1.4 bonds and other debt securities	113	334	2,461	1,126	2,889	1,052	1,073	—	9,048
1.5 off-balance sheet transactions	1,585	53,869	61,100	23,681	3,874	9,864	798	—	154,771
Total assets	20,564	80,622	71,296	30,890	24,226	15,633	13,034	1,113	257,378
2. Liabilities
2.1 due to banks	4,470	17,007	6,300	1,680	6,403	142	1,798	—	37,800
2.2 due to customers	30,719	9,139	514	109	—	2	16	—	40,499
2.3 securities issued:
• bonds	119	154	1,421	5,602	4,070	1,723	2,010	—	15,099
• certificates of deposit	30	3,133	477	67	10	—	—	—	3,717
• other	316	—	—	—	—	—	—	—	316
2.4 subordinated liabilities	—	—	361	1,100	75	950	3,401	—	5,887
2.5 off-balance sheet transactions	2,429	55,160	60,741	20,449	3,337	11,979	676	—	154,771
Total liabilities	38,083	84,593	69,814	29,007	13,895	14,796	7,901	—	258,089

Assets and liabilities denominated in foreign currencies

The Bank’s assets and liabilities denominated in foreign currencies are detailed below:

(Table 11.7 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Assets
1. due from banks	2,972	3,464
2. loans to customers	5,047	7,228
3. securities	1,749	2,491
4. equity investments	184	222
5. other accounts	157	170
Total assets	10,109	13,575
b) Liabilities
1. due to banks	8,721	10,861
2. due to customers	6,475	8,062
3. securities issued	2,265	775
4. other accounts	75	520
Total liabilities	17,536	20,218

The “liquidity”, “rates” and “exchange” risks inherent in the distribution by expiry, type of rate and currency of the Bank’s assets, liabilities and forward transactions (of which the two tables above supply a simplified representation with reference to the precise situation at the end of the year), are subject to monitoring within the context of the complete system of risk management and control set up by the Group.

A description of the organizational model and the results of monitoring the evolution of risks for 2003 is reported in the special section of the Report on Group Operations (“Risk management and control”).

The principal spot exchange rates of the Euro, as of 31 December 2003, used to translate the Bank’s foreign currency assets and liabilities are indicated below:

	31/12/03	31/12/02
US dollar	1.263	1.049
Swiss franc	1.558	1.452
Pound sterling	0.705	0.651
Japanese yen	135.050	124.390

Portfolio securities representing third party securitization transactions

(Bank of Italy Letters 10155 of 3/8/2001, 3147 of 3/3/2003 and 93659 of 3/2/2004)

(€/mil)

Type of underlying activities	Credit quality	Senior securities	Mezzanine securities	Junior securities (a)	Total
		book value
Investment securities portfolio
Leasing	Performing	19	—	—	19
Receivable for commercial film rights	Performing	1	—	—	1
Securities	Performing	—	—	—	—
Total investment portfolio		20	—	—	20

Dealing securities portfolio
Building mortgage loans	Performing	1	—	—	1
Consumer loans	Performing	14	—	—	14
Health care receivable	Performing	2	—	—	2
Public real estate	Performing	12	—	—	12
Social security contributions	Performing	50	—	—	50
Total dealing portfolio		79	—	—	79
Total		99	—	—	99

(a)       Total securitizations under junior type securities amount to 20 million euro.

In compliance with Bank of Italy regulations, it is noted that as of 31 December 2003, as summarized in the table, the Bank held the following securities representing securitizations booked to portfolio, or rather deriving from packaging transactions (ABS – Asset Backed Securities, MBS – Mortgage Backed Securities and CDO – Collateralized Debt Obligations).

Investment portfolio:

•                  Securities representing the securitization of financing and leasing contracts to the aeronautical sector (ABS) for a total value of 19 million euro. These senior securities, written down by 6 million euro, have been adjusted by 3 million euro during 2003 in respect of an issue by United Airlines;

•                  Securities which represent securitizations carried out on commercial exploitation of film rights in the Cecchi Gori Group. These senior securities have been written down by 8 million euro and carried in the balance sheet at a value of 1 million euro, which reflects their market value;

•                  Securities which represent securitizations carried out on performing emerging markets and high yield bonds and loans portfolios (CDO). These junior type securities show a book value of less than 1 million euro as a result of a writedown of 4 million euro mainly from previous years. It should be noted that the underlying securitizations amounted to 20 million; however it is believed, in considering the above writedowns, that such indication is not significant.

Dealing portfolio:

•                  Securities which represent securitizations on mortgage loans (MBS). These are senior securities carried in the balance sheet at a value of 1 million euro, which reflects market values;

•                  Securitizations carried out on consumer credit granted by Findomestic S.p.A.. These are senior securities carried in the balance sheet at a value of 14 million euro, which reflects market values;

•                  Securities which represent securitizations on health care receivable (ABS). These are senior securities carried in the balance sheet at a value of 2 million euro, which reflects market values. A junior security relating to the same securitization was entirely written off in prior years; thus the underlying securitization activity is not significant;

•                  Securitizations carried out by the State on receivables deriving from the sale of public real estate assets. These are senior securities carried in the balance sheet at a value of 12 million euro, which reflects market values;

•                  Securitizations carried out by the State on Social Security receivables. These are senior securities carried in the balance sheet at a value of 50 million euro, which reflects market values.

It should be highlighted that the Bank has not carried out securitization transactions as per Law 133/99, does not hold interests in vehicle companies and does not carry out servicer or arranger activities on such transactions.

SECTION 12 - ADMINISTRATION AND DEALING ON BEHALF OF THIRD PARTIES

Custody and administration of securities

The nominal value of securities held in custody and for administration, including those received as guarantees, is detailed below:

(Table 12.3 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Third-party securities held on deposit (excluding portfolio management)
1. securities issued by the Bank that prepares the financial statements	11,747	13,449
2. other securities	150,810	141,856
b) Third-party securities deposited with third parties	123,893	108,591
c) Portfolio securities deposited with third-parties	13,886	13,974

Third party securities deposited as of 31 December 2003 include mutual funds held by customers for a nominal value of 36,466 million euro, and securities on deposit with the Bank acting as a depositary bank, broken down as follows:

•                  97 million euro of securities issued by the Bank;

•                  32,389 million euro of other securities.

Collection of loans on behalf of third parties: debit and credit adjustments

The Bank has received instructions to collect third-party loans as part of its portfolio transactions. The nominal value of such loans is 9,017 million euro.

The notes portfolio has been reclassified on the basis of the related settlement date, by recording the following adjustments:

(Table 12.4 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Debit adjustments
1. current accounts	601	638
2. central portfolio	121	99
3. cash	—	—
4. other accounts	—	—
b) Credit adjustments
1. current accounts	121	71
2. transferors of notes and documents	601	652
3. other accounts	—	14

Other transactions

(detail 12.5)

Research and Development

Applied Research Reserve

SANPAOLO IMI manages transactions arising from applications received by 31 December 1999 out of the Applied Research Reserve. As of 31 December 2003, there are resolutions to be stipulated for 115 million euro, disbursements to be made for 587 million euro and loans for 697 million euro.

Reserve for Research Grants

SANPAOLO IMI continues to operate, in its capacity as authorized bank, for the evaluation and control of industrial research projects and researcher training schemes using the Reserve for Research Grants managed by the Ministry of Education, Universities and Research (MIUR). During 2003, 113 applications were received for research investment for 386 million euro and MIUR deliberated on financing of 339 million euro.

Since the end of 2002 the Ministry has momentarily suspended acceptance of applications for projects outside of depressed areas in Southern Italy, owing to lack of funds.

Reserve for Technological Innovation

Since November 2001, SANPAOLO IMI has co-operated with the Ministry for Productive Activities (MAP) for the management of development projects utilizing the Reserve for Technological Innovation. During 2003, acceptance of applications was suspended owing to lack of funds; MAP deliberated on financing of 270 million euro.

During the year activities connected to the three reserves generated a total 9 million euro commission from the Public Administration.

Guarantee Fund for small and medium-sized enterprises in Southern Italy Law 341/95

With the Convention stipulated between the Italian Treasury and the Bank on 21 December 1995, as approved and activated by Decree of the Director-General of the Treasury dated 5 January 1996, SANPAOLO IMI, in its capacity as Managing Body, has been granted the concession to this Fund established under Law 341/1995.

The purpose of Law 341/1995 is to promote rationalization of the financial situation of small and medium-sized enterprises in Southern Italy, as defined by EU parameters. This involves measures of various types, from interest-relief grants on loans designed to convert short-term bank borrowing into medium and long-term loans, to the granting of supplementary guarantees on investment loans, for the purchase of equity investments and for the debt consolidation described above.

Since the beginning of 2000 acceptance of new applications was closed. As of 31 December 2003, there are 1,564 applications for 626 million euro, broken down as follows:

•         611 million euro relating to the consolidation of short-term debt (of which 610 million euro already being paid and 1 million euro waiting for the final documentation);

•         13 million euro for investment loans; an application for 1 million euro not yet completed;

•         1 million euro for the purchase of investments.

The management activities for this Ministry generated 0.3 million euro commission.

Third-party portion of syndicated loans

The portion of syndicated loans arranged by the Bank for third parties without a representation mandate totaled 564 million euro at year end (671 million euro as of 31 December 2002).

Portfolio management services rendered by third parties

The value of asset management services rendered to customers by Group companies amounts to 2,693 million euro.

Part C - Information on the statement of income

SECTION 1 - INTEREST

Interest income and similar revenues (caption 10)

Analysis of caption 10 “interest income and similar revenues” (Table 1.1 B.I.)

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
a) On amounts due from banks	581	667	666
of which:
• deposits with central banks	25	40	40
b) On loans to customers	3,183	4,004	4,004
of which:
• loans using public funds	—	—	—
c) On debt securities	373	644	644
d) Other interest income	22	49	49
e) Net differential on hedging transactions	—	—	—
Total	4,159	5,364	5,363

Detail of caption 10 “interest income and similar revenues” (Table 1.3 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) On assets denominated in foreign currency	71	143

Default interest accrued during the year amounting to 85 million euro has been prudently eliminated from the statement of income, since collection is considered unlikely.

Interest income includes 156 million euro relating to repurchase agreements with an obligation to resell.

Interest expense and similar charges (caption 20)

Analysis of caption 20 “Interest expenses and similar charges” (Table 1.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) On amounts due to banks	834	1,071
b) On amounts due to customers	543	901
c) On securities issued	590	911
of which:
• certificates of deposit	47	88
d) On public funds administered	—	—
e) On subordinated liabilities	284	295
f) Net differential on hedging transactions	59	82
Total	2,310	3,260

Detail of caption 20 “interest expenses and similar charges” (Table 1.4 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) On liabilities denominated in foreign currency	143	211

Interest expense includes the annual charge of 5 million euro relating to issue discounts on bonds and certificates of deposit. The caption also includes charges of 223 million euro relating to repurchase agreements with an obligation to resell.

Other information relating to interest

Information concerning the interest arising on transactions with Group companies is reported in Part C, Section 7 of these notes.

SECTION 2 - COMMISSION

Commission income (caption 40)

Analysis of caption 40 “commission income” (Table 2.1 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Guarantees given	62	54
b) Credit derivatives	8	10
c) b) Management, dealing and advisory services:	786	793
1. dealing in securities	4	6
2. dealing in currency	17	21
3. portfolio management	—	—
3.1. individual	—	—
3.2. collective	—	—
4. custody and administration of securities	17	20
5. depositary bank	52	52
6. placement of securities (a)	436	469
7. acceptance of instructions	37	34
8. advisory services	—	—
9. third party service distribution:	223	191
9.1. portfolio management:	88	110
9.1.1. individual	88	110
9.1.2. collective	—	—
9.2. insurance products	130	76
9.3. other products	5	5
d) Collection and payment services	205	228
e) Servicing for securitization transactions	—	—
f) Tax collection services	—	32
g) Other services	508	513
Total	1,569	1,630

(a)       The commission earned on the placement of securities also includes the commission earned on the placement of mutual fund units for 418 million euro (437 million euro as of 31/12/02).

Subcaption “g) Other services” comprises, in particular:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Loans granted	167	161
Deposits and current account overdrafts	206	214
Current accounts	95	87
Other services - Italian branches	38	49
Other services - Foreign branches	2	2
Total	508	513

Detail of caption 40 “commission income” (Table 2.2 B.I.) - products and services distribution channels

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) with own branches:	658	657
1. portfolio management	—	—
2. placement of securities	436	467
3. third party service distribution	222	190
b) outside supply:	1	3
1. portfolio management	—	—
2. placement of securities	—	2
3. third party service distribution	1	1
Total	659	660

Commission expense (caption 50)

Analysis of caption 50 “commission expense” (Table 2.3 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Guarantees received	11	14
b) Credit derivatives	1	1
c) Management and dealing services:	12	17
1. dealing in securities	—	3
2. dealing in currency	1	1
3. portfolio management:
3.1. own portfolio	—	—
3.2. third party portfolio	—	—
4. custody and administration of securities	10	9
5. placement of securities	—	1
6. door-to-door sales of securities, financial products and services	1	3
d) Collection and payment services	58	63
e) Other services	20	23
Total	102	118

Subcaption “e) Other services” comprises, in particular:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Intermediation on financing transactions	—	1
Loans obtained	1	2
Loan-arrangement activities	1	3
Other services - Italian branches	17	16
Other services - Foreign branches	1	1
Total	20	23

Other information relating to commission

Details of commission arising from transactions with Group companies are included in Part C, Section 7 of these notes.

SECTION 3 - PROFITS AND LOSSES FROM FINANCIAL TRANSACTIONS

Profits and losses from financial transactions (caption 60)

Analysis of caption 60 “profits (losses) from financial transactions” (Table 3.1 B.I.)	(€/mil)

Captions / Transactions		Security transactions		Currency transactions		Other transactions		Total
A1.	Revaluations	39	(a)	—		27		66
A2.	Writedowns	-37	(b)	—		-13		-50
B.	Other profits / losses	4	(c)	40	(d)	29	(e)	73
Total		6		40		43		89
	1. Government securities	13
	2. Other debt securities	-14
	3. Equities	10
	4. Security derivatives	-3

(a)       Revaluations refer to the evaluation of the investment securities portfolio for 30 million euro and to the repurchase of own shares for 9 million euro.

(b)       Writedowns refer to 34 million euro for losses on investment securities and 3 million euro for negative valuation of derivative contracts.

(c)        Profits refer to 3 million euro from dealing in securities and to 1 million euro from the disposal of own shares previously re-purchased.

(d)       Includes exchange gains of 30 million euro and income on transactions in foreign currency derivative contracts of 10 million euro.

(e)        Profits from other transactions refer to gains from dealings in derivative contracts.

SECTION 4 - ADMINISTRATIVE COSTS

Personnel costs (caption 80.a)

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Wages and salaries	1,188	1,339	1,312
Social security charges	392	417	416
Termination indemnities
• provisions to the reserve for termination indemnities	54	65	65
• indemnities accrued and paid during the year	2	2	2
• provisions for supplementary pension fund	29	28	28
Total	1,665	1,851	1,823

Average number of employees by category (Table 4.1 B.I.)

	31/12/03	31/12/02
a) Executives	452	444
b) Third and fourth level managers	3,611	4,046
c) Other employees	21,518	24,032
Total	25,581	28,522

Other administrative costs (caption 80.b)

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
IT costs	275	260	239
Software maintenance and upgrades	85	72	70
External data processing	75	70	53
Maintenance of fixed assets	48	49	48
Data transmission charges	37	38	38
Database access charges	21	22	21
Equipment leasing charges	9	9	9
Property expenses	185	192	190
Rented property:	117	113	112
• rental of premises	106	105	104
• maintenance of leasehold premises	11	8	8
Property owned by the Bank:	21	25	24
• maintenance of property owned by the Bank	21	25	24
Security services	27	32	32
Cleaning of premises	20	22	22
General expenses	172	197	168
Personnel on secondment	62	67	42
Postage and telegraph charges	32	37	37
Office supplies	17	19	19
Transport and counting of valuables	13	21	21
Courier and transport services	13	8	8
Other expenses	35	45	41
Professional and insurance fees	119	144	133
Professional fees	76	94	83
Legal and judiciary expenses	20	25	25
Investigation/commercial information costs	13	13	13
Insurance premiums banks and customers	10	12	12
Utilities	50	56	54
Energy	31	35	34
Telephone	19	21	20
Promotion, advertising and marketing expenses	52	44	44
Advertising and entertainment	47	38	38
Contributions and membership fees to trade unions and business associations	5	6	6
Indirect personnel costs	65	57	57
Other expenses for personnel training, travel and assignments	65	57	57
Total	918	950	885
Indirect duties and taxes
• stamp duties	98	120	120
• substitute tax (Pres. Decree 601/73)	17	15	15
• local property taxes	10	9	9
• tax on stock exchange contracts	5	5	5
• other indirect duties and taxes	10	9	9
Total	140	158	158
Total other administrative costs	1,058	1,108	1,043

SECTION 5 - ADJUSTMENTS, WRITEBACKS AND PROVISIONS

Adjustments to intangible and tangible fixed assets (caption 90)

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Adjustments to intangible fixed assets
• amortization of merger differences and goodwill	115	185	185
• amortization of software in use	132	100	87
• amortization of software not yet in use	17	42	42
• amortization of other deferred charges	12	16	12
Adjustments to tangible fixed assets
• depreciation of property	62	61	59
• depreciation of furniture and installation	115	152	149
Total	453	556	534

Individual assets have been written down with reference to their remaining useful lives using, in most cases, the maximum fiscally-allowed rates, including the provisions of accelerated depreciation.

Provisions for risks and charges (caption 100)

Provisions for risks and charges during the year of 117 million euro, include the following:

•                  57 million euro to strengthen the fund against losses on legal disputes;

•                  38 million euro to cover potential charges among which guarantees given in respect of company transactions and those relating to risks connected to dealing activities in securities with customers;

•                  22 million euro to increase the reserve for other personnel costs, of which 16 million euro for charges relating to supplementary pension funds and 6 million euro to cover long-service bonuses to employees.

Adjustments to loans and provisions for guarantees and commitments (caption 120)

Analysis of caption 120 “adjustments to loans and provisions for guarantees and commitments” (Table 5.1 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Adjustments to loans	588	358
of which:
• general adjustments for country risk	—	6
• other general adjustments	17	43
b) Provisions for guarantees and commitments	3	67
of which:
• general provisions for country risk	—	—
• other general provisions	3	62
Total	591	425

Adjustments to loans include losses on transactions and disposals for 5 million euro.

In addition to the above adjustments, default interest of 85 million euro due during the year has been reversed from interest income.

Writebacks of adjustments to loans and provisions for guarantees and commitments (caption 130)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Revaluation of loans previously written down	71	42
Revaluation of loans previously written off	—	—
Revaluation of guarantees	6	7
Collection of default interest previously written down	23	33
Collection of loans previously written off	16	22
Collection of loan principal previously written down	74	69
Total	190	173

Adjustments to financial fixed assets (caption 150)

Adjustments to investment securities

The writedowns recorded were mainly calculated on the negative trend in the conditions of solvency of borrowers in relation to securities or collaterals. When determining the adjustments, the valuation of securities disposed of at the beginning of 2004 considered realizable prices, while for issues remaining in portfolio, the valuation also considered the prices supplied by the arrangers.

Adjustments totaling 6 million euro mainly refer to the loss in value considered permanent, of which 3 million euro refer to securities deriving from securitization operations on loans relating to businesses operating in the air transport sector (see Section 11.8).

Adjustments to equity investments

Adjustments to equity investments relate to the writedown of holdings in the following companies:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
IMI Investimenti S.p.A.	66	—
Banca Popolare dell’Adriatico S.p.A.	60	—
Banca Comerciala Sanpaolo Imi Bank Romania S.A. (former West Bank S.A.)	5	10
Sanpaolo Imi Internazionale S.p.A.	4	—
GEST Line S.p.A.	3	9
Centradia Group Ltd	1	6
Sanpaolo Imi International S.A.	—	134
Santander Central Hispano S.A.	—	115
Ge.Ri.Co. S.p.A.	—	8
Total	139	282

In particular:

•                  IMI Investimenti S.p.A. was written down by 66 million euro, corresponding to the difference between the book value and the net equity of the company as of 31 December 2003. This writedown was made solely to take advantage of tax benefits;

•                  Banca Popolare dell’Adriatico S.p.A. was written down by 60 million euro, in order to align the average book value following the incorporation of Cardine Finanziaria, to the estimated value after the acquisition of the remaining portion of the investment by third parties by Public Offer (calculated by the financial advisor taking into account a majority premium equal to 20%);

•                  Banca Comerciala Sanpaolo Imi Bank Romania S.A. (former West Bank S.A.) was written down by 9.4 million euro. In relation to this investment, which was transferred to Sanpaolo Imi Internazionale in February 2004, the book value was adjusted to reflect the evaluation made by the appointed expert as a result of the merger and approved by the Board of Directors of Sanpaolo Imi Internazionale on 18 December 2003, in compliance with Art. 2343 of the Italian Civil Code, subsections 3 and 4. The effect on the statement of income, is 5.2 million euro, taking into account that, against the writedown of the investment, adjustments of 4.2 million euro were released at the end of 2002 on commitments from the purchase of further shares in the investment, completed in 2003;

•                  Sanpaolo Imi Internazionale S.p.A. was written down by 3.5 million euro, in line with the losses recorded by the shareholding, mainly referring to the adjustment to book value of the investment in Kredyt Bank S.A.;

•                  GEST Line S.p.A. was written down by 2.8 million euro, to align the book value to the net equity of the company;

•                  Centradia Group Ltd was written down by 0.7 million euro, equal to the negative result of the company as of 31 December 2003.

Writebacks to investment securities

During the year a writeback of 1 million euro was made in relation to a structured security, the recovery of which is considered to be of a long-term nature.

Writebacks to equity investments

The writeback of 83 million euro refers to the investment in Santander Central Hispano S.A., and derives from the application of the same valuation criteria as of 31 December 2003 (average of market prices for the second half of 2002), as that used in 2002, when voluntary writedowns were recorded for a total of 115 million euro.

SECTION 6 - OTHER STATEMENT OF INCOME CAPTIONS

Dividends and other revenues (caption 30)

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
On shares	—	5	5
On equity investments
• Sanpaolo Imi International S.A.	140	—	—
• Banca Fideuram S.p.A.	101	101	101
• Sanpaolo Imi Wealth Management S.p.A.	97	140	140
• Cassa di Risparmio di Padova e Rovigo S.p.A.	93	75	—
• Cassa di Risparmio in Bologna S.p.A.	47	22	—
• Cassa di Risparmio di Venezia S.p.A.	41	42	—
• Banca OPI S.p.A.	40	25	25
• GEST Line S.p.A.	34	—	—
• Sanpaolo Banco di Napoli S.p.A.	28	—	—
• Banca di Intermediazione Mobiliare Imi S.p.A.	27	—	—
• Friulcassa S.p.A.	22	—	—
• Sanpaolo Bank S.A.	21	—	—
• Sanpaolo Imi Bank Ireland Plc	20	—	—
• Sanpaolo Leasint S.p.A.	16	12	12
• Finemiro Banca S.p.A.	16	6	6
• Santander Central Hispano S.A.	15	15	15
• Cassa di Risparmio di Firenze S.p.A.	11	11	11
• CDC Ixis	8	10	10
• Banca Koper D.D.	6	2	2
• Esatri S.p.A.	5	4	4
• Prospettive 2001 S.p.A.	4	—	—
• Sanpaolo Imi Bank (International) S.A.	3	3	3
• Cassa dei Risparmi di Forlì S.p.A.	3	3	3
• Banca Popolare dell’Adriatico S.p.A.	2	7	—
• Banque Sanpaolo S.A.	—	33	33
• Cardine Finanziaria S.p.A.	—	—	39
• Invesp S.p.A.	—	20	20
• Cardine Banca S.p.A.	—	31	31
• Cassa di Risparmio di Udine e Pordenone S.p.A.	—	7	—
• Cassa di Risparmio di Gorizia S.p.A.	—	1	—
• other dividends received	16	24	24
Tax credits	16	39	225
Total	832	638	709

From 2001 the Bank books dividends from subsidiaries on an accruals basis. When applying this accounting principle, in accordance with CONSOB instructions, dividends from subsidiaries must be approved by the Boards of Directors and shareholders’ meetings of the companies concerned, before the meetings of the Board of Directors and shareholders of the Parent Bank.

The following table shows the dates on which the subsidiaries’ boards approved the distribution of 2003 dividends to the Bank.

Dividends distributed by subsidiaries	31/12/03	Date CdA	Meeting dates (a)
	(€/mil)
Sanpaolo IMI International S.A.	140	3-feb-04	23-mar-04
Banca Fideuram S.p.A.	101	12-mar-04	22-apr-04
Sanpaolo IMI Wealth Management S.p.A.	97	10-mar-04	8-apr-04
Cassa di Risparmio di Padova e Rovigo S.p.A.	93	11-mar-04	8-apr-04
Cassa di Risparmio in Bologna S.p.A.	47	5-mar-04	9-apr-04
Cassa di Risparmio di Venezia S.p.A.	41	26-feb-04	8-apr-04
Banca OPI S.p.A.	40	11-mar-04	7-apr-04
GEST Line S.p.A.	34	8-mar-04	22-apr-04
Sanpaolo Banco di Napoli S.p.A.	28	24-mar-04	28-apr-04
Banca di Intermediazione Mobiliare Imi S.p.A.	27	10-mar-04	8-apr-04
Friulcassa S.p.A.	22	12-mar-04	7-apr-04
Sanpaolo Bank S.A.	21	3-mar-04	30-mar-04
Sanpaolo IMI Bank Ireland Plc	20	8-mar-04	7-apr-04
Finemiro Banca S.p.A.	16	10-mar-04	7-apr-04
Sanpaolo Leasint S.p.A.	16	10-mar-04	5-apr-04
Prospettive 2001 S.p.A.	4	11-mar-04	6-apr-04
Sanpaolo IMI Bank (International) S.A.	3	2-mar-04	6-apr-04
Banca Popolare dell’Adriatico S.p.A.	2	10-mar-04	7-apr-04

(a) Le date indicate si riferiscono alla prima convocazione assembleare.

Other operating income (caption 70)

Analysis of caption 70 “other operating income” (Detail 6.1 B.I.)

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Expenses recovered from customers
• stamp duties	87	113	113
• other taxes	26	19	19
• legal costs	8	7	7
• other recoveries	11	26	26
Reimbursement of services rendered to third parties	2	13	71
Property rental income	12	14	13
Income from services rendered to Group businesses (*)	226	117	—
Other income	13	10	8
Total	385	319	257

(*)       The income refers mainly to the supply of outsourcing services in favor of Sanpaolo Banco di Napoli S.p.A. and the banks referring to the North East Territorial Direction.

Other operating expenses (caption 110)

Analysis of caption 110 “other operating expenses” (Detail 6.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Finance leasing charges	7	5
Other expenses	3	—
Total	10	5

Extraordinary income (caption 180)

Analysis of caption 180 “extraordinary income” (Detail 6.3 B.I.)

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Out-of-period income
• use of reserves in excess	71	100	100
• disposal of derivative contracts connected with shareholdings (a)	—	96	96
• other	28	124	124
Dividends received from subsidiaries (including tax credit):
• INVESP S.p.A.	65	—	—
• Banca Popolare dell’Adriatico S.p.A.	47	—	—
• GEST Line S.p.A.	1	—	—
• Banque Sanpaolo S.A.	—	13	13
• Banca Sanpaolo Invest S.p.A.	—	11	11
• Cassa di Risparmio di Padova e Rovigo S.p.A.	—	91	—
• Cassa di Risparmio di Venezia S.p.A.	—	22	—
Gains on transfer/disposal of company branches	63	14	14
Gains on disposal of:
• financial fixed assets - equity investments (b)	339	107	107
• financial fiexd assets - investment securities (b)	18	5	5
• tangible fixed assets	3	26	26
• own shares in portfolio	1	—	—
Total	636	609	496

(a)       The figures for the year 2002 refer to the disposal to Banca Imi of derivative contracts connected to the shareholding in Banca Agricola Mantovana; at the same time the investment was also disposed of, with losses booked for the same amount.

(b)       Detail of the utilization of gains from the sale of equity investments is provided in Part B, Section 3 of these Notes.

(c)        This caption includes 1 million euro referring to income from the closure of derivative contracts to cover investment securities.

Extraordinary expense (caption 190)

Analysis of caption 190 “extraordinary expense” (Detail 6.4 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Provisions for voluntary incentive retirement schemes	376	15
Other out-of-period expenses	12	42
Losses on disposal of:
• financial fixed assets - equity investments	7	96
• financial fixed assets - investment securities (a)	8	7
Total	403	160

(a)       This caption includes 3 million euro referring to charges in relation to the closure of derivative contracts to cover investment securities.

Income taxes for the period (caption 220)

Analysis of caption 220 “Income taxes for the period” (Table 6.5 B.I.)	(€/mil)

1. Current taxes	342
2. Change in deferred tax assets	189
3. Change in deferred tax liabilities	-266
4. Income taxes for the period	265

Current income taxes include the tax charges for the year (approximately 7 million euro), substitute tax relating to the disposal of the portion of merger deficit arising from the merger of Banco di Napoli, which was not recognized for tax purposes (approximately 362 million euro).

This tax, totaling around 69 million euro, is booked to the statement of income over a period consistent with the amortization of the Banco di Napoli merger deficit (10 years), in compliance with the Bank of Italy decisions expressed in Letter no. 9426 of 27 July 2000.

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Current income taxes and charges from probable fiscal disputes	324	884
Substitute tax on merger deficit (quota for the year)	7	7
Local taxes applicable to foreign branches	11	11
Total current income taxes and charges from probable fiscal disputes	342	902
Deferred tax assets that reversed during the year and other reductions	442	869
Deferred tax assets that arose during the year and other increases	-253	-429
Deferred taxes on dividends matured during the year	—	185
Decrease in deferred taxes on dividends matured during the previous year	-266	-1,007
Use of the deferred tax reserve on the Reserve for general banking risks	—	-110
Total income taxes for the period (a)	265	410

Reconciliation of theoretical tax rate with actual tax rate	Taxes	%
Income taxes at standard rate	422	38.7
Increases in taxes
Higher tax base and rate for the regional tax on business activities (a)	33	3.0
Non-deductible costs (losses on investments, ICI, personnel costs, etc.)	23	2.1
Re-definition of tax assets (tax reform, changes to rates of taxation, etc.)	22	2.0
Substitute tax on Banco di Napoli merger deficit	7	0.6
Adjustment to accrual for tax litigation	6	0.6
Other changes	1	0.1
Decreases in taxes
Dividends taxed at a lower rate (by Italian subsidiaries matured in 2003 and foreign dividends)	-245	-22.5
Income subject to special rate (12.5%)	-4	-0.4
Total changes in taxes	-157	-14.4
Income taxes shown in statement of income	265	24.3

(a)       The effective IRAP (Regional Income Tax) is equal to 4.7% and takes into account the increases in the ordinary rate of 4.25% applied by some regions.

SECTION 7 - OTHER INFORMATION ON THE STATEMENT OF INCOME

Other information provided below regarding the statement of income covers the geographical distribution of the Bank’s revenues and transactions with companies of the SANPAOLO IMI Group and with other non-Group companies.

Geographical distribution of revenues

The geographical distribution of the Bank’s revenues, based on the location of branches, is as follows:

(Detail 7.1 B.I.)	(€/mil)

	31/12/03				31/12/02 pro forma				31/12/02
	Italy	Other EU countries	Other countries	Total	Italy	Other EU countries	Other countries	Total	Italy	Other EU countries	Other countries	Total
Interest income and similar revenues	3,951	119	89	4,159	4,681	404	280	5,365	4,679	404	280	5,363
Dividends and other revenues	832	—	—	832	638	—	—	638	709	—	—	709
Commission income	1,530	22	17	1,569	1,590	23	17	1,630	1,590	23	17	1,630
Profits (losses) on financial transactions	91	-2	—	89	43	1	—	44	43	1	—	44
Other operating income	382	3	—	385	317	2	—	319	255	2	—	257
Total revenues	6,786	142	106	7,034	7,269	430	297	7,996	7,276	430	297	8,003

Income and charges arising from transactions with Group companies and non-Group companies

Income and expenses arising from transactions with companies of the SANPAOLO IMI Group, as defined in article 4 of Decree 87/92, are detailed below, together with those relating to non-Group companies:

(€/mil)

	31/12/03			31/12/02 pro forma			31/12/02
	Group companies	Non-Group companies	Total	Group companies	Non-Group companies	Total	Group companies	Non-Group companies	Total
Income
• interest income and similar revenues	614	54	668	648	66	714	648	66	714
• dividends and other revenues	754	78	832	770	16	786	534	15	549
• commission income	628	—	628	624	1	625	624	1	625
• other operating income	230	2	232	126	3	129	65	2	67
• extraordinary income (dividends)	113	—	113	138	—	138	25	—	25
Total	2,339	134	2,473	2,306	86	2,392	1,896	84	1,980
Expenses
• interest expense and similar charges	685	29	714	711	44	755	711	44	755
• commission expense	3	—	3	7	—	7	6	—	6
• other operating expense	79	—	79	52	—	52	52	—	52
Total	767	29	796	770	44	814	769	44	813

Assets and liabilities outstanding at 2003 year end in relation to Group companies and non-Group companies are indicated in Part B, Section 3 of these notes.

Part D - Other information

SECTION 1 - DIRECTORS AND STATUTORY AUDITORS

Remuneration

The annual remuneration of the Directors and the Statutory Auditors of the Bank is reported below:

(Table 1.1 B.I.)

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
a) Directors (a)	11	9	8
b) Statutory auditors (a)	—	1	1

(a) Including remuneration paid during the year by the merged Cardine Finanziaria.

In compliance with Art. 78 of CONSOB resolution no. 11971 of 14/5/99, we provide below the detail of the remuneration pertaining to 2003 paid to Directors, Statutory Auditors and General Managers.

COMPENSATION OF DIRECTORS, STATUTORY AUDITORS AND GENERAL MANAGERS

(pursuant to Article 78 of Consob Resolution 11971 of 14 May 1999, amended by CONSOB Resolution 13616 of 12 June 2002)

					Compensation (thousands of euro)
Surname and name	Office				Remuneration for the office in the company that prepares the financial statements		Non-monetary benefits	Bonuses and other incentives (1)		Other compensation (2)
	Description of office		Period in office	Expiry of office (*)
Directors
MASERA Rainer Stefano	Chairman of the Board of Directors	(3)	1/1/03-31/12/03	2003	742		15	899			(a)
ROSSI Orazio	Deputy Chairman of the Board of Directors	(3)	1/1/03-31/12/03	2003	181		—	63		290	(b)
SALZA Enrico	Deputy Chairman of the Board of Directors	(3)	1/1/03-31/12/03	2003	184		—	85		6
BUSSOLOTTO Pio	Managing Director	(3)	1/1/03-31/12/03	2003	742		—	899			(c)
IOZZO Alfonso	Managing Director	(3)	1/1/03-31/12/03	2003	742		—	899			(d)
MARANZANA Luigi	Managing Director	(3)	1/1/03-31/12/03	2003	742		—	899			(e)
CARMI Alberto	Director		1/1/03-31/12/03	2003	63		—	80		—
FONTANA Giuseppe	Director		1/1/03-31/12/03	2003	101		—	85		36
GARDNER Richard	Director		1/1/03-31/12/03	2003	63		—	54		—
MANULI Mario	Director		1/1/03-31/12/03	2003	83		—	80		—
MAROCCO Antonio Maria	Director		29/4/03-31/12/03	2003	44		—	—		—
MARRONE Virgilio	Director	(3)	1/1/03-31/12/03	2003	98	(f)	—		(f)	—
MATUTES Abel	Director		1/1/03-31/12/03	2003	62		—	49		—
MIHALICH Iti	Director	(3)	1/1/03-31/12/03	2003	94		—	80		11
ORSATELLI Anthony	Director		12/9/03-31/12/03	2003	17		—	—		—
OTTOLENGHI Emilio	Director		1/1/03-31/12/03	2003	79		—	85		6
SACCHI MORSIANI Gian Guido	Director		1/1/03-31/12/03	2003	53		—	71		311	(g)
VERMEIREN Remi François	Director		1/1/03-31/12/03	2003	64		—	4		—
BOUILLOT Isabelle	Director	(4)	1/1/03-2/9/03			(h)	—		(h)	—
GALATERI DI GENOLA E SUNIGLIA Gabriele	Director	(4)	1/1/03-13/4/03		12		—	36		6

Statutory auditors
PAOLILLO Mario	Chairman of Statutory Auditors		1/1/03-31/12/03	2004	109		—	—		223
BENEDETTI Aureliano	Statutory Auditor		1/1/03-31/12/03	2004	72		—	—		78
DALLOCCHIO Maurizio	Statutory Auditor		1/1/03-31/12/03	2004	74		—	—		41
MAZZI Paolo	Statutory Auditor		1/1/03-31/12/03	2004	75		—	—		—
VITALI Enrico	Statutory Auditor		1/1/03-31/12/03	2004	71		—	—		—

(*)       Date of Shareholders’ meeting called to approve the financial statements for the year.

(1)       This includes:

•                  for the Chairman and Managing Directors, the variable part of the emolument for 2003, as decided by the Board of Directors on 2/3/2004;

•                  for the Directors, the emolument corresponding to the profit for the year 2002 of € 889,000, divided proportionally to their presence at meetings held during the year, on the basis of a motion of the Board of Directors following the approval of the financial statements for 2002.

For the year 2003, the amount due calculated according to Group results totals € 1,458,000. Since the distribution to each member will be made after the Shareholders’ meeting to approve the 2003 financial statements, such consideration will be reported in the relevant table attached to the financial statements for the year 2004.

(2)       Emoluments matured with SANPAOLO IMI S.p.A. subsidiary companies.

(3)       Members of the Executive Committee.

(4)       Members of the Board of Directors stepping down from office in 2003.

(a)       € 164,000 paid to SANPAOLO IMI S.p.A..

(b)       In addition to the amount shown in the table, € 162,000 was paid by the former Cardine Finanziaria S.p.A. merged into SANPAOLO IMI S.p.A. legally effective from 31 December 2003.

(c)        € 707 paid to SANPAOLO IMI S.p.A., of which € 434,000 paid by the former Cardine Finanziaria S.p.A. merged into SANPAOLO IMI S.p.A. legally effective from 31 December 2003.

(d)       € 343,000 paid to SANPAOLO IMI S.p.A..

(e)        € 341,000 paid to SANPAOLO IMI S.p.A..

(f)           In addition to the amount shown in the table, € 19,000 in emoluments of office and € 80,000 in bonus and other incentives (relating to the variable part of the emolument for 2002) paid by IFI S.p.A..

(g)       In addition to the amount shown in the table, € 197,000 paid by the former Cardine Finanziaria S.p.A. merged into SANPAOLO IMI S.p.A. legally effective from 31 December 2003.

(h)       € 77,000 paid to CDC IXIS Italia Holding S.A., of which € 41,000 in emoluments of office and € 36,000 in bonus and other incentives (variable part of the emolument for 2002).

In compliance with Art. 78 of CONSOB resolution no. 11971 of 14 May 1999, it is hereby noted that the Directors and Chairman of the Bank enjoyed the benefits of the following stock option plans:

•                  1999/2001 Plan: within the scope of this plan, each Managing Director (Mr. Rainer Stefano MASERA and Mr. Luigi MARANZANA) received 370,000 rights to subscribe the Bank’s shares at a price of 12.396 euro per share, with the right to exercise one third from 2000, one third from 2001 and the remaining third from 2002 and not after 31 March 2003. The latter term was deferred to 31 March 2004 by the Board of Directors meeting of 30 July 2002;

•                  2000 Plan: within the scope of this plan, each Managing Director (Mr. Rainer Stefano MASERA and Mr. Luigi MARANZANA), received 188,285 rights to subscribe the Bank’s shares at a price of 16.45573 euro per share, with the right to exercise such rights from 2003 until 31 March 2005.

During 2002, on the basis of the power of attorney conferred by the Ordinary Shareholders’ meeting of 30 April 2002 to utilize own shares for such plan, the Board of Directors of the Bank passed a stock option plan for the Chairman and Managing Directors for the three year period 2001-2003. On the basis of this plan, Mr. Rainer Stefano MASERA, Mr. Alfonso IOZZO and Mr. Luigi MARANZANA were assigned 450,000 fixed rights for the three year period 2001-2003, plus another 150,000 rights for each three year period, on condition that (in the 30 days prior to the date of the Shareholders’ meeting to approve the 2003 financial statements) the stock reaches an average price of 20 euro. Mr. Pio BUSSOLOTTO on the other hand, was assigned 300,000 fixed rights for the three year period 2001-2003, with the possibility to increase them of 100,000 under the same conditions. These rights can be exercised at the end of the 2001/2003 three year period, at a price of 12.6244 euro per share on detachment of the dividend relating to the year 2003 and not after 31 March 2006.

Additional and more detailed information on these plans are contained in the Report on operations, as recommended by CONSOB.

The following table shows the stock options assigned to the Directors and General Managers on the basis of Attachment 3C – Schedule 2, of Consob resolution no. 13616 dated 12 June 2002.

		Options at the beginning of the year			Options assigned during the year				Options at the end of the year
Name and surname	Description of office (a)	Number of options	Average exercise price	Expiry	Number of options	Average exercise price	Expiry	Expired or exercised (b)	Number of options	Average exercise price	Expiry

1999/2001 Plan				by 31/3/2004							by 31/3/2004
MASERA Rainer Stefano	Managing Director	123,334	12.396		—			—	123,334	12.396
MARANZANA Luigi	Managing Director	370,000	12.396		—			—	370,000	12.396

2000 Plan				from March 2003 to 31/3/2005							from March 2003 to 31/3/2005
MASERA Rainer Stefano	Managing Director	188,285	16.45573		—			—	188,285	16.45573
MARANZANA Luigi	Managing Director	188,285	16.45573		—			—	188,285	16.45573

2001/2003 Plan				from May 2004 to 31/3/2006							from May 2004 to 31/3/2006
MASERA Rainer Stefano	Chairman	450,000	12.6244		—			—	450,000	12.6244
BUSSOLOTTO Pio	Managing Director	300,000	12.6244		—			—	300,000	12.6244
IOZZO Alfonso	Managing Director	450,000	12.6244		—			—	450,000	12.6244
MARANZANA Luigi	Managing Director	450,000	12.6244		—			—	450,000	12.6244

(a)       Description of office at the moment rights are assigned.

(b)       Options expired or exercised during 2003.

Loans and guarantees given

(Table 1.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Directors	21	39
b) Statutory auditors	—	—

The amounts indicated above refer to loans and guarantees for 0.1 million euro granted to the Directors and Statutory Auditors by the Bank and, for 21.3 million euro, to subjects identified as being of extraordinary importance pursuant to art. 136 of the Consolidated Banking Act.

Other information

In accordance with the recommendations of the Code of Conduct for Listed Companies promoted by Borsa Italiana S.p.A., a list is provided below of the offices held by Directors or Statutory Auditors of the Board of Directors of SANPAOLO IMI in other companies listed on regulated markets (even abroad), in financial institutions, banks, insurance companies or other significantly large companies.

DIRECTOR	OFFICE	COMPANY
MASERA Rainer	Chairman	Banca Fideuram S.p.A.
	Member of the Board of Directors	BEI – European Investment Bank

BUSSOLOTTO Pio	Managing Director	Cassa di Risparmio di Padova e Rovigo S.p.A.
	Director	Cassa di Risparmio di Firenze S.p.A.
	Director	Banca delle Marche S.p.A.

CARMI Alberto	/	/

FONTANA Giuseppe	Director	Banca Fideuram S.p.A.
	Director	Banca Popolare di Sondrio S.c.r.l.

GARDNER Richard	/	/

IOZZO Alfonso	Chairman	Sanpaolo Banco di Napoli S.p.A.
	Chairman	Banca OPI S.p.A.
	Director	Nhs Mezzogiorno Sgr S.p.A.
	Member of the Supervisory Board	CDC Ixis

MANULI Mario	Chairman and Managing Director	Fin.M. S.r.l.
	Director	Manuli Rubber Industries S.p.A.
	Director	Manuli Stretch S.p.A.
	Director	Terme di Saturnia S.r.l.
	Director	Tamburi Investment Partners S.p.A.
	Director	Cassa di Risparmio di Firenze S.p.A.

MARANZANA Luigi	Chairman	Banca d’Intermediazione Mobiliare Imi S.p.A.
	Chairman	Sanpaolo Imi Wealth Management S.p.A.
	Director and Member of the Executive Committee	Banca Fideuram S.p.A.
	Director	Sanpaolo Imi Internazionale S.p.A.

MAROCCO Antonio Maria	Director	Ifil S.p.A.
	Director	Reale Mutua di Assicurazioni

MARRONE Virgilio	/	/

MATUTES Abel	/	/

DIRECTOR	OFFICE	COMPANY
MIHALICH Iti	Chairman	Società Reale Mutua di Assicurazioni
	Chairman	Banca Reale S.p.A.
	Chairman	Rem Assicurazioni S.p.A.
	Chairman	Reale Immobili
	Chairman	Blue Assistance
	Chairman	La Piemontese Assicurazioni S.p.A.
	Chairman	La Piemontese Vita S.p.A.
	Chairman	Italiana Assicurazioni S.p.A.
	Chairman	I.S.E. S.p.A.
	Chairman	Reale Seguros Generales S.A.
	Chairman	Reale Vida - Compania de Seguros y Reaseguros S.A.
	Chairman	Reale Asistencia - Compania de Seguros S.A.
	Chairman	Agemut - Sociedad de Agencia de Seguros de Mutral S.A.
	Chairman	Reale Sum - Agrupacion de Interes Economico
	Chairman	Inmobiliaria Grupo Asegurador Reale S.A.
	Chairman	Eficalia Servicios S.A.
	Chairman	Rem Vie S.A.
	Deputy Chairman	Ala Assicurazioni S.p.A.
	Director	Friulcassa S.p.A.
	Director	Sara Assicurazioni S.p.A.
	Director	Sara Vita S.p.A.
ORSATELLI Anthony	President du Directoire	CDC Ixis S.A.
	President du Directoire	CDC Ixis Capital Markets S.A.
	Membre du Directoire	Caisse Nationale des Caisses d’Epargne S.A.
	President du Conseil de Surveillance	CDC Ixis Securities S.A.
	Vice-President du Conseil de Surveillance	CDC Ixis Lcf RothSchild Midcaps S.A.
	Membre du Conseil de Surveillance	Sogeposte S.A.
	Membre du Conseil de Surveillance	CDC Ixis Financial Guaranty Holding S.A.
	Membre du Conseil de Surveillance	CDC Ixis Financial Guaranty S.A.
	Membre du Conseil de Surveillance	CDC Ixis Financial Guaranty Europe S.A.
	Membre du Conseil de Surveillance	CDC Ixis Asset Management S.A.
	Membre du Conseil de Surveillance	Ecureuil Gestion S.A.
	Membre du Conseil de Surveillance	Ecureuil Gestion FCP S.A.
	Membre du Conseil de Surveillance	Gimar Finance S.C.A.
	Membre du Conseil de Surveillance	CDC Ixis Private Capital Management S.A.
	President du Conseil d’Administration	CDC SP
	President du Conseil	Nexgen Financial Holding Limited
	President du Conseil	Nexgen Re Limited
	Chairman of the Board of Directors	CDC Ixis Capital Markets North America
	Chairman of the Board of Directors	CDC Commercial Paper Corp.
	Chairman of the Board of Directors	CDC Financial Products Inc.
	Chairman of the Board of Directors	CDC Mortgage Capital Inc.
	Chairman of the Board of Directors	CDC Derivatives Inc.
	Chairman of the Board of Directors	CDC Funding Corp.
	Chairman of the Board of Directors	CDC Municipal Products Inc.
	Chairman of the Board of Directors	CDC Servicing Inc.
	Member of the Board of Directors	CDC Ixis North America
	Member of the Board of Directors	CDC Securities Inc.
	Member of the Board of Directors	CDC Ixis AM US Corporation
	Member of the Board of Directors	Euroclear Plc.
	Member of the Board of Directors	CDC Ixis Financial Guaranty Services Inc.
	Member of the Board of Directors	CDC Ixis Financial Guaranty North America Inc.
	Member of the Board of Managers	CDC Ixis AM US LLC
OTTOLENGHI Emilio	Chairman Managing Director Director	Vis S.p.A. La Petrolifera Italo Rumena S.p.A. Argus Fund S.p.A.
ROSSI Orazio	Chairman Chairman	Cassa di Risparmio di Padova e Rovigo S.p.A. Sanpaolo Imi Internazionale S.p.A.
SACCHI MORSIANI Gian Guido	Chairman Deputy Chairman	Cassa di Risparmio in Bologna S.p.A. Finemiro Banca S.p.A.
SALZA Enrico	Managing Director Director	Tecno Holding S.p.A. Thera It Global Company
VERMEIREN Remi François	Member Supervisory Board Member Supervisory Board	Euronext NV - Amsterdam Credit Commerciale de France - Parigi

SECTION 2 - PARENT BANK

2.1 – Company name

SANPAOLO IMI S.p.A.

2.2 – Head office

Piazza San Carlo 156

10121 Turin

Secondary offices

Viale dell’Arte 25

00144 Rome

Via Farini 22

40124 Bologna

Italian Bankers Association registry number: 1025/6

Attachments

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

STATEMENT OF CASH FLOWS

LIST OF PROPERTIES OWNED BY THE BANK

Statement of changes in shareholders’ equity

(€/mil)

	capital	legal reserve	additional paid-in capital	extraor- dinary reserve	unrestrict- ed reserve for the acquisition of own shares	restricted reserve for the acquisition of own shares	reserve ex Art. 13 sub.6 D.Lgs. 124/93	reserve D.Lgs. 213/98	reserve D.Lgs. 153/99	income for the period	Total
Shareholders’ equity as of 1 January 2003	5,144	1,029	708	983	456		4	14	854	764	9,956
Allocation of 2002 net income:
• extraordinary reserve				213						-213	—
• reserve ex art. 13 c.6 D.Lgs. 124/93							1			-1	—
• dividends distributed										-550	-550
Increase in the reserve for purchase of own shares				-544	544						—
Own shares in the Parent Bank’s portfolio as of 31/12/03					-34	34					—
Allocation of merger surplus Cardine Finanziaria S.p.A.				116							116
Income for the period as of 31 December 2003										824	824
Shareholders’ equity as of 31 December 2003	5,144	1,029	708	768	966	34	5	14	854	824	10,346

Statement of cash flows(*)

(€/mil)

APPLICATION OF FUNDS

Use of funds generated by operations		948
SANPAOLO IMI and Cardine Finanziaria dividends paid	550
Use of reserves for termination indemnities and pensions	75
Use of provisions for risks and charges	323

Increase in funds applied		9,427
Loans due from banks	6,866
Intangible fixed assets	244
Tangible fixed assets	109
Equity investments	803
Investment securities	430
Other assets	975

Decrease in funds taken		202
Subordinated liabilities	202

Total		10,577

(€/mil)

SOURCES OF FUNDS

Funds generated by operations		1,695
Net income for the period	824
Provisions for termination indemnities	56
Net adjustments to loans and provisions for guarantees and commitments	514
Provisions for risks and charges	117
Adjustments to tangible and intangible fixed assets	453
Net adjustments to financial fixed assets	61
Provisions for tax reserves	69
Prepaid taxes	197
Net adjustments to dealing securities and derivative contracts	-21
Current year dividends	-754
Foreign taxes paid	-42
Capital gain from transfer of business branch to CSP	-52
Differences in accruals	-36
Utilization of excess provisions for risks and charges	-70
Collection of prior year dividends	379

Increase in funds taken		4,512
Payables due to banks	657
Customer deposits and securities issued	2,056
Other liabilities	1,799

Decrease in funds applied		4,370
Loans to customers	1,139
Dealing securities	3,137
Cash	94

Total		10,577

(*) Prepared on the basis of pro forma figures included in the reclassified balance sheet for the year 2002.

List of properties owned by the Bank

Amount in €

LOCATION	INVESTMENT	REVALUATIONS (*)	BOOK VALUE	ADJUSTMENTS	NET SHAREHOLDERS’ EQUITY
ACERRA Corso Italia 67/75	174,093	187,426	361,519	67,532	293,987
ACERRA Via Duomo 56	5,878	185,408	191,286	51,530	139,756
ACQUAVIVA DELLE FONTI Via Maselli Campagna 19	44,272	337,763	382,035	102,918	279,117
ACQUI TERME Piazza Italia 10	849,412	2,033,539	2,882,951	1,509,375	1,373,576
AGNADELLO Piazza della Chiesa 5/15	57,439	181,033	238,472	106,846	131,626
AIROLA Piazza della Vittoria 19/20	4,990	191,089	196,079	52,826	143,253
ALASSIO Via Don Bosco 2	197,019	2,764,136	2,961,155	1,382,459	1,578,696
ALBA ADRIATICA Via della Vittoria 119	53,411	344,477	397,888	107,205	290,683
ALBA Corso Torino 14/1	101,340	—	101,340	3,040	98,300
ALBA Piazza Savona 1	449,762	1,750,827	2,200,589	1,086,787	1,113,802
ALBA Via Cuneo 9 / Vicolo San Biagio	4,132	36,637	40,769	22,196	18,573
ALBENGA Via Genova 86	38,044	142,126	180,170	62,741	117,429
ALBENGA Via Valle d’Aosta 6	2,857,520	—	2,857,520	1,024,362	1,833,158
ALBESE Via Vittorio Veneto 6/a	27,531	343,585	371,116	151,612	219,504
ALBINO Via Mazzini 182	1,125,876	491,047	1,616,923	552,292	1,064,631
ALESSANDRIA Piazza Garibaldi 57/58 / Via Savona	4,702,421	4,308,845	9,011,266	4,268,740	4,742,526
ALESSANDRIA Corso Roma 17/19	361,391	2,337,334	2,698,725	989,402	1,709,323
ALEZIO Via Senape de Pace 52	3,636	143,575	147,211	39,661	107,550
ALMENNO SAN BARTOLOMEO Via Martiri della Libertà	383,874	315,395	699,269	467,197	232,072
ALPIGNANO Via Mazzini 5	1,048,209	1,044,667	2,092,876	1,385,065	707,811
ALTAMURA Piazza Unità d’Italia 22/23	10,384	273,722	284,106	76,536	207,570
ANACAPRI Via Orlandi 150	2,891	490,634	493,525	132,924	360,601
ANCONA Via Montebello 49/63	1,900,240	2,024,756	3,924,996	1,986,200	1,938,796
ANDRIA Via Cavour 112	22,628	504,062	526,690	141,847	384,843
ANTEY SAINT ANDRE’ Via Grandi Mulini	30,833	90,431	121,264	63,452	57,812
AOSTA Corso Battaglione Aosta 65	247,085	912,346	1,159,431	577,564	581,867
AOSTA Piazza Chanoux 38 / Via del Collegio 2	1,374,507	4,845,708	6,220,215	2,726,703	3,493,512
APPIANO GENTILE Via Volta 14	121,705	300,541	422,246	168,300	253,946
ARCONATE Piazza Libertà 1	58,567	697,808	756,375	312,068	444,307
ARENA PO Via Roma 10	225,860	108,316	334,176	158,211	175,965
AREZZO via Mecenate 2	280,242	—	280,242	41,302	238,940
ARGEGNO Via Lungotelo di Destra 6	20,669	97,819	118,488	55,002	63,486
ARONA Corso Repubblica 1	456,387	1,562,959	2,019,346	1,042,228	977,118
ARQUATA SCRIVIA Via Libarna 211	148,512	401,501	550,013	269,573	280,440
ARZANO Via Rimini 6	569,593	351,353	920,946	562,973	357,973
ASCOLI PICENO Via Napoli / Via 3 Ottobre	59,531	1,045,825	1,105,356	297,568	807,788
ASCOLI SATRIANO Piazza Cecco d’Ascoli 25/ab	136,343	34,088	170,431	31,837	138,594
ASTI Via Cesare Battisti 3 / Corso Dante 6	1,566,281	2,809,100	4,375,381	2,026,668	2,348,713
ATRIPALDA Piazza Umberto I 15/13	2,401	204,000	206,401	55,617	150,784
AVELLINO Corso Italia 129/131	27,079	634,209	661,288	178,055	483,233
AVELLINO Via Due Principati 2/2bis	931,961	5,513,216	6,445,177	1,603,098	4,842,079
AVELLINO Via Guarini 40 / Via De Conciliis 14	1,365,834	339,923	1,705,757	665,469	1,040,288
AVERSA Piazza Magenta 35/40	35,856	1,606,697	1,642,553	442,429	1,200,124
AVEZZANO Via Vittorio Veneto	19,333	693,602	712,935	192,015	520,920
AVIGLIANA Corso Torino 158	992,880	1,834,966	2,827,846	1,784,544	1,043,302
AZZANELLO Via Valcarenghi 10	340	120,867	121,207	48,266	72,941
BARDONECCHIA Via Medail 53	156,949	826,849	983,798	518,288	465,510
BARI Corso Sonnino 134 / Via Gorizia	50,594	507,161	557,755	150,070	407,685
BARI Via Abate Gimma 101	4,650,429	17,562,633	22,213,062	5,976,971	16,236,091
BARI Via Amendola 168/5	114,605	—	114,605	21,950	92,655
BARI Via Giovanni XXXIII 261	259,589	267,198	526,787	98,405	428,382
BARI Via Roppo 76	86,858	62,915	149,773	27,978	121,795
BARI Viale Unità d’Italia 82	373,263	597,676	970,939	181,371	789,568
BARLETTA Corso Garibaldi 123	65,249	4,020,100	4,085,349	1,082,623	3,002,726
BATTIPAGLIA Via Roma 80/84	100,012	2,089,585	2,189,597	588,929	1,600,668
BELGIOIOSO Via XX Settembre 30	377,014	—	377,014	90,327	286,687
BELLAGIO Lungo Lario Manzoni 32/34	58,377	682,962	741,339	301,896	439,443
BENEVENTO Corso Garibaldi 112	87,912	3,403,451	3,491,363	940,181	2,551,182
BENEVENTO Via Atlantici 47	18,199	113,621	131,820	35,499	96,321
BERGAMO Via Camozzi 27 / Piazza Cavour 9	9,399,925	14,300,568	23,700,493	9,742,621	13,957,872
BERGAMO Via San Bernardino 72/d	57,423	1,252,893	1,310,316	590,382	719,934
BERGAMO Via Statuto 18	46,226	530,697	576,923	237,656	339,267
BERGAMO Via Suardi 85/87	467,508	1,233,039	1,700,547	791,920	908,627

(*)       L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; other.

Amount in €

LOCATION	INVESTMENT	REVALUATIONS (*)	BOOK VALUE	ADJUSTMENTS	NET SHAREHOLDERS’ EQUITY
BERGAMO Via XX Settembre 57	439,999	7,926,401	8,366,400	4,105,286	4,261,114
BIELLA Via Cottolengo	435,655	55,625	491,280	199,389	291,891
BIELLA Via Lamarmora / Torino / Delleani	570,829	—	570,829	85,624	485,205
BIELLA Via Marconi 9	236,209	2,457,725	2,693,934	997,768	1,696,166
BISCEGLIE Via De Gasperi 246	9,498	483,920	493,418	132,897	360,521
BISTAGNO Corso Italia 46	23,116	209,617	232,733	112,775	119,958
BITONTO Piazza Marconi 59/61	18,799	402,320	421,119	113,440	307,679
BOLLATE Via Vittorio Veneto 2	304,750	1,098,518	1,403,268	566,581	836,687
BOLOGNA Via Parigi	8,747	981,301	990,048	207,910	782,138
BOLOGNA Via Rizzoli 20	425,825	3,678,600	4,104,425	1,464,665	2,639,760
BONATE SOTTO Via Vittorio Veneto 57/b	52,844	599,467	652,311	230,399	421,912
BORDIGHERA Corso Italia 32	1,501,502	299,923	1,801,425	789,848	1,011,577
BORGHETTO LODIGIANO Piazza Dalla Chiesa 1/a	2,167	305,515	307,682	102,904	204,778
BORGHETTO SANTO SPIRITO Via IV Novembre 8	99,490	1,171,107	1,270,597	547,770	722,827
BORGO SAN DALMAZZO Corso Barale 22	992,307	785,597	1,777,904	749,764	1,028,140
BORGO SAN GIACOMO Via Ferrari 5	413	222,672	223,085	74,729	148,356
BORGOFRANCO D’IVREA Via Aosta 28	110,812	314,750	425,562	197,119	228,443
BORGONE DI SUSA Via Abegg 5 bis	82,072	324,214	406,286	207,659	198,627
BORGOSESIA Viale Carlo Fassò 2	1,124,384	2,627,497	3,751,881	2,055,894	1,695,987
BOSCOMARENGO Via Roma 6 bis	204,815	86,498	291,313	169,768	121,545
BOSCOREALE Via Cirillo 12 / Via San Felice 2	462,373	316,558	778,931	432,998	345,933
BOSCOTRECASE Via Umberto I 155/157	5,060	201,418	206,478	55,641	150,837
BOSISIO PARINI Piazza Parini 12	413,246	155,778	569,024	257,716	311,308
BRA Via Principi di Piemonte 32	242,935	1,679,278	1,922,213	822,325	1,099,888
BRANDIZZO Via Torino 196	185,833	618,311	804,144	378,086	426,058
BREMBIO Via Garibaldi 10	258	202,166	202,424	72,822	129,602
BRESCIA Piazza Garibaldi 5 / Via Tartaglia	5,090,934	—	5,090,934	1,820,375	3,270,559
BRESSO Via XXV Aprile	31,443	—	31,443	943	30,500
BRIGA NOVARESE Via Borgomanero 19/21	180,562	612,411	792,973	424,534	368,439
BRINDISI Corso Garibaldi 1 / Piazza Vittoria	40,905	6,094,708	6,135,613	1,651,727	4,483,886
BRINDISI Viale Commenda 208/210	12,940	162,684	175,624	47,299	128,325
BRONI Piazza Garibaldi 7 / Via Cavour	557,772	1,468,747	2,026,519	930,785	1,095,734
BRUSCIANO Via Cucca 28/32 / Via De Gasperi	6,966	140,741	147,707	76,985	70,722
BURAGO DI MOLGORA Via Enrico Toti 2/3	348,771	578,372	927,143	424,208	502,935
BUSTO ARSIZIO Borsano - Via Novara 1	516	327,373	327,889	125,150	202,739
BUSTO ARSIZIO Piazza Manzoni / Via Matteotti	2,393,155	—	2,393,155	574,329	1,818,826
BUSTO ARSIZIO Sacconago - Piazza Chiesa Vecchia 6/b	67,500	575,735	643,235	257,806	385,429
BUSTO ARSIZIO Via Gavinana 8	358,294	316,705	674,999	312,063	362,936
BUSTO ARSIZIO Via Milano 14	834,552	7,060,357	7,894,909	3,100,029	4,794,880
BUSTO ARSIZIO Via Torino 48	194,204	479,338	673,542	255,353	418,189
BUSTO GAROLFO Piazza Lombardia 3	128,460	277,931	406,391	169,164	237,227
CABIATE Via Grandi 6	92,466	346,141	438,607	186,579	252,028
CAGLIARI Largo Carlo Felice 58	182,755	5,870,049	6,052,804	1,627,277	4,425,527
CAGLIARI Piazza Deffenu 4	4,787,402	8,895,982	13,683,384	5,883,182	7,800,202
CAGLIARI Via Amat 1	15,907	428,143	444,050	119,511	324,539
CAGLIARI Via Avendrace 281/283	13,305	322,269	335,574	90,274	245,300
CAGLIARI Via Paoli 31/33	664,607	375,021	1,039,628	374,266	665,362
CAIAZZO Via Latina 1	4,569	160,618	165,187	44,475	120,712
CAIRO MONTENOTTE Piazza della Vittoria 24	129,842	876,957	1,006,799	419,802	586,997
CAIVANO Via Matteotti 54	47,390	747,830	795,220	214,172	581,048
CALOSSO Via Regina Margherita 24/26	56,555	109,390	165,945	87,029	78,916
CALUSCO D’ADDA Via Marconi 36/38	355,554	786,934	1,142,488	426,009	716,479
CALUSO Via San Clemente 1	134,914	375,565	510,479	221,386	289,093
CALVATONE Via Umberto I 83	6,823	185,280	192,103	87,444	104,659
CAMPI SALENTINA Viale della Stazione 1/3	25,659	384,760	410,419	110,548	299,871
CAMPOBASSO Corso Bucci 3	175,380	5,108,275	5,283,655	1,212,230	4,071,425
CAMPOMORONE Via Gavino 110/d	167,138	887,393	1,054,531	524,793	529,738
CANDELO Via Mazzini / Via Moglia 1	149,025	255,015	404,040	143,886	260,154
CANELLI Piazza Amedeo d’Aosta 20 / Via Massimo d’Azeglio 2	324,973	437,056	762,029	331,677	430,352
CANICATTI’ Via Carlo Alberto 4/12	237,494	372,526	610,020	347,736	262,284
CANICATTI’ Via Regina Margherita 2	118,519	1,078,155	1,196,674	625,421	571,253
CANOSA DI PUGLIA Via Bovio 14	13,382	588,244	601,626	162,059	439,567
CANTOIRA Via Roma 21	42,741	40,954	83,695	57,274	26,421
CANTU’ Piazza degli Alpini 1	71,208	1,410,596	1,481,804	597,538	884,266
CAPRI Via Vittorio Emanuele 37/39	68,501	5,044,235	5,112,736	1,376,798	3,735,938

(*)       L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; other.

Amount in €

LOCATION	INVESTMENT	REVALUATIONS (*)	BOOK VALUE	ADJUSTMENTS	NET SHAREHOLDERS’ EQUITY
CAPRIOLO Via IV Novembre 90	142,603	628,622	771,225	305,142	466,083
CARAGLIO Piazza Garibaldi 10 / Via Roma	500,963	—	500,963	165,035	335,928
CARAMAGNA Via Luigi Ornato 37	1,019,058	152,817	1,171,875	410,848	761,027
CARBONIA Piazza Rinascita	317,032	700,316	1,017,348	266,641	750,707
CARESANA Corso Italia 32	5,501	99,561	105,062	47,757	57,305
CARIGNANO Via Umberto I 118	176,124	649,770	825,894	457,506	368,388
CARMAGNOLA Piazza Martiri della Libertà 31	223,694	941,106	1,164,800	611,576	553,224
CAROVIGNO Via di Vagno / Via Caputi	18,322	397,672	415,994	112,053	303,941
CARRU’ Piazza Generale Perotti 11	12,853	352,144	364,997	195,292	169,705
CASALE MONFERRATO Via Magnocavallo 23	1,387,050	2,911,375	4,298,425	2,098,465	2,199,960
CASALECCHIO DI RENO Via del Lavoro 45	7,317,887	231,950	7,549,837	2,827,660	4,722,177
CASALMAGGIORE Via Cairoli 7	457,911	579,848	1,037,759	436,681	601,078
CASALNUOVO Corso Umberto I 475	1,346	212,780	214,126	57,671	156,455
CASALNUOVO Via Napoli 59	192,749	349,530	542,279	101,298	440,981
CASALPUSTERLENGO Via Garibaldi 22	102,221	486,338	588,559	274,391	314,168
CASAZZA Via della Pieve 1	1,031,881	321,174	1,353,055	467,611	885,444
CASELLE LANDI Via IV Novembre 10	3,357	144,002	147,359	55,404	91,955
CASELLE TORINESE Via Cuorgné 86 bis	213,015	669,070	882,085	407,570	474,515
CASERTA Piazza Amico / Via Battisti	2,229,593	8,218,379	10,447,972	2,813,480	7,634,492
CASERTA Via Bosco	125,379	2,338,000	2,463,379	663,522	1,799,857
CASERTA Via Laviano	7,258,759	—	7,258,759	226,307	7,032,452
CASNIGO Piazza Caduti 7	97,310	305,215	402,525	140,253	262,272
CASOREZZO Piazza San Giorgio 9	9,933	368,537	378,470	151,868	226,602
CASORIA Via Principe di Piemonte 54	118,110	483,404	601,514	162,027	439,487
CASSINA DE’ PECCHI Via Trento 2 / Via Venezia	698,699	1,983,075	2,681,774	1,468,804	1,212,970
CASSINO Corso della Repubblica 48/56	336,337	1,115,030	1,451,367	390,924	1,060,443
CASTAGNOLE MONFERRATO Piazza Statuto 1/b	31,888	107,000	138,888	61,156	77,732
CASTEL GOFFREDO Piazza Gonzaga 3	516,457	364,877	881,334	404,858	476,476
CASTELLAMMARE Corso Vittorio Emanuele 76/80	22,901	1,454,343	1,477,244	397,920	1,079,324
CASTELLAMMARE Viale Europa 132	399,118	995,316	1,394,434	260,480	1,133,954
CASTELLAMONTE Piazza Martiri della Libertà 2	87,140	438,749	525,889	242,624	283,265
CASTELLANZA Via Matteotti 16/b	166,860	759,713	926,573	389,735	536,838
CASTELLEONE Via Cappi 4	1,122,261	258,914	1,381,175	614,048	767,127
CASTELNUOVO BOCCA D’ADDA Via Umberto I 1	767	184,427	185,194	73,431	111,763
CASTELNUOVO SCRIVIA Via Nino Bixio 15	293,370	528,871	822,241	446,233	376,008
CASTELVETRANO Piazza Matteotti 9/10	477,598	397,819	875,417	547,154	328,263
CASTIGLIONE D’ADDA Via della Chiesa 1	3,109	218,886	221,995	81,777	140,218
CASTROFILIPPO Corso Umberto 42	12,527	109,751	122,278	66,404	55,874
CASTROVILLARI Via XX Settembre	140,470	71,278	211,748	39,554	172,194
CATANZARO Corso Mazzini / Via Tribunali	1,519,667	4,298,471	5,818,138	1,566,737	4,251,401
CATANZARO Piazza Garibaldi	222,853	154,161	377,014	70,426	306,588
CAVA DEI TIRRENI Piazza Duomo 1	8,770	347,575	356,345	95,976	260,369
CAVA MANARA Via Garibaldi 19	168,417	258,534	426,951	204,570	222,381
CAVENAGO D’ADDA Via Conti 6/4	211	117,004	117,215	43,412	73,803
CEGLIE MESSAPICO Via Umberto I 41/43	104,608	219,494	324,102	87,780	236,322
CENTALLO Via Bonifanti 3/5/7	260,130	30,851	290,981	114,440	176,541
CERAMI Via Roma 88/90/92	70,575	114,984	185,559	114,411	71,148
CERCOLA Via Riccardi 127	1,041,393	285,923	1,327,316	643,231	684,085
CERIGNOLA Via Roma 8	7,477	653,834	661,311	178,062	483,249
CERMENATE Via Matteotti 45	468,735	128,407	597,142	196,379	400,763
CERNOBBIO Via Dell’Orto 3	8,557	655,505	664,062	273,404	390,658
CERNUSCO SUL NAVIGLIO Piazza Ghezzi 5	983,202	1,373,131	2,356,333	1,315,704	1,040,629
CERRO MAGGIORE Via San Bartolomeo 8	14,564	201,473	216,037	84,740	131,297
CERVINARA Via Del Balzo 10	87,213	165,851	253,064	47,272	205,792
CESANA TORINESE Via Roma 14	79,161	358,516	437,677	212,915	224,762
CEVA Via Moretti 7	200,483	458,351	658,834	390,547	268,287
CHIARI Via delle Battaglie 3/e	1,331,426	142,893	1,474,319	522,080	952,239
CHIAVARI Corso Dante Alighieri 73	369,381	1,588,965	1,958,346	817,438	1,140,908
CHIERI Piazza Cavour 8	5,016,192	1,941,281	6,957,473	2,852,389	4,105,084
CHIETI Corso Marruccini 102	246,559	3,739,148	3,985,707	1,073,629	2,912,078
CHIGNOLO PO Via Garibaldi 143	13,025	175,662	188,687	75,670	113,017
CHIOGGIA Corso del Popolo 1260/63	133,579	1,026,659	1,160,238	366,625	793,613
CHIUSI Centro Commerciale Etrusco	389,239	—	389,239	95,391	293,848
CHIVASSO Piazza Carletti 1/c	237,386	1,649,516	1,886,902	833,070	1,053,832
CIGLIANO Corso Umberto I 46	103,625	481,364	584,989	286,158	298,831

(*)       L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; other.

Amount in €

LOCATION	INVESTMENT	REVALUATIONS (*)	BOOK VALUE	ADJUSTMENTS	NET SHAREHOLDERS’ EQUITY
CILAVEGNA Piazza Garibaldi 5	63,388	253,441	316,829	146,762	170,067
CIRIE’ Via San Ciriaco 25	1,206,079	2,049,313	3,255,392	1,226,179	2,029,213
CISTERNINO Piazza Lagravinese 1	116,773	156,949	273,722	51,131	222,591
CODOGNO Via Alberici 28	332,120	1,409,709	1,741,829	612,732	1,129,097
COGNE Via Grappein	191,849	160,738	352,587	195,161	157,426
COLLEGNO Via Manzoni 1	1,321,784	1,642,511	2,964,295	1,752,952	1,211,343
COMO Albate / Via Canturina 186	372,221	168,080	540,301	232,781	307,520
COMO Piazza Cavour 15	491,041	14,536,785	15,027,826	5,707,298	9,320,528
COMO Via Bellinzona 349	22,977	318,511	341,488	168,222	173,266
COMO Via Milano 178	108,784	575,323	684,107	302,011	382,096
CONVERSANO Corso Dante 2	51,207	444,669	495,876	133,521	362,355
CORNAREDO Piazza Libertà 54	520,404	1,325,625	1,846,029	689,803	1,156,226
CORNAREDO Via Milano 95	183,686	503,117	686,803	235,772	451,031
CORSICO Via Caboto 37/41	1,846,623	3,102,633	4,949,256	2,815,735	2,133,521
CORSICO Via Dante / via Monti 31/b	1,677,635	—	1,677,635	578,120	1,099,515
COSENZA Corso Umberto I 17	161,056	5,421,765	5,582,821	1,503,773	4,079,048
COSSATO Via del Mercato 40	464,580	127,332	591,912	232,213	359,699
COSTIGLIOLE D’ASTI Piazza Umberto I 21	234,619	425,510	660,129	386,243	273,886
COURMAYEUR Via Monte Bianco 29 / Piazza Brocherelle 3	208,699	1,941,270	2,149,969	847,909	1,302,060
CREMA Piazza Duomo 1 / Via dei Racchetti 1	298,631	1,329,412	1,628,043	639,386	988,657
CREMA Via De Gasperi 62	145,771	—	145,771	52,220	93,551
CREMONA Corso Garibaldi 232 / Via Montello	1,104,141	2,012,235	3,116,376	1,804,001	1,312,375
CREMONA Piazza Cavour 1 / Via Gramsci	438,075	5,333,302	5,771,377	2,613,995	3,157,382
CREMONA Via dei Tigli 3	85,353	62,641	147,994	89,096	58,898
CRESCENTINO Corso Roma 55/57	97,379	567,887	665,266	305,051	360,215
CROTONE Piazza Pitagora 6/9	199,595	1,169,258	1,368,853	368,708	1,000,145
CUNEO Corso Giolitti / Piazza Europa	1,323,996	4,558,279	5,882,275	3,007,589	2,874,686
CUNEO Madonna dell’Olmo - Via Battaglia 13/15	31,144	—	31,144	934	30,210
CUORGNE’ Via Ivrea 7	159,055	761,652	920,707	412,608	508,099
DAIRAGO Via XXV Aprile 52/c	52,139	410,583	462,722	195,607	267,115
DALMINE Via Betelli 11	834,228	1,441,818	2,276,046	767,545	1,508,501
DOGLIANI Piazza Carlo Alberto 30 / Via 31 Luglio 21	393,484	520,251	913,735	602,843	310,892
DOMODOSSOLA Piazza Matteotti 16 / Via Gramsci	1,153,246	455,363	1,608,609	573,263	1,035,346
DONNAS Via Roma 36	317,286	1,083,002	1,400,288	785,092	615,196
DOSOLO Via XXIII Aprile 6/8/10	10,302	154,121	164,423	63,485	100,938
ENDINE GAIANO Via Tonale 49	5,852	190,096	195,948	76,242	119,706
ENNA Piazza VI Dicembre 6	2,027,243	93,584	2,120,827	905,613	1,215,214
ERBA Corso XXV Aprile 64	705,420	1,978,059	2,683,479	1,151,084	1,532,395
ERCOLANO Via IV Novembre 3/5	29,261	1,008,640	1,037,901	279,595	758,306
ESTE Via Matteotti 49/51	1,361,328	—	1,361,328	480,384	880,944
FAGNANO OLONA Piazza XX Settembre 5	66,910	561,447	628,357	265,875	362,482
FALOPPIO Via Roma 4	167,330	—	167,330	49,508	117,822
FASANO Via Roma 17 / Via Macallè	167,413	235,423	402,836	75,250	327,586
FERRERA ERBOGNONE Corso della Repubblica 27	105,777	121,392	227,169	109,686	117,483
FINALE LIGURE Via Concezione 34/35	435,163	971,678	1,406,841	711,597	695,244
FINO MORNASCO Via Garibaldi 135	73,422	867,137	940,559	409,415	531,144
FIORANO AL SERIO Via Roma 11/B	125,725	696,111	821,836	285,989	535,847
FIRENZE Piazza della Repubblica 4	89,609	3,240,455	3,330,064	1,220,241	2,109,823
FIRENZE Via Cavour 20/24	469,627	9,616,944	10,086,571	2,706,545	7,380,026
FIRENZE Via de’ Conti 3 / Via dell’Alloro	452,834	1,683,987	2,136,821	942,707	1,194,114
FIRENZE Via Morgagni 4	907,951	662,098	1,570,049	422,315	1,147,734
FIRENZE Via Pratese 191	130,404	—	130,404	11,736	118,668
FOGGIA Corso Vittorio Emanuele II 35	145,039	5,727,854	5,872,893	1,581,493	4,291,400
FOGGIA Piazza Puglia / via Bari 62	2,656,028	2,314,962	4,970,990	3,278,202	1,692,788
FOGGIA Via Bari 34/36	6,234	543,829	550,063	148,123	401,940
FOGGIA Via Masi 36	184,581	1,255,676	1,440,257	387,835	1,052,422
FOGGIA Via Napoli	217,845	117,852	335,697	62,708	272,989
FONDI Corso Italia	161,250	226,092	387,342	72,356	314,986
FONTANELLA Piazza Matteotti 18 / via Lazzari 2	573,449	267,434	840,883	380,620	460,263
FORIO D’ISCHIA Via Giuseppe Castellaccio	15,609	645,571	661,180	178,029	483,151
FORMIA Via Vitruvio 9/17	387,832	1,419,740	1,807,572	486,861	1,320,711
FORNO CANAVESE Via Truchetti 7	49,471	351,676	401,147	203,272	197,875
FOSSACESIA Viale dei Pioppi 15	246,823	—	246,823	37,862	208,961
FOSSANO Via Roma 81 / Via Cavour 1	322,957	1,838,768	2,161,725	959,045	1,202,680
FRANCAVILLA FONTANA Piazza Giovanni XXIII 12	11,060	453,966	465,026	125,265	339,761

(*)       L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; other.

Amount in €

LOCATION	INVESTMENT	REVALUATIONS (*)	BOOK VALUE	ADJUSTMENTS	NET SHAREHOLDERS’ EQUITY
FRATTAMAGGIORE Via Roma / Via Fiume	1,583,256	1,030,016	2,613,272	488,157	2,125,115
FRESONARA Via Boscomarengo 5	142,253	66,301	208,554	103,286	105,268
GAETA Piazza Libertà 8/10	264,704	303,399	568,103	106,122	461,981
GALATINA Via Garibaldi 91	18,775	696,700	715,475	192,659	522,816
GALATINA Via Roma 146/148	—	30,987	30,987	—	30,987
GALLARATE Corso Sempione 9	2,231,538	518,802	2,750,340	1,049,523	1,700,817
GALLIATE Via Leonardo da Vinci 21 / Via Volta	367,530	1,024,642	1,392,172	799,264	592,908
GAMBARA Piazza IV Novembre 5	516	201,364	201,880	78,685	123,195
GAMBOLO’ Corso Umberto I 4	254,724	344,941	599,665	234,445	365,220
GARLASCO Corso Cavour 172	104,712	646,169	750,881	266,545	484,336
GATTINARA Piazza Italia 10 / Corso Cavour 1	106,174	434,486	540,660	281,383	259,277
GENOVA Piazza Matteotti 2	1,727,120	—	1,727,120	530,857	1,196,263
GENOVA Via Cairoli 6	212,175	1,498,893	1,711,068	802,423	908,645
GENOVA Via Camozzini 11/r / Via Cialdini	404,704	642,998	1,047,702	633,771	413,931
GENOVA Via Cantore 44 / Via Pedemonte	1,596,390	3,791,994	5,388,384	2,738,602	2,649,782
GENOVA Via Cavallotti 46r/48/13/4	419,735	817,151	1,236,886	615,071	621,815
GENOVA Via Fieschi 4	4,146,086	17,254,898	21,400,984	9,685,836	11,715,148
GENOVA Via Gran Madre di Dio	71,512	263,115	334,627	175,223	159,404
GENOVA Via Magnaghi 1 / Via Cecchi 60	591,621	1,736,535	2,328,156	1,152,570	1,175,586
GENOVA Via Rossini 8 - Rivarolo	1,022,588	593,608	1,616,196	764,174	852,022
GENOVA Via Sestri 225/r / Via d’Andrade	374,304	1,488,676	1,862,980	977,062	885,918
GENOVA Viale Causa 2 / Via Albaro 38	369,379	1,750,329	2,119,708	897,122	1,222,586
GIAVENO Piazza San Lorenzo 15	191,130	502,196	693,326	416,661	276,665
GIOIA DEL COLLE Via Garibaldi 91	7,442	158,036	165,478	44,557	120,921
GIOIA TAURO Via Nazionale 111 bivio Rizziconi	238,175	242,130	480,305	89,721	390,584
GIOIOSA IONICA Via Gramsci / Via Mancini 1/2	6,516	241,702	248,218	66,825	181,393
GIUGLIANO Via Vittorio Veneto 32/33	28,390	1,206,443	1,234,833	332,563	902,270
GIULIANOVA Piazza Roma 1/5	13,519	1,024,650	1,038,169	279,668	758,501
GORLE Via Don Mazza 1/B	252,518	528,040	780,558	350,914	429,644
GRAGNANO Via Tommaso Sorrentino 38	5,741	301,611	307,352	82,774	224,578
GRASSOBBIO Via Roma 5/7	126,843	340,804	467,647	187,624	280,023
GRESSONEY SAINT JEAN Strada Eyemmatten	14,843	246,714	261,557	116,918	144,639
GROMO Piazza Marconi 2	44,263	163,605	207,868	61,822	146,046
GRONTARDO Piazza Roma 11	105	167,338	167,443	57,020	110,423
GROPELLO CAIROLI Via Libertà 108	366,228	373,200	739,428	353,435	385,993
GROTTAGLIE Via Parini 26 / Via Matteotti	9,214	429,692	438,906	118,203	320,703
GROTTAMINARDA Via Giardino	112,364	238,826	351,190	65,602	285,588
GRUGLIASCO Viale Gramsci 108	4,354	177,417	181,771	53,750	128,021
GRUGLIASCO Viale Gramsci 78/80	727,469	1,453,765	2,181,234	1,143,304	1,037,930
GUIDONIA MONTECELIO Via Giusti	808,018	2,460,136	3,268,154	1,504,740	1,763,414
GUSPINI Via Matteotti 28	85,992	181,793	267,785	71,525	196,260
IMPERIA Via Cascione 11 / Piazza Marconi 2	1,646,622	2,318,309	3,964,931	1,673,968	2,290,963
INCISA SCAPACCINO Via della Repubblica 3	32,136	209,654	241,790	129,456	112,334
INVERIGO Via Generale Cantore 52	6,921	262,306	269,227	118,545	150,682
IRSINA Corso Musacchio 68	15,938	257,712	273,650	73,711	199,939
ISCHIA PORTO Via Iasolino	7,307	351,707	359,014	96,653	262,361
ISCHIA PORTO Via Vittorio Colonna 242	37,948	1,620,642	1,658,590	446,291	1,212,299
ISERNIA Corso Garibaldi 7	516,523	1,190,367	1,706,890	318,846	1,388,044
ISOLA LIRI Via Roma 7	190,671	243,153	433,824	81,038	352,786
IVREA Piazza Balla 7	4,981,302	3,209,109	8,190,411	3,147,296	5,043,115
IVREA Vicolo Baratono 3	12,911	9,425	22,336	13,671	8,665
LA MADDALENA Via Amendola	52,854	608,386	661,240	178,045	483,195
LA SPEZIA Viale Italia 162	1,625,665	2,428,770	4,054,435	2,409,008	1,645,427
LAIGUEGLIA Via Roma 102	203,459	839,815	1,043,274	355,413	687,861
LAINATE Via Meda 1/A	341,537	680,210	1,021,747	364,041	657,706
LAMEZIA TERME Via Adige 1/15	108,767	661,065	769,832	207,300	562,532
LANCIANO Corso Trieste e Trento 37/39	7,706	596,508	604,214	162,717	441,497
LANDRIANO Via Rocca 6	83,373	295,906	379,279	186,342	192,937
LANZO INTELVI Piazza Novi 8	9,435	142,907	152,342	67,382	84,960
LANZO TORINESE Via Roma 6/a	64,114	577,703	641,817	291,144	350,673
L’AQUILA Corso Vittorio Emanuele	131,513	5,283,899	5,415,412	1,425,741	3,989,671
L’AQUILA Via Simonetto 6 / Via Tommasi 3	51,592	1,456,380	1,507,972	343,968	1,164,004
LARINO Largo Garibaldi 2	3,654	161,651	165,305	44,508	120,797
LATIANO Piazza Capitano Ippolito 12	5,501	268,041	273,542	73,679	199,863
LATINA Via Matteotti 47	124,494	590,827	715,321	192,617	522,704

(*)       L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; other.

Amount in €

LOCATION	INVESTMENT	REVALUATIONS (*)	BOOK VALUE	ADJUSTMENTS	NET SHAREHOLDERS’ EQUITY
LATINA Via Priverno / Via Isonzo 20	1,304,695	3,013,010	4,317,705	1,162,676	3,155,029
LECCE Piazza Mazzini / Via Nazario Sauro	1,717,728	3,754,941	5,472,669	2,948,117	2,524,552
LECCE Via XXV Luglio 13/a	128,384	4,272,131	4,400,515	1,184,976	3,215,539
LECCO Corso Martiri della Libertà	3,769,774	2,347,136	6,116,910	2,990,282	3,126,628
LEGNAGO Via Fiume 10	987,026	105,109	1,092,135	386,776	705,359
LEGNANO Via Monte Rosa / Via Battisti	229,907	399,635	629,542	280,221	349,321
LEGNANO Via Venegoni 51	200,713	428,873	629,586	301,151	328,435
LENNO Via Statale Regina 91	40,521	340,249	380,770	137,320	243,450
LEONFORTE Corso Umberto 201/b	152,565	92,058	244,623	161,757	82,866
LIONI Via San Rocco 40	90,965	115,617	206,582	38,590	167,992
LIVORNO FERRARIS Via Giordano 72	107,528	388,204	495,732	213,758	281,974
LIVORNO Via Bagnetti 4	147,131	111,098	258,229	48,237	209,992
LIVORNO Via Cairoli 20	88,244	3,686,986	3,775,230	1,016,047	2,759,183
LOANO Corso Europa 1	270,989	1,987,512	2,258,501	981,239	1,277,262
LOANO Via Aurelia 356	42,474	458,995	501,469	237,742	263,727
LOCATE TRIULZI Via Giardino 2	529,098	527,305	1,056,403	489,182	567,221
LOCATE VARESINO Via Cesare Battisti 38	402,034	217,787	619,821	249,213	370,608
LOCRI Corso Vittorio Emanuele 81	17,016	421,945	438,961	118,219	320,742
LODI Piazza Mercato 13 / via Strepponi 2	1,170,029	3,238,425	4,408,454	1,462,816	2,945,638
LOMAZZO Piazza Stazione 2	35,201	681,612	716,813	281,328	435,485
LOMELLO Via Roma 6/8	15,388	184,007	199,395	67,801	131,594
LUCERA Piazza Gramsci 15/19	18,013	420,912	438,925	118,210	320,715
LURATE CACCIVIO Via Unione 2	417,953	612,413	1,030,366	318,790	711,576
MAGENTA Via Volta / Via Cavallari	785,436	166,522	951,958	339,487	612,471
MAGLIE Via Scorrano 5	226,082	218,071	444,153	82,968	361,185
MALEO Piazza XXV Aprile 6/8	1,969	147,919	149,888	49,119	100,769
MANDELLO DEL LARIO Piazza Manara 5	437,129	303,526	740,655	370,227	370,428
MANDURIA Via XX Settembre 20	31,283	1,063,901	1,095,184	294,995	800,189
MANFREDONIA Corso Manfredi 152	2,427	327,950	330,377	88,956	241,421
MANTOVA Via Frattini 7	3,546,785	1,257,030	4,803,815	1,641,246	3,162,569
MANTOVA Via Isabella d’Este 10	113,621	—	113,621	27,269	86,352
MAPELLO Via Bravi 3	106,360	417,782	524,142	215,476	308,666
MARANO Via Merolla 9/11	477,500	789,476	1,266,976	611,669	655,307
MARANO Viale Duca d’Aosta	178,942	275,540	454,482	84,897	369,585
MARIANO COMENSE Piazza Roma 47	547,831	46,421	594,252	218,835	375,417
MARIANO DEL FRIULI Via Verdi (land)	914	28,378	29,292	—	29,292
MARIGLIANO Corso Umberto I 347/351	12,287	480,821	493,108	132,813	360,295
MASSAFRA Corso Roma 260/264	104,953	117,123	222,076	41,484	180,592
MASSALUBRENSE Viale Filangieri 15/17	5,474	487,535	493,009	132,787	360,222
MATERA Piazza Vittorio Veneto 51	66,804	3,507,259	3,574,063	962,448	2,611,615
MATERA Via Generale Passarelli 11	204,742	178,986	383,728	68,862	314,866
MEDE Via Cavour 18	1,179,553	553,750	1,733,303	699,786	1,033,517
MEDIGLIA Frazione Triginto / Piazza Pertini 6	604,255	165,473	769,728	303,316	466,412
MELEGNANO Piazza Garibaldi 1	1,863,587	1,103,223	2,966,810	1,365,703	1,601,107
MELITO PORTO SALVO Corso Garibaldi 44	99,102	120,334	219,436	59,100	160,336
MELZO Via Magenta 2/8	1,063,196	1,522,170	2,585,366	1,109,410	1,475,956
MENAGGIO Via IV Novembre 38/40	32,998	859,767	892,765	358,825	533,940
MENFI Via della Vittoria 254	252,002	225,507	477,509	295,919	181,590
MERATE Viale Lombardia 2	439,573	910,854	1,350,427	624,470	725,957
MERCATO SAN SEVERINO Via Diaz 111/113 / Via Torino	12,275	359,364	371,639	101,932	269,707
MESERO Via San Bernardo 8	42,395	247,061	289,456	124,263	165,193
META DI SORRENTO Corso Italia 66	2,225	217,428	219,653	59,158	160,495
MILANO Corso Sempione 67	208,108	1,470,653	1,678,761	573,401	1,105,360
MILANO Piazza Cordusio 2 / Piazza Mercanti 12	4,666,513	28,682,603	33,349,116	6,215,614	27,133,502
MILANO Via Carducci 4	2,161,450	2,430,881	4,592,331	2,107,292	2,485,039
MILANO Via del Gallo / Via Grossi	629,139	33,147,237	33,776,376	9,083,180	24,693,196
MILANO Via Domodossola 9/11	767,990	704,742	1,472,732	620,062	852,670
MILANO Via Ettore Ponti 30	515,420	401,363	916,783	379,006	537,777
MILANO Via Hoepli 10	437,503	9,394,471	9,831,974	4,243,317	5,588,657
MILANO Via Imbonati 35	1,323,757	113,191	1,436,948	484,838	952,110
MILANO Via Imbonati 64/a	428,144	3,482,811	3,910,955	1,607,545	2,303,410
MILANO Via Moroni 9	1,099,936	2,722,075	3,822,011	1,883,674	1,938,337
MILANO Viale Monza 118	289,487	3,042,673	3,332,160	1,268,864	2,063,296
MILANO Viale Piceno 2 / Piazza Emilia	878,625	4,595,783	5,474,408	2,203,307	3,271,101
MILANO Viale Restelli 3	174,503	2,661,592	2,836,095	1,140,628	1,695,467

(*)       L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; other.

Amount in €

LOCATION	INVESTMENT	REVALUATIONS (*)	BOOK VALUE	ADJUSTMENTS	NET SHAREHOLDERS’ EQUITY
MINORI Corso Vittorio Emanuele 29	65,676	264,942	330,618	89,022	241,596
MIRABELLA ECLANO Via Calcazanco	426,078	—	426,078	93,824	332,254
MODUGNO Piazza Garibaldi 41	31,855	215,879	247,734	66,705	181,029
MOLFETTA Piazza Vittorio Emanuele 7a	10,476	1,526,130	1,536,606	413,893	1,122,713
MOMBERCELLI Piazza Alfieri 2	33,635	151,817	185,452	102,221	83,231
MONCALIERI Centro Contabile Corso Savona 58	32,184,195	38,104,035	70,288,230	30,827,541	39,460,689
MONCALIERI Via Postiglione 29 bis - Vadò	106,529	—	106,529	6,392	100,137
MONCALIERI Via San Martino 34	771,671	2,497,584	3,269,255	1,628,713	1,640,542
MONCALVO Piazza Carlo Alberto 5	240,548	266,976	507,524	354,899	152,625
MONDOVI’ Corso Statuto 22 / Via Sant’Arnolfo	538,359	935,693	1,474,052	870,664	603,388
MONTAFIA Piazza Riccio 9/2	61,442	146,794	208,236	96,939	111,297
MONTALBANO JONICO Via Miele 63	82,057	36,728	118,785	22,189	96,596
MONTEGROSSO D’ASTI Via XX Settembre 67	144,743	140,682	285,425	147,733	137,692
MONTESARCHIO Via Marchitiello	341,797	169,495	511,292	95,509	415,783
MONTESILVANO Corso Umberto I 215 / Via Michetti	426,939	270,278	697,217	130,240	566,977
MORTARA Corso Garibaldi 91	334,034	787,725	1,121,759	515,577	606,182
MORTARA Via Josti 26	622,118	1,587,180	2,209,298	939,783	1,269,515
MOTTA BALUFFI Via Matteotti 7	10,566	141,127	151,693	41,255	110,438
MOZZATE Via Varese 28	5,165	476,236	481,401	199,926	281,475
MOZZO Via Santa Lucia 1	1,853,099	398,302	2,251,401	803,338	1,448,063
MUGNANO Via Verdi / Via IV Martiri 10	320,684	558,430	879,114	470,042	409,072
NAPOLI Corso Arnaldo Lucci 98/100	76,476	563,881	640,357	172,429	467,928
NAPOLI Corso San Giovanni a Teduccio 227/229	723,614	206,008	929,622	173,653	755,969
NAPOLI Corso Secondigliano 221	7,234	431,758	438,992	118,228	320,764
NAPOLI Piazza degli Artisti 15	16,460	587,728	604,188	162,709	441,479
NAPOLI Piazzetta Matilde Serao	12,395	231,373	243,768	65,673	178,095
NAPOLI Via Cervantes	51,708	2,953,161	3,004,869	818,019	2,186,850
NAPOLI Via Cilea 127	46,502	666,229	712,731	191,963	520,768
NAPOLI Via Diocleziano 34/40	10,478	364,041	374,519	100,851	273,668
NAPOLI Via Duomo	39,668	564,487	604,155	162,700	441,455
NAPOLI Via Epomeo 26/28	14,553	535,566	550,119	148,134	401,985
NAPOLI Via Falcone 362/364/366/368	39,351	185,924	225,275	60,736	164,539
NAPOLI Via Foria 34	1,526,670	—	1,526,670	310,677	1,215,993
NAPOLI Via Galeota 31/33	1,968,158	1,499,850	3,468,008	647,823	2,820,185
NAPOLI Via Marconi	489,127	22,568,134	23,057,261	6,179,860	16,877,401
NAPOLI Via Medina 5	—	2,605,009	2,605,009	701,368	1,903,641
NAPOLI Via Merliani 19	2,339,048	3,434,955	5,774,003	1,554,846	4,219,157
NAPOLI Via Nazionale delle Puglie 238/244	401,483	—	401,483	48,178	353,305
NAPOLI Via Riviera di Chiaia 131	2,724,871	10,644,832	13,369,703	5,864,946	7,504,757
NAPOLI Via San Biagio dei Librai 114	2,220,952	8,779,767	11,000,719	2,966,101	8,034,618
NAPOLI Via San Giacomo 20	41,207	634,115	675,322	182,010	493,312
NAPOLI Via Santa Lucia 53	10,977	650,219	661,196	178,031	483,165
NAPOLI Via Santa Lucia 55/57	135,939	173,935	309,874	57,884	251,990
NAPOLI Via Settembrini 79 Donnaregina	364,914	8,983,251	9,348,165	2,517,315	6,830,850
NAPOLI Via Toledo 177/178	43,026,465	98,893,945	141,920,410	38,226,620	103,693,790
NAPOLI Via Toledo 402 / Via Fornovecchio	139,003	5,609,480	5,748,483	1,550,387	4,198,096
NAPOLI Via Tribunali 210/213	507,027	15,756,339	16,263,366	4,379,424	11,883,942
NAPOLI Viale Augusto 1/3/5/7	14,151	920,843	934,994	251,782	683,212
NARDO’ Via Genova / Corso Galliano 2/b	60,984	594,958	655,942	176,695	479,247
NERVIANO SANT’ILARIO MILANESE Via San Antonio 1	77,566	276,603	354,169	144,393	209,776
NICHELINO Via Cagliari 23	38,321	—	38,321	9,199	29,122
NICHELINO Via Torino 3	190,228	928,966	1,119,194	752,546	366,648
NIZZA MONFERRATO Via Pio Corsi 77	250,057	1,005,277	1,255,334	597,412	657,922
NOCERA INFERIORE Via Garibaldi 22	146,304	1,712,571	1,858,875	500,729	1,358,146
NOCI Piazza Garibaldi 42	107,874	439,505	547,379	147,439	399,940
NOLA Piazza Matteotti	6,864	721,490	728,354	99,566	628,788
NOLA Via Provinciale Nola-Cancello	23,252	—	23,252	1,395	21,857
NOLE CANAVESE Via Torino 46	60,721	357,329	418,050	208,749	209,301
NOVARA Largo Cavour	896,217	3,654,719	4,550,936	1,938,033	2,612,903
NOVARA Via Marconi 2/T	121,000	84,950	205,950	70,846	135,104
NOVI LIGURE Corso Marenco 10 / Piazza della Repubblica 4	1,252,339	2,238,159	3,490,498	1,695,521	1,794,977
NUORO Via Lamarmora 123/131	1,407,522	813,243	2,220,765	414,839	1,805,926
NUORO Via Leonardo da Vinci 9	2,277	14,461	16,738	4,004	12,734
NUS Via Risorgimento 1	87,629	321,921	409,550	226,928	182,622
OCCHIEPPO SUPERIORE Via Martiri della Libertà 30	199,807	—	199,807	71,578	128,229

(*)       L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; other.

Amount in €

LOCATION	INVESTMENT	REVALUATIONS (*)	BOOK VALUE	ADJUSTMENTS	NET SHAREHOLDERS’ EQUITY
OGGIONO Via Cavour 3	572,090	203,925	776,015	353,608	422,407
OLBIA Via Aldo Moro 129	422,637	403,694	826,331	154,359	671,972
OLGIATE COMASCO Via Roma 2	18,901	1,327,787	1,346,688	555,637	791,051
OLMO AL BREMBO Via Roma 45	1,779	185,209	186,988	73,981	113,007
OMEGNA Via Don Beltrami 2	1,636,354	601,511	2,237,865	1,098,048	1,139,817
ORBASSANO Via Roma 43 / Via San Rocco 10	165,077	997,037	1,162,114	618,515	543,599
ORIA Vico Napoli / Piazza Lorch 2	94,004	200,385	294,389	79,314	215,075
ORISTANO Piazza Roma 38/40	382,480	712,194	1,094,674	294,856	799,818
ORTANOVA Via XXV Aprile	271,337	90,183	361,520	67,532	293,988
ORTONA A MARE Piazza della Vittoria 30	34,271	732,852	767,123	206,619	560,504
ORZINUOVI Piazza Vittorio Emanuele 55 / Via Chierica 3/a	154,645	1,513,281	1,667,926	689,436	978,490
OSPEDALETTO LODIGIANO Via Balbi 53	1,291	251,529	252,820	86,550	166,270
OSSONA Via Patrioti 2 / Via Bosi	14,922	298,655	313,577	134,272	179,305
OSTIANO Via Garibaldi 27 / Via Vighenzi 6	36,204	196,955	233,159	107,067	126,092
OSTUNI Corso Vittorio Emanuele 72	14,168	587,728	601,896	162,133	439,763
OTTIGLIO Via Mazza 18	68,773	209,042	277,815	147,614	130,201
OTTOBIANO Viale Garibaldi 9	22,339	144,156	166,495	62,027	104,468
OVADA Via Cairoli 22	604,335	1,907,201	2,511,536	1,340,492	1,171,044
OZIERI Corso Vittorio Emanuele 2	5,320	361,520	366,840	98,812	268,028
PADERNO DUGNANO Via Gramsci 124	510,308	755,433	1,265,741	489,732	776,009
PADERNO DUGNANO Viale della Repubblica 28	619,356	523,617	1,142,973	498,017	644,956
PADOVA Piazza Salvemini 14	10,420,908	3,600,284	14,021,192	7,607,382	6,413,810
PADOVA Via Scrovegni / Via Delù	10,091,233	—	10,091,233	1,052,706	9,038,527
PADOVA Via Scrovegni 31	1,110,441	396,480	1,506,921	491,254	1,015,667
PADOVA Via Trieste 57/59	14,637,582	8,181,395	22,818,977	13,372,288	9,446,689
PALERMO Via Dante 48/48a	476,872	745,592	1,222,464	759,873	462,591
PALMI Via Barbaro 47	11,730	399,221	410,951	110,693	300,258
PARABIAGO - VILLASTANZA Piazza Indipendenza 6	12,646	186,037	198,683	74,028	124,655
PARE’ Via San Fermo 5	46,039	293,620	339,659	149,055	190,604
PARMA Via Verdi 6	79,659	734,876	814,535	282,473	532,062
PAULLO Via Mazzini 21/23	832,970	1,977,407	2,810,377	785,823	2,024,554
PAVIA Corso Garibaldi 52	74,908	832,128	907,036	370,374	536,662
PAVIA Via Rismondo 2	4,851,555	464,118	5,315,673	1,729,212	3,586,461
PEJA Via Provinciale 3/3a	232,212	729,744	961,956	432,476	529,480
PENNE Via Dante Alighieri 5	11,139	195,221	206,360	55,607	150,753
PEROSA ARGENTINA Via Roma 31 / Piazza Marconi 7	106,927	391,979	498,906	256,670	242,236
PERUGIA Via Baglioni 9	97,221	3,492,282	3,589,503	966,360	2,623,143
PERUGIA Via Baldo 12	31,142	1,141,370	1,172,512	128,443	1,044,069
PERUGIA Via XX Settembre 72 / Via Corgna	2,223,222	2,191,699	4,414,921	2,539,613	1,875,308
PESCARA Corso Vittorio Emanuele 68/76	2,724,295	1,821,495	4,545,790	1,763,268	2,782,522
PESCARA Corso Vittorio Emanuele II 272/276	107,406	3,466,459	3,573,865	962,391	2,611,474
PESCARA Via Marconi 56 / Via Dei Marruccini 1	7,028	689,986	697,014	187,701	509,313
PESCARA Via Milano	120,108	117,462	237,570	44,378	193,192
PIADENA Via Libertà 40/36	498,165	497,377	995,542	437,203	558,339
PIANO DI SORRENTO Via delle Rose 16	58,523	432,274	490,797	132,231	358,566
PIAZZATORRE Via Centro 8	19,530	82,647	102,177	35,397	66,780
PINEROLO Piazza Barbieri 39/41	403,175	1,971,197	2,374,372	1,073,974	1,300,398
PINO TORINESE Via Roma 76	352,764	66,270	419,034	168,318	250,716
PIOLTELLO Via Milano 40 / Via Roma	494,835	269,373	764,208	366,542	397,666
PIOSSASCO Via Torino 49	140,783	449,634	590,417	232,822	357,595
PISA Corso Italia 131	170,759	—	170,759	20,491	150,268
PIZZIGHETTONE Via Monte Grappa	948,162	98,974	1,047,136	342,500	704,636
POGGIOMARINO Via Manzoni 2 / Via Vittorio Emanuele	406,653	202,566	609,219	263,284	345,935
POGLIANO MILANESE Via Monsignor Paleari 74	53,868	464,181	518,049	197,764	320,285
POIRINO Via Indipendenza 19	120,499	565,731	686,230	371,005	315,225
POLICORO Corso De Gasperi 37/39	121,992	426,593	548,585	147,600	400,985
POLLA Via Crispi	19,240	321,753	340,993	91,825	249,168
POMEZIA Via del Mare 73	546,679	768,233	1,314,912	232,991	1,081,921
POMIGLIANO D’ARCO Via Terracciano 45	121,650	467,118	588,768	146,205	442,563
PONT CANAVESE Via Craveri 6	120,857	189,375	310,232	126,593	183,639
PONTE NOSSA Via IV Novembre 16/18	73,505	244,160	317,665	130,350	187,315
PONTE SAN PIETRO Via Garibaldi 5	256,708	520,371	777,079	330,851	446,228
PONTECAGNANO Piazza Sabbato 11/14 / Via Carducci	56,680	604,255	660,935	177,975	482,960
PONTEVICO Via XX Settembre 25	647,768	848,119	1,495,887	897,780	598,107
PONTIROLO NUOVO Piazza Marconi 9	88,709	276,436	365,145	160,733	204,412

(*)       L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; other.

Amount in €

LOCATION	INVESTMENT	REVALUATIONS (*)	BOOK VALUE	ADJUSTMENTS	NET SHAREHOLDERS’ EQUITY
POPOLI Corso Gramsci 187	287,182	—	287,182	58,441	228,741
PORDENONE Via Marconi 30	76,075	—	76,075	15,281	60,794
PORLEZZA Piazza Matteotti 12	57,009	336,320	393,329	155,900	237,429
PORTICI Corso Garibaldi 39/42	215,907	879,010	1,094,917	294,922	799,995
POSITANO Piazza dei Mulini 18/20	13,016	534,029	547,045	147,351	399,694
POTENZA Corso Umberto I 57/59	1,351	91,413	92,764	24,989	67,775
POTENZA Corso XVIII Agosto 1850, 99	652,469	3,453,547	4,106,016	1,105,976	3,000,040
POZZUOLI Piazza della Repubblica	12,168	153,388	165,556	44,557	120,999
POZZUOLI Via Terracciano	1,469,023	451,712	1,920,735	341,706	1,579,029
PRATO Viale Vittorio Veneto 7	1,819,726	3,605,670	5,425,396	3,003,292	2,422,104
PREGNANA MILANESE Via Roma 80	97,536	324,530	422,066	188,791	233,275
PRESEZZO Via Papa Giovanni XXIII 4/5 / via Vittorio Veneto	235,906	184,639	420,545	285,811	134,734
QUARTU SANT’ELENA Via Brigata Sassari / Via Cardano	114,671	623,880	738,551	198,942	539,609
RAPALLO Corso Matteotti 2/4/6 / Via Mameli	286,099	875,169	1,161,268	592,303	568,965
REGGIO CALABRIA Corso Garibaldi 173	211,072	921,026	1,132,098	380,334	751,764
REGGIO CALABRIA Via Castello 4/9	—	16,527	16,527	4,448	12,079
REGGIO CALABRIA Via Miraglia 12	151,989	4,909,439	5,061,428	1,362,930	3,698,498
REGGIO CALABRIA Via Sbarre Inferiore	8,569	8,317	16,886	169	16,717
RESCALDINA Via Alberto da Giussano 43	54,664	272,686	327,350	140,500	186,850
RESCALDINA Via Melzi 2	13,484	598,242	611,726	241,320	370,406
RIVA PRESSO CHIERI Via San Giovanni 2	63,517	431,062	494,579	224,863	269,716
RIVALTA Circolo Ricreativo Via Giaveno 55	1,817,278	605,462	2,422,740	998,766	1,423,974
RIVAROLO Piazza Chioratti 1 / Via San Francesco	379,409	1,481,088	1,860,497	809,494	1,051,003
RIVOLI Piazza Martiri della Libertà 8 / Via Rombò 37	1,292,290	4,343,532	5,635,822	2,792,628	2,843,194
ROBBIO Via Roma 22	4,640	457,384	462,024	158,761	303,263
ROBURENT - SAN GIACOMO Via Sant’Anna 61	67,765	46,160	113,925	70,144	43,781
ROCCARASO Piazza Municipio 1	46,315	211,747	258,062	69,497	188,565
ROMA Corso Francia / Via Jacini	18,649	1,147,051	1,165,700	316,787	848,913
ROMA Corso Vittorio Emanuele 93	12,963	795,860	808,823	217,625	591,198
ROMA Piazza Fermi 40/42	28,657	883,141	911,798	245,469	666,329
ROMA Piazza Pio XI 14/19	92,912	1,456,408	1,549,320	417,098	1,132,222
ROMA Via Amato 80 Acilia	3,505,447	—	3,505,447	1,008,418	2,497,029
ROMA Via Carlo Alberto 24/26	—	1,159,514	1,159,514	312,640	846,874
ROMA Via Circumvallazione Ostiense 88/92	17,056	592,376	609,432	164,038	445,394
ROMA Via Cola di Rienzo 280/286	130,669	415,639	546,308	102,245	444,063
ROMA Via del Corso 403	786,290	1,889,199	2,675,489	701,918	1,973,571
ROMA Via della Stamperia 64	1,756,372	15,869,346	17,625,718	7,611,702	10,014,016
ROMA Via Faà di Bruno 34	400,306	632,608	1,032,914	192,669	840,245
ROMA Via Parigi 11	1,009,781	4,258,088	5,267,869	2,351,191	2,916,678
ROMA Viale dell’Arte 25	29,583,063	116,501,992	146,085,055	68,091,514	77,993,541
ROSETO DEGLI ABRUZZI Via Nazionale Adriatica 301	257,983	217,158	475,141	88,756	386,385
ROVELLASCA Via Piave 1	23,402	638,991	662,393	254,848	407,545
ROVELLO PORRO Via Piave 22	177,203	439,629	616,832	286,613	330,219
RUBANO - SARMEOLA Via Adige 6	14,721,043	8,283,570	23,004,613	19,468,940	3,535,673
RUBANO Via Pitagora 10/B	5,127,439	—	5,127,439	1,841,840	3,285,599
RUVO DI PUGLIA Largo Cattedrale 18	128,381	202,152	330,533	61,743	268,790
SABBIONETA Piazza Ducale 3 / via dell’Assunta 3	445,067	95,437	540,504	276,489	264,015
SAINT VINCENT Via Chanoux 88	93,216	939,679	1,032,895	463,157	569,738
SALA CONSILINA Via Roma / Via Boschi 1	3,509	63,524	67,033	18,061	48,972
SALE Via Roma 6	216,269	144,304	360,573	186,839	173,734
SALERNO Corso Vittorio Emanuele 81	70,822	5,518,342	5,589,164	1,504,973	4,084,191
SALERNO Piazza Luciani	501,051	9,559	510,610	19,047	491,563
SALERNO Via Roma 45	—	888,383	888,383	30,460	857,923
SALERNO Via Torrione 88/92	21,390	583,080	604,470	162,785	441,685
SALUZZO Corso Italia 44	394,271	1,147,494	1,541,765	790,019	751,746
SAN BASSANO Via Roma 57	6,604	150,121	156,725	59,723	97,002
SAN COLOMBANO AL LAMBRO Via Pasino Sforza 28	228,416	217,792	446,208	221,508	224,700
SAN DAMIANO D’ASTI Via Roma 20	229,851	226,639	456,490	266,983	189,507
SAN DONATO MILANESE Corso Europa / Via Morandi	531,732	381,851	913,583	398,757	514,826
SAN FEDELE INTELVI Via Provinciale 15	381	240,391	240,772	88,674	152,098
SAN FERDINANDO DI PUGLIA Via Centimolo	169,748	212,431	382,179	71,391	310,788
SAN FERMO DELLA BATTAGLIA Via Montelatici 2	325,445	122,128	447,573	202,791	244,782
SAN GIORGIO A CREMANO Piazza Municipio 30	112,549	914,129	1,026,678	270,524	756,154
SAN GIORGIO LOMELLINA Via Roma 1	503,192	—	503,192	124,194	378,998
SAN GIOVANNI BIANCO Via Boselli 10/16	57	172,878	172,935	60,329	112,606

(*)       L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; other.

Amount in €

LOCATION	INVESTMENT	REVALUATIONS (*)	BOOK VALUE	ADJUSTMENTS	NET SHAREHOLDERS’ EQUITY
SAN GIOVANNI LUPATOTO Via Madonnina 1/c	724,589	923,830	1,648,419	1,005,450	642,969
SAN MAURIZIO CANAVESE Via Vittorio Emanuele 59	5,302	453,455	458,757	205,235	253,522
SAN NICOLA LA STRADA Viale Italia / Via Perugia	70,747	528,335	599,082	161,416	437,666
SAN PIETRO VERNOTICO Via Brindisi 173	65,270	208,452	273,722	51,131	222,591
SAN ROCCO AL PORTO Via Dante Alighieri 5	1,095,709	255,449	1,351,158	534,414	816,744
SAN SEVERO Piazza Aldo Moro 43/47	21,587	1,096,438	1,118,025	301,063	816,962
SAN VITO DEI NORMANNI Via San Domenico / Via Resistenza	279,968	—	279,968	61,623	218,345
SANNAZZARO DE’ BURGONDI Piazza del Popolo 6	867,809	902,812	1,770,621	1,120,397	650,224
SANREMO Via Matteotti 169	1,104,543	3,831,810	4,936,353	2,609,908	2,326,445
SANTA CRISTINA E BISSONE Via Vittorio Veneto 142/140	44,729	166,979	211,708	91,471	120,237
SANTA MARIA CAPUA VETERE Corso Garibaldi 18/24	217,861	985,400	1,203,261	324,119	879,142
SANTA MARIA DELLA VERSA Via Crispi 1	16,399	204,426	220,825	87,031	133,794
SANT’AGNELLO Via Balsamo 19	3,821	151,322	155,143	41,764	113,379
SANT’ANGELO LODIGIANO Via Umberto I 46	144,590	671,791	816,381	340,494	475,887
SANT’EGIDIO ALLA VIBRATA Corso Adriatico 218	141,648	219,872	361,520	67,532	293,988
SANTERAMO IN COLLE Via Stazione 25	67,767	159,474	227,241	42,449	184,792
SANTHIA’ Corso Italia 75/87	136,310	532,664	668,974	323,323	345,651
SARNO Via Matteotti 75	9,751	465,328	475,079	127,982	347,097
SARONNO Piazza De Gasperi	49,580	—	49,580	11,899	37,681
SARONNO Piazza Volontari del Sangue 7	130,926	2,768,905	2,899,831	1,114,839	1,784,992
SARRE Strada Statale 26	382,297	442,225	824,522	508,155	316,367
SASSARI Piazza Italia 19	2,387,011	3,889,437	6,276,448	1,426,287	4,850,161
SAUZE D’OULX Piazza III Reggimento Alpini 24	66,851	289,875	356,726	201,043	155,683
SAVA Via Regina Margherita / Via Bosegna	106,543	136,192	242,735	45,343	197,392
SAVIGLIANO Piazza del Popolo 60	438,462	1,084,120	1,522,582	719,378	803,204
SAVONA Via Paleocapa / Piazza Mameli 2	1,788,068	4,380,844	6,168,912	3,154,708	3,014,204
SECUGNAGO Via Roma 5	13,068	146,399	159,467	58,212	101,255
SENAGO Piazza Borromeo 2	323,285	322,864	646,149	268,867	377,282
SEREGNO Corso Matteotti / Via Sanzio	1,730,360	534,129	2,264,489	907,657	1,356,832
SERRA SAN BRUNO Via De Gasperi 50	62,365	226,725	289,090	77,883	211,207
SERRACAPRIOLA Corso Garibaldi 130	59,193	147,389	206,582	38,590	167,992
SESTO SAN GIOVANNI Via Fratelli Casiraghi 27	1,297,983	1,006,930	2,304,913	846,131	1,458,782
SESTRI LEVANTE Via Fasce 24	209,920	1,305,943	1,515,863	714,444	801,419
SESTRIERE Piazzale Agnelli 2	105,265	476,992	582,257	316,208	266,049
SETTIMO TORINESE Corso Italia 16	1,086,842	2,470,343	3,557,185	1,532,542	2,024,643
SETTIMO TORINESE Via Torino 118	29,771	104,690	134,461	43,465	90,996
SINISCOLA Via Gramsci 10	137,295	157,085	294,380	54,990	239,390
SOLTO COLLINA Via Sant’Eurasia 1	59,355	168,534	227,889	107,070	120,819
SOMMA VESUVIANA Via Roma 61	267,817	248,416	516,233	139,108	377,125
SOMMA VESUVIANA Via Sant’Angelo / Via Sossio	55,054	35,208	90,262	199	90,063
SOMMARIVA BOSCO Via Cavour 13	39,443	376,596	416,039	188,995	227,044
SORA Largo San Lorenzo	322,124	416,410	738,534	137,958	600,576
SORESINA Via Matteotti 2	6,704	505,376	512,080	214,319	297,761
SORRENTO Corso Italia 210	72,769	2,444,907	2,517,676	678,156	1,839,520
SORRENTO Via degli Aranci 37	162,250	121,802	284,052	53,061	230,991
SOVERE Via Roma 26	144,424	308,065	452,489	191,612	260,877
SPARANISE Via Graziadei	10,479	325,368	335,847	90,435	245,412
SPINO D’ADDA Via Martiri della Liberazione 29	305,685	299,264	604,949	293,089	311,860
STRIANO Via Risorgimento / Via Roma 23	560,183	392,690	952,873	454,652	498,221
SULMONA Piazza XX Settembre 6	12,091	726,655	738,746	198,993	539,753
SUSA Via Mazzini / Corso Inghilterra 10	356,115	843,210	1,199,325	584,442	614,883
TARANTO Corso Giovinazzi / Via D’Aquino	3,407	84,534	87,941	23,688	64,253
TARANTO Via d’Aquino 49/51	159,861	3,966,524	4,126,385	1,111,484	3,014,901
TARANTO Via Orsini 33	12,275	385,277	397,552	107,113	290,439
TAURIANOVA Piazza Italia 24/27	13,933	512,842	526,775	141,871	384,904
TAVERNERIO Via Provinciale per Lecco 16/d	111,102	365,186	476,288	185,135	291,153
TAVIANO Corso Vittorio Emanuele 37	12,552	199,352	211,904	57,105	154,799
TEMPIO PAUSANIA Via Niccolò Ferracciu 2	120,368	478,756	599,124	161,425	437,699
TERAMO Corso San Giorgio 120	48,564	2,824,155	2,872,719	770,495	2,102,224
TERMOLI Corso Nazionale 150/152	2,208,977	104,209	2,313,186	979,053	1,334,133
TERMOLI Corso Umberto / Via Nazionale	25,344	1,069,582	1,094,926	294,922	800,004
TERNO D’ISOLA Via Castegnate 1	635,242	246,685	881,927	381,507	500,420
TERZIGNO Piazza Vittorio Emanuele 17	414,761	627,797	1,042,558	595,635	446,923
TICINETO Via Matteotti 1	53,047	243,102	296,149	135,639	160,510
TORINO Corso Bramante 84	952,293	649,488	1,601,781	1,220,509	381,272

(*)       L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; other.

Amount in €

LOCATION	INVESTMENT	REVALUATIONS (*)	BOOK VALUE	ADJUSTMENTS	NET SHAREHOLDERS’ EQUITY
TORINO Corso Casale 64/64bis	780,205	2,857,055	3,637,260	1,385,039	2,252,221
TORINO Corso De Gasperi 14	905,611	2,382,760	3,288,371	1,597,699	1,690,672
TORINO Corso Orbassano 134	91,696	1,367,179	1,458,875	591,187	867,688
TORINO Corso Orbassano 138	1,112,967	3,735,803	4,848,770	2,208,731	2,640,039
TORINO Corso Peschiera 151	1,032,213	2,970,251	4,002,464	1,918,596	2,083,868
TORINO Corso Peschiera 162	59,571	964,939	1,024,510	477,919	546,591
TORINO Corso Re Umberto 51/53	244,638	2,857,198	3,101,836	1,320,354	1,781,482
TORINO Corso San Maurizio 47	432,449	2,547,815	2,980,264	1,225,887	1,754,377
TORINO Corso Svizzera 32	675,967	2,644,676	3,320,643	1,535,151	1,785,492
TORINO Corso Turati 18	202,848	2,462,675	2,665,523	1,112,758	1,552,765
TORINO Corso Unione Sovietica 409	1,121,729	4,017,174	5,138,903	2,681,323	2,457,580
TORINO Corso Vittorio Emanuele II 110	762,956	2,558,483	3,321,439	1,554,268	1,767,171
TORINO Piazza Crispi 61 / Corso Vercelli	645,553	1,868,161	2,513,714	1,297,565	1,216,149
TORINO Piazza della Repubblica 7	321,752	2,901,710	3,223,462	1,310,414	1,913,048
TORINO Piazza Massaua 5	1,347,816	2,775,654	4,123,470	2,084,727	2,038,743
TORINO Piazza Nizza 75	820,241	2,275,051	3,095,292	1,404,224	1,691,068
TORINO Piazza Rebaudengo 7/9	494,306	1,443,349	1,937,655	1,064,457	873,198
TORINO Piazza San Carlo 156/182	12,547,887	98,850,845	111,398,732	51,311,017	60,087,715
TORINO Strada San Vito (Villa Abegg)	2,535,582	3,521,671	6,057,253	2,123,662	3,933,591
TORINO Via Asinari di Bernezzo 50	414,243	1,558,580	1,972,823	919,160	1,053,663
TORINO Via Banchette / Corso Grosseto	1,866,244	2,111,187	3,977,431	2,448,367	1,529,064
TORINO Via Caluso 1	11,839	385,944	397,783	166,873	230,910
TORINO Via Cimarosa 85	2,173,261	2,642,882	4,816,143	1,827,750	2,988,393
TORINO Via Domodossola 21	2,037	220,011	222,048	59,760	162,288
TORINO Via Gaidano 7	1,536,242	1,805,008	3,341,250	2,011,985	1,329,265
TORINO Via Gaidano 8	196,922	579,622	776,544	265,053	511,491
TORINO Via Giordano Bruno 200/202	6,405	45,586	51,991	20,727	31,264
TORINO Via Gottardo 273	207,651	642,524	850,175	304,657	545,518
TORINO Via Matteucci 2	552,984	1,802,194	2,355,178	1,055,296	1,299,882
TORINO Via Monginevro 228	557,419	1,452,888	2,010,307	1,018,674	991,633
TORINO Via Monte di Pietà 32	12,309,777	47,514,417	59,824,194	25,172,020	34,652,174
TORINO Via Sant’Anselmo 18	156,173	2,251,357	2,407,530	1,000,815	1,406,715
TORINO Via Stradella 34	1,209,093	3,688,147	4,897,240	2,644,080	2,253,160
TORINO Via Tunisi 124	1,405,355	502,737	1,908,092	760,676	1,147,416
TORINO Via Valeggio 36	128,365	689,133	817,498	404,688	412,810
TORINO Via Vigliani 160/51 / Via Palma di Cesnola	3,025,440	658,854	3,684,294	1,512,877	2,171,417
TORINO Via XX Settembre 3	229,771	2,685,563	2,915,334	1,233,058	1,682,276
TORRE ANNUNZIATA Corso Umberto 94 / Via Vesuvio	61,983	1,797,270	1,859,253	500,829	1,358,424
TORRE BOLDONE Via Palazzolo 11	37,050	477,358	514,408	219,005	295,403
TORRE DE’ PASSERI Corso Garibaldi	94,425	189,627	284,052	53,061	230,991
TORRE DEL GRECO Via Cesare Batisti 14	1,277,289	1,214,615	2,491,904	465,487	2,026,417
TORTONA Piazza Duomo 9	391,909	2,434,367	2,826,276	1,397,714	1,428,562
TORTONA Piazza Mazzini 2	22,477	20,139	42,616	24,511	18,105
TRADATE Corso Bernacchi 85	311,170	870,897	1,182,067	570,548	611,519
TRANI Piazza della Repubblica 63	2,875	652,802	655,677	176,627	479,050
TRECATE Via Gramsci 1	234,401	742,138	976,539	494,991	481,548
TRENTO Via Segantini / Via Acconcio	2,266,987	610,271	2,877,258	1,155,034	1,722,224
TRESCORE CREMASCO Via Carioni 2	241,631	273,090	514,721	240,622	274,099
TREVIGLIO Piazza Cameroni 2	1,456,076	2,188,455	3,644,531	1,822,522	1,822,009
TREZZO SULL’ADDA Via Garibaldi / Via dei Mille 1	782,113	1,266,851	2,048,964	859,897	1,189,067
TRIESTE Piazza Oberdan 3	84,819	1,068,033	1,152,852	409,533	743,319
TRIESTE Via Coroneo 8	45,205	27,099	72,304	26,029	46,275
TRINO Corso Cavour 61	354,774	577,220	931,994	543,792	388,202
TROFARELLO Via Torino 64	116,335	947,001	1,063,336	497,510	565,826
TURATE Via Marconi 7 / Via Candiani	454,637	349,792	804,429	362,994	441,435
UBOLDO Via Roma 27	30,307	462,856	493,163	207,532	285,631
UDINE Via Marangoni	96,594	1,272,087	1,368,681	696,143	672,538
VADO LIGURE Piazza Cavour 10	1,303,021	39,091	1,342,112	516,433	825,679
VAILATE Via Giani 15	85,042	302,118	387,160	140,328	246,832
VALBONDIONE Via San Lorenzo 24	21,969	91,261	113,230	47,391	65,839
VALENZA Corso Garibaldi 111/113	2,224,716	2,529,203	4,753,919	2,222,282	2,531,637
VALFENERA Via Amedeo d’Aosta 10	56,505	255,210	311,715	153,036	158,679
VALGUARNERA CAROPEPE Via Garibaldi 95	43,121	168,090	211,211	122,432	88,779
VALLE LOMELLINA Via Casserotto 1 / Via Roma 29	216,082	442,617	658,699	418,405	240,294
VALLEMOSSO Piazza Dante Alighieri 8	209,476	376,135	585,611	272,659	312,952

(*)       L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; other.

Amount in €

LOCATION	INVESTMENT	REVALUATIONS (*)	BOOK VALUE	ADJUSTMENTS	NET SHAREHOLDERS’ EQUITY
VANZAGHELLO Piazza Sant’Ambrogio 2	325,578	434,984	760,562	322,603	437,959
VARALLO SESIA Piazza Vittorio Emanuele	134,176	370,658	504,834	217,813	287,021
VARAZZE Piazza Patrone / Via Nazioni Unite	245,869	1,819,382	2,065,251	992,335	1,072,916
VARESE Via Marcobi 8	305,836	1,280,068	1,585,904	626,929	958,975
VARESE Via Milano 16	102,627	2,930,721	3,033,348	1,395,356	1,637,992
VASTO Via Maddalena	365,150	140,977	506,127	94,545	411,582
VENAFRO Corso Campano 21	11,971	437,439	449,410	121,044	328,366
VENARIA REALE Viale Buridani 6	170,603	—	170,603	30,476	140,127
VENEZIA - MESTRE Corso del Popolo 58	30,548	67,578	98,126	35,326	62,800
VENEZIA - MESTRE Via Cappuccina 11	96,616	574,778	671,394	241,702	429,692
VENEZIA Rio Terrà San Leonardo 1353	31,853	1,517,518	1,549,371	557,773	991,598
VENEZIA San Marco Calle Callegher	49,023	611,511	660,534	242,205	418,329
VENEZIA San Marco Calle delle Acque	168,942	77,468	246,410	175,275	71,135
VENOSA Via Roma 26	32,219	246,866	279,085	75,177	203,908
VENTIMIGLIA Via Cavour 30A-B/108	662,576	3,683,809	4,346,385	2,110,445	2,235,940
VERCELLI Viale Garibaldi 12	1,703,059	4,261,769	5,964,828	2,948,837	3,015,991
VERCELLI Via Mercadante 3 / Via Paggi	9,379	150,478	159,857	60,455	99,402
VERDELLO Via Cavour 19	258,764	744,864	1,003,628	251,931	751,697
VERONA Piazza Madonna di Campagna 18	1,875,538	455,381	2,330,919	755,403	1,575,516
VIADANA Piazza Manzoni 32	594,105	712,327	1,306,432	607,819	698,613
VIAREGGIO Via San Francesco	51,676	—	51,676	6,201	45,475
VICO EQUENSE Corso Filangieri 82	17,115	695,667	712,782	191,973	520,809
VIGEVANO Via Decembrio 35 / Via Carducci 1	259,412	3,051,040	3,310,452	1,461,171	1,849,281
VIGNALE MONFERRATO Piazza del Popolo 5	8,560	78,568	87,128	28,608	58,520
VILLA CARCINA Via Glisenti 78	745,518	407,520	1,153,038	585,798	567,240
VILLA CORTESE Via Tosi 22 / Via Speroni	349,479	257,509	606,988	301,179	305,809
VILLA SAN GIOVANNI Via Ammiraglio Curzon	67,087	531,951	599,038	161,401	437,637
VILLACIDRO Via Regione Sarda 59	19,700	264,426	284,126	76,538	207,588
VILLAFRANCA D’ASTI Via Roma 34	39,873	319,845	359,718	185,916	173,802
VILLANTERIO Via IV Novembre 12/a	275,383	360,890	636,273	157,060	479,213
VILLAR PEROSA Via Nazionale 31/9	15,568	460,574	476,142	191,651	284,491
VILLAROSA SICILIA Piazza Vittorio Emanuele 3	299,173	—	299,173	50,769	248,404
VILLASANTA Via Confalonieri / Via Camperio	473,598	23,171	496,769	162,520	334,249
VIMERCATE Via Risorgimento 32/a	826,376	362,775	1,189,151	529,205	659,946
VOGHERA Piazza Duomo 10	2,167,298	3,855,320	6,022,618	3,415,654	2,606,964
ZANICA Via Roma 9/9a	83,083	531,649	614,732	262,648	352,084
SGONICO (land)	—	361	361	—	361
TORPE’ (land)	176	—	176	176	—
Former Banco di Napoli granges	137,927	809,790	947,717	—	947,717

TOTAL PROPERTY IN ITALY	533,131,285	1,340,245,086	1,873,376,371	735,750,879	1,137,625,492

PARIGI Avenue de Suffren	21,304	314,393	335,697	—	335,697
NEW YORK Town of Mamaroneck	531,240	413,411	944,651	303,755	640,896

GRAND TOTAL	533,683,829	1,340,972,890	1,874,656,719	736,054,634	1,138,602,085

(*)       L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; other.

Other points on the agenda

NOMINATION, FOLLOWING DETERMINATION OF THE NUMBER,
OF THE MEMBERS OF THE BOARD OF DIRECTORS AND THE CHAIRMAN
FOR 2004/2005/2006; DETAIL OF RELATED REMUNERATION

ASSIGNMENT OF THE APPOINTMENT TO AUDIT THE FINANCIAL STATEMENTS,
THE HALF YEAR REPORT AND THE ANNUAL REPORT ON FORM 20-F
FOR 2004/2005/2006

AUTHORIZATION FOR THE PURCHASE AND SALE OF OWN SHARES

NOMINATION OF A SUPPLEMENTARY AUDITOR IN ACCORDANCE
WITH ART. 2401 OF THE ITALIAN CIVIL CODE

Nomination, following determination of the number, of the members of the Board of Directors and the Chairman for 2004/2005/2006; detail of related remuneration

THE BOARD OF DIRECTORS’ REPORT

Point 2 of the agenda

Shareholders,

the term of the Board of Directors appointed by the Shareholders’ Meeting held on 30 April 2001 expires with the approval of the financial statements as of 31 December 2003.

In fact, we remind you that, in accordance with Art. 14, subsections 1 and 2 of the Articles of Association, “the Company is administered by a Board of Directors composed of a number of members variable from 7 to 20, as decided by the Shareholders’ Meeting. The Shareholders’ Meeting nominates one of the Board Members as Chairman.

The Directors shall hold office for three financial years and may be re-elected”.

We further remind you that, in accordance with Art. 15, subsection 8 of the Articles of Association, “The members of the Board of Directors and of the Executive Committee are entitled to annual remuneration, part fixed and part variable, to be established by the Shareholders’ Meeting”.

In compliance with the last subsection of Art. 15, the Shareholders’ Meeting can, in addition to the aforementioned remuneration, determine to pay each Director a fixed sum for every meeting attended.

Shareholders,

you are therefore invited to take the necessary decisions.

Turin, 26 March 2004

The Board of Directors

Assignment of the appointment to audit the financial statements, the Half Year Report and the Annual Report on Form 20-F for 2004/2005/2006

THE BOARD OF DIRECTORS’ REPORT

Point 3 of the agenda

Shareholders,

the three year term of engagement assigned by the Bank to PricewaterhouseCoopers S.p.A., for the audit of the statutory and consolidated financial statements of Sanpaolo IMI, the limited review of the Half Year report and the audit of the consolidated financial statements included in the “Annual Report on Form 20-F”, prepared in accordance with United States regulations, expires with the approval of the 2003 financial statements.

Given the above, having appraised the technical qualifications of the audit firm and taking into consideration the specific competence of said firm in respect of the accounting, organizational and internal control procedures of the Bank and the Group, in order to maintain a high level of standards in respect of control and to ensure the continuity of the audit work, it has been decided to invite PricewaterhouseCoopers S.p.A. to submit a proposal for the renewal of the appointment as auditors for 2004/2005/2006.

The proposal is:

•                  to perform a full audit, in accordance with Articles 155 and 156 of D. Lgs. 58/98, on the financial statements of SANPAOLO IMI S.p.A. and on the consolidated financial statements of the SANPAOLO IMI Group as of 31 December 2004, 2005 and 2006 and to perform all duties and activities related thereto;

•                  to perform a limited audit, as recommended by Consob in communication no. 97001574 of 20 February 1997 and in accordance with the subsequent resolution no. 10867 of 31 July 1997, on the half year reports as of 30 June 2004, 2005 and 2006;

•                  to audit the reporting packages prepared by the foreign branches at London, New York (including Nassau), Tokyo, Singapore and Shanghai (full audits); Amsterdam, Athens, Frankfurt (including Munich), Vienna and Hong Kong (limited audits) for the purpose of the SANPAOLO IMI S.p.A. financial statements. In respect of the half year reports, it is proposed to perform only a limited audit on the reporting packages prepared by the London and New York (including Nassau) branches.

For the above activities, the annual sum requested by PricewaterhouseCoopers S.p.A. for 2004/2005/2006 is 1,375 thousand euro, which is composed as follows:

(in thousands of euro)

AUDIT OF THE STATUTORY AND CONSOLIDATED FINANCIAL STATEMENTS

		2004 - 2006 proposal
		Annual fees for the 2004 - 2006 three year period	Hours
Type of work
A1)	Full audit of the statutory financial statements	520	5,800
A2)	Full audit of the consolidated financial statements	90	915
A3)	Examination of the accuracy and correctness of the accounting records	190	2,200
Total A)		800	8,915
B)	Procedures on foreign branches (not included in above point A)	395	3,580
C)	Limited audit of the Half Year Financial Statements	220	2,355
D)	Limited audit on the foreign branches for the Half Year Financial Statements	65	620
Sub Total A. + B. + C. + D.		1,480	15,470
Discount		105
Total fees/hours		1,375	15,470

PricewaterhouseCoopers S.p.A. also submitted a proposal to audit the consolidated financial statements for 2004/2005/2006, which will be included in the “Annual Report Form 20-F”, prepared according to United States regulations and filed with the Securities and Exchange Commission in relation to the listing of Sanpaolo IMI on the New York Stock Exchange (NYSE).

The annual fees requested by PricewaterhouseCoopers S.p.A. for such work amounts to 600 thousand euro (for a total of 2,700 hours); these fees are inclusive of 220 thousand euro (for a total of 600 hours) for the work performed by PWC Global Capital Market Group, an internationally specialized body of PricewaterhouseCoopers.

The fees proposed have been determined in compliance with the criteria set by Consob and reflect current charge out rates; after the first year they shall be adjusted on the basis of changes to the cost of living index as established by the Central Statistics Institute (ISTAT). The above fees do not include VAT, out-of-pocket expenses, secretarial costs and regulatory contributions to Consob.

The fees do not include the time required, to perform additional audit work which may be necessary in the event of exceptional or unforeseeable circumstances including, only by way of example, significant changes to the structure and activities of SANPAOLO IMI and the Group, the establishment of shareholders’ equity destined for specific business and changes in accounting principles, when such work requires more commitment than that estimated in the proposal. In this event, the fees may be adjusted in the final bill according to the criteria set by Consob.

In accordance with Art. 159, subsection 1 of D.Lgs. 58/98 and Art. 146 of Consob Regulation no. 11971 of 14 May 1999 (and subsequent changes), the Board of Statutory Auditors have expressed their approval to appoint PricewaterhouseCoopers S.p.A. as auditors.

Therefore, we hereby propose to engage PricewaterhouseCoopers S.p.A., with head office at via Vittor Pisani 20, Milan, for 2004/2005/2006 and in accordance with Art. 159 of D.Lgs. no. 58 of 24 February 1998 and the relevant regulations issued by Consob through resolution no. 11971 of 14 May 1999, to audit the statutory and consolidated financial statements of SANPAOLO IMI, to perform a limited audit on the half year reports, to review the reporting package prepared for the purpose of the year-end financial statements and half year report of the foreign branches, and to audit the consolidated financial statements included in the “Annual Report on Form 20-F” prepared according to United States regulations. All of the above within the terms and according to the methods described.

Turin, 26 March 2004

The Board of Directors

Authorization for the purchase and sale of own shares

THE BOARD OF DIRECTORS’ REPORT

Point 4 of the agenda

Shareholders,

the Board of Directors has called you to the ordinary meeting to resolve on the proposal to authorize the purchase and sale of own shares, in order to renew the authorization already granted at the previous meeting of 29 April 2003, prior to its imminent expiry.

The appropriate sections of the Report on Operations and the Explanatory Notes to the 2003 Financial Statements illustrate the transactions in own shares carried out by SANPAOLO IMI S.p.A. during the year.

As you well know, there are a number of reasons why a company might want to buy or sell its own shares. In particular, it is opportune that Directors be authorized to purchase and sell own shares, also to keep prices in line with estimated fair values, in relation to contingent situations on the domestic or international markets. This can also improve market liquidity and the trading of shares.

At the same time, it is deemed opportune that Directors be empowered with this authorization in order to be able to take advantage of opportunities such as special transactions or deals involving share exchanges or other situations where a company might need to have its own shares available.

Purchases of own shares will be made according to procedures provided and permitted by the first subsection of Art. 132 of D.Lgs. 58 of 24 February 1998, to ensure fair treatment to all shareholders pursuant to subsection 3 of Art. 132 of the same Decree Law. Transactions are generally carried out in compliance with current CONSOB regulations.

Taking account of the above, we propose that you pass a resolution in accordance with Art. 2357 of the Civil Code and Art. 132 of D. Lgs. 58 of 24 February 1998, authorizing for a period of 18 months from the date of the resolution the purchase of own shares with a nominal value of 2.8 euro per share at a price, net of related purchase costs, of not less than 30% below and not more than 10% above the reference price that the stock will have posted during the stock exchange session on the day prior to each purchase transaction, up to a maximum of 180 million shares and in any case, within the limits set by the law. According to these limits, suitable procedures are implemented in order to monitor the total share-holding held by the Group. Purchases can take place on one or more occasions.

We propose that you confirm the Reserve of 1,000 euro for the purchase of own shares, which corresponds to the total of the amount already accrued. The amount of own shares held in portfolio at any moment in time should not exceed this limit.

We also propose that, pursuant to Art. 2357-ter of the Civil Code, you authorize the disposal of all or part of the own shares held, at a price not less than 10% below the reference price that the stock will have posted in the session on the day prior to each sale. On the other hand other parameters can be used, in line with international best practice, for share transfers involved in the acquisition of shareholdings by the Bank, or in connection with the setting up of stable relationships of cooperation or special financial operations which imply the availability of own shares.

For the above reasons, subsequent purchase and sale transactions can be made.

Own shares can also be used as part of incentive plans for:

•                  the employees of the Company or its subsidiaries for allocations free of charge, also in substitution of other forms of remuneration, taking into account tax benefits provided for by current tax regulations;

•                  sales for payment following the exercise of option rights and at a price equal to the “normal value” of the stock calculated according to current tax regulation, to employees of the Bank or of its subsidiaries, as well as, in compliance with Art. 2389 of the Civil Code, to Directors of the Bank.

In this respect, we inform you that, as mentioned in the consolidated Report on operations, and without affecting the powers of the shareholders’ meeting in matters concerning the authorization of how own shares can be used, the Board of Directors has on separate occasions:

•                  decided in accordance with Art. 15 subsection 9 of the Articles of Association that the remuneration of the Chairman Mr. Rainer Masera and of the Managing Directors Mr. Alfonso Iozzo and Mr. Luigi Maranzana should be supplemented by means of a stock option plan assigning to each of them 450,000 fixed rights for their 2001/2002/2003 three year term of office, plus further 150,000 rights on condition that the SANPAOLO IMI stock reach a price of 20 euro by the end of the three-year period;

•                  decided, in accordance with Art. 15 subsection 9 of the Articles of Association, on the appointment of Mr. Pio Bussolotto as Managing Director, that his remuneration should be supplemented by means of a stock option plan assigning him 300,000 fixed rights for his 2002/2003 two year term of office, plus a further 100,000 rights on condition that the SAN-PAOLO IMI stock reach a price of 20 euro by the end of the two-year period;

in both cases the purchase price is equal to 12.6244 euro, whilst the period of exercise of the rights is forecast for the end of the 2001/2003 three-year period, after the issue of the dividend for 2003 and before approval by the Board of Directors of the 2005 financial statements and not later than 31 March 2006.

Lastly, we invite you to formally agree with these proposals – and consequently to revoke, for the part not executed of the resolution passed on 29 April 2003 authorizing the purchase and sale of own shares, and to authorize the Board of Directors to delegate all or part of the power to initiate purchases and disposals of own shares.

Turin, 26 March 2004

The Board of Directors

Nomination of a Supplementary Auditor in accordance with Art. 2401 of the Italian Civil Code

THE BOARD OF DIRECTORS’ REPORT

Point 5 of the agenda

Shareholders,

it is brought to your attention that Prof. Antonio Ottavi formally advised the Chairman and the Board of Directors of his resignation as Supplementary Auditor of the Bank with effect from 19 January 2004.

This meeting of the Shareholders’ is therefore called on to pass a resolution to appoint a new Supplementary Auditor ex. Art. 2401 of the Italian Civil Code.

As a matter of fact, in accordance with Art. 19, subsection 16 of the Articles of Association, the aforementioned resolution shall be passed by the relative majority, without recourse to a voting list.

Shareholders,

you are therefore invited to take the necessary decisions.

Turin, 26 March 2004

The Board of Directors

Report on corporate governance
and adherence to the code of conduct
for listed companies

INDEX

INTRODUCTION

THE COMPANY
a) Organization
b) Composition of share capital and majority shareholders
c) The role of the Parent Bank and the SANPAOLO IMI Group

BOARD OF DIRECTORS
a) Composition and duration
b) Executive and non-executive Directors – the Chairman and the Deputy Chairmen
c) Independent and non-independent Directors
d) Offices of Director or Statutory Auditor held in other companies
e) Functions of the Board of Directors
f) Board meetings

EXECUTIVE COMMITTEE AND MANAGING DIRECTORS

TECHNICAL COMMITTEES
a) Remuneration and Personnel Policies Technical Committee
b) Audit Technical Committee
c) Group Risks Technical Committee
d) Ethical Committee

NOMINATION AND REMUNERATION OF THE DIRECTORS
a) Nomination
b) Remuneration

CENTRAL MANAGEMENT

THE INTERNAL CONTROL SYSTEM

TRANSACTIONS WITH RELATED PARTIES

TREATMENT OF CONFIDENTIAL INFORMATION

INTERNAL DEALING

RELATIONS WITH SHAREHOLDERS

SHAREHOLDERS’ MEETINGS

BOARD OF STATUTORY AUDITORS
a) Nomination, composition and duration
b) Functions and powers of the Board of Statutory Auditors
c) Offices of Director or Statutory Auditor held in other listed companies

AUDITS

Introduction

Within the context of ever increasing attention to governance profiles and transparent communication to the market, as instruments to maximize shareholder value, SANPAOLO IMI has adhered to the aims and indications of the Code of Conduct for Listed Companies since its issue.

Recognizing the validity of the model of corporate governance contained in the Code - drawn up on the basis of international best practice - the Company continues to follow its principles and introduces a model of corporate governance with the aim of guaranteeing adequate sharing of responsibilities and powers, correctly balancing the functions of management and control, also in the light of the experiences of the more evolved financial markets.

The beginning of this Report supplies a brief profile of the Company and its organization, while the subsequent paragraphs are dedicated to describing the SANPAOLO IMI corporate governance system, paying special attention to the attributions and responsibilities of the Company bodies, the nomination methods and the duration in office of their components and the rules for their renewal, as well as relationships with shareholders and institutional investors. Three tables summarizing the structure of the Board of Directors, the Internal Committees and the Board of Statutory Auditors, as well as the general application of the Code, are added as appendixes.

The Company

SANPAOLO IMI – Limited company with Registered office in Turin and Secondary offices in Rome and Bologna is a Bank registered in the roll of banks and Parent Bank of the SANPAOLO IMI Banking Group, registered in the roll of banking groups. The Company, in accordance with Art. 4 of the Articles of Association, accepts deposits from the public and exercises various forms of credit, in Italy and abroad, and may perform, within the legal limits in force, all transactions and banking and financial services and every other instrumental transaction or transaction linked with achieving the corporate aim.

The Company is listed with the Mercato Telematico Azionario organized and managed by Borsa Italiana S.p.A. and with the New York Stock Exchange.

a) Organization

In accordance with the Italian legislation on listed companies, and in the light of the adherence to the Code of Conduct, the SANPAOLO IMI organization is characterized by the presence of the following Company bodies:

•                  the Shareholders’ Meeting, a Body which expresses company intentions the decisions of which, adopted in conformity to the law and the Articles of Association, restrict all shareholders, including those who are absent or dissenting;

•                  the Board of Directors, nominated by the Shareholders’ Meeting for a period of three years and holder of all Company management powers;

•                  the Chairman of the Board of Directors – nominated by the Shareholders’ meeting from among the members of the same Board – is the legal representative of the Company before third parties and for legal purposes, and also presides over the Executive Committee, of which he is a rightful member;

•                  the Executive Committee and the Technical Committees (Remuneration and Personnel Policies Technical Committee, Audit Technical Committee, Group Risks Technical Committee and Ethical Committee), set up within the Board and made up of its members; the Executive Committee is the Body delegated to carry out important administration functions, while the other Committees perform advisory services, preliminary enquiries and control activities;

•                  two Deputy Chairmen – nominated by the Board of Directors from among its members – are rightful members of the Executive Committee and assume all the Chairman’s powers and the legal representation of the Company before third parties and for legal purposes in the event of his absence or impediment, according to the order of succession established by the Board;

•                  three Managing Directors – nominated by the Board of Directors, which organizes their assignments – are rightful members of the Executive Committee and hold, individually, the legal representation of the Company before third parties and for legal purposes in the event of the absence or impediment of the Chairman and the Deputy Chairmen;

•                  the Central Management, nominated by the Board of Directors – as an alternative to nominating one or more General Managers – establishes the number of members and provides for attribution of the competencies as well as the allocation of the functions among them;

•                  the Board of Statutory Auditors – nominated by the Shareholders’ Meeting for a period of three years and composed of five Auditors and two Supplementary Auditors – supervises the observance of the law and the Articles of Association and, generally, the administrative, organizational and accounting system, as well as the Company’s internal control system.

The attributions and operating standards of the Company bodies are contained in the legal and regulatory provisions, in the Articles of Association and in the decisions made by the Boards; the operating standards of the Shareholders’ Meeting are also governed by special Regulations.

b) Composition of share capital and majority shareholders

The Company’s capital, as resulting from Art. 6 of the Articles of Association, is 5,144,064,800.00 euro fully paid, which comprises 1,448,831,982 registered ordinary shares and 388,334,018 preference shares which do not give entitlement to vote in the ordinary shareholders’ meetings.

Preference shares were introduced – in accordance with letter a) of subsection 3 of Art. 28 of D. Lgs 153/1999 – in July 2002, in conjunction with the incorporation of Cardine Banca, implementing that provided for by the letter of intent signed by Compagnia di San Paolo, Fondazione Cassa di Risparmio di Padova e Rovigo and Fondazione Cassa di Risparmio in Bologna. Said shares, which give entitlement to vote only in the extraordinary shareholders’ meetings, are now held by Compagnia di San Paolo, Fondazione Cassa di Risparmio di Padova e Rovigo and Fondazione Cassa di Risparmio in Bologna. The preference, or privilege, consists in the pre-emption right in the case of capital repayment and in the right to an allocation of the net income of 5% of the nominal share value, as well as the right to accumulate the dividend still to be received with that matured over the subsequent two years.

Other advisory agreements currently exist between Compagnia di San Paolo, IFIL S.p.A., Società Reale Mutua di Assicurazioni S.p.A. and CDC IXIS Italia Holding S.A., and will expire on 13 April 2004.

An excerpt of all the aforementioned agreements is available on the Bank’s website.

On the basis of the Shareholders’ Book and other available information, as of 26 March 2004, SANPAOLO IMI has about 185,000 shareholders. A table listing the main shareholders, directly and/or indirectly holding shares of the share capital with voting rights is printed below:

Shareholder	Percentage of total capital	Percentage of ordinary capital
Compagnia di San Paolo	14.48	7.50
Fondazione CR Padova e Rovigo	10.80	4.38
Santander Central Hispano	8.61	10.92
Fondazione CR in Bologna	7.69	3.12
Giovanni Agnelli & C.	3.83	4.86
Deutsche Bank AG	2.00	2.54
Mediobanca	1.93	2.45
Fondazione Cariplo	1.74	2.21
Caisse des Depots et Consignations	1.70	2.16
Società Reale Mutua di Assicurazioni	1.54	1.94
Ente CR Firenze	1.53	1.94
Credit Lyonnais SA	1.50	1.91
Fondazione CR Venezia	1.50	1.90

c) The role of the Parent Bank and the SANPAOLO IMI Group

The Company is the Parent Bank of the SANPAOLO IMI Banking Group, composed of the same Parent Bank and the banking, financial and instrumental companies – with registered offices in Italy and abroad – controlled directly or indirectly.

In its capacity as Parent Bank, the Company holds the role of reference-point for the Bank of Italy and, in exercising its direction, address and coordination activities, issues the necessary provisions to the members of the Banking Group for implementing the instructions received from the Bank of Italy in the interest of Group stability. For this purpose SANPAOLO IMI asks the Group companies for news, figures and relevant reports and also verifies compliance with the provisions issued as instructed by the Bank of Italy. The Administrators of the subsidiaries must implement the Parent Bank provisions and supply every piece of information useful to its issue to the Parent Bank.

The SANPAOLO IMI Group is based upon the specialization of the professional skills of the production, distribution and service units and is mainly structured in four business sectors:

•                  Domestic Banking Networks – including the Sanpaolo Network, the former Cardine bank networks and Sanpaolo Banco di Napoli – dedicated to the retail and business markets throughout the whole country. The banking networks are flanked by specialist units to serve domestic clients: Banca OPI, which provides consultancy and medium- and long-term financing to public bodies for infrastructure works, GEST Line, which manages the Group’s tax collection activities, as well as trustee, consumer credit and leasing companies. This sector also includes the Other Italian Networks, which handles the Group’s shareholdings in Cassa di Risparmio di Firenze, Cassa dei Risparmi di Forlì and Banca delle Marche;

•                  Personal Financial Services, which manages the offer of financial services by the “Banca Fideuram group” financial planner network;

•                  Wealth Management and Financial Markets, which include the companies controlled directly by Sanpaolo IMI Wealth Management, dedicated to providing asset management products (mutual funds, portfolio management and insurance) to the Group networks and associated networks, as well as institutional investors and other networks; Banca IMI, the Group’s investment bank, whose business priorities concern, on the one side, the supply of specialist services to companies and institutional customers and, on the other, the development of structured products distributed to retail customers and corporate customers through the Group’s networks; Sanpaolo Imi Private Equity, whose aim is to strengthen and consolidate the Group’s activity and presence in the private equity sector, mainly through the promotion and management of closed-end investment funds;

•                  International Activities, which includes the Parent Bank’s Foreign Network, limited to corporate lending, and Sanpaolo IMI Internazionale, established to develop the presence in foreign countries of strategic interest through growth initiatives such as acquisitions and alliances.

* * *

On 13 February 2004, the SANPAOLO IMI Board of Directors approved a project to reorganize the Group’s insurance activities, which provides for concentrating the insurance business – currently split into several production platforms: Sanpaolo Vita, Sanpaolo Life, Fideuram Vita and Noricum Vita together with Egida (jointly controlled with Reale Mutua Assicurazioni) and Fideuram Assicurazioni in the damages branch – with the aim of simplifying and rationalizing its presence in a sector of strategic interest, taking advantage of opportunities for development and creating an insurance pole to lead the market. The transaction will be accomplished in the time technically compatible with obtaining authorization from the Bank of Italy and with the necessary requirements.

* * *

To equip the Bank with a suitable self-regulation instrument comprising the essential principles of the Group’s organization and the fundamental rules of the subsidiaries’ direction and coordination model, the Board of Directors approved the Group Regulations, which define the Group’s entire structure, the basic principles on which it operates, the areas of competence and the responsibilities of the Central Functions of the Parent Bank, as well as the mechanisms and instruments used to coordinate the entire Group.

SANPAOLO IMI has also introduced a Group investment policy, attributable to fundamental principles of finance, which indicates behavioral rules for the consistent issue of customer investment services.

To ensure adequate dissemination of the Group’s strategic addresses among top management, their rendering into plans and budgets and their accomplishment, a Group Management Committee has been set up to analyze, compare and evaluate the Group’s global management trend. The Committee’s main activities concern the sharing of general strategic addresses, information on the general management trend and the progress of the main projects underway, as well as the analysis and in-depth investigation of the decisions which are important to the Group as a whole. This Committee, to which the Chairman of the Parent Bank participates, usually has a monthly meeting which is attended by the Managing Directors of SANPAOLO IMI, the Heads of the Group’s main distribution networks and Heads of Parent Bank specialist Functions; on the basis of specific needs, it may also be extended to the managers of the various Group departments.

Board of Directors

a) Composition and duration

In accordance with Art. 14 of the Articles of Association, the Company is administered by a Board of Directors composed of a number of members variable from 7 to 20, as decided by the Shareholders’ Meeting, which will nominate one of them Chairman.

The SANPAOLO IMI Board of Directors in office at the time of publication of this Report was nominated by the Shareholders’ Meeting of 30 April 2001 and subsequently by the Shareholders’ Meeting of 5 March 2002(1), and is composed of 18 Directors, listed below with their specific roles:

Rainer Masera	Chairman
Pio Bussolotto	Managing Director
Alberto Carmi	Director
Giuseppe Fontana	Director
Richard Gardner	Director
Alfonso Iozzo	Managing Director
Mario Manuli	Director
Luigi Maranzana	Managing Director
Antonio Maria Marocco	Director
Virgilio Marrone	Director
Abel Matutes	Director
Iti Mihalich	Director
Anthony Orsatelli	Director
Emilio Ottolenghi	Director
Orazio Rossi	Deputy Chairman
Gian Guido Sacchi Morsiani	Director
Enrico Salza	Deputy Chairman
Remi François Vermeiren	Director

The Bank’s website reports short biographical and professional notes of the Directors in office.

(1)       The Directors Antonio Maria Marocco and Anthony Orsatelli were nominated last year by the Board of Directors, in accordance with Art. 2386 of the Italian Civil Code, following the resignations of Gabriele Galateri and M.me Bouillot, and subsequently confirmed by the Shareholders’ Meeting of 25 November 2003.

The term in office of all the members of the Board of Directors is envisaged until the approval of the financial statements for 2003. The renewal of the Board is planned for the Shareholders’ Meeting of 28/29 April 2004.

The Board of Directors has nominated Piero Luongo, Head of General Secretarial Management, as Board Secretary.

b) Executive and non-executive Directors – the Chairman and the Deputy Chairmen

The Board of Directors is mainly composed of Non-executive Directors, having no operational delegated powers and/or no directional functions in the Company, and the pursuance of their respective duties in meetings of the Deliberative Bodies and Technical Committees is reserved to them. They will be in sufficient number to guarantee that their judgment has determinant weight when making decisions.

More specifically, the Managing Directors will be considered as Executive Directors, in relations to their role of executive management and promotion of activities for the Company, as stated by the Articles of Association, while all the remaining members of the Board are to be considered as Non-executive Directors.

The Chairman of the Board of Directors is also a Non-executive Director: the current Company structure, resulting from the Articles of Association and decisions of the Board, state that the Chairman’s functions are distinct from those of the Managing Directors. The Board has assigned no operational delegated powers to the Chairman, except for, pursuant to the Articles of Association, the responsibilities to coordinate the activities of the Company, the legal representation and the power to take, in agreement with the relevant Managing Director, any urgent provision in the interest of the Company, referring such to the Board of Directors or the Executive Committee at its next meeting.

The Deputy Chairmen – nominated, in accordance with Art. 15 of the Articles of Association, by the Board of Directors from among its members – are also Non-executive Directors, having not been assigned operational delegated powers by the Board and being solely capable of assuming, to all effects, the powers of the Chairman pursuant to Art. 18 of the Articles of Association, in event of his absence or impediment, in the order established by the Board.

c) Independent and non-independent Directors

The Board of Directors periodically checks the existence of the independence of the Non-executive Directors on the basis of the definition contained in the Code of Conduct and also with reference to the instructions supplied by the individuals involved.

Considering the nature of the agreements existing among certain shareholders and relative financial arrangements between SANPAOLO IMI and the same shareholders, the following are to be considered non-independent directors by virtue of their offices among the shareholders:

Anthony Orsatelli

Virgilio Marrone

Iti Mihalich

As regards the remaining non-executive Directors, there are no elements such as not to satisfy the requirements of independence.

Each Director has undertaken to promptly inform the Board should he cease to be independent.

d) Offices of Director or Statutory Auditor held in other companies

Following is a list of the offices of Director or Statutory Auditor currently held by SANPAOLO IMI Directors in Companies listed in regulated markets, including those abroad, in financial, banking, insurance or other significant-sized companies:

DIRECTOR	OFFICE	COMPANY
MASERA Rainer	Chairman	Banca Fideuram S.p.A.
	Member of the Board of Directors	BEI – European Investment Bank
BUSSOLOTTO Pio	Managing Director	Cassa di Risparmio di Padova e Rovigo S.p.A.
	Director	Cassa di Risparmio di Firenze S.p.A.
	Director	Banca delle Marche S.p.A.
CARMI Alberto	/	/
FONTANA Giuseppe	Director	Banca Fideuram S.p.A.
	Director	Banca Popolare di Sondrio S.c.r.l.
GARDNER Richard	/	/
IOZZO Alfonso	Chairman	Sanpaolo Banco di Napoli S.p.A.
	Chairman	Banca OPI S.p.A.
	Director	Nhs Mezzogiorno Sgr S.p.A.
	Member of the Supervisory Board	CDC Ixis
MANULI Mario	Chairman and Managing Director	Fin.M. S.r.l.
	Director	Manuli Rubber Industries S.p.A.
	Director	Manuli Stretch S.p.A.
	Director	Terme di Saturnia S.r.l.
	Director	Tamburi Investment Partners S.p.A.
	Director	Cassa di Risparmio di Firenze S.p.A.
MARANZANA Luigi	Chairman	Banca d’Intermediazione Mobiliare Imi S.p.A.
	Chairman	Sanpaolo Imi Wealth Management S.p.A.
	Director and Member of the Executive Committee	Banca Fideuram S.p.A.
	Director	Sanpaolo Imi Internazionale S.p.A.
MAROCCO Antonio Maria	Director	Ifil S.p.A.
	Director	Reale Mutua di Assicurazioni
MARRONE Virgilio	/	/
MATUTES Abel	/	/
MIHALICH Iti	Chairman	Società Reale Mutua di Assicurazioni
	Chairman	Banca Reale S.p.A.
	Chairman	Rem Assicurazioni S.p.A.
	Chairman	Reale Immobili
	Chairman	Blue Assistance
	Chairman	La Piemontese Assicurazioni S.p.A.
	Chairman	La Piemontese Vita S.p.A.
	Chairman	Italiana Assicurazioni S.p.A.
	Chairman	I.S.E. S.p.A.
	Chairman	Reale Seguros Generales S.A.
	Chairman	Reale Vida - Compania de Seguros y Reaseguros S.A.
	Chairman	Reale Asistencia - Compania de Seguros S.A.
	Chairman	Agemut - Sociedad de Agencia de Seguros de Mutral S.A.
	Chairman	Reale Sum - Agrupacion de Interes Economico
	Chairman	Inmobiliaria Grupo Asegurador Reale S.A.
	Chairman	Eficalia Servicios S.A.
	Chairman	Rem Vie S.A.
	Deputy Chairman	Ala Assicurazioni S.p.A.
	Director	Friulcassa S.p.A.
	Director	Sara Assicurazioni S.p.A.
	Director	Sara Vita S.p.A.

DIRECTOR	OFFICE	COMPANY
ORSATELLI Anthony	President du Directoire	CDC Ixis S.A.
	President du Directoire	CDC Ixis Capital Markets S.A.
	Membre du Directoire	Caisse Nationale des Caisses d’Epargne S.A.
	President du Conseil de Surveillance	CDC Ixis Securities S.A.
	Vice-President du Conseil de Surveillance	CDC Ixis Lcf RothSchild Midcaps S.A.
	Membre du Conseil de Surveillance	Sogeposte S.A.
	Membre du Conseil de Surveillance	CDC Ixis Financial Guaranty Holding S.A.
	Membre du Conseil de Surveillance	CDC Ixis Financial Guaranty S.A.
	Membre du Conseil de Surveillance	CDC Ixis Financial Guaranty Europe S.A.
	Membre du Conseil de Surveillance	CDC Ixis Asset Management S.A.
	Membre du Conseil de Surveillance	Ecureuil Gestion S.A.
	Membre du Conseil de Surveillance	Ecureuil Gestion FCP S.A.
	Membre du Conseil de Surveillance	Gimar Finance S.C.A.
	Membre du Conseil de Surveillance	CDC Ixis Private Capital Management S.A.
	President du Conseil d’Administration	CDC SP
	President du Conseil	Nexgen Financial Holding Limited
	President du Conseil	Nexgen Re Limited
	Chairman of the Board of Directors	CDC Ixis Capital Markets North America
	Chairman of the Board of Directors	CDC Commercial Paper Corp.
	Chairman of the Board of Directors	CDC Financial Products Inc.
	Chairman of the Board of Directors	CDC Mortgage Capital Inc.
	Chairman of the Board of Directors	CDC Derivatives Inc.
	Chairman of the Board of Directors	CDC Funding Corp.
	Chairman of the Board of Directors	CDC Municipal Products Inc.
	Chairman of the Board of Directors	CDC Servicing Inc.
	Member of the Board of Directors	CDC Ixis North America
	Member of the Board of Directors	CDC Securities Inc.
	Member of the Board of Directors	CDC Ixis AM US Corporation
	Member of the Board of Directors	Euroclear Plc.
	Member of the Board of Directors	CDC Ixis Financial Guaranty Services Inc.
	Member of the Board of Directors	CDC Ixis Financial Guaranty North America Inc.
	Member of the Board of Managers	CDC Ixis AM US LLC
OTTOLENGHI Emilio	Chairman	Vis S.p.A.
	Managing Director	La Petrolifera Italo Rumena S.p.A.
	Director	Argus Fund S.p.A.
ROSSI Orazio	Chairman	Cassa di Risparmio di Padova e Rovigo S.p.A.
	Chairman	Sanpaolo Imi Internazionale S.p.A.
SACCHI MORSIANI Gian Guido	Chairman	Cassa di Risparmio in Bologna S.p.A.
	Deputy Chairman	Finemiro Banca S.p.A.
SALZA Enrico	Managing Director	Tecno Holding S.p.A.
	Director	Thera It Global Company
VERMEIREN Remi François	Member Supervisory Board	Euronext NV - Amsterdam
	Member Supervisory Board	Credit Commerciale de France - Parigi

e) Functions of the Board of Directors

The Board of Directors is responsible for strategic direction and is the holder of all Company management powers.

In particular, in accordance with subsection 2 of Art. 16 of the Articles of Association, the Board of Directors is competent to approve the resolutions concerning the merger, in the cases provided for by Articles 2505 and 2505 bis of the Italian Civil Code, the opening and closure of secondary offices, the reduction of capital when a shareholder resigns, adaptations of the Article of Association to regulatory instructions. Moreover, in accordance with the subsequent subsection 3, the following are also reserved to the exclusive competence of the Board:

•                  resolutions regarding general management, the approval and modification of a general provision concerning work relationships, the acquisition and sale of shareholdings which change the composition of the Banking Group, the appointment of offices as provided for by subsection 1 of Art. 20 of the Articles of Association (General Managers, Deputy General Managers, Central Managers);

•                  the determination of the criteria for the coordination and management of Group Companies and for the execution of the instructions issued by the Bank of Italy.

Lastly, on the basis of the Bank’s Articles of Association and the current delegated powers, the Board of Directors is also responsible for:

•                  the examination and approval of the Company’s and Group’s strategic, industrial and financial plans as well as the approval of the Regulation concerning the Group’s corporate governance;

•                  the nomination and the attribution of mandates to the Executive Committee and the Managing Directors as well as the related definition of the limits, means of exercise and periods of time within which the delegated Bodies must report to the Board on the activities carried out during the exercise of the mandates conferred to them;

•                  the determination of the Managing Directors’ remuneration and of those who hold particular offices, as well as the subdivision of the variable part of the amount due to the individual members of the Board, after the examination of the proposals for the Remuneration and Personnel Policies of the Technical Committee and having heard the Board of Statutory Auditors;

•                  the approval of general risk management policies;

•                  the supervision on general performance, paying special attention to situations of conflicts of interest, taking into particular consideration the information received from the Executive Committee, the Managing Directors and the Audit Technical Committee, and periodically comparing the results achieved with those planned;

•                  the examination and approval of major economic, balance sheet and financial transactions, defined on the basis of quantitative and qualitative criteria (such as loans of more than one fifth of the equity of the Company, loans of more than 10 million euro, acquisition or loss of control of insurance companies and acquisition of shareholdings of more than 100 million euro); the verification of the adequacy of the Company’s and Group’s general organizational and administrative structure;

•                  the presentation to Shareholders of the reports concerning the agenda of the Shareholders’ Meetings;

•                  the approval of relevant transactions with related parties.

f) Board meetings

The calling of the Board of Directors, ordinarily every two months (Art. 17 of the Articles of Association), or at the request of at least three Directors, or one Managing Director, or on the basis of the powers which the law gives to the Statutory Auditors, falls to the Chairman, every time he sees fit. The Chairman, who, in accordance with the Articles of Association, is responsible for the coordination of the work of the Board of Directors, presides over the meetings and sets the agenda - taking account of the motions proposed by the Managing Directors, on the basis of the powers of attorney conferred – and ensures that adequate information on the matters under discussion are supplied to all Directors.

The calling of Directors and Statutory Auditors for the meetings of the Board of Directors is made in advance and in reasonable time to allow sufficient information on the subjects under discussion and is followed by the advance documentation necessary to ensure the best informed performance by the Directors in the fulfillment their tasks. The rule of advance information may only be waived in cases of particular urgency or requirements of confidentiality; on such occasions there will still be a full treatment of each subject and particular attention to the content of the documents not sent in advance.

The SANPAOLO IMI Articles of Association allow the meetings of the Board of Directors to be held through telecommunication networks, as long as the exact identity of those legitimately authorized to attend is guaranteed and it is possible for all participants to intervene, in real time, on all the subjects and to see, receive and transmit documents. At least the Chairman and the Secretary must be present on the premises in which the Board meeting has been called, where it is considered as held.

The meetings of the Board of Directors may be attended, without voting rights, by the Managers of Head Office Directions or Functions, to supply information and data concerning the practices submitted for examination by the Board, representatives of the independent auditors and external consultants, in relation to matters on the agenda, which might require specific technical expertise.

The SANPAOLO IMI Board of Directors met 17 times during 2003; as in the past, the Directors’ attendance of board meetings was significantly high and constant (about 90%), ensuring a systemic contribution by all its members to the management of corporate and Group affairs, fully exploiting the important professional skills available to group advantage.

Given the regular schedule thus far adopted by the Bank, a similar number of meetings may also be assumed for the year in course, 4 of which have already been held. In compliance with the Regulations of Borsa Italiana, SANPAOLO IMI presented the calendar of corporate events for 2004 to the market in December 2003, stating the date of the board meetings for approval of the economic and financial figures.

Executive Committee and Managing Directors

In accordance with Art. 15 of the Articles of Association, the Board of Directors nominates from among its members the Executive Committee (of which the Chairman, presiding, the Deputy Chairmen and the Managing Directors are members ex officio), setting the number of members, delegated powers, term of office, operating rules and powers. The Board also nominates, determining their attributions, one or more Managing Directors.

The Executive Committee is currently composed of eight Directors, of which five non-executive, three of which independent:

Rainer Masera

Pio Bussolotto

Alfonso Iozzo

Luigi Maranzana

Virgilio Marrone

Iti Mihalich

Orazio Rossi

Enrico Salza

The Secretary of the Board of Directors acts as Secretary of the Executive Committee.

The Board has attributed to the Executive Committee powers to be exercised within the context of the strategies, the addresses and plans laid out by the same Board, with faculty of sub-power of attorney and the obligation to report quarterly to the Board on the activity performed, the decision made and the powers of attorney conferred. In particular, the Executive Committee has been given powers concerning loan issue and, generally, operational powers regarding the recovery of loans, assumption of economic burdens, legal and prelegal proceedings on non-recovered assets and liabilities, administration procedures against the Company and shareholdings – except in the case of exclusive competence of the Board of Directors, pursuant to Art. 16 of the Articles of Association - personnel and expenditure. The Executive Committee has also been given, in general, the faculty to assume any urgent provision in the interests of the Company, referring them to the Board at its next meeting.

The Executive Committee, the Statutory Auditors having their powers set by law, is called to meet whenever the Chairman considers appropriate and, by company practice, around twice a month. The Committee met 20 times during 2003, with an average attendance by Directors of 97%.

* * *

The Board has conferred to the Managing Directors, each separately, powers to be exercised within the context of their respective competencies as well as strategies, directions and plans made by the same Board, with faculty of sub-delegation and the obligation to report quarterly to the Board on the activity undertaken, decisions made and mandates conferred.

The distribution of the areas of responsibility among the Managing Directors originates from the identification of operational and market contexts with similar characteristics and from the decision to maximize specializations and competencies. Another aim is to achieve maximum sharing of Group targets and successful coordination between different, yet correlated operating areas, in order to maximize operating efficiency and supply a service of excellence to all customers.

In particular, the following specific competencies have been attributed:

•                  the Managing Director Pio Bussolotto is assigned responsibility for the North East Territorial Direction, established following the merger by incorporation of Cardine Finanziaria into SANPAOLO IMI in support of the bank-networks belonging to the former Cardine group operating in the Triveneto (comprising the regions Veneto, Friuli Venezia Giulia and Trentino Alto Adige) and Emilia areas, with the functions of supervising the related commercial and credit activities, coordinating the operations of the Sanpaolo branches in the respective territorial settings and promoting development activities, addressing and exploiting the business opportunities offered by the market of reference. The Managing Director in question is also assigned responsibility for shareholdings in other domestic banks and for the GEST Line tax collection company, as well as the control of Group operation and supervision of purchasing and logistics;

•                  the Managing Director Alfonso Iozzo is in charge of banking and lending activities to households, companies and public entities, through the direct responsibility for the Sanpaolo Network, Sanpaolo Banco di Napoli, Banca OPI and Banca Popolare dell’Adriatico S.p.A., as well as the Group’s corporate identity. In order to accentuate the operational integration between the various Group banks, the Managing Director in question has also been assigned the centralized control of Group lending, including large risks, and responsibility for the Macchina Operativa Integrata;

•                  the Managing Director Luigi Maranzana is assigned responsibility for specialist businesses, with particular reference to the financial planner networks (Banca Fideuram and Banca Sanpaolo Invest), investment banking (Banca Imi), asset management (Sanpaolo Imi Wealth Management), financial markets and international banking. The Financial Statements, as well as other central Functions of the Group near to the above-mentioned markets, such as Group Finance, Risk Management and Correspondent Banks, refer to the Managing Director in question.

Considering the aforementioned competencies, the Board has conferred to the Managing Directors powers concerning loan issue and, more generally, operational, Group guarantees to financial institutions, financial risk management and control, recovery of loans, assumption of economic burdens, legal and prelegal proceedings on non-recovered assets and liabilities, administration procedures against the Company, shareholdings and costs, as well as powers in matters concerning personnel and structures within the context of the management directions approved by the administrative bodies.

The Managing Directors have been assigned, in general and within the context of their respective attributions, or in the execution of decisions made by superior Bodies, all powers necessary for the ordinary management of the Company, unless otherwise reserved specifically to other Bodies pursuant to the Articles of Association or by exclusive mandate of the Board of Directors. In accordance with Art. 17 of the Articles of Association, the proposals to the Board of Directors and the Executive Committee are formulated by the Managing Directors on the basis of the conferred delegated powers. In particular, the Managing Directors are responsible for proposals related to the general organization of the Company, to credit and business areas as well as personnel management.

Technical Committees

The Board of Directors is supported in its institutional functions by Technical Committees made up from its members - as per subsection three of Art. 15 and in accordance with the provisions made in the Code of Conduct - with consultative, management and control functions.

As well as responding to the division of responsibilities between Directors, considering the number of offices held by each of them, Committees are composed on the basis of the Professional characteristics of the Directors, to guarantee adequate “coverage” of the thematic areas delegated to the Committees.

a) Remuneration and Personnel Policies Technical Committee

The Remuneration and Personnel Policies Technical Committee is composed of nine Directors, of which six non-executive, four of which independent:

Enrico Salza (Chairman)

Giuseppe Fontana

Mario Manuli(2)

Virgilio Marrone(3)

Iti Mihalich

Orazio Rossi

Pio Bussolotto

Alfonso Iozzo

Luigi Maranzana

In particular, the Committee has the role of evaluating, in agreement with the Chairman of the Board of Statutory Auditors and referring to the Board of Directors, the remuneration of the Directors with particular offices and examining the total remuneration structure of the Directors, also taking account of any presence in the Corporate Bodies of subsidiary Companies; to consider in depth the issues concerning the general direction for top management remuneration and management policies at Company and Group level, as well as the approval and modification of the general arrangements concerning work relationships (such as, for example, the Combined Company Contract).

The involvement of the Managing Directors is envisaged in the limits inherent in the definition of the general directions of top management remuneration and management policies and of a general nature concerning work relationships. Resolutions concerning Committee members are always made in absence of those directly involved.

The Remuneration and Personnel Policies Technical Committee met six times during 2003.

b) Audit Technical Committee

The Audit Technical Committee, set up by the Board of Directors in June 1998, is composed of four non-executive Directors, three of whom independent:

Giuseppe Fontana (Chairman)

Virgilio Marrone

Emilio Ottolenghi

Enrico Salza

The Chairman of the Board of Statutory Auditors and the Managing Directors take part in the work; Report and Audit Management Heads as well as, where necessary, the Heads of the other Functions involved with the specific issues handled, take part in the meetings as speakers.

(2)       Mario Manuli intervenes in activities concerning the evaluation of the remuneration of Directors with special offices and the complex structure for the remuneration of Directors.

(3)       Virgilio Marrone intervenes to consider in depth the issues concerning the general direction for top management remuneration and management policies at Company and Group level, as well as the approval and modification of the general arrangements concerning work relationships.

The Audit Committee has the responsibility of analyzing the problems and relevant practices with the possibility to make specific analyses of subjects to be investigated further, with reference to the evaluation of the internal control system. The Committee also evaluates the adoption of the best corrective measures proposed to deal with omissions and anomalies found in the audit processes, both internally and with the independent auditors.

In particular, the Committee:

•                  assists the Board of Directors in carrying out the tasks of setting the guidelines and periodic checks of the operational adequacy and effectiveness of the internal control system of the Parent Bank and the Group Companies;
•                  evaluates the working plans prepared by internal control and receives their periodic reports;

•                  evaluates, together with the auditors and representatives of the companies responsible for the matter, the adequacy of the accounting principles used and their consistency for the publication of the consolidated financial statements;

•                  evaluates the proposals formulated by the independent auditors for their responsibilities, as well as the working plan set out for the audit and the results contained in the report and letter of suggestions;

•                  maintains close contacts with the Board of Statutory Auditors, through the participation of its Chairman at meetings, so as to allow reciprocal and timely information on the relevant subjects for the system of internal controls;

•                  refers to the Board of Directors, at least every six months, on the occasion of the approval of the annual and half year report, activity undertaken and the adequacy of the Group’s system of internal controls;

•                  performs further tasks assigned to it by the Board of Directors, particularly in relation with the independent auditors;

•                  preliminarily evaluates relevant transactions with related parties.

The Audit Technical Committee also performs the tasks and functions assigned to it as a Regulatory Body, in accordance with D. Lgs 231/2001, as regards the administrative responsibility of the companies.

As well as intervening on more strictly pertinent matters, the Audit Committee also examined other general issues in 2003, including: the impact of the New Basel Capital Accord on the methodologies used within the Bank; the criteria and guidelines concerning the attribution of further assignments to Group companies Independent Auditors, with the aim of preserving the independence of the auditors; the security management of Internet banking services offered by SANPAOLO IMI, in order to guarantee an adequate level of protection for the strategic choices made by the Bank in the sector; the instructions issued by the Securities and Exchange Commission on internal controls and auditing.

In the course of 2003 the Committee met on 17 occasions.

c) Group Risks Technical Committee

The Group Risks Technical Committee has the responsibility of establishing the Group’s risk strategies and policies, supplying guidelines for defining risk measurement methodologies and criteria. It is currently composed of eight Directors, of which five non-executive, four of which independent:

Rainer Masera (Chairman)

Anthony Orsatelli

Emilio Ottolenghi

Orazio Rossi

Remi François Vermeiren

Pio Bussolotto

Alfonso Iozzo

Luigi Maranzana

The Group Risks Technical Committee met eight times during 2003.

d) Ethical Committee

The Ethical Committee, set up in 2001, is currently composed of seven Directors, all of which non-executive and independent:

Abel Matutes (Chairman)

Rainer Masera

Alberto Carmi

Richard Gardner

Mario Manuli

Antonio Maria Marocco

Remi François Vermeiren

The Committee in question has the responsibility of investigating and evaluating the principles to be presented to the Board of Directors for the identification of a corporate ethical-environmental policy, monitoring internally to which extent the chosen principles have been adopted and supervising the publication of the Social Report and the guidelines for the external communication of corporate policy in this area. The Ethical Committee is also responsible for proposing the definition of codes of conduct and approving adherence to declarations of principles or bodies in the sector and has given its positive judgment on the Ethical Code of SANPAOLO IMI, approved by the Bank’s Board of Directors in 2003.

Together with the Social Report, this document provides the general reference of the ethical principles and values of the Group and the corpus for the criteria of conduct for its Directors, employees and co-workers, in every operating context and geographical area. The Ethical Code provides details on the principles of honesty, fairness, faith, loyalty, integrity and respect of the law and the legitimate interests of all people and bodies with which the Group companies operate; the Code regulates the implementation of the abovementioned criteria, the training activity and the methods used for its dissemination, also providing instructions for application in the case of violation of its provisions.

The Ethical Code has been brought to the knowledge of all Group employees, in the belief that total adherence and consistent application of its principles, in relations with customers and other Bank and Group Company interlocutors, create the basis for a long-term relationship of trust; the Code has also been transmitted to the Group companies so that its contents can be disseminated among the respective Administrative bodies.

In the course of 2003 the Ethical Committee met on 3 occasions.

Nomination and remuneration of the Directors

a) Nomination

The Bank’s Articles of Association do not contain a particular procedure for nominating Directors, hence this takes place on the basis of the proposals presented during the Shareholders’ meeting, with the presentation of the curricula and professional experiences of the candidates.

So far there has been no need to create a special Committee within SANPAOLO IMI for the presentation of nominations to the office of Director, given the nature of the task, which falls within the context of the competencies of shareholders, and the alert and attentive character of the latter as regards attendance of the shareholders’ meetings and presenting suitable candidates for the corporate office. Their choice is focused on profiles of high standing with a wide range of different professional and managerial experiences in domestic and international contexts.

It should be emphasized that - in the light of the current regulations concerning requisites of respectability and professionalism required for the bank Directors - the presentation of nominations implies the performance of adequate checks by those presenting candidates regarding the personal and professional characteristics of their candidates. The Board has 30 days from the date of nomination to check that the above-mentioned requisites exist, in conformity to the legal dispositions issued by the Bank of Italy.

b) Remuneration

The current system for remuneration of SANPAOLO IMI Directors, according to the criteria established by the shareholders as of 30 April 2001 and 29 April 2003, is largely based on the following:

1)         a fixed annual part,

2)         a variable part, linked to results achieved, and determined with reference to the bases and parameters approved by the Shareholders’ Meeting,

3)         a fixed sum including allowances for each attendance at meetings of Corporate bodies,

while, pursuant to the Articles of Association, the Directors have the right to reimbursement of expenses caused by their office.

The Board of Directors supervises the distribution to the Directors of the variable part, having heard the opinion of the Board of Statutory Auditors and, pursuant to subsection nine of Art. 15 of the Articles of Association, sets the remuneration of the Directors with particular duties as set out in the Articles of Association, having heard the opinion of the Board of Statutory Auditors, and also takes advice from the Remuneration and Personnel Policies Technical Committee.

In particular, for 2003, the Board of Directors, upon proposal by the aforementioned Committee, established:

1)         for the Chairman and Managing Directors, a fixed remuneration and a variable part related to the achievement of specific targets in Bank and Group results, together with the stock option plans (illustrated in detail in the current Annual report) structured in a fixed and variable component fixed to share performance;

2)         for the Deputy Chairmen, a fixed emolument related to the office, linked to their commitment to replace the Chairman in his absence or impediment, directly taking over the responsibilities involved.

The Board of Directors - in accordance with the abovementioned Art. 15 of the Articles of Association, having heard the opinion of the Board of Statutory Auditors - has set an additional payment for the Director who are members of the Technical Committees and for the Chairman of the Audit Technical Committee, considering the extensively diversified area of operation of the abovementioned Committee.

Details of the payments to the Directors are shown in the Explanatory Notes to the Parent Bank Financial Statements.

Central Management

The Central Management - nominated, in accordance with Art. 20 of the Articles of Association, by the Board of Directors, in alternative to the nomination of the General Manager(s) and Deputy General Manager(s), is managed by the Managing Directors and its Members, in their respective areas of expertise, implement the decisions made by the Board, the Executive Committee, the Chairman and the Managing Directors, manage all current affairs, supervise the structure and operation of Departments and organize the assignments and destinations of personnel, excluding Executives. They can also delegate, with internal and continuing provisions, certain powers of theirs to Executives and other Head Office personnel, area and branch managers.

The Central Management is currently composed of the following Managers:

•             Audit Management, who evaluates the functionality of the whole internal control system of the Parent Bank and its operating units and identifies anomalous trends and violations of procedures and regulations;

•             Human Resources Management, who ensures the qualitative and quantitative composition of the Group’s human resources required for current and future needs of the individual organizational units;

•             Sanpaolo Network Management - split into Private & Retail Division and Companies Division - for supervision of the territorial organization of the Bank and guaranteeing the interface with the other Group networks, to harmonize the various commercial development components;

•             Group Credit Management, with the task of optimizing the quality of the Group’s credit activities, minimizing the credit risk consistent with the returns targets set, and direct management of the domestic and international Groups, as well as supervision of structured finance transactions;

•             General Secretarial Management, comprising legal and corporate competencies, the management of shareholdings and corporate development, the management of external relations and relationships with institutional investors;

•             Management of Macchina Operativa Integrata for overseeing the integrated information system and back office processes of the domestic banking networks and Parent Bank functions;

•             Group Finance Management, comprising the entire Group’s financial management as well as treasury activities and portfolio management activities of the domestic banking networks.

In consideration of the SANPAOLO IMI listing on the New York Stock Exchange and in observance of the Sarbanes - Oxley Act, as well as the pertinent rules adopted by the SEC on the matter, a special Disclosures Committee has been set up, composed of certain members of Central Management and the Heads of certain Central Functions, chaired by the Annual Report Manager, in his capacity as Chief Financial Officer, with the task of cooperating with all the Company bodies to accomplish their duties and fulfill their responsibilities regarding the accuracy and promptness of the disclosure activity, as well as the creation and effective operation of the control and procedure system applied to the production of the same report.

* * *

The remuneration system of the Company’s Central Management (as happens for Group management) is characterized by the clear personalization of the retributive schedule applied to each of its Members, based, as well as on a fixed part, on the increasing use of the variable component. The current management by objectives model is, in particular, closely related to the strategic aims of the Industrial Plan, with the application of a corrective mechanism that links the payment of the cited variable component to the achievement of a global business objective, made up, for 2003, of the Group’s ordinary gross income.

The internal control system

The internal control system is a fundamental and vital element to the company processes aimed at guaranteeing, through the control of related risks, the correct management of the Bank and the Group in view of achieving the set aims and, at the same time, the defense of the interests of stakeholders.

As a bank and Parent Bank of a banking group, SANPAOLO IMI is subject to a specific Bank of Italy regulation which, as regards the issue in question, in line with the recommendations adopted internationally, is marked by a limited prescriptive indication in favor of principles of reference and by stimulating the top management for the development of highly efficient and effective control systems: in accordance with the Supervisory Regulations issued by the Bank of Italy, competitiveness, medium- and long-term stability and the possibility of guaranteeing healthy and prudent management cannot be obtained without a correctly functioning internal control system and the development of a solid company “culture” on the matter.

At SANPAOLO IMI the internal control system and the appointed structure are particularly widespread and organized to control effectively the typical risks inherent in the corporate activity and monitor the economic and financial situation of the Company and the Group.

These responsibilities are given – as well as to the Audit Technical Committee mentioned earlier - to a special Structure known as Audit Management which, reporting directly to the Managing Directors, is necessarily independent of the operating structures and in carrying out its activities, it is not denied access to data, archives and company assets.

Audit Management has the responsibility for evaluating the functioning of the complete system of internal controls of the Group, controlling operations and risk management performance as well as bringing to the attention of the Board of Directors and Top Management possible improvements in risk management policies, measurements, instruments and procedures; control is extended to Group companies directly and through the coordination of the corresponding subsidiaries’ structures. The Management is split into three Functions: Parent Bank and Bank Networks Audits, with the mission of evaluating the internal control system to control risks and identify anomalies and violations of procedures with reference to the corporate centre units of the Parent Bank, the various central and outlying units of the Sanpaolo Network Management and the Foreign Network as well as Sanpaolo Banco di Napoli and the former Cardine bank networks; Subsidiaries Audit, with the mission of controlling the auditing functions of the subsidiaries, in order to guarantee consistent controls and adequate attention to the various types of risk, also through an independent investigation and verification activity by way of examination of periodical informative flows, as well as interventions on the premises of the same Companies; Compliance, with the mission of ensuring the conformity of company processes with legal provisions and the supervisory regulations that govern the various sectors of activity.

A quarterly report on the results of the activity is presented to the Board of Directors and the Audit Technical Committee.

There are regular, continuous reports between Audit Management and the other Control bodies and, in particular, to the Board of Statutory Auditors, to which constant information and cooperation are ensured through the attendance of the Audit Committee meetings by the Chairman of the Board and the periodical report by the Head of Audit Management, in the context of the sessions of the same Board, on the results of the activities performed.

* * *

Moreover, in order to implement the provisions of Legislative Decree 231/2001, on the matter of administrative responsibility of legal bodies, and also taking account of the existing internal control system, SANPAOLO IMI has approved the reference principles for adoption of the models of organization, management and control pursuant to the abovementioned Decree, as well as conferral of the qualification of supervisory body to the Audit Technical Committee, with contextual attribution of the powers and prerogatives necessary to perform the supervisory activities in question.

Transactions with related parties

The Board of Directors of SANPAOLO IMI has identified the parties correlated to the Bank and defined a Group procedure for the deliberation of transactions with such correlated parties, aimed at setting competencies and responsibilities, as well as indicating the informative flows between the structures of the Bank and the Companies directly and indirectly controlled.

To provide maximum transparency, the Bank has included in the setting of the related parties all those adhering to the current parasocial contracts between SANPAOLO IMI shareholders, including the holding companies of said shareholders, as well as the Executives of the Parent Bank Central Management.

In particular, in terms of transactions with significant correlated parties referred to the Parent Bank, they have been reserved to the exclusive deliberative competence of the Board of Directors, following screening by the Audit Committee.

In order to individuate the requirements of significance, the following limits have been set:

a)         50,000.00 euro, in the case of atypical or unusual transactions;

b)        10 million euro, in the case of loans and other transactions at standard conditions, undertaken with correlated parties outside the Group;

c)         500 million euro, in the case of loan transactions at standard conditions undertaken with Group correlated parties, or 50 million euro in the case of other transactions at standard conditions undertaken with Group correlated parties.

The significant transactions entered into by subsidiaries with the correlated parties of the Parent Bank have been reserved to the deliberative competence of the Board of Directors of the company concerned; in any case the subsidiary must submit its proposal to the approval of the Parent Bank in the case of transactions with values which are at least equivalent to the limits stated below:

a)         50,000.00 euro for atypical or unusual transactions with correlated parties;

b)        10 million euro for all transactions, loans and otherwise, at standard conditions with correlated parties outside the Group and otherwise.

As part of the procedure, in the preliminary stage of atypical or unusual transactions, the competent structures must be assisted by independent experts called to express an opinion on the economic conditions and/or legitimacy and/or the technical aspects of the transaction. For significant transactions, the Head of the Parent Group Structure competent to propose or approve the transaction, will assess whether or not to make use of the assistance of independent experts on the basis of the non-repetitive nature and relevance of the transaction.

The resolution proposals related to transactions with related parties, even when they are delegated to company bodies other than the Board of Directors, must state that the transaction is with a related party and always include a brief description of the characteristics, methods, terms and conditions of the transactions, indicating the related parties with whom the transaction is entered into, the reasons for and economic effects of the accomplishment of the transaction, the methods used to determine the price and the evaluations of its adequacy, as well as any indications supplied by independent experts.

If the correlated party is the subject to exercise functions of management, administration and control of the Bank, the procedure pursuant to Art. 136 of the Testo Unico Bancario (Consolidated Banking Law) will also be applied. The provisions adopted by the Parent Bank, in its capacity as company listed on the New York Stock Exchange are excepted, in implementation of the United States discipline on the matter of transactions with Group representatives.

Following the approval of the transactions with correlated parties, the Functions of the Parent Bank and the subsidiaries must present a quarterly report to the Audit Committee and the Board of Directors of the Parent Bank, in accordance with Art. 150 of D. Lgs 58/1998, and must, if necessary, implement immediate or periodical informative duties to the market.

Treatment of confidential information

Within SANPAOLO IMI, the institutional task of external communication – which also includes price sensitive information – is the responsibility of the Chairman and the Managing Directors, supported by Investor Relations, while the task of entertaining relations with the press and other national and international communications is the responsibility of Media Relations.

Confidential information is treated following an internal procedure approved by the Board of Directors, taking account of best practice, and coordinates the principles and recommendations contained in communications from the Regulatory Authorities. This procedure, reaffirming the obligation of confidentiality, in the corporate interest and the interest of Directors and Statutory Auditors, also reaffirms the value which the Company recognizes in terms of principles of market efficiency and transparency as well as the criteria of duty, clarity and continuity of information, on which communication toward the public is based. The procedure also defines the circumstances when the obligation to communicate arises and the means of communication.

In implementing the legal and regulatory provisions, in addition to the above mentioned procedure, specific instructions have been transmitted to subsidiaries to ensure an efficient informative flow and timely respect for the requirements of transparency by the Group to the market.

Lastly, in compliance with the rules of the Sarbanes - Oxley Act and the pertinent provisions adopted by the SEC, the listing of SANPAOLO IMI on the New York Stock Exchange means that the Company must respect certain specific communication methods. In this context, as already mentioned above, the Disclosures Committee has been set up - composed of Heads of Central Management and Central Functions - with the task of supporting all the Company bodies to accomplish their duties and fulfill their responsibilities regarding the accuracy and promptness of the disclosure activity.

Internal Dealing

Pursuant to provisions introduced by Borsa Italiana in the Regulation of Markets and in the related Instructions on the matter, aimed at the disclosure of transactions of purchase and sale undertaken by the Directors and by other “relevant people” in the stocks of listed Companies to which they belong and of the main subsidiaries, in December 2002, the Board of Directors approved the “Code of Conduct of Relevant People and of SANPAOLO IMI S.p.A. for transactions involving the Group’s listed financial instruments and for communication to the market”.

The Code governs, with legally binding effectiveness, the communication to the public of transactions in Group listed stocks undertaken by subjects (“relevant people”) who have access, in virtue of the office held in the same Group, to a privileged strategic vision and are therefore able to direct, with a deeper perception of the opportunities offered by the market, their own investment choices.

In accordance with the provisions of the Code and on the basis of the information received, the Bank communicates to the market – by the tenth day on which the stock market is open following the last day of each calendar quarter – the transactions undertaken during such period by subjects identified as relevant people or equivalent, the total amount of which is equal to or more than 50,000.00 euro, and having as the object listed stocks of the Group or financial instruments, as defined in the regulatory provisions. Among the transactions subject to communication, are those having as their object the American Depositary Receipts (ADRs) negotiated on the New York Stock Exchange, while the transactions undertaken in the exercise of purchase or subscription rights – regulated within the context of stock option plans – or option rights, are not considered.

Without delay – and by the first day the stock exchange is open following receipt of communication of the transaction by the relevant person – the Bank communicates to the market the transactions undertaken by the same subjects which amount, individually or collectively, to more than 250,000 euro.

In the Code of Conduct, provision has also been made for the Board of Directors to establish – for specific periods of time – prohibitions or restrictions for relevant people or equivalent regarding the execution of the above-mentioned operations.

SANPAOLO IMI has communicated promptly to the market the adoption of the Code of Conduct and subsequent amendments, making the updated document available on its website.

Relations with shareholders

SANPAOLO IMI has set up already internal company structures dedicated to managing relations with institutional investors, shareholders and the main operators in the domestic and international financial community, and to guaranteeing the systematic dissemination of thorough and prompt information on Group activities, strategies and results, also in the light of the indications formulated on the matter by the Consob and the principles contained in the “Market Information Guide”

on corporate information published in 2002 by Forum Ref. These competencies are currently attributed to Investor Relations and the Company Secretariat.

During 2003 the Bank pursued its opening towards the market, especially in conjunction with the publication of the financial statements and periodical results, through meetings with investors and financial analysts in the main geographic areas.

Furthermore – to encourage further communication with investors and in the context of the practice of correct, accurate and transparent communication – the Bank uses the www.sanpaoloimi.com website to provide news on the profile of the SANPAOLO IMI Group and the Bank’s shareholders, economic-financial information on the Group (financial statements, half year reports and quarterly share performances as well as summary tables), press releases issued by the Company and the annual calendar of relevant corporate events as well as information on relevant or extraordinary transactions. The site also provides news about the meetings organized periodically with financial analysts, to which anyone who is interested can participate directly or by conference call.

The website also includes a section dedicated explicitly to the Bank’s corporate governance structure, containing this report, documents and information concerning its organization (Company bodies, Articles of Association and Regulations for meetings), the Group organization and the procedures and principles of conduct adopted by the Company in general and with reference to specific issues (internal dealing code, conduct during transactions with related parties, Ethical Code).

In the context of the aforementioned section of the website there is an e-mail address (investor.relations@sanpaoloimi.com) where users can request information or documentation.

Shareholders’ meetings

SANPAOLO IMI encourages extensive attendance of the Shareholders’ meetings: the informative material prepared in view of the meetings is usually promptly forwarded, together with notification of the meeting called, to the shareholders who attended the previous meetings, at their domiciles; the documentation on the subjects on the agenda is also available on the Bank’s website.

The Shareholders’ meetings are attended by the Company Directors, who make a useful contribution to the meeting. Moreover - to allow best use of the discussion and to regulate the meeting, without restricting or affecting the rights of each shareholder to express his/her opinion and ask for clarification regarding the agenda – SANPAOLO IMI has implemented a shareholders’ meeting Regulation which is made available to shareholders before every meeting, together with the documentation prepared specifically for the Shareholders’ meeting. This Regulation is not an appendix to the Articles of Association and has been approved by the Ordinary shareholders’ meeting which is competent to approve any related amendments, also to guarantee greater flexibility and prompt adaptation of the text to the needs that the experience of its application might suggest.

The Regulation governs, among other things, the intervention in and attendance of the Shareholders’ meeting, the verification of the legitimate right to intervene and access to the meeting room, the voting methods, interventions by the Directors and Auditors and also the Chairman’s powers.

The Company does not deem it necessary to proceed to specific initiatives designed to amend the capital percentage ceilings contemplated by current regulation for actions and prerogatives to safeguard minorities.

The SANPAOLO IMI Shareholders’ meeting met twice during 2003: on 29 April and 25 November. The subjects discussed during these meetings include, in particular, the approval of the financial statements for 2002 and the approval of the project for the merger by incorporation of Cardine Finanziaria as well as the adaptation of the Articles of Association to the corporate law reform.

Board of Statutory Auditors

a) Nomination, composition and duration

In accordance with Art. 19 of the Articles of Association, the Board of Statutory Auditors is elected by the Shareholders’ Meeting through the voting list and in observance of a procedure which accounts for the timely publication of the candidacies and ensures within it a representation of minority shareholders.

The lists of candidates - which can be presented by the shareholders who, either alone or with other shareholders, represent at least 1% of the shares with voting rights in the Ordinary shareholders’ meeting - must be published in at least two national daily newspapers, including one financial newspaper, at least 10 days before the day fixed for the Shareholders’ Meeting on first call, and deposited at the registered office together with the curriculum vitae of each candidate and declarations with which the individual candidates accept their candidacy and affirm, under their own responsibility, the absence of causes of ineligibility and incompatibility, as well as the existence of the requirements prescribed by current regulations and the Articles of Association to hold the office of Statutory Auditor.

The SANPAOLO IMI Shareholders’ meeting, held on 30 April 2002, nominated the Board of Statutory Auditors for 2002/2003/2004.

Two lists were presented during this meeting: list no. 1 by Compagnia di San Paolo S.r.l. – then holder of 16.13% if the share capital, and list no. 2 by Fondazione Cassa di Risparmio di Venezia – then holder of 1.96% of the share capital.

The list that obtained most votes was list no. 1. Therefore, in accordance with subsection 12 of the aforementioned Art. 19, this list presented in the progressive order as listed, three Auditors and one Supplementary Auditor, while the two remaining Auditors and one Supplementary Auditor were taken from the other list(4):

Mario Paolillo	Chairman	taken from list no. 1
Aureliano Benedetti	Auditor	taken from list no. 1
Maurizio Dallocchio	Auditor	taken from list no. 2
Paolo Mazzi	Auditor	taken from list no. 1
Enrico Vitali	Auditor	taken from list no. 2
Stefania Bortoletti	Supplementary Auditor	taken from list no. 2

In accordance with subsection 14 of Article 19 of the Articles of Association, the chair of the Board is taken by Mario Paolillo, the latter being at the top of the list which received the most votes.

* * *

The Shareholders’ meeting of 30 April 2002 also established the payment due to the members of the Board of Auditors for the three year-period of office (including allowances) for attendance of every meeting and without affecting the Auditor’s right to reimbursement of expenses produced by their office.

b) Functions and powers of the Board of Statutory Auditors

The Board of Statutory Auditors – which met 19 times during 2003, with an 86% average attendance by Auditors – is called

(4)  The Meeting on 30 April 2002 elected two Supplementary Auditors, pursuant to subsection 1 of Art. 19 of the Articles of Association. Antonio Ottavi, Supplementary Auditor taken from list no. 1, handed in his resignation, effective from 19 January 2004. The nomination of a new Supplementary Auditor is provided for by the agenda of the Shareholders’ meeting of 28/29 April 2004; the decision will be taken in accordance with subsection 16 of Art. 19 of the Articles of Association by the relative majority, without the vote listing procedure.

upon to supervise the observance of the law and the Articles of Association, the observance of the principles of correct management and the adequacy of the organizational structure, for the areas of competence, of the internal control system and the company’s administrative-accounting system, as well as the adequacy of the provisions given by the company to its subsidiaries to fulfill the communication and information obligations provided for by the law.

In carrying out its duties the Board of Statutory Auditors has extensive powers of inspection and internal investigation, it may call the Shareholders’ meeting – in cases provided for by the law, the Board and the Executive Committee, appeal against the resolutions of the Shareholders’ meeting and the Board and report irregularities in management to the Court, also with reference to subsidiaries. The Board also immediately informs the Consob and the Bank of Italy of irregularities in supervisory activities.

The Board of Auditors attends all the meetings of the Board of Directors and the Executive Board and therefore is constantly informed of the activities carried out by the Company. Moreover, in compliance with Art. 150 of D.Lgs 58/1998 and Art. 17 of the Articles of Association and in order to guarantee that all the information needed to exercise effectively its functions are made available to the Board of Statutory Auditors, the Board of Directors refers promptly, at least quarterly, to the Board on the activities performed and the major economic, financial and balance sheet transactions performed by the company or the subsidiaries as well as, in particular, potentially conflicting transactions.

To implement the legal provisions and the Articles of Association, a special organization procedure has been created; it defines the competencies and responsibilities of the Bank functions involved in the informative process between the Board of Directors and the Board of Statutory Auditors. The activities referred by the Board are, in any case, promptly reported to the Board of Statutory Auditors in a specific communication addressed to its Chairman.

The informative activity in question is organized into reports on Group activities, which analyze the operating trend and major economic, financial and balance sheet transactions, the exercise of powers of attorney within the Parent Bank and potentially conflicting transactions, with particular reference to transactions with related parties. The extensive informative activity in question is not just functional to the performance of the Board of Statutory Auditors’ supervisory activities, but also allows all the Directors to carry out aware and informed observance of company operations.

* * *

In relation to the quotation on the United States stock market, SANPAOLO IMI took direct measures during the year to respond fully to the instructions given by the SEC implementing the Sarbanes – Oxley Act, also with regard to the obligation to set up (by 25 July 2005) an audit committee which meets specific standards. The analysis of the new regulation has led to the belief that SANPAOLO IMI can assign, for the moment, the audit committee functions to be implemented immediately – such as the obligation for independent auditors to refer and discuss the critical accounting policies and alternative treatments under GAAP and the obligation for pre-approval of assignments to independent auditors – to the Board of Statutory Auditors, without influencing the ordinary competencies and responsibilities assigned to the latter under Italian law.

The Board of Statutory Auditors already holds extensive powers and responsibilities established by the law and Italian regulations, as well as by Consob recommendations, and the choice made appears consistent with the concentration of control competencies within this Body.

Specifically, the assignment of the compulsory auditing appointment, as well as further appointments to the same auditors, have already been approved by the Board of Statutory Auditors. The latter has therefore given a better definition - on the basis of the Italian and American provisions made to safeguard the autonomy of the independent auditors - of general criteria for the assignment of audit and non audit appointments to the Group’s main and secondary auditors, as well as to others belonging to their network. These criteria must be observed by the company Functions of the Parent Bank and the Subsidiaries, which will continue to be responsible for the appointments assigned to them.

Naturally, in this prospective, the Audit Committee set up within the Board of Directors on the basis of the Code of Conduct maintains the attributions established by the Code, as the articulation of the primary management responsibility of the internal control system.

c) Offices of Director or Statutory Auditor held in other listed companies

Considering that the assumption of a relevant number of offices could make it difficult to fulfill their duties in a proper manner, the SANPAOLO IMI Articles of Association state that the members of the Board of Statutory Auditors cannot hold more than fives offices of Auditor in other listed companies; the need to ensure unitary control of the Group has also led to the express exclusion of offices held in Subsidiaries from the above restriction.

Following is a list of the offices of Director or Statutory Auditor in other companies listed in Italian regulated markets, currently covered by the SANPAOLO IMI Auditors:

SINDACO	OFFICE	COMPANY

PAOLILLO Mario	Chairman of Board of Statutory Auditors	Banca Fideuram S.p.A.
BENEDETTI Aureliano	Chairman	Cassa di Risparmio di Firenze S.p.A.
DALLOCCHIO Maurizio	Chairman Director Director Director Director	Vemer Siber S.p.A. Aedes S.p.A. Marcolin S.p.A. Snia S.p.A. Sorin S.p.A.
MAZZI Paolo	/	/
VITALI Enrico	/	/
BORTOLETTI Stefania	/	/

Audits

Being a listed Company, the accounting control activity of SANPAOLO IMI must, by law, be carried out by independent auditors who are responsible for checking that the company accounts are properly kept during the year, that the operating facts are correctly booked and also for ensuring that the financial statements and the consolidated financial statements correspond with the results of the accounting entries and the checks carried out and that the same accounting documents conform to the pertinent regulatory standards. The independent auditors issue appropriate reports to express an opinion on the financial statements and the consolidated financial statements as well as on the half year reports.

The assignment of the auditing appointment is proposed by the Board of Directors, also following assessments by the Audit Committee, on the basis of bids presented by the independent auditors interested; the proposal, together with the opinion of the Board of Statutory Auditors, is presented to the Ordinary shareholders’ meeting during the approval of the financial statements. The Shareholders’ meeting confers the appointment for three years, renewable a maximum of two times, and also determines the payment due to the company appointed.

The independent auditors have the right to obtain from the Directors documents and information useful to the auditing activity and may carry out any checks, inspections and controls; it promptly informs the Consob, Bank of Italy and the Board of Statutory Auditors - with which it exchanges data and information of importance to their respective tasks - of any facts considered discommendable.

The attribution to the independent auditors of further tasks compatible with their corporate purpose, must be approved by the Board of Directors after being approved by the Board of Statutory Auditors.

The independent auditors appointed by SANPAOLO IMI for 2001/2002/2003 is PricewaterhouseCoopers S.p.A.. At the Meeting called for 28/29 April 2004, the proposal to appoint the same independent auditor for 2004/2005/2006 will be discussed.

Turin, 26 March 2004

The Board of Directors

Summary of the structure of Board of Directors and Technical Committees

	Board of Directors						Remunera- tion and Personnel Policies Technical Committee	Audit Technical Committee	Group Risks Technical Committee	Ethical Committee
	Office	Executive	Non- executive	Independ- ent	Number of other offices	Executive Committee
Rainer Masera	Chairman		☒	☒	2	☒			☒	☒

Pio Bussolotto	Managing Director	☒			3	☒	☒		☒

Alberto Carmi	Director		☒	☒	—					☒

Giuseppe Fontana	Director		☒	☒	2		☒	☒

Richard Gardner	Director		☒	☒	—					☒

Alfonso Iozzo	Managing Director	☒			4	☒	☒		☒

Mario Manuli	Director		☒	☒	6		☒			☒

Luigi Maranzana	Managing Director	☒			4	☒	☒		☒

Antonio Maria Marocco	Director		☒	☒	2					☒

Virgilio Marrone	Director		☒		—	☒	☒	☒

Abel Matutes	Director		☒	☒	—					☒

Iti Mihalich	Director		☒		21	☒	☒

Anthony Orsatelli	Director		☒		32				☒

Emilio Ottolenghi	Director		☒	☒	3			☒	☒

Orazio Rossi	Deputy Chairman		☒	☒	2	☒	☒		☒

Gian Guido Sacchi Morsiani	Director		☒	☒	2

Enrico Salza	Deputy Chairman		☒	☒	2	☒	☒	☒

Remi François Vermeiren	Director		☒	☒	2				☒	☒

Number of meetings held during 2003

•	Board of Directors	17
•	Executive Committee	20
•	Remuneration and Personnel Policies Technical Committee	6
•	Audit Technical Committee	17
•	Group Risks Technical Committee	8
•	Ethical Committee	3

Board of Statutory Auditors

Office	Members	Number of offices of Director or Statutory Auditor held in other companies listed in Italian regulatory markets

Chairman	Mario Paolillo	1

Auditor	Aureliano Benedetti	1

Auditor	Maurizio Dallocchio	5

Auditor	Paolo Mazzi	—

Auditor	Enrico Vitali	—

Supplementary Auditor	Stefania Bortoletti	—

Number of meetings held during the calendar year: 19

Quorum required for the presentation of lists by minorities for the election of one or more members (ex Art. 148 TUF): 1%

Other provisions of the code of conduct

	SI	NO	Summary of the reasons for any disagreement with the Code recommendations.

System of powers of attorney and transactions with related parties
Has the Board of Directors attributed powers of attorney, setting their limits, methods of exercise and frequency of information?	☒
Has the Board of Directors reserved the right to examine and approve transactions of particular economic, balance sheet and financial importance (including transactions with related parties)?	☒
Has the Board of Directors established guidelines and criteria for identifying “significant” transactions?	☒
Are the above guidelines and criteria described in the report?	☒
Has the Board of Directors created special procedures for examining and approving transactions with related parties?	☒
Are the procedures for approving transactions with related parties described in the report?	☒

Procedures for the most recent nomination of directors and auditors
Were the candidacies for the office of director deposited at least ten days in advance?		☒

The Bank’s Articles of Association do not contain a specific procedure for nominating Directors, so this takes place on the basis of the proposals presented during the Shareholders’ meeting, with the presentation of the curricula and professional experiences of the candidates.

Were the candidacies for the office of director accompanied by thoroughly detailed information?		☒
Were the candidacies for the office of director accompanied by an indication of suitability for the qualification as independent?		☒
Were the candidacies for the office of auditor deposited at least ten days in advance?	☒
Were the candidacies for the office of auditor accompanied by thoroughly detailed information?	☒

Meetings
Has the company approved an Meeting Regulation?	☒
Is the Regulation attached to the report (or is there an indication of where it can be obtained/downloaded)?	☒

Internal control
Has the company nominated appointees to carry out the internal control activity?	☒
Are the appointees hierarchically non dependent on managers of operating areas?	☒
Organizational unit appointed for internal control (pursuant to Art. 9.3 of the Code)	Audit Management Manager: Aldo Gallo

Investor relations
Has the company nominated an investor relations manager?	☒
Organizational unit and references (address/telephone/fax/e-mail) of the investor relations manager	Investor Relations Manager: Dean Quinn Piazza San Carlo 156 10121 Torino tel. 011 555 2593 – fax 011 555 2737 – e-mail dean.quinn@sanpaoloimi.com

Information for investors

Requests for information on the SANPAOLO IMI Group should be addressed to:

SANPAOLO IMI S.p.A.
Investor Relations
Piazza San Carlo, 156
10121 Turin

Tel.: +39-011-555-3590
Fax: +39-011-555-2989
e-mail: investor.relations@sanpaoloimi.com
Internet: http://www.grupposanpaoloimi.com

AGES ARTI GRAFICHE - TORINO

Annex 1.7

ANNUAL REPORT

The value of growing managed savings

2003

SANPAOLO IMI GROUP

Mission

To invest wisely, based on a detailed analysis of our customers’ needs, meeting those needs with a comprehensive range of solutions and identifying the most effective investment choices from them, has from the very outset been Banca Fideuram’s mission

Contents

Letter to shareholders and customers

Contents

Consolidated Financial Statements and Notes

Report on Corporate Governance

Introduction

Assets under management (AUM)

Assets under management (AUM)

(€bn)

	2003	2002	% change
Mutual funds	17.3	15.3	+13
Private banking	14.9	13.9	+7
Insurance / Pension funds	12.4	10.9	+14
Securities / Current accounts	13.5	14.8	-9
	58.1	54.9	+6

Assets under management trend

1

Net Inflows and Network

Net inflows

(€bn)

	2003	2002	% change
Mutual funds	1.5	(2.8)	n.s.
Private banking	0.7	(1.0)	n.s.
Insurance / Pension funds	1.4	2.6	-46
Securities / Current accounts	(2.4)	3.3	n.s.
	1.2	2.1	-43

Network

	2003	2002	% change
Private bankers	4,543	4,754	-4

n.s.: not significant

Net inflows managed savings

Network

2

Highlights

Financial highlights

(€m)

	2003	2002	% change
Net commission income	478.6	487.1	-2
Total net interest and net revenues	592.4	595.7	-1
Administative costs and depreciation of assets	(364.2)	(369.9)	-2
Income from operating activities	217.4	128.2	+70
Net income	175.6	150.4	+17

E.V.A. (€m)	114.9	79.5	+44
R.o.E. (%)	17.9	14.4	+24
Cost income ratio (%)	55.2	55.4	—

3

LETTER TO SHAREHOLDERS AND CUSTOMERS

THE VALUE OF GROWING MANAGED SAVINGS

2003 was a positive year for Banca Fideuram, seeing us regain the No. 1 position in Italy for net inflows into managed savings. The stock markets emerged from three years of depression and the impact on investor confidence of the financial difficulties experienced by certain Italian industrial groups did not dampen the generally positive trend for the year.

We also achieved significant increases in short and long-term profitability alike:

•        EPS increased 17%;

•        the value added of commercial activities increased 100%.

The year’s industrial organisation projects included completing the integration of Sanpaolo Invest and our asset management activities in Italy, together with the restructuring of Fideuram Wargny in France.

In February 2004, the Board of Directors decided to spin off our insurance product companies to Sanpaolo IMI, thereby enabling Banca Fideuram to concentrate on the core business that characterises us as a specialist independent operator offering financial consultancy to a high-profile clientele.

Our operations in 2004 will continue to be focused on the creation of value.

2003 RESULTS

Banca Fideuram ended the 2003 financial year having significantly exceeded its planned targets:

•        net consolidated profit, planned to be in line with 2002 (€ 150m), was over € 175m, taking EPS from € 0.153 to € 0.179;

•        the main target, the value added of commercial activities, which had been set at € 230-270m, was more than comfortably achieved with € 393m (€ 196m in 2002).

These strong results allowed us to distribute a single dividend of € 0.16 with a payout ratio of more than 89%.

The year’s achievements were a direct result of our business policy centred on developing managed savings, aided by the improvement

4

in the markets during the period. Net inflows from the various different technical forms of managed savings (mutual funds, asset management and life policies) totalled € 3.6bn, a € 4.7bn turnaround on 2002.

Banca Fideuram was classified No. 1 in Italy for net inflows into mutual funds (source: Assogestioni) with a market share of 22%. At the end of the year, Banca Fideuram’s market share measured by stock in mutual funds was 6.9% (7% in February 2004), taking it to 4th place (which it still holds) in the league table of Italian groups.

The average performance (*) of Fideuram mutual funds was 3.9%, in line with the market average. This result was held back by the relatively low level of stock investments (33%) we had chosen to maintain, continuing to adopt a prudent approach in the face of a still uncertain scenario.

Direct customer investments in securities fell from € 12.5bn to € 11.3bn in the course of the year, responding to a company policy of systematically promoting investment diversification.

We extended our product range in 2003 with the launch of six Certificates for a total of approximately € 200m, while the beginning of 2004 saw the launch of the new Fideuram Alternative Investment Fund Defensive Italian fund of hedge funds. Both product lines are designed for high-profile customers who demand a high degree of financial innovation.

The restructuring of Fideuram Wargny involved the launching of an employment protection plan mostly regarding research and stock broking for institutional customers at its Lyon office in particular, as well as a number of related supporting functions.

The integration of Sanpaolo Invest (SPI) in the Fideuram Group was completed, leaving SPI wholly focused on its own independently-managed commercial activities, using the Fideuram Group’s integrated platform of products, services, IT and administrative processes (Fig. 1).

The business model we have developed (an industrial platform serving separate independent networks in a federal logic solution) allows Banca Fideuram to operate on the market as an aggregator of other commercial structures that respects their identity while simultaneously increasing its operating leverage.

(*) Money-weighted rate of return (figure based on Assogestioni data)

5

Lastly, the reorganisation of our Asset Management structures was also completed in 2003, all of which are now amalgamated in Fideuram Investimenti SGR in Italy (Fig 2). These rationalisation programmes were accompanied by others enhancing the competencies, methods and tools involved in optimising portfolio composition and risk management.

As a result of these rationalisation programmes, the number of Banca Fideuram subsidiaries was reduced from 16 to 11 in the past two years, and will be reduced still further to 9 following the spin-off of our insurance activities (*).

(*) Considering the Fideuram Wargny Group companies, which are mainly booking entities, as a single company.

6

STRATEGIC CHOICES AND THE 2004 PLAN

In February 2004, as part of a strategic project launched by parent company Sanpaolo IMI to establish a single group insurance division and consequently strengthen its insurance business, Banca Fideuram decided to spin off Fideuram Vita to Sanpaolo IMI, which will transfer it to the “Group insurance division” being formed. The terms and conditions of this transaction, including the distribution agreement with the “Group insurance division”, are in the process of being negotiated under arm’s length conditions and will be concluded with the fullest and most rigorous respect for our minority shareholders.

This choice first of all reflects the expectation that following Basle Agreement 2, the insurance business will absorb significantly more capital than today. Spinning off our insurance product companies creates the prospects of freeing financial resources that can be invested to strengthen our core business of financial consultancy, private banking and asset management.

Following the spin-off, Banca Fideuram’s business system will be less exposed to the economic risks (margins), financial risks (rates) and demographic risks (increasing life expectancy) connected with the life insurance business. Banca Fideuram will become even more clearly characterised as a totally focussed and independent Asset Management House, enhancing its profile in a market that is increasingly attentive to conflicts of interest.

The 2004 plan is centred on maintaining continuity with the 2003 financial year.

Our principal target for 2004, to which the incentives for all our management and private bankers are linked, continues to be Quality Inflows (QI), which is a proxy for the value added of our commercial activities (Fig. 3).

7

Our choice of this target as an indicator for tracking our progress towards a number of end goals of our corporate strategy has important consequences:

•        It commits our resources not to simply achieving the highest annual net profit, but rather to maximising the value of the company in the form of the net economic flows also generated in future years by customer contracts written in the year. In other words, it engineers the creation of value.

•        It effectively aligns the interests of our shareholders, management, private bankers and employees without exception.

•        It orientates our commercial activities towards our managed savings services (characterised by portfolio diversification, professional risk management and the highest levels of regulation and transparency) and thus causes them to converge with our customers’ interests to create a growth strategy that is sustainable over time.

The 2004 plan includes completing the project for upgrading our internal auditing system, which was implemented at an information systems level last year and will be continued this year with the acquisition of new professional competencies.

BEYOND 2004

2003 saw the financial markets emerge from three years of severe crisis. 2004 will be a year of transition, marked by the consolidation of our results and the implementation of our new business system. The years to come will see us embarking on a new period of expansion, assuming the markets are sufficiently favourable.

Banca Fideuram is Italy’s No. 1 Asset Gatherer, leading the second player by a factor of 3 in terms of Assets under Management. With its almost unique status as an independent Manager and one of Italy’s top 30 listed companies, the Bank is positioned to operate as an aggregator within a scenario of sector consolidation in the coming years, both through organic growth and through acquisitions should favourable opportunities arise.

The Bank will concentrate its investments in Asset Management, developing asset management capabilities in its Private Banking

8

structures to obtain a leap in the quality of service provided for high-profile customers, and in the training of its Private Bankers.

This strategy of growth and investment will be combined with improved segmentation of our customers and product range to further enhance the flexibility and personalisation of our services designed for the upper affluent and high-net-worth segments.

Last but not least, Banca Fideuram will continue to draw strength and dynamism from the distinctive characteristic that has always made it a modern company that looks to the future, namely the partnership that brings our management, private bankers and employees together, focused on common objectives and values, dedicated to the end goal of optimising the interests of our shareholders and customers.

In March 2004 we learnt that the Florence Public Prosecutor’s Office was conducting an investigation into certain Banca Fideuram Private Bankers and Fideuram Bank Suisse employees regarding the operations of said Swiss subsidiary. We are confident that the judicial investigation, with which we have been collaborating as fully as possible, will conclude leaving the Bank’s reputation entirely untarnished as a company of high standing and a member of a leading banking group that operates wholly in accordance with the law and following strict canons of ethical conduct.

9

Board of Directors

Rainer Stefano Masera*	Chairman
Mario Prati*	Deputy Chairman
Ugo Ruffolo*	Managing Director
Franca Cirri Fignagnani*	Director
Giuseppe Fontana	Director
Giorgio Forti	Director
Luigi Maranzana*	Director
Bruno Mazzola	Director
Giampietro Nattino	Director

* Members of the Executive Committee
Antonio Cangeri	Secretary of the Board of Directros

Board of Auditors

Mario Paolillo	Chairman
Vito Codacci-Pisanelli	Statutory Auditor
Gian Paolo Grimaldi	Statutory Auditor

General Management

Ugo Ruffolo	General Manager
Mario Cuccia	Joint General Manager
Claudio Sozzini	Deputy General Manager

Auditing Company

PricewaterhouseCoopers S.p.A.

10

Structure of the Group (Main Companies)

Detailed information on the holdings and a complete list of all subsidiaries may be found on page 36.

11

Managed savings environment

Assets (source Bank of Italy)

(€bn)

	2002	2001	2000	1999	1998
Household financial assets in Italy (HFA)	2,482	2,617	2,756	2,587	2,251
Managed savings (MS)	917	911	887	849	691
• Mutual funds	361	404	450	475	372
• Private banking	402	410	392	370	281
• Life insurance technical reserves	227	196	167	138	106
• Pension funds	58	60	78	73	56
• Adjustments	(131)	(159)	(200)	(207)	(124)
MS as % of HFA	37%	35%	32%	33%	31%

Flows (source Bank of Italy)

(€bn)

	2002	2001	2000	1999	1998
Household financial assets in Italy (HFA)	97	129	119	112	79

Managed savings (MS)	37	35	30	69	193
• Mutual funds	(12)	(20)	(7)	61	162
• Private banking	6	27	33	54	75
• Life insurance technical reserves	34	32	29	32	21
• Pension funds	(2)	(9)	3	5	3
• Adjustments	11	5	(28)	(83)	(68)
MS as % of HFA	38%	27%	25%	62%	244%

12

Key ratios

	2003	2002 pro-forma *	2001	2000	1999
Net inflows into managed savings (€m)	3,559	(1,154)	339	6,155	5,871
Net inflows (€m)	1,203	2,055	3,671	7,656	6,225
Assets under management (€m)	58,129	54,883	48,662	49,497	43,499
Net income (€m)	175.6	150.4	225.9	223.7	157.9
Net income per share (€)	0.1791	0.1534	0.2484	0.2460	0.1736
Dividend (€)	0.16	0.16	0.23	0.14	0.09
R.o.E. (%)	17.9	14.4	25.5	29.5	23.4
E.V.A. (€m)	114.9	79.5	151.5	163.8	108.9
Cost / income ratio (%)	55.2	55.4	52.2	47.9	53.5
Payroll / Total net interest and net revenues (%)	24.9	23.6	20.7	20.8	22.4
Net income / average Assets under management (%)	0.31	0.27	0.46	0.48	0.42
National market share AUM (%)	n.a.	2.21	1.86	1.80	1.68
Shareholders’ equity (€m)	1,012.4	999.6	1,047.3	948.4	791.3
Total consolidated Balance sheet assets (€m)	16,318.8	14,897.4	12,641.1	10,925.5	9,753.3
Total assets of insurance companies (€m)	10,364.1	8,707.1	6,453.9	5,620.1	4,983.9
Private bankers (no.)	4,543	4,754	3,795	3,782	3,509
Employees (no.)	1,995	2,007	1,771	1,715	1,417
Private banker’s offices (no.)	261	267	99	97	100
Branches (no.)	88	87	82	74	63

Rating (Standard & Poor’s)	long term: A+	short term: A-1	outlook: stable

n.a.: not available

Glossary

Net inflows: gross inflows net of repayments.

Assets under management: this item comprises two sub-items: (a) managed savings and (b) non-discretionary savings.

(a) Managed savings include the assets under management of mutual funds, the equities of pension funds, private banking and the technical reserves of life insurance activities.

(b) Non-discretionary savings include securities deposited with the bank (excluding units in the Group’s mutual funds), the technical reserves of P&C insurance activities and current account balances.

R.o.E.: net income 2003/average net shareholders’ equity.

E.V.A.™(Economic Value Added): is calculated by deducting shareholders’ expected return on shareholders’ equity (cost of capital) from net earnings. Such expected return reflects the net yield on 12 months Bot issued at the start of the year, uplifted by a premium for market risk which is assumed to be constant at 4.5 percentage points over the periods interested.

Cost / income ratio: administrative expenses (net of indirect taxes) and depreciation/total net interest and net revenues (including other operating income net).

Shareholders’ equity: the sum of share capital, all reserves, negative consolidation differences and net income.

Private bankers: professionals in the italian national register of financial advisers. The number includes insurance consultants (undergoing training).

Branches: units with Banca Fideuram banking facilities only.

*  The pro-forma year statements of income for 2002 include Sanpaolo Invest from 1.1.2002; R.o.E. and E.V.A. ratios are calculated with a shareholders’ equity that includes Sanpaolo Invest from October 2002.

13

Banca Fideuram Share Information

	2003	2002	2001	2000	1999	1998	1997
Share price*
• end period (€)	4.710	4.480	9.006	14.765	11.561	6.106	4.062
• maximum (€)	5.765	9.687	15.752	19.754	11.562	7.038	4.152
• minimum (€)	3.333	3.472	5.025	9.805	4.632	3.087	1.662
Market capitalisation (€m)	4,617	4,392	8,189	13,425	10,512	5,552	3,693
Price / Net income per share	26.3	29.2	36.2	60.0	66.6	36.5	34.4
Price / Book value	4.6	4.4	7.8	14.2	13.3	7.8	6.0

* Source Datastream

Share price performance

14

[Contents]

15

CONSOLIDATED FINANCIAL STATEMENTS AND NOTES

•	Consolidated Balance sheet (reclassified)
•	Consolidated Statement of income (reclassified)
•	Quarterly trend of the consolidated statement of income

Main results and strategies
•	Banca Fideuram Group results
•	Banca Fideuram and Sanpaolo Invest integration plan and the restructuring of the group’s investments services
•	2004 plan
•	Stock Option plans

Operating results
•	Assets and inflows
•	Life insurance
•	Embedded value and embedded value earnings

Financial results
•	Consolidation
•	Analysis of the Statement of income
•	Asset and liability management
•	Consolidated shareholders’ equity
•	Reconciliation of the parent company’s shareholders’ equity and results with those of the Group
•	Consolidated Balance sheet and Statement of income including the Balance sheet and Statement of income of the Group’s insurance companies consolidated on a line-by-line basis

Human resources, products and services
•	Private bankers and employees
•	Fideuram online
•	Research and development products and activities
•	Systems and information management

Expansion abroad
•	Activities abroad

Supplementary information
•	Internal Audit
•	Transition to international accounting standards
•	Subsequent events and business outlook

CONSOLIDATED FINANCIAL STATEMENTS

•	Balance sheet
•	Statement of income
•	Notes to the consolidated financial statements
•	Statement of consolidated cash flows

REPORT ON CORPORATE GOVERNANCE

•	Report on Corporate Governance
•	Enclosure of report on Corporate Governance

CALL OF SHAREHOLDERS’ MEETING

INDEPENDENT AUDITORS’ REPORT

16

2003

CONSOLIDATED FINANCIAL STATEMENTS AND NOTES

17

Consolidated Balance Sheet

(Reclassified - €m)

			change
	31.12.2003	31.12.2002	amount	%
ASSETS
Cash and deposits with central banks	23.1	18.0	5.1	28
Loans :
• loans to customers	737.5	578.4	159.1	28
• due from banks	2,798.6	3,261.7	(463.1)	14
Dealing securities	1,081.8	1,279.2	(197.4)	15
Fixed assets :
• Investment securities	138.0	19.8	118.2	n.s.
• Equity investments	443.9	385.6	58.3	15
• Intangible and tangible fixed assets	92.4	105.4	(13.0)	12
Goodwill arising on consolidation and application of the equity method	16.2	23.8	(7.6)	32
Other assets	623.2	518.4	104.8	20
Total assets	5,954.7	6,190.3	(235.6)	4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Payables :
• due to customers	3,581.3	3,897.9	(316.6)	8
• due to banks	270.1	241.4	28.7	12
• securities issued	3.3	3.1	0.2	6
Provisions	270.6	249.8	20.8	8
Other liabilities	615.1	595.7	19.4	3
Subordinated liabilities	200.5	200.5	—	—
Minority interests	1.4	2.3	(0.9)	39
Shareholders’ equity:
• Share capital	254.9	254.9	—	—
• Reserve for own shares*	178.5	332.4	(153.9)	46
• Other reserves	393.5	253.6	139.9	55
• Negative goodwill upon consolidation and application of the equity method	9.9	13.0	(3.1)	24
• Net income	175.6	145.7	29.9	21
Total liabilities and shareholders’ equity	5,954.7	6,190.3	(235.6)	4

* The reserve is net of own shares held by the parent bank for an amount of € 71.5m.

n.s. = not significant

All percent changes are expressed with neutral sign.

18

Consolidated Statement of Income

(Reclassified - €m)

		2002	change
	2003	pro-forma*	amount	%	2002
Interest income and similar revenues	129.0	188.1	(59.1)	31	174.9
Interest expense and similar charges	(78.4)	(118.3)	39.9	34	(114.2)
Net dealing profits	26.2	(9.7)	35.9	n.s.	(9.7)
Financial margin	76.8	60.1	16.7	28	51.0
Net commission income	478.6	487.1	(8.5)	2	456.4
Income from investments carried at equity	37.0	48.5	(11.5)	24	48.5
Total net interest and net revenues	592.4	595.7	(3.3)	1	555.9
Administrative costs:	(321.6)	(330.0)	8.4	3	(296.2)
• payroll costs	(147.3)	(140.3)	(7.0)	5	(131.2)
• other administrative costs	(151.2)	(165.3)	14.1	9	(143.6)
• indirect taxes	(23.1)	(24.4)	1.3	5	(21.4)
Other operating income, net	25.9	27.9	(2.0)	7	23.2
Depreciation	(42.6)	(39.9)	(2.7)	7	(35.8)
Operating income	254.1	253.7	0.4	—	247.1
Adjustments:
• on goodwill	(6.4)	(57.6)	51.2	89	(57.6)
• to loans and provisions for guarantees and commitments	(4.3)	(3.3)	(1.0)	30	(3.3)
• to financial fixed assets	—	(0.3)	0.3	100	(0.3)
Write-backs of loans and provisions for guarantees and commitments	2.3	1.1	1.2	109	1.1
Write-backs of financial fixed assets	0.3	—	0.3	n.s.	—
Provisions for risks and charges	(28.6)	(65.4)	36.8	56	(43.4)
Income before extraordinary items	217.4	128.2	89.2	70	143.6
Net extraordinary income	(7.0)	33.9	(40.9)	n.s.	18.8
Income before taxes and minority interests	210.4	162.1	48.3	30	162.4
Income taxes	(36.0)	(12.6)	(23.4)	186	(17.6)
Net income attributable to minority interests	1.2	0.9	0.3	33	0.9
Net income	175.6	150.4	25.2	17	145.7

*  The pro-forma year statements of income for 2002 includes Sanpaolo Invest from 1.1.2002. This provides a more consistent comparison with year statements for 2003.

n.s.: not significant

19

Quarterly trend of the consolidated statement of income

(Figures in €m)

	Q 4 2003	Q 3 2003	Q 2 2003	Q 1 2003	Q 4 2002
Interest income and similar revenues	24.1	27.8	35.2	41.9	47.7
Interest expense and similar charges	(12.4)	(17.2)	(22.1)	(26.7)	(31.4)
Net dealing profits	0.8	7.4	22.8	(4.8)	1.0
Financial margin	12.5	18.0	35.9	10.4	17.3
Net commission income	132.4	127.1	111.7	107.4	110.9
Income from investments carried at equity	10.7	7.9	12.7	5.7	16.7
Total net interest and net revenues	155.6	153.0	160.3	123.5	144.9
Administrative costs:	(80.2)	(76.9)	(84.7)	(79.8)	(84.4)
• payroll costs	(37.5)	(34.1)	(38.1)	(37.6)	(35.8)
• other administrative costs	(37.6)	(36.7)	(40.7)	(36.2)	(42.0)
• indirect taxes	(5.1)	(6.1)	(5.9)	(6.0)	(6.6)
Other operating income, net	5.5	7.1	5.8	7.5	7.1
Depreciation	(13.1)	(10.3)	(10.2)	(9.0)	(12.8)
Operating income	67.8	72.9	71.2	42.2	54.8
Adjustments:
• on goodwill	(1.5)	(1.6)	(1.7)	(1.6)	(48.4)
• to loans and provisions for guarantees and commitments	(3.4)	—	(0.7)	(0.2)	(3.0)
• to financial fixed assets	—	—	—	—	(0.3)
Writebacks of loans and provisions for guarantees and commitments	1.4	0.2	0.6	0.1	0.8
Writebacks of financial fixed assets	0.2	0.1	(0.1)	0.1	—
Provisions for risks and charges	(8.4)	(7.0)	(8.8)	(4.4)	(18.2)
Income before extraordinary items	56.1	64.6	60.5	36.2	(14.3)
Net extraordinary income	(0.9)	(1.8)	(3.8)	(0.5)	11.9
Income before taxes and minority interests	55.2	62.8	56.7	35.7	(2.4)
Income taxes	(1.4)	(14.7)	(13.3)	(6.6)	4.6
Net income attributable to minority interests	0.5	0.3	0.2	0.2	0.4
Net income	54.3	48.4	43.6	29.3	2.6

20

MAIN RESULTS AND STRATEGIES

BANCA FIDEURAM GROUP RESULTS

This report presents the Banca Fideuram Group results for 2003, which were first analysed in the quarterly report as at 31.12.2003.

The operating results show strong performance, with net inflows from managed savings totalling €3.6bn, an impressive turnaround compared to 2002, when they were negative to the tune of €1.2bn.

Indeed, this result took Banca Fideuram to first place in the Assogestioni listing of net inflows, with a market share of approximately 22%.

Net inflows into Managed Savings

(€m)

	2003	2002	change amount
Mutual funds and private banking	2,147	(3,783)	5,930
Life Insurance and Pensions funds	1,412	2,629	(1,217)
including: Unit linked	1,651	2,776	(1,125)
Total	3,559	(1,154)	4,713

Moreover, the level and mix of net inflows significantly exceeded the targets set at the beginning of the year.

Also worthy of note, Sanpaolo Invest likewise achieved strong operating results in its first full year in the Banca Fideuram Group. Net inflows into managed savings were positive to the tune of €245m compared to a negative figure of €317m in 2002. Investments in Banca Fideuram Group products played a prime role in achieving this result.

The “end” objective for 2003 was to achieve a target figure for the generation of value of between € 230 and € 270m, which was therefore comfortably exceeded with a result of € 393m as detailed in the report on “Embedded Value” herein.

21

Assets under management totalled €58.1bn as at 31.12.2003, an increase of 6% on the figure of € 54.9bn achieved in the previous year.

Consolidated net income totalled € 175.6m, an increase of 17% on the pro-forma figure of € 150.4m for 2002.

Moreover it should be noted that this growth saw a steady increase in the quarterly figures for net income throughout 2003, reversing the trend in the previous financial year.

The 2003 trend for net income was aided by a steady increase in net recurring fees and a significant reduction in administrative costs.

The main variations in relation to the consolidated figures for 2002 were as follows:

•     Gross operating income increased very slightly from € 253.7m to € 254.1m.

•     Operating income rose € 89.2m. This change was principally due to the fact that there none of the non-recurring items recorded in 2002, such as the write-down of the holding in Fideuram Wargny (€ 45.4m) and extraordinary provisions for risks and charges set aside by subsidiary Sanpaolo Invest (€ 27.1m).

•     Income before taxes and minority interests increased € 48.3 m, income taxes rose € 23.4m and net income improved by € 25.2m.

The Private Bankers in the Fideuram and Sanpaolo Invest networks totalled 4,543, including 76 insurance consultants, as at 31.12.2003 (4,754 as at 31.12.2002).

In addition, the Fideuram Wargny network numbered 43 Private Bankers, all employees of the bank.

Staff totalled 1,995 at the end of December, compared to 2,007 as at 31.12.2002.

Bank branches and private bankers’ offices totalled 88 (all Banca Fideuram) and 261 respectively, with Sanpaolo Invest SIM accounting for 163 of the latter.

The total number of clients was 755,000 at period end, approximately 127,000 of whom were subscribed to our online services.

22

THE BANCA FIDEURAM AND SANPAOLO

INVEST INTEGRATION PLAN AND THE

RESTRUCTURING OF THE GROUP’S

INVESTMENT SERVICES

During the year we completed the plan for integrating the bank with its subsidiary Sanpaolo Invest SIM (formerly Banca Sanpaolo Invest), designed to support the latter’s marketing relaunch while ensuring the continuity of the Sanpaolo Invest brand and achieving significant economies of scale through the use of shared product and process infrastructures.

The partial spin-off of the subsidiary’s banking division to Banca Fideuram was finalised in June and completed with effect from 1.7.2003. The company ceased engaging in banking activities from that date while continuing to provide authorised investment services. This was formally recognised in its removal from the Italian Register of Banks and its inclusion in the Italian Register of Stockbrokers at the end of the financial year.

Sanpaolo Invest’s corporate structure was reorganised along the lines of a stockbrokers and integrated in Banca Fideuram’s organisation. The subsidiary solely retained its own structures for marketing, directing and managing its network of Private Bankers, which was reorganised at the end of the second half of the year through the creation of five supra-regional areas served by a total of 12 Regional Managers.

As at 1.7.2003 55 of its staff continued to be employed at Sanpaolo Invest, while the remaining 143 had been transferred to Banca Fideuram. Sanpaolo Invest’s marketing relaunch as a stockbrokers is now fully under way.

During the first half of the year we also completed the programme for reorganising the group’s internal investment services, which commenced with the sale of Fideuram Capital SIM’s consultancy division to Fideuram Fondi SGR and the simultaneous transfer of 59 employees.

The transaction was completed, with effect from 1.7.2003, for a price of € 10m, corresponding to the goodwill in the division sold minus the net liabilities transferred (totalling € 2,662,678.72) and was supported by PricewaterhouseCoopers’ opinion that the criteria used to determine the price and the price itself were both reasonable.

The implementation of this programme, which enabled us to bring the phases in the process for developing and implementing investment activities regarding Italian funds and asset management under a single manager with effect from 1.7.2003, involved the following:

•        Fideuram Gestioni Patrimoniali SIM merged with Fideuram Fondi SGR, which simultaneously changed its name to Fideuram Investimenti SGR. On the basis of the share swap ratio approved by the shareholders’ meetings of the merging company and merged company, Fideuram Investimenti SGR’s share capital increased from € 17,233,161 to € 25,850,000 through the issue of 16,667 shares with a par value of € 517 to Banca Fideuram, whose stake in the share capital thus increased to 99.50%.

•        Fideuram Capital SIM (excluding the consultancy division previously transferred to Fideuram Fondi SGR) merged with parent company Banca Fideuram.

As a result of these company transactions:

•        Fideuram Investimenti SGR acquired the entire organisational structure of Fideuram Gestioni Patrimoniali SIM (26 employees), extending its activities to the management of individual investment portfolios on behalf of third parties.

•        Banca Fideuram acquired Fideuram Capital SIM’s service for giving and taking orders (6 employees), which has been organised as a dedicated function forming part of its Finance Division, and also acquired its IT division (5 employees), which has been organised as a special function forming part of its Systems and Information Management Division.

23

2004 PLAN

The 2004 plan maintains the strategy that was implemented with such success in 2003.

Our marketing policy continues to be directed towards and focused on the creation of value, quantified in the parameter quality inflow, which is a proxy for the embedded value of new business. This choice involves concentrating our marketing efforts on the growth of managed savings.

This growth also leverages the recruitment of bank employees and high-profile Private Bankers.

The cost management initiative with the greatest strategic impact, alongside traditional containment actions, is centred on achieving increasing efficiency through rationalising the organisation our French subsidiaries, on the one hand, and on targeted actions regarding operating costs on the other.

STOCK OPTION PLANS

The Shareholders’ Meeting of 27.4.2001 passed a resolution authorising the purchase of own shares, including for use as part of stock option plans for Private Bankers and employees of the Bank or its Subsidiaries, and likewise at the subsequent Shareholders’ Meetings of 29.4.2002 and 28.4.2003 extended said authorisation.

By virtue of said authorisation, Banca Fideuram purchased a total of 15,000,000 own shares on the market as part of its 2003 and 2004 stock option plans.

The 2003 plan, approved by the Board of Directors on 16 December 2002, provides for assigning options to purchase Banca Fideuram shares to the Private Bankers and Senior Management of the Banca Fideuram Group in the ratio of one share for each option, to be exercised in the period of June to December 2004 at a unit price of € 5.30.

The total number of options was set at 1,064,040 for the Group’s Senior Management and estimated as 3,921,167 for its Private bankers.

Strengthening our incentives, we have also launched a 2004 stock option plan along the same lines as last year for the Fideuram and Sanpaolo Invest Networks, the main features of which can be summarised as follows:

•        The plan assigns stock options in the Bank’s own shares in the ratio of one share per option for shares that were bought in accordance with the authorisations conferred by the resolutions passed at shareholders’ ordinary meetings. Our estimates have led the number of own shares earmarked for the 2004 plan to be set, as a prudential measure, at 7 million.

•        The exercise price of the option for the 2004 plan has been set at € 5.39 for all participants.

•        The number of options assigned to each participant has been linked to the monetary bonus provided for in the 2004 bonus scheme. In particular:

•         Private bankers in the Fideuram and Sanpaolo Invest Networks with the highest managerial duties have been assigned a number of options that when multiplied by the exercise price equals 50% of the value of the bonus.

•         Other Private Bankers of the Bank and Banca Sanpaolo Invest have been assigned a number of options that when multiplied by the exercise price equals 35% of the value of the bonus.

•        All participants shall be entitled to exercise their stock options between 1.6.2005 and 23.12.2005 upon condition that they have:

•         met the individual targets required to receive their 2004 cash bonus;

•         are in the company/network upon the exercise date of the options.

•        There are no provisions for loans or other facilities to be made available to participants to buy the shares.

24

OPERATING RESULTS

ASSETS AND INFLOWS

Assets under management

(€m)

			change
	31.12.2003	31.12.2002	amount	%
Mutual funds	17,315	15,292	2,023	13.2
Private banking	14,918	13,926	992	7.1
Life Insurance:	12,244	10,747	1,497	13.9
including: Unit linked	6,717	4,333	2,384	55.0
Pension funds	96	62	34	54.8
Total managed savings	44,573	40,027	4,546	11.4
Total non-discretionary savings	13,556	14,856	(1,300)	-8.8
including: securities	11,348	12,503	(1,155)	-9.2
Total AUM	58,129	54,883	3,246	5.9

Assets under management increased over the year to € 58.1bn as at 31.12.2003, as did managed savings within them, rising from € 40bn (accounting for 73% of total assets under management) to € 44.6bn (77% of total assets under management).

This growth in Assets under Management compared to 31.12.2002 was due on the one hand to the excellent operating results obtained and, on the other, to a positive performance effect totalling € 2bn.

Shares accounted for an average of 46% of assets under management in 2002, falling to an average of 33% during the 2003 financial year and then rising to approximately 35% as at 31.12.2003.

Net inflows

(€m)

			change
	2003	2002	amount	%
Mutual funds	1,504	(2,785)	4,289	n.s.
Private banking	643	(998)	1,641	n.s.
Life insurance	1,389	2,605	(1,216)	(46.7)
including: Unit linked	1,651	2,776	(1,125)	(40.5)
Pension funds	23	24	(1)	(4.2)
Total managed savings	3,559	(1,154)	4,713	n.s.
Total non-discretionary savings	(2,356)	3,209	(5,565)	n.s.
including: securities	(2,203)	2,953	(5,156)	n.s.
Total net inflows	1,203	2,055	(852)	(41.5)

Net inflows into managed savings totalled € 3.6bn, a strong turnaround in commercial performance compared to 2002, when they were negative to the tune of € 1.2bn.

Conversely, net inflows from non-discretionary savings, mainly securities and current accounts, were negative to the tune of € 2.4bn, compared to a positive result of € 3.2bn in 2002.

Total net inflows for the year were therefore € 1.2bn.

25

LIFE INSURANCE

Premiums written totalled € 2,143m in 2003 (€ 3,327m in 2002).

Fideuram Vita achieved strong total premium income throughout the year albeit less than the exceptional results in 2002, with premiums written falling from € 3,065m in 2002 to € 2,023m.

New premiums written fell less sharply as a component of this, decreasing from € 2,079m in 2002 to € 1,660m in 2003 (-20%).

Class III products again accounted for the bulk of premium income in 2003, with Unit Linked products playing a decisive role, contributing inflows of € 1,826m.

As usual, personal insurance accounted for the largest component of premiums written, with single premiums continuing to provide the greatest share of these inflows.

Fideuram Vita extended its product range during 2003, launching two new unit-linked policies named “Financial Age Opportunity - Alta Fedeltà” and “Financial Age Protection - Alta Fedeltà” designed to attract long-term contracts (Alta Fedeltà means High Loyalty in Italian).

Fideuram Vita’s net technical reserves at year end amounted to approximately € 10,429.6m, an increase of 18.7% on the previous year.

Premium income from third-party policies sold by the Sanpaolo Invest Network totalled € 120m (€ 262m in 2002), almost all from subsequent-year premiums.

Life insurance: premiums written

(€m)

	2003	2002	% change
Unit/index linked products	1,826	2,806	(35)
single	1,559	1,960	(20)
annual	93	109	(15)
subsequent	174	737	(76)
Traditional products	197	259	(24)
single	8	10	(20)
annual	—	—	—
subsequent	189	249	(24)
Total gross premiums	2,023	3,065	(34)
single	1,567	1,970	(20)
annual	93	109	(15)
subsequent	363	986	(63)
Third-party
single	5	109	(95)
recurring	115	153	(25)
Total gross premiums	120	262	(54)
Group total gross premiums	2,143	3,327	(36)

26

EMBEDDED VALUE AND EMBEDDED

VALUE EARNINGS

In order to provide a more complete analysis of the factors underlying the generation of value, this report provides an estimate of the embedded value of the Banca Fideuram Group and an analysis of the value added during 2003.

An embedded value is an actuarially determined estimate of the value of a company, excluding any value attributable to future new business.

Embedded value earnings, defined as the change in the embedded value over a period, after adjustment for any capital movements such as dividends and capital injections, provide a measure of the company’s performance during the period in terms of its ability to generate value.

The embedded value as at 31 December 2003 and the value added during 2003 have been determined by the firm of management consultants and actuaries Tillinghast - Towers Perrin, using data and information provided by Banca Fideuram and its subsidiary companies.

The valuations make use of actuarial methodology typically used in embedded value reporting, based on deterministic projections of future after tax profits, with an allowance for risk through the use of a single risk discount rate and an explicit assumption for the level and cost of holding capital. The allowance for risk may not correspond to a capital markets valuation of such risk.

The calculation of embedded values requires the use of numerous assumptions with respect to future business, operating, and economic conditions, and other factors, many of which are beyond the control of the Banca Fideuram Group. Although the assumptions used represent estimates which Banca Fideuram and Tillinghast - Towers Perrin consider to be reasonable, actual future operating conditions and actual future experience may vary from that assumed in the calculation of the embedded values, and such variations may be material. Consequently, the inclusion of embedded value information herein should not be regarding as a representation by Banca Fideuram, Tillinghast - Towers Perrin, or any other person, that the stream of future after tax profits used to determine the embedded values will be achieved.

Embedded value

The embedded value of a company comprises the sum of adjusted shareholders’ net assets and the value of business in force at the valuation date. The value of in-force business has been calculated on a consolidated basis in respect of the Group’s life insurance, mutual fund and discretionary account businesses, with the exclusion of the Wargny Group.

Adjusted shareholders’ net assets are defined as published net assets adjusted to reflect the market value of the underlying assets. For the purposes of this valuation, goodwill relating to subsidiary companies, including the Wargny Group, has been eliminated.

The value of in-force life insurance business is the present value of the projected stream of future after-tax profits that are expected to be generated by the policies in force at the valuation date, assuming assets equal to the technical reserves, less a charge for the cost of holding an amount of solvency capital.

The value of in-force asset management business is similarly defined as the present value of the projected stream of future after-tax profits expected to be generated by the mutual fund contracts and discretionary account mandates in force at the valuation date.

The stream of future after-tax profits is determined using realistic assumptions for future operating conditions as regards such items as investment

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returns, inflation, expenses, taxation, lapse, disinvestment, surrender and mortality rates.

The discount rates used to calculate the present values are determined with reference to the prevailing levels of interest rates, and include a loading to reflect the risk that the assumptions chosen to project the future profits may not be borne out in practice.

Life insurance undertakings are generally required to maintain a level of capital in excess of technical reserves in order to demonstrate solvency. For the purposes of this disclosure, the cost of solvency capital has been based on a level of 100% of the EU minimum solvency requirements. Assets backing this solvency capital can be considered as being locked-in and are projected to earn an after-tax rate of investment return, which is less than the discount rates used in the calculation of the value of in-force business.

The annual charge for the cost of maintaining solvency capital is represented by the difference between the after-tax amount earned on assets backing solvency capital and the amount expected in accordance with the risk adjusted discount rate. The cost of solvency capital is the present value of these annual charges over the outstanding life of the policies in force.

Embedded value as at 31 December 2003:

Banca Fideuram Group

The following table shows the embedded value as at 31 December 2003, indicating separately the value of in-force business associated with the Banca Fideuram (BF) and the Sanpaolo Invest (SPI) networks. For comparative purposes, equivalent values are shown as at 30 June 2003 and 31 December 2002.

Embedded value

(€m)

	31.12.2003			30.06.2003	31.12.2002
	BF Network	SPI Network	Group Total	Group Total	Group Total

Consolidated net assets(1)			1,012	908	997
Adjustments to consolidated net assets (2),(3)			(44)	(33)	(31)
Adjusted net assets			968	875	966
Value of in-force life insurance business (3), (4),(5)	614	47	661	533	472
Value of in-force mutual fund business (3), (5)	493	31	524	473	503
Value of in-force private banking business (3),(5)	623	42	665	607	662
Value of in-force business	1,730	120	1,850	1,613	1,637
Embedded value			2,818	2,488	2,603

(1)  After minority interests.

(2)  After elimination of goodwill.

(3)  After tax, where appropriate.

(4)  After cost of solvency capital.

(5)  Valued on a consolidated line of business basis.

The total consolidated net assets are equal to those reported in the consolidated balance sheet net of minority interests. The adjustments to net assets relate primarily to (i) the after-tax effects of marking shareholders’ assets to market, including a surveyor’s valuation of properties, (ii) the elimination of intangible assets, including goodwill, (iii) the impact of deferred acquisition costs, and (iv) certain minor after-tax adjustments on asset valuations to maintain consistency with the valuation of in-force business.

The values of the in-force life insurance and asset management businesses are calculated on a consolidated line of business basis, after minority interests, using assumptions considered appropriate at the valuation date. The risk discount rate used is 7.25% for the valuation as at 31 December 2003 (6.75% as at 30 June 2003 and 7.25% as at 31 December 2002). The value of in-force life insurance business is shown after an allowance for the cost of holding solvency capital.

The risk discount rate appropriate to an individual shareholder or investor depends upon the investor’s own requirements, tax position and perception of the risks associated with the realisation of future profits. To judge the impact of using alternative discount rates, the following table shows the sensitivity of the embedded value as at 31 December

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2003 to the use of discount rates respectively 0.5% lower and higher than the central rate.

Embedded value as at 31 December 2003:

Banca Fideuram Group

(€m)

Discount rate	6.75%	7.25%	7.75%
Consolidated net assets(1)	1,012	1,012	1,012
Adjustments to consolidated net assets(2), (3)	(45)	(44)	(44)
Adjusted net assets	967	968	968
Value of in-force life insurance business(3), (4), (5)	688	661	635
Value of in-force mutual fund business(3), (5)	536	524	512
Value of in-force private banking business(3), (5)	681	665	650
Value of in-force business	1,905	1,850	1,797

Embedded value	2,872	2,818	2,765

(1)  After minority interests.

(2)  After elimination of goodwill.

(3)  After tax, where appropriate.

(4)  After cost of solvency capital.

(5)  Valued on a consolidated line of business basis.

Embedded value earnings

The following table shows the embedded value earnings in 2003 of the Banca Fideuram Group, equal to the sum of the change in the embedded value, dividends distributed in the period net of other capital movements, principally related to the purchase of own shares in 2002, and exchange rate movements in 2003 on the subsidiary Fideuram Bank Suisse (net assets of CHF 32 million).

For comparison, the table also shows the derivation of the embedded value earnings for the first half of 2003 and for the full year 2002.

Embedded value earnings

(€m)

	Year 2003 Group Total	1st half 2003 Group Total	Year 2002 BF Network
Change in embedded value in period	215	(115)	(586)
Dividends distributed in period	154	154	209
Other capital movements	1	2	67
Embedded value earnings	370	41	(310)

The embedded value earnings for 2003 can be divided into three major components:

•        Value added before new sales and the commercial initiatives of migration and transformation, comprising (i) expected return, based on the assumptions underlying the opening embedded value; (ii) experience variances, resulting from differences between actual experience and the assumptions used at the start of the year, before the impact of new sales, migration and transformation in the year; (iii) changes in assumptions for future operating experience, excluding economic and tax assumptions; (iv) changes in assumptions for future economic conditions, including investment returns, tax rates and the risk discount rate.

•        The value added arising from the commercial initiatives of migration and transformation during the period, determined initially at the point of sale, on end-period assumptions and then accumulated at the risk discount rate to the end of the period, and which allows for all related costs including incentive payments to Private Bankers. This comprises:

a)     the migration of approximately € 585 million of asset management business to life insurance, with the concurrent issue of new unit-linked life policies for approximately € 25 million of annualised recurrent premiums and € 560 million of single premiums;

b)    the transformation of € 598 million of traditional reserves to unit-linked policies, with a concurrent extension of the policy duration, as well as the issue of € 13 million of single premium unit-linked policies, and € 71 million of annualised recurrent premium unit-linked policies substituting € 47 million of traditional annual premium policies;

c)     migration of € 944 million from third party asset managers to proprietary funds in SPI.

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•        The value added by new sales in the period determined initially at the point of sale on end-period assumptions, and then accumulated at the risk discount rate to the end of the period. Full allowance is made for all costs associated with the acquisition of new business, including provisions for incentive payments to Private Bankers. For the purpose of this disclosure, new sales comprise:

a)     new life insurance business: for the BFNetwork, new policies issued for € 20 million of traditional and index products, € 75 million of annualised recurrent unit-linked premiums and € 649 million of unit-linked single premiums; for the SPI Network € 22 million of annualised recurrent unit-linked premiums and € 328 million of unit-linked single premiums;

b)    new asset management business, defined as the sum of net inflows for all clients with positive net managed asset inflows, amounting to € 3,917 million of mutual funds and € 1,469 million of discretionary account business for the BF Network, and € 531 million of mutual funds (of which € 208 million of proprietary funds) and € 278 million of discretionary account business for the SPI Network.

The following table shows the components of embedded value earnings for 2003, subdivided between the BF and SPI Networks, with equivalent values for the first half of 2003 and the full year 2002, at the consolidated level, shown for comparison.

Components of embedded value earnings

(€m)

	BF Network	Year 2003 SPI Network	Group Total	1st half 2003 Group Total	Year 2002 Group Total
Expected return	—	—	135	67	209
Experience variances	—	—	(169)	(194)	(577)
of which asset mix (1)	—	—	(205)	(155)	(88)
performance	—	—	(11)	(13)	(360)
Changes in operating assumptions	—	—	—	—	(27)
Changes in economic and fiscal assumptions	—	—	11	(24)	(111)
Total before new sales and migration/transformation (A)	—	—	(23)	(151)	(506)
Asset management migrated	(24)	—	(24)	(12)	(79)
New life policies from migration	50	—	50	23	100
Total value added by migration (B)	26	—	26	11	21
Traditional business transformed	(7)	—	(7)	(5)	—
New life policies from transformation	68	—	68	25	—
Total value added by transformation (C)	61	—	61	20	—
Total value added by increase in proprietary funds in SPI (D)	—	20	20	12	—
Life insurance	64	31	95	41	71
Mutual funds	120	4	124	81	61
Discretionary accounts	64	3	67	27	43
Total value added by new sales (E)	248	38	286	149	175
Total value added by commercial initiatives in the period (F) = (B) + (C) + (D) + (E)	335	58	393	192	196
Embedded value earnings (G) = (A) + (F)	—	—	370	41	(310)

(1)          Asset allocation for asset management business is based on the average by asset class in the 12 months prior to the valuation date.

The principal features of embedded value earnings for 2003 are described below.

Expected profits, based on the start-year assumptions amounted to € 135 million, after allowing for the actual after-tax profits of the Wargny group.

Variances from the assumptions used at the start of the year reduced earnings in the period by € 169 million in aggregate, which arise from numerous

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sources. The main negative variances are associated with the reduction in average net asset management fees for the Banca Fideuram Network on asset management business and, to a lesser extent, life insurance business. In fact, despite the improvement in market conditions in the second half of 2003, a continuation of the trend already observed since 2002 of a movement of assets under management to a more conservative asset allocation generated a negative effect on embedded value earnings of approximately € 205 million, partially offset by the positive impact for € 70 million arising from the increase in management fees on certain asset classes underlying mutual funds and discretionary accounts. Despite the results in the second half of the year, investment performance was still slightly less than expected, giving rise to a reduction in the value of asset management business of approximately € 11 million. Further negative impacts of € 8 million relate to minimum commission advances to Private Bankers and € 4 million to the condono fiscale. The remaining negative variances relate to a series of minor elements, both negative and positive.

No changes were made to operating assumptions since the experience in the year was broadly in line with expectations.

Changes in economic assumptions gave rise to a negative impact on earnings of € 11 million principally arising the introduction of IRES at 33%, partially offset by the elimination of the beneficial impact of DIT.

The impact of migration during the period was to generate € 26 million, which is the result of the value of new unit-linked life policies added of € 50 million, which allows for all costs, including incentive payments, associated with the operation, net of the reduction of € 24 million in the value of the asset management business migrated.

The transformations during the period, net of all associated costs, generated € 61 million, which arises from € 68 million added by new unit-linked life policies issued compared to the reduction of € 7 million relating to the traditional policies transformed.

For the SPI Network, the increased weight of proprietary funds underlying the assets under management generated earnings of approximately € 20 million.

New sales in 2003 added € 286 million to embedded value earnings, of which € 95 million related to life business, € 124 million to mutual fund business and € 67 to discretionary account business.

Of this total, the SPI Network contributed € 38 million, concentrated mainly in unit-linked products of Fideuram Vita which generated € 31 million of added value.

The table below shows the sensitivity of the aggregate value added by new sales of the Banca Fideuram Group to the use of a range of discount rates.

Value added by new sales in the year 2003

(€m)

Discount rate	6.75%	7.25%	7.75%
Life insurance business (1), (2), (3)	99	95	90
Mutual fund business (1), (3)	127	124	121
Discretionary account business (1), (3)	69	67	65
Value added by new business	295	286	276

(1)  After tax.

(2)  After cost of solvency capital.

(3)  Valued on a consolidated line of business basis.

Assumptions

Embedded value accounting, in common with any valuation method based on projections of future earnings, necessarily involves a degree of subjectivity when establishing the assumptions to be used. Banca Fideuram, with the assistance of

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Tillinghast - Towers Perrin, has sought to employ appropriate assumptions, in a consistent fashion, for all its lines of business. Following common practice in embedded value reporting, assumptions have been set in a deterministic fashion which does not therefore reflect the consequences of the natural volatility of certain experience assumptions, particularly those for investment returns.

The principal assumptions and bases used as at 31 December 2003 are given below:

•        A risk discount rate of 7.25% (6.75% as at 30 June 2003 and 7.25% as at 31 December 2002) was used for all lines of business.

•        The gross market rate of investment return on benchmark Italian 10-year government bonds was taken to be 4.5% (4.0% as at 30 June 2003 and 4.5% as at 31 December 2002), and total return on equities was taken to be 7.0% (6.5% as at 30 June 2003 and 7.0% as at 31 December 2002). Liquidity was assumed to earn 2.25% (2.0% as at 30 June 2003 and 2.75% as at 31 December 2002). Equivalent benchmarks were used for other assets.

•        The rate of return on assets backing life technical reserves was determined based on the actual asset duration and mix, allowing for investment policies currently in place, using the benchmarks shown above. The impact of the emergence of unrealised gains and losses within the Italian segregated funds is considered within the value of in-force business. On this basis, the average investment return on the traditional segregated funds is 4.55% (4.38% as at 30 June 2003 and 4.27% as at 31 December 2002). Projected market rates of return on unit-linked life insurance, before management charges, vary by fund according to the asset composition at the valuation date, and are on average 4.95% (4.45% as at 30 June 2003 and 5.0% as at 31 December 2002) for guaranteed funds, 4.85% (4.2% as at 30 June 2003 and 5.1% as at 31 December 2002) on asset allocation funds.

•        The market rates of return on mutual funds and private banking business vary by product. The product-level asset allocation was set by reference to the average in the 12 months prior to the valuation date of the composition of each comparto underlying each mutual fund or private banking product. On this basis, the average projected returns, before charges, on BF Network mutual funds and discretionary accounts were 5.02% (4.73% as at 30 June 2003 and 5.75% as at 31 December 2002) and 5.18% on Sanpaolo Invest asset management business (4.69% as at 30 June 2003).

•        Projected profits in Italy have been subjected to a tax charge (allowing for the aggregate impact of Ires and Irap) at an average rate of 37.25% for Fideuram Vita and 38.25% for banking entities.  Profits projected to arise in foreign subsidiaries have been taxed at normal local rates, allowing for the impact of taxation on profits remitted to Italy. For Irish domiciled companies, the aggregate tax charge (local taxation plus tax on dividends to be received) is 13.9%. Allowance has been made for the impact of tax-exempt income and the tax on mathematical reserves in Fideuram Vita.

•        Future experience for mortality, annuity take-up rates, lapse, surrender, and other exits, including rates of total and partial withdrawals on unit-linked and asset management business has been based on recent analysis of the operating experience of the Banca Fideuram Group, including SPI, supplemented by market knowledge where necessary.

•        General and administrative expenses associated with the life insurance and asset management business, at the consolidated level, have been

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subdivided by line of business, and fully allocated into investment, acquisition and maintenance expenses. Projected future maintenance expenses make allowance for inflation at 2.5% per annum.

•         Commissions and other payments to private bankers in respect of life and asset management business have been based on the recent operating experience of the Banca Fideuram Group, including SPI, on a consolidated line of business basis. Allowance has been made in the value added by new business and by migration and transformation for the cost of expected incentive payments.

•         Life business contract charges, terms and conditions, including surrender value bases, policyholder profit participation, management fees, and other charges, have been assumed to remain unaltered at the levels prevailing at the valuation date.

•         Commissions and other charges on asset management business have been projected assuming that the prevailing rates at the valuation date are maintained, including the communicated repricing. Average asset management fees have been determined in a fashion consistent with the asset allocation used in setting the investment returns.

•         All infragroup arrangements in force on 1 January 2004 are assumed to remain unchanged.

•         The cost of solvency capital for life insurance business has been determined on the basis of 100% of the EU minimum requirement based on the composition of consolidated net assets, with the appropriate taxation charge. The spread between the discount rate and after-tax earned rate on this basis is approximately 4%. The cost of solvency capital on these assumptions which has been allowed for in the value of in-force life business calculated using the central discount rate as at 31 December 2003 is € 95 million for the Banca Fideuram Network and € 5 million for the SPI Network. The cost of solvency capital which has been allowed for in the calculation of the value added by new sales in 2003 is €32 million.

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FINANCIAL RESULTS

CONSOLIDATION

Holdings consolidated on a line-by-line basis as at 31.12.2003

		ownership
Name	Reg.Office	% direct	% indirect	% total
Banca Fideuram	Rome	—	—	—
Sanpaolo Invest SIM	Rome	100.00	—	100.00
Banque Privée Fideuram Wargny	Paris	—	94.82	94.82
Fideuram Asset Management	Dublin	100.00	—	100.00
Fideuram Bank (Luxembourg)	Luxembourg	99.98	0.01	99.99
Fideuram Bank (Suisse)	Zurich	—	99.95	99.95
Fideuram Fiduciaria	Rome	100.00	—	100.00
Fideuram Investimenti Sgr	Rome	99.50	—	99.50
Fideuram Gestions	Luxembourg	99.94	0.05	99.99
Fideuram Wargny Active Broker	Paris	—	94.82	94.82
Fideuram Wargny Gestion	Paris	—	94.77	94.77
Financière Fideuram	Paris	94.95	—	94.95
Sogesmar	Paris	—	94.40	94.40
Fideuram Wargny Gestion Sam	Monaco	—	94.78	94.78
Sanpaolo Invest (Ireland)	Dublin	100.00	—	100.00
W.D.W.	Paris	—	94.60	94.60

Holdings consolidated using the equity method

as at 31.12.2003

		ownership
Name	Reg.Office	% direct	% indirect	% total
Fideuram Assicurazioni	Rome	100.00	—	100.00
Fideuram Vita	Rome	99.80	—	99.80

A number of mergers were completed during 2003, including those of Fideuram Gestioni Patrimoniali and Fideuram Investimenti (previously Fideuram Fondi), and of Fideuram Capital and Banca Fideuram (following the sale of the company’s consultancy division to Fideuram Investimenti), with the aim of rationalising the Group’s services in order to achieve important savings.

In addition, Sanpaolo Invest’s 25% stake in the share capital of Sanpaolo Life was sold to Sanpaolo Vita.

A further transaction saw us rationalising the Sanpaolo Invest Network’s distribution services. Following the spin-off of its banking division to Banca Fideuram with effect from 1.7.2003, Banca

Sanpaolo Invest officially became a stockbroker in December, reflecting this status in its new name Sanpaolo Invest SIM.

These transactions had no influence on the structure of the Banca Fideuram Group as they are related to companies already consolidated on a line-by-line basis.

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ANALYSIS OF THE STATEMENT

OF INCOME

In order to facilitate comparison with the prior year financial data, a pro-forma consolidated statement of income has been provided for 2002 which also includes Sanpaolo Invest’s result for the entire 2002 financial year.

Consolidated net income totalled €175.6m, up from the pro-forma figure of €150.4m for 2002.

The main factors influencing the change in income were as follows:

•        A €16.7m increase in the financial margin.

•        An €8.5m decline in net commission income and an €11.5m fall in income from investments carried at equity.

•        A €51.2m decrease in adjustments to goodwill and goodwill arising on consolidation.

•        A €36.8m decrease in allocations to provisions for risks and charges.

•        A €40.9m decrease in extraordinary items.

•        A €23.4m increase in the company’s tax burden.

Financial margin (€m)

	Q1	Q2	Q3	Q4	Total
Mark to Market of Banca Fideuram shares/Equity Swap	(10.8)	15.5	3.6	(4.4)	3.9
Income from Fideuram Wargny securities trading	3.9	4.6	1.9	1.7	12.1
Other	17.3	15.8	12.5	15.2	60.8
2003	10.4	35.9	18.0	12.5	76.8
Mark to Market of Banca Fideuram shares/Equity Swap	0.0	(4.3)	(9.3)	(7.5)	(21.1)
Income from Fideuram Wargny securities trading	1.9	1.0	1.0	2.8	6.7
Other	18.6	17.4	16.5	22.0	74.5
2002	20.5	14.1	8.2	17.3	60.1
Difference	(10.1)	21.8	9.8	(4.8)	16.7

•        The financial margin was €76.8m, a significant increase on the figure of €60.1m achieved in the previous year. This improvement was due to the following phenomena:

•         The impact of the transactions hedging the Banca Fideuram share price as part of the bonus schemes for our Private Bankers and employees for the 2002 financial year. These transactions generated losses of €10.3m during 2002.

•        The valuation of own shares, which accounted for €14.7m compared to the previous year (gains of €3.9m in 2003 and losses of €10.8m in 2002).

•         The €4.7m improvement in Fideuram Wargny’s financial margin due to strong securities trading (mainly bonds) on behalf of institutional customers.

•        The significant reduction in interest rates, which had a negative impact on the financial margin.

Net commission income (€m)

Year	Q1	Q2	Q3	Q4	Total
2003	107.4	111.7	127.1	132.4	478.6
2002	131.5	134.1	110.6	110.9	487.1
Difference	(24.1)	(22.4)	16.5	21.5	(8.5)

•     Net commission income totalled € 478.6m, down slightly on the total for 2002.

This decline was moreover limited by the effects of the revision of the agreement with Fideuram Vita(1), which applied from 1.1.2003.

Overall, however, commission income in 2003 showed a clear reversal of the trend for 2002, with the second quarter exceeding the first by 4%, the third exceeding the second by 14% and the fourth exceeding the third by 4%.

Commission income is shown in greater detail below:

Recurring net commission income (€m)

Year	Q1	Q2	Q3	Q4	Total
2003	106.1	110.4	119.2	125.2	460.9
2002	129.3	126.0	110.6	105.9	471.8
Difference	(23.2)	(15.6)	8.6	19.3	(10.9)

Net recurring fees totalled €460.9m, down slightly (2%) from 2002.

This decrease was moreover limited by a positive contribution of approximately €28m resulting from the effects of the above-mentioned revision to the agreement with Fideuram Vita(1). The decrease in

(1)          Changes to a number of the intercompany contracts between Banca Fideuram and Fideuram Vita increased the return commission paid by the subsidiary to the parent company in 2003. This had a positive impact of approximately € 32m on net commission income (€ 28.3m in recurring fees and € 3.7m in front-end fees), and a negative impact of the same amount, before tax, on Fideuram Vita’s statement of income.

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recurring fees before this contribution may largely be attributed to the lower percentage of shares in average assets under management, which fell from 46% in 2002 to 33% in 2003.

In addition, the quarterly trend during 2003 was for constant growth, thanks to the increase in assets under management resulting from excellent inflow results and strong market performance.

Net front-end fees (€m)

Year	Q1	Q2	Q3	Q4	Total
2003	18.3	19.1	20.7	29.7	87.8
2002	24.6	22.8	13.8	19.9	81.1
Difference	(6.3)	(3.7)	6.9	9.8	6.7

Net front-end fees increased €6.7m compared to the previous year.

This increase in front-end fees was due both to the changes to the aforementioned agreement with Fideuram Vita, which accounted for €3.7m, and increased securities trading activities on behalf of customers (approximately €3m).

Commission income net of incentives & other payables (€m)

Year	Q1	Q2	Q3	Q4	Total
2003	(17.0)	(17.8)	(12.8)	(22.5)	(70.1)
2002	(22.4)	(14.7)	(13.8)	(14.9)	(65.8)
Difference	5.4	(3.1)	1.0	(7.6)	(4.3)

Commission income net of incentives and other payables, mainly incentives to the network, was down €4.3m compared to 2002.

As of 2003, this commission income also includes the expenses linked to the medium-to-long-term loyalty scheme for the Banca Fideuram Network, which totalled approximately €13m.

Income from investments carried at equity (€m)

Year	Q1	Q2	Q3	Q4	Total
2003	5.7	12.7	7.9	10.7	37.0
2002	9.0	12.2	10.6	16.7	48.5
Difference	(3.3)	0.5	(2.7)	(6.0)	(11.5)

•     Income from investments carried at equity amounted to €37m, €11.5m down on 2002, when it totalled €48.5m.

The negative difference compared to the previous year was exclusively due to the lower profit of Fideuram Vita, resulting from the following main changes in the subsidiary’s statement of income:

•        A € 1.9m improvement in its financial performance, resulting on the one hand from a € 13.8m decline in its financial margin, and, on the other, from the fact that there were no valuation losses, in contrast to the prior € 15.6m negative impact of the valuation of its securities holdings.

•        A € 19.8m fall in net commission income caused by the negative impact of the revision to its agreement with Banca Fideuram, which was only partially offset by an increase in recurring fees resulting from the growth in unit-linked policies and a fall in front-end fees linked with a similar decrease in premiums written.

•        A € 6.2m increase in its technical result.

•        A € 0.9m increase in administrative costs.

•        A € 3.1m reduction in the company’s tax burden.

As at 31.12.2003 Fideuram Vita’s investments linked to traditional policies totalled € 3.3bn. Investment securities (only € 51m of which were shares) totalled € 2.3bn while dealing securities, in the form of bonds, totalled € 1bn.

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Administrative costs (€m)

Year	Q1	Q2	Q3	Q4	Total
2003	(79.8)	(84.7)	(76.9)	(80.2)	(321.6)
2002	(81.8)	(86.2)	(77.6)	(84.4)	(330.0)
Difference	2.0	1.5	0.7	4.2	8.4

•        Administrative costs in 2003 were € 8.4m down on the previous year.

Personnel expenses increased as a component of this from € 140.3m to € 147.3m.  This increase was due to the growth of the Fideuram Wargny Private Banker Network, which accounted for € 2.3m, and the € 1.6m bonuses that the French subsidiary paid as a result of the excellent results achieved from bond trading on behalf of institutional customers, with an increase of approximately 60% in turnover. The remaining € 3.1m were a result of wage increases and changes to national collective bargaining agreements.

These increases were partially offset by a reduction in the Banca Fideuram Group’s total staff, which fell by 25, excluding Fideuram Wargny.

Other administrative costs were reduced by € 14.1m, testifying to the success of our rigorous policy of controlling operating costs.

Other net revenues (€m)

Year	Q1	Q2	Q3	Q4	Total
2003	7.5	5.8	7.1	5.5	25.9
2002	6.8	8.0	6.0	7.1	27.9
Difference	0.7	(2.2)	1.1	(1.6)	(2.0)

•        Other net revenues in 2003 were slightly down on the previous year and principally comprised amounts recharged to customers for indirect taxes.

Depreciation (€m)

Year	Q1	Q2	Q3	Q4	Total
2003	(9.0)	(10.2)	(10.3)	(13.1)	(42.6)
2002	(8.2)	(9.3)	(9.6)	(12.8)	(39.9)
Difference	(0.8)	(0.9)	(0.7)	(0.3)	(2.7)

•        Operating depreciation and amortisation of tangible and intangible fixed assets totalled € 42.6m, an increase of € 2.7m, almost all of which was due to new investments in software.

Adjustments, write-backs and provisions (€m)

	Q1	Q2	Q3	Q4	Total
Adjustments to goodwill and goodwill arising on consolidation	(1.6)	(1.7)	(1.6)	(1.5)	(6.4)
Adjustments to loans and provisions for guarantees and commitments	(0.2)	(0.7)	0.0	(3.4)	(4.3)
Adjustments to financial fixed assets	0.0	0.0	0.0	0.0	0.0
Write-backs of loans and provisions for guarantees and commitments	0.1	0.6	0.2	1.4	2.3
Write-backs of financial fixed assets	0.1	(0.1)	0.1	0.2	0.3
Provisions for risks and charges	(4.4)	(8.8)	(7.0)	(8.4)	(28.6)
2003	(6.0)	(10.7)	(8.3)	(11.7)	(36.7)

Adjustments to goodwill and goodwill arising on consolidation	(3.1)	(3.0)	(3.1)	(48.4)	(57.6)
Adjustments to loans and provisions for guarantees and commitments	0.0	(0.3)	0.0	(3.0)	(3.3)
Adjustments to financial fixed assets	0.0	0.0	0.0	(0.3)	(0.3)
Write-backs of loans and provisions for guarantees and commitments	0.1	0.1	0.1	0.8	1.1
Write-backs of financial fixed assets	0.2	(0.2)	0.0	0.0	0.0
Provisions for risks and charges	(9.0)	(9.6)	(28.6)	(18.2)	(65.4)
2002	(11.8)	(13.0)	(31.6)	(69.1)	(125.5)
Difference	5.8	2.3	23.3	57.4	88.8

•     Adjustments, write-backs and provisions in 2003 totalled € 88.8m less than in the previous year.

The difference was principally due to the following:

•         The impact of the write-down of the holding in Wargny in the 2002 financial year amounting to € 45.4m, together with lower amortisation of

37

goodwill arising on consolidation in 2003, which totalled € 5.8m.

•        The fact that there were no extraordinary provisions for risks and charges regarding the Sanpaolo Invest network, which totalled € 27.1m in 2002.

•        The impact in 2003 of the precautionary allocations totalling € 5m to provisions for risks and charges.

Extraordinary items, income taxes and net income

	Q1	Q2	Q3	Q4	Total
Operating income	36.2	60.5	64.6	56.1	217.4
Net extraordinary income	(0.5)	(3.8)	(1.8)	(0.9)	(7.0)
Income before taxes and minority interests	35.7	56.7	62.8	55.2	210.4
Income taxes	(6.6)	(13.3)	(14.7)	(1.4)	(36.0)
Minority interest in net income	0.2	0.2	0.3	0.5	1.2
Net income 2003	29.3	43.6	48.4	54.3	175.6
Operating income	66.0	59.9	16.6	(14.3)	128.2
Net extraordinary income	0.8	5.3	15.9	11.9	33.9
Income before taxes and minority interests	66.8	65.2	32.5	(2.4)	162.1
Income taxes	(11.9)	(10.7)	5.4	4.6	(12.6)
Minority interest in net income	0.1	0.2	0.2	0.4	0.9
Net income 2002	55.0	54.7	38.1	2.6	150.4
Difference	(25.7)	(11.1)	10.3	51.7	25.2

•     Extraordinary items had a negative balance of € 7m compared to a positive balance of € 33.9m the previous year. The difference was due to the use of the Provision for General Banking Risks (€ 17.3m) in 2002, on the one hand, and to lower income from the sale of minority equity investments (approximately € 12m) on the other. Moreover there were charges totalling € 3.6m related to the tax amnesty concerning Banca Fideuram and Fideuram Capital in 2003 and extraordinary expenses for the organisational rationalisation of our French subsidiaries, which totalled € 4.2m.

•     Income taxes came to € 36m, up € 23.4m on the previous year as a result of a rise in the basic rate, partially offset by a €9.1m tax saving obtained thanks to the favourable outcome of the inquiry regarding the tax deductibility of the write-down of the holding in Wargny in 2002.

38

ASSET AND LIABILITY MANAGEMENT

Loans to ordinary customers amounted to € 737.5m, including € 622m in secured loans, an increase of over € 159m on 2002.

Non-performing loans net of write-downs amounted to € 2.5m (0.3% of the portfolio) compared to € 2.9m in 2002 (0.5% of the portfolio).

Loans to ordinary customers totalled € 3,581.3m, down € 316.6m on the figure at the close of the 2002 financial year.

Inflows totalled € 2,889m excluding the balances of companies in the Sanpaolo IMI Group and receipts as a depository bank for mutual funds.

Dealing securities totalled € 1,081.8m, down € 197.4m on the figure at the close of the 2002 financial year.

They were composed almost entirely of fixed-income securities, including over € 400m in securities issued by associate company IMI Bank (Lux), while almost 20% were Government Securities.

Investment securities totalled € 138m, an increase of € 19.8m on the previous year, and comprised approximately 199 million unit-linked policies issued by subsidiary Fideuram Vita on behalf of Banca Fideuram as part of its “partnership” loyalty scheme for the Fideuram Network.

The Group continued to be a net lender on the interbank market, with total deposits of € 2,528.5m (€ 3,020.3m as at 31.12.2002).

39

CONSOLIDATED SHAREHOLDERS’ EQUITY

Consolidated shareholders’ equity totalled € 1,012.4m as at 31.12.2003, an increase on the figure as at 31.12.2002 when it came to € 999.6m. The figure for shareholders’ equity is net of the value of own shares held by Banca Fideuram, totalling € 71.5m. The provision for the purchase of own shares amounted to € 250m.

The changes in shareholders’ equity are set out in the Notes to the Financial Statements while the reconciliation of Banca Fideuram’s net income and shareholders’ equity with the corresponding consolidated amounts is set out below. Note that the shareholders’ equity stated in this reconciliation includes own shares.

40

Reconciliation of the parent company’s shareholders’ equity and results with those of the Group

(In thousands of euros)

	2003		2002
	Shareholders’ equity	including: Net income for the year	Shareholders’ equity	including: Net income for the year

Parent company financial statement balances	950,047	167,807	934,034	129,930

Statutory results of subsidiaries:
• consolidated line-by-line	138,843	138,843	190,218	190,218
• carried at equity	36,229	36,229	47,619	47,619

Amortisation of goodwill:
• current year	(6,429)	(6,429)	(57,635)	(57,635)
• previous years	(180,420)	—	(121,691)	—

Excess over book value of:
• Companies consolidated line by line	86,478	—	40,524	10,068
• Companies carried at equity	222,609	—	183,493	—

Dividends net of tax credit:
• related to distribution of reserves	—	—	—	(28,848)
• related to income for the financial year	(161,483)	(161,483)	(225,265)	(225,265)

Other consolidation adjustments:
• deferred taxes on the income of subsidiaries	(254)	(3)	(348)	1,256
• write-back of intra-group goodwill and related amortisation, net of tax effect:
• Fideuram Vita	(3,170)	801	(3,971)	794
• Fideuram Investimenti	(7,290)	(7,290)
Reversal of write-down to holding	9,899	9,899	68,945	68,945
Other differences (*)	(1,243)	(2,760)	11,292	8,611
Consolidated financial statement balances (**)	1,083,816	175,613	1,067,215	145,694

(*)                 For 2002 mainly related to gains from the sale of Euronext SA.

(**)          Including own shares for an amount of €71.5 million as at 31.12.2003.

41

Consolidated Balance sheet including the Balance sheets of the Group’s insurance companies consolidated on a line-by-line basis

	31.12.2003	31.12.2002
	(€m)	(€m)
ASSETS
Cash	23.1	18.1
Due from banks	2,798.7	3,262.8
Loans to customer	749.8	614.3
Trading securities	1,219.8	1,299.0
Minor investments	0.2	1.5
Tangible fixed assets:	61.0	67.8
• Immovable property used by Insurance companies	7.9	8.0
• Other immovable property used for operating purposes	32.5	35.1
• Equipment, furniture and furnishings	20.6	24.7
Intangible fixed assets:	59.6	76.0
• Goodwill	16.2	25.2
• Other intangible fixed assets	43.4	50.8
Investments by Insurance companies:	10,416.1	8,025.6
• Dealing securities	8,040.5	6,756.7
• Investment securities	2,342.0	1,233.8
• Immovable property	33.6	35.1
Other assets	990.5	1,532.3
TOTAL ASSETS	16,318.8	14,897.4

LIABILITIES
Due to banks	270.1	241.4
Due to customers	3,462.0	3,785.1
Provisions:	10,720.1	9,059.0
• Technical reserves of Insurance companies	10,447.3	8,806.7
• Taxation	65.2	63.7
• Other provisions	207.6	188.6
Other liabilities	651.5	610.7
Subordinated liabilities	200.5	198.5
Minority interests	2.3	3.1
Share capital	254.9	254.9
Reserves	581.8	599.0
Net income	175.6	145.7
TOTAL LIABILITIES	16,318.8	14,897.4

42

Consolidated Statement of income including

the Statements of income of the Group’s insurance companies consolidated on a line-by-line basis

	2003	2002
	(€m)	(€m)
Net interest income:	73.6	91.6
• Interest earned by Insurance companies*	21.8	30.6
• Other interest	51.8	61.0
Net commissions	425.7	442.7
Dealing profits :	28.7	(18.4)
• Profits of Insurance companies	2.5	(8.8)
• Other profits	26.2	(9.6)
Results of insurance operations:	105.0	81.2
Other revenue (expenses), net	23.8	24.3
Gross margin	656.8	621.4
Administrative costs:	(337.0)	(313.3)
• Payroll costs	(155.2)	(139.0)
• Other administrative costs	(181.8)	(174.3)
Depreciation and provisions	(84.1)	(143.6)
Income before taxes and minority interests	235.7	164.5
Net extraordinary income	(7.4)	18.4
Income taxes	(53.8)	(37.9)
Net income attributable to minority interests	1.1	0.7
Net income	175.6	145.7

*       net of allocation to Customers.

43

HUMAN RESOURCES, PRODUCTS AND SERVICES

PRIVATE BANKERS AND EMPLOYEES

The group’s distribution structure was reduced by 211 during 2003 and numbered a total of 4,543 private Bankers for both Networks at year end, including 76 insurance consultants.

This fall in numbers, which affected both networks, resulted from the decision to limit recruitment, which would have been too onerous considering the market situation.

Banca Fideuram Private Bankers

	Beginnig of period	in	out	net	End of period
1.1.2003-31.12.2003	3,520	108	215	(107)	3,413
1.1.2002-31.12.2002	3,795	64	339	(275)	3,520

Banca Sanpaolo Invest Private Bankers

	Beginnig of period	in	out	net	End of period
1.1.2003-31.12.2003	1,234	67	171	(104)	1,130
1.1.2002-31.12.2002	1,493	173	432	(259)	1,234

The Banca Fideuram Group’s staff numbers fell by 12 from 2,007 as at 31.12.2002 to 1,995 as at 31.12.2003.

The Fideuram Wargny Group’s staff increased by 13 from the figure as at 31.12.2002, including 5 Private Bankers recruited as employees in accordance with French law.

There were a number of personnel transfers during the year linked to the Group’s corporate restructuring. In particular, the investment services sector saw a total of 85 employees, 59 from Fideuram Capital and 26 from Fideuram Gestioni Patrimoniali, transfer to Fideuram Investimenti (previously Fideuram Fondi), while 143 Banca Sanpaolo Invest employees were transferred to Banca Fideuram after its banking division was spun off to Banca Fideuram and Sanpaolo Invest was subsequently reconfigured as a stockbrokers.

Lastly, the merger of Fideuram Capital and Banca Fideuram resulted in 11 employees being transferred to Banca Fideuram.

Banca Fideuram recruited a total of 176 new employees, including 9 on fixed-term contracts, and terminated the employment of 22, continuing its support programme to develop the professional skills in its people that are required to advance the company’s business.

44

Training activities in 2003 were focussed on specialist financial areas and refresher training providing professional updates on developments in the main reference legislation governing the banking sector as well as on those areas of organisational behaviour of greatest interest to the Bank.

In addition, we also launched special initiatives to facilitate the operational integration of the staff transferred from Sanpaolo Invest and to promote effective branch support for the Sanpaolo Invest network of Private Bankers.

Special attention was, moreover, dedicated to developing the required IT and language skills.

Last but not least, an experimental e-learning platform was launched to provide self-learning programmes on technical, specialist and behavioural areas.

Employees

(turnover)

	31.12.2003	31.12.2002
Banca Fideuram	1,314	1,160

Subsidiaries
Sanpaolo Invest SIM	53	222
Fideuram Asset Management (Ireland)	12	9
Fideuram Assicurazioni	23	24
Fideuram Bank (Luxembourg)	75	78
Fideuram Bank (Suisse)	23	21
Fideuram Capital Sim	—	69
Fideuram Fiduciaria	4	4
Fideuram Investimenti Sgr	107	22
Fideuram Gestioni Patrimoniali Sim	—	26
Fideuram Gestions (Luxembourg)	23	22
Fideuram Vita	101	103
Fideuram Wargny Group (France)	260	247
TOTAL FOR SUBSIDIARIES	681	847
GROUP TOTAL	1,995	2,007

Number of Fideuram Wargny employees dedicated to Private Bankers: 43

45

FIDEURAM ONLINE

At the end of the year, over 127,000 customers were subscribed to Fideuram Online (74% Banca Fideuram and 26% Sanpaolo Invest) an increase of 65% on the previous year.

Over 50% of the Banca Fideuram Group’s stockbroking business took the form of online trading, which accounted for approximately 700,000 transactions with a total value of over e 2.5bn (up 47% on 2002).

Current account usage also increased significantly, with over 85,000 Internet transfers being completed during 2003 (+105% on 2002), amounting to 37% of all transfers by Banca Fideuram Group customers.

This growth in operations was accompanied by the launch of important new services:

•        The introduction of trading in Derivatives (futures and options) listed on the Italian derivatives market (IDEM).

•        The redesign and rewriting of our corporate website.

•        The extension of Fideuram Online’s services to Sanpaolo Invest customers.

•        The introduction of Fideuram Outlook, a trading area where customers can consult regular Fideuram Investimenti bulletins on world economic trends.

•        Improved graphics and navigation functions for our Private Banking service.

During 2004 we plan to introduce trading in shares listed on the London Stock Exchange and provide customers with Risk Analyses for bonds and options, while further developing and improving our Online Trading platform.

We also plan to launch new instruction functions for Current Accounts as well as to upgrade our Current Account and Mutual Fund graphics and services.

Lastly, we will redesign and rewrite the Sanpaolo Invest corporate site.

RESEARCH AND DEVELOPMENT

PRODUCTS AND ACTIVITIES

Our product development work was centred on two areas in 2003:

•        Completing our project for fully modernising the Banca Fideuram product range.

•        Developing Sanpaolo Invest’s product range, exploiting the Group’s proven product development potential.

Banca Fideuram has dedicated special care to the products and services it offers Upper Affluent and High Net Worth customers both from its Planning Line, designed for customers who want to build up sufficient capital over time to maintain their standard of living upon retirement, and from its Value Line, which allows customers to exploit market opportunities following a more speculative approach with residual financial resources than they would adopt for their long-term financial planning.

The Planning Line has extended the fund options available for Asset Management Fund investments and personalised fiduciary asset management in particular, for clients with assets in excess of €350,000, offering over 30 choices including 14 sector options from the beginning of 2004.

The Value Line saw the launch of a process for the continuous issue of Certificates in collaboration with leading international investment houses.

The six Certificates issued during 2003 were offered to customers with very high risk propensity interested in innovative investments in highly-specialist markets.

In addition, we strengthened the Multimanager approach in the Value Line with the addition of a number of new specialist sectors (Fonditalia Bond Global High Yield, Fonditalia Bond Global Emerging Markets and Fonditalia Equity Global Emerging Markets) handled by specialist managers selected on the basis of their ability to deliver consistently strong results over time and reliability in the investment process.

46

In addition, we completed a series of important initiatives to expand the Sanpaolo Invest product range in 2003.

In early July we made the entire Banca Fideuram banking platform available, including current accounts, securities trading and the Moneta Attiva service which combines a current account and liquidity fund.

In October we completed the process for extending the entire range of Fideuram Vita unit-linked policies to the Sanpaolo Invest Network.

Moreover, since the beginning of 2004, Sanpaolo Invest has been offering the Group’s personalised fiduciary asset management product SPI Profit, increasing the already extensive range of asset management fund products offered by the Network.

These product development activities were accompanied by an intense training plan for our Network of Private bankers. Particular attention was concentrated on improving the relationship-building and management skills of those Banca Fideuram Private Bankers recruited in the last 5 years. While the focus for Sanpaolo Invest was on the new products made available to the Network.

SYSTEMS AND
INFORMATION MANAGEMENT

A major role of Banca Fideuram’s Systems and Information Management Division during 2003 was to implement the programme for integrating Banca Sanpaolo Invest, centred on the banking division in particular. This involved carrying out the automatic migration of Banca Sanpaolo Invest’s customers to the Banca Fideuram system and separating the management of the investment acquisition and disposal processes in a multi-network solution.

A new data network was set up to connect all Sanpaolo Invest’s branches and we completed extending Banca Fideuram’s technological infrastructure (e-mail systems, portal, unified company Intranet access and security) to Sanpaolo Invest’s private bankers.

The many other activities related to the acquisition of Sanpaolo Invest by the Banca Fideuram Group included the following in particular:

•        All the IT-related organisational interventions required to enable the Sanpaolo Invest Network to sell Fideuram financial products.

•        The completion of those Sanpaolo Invest projects that had already been launched or planned and were taken on by Banca Fideuram’s systems and IT infrastructure.

•        The transfer to the Banca Sanpaolo Invest Network of the procedures adopted by Banca Fideuram for planning and monitoring its marketing activities, planned for release to the Sanpaolo Invest Network at the end of the first quarter of 2004.

•        The integration of Sanpaolo Invest SIM’s accounting in Banca Fideuram’s application system, which manages the procedure under an accounting services outsourcing agreement.

Otherwise, the main initiatives implemented were as follows:

•        The offer and financial planning tools for Banca Fideuram Private Bankers were revised extensively to support the introduction of our new sales approaches.

•        We started using IT tools for taking and giving instructions and managing certificates and derivatives.

•        We completed the process of transferring Disaster Recovery to our parent company Sanpaolo IMI’s centre in Settimo Torinese, which offers significant performance advantages compared to the previous solution.

•        We made good progress with the implementation of a new system for administering our funds’ securities holdings and calculating their Net Asset Value. This project will be adopted by our companies both inside and outside Italy from the end of the first quarter of 2004.

47

•        We completed upgrading our systems in line with the development of the interbank network’s procedures, which involved the Banca Fideuram Group in a joint project integrating us in the SWIFT network together with our Parent Company Sanpaolo IMI.

•        A consolidation server has been implemented for Banca Fideuram’s UNIX systems, enabling us to rationalise our management processes, reduce our technology costs and lay a more effective foundation for the development of our Disaster Recovery procedures.

•        The new company accounting procedure that was deployed by Banca Fideuram in the 2002 financial year has now been adopted in production together with our parent company.

•        We integrated the accounting procedures of Fideuram Capital, Fideuram Fondi and Fideuram Gestioni Patrimoniali, which were merged to form the new company Fideuram Investimenti SGR.

•        We developed and implemented a new information system for the Inspectorate, which allows us to monitor and carry out prior analyses on the activities of the Network and Bank using advanced techniques.

A series of equally significant projects have been planned for 2004, including the following:

•        The development of systems that will enable the Fideuram Network to also offer the third-party products currently provided by Sanpaolo Invest.

•        The development and deployment of new applications for Sanpaolo Invest borrowed from the Fideuram Network’s application portfolio.

•        Interventions linked to implementation of the International Accounting Standards.

•        The extension of the administrative and auditing systems currently used by Banca Fideuram to Sanpaolo Invest, including the new information system for the Inspectorate and the network administration and management system.

•        The development of new management control and profitability analysis systems, in particular for analyses by network/product.

•        Interventions for optimising our product development systems in the Asset Management area.

Lastly, in accordance with the provisions of Italian data protection legislation (Legislative Decree No 196 of 30 June 2003, “Codice in materia di protezione dei dati personali” - “Code regarding the protection of personal data”), our Security Programme Document, which is currently being finalised, will be completed by the deadline specified in said legislation (31 March 2004).

48

EXPANSION ABROAD

ACTIVITIES ABROAD

The business of the Group’s foreign banks operating in the private banking sector benefited from the partial recovery in the financial markets during the year.

Fideuram Bank (Suisse) confirmed the positive trend for inflows at year end that had already been observed in the first quarter. The positive performance of the main international stock markets contributed to increasing assets under management and under administration, narrowing the gap between historical net inflows and total assets under management. At the same time, returning confidence in the financial markets combined with a strong marketing commitment achieved a steady shift from assets under administration to assets under management, with customers taking up the Group’s various different forms of managed investment products. In particular, the Swiss bank extended its business from the distribution of Luxembourg asset management fund services to the direct sale of the Group’s mutual fund products.

Fideuram Bank (Luxembourg) developed the functions it provides as a Depository Bank for the group’s local funds and as a provider of IT, administrative and back-office services for its affiliated companies in other countries. Where the latter is concerned, the Bank consolidated the administrative support it provides affiliated company Fideuram Asset Management (Ireland) and continued its work with Banque Privée Fideuram on adapting our private banking products to the French market and our training programmes to their local marketing personnel. The Luxembourg Bank achieved a 19.5% increase in the asset management services it provides in the Group’s Luxembourg mutual funds compared to the figure for the beginning of the year. We plan to develop the Bank’s role in the operating processes of the Irish funds managed by Sanpaolo Invest Ireland (Sanpaolo Invest Funds) from Spring 2004, enabling it to act as a Global Sub-Custodian.

In Ireland, Fideuram Asset Management (Ireland) extended its provision of asset management services to include Sanpaolo Invest Ireland’s funds in addition to the group’s Luxembourg mutual funds.

In France, 2003 was an important transitional year in the development of the group’s business. Inflow results exceeded expectations and work continued on developing Banque Privée Fideuram Wargny’s private banking operations through the growth of its private banker distribution network. Brokerage business was up on the previous financial year thanks to the positive contribution of bond trading on behalf of institutional clients.

The group’s organisational structure was practically completed during the year, with the filling of a number of key roles in our organisation chart and the launch of a plan for rationalising the organisation of a number of our production departments.

49

SUPPLEMENTARY INFORMATION

INTERNAL AUDIT

During 2003, the organisational structure of the Audit team remained unchanged from 2002. The number of auditors in the team increased by 10 to a total of 41 as a result of the integration of subsidiary Sanpaolo Invest.

We completed the development of the new information system for the remote auditing of our private bankers’ activities.

During the year, we received a total 5,103 written complaints an increase of approximately 3% on the 4,920 received in 2002. The average response time to customers was approximately 21 days and therefore almost the same as in 2002.

TRANSITION TO INTERNATIONAL

ACCOUNTING STANDARDS

The bank set up a Technical Executive Committee responsible for supervising and coordinating the process of bringing the Bank’s practices for preparing the financial statements into line with the international accounting standards / international financial reporting standards (IAS/IFRS). The committee’s work is coordinated with that of an analogous body at parent company Sanpaolo IMI and benefits from the support of external consultants.

SUBSEQUENT EVENTS AND

BUSINESS OUTLOOK

In January 2004, the Competition Authority launched an investigation regarding Fideuram Vita. The enquiries conducted by the Competition Authority concern a number of insurance companies and are focused on alleged anti-competitive restrictive practices regarding the purchase of a database on life insurance products produced by a specialist company with whom Fideuram Vita has already broken off all relations.

During February, the Bank’s Board of Directors approved the spin-off of its stake in Fideuram Vita to Sanpaolo IMI and the completion of a distribution contract with the newly-formed “Group insurance arm”.

The transaction strengthens the industrial and financial character of Banca Fideuram as a listed bank specialising in financial consultancy, asset management and private banking, without altering Banca Fideuram’s control over the financial levers required for the creation of value.

Subject to the approval of the Board of Directors, having received the opinion of independent advisors, of the specific terms of the spin-off with particular regard to the share swap ratios and of the distribution contract in line with market standards, the transaction shall be completed in accordance with the relevant technical requirements and regulatory authorisations required.

Banca Fideuram sold its 100% stake in Fideuram Assicurazione to Fideuram Vita in the first quarter of 2004.

The judicial authorities have launched investigations regarding, amongst others, certain of the Banca Fideuram Group’s private bankers and a number of employees of its subsidiary Fideuram Bank (Suisse).

The cases are all for unlawful practice (consisting in the offer of investment services or financial products by someone who is not authorised to do so in Italy), with the exception of one private banker who is also charged with money laundering.

50

The Bank set up a special working party to carry out a rapid and rigorous fact-finding study and collaborated as promptly and fully as possible with the Investigating Authorities.

The financial results are expected to show a considerable improvement on those for the last two years providing there are no significant negative market trends.

THE BOARD OF DIRECTORS

Rome, 12 March 2004

51

2003

CONSOLIDATE FINANCIAL STATEMENTS

52

Consolidated balance sheet

(Figures in thousands of euros)

		31.12.2003	31.12.2002
ASSETS
10	Cash and deposits with central banks	23,109	18,046
20	Treasury securities and similar bills eligible for refinancing with central banks	177,200	94,623
30	Due from banks:	2,798,629	3,261,666
	a) repayable on demand	1,128,078	1,164,974
	b) other deposits	1,670,551	2,096,692
40	Loans to customers	737,510	578,359
50	Bonds and other debt securities:	1,036,124	1,199,923
	a) public issuers	38,476	37,492
	b) banks	844,085	1,085,340
	c) financial institutions	31,465	24
	d) other issuers	122,098	77,067
60	Shares, quotas and other equities	6,503	4,460
70	Equity investments	150	144
	b) other	150	144
80	Investments in Group companies:	443,793	385,407
	a) carried at equity	443,767	384,111
	b) other	26	1,296
90	Goodwill arising on consolidation	16,243	19,657
100	Goodwill arising upon application of the equity method	—	4,109
110	Intangible fixed assets	39,847	46,527
	including: goodwill	—	1,367
120	Tangible fixed assets	52,600	58,910
140	Own shares (par value euro 0,26)	71,550	67,650
150	Other assets	435,668	456,409
160	Accrued income and prepaid expenses:	187,344	62,031
	a) accrued income	10,176	26,292
	b) prepaid expenses	177,168	35,739
TOTAL ASSETS		6,026,270	6,257,921

Chairman of the	Managing Director and	Administration and
Board of Directors	General Manager	Reporting Director
Rainer Stefano Masera	Ugo Ruffolo	Paolo Bacciga

53

Consolidated balance sheet

(Figures in thousands of euros)

		31.12.2003	31.12.2002
LIABILITIES AND SHAREHOLDERS’ EQUITY
10	Due to banks:	270,145	241,406
	a) repayable on demand	189,939	101,349
	b) time or notice deposits	80,206	140,057
20	Due to customers:	3,581,268	3,897,930
	a) repayable on demand	3,151,225	3,040,009
	b) time or notice deposits	430,043	857,921
30	Securities issued:	3,285	3,070
	b) certificates of deposit	—	—
	c) other securities	3,285	3,070
50	Other liabilities	603,122	582,915
60	Accrued expenses and deferred income:	12,059	12,703
	a) accrued expenses	11,865	12,618
	b) deferred income	194	85
70	Severance fund	35,665	33,159
80	Provisions for risks and charges:	234,979	216,689
	b) taxation	64,871	62,998
	d) other provisions	170,108	153,691
110	Subordinated liabilities	200,547	200,547
120	Negative goodwill arising upon consolidation	9,870	13,021
130	Negative goodwill arising upon application of the equity method	—	—
140	Minority interests	1,384	2,287
150	Capital	254,876	254,876
160	Additional paid-in capital	52,737	52,737
170	Reserves:	578,466	588,633
	a) legal reserve	50,975	47,281
	b) reserve for own shares	71,550	67,650
	d) other reserves	455,941	473,702
180	Revaluation reserve	12,254	12,254
200	Net income	175,613	145,694
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		6,026,270	6,257,921

Guarantees and commitments

10	Guarantees given	98,592	99,197
	including: other guarantees	98,592	99,197
20	Commitments	403,719	955,523

Chairman of the	Managing Director and	Administration and
Board of Directors	General Manager	Reporting Director
Rainer Stefano Masera	Ugo Ruffolo	Paolo Bacciga

54

Consolidated statement of income

(Figures in thousands of euros)

			2003	2002
10		Interest income and similar revenues	129,011	174,891
	including from:	• loans to customers	25,279	27,670
		• debt securities	32,786	47,884
20		Interest expense and similar charges	(78,422)	(114,186)
	including on:	• deposits from customers	(62,584)	(95,209)
		• securities issued	(7,007)	(8,625)
30		Dividends and other revenues:	1,047	343
		a) from shares, quotas and other equities	12	10
		b) from equity investments	1,035	333
40		Commission income	823,142	744,493
50		Commission expense	(344,553)	(288,131)
60		Dealing profits (losses)	26,168	(9,664)
70		Other operating income	25,955	23,434
80		Administrative costs:	(321,532)	(296,278)
		a) payroll	(147,273)	(131,219)
	including:	• wages and salaries	(102,962)	(90,333)
		• social security contributions	(31,647)	(27,908)
		• severance indemnities	(5,566)	(5,413)
		• pensions and other commitments	(2,641)	(2,172)
		b) other administrative costs	(174,259)	(165,059)
90		Adjustments to intangible and tangible fixed assets	(48,993)	(93,356)
100		Provisions for risks and charges	(28,628)	(43,433)
110		Other operating expenses	(1,055)	(576)
120		Adjustments to loans and provisions for guarantees and commitments	(4,315)	(3,303)
130		Write-backs of loans and provisions for guarantees and commitments	2,245	1,126
150		Adjustments to financial fixed assets	(7)	(289)
160		Write-backs of financial fixed assets	309	15
170		Income (losses from investments carried at equity)	37,046	48,560
180		Operating income	217,418	143,646
190		Extraordinary income	10,400	22,654
200		Extraordinary expenses	(17,369)	(6,180)
210		Net extraordinary income	(6,969)	16,474
230		Change in reserve for general banking risk	—	2,301
240		Income taxes	(36,013)	(17,580)
250		Minority interests	1,177	853
260		Net income	175,613	145,694

Chairman of the	Managing Director and	Administration and
Board of Directors	General Manager	Reporting Director
Rainer Stefano Masera	Ugo Ruffolo	Paolo Bacciga

55

NOTES TO THE CONSOLIDATED

FINANCIAL STATEMENTS

56

FORM AND CONTENT OF THE CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements as at 31.12.2003 were drawn up in accordance with the current provisions of the Italian supervisory authority for companies listed on the stock market. They comprise the accounts of Banca Fideuram and of those banking and finance companies operating in Italy and abroad in which it directly holds a majority of the share capital. Investments in subsidiaries whose activities differ from those described above, namely insurance, are valued using the equity method. The financial statements used for this purpose are those prepared in accordance with the accounting principles specific to the business sectors concerned.

It should be noted that the consolidated statement of income for the 2002 financial year and the related schedules from the notes to the financial statements accompanying it, provided for purposes of comparison, only include the results of subsidiary Sanpaolo Invest SIM for the fourth quarter of 2002. The notes to the consolidated financial statements contain a list of the companies consolidated line-by-line, together with investments carried at equity and those valued at cost.

CONSOLIDATION PRINCIPLES

The consolidation principles applied comply with the provisions of Italian Legislative Decree 87/1992. The book value of investments involving an equity interest of more than 50% is offset against the corresponding portion of shareholders’ equity. These adjustments are based on the book value of the investments at the time they were acquired. The differences arising from these operations are classified as follows:

•        They are classified as assets in the consolidated balance sheet if positive (book value of the investment exceeds the related shareholders’ equity), and amortised in equal instalments over ten years starting from the date of acquisition, a period that is regarded as appropriate considering the activities and growth plans of the companies acquired. However, the goodwill arising from the acquisition of the investments in the French Fideuram Wargny group companies was written down by a further € 45.4m at the end of the 2002 financial year to reflect the fall in value that had occurred.

•        They are classified as liabilities in the consolidated balance sheet if negative (book value of the investment lower than the related shareholders’ equity).

Minority interests in shareholders’ equity and in results for the period are classified separately.

Holdings of between 20% and 50% as well as controlling interests in companies outside the banking and finance sectors, or that do not contribute directly to the activities of group companies are valued using the equity method. In particular, the excess book value of the corresponding portion of shareholders’ equity at the time of the acquisition of the insurance company Fideuram Vita was classified as “Goodwill arising upon application of the equity method” and amortised over a period of ten years, which ended with the close of the 2003 financial year, this period being regarded as more appropriate considering the average life of the subsidiary’s portfolio of insurance policies. The shortfall in book value with respect to the corresponding portion of shareholders’ equity is classified as “Negative goodwill arising upon application of the equity method”. Changes in the value of shareholders’ equity subsequent to the date of calculating the above differences are classified as “Income (losses) from investments carried at equity” as appropriate.

Dividends recorded in the financial statements of the parent company in relation to investments consolidated line by line or using the equity method are eliminated. Intra-group balances and transactions between consolidated companies (incomes and expenses) are eliminated. Where appropriate, deferred tax assets and liabilities are recorded in relation to the related consolidation adjustments. The financial statement data of consolidated foreign companies outside the euro area are translated to euros at the period-end exchange rates. Differences arising from the translation of these companies’ shareholders’ equity are classified as “Other reserves”.

Minor investments (holdings of less than 20%) are valued at cost.

FUNCTIONAL CURRENCY

The consolidated financial statements are stated in thousands of euros.

57

DATE OF CONSOLIDATION

The reference date of the consolidated report is the accounting reference date for the financial statements of Banca Fideuram and the other consolidated companies.

CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements are prepared using the financial statements as at 31.12.2003 approved by the Boards of Directors of the individual companies concerned.

Where necessary, they were reclassified to ensure consistency of presentation.

PART A

ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with the provisions of Italian Legislative Decree 87/1992 and the requirements of the Governor of the Bank of Italy’s Regulations of 7/1992 and subsequent amendments. They also take into account the technical clarifications provided by the Bank of Italy and comply with the accounting policies issued by the professional body of the Italian accounting profession (Consigli Nazionali dei Dottori Commercialisti e dei Ragionieri) or, in the absence thereof, by the International Accounting Standards Board (IASB). The accounting policies adopted are the same as those used to prepare the financial statements as at 31.12.2002. The accounting policies adopted to prepare the consolidated financial statements are the same as those used for our parent company Sanpaolo IMI.

A - SECTION 1

STATEMENT OF ACCOUNTING POLICIES

1. LOANS, GUARANTEES AND COMMITMENTS

Loans

Loans to customers are recorded in the financial statements at their estimated realisable value. This value is determined, with respect to the gross value of loans outstanding at period-end, by deducting estimated losses of principal and interest that take careful account of the solvency of specific non-performing, problem and restructured loans, as well as the general risk of future default inherent in other performing loans.

Write-downs to restructured and problem loans are calculated also taking into account the potential impact on income resulting from the application of lower interest rates in the financial year than those offered to ordinary customers.

Any increase in the value of loans with respect to their estimated realisable value at the end of the prior year is credited to the statement of income item “Write-backs of loans and provisions for guarantees and commitments”. Default interest is recognised to the extent considered recoverable. Discounted notes not yet due are recorded at nominal value, while the related interest not yet earned at period end is classified as “Deferred income”. Amounts due from banks are stated at nominal value. In addition, amounts due from certain banks resident in countries with high risk ratings are adjusted on a presumptive basis that takes the debt-servicing difficulties of the country of residence into account.

Guarantees and commitments

Guarantees given are recorded at the total value of the exposure, while commitments to pay out funds are recorded at the amounts to be paid. Guarantees and commitments involving the assumption of credit risk are valued on the basis described regarding loans. Securities receivable are recorded at the forward price contractually agreed with the issuer.

2. SECURITIES AND OFF-BALANCE-SHEET

TRANSACTIONS

(other than foreign currency transactions)

Securities transactions are recorded as at the time of settlement.

Investment securities

Investment securities are valued at their historical purchase cost. They are written down if there is a lasting deterioration in the solvency of the issuer or

58

ability of the related country of residence to repay the debt. The original value is reinstated if the reasons for the write-down cease to apply. The difference between the purchase cost and related redemption price of fixed-income securities is classified as an adjustment to the interest earned by such securities. This adjustment is made on an accruals basis in relation to the residual period until the securities mature.

Dealing securities

Securities held for dealing and/or treasury management purposes are not deemed to be investment securities. They are valued as follows:

•        If listed on regulated markets, they are valued at the official period-end quoted prices.

•        If unlisted, they are valued at whichever is the lowest of the daily moving weighted average cost or estimated realisable value, determined in relation to the prices for similar securities quoted on regulated markets, and the current value of future financial flows, discounted at an appropriate market rate. This estimate also takes the solvency of the issuer into account.

The results of valuations performed using the above criteria are recorded in the statement of income item “Dealing profits (losses)”. The original value of securities is reinstated if the reasons for any write-downs in previous financial years cease to apply.

The issue discount of fixed-income securities is recorded on an accruals basis and credited to the value of securities.

Repurchase agreements

Repurchase agreements that require the holder to resell the securities acquired when the agreement matures are recorded as loans and payables in the financial statements. The cost of borrowing and revenues from lending, represented by the interest coupons due on securities and the difference between the spot and forward prices, are recorded as interest on an accruals basis in the statement of income.

Repurchase agreements collateralised by securities issued by IMI Bank Lux are recorded as spot purchases and forward sales of securities in the financial statements and therefore contribute to the change in securities holdings.

Off-balance-sheet transactions in securities

Purchase commitments are recorded on the same basis adopted to value the destination portfolio. Conversely, sale commitments are valued taking the contractual forward sale price into account as well.

Security derivatives

Assets and derivative contracts are valued separately. When they are linked, however, the contracts are valued in the same way as the assets they hedge. The results of these valuations, which solely concern dealing transactions, are recorded in the statement of income.

3. EQUITY INVESTMENTS

Investments in group companies that are not consolidated line-by-line are valued using the equity method unless they represent minor or insignificant equity investments. Other equity investments are valued at LIFO cost, using annual layers. The book value is written down when the loss in value of an equity investment is deemed to be permanent. The original value is reinstated if the reasons for any write-downs cease to apply. Equity investments denominated in foreign currency are recorded using the exchange rates prevailing at the time they were purchased.

4. ASSETS AND LIABILITIES DENOMINATED IN FOREIGN CURRENCIES

(including off-balance-sheet transactions)

Foreign currency transactions are recognised at the time they are settled. Assets, liabilities and spot off-balance-sheet transactions still to be settled are translated to the functional currency using the period-end exchange rates. The effect of this valuation is reflected in the statement of income. Forward off-balance-sheet transactions entered into for hedging or trading purposes are valued using the spot or forward exchange rates applicable at period end respectively. The effect of this valuation is reflected in the statement of income. Assets/liabilities and foreign currency derivative contracts are valued separately. When they are linked, however, they are valued in the same way. The results of these valuations are recorded in the statement of income.

59

Trading contracts are valued using the forward exchange rates applicable at period end for the maturities of the contracts concerned. Hedging contracts are valued using the spot exchange rates applicable at period end.

5. TANGIBLE AND INTANGIBLE FIXED ASSETS

Tangible fixed assets are recorded at purchase cost, including related expenses, as increased by the cost of improvements and the revaluations recorded in prior years in accordance with related legislation.

The book value is determined by deducting accumulated depreciation from the gross value defined above. This depreciation is calculated systematically on a straight-line basis over the residual useful lives of the assets concerned, starting from the year they enter service.

Tangible fixed assets used by third parties under finance lease arrangements are reflected in the consolidated financial statements using lease accounting methods.

Intangible fixed assets, including enjoyment rights and costs attributable to more than one year, are recorded with the agreement of the Board of Auditors, where required by law, and stated net of accumulated amortisation calculated systematically over their estimated useful lives, which do not exceed five years. In previous financial years Banca Fideuram calculated the monetary revaluation of tangible fixed assets (mainly buildings) in accordance with Italian law for the amounts set out in Part B, section 4.

6. OWN SHARES

Own shares held are valued at their market value at period end.

7. OTHER ASPECTS

Provision for employee severance indemnities

The Provision for employee severance indemnities covers the entire liability to all employees, accrued in accordance with current legislation and employment agreements, net of amounts transferred to the pension and welfare fund of parent company Sanpaolo IMI in accordance with the agreements entered into by the companies and trade union representatives.

Provisions for risks and charges

The Provision for taxation represents the liability for income taxes, estimated in accordance with current legislation, and includes the provision for deferred tax liabilities. Accounting policy No. 25 of the CNDCeR, the professional association for accountants in Italy (referred to in notice No. 99059010 of 30.7.1999 of the Italian National Commission for Listed Companies and the Stock Exchange (CONSOB), and the Bank of Italy regulations dated 3.8.1999) has been applied, in accordance with which deferred tax assets and liabilities are recognised in accordance with the accruals principle. Deferred tax assets and liabilities reflect the tax effect of timing differences between the book value of assets and liabilities and their value for tax purposes. This provision also covers the taxes that the bank expects to pay on the earnings of foreign equity investments, which will be taxable in the form of foreign dividends when they are collected in Italy.

The item “Income taxes” therefore consists of the sum of current taxes and changes in deferred tax assets and liabilities. The item Other provisions covers known or likely liabilities and charges, the timing and amount of which cannot be determined with certainty at period end or by the date the report is finalised. The provisions reflect the best estimates possible on the basis of the information available.

Revenues and expenses

Interest income and expense and other revenues and costs are recorded on an accruals basis in accordance with the matching principle.

Default interest earned during the period is only recognised in the financial statements to the extent that it is deemed to be recoverable.

A - SECTION 2

ADJUSTMENTS AND PROVISIONS

FOR TAXES

No adjustments or provisions were recorded solely for tax purposes.

60

PART B

NOTES TO THE CONSOLIDATED
BALANCE SHEET

B - SECTION 1

LOANS

Item 10 “Cash and deposits with central banks and post office”

31.12.2003

	Euro	Foreign currency	Total
Cash deposits	22,958	111	23,069
Deposits with post offices	7	33	40
Total	22,965	144	23,109

Item 30 “Due from banks”

	Euro	Foreign currency	Total
a) On demand
Current accounts	60,606	4,231	64,837
Deposits on demand	1,028,336	23,449	1,051,785
Adjustments	11,456	—	11,456
Total on demand	1,100,398	27,680	1,128,078
b) Other loans
Deposits in central banks	26,834	—	26,834
Time deposits	477,807	136,732	614,432
Repurchase agreements	850,570	178,608	1,029,178
Total other loans	1,355,211	315,340	1,670,551
Total due from banks	2,455,609	343,020	2,798,629

Item 40 “Loans to customers”	31.12.2003

	Euro	Foreign currency	Total

Current accounts	596,497	15,178	611,675
Mortgage loans	70,264	—	70,264
Other grants	25,757	3,166	28,923
Non-performing loans	2,514	—	2,514
Other	23,165	—	23,165
Repurchase agreements	969	—	969
Total	719,166	18,344	737,510

1.1 Breakdown of item 30

“Due from banks”

	31.12.2003	31.12.2002
a) Due from Central Banks	46,356	40,938
d) Repurchase agreements	1,029,178	843,632

1.2 Analysis of loans to banks as at 31.12.2003

	Gross value	Total adjustments	Net book value
A. Doubtful loans	361	(108)	253
A1. Non-performing loans	—	—	—
A2. Problem loans	—	—	—
A3. Loans currently being restructured	—	—	—
A4. Restructured loans	—	—	—
A5. Unsecured loans exposed to country risk	361	(108)	253
B. Performing loans	2,798,376	—	2,798,376

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1.3 Movements in gross doubtful amounts due from banks

	Non-performing loans	Problem loans	Loans currently being restructured	Restructured loans	Unsecured loans exposed to country risk
A. Opening gross value	—	—	—	—	236
A1. including: default interest	—	—	—	—	—
B. Increases	—	—	—	—	160
B.1 Transfers from performing loans	—	—	—	—	—
B.2 Default interest	—	—	—	—	—
B.3 Transfers from other categories of doubtful loans	—	—	—	—	—
B.4 Other increases	—	—	—	—	160
C. Decreases	—	—	—	—	35
C.1 Transfers to performing loan	—	—	—	—	—
C.2 Write-offs	—	—	—	—	—
C.3 Collections	—	—	—	—	35
C.4 Disposals	—	—	—	—	—
C.5 Transfers to other categories of doubtful loans	—	—	—	—	—
C.6 Other decreases	—	—	—	—	—
D. Closing gross value	—	—	—	—	361
D.1 including: default interest	—	—	—	—	—

1.4 Adjustments to loans

	Non-performing loans	Problem loans	Loans currently being restructured	Restructured loans	Unsecured loans exposed to country risk	Performing loans
A. Opening total adjustments	—	—	—	—	71	—
A1. including: default interest	—	—	—	—	—	—
B. Increases	—	—	—	—	48	—
B.1 Adjustments	—	—	—	—	48	—
B.1.1 including: default interest	—	—	—	—	—	—
B.2 Use of provisions for loan losses	—	—	—	—	—	—
B.3 Transfers from other categories of loans	—	—	—	—	—	—
B.4 Other increases	—	—	—	—	—	—
C. Decreases	—	—	—	—	11	—
C.1 Write-backs from year-end valuations	—	—	—	—	11	—
C.1.1 including: default interest	—	—	—	—	—	—
C.2 Write-backs following collections	—	—	—	—	—	—
C.2.1 including: default interest	—	—	—	—	—	—
C.3 Write-offs	—	—	—	—	—	—
C.4 Transfers to other categories of loans	—	—	—	—	—	—
C.5 Other decreases	—	—	—	—	—	—
D. Closing total adjustments	—	—	—	—	108	—
D.1 including: default interest	—	—	—	—	—	—

62

1.5 Breakdown of item 40 “Loans to customers”

	31.12.2003	31.12.2002
a) Bills eligible for refinancing with Central Banks	—	—
b) Repurchase agreements	969	—
c) Securities loaned	—	—

1.6 Secured loans to customers

a) Mortgages	65,538	60,599
b) Pledged assets:	553,251	421,853
1. cash deposits	27,525	1,983
2. securities	522,021	417,244
3. other instruments	3,706	2,626
c) Guarantees given by:	3,697	6,412
1. Governments	—	—
2. other public entities	—	—
3. banks	2,446	4,641
4. other operators	1,251	1,771

Non-performing loans (including default interest)

	31.12.2003	31.12.2002
Book value	12,079	10,480
Adjustments	(9,565)	(7,611)
Estimated realisable value	2,514	2,869

Default interest

a) Non-performing loans
• book value	2,122	1,838
• adjustments	(2,122)	(1,838)
• estimated realisable value	—	—
b) Other deposits	—	—

1.7 Analysis of loans to customers as at 31.12.2003

	Gross value	Total adjustments	Net book value
A. Doubtful loans	12,079	(9,565)	2,514
A1. Non-performing loans	12,079	(9,565)	2,514
A2. Problem loans	—	—	—
A3. Loans currently being restructured	—	—	—
A4. Restructured loans	—	—	—
A5. Unsecured loans exposed to country risk	—	—	—
B. Performing loans	743,741	(8,745)	734,996

1.8 Movements in gross doubtful loans to customers

	Non-performing loans	Problem loans	Loans currently being restructured	Restructured loans	Unsecured loans exposed to country risk
A. Gross value as at 1.1.2003	10,480		—	9	—
A1. including: default interest	1,838	—	—	—	—
B. Increases	4,843	—	—	—	—
B.1 Transfers from performing loans	891	—	—	—	—
B.2 Default interest	481	—	—	—	—
B.3 Transfers from other categories of doubtful loans	45	—	—	—	—
B.4 Other increases	3,426	—	—	—	—
C. Decreases	3,244		—	9	—
C.1 Transfers to performing loans	—	—	—	—	—
C.2 Write-offs	449	—	—	—	—
C.3 Collections	1,351	—	—	9	—
C.4 Disposals	—	—	—	—	—
C.5 Transfers to other categories of doubtful loans	—	—	—	—	—
C.6 Other decreases	1,444	—	—	—	—
D. Gross value as at 31.12.2003	12,079	—	—	—	—
D.1 including: default interest	2,122	—	—	—	—

1.9 Adjustments to loans

	Non-performing loans	Problem loans	Loans currently being restructured	Restructured loans	Unsecured loans exposed to country risk	Performing loans
A. Total adjustments as at 1.1.2003	7,611	—	—	—	—	6,216
A1. including: default interest	1,838	—	—	—	—	—
B. Increases	3,598	—	—	—	—	3,038
B.1 Adjustments	1,484	—	—	—	—	3,000
B.1.1 including: default interest	1,189	—	—	—	—	—
B.2 Use of provisions for loan losses	—	—	—	—	—	—
B.3 Transfers from other categories of loans	92	—	—	—	—	—
B.4 Other increases	2,022	—	—	—	—	38
C. Decreases	1,644	—	—	—	—	509
C.1 Write-backs from year-end valuations	280	—	—	—	—	3
C.1.1 including: default interest	—	—	—	—	—	—
C.2 Write-backs following collections	916	—	—	—	—	—
C.2.1 including: default interest	23	—	—	—	—	—
C.3 Write-offs	448	—	—	—	—	399
C.4 Transfers to other categories of loans	—	—	—	—	—	70
C.5 Other decreases	—	—	—	—	—	37
D. Total adjustments as at 31.12.2003	9,565	—	—	—	—	8,745
D.1 including: default interest	2,122	—	—	—	—	—

63

B - SECTION 2

SECURITIES

Balance Sheet classification	31.12.2003	31.12.2002
Treasury securities and similar bills eligible for refinancing with Central banks (item 20)	177,200	94,623
Bonds and other debt securities (item 50)	1,036,124	1,199,923
Shares, quotas and other equities (item 60)	6,503	4,460
Total	1,219,827	1,299,006

The item “Bonds and other debt securities” includes €427m (€683m as at 31.12.2002) relating to repurchase agreements with IMI Bank Lux.

Analysis

Investment securities	137,973	19,776
Dealing securities	1,081,854	1,279,230
Total	1,219,827	1,299,006

(Analysis of the difference between the book values and maturity values of fixed-income securities held for investment purposes)

	31.12.2003			31.12.2002
	Book value	Maturity value	Higher maturity value	Book value	Maturity value	Higher maturity value
Government securities listed	2,801	2,801	—	963	964	1
Other securities listed	16,424	16,425	1	18,813	18,818	5
Other securities unlisted	118,748	118,748	—	—	—	—

In accordance with a specific resolution of the Board of Directors, investment securities are held for the long-term as a stable investment and any disposals must be formally authorised by the Board.

2.1 Investment securities

	31.12.2003		31.12.2002
	Book value	Market value	Book value	Market value
1.Debt securities	137,973	137,979	19,776	19,776
1.1 Government securities	899	901	963	966
• listed	899	901	963	966
• unlisted	—	—	—	—
1.2 Other securities	137,074	137,078	18,813	18,810
• listed	18,326	18,330	18,813	18,810
• unlisted	118,748	118,748	—	—
2.Equities	—	—	—	—
• listed	—	—	—	—
• unlisted	—	—	—	—
Total	137,973	137,979	19,776	19,776

2.2 Changes in investment securities

	31.12.2003	31.12.2002
A. Opening balance	19,776	25,518
B. Increases	123,599	16,725
B1. Purchases	123,287	16,592
B2. Write-backs	312	133
B3. Transfers from dealing portfolio	—	—
B4. Other changes	—	—
C. Decreases	5,402	22,467
C1. Sales	150	13,828
C2. Redemptions	5,237	7,369
C3. Adjustments	11	300
including: permanent write-downs	—	11
C4. Transfers to dealing portfolio	—	99
C5. Other changes	4	871
D. Closing balance	137,973	19,776

Purchases include € 119m for policies issued by Fideuram Vita (not present in 2002) linked to the Fideuram Network loyalty scheme.

2.3 Dealing securities

	31.12.2003		31.12.2002
	Book value	Market value	Book value	Market value
1. Debt securities	1,077,478	1,077,546	1,275,197	1,275,192
1.1 Government securities	224,597	224,597	132,288	132,288
• listed	224,597	224,597	132,288	132,288
• unlisted	—	—	—	—
1.2 Other securities	852,881	852,948	1,142,909	1,142,904
• listed	311,712	311,712	351,635	351,607
• unlisted	541,169	541,237	791,274	791,297
2. Equities	4,375	4,540	4,033	4,159
• listed	2,122	2,121	1,432	1,432
• unlisted	2,253	2,419	2,601	2,727
Total	1,081,854	1,082,085	1,279,230	1,279,351

The item “Other securities - unlisted” includes securities totalling € 427m (€ 683m as at 31.12.2002) relating to repurchase agreements with IMI Bank Lux.

2.4 Changes in dealing securities

	31.12.2003	31.12.2002
A. Opening balance	1,279,230	1,302,904
B. Increases	7,881,610	14,113,216
B1. Purchases	7,875,102	14,106,329
• Debt securities	7,861,372	10,990,837
• Government securities	3,730,347	5,248,619
• Other securities	4,131,025	5,742,218
• Equities	13,730	3,115,492
B2. Write-backs and revaluations	433	1,445
B3. Transfers from investment portfolio	—	99
B4. Other changes	6,075	5,343
C. Decreases	8,078,986	14,136,890
C1. Sales	8,076,565	14,122,813
• Debt securities	8,064,620	11,017,303
• Government securities	3,640,600	5,525,018
• Other securities	4,424,020	5,492,285
• Equities	11,945	3,105,510
C2. Adjustments	864	12,299
C3. Transfers to investment portfolio	—	—
C5. Other changes	1,557	1,778
D. Closing balance	1,081,854	1,279,230

The item “Other changes” under increases (B4) mainly comprises income from dealing in securities for the period.

The item “Other changes” under decreases (C5) mainly comprises the issue discounts accrued at the end of the previous financial year.

64

B - SECTION 3

SUBSIDIARIES AND OTHER MINOR INVESTMENTS

3.1 Significant investments

			Type of	Shareholders’				Ownership		Voting rights at shareholders’	Consolidated book value (thousand
Name			relationship	equity (*)		Net income		Held by	%	meeting	euros)
A. Companies consolidated line by line
		A.1 Line-by-line basis
1.		Banca Fideuram S.p.A. - Rome		Euros	950,047	Euros	167,807					—
		Capital Euros 254,875,546.64 in shares of Euros 0.26 each
2.		Fideuram Bank (Luxembourg S.A.)	1	Euros	34,600	Euros	6,241	BF	99.99%	99.99%		—
		Capital Euros 20,000,000 in shares of Euros 1,000 each						FV	0.01%	0.01%
3.		Fideuram Fiduciaria S.p.A. - Rome	1	Euros	2,397	Euros	362	BF	100.00%	100.00%		—
		Capital Euros 1,551,000 in shares of Euros 517 each
4.		Fideuram Investimenti Sgr S.p.A. - Rome	1	Euros	35,497	Euros	7,939	BF	99.50%	99.50%		—
		Capital Euros 25,850,000 in shares of Euros 517 each
5.		Fideuram Gestions S.A. - Luxembourg	1	Euros	15,720	Euros	681	BF	99.94%	99.94%		—
		Capital Euros 10,000,000 in shares of Euros 100 each						FV	0.06%	0.06%
6.		Fideuram Bank (Suisse A.G. - Zurich)	1	Chf	33,277	Chf	1,404	FBL	99.95%	99.95%		—
		Capital Chf 15,000,000 in shares of Chf 500 each
7.		Fideuram Asset Management (Ireland Ltd - Dublin)	1	Euros	141,044	Euros	136,893	BF	100.00%	100.00%		—
		Capital Euros 1,000,000 in shares of Euros 1,000 each
8.		Financière Fideuram S.A. - Paris	1	Euros	28,353	Euros	278	BF	94.95%	94.95%		—
		Capital Euros 18,613,800 in shares of Euros 25 each
9.		Banque Privée Fideuram Wargny S.A. - Paris	1	Euros	47,548	Euros	(21,014)	FF	99.86%	99.86%		—
		Capital Euros 47,550,000 in shares of Euros 40 each
10.		Fideuram Wargny Gestion S.A. - Paris	1	Euros	3,687	Euros	(319)	BPFW	99.94%	99.94%		—
		Capital Euros 204,600 in shares of Euros 15.5 each
11.		Fideuram Wargny Gestion S.A.M. - Monaco	1	Euros	5,161	Euros	239	BPFW	99.95%	99.95%		—
		Capital Euros 2,500,000 in shares of Euros 100 each
12.		Sogesmar S.A. - Paris	1	Euros	289	Euros	(6)	BPFW	51.40%	51.40%		—
		Capital Euros 147,645 in shares of Euros 76.5 each						FWG	48.19%	48.19%
13.		Fideuram Wargny Active Broker S.A. - Paris	1	Euros	14,668	Euros	(328)	BPFW	99.99%	99.99%		—
		Capital Euros 3,299,835 in shares of Euros 15.4 each
14.		W.D.W. - Paris	1	Euros	38	Euros	(5)	BPFW	99.76%	99.76%		—
		Capital Euros 38,249.75 in shares of Euros 15 each
15.		Sanpaolo Invest SIM - Rome	1	Euros	18,743	Euros	415	BF	100.00%	100.00%		—
		Capital Euros 14,980,000 in shares of Euros 140 each
16.		Sanpaolo Invest Ireland Ltd - Dublin	1	Euros	6,032	Euros	5,513	BF	100.00%	100.00%		—
		Capital Euros 127,000 in shares of Euro 1 each
B.		Investments carried at equity
	1.	Fideuram Assicurazioni S.p.A. - Rome	1	Euros	9,462	Euros	967	BF	100.00%	100.00%	Euros	9,462
		Capital Euros 6,966,000 in shares of Euros 516 each
	2.	Fideuram Vita S.p.A. - Rome	1	Euros	439,996	Euros	35,335	BF	99.80%	100.00%	Euros	434,305
		Capital Euros 72,399,600 in shares of Euros 5.2 each
C.		Other significant investments
	1.	Studi e Ricerche Fiscali (Consortium) - Rome	8	Euros	n.d.		n.d.	BF	10.00%	10.00%	Euros	26
								FV	5.00%	5.00%

Legend

Type of relationship:

1 = Control as per sub-paragraph 1, No. 1, art. 2359 of the Italian Civil Code (majority of voting rights at general meeting)

8 = Associated company

Held by:

BF= Banca Fideuram, FV= Fideuram Vita,

FF= Financière Fideuram, BPFW= Banque Privée Fideuram Wargny

FBL= Fideuram Bank (Lux), FWG=Fideuram Wargny Gestion.

(*) Including the net income shown in the next column and for Banca Fideuram only, own shares held.

65

Investments carried at cost are analysed below:

Name	Book value	Ownership (%)
A. Investments in banks	—	—
B. Investments in financial institutions	35
Graviere Gestion - Paris	17	7.72
Hogep Hoche Gestion - Paris	18	10.00
C. Other investments	115
Istituto per l’Enciclopedia della Banca e della Borsa S.p.A. - Rome	2	0.35
Industrie Aeronautiche Meccaniche Rinaldo Piaggio S.p.A. Genoa (1)	—	3.86
S.W.I.F.T. S.C. - Brussels	5	0.02
Società Gestione Realizzo S.p.A. - Rome	97	0.63
S.I.A. Società Interbancaria per l’Automazione S.p.A. - Milan	4	0.02
S.S.B. Società Servizi Bancari S.p.A. - Milan	1	0.03
• Idroenergia Società Consortile Aosta	1	0.07
• Patti Chiari Consorzio per la Gestione del Marchio - Rome	5	0.57

(1) Fully written down.

The above investments are included in assets item 70 b) “Other equity investments”.

Item 70 “Equity investments”

	31.12.2003	31.12.2002
b) Other
Società Gestione Realizzo S.p.A.	97	97
Hogep Hoche Gestion S.A.	18	18
Graviere Gestion S.A.	17	17
Istituto per l’Enciclopedia della Banca e della Borsa S.p.A.	2	2
S.W.I.F.T. S.C.	5	5
S.I.A. Società Interbancaria per l’Automazione S.p.A.	4	4
• S.S.B. Società Servizi Bancari S.p.A.	1	1
• Idroenergia Società Consortile	1	—
• Patti Chiari Consorzio per la Gest. del Marchio	5	—
Total	150	144

Item 80 “Investments in Group companies”

a) Carried at equity	443,767	384,111
Fideuram Vita S.p.A.	434,305	370,620
Fideuram Assicurazioni S.p.A.	9,462	13,491
b) Other	26	1,296
Studi e Ricerche Fiscali (Consortium)	26	26
Sanpaolo Life (Ireland)	—	1,270
Total	443,793	385,407

3.2 Amounts due to and from Group companies

	31.12.2003	31.12.2002
a) Assets	1,149,652	1,650,929
1. Due from banks	413,821	893,300
including: subordinated	—
2. Due from financial institutions	—	—
including: subordinated	—	—
3. Due from other customers	23,740	299
including: subordinated	—	—
4. Bonds and other debt securities	712,091	757,330
including: subordinated	9,930	5,562

b) Liabilities	232,919	278,154
1. Due to banks	18,012	31,233
2. Due to financial institutions	—	29
3. Due to other customers	212,907	244,892
4. Securities issued	—	—
5. Subordinated liabilities	2,000	2,000

c) Guarantees and commitments	32,132	231,755
1. Guarantees given	162	994
2. Commitments	31,970	230,761

(*) Subsidiaries consolidated using the equity method.

3.4 Item 70 “Equity investments”

a) Investments in banks	—	—
1. listed	—	—
2. unlisted	—	—
b) Investments in financial institutions	35	35
1. listed	—	—
2. unlisted	35	35
c) Other	115	109
1. listed	—	—
2. unlisted	115	109
Total	150	144

66

3.5 Item 80 “Investments in Group companies”

	31.12.2003	31.12.2002
a) Investments in banks
1. listed	—	—
2. unlisted	—	—
b) Investments in financial institutions	—	—
1. listed	—	—
2. unlisted	—	—
c) Other	443,793	385,407
1. listed	—	—
2. unlisted	443,793	385,407
Total	443,793	385,407

3.6 Changes in investment portfolio

3.6.1 Investments in Group companies

A. Opening balance	385,407	296,559
B. Increases	68,200	124,309
B1. Purchases	31,154	75,593
B2. Write-backs	—	—
B3. Revaluations	37,046	48,716
B4. Other changes	—	—
C. Decreases	9,814	35,461
C1. Sales	1,270	5,298
C2. Adjustments including: permanent write-downs	—	—
C3. Other changes	8,544	30,163
D. Closing balance	443,793	385,407
E. Total revaluations	249,791	225,501
F. Total adjustments	—	—

The changes in investments in Group companies (B1) largely concern increases in the share capital of subsidiary Fideuram Vita.

The item “Revaluations” under increases (B3) reflects the increase in shareholders’ equity deriving from net income for the period.

The item “Other changes” under decreases (C3) principally comprises dividends paid by subsidiaries.

3.6.2 Other equity investments

A. Opening balance	144	4,562
B.Increases	6	10
B1. Purchases	6	—
B2. Write-backs	—	10
B3. Revaluations	—	—
B4. Other changes	—	—
C. Decreases	—	4,428
C1. Sales	—	4,427
C2. Adjustments	—	1
including: permanent write-downs	—	1
C3. Other changes	—	—
D. Closing balance	150	144
E. Total revaluations	46	46
F. Total adjustments	959	959

B - SECTION 4

TANGIBLE AND INTANGIBLE FIXED ASSETS

Item 120 “Tangible fixed assets”

	31.12.2003	31.12.2002

Immovable property used for operating purposes	33,658	34,711
Plant and equipment	12,222	14,936
Furniture and furnishings	6,720	9,263
Total	52,600	58,910

4.1 Changes in tangible fixed assets

A. Opening balance	58,910	57,233
B. Increases	8,146	16,936
B1. Purchases	7,666	11,297
B2. Write-backs	—	—
B3. Revaluations	—	—
B4. Other changes	480	5,639
C. Decreases	14,456	15,259
C1. Sales	60	142
C2. Adjustments	13,707	14,119
a) depreciation	13,707	14,119
b) permanent write-downs	—	—
C3. Other changes	689	998
D. Closing balance	52,600	58,910
E. Total revaluations	48,161	48,161
F. Total adjustments:	148,075	135,288
a) depreciation	148,075	135,288
b) permanent write-downs	—	—

The item “Total revaluations” under tangible fixed assets (mainly buildings) regards Banca Fideuram and resulted from applying Italy’s currency adjustment laws in 2000 and prior financial years.

Item 110 “Intangible fixed assets”

Software purchase costs	31,070	32,931
Improvements to leasehold branch properties	7,671	10,906
Other deferred expenses	1,106	1,323
Goodwill	—	1,367
Total	39,847	46,527

The item Goodwill regards the French subsidiary Fideuram Wargny Gestion, with the decrease reflecting the fall in value during the period.

4.2 Changes in intangible fixed assets

A. Opening balance	46,527	33,510
B. Increases	23,723	35,006
B1. Purchases	23,652	23,499
B2. Write-backs	—	—
B3. Revaluations	—	—
B4. Other changes	71	11,507
C. Decreases	30,403	21,989
C1. Sales	238	131
C2. Adjustments	28,857	21,601
a) amortisation	28,857	21,601
b) permanent write-downs	—	—
C3. Other changes	1,308	257
D. Closing balance	39,847	46,527
E. Total revaluations	—	—
F. Total adjustments:	104,752	76,131
a) amortisation	104,752	76,131
b) permanent write-downs	—	—

67

B - SECTION 5

OTHER ASSETS

5.1 Item 150 “Other assets”

	31.12.2003	31.12.2002
Clearing accounts and other receivables	60,647	58,198
Deferred tax assets	67,242	66,010
Commissions and fess receivable	64,170	71,616
Transactions in progress	16,931	31,567
Due from private bankers	113,406	101,421
Cash, cheques, coupons, prepaid stamp duty etc.	9,874	21,426
Withholding tax	19,911	23,910
Due from tax authorities	17,785	11,456
Unprocessed transactions relating to securities transactions	26,698	30,168
Effect of valuing off-balance-sheet transactions	13,774	15,401
Invoices issued	5,882	3,102
Other taxation	1,496	200
Tax credits relating to dividends	17,852	21,934
Total	435,668	456,409

The item “due from the tax authorities” mainly relates to the bank and includes accrued interest.

The changes during the year related to the item “Deferred tax assets” were as follows:

Opening balance	66,010	61,676
Deferred tax assets recognised in the period	25,140	32,236
Taxes reversing in the period	(24,281)	(33,325)
Other movements	373	5,423
Closing balance	67,242	66,010

5.2 Item 160 “Accrued income prepaid expenses”

Accrued income	10,176	26,292
Interest on securities	5,430	20,483
Interest on amounts due from banks	2,622	3,815
Interest from loans to customers	79	123
Covering of Index Bonus	—	87
Other	2,045	1,784
Prepaid expenses	177,168	35,739
Network loyalty scheme (*)	106,873	—
Bonuses to quality/insurance inflow (**)	60,888	26,654
Commissions income on Unit Linked (***)	2,374	—
Subordinated liabilities	3,047	3,577
Rental expense	646	745
Invoices	1,716	1,646
Staff	373	281
Insurance	610	1,457
Other	641	1,379
Total	187,344	62,031

(*)                                 Prepaid expenses relating to the costs of the network loyalty scheme calculated for an average Fideuram Private Banker length of service of 10 years.

(**)                          Prepaid expenses regarding Bonuses linked to the quality/insurance inflow targets set in the 2002 and 2003 plans, linked to the average term of customer investments.

(***)                   Prepaid expenses calculated regarding commission expense paid to the Network and linked to commission income on the polices sold in 2003.

5.3 Adjustments to accrued income and prepaid expenses

Accrued expenses and deferred income are all recorded separately and, accordingly, no balance sheet accounts have been adjusted to reflect these amounts.

5.4 Subordinated assets

	31.12.2003	31.12.2002
a) Due from banks	—	—
b) Loans to customers	—	—
c) Bonds and other debt securities	706	15,687
Total	706	15,687

B - SECTION 6

PAYABLES

Item 10 “Due to banks”

31.12.2003

	Euros	Foreign Currency	Total
a) On demand
Current accounts	169,708	114	169,822
Deposits on demand	20,117	—	20,117
b) Forward upon notice
Time deposits	5,164	75,042	80,206
Repurchase agreements	—	—	—
Total	194,989	75,156	270,145

6.1 Breakdown of the item “Due to banks”

	31.12.2003	31.12.2002
a) Repurchase agreements	—	—
b) Securities loaned	—	—

Item 20 “Due to customers”

31.12.2003

	Euros	Foreign Currency	Total
a) On demand
Saving deposits	71,666	8,598	80,264
Current accounts	874,192	166,872	1,041,064
“Moneta Attiva”	2,029,897	—	2,029,897
b) Forward upon notice
Repurchase agreements	430,043	—	430,043
Total	3,405,798	175,470	3,581,268

6.2 Breakdown of the item “Due to customers”

	31.12.2003	31.12.2002
a) Repurchase agreements	430,043	857,921
b) Securities loaned	—	—

Item 30 “Securities issued”

31.12.2003

	Euros	Foreign Currency	Total
Other securities
• Own bankers’ draft	3,285	—	3,285
Total	3,285	—	3,285

68

B - SECTION 7

PROVISIONS

Item 70 “Provision for employee severance indemnities” - changes during the period

	31.12.2003	31.12.2002
Opening balance	33,159	28,792
Decreases:	4,884	3,255
• indemnities and advances paid	2,976	1,837
• other	1,386	87
• to Sanpaolo IMI Group pension fund (Italian Legislative Decree 124/1993)	522	1,331
Increases:	7,390	7,622
• provisions	5,566	5,413
• other	1,824	2,209
Closing balance	35,665	33,159

Sub-item 80 b) “Pensions and similar commitments - changes during the period

Opening balance	62,998	47,936
Decreases:
• utilisation	(38,143)	(11,176)
• other	(281)	—
Other:
• provision for income taxes	40,297	17,640
• other	—	8,598
Closing balance	64,871	62,998

The “Provision for taxation” includes the provision for deferred tax liabilities, the changes for which were as follows in the period:

Opening balance	3,987	6,637
Deferred tax liabilities recognised in the period	2,638	3,474
Taxes reversing in the period	(3,425)	(6,157)
Other	(108)	33
Closing balance	3,092	3,987

The provision for taxation covers direct taxes payable. Banca Fideuram and Fideuram Capital, which merged with the former during the year, used the settlement option provided for by art. 9 of Italian law 289/2002 (the “condono tombale” tax amnesty) regarding those years still subject to assessment (1997 to 2001). The other group companies filed supplementary tax returns in accordance with art. 8 of the same law in order to avoid the two-year extension to the time limit for assessments by the Italian Inland Revenue. Subsidiary Fideuram Vita’s appeal in cassation obtained a favourable final judgement filed on 23.10.2003 regarding the dispute with the Italian Inland Revenue concerning the financial years from 1985 to 1987.

7.3 Sub-item 80 d) “Provisions for risks and charges - other”

Provision for legal disputes and claims from receivers	63,206	48,441
Provisions for Private Bankers’ severance indemnities	33,326	29,937
Provisions for guarantees and commitments	77	906
Provisions for losses on commissions advanced	71,067	73,302
Provisions for meritocratic indemnities	2,432	1,105
Total	170,108	153,691

The “Provision for legal disputes and claims from receivers” covers the exposure to legal action and claims where the outcome is uncertain, and was determined following a detailed assessment of each case. This provision covers the liabilities and risks regarding disputes resulting from any misconduct by Private Bankers and compensation to customers, as well as any claims from receivers brought against the Group. It likewise takes into account the risks regarding complaints in connection with sales and securities trading activities with customers. Company policy requires to follow routine complaint management procedures based on verifying that the formal policies and standards of behaviour provided for by the reference standards have been respected, including making a careful assessment of whether customers have made appropriate risk level and other choices. Following analyses and valuations regarding the environmental risk connected with the Bank’s operations, the bank allocated a further € 5m to the provision in the year.

The “Provisions for private bankers’ severance indemnities” were determined as a percentage reflecting the ratio of total severance indemnities paid to private bankers actually leaving the group in recent years to the total accrued. The “Provisions for losses on commissions advanced” were calculated by estimating the additional costs that the group would incur if the volume of business brought in by Private Bankers during their initial period of operations were to be less than that corresponding to the advance commission they were paid for the same period. The group continued its prudent policy, increasing the fund to cover the total commissions advanced to Private Bankers.

Sub-item 80 d) “Provisions for risks and charges other provisions” - changes during the period

31.12.2003

	Legal disputes and claims from receivers	Consultants’ severance indemnities and others	Guarantees and commitments	Losses on commissions advanced	Meritocratic indemnity	Total

Opening balance	48,441	29,937	906	73,302	1,105	153,691
Decreases :
• utilisation	1,731	1,465	826	13,757	14	17,793
• others	180	311	3	1,444	—	1,938
Increases:
• provision	9,284	5,165	—	12,967	1,212	28,628
• others	7,392	—	—	—	129	7,521
Closing balance	63,206	33,326	77	71,067	2,432	170,108

31.12.2002

	Legal disputes and claims from receivers	Consultants’ severance indemnities and others	Guarantees and commitments	Losses on commissions advanced	Meritocratic indemnity	Total

Opening balance	17,503	22,218	904	44,805	—	85,430
Decreases :
• utilisation	2,012	1,835	—	7,776	44	11,667
• others	1,529	—	—	—	—	1,529
Increases:
• provision	16,681	2,830	—	22,773	1,149	43,433
• others	17,798	6,724	2	13,500	—	38,025
Closing balance	48,441	29,937	906	73,302	1,105	153,691

In 2002, the item “Increases” mainly comprised the initial figures and subsequent allocations relating to Banca Sanpaolo Invest and it’s subsidiary Sanpaolo Invest Ireland.

B - SECTION 8

CAPITAL, EQUITY RESERVES, RESERVE FOR GENERAL BANKING RISKS AND SUBORDINATED LIABILITIES

Item 90 “Goodwill arising on consolidation”

Item 120 “Negative goodwill arising upon consolidation”

	31.12.2003		31.12.2002
	Goodwill on consolidation		Goodwill on consolidation
	Positive (assets item 90)	Negative (liabilities item 120)	Positive (assets item 90)	Negative (liabilities item 120)

Sanpaolo Invest SIM	—	8,528	—	11,679
Fideuram Investimenti	—	693	—	693
Fideuram Fiduciaria	—	649	—	649
Financière Fideuram	16,243	—	19,657	—
Total	16,243	9,870	19,657	13,021

Goodwill arising upon consolidation is attributable to goodwill paid. The goodwill is amortised over ten years, a period that is regarded as appropriate considering the activities and growth plans of the company acquired.

The goodwill arising on consolidation regarding Financière Fideuram was written down by a further € 45m at the end of 2002 to reflect the fall in value that had occurred.

69

The changes in goodwill arising upon consolidation are analysed below:

Positive goodwill as at 31.12.2002	new differences	2003 Changes amortisation	other	Positive goodwill as a 31.12.2003

19,657	—	(2,320)	(1,094)	16,243

The changes in negative goodwill arising upon consolidation are analysed below:

Negative goodwill as at 31.12.2002	new differences	2003 Changes amortisation	other	Negative goodwill as at 31.12.2003

13,021	—	—	(3,151)	9,870

The changes in negative goodwill arising upon consolidation were recalculated during the year following the spin-off of Sanpaolo Invest’s banking division to Banca Fideuram.

Item 100 “Goodwill arising upon application of the equity method”

Item 130 “Negative goodwill arising upon application of the equity method”

	31.12.2003		31.12.2002
	Goodwill from equity method		Goodwill from equity method
Company	Positive (assets item 100)	Negative (liabilities item 130)	Positive (assets item 100)	Negative (liabilities item 130)

Fideuram Vita S.p.A.	—	—	4,109	—
Total			4,109	—

The changes in goodwill arising upon application of the equity method are analysed below:

Positive goodwill as at 31.12.2002	new differences	2003 Changes amortisation	other	Positive goodwill as at 31.12.2003

4,109	—	(4,109)	—	—

These differences are attributable to goodwill. They relate to the subsidiary Fideuram Vita and are being amortised over ten years, a period that is regarded as appropriate considering the type of investment concerned.

Item 140 “Minority interests”

	31.12.2003	31.12.2002
Minority interests	1,384	2,287

This item represents the minority interest in the shareholders’ equity of companies consolidated on a line-by-line basis.

Item 150 “Capital”

980,290,564 ordinary shares with a par value of 0.26 euros each	254,876	254,876

Item 160 “Additional paid-in capital”

Additional paid-in capital	52,737	52,737

The reserve is a result of the acquisition of Banca Sanpaolo Invest.

Item 170 “Reserves”

Legal reserve	50,975	47,281
Other reserves:
Reserve to purchase own shares	71,550	67,650
Reserve for own shares	178,450	332,350
Others	277,491	141,352
Total	578,466	588,633

The legal reserve and own shares reserve relate to the parent company.

The item other reserves principally comprises the net income of investments carried at equity and of the subsidiaries consolidated on a line-by-line basis.

Item 180 “Revaluation reserve”

Surplus balance	12,254	12,254

This is the surplus balance of the monetary revaluation resulting from the application of Italian Law 342/2000 net of substitute tax paid.

Item 200 “Net income

Net income	175,613	145,694

Statement of changes in consolidated shareholders’ equity

31.12.2003

	Capital	Additional paid-in capital	Legal reserve	Other reserves	Negative goodwill from consolidation	Net income for the period	Total consolidated shareholders’ equity
Balance as at 31 December 2002	254,876	52,737	47,281	553,606	13,021	145,694	1,067,215
Allocation of net income:
• reserves	—	—	3,694	15,764	—	(19,458)	—
• dividends	—	—	—	(28,210)	—	(126,236)	(154,446)
Other changes	—	—	—	(1,415)	(3,151)	—	(4,566)
Net income	—	—	—	—	—	175,613	175,613
Balance as at 31 December 2003	254,876	52,737	50,975	539,745	9,870	175,613	1,083,816

31.12.2003

	Capital	Additional paid-in capital	Legal reserve	Other reserves	Negative goodwill from consolidation	Net income for the period	Total consolidated shareholders’ equity
Balance as at 31 December 2001	236,406	—	47,281	536,356	1,342	225,930	1,047,315
Allocation of net income:
• reserves	—	—	—	16,801	—	(16,801)	—
• dividends	—	—	—	—	—	(209,129)	(209,129)
Capital increase	18,470	52,737	—	—	—	—	71,207
New negative goodwill	—	—	—	—	11,679	—	11,679
Other changes	—	—	—	449	—	—	449
Net income	—	—	—	—	—	145,694	145,694
Balance as at 31 December 2002	254,876	52,737	47,281	553,606	13,021	145,694	1,067,215

70

Item 110 “Subordinated liabilities”

The total for this item almost entirely regards the subordinated loan issued by Banca Fideuram (see the notes to the Bank’s financial statements for more detailed information).

B - SECTION 9

OTHER LIABILITIES

9.1 Item 50 “Other liabilities”

	31.12.2003	31.12.2002
Due to Private Banker (*)	251,860	122,675
Amounts relating to securities transactions	108,017	78,682
Clearing accounts and other payables	84,314	73,164
Due to suppliers	34,492	36,891
Payroll and contributions payable	31,908	19,144
Amounts being processed	30,362	102,394
Due to Private Banker: Index Bonus (**)	27,285	64,627
Due to tax authorities	16,607	38,681
Due to social security institutions	8,384	8,735
Effect of valuing off-balance-sheet transactions	5,787	29,608
Non-liquid balances from portfolio transactions	2,748	6,795
Amounts to be collected by customers	1,358	1,519
Total	603,122	582,915

(*)                                 The item “Due to Private Bankers” includes approximately € 119m due under the Fideuram Network loyalty scheme. The related amount for the year was recorded under item 50 “commission expense” (incentives), while the amounts for future years were included in item 140 “Accrued income and prepaid expenses”.

(**)                          The amount due to Private bankers and employees under the Index Bonus scheme was settled in January 2004.

9.2 Item 60 “Accrued expenses and deferred income”

Accrued expenses	11,865	12,618
Interest on amounts due to banks	167	649
Interest on amounts due to customers	4,227	2,437
Differentials on off-balance-sheet transactions	284	224
Subordinated liabilities	1,331	1,882
Differentials Index Bonus	—	1,518
Other	5,856	5,908
Deferred income	194	85
Commissions	117	83
Other	77	2
Total	12,059	12,703

9.3  Adjustments to reflect accrued expenses and deferred income

Accrued expenses and deferred income are all recorded separately and, accordingly, no balance sheet accounts have been adjusted to reflect these amounts.

B - SECTION 10

GUARANTEES AND COMMITMENTS

Item 10 “Guarantees given”

	31.12.2003	31.12.2002
a) Commercial guarantees	17,720	20,580
• guarantees	17,720	20,580
b) Financial guarantees	80,872	78,617
• guarantees	80,872	78,617
c) Assets lodged in guarantee	—	—
Total	98,592	99,197

10.2 Item 20 “Commitments”

a) Commitments to grant finance (certain to be called on)	395,337	946,603
• purchases of securities not yet settled	31,971	158,752
• deposits and loans to be made to banks	363,265	767,120
• deposits and loans to be made to customers	—	20,705
• mortgages to be paid out to customers	101	25
b) Commitments to grant finance (not certain to be called on)	8,383	8,920
• commitments to the Interbank Deposit Guarantee Fund	6,194	6,730
• put option on Financière Fideuram	2,189	2,190
Total	403,719	955,523

10.3 Assets lodged to guarantee Group liabilities

Securities lodged to guarantee:
• borrowing repurchase agreements with customers	426,923	683,976
• banker’s drafts	19,983	29,896
• other guarantee deposits	993	—
Total	447,899	713,872

10.4 Unused lines of credit available

a) Central Banks	26,834	15,011
b) Other banks	—	—
Total	26,834	15,011

71

10.5 Forward transactions

	31.12.2003			31.12.2002
	hedging	dealing	other	hedging	dealing	other

1. Purchase/sale of
1.1 Securities
• purchases	—	31,971	—	—	158,752	20
• sales	—	496,750	—	—	832,303	(20)
1.2 Currency
• currency against currency	14,979	13,371	—	4,549	29,342	—
• purchases against euro	404,206	68,416	—	473,676	40,301	—
• sales against euro	389,902	21,349	—	477,897	256,450	—
2. Deposits and loans
• to be disbursed	34,261	—	329,105	—	—	787,850
• to be received	—	—	—	91,206	—	—
3. Derivative contracts
3.1 With exchange of capital
a) securities
• purchases	—	—	4,105	—	—	4,105
• sales	—	—	2,189	—	—	2,190
b) currency
• currency against currency	—	30,555	—	—	36,950	—
• purchases against euro	—	50,836	—	—	33,698	—
• sales against euro	—	164,261	—	—	207,756	—
c) other instruments
• purchases	—	—	—	—	—	—
• sales	—	—	—	—	—	—
3.2 Without exchange of capital
a) currency
• currency against currency	—	—	—	—	—	—
• purchases against euro	—	—	—	—	—	—
• sales against euro	—	—	—	—	—	—
b) other instruments
• purchases	—	—	118,748	—	51,365	—
• sales	—	—	118,748	—	1,518	34,452

The item “Derivative contracts without exchange of capital” comprised derivatives implicit in the policies written with Fideuram Vita as part of the Network loyalty scheme and in the corresponding amount due to Private Bankers that is index-linked to the returns on said policies.

These securities are classified as investment securities in the balance sheet assets, while the amount due to the network is recorded under other liabilities.

B - SECTION 11

CONCENTRATION AND DISTRIBUTION OF ASSETS AND LIABILITIES

11.2 Distribution of loans to customers by category of borrower

	31.12.2003	31.12.2002
a) Governments	2,976	—
b) Other public entities	—	—
c) Non-financial companies	153,757	104,335
d) Financial institutions	68,553	2,215
e) Family businesses	6,832	2,442
f) Other operators	505,392	469,367
Total	737,510	578,359

11.3 Distribution of loans to resident non-financial and family businesses

	31.12.2003	31.12.2002

Business sector:
a) 1a - other, sales services	71,582	55,344
b) 2a - construction and public works	28,111	16,762
c) 3a - commerce, salvage and repairs	20,469	15,058
d) 4a - fashion products	8,093	4,868
e) 5a - energy products	9,562	—
f) Other sectors	22,772	14,575

11.4 Distribution of guarantees given by main category of counter-debtor

a) Governments	—	—
b) Other public entities	—	—
c) Banks	1,395	984
d) Non-financial companies	33,778	29,428
e) Financial institutions	1,952	2,161
f) Family businesses	1,665	3,233
g) Other operators	59,802	63,391
Total	98,592	99,197

11.5 Geographical distribution of assets and liabilities

31.12.2003

	Italy	Other UE countries	Other countries	Total
1. Assets
1.1 Due from banks	1,136,375	981,906	680,348	2,798,629
1.2 Loans to customers	691,368	46,139	3	737,510
1.3 Securities	372,923	755,430	91,474	1,219,827
2. Liabilities
2.1 Due to banks	91,201	137,780	41,164	270,145
2.2 Due to customers	3,036,164	493,737	51,367	3,581,268
2.3 Securities issued	3,285	—	—	3,285
2.4 Other accounts	200,547	—	—	200,547
3. Guarantees and commitments	456,947	42,004	3,360	502,311

31.12.2002

	Italy	Other UE countries	Other countries	Total
1. Assets
1.1 Due from banks	1,514,044	1,246,512	501,110	3,261,666
1.2 Loans to customers	574,130	4,183	46	578,359
1.3 Securities	205,712	1,084,085	9,209	1,299,006
2. Liabilities
2.1 Due to banks	110,842	123,901	6,663	241,406
2.2 Due to customers	3,481,381	348,064	68,485	3,897,930
2.3 Securities issued	3,070	—	—	3,070
2.4 Other accounts	200,000	547	—	200,547
3. Guarantees and commitments	903,579	151,141	—	1,054,720

72

11.6 Maturities of assets and liabilities

31.12.2003

Specified maturity

Item / Residual maturity	On demand	Up to 3 months	Between 3 and 12 months	Between 1 and 5 years		Over 5 years		Unspecified maturity	Total
				Fixed rate	Floating rate	Fixed rate	Floating rate
1. Assets	2,094,133	2,185,715	201,410	529,369	308,150	163,125	93,283	32,014	5,607,200
1.1 Treasury Securities eligible for refinancing	3	85,293	91,896	—	—	8	—	—	177,200
1.2 Due from banks	1,128,078	1,613,610	20,000	10,000	—	—	—	26,941	2,798,629
1.3 Loans to customers	626,176	4,729	20,425	44,082	—	37,025	—	5,073	737,510
1.4 Bonds and other debt securities	5,617	31,035	13,530	474,489	292,283	125,966	93,204	—	1,036,124
1.5 Off-balance-sheet transactions	334,259	451,049	55,559	798	15,867	125	79	—	857,736
2. Liabilities	3,668,150	536,432	21,389	2,133	484,379	5	200,491	—	4,912,980
2.1 Due to banks	189,939	80,205	—	—	—	—	—	—	270,145
2.2 Due to customers	3,151,225	411,231	18,812	—	—	—	—	—	3,581,268
2.3 Securities issued
• bonds	—	—	—	—	—	—	—	—	—
• certificates of deposit	—	—	—	—	—	—	—	—	—
• Other securities	3,285	—	—	—	—	—	—	—	3,285
2.4 Subordinated liabilities	—	—	—	547	—	—	200,000	—	200,547
2.5 Off-balance-sheet transactions	323,701	44,996	2,577	1,586	484,379	5	491	—	857,736

31.12.2002

Specified maturity

Item / Residual maturity	On demand	Up to 3 months	Between 3 and 12 months	Between 1 and 5 years		Over 5 years		Unspecified maturity	Total

				Fixed rate	Floating rate	Fixed rate	Floating rate
1. Assets	2,439,873	2,851,104	193,598	91,663	1,137,141	3,408	80,068	25,394	6,822,249
1.1 Treasury Securities eligible for refinancing	22,715	71,897	4	—	7	—	—	—	94,623
1.2 Due from banks	1,164,974	2,019,352	34,781	—	20,000	—	—	22,559	3,261,666
1.3 Loans to customers	469,465	5,048	18,766	10,642	31,303	3,035	37,265	2,835	578,359
1.4 Bonds and other debt securities	5	31,894	37,122	62,313	1,043,676	101	24,812	—	1,199,923
1.5 Off-balance-sheet transactions	782,714	722,913	102,925	18,708	42,155	272	17,991	—	1,687,678
2. Liabilities	3,990,371	960,157	83,930	52,947	724,463	273	218,490	—	6,030,631
2.1 Due to banks	101,349	97,021	43,036	—	—	—	—	—	241,406
2.2 Due to customers	3,040,009	843,721	14,200	—	—	—	—	—	3,897,930
2.3 Securities issued
• bonds	—	—	—	—	—	—	—	—	—
• certificates of deposit	—	—	—	—	—	—	—	—	—
• Other securities	3,070	—	—	—	—	—	—	—	3,070
2.4 Subordinated liabilities	—	—	—	—	—	—	200,547	—	200,547
2.5 Off-balance-sheet transactions	845,943	19,415	26,694	52,947	724,463	273	17,943	—	1,687,678

73

11.7 Assets and liabilities denominated in foreign currencies

	31.12.2003	31.12.2002
a) Assets	369,827	665,208
1. Due from banks	343,020	551,239
2. Loans to customers	18,344	4,608
3. Trading securities	5,818	41,757
4. Equity investments	—	—
5. Other accounts	2,645	67,606
b) Liabilities	258,130	336,638
1. Due to banks	75,156	50,758
2. Due to customers	175,470	109,067
3. Securities issued	—	—
4. Other accounts	7,504	176,813

B - SECTION 12

ADMINISTRATION AND TRADING ON BEHALF OF THIRD PARTIES

12.1 Trading in securities

a) Purchases	2,452,980	901,564
1. settled	2,434,878	897,543
2. not settled	18,102	4,021
b) Sales	2,347,334	2,431,527
1. settled	2,339,254	2,426,469
2. not settled	8,080	5,058

12.2 Asset management

Market value of assets under management	14,918,000	13,926,000

The amount mainly regards the assets under management of Fideuram Gestioni Patrimoniali Sim and Fideuram Bank (Lux).

12.3 Custody and administration of securities

a) Third-party securities held on deposit	73,622,140	63,918,689
1. Securities issued by Banca Fideuram	45,672	66,542
• in custody	45,562	66,542
• as guarantees	110	—
2. Other securities	73,576,468	63,852,147
• in custody	72,630,000	63,122,781
• as guarantees	946,468	729,366
b) Third-party securities deposited with third parties	63,497,189	59,035,812
c) Portfolio securities deposited with third parties	1,104,153	1,304,539

12.4 Collection of receivables on behalf of third parties: credit and debit adjustments

	31.12.2003	31.12.2002
a) Debit adjustments	5,342	319
1. current accounts	—	—
2. central portfolio	1,390	57
3. cash	13	28
4. other accounts	3,939	234
b) Credit adjustments	5,342	7,086
1. current accounts	76	152
2. transferors of notes and documents	5,266	6,934
3. other accounts	—	—

12.5 Other transactions

Unused traveller’s cheques	98	5,212

PARTC

NOTES TO THE CONSOLIDATED
STATEMENT OF INCOME

C - SECTION 1

INTEREST

1.1 Item 10 “Interest income and similar revenues”

	2003	2002
a) On amounts due from banks	69,883	95,938
including: deposits with Central Banks	1,319	2,168
b) On loans to customers	25,279	27,670
c) On debt securities	32,786	47,884
d) Other interest income	529	3,346
e) Net differential on hedging transactions	534	53
Total	129,011	174,891

1.2 Item 20 “Interest expense and similar charges”

a) On amounts due to banks	8,552	9,878
b) On amounts due to customers	62,584	95,209
c) On securities issued	—	—
including: certificates of deposit	—	—
d) On third-party funds administered	—	—
e) On subordinated loans	7,007	8,625
f) Net differential on hedging transactions	—	—
g) Other interest	279	474
Total	78,422	114,186

1.3 Breakdown of item 10 “Interest income and similar revenues”

a) On assets denominated in foreign currencies	3,448	8,930

1.4 Breakdown of item 20 “Interest expense and similar charges”

a) On liabilities denominated in foreign currencies	1,107	2,534

74

C - SECTION 2

COMMISSIONS

2.1 Item 40 “Commission income”

	2003	2002
a) Guarantees given	310	256
b) Derivatives on loans	1,148	2,255
c) Management, dealing and consultancy services	779,612	713,833
1. dealing in securities	23,800	22,231
2. dealing in currency	39	59
3. asset management	540,884	532,654
3.1 individual	350,609	317,352
3.2 collective	190,275	215,302
4. custody and administration of securities	12,503	9,956
5. depositary bank	52,639	54,154
6. placement of securities	8,201	1,269
7. acceptance of instructions	33,461	29,421
8. consultancy services	3,220	4,408
9. distribution of services:	104,865	59,681
9.1 asset management:	51,399	17,385
a) individual	27,206	8,198
b) collective	24,193	9,187
9.2 insurance products	51,919	41,676
9.3 other products	1,547	620
d) Payement and collection services	4,411	3,870
e) Securitisation	—	—
f) Tax collection services	—	—
g) Other services	37,661	24,279
Total	823,142	744,493

The commission income of Sanpaolo Invest SIM and Sanpaolo Invest Ireland totalled over €100m (approximately €25m for solely the last quarter of 2002).

2.2 Detail of item 40 “Commission income” Distribution network

a) own branches	—	—
1. asset management	—	—
2. placement of securities	—	—
3. products of third parties	—	—
b) outside	653,950	593,604
1. asset management	540,884	532,654
2. placement of securities	8,201	1,269
3. products of third parties	104,865	59,681
Total	653,950	593,604

2.3 Item 50 “Commission expense”

a) Guarantees received	—	—
b) Derivatives on loans	228	300
c) Management and dealing services	322,578	281,034
1. dealing in securities	3,203	3,565
2. dealing in currency	42	35
3. asset management	—	—
3.1 own portfolio	—	—
3.2 third parties portfolio	—	—
4. custody and administration of securities	4,425	2,868
5. placement of securities	3,583	5,083
6. outside offering of securities, financial products and services	311,325	269,483
d) Payment and collection services	2,287	2,055
e) Other services	19,460	4,742
Total	344,553	288,131

The commission expense of Sanpaolo Invest SIM and Sanpaolo Invest Ireland totalled over e60m (approximately e13m in the last quarter of 2002).

C - SECTION 3

DEALING PROFITS AND LOSSES

3.1 Item 60 “Dealing profits (losses)”

	2003	2002
Securities transactions
A.1 Revaluations	4,336	24,250
A.2 Write-downs	(901)	(48,847)
B. Other profits (losses)	19,511	11,011
Total	22,946	(13,586)
1. Government securities	629	1,315
2. Other debt securities	17,774	9,530
3. Equities	4,543	(10,797)
4. Security derivatives	—	(13,634)

Currency transactions
A.1 Revaluations	709	66
A.2 Write-downs	—	—
B. Other profits (losses)	2,513	3,019
Total	3,222	3,085

Other transactions
A.1 Revaluations	—	397
A.2 Write-downs	—	—
B. Other profits (losses)	—	440
Total	—	837

The revaluations regarding securities included €3.9m own shares held, valued at the closing price at the end of the year.

C - SECTION 4

ADMINISTRATIVE COSTS

4.1 Average number of employees

a) Executives	68	59
b) Supervisors	884	798
c) Other employees	920	803
Total	1,872	1,660

The average number of employees was determined taking into account only those companies consolidated on a line-by-line basis.

Number of branches

Number of branches at the end of the period	92	91

The total as at 31.12.2003 comprised 88 branches of Banca Fideuram plus those of our foreign subsidiary banks in Zurich, Lugano, Luxembourg and Paris.

75

Item 80 “Administrative costs”

	2003	2002
a) Payroll costs:	147,273	131,219
• wages and salaries	102,962	90,333
• social security contributions	31,647	27,908
• severance indemnities	5,566	5,413
• pension and other	2,641	2,172
• others	4,457	5,393
b) Other administrative costs:	174,259	165,059
• Rentals and shared buidilng costs	28,850	23,049
• Indirect taxes	23,064	21,437
• Consultancy and professional fees	22,231	22,647
• Data processing	15,443	14,943
• Software maintenance charges	13,328	11,001
• Postage, telephone, electricity,telex and data transmission	10,879	7,426
• Management of private bankers network	9,314	9,973
• Database, information and search services	6,126	6,207
• Equipment rentals	4,925	5,228
• Maintenance of furniture, plant and equipment	4,785	4,610
• Personnel expenses deductible for Italian IRAP tax purposes	4,074	3,417
• Travel	3,935	3,765
• Emoluments of Directors	3,086	1,459
• Printing and stationary	2,897	3,816
• Advertising	2,493	9,013
• Lighting	2,044	1,402
• Cleaning	1,978	1,458
• Transport and fitting-out of offices	1,938	1,519
• Security and transport of valuables	1,596	1,812
• Insurance	1,166	1,319
• Auditing	1,086	1,084
• Interbank services	742	1,220
• Maintenance and repairs of immovable properties	703	696
• Personnel expenses of foreign companies	563	120
• Emoluments of Statutory Auditors	371	332
• others	6,642	6,106
Total	321,532	296,278

Sanpaolo Invest SIM and Sanpaolo Invest (Ireland) accounted for approximately €35m of the total for this item (approximately € 10m in the last quarter of 2002).

C - SECTION 5

ADJUSTMENTS, WRITE-BACKS AND PROVISIONS

Item 90 “Adjustments to intangible and tangible fixed assets”

a) Intangible fixed assets amortisation of:	28,857	21,602
• improvements to leasehold properties	4,334	4,016
• software	22,779	16,717
• others	1,744	869
b) Tangible fixed assets depreciation of depreciation of:	13,707	14,119
• immovable property	3,217	3,207
• furniture and furnishings	2,253	2,097
• others	8,237	8,815
c) Amortisation of purchased goodwill	6,429	57,635
Total	48,993	93,356

Item 100 “Provisions for risks and charges”

	2003	2002
• losses on commissions advanced	12,967	22,773
• legal disputes and claims from receivers	9,284	14,227
• private bankers’ severance indemnities	5,165	5,284
• meritocratic indemnity	1,212	1,149
• other charges		2,764
Total	28,628	43,433

This item records the allocations made to align the corresponding provisions with the estimated potential risks of legal action against the Bank, of severance indemnity payments to those private bankers who have accrued entitlements upon the termination of their agency relationships and, lastly, of the loss of advance commission paid to private bankers.

The provisions for legal disputes include a precautionary allocation of €5m at the end of the year.

5.1 Item 120 “Adjustments to loans and provisions for guarantees and commitments”

a) Adjustments to loans		4,315	3,303
including:	• general adjustments for country risk	37	2,374
	• adjustments to non-performing loans	296	929
	• other general adjustments	3,000	—
b) Provisions for guarantees and commitments		—	—
Total		4,315	3,303

Item 130 “Write-backs of loans and provisions for guarantees and commitments”

Write-backs due to:
• collection of loans previously written off	848	1,072
• collection of loans previously written down	124	—
• revaluation of loans previously written down	324	9
• collection of default interest previously written down	23	45
• guarantees and commitments	926	—
Total	2,245	1,126

Item 150 “Adjustments to financial fixed assets”

Losses on insignificant investments	7	289

Item 160 “Write-backs of financial fixed assets”

Gains on insignificant investments	309	15

C - SECTION 6

OTHER STATEMENT OF INCOME ITEMS

6.1 Item 70 “Other operating income”

Recovery of taxes	18,709	16,183
Recovery of expenses	4,355	5,255
Rental income	88	28
Other income	2,803	1,968
Total	25,955	23,434

6.2 Item 110 “Other operating expenses”

Other	1,055	576

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Item 170 “Income from investments carried at equity”

	2003	2002
Fideuram Vita S.p.A.	36,079	46,494
Fideuram Assicurazioni S.p.A.	967	2,066
Total	37,046	48,560

6.3 Item 190 “Extraordinary income”

Out-of-period income and amounts not payable	7,312	3,198
Gains on the disposal of financial fixed assets	117	84
Reversal of tax provisions	11	60
Gains on the disposal of tangible assets	6	42
Sales of equity investments (*)	2,030	13,537
Other income	924	5,733
Total	10,400	22,654

(*) The sum is mainly due to the disposal of the holding in Euronext SA.

6.4 Item 200 “Extraordinary expenses”

	2003	2002
Out-of-period expenses and amounts not collectible	13,785	6,180
Charges for tax amnesty	3,584	—
Total	17,369	6,180

6.5 Item 240  “Income taxes”

Income tax costs were as follows:

Provision for taxation (net of tax credit)	37,659	14,167
Provision for deferred tax liabilities	2,638	3,474
Provision for income taxes	40,297	17,641
Reversal of deferred tax liabilities	(3,425)	(6,157)
Reversal of deferred tax assets	24,281	33,327
Recognition of deferred tax assets	(25,140)	(32,236)
Other movements	—	5,005
Income taxes for the period	36,013	17,580

C - SECTION 7

OTHER INFORMATION ON THE CONSOLIDATED STATEMENT OF INCOME

7.1 Geographical distribution of revenues

This information is not provided since the revenues reported in items 10, 30, 40, 60 and 70 of the Statement of Income were earned on markets that do not differ significantly from one another where the organisation of the Bank is concerned.

Transactions with Group companies

2003

	SUBSIDIARIES (*)	COMPANIES SUBJECT TO CONSIDERABLE INFLUENCE	PARENT COMPANY	COMPANIES CONTROLLED BY THE PARENT COMPANY	TOTAL

Item 10: Interest income and similar revenues	—	—	6,260	16,720	22,980
Item 20: Interest expense and similar charges	9,809	3	415	776	11,003
Item 30: Dividends and other revenues	—	—	—	996	996
Item 40: Commission income	100,765	—	331	31,836	132,932
Item 50: Commission expense	—	—	62	—	62
Item 60: Dealing profits (losses)	—	—	—	—	—
Item 70: Other operating income	1,134	—	—	354	1,488
Item 80: Administrative costs	813	—	1,675	23	2,511
Item 110: Other operating expenses	—	—	—	1,031	1,031
Item 180: Extraordinary income	—	—	—	13	13
Item 200: Extraordinary expenses	—	—	—	—	—

2002

	SUBSIDIARIES (*)	COMPANIES SUBJECT TO CONSIDERABLE INFLUENCE	PARENT COMPANY	COMPANIES CONTROLLED BY THE PARENT COMPANY	TOTAL

Item 10: Interest income and similar revenues	—	—	8,395	44,820	53,215
Item 20: Interest expense and similar charges	8,003	—	146	1,477	9,626
Item 30: Dividends and other revenues	—	—	—	—	—
Item 40: Commission income	57,181	—	556	52,121	109,858
Item 50: Commission expense	—	—	123	2,794	2,917
Item 60: Dealing profits (losses)	687	—	—	—	687
Item 70: Other operating income	1,112	—	16	44	1,172
Item 80: Administrative costs	739	—	3,251	50	4,040
Item 110: Other operating expenses	—	—	—	1,847	1,847
Item 180: Extraordinary income	5	—	—	—	5
Item 200: Extraordinary expenses	—	—	—	—	—

(*) Subsidiaries consolidated using the equity method.

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PART D

OTHER INFORMATION

D - SECTION I

DIRECTORS AND STATUTORY AUDITORS

1.1 Remuneration

	2003	2002
a) Directors	3,086	1,459
b) Statutory Auditors	371	332

Remuneration paid to Directors, Statutory Auditors and General Managers

(pursuant to article 78 of CONSOB no.11971 of 14.5.1999)

Subject	Position		Remuneration (in thousands of euros)
Surname and name	Position held	Term of office	Remuneration	Benefits in kind	Bonus and other incentives		Other emoluments

Prati Mario *	Deputy Chairman BF	April 2003/2006	135				4
	Deputy Chairman FI	April 2003/2006	13				—
	Chairman FG	March 2002/2005	50				—
	Deputy Chairman FV	April 2001/2003	14				—
	Chairman FC	Gen-Jun 2003	5				—
	Chairman FGP	Gen-Jun 2003	5				—
Cirri Fignagnani Franca *	Director BF	April 2003/2006	67				3
	Director FBL	March 2003/2006	10				—
Ruffolo Ugo *	Managing Director BF	April 2003/2006	52		883		—
	General Manager BF		472	1	200	**	—
Fontana Giuseppe	Director BF	April 2003/2006	27				2
Forti Giorgio	Director BF	April 2003/2006	36				3
	Director FV	April 2001/2004	10				—
	Chairman FI	April 2000/2003	12				—
Nattino Giampietro	Director BF	April 2003/2006	26				2
	Deputy Chairman FI	April 2000/2003	7				—
Paolillo Mario	Chairman of Board of Statutory Auditors BF	April 2003/2006	60				3
	Chairman of Board of Statutory Auditors SPI	Sept 2003/April 2005	14				1
Codacci-Pisanelli Vito	Auditor BF	April 2002/2005	40				3
	Chairman of Board of Statutory Auditors FV	April 2001/2004	15				—
	Chairman of Board of Statutory Auditors FA	April 2002/2005	9				—
	Auditor SPI	Oct 2003/April 2005	3				—
Grimaldi Gian Paolo	Auditor BF	April 2002/2005	40				3
	Auditor FV	April 2001/2004	10				—
	Auditor FA	April 2002/2005	6				—
	Chairman of Board of Statutory Auditors FC	April – June 2003	4				—
	Chairman of Board of Statutory Auditors FGP	April 2001/June 2003	4				—

The list does not include Directors whose remuneration has been paid directly to their Company of origin.

**          A total of 102,185 options for the same number of Banca Fideuram shares, which can be exercised between 1.6.2004 and 23.12.2004 at a price of € 5.30, were assigned to General Manager Ugo Ruffolo under the 2003 stock option plan.

Legend

* member of the Executive Committee

BF - Banca Fideuram

FG - Fideuram Gestions

FGP - Fideuram Gestioni Patrimoniali SIM (merged with FI with effect from 1.7.2003)

FC - Fideuram Capital SIM (merged with BF with effect from 1.7.2003)

FA - Fideuram Assicurazioni

FBL - Fideuram Bank (Luxembourg)

FV - Fideuram Vita

SPI - Sanpaolo Invest SIM

FI - Fideuram Investimenti

78

STATEMENT OF CONSOLIDATED CASH FLOWS

(figures in thousands of euros)

	2003	2002
Funds generated from operations
Net income	175,613	145,694
Minority interest in net income	(1,177)	(853)
Adjustments to tangible and intangible fixed assets	48,993	93,356
Net adjustments to loans	2,070	2,177
Adjustments to equity investments valued at cost	(302)	274
Extraordinary items, net	6,969	(16,474)
Change in reserve for general banking risks	—	(2,301)
Income from investments carried at equity	(37,046)	(48,560)
Change in provision for severance indemnities	2,506	4,367
Change in provision taxation	1,873	15,062
Change in other provisions for risks and charges	16,417	68,261
Change in accrued expense and deferred income	(644)	(9,458)
Change in accrued income and prepaid expenses	(125,313)	(30,032)
FUNDS GENERATED FROM OPERATIONS	89,959	221,513

Funds used in investment activities
Change in tangible and intangible fixed assets	(28,480)	(50,415)
Change in equity investments	(21,044)	(36,144)
Change in dealing securities	197,377	23,675
Change in investment securities	(118,198)	5,741
Change in own shares	(3,900)	(67,650)
Change in bank deposits	519,550	561,649
Change in loans	7,075	(34,535)
Change in reverse repurchase agreements	(186,515)	(367,999)
Change in other investment activities	(24,522)	(114,652)
FUNDS USED IN INVESTMENT ACTIVITIES	341,342	(80,330)

Funds generated from financing activities
Change in reverse repurchase agreements	(427,878)	119,462
Change in securities issued	215	(336)
Change in other borrowings	139,955	(47,251)
Dividends paid	(154,446)	(209,128)
Change in other liabilities	20,207	(97,970)
Change in minority interests	274	(507)
Change in shareholders’ equity accounts	(4,566)	83,334
FUNDS GENERATED FROM FINANCING ACTIVITIES	(426,239)	(152,396)

Increase (decrease) in cash and liquid assets	5,063	(11,213)
Cash and liquid assets - Opening balance	18,046	29,259
CASH AND LIQUID ASSETS CLOSING BALANCE	23,109	18,046

79

2003

REPORT ON CORPORATE GOVERNANCE

80

REPORT ON CORPORATE GOVERNANCE

Preliminary Statement

The Board of Directors of the Bank voted in May 2000 to adhere to the Code of Self-discipline of Listed Companies instituted by Borsa Italiana SpA., including subsequent amendments and therefore those of July 2002 (the “Code”).

In accordance with the Regulatory Provisions governing the markets regulated and managed by Borsa Italiana S.p.A., detailed information is provided on the Bank’s current model of corporate governance, in particular regarding its compliance with the provisions of the Code.

Composition and role of the Board of Directors

The members of the Bank’s Board of Directors, who shall remain in office until the Shareholders’ Meeting approving the financial statements for the 2005 financial year, are as follows:

Rainer Stefano Masera	- Chairman
Mario Prati	- Deputy Chairman
Ugo Ruffolo	- Managing Director
Luigi Maranzana	- Director
Franca Cirri Fignagnani	- Director
Giuseppe Fontana	- Director
Giorgio Forti	- Director
Bruno Mazzola	- Director
Giampietro Nattino	- Director

The Managing Director, Ugo Ruffolo, is also the General Manager.

The members of the Board of Directors also hold the following offices in other companies listed on regulated markets in Italy and/or abroad, in financial institutions, banks, insurance companies or other large companies:

NAME	OFFICE	COMPANY
Rainer Stefano Masera	Chairman	Sanpaolo IMI
	Director	EIB European
Investment Bank
Mario Prati	Chairman	Fideuram Gestions
	Deputy Chairman	Fideuram Investimenti SGR
Ugo Ruffolo	Deputy Chairman	Financière Fideuram
	Deputy Chairman	Banque Privée
Fideuram Wargny
	Director	Sanpaolo Invest SIM
	Director	Fideuram Vita
	Director	Fideuram Assicurazioni
Luigi Maranzana	Managing Director	Sanpaolo IMI
	Chairman	Sanpaolo IMI Wealth Management
	Director	Banca IMI
	Director	Sanpaolo IMI Internazionale
Franca Cirri Fignagnani	Director	Fideuram Bank
(Luxembourg)
Giuseppe Fontana	Deputy Chairman	Fontana Finanziaria S.p.A
	Managing Director	Fontana Luigi S.p.A.
	Director	Sanpaolo IMI
	Director	Banca Popolare di Sondrio
Giorgio Forti	Director	Fideuram Vita
Bruno Mazzola	Chairman	Sanpaolo IMI Internazionale
	Chairman	Noricum Vita
	Director	Sanpaolo IMI Private Equity
Giampietro Nattino	Chairman	Pirelli Cavi e Sistemi Telecom
	Chairman	Pirelli Cavi e Sistemi Energia
	Deputy Chairman	Borsa Italiana
	Managing Director	Banca Finnat Euramerica
	Managing Director	Finnat A.G. Zurich
	Director	Financière Fideuram
	Director	Banque Privée Fideuram Wargny
	Director	Generali SGR
	Director	Previra Invest SIM
	Director	Olivetti
	Director	Pirelli & C. Real Estate

In accordance with the power conferred by article 19 of the ByLaws, the Board of Directors has appointed an Executive Committee made up of the Chairman, Deputy Chairman, Managing Director and Directors Luigi Maranzana and Franca Cirri Fignagnani.

Within the structure of the Bank’s Board of Directors, the title of Executive Director may only be applied to the Managing Director/General Manager, in consideration of his assigned duties and powers of executive management and for the direction of the Bank’s business, including through the formulation of motions to be put to the Board of Directors.

The Chairman, who does not have any day-to-day management powers regarding the Bank’s business excepting in certain

81

exceptional circumstances, cannot be considered an Executive Director, nor can the other members of the Executive Committee due to the collective nature of the body.

Two of the Non-Executive Directors (Franca Cirri Fignagnani and Giorgio Forti) satisfy the Code’s requirements of independence. These directors:

•                  do not directly, indirectly or on behalf of third parties hold a controlling interest in the Bank or a major interest sufficient to exert significant influence on the bank (nor, indeed, do any of the other Directors);

•                  are not representatives of the Bank’s controlling shareholder and do not have or have not recently had - directly, indirectly or on behalf of third parties - significant economic relations (in relation to each of their individual total professional activities) with the Bank and its controlling shareholder able to affect their independence of judgement;

•                  are not close relatives of the Bank’s Executive Directors or people in the situations specified in the points above.

The Board of Directors is in charge of the Bank’s ordinary and extraordinary management excepting in those matters where Italian law restricts decision-making power to the Shareholders’ Meeting, and therefore has the authority to make decisions concerning, inter alia, general management policy, the purchase and sale of holdings and the appointment of members of the General Management team (art. 17 of the ByLaws).

When delegating authority to the company’s other bodies, the Board of Directors expressly retained sole responsibility for all the duties set out in art. 1.2 of the Code and therefore in particular:

a)              Approving the strategic business and financial plans of the Bank and its Subsidiaries and formulating directives governing relations with Subsidiaries.

b)             Approving the Bank’s and the consolidated budget and monthly, quarterly, half-yearly and annual economic and financial statements.

c)              Delegating authority to the Managing Director and revoking such authority, specifying the limits to and procedures for the exercise of said authority, together with the frequency with which the Managing Director is required to report to the Board of Directors regarding the activities carried out in the exercise of said authority.

d)             Deciding the remuneration of the Managing Director and members of General Management as well as the remuneration of Directors with special positions or duties, having examined the proposals of the related Committee.

e)              Supervising overall management progress, paying special attention to conflicts of interest and taking into consideration in particular the information received from the Managing Director and Internal Audit Committee, as well as regularly comparing the results achieved with those planned, and examining and approving economically and financially significant transactions, particularly transactions with related parties.

f)                Ascertaining the suitability of the general organisation and administration of the Bank and its Subsidiaries put in place by the Managing Director.

g)             Reporting to the Shareholders at the Shareholders’ Meeting.

With particular reference to transactions with related parties, the Board approved an organisational procedure on 12 March 2003 to ensure the correctness of such transactions. The core elements of this procedure are set out in the related section of this report below.

The Executive Committee is delegated the authority to make decisions regarding specific management policies, the structure and development of the distribution networks, the granting of loans, expenditure commitments and the engagement and promotion of management personnel.

The Managing Director/General Manager is assigned duties and powers of supervision regarding the implementation of resolutions taken by the Board of Directors and Executive Committee, as well as regarding the Bank’s corporate management and all its business, ensuring they comply with the general policies established by the Board of Directors and the specific policies decided by the Executive Committee.

The Board of Directors is kept constantly informed of the decisions taken by the delegated bodies, receiving the minutes of the Executive Committee’s meetings (which are attached to those of the Board of Directors) and the Managing Director/General Manager’s periodic reports.

82

Meetings of the Board of Directors, which the By-Laws stipulate must be held no less frequently than at two-month intervals, are in fact held every month except for August. The Board of Directors met 11 times in 2003 and the same number of meetings has been planned for the current year, subject to any special needs that may arise. Attendance at Board Meetings was close to 100% both where all Directors and the Independent Directors in particular were concerned.

The Executive Committee held 10 meetings in 2003.

The Members of the Board of Directors and Executive Committee are provided with the documents and information necessary for correct evaluation of the items on the agenda suitably in advance of their meetings.

Appointment and remuneration of directors

In accordance with the provisions of the Code, it is established practice for the Bank’s controlling shareholder to file the nominations for the Board of Directors complete with the candidates’ curricula vitae at the registered office at least 10 days before the Shareholders’ Meeting.

Both the above attitude of the controlling shareholder and the requirements of the legislation in force for the sector regarding the role of Director of the Bank have made it practicable to dispense with forming a Nominations Committee.

When establishing the bank’s internal decision-making structure, the Board of Directors set up a Remuneration Committee from amongst its members, made up of three Non-Executive Directors, namely Director Luigi Maranzana - who chairs the committee - the Deputy Chairman of the Board of Directors and Director Bruno Mazzola. This Committee presents proposals to the Board of Directors regarding the remuneration of the Managing Director/General Manager and -with input from and working in conjunction with the latter - for determining the remuneration criteria adopted for the other members of the Bank’s General Management and the top senior management of its subsidiaries. The Committee may make use of external consultants to this end, at the Bank’s expense.

In line with the proposals of the Remuneration Committee, which met once in 2003, a significant part of the remuneration of the Managing Director/General Manager and other members of the Bank’s General Management is linked to the Bank’s financial results, the achievement of given targets and the Banca Fideuram share price.

The Managing Director/General Manager is also a participant in the 2003 stock option plan approved by the Board of Directors for the senior management of the Bank and its subsidiaries as well as the private bankers of the Bank and Sanpaolo Invest.

Internal auditing system

The Bank has an Internal Audit unit that operates taking into account the Bank of Italy’s supervisory regulations, the Italian Finance Consolidation Act and related provisions implementing it issued by the Italian National Commission for Listed Companies and the Stock Exchange (CONSOB) and the Bank of Italy, as well as the Code and Regulations of the Sanpaolo IMI Banking Group.

The Bank’s internal audit activities are conducted by the Audit Unit, whose manager reports to the Managing Director/General Manager and is responsible for meeting the Bank’s and its subsidiaries individual requirements regarding risk control and the efficiency/effectiveness of their corporate processes.

The Audit Unit prepares a six-monthly report summarising its activities and those carried out for the internal auditing of certain of the Bank’s subsidiaries. This report is presented to the Board of Directors and Board of Auditors, as well as to the Internal Audit Committee as a preliminary step.

The latter plays a consultative and proactive role and is made up of 3 Non-Executive Directors, namely Director Giuseppe Fontana - who also chairs the committee - and Independent Directors Franca Cirri Fignagnani and Giorgio Forti. The Chairman of the Board of Auditors and the Managing Director/General Manager may participate in the work of the Committee. The Internal Audit Committee, which met 4 times in 2003, has the following duties:

•                  evaluating the suitability of the internal auditing system;

•                  evaluating the work plan prepared by the Internal Audit Manager and receiving their periodic reports;

83

•                  evaluating the suitability of transactions with related parties;

•                  evaluating, together with the Company’s directors and auditors, the suitability of the accounting policies used and their compatibility for the purposes of preparing the consolidated financial statements, through the prompt examination of the annual and within-year accounts;

•                  evaluating the Auditing Company’s proposals, submitted with the aim of gaining appointment as Independent Auditors, as well as the work plan prepared for the audit and the results set out in the report and letter of comments;

•                  reporting to the Board of Directors at least every six months, upon the approval of the half-year financial statements and report, on the activities carried out and on the suitability of the internal auditing system.

Shareholders’ meetings

The practice adopted thus far by the Board of Directors has always been as follows:

•                  to encourage and facilitate the widest possible participation of shareholders in Shareholders’ Meetings;

•                  to ensure the communication of information on the Company to shareholders at Shareholders’ Meetings;

•                  to promote the participation of all the Directors in Shareholders’ Meetings.

In view of the current level of shareholder involvement in the Bank’s Shareholders’ Meetings, the Board of Directors has considered it unnecessary to adopt any rules of procedure governing shareholders’ meetings.

Transactions with related parties

The Board of Directors approved an organisational procedure on 12 March 2003 intended to ensure the correctness of significant transactions carried out either directly or by its Subsidiaries, with its own related parties or with those of Parent Company Sanpaolo IMI.

This procedure specifies the following in particular:

•        the criteria for identifying related parties (in line with those specified by the Italian National Commission for Listed Companies and the Stock Exchange - CONSOB) and significant transactions for the purposes of the application of the procedure;

•        the authority of the Board of Directors to approve transactions with significant related parties, having taken due note of the Internal Audit Committee;

•        that Subsidiaries are required to obtain the prior approval of the Bank for any transactions with significant related parties;

•        the requirement to make use of independent experts to evaluate the financial conditions and/or legitimacy and/or technical aspects of all atypical or unusual transactions and all transactions of particular significance.

The procedure likewise identifies the immediate and/or periodical information requirements of the Officers of the Bank and of its Subsidiaries regarding the market, the Internal Audit Committee and the Board of Directors of the Bank and the corresponding bodies of Parent Company Sanpaolo IMI.

In cases where the related party is a person with director-level, administrative or auditing duties regarding the Bank, the provisions of the organisational procedure apply in addition to the provisions of article 136 of the Italian Banking Consolidation Act.

Directors with an interest, including a potential or indirect interest, in a transaction with related parties are required to observe the new provisions of article 2391 of the Italian Civil Code as amended by Legislative Decree No. 6/2003 reforming company law.

Relations with investors and other shareholders

The Bank is particularly attentive regarding its relations with institutional investors, analysts and shareholders, organising periodic meetings with representatives of the Italian and international financial community.

An Investor Relations Function has been established within the Planning and Control Department to this end.

84

Auditors

The Bank’s statutory provisions, which comply with the relevant prescriptions of the Italian Finance Consolidation Act, provide for the filing of nominations for auditors at the registered office at least ten days before the shareholders’ meeting or at the same time as the filing of the related lists.

Confidential information

The management of confidential information and price-sensitive information in particular is the responsibility of the Managing Director/General Manager, who supervises and coordinates the operations of:

• the Group General Secretary’s Office, which is responsible for communications with the Authorities;

• the Press and Publicity Office, which takes care of press communications;

• the Investor Relations Function, which takes care of communications with institutional investors.

The Board of Directors’ meeting of 16 December 2002 adopted the Code of Conduct on internal dealing in accordance with the Regulatory Provisions governing the markets regulated and managed by Borsa Italiana S.p.A. (the Italian Stock Exchange).

The Code provides for the following in particular:

•    the Bank shall provide notification by the tenth market trading day subsequent to the last day of each solar quarter of those transactions regarding the bank’s shares (and derivative financial instruments as well as covered warrants or warrants where the underlying assets are said shares) carried out during each solar quarter by the parties identified as insiders in accordance with the relevant regulations, the total sum of which, including on a cumulative basis with other transactions carried out in the same period, equals or exceeds €50,000;

•    significant insider transactions , meaning those for a total sum exceeding €250,000, including on a cumulative basis with other transactions carried out in the same period, shall be made public without delay, and under all circumstances by the next market trading day;

•    transactions carried out in exercise of stock options are not taken into account in determining insider transaction status;

•    the Board of Directors shall be empowered to limit or prohibit the said transactions for insiders for specific periods of time.

85

2003

ENCLOSURE OF REPORT ON CORPORATE GOVERNANCE

86

Table 1: structure of the Board of Directors and Committees

Board of Directors

							Internal Audit Committee #		Remuneration Committee @		Executive Committee
Office	Member	Executive	non- executive	Independent	****	Number of other offices **	***	****	***	****	***	****
Chairman	Rainer Stefano Masera		☒		100%	2					☒	100%

Deputy Chairman	Mario Prati		☒	90%	2				☒	100%	☒	90%

Managing Director	Ugo Ruffolo	☒			100%	5					☒	100%

Director	Luigi Maranzana		☒		90%	5			☒	100%	☒	100%

Director	Giuseppe Fontana		☒		100%	4	☒	100%

Director	Franca Cirri Fignagnani		☒	☒	90%	1	☒	100%			☒	100%

Director	Bruno Mazzola		☒		100%	3			☒	100%

Director	Giorgio Forti		☒	☒	100%	1	☒	100%

Director	Giampietro Nattino		☒		90%	12

Legend

#                 Summary of reasons for lack of Committee or different composition from that recommended in the Code:

@                                    Summary of reasons for lack of Committee or different composition from that recommended in the Code:

Number of meetings held during the year in question	B. of D.: 11	Internal Audit Committee: 4	Remuneration Committee: 1	Executive Committee: 10

Notes

*                                         An asterisk indicates whether the director was nominated from lists presented by minority shareholders.

**                                  This column indicates the number of offices as director or auditor held by each member in other companies listed on regulated markets, including outside Italy, in financial institutions, banks, insurance companies or other significant companies. These offices are specified in full in the Report on Corporate Governance.

***                           An “X” in this column indicates that the member of the Board of Directors is also a member of the Committee concerned.

****                    This column shows each member’s attendance at meetings of the Board of Directors and relevant Committees as a percentage.

Table 2: Board of auditors

Office	Member	Percentage attendance at meetings of the Board of Auditors	Number of other offices**
Chairman	Mario Paolillo	100%	1

Statutory auditor	Vito Codacci Pisanelli	100%	1
Statutory auditor	Gian Paolo Grimaldi	100%	0
Number of meetings held during the year in question: 12

Show the quorum required for lists to be presented by minority shareholders for the election of one or more statutory auditors (as per art. 148 Fin. Cons. Act): 3% of shares with voting rights at Ordinary Shareholders’ Meetings.

Notes

*                 An asterisk indicates whether the auditor was nominated from lists presented by minority shareholders.

**          This column indicates the number of offices as director or auditor held by each member in other companies listed on Italian regulated markets. These offices are specified in full in the Report on Corporate Governance.

87

Table 3: Other provisions of the code of self-discipline

	YES	NO	Summary of reasons for any deviation from the recommendations of the Code

System of delegation & transactions with related parties
Has the Board of Directors delegated authority specifying the related:	☒
a) limits	☒
b) instructions on exercise of authority	☒
c) and information intervals?	☒
Has the Board of Directors reserved the right to examine and approve transactions of particular economic and financial significance (including transactions with related parties)?	☒
Has the Board of Directors drawn up guidelines to identify significant insider transactions?	☒
Are the above guidelines and criteria described in the report?	☒
Has the Board of Directors provided special procedures for the examination and approval of transactions with related parties	☒
Are the procedures for approving transactions with related parties described in the report?	☒

Procedures for the most recent appointment of directors and auditors

Were nominations of candidates for the office of directo filed at least ten days in advance?	☒
Were the nominations for candidates to the office of director accompanied by exhaustive information?	☒
Were nominations of candidates for the office of director accompanied by indication of the candidates’ eligibility for independent status?	☒
Were nominations of candidates for the office of auditor filed at least ten days in advance?	☒
Were the nominations for candidates to the office of auditor accompanied by exhaustive information?	☒

Meetings
Has the company approved Rules of Procedure?		☒

In view of the current level of shareholder involvement in the Bank’s Shareholders’ Meetings, the Board of Directors has considered it unnecessary to adopt any rules of procedure governing shareholders’ meetings.

Are the Rules of Procedure attached to the report (or is information provided on where they can be obtained/downloaded)?		☒

Internal audit
Has the company appointed those in charge of the internal audit?	☒
Are those in charge not subordinates of operating area managers?	☒
Which department is responsible for internal auditing (in accordance with article 9.3 of the Code)	AUDIT UNIT

Investor relations
Has the company appointed an investor relations manager?	☒
Department and contact details (address/telephone/fax/e-mail) of the investor relations manager			Investor Relations Function Manager: Federico Sarnari Piazzale Giulio Douhet, 31 - 00143 Rome Tel:. +39 06 5902 2892 - Fax: +39 06 5902 2310 e-mail: investor.relations@bancafideuram.it

88

CALL OF SHAREHOLDERS’ MEETING

The Shareholders are hereby given notice of an Ordinary General Meeting to be held at 31 Piazzale Giulio Douhet, Rome, at 11.00 hrs on 22 April 2004 in first call and, if required, in second call on 23 April 2004 at the same time and place to deliberate the following

Agenda

1. Financial Statements as at 31.12.2003, Report of the Directors, Report of the Board of Auditors and related resolutions.

2. Election of Acting Auditors.

3. Appointment of independent auditors.

4. Authorisation to buy and sell own shares.

Shareholders in possession of the “certification” issued by a broker in the Monte Titoli S.p.A. centralised management system shall be entitled to participate in the Shareholders’ Meeting.

The documents relating to the agenda provided for by the regulations in force shall be made available to the public at the registered office and Borsa Italiana S.p.A. in the fortnight prior to the Meeting.

Shareholders shall be entitled to obtain copies of the documents.

Rome, 12 March 2004

Chairman of the Board of Directors
Rainer Stefano Masera

Notice published in the Official Gazette of 18 March 2004

89

2003

INDEPENDENT AUDITORS’ REPORT

90

INDEPENDENT AUDITORS’ REPORT IN ACCORDANCE WITH ARTICLE 156 OF ITALIAN LEGISLATIVE DECREE NO. 58 OF 24 FEBRUARY 1998

To the Shareholders of Banca Fideuram SpA

1                                          We have audited the consolidated financial statements of the Banca Fideuram Group for the year ended 31 December 2003. The preparation of the consolidated financial statements is the responsibility of the directors of Banca Fideuram SpA. It is our responsibility to express a professional opinion on the financial statements based on our audit.

2                                          We conducted our audit in accordance with the auditing principles and criteria recommended by the Italian National Commission for Listed Companies and the Stock Exchange (CONSOB). In accordance with said principles and criteria, the audit was planned and conducted in such a way as to acquire every element necessary to ascertain that the consolidated financial statements are free of any material misstatements and as a whole reliable. The audit included tests on a sample basis on the probative elements supporting the balances and information contained in the financial statements, together with an assessment of the appropriateness and correctness of the accounting principles used, and of the extent to which the directors’ estimates are well-founded. We consider the audit to provide a reasonable basis for the expression of our professional opinion.

You are referred to our report issued on 27 March 2003 for the opinion on the prior year financial statements, which are presented for comparative purposes as required by law.

3                                          It is our opinion that the consolidated financial statements of the Banca Fideuram Group as at 31 December 2003 have been properly prepared and give a clear, true and fair view of the Group’s financial position and of the results of its operations in compliance with Italian law governing consolidated financial statements.

Milan, 27 March 2004

PricewaterhouseCoopers SpA

Fabrizio Piva
(Auditor)

This report has been translated from the original, which was issued in accordance with Italian practice.

Sede legale: Milano 20124 Via Vittor Pisani 20 Tel. 0267831 Fax 0266981433 Cap. Soc. 3.754.400,00 Euro i.v., C. F. e P. IVA e Reg. Imp. Milano 12979880155 Iscritta all’Albo Consob – Altri uffici: Ancona 60123 Via Corridoni 2 Tel. 07136881 – Bari 70125 Viale della Repubblica 110 Tel. 0805429863 – Bologna 40122 Via delle Lame 111 Tel. 051526611 – Brescia 25124 Via Cefalonia 70 Tel. 0302219811 – Firenze 50129 Viale Milton 65 Tel. 0554627100 – Genova 16121 Piazza Dante 7 Tel. 01029041 – Milano 20122 Corso Europa 2 Tel. 0277851 – Napoli 80121 Piazza dei Martiri 30 Tel. 0817644441 – Padova 35137 Largo Europa 16 Tel. 0498762677 – Palermo 90141 Via Marchese Ugo 60 Tel. 091349737 – Parma 43100 V.le Tanara 20/A Tel. 0521242848 – Roma 00154 Largo Fochetti 29 Tel. 06570251 – Torino 10129 Corso Montevecchio 37 Tel. 011556771 – Trento 38100 Via Manzoni 16 Tel. 0461237004 – Treviso 31100 Piazza Crispi 8 Tel. 0422542726 – Trieste 34125 Via Cesare Battisti 18 Tel. 0403480781 – Udine 33100 Via Marinoni 12 Tel. 043225789 – Verona 37122 Corso Porta Nuova 125 Tel. 0458002561

English language version by
Michael Benis BA MITI

Edited by

Mercurio S.r.l. - Milan

Graphic design

Francesca Rossi/Bryan Geraghty

Grafica Comunicazione Immagine - Rome

ANNUAL REPORT

Banca Fideuram SpA
Registered Office in Rome:
Piazzale Giulio Douhet, 31 - 00143 Rome
Tel. 06 59021 - Fax 06 59022634

Permanent Secondary Office in Milan
Corso di Porta Romana, 16 - 20122 Milan
Tel. 02 85181 - Fax 02 85185235

www.fideuram.it

SANPAOLO IMI GROUP

Annex 1.8

SANPAOLO IMI SpA
Piazza San Carlo 156
10121 Torino

For the attention of Dott. Alfonso Iozzo

Turin, 31st May 2004

Dear Sirs,

Please find attached the English translation of our report, pursuant to article 2506 ter and 2501 sexies of the Italian Civil Code, issued in connection with the partial proportional demerger from Banca Fideuram Spa to Sanpaolo IMI SpA of an equity interest held by Banca Fideuram SpA in Fideuram Vita Compagnia di Assicurazioni e Riassicurazioni SpA.

This report does not express and opinion on the fairness of the transaction, the value of the security, or the adequacy of consideration to shareholders and therefore the issuance of the report would not impair the auditor’s independence under US independence requirements.

Yours faithfully,

/s/ Sergio Duca

Sergio Duca

(Partner)

Enclosures

Sede legale: Milano 20124 Via Vittor Pisani 20 Tel. 0267831 Fax 0266981433  Cap. Soc. 3,754,400,00 Euro i.v., C.F. P.IVA e Reg. Imp. Milano 12979880155 Iscritta all’Albo Consob – Altri Uffici: Ancona 60123 Via Corridoni 2 Tel. 07136881 - Bari 70125 Viale della Repubblica 110 Tel. 0805429863 – Bologna 40122 Via delle Lame 111 Tel. 051526611 – Brescia 25124 Via Cefalonia 70 Tel. 0302219811 – Firenze 50129 Viale Milton 65 Tel. 0554627100  Genova 16121 Piazza Dante 7 Tel. 01029041 – Milano 20122 Corso Europa 2 Tel. 0277851 - Napoli 80121 Piazza dei Martin 30 Tel. 0817644441 – Padova 35137 Largo Europa 16 Tel. 0498762677 – Palermo 90141 Via Marchese Ugo 60 Tel. 091349737 – Parma 43100 Viale Tanara 20/A Tel. 0521242848 – Roma 00154 Largo Fochetti 29 Tel. 06570251 – Torino 10129 Corso Montevecchio 37 Tel. 011556771 – Trento 38100 Via Manzoni 16 Tel. 0461237004 - Treviso 31100 Piazza Crispi 8 Tel. 0422542726 Trieste 34125 Via Cesare Battisti 18 Tel. 0403480781 – Udine 33100 Via Marinoni 12 Tel. 043225789 – Verona 37122 Corso Porta Nuova 125 Tel. 045002561

Annex 1.9

AUDITORS’ REPORT PURSUANT TO ARTICLES 2506 TER AND 2501 SEXIES OF THE ITALIAN CIVIL CODE

PARTIAL PROPORTIONAL DEMERGER FROM BANCA FIDEURAM SPA TO SANPAOLO IMI SPA OF AN EQUITY INTEREST HELD BY BANCA FIDEURAM SPA IN FIDEURAM VITA COMPAGNIA DI ASSICURAZIONI E RIASSICURAZIONI SPA

AUDITORS’ REPORT PURSUANT TO ARTICLES 2506 TER AND 2501 SEXIES OF THE ITALIAN CIVIL CODE

PARTIAL PROPORTIONAL DEMERGER FROM BANCA FIDEURAM SPA TO SANPAOLO IMI SPA OF AN EQUITY INTEREST HELD BY BANCA FIDEURAM SPA IN FIDEURAM VITA COMPAGNIA DI ASSICURAZIONI E RIASSICURAZIONI SPA

CONTENTS

1	Objective, subject and scope of the engagement

2	Purpose and scope of this report

3	Documentation utilized

4	Valuation methods adopted by the Boards of Directors to determine the exchange ratio
	4.a	General
	4.b	Valuation methods utilized
	4.c	Valuation methods adopted by the Board of Directors of and Advisors to Sanpaolo IMI
	4.d	Valuation methods adopted by the Board of Directors of and Advisor to Banca Fideuram

5	Valuation problems encountered by the Advisors to and Board of Directors of Sanpaolo IMI

6	Result of the valuation performed by the Board of Directors

7	Work done
	7.a	Work done on the documentation utilized
	7.b	Work done on the methods used to determine the exchange ratio

8	Comments on the suitability of the methods used and the accuracy of accounting estimates

9	Specific limitations encountered by the auditors in carrying out the engagement

10	Conclusion

AUDITORS’ REPORT PURSUANT TO ARTICLES 2506 TER AND 2501 SEXIES OF THE ITALIAN CIVIL CODE

PARTIAL PROPORTIONAL DEMERGER FROM BANCA FIDEURAM SPA TO SANPAOLO IMI SPA OF AN EQUITY INTEREST HELD BY BANCA FIDEURAM SPA IN FIDEURAM VITA COMPAGNIA DI ASSICURAZIONI E RIASSICURAZIONI SPA

To the stockholders of
Sanpaolo IMI SpA
Piazza San Carlo, 156
10121 Turin

1                                         OBJECTIVE, SUBJECT AND SCOPE OF THE ENGAGEMENT

We have been appointed by the Court of Turin to prepare our report, in accordance with articles 2506 ter and 2501 sexies of the Italian Civil Code, on the ratio for the issuance of ordinary shares (hereinafter, the “exchange ratio”) of Sanpaolo IMI SpA (hereinafter ‘Sanpaolo IMI’) to the shareholders, other than Sanpaolo IMI itself, of Banca Fideuram SpA (hereinafter, ‘Banca Fideuram’, together ‘the Banks’), in the context of the partial proportional demerger from Banca Fideuram to Sanpaolo IMI of an equity interest equal to 99.8 per cent of the share capital of Fideuram Vita Compagnia di Assicurazioni e Riassicurazioni SpA (hereinafter ‘Fideuram Vita’), represented by 100 per cent of the ordinary shares and 99.4 per cent of the preferred shares (hereinafter ‘the Demerged Entity’).  To this end the Board of Directors of Sanpaolo IMI has provided us with the demerger project together with a Report prepared by the Board which identifies, explains and justifies the exchange ratio in terms of article 2501 quinquies of the Italian Civil Code (as referred to in article 2506 ter of the Italian Civil Code), and the Balance Sheet situation as of December 31, 2003 prepared in accordance with article 2501 quater of the Italian Civil Code (as referred to in article 2506 ter of the Italian Civil Code).

The merger project will be subject to approval at an Extraordinary General Meeting of the shareholders of Sanpaolo IMI, to be held on June 29, 2004, or on June 30, 2004, if required.  In the same way, the shareholders of Banca Fideuram will also be required to approve the project at an Extraordinary General Meeting to be held on June 29, 2004, or on June 30, 2004, if required.

The audit firm Reconta Ernst & Young SpA (hereinafter ‘REY’) has been appointed by the Court of Rome to prepare a similar report on the exchange ratio for Banca Fideuram.

2                                         PURPOSE AND SCOPE OF THIS REPORT

The purpose of this report is to provide the shareholders of Sanpaolo IMI with information regarding the application of the valuation methods adopted by the Directors in determining the exchange ratio as part of the demerger process and whether, under the circumstances, such methods are reasonable and not arbitrary. We have not performed a valuation of the companies. This was done by the Directors and the Professional Advisors appointed by them.

To this end, in carrying out our engagement, we have examined the valuation criteria adopted by the Board of Directors and the Professional Advisors in determining their application in calculating the exchange ratio.

Furthermore, the conclusions set out in this report are based on the sum of the factors and considerations therein contained. Therefore, no part of this report can be considered, or used in any way, separately from the document taken as a whole.

3                                         DOCUMENTATION UTILIZED

In performing our work, we obtained directly from Sanpaolo IMI and from Banca Fideuram such documentation and information as was considered useful in the circumstances.  We analyzed such documentation as was made available to us for this purpose and, in particular:

i)                                        The merger project and the reports of the Boards of Directors of the two companies addressed to the respective Extraordinary General Meetings which, on the basis of the Balance Sheet situation as of December 31, 2003, propose the following exchange ratio:

0.07470 ordinary shares in Sanpaolo IMI for one share in Banca Fideuram.

This exchange ratio has been determined by the directors of the Banks using the factors provided in the valuation reports as described at point (ii) below, both in terms of the valuation method and the results of the calculation.

ii)                                 The valuation report prepared jointly by Goldman Sachs International (hereinafter ‘Goldman Sachs’) and JP Morgan plc (hereinafter ‘JP Morgan’), as advisors to Sanpaolo IMI (hereinafter ‘the Advisors to Sanpaolo IMI’), and the valuation report prepared by Citigroup Global Markets Limited, as advisor to Banca Fideuram (hereinafter ‘the Advisor to Banca Fideuram’, together with the Advisors of Sanpaolo IMI, ‘the Professional Advisors’); these reports, dated May 18, 2004 and prepared at the request of the Banks, set out in detail the valuation criteria adopted, why they were chosen and the amounts resulting from their being used and the

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considerations of the Professional Advisors and/or Boards of Directors of the Banks.

iii)                             The following documentation was used by the ‘Professional Advisors’ to prepare their valuation reports and, subsequently, within the scope of our engagement, examined by our audit firm:

•                                          The statutory and consolidated financial statements of Sanpaolo IMI and Banca Fideuram as of December 31, 2002 and December 31, 2003, accompanied by the Reports of the Board of Directors, the Reports of the Board of Statutory Auditors and the External Auditors’ Reports.  In particular, we have prepared both the audit reports in respect of the statutory and consolidated financial statements of Sanpaolo IMI as of December 31, 2002 and December 31, 2003, and the audit reports in respect of the statutory and consolidated financial statements of Banca Fideuram as of December 31, 2002 and December 31, 2003.

•                                          The financial statements of Fideuram Vita as of December 31, 2002 and December 31, 2003, accompanied by the respective Reports of the Board of Directors, the Board of Statutory Auditors and the External Auditors, the latter prepared by us.

•                                          The financial statements of Fideuram Assicurazioni SpA (hereinafter ‘Fideuram Assicurazioni’) as of December 31, 2002 and December 31, 2003, accompanied by the respective Reports of the Board of Directors, the Board of Statutory Auditors and the External Auditors, REY.

•                                          The interim financial statements as of March 31, 2004 of the Banks and the ‘Actual result for the first quarter 2004 and report on operations’ of Fideuram Vita.

•                                          The budget for the year ending December 31, 2004 and forecast for the year 2005 of Sanpaolo IMI approved by the competent bodies.

•                                          Forecasts for the three years 2004-2006 of Fideuram Vita prepared by management.

•                                          An actuarial valuation of Fideuram Vita as of December 31, 2003, prepared by Tillinghast-Towers Perrin (hereinafter ‘Tillinghast’).

•                                          An independent valuation of the claim reserves and calculation of the appraisal value as of December 31, 2003 of Fideuram Assicurazioni, prepared by Tillinghast.

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•                                          An appraisal of the current value of the real estate of Fideuram Vita, prepared by Valtech Srl.

•                                          The main economic terms agreed by Sanpaolo IMI and Banca Fideuram in relation to the promotion and distribution by Banca Fideuram of the insurance products and services that will be prepared in the future by the insurance business division of Sanpaolo IMI Group that is currently being established.

•                                          Trade agreements between Banca Fideuram and Fideuram Vita in force for the period 2003-2004.

•                                          An agreement dated March 8, 2004 between Fideuram Vita and Banca Fideuram for the purchase and sale of Fideuram Assicurazioni.

•                                          Information prepared by the Professional Advisors on companies operating in the same sector on a national and international level; in particular, we utilized information publicly available on certain listed companies and referred to recent extraordinary transactions which we deemed relevant for the purposes of our engagement.

•                                          The stock market performance of the stock of Sanpaolo IMI in the last twelve months, starting from May 19, 2003.  Additionally, we analyzed the stock market prices in the subsequent period up to the date of this report.

We also have examined additional documentation as follows:

•                                          Executive summary of the ‘Business plan for the insurance business division — guidelines for growth’ prepared by Bain & Company (hereinafter ‘the Industry Advisor’);

•                                          Working papers prepared by the Advisors to Sanpaolo IMI supporting the amounts used to determine the exchange ratio;

•                                          Available reports of international analysts on Sanpaolo IMI;

•                                          Accounting and statistical information and any other information considered relevant to the purposes of this report, obtained both from independent third parties and from discussions with management of the Banks and the Professional Advisors;

We also have obtained a representation that, as far as the Directors of Sanpaolo IMI are aware, there have been no significant changes to the figures and information which we considered during our analysis from the date of the meetings of the Boards of Directors of the Banks on May 18, 2004 to the date of this report.

4

A similar representation has been obtained by REY from the management of Banca Fideuram.

4                                         VALUATION METHODS ADOPTED BY THE BOARDS OF DIRECTORS TO DETERMINE THE EXCHANGE RATIO

4.a                                General

As explained in their report , the Boards of Directors and the Professional Advisors, considering the importance and complexity of the proposed demerger, considered it appropriate to identify individual valuation methods which, as well as being in accordance with current best practice, enable the two companies to be valued on a consistent basis.

The uniformity principle has been applied according to the specific characteristics of Sanpaolo IMI and the Demerged Entity.  In particular, it was taken into account that the companies to be valued operate in different businesses (insurance for Fideuram Vita and banking for Sanpaolo IMI) and that Sanpaolo IMI’s shares are listed.

Considering the purposes of the valuation, the specific elements of the entities to be valued and according to valuation best practice, the Board of Directors of and Advisors to Sanpaolo IMI have referred to both analytical valuation methods and market methods, identifying for each company according to its peculiarities the valuation method deemed to be more appropriate and therefore favoring, for the purposes of determining the exchange ratio, the Market Cap method for Sanpaolo IMI’s equity and the Appraisal Value method for the Demerged Entity, as detailed in the following paragraphs.

Last but not least, the methods deemed to be suitable for the valuation of Sanpaolo IMI and the Demerged Entity, although nationally and internationally acknowledged, have not been applied on a “stand-alone” basis, but have been considered mere elements of the whole valuation process.

The valuations of Sanpaolo IMI and the Demerged Entity have, therefore, been performed by the Board of Directors of and Advisors to Sanpaolo IMI taking into account the characteristics and the intrinsic limitation of each valuation method, on the basis of the widely national and international accepted valuation practice generally adopted for the banking and insurance sector, according to the following guidelines:

•                       The present structure and future prospects were considered on a “stand-alone” basis;

5

•                       As concerns the Demerged Entity, both the cash acquisition (which took place on March 8, 2004) of the total equity of Fideuram Assicurazioni by Fideuram Vita from Banca Fideuram and the capital increase of Fideuram Vita, approved by its shareholders on November 23, 2003 and completed on January 26, 2004 were taken into account;

•                       It was taken into account that both companies’ shareholder meetings have approved the payment of an ordinary dividend before the demerger takes place; the reported exchange ratios have, therefore, been adjusted to consider the dividend payment;

•                       Potential benefits (net of restructuring costs) arising from expected synergies linked to the reorganization and rationalization of the insurance business of the Sanpaolo IMI Group were taken into account for the purpose of the valuation, relying on the results of the analyses and controls performed by the Industrial Advisor to Sanpaolo IMI;

•                       Lastly, it has been considered that Sanpaolo IMI’s and the Demerged Entity’s equities include both ordinary and preferred shares.

Reported below are the methods adopted by the Board of Directors of and Advisors to Sanpaolo IMI for the purpose of determining the exchange ratio and the results stemming from the application of each of them and a short synthesis of the methods and results of the valuations performed by the Board of Directors of and Advisor to Banca Fideuram.

4.b                                Valuation methods utilized

Taking into account the aforementioned considerations, and considering, among other matters, the peculiarities of both the Demerged Entity and Sanpaolo IMI and the valuation practice relating to similar transactions in Italy and in Europe, the valuation methods considered are summarized in the following table:

Valuation object	Methods applied

Sanpaolo IMI	Market Cap (*)
Dividend Discount Model
Stock Market Multiples
Regression Analysis

Demerged Entity	Appraisal Value (*)
Stock Market Multiples
Comparable Transaction Multiples

(*)            Methods selected by the Board of Directors of and Advisors to Sanpaolo IMI for the equity value valuation of Sanpaolo IMI and the Demerged Entity.

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Market Cap Method

The Market Cap method consists of recognizing to a company a value equal to the value attributed to it by the stock market on which its shares are listed.

This method is a “direct” valuation methodology since it refers, for economic value assessment, to the prices expressed by the market in transactions having as an object shares of the same company to be valued.

From a methodological viewpoint, its application requires a preliminary verification of the following conditions:

(i)                                  the significance of market prices for shares of the company being valued;

(ii)                              the uniformity and comparability in a sufficiently ample timeframe of the company’s share prices and volumes traded.

Appraisal Value Method

The value of an insurance company, according to the Appraisal Value method, is given by the sum of its net asset value, the value of its current business portfolio (in force business) and the value of new business.

The net asset value is calculated as the expression in current terms of the main assets and liabilities, in a way consistent with the method adopted to value the in force business.

In applying this method to a property and casualty insurance company for the purpose of the adjustment to the net asset value, it is also assumed that the exceeding technical reserves arising from the “last cost” estimate of the casualty reserve, are released.

The value of the policies portfolio is determined by calculating and subsequently discounting to net present value the earnings that the portfolio will generate over its residual life, assuming a level of assets equal to the technical reserves and taking into account the necessary compliance with a solvency ratio.

The sum of these two elements is the intrinsic value of the portfolio, known as Embedded Value.

The value of new business expresses, on the other hand, the goodwill of the insurance company in terms of its potential to stipulate new policies, thus generating earnings flows in the future.

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Dividend Discount Model

The Dividend Discount Model (hereinafter also referred to as “DDM”) in the “Excess Capital” approach assumes that the economic value of a bank is given by the sum of:

•                                          the present value of dividend flows generated in the chosen timeframe and distributable to shareholders without drawing on the assets necessary to sustain future expected development; and

•                                          the present value of the terminal value.

The DDM method in its “Excess Capital” approach (compared to the “pure” DDM, which discounts distributed flows on the basis of the dividend policy followed by the company) represents in industry practice the analytical valuation method deemed to be the best fit for the valuation of banking companies.

In summary, the value is expressed through the following formula:

W=DIVa + Vta

The elements of the formula represent:

W	=	enterprise value of the bank being valued;

DIVa	=	value of the cash flows distributable to shareholders in a selected timeframe, whilst keeping an adequate level of assets on the basis of current industry legislation and general prudence;

Vta	=

present value of the terminal value of the bank in year ‘n’.  The terminal value of the bank can be determined as the perpetuity of the last year’s flow, or applying a multiple to earnings or equity in the last year of the explicit period.

Summarizing, the application of this method implies the following phases:

a.                    Detailed forecast of future cash flows and of flows distributable to shareholders within the timeframe, maintaining a satisfactory level of assets in compliance with bank laws and regulations;

b.                   Calculation of the company’s terminal value;

c.                    Calculation of the discount rate to be applied to dividend flows and terminal value; although it is usually possible to calculate this rate according to different methods, the Capital Asset Pricing Model (CAPM) is generally used.

8

Stock Market Multiples Method

The Stock Market Multiples method is based on the analysis of the stock market performance of a sample of companies operating in the same industry (peers) and the subsequent application of the valuation multiples deriving from this analysis to the values of the company to be valued.

Multiples are calculated as ratios between the market capitalization of a peer and the relative earnings, asset and financial values deemed to be significant.

We briefly report the phases in which the application of the Stock Market Multiples method is articulated:

a.                   Identification of comparable companies

The adequate selection of a sample of comparable companies represents one of the main steps of this method.  The significance of results is strictly linked to the uniformity of the sample.  In selecting the comparable companies different factors are usually considered, such as company dimensions, operating risk, geographical diversification, profitability, financial data reliability and the trading volume on stock markets.

b.                   Determination of the reference timeframe

The determination of the reference timeframe is usually done to neutralize extraordinary events, short-term fluctuations and speculative tensions.  At the same time, it has the purpose of reflecting information available to the market.  This implies, in particular, the choice between an average value (within a set timeframe) or a precise value.

c.                    Identification of the most relevant multiples

There are several ratios that can be used for application according to the stock market multiples method.  The choice of the most significant multiples is done on the basis of the characteristics of the industry and of the sample to be examined.

d.                   Application of multiples to the examined companies

The multiples obtained from the analysis of the sample of peers are applied to the appropriate earnings, asset or financial items of the company to be valued.

Regression Analysis Method

The Regression Analysis is performed on a wide sample of comparable public companies and makes it possible to identify the positioning and the relative valuation of each of them, on the basis of the reference earnings (both present and future) and the positioning and the analysis of the companies to be valued compared to the selected sample.

9

The Regression Analysis method estimates the equity value of a company on the basis of the relationship existing between the future profitability of capital and the reference premium or discount expressed by stock prices compared to the book value of the company.

This method is expressed in the analysis between the profitability of a company (expressed as Return on Average Equity, ‘ROAE’) and the ratio between the market capitalization and book value of the same company. This ratio can be approximated through a data regression concerning the ROAE and the Market Cap/Book Value ratio for a significant sample of companies.  After having calculated the parameters of this ratio, if considered to be statistically significant, they can be applied to future ROAE and to the book value of the companies to be valued to calculate the theoretical value.

The application of the Regression Analysis method comprises the following steps:

a.                    Selection of the sample companies to be used for the regression analysis;

b.                   Selection of the timeframe to be considered for the ROAE;

c.                    Calculation of ROAE and of the price/book value ratio for each of the companies included in the sample;

d.                   Choice of the statistical regression to be applied;

e.                    ROAE and book value calculation of the companies to be valued;

f.                      Application, if statistically relevant, of the statistical regression parameters to determinate a theoretical market value of the companies to be valued.

Comparable Transactions Multiples Method

This method values the equity value of a company taking into account multiples that refer to transactions deemed to be comparable.

In particular, the price analysis method is articulated in the following steps:

a.                    Gathering the data referred to transactions having as an object the sale of equity interests of companies with elements similar to those of the companies to be valued;

b.                   Multiples calculation on the basis of the paid price and of economic and financial items;

c.                    Application of the aforementioned multiples to the company to be valued.

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4.c                                Valuation methods adopted by the Board of Directors of and Advisors to Sanpaolo IMI

The Directors of Sanpaolo IMI, for the purpose of determining the exchange ratio, made reference to the analyses carried out by their advisors, who, adopting an independent valuation approach, reached the same conclusions.

4.c.i)                     The methods chosen for the Sanpaolo IMI valuation

On the basis of what has been previously mentioned in paragraphs 4.a and 4.b, the Board of Directors of and Advisors to Sanpaolo IMI, combining the results arising from the different valuation methods, have chosen to favor the Market Cap method, which results in an equity value of the company equivalent to Euro 9.27 per share, as follows:

Equity value of Sanpaolo IMI

Per-share value cum dividendo (€)	A	9.6573
Approved dividend	B	0.3900
Per-share value ex dividendo (€)	C = A-B	9.2673
Total number of shares (ordinary and preferred)	D	1,837,166,000
Equity value (€ million)	E = CxD	17,026

Taking into account that the General Sharholders’ Meeting of Sanpaolo IMI has already approved the distribution of a dividend of euro 0.39 per share, that will be paid before the demerger takes place, the share market prices used as a reference for the calculation of Sanpaolo IMI’s equity value, have been adjusted for the dividend amount.

In calculating the equity value of Sanpaolo IMI, the preferred shares, considering their characteristics, were considered by the Advisors to Sanpaolo IMI as ordinary shares.

•                 Market Cap Method

The Board of Directors of and Advisors to Sanpaolo IMI favored the Market Cap method for the valuation of Sanpaolo IMI, considering the market capitalization of Sanpaolo IMI to be representative of its economic value, given that:

•                       the company is ranked among the first thirty “blue chips” of the Italian Stock Exchange;

•                       the high daily volumes traded show the high liquidity of the security;

•                       leading Italian and international financial intermediaries routinely publish research papers on the company, thus contributing to the spread of information and analyses necessary for prices to adequately reflect the economic and financial situation and the risk profile of the company.

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The Market Cap method was moreover favored on the basis of the following elements:

•                       Banca Fideuram’s shareholders other than Sanpaolo IMI will receive shares in Sanpaolo IMI, which, considering the high number of transactions currently traded on the market, will be immediately convertible in cash;

•                       the substantial coherence of results deriving from the analyses carried out according to the other methods indicated in paragraph 4.b was also considered.

Concerning the application of the method, in order to offset the impact of non-recurring events, short-term fluctuations and speculative tensions and, at the same time, to better reflect the information of the official prices available to the market in more recent periods, the Board of Directors of and Advisors to Sanpaolo IMI referred to the average price in the last month.

What follows is a more detailed description of the other methods referred to by the Advisors to Sanpaolo IMI for the purposes of the equity value calculation, with information concerning the main data and market elements used and the main considerations developed by the Board of Directors of and Advisors to Sanpaolo IMI.

•                       Dividend Discount Model Method in the “Excess Capital” approach

The Advisors to Sanpaolo IMI have highlighted how the application of this method can produce an equity value valuation significantly different from the results of the application of the other valuation methods, since a significant element of the value so calculated is represented by the future flows generated after the explicit forecast period, which is therefore necessarily subjective.

For the purposes of the calculation of the maximum dividend distributable, which is necessary for the application of this method, the Advisors to Sanpaolo IMI defined the minimum level of assets necessary to guarantee the operations of the bank.  JP Morgan, in particular, considered a Tier 1 ratio equal to 7.0%, whilst Goldman Sachs used a Tier 1 ratio equal to 7.5%.

Relating to the explicit timeframe to be considered for the calculation of the flows, the Advisors to Sanpaolo IMI deemed it appropriate to extend the economic projection beyond the 2004 —2005 timeframe indicated by management.  Specific growth forecasts were, therefore, developed taking into account the characteristics of Sanpaolo IMI.

The Advisors to Sanpaolo IMI have calculated the value of the company over the explicit forecast period (terminal value), through the application of both an earnings multiple referring to the last explicit forecast year, and by discounting the same earnings to net present value through the Gordon formula (with a long-term growth rate between 2.0% and 2.5%).

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The discount rate was calculated according to the Capital Asset Pricing Model and was estimated to be 10.00% by Goldman Sachs and 10.06% by JP Morgan. The reference date for the discount of the financial flows is May 18, 2004.

•                       Stock Market Multiples Method

The sample of companies was selected among a group of Italian banks deemed to be comparable for characteristics and dimensions. In particular, the Advisors to Sanpaolo IMI considered the most relevant characteristics to be size, nationality and territorial cover.

The multiple used within the valuation method has been the Price/Earnings ratio (“P/E”) for the period 2004-2005 and Price/Book Value(1) (“P/BV”) for FY 2003.  Concerning the data of Sanpaolo IMI and the other banks that comprise the sample, actual data were considered (as notified by the companies) for Financial Year 2003 and management projections were taken into account for Sanpaolo IMI and Institutional Brokers Estimate Systems (“IBES”) estimates for the other banks comprising the sample for the Financial Years 2004-2005.

On the basis of size, nationality and territorial cover, the Advisors to Sanpaolo IMI defined the following sample of uniform companies:

•                       Banca Intesa;

•                       Banca Monte dei Paschi di Siena;

•                       BNL;

•                       Capitalia;

•                       Unicredito Italiano.

It was decided not to include foreign companies, considering the limited comparability related to different levels of profitability and the different legal, tax, accounting and oversight structures of the Italian market when compared to foreign markets.

•                       Regression Analysis Method

The Advisors to Sanpaolo IMI selected a relevant sample of Italian public banks with market capitalization and liquidity relevant for the purposes of the analyses carried out, taking into account the characteristics of the Italian market.

In the application of this method as well, it was deemed not appropriate to include foreign companies due to the limited comparability relating to profitability profiles different from those of Italian companies and the different legal, tax, accounting and oversight structures of the Italian market when compared to foreign markets.

(1)  Multiple used by Goldman Sachs only.

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For the purposes of the valuation, projected Financial Years 2004 and 2005 ROAE calculated as the ratio between the Financial Years 2004 and 2005 expected earnings and the expected book value for each year was considered.  The data used for the projected ROAE calculation and the Price/Book Value ratio of the companies included in the sample were based on the estimates supplied by IBES.  The regression applied to the sample was a linear one according to the equation:

Price/Book Value = a + b x Expected ROAE

where “a” represents the intercept and “b” the angular coefficient of the regression line.

The Advisors to Sanpaolo IMI considered the statistical relationship obtained to have a satisfactory significance that allows an application of the same parameters to the economic and asset elements of the bank to derive its theoretical market value.

4.c.ii)                 Methods adopted for the valuation of the Demerged Entity

On the basis of the valuation methods previously described in paragraphs 4.a and 4.b, the application of which is described below, the Board of Directors of and Advisors to Sanpaolo IMI, through a reasoned analysis of the results generated from the application of the various valuation methods, favored the Appraisal Value method and identified a range  of values for the equity value of the Demerged Entity as follows:

Equity value of the Demerged Entity*

€ Million	Minimum	Maximum
JP Morgan
Appraisal Value	638.2	719.7	**

Goldman Sachs
Appraisal Value	627.5	732.8	**

*                      Equivalent to 99.8% of the equity value of Fideuram Vita.

**               Includes the benefit of expected synergies.

For the purpose of determining the exchange ratio, JP Morgan and Goldman Sachs used the overlapping range between Euro 638 and 720 million.

•                       Appraisal Value Method

In the estimate of the value of the portfolio as of December 31, 2003 and new production relating to the financial years 2003 and 2004, the Board of Directors of and Advisors to Sanpaolo IMI made reference to the fee agreements currently in place with the distribution network and with the manager of the assets underlying the policies.

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With reference to the calculation of the value of new production starting from financial year 2005, the Advisors to Sanpaolo IMI considered the main terms and conditions (effective starting from January 1, 2005) agreed between Sanpaolo IMI and Banca Fideuram concerning the promotion and distribution of the products of the insurance business division of Sanpaolo IMI Group that is currently being established.

Moreover, the impact attributable to the new production arising from both the ‘migration’ from asset management products to unit linked policies and the transformation of part of the traditional policies portfolio into unit linked policies was considered.

In assessing the economic value of the Demerged Entity, the Advisors to Sanpaolo IMI referred to the Tillinghast report for both the Embedded Value as of December 31, 2003 and the value of new production relating to financial 2003 and to the years included in the plan developed on the basis of assumptions agreed upon by Sanpaolo IMI and Banca Fideuram for the financial years 2004-2006. The Advisors to Sanpaolo IMI, moreover, referred to the Tillinghast report on Fideuram Assicurazioni for what concerns both the portfolio value as of December 31, 2003 and the value of goodwill, estimated on the basis of the assumptions developed by Fideuram Vita.

The Advisors to Sanpaolo IMI also analyzed the value of the net economic benefits arising from synergies generated from the reorganization and rationalization project of the insurance business division of Sanpaolo IMI Group, adopting as a reference the analyses carried out by Sanpaolo IMI’s Industrial Advisor.

•                       Stock Market Multiples Method

The operating and structural peculiarities of Fideuram Vita, such as the lack of an independent distribution network, the captive nature of its business and the terms and conditions of the distribution agreements, make the choice of an adequate sample of comparable companies and the application of the Stock Market Multiples method particularly complex.

The Advisors to Sanpaolo IMI highlighted how, given the absence of public insurance companies comparable to Fideuram Vita, it was necessary to use as selection criteria nationality and product mix.  In order to widen the sample, foreign European companies were considered as well, being more comparable from the product mix point of view.

Following is the sample of comparable companies used by the Advisors to Sanpaolo IMI to value Fideuram Vita:

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JP Morgan

Alleanza Assicurazioni (Italy)

Assicurazioni Generali (Italy)

Ras (Italy)

Fondiaria-Sai (Italy)

Unipol (Italy)

Cattolica Assicurazioni (Italy)

CNP (France)

Goldman Sachs

Alleanza Assicurazioni (Italy)

Assicurazioni Generali (Italy)

Ras (Italy)

Friends Provident (UK)

Irish Life & Permanent (EIRE)

Legal and General (UK)

Prudential (UK)

CNP (France)

On the basis of the characteristics of the insurance sector and market practice, the Advisors to Sanpaolo IMI used the P/E and Price/Embedded Value (“P/EV”) ratios.

Concerning the data referred to the insurance companies which make up the sample of peers, data published by the companies were used as information sources for 2003 earnings and dividends whilst management projections (for Fideuram Vita) and IBES estimates for the insurance companies comprising the sample were considered for the 2004 and 2005 data.

Multiples were applied to 2004 and 2005 net earnings and Embedded Value of Fideuram Vita.

•                       Comparable transactions method

The calculation of the equity value of the Demerged Entity was done taking into account the multiples referring to several recent acquisitions of equity interests in Italian life insurance companies.

We report the transactions considered by JP Morgan and Goldman Sachs, respectively:

JP Morgan

Date	Buyer	Target company
July 2003	Capitalia	Romavita
July 2003	Sanpaolo IMI	Noricum Vita
December 2002	Banca Intesa	Intesa Vita (formerly Carivita)
July 2001	BMPS	Montepaschi Vita
October 2000	Unipol	BNL Vita

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Goldman Sachs

Date	Buyer	Target company
December 2003	New Intesa Vita	Assiba, Intesa Vita, Alleanza Vita
July 2003	Cisalpina Previdenza*	Roma Vita
July 2003	Sanpaolo IMI	Noricum Vita
June 2003	Unipol	Winterthur Italia
March 2003	Gruppo De Agostini	Toro Assicurazioni
December 2002	Intesa BCI	Carivita
May 2002	SAI	La Fondiaria
July 2001	BMPS	Montepaschi Vita
October 2000	Unipol	BNL Vita
May 2000	Fiat	Toro Assicurazioni
September 1999	Generali	INA

* Capitalia Group

4.c.iii)             Final considerations

The following tables show the values for determining the exchange ratio as indicated by the Advisors to Sanpaolo IMI:

Sanpaolo IMI

Value per share (€)	Number of shares of Sanpaolo IMI	Equity value (€ million)

9.2673	1,837,166,000	17,026

As already mentioned in paragraph 4.c.i above, in calculating the equity value of Sanpaolo IMI, preferred shares, considering their characteristics, were considered by the Advisors to Sanpaolo IMI as ordinary shares.

Demerged Entity

Equity Value (€ million)	Number of shares of Banca Fideuram	Value per share (€)

638 — 720*	980,290,564	0.6510 — 0.7342

(*) Value of the Demerged Entity inclusive of the expected economic benefits

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Calculation of the exchange ratio

		Value of Sanpaolo
		IMI share
Value of Banca Fideuram share		€9.2673
Minimum	€0.6510	0.07025
Maximum	€0.7342	0.07923

Within the above range, the Advisors to Sanpaolo IMI identified the exchange ratio as 0.07470; the Board of Directors of Sanpaolo IMI agreed with this conclusion and therefore used both the methods and the results of those analyses.

4.d                                Valuation methods adopted by the Board of Directors of and Advisor to Banca Fideuram

For completeness, we report below the results obtained and the valuation criteria adopted by the Board of Directors of and Advisor to Banca Fideuram, with specific reference to the valuation process having as a purpose the calculation of the equity value of Sanpaolo IMI and the Demerged Entity.

Equity value of Sanpaolo IMI

For the purposes of the calculation of Sanpaolo IMI’s equity value, the Advisor to Banca Fideuram used the Market Cap method as the main valuation method.

This method, applied as previously described in paragraph 4.b, led to the following values:

Per-share value cum dividendo (€)	A	9.6573
Deliberated dividend	B	0.3900
Per-share value ex dividendo (€)	C = A-B	9.2673
Total number of shares (ordinary and preferred)	D	1,837,166,000
Equity Value (€ million)	E = CxD	17,026

Moreover, the Stock Market Multiples method was applied as a control method, which, according to the Advisor to Banca Fideuram, did not lead to results substantially different from those calculated through the use of the Market Cap method.

Equity value of the Demerged Entity

For the purposes of the calculation of the Demerged Entity’s equity value, the Advisor to Banca Fideuram used:

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•                       the Appraisal Value as the main method;

•                       the Comparable Transactions method as a control method.

These methods, applied as previously described in paragraph 4.b, gave rise to the following results:

€ Million	Minimum	Maximum

Appraisal Value	654	703
Comparable transactions method	603	724

Taking into account all the aforementioned elements, the Board of Directors of and Advisor to Banca Fideuram identified a range for the exchange ratio equal to 0.0720  — 0.0774 Sanpaolo IMI ordinary shares for one Banca Fideuram share.

5                                         VALUATION PROBLEMS ENCOUNTERED BY THE ADVISORS TO AND BOARD OF DIRECTORS OF SANPAOLO IMI

The following valuation limitations and problems were encountered by the Advisors to Sanpaolo IMI and reported to the Board of Directors, who used the factors provided in the Advisors’ report, in terms of both valuation method and results obtained.

•                       The different characteristics of the business of Sanpaolo IMI and Fideuram Vita

Sanpaolo IMI and Fideuram Vita are entities with different specific features and, therefore, the valuation methods most appropriate to each entity necessarily differ.  Sanpaolo IMI is a multi-functional banking group whose stock is listed on the MIB30 exchange and is highly liquid, and insurance is one of its several business units.  Fideuram Vita is a ‘captive’ insurance company, essentially ‘single business’.

•                       Stock market volatility

In the context of valuation methods based on market prices, which was specifically used for Sanpaolo IMI, it is necessary to consider the implicit limitation represented by the volatility of stock markets, albeit partially offset by the use of average quotations over timeframes deemed appropriate for the purpose of the valuation.

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•                       Absence of entities fully comparable to Fideuram Vita for the purpose of the application of the Stock Market Multiples method

For the purpose of the application of the method of stock market multiples derived from comparable transactions, it is necessary to consider those transactions showing certain significant features in common with the transaction under consideration.  Such features include, but are not limited to, the business model, size and profitability of the entity being analyzed, as well as the economic-technical characteristics of the proposed transaction.  In the circumstances, with reference to the Demerged Entity and the characteristics of the proposed transaction, the Advisors to Sanpaolo IMI encountered difficulties in identifying closely comparable recent transactions in the market.

•                       Uncertainty concerning the possibility to forecast the future operating and earnings performance of the Demerged Entity

The valuation methods adopted are based, to a greater or lesser extent, on forecasts of future financial years that, by nature, contain elements of uncertainty given the high sensitivity of the financial sector to macroeconomic variables, with specific reference to the future operating and earnings performance of the Demerged Entity given the peculiar nature of the ‘captive’ entity which, as a result of the change of ownership, including the modification of existing trade agreements, will have to operate in a different scenario to the one it has operated in so far.

•                       Limitations characterizing the actuarial valuation performed by Tillinghast

The actuarial valuation performed by Tillinghast on the Demerged Entity is characterized by the typical limitations of an actuarial valuation process, mainly related to the need to make a number of assumptions concerning the future performance of the reference industry, the economic and operating conditions and, in general, other factors that are outside the control of the entity being valued, as well as to the use of amounts and information made available by the entity itself.

6                                         RESULT OF THE VALUATION PERFORMED BY THE BOARD OF DIRECTORS

Based on the application of the valuation methods described in paragraph 4.b, and a reasoned analysis of the amounts resulting from the application of the various methods adopted, as detailed in paragraph 4.c, the Board of Directors of Sanpaolo IMI has determined the following exchange ratio:

0.07470 Sanpaolo IMI ordinary shares for one in Banca Fideuram.

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7                                         WORK DONE

7.a                                Work done on the documentation utilized

i)                                        As already stated, we have performed a full audit of the statutory and consolidated financial statements of Sanpaolo IMI as of December 31, 2003, of the statutory and consolidated financial statements of Banca Fideuram as of December 31, 2003, and of the statutory financial statements of Fideuram Vita in compliance with the applicable legislation.

ii)                                    Considering the valuation methods applied by the Board of Directors, using the factors provided by their Advisors, we have analyzed the budgets for 2004 and future forecasts of Sanpaolo IMI and Fideuram Vita as approved by the respective competent bodies.  While considering the inherent uncertainty and limitations of any type of forecast, we have discussed the criteria used to prepare those documents with the management of Sanpaolo IMI and Fideuram Vita.

iii)                                We have met with management of Sanpaolo IMI, Banca Fideuram and Fideuram Vita to obtain information about events occurring since the Balance Sheet date that could have a significant effect on the figures being examined here.

iv)                                   We have examined the independent appraisal of the current value of the real estate of Fideuram Vita, utilized by the Advisors to Sanpaolo IMI, with the aim of confirming the independence of the appraiser and the reasonableness of the criteria applied.

v)                                     We have examined the actuarial valuations prepared by Tillinghast on Fideuram Vita and Fideuram Assicurazioni, with the aim of confirming the reasonableness of the criteria applied, as well as the consistency of the amounts and information utilized with the amounts reported in the financial statements of the two companies, and the independence of the appraiser.

vi)                                   We have examined the valuation performed by the Industry Advisor to Sanpaolo IMI in order to analyze the method used to determine the estimated net future economic benefits that were considered in valuing the equity value of the Demerged Entity.

vii)                               We have obtained a representation to the effect that, at the date of this report, no events have occurred that could modify the amounts and information contained in the documentation we analyzed, nor such as to modify the considerations made by the Board of Directors of and the Advisors to Sanpaolo IMI to determine the exchange ratio.

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7.b                                Work done on the methods used to determine the exchange ratio

We have also performed the following procedures:

•                       We analyzed the demerger project approved by the Boards of Directors of Sanpaolo IMI and Banca Fideuram;

•                       We analyzed the Reports of the Boards of Directors of Sanpaolo IMI and Banca Fideuram;

•                       We checked whether the valuation methods applied and considerations made by the Boards of Directors and by the Professional Advisors to determine the exchange ratio were complete and not contradictory;

•                       We checked whether the valuation methods were applied consistently, compatibly with the characteristic features of Sanpaolo IMI and of the Demerger Entity;

•                       We performed sensitivity analysis in relation to the valuation methods adopted by the Boards of Directors and by the Professional Advisors, in particular with the aim of verifying to what extent the exchange ratios could be affected by changes in the assumptions made and parameters utilized;

•                       We checked that the figures used were consistent with the reference sources and with the ‘documentation utilized’ as described in paragraph 3;

•                       We checked the arithmetical accuracy of the calculations used for the determination of the exchange ratio by applying the valuation criteria adopted by the Boards of Directors using the factors provided by their Professional Advisors;

•                       We analyzed and discussed with the Professional Advisors to the Banks the overall work done by them, the results obtained and the related reasons and justifications;

•                       We analyzed and discussed with Tillinghast the actuarial valuations utilized as the basis of application of the valuation methods of Fideuram Vita and Fideuram Assicurazioni.

8                                         COMMENTS ON THE SUITABILITY OF THE METHODS USED AND THE ACCURACY OF ACCOUNTING ESTIMATES

With reference to this engagement we wish to draw attention to the fact that the principal purpose of the decisional process used by the Boards of Directors and the Professional Advisors was to arrive at an estimate of relative values of companies involved in the demerger by applying appropriate criteria for the purposes of the determination of the ratio for the exchange of shares. As a result, the resulting estimates are not intended for any other purpose.

Based on the foregoing, we set out below our main comments on the valuation methods applied.

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•                       The overall approach

The methods proposed by the Professional Advisors and adopted by the Boards of Directors of the Banks are those commonly accepted and utilized, both in Italy and internationally, for the valuation of banks and insurers.  In particular, in light of the specific features of the entities being valued, for the purpose of the determination of the exchange ratio the most appropriate method was identified for each company.  Under different profiles, the choice of several valuation methods and complementary criteria rendered the valuation process more significant and made it possible to better appreciate the results obtained.

•                       The emphasis on the Market Cap method for the valuation of Sanpaolo IMI

We agree with the choice made by the Boards of Directors of and Professional Advisors to the Banks of the Market Cap method for the valuation of Sanpaolo IMI, considering that the market capitalization of the stock reflects the economic value of the entity, particularly in light of its position as one of the thirty largest companies by market capitalization listed on the Italian stock exchange, of the large volume of shares traded daily, and of the availability to the public of information and analyses.

To support further our agreement with the choice, we note that shares in Sanpaolo IMI are, in effect, the payment instrument utilized in the demerger transaction and, accordingly, their market price is suitable to represent a fair price for the transaction.

In the context of the sensitivity analyses performed, we took into account additional timeframes besides those indicated by the Boards of Directors of and Professional Advisors to the Banks, also with the aim of considering fluctuations in the stock market price of shares in Sanpaolo IMI during the period between the date of the report prepared by the Advisors and the date of this report.

•                       The emphasis on the Appraisal Value method for the valuation of the Demerged Entity

We agree, in light of the specific characteristics of the Demerged Entity, with the choice of the Appraisal Value method made by the Boards of Directors of and Professional Advisors to the Banks as the most appropriate valuation method in the circumstances.

This choice was dictated by the following factors, resulting from the analyses performed by the Board of Directors of and Advisors to Sanpaolo IMI, which made the use of the other methods taken into consideration inappropriate for the purpose of determining the exchange ratio:

•                       The absence in the market of entities closely comparable to the Demerged Entity, particularly in light of the fact that its profitability is necessarily affected by its nature of captive entity having no separate distribution network;

23

•                       Difficulties in identifying effectively comparable transactions, given the specific characteristics of the transaction and the features of the entity being valued.

•                       A few considerations on the other valuation methods to which the Board of Directors of and Advisors to Sanpaolo IMI made reference

The analyses carried out by the Board of Directors of and Advisors to Sanpaolo IMI applying the valuation methods, other than the Market Cap method, considered for the valuation of Sanpaolo IMI generated results substantially consistent with those obtained applying the Market Cap method.

The analyses they carried out on the results of the valuation methods, other than the Appraisal Value, considered for the valuation of the Demerged Entity, confirmed that the method adopted was appropriate.

•                       Final considerations on the range of exchange ratios identified by the Boards of Directors of and Professional Advisors to the Banks

Through the application of the methods illustrated in paragraph 4 and, in particular, of the Market Cap method for the valuation of Sanpaolo IMI and of the Appraisal Value method for the valuation of the Demerged Entity, the Boards of Directors of and Professional Advisors to the Banks arrived at a shared range of exchange ratios, represented by the overlap area of the various ranges identified by the Professional Advisors, as summarized in the chart below:

24

The exchange ratio identified by the Boards of Directors of and Professional Advisors to the Banks, therefore, represents a value close to the median value included in the range presented above.

9                                         SPECIFIC LIMITATIONS ENCOUNTERED BY THE AUDITORS IN CARRYING OUT THE ENGAGEMENT

We shared the difficulties and peculiarities of the valuation reported in paragraph 5, encountering problems generally recurring in similar valuation exercises.  Some aspects worth noting are illustrated below.

•                       Differences between the entities being valued

Sanpaolo IMI and Fideuram Vita belong to different industries, in the circumstances banking and insurance, and show appreciable differences in terms of size, structure and liquidity of stock.  We analyzed in detail the different features of Sanpaolo IMI and the Demerged Entity, taking into account, in particular, the possible impact in terms both of choice of valuation methods and of analyses required by the specific features of the entities under consideration.

•                       Intrinsic limitations of forecast and actuarial figures

The valuation methods applied and, in particular, the discounting of dividends, are based on forecasts of future financial years that, by nature, contain elements of uncertainty given the high sensitivity of the financial sector to macroeconomic variables.  This difficulty is mitigated by the identification, for Sanpaolo IMI, of the method of stock market prices as the most appropriate valuation method.

As for the valuation of the Demerged Entity, the identification of the Appraisal Value as the most appropriate valuation method validates this consideration to the extent that the actuarial assumptions underlying the application of that method do not entail again the use of forecasts and represent the result of highly subjective valuations.

•                       Determination of the synergies resulting from the reorganization of the insurance business

The Board of Directors of and Advisors to Sanpaolo IMI considered the contingent economic benefits, after the cost of reorganization, that will originate from the synergies expected to result from the reorganization of the insurance business, as valued in the analyses carried out by the Industrial Advisor.

The calculation of those benefits is based on assumptions and forecasts that, by nature, contain elements of uncertainty.

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•                       Complexity of the valuation methods and sensitivity of the parameters applied

The valuation methods considered by the Advisors to Sanpaolo IMI and adopted by the Board of Directors required the application of a complex valuation process, which entailed, in particular, the use of a number of parameters in the context of different valuation scenarios, and the adaptation of the parameters identified, including the identification of specific corrective factors and the sensitivity of the results obtained to the working assumptions made.

10                                  CONCLUSION

Based on the documentation we have examined and the procedures described above, and considering the nature and extent of our work as described in this report, we believe that the valuation methods adopted by the Directors upon the advise of their Professional Advisors are, under the circumstances, reasonable and not arbitrary and have been correctly applied by them in their determination of the exchange ratio contained in the demerger project.

Turin, May 25, 2004

PricewaterhouseCoopers SpA

Signed by
Sergio Duca
(Partner)

“This report has been translated into the English language solely for the convenience of international readers. The original report was issued in accordance with Italian legislation.”

26

Annex 1.10

• Reconta Ernst & Young S.p.A.	• Tel. (+39) 06 324751
Via G.D. Romagnosi, 18/A	Fax (+39) 06 32475504
00196 Roma	www.ey.com

Banca Fideuram S.p.A.

Piazzale Giulio Douhet, 31

00143 Rome

Italy

May 25, 2004

Dear sirs,

We are independent auditors of Banca Fideuram S.p.A (the “Company”) with respect to standards established within the meaning of the applicable laws of the Republic of Italy and the rules and regulations under such laws, including the applicable rules published by CONSOB (the Italian Stock Exchange Regulatory Agency) and the rules of independence promulgated by the Italian accounting profession. Our appointment to serve as independent auditors became effective starting from the Shareholders meeting of the Company held on April 23, 2004. We have not audited any financial statements of the Company as of any date or for any period.

We have been appointed by the Court of Rome (Italy) on April 26, 2004 to prepare the expert report, in accordance with Article 2501 (sexies) as referred to by Article 2506 (ter) of the Italian Civil Code, regarding the ratio of the exchange of ordinary shares of Sanpaolo IMI S.p.A. to be assigned to the minority interest shareholders of Banca Fideuram S.p.A. in regards to the demerger of the equity investment held by Banca Fideurarn in Fideuram Vita S.p.A. (the “Transaction”). We hereby attach the translation in the English language of our expert report issued in the original Italian language on May 25, 2004.

With respect to the CONSOB Communication N. 73063 of October 5, 2000 we represent that the above mentioned report, whose translation is attached, does not express an opinion on the fairness of the transaction, the value of the security, or the adequacy of the consideration to shareholders and therefore the issuance of the report would not impair the auditor’s independence under the U.S. independence requirements.

Kind regards

Reconta Ernst & Young S.p.A.

/s/ Guido Celoria
Guido Celoria
(Partner)

• Reconta Ernst & Young S.p.A.
Sede Legale: 00196 Roma - Via G.D. Romagnosi, 18/A
Capitale Sociale € 1.111.000,00 i.v.
Iscritta alla S.O. del Registro delle Imprese presso la C.C.I.A.A. di Roma
Codice fiscale e numero di iscrizione 00434000584
P.I. 00891231003
(vecchio numero R.I. 6697/89 - numero R.E.A. 250904)

Annex 1.11

• Reconta Ernst & Young S.p.A.

AUDITORS’ REPORT ON THE RATIO FOR THE ASSIGNMENT OF SHARES IN RESPECT OF THE PROPORTIONAL DEMERGER OF THE EQUITY INVESTMENT OF BANCA FIDEURAM S.p.A. IN FIDEURAM VITA S.p.A. AND TRANSFER TO SANPAOLO IMI S.p.A.

PURSUANT TO ARTICLE 2501 SEXIES AS REFERRED TO BY ARTICLE 2506 TER OF THE ITALIAN CIVIL CODE

• Reconta Ernst & Young S.p.A.	• Tel. (+39) 06 324751
Via G.D. Romagnosi, 18/A	Fax (+39) 06 32475504
00196 Roma	www.ey.com

AUDITORS’ REPORT ON THE RATIO FOR THE ASSIGNMENT OF

SHARES IN RESPECT OF THE PROPORTIONAL PARTIAL

DEMERGER OF THE EQUITY INVESTMENT OF BANCA

FIDEURAM S.p.A. IN FIDEURAM VITA S.p.A. AND TRANSFER TO

SANPAOLO IMI S.p.A.

pursuant to Article 2501 sexies as referred to by Article 2506 ter of the Italian Civil Code

To the Shareholders of
Banca Fideuram S.p.A.

1.                                       Objective, subject and scope of the engagement

We have been appointed by the Court of Rome on 26 April 2004 to prepare the expert report, in accordance with Article 2501 (sexies) as referred to by Article 2506 (ter) of the Italian Civil Code, on the ratio for the assignment of ordinary shares of Sanpaolo IMI S.p.A. (hereinafter “SPIMI”) to the shareholders of Banca Fideuram S.p.A. (hereinafter “Banca Fideuram” or the “Demerged Company”), other than SPIMI, in respect of the proportional demerger of the equity investment held by Banca Fideuram in Fideuram Vita S.p.A. (hereinafter “Fideuram Vita”).  To this end the Board of Directors of Banca Fideuram has provided us with the proposed proportional demerger project together with a report prepared by the Board which identifies, explains and justifies the assignment ratio in terms of Article 2501 (quinquies) as referred to by Article 2506 (ter) of the Italian Civil Code, and the balance-sheet situation as of 31 December 2003 of the Demerged Company, represented by its financial statements as at 31 December 2003 as approved by the General Meeting of Shareholders on 23 April 2004.

The proposed demerger project will be subject to approval by an Extraordinary General Meeting of Shareholders of Banca Fideuram to be held on 29 June 2004 or at second calling on 30 June 2004 if required.  Similarly, the shareholders of SPIMI will also be required to approve the project at an Extraordinary General Meeting to be held on 29 June 2004 or at second calling on 30 June 2004 if required.

The auditing firm PricewaterhouseCoopers S.p.A. has been appointed to prepare a similar report for SPIMI.

In order to provide the shareholders of Banca Fideuram with information on the share assignment ratio, this report indicates the valuation methods adopted by

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the Board of Directors in determining the ratio as part of the demerger process and valuation difficulties they encountered.  It also contains our opinion as to whether, under the circumstances, such methods are reasonable and not arbitrary, and on the relative importance attributed by the Board of Directors to each method and on their proper application.

In examining the valuation methods adopted by the Board of Directors with the assistance of their Professional Advisors, we have not performed an economic valuation of the Company involved in the demerger.  This was done by the Board of Directors and the Professional Advisors appointed by them.

2.                                       Summary of the transaction

On 13 February 2004, the Board of Directors of Banca Fideuram approved a project to strengthen its strategic position as a bank specialized in financial consulting and private banking.  The project forms part of the concentration of the insurance companies in the Sanpaolo IMI Group in a unified life and casualty insurance line of business.

The main steps in the concentration process, which is subject to approval by ISVAP, the Italian insurance industry regulator, and the authorization of the Bank of Italy, in their areas of respective competence, involve the following operations, which will essentially by carried out simultaneously:

•                                          the demerger of the equity investment held by Banca Fideuram in Fideuram Vita and its transfer to SPIMI;

•                                          the demerger of the equity investment held by Sanpaolo IMI Wealth Management S.p.A. in Sanpaolo Vita S.p.A. and its transfer to Noricum Vita S.p.A., a company controlled by SPIMI;

•                                          the merger of Fideuram Vita and Sanpaolo Vita S.p.A. into Noricum Vita S.p.A..

On 18 May 2004 the Boards of Directors of Banca Fideuram and SPIMI approved the demerger project that:

•                                          determines the ratio for the assignment to the shareholders of Banca Fideuram other than SPIMI of the ordinary SPIMI shares backing the demerger on the basis of their respective balance-sheet situations, represented by the financial statements as at 31 December 2003 approved by the General Meetings of Shareholders on 22 April 2004 and 29 April 2004 respectively;

•                                          envisages the reduction of the shareholders’ equity of Banca Fideuram from €795,600,752.12 (book shareholders’ equity as at 31 December 2003 net of the allocation of net income for 2003) to €570,451,869.62 as follows:

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•                                          reduction of the par value of each ordinary share from €0.26 a €0.19, for a maximum of €68,620,339.48;

•                                          reduction of the legal reserve from €50,975,109.33 to €37,251,041.43;

•                                          reduction of the revaluation reserve from €12,254,252.71 to €8,786,393.62;

•                                          elimination of the share premium account of €52,736,602.40;

•                                          reduction of the extraordinary reserve from €171,967,398.59 to €85,367,384.96.

•                                          provides for the issue of a maximum of 26,290,836 new ordinary shares of SPIMI with a par value of €2.80 each, to be assigned to the shareholders of Banca Fideuram other than SPIMI in the ratio of 0.07470 ordinary SPIMI shares for every Banca Fideuram share with an original par value of €0.26, with a consequent capital increase by SPIMI.

The demerger will take effect as from the last of the dates of entry in the Company Register or from any subsequent date established in the demerger instrument.  The ordinary SPIMI shares to be assigned to the shareholders of Banca Fideuram other than SPIMI will bear the same rights as the ordinary SPIMI shares currently in circulation and will have normal dividend rights.

For the purposes of this report on the appropriateness of the share assignment ratio for the proportional demerger and transfer to SPIMI of the equity investment in Fideuram Vita held by Banca Fideuram we have assumed that the operations envisaged in the concentration project described above, which at this time have not been implemented, will be completed in the manner specified by the Board of Directors.  As described in the Board’s report, although the demerger of the equity investment held by Sanpaolo IMI Wealth Management S.p.A. in Sanpaolo Vita S.p.A. and transfer to Noricum Vita S.p.A. and the merger Fideuram Vita and Sanpaolo Vita S.p.A. into Noricum Vita S.P.A. are separate operations, they are an integral part of a single project and will be approved in a single context.  The execution of the demerger considered by this report is subject to approval by ISVAP and authorization by the Bank of Italy, in their respective areas of competence, and the completion of all of the operations listed above.

3.                                       Documentation utilized

In performing out work, we obtained directly from Banca Fideuram, Fideuram Vita and SPIMI such documentation and information as was considered useful in the circumstances.  We analyzed such documentation as was made available to us for this purpose and, in particular:

a)                                      The proposed demerger project and the reports of the Boards of Directors of Fideuram and SPIMI addressed to their respective Extraordinary

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General Meetings which, on the basis of the balance-sheet situation as at 31 December 2003, propose a ratio for the assignment of shares as follows:

0.07470 ordinary shares (with a par value of €2.80) of SPIMI for each Banca Fideuram share.

The assignment ratio was determined by the Boards of Directors of the two banks involved in the demerger using the elements provided in the valuation reports prepared by their respective advisors as described at point b) below.

b)                                     The valuation report for the share assignment ratio dated 18 May 2004 as prepared by Citigroup Global Markets Limited (hereinafter the “Professional Advisors”) acting in their capacity as advisors to the Board of Directors of Banca Fideuram.  The engagement to prepare the analogous valuation report for SPIMI was awarded by the Board of that company to Goldman Sachs International and J.P. Morgan Chase & Co..

The report of the Professional Advisors sets out in detail the valuation criteria adopted, why they were chosen and the amounts resulting from their being used.

c)                                      The following documentation was used by the Professional Advisors to prepare their valuation report and, subsequently, within the scope of our engagement, also examined by us:

•                                          The statutory financial statements of SPIMI and Fideuram Vita as at 31 December 2002 and 2003 and the statutory financial statements as at 31 December 2002 and 2003 of Fideuram Assicurazioni S.p.A. (hereinafter also “Fideuram Assicurazioni”) accompanied by the respective reports of their Boards of Directors, Boards of Statutory Auditors and respective auditing firms;

•                                          The statutory and consolidated half-year reports as at 30 June 2002 and 2003 of SPIMI accompanied by the report on the limited audit conducted by the auditors PricewaterhouseCoopers S.p.A.;

•                                          The consolidated quarterly reports for 2003 of SPIMI;

•                                          The consolidated quarterly report as at 31 March 2004 of SPIMI;

•                                          The distribution agreement between Banca Fideuram and the “Insurance Pole” being established (the insurance company controlled by SPIMI that will be formed out of the merger of Sanpaolo Vita S.p.A. and Fideuram Vita into Noricum Vita S.p.A.), whose content was approved by the Board of Directors of Banca Fideuram on 18 May 2004, containing the terms and conditions governing relations between the two companies with regard to the promotion and distribution of insurance products and services by Banca Fideuram (hereinafter the “Distribution Agreement”);

•                                          The premium income forecast of Fideuram Vita for the years 2004 – 2006 provided by the management of Banca Fideuram;

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•                                          The report entitled “Actuarial valuation of Fideuram Vita S.p.A. at 31 December 2003” prepared by Tillinghast – Towers Perrin (hereinafter “Tillinghast”) on the basis of the engagement awarded jointly by SPIMI and Banca Fideuram;

•                                          The report entitled “Fideuram Assicurazioni S.p.A. – Independent valuation of the claims reserve and calculation of the appraisal value at 31 December 2003” prepared by Tillinghast on 23 December 2003 on the basis of the engagement awarded jointly by Banca Fideuram and Fideuram Vita;

•                                          The contract made on 8 March 2004 between Fideuram Vita and Banca Fideuram for the sale of Fideuram Assicurazioni;

•                                          The stock market performance of ordinary SPIMI shares over an appropriate time period;

•                                          Publicly available information on Banca Fideuram and SPIMI and information on recent operations with a similar subject or structure as the demerger.

d)                                     We also examined the additional documentation as follows:

•                                          Statutory and consolidated financial statements for 2002 and 2003 of Banca Fideuram accompanied by the respective reports of the Board of Directors. Board of Statutory Auditors and the auditors PricewaterhouseCoopers S.p.A.;

•              The consolidated quarterly report as at 31 March 2004 of Banca Fideuram and the Outturn for the first quarter of 2004 of Fideuram Vita;

•                                          The current bylaws of Banca Fideuram, SPIMI and Fideuram Vita and the text of proposed amendments to those bylaws;

•                                          The stock market performance of the shares of Banca Fideuram over an appropriate time period and earnings forecasts of market analysts;

•                                          The stock market performance and earnings and balance-sheet forecasts for a sample of listed banks;

•                                          The document “Provisional Outturn 2003, Budget 2004, Forecast 2005” approved by the Board of Directors of Banca Fideuram on 12 December 2003;

•                                          The “Framework agreement for the demerger by Banca Fideuram S.p.A. of its equity investment in Fideuram Vita S.p.A. and transfer to Sanpaolo IMI S.p.A.”, signed by Banca Fideuram and SPIMI on 18 May 2004;

•                                          The “Appraisal report on the estimation of the market value of real estate owned by Fideuram Vita S.p.A. located in Rome” prepared by Valtech S.r.l. and dated 29 April 2004;

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•                                          The detailed calculations of the Professional Advisors used to determine the share assignment ratio;

•                                          The application submitted by SPIMI to the Bank of Italy to obtain approval of the demerger dated 20 April 2004 and the subsequent amendment of 19 May 2004;

•                                          Report on the determination of the share assignment ratio dated 18 May 2004 issued by Goldman Sachs International and J.P.  Morgan Chase & Co acting in their capacity as advisors to the Board of SPIMI;

•                                          Accounting and statistical information and any other information considered relevant to the purposes of this report.

We also have obtained representations that, as far as the management of Banca Fideuram is aware, there have been no significant changes to the figures and information which we considered during our analysis and that no events have occurred that might cause significant changes in the parameters used in determining the share assignment ratio.  Analogous representations were made by the management of SPIMI to PricewaterhouseCoopers S.p.A. and made available to us.

4.                                       Valuation methods adopted by the Board of Directors to determine the share assignment ratio

The Board of Directors and the Professional Advisors, considering the importance and complexity of the demerger operation, which is part of a unitary project to combine the insurance companies of the Sanpaolo IMI Group, considered it appropriate to identify individual valuation methods which, as well as being in accordance with consolidated theory and best practice, enable the two companies to be valued on a consistent basis.

In this context, the Board of Directors, with the support of the Professional Advisors, identified the most appropriate methods, which adopt criteria acknowledged as among the most appropriate and effective in view of the distinctive characteristics of Fideuram Vita and SPIMI, the type of business in which they are engaged and their reference markets as well as valuation methods adopted by others in similar operations.  The methods adopted took account of the fact that the equity investment held by Banca Fideuram regards an unlisted company operating in the life insurance sector, while the shares involved in the share assignment represent a minimal part of the capital of a listed company operating in the banking sector.

The Board of Directors also took account of the completion subsequent to 31 December 2003 of the sale by Banca Fideuram of its 100%-stake in Fideuram Assicurazioni to Fideuram Vita.

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In view of the foregoing, the following methods were adopted.

Fideuram Vita

The valuation methods adopted to determine the value of Fideuram Vita are generally accepted and utilized in national and international valuation practice for the insurance sector:

•                  appraisal value; and

•                  comparable transactions multiples.

The appraisal value approach was considered by the Board of Directors to be the most significant method since it makes it possible to determine the value of the equity holding on the basis of an actuarial analysis and the forecast performance of Fideuram Vita, taking account of the Distribution Agreement.  The Board of Directors of SPIMI reached the same conclusion: in consideration of the specific features of the operation and the companies involved, they adopted (in concurrence with their own advisors) the appraisal value approach to value the economic capital of Fideuram Vita.

Analysis of comparable transaction multiples was used to check the findings of the appraisal value method.

Under the appraisal value approach, the value of an insurance company is estimated on the basis of the following elements:

•                  embedded value, which is an estimate determined using actuarial techniques equal to net adjusted assets plus the value of the existing portfolio of policies (value-in-force, “VIF”) at the valuation date:

•                  goodwill, represented by the net present value of the profits generated by new business over a specified time period.

In particular, embedded value expresses the value of the economic capital of an insurance company as a function of the following elements:

•                  adjusted net assets, that is net assets adjusted to express balance-sheet items at present value;

•                  the amount of VIF, i.e. the present value of profits on the existing portfolio of policies at the valuation date on the basis of the estimates made by Tillinghast.

With reference to the existence of two classes of shares making up the capital of Fideuram Vita, the Board of Directors, taking account of the characteristics of the preference shares and the indications of the Professional Advisors, treated the preference shares as ordinary shares in determining the share assignment ratio.

The comparable transactions multiples approach is based on an analysis of corporate events in the Italian insurance market involving companies considered comparable to Fideuram Vita.  The method involves the calculation of ratios (multiples) between the prices paid in such operations and various balance-

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sheet, earnings and actuarial aggregates of the company involved.  In this case, the ratios so obtained were applied to the embedded value of Fideuram Vita to obtain the present value of the company.

SPIMI

In order to estimate the value of the ordinary SPIMI shares, the Board of Directors took account of the indications of the Professional Advisors and the following considerations:

•                  the ordinary shares of SPIMI are listed on the Electronic Share Market (MTA) organized and operated by Borsa Italiana S.p.A.;

•                  the capitalization of SPIMI makes it one of the largest Italian companies;

•                  the volume of daily trading in ordinary SPIMI shares demonstrates that the shares are highly liquid;

•                  the main financial intermediaries regularly publish research on SPIMI, thereby contributing to the dissemination of the information and analysis necessary to ensure that the market price adequately reflects the value of the stock; and

•                  the shares to be assigned to the shareholders of Banca Fideuram are only a minimal part of the share capital of SPIMI.

The following methods were therefore adopted:

•                  the market method; and

•                  the public company multiples method.

The Board of Directors, taking account of the recommendations of the Professional Advisors, adopted the market method as the main valuation method for estimating the value of ordinary SPIMI shares.  The Board of Directors of SPIMI reached the same conclusion: taking account of the recommendations of their advisors, in consideration of the high liquidity of SPIMI shares, their use as the medium of payment in the demerger and the broad consistency of the results produced by other valuation methods prompted the choice of the market approach in valuing the economic capital of SPIMI.

Analysis of public company multiples was used to check the findings of the market method.

The market method expresses the value of the company in terms of its market capitalization determined on the basis of the securities representing ownership of the company traded on regulated markets.  The approach is considered essential in valuing listed companies when average trading volumes are substantial.

In applying this criterion, it is necessary to reconcile the need to mitigate the impact of the volatility of daily prices by observing prices over a sufficiently long period with that of using a current values that is truly indicative of the recent market value of the company.  In this case, the average of official prices in the last month (with a reference date of 17 May 2004) was adopted.

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In addition, taking account of the fact that on 29 April 2004 the Shareholders’ Meeting of SPIMI approved the distribution of a dividend and in view of the timing of the demerger, the calculation of the assignment ratio was based on the official stock exchange prices net of the economic effect of the payment of the dividend (the ex dividend value of the shares).

Under the public company multiples approach the value of a company is determined by comparing it with market information on companies with similar characteristics.

The method involves the determination of multiples calculated as the ratio of the share price to profit/loss, balance-sheet and financial aggregates of a selected sample of companies comparable to the company being valued. In applying this method, used by the Board of Directors as a control method, the multiples so obtained are compared, in order to determine their relative alignment, with the corresponding aggregates of the company being valued, subject to possible adjustments for contingent differences between the companies in the sample and the company being valued.

5.                                       Valuation problems encountered by the Board of Directors

The Board of Directors encountered the following valuation problems:

•                  the lack of a significant sample of listed companies comparable to Fideuram Vita at both the national and international levels limited the applicable valuation methods;

•                  the profitability of Fideuram Vita is especially sensitive to the commission payout mechanisms established between the distribution networks and the company itself. This makes it difficult to compare Fideuram Vita with other companies operating in the same sector;

•                  the commission mechanisms mentioned above were changed in 2003, interrupting the historical earnings profile of Fideuram Vita. The Distribution Agreement that Banca Fideuram and the Insurance Pole intend to sign further modifies commission payout ratios and hence the future earnings outlook for Fideuram Vita;

•                  the financial plan of Banca Fideuram for 2003-2005, approved by the Board on 12 December 2003, was drafted prior to the signing of the Distribution Agreement between Banca Fideuram and the Insurance Pole that the parties intend to sign; and

•                  the share capital of Fideuram Vita is composed of two categories of shares.

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6.                                       Result of the valuation performed by the Boards of Directors

On the basis of the criteria outlined in section 4 above, the following value ranges were calculated for the value of the equity investment being demerged and the shares of SPIMI:

Values	Minimum	Maximum

Fideuram Vita (millions of €)

• Appraisal value method	654	703
• Comparable transactions multiples method	603	724

Ordinary SPIMI shares (in €)

• Market method	9.27*

*            Ex dividend value per share resulting from the average of official stock exchange prices of ordinary SPIMI shares in the last month (reference date of 17 May 2004)

For SPIMI, the Board of Directors only explicated the results of the market method since, on the basis of the indications of the Professional Advisors, the values were not substantially different from those obtained using the public company multiples criterion.

In order to determine the share assignment ratio, the maximum and minimum values for the economic capital of Fideuram Vita, as calculated using the main method (appraisal value), were divided by the total number of Banca Fideuram shares, equal to 980,290,564, and further divided by the value of the ordinary SPIMI share as determined using the market method.

The range of assignment ratios as determined above ran from 0.0720 to 0.0774 ordinary SPIMI shares for each Banca Fideuram share.

The Board of Directors, on the basis of the results calculated by the Professional Advisors, set the following assignment ratio:

0.07470 ordinary SPIMI shares for each Banca Fideuram share.

7.                                       Work done on the documentation utilized

The statutory and consolidated financial statements of Banca Fideuram and SPIMI and the statutory financial statements of Fideuram Vita as at 31 December 2003 were audited by PricewaterhouseCoopers S.p.A.; we obtained information on the work done and the results obtained from that firm.

We met with the management of the Demerged Company and examined the consolidated quarterly reports as at 31 March 2004 of Banca Fideuram and SPIMI and the outturn for the first quarter of 2004 of Fideuram Vita to obtain

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information on events subsequent to the balance-sheet date that could have a significant impact on the determination of the figures being examined here.

As regards the premium income plan of Fideuram Vita for 2004 – 2006 provided by the management of Banca Fideuram, while considering the inherent uncertainty and limits of any type of forecast, we discussed the criteria used to prepare such forecasts with the Demerged Company, taking account of the Distribution Agreement.

We also discussed the methodological criteria used and the technical, economic and financial parameters of the valuation models adopted in the actuarial valuations of Fideuram Vita and Fideuram Assicurazioni as at 31 December 2003 prepared by Tillinghast.  This examination was carried out in order to ascertain whether the valuation criteria used by the Board of’ Directors and the Professional Advisors were appropriate to the objectives of the valuation process.

8.                                       Work done on the methods used to determine the ratio of the assignment of shares

We conducted a critical examination of the methodology adopted by the Board of Directors, also on the basis of the indications of the Professional Advisors, to determine the economic value of the companies involved and, thus, the share assignment ratio, verifying its technical appropriateness in the circumstances.

We also performed the following procedures:

•                                          verified the completeness and consistency, compatibly with the characteristic features of SPIMI and Fideuram Vita, of the Directors’ processes in fixing the assignment ratio for the shares;

•                                          performed sensitivity analysis in relation to the valuation methods adopted, considering the most recent information available for stock exchange prices, in order to ascertain the extent to which the assignment ratio would be influenced by changes in the hypotheses and parameters used in the estimation report;

•                                          checked that the Figures used are consistent with the sources of reference and with the “documentation utilized” as described in section 3 above;

•                                          checked the arithmetical accuracy of the calculations used for the determination of the ratio for the assignment of shares by applying the valuation criteria adopted by the Board of Directors and the Professional Advisors;

•                                          obtained representations that, as far as the management of Banca Fideuram is aware, there have been no significant changes to the figures and information which we considered during our analysis and that no events have occurred that might cause significant changes in the parameters used in determining the assignment ratio;

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•                                          met with the Professional Advisors to discuss their activities, the difficulties encountered and the solutions adopted.

Finally, we examined and discussed the estimation report for the assignment ratio for SPMI shares prepared by Goldman Sachs International and J.P. Morgan Chase & Co in their capacity as advisors to the Board of Directors of SPIMI, which provides a detained exposition of the valuation methods adopted, the reasons they were chosen and the values obtained by their application.

9.                                       Comments on the suitability of the methods used and the accuracy of accounting estimates.

With reference to this engagement we wish to draw attention to the fact that the principal purpose of the decision process used by the Boards of Directors and the Professional Advisors was to arrive at an estimate of relative values of the demerged equity investment and the ordinary shares of SPIMI by applying uniform criteria for the purposes of the determination of the ratio for the assignment of shares.  As a result, the resulting estimates are not intended for any other purpose.  In this case the Board of Directors took account of the fact that Fideuram Vita is unlisted company operating in the life insurance sector, while the ordinary SPIMI shares are those of a listed company operating in the banking sector.

Thus noted, the methods developed by the Board of Directors for the operation in question are commonly accepted and used in both the banking and insurance sectors.  In particular:

•                                          for SPIMI, considering the high degree of liquidity of the ordinary shares and their use as the medium of payment in the demerger, the Board of Directors emphasized the use of market methods to determine the value of the ordinary SPIMI shares.  Specifically, it selected the market method as the principal approach and the public company multiples approach as the control method.  As regards the stock exchange price, the Board of Directors adopted a one-month time frame to minimize the effects of any price volatility, while the price/earnings ratio of a sample of listed Italian banks was used for the public company multiples approach;

•                                          for Fideuram Vita, the main method used by the Board of Directors was the appraisal value approach, which has a consolidated basis in theory and practice in the insurance sector.  The control method adopted by the Board of Directors was a market-based approach represented by comparable transactions, which is commonly used by financial analysts to value companies involved in major corporate events.

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10.                                 Specific limitations encountered by the auditors in carrying out the engagement:

The limitation and difficulties encountered in carrying out the engagement are summarized as follows.

Use of markets values.  The application of market-based methods involved the use of market references, such a stock exchange prices and recent comparable transactions, which are subject to significant variations that tend to be larger than the parameters used in analytical methods.  Market prices reflect various factors associated with the economic cycle, external variables and specific circumstances regarding the listed company.

Use of forecasts. The valuations carried out by the Board of Directors with the assistance of the Professional Advisors are also based on methods that use economic projections and estimates of growth rates.  As a result, market volatility could alter the forecasting scenario and macroeconomic indicators.

Valuation difficulties encountered by the Board of Directors.  The Board of Directors encountered difficulties in estimated the values indicated in section 5 above.  We considered these difficulties in the course of our work.

The above valuation difficulties were examined carefully in preparing this report on the suitability of the assignment ratio.

11.                                 Conclusions:

Based on the documentation we have examined and the procedures described above, and considering the nature and extent of our work as described in this report, we believe that the valuation methods adopted by the Directors based upon the advice of their Professional Advisors are, under the circumstances, reasonable and not arbitrary and have been correctly applied by them in their determination of the assignment ratio equal to 0.07470 ordinary shares (with a par value of €2.80) of Sanpaolo IMI S.p.A. for each share of Banca Fideuram S.p.A. contained in the proposed demerger project.

Rome, 25 May 2004

Reconta Ernst & Young S.p.A.
signed by: Guido Celona, Partner

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Annex 1.12

Report of the Board of Statutory Auditors of Sanpaolo Imi

Dear Shareholders,

you have been called to this Extraordinary meeting to resolve on the partial proportional spin off of the Banca Fideuram S.p.A. shareholding in Fideuram Vita Compagnia di Assicurazioni e Riassicurazioni S.p.A. in favor of Sanpaolo Imi.

The Board of Statutory Auditors has supervised the compliance with current regulations in respect of fulfilling requirements for spin off operations, also in consideration of the principles of conduct issued by the Consiglio Nazionale dei Dottori Commercialisti (National Board of Professional Accountants). The Board of Statutory Auditors has also supervised the compliance with current regulations in respect of communications to the market, to Consob, to the Bank of Italy and to Isvap.

In particular, the Board noted that:

-                    on 13 February 2004 the Board of Directors of Sanpaolo IMI S.p.A. approved a plan to rationalize the Group’s presence in the insurance sector, with the aim of creating a new insurance company (referred to as polo assicurativo) in which to converge the various Group companies currently operating in the life insurance and damages sectors. The plan envisages the following operations which, whilst being logically and legally separate, will be approved and executed simultaneously:

•                  the partial spin off of Banca Fideuram S.p.A.’s shareholding in Fideuram Vita S.p.A. in favor of Sanpaolo Imi S.p.A.;

•                  the spin off of the entire shareholding held by Sanpaolo Imi Wealth Management S.p.A., a company wholly controlled by Sanpaolo Imi S.p.A., in Sanpaolo Vita S.p.A. in favor of Noricum Vita S.p.A., also wholly controlled (directly and indirectly) by Sanpaolo Imi S.p.A.;

•                  the merger by incorporation of Sanpaolo Vita S.p.A. and Fideuram Vita S.p.A. in Noricum Vita S.p.A., which will subsequently be called “ASSICURAZIONI INTERNAZIONALI TORINO S.p.A.” and be subject to a substantially total control by Sanpaolo Imi S.p.A.

-                    on 21 April 2004, Sanpaolo Imi submitted to the Bank of Italy its request for authorization of the spin off in accordance with Article 57 of Italian Legislative Decree no. 385/1993;

-                    on 2 April 2004, upon specific request by Sanpaolo Imi S.p.A. dated 29 March 2004, the Chief Justice of the Court of Turin appointed

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PricewaterhouseCoopers S.p.A. as expert on the adequacy of the exchange ratio in accordance with Article 2501 sexies of the Italian Civil Code;

-                    on 18 May 2004 the Board of Directors of Sanpaolo Imi S.p.A. approved the spin off project and the related Report, in accordance with Articles 2506-bis and 2501-quinquies (referred to in Article 2506-ter) of the Italian Civil Code and in accordance with current Consob regulations.

In its letter no. 514993 dated 27 May 2004, the Bank of Italy authorized the operation in accordance with article 57 of Italian Legislative Decree no. 385 of 1 September 1993.  The merger project was duly recorded in the Company Register of Turin on 28 May 2004, in accordance with Article 2501-ter of the Italian Civil Code (referred to in Article 2506-bis).

The spin off Project and the related Report contain all the details in accordance with the law and illustrate the economic reasons, the legal aspects and the technical methods of the operation.

The financial positions of the spin off companies have been replaced, in accordance with Article 2501-quater of the Italian Civil Code (referred to in the first subsection of Article 2506-ter) — with the financial statements of Sanpaolo Imi S.p.A. and Banca Fideuram S.p.A. as of 31 December 2003, which have been regularly approved by the relevant Shareholders meetings.

The book value to Banca Fideuram of the shareholding object of the spin off is €225.148.882,50.

The exchange ratio — aimed at identifying the number of ordinary Sanpaolo Imi shares to be distributed to the shareholders of Banca Fideuram S.p.A. other than Sanpaolo Imi S.p.A., in proportion to the shareholding held in the spun-off company — has been identified at no. 0.07470 ordinary Sanpaolo Imi shares for each Banca Fideuram share. No cash payment is expected.

This ratio has been determined by the Boards of Directors of Sanpaolo Imi S.p.A. and Banca Fideuram S.p.A., taking into account the appraisals made by the external consultants appointed by each party. Goldman Sachs International and J.P. Morgan plc. (for Sanpaolo Imi S.p.A.) and Citigroup (for Banca Fideuram S.p.A.). With respect to the technical features characterizing the valuation of an insurance company, Sanpaolo Imi S.p.A. and Banca Fideuram S.p.A. also jointly appointed Tillinghast—Towers  Perrin to prepare an actuarial evaluation of Fideuram Vita as of 31 December 2003.

With respect to the adequacy of the exchange ratio, expert reports have been given in accordance with Article 2501-sexies of the Italian Civil Code, in the Reports prepared by PricewaterhouseCoopers S.p.A. for the Board of Directors of Sanpaolo Imi S.p.A. and by Reconta Ernst & Young for the Board of Directors of Banca Fideuram S.p.A., appointed by the Chief Justice of the Court of Rome.

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The technical methods for executing the exchange provide that the shares shall be assigned by using newly issued Sanpaolo Imi ordinary shares, assigning them to those entitled, at the effective date of the spin off, through the respective authorized intermediaries members of Monte Titoli S.p.A.  The non-dematerialized Banca Fideuram shares can be exchanged exclusively when such shares are delivered to an authorized intermediary for inclusion in the centralized dematerialization management system.

As a result of the spin off and considering the assignment ratio described above, as well as the Banca Fideuram shares already held by Sanpaolo Imi S.p.A., the beneficiary company will issue a maximum of 26,290,836 ordinary shares each with a nominal value of €2.80, increasing the share capital to a maximum of €73,614,340.80.

The shares of the beneficiary company assigned in exchange will be entitled to profits with effect from 1 January 2004.

The share capital of Banca Fideuram S.p.A. will be decreased from €254,875,546.64 to €186,255,207.16 by reducing the nominal value of the shares from €0.26 to €0.19 and, therefore — at the moment of assignment — 980,290,564 Banca Fideuram shares with a nominal unitary value of €0.26 will be withdrawn and replaced with 980,290,564 shares with a new nominal unitary value of €0.19.

In accordance with Article 2506-quater of the Italian Civil Code, the spin off will become legally effective on the last of the dates of registration of the spin off or on another later date indicated in the spin off deed. In accordance with the provisions of Article 2501-ter no. 6 of the Italian Civil Code, referred to in Article 2506-quater of the Italian Civil Code, the accounting effects of the spin off will be booked to the Sanpaolo Imi S.p.A. financial statements on the same date as the spin off.

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Given the above, the Board of Statutory Auditors hereby expresses a favorable opinion on the operation and, on the basis of the examinations performed, is in favor of the Project being submitted to the Extraordinary Shareholders’ Meeting for its approval.

Turin, 4 June 2004

THE BOARD OF STATUTORY AUDITORS

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Annex 1.13

Report of the Board of Statutory Auditors of Banca Fideuram

Dear Shareholders,

you have been called to this Extraordinary meeting to resolve on the partial proportional spin off of the Banca Fideuram S.p.A. shareholding in Fideuram Vita S.p.A. in favor of Sanpaolo Imi S.p.A.

In this respect, the Board of Statutory Auditors, informs you that it has supervised the compliance with current regulations in respect of fulfilling requirements for spin off operations, also in consideration of the principles of conduct issued by the Consiglio Nazionale dei Dottori Commercialisti (National Board of Professional Accountants).

In particular, the Board of Statutory Auditors noted that:

-                    on 18 May 2004 the Board of Directors of your Bank approved a spin off Project and the related Report in accordance with Articles 2506-bis and 2501-quinquies of the Italian Civil Code, in respect of the plan to rationalize the Group’s presence in the insurance sector, with the aim of creating a new insurance company (referred to as polo assicurativo) in which to converge the various Group companies currently operating in the life insurance and damages sectors;

-                    the aforementioned plan by Sanpaolo Imi envisages the following operations which, whilst being logically and legally separate, will be approved and executed simultaneously:

•                  the partial spin off of Banca Fideuram’s shareholding in Fideuram Vita S.p.A. in favor of Sanpaolo Imi S.p.A.;

•                  the spin off of the entire shareholding held by Sanpaolo Imi Wealth Management S.p.A., a company wholly controlled by Sanpaolo Imi S.p.A., in Sanpaolo Vita S.p.A. in favor of Noricum Vita S.p.A., also wholly controlled (directly and indirectly), by Sanpaolo Imi S.p.A.;

•                  the merger by incorporation of Sanpaolo Vita S.p.A. and Fideuram Vita S.p.A. in Noricum Vita S.p.A., which will be subject to substantially total control by Sanpaolo Imi S.p.A.

The spin off Project and the related Report contain all the details in accordance with the law and illustrate the economic reasons, the legal aspects and the technical methods of the operation.

The financial positions of the spin off companies have been replaced, in accordance with Article 2501-quater of the Italian Civil Code (referred to in the first subsection of Article 2506-ter) — with the financial statements of Sanpaolo Imi S.p.A. and Banca Fideuram S.p.A. as of 31 December 2003, which have been regularly approved by the relevant Shareholders meetings.

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The exchange ratio — aimed at identifying the number of ordinary Sanpaolo Imi shares to be distributed to the shareholders of Banca Fideuram S.p.A. other than Sanpaolo Imi S.p.A., in proportion to the shareholding held in the spun-off company — has been identified at n. 0.07470 ordinary Sanpaolo Imi shares for each Banca Fideuram share. No cash payment is expected.

This ratio has been determined by the Boards of Directors of Banca Fideuram S.p.A. and Sanpaolo Imi S.p.A., taking into account the appraisals made by the external consultants appointed by each party.

With respect to the adequacy of the exchange ratio, expert reports have been given in accordance with Article 2501-sexies of the Italian Civil Code, in the Reports prepared by Reconta Ernst & Young for the Board of Directors of Banca Fideuram S.p.A., and by PricewaterhouseCoopers S.p.A. for the Board of Directors of Sanpaolo Imi S.p.A., appointed by the Chief Justice of the Court of Rome.

The technical methods for executing the exchange provide that the shares shall be assigned by using newly issued Sanpaolo Imi ordinary shares, assigning them to those entitled, at the effective date of the spin off, through the respective authorized intermediaries members of Monte Titoli S.p.A.  The non-dematerialized Banca Fideuram shares can be exchanged exclusively when such shares are delivered to an authorized intermediary for inclusion in the centralized dematerialization management system.

As a result of the spin off and considering the assignment ratio described above, as well as the Banca Fideuram shares already held by Sanpaolo Imi S.p.A., which will not be subject to the exchange, the beneficiary company will issue a maximum of 26,290,836 ordinary shares each with a nominal value of €2.80, increasing the share capital to a maximum of €73,614,340.80.

The shares of the beneficiary company assigned in exchange will be entitled to profits with effect from 1 January 2004.

The share capital of Banca Fideuram S.p.A. will be decreased from €254,875,546.64 to €186,255,207.16 by reducing the nominal value of the shares from €0.26 to €0.19 and, therefore — at the moment of assignment — 980,290,564 Banca Fideuram shares with a nominal unitary value of €0.26 will be withdrawn and replaced with 980,290,564 shares with a new nominal unitary value of €0.19.

In accordance with Article 2506-quater of the Italian Civil Code, the spin off will become legally effective on the last of the dates of registration of the spin off or on another later date indicated in the spin off deed. As a result of the effects provided for under Article 2501-ter no. 6 of the Italian Civil Code, recalled by Article 2506-quater of the Italian Civil Code, the accounting effects of the spin off will be booked to the Sanpaolo Imi S.p.A. financial statements on the same date as the spin off.

* * *

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Given the above, the Board of Statutory Auditors hereby expresses a favorable opinion on the operation submitted for your approval.

Rome, 28 May 2004

THE BOARD OF STATUTORY AUDITORS

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